As filed with the U.S. Securities and Exchange Commission on August 9, 2022.

Registration No. 333-266244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allwyn Entertainment AG

(Exact name of registrant as specified in its charter)

Switzerland	7990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Weinmarkt 9

6004 Lucerne

Switzerland

Tel.: +41 41 266 09 43

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Peter Seligson Alla Digilova Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Howard L. Ellin June S. Dipchand Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001-8602 Tel: (212) 735 3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 9, 2022

LETTER TO SHAREHOLDERS OF COHN ROBBINS HOLDINGS CORP.

Cohn Robbins Holdings Corp.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF COHN ROBBINS HOLDINGS CORP.

AND

PROSPECTUS FOR 106,837,600 CLASS B ORDINARY SHARES, 39,056,790 WARRANTS AND 51,013,333 CLASS B ORDINARY SHARES UNDERLYING WARRANTS, IN EACH CASE, OF ALLWYN ENTERTAINMENT AG

Dear Cohn Robbins Shareholder:

You are cordially invited to attend an extraordinary general meeting, in lieu of the 2022 annual meeting of Cohn Robbins’ shareholders, (the “General Meeting”) of the shareholders of Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“Cohn Robbins”), which will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), located at One Manhattan West, New York, New York 10001, and via a live webcast at www.cstproxy.com/cohnrobbins/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. To attend the meeting virtually please visit www.cstproxy.com/cohnrobbins/2022 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

On January 20, 2022, Cohn Robbins, SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“SAZKA Entertainment” or the “Company”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US HoldCo, a Delaware limited liability company and a direct, wholly owned subsidiary of Swiss NewCo (“US HoldCo”), and Allwyn Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of US HoldCo (“DE Merger Sub”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), attached hereto as Annex A, pursuant to which, among other things, shareholders of each of Cohn Robbins and SAZKA Entertainment will exchange their securities in those entities for securities of Swiss NewCo. To effectuate the Business Combination and related transactions contemplated by the Business Combination Agreement (and described therein), among other things and subject to the terms and conditions therein, the Business Combination Agreement provides that:

i.

KKCG (as defined below) will transfer all the Company Common Stock (as defined below), and the PIPE Investors will transfer the PIPE Investment Amount (each as defined below), to the Exchange Agent (as defined below);

ii.

Cohn Robbins will be merged with and into DE Merger Sub, the separate corporate existence of Cohn Robbins will cease and DE Merger Sub will be the surviving corporation and a wholly owned subsidiary of US HoldCo (the “SPAC Merger,” and the time at which the SPAC Merger becomes effective, the “Merger Effective Time”);

iii.

at the Merger Effective Time, (a) each share of Class A common stock, par value $0.0001 per share, of Cohn Robbins (“Cohn Robbins Class A Shares”) issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued Class B ordinary shares, nominal value CHF 0.04 per share, of Swiss NewCo (“Swiss NewCo Class B Shares”) equal to the lower of: (1) 1.4; and (2)(y)(A) the Post-Redemption Acquiror Share Number (as defined below), plus (B) 6,624,000 (representing the bonus Cohn Robbins Class A Shares available to non-redeeming Cohn Robbins shareholders), divided by (z) the Post-Redemption Acquiror Share Number (the lower of (1) and (2), the “Class B Exchange Ratio,” and such shares to be received pursuant to this clause (a), the “Merger Consideration”); and (b) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each warrant to acquire Cohn Robbins Class A Shares, issued in Cohn Robbins’ initial public offering at an initial exercise price of $11.50 per share (“Cohn Robbins Public Warrants”), to be transferred immediately to holders of Cohn Robbins Public Warrants as may be adjusted pursuant to the Warrant Agreement (as defined below);

iv.

in connection with the SPAC Merger, US HoldCo will issue membership interests to the Exchange Agent, acting in its own name but for the account of Cohn Robbins, and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b) 2,015,069,102 Swiss NewCo Class A ordinary shares, nominal value CHF 0.01 per share (“Swiss NewCo Class A Shares”) which, on a given economic investment, provides for higher voting power (relative to their economic power) to KKCG AG, a Swiss stock corporation (“KKCG”), the majority shareholder of SAZKA Entertainment (which is anticipated to hold approximately 92.6% of the voting power of Swiss NewCo (assuming no Cohn Robbins Class A Shares are redeemed) and 82.2% of the voting power of Swiss NewCo (assuming 33,125,487 Cohn Robbins Class A Shares are redeemed, the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition (as defined below) is still met), and, in each case, is therefore able to control matters submitted to a general meeting of SwissNewCo’s shareholders for so long as KKCG holds the voting power of Swiss NewCo above a supermajority and 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 Swiss NewCo Class B Shares subject to certain vesting and forfeiture provisions (such shares, the “KKCG Earn Out Shares”, and all shares described in this clause (b), the “Exchange Share Consideration”), and (c) 35,700,000 Swiss NewCo Class B Shares, of which 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio;

v.

following its receipt of such shares (as described above), the Exchange Agent will distribute the Merger Consideration to non-redeeming Cohn Robbins shareholders participating in the Business Combination (such distribution, the “Merger Share Distribution”), after which DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo (together, with the liquidation of DE Merger Sub, the “Liquidations”); and

vi.

following the Merger Share Distribution and the Liquidations, the Exchange Agent will (a) contribute 10,010,000 ordinary registered shares of SAZKA Entertainment (which represents all of the outstanding ordinary registered shares of SAZKA Entertainment) (the “Acquisition Transfer”) and the PIPE Investment Amount to Swiss NewCo as an equity contribution into the capital contribution reserves of Swiss NewCo, and (b) deliver (x) to KKCG, the Exchange Share Consideration (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and the KKCG Cash Consideration (as defined below), and (y) to the PIPE Investors, the PIPE Subscribed Shares (as defined below).

At or substantially concurrently with the Closing Date (as defined below), Swiss NewCo will distribute the Available Cohn Robbins Cash (as defined below) in the following order of priority: (i) first, to pay certain transaction expenses of Cohn Robbins and SAZKA Entertainment (the “Transaction Expenses”), (ii) second, paid to Primrose Holdings (Lux) S.à r.l (“Primrose”) the Primrose Cash Distribution (as defined below), (iii) third, paid to KKCG, as the KKCG Cash Consideration, up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a) $850 million less the Transaction Expenses payable in clause (i) (the “Net Minimum Cash”), multiplied by (b) the fraction 3/2, (c) less the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG (the aggregate amount of the payments made to KKCG pursuant to clauses (iii) and (v), the “KKCG Cash Consideration”). For illustrative purposes, if the Closing Date occurred on [●] and Transaction Expenses were equal to $100,000,000, the KKCG Cash Consideration would be equal to approximately $[●] (assuming no Cohn Robbins Class A Shares are redeemed) and $[●] (assuming 33,125,487 Cohn Robbins Class A Shares are redeemed, the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition is still met).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into subscription agreements (the “Subscription Agreements”) with certain third-party investors (each, a “Third-Party PIPE Investor”) and Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Cohn Robbins Sponsor”) (together with the Third-Party PIPE Investors, the “PIPE Investors”), pursuant to which such PIPE Investors agreed to purchase from Swiss NewCo, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, a number of Swiss NewCo Class B Shares (the “PIPE Subscribed Shares”) equal to (x) an aggregate amount of Base Shares (as defined in the Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio (between 1.08 and 1.40 depending on the number of redemptions) and (ii) in the case of the Cohn Robbins Sponsor, 1.08, for aggregate gross proceeds of $353 million, in private placements to be issued substantially concurrently with the closing of the Business Combination (the “PIPE Financing”). The Swiss NewCo Class B Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act (as defined below). Swiss NewCo will grant the Third-Party PIPE Investors certain customary registration rights in connection with the PIPE Financing, including demand and piggyback rights for any large Third-Party PIPE Investors that satisfy the ownership thresholds set forth in their respective Subscription Agreements. The PIPE Financing is contingent upon, among other things, the Closing (as defined below) of the Business Combination.

In connection with their entry into the Business Combination Agreement, SAZKA Entertainment, Cohn Robbins and Swiss NewCo entered into an agreement (the “Sponsor Agreement”), attached hereto as Annex C, with the Cohn Robbins Sponsor and the directors of Cohn Robbins holding Founder Shares (as defined below) (the “Cohn Robbins Initial Shareholders”), pursuant to which, among other things, the Cohn Robbins Sponsor and each Cohn Robbins Initial Shareholder has agreed that, immediately prior to the consummation of the SPAC Merger, the Cohn Robbins Sponsor and the Cohn Robbins Initial Shareholders shall contribute, transfer, assign, convey and deliver to Cohn Robbins all of such Cohn Robbins Sponsor’s or Cohn Robbins Initial Shareholders’ right, title and interest in, to and under such Cohn Robbins Sponsor’s or Cohn Robbins Initial Shareholders’ Cohn Robbins Class B common stock, par value $0.0001 per share (“Cohn Robbins Class B Shares”), in exchange for Cohn Robbins Class A Shares (the “Founder Recapitalization”). In connection with the Founder Recapitalization, (i) all 20,540,000 outstanding Cohn Robbins Class B Shares held by the Cohn Robbins Sponsor shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 17,253,600, divided by (y) the Class B Exchange Ratio and (ii) all 160,000 outstanding Cohn Robbins Class B Shares held by Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Independent Directors”) shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 160,000, divided by (y) the Class B Exchange Ratio. Under the Sponsor Agreement, the Cohn Robbins Sponsor has agreed, among other things, that, (i) immediately prior to the consummation of the SPAC Merger, the Cohn Robbins Sponsor shall automatically irrevocably surrender and forfeit to Cohn Robbins for no consideration, as a contribution to capital, a certain number of Cohn Robbins Warrants, (as defined below) as set forth therein and (ii) the Swiss NewCo Class B Shares held by the Cohn Robbins Sponsor will be subject to certain vesting and lock-up terms as set forth therein.

Additionally, in connection with their entry into the Business Combination Agreement, SAZKA Entertainment, Cohn Robbins, the Cohn Robbins Sponsor, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (such individuals, together with the Cohn Robbins Sponsor, the “Sponsor Parties”), and Swiss NewCo entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), attached hereto as Annex B, pursuant to which, among other things, the Cohn Robbins Initial Shareholders each agreed (i) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement and (ii) to be bound by certain transfer restrictions with respect to the Cohn Robbins Ordinary Shares held by them.

At the General Meeting, Cohn Robbins’ shareholders will be asked to consider and vote upon a proposal, as a special resolution, to approve the Business Combination Agreement, and the transactions contemplated thereby (including, for the avoidance of doubt, Cohn Robbins’ merger with DE Merger Sub pursuant to a plan of merger, attached hereto as Annex I, by and between Cohn Robbins and DE Merger Sub required to be filed with the Cayman Registrar of Companies by the Companies Act (the “Plan of Merger”)) (the “Business Combination Proposal” or “Proposal No. 1”).

Cohn Robbins’ shareholders are also being asked to consider and vote upon a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement (the “Adjournment Proposal” or “Proposal No. 2”).

Each of Proposal No. 1 and Proposal No. 2 is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

The Cohn Robbins Class A Shares, Cohn Robbins Public Units (as defined below) and Cohn Robbins Public Warrants are currently listed on the NYSE under the symbols “CRHC,” “CRHC.U” and “CRHC.WS,” respectively. Upon the Closing of the Business Combination, Cohn Robbins’ securities will be delisted from the NYSE (as defined below). Swiss NewCo intends to apply to list the Swiss NewCo Class B Shares and Swiss NewCo Public Warrants (as defined below) on the NYSE under the symbols “ALWN” and “ALWN.WS,” respectively, upon the Closing of the Business Combination.

With respect to Cohn Robbins and the holders of the Cohn Robbins Ordinary Shares, this proxy statement/prospectus serves as a:

•

proxy statement for the General Meeting of Cohn Robbins’ shareholders being held on [●], 2022, where Cohn Robbins’ shareholders will vote on, among other things, a proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination; and

•	prospectus for the Swiss NewCo Class B Shares and Swiss NewCo Public Warrants that will be issued in connection with the Business Combination.

Pursuant to the Cohn Robbins amended and restated memorandum and articles of association, Cohn Robbins is providing its public shareholders with the opportunity to redeem, upon the Closing of the Business Combination, any Cohn Robbins Class A Shares then held by them for cash equal to each Cohn Robbins shareholder’s respective pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing of the Business Combination) in the Trust Account (as defined below) that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of Cohn Robbins’ initial public offering and certain of the proceeds of the sale of the Private Placement Warrants (as defined below). Redemptions referred to herein shall take effect as repurchases under the Cohn Robbins amended and restated memorandum and articles of association. The per-share amount Cohn Robbins will distribute to shareholders who properly redeem their Cohn Robbins Class A Shares will not be reduced by the aggregate deferred underwriting fee of approximately $29.0 million that Cohn Robbins will pay to the underwriters of Cohn Robbins’ initial public offering or the Transaction Expenses (as defined below). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $829.1 million as of June 30, 2022, the estimated per Cohn Robbins Class A Share redemption price would have been approximately $10.01. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act (as defined below)), will be restricted from redeeming in the aggregate its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Cohn Robbins has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders will reduce the amount in the Trust Account.

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount (as defined below)) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any payment of any deferred underwriting commissions being held in the Trust Account or any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million (such amount, the “Available Cohn Robbins Cash,” and such condition, the “Available Cohn Robbins Cash Condition”). If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Cohn Robbins’ amended and restated memorandum and articles of association. Unless otherwise specified, the information in this proxy statement/prospectus assumes that (i) none of Cohn Robbins’ public shareholders exercise their redemption rights with respect to their Cohn Robbins Class A Shares and (ii)(1) KKCG, who holds 100% of the ordinary shares of SAZKA Entertainment and (2) Primrose, who holds 100% of the preferred shares of SAZKA Entertainment (collectively, the “SAZKA Shareholders”) represent collectively 100% of the issued and outstanding shares of SAZKA Entertainment.

The Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed, for no consideration in return, to waive their redemption rights with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Cohn Robbins Initial Shareholders and other directors and officers of Cohn Robbins have agreed to vote any Cohn Robbins Ordinary Shares (including Founder Shares and any other public shares of Cohn Robbins as of the record date) owned by them in favor of the Business Combination and the transactions contemplated thereby (including by voting in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus). The Founder Shares are subject to transfer restrictions. The Cohn Robbins amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert, at the time of the Business Combination, into the number of Cohn Robbins Class A Shares one (1) day after the Closing of the Business Combination, at a one-to-one conversion rate that entitles the holders of such Founder Shares to own an additional 20,700,000 Cohn Robbins Class A Shares. However, the Cohn Robbins Sponsor has agreed to waive such conversion adjustment pursuant to the Sponsor Agreement and the 20,540,000 Founder Shares held by the Cohn Robbins Sponsor prior to the Closing of the Business Combination will be exchanged for (i) 17,253,600 Cohn Robbins Class A Shares divided by (y) the Class B Exchange Ratio, immediately prior to the SPAC Merger, and the remaining 160,000 Founder Shares held by certain of Cohn Robbins’ directors shall be converted a number of Cohn Robbins Class A Shares equal to (x) 160,000, divided by (y) the Class B Exchange Ratio, such that the Cohn Robbins Initial Shareholders will hold approximately 1.5% of the total number of Swiss NewCo Shares outstanding after the consummation of the Business Combination (assuming (i) no exercise of the Private Placement Warrants and (ii) no Cohn Robbins Class A Shares are redeemed).

Cohn Robbins is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by Cohn Robbins’ shareholders at the General Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all Cohn Robbins’ shareholders are urged to read carefully this proxy statement/prospectus, including the Annexes and the accompanying financial statements of Swiss NewCo, Cohn Robbins and SAZKA Entertainment, carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors.”

After careful consideration, the Cohn Robbins Board has approved the Business Combination Agreement and the Business Combination, and recommends that Cohn Robbins’ shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination and “FOR” any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus. When considering the Cohn Robbins Board’s recommendation of these proposals, you should keep in mind that certain Cohn Robbins directors and officers have interests in the Business Combination that may conflict with your interests as shareholders. Please see the section entitled “Proposal No. 1— The Business Combination Proposal— Interests of Certain Persons in the Business Combination” for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting.

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal is approved at the General Meeting. The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved by the shareholders of Cohn Robbins, the Business Combination will not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and you do not attend the General Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT COHN ROBBINS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. YOUR REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S (“DTC”) DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD YOUR SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Cohn Robbins Board, I would like to thank you for your support of Cohn Robbins and look forward to a successful completion of the Business Combination.

Sincerely,

Clifton S. Robbins
Co-Chairman of the Board of Directors

, 2022

Important Notice Regarding the Availability of Proxy Materials for the General Meeting to be held on [●], 2022.

The notice of the General Meeting and the related proxy statement will be available at www.cstproxy.com/cohnrobbins/2022.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED PARTY TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2022, and is expected to be first mailed or otherwise delivered to Cohn Robbins’ shareholders on or about [●], 2022.

EXPLANATORY NOTE

On May 12, 2022, SAZKA Entertainment’s general meeting of shareholders resolved to change the legal name of SAZKA Entertainment AG to Allwyn AG, and the SAZKA Board changed the legal names of SAZKA Group a.s., SAZKA Group CZ a.s. and SAZKA Group UK Limited to Allwyn International a.s., Allwyn Services Czech Republic a.s. and Allwyn Services UK Ltd, respectively. Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “SAZKA Entertainment AG” or “SAZKA Entertainment”, “SAZKA Group a.s.” or “SAZKA Group”, SAZKA Group CZ a.s. and SAZKA Group UK Limited refer to Allwyn AG, Allwyn International a.s., Allwyn Services Czech Republic a.s. and Allwyn Services UK Ltd, respectively.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Cohn Robbins, SAZKA Entertainment or Swiss NewCo. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Cohn Robbins, SAZKA Entertainment or Swiss NewCo since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF STOCKHOLDERS

OF COHN ROBBINS HOLDINGS CORP.

TO BE HELD ON [●], 2022

To the Shareholders of Cohn Robbins:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting, in lieu of the 2022 annual meeting of Cohn Robbins’ shareholders, of Cohn Robbins, will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, located at One Manhattan West, New York, New York 10001, and via a live webcast at www.cstproxy.com/cohnrobbins/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following items:

1.

Business Combination Proposal — a proposal to approve, as a special resolution, and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination (and, for the avoidance of doubt, the SPAC Merger pursuant to the Plan of Merger); and

2.

Adjournment Proposal — a proposal to approve, as an ordinary resolution, to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

To attend the meeting virtually please visit www.cstproxy.com/cohnrobbins/2022 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

The record date for the General Meeting for Cohn Robbins’ shareholders that hold their shares in “street name” is July 11, 2022. For Cohn Robbins’ shareholders holding their shares in “street name,” only shareholders holding such shares at the close of business on that date may vote at the General Meeting or any adjournment thereof. For the avoidance of doubt, the record date does not apply to Cohn Robbins’ shareholders that hold their shares in registered form and are registered as shareholders in Cohn Robbins’ register of members. Cohn Robbins’ shareholders that hold their shares in registered form are entitled to one (1) vote on each proposal presented at the General Meeting for each Cohn Robbins Ordinary Share held on the record date of the General Meeting.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things, shareholders of each of Cohn Robbins and SAZKA Entertainment will exchange their securities in those entities, as applicable, for securities of Swiss NewCo. To effectuate the Business Combination and related transactions contemplated by the Business Combination Agreement (and described therein), among other things and subject to the terms and conditions therein, the Business Combination Agreement provides that:

i.	KKCG will transfer all the Company Common Stock, and the PIPE Investors will transfer the PIPE Investment Amount, to the Exchange Agent;

ii.	Cohn Robbins will undergo the SPAC Merger;

iii.

at the Merger Effective Time, (a) each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued Swiss NewCo Class B Shares equal to the Merger Consideration and (b) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each Cohn Robbins Warrant, to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to the Warrant Agreement;

iv.

in connection with the SPAC Merger, US HoldCo will issue membership interests to the Exchange Agent, acting in its own name but for the account of Cohn Robbins, and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b) the Exchange Share Consideration and (c) 35,700,000 Swiss NewCo Class B Shares, of which 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio;

v.

following its receipt of such shares (as described above), the Exchange Agent will distribute the Merger Share Distribution to non-redeeming Cohn Robbins shareholders participating in the Business Combination, after which the Liquidations will occur; and

vi.

following the Merger Share Distribution and the Liquidations, the Exchange Agent will (a) effectuate the Acquisition Transfer and deliver the PIPE Investment Amount to Swiss NewCo as an equity contribution into the capital contribution reserves of Swiss NewCo, and (b) deliver (x) to KKCG, the Exchange Share Consideration (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and the KKCG Cash Consideration, and (y) to the PIPE Investors, the PIPE Subscribed Shares.

At or substantially concurrently with the Closing Date, Swiss NewCo will distribute the Available Cohn Robbins Cash in the following order of priority: (i) first, to pay certain Transaction Expenses, (ii) second, paid to Primrose the Primrose Cash Distribution (as defined in the Business Combination Agreement), (iii) third, paid as KKCG Cash Consideration, to KKCG up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a) the Net Minimum Cash, multiplied by (b) the fraction 3/2 (c) less the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Subscription Agreements with the PIPE Investors pursuant to which such PIPE Investors agreed to purchase from Swiss NewCo, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, a number of Swiss NewCo Class B Shares equal to (x) an aggregate amount of Base Shares (as defined in the Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio (between 1.08 and 1.40, depending on the number of redemptions) and (ii) in the case of Cohn Robbins Sponsor, 1.08, for aggregate gross proceeds of $353 million, in private placements to be issued substantially concurrently with the closing of the Business Combination. The Swiss NewCo Class B Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Swiss NewCo will grant the Third-Party PIPE Investors certain customary registration rights in connection with the PIPE Financing, including demand and piggyback rights for any large Third-Party PIPE Investors that satisfy the ownership thresholds set forth in their applicable Subscription Agreements. The PIPE Financing is contingent upon, among other things, the Closing of the Business Combination.

In connection with their entry into the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Sponsor Agreement with the Cohn Robbins Initial Shareholders and the Cohn Robbins Sponsor, pursuant to which, among other things, the Cohn Robbins Sponsor and each Cohn Robbins Initial Shareholder have agreed that, immediately prior to the consummation of the SPAC Merger, the Cohn Robbins Sponsor and the Cohn Robbins Initial Shareholders shall contribute, transfer, assign, convey and deliver to Cohn Robbins all of such Cohn Robbins Sponsor’s or Cohn Robbins Initial Shareholders’ right, title and interest in, to and under such Cohn Robbins Sponsor’s or Cohn Robbins Initial Shareholders’ Cohn Robbins Class B Shares, par value $0.0001 per share in exchange for Cohn Robbins Class A Shares. In connection with the Founder Recapitalization, (i) all 20,540,000 outstanding Cohn Robbins Class B Shares held by the Cohn Robbins Sponsor shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 17,253,600, divided by (y) the Class B Exchange Ratio and (ii) all 160,000 outstanding Cohn Robbins Class B Shares held by the Independent Directors shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 160,000, divided by (y) the Class B Exchange Ratio.

Additionally, in connection with their entry into the Business Combination Agreement, SAZKA Entertainment, Cohn Robbins, the Sponsor Parties and Swiss NewCo entered into the Sponsor Support Agreement, pursuant to which, among other things, the Cohn Robbins Sponsor and each Cohn Robbins Initial Shareholder agreed (i) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement and (ii) to be bound by certain transfer restrictions with respect to Cohn Robbins Ordinary Shares held by them.

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including each of the Annexes hereto and the accompanying financial statements provided herein.

Pursuant to the Cohn Robbins amended and restated memorandum and articles of association, Cohn Robbins is providing its public shareholders with the opportunity to redeem, upon the Closing of the Business Combination, Cohn Robbins Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of Cohn Robbins’ initial public offering and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein shall take effect as repurchases under the Cohn Robbins amended and restated memorandum and articles of association. The per-share amount Cohn Robbins will distribute to its shareholders who properly redeem their Cohn Robbins Class A Shares will not be reduced by the aggregate deferred underwriting fee of approximately $29.0 million that Cohn Robbins will pay to the underwriters of Cohn Robbins’ initial public offering or transaction expenses of SAZKA Entertainment and Cohn Robbins incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $829.1 million as of June 30, 2022, the estimated per Cohn Robbins Class A Share redemption price would have been approximately $10.01. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Cohn Robbins has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders will reduce the amount in the Trust Account.

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the Available Cohn Robbins Cash Condition. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Cohn Robbins’ amended and restated memorandum and articles of association. Unless otherwise specified, the information in this proxy statement/prospectus assumes that (i) none of Cohn Robbins’ public shareholders exercise their redemption rights with respect to their Cohn Robbins Class A Shares and (ii) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors

(excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include (i) Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins which will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 38,730,126 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing, and (iii) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Alternatively, assuming (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved by the shareholders of Cohn Robbins, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. The Cohn Robbins Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Clifton S. Robbins
Co-Chairman of the Board of Directors
New York, New York

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“£,” “GBP” and “pounds” each refer to the British pound sterling;

•	“€,” “EUR” and “Euro” each refer to the Euro; and

•	“CHF” and “Swiss francs” each refer to the Swiss franc.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States. The exchange rate used for conversion between U.S. dollars and Euros is based on the European Central Bank euro reference exchange rate published by the European Central Bank.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Swiss NewCo constitutes a prospectus of Swiss NewCo under Section 5 of the Securities Act (as defined below) with respect to the shares of Swiss NewCo to be issued to Cohn Robbins’ shareholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act (as defined below) with respect to the General Meeting of Cohn Robbins’ shareholders, at which such shareholders will be asked to consider and vote upon a proposal to consider and vote upon the Business Combination Proposal, among other matters and proposals.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.\sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Cohn Robbins, free of charge, by written request to 1000 N. West Street, Suite 1200 Wilmington, DE 19801.

In order for Cohn Robbins’ shareholders to receive timely delivery of the documents in advance of the General Meeting, you must request the information no later than [●], 2022, or five (5) business days prior to the date of the General Meeting.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

This proxy statement/prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. SAZKA Entertainment presents non-IFRS measures because they are used by SAZKA Entertainment’s management in monitoring SAZKA Entertainment’s business and because SAZKA Entertainment believes that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in its industry.

Presentation of Financial Information

This proxy statement/prospectus contains:

1.	the unaudited financial statements of Cohn Robbins for the six (6) months ended June 30, 2022;

2.

the audited financial statements of Cohn Robbins for the period from July 13, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021, each prepared in accordance with U.S. GAAP;

3.

the audited consolidated financial statements of SAZKA Entertainment as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 (collectively, the “Historical Financial Information”);

4.

separate consolidated financial statements and notes thereto for Casinos Austria AG for the year ended December 31, 2019, which are being provided as a result of SAZKA Entertainment meeting a significance test for the year ended December 31, 2019 pursuant to Rule 3-09 of Regulation S-X; and

5.

the unaudited pro forma condensed combined financial information of Swiss NewCo as of December 31, 2021, and for the 12-month period ended December 31, 2021 prepared in accordance with Article 11 of Regulation S-X.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited consolidated financial statements of Cohn Robbins and SAZKA Entertainment (or its predecessor entity, as applicable). Where information is identified as “unaudited,” it has not been subject to an audit.

Presentation of financial information in accordance with IFRS requires SAZKA Entertainment’s management to make various estimates and assumptions which may impact the values shown in the Historical Financial Information and the respective notes thereto. The actual values may differ from such assumptions.

Correction of comparative period

The Group corrected the following classification errors:

Correction of disclosure note for the fair value hierarchy of current financials assets at fair value through profit or loss (“FVTPL”) (as described in detail in Note 1.g included in the Historical Financial Information)

Correction of disclosure note “Fair value measurement – contingent consideration and lease liabilities” (as described in detail in Note 1.g included in the Historical Financial Information)

Taking into account the above changes, financial data in this proxy statement/prospectus is provided on a revised presentation basis.

IFRS

Unless otherwise stated, the financial information in this proxy statement/prospectus has been prepared in accordance with IFRS as issued by the IASB (as defined below).

Factors Affecting the Comparability of Results of Operations

The comparability of SAZKA Entertainment’s results of operations have been affected by a number of factors, such as acquisitions and divestments, the consolidation of CASAG and Stoiximan and the impact of the respiratory virus SARS-COV-2 (“COVID-19”). See the section entitled “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Our Results of Operations.”

Summary of Key Segmental Metrics

We have the following operating and reportable segments:

•	Austria;

•	Czech Republic;

•	Greece and Cyprus; and

•	Italy.

The geographical segmentation corresponds with the major operating entities of the Group, which are CASAG, SAZKA a.s., OPAP and LottoItalia (an equity method investee), although some of these operating entities do include limited operations in countries other than the geographical segmentations.

Our financial information that is not attributable to the reportable segments is attributable to our holding companies and other immaterial operations and are classified as “corporate.”

We present a summary of operating performance of our reportable segments as if they have been fully consolidated for all periods presented. In particular:

•

Financial information for the Austria segment (representing consolidated operating results of CASAG) was fully consolidated for the year ended December 31, 2021 and for the period from June 26, 2020 (for practicality from July 1, 2020) to December 31, 2020. CASAG was accounted for as an equity method investee for the period from January 1, 2020 to June 25, 2020 (for practicality to June 30, 2020) and for the year ended December 31, 2019. As a result, the financial data of the Austria segment for the year ended December 31, 2019 and for the period from January 1, 2020 to June 30, 2020 has been taken from the financial reporting of CASAG and the operating results are not recognized in the consolidated financial statements of the Group;

•	Financial information for the Czech Republic segment (representing operating results of SAZKA a.s.) was fully consolidated for all periods presented in this proxy statement/prospectus;

•	Financial information for the Greece and Cyprus segment (representing the consolidated operating results of OPAP) was fully consolidated in all periods presented in this proxy statement/prospectus;

•

Financial information for the Italy segment (representing operating results of LottoItalia) was accounted for as an equity method investee through all periods presented in this proxy statement/prospectus. Consequently, financial data of the Italy segment has been taken from the financial reporting of LottoItalia and the operating results are not recognized in the Group’s consolidated financial statements.

•

Financial information relating to the Corporate and other (Corporate) segment equals financial data representing Corporate and other (Corporate) and was fully consolidated in the Group’s consolidate financial statements.

Given that our reportable segments have non-controlling interests (with the exception of the Czech Republic), and we account for certain reportable segments as equity method investees during the periods presented, we believe that presenting each reportable segment as if they have been consolidated for all periods presented aids in the understanding of the business performance of each operating segment in the same manner that our management assesses the reportable segments.

The unaudited financial information derived from the financial reporting of CASAG (for the period from January 1, 2020 to June 30, 2021 and for the year ended December 31, 2019) and LottoItalia (for the years ended December 31, 2021, 2020 and 2019) included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Slovensko, s.r.o. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited financial information and, accordingly, PricewaterhouseCoopers Slovensko, s.r.o. does not express an opinion nor any other form of assurance with respect thereto. The PricewaterhouseCoopers Slovensko, s.r.o. report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited financial information and should not be read to do so.

Other Non-IFRS Financial Measures

This proxy statement/prospectus contains certain unaudited financial and operating measures that are not defined or recognized under IFRS that we use to assess the performance of our business. Explanations of these measures are set out below. For example, in this proxy statement/prospectus, we present non-IFRS financial measures such as Net Gaming Revenue, Adjusted EBITDA, Operating EBITDA (each as defined below), and capital expenditures, which we use to, among other things, evaluate the performance of our operations, develop budgets, and measure our performance against those budgets. As there are no generally accepted accounting principles governing the calculation of non-IFRS financial and operating measures, other companies may calculate such measures differently or may use such measures for different purposes than we do, and such measures should therefore not be used to compare us against another company.

We believe that the above non-IFRS financial measures assist in evaluating our trading performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. These non-IFRS measures are used by different companies for differing purposes and are often calculated in ways that reflect the particular circumstances of those companies. You should exercise caution in comparing these measures reported by us to such measures or other similar measures as reported by other companies. Investors should not consider these non-IFRS measures (a) as a substitute for operating results (as determined in accordance with IFRS) or as a measure of our operating performance, (b) as a substitute for cash flow from or used in operating, investing and financing activities (as determined in accordance with IFRS) or as a measure of our ability to meet cash needs or (c) as a substitute for any other measure of performance under IFRS. These measures may not be indicative of our historical operating results or financial condition, nor are such measures meant to be predictive of our future results or financial condition.

Rounding and Negative Amounts

Certain figures in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures which precede them.

In preparing the Historical Financial Information, most numerical figures are presented in millions of euro. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest one (1) million. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in our financial statements.

The percentages (as a percentage of revenues or costs and period-on-period percentage changes) presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in our financial statements. Such percentages may be computed using the numerical figures expressed in thousands of euro in our financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between brackets. Otherwise, negative amounts may also be shown by “–” or “negative” before the amount.

Currency Presentation

References to “Euro,” “Euros,” “euro,” “euros,” or “€” are to the lawful currency of the member states of the EU that adopted the Euro in Stage Three of the Treaty establishing the Economic and Monetary Union on January 1, 1999.

The financial statements of each of our Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The presentation currency of our Group is euros, as the majority of our Group’s transactions representing its assets, liabilities and related profit & loss accounts are in euros.

References to “CZK” or “koruna” are to the lawful currency of the Czech Republic. The financial information for SAZKA a.s. (our Czech Republic operating entity) has been prepared in its functional currency, the koruna, which has been converted into euros, the reporting currency of SAZKA Entertainment using:

•	25.672 koruna per euro for the year ended December 31, 2019 and 25.410 koruna per euro as of December 31, 2019;

•	26.444 koruna per euro for the year ended December 31, 2020 and 26.245 koruna per euro as of December 31, 2020; and

•	25.645 koruna per euro for the year ended December 31, 2021 and 24.860 koruna per euro as of December 31, 2021.

Roundings

Certain numerical information and other amounts and percentages presented in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

OPAP Shareholding

Percentage holdings in OPAP are calculated based on the total number of shares outstanding, without adjustment for the OPAP treasury shares held by OPAP. As of March 31, 2022, OPAP held 1,829,624 treasury shares, comprising 0.52% of OPAP’s total issued shares.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

SAZKA Entertainment owns or has rights to certain trademarks or trade names that it uses in conjunction with the operation of its businesses. To SAZKA Entertainment’s knowledge, SAZKA Entertainment and/or its affiliates own or have the right to use the trade names “Allwyn,” “Allwyn International” and “Allwyn Entertainment” (or, where applicable, previously used trade names “SAZKA Entertainment” or “SAZKA International” or their relevant depictions), among others in the relevant jurisdictions in which they use such trade names. SAZKA Entertainment and/or its affiliates have registered certain of these trade names with the relevant authorities, and the registration of other trade names is currently pending.

SAZKA Entertainment and/or its affiliates have now finished registration of the Allwyn trademark in their name through WIPO in the following designated jurisdictions: Australia, Brazil, Canada, China, European Union, Japan, Philippines, Republic of South Korea, Russian Federation, Switzerland, Thailand, Turkey and the United States of America. Solely for convenience, the trademarks, trade names and copyrights referred to in this proxy statement/prospectus are often listed without the TM and ® symbols, but SAZKA Entertainment will assert, to the fullest extent under applicable law, its rights to these trademarks and trade names.

The Cohn Robbins logo and other trademarks or service marks of Cohn Robbins appearing in this proxy statement/prospectus are the property of Cohn Robbins. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Cohn Robbins will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to Cohn Robbins’ knowledge, the property of their respective owners. Cohn Robbins does not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of Cohn Robbins by, any other companies.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains industry and market data which have been obtained from industry publications, market research and other publicly available information. Certain information regarding market size, market share, market position, growth rates and other industry data pertaining to SAZKA Entertainment and its businesses contained in this proxy statement/prospectus consists of estimates based on data compiled by independent professional organizations and on data from other external sources, including the H2 Gambling Capital (“H2GC”) Sector Independent Report – May 2021.

Such information is supplemented, where necessary, with SAZKA Entertainment’s own internal estimates, taking into account publicly available information about other industry participants and SAZKA Entertainment’s management’s judgment where information is not publicly available. This information appears in the sections entitled, among others, “Summary,” “Business of SAZKA Entertainment and Certain Information About SAZKA Entertainment” and “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While SAZKA Entertainment compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, SAZKA Entertainment did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this proxy statement/prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data, may that be due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Neither Cohn Robbins, Swiss NewCo nor SAZKA Entertainment intends, and none of the foregoing assumes any obligation, to update industry or market data set forth in this proxy statement/prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this proxy statement/prospectus and estimates based on any data therein may not be reliable indicators of future market performance or SAZKA Entertainment’s future results of operations.

SELECTED DEFINITIONS

In this proxy statement/prospectus unless stated otherwise or the context otherwise requires, a reference to:

•	“Acquisition Transfer” means, following the Liquidations, the contribution by the Exchange Agent of 10,010,000 registered shares of SAZKA Entertainment to Swiss NewCo;

•	“ADM” means the Italian national gaming authority, Agenzia delle Dogane e dei Monopoli;

•

“Ancillary Documents” means, collectively, the Sponsor Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Relationship Agreement, the Subscription Agreements, the Warrant Agreement, the Shareholder Support Agreement and the Proposed Organizational Documents;

•	“Austrian Lotteries” means Österreichische Lotterien Gesellschaft m.b.H;

•

“Available Cohn Robbins Cash Condition” means the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any payment of any deferred underwriting commissions being held in the Trust Account or any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million;

•	“Betano” means the online gaming operations in Germany, Romania, Portugal, Brazil and certain other countries outside Greece and Cyprus of Kaizen and its subsidiaries under the brand Betano;

•	“Business Combination” means all of the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated therein;

•

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 20, 2022, by and among Cohn Robbins, SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub, which is attached hereto as Annex A, as it may be amended from time to time;

•	“CASAG” means Casinos Austria AG and “CASAG Group” means, collectively, CASAG and its subsidiaries;

•

“Cash Redemption Amount” means the aggregate amount of cash required to satisfy any valid exercise by Cohn Robbins public shareholders of their right to have Cohn Robbins redeem their Cohn Robbins Class A Shares in connection with the Business Combination;

•

“Class B Exchange Ratio” means the lower of: (i) 1.4; and (ii) (A) (1) (x) the Post-Redemption Acquiror Share Number, plus (y) 6,624,000 (representing the bonus Cohn Robbins Class A Shares available to non-redeeming Cohn Robbins shareholders) divided by (2) the Post-Redemption Acquiror Share Number;

•	“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement;

•	“Closing Date” means the date on which the Closing shall occur;

•	“Code” means the Internal Revenue Code of 1986, as may be amended from time to time;

•	“Cohn Robbins” means Cohn Robbins Holdings Corp., a Cayman Islands exempted company;

•	“Cohn Robbins Board” means the board of directors of Cohn Robbins;

•	“Cohn Robbins Class A Shares” means the Class A common stock, par value $0.0001 per share, of Cohn Robbins;

•	“Cohn Robbins Class B Shares” means the Class B common stock, par value $0.0001 per share, of Cohn Robbins;

•	“Cohn Robbins Initial Shareholders” means the Cohn Robbins Sponsor and the directors of Cohn Robbins holding Founder Shares;

•	“Cohn Robbins Ordinary Shares” means collectively, the Cohn Robbins Class A Shares and the Cohn Robbins Class B Shares;

•	“Cohn Robbins Public Units” means the units issued in Cohn Robbins’ initial public offering, with each unit representing one (1) Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

•

“Cohn Robbins Public Warrants” means warrants to acquire Cohn Robbins Class A Shares, issued as part of the Cohn Robbins Public Units in Cohn Robbins’ initial public offering, at an initial exercise price of $11.50 per share;

•	“Cohn Robbins Sponsor” means Cohn Robbins Sponsor LLC, a Delaware limited liability company;

•	“Cohn Robbins Sponsor Related PIPE Investors” means, with respect to Cohn Robbins Sponsor, an affiliate of Cohn Robbins Sponsor (together with their permitted transferees);

•	“Cohn Robbins Warrants” means, collectively, the Cohn Robbins Public Warrants and the Private Placement Warrants;

•	“Companies Act” means the Cayman Islands Companies Act (As Revised);

•	“Company” means SAZKA Entertainment;

•	“Croatian Business” means the business operations of SAZKA Group Adriatic d.o.o.;

•	“DE Merger Sub” means Allwyn Sub LLC, a Delaware limited liability company;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

•	“Exchange Agent” means Computershare Trust Company, N.A.;

•

“Founder Recapitalization” means, pursuant to the Sponsor Agreement, (i) the 20,540,000 Founder Shares held by the Cohn Robbins Sponsor to be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins to be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger;

•

“Founder Shares” means the Cohn Robbins Class B Shares purchased by the Cohn Robbins Sponsor in a private placement prior to Cohn Robbins’ initial public offering, and the Cohn Robbins Class A Shares that will be issued upon the conversion thereof;

•	“General Meeting” means the extraordinary general meeting of the shareholders of Cohn Robbins that is the subject of this proxy statement/prospectus;

•	“Group” means the Company, its subsidiaries and entities which are accounted for by the Company using the equity method of accounting, in each case, from time to time;

•	“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board (the “IASB”);

•	“initial public offering” means Cohn Robbins’ initial public offering that was consummated on September 11, 2020;

•

“Liquidations” means the liquidations following the SPAC Merger of (i) DE Merger Sub, pursuant to which DE Merger Sub will liquidate its assets to US HoldCo and, immediately following such liquidation of DE Merger Sub, (ii) US HoldCo, pursuant to which US HoldCo will liquidate its assets to Swiss NewCo;

•	“LottoItalia” means LottoItalia S.r.l., the holder of exclusive licenses to operate certain lottery activities in Italy under the Italian JV Concession (as defined below);

•	“NYSE” means the New York Stock Exchange;

•	“OPAP” means Hellenic Football Prognostics Organization S.A.;

•	“OPAP Group” means, collectively, OPAP and its subsidiaries;

•	“PCAOB” means the Public Company Accounting Oversight Board;

•

“PIPE Financing” means the purchase of Swiss NewCo Class B Shares pursuant to the Subscription Agreements, and shall include, for the avoidance of doubt, the purchase of any Swiss NewCo Class B Shares or Cohn Robbins Class A Shares, warrants or other securities pursuant to any additional subscription agreements entered into in connection with the Business Combination;

•	“PIPE Investment Amount” means the aggregate gross purchase price received by Swiss NewCo substantially concurrently with or immediately following the Closing in connection with the PIPE Financing;

•	“PIPE Investors” means those certain investors participating in the PIPE Financing pursuant to the Subscription Agreements and any additional subscription agreements;

•

“Plan of Merger” means the plan of merger required to be filed with the Cayman Registrar of Companies by the Companies Act to effect the SPAC Merger and attached to this proxy statement/prospectus as Annex I;

•

“Post-Redemption Acquiror Share Number” means the aggregate number of Cohn Robbins Class A Shares outstanding as of immediately prior to the Founder Recapitalization, minus (i) the treasury stock held by Cohn Robbins and outstanding immediately prior to the Founder Recapitalization, minus (ii) the Cohn Robbins Class A Shares subject to the redemptions outstanding immediately prior to the Founder Recapitalization;

•	“Primrose” means Primrose Holdings (Lux) S.à r.l Luxembourg;

•	“Primrose Shareholder Agreement” means that certain Investment and Shareholder Agreement, dated November 9, 2020, by and among KKCG, the Company, SAZKA Group and Primrose;

•

“Private Placement Warrants” means the warrants issued and sold to the Cohn Robbins Sponsor in a private placement at the time of Cohn Robbins’ initial public offering, each of which is exercisable for one (1) Cohn Robbins Class A Share at an exercise price of $11.50 per share;

•	“pro forma” means giving pro forma effect to the Business Combination;

•

“Proposed Articles of Association” means the proposed articles of association of Swiss NewCo to take effect on the consummation of the transactions contemplated by the Business Combination Agreement and attached to this proxy statement/prospectus as Annex D;

•	“Proposed Organizational Documents” means the Proposed Articles of Association and the Proposed Organizational Regulations;

•

“Proposed Organizational Regulations” means the proposed organizational regulations of Swiss NewCo to take effect on the consummation of the transactions contemplated by the Business Combination Agreement and attached to this proxy statement/prospectus as Annex E;

•

“public shareholders” means holders of Cohn Robbins Class A Shares (including those underlying the Cohn Robbins Public Units), whether acquired in Cohn Robbins’ initial public offering or acquired in the secondary market;

•

“public shares” means the Cohn Robbins Class A Shares (including those underlying the Cohn Robbins Public Units) that were offered and sold by Cohn Robbins in its initial public offering and registered pursuant to the final prospectus filed with the SEC on August 25, 2020, or the Swiss NewCo Class B Shares issued as a matter of law upon the Closing of the Business Combination, as context requires;

•	“redemption” means each redemption of Cohn Robbins Class A Shares for cash pursuant to Cohn Robbins’ amended and restated memorandum and articles of association;

•	“Relationship Agreement” means the Relationship Agreement to be entered into immediately prior to the Closing by and between Swiss NewCo and KKCG;

•

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Swiss NewCo, the SAZKA Shareholders and the Cohn Robbins Initial Shareholders;

•	“SAZKA Articles of Association” means the articles of association of SAZKA Entertainment, dated May 12, 2022;

•	“SAZKA Board” means the board of directors of SAZKA Entertainment;

•	“SAZKA Entertainment” means Allwyn AG, a Swiss stock corporation (Aktiengesellschaft);

•	“SAZKA Group” means Allwyn International a.s., a Czech stock corporation (Akciová společnost);

•

“SAZKA Shareholders” means each of (i) KKCG, who holds 100% of the ordinary shares (Stammaktien) with a nominal value of CHF 0.01 and (ii) Primrose, who holds 100% of the preferred shares (Vorzugsaktien) with a nominal value of CHF 0.01 each, in each case, of SAZKA Entertainment;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

•

“Shareholder Support Agreement” means that certain agreement entered into in connection with the Business Combination Agreement, by and among KKCG, Cohn Robbins, Swiss NewCo and SAZKA Entertainment and attached to this proxy statement/prospectus as Annex F;

•	“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP;

•	“SPAC Merger” means the merger, pursuant to the Plan of Merger, of Cohn Robbins with and into DE Merger Sub, with DE Merger Sub being the surviving company;

•

“Sponsor Agreement” means that certain sponsor agreement entered into in connection with the Business Combination Agreement, by and among SAZKA Entertainment, Cohn Robbins, Swiss NewCo, the Cohn Robbins Sponsor and the Cohn Robbins Initial Shareholders;

•	“Stoiximan” means the online gaming operations in Greece and Cyprus of Stoiximan Ltd. under the brand Stoiximan;

•

“Subscription Agreements” means those certain subscription agreements, by and among Cohn Robbins, Swiss NewCo and the PIPE Investors named therein relating to the PIPE Financing, and shall include, for the avoidance of doubt, any additional subscription agreements entered into in connection with the Business Combination;

•	“Swiss NewCo” means Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft);

•	“Swiss NewCo Board” means the board of directors of Swiss NewCo;

•	“Swiss NewCo Class A Shares” means Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo;

•	“Swiss NewCo Class B Shares” means Class B ordinary shares, nominal value CHF 0.04 per share of Swiss NewCo;

•	“Swiss NewCo Public Warrants” means warrants to acquire Swiss NewCo Class B Shares;

•	“Swiss NewCo Shares” means, collectively, the Swiss NewCo Class A Shares and the Swiss NewCo Class B Shares;

•	“Transfer Agent” means Continental Stock Transfer & Trust Company;

•

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

•	“Trust Account” means the trust account of Cohn Robbins that holds the proceeds from Cohn Robbins’ initial public offering;

•	“U.S. GAAP” means the United States generally accepted accounting principles;

•	“US HoldCo” means Allwyn US HoldCo, a Delaware limited liability company;

•	“Warrant Agreement” means that certain Warrant Assignment, Assumption and Amendment Agreement, by and among Cohn Robbins, Swiss NewCo and the Exchange Agent and effective upon the SPAC Merger; and

•

“Warrant Conversion” means Swiss NewCo’s issuance of Swiss NewCo Public Warrants in exchange for Private Placement Warrants to be transferred immediately to holders of Private Placement Warrants pursuant to the Warrant Agreement.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE GENERAL MEETING OF THE SHAREHOLDERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the General Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to Cohn Robbins’ shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, located at One Manhattan West, New York, New York 10001, or virtually via live webcast. To participate in the General Meeting, visit www.cstproxy.com/cohnrobbins/2022 and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as 5:00 p.m., New York City time, on [●], 2022. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to take additional steps to participate in the General Meeting, as described in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Cohn Robbins’ shareholders are being asked to consider and vote upon (i) a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination and (ii) a proposal to adjourn the General Meeting to a later date or dates to the extent reasonable (a) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (b) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (c) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (d) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

The Business Combination Agreement provides, among other things, that: (i) Cohn Robbins will undergo the SPAC Merger, pursuant to which any Cohn Robbins Class A Shares issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration which, for the avoidance of doubt, includes the 6,624,000 bonus shares available to non-redeeming Cohn Robbins shareholders, and Swiss NewCo will issue to the Exchange Agent a right to acquire Swiss NewCo Class B Shares in exchange for each Cohn Robbins Warrant; (ii) immediately following the SPAC Merger, non-redeeming Cohn Robbins shareholders participating in the Business Combination will receive their applicable portion of the Merger Consideration from the Exchange Agent in the Merger Share Distribution; and (iii) following such Merger Share Distributions, the Exchange Agent will undertake the Acquisition Transfer and deliver (a) to KKCG, the Exchange Share Consideration and the KKCG Cash Consideration and (b) to the PIPE Investors, the PIPE Subscribed Shares.

Cohn Robbins will hold the General Meeting to consider and vote upon these proposals. This proxy statement/prospectus and its Annexes each contain important information about the proposed Business Combination and the other matters to be acted upon at the General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

The Cohn Robbins Board believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Cohn Robbins and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When considering the Cohn Robbins Board’s recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination Proposal, Cohn Robbins’ shareholders should be aware that, aside from their interests as shareholders, the Cohn Robbins Initial Shareholders and Cohn Robbins’ other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Cohn Robbins shareholders generally. The Cohn Robbins Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Cohn Robbins’ shareholders that they approve the Business Combination Proposal. Cohn Robbins’ shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal. See the section entitled “Proposal No. 1–The Business Combination Proposal–Interests of Certain Persons in the Business Combination” for a further discussion of these interests.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes and the accompanying financial statements of Cohn Robbins and SAZKA Entertainment, in each case, carefully and in its entirety.

Q:	When and where is the General Meeting?

A:

The General Meeting will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, located at One Manhattan West, New York, New York 10001, and via a live webcast at www.cstproxy.com/cohnrobbins/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q:	Who is entitled to vote at the General Meeting?

A:

As a shareholder of Cohn Robbins, you have a right to vote on certain matters affecting Cohn Robbins. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. Shareholders of Cohn Robbins will be entitled to vote or direct votes to be cast at the General Meeting if they owned Cohn Robbins Ordinary Shares at the close of business on July 11, 2022, which is the record date for the General Meeting.

Q:	How many votes do I have?

A:

Cohn Robbins’ shareholders are entitled to one (1) vote at the General Meeting for each Cohn Robbins Ordinary Share held of record as of the record date. As of the close of business on the record date for the General Meeting, there were 103,500,000 Cohn Robbins Ordinary Shares outstanding, of which 82,800,000 are Cohn Robbins Class A Shares and 20,700,000 are Founder Shares held by the Cohn Robbins Initial Shareholders (including Founder Shares transferred by the Cohn Robbins Sponsor in the amount of 40,000 Founder Shares to each of the Independent Directors, for a total of 160,000 Founder Shares transferred).

Q:	What are the specific proposals on which I am being asked to vote at the General Meeting?

A:	Cohn Robbins’ shareholders are being asked to approve the following proposals:

1.

Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (including, for the avoidance of doubt, the Plan of Merger attached hereto as Annex I), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination; and

2.

Adjournment Proposal —a proposal to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

Q:	What are the recommendations of the Cohn Robbins Board?

A:

After careful consideration, the Cohn Robbins Board has approved the Business Combination Agreement and the Business Combination, and recommends that Cohn Robbins’ shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination and “FOR” any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus. When you consider the Cohn Robbins Board’s recommendation of these proposals, you should keep in mind that certain Cohn Robbins directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1— The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Q:	Do the Proposed Organizational Documents of Swiss NewCo differ materially from the current constitutional documents of Cohn Robbins?

A:

The Business Combination Agreement contemplates, among other things, the replacement of Cohn Robbins’ amended and restated memorandum and articles of association under the Companies Act with the Proposed Organizational Documents of Swiss NewCo, which differ materially from the current constitutional documents of Cohn Robbins in the certain respects. Please see the section entitled “Comparison of Shareholder Rights” for more information.

Q:	Why is Cohn Robbins proposing the Business Combination?

A:

Cohn Robbins is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses. The Cohn Robbins Board sought to do this by utilizing the networks and industry experience of both the Cohn Robbins Sponsor and the Cohn Robbins Board to identify, acquire and operate one (1) or more businesses.

More specifically, the Cohn Robbins Board considered, among others, the following factors (although not weighted or in any order of significance):

•

SAZKA Entertainment’s Lottery-Led Entertainment Platform. SAZKA Entertainment operates in the growing $300 billion global lottery industry. The Cohn Robbins Board believes the lottery business is an attractive industry characterized by high consumer participation across wide demographics, resilience through market cycles, a positive public perception and upside potential from increasing online penetration.

•

SAZKA Entertainment’s Well-Known Brands Operate with High Barriers to Entry. In certain of the countries in which SAZKA Entertainment operates, the Cohn Robbins Board believes structural barriers to entry exist in the form of ownership of well-known consumer brands, leading market share, scaled distribution networks, exclusive long-term licenses and government concessions and country relationships which span multiple decades.

•

SAZKA Entertainment is Positioned to Capitalize on Continued Shifts to Digital Lotteries. Based on trends in global sports betting and lottery markets, the Cohn Robbins Board believes there is a potential to increase online lottery penetration in SAZKA Entertainment’s operating markets and that the lottery industry as a whole is poised for growth through increasing digitization. SAZKA Entertainment has more than doubled its online customers over the last two (2) years. Historically, across a sample of developed countries, introducing online lottery generally expands the total market size, does not cannibalize the retail lottery market’s growth and boosts margins. The Cohn Robbins Board believes these factors will help SAZKA Entertainment unlock a new, younger customer demographic.

•	SAZKA Entertainment has Identified Actionable Organic and Inorganic Growth Opportunities. SAZKA Entertainment operates in a highly cash-generative business, which makes funding available for organic and inorganic (i.e., mergers and acquisitions) growth opportunities. SAZKA Entertainment also has a successful track record of identifying and executing on attractive acquisition opportunities and the Cohn Robbins Board believes SAZKA Entertainment has a pipeline of such future potential acquisition opportunities.

•

Attractive Potential New Geographies. The Cohn Robbins Board believes SAZKA Entertainment has an opportunity to meaningfully grow its business via potential entries into new geographies. SAZKA Entertainment is also focused on potentially entering the U.S. market via organic or inorganic means.

•

Experienced Management Team. The Cohn Robbins Board believes that SAZKA Entertainment’s management team has extensive experience in key aspects of the lottery business, diverse backgrounds and experience in entering and enhancing new markets. SAZKA Entertainment’s management team is led by Robert Chvatal, who serves as the Company’s Chief Executive Officer, and executives with experience from leading companies such as T-Mobile, Proctor and Gamble, Morgan Stanley, Roche and ING Group, among others. The Cohn Robbins Board expects that SAZKA Entertainment’s executives will continue with the combined company following the Business Combination. For additional information regarding SAZKA Entertainment’s executive officers, see the section entitled “Management of Swiss NewCo After the Business Combination.”

•

Attractive Entry Valuation. SAZKA Entertainment is anticipated to have a pre-transaction initial enterprise value of $9.3 billion, implying a 11.5x multiple of 2022 adjusted EBITDA, which is based on a variety of assumptions, including, without limitation, no redemptions by Cohn Robbins’ public shareholders.

See the section entitled “Proposal No. 1–The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination” for additional information.

Although the Cohn Robbins Board believes that the Business Combination presents a compelling business combination opportunity and is in the best interests of Cohn Robbins and its shareholders, the Cohn Robbins Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Proposal No. 1–The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination” and in the section entitled “Risk Factors—Risks Related to SAZKA Entertainment’s Business.”

Q:	Why is Cohn Robbins providing shareholders with the opportunity to vote on the Business Combination?

A:

The approval of the Business Combination is required under the Cohn Robbins amended and restated memorandum and articles of association and under Cayman Islands law. In addition, such approval is also a condition to the Closing of the Business Combination Agreement. Additionally, under Cohn Robbins’ amended and restated memorandum and articles of association, Cohn Robbins must provide all holders of Cohn Robbins Class A Shares with the opportunity to have their Cohn Robbins Class A Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Cohn Robbins has elected to provide its shareholders with the opportunity to have their Cohn Robbins Class A Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Cohn Robbins is seeking to obtain the approval of its shareholders of the proposals contemplated by this proxy statement/prospectus and also allow its public shareholders to effectuate redemptions of their Cohn Robbins Class A Shares in connection with the Closing of the Business Combination Agreement in accordance with Cohn Robbins’ amended and restated memorandum and articles of association.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions therein, among other things: (i) Cohn Robbins will be merged with and into DE Merger Sub, the separate corporate existence of Cohn Robbins will cease and DE Merger Sub will be the surviving corporation and a wholly owned subsidiary of US HoldCo; (ii) at the Merger Effective Time, (a) each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration and (b) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each Cohn Robbins Warrant to be transferred immediately to holders of Cohn Robbins Public Warrants, as may be adjusted pursuant to the Warrant Agreement; (iii) in connection with the SPAC Merger described in clause (i), US HoldCo will issue membership interests to the Exchange Agent, acting in its own name but for the account of Cohn Robbins, and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b) the Exchange Share Consideration and (c) the PIPE Subscribed Shares; (iv) following its receipt of such shares as described in clause (iii), the Exchange Agent will effectuate the Merger Share Distribution, after which the Liquidations will occur; and (v), following the Merger Share Distribution and the Liquidations, the Exchange Agent will (a) effectuate the Acquisition Transfer and deliver the PIPE Investment Amount to Swiss NewCo as an equity contribution into the capital reserves of Swiss NewCo and (b) deliver (x) to KKCG, the Exchange Share Consideration (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and the KKCG Cash Consideration and (y) to the PIPE Investors, the PIPE Subscribed Shares. Please see the section entitled “Proposal No. 1–The Business Combination Proposal” for additional information.

Q:	How has the announcement of the Business Combination affected the trading price of Cohn Robbins’ Class A Shares?

A:

On January 20, 2022, the trading date before the public announcement of the Business Combination, the Cohn Robbins Public Units, Cohn Robbins Class A Shares and Cohn Robbins Public Warrants closed at $10.06, $9.85 and $0.67, respectively. On [●], 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the Cohn Robbins Public Units, Cohn Robbins Class A Shares and Cohn Robbins Public Warrants closed at $[●], $[●] and $[●], respectively.

Q:	Following the Business Combination, will Cohn Robbins’ securities continue to trade on a stock exchange?

A:

No. Cohn Robbins anticipates that, following consummation of the Business Combination, the Cohn Robbins Public Units will automatically separate into their component parts, the Cohn Robbins Class A Shares and Cohn Robbins Public Warrants will be delisted from the NYSE and Cohn Robbins will be deregistered under the Exchange Act. However, Swiss NewCo intends to list the Swiss NewCo Class B Shares and Swiss NewCo Public Warrants on the NYSE under the symbols “ALWN” and “ALWN.WS,” respectively, upon the Closing of the Business Combination. The approval of Swiss NewCo’s listing application by the NYSE is a condition to Closing: Swiss NewCo’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the Closing of the Business Combination, Swiss NewCo shall satisfy any applicable initial and continuing listing requirements of the NYSE with regard to the listing of Swiss NewCo Shares and Swiss NewCo Public Warrants.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. Cohn Robbins does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for SAZKA Entertainment to access the U.S. public markets.

Q:	Will the management of SAZKA Entertainment change in the Business Combination?

A:

The current executive officers of SAZKA Entertainment are Robert Chvatal, the Chief Executive Officer, Kenneth Morton, the Chief Financial Officer, Stepan Dlouhy, the Chief Investment Officer, Jan Matuska,

the Chief Operating Officer, Jan Sterba, the Chief Marketing Officer, Tony Khatskevich, the Chief Technology Officer, Jonathan Handyside, Group General Counsel, Antonella Pederiva, the Head of Government Affairs, Pavel Turek, the Chief Global Brand and CSR Officer, and Iva Horcicova, the Head of Capital Markets. These individuals are expected to continue to serve as Swiss NewCo’s executive officers upon consummation of the Business Combination.

Upon the consummation of the transactions contemplated by the Business Combination Agreement, Swiss NewCo will initially be governed through a single-tiered board of directors comprised of seven (7) members, with each director serving terms of one (1) year.

Please see the section entitled “Management of Swiss NewCo After the Business Combination” for additional information.

Q:	What will holders of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants and the SAZKA Shareholders each receive in the Business Combination?

A:

At the Closing, after giving effect to the transactions contemplated by the Business Combination Agreement and as more fully described in the Business Combination Agreement, the Ancillary Documents and elsewhere in this proxy statement/prospectus:

i.    KKCG will transfer all the Company Common Stock, and the PIPE Investors will transfer the PIPE Investment Amount, to the Exchange Agent;

ii.    Cohn Robbins will undergo the SPAC Merger;

iii.    at the Merger Effective Time, (a) each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued Swiss NewCo Class B Shares equal to the Merger Consideration and (b) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each Cohn Robbins Warrant, to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to the Warrant Agreement;

iv.    in connection with the SPAC Merger, US HoldCo will issue membership interests to the Exchange Agent, acting in its own name but for the account of Cohn Robbins, and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b) the Exchange Share Consideration and (c) 35,700,000 Swiss NewCo Class B Shares, of which 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio;

v.    following its receipt of such shares (as described above), the Exchange Agent will distribute the Merger Share Distribution to non-redeeming Cohn Robbins shareholders participating in the Business Combination, after which the Liquidations will occur; and

vi.    following the Merger Share Distribution and the Liquidations, the Exchange Agent will (a) effectuate the Acquisition Transfer and deliver the PIPE Investment Amount to Swiss NewCo as an equity contribution into the capital contribution reserves of Swiss NewCo and (b) deliver (x) to KKCG, the Exchange Share Consideration (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and the KKCG Cash Consideration and (y) to the PIPE Investors, the PIPE Subscribed Shares.

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing, and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include (i) Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming that (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) 38,730,126 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, and (iii) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins’ public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Assuming that (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

The following table illustrates varying ownership levels in Swiss NewCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by Cohn Robbins’ public shareholders, (ii) the median number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will be satisfied and (iii) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied.

Share Ownership in Swiss NewCo

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(4)		Assuming Maximum Redemptions(5)
	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Cohn Robbins public shareholders	89,424,000	11.2%	72,841,361	9.3%	56,258,721	7.3%
Cohn Robbins Initial Shareholders(1)	17,370,500	2.2%	17,370,500	2.2%	17,370,500	2.3%
PIPE Investors(2)	32,724,000	4.1%	33,331,036	4.2%	34,343,685	4.5%
KKCG(3)	661,267,275	82.6%	661,267,275	84.3%	661,267,275	86.0%
Pro Forma Ordinary Shares Outstanding	800,785,775	100.0%	784,810,171	100.0%	769,240,182	100.0%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)
Pro Forma Sources of Dilution(6)
KKCG Earn Out Shares	30,000,000	3.61%	30,000,000	3.68%	30,000,000	3.75%
Cohn Robbins Sponsor Earn Out Shares	5,443,100	0.68%	5,443,100	0.69%	5,443,100	0.70%
Cohn Robbins Public Warrants(8)	27,600,000	3.33%	27,600,000	3.40%	27,600,000	3.46%
Private Placement Warrants	12,373,333	1.52%	12,373,333	1.55%	12,373,333	1.58%
Adjusted Pro Forma Ordinary Shares Outstanding	876,202,208		860,226,604		844,656,615

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Proceeds	% / Share(10)	Proceeds	% / Share(10)	Proceeds	% / Share(10)
Pro Forma Share Percentage Impact from Sources of Dilution(9)
KKCG Earn Out Shares	$—	$—	$—	$—	$—	$—
Cohn Robbins Sponsor Earn Out Shares	—	—	—	—	—	—
Cohn Robbins Public Warrants	317,400,000	38.32%	317,400,000	39.07%	317,400,000	39.83%
Private Placement Warrants	142,293,329.5	17.50%	142,289,500	17.85%	142,289,500	18.21%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)
Deferred Discount
Effective Deferred Discount (11)	28,980,000	3.5%	28,980,000	4.4%	28,980,000	5.8%

(1)	Ownership amounts ascribed to the Cohn Robbins Initial Shareholders include Swiss NewCo Shares owned by such shareholders as a result of the PIPE Financing and the Business Combination.

(2)	Ownership amounts ascribed to the PIPE Investors exclude the Cohn Robbins Initial Shareholders.

(3)	KKCG owns 100% of SAZKA Entertainment’s ordinary shares.

(4)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 16,562,744 of Cohn Robbins’ public shares, which represents redemptions of approximately 20% of Cohn Robbins’ public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.00 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding.

(5)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 33,125,487 of Cohn Robbins’ public shares, which represents redemptions of approximately 40% of Cohn Robbins’ public shares and which is the maximum number of redemptions at a redemption price of approximately $10.00 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding.

(6)

Represents the shares of Swiss NewCo issuable upon the exercise of all outstanding KKCG Earn Out Shares, Cohn Robbins Sponsor Earn Out Shares, Cohn Robbins Public Warrants and Private Placement Warrants.

(7)

To illustrate the potential dilutive impacts to non-redeeming shareholders of Cohn Robbins, the percentage dilution is calculated as the number of shares issued upon exercise of the dilutive instrument divided by the sum of (i) pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(8)

Reflects the adjustment to the number of Swiss NewCo Class B Shares issuable upon exercise of Cohn Robbins Public Warrants pursuant to Section 4.5 of the warrant agreement, dated as of September 11, 2020, between Cohn Robbins Holdings Corp. and Continental Stock Transfer & Trust Company, as warrant agent, including any amendment, modification or reduction of the warrant price set forth therein except for any adjustment made with respect to the Swiss NewCo Public Warrants in the Warrant Conversion (the “Existing Warrant Agreement”).

(9)

For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Swiss NewCo with no other adjustments assumed to Swiss NewCo book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of Swiss NewCo resulting from each potential source of dilution and related proceeds on an individual basis. For Cohn Robbins Public Warrants and Private Placement Warrants, proceeds reflect receipt of the exercise price of $11.50 per share, consistent with the Existing Warrant Agreement.

(10)

The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(11)	Includes other capital markets advisory fees to be paid upon consummation of the Business Combination.

(12)

The percent of Trust Account with respect to the deferred discount is the result of (i) 28.980 million divided by (ii) the result of (a) $829,088,974 (which is the approximate total funds in the Trust Account as of June 30, 2022) multiplied by (b) the following, as applicable: (1) in the no redemption scenario, 100.0%, (2) in the 50% redemption scenario, 80.0%, and (3) in the maximum redemption scenario, 60.0%.

Q:

What equity stake will the current holders of public shares of Cohn Robbins, the Cohn Robbins Initial Shareholders, the PIPE Investors and the SAZKA Shareholders hold in Swiss NewCo after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include (i) Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 38,730,126 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Alternatively, assuming (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

The following table illustrates varying ownership levels in Swiss NewCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by Cohn Robbins’ public shareholders, (ii) the median number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will be satisfied and (iii) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied.

Share Ownership in Swiss NewCo

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(4)		Assuming Maximum Redemptions(5)
	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Cohn Robbins public shareholders	89,424,000	11.2%	72,841,361	9.3%	56,258,721	7.3%
Cohn Robbins Initial Shareholders(1)	17,370,500	2.2%	17,370,500	2.2%	17,370,500	2.3%
PIPE Investors(2)	32,724,000	4.1%	33,331,036	4.2%	34,343,685	4.5%
KKCG(3)	661,267,275	82.6%	661,267,275	84.3%	661,267,275	86.0%
Pro Forma Ordinary Shares Outstanding	800,785,775	100.0%	784,810,171	100.0%	769,240,182	100.0%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)
Pro Forma Sources of Dilution(6)
KKCG Earn Out Shares	30,000,000	3.61%	30,000,000	3.68%	30,000,000	3.75%
Cohn Robbins Sponsor Earn Out Shares	5,443,100	0.68%	5,443,100	0.69%	5,443,100	0.70%
Cohn Robbins Public Warrants(8)	27,600,000	3.33%	27,600,000	3.40%	27,600,000	3.46%
Private Placement Warrants	12,373,333	1.52%	12,373,333	1.55%	12,373,333	1.58%
Adjusted Pro Forma Ordinary Shares Outstanding	876,202,208		860,226,604		844,656,615

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Proceeds	% / Share(10)	Proceeds	% / Share(10)	Proceeds	% / Share(10)
Pro Forma Share Percentage Impact from Sources of Dilution(9)
KKCG Earn Out Shares	$—	$—	$—	$—	$—	$—
Cohn Robbins Sponsor Earn Out Shares	—	—	—	—	—	—
Cohn Robbins Public Warrants	317,400,000	38.32%	317,400,000	39.07%	317,400,000	39.83%
Private Placement Warrants	142,293,329.5	17.50%	142,289,500	17.85%	142,289,500	18.21%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)
Deferred Discount
Effective Deferred Discount (11)	28,980,000	3.5%	28,980,000	4.4%	28,980,000	5.8%

(1)	Ownership amounts ascribed to the Cohn Robbins Initial Shareholders include Swiss NewCo Shares owned by such shareholders as a result of the PIPE Financing and the Business Combination.
(2)	Ownership amounts ascribed to the PIPE Investors exclude the Cohn Robbins Initial Shareholders.
(3)	KKCG owns 100% of SAZKA Entertainment’s ordinary shares.
(4)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 16,562,744 of Cohn Robbins’ public shares, which represents redemptions of approximately 20% of Cohn Robbins’ public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding.

(5)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 33,125,487 of Cohn Robbins’ public shares, which represents redemptions of approximately 40% of Cohn Robbins’ public shares and which is the maximum number of redemptions at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding.

(6)

Represents the shares of Swiss NewCo issuable upon the exercise of all outstanding KKCG Earn Out Shares, Cohn Robbins Sponsor Earn Out Shares, Cohn Robbins Public Warrants and Private Placement Warrants.

(7)

To illustrate the potential dilutive impacts to non-redeeming shareholders of Cohn Robbins, the percentage dilution is calculated as the number of shares issued upon exercise of the dilutive instrument divided by the sum of (i) pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(8)	Reflects the adjustment to the number of Swiss NewCo Class B Shares issuable upon exercise of Cohn Robbins Public Warrants pursuant to Section 4.5 of the Existing Warrant Agreement.
(9)

For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Swiss NewCo with no other adjustments assumed to Swiss NewCo book value equity in the analysis above. The dollar per-share impact is calculated as the incremental impact to book value per equity of Swiss NewCo resulting from each potential source of dilution and related proceeds on an individual basis. For Cohn Robbins Public Warrants and Private Placement Warrants, proceeds reflect receipt of the exercise price of $11.50 per share, consistent with the Existing Warrant Agreement.

(10)

The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(11)	Includes other capital markets advisory fees to be paid upon consummation of the Business Combination.
(12)

The percent of Trust Account with respect to the deferred discount is the result of (i) 28.980 million divided by (ii) the result of (a) $829,088,974 (which is the approximate total funds in the Trust Account as of June 30, 2022) multiplied by (b) the following, as applicable: (1) in the no redemption scenario, 100.0%, (2) in the 50% redemption scenario, 80.0%, and (3) in the maximum redemption scenario, 60.0%.

Q:	What revenues and profits and losses has SAZKA Entertainment generated in the last three (3) years?

A:

For the years ended December 31, 2021, December 31, 2020 and December 31, 2019, SAZKA Entertainment had revenues from gaming activities of €3,056.5 million, €2,018.0 million and €1,906.1 million, respectively, and profits from operating activities of €666.0 million, €375.7 million and €470.6 million, respectively. For the years ended December 31, 2021, 2020 and 2019, SAZKA Entertainment’s total assets were €6,524.4 million, €5,986.9 million and €4,438.2 million, respectively, and its total liabilities were €5,169.3 million, €4,474.9 million and €3,054.1 million, respectively. For additional information, please see the section entitled “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What is the PIPE Financing?

A:

In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Subscription Agreements with the PIPE Investors, pursuant to which such PIPE Investors agreed to purchase from Swiss NewCo, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, an aggregate of 35,700,000 Swiss NewCo Class B Shares, of which, 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio, for gross proceeds of $353 million on the Closing Date. The Swiss NewCo Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Swiss NewCo will grant the Third-Party PIPE Investors certain customary registration rights in connection with the PIPE Financing, including demand and piggyback rights for any large Third-Party PIPE Investors that satisfy the ownership thresholds set forth in their applicable Subscription Agreements. The PIPE Financing is contingent upon, among other things, the Closing of the Business Combination.

Unless waived by SAZKA Entertainment, the Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any payment of any deferred underwriting commissions being held in the Trust Account or any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties.

Q:	Why is Cohn Robbins proposing the Adjournment Proposal?

A:

Cohn Robbins is proposing the Adjournment Proposal to allow it to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Cohn Robbins Ordinary Shares before the General Meeting?

A:

The record date for the General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Cohn Robbins public shares after the applicable record date but before the General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the General Meeting. However, you will not be able to seek redemption of your Cohn Robbins Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Cohn Robbins Ordinary Shares prior to the applicable record date, you will have no right to vote those shares at the General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the General Meeting?

A:

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Cohn Robbins shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/cohnrobbins/2022) at the General Meeting will not be counted towards the number of Cohn Robbins Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on any proposal.

Q:	How will the Cohn Robbins Initial Shareholders and Cohn Robbins’ other current directors and officers vote?

A:

Prior to Cohn Robbins’ initial public offering, Cohn Robbins entered into agreements with the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, pursuant to which each agreed to vote any Cohn Robbins Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, including the Cohn Robbins Sponsor, as they relate to the Founder Shares and any other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins and the requirement to vote all of the Founder Shares and such other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins in favor of the Business Combination Proposal, and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus. As of the record date, the Cohn Robbins Initial Shareholders and the other current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting.

You should keep in mind that certain Cohn Robbins directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1–The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	What interests do the Cohn Robbins Initial Shareholders and Cohn Robbins’ other current officers and directors have in the Business Combination?

A:

The Cohn Robbins Initial Shareholders and Cohn Robbins’ other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include the following considerations:

•

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed not to redeem any Cohn Robbins Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $206,172,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting;

•

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022 (unless such date is extended), and, in the event Cohn Robbins fails to complete an initial business combination by September 11, 2022 (unless such date is extended), the Founder Shares would have no value;

•	the Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins;

•

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022 (unless such date is extended). The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting;

•

on September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

•

in connection with the PIPE Financing, the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio, whereas in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

•

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of the Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins to receive Swiss NewCo Shares is subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any shares issued in connection with the PIPE Financing);

•	the anticipated designation by Cohn Robbins of Clifton S. Robbins as a director of Swiss NewCo following the Business Combination;

•	the continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination;

•

The Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022 (unless such date is extended), pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by the Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which the Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

•

if the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, the Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public-share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a target business or third party has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

(i) the 20,540,000 Founder Shares held by the Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case, immediately prior to the SPAC Merger.

These interests may influence Cohn Robbins’ directors in making their recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination. Please see the section entitled “Proposal No. 1–The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	What happens if the Business Combination Proposal is not approved?

A:

In the event that the Business Combination Proposal does not receive the requisite vote for approval, Cohn Robbins will not consummate the Business Combination. If Cohn Robbins does not consummate the Business Combination and fails to complete an initial business combination by September 11, 2022 (unless such date is extended), Cohn Robbins will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	What constitutes a quorum at the General Meeting?

A:

One (1) or more shareholders who together hold a majority of the issued and outstanding Cohn Robbins Ordinary Shares entitled to vote at the General Meeting must be present, in person (including virtual presence by visiting www.cstproxy.com/cohnrobbins/2022) or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, who currently own 20% of the issued and outstanding Cohn Robbins Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting, 51,750,001 Cohn Robbins Ordinary Shares would be required to achieve a quorum.

Q:	What happens if I vote against any of the proposals contemplated by this proxy statement/prospectus?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite vote of holders of Cohn Robbins Ordinary Shares to approve the Business Combination Proposal, then the Business Combination Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to Closing, the Business Combination and the transactions contemplated thereby will be consummated in accordance with the terms of the Business Combination Agreement.

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a

Cohn Robbins shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/cohnrobbins/2022) at the General Meeting will not be counted towards the number of Cohn Robbins Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on any proposal.

The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Cohn Robbins will not consummate the Business Combination. If Cohn Robbins does not consummate the Business Combination and fails to complete an initial business combination by September 11, 2022 (unless such date is extended), Cohn Robbins will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Do I have redemption rights?

A:

Pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, holders of Cohn Robbins public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Cohn Robbins’ amended and restated memorandum and articles of association. As of June 30, 2022, this would have amounted to approximately $10.01 per share. If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. The Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed, for no consideration in return, to waive their redemption rights with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Notwithstanding the foregoing, a holder of Cohn Robbins public shares, together with any affiliate or any other person with whom it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Cohn Robbins has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $829.1 million as of June 30, 2022. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Cohn Robbins amended and restated memorandum and articles of association. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding. See the section entitled “Unaudited Pro Forma

Condensed Combined Financial Information—Redemption Scenarios.” Cohn Robbins’ shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Cohn Robbins’ Shareholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Cohn Robbins Public Warrants will not have redemption rights with respect to such warrants.

In addition, if a Cohn Robbins public shareholder does not redeem its Cohn Robbins Class A Shares, but other shareholders do elect to redeem their respective Cohn Robbins Class A Shares, the non-redeeming shareholders would own shares with a higher implied transaction value per share. The more redemptions of Cohn Robbins Class A Shares there are, the higher the Class B Exchange Ratio will be. As the number of redemptions of Cohn Robbins Class A Shares increases (subject to a cap of 80% redemptions), the Class B Exchange Ratio increases. As the Class B Exchange Ratio increases, the number of Swiss NewCo Class B Shares issuable per share of Cohn Robbins Class A Shares held by Cohn Robbins’ public shareholders after redemption will also increase. For informational purposes only, please see the table below for an illustration of the foregoing paragraph based on the approximately $829.1 million in the Trust Account as of June 30, 2022.

Percentage of Redemptions for Bonus Shares	0%	25%	50%	75%	100%
Implied Price Per Share
Percentage of Cohn Robbins Class A Shares Redeemed	0%	20%	40%	60%	80%
Percentage of Cohn Robbins Class A Shares not Redeemed	100%	80%	60%	40%	20%
Trust Account Size (in millions)(1)	$829.1	$663.3	$497.5	$331.6	$165.8
Assumed Price per Cohn Robbins Class A Share at the Closing	$10.00	$10.00	$10.00	$10.00	$10.00
Remaining Cohn Robbins Class A Shares (in millions)	82.8	66.24	49.68	33.12	16.56
Bonus Cohn Robbins Class A Shares Available to Non-Redeeming Holders (in millions)	6.62	6.62	6.62	6.62	6.62
Class B Exchange Ratio	1.08	1.10	1.13	1.20	1.40
Implied Price per Cohn Robbins Class A Share	$9.26	$9.09	$8.85	$8.33	$7.14
Implied Consideration per Cohn Robbins Class A Share	$10.80	$11.00	$11.33	$12.00	$14.00

(1)	As of June 30, 2021.

For illustrative purposes only, assuming a price of $10.00 per Cohn Robbins Class A Share at the Closing, non-redeeming shareholders would receive, in exchange for each Cohn Robbins Class A Share held, Swiss NewCo Class B Shares with a value equating to between $10.80 (assuming no redemptions) and $14.00 (assuming redemptions resulting in the maximum Class B Exchange Ratio).

Additionally, the Swiss NewCo Public Warrants are expected to be adjusted such that the number of Swiss NewCo Class B Shares underlying each Swiss NewCo Public Warrant is equal to the number of Cohn Robbins Class A Shares underlying the Cohn Robbins Warrants multiplied by the Class B Exchange Ratio. Such increase means that public shareholders’ holdings in Cohn Robbins will be diluted in comparison to those of the holders of Cohn Robbins Warrants at the Closing of the transactions contemplated by the Business Combination Agreement as no Cohn Robbins Warrants will be redeemed in connection with the Business Combination.

If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

Q:	Can the Cohn Robbins Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. the Cohn Robbins Initial Shareholders, directors and officers have agreed, for no consideration in return, to waive their redemption rights with respect to any Founder Shares held by them in connection with the consummation of an initial business combination. Additionally, the Cohn Robbins Initial Shareholders have agreed, for no consideration in return, to waive their redemption rights with respect to their Founder Shares if Cohn Robbins fails to consummate an initial business combination by September 11, 2022 (unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association). However, if the Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to consummate an initial business combination within the prescribed time frame.

Q:	Is there a limit on the total number of Cohn Robbins public shares that may be redeemed?

A:

Yes. A holder of Cohn Robbins Ordinary Shares, together with any affiliate of it or any other person with whom it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In addition, the Cohn Robbins amended and restated memorandum and articles of association provide that in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any payment of any deferred underwriting commissions being held in the Trust Account or any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding.

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Cohn Robbins Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Adjournment Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by Cohn Robbins shareholders who will redeem their shares and will not be shareholders of Swiss NewCo after the consummation of the transactions contemplated by the Business Combination Agreement.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must: (i) if you hold Cohn Robbins Public Units, separate the underlying Cohn Robbins Class A Shares and Cohn Robbins Public Warrants; (ii) prior to 5:00 p.m.,

New York City time, on [●], 2022 (two (2) business days before the scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Cohn Robbins redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address: Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, Attention: [●]; and (iii) deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two (2) business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two (2) weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a shareholder on the record date in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two (2) business days prior to the initially scheduled vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

If you hold Cohn Robbins Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Cohn Robbins Class A Shares and Cohn Robbins Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the Cohn Robbins Class A Shares from the Cohn Robbins Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Cohn Robbins Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Cohn Robbins Class A Shares and Cohn Robbins Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Cohn Robbins Public Units. While this is typically done electronically on the same business day, you should allow at least one (1) full business day to accomplish the separation. If you fail to cause your Cohn Robbins Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically).

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

If you exercise your redemption rights, your Cohn Robbins Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Swiss NewCo Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Swiss NewCo, if any. You will be entitled to receive cash for your Cohn Robbins Class A Shares only if you properly and timely demand redemption.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

It is expected that a U.S. Holder (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Cohn Robbins Class A Shares will generally be treated as selling such ordinary shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights”.

All holders considering exercising redemption rights are urged to consult their tax advisors regarding the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What are the U.S. federal income tax consequences as a result of the Business Combination to U.S. Holders of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants?

A:

As discussed more fully in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders,” it is intended that the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the SPAC Merger so qualifies, U.S. Holders (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants for Swiss NewCo Shares and Swiss NewCo Public Warrants, as applicable, in the SPAC Merger.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	If I am a Cohn Robbins warrant holder, can I exercise redemption rights with respect to my Cohn Robbins Public Warrants?

A:

No. There will be no redemption rights or liquidating distributions with respect to Cohn Robbins Public Warrants, which will expire worthless if Cohn Robbins fails to complete its initial business combination by September 11, 2022 (unless such date is extended).

Q.	How do the Cohn Robbins Public Warrants differ from the Private Placement Warrants and what are the related risks for any holders of Cohn Robbins Public Warrants following the Business Combination?

A.

The Private Placement Warrants are identical to the Cohn Robbins Public Warrants in all material respects, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Cohn Robbins (except as described in the notes to Cohn Robbins’ financial statements included elsewhere in this proxy statement/

prospectus) so long as they are held by the Cohn Robbins Sponsor or its permitted transferees. The Cohn Robbins Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Cohn Robbins Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Cohn Robbins in all redemption scenarios and exercisable by the holders on the same basis as the Cohn Robbins Public Warrants.

As a result, following the Business Combination, Cohn Robbins may redeem your Cohn Robbins Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Cohn Robbins will have the ability to redeem outstanding Cohn Robbins Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Cohn Robbins Class A Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. Cohn Robbins will not redeem the Cohn Robbins Public Warrants as described above unless a registration statement under the Securities Act covering the Cohn Robbins Class A Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Cohn Robbins Class A Shares is available throughout the 30-day redemption period. If and when the Cohn Robbins Public Warrants become redeemable by Cohn Robbins, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Cohn Robbins Public Warrants could force you (i) to exercise your Cohn Robbins Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Cohn Robbins Public Warrants at the then-current market price when you might otherwise wish to hold your Cohn Robbins Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Cohn Robbins Public Warrants are called for redemption, is likely to be substantially less than the market value of your Cohn Robbins Public Warrants.

In addition, Cohn Robbins will have the ability to redeem the outstanding Cohn Robbins Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Cohn Robbins Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Cohn Robbins Class A Shares exceeds $18.00 per share for a specified period of time. Recent trading prices for the Cohn Robbins Class A Shares have not exceeded the $10.00 per share threshold at which the Cohn Robbins Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Cohn Robbins Public Warrants prior to redemption for a number of Cohn Robbins Class A Shares determined based on the redemption date and the fair market value of the Cohn Robbins Class A Shares. Please see the notes to Cohn Robbins’ financial statements included elsewhere in this proxy statement/prospectus for more information. The value received upon exercise of the Cohn Robbins Public Warrants (i) may be less than the value the holders would have received if they had exercised their Cohn Robbins Public Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Cohn Robbins Public Warrants.

In each case, Cohn Robbins may only call the Cohn Robbins Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Cohn Robbins Public Warrants prior to the time of redemption and, at Cohn Robbins’ election, any such exercise may be required to be on a cashless basis.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:

None of the holders Cohn Robbins Ordinary Shares or Cohn Robbins Warrants have appraisal rights in connection the Business Combination under the Companies Act. Cohn Robbins’ shareholders may be entitled to give notice to Cohn Robbins prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for their Cohn Robbins Ordinary Shares if they follow the procedures set forth in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes, inter alia, shares of any company which at the effective date of the merger are listed on a national securities exchange. It is the view of the Cohn Robbins Board that such fair market value would equal the amount which Cohn Robbins’ shareholders would obtain if they exercise their redemption rights as described herein.

Appraisal rights are not available to the SAZKA Shareholders in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the Available Cohn Robbins Cash being equal to or greater than $850 million. If the Business Combination is consummated, Swiss NewCo will distribute Available Cohn Robbins Cash in the following order of priority: (i) first, to pay Transaction Expenses, (ii) second, paid to Primrose the Primrose Cash Distribution (as defined in the Business Combination Agreement), (iii) third, paid as KKCG Cash Consideration, to KKCG up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a) Net Minimum Cash, multiplied by (b) the fraction 3/2 (c) less the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG. If the Business Combination is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with the Business Combination or used for redemptions or purchases of the public shares, Cohn Robbins may apply the balance of the cash released to it from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of Swiss NewCo, the payment of principal or interest due on indebtedness incurred in completing its Business Combination, to fund the purchase of other companies or for working capital. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources.”

Q:	What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A:

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions including, among others: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of Cohn Robbins and SAZKA Entertainment, (ii) approval by Cohn Robbins’ shareholders of the Business Combination Proposal, (iii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iv) receipt of approval for listing on the NYSE of the shares of Swiss NewCo to be issued in connection with the transactions contemplated by the Business Combination Agreement, (v) receipt of certain required regulatory approvals, (vi) absence of any injunctions or adoption of any laws prohibiting the Business Combination Agreement and the transactions contemplated thereby, (vii) that the Available Cohn Robbins Cash Condition is met and (viii) satisfaction of customary bringdowns of the representations, warranties and covenants of the parties therein. Please see the section entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

Cohn Robbins will have, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, only 24 months from the closing of its initial public offering to complete an initial business combination. If Cohn Robbins has not completed its initial business combination within such 24-month period, Cohn Robbins will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cohn Robbins’ remaining shareholders and the Cohn Robbins Board, liquidate and dissolve, subject, in each case, to Cohn Robbins’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Cohn Robbins Public Warrants, which will expire worthless if Cohn Robbins fails to complete its initial business combination within the 24-month time period (unless such time period is extended).

The Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins have entered into a letter agreement with Cohn Robbins, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Cohn Robbins fails to complete its initial business combination within 24 months from the closing of its initial public offering, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association. However, if the Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to complete its initial business combination within the allotted 24-month time period (or such extended time period).

Q:	What do I need to do now?

A:

Your vote is very important. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of SAZKA Entertainment and Cohn Robbins to fully understand the proposed Business Combination before voting on the proposals to be considered at the General Meeting.

Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your shares are represented at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal is approved at the General Meeting. The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	How do I vote?

A:

If you hold your shares in “street name” and are a Cohn Robbins shareholder of record, you may vote by mail or in person at the General Meeting. Each Cohn Robbins Ordinary Share that you own in your name entitles you to one (1) vote on each of the proposals for the General Meeting. Your one (1) or more proxy cards show the number of Cohn Robbins Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed pre-paid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one (1) proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Cohn Robbins Ordinary Shares will be voted as recommended by the Cohn Robbins Board. The Cohn Robbins Board recommends voting “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●] a.m., New York City time, on [●], 2022.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Cohn Robbins can be sure that the broker, bank or nominee has not already voted your Cohn Robbins Ordinary Shares.

Voting Virtually at the Meeting. If your shares are registered in your name with Continental Stock Transfer & Trust Company and you attend the General Meeting and plan to vote virtually, you must visit www.cstproxy.com/cohnrobbins/2022, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. See the section entitled “— Attending the General Meeting” below for more details.

Q:	What will happen if I abstain from voting or fail to vote at the General Meeting?

A:

At the General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal or the Adjournment Proposal (other than as counted for purposes of determining whether a quorum is present).

If you fail to take any action with respect to the General Meeting and the Business Combination is approved by Cohn Robbins’ shareholders and the Business Combination is consummated, you will become a shareholder or warrant holder of Swiss NewCo. If you fail to take any action with respect to the General

Meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of Cohn Robbins. However, even if you fail to vote with respect to the General Meeting, you will nonetheless be able to elect to redeem your Cohn Robbins public shares in connection with the Business Combination.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting.

Q:	If I am not going to attend the General Meeting, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the General Meeting or not, please read this proxy statement/prospectus carefully in its entirety, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Cohn Robbins intends to hold the General Meeting in person as well as virtually, via a live webcast at www.cstproxy.com/cohnrobbins/2022. However, Cohn Robbins is sensitive to the public health and travel concerns its shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 situation. As a result, Cohn Robbins may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location. Cohn Robbins plans to announce any such updates on its proxy website at www.cstproxy.com/cohnrobbins/2022, and encourages you to check this website prior to the meeting if you plan to attend.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Cohn Robbins believes all the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by (i) sending a later-dated, signed proxy card (ii) sending notice to Cohn Robbins’ Secretary in writing before the General Meeting that you have revoked your proxy (in the case of clauses (i) and (ii), so that such card or notice is received prior to the vote at the General Meeting scheduled to take place on [●], 2022) or (iii) attending the General Meeting, revoking your proxy and voting in person (including by virtual means).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

Cohn Robbins’ shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental Stock Transfer & Trust Company prior to the General Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described in the section entitled “Redemption Rights” prior to 5:00 p.m., New York City time, on [●], 2022 (two (2) business days before the scheduled General Meeting) in order for such shares to be redeemed.

Cohn Robbins’ warrant holders should not submit the certificates relating to their Cohn Robbins Public Warrants. Public shareholders who do not elect to have their Cohn Robbins public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Cohn Robbins public shares.

Upon the Closing of the Business Combination Agreement and the transactions contemplated thereby, holders of Cohn Robbins Public Units, Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants will receive Swiss NewCo Shares and Swiss NewCo Public Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Cohn Robbins Public Units, Cohn Robbins Class A Shares (unless such holder elects to redeem the either their Cohn Robbins Public Units or Cohn Robbins Class A Shares in accordance with the procedures set forth below), Cohn Robbins Class B Shares or Cohn Robbins Public Warrants.

Q:	What should I do if I receive more than one (1) set of voting materials?

A:

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your Cohn Robbins Ordinary Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:

Cohn Robbins will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Cohn Robbins has engaged Morrow Sodali LLC (“Morrow Sodali”), to assist in the solicitation of proxies for the General Meeting. Cohn Robbins will pay Morrow Sodali a fee of $45,000, plus disbursements and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Cohn Robbins’ proxy solicitor. Cohn Robbins will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Cohn Robbins’ shareholders. Directors, officers and employees of Cohn Robbins who solicit proxies will not be paid any additional compensation for soliciting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or the proposals included in this proxy statement/prospectus or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Individuals (toll-free): (800) 662-5200

Banks and Brokerage Firms, please call collect: (203) 658-9400

To obtain timely delivery, Cohn Robbins’ shareholders must request the materials no later than [●], 2022, or five (5) business days prior to the General Meeting.

You may also obtain additional information about Cohn Robbins from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of Cohn Robbins public shares and intend to seek redemption of such shares, you will need to deliver your public shares (either physically or electronically) to the Transfer Agent. Holders must complete the procedures for electing to redeem such shares in the manner described in the section entitled “Redemption Rights” prior to 5:00 p.m., New York City time, on [●], 2022 (two (2) business days before the scheduled General Meeting) in order for such shares to be redeemed. If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: [●]

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of SAZKA Entertainment and Cohn Robbins to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

SAZKA Entertainment

SAZKA Entertainment was incorporated as a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland in accordance with articles 620 et seq. of the CO (as defined below) on November 11, 2020.

The Company is registered with the commercial register of the Canton Lucerne under company registration number CHE-366.705.452. The SAZKA Articles of Association in effect as of the date of this proxy statement/prospectus are dated May 12, 2022.

The mailing address of SAZKA Entertainment’s principal executive office prior to and after the Closing of the Business Combination is Weinmarkt 9, 6004 Lucerne, Switzerland. Neither the SAZKA Articles of Association nor the operation of law limit the duration of the Company. The Company’s telephone number is +41 41 266 09 43 and its website is www.\allwynentertainment.com. The Company’s legal entity identifier is 315700KPTPXHWHNG4BP91. We do not incorporate the information contained on, or accessible through, our corporate website into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Swiss NewCo

Swiss NewCo is a Swiss stock corporation (Aktiengesellschaft) that was incorporated on November 30, 2021. To date, Swiss NewCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of Swiss NewCo have been included in this proxy statement/prospectus. Swiss NewCo intends to apply to list the Swiss NewCo Class B Shares and Swiss NewCo Public Warrants under the Exchange Act and on NYSE under the symbols “ALWN” and “ALWN.WS,” respectively, upon the Closing of the Business Combination. Swiss NewCo is anticipated to have a dual-class structure, through which Swiss NewCo Class A Shares (held by KKCG) will have four (4) times the voting power (relative to their economic power) of the holders of Swiss NewCo Class B Shares.

The mailing address of Swiss NewCo’s principal executive office prior to the Closing of the Business Combination is c/o Allwyn AG, Weinmarkt 9, 6004 Lucerne, Switzerland. The mailing address of Swiss NewCo’s principal executive office after the Closing of the Business Combination will be c/o Allwyn AG, Weinmarkt 9, 6004 Lucerne, Switzerland. Neither the Proposed Articles of Association nor the operation of law limit the duration of Swiss NewCo. Swiss NewCo’s telephone number is +41 41 266 09 43 and its website is www.\allwynentertainment.com. Swiss NewCo’s legal entity identifier is 315700P650J9MYX6S812.

US HoldCo

US HoldCo is a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo. US HoldCo was incorporated on January 11, 2022. To date, US HoldCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of US HoldCo have been included in this proxy statement/prospectus.

The mailing address of US HoldCo’s registered office is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

Cohn Robbins

Cohn Robbins is a blank check company incorporated as a Cayman Islands exempted company on July 13, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses or entities. Cohn Robbins consummated its initial public offering on September 11, 2020, generating gross proceeds of $828 million, which includes the full exercise of the underwriter’s option to purchase an additional 10,800,000 units at the initial public offering price to cover over-allotments.

The Cohn Robbins Class A Shares, Cohn Robbins Public Units and Cohn Robbins Public Warrants are traded on NYSE under the ticker symbols, “CRHC,” “CRHC.U” and “CRHC.WS,” respectively. Upon the Closing of the Business Combination, Cohn Robbins’ securities will be delisted from the NYSE.

The mailing address of Cohn Robbins’ registered office is 1000 N. West Street, Suite 1200, Wilmington, DE 19801.

DE Merger Sub

DE Merger Sub is a Delaware limited liability company and a direct owned subsidiary of US HoldCo that was incorporated on January 11, 2022 to facilitate the consummation of the Business Combination. In the Business Combination, Cohn Robbins will merge with and into DE Merger Sub, with DE Merger Sub continuing as the surviving entity.

The mailing address of DE Merger Sub’s registered office is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

The Business Combination Agreement

On January 20, 2022, Cohn Robbins entered into the Business Combination Agreement with SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two (2) steps: (i) on the date on which the Merger Effective Time occurs (the “Merger Closing Date”), Cohn Robbins will merge with and into DE Merger Sub, with DE Merger Sub surviving the SPAC Merger as a wholly owned direct subsidiary of Swiss NewCo and (ii) upon the closing of the Acquisition Transfer, DE Merger Sub and US HoldCo shall liquidate their assets into Swiss NewCo and the PIPE Investors and SAZKA Shareholders will receive newly issued Swiss NewCo Shares in exchange for, with respect to the PIPE Investors, the PIPE Investment Amount, and, with respect to the SAZKA Shareholders, all of such holders’ Company Capital Stock (as defined below), as a result of which SAZKA Entertainment will become a wholly owned subsidiary of Swiss NewCo.

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “Proposal No. 1–The Business Combination Proposal–The Business Combination Agreement.”

The Merger

On the Closing Date and immediately prior to the Merger Effective Time:

•

the holders of Cohn Robbins Class B Shares will exchange their Cohn Robbins Class B Shares and Cohn Robbins Warrants for Cohn Robbins Class A Shares and Cohn Robbins Warrants, in each case, in the amounts specified in and pursuant to the terms of the Sponsor Agreement; and

•

any Cohn Robbins Ordinary Shares that are required to be redeemed shall be cancelled and shall cease to exist and shall therefore be redeemed for the consideration pursuant to the Business Combination Agreement, Cohn Robbins’ governing documents, the Trust Agreement and this proxy statement/prospectus.

On the Closing Date, the parties to the Business Combination Agreement shall cause the SPAC Merger to be consummated by filing (i) with the Secretary of State of the State of Delaware a Certificate of Merger (the “Merger Certificate”) and (ii) the Plan of Merger (together with the Merger Certificate, the “SPAC Merger Documents”), in each case, duly executed and completed in accordance with the relevant provisions of the Delaware General Corporations Law (as may be amended from time to time, the “DGCL”) and the Companies Act, as appropriate

At the Merger Effective Time:

•

each then-outstanding Cohn Robbins Public Unit will be separated and cancelled and each holder thereof will be deemed to hold one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Warrant;

•

each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in exchange for the right to receive the Merger Consideration pursuant to the Business Combination Agreement and described in the section entitled “Proposal No. 1–The Business Combination Proposal–The Business Combination”;

•

Swiss NewCo shall effect the Warrant Conversion, which is expected to result in the number of Swiss NewCo Class B Shares underlying each Swiss NewCo Public Warrant being equal to the number of Cohn Robbins Class A Shares underlying the Cohn Robbins Warrants multiplied by the Class B Exchange Ratio;

•

each then-outstanding Cohn Robbins Warrant (including, for the avoidance of doubt, Cohn Robbins Warrants following the separation and cancelation of Cohn Robbins Public Units) will be exchanged for Swiss NewCo Public Warrants pursuant to the Warrant Agreement;

•	each then-outstanding Cohn Robbins Ordinary Share owned by Cohn Robbins or its subsidiaries as treasury stock will be cancelled for no payment or consideration; and

•

following the actions undertaken above, the Exchange Agent will transfer the Merger Consideration to Cohn Robbins’ shareholders and the Swiss NewCo Public Warrants to holders of Cohn Robbins Warrants pursuant to the Warrant Conversion.

Following the SPAC Merger, DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo.

On the next business day (unless otherwise agreed between Cohn Robbins and SAZKA Entertainment) following the Merger Closing Date, subject to certain conditions being satisfied or waived, the Closing shall take place electronically through the exchange of documents via email.

Prior to the Acquisition Transfer, Swiss NewCo shall undertake all corporate steps required to increase its share capital to reflect the issuance of the shares to be transferred to Cohn Robbins’ shareholders and to the PIPE Investors as well as the Exchange Share Consideration (as defined below) (the “Company Share Capital Increase”). Upon registration of the Company Share Capital Increase in the Commercial Register Lucerne (as defined in the Business Combination Agreement), Swiss NewCo shall issue to the Exchange Agent a number of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares constituting the Exchange Share Consideration, the Merger Consideration and the PIPE Subscribed Shares.

The Acquisition Transfer

At the Closing Date, by virtue of the transactions contemplated by the Business Combination Agreement:

•	Following the Liquidations, the Exchange Agent will contribute (i) the Company Common Stock held by KKCG to Swiss NewCo and (ii) the PIPE Investment Amount to Swiss NewCo;

•

Following the Liquidations and the Acquisition Transfer, the Exchange Agent will deliver (i) to KKCG, an aggregate number of Swiss NewCo Shares equal to an aggregate par value of CHF 27,550,691 (which is expected to be allocated as set forth in the section entitled “Proposal No. 1–The Business Combination Proposal–The Business Combination Agreement”), (ii) to KKCG, the KKCG Cash Consideration and (iii) to the PIPE Investors, 35,700,000 Swiss NewCo Class B Shares, of which, 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio;

•

At or substantially concurrently with the Closing Date, Swiss NewCo will distribute the Available Cohn Robbins Cash (i) first, to pay the Transaction Expenses, (ii) second, to Primrose pursuant to the Primrose Cash Distribution (as defined in the Business Combination Agreement), (iii) third, to KKCG, paid as KKCG Cash Consideration, up to and until the sum of the distributions made pursuant to the foregoing clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up and until the Net Minimum Cash amount is met and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG; and

•

On the Closing Date, and as further described in the section entitled “Proposal No. 1 – The Business Combination Proposal–Ancillary Documents–Apollo Side Letter,” Swiss NewCo will repurchase all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for a combination of (i) cash and (ii) the Convertible Notes (as defined below).

Conditions to Closing

The obligations of Cohn Robbins and the Company Parties (as defined below) to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

•	the approval of Cohn Robbins’ shareholders shall have been obtained;

•

solely to the extent required and to the extent the Closing shall not have occurred by September 11, 2022 (or such extended date), the approval set forth in Cohn Robbins’ disclosure schedule to the Business Combination Agreement shall have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	the gaming approvals and certain other required regulatory approvals as set forth in SAZKA Entertainment’s disclosure schedules to the Business Combination Agreement shall have been obtained;

•	the Swiss NewCo Class B Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement shall have been approved for listing on the NYSE;

•

pursuant to section 655A of the Australian Corporations Act (as defined below), the Australian Securities and Investments Commission shall have exempted the Exchange Agent and Swiss NewCo from compliance with section 606 of the Australian Corporations Act arising from their respective acquisitions of relevant interests in units in Reef Casino Trust (ARSN 093 156 293), an Australian managed investment scheme, as a result of the Business Combination on such conditions as are acceptable to Swiss NewCo; provided that this paragraph shall be a condition to the Business Combination or the SPAC Merger only to the extent it would be a breach of the Australian Corporations Act to otherwise enter into the Business Combination Agreement or consummate the transactions contemplated by the Business Combination Agreement; and

•

there shall not be in force any governmental order enjoining or prohibiting the consummation of either or both of the Business Combination or the SPAC Merger or any law that makes the consummation of either or both of the Business Combination or the SPAC Merger illegal or otherwise prohibited; provided that the governmental authority issuing such governmental order has jurisdiction over the parties thereto with respect to the transactions contemplated hereby.

The obligations of Cohn Robbins to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions as of the dates set forth below, except with respect to such representations and warranties which speak as to an earlier date, which shall have the applicable standard applied at such date:

•	certain of SAZKA Entertainment’s representations and warranties being true and correct in all but de minimis respects as of the Closing Date;

•

the SAZKA Fundamental Representations (as defined below) (other than certain exceptions pursuant to the Business Combination Agreement and described in the section entitled “Proposal No. 1–The Business Combination Proposal–The Business Combination Agreement”) shall be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing Date;

•

the representations and warranties of the Company Parties, other than the SAZKA Fundamental Representations, shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date;

•	each of the covenants of the Company Parties to be performed or complied with as of or prior to the Closing shall have been performed in all material respects;

•	the Swiss NewCo Shares issuable in connection with the Business Combination shall be duly authorized by Swiss NewCo and Swiss NewCo’s governing documents; and

•	there shall not have occurred and be continuing a material adverse effect with respect to SAZKA Entertainment after the date of the Business Combination Agreement.

The obligations of the Company Parties to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions as of the dates set forth below, except with respect to such representations and warranties which speak as to an earlier date, which shall have the applicable standard applied at such date:

•

The Cohn Robbins Fundamental Representations (as defined in the Business Combination Agreement) (other than certain exceptions pursuant to the Business Combination Agreement and described in the section entitled “Proposal No. 1—The Business Combination Proposal”) shall be true and correct in all material respects as of the date of the Business Combination Agreement and the Merger Closing Date;

•

The representations and warranties set forth in Section 6.12(a) of the Business Combination Agreement shall be true and correct in all but de minimis respects as of the date of the Business Combination Agreement and as of the Merger Closing Date;

•

The representations and warranties of Cohn Robbins set forth in Article VI of the Business Combination Agreement (other than the Cohn Robbins Fundamental Representations and the representations and warranties set forth in Section 6.12(a) of the Business Combination Agreement) shall be true and correct as of the date of the Business Combination Agreement and as of the Merger Closing Date other than those which would not be expected to have a material adverse effect on Cohn Robbins’ ability to consummate the Business Combination;

•	each of the covenants of Cohn Robbins to be performed as of or prior to the Closing shall have been performed in all material respects; and

•	the Available Cohn Robbins Cash is equal to or greater than $850 million.

Termination

Mutual termination rights. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by the mutual written consent of SAZKA Entertainment and Cohn Robbins;

•

by SAZKA Entertainment or Cohn Robbins if the Closing Date has not occurred by September 20, 2022 (the “Original End Date”); provided that if on the Original End Date the conditions to the Closing set forth in Section 10.1(d) of the Business Combination Agreement shall not have been satisfied but all other conditions shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any party to the Business Combination Agreement, to November 20, 2022 (the “Extended End Date”) (the Original End Date or the Original End Date to the extent extended by the Extended End Date, the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate the Business Combination Agreement pursuant to the terms in Section 11.1(b) of the Business Combination Agreement if such party’s breach of the Business Combination Agreement has prevented the consummation of the Closing at or prior to such time;

•

by SAZKA Entertainment or Cohn Robbins if any governmental order which has become final and non-appealable has the effect of making consummation of either or both of the Business Combination or SPAC Merger illegal or otherwise preventing or prohibiting consummation of either or both of the Business Combination or SPAC Merger or if there shall be adopted any law that permanently makes consummation of either or both of the Business Combination or SPAC Merger illegal or otherwise prohibited; and

•	by SAZKA Entertainment or Cohn Robbins if the approval of Cohn Robbins’ shareholders has not been obtained due to the failure to obtain the required vote at the General Meeting.

SAZKA Entertainment termination rights. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•	if there has been a Cohn Robbins Modification in Recommendation (as defined below); and

•

by written notice to Cohn Robbins upon the occurrence of a Terminating Cohn Robbins Breach (as defined below) which is not cured within the time period beginning on the date of such Terminating Cohn Robbins Breach and ending on the earlier of (a) 45 days after Cohn Robbins’ receipt of SAZKA Entertainment’s notice of such breach or (b) the Agreement End Date, provided that SAZKA Entertainment is not then in material breach of the Business Combination Agreement.

Cohn Robbins termination rights. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•

By written notice to SAZKA Entertainment upon the occurrence of a Terminating SAZKA Breach (as defined below) which is not cured within the time period beginning on the date of such Terminating SAZKA Breach and ending on the earlier of (i) 45 days after SAZKA Entertainment’s receipt of Cohn Robbins’ notice of such breach or (ii) the Agreement End Date; provided that Cohn Robbins is not then in material breach of the Business Combination Agreement.

The PIPE Investment

In connection with entering into the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors agreed to purchase an aggregate amount of Base Shares (as defined in the Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio (between 1.08 and 1.40, depending on the number of redemptions) and (ii) in the case of the Cohn Robbins Sponsor, 1.08, resulting in aggregate proceeds of $353 million in the PIPE Financing. The PIPE Financing is conditioned on, among other things, the Closing of the Business Combination occurring substantially concurrently with the closing of the PIPE Financing.

In comparison to the PIPE Investment, the purchasers in Cohn Robbins’ initial public offering received Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant. Among other things, each PIPE Investor agreed in its respective Subscription Agreement that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom). In addition, Swiss NewCo granted the Third-Party PIPE Investors certain customary registration rights in connection with the PIPE Financing, including demand and piggyback rights for any large Third-Party PIPE Investors that satisfy the ownership thresholds set forth in their applicable Subscription Agreements.

The Third-Party PIPE Investors include Tiger Partners L.P., an affiliate of Tiger Management LLC, which subscribed for a the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio. Alexander T. Robertson, who is a director of Cohn Robbins, is President and Chief Operating Officer of Tiger Management LLC.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1–The Business Combination Proposal–The Business Combination Agreement.”

Ancillary Documents

Sponsor Agreement

In connection with the execution of the Business Combination Agreement, Cohn Robbins, the Sponsor Parties, SAZKA Entertainment and Swiss NewCo entered into the Sponsor Agreement, dated as of January 20, 2022, a copy of which is attached to this proxy statement/prospectus as Annex C.

The Sponsor Parties have agreed that, immediately prior to the Merger Effective Time, they will effectuate the Founder Recapitalization. In connection with the Founder Recapitalization, (i) 20,540,000 outstanding Cohn Robbins Class B Shares held by the Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (a) 17,253,600 divided by (b) the Class B Exchange Ratio; and (ii) 160,000 outstanding Cohn Robbins Class B Shares held by the Independent Directors will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio. For more information, please see the section entitled “Proposal No. 1–The Business Combination Proposal–Ancillary Documents–Sponsor Agreement.”

Pursuant to the Sponsor Agreement, the Cohn Robbins Sponsor will also forfeit a number of Cohn Robbins Warrants equal to (i) 12,373,333, minus (a)(1) 12,373,333, divided by (2) the Class B Exchange Ratio.

The Cohn Robbins Sponsor has also agreed that, during the Measurement Period (as defined below), 5,443,100 of its Swiss NewCo Class B Shares will be subject to a vesting schedule, vesting in two (2) tranches, each consisting of 50% of the Swiss NewCo Shares held by the Cohn Robbins Sponsor subject to vesting (2,721,550 Swiss NewCo Shares), when the VWAP (as defined in the Sponsor Agreement) of the Swiss NewCo Class B Shares is greater than $12.00 per share and $14.00 per share, respectively, for any 20 trading days within a period of 30 trading days. The occurrence of certain change of control transactions during the Measurement Period may also trigger the vesting of the applicable tranche of shares as set forth in the Sponsor Agreement. The Cohn Robbins Sponsor has agreed to forfeit any Swiss NewCo Shares held by it which have not yet vested at the end of the Measurement Period. The Cohn Robbins Sponsor has also agreed to certain transfer restrictions during the period beginning on the Closing Date and ending on the earlier of (i) the date that is one (1) year from the Closing Date and (ii) subsequent to the Closing Date, the date on which the VWAP of the Swiss NewCo Class B Shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.

The Sponsor Agreement will automatically terminate, without any notice or other action by any party thereto, and be void ab initio upon the valid termination of the Business Combination Agreement in accordance with its terms.

For additional information, see the section entitled “Proposal No. 1–The Business Combination Proposal—Ancillary Documents—Sponsor Agreement.”

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Cohn Robbins, the Sponsor Parties, SAZKA Entertainment and Swiss NewCo entered into the Sponsor Support Agreement, dated as of January 20, 2022, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor

Support Agreement, the Cohn Robbins Initial Shareholders agreed to, among other things, appear at any meeting of Cohn Robbins’ shareholders, cause all of their shares to be counted as present at such meeting for the purposes of calculating a quorum, vote, or cause to be voted, at such meeting all of such Cohn Robbins Initial Shareholders’ Cohn Robbins Ordinary Shares owned as of the record date for such meeting in favor of the Transaction Proposals (as defined below) and vote against any other business combination proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Business Combination.

The Cohn Robbins Initial Shareholders have also agreed, from the date of the Sponsor Support Agreement through its termination (as described below), except as otherwise contemplated by the Sponsor Support Agreement or the Business Combination Agreement, not to (i) offer for sale, sell, transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly, or enter into any contract, arrangement or understanding to do any of the foregoing any of such Cohn Robbins Initial Shareholders’ Cohn Robbins Ordinary Shares, (ii) grant any proxies or powers of attorney with respect to any or all of such Cohn Robbins Initial Shareholders’ Cohn Robbins Ordinary Shares (except in connection with voting by proxy at a meeting of Cohn Robbins’ shareholders to vote in favor of the Transaction Proposals) or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest with respect to any or all of such Cohn Robbins Initial Shareholders’ Cohn Robbins Ordinary Shares other than as contemplated therein.

The Sponsor Support Agreement will terminate and be void and of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the Closing, (ii) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (iii) the mutual written agreement of the parties to the Sponsor Support Agreement.

For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement.”

PIPE Subscription Agreements

In connection with entering into the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Third-Party PIPE Subscription Agreements (as defined below) with the Third-Party PIPE Investors, pursuant to which, among other things, the Third-Party PIPE Investors agreed to purchase a number of Swiss NewCo Class B Shares resulting in aggregate proceeds of $303 million, in private placements, to be issued substantially concurrently with the Closing (the “Third-Party PIPE Investment”). The Subscription Agreements with Third-Party PIPE Investors contain customary representations, warranties, covenants and agreements of Cohn Robbins and the Third-Party PIPE Investors and are subject to customary closing conditions and termination rights. The Third-Party PIPE Investment is conditioned on, among other things, the Closing of the Business Combination occurring substantially concurrently with the closing of the Third-Party PIPE Investment.

In connection with entering into the Business Combination Agreement and the Third-Party Subscription Agreements Cohn Robbins and Swiss NewCo entered into a Subscription Agreement with the Cohn Robbins Sponsor (the “Insider Subscription Agreement”), attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things, the Cohn Robbins Sponsor agreed to purchase a number of Swiss NewCo Class B Shares resulting in aggregate proceeds of $50 million, in private placements, to be issued substantially concurrently with the Closing. The Insider Subscription Agreement contains customary representations, warranties, covenants and agreements of Cohn Robbins and the Cohn Robbins Sponsor and are subject to customary closing conditions and termination rights. The Insider Subscription Agreement also includes additional provisions providing the Cohn Robbins Sponsor with certain rights in the event that certain agreements in connection with the Business Combination and/or other subscription agreements are amended or new agreements are entered into in connection with the Business Combination.

For more information regarding the PIPE Financing and the Subscription Agreements, see the section entitled “Proposal No. 1–The Business Combination Proposal—Ancillary Documents—PIPE Subscription Agreements.”

Registration Rights Agreement

The Business Combination Agreement contemplates that, immediately prior to the SPAC Merger, Cohn Robbins, Swiss NewCo, the Cohn Robbins Initial Shareholders and/or certain of their affiliates and the SAZKA Shareholders (including, for the avoidance of doubt, Primrose), will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Swiss NewCo will agree to, within 30 days of the Closing, register for resale, by submitting to or filing with the SEC, a registration statement for a shelf registration on Form F-1 or a registration statement for a shelf registration on Form F-3, all the Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement also provides the parties thereto with certain customary demand and piggyback registration rights.

The Registration Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the Registration Rights Agreement and (ii) with respect to any party, on the date that such party no longer holds any Registrable Securities (pursuant to the Registration Rights Agreement) of Swiss NewCo.

Relationship Agreement

The Business Combination Agreement contemplates that, immediately prior to the Closing, Swiss NewCo and KKCG will enter into the Relationship Agreement, pursuant to which KKCG will be subject to certain governance rights and obligations and will agree on certain terms in case of a sell-down of Swiss NewCo Class B Shares by, or certain other events or circumstances involving, KKCG.

Pursuant to the Relationship Agreement, KKCG shall have certain rights with respect to the corporate governance of Swiss NewCo, including the following rights:

•	KKCG will have the right to nominate at least half of the directors on the Swiss NewCo Board until the occurrence of a Sunset Event (as defined below);

•

unless the immediately preceding provision applies, KKCG will have the right to nominate two (2) directors to the Swiss NewCo Board for as long as KKCG, together with its affiliates, holds at least 10% of the share capital of Swiss NewCo;

•

KKCG will have the right to nominate one (1) director to the Swiss NewCo Board for as long as KKCG, together with its affiliates, holds at least three percent (3%) but less than 10% of the share capital of Swiss NewCo; and

•

Swiss NewCo shall ensure that the directors nominated by KKCG pursuant to the foregoing provisions are recommended by the necessary Swiss NewCo committees and nominated by the Swiss NewCo Board for election.

For the purposes of the Relationship Agreement, a “Sunset Event” means:

•	seven (7) years from the date that KKCG, together with its affiliates, holds less than 35% of the share capital of Swiss NewCo;

•	KKCG, together with its affiliates, holds less than 25% of the share capital of Swiss NewCo;

•	the date of death or permanent disability of Karel Komárek;

•	the effective date of Karel Komárek’s resignation or removal from the Swiss NewCo Board; or

•	any transfer of all or any portion of the Swiss NewCo Class A Shares held by KKCG or any of its affiliates, other than to those permitted transferees specified in the Relationship Agreement.

Upon the occurrence of a Sunset Event, (i) KKCG will be required to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares and (ii) KKCG will have the right to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares, in each of cases (i) and (ii), in accordance with the procedures set forth in the Relationship Agreement.

KKCG has also agreed that, during the Measurement Period (as defined below), 30,000,000 KKCG Earn Out Shares, comprised of two tranches of 15,000,000 Swiss NewCo Class B Shares each, shall be subject to vesting when the VWAP (as defined in the Relationship Agreement) of the Swiss NewCo Class B Shares is greater than $12.00 per share and $14.00 per share, respectively, for any 20 trading days within a period of 30 trading days. The occurrence of certain change of control transactions during the Measurement Period may also trigger the vesting of the applicable tranche of Swiss NewCo Class B Shares as set forth in the Relationship Agreement. KKCG has agreed to forfeit any of the shares subject to vesting which have not yet vested at the end of the Measurement Period.

KKCG has also agreed to be subject to certain lock-up provisions, pursuant to which, during the KKCG Lockup Period (as defined below), KKCG has agreed not to transfer any shares other than to certain permitted transferees set forth in the Relationship Agreement.

The Relationship Agreement shall automatically terminate and expire upon the earlier of (i) the 10th anniversary of the date of the Relationship Agreement, (ii) the completion of the exchange of all Swiss NewCo Class A Shares held by KKCG into newly issued Swiss NewCo Class B Shares pursuant to the terms of the Relationship Agreement or (iii) the date that KKCG, together with its affiliates, no longer holds at least three percent (3%) of the share capital of Swiss NewCo and the resignation of the directors nominated by KKCG in accordance with the Relationship Agreement. Notwithstanding the foregoing clauses (i) through (iii), the parties to the Relationship Agreement each have the right to terminate the Relationship Agreement upon the material breach of any provision of the Relationship Agreement by a party thereto upon giving notice to the party responsible for such material breach.

If the Relationship Agreement is terminated pursuant to clause (iii) above or upon a material breach of any provision thereof by KKCG, Swiss NewCo’s rights under Section 4 of the Relationship Agreement shall survive the termination thereof.

For additional information, see the section entitled “Proposal No. 1–The Business Combination Proposal–Ancillary Agreement— Relationship Agreement.”

Shareholder Support Agreement

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins, Swiss NewCo and SAZKA Entertainment entered into a shareholder support agreement (the “Shareholder Support Agreement”) with KKCG, which holds 10,010,000 shares of Company Capital Stock (as defined below) and shall hold 10,000,000 Swiss NewCo Shares (such shares of Company Capital Stock and Swiss NewCo Shares, together with any Company Capital Stock or Swiss NewCo Shares acquired by KKCG between the date of the Shareholder Support Agreement and the earlier of (i) the Closing and (ii) the valid termination of the Business Combination Agreement in accordance with Section 11.1 thereof, the “Subject Shares”) as of the date of incorporation of Swiss

NewCo. Pursuant to the Shareholder Support Agreement, KKCG has agreed to vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby (including the Company Share Capital Increase and the SPAC Merger Documents) and vote against any alternative merger, purchase of all or substantially all of SAZKA Entertainment’s or Swiss NewCo’s (as applicable) assets or other business combination transaction other than the Business Combination Agreement and all other documents and transactions contemplated thereby and to vote against any proposal, action or agreement that would impede, frustrate, prevent or nullify any condition set forth in Article X of the Business Combination Agreement or the SPAC Merger Documents or result in a breach of any covenant, representation or warranty or other obligation or agreement of KKCG or an obligation or agreement of SAZKA Entertainment or Swiss NewCo under the Business Combination Agreement or the SPAC Merger Documents.

Pursuant to the Shareholder Support Agreement, KKCG has also agreed to certain restrictions on the disposition of its Subject Shares during the time period beginning on the date of the Shareholder Support Agreement and ending on the earlier of (i) the Closing Date and (ii) the valid termination of the Business Combination Agreement in accordance with its terms.

The Shareholder Support Agreement will terminate and be of no further force or effect upon the earlier of (i) the valid termination of the Business Combination Agreement in accordance with its terms and (ii) the written agreement of Cohn Robbins, Swiss NewCo, SAZKA Entertainment and KKCG.

For additional information, see the section entitled “Proposal No. 1–The Business Combination Proposal–Ancillary Documents—Shareholder Support.”

Apollo Side Letter

On January 20, 2022, Swiss NewCo, Primrose, KKCG, SAZKA Entertainment and SAZKA Group entered into a letter agreement (the “Apollo Side Letter”), pursuant to which, among other things, SAZKA Entertainment, Swiss NewCo and Primrose shall negotiate in good faith to execute a definitive agreement (the “Definitive Agreement”) as set forth and reflecting the provisions contained in the term sheet attached as Annex B therein (the “Apollo Term Sheet”). Pursuant to the Apollo Term Sheet, on the Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for (i)(a) €323,000,000 in cash plus (b) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on such convertible preferred shares held by Primrose accruing pursuant to their terms after September 30, 2021 through the Closing Date and (ii) convertible notes (the “Convertible Notes”) in an amount equal to (1) €322 million less (2) the amount of any extraordinary dividends paid in respect of the convertible preferred shares held by Primrose after January 20, 2022 and prior to the Closing Date (clause (ii), the “Principal Amount”), in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter, the Apollo Term Sheet and the Definitive Agreement (as applicable).

The Convertible Notes will be denominated in euro, will mature on the date that is three (3) years after the Closing Date (the “Maturity Date”) and will bear an interest of 6.50% per annum, payable in cash (in euro) semi-annually, accruing on the outstanding Principal Amount of the Convertible Notes. On the first (1st) anniversary of the Closing Date, Swiss NewCo will be required to redeem a portion of the Convertible Notes with a Principal Amount equal to €96.75 million at par plus accrued and unpaid interest on such amount at such date.

Swiss NewCo may redeem the Convertible Notes, at its option, in whole or in part, at any time and from time to time (i) prior to the first (1st) anniversary of the Closing Date without premium or penalty, (ii) after the first (1st) anniversary of the Closing Date, at a customary “make-whole” price and (iii) if, at any time after the Closing Date but before the Maturity Date, the closing price of Swiss NewCo Class B Shares exceeds $13.89 (which amount will be subject to proportional adjustment for certain anti-dilution protections) for at least 20 out of 30 consecutive trading days, subject to sufficient volume on each trading day, without premium or penalty, in each case, upon not less than 30 days’ notice. In the event of a fundamental change, change of control or similar transaction, Swiss NewCo will be required to redeem the Convertible Notes in full at the redemption price applicable at such time.

At any time after the Closing Date, holders of the Convertible Notes will have the option to convert the Convertible Notes into shares of Swiss NewCo Class B Shares at the conversion price of $11.11111 (such amount to be reduced, but not increased, to reflect a 20% premium to the lowest effective purchase price of any Swiss NewCo Class B Shares issued for cash in connection with the Business Combination) (such amount, the “Conversion Price”) and the applicable euro to U.S. dollar foreign exchange spot rate at the time of conversion. Holders of the Convertible Notes will not be entitled to participate in dividends paid to holders of Swiss NewCo Shares. The Convertible Notes will have customary anti-dilution protections for stock splits, stock dividends, mergers, recapitalizations and similar events, cash and non-cash dividends, equity issuances and sales below fair market value or the Conversion Price and stock repurchases. The Definitive Agreement will also include certain negative covenants applicable to Swiss NewCo and its subsidiaries, including limitations on the activities of Swiss NewCo and its subsidiaries above the level of SAZKA Group, other than customary holding company activities. The Definitive Agreement will not include any financial maintenance covenants. The Convertible Notes will be unsecured and will not benefit from any guarantees by any of Swiss NewCo’s subsidiaries. Under the Apollo Side Letter, Primrose will receive customary demand, piggyback and shelf registration rights pertaining to any Swiss NewCo Class B Shares issued upon the conversion of the Convertible Notes. Primrose will not be permitted to participate in any hedging activities with respect to Swiss NewCo Shares until the date that is six (6) months after the Closing Date unless such hedge is based on a price per Swiss NewCo Share equal to or in excess of the Conversion Price. The Convertible Notes will be subject to legal and commercial registration on transfers, including to comply with applicable tax laws. Further, Cohn Robbins and KKCG will enter into a written agreement with Primrose prohibiting the hedging by each of Cohn Robbins Sponsor and KKCG and their affiliates of Swiss NewCo Shares, with the exception of hedging based on a Swiss NewCo Class B Share price in excess of the Conversion Price, until the date that is six (6) months after the Closing Date.

For additional information, see the section entitled “Proposal No. 1–The Business Combination Proposal—Ancillary Documents—Apollo Side Letter.”

Cohn Robbins Board’s Reasons for the Business Combination

Cohn Robbins was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses. The Cohn Robbins Board sought to do this by utilizing the networks and industry experience of both the Cohn Robbins Sponsor and the Cohn Robbins Board to identify, acquire and operate one (1) or more businesses.

More specifically, the Cohn Robbins Board considered, among others, the following factors (although not weighted or in any order of significance):

•

SAZKA Entertainment’s Lottery-Led Entertainment Platform. SAZKA Entertainment operates in the growing $300 billion global lottery industry. The Cohn Robbins Board believes the lottery business is an attractive industry characterized by high consumer participation across wide demographics, resilience through market cycles, a positive public perception and upside potential from increasing online penetration.

•

SAZKA Entertainment’s Well-Known Brands Operate with High Barriers to Entry. In certain of the countries in which SAZKA Entertainment operates, the Cohn Robbins Board believes structural barriers to entry exist in the form of ownership of well-known consumer brands, leading market share, scaled distribution networks, exclusive long-term licenses and government concessions and country relationships which span multiple decades.

•

SAZKA Entertainment is Positioned to Capitalize on Continued Shifts to Digital Lotteries. Based on trends in global sports betting and lottery markets, the Cohn Robbins Board believes there is a potential to increase online lottery penetration in SAZKA Entertainment’s operating markets, and that the lottery industry as a whole is poised for growth through increasing digitization. SAZKA Entertainment has more than doubled its online customers over the last two (2) years. Historically, across a sample of developed countries, introducing an online lottery generally expands the total market size, does not cannibalize the retail lottery market’s growth and provides a boost to margins. The Cohn Robbins Board believes these factors will help SAZKA Entertainment unlock a new, younger customer demographic.

•

SAZKA Entertainment has Identified Actionable Organic and Inorganic Growth Opportunities. SAZKA operates in a highly cash-generative business which makes funding available for organic and inorganic (i.e., mergers and acquisitions) growth opportunities. SAZKA Entertainment also has a successful track record of identifying and executing on attractive acquisition opportunities and the Cohn Robbins Board believes SAZKA Entertainment has a pipeline of such future potential acquisition opportunities.

•

Attractive Potential New Geographies. The Cohn Robbins Board believes SAZKA Entertainment has an opportunity to meaningfully grow its business via potential entries into large new geographies. SAZKA Entertainment is also focused on potentially entering the U.S. market via organic or inorganic means.

•

Experienced Management Team. The Cohn Robbins Board believes that SAZKA Entertainment’s management team has extensive experience in key aspects of the lottery business, diverse backgrounds and experience in entering and enhancing new markets. SAZKA Entertainment’s management team is led by Robert Chvatal, who serves as Chief Executive Officer, and executives with experience from leading companies such as T-Mobile, Proctor and Gamble, Morgan Stanley, Roche and ING Group, among others. The Cohn Robbins Board expects that SAZKA Entertainment’s executives will continue with the combined company following the Business Combination. For additional information regarding SAZKA Entertainment’s executive officers, see the section entitled “Management of Swiss NewCo After the Business Combination.”

•

Attractive Entry Valuation. SAZKA Entertainment anticipates a pre-transaction initial enterprise value of $9.3 billion, implying a 11.5x multiple of 2022 adjusted EBITDA, which is based on a variety of assumptions, including, without limitation, no redemptions by Cohn Robbins’ public shareholders.

For a more complete description of the Cohn Robbins Board’s reasons for approving the Business Combination, including other factors and risks considered by the Cohn Robbins Board, please see the section entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—The Cohn Robbins Board’s Reasons for the Business Combination.”

This explanation of Cohn Robbins’ reasons for the Cohn Robbins Board’s approval of the Business Combination, and all other information presented in this summary is not intended to be exhaustive, but includes material factors considered by the Cohn Robbins Board and is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The General Meeting of Cohn Robbins’ Shareholders

Date, Time and Place of General Meeting

The General Meeting of Cohn Robbins’ shareholders will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, located at One Manhattan West, New York, New York 10001, and via a live webcast at www.cstproxy.com/cohnrobbins/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Cohn Robbins intends to hold the General Meeting in person as well as virtually, via a live webcast at www.cstproxy.com/cohnrobbins/2022. However, Cohn Robbins is sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 situation. As a result, Cohn Robbins may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location. Cohn Robbins plans to announce any such updates on its proxy website at www.cstproxy.com/cohnrobbins/2022, and encourages you to check this website prior to the meeting if you plan to attend.

To attend the meeting virtually please visit www.cstproxy.com/cohnrobbins/2022 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Proposals of the General Meeting of Cohn Robbins’ Shareholders

At the General Meeting, Cohn Robbins’ shareholders will be asked to consider and vote on the following proposals:

1.

Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

2.

Adjournment Proposal — a proposal to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal” and “Proposal No. 2—The Adjournment Proposal.”

Registering for the General Meeting

Any stockholder wishing to attend the General Meeting virtually should register for the General Meeting by [●], 2022 at www.cstproxy.com/cohnrobbins/2022. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of Cohn Robbins shares:

1.

If your shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to www.cstproxy.com/cohnrobbins/2022, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

2.

Beneficial stockholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the General Meeting. After contacting

Continental Stock Transfer and Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer and Trust Company at least five (5) business days prior to the General Meeting date in order to ensure access.

Voting Power; Record Date

As a shareholder of Cohn Robbins, you have a right to vote on certain matters affecting Cohn Robbins. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder that holds your shares in “street name,” you will be entitled to vote or direct votes to be cast at the General Meeting if you owned Cohn Robbins Ordinary Shares at the close of business on July 11, 2022, which is the record date for the General Meeting. You are entitled to one (1) vote for each Cohn Robbins Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” through a broker, bank or other nominee, or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 103,500,000 Cohn Robbins Ordinary Shares outstanding, of which 82,800,000 are Cohn Robbins Class A Shares and 20,700,000 are Founder Shares held by the Cohn Robbins Initial Shareholders (including Founder Shares transferred by Cohn Robbins Sponsor in the amount of 40,000 Founder Shares to each of the Independent Directors, for a total of 160,000 Founder Shares transferred). For the avoidance of doubt, the record date does not apply to Cohn Robbins’ shareholders that hold their shares in registered form and are registered as shareholders in Cohn Robbins’ register of members. Cohn Robbins’ shareholders that hold their shares in registered form are entitled to one (1) vote on each proposal presented at the General Meeting for each Cohn Robbins Ordinary Share held on the record date of the General Meeting.

Vote of Cohn Robbins Initial Shareholders and the Other Directors and Officers of Cohn Robbins

Prior to Cohn Robbins’ initial public offering, Cohn Robbins entered into agreements with the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, pursuant to which each agreed to vote any Cohn Robbins Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, including Cohn Robbins Sponsor, as it relates to the Founder Shares and any other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins and the requirement to vote all of the Founder Shares and such other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus. As of the record date, the Cohn Robbins Initial Shareholders and the other current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting.

Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins have entered into a letter agreement with Cohn Robbins, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Cohn Robbins fails to complete its initial business combination within 24 months from the closing of its initial public offering. However, if Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to complete its initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals at the General Meeting

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Cohn Robbins shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/cohnrobbins/2022) at the General Meeting will not be counted towards the number of Cohn Robbins Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal or the Adjournment Proposal. The Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins have agreed to vote any Cohn Robbins Ordinary Shares (including Founder Shares and any other public shares of Cohn Robbins as of the record date) owned by them in favor of the Business Combination and the transactions contemplated thereby (including by voting in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus).

Aside from the votes cast by the Cohn Robbins Initial Shareholders, at least 48,300,000 votes will be required to approve the Business Combination Proposal.

One or more shareholders who together hold a majority of the issued and outstanding Cohn Robbins Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, who currently own 20% of the issued and outstanding Cohn Robbins Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting, 51,750,001 Cohn Robbins Ordinary Shares would be required to achieve a quorum.

The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Cohn Robbins will not consummate the Business Combination. If Cohn Robbins does not consummate the Business Combination and fails to complete an initial business combination by September 11, 2022 (unless such date is extended), Cohn Robbins will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders.

Recommendation to Cohn Robbins’ Shareholders

The Cohn Robbins Board believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Cohn Robbins and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

When considering the Cohn Robbins Board’s recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination Proposal, Cohn Robbins’ shareholders should be aware that aside from their interests as shareholders, the Cohn Robbins Initial Shareholders and Cohn Robbins’ other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Cohn Robbins’ shareholders generally. The Cohn Robbins Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Cohn Robbins’ shareholders that they approve the Business Combination Proposal. Cohn Robbins’ shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

1.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed not to redeem any Cohn Robbins Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

2.

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $206,172,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting;

3.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022 and, in the event Cohn Robbins fails to complete an initial business combination by September 11, 2022, the Founder Shares would have no value;

4.	the Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins;

5.

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022. The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting;

6.

on September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

7.

in connection with the PIPE Financing, the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio whereas in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

8.

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

9.

the right of Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins to receive Swiss NewCo Shares, subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any shares issued in connection with the PIPE Financing);

10.	the anticipated designation by Cohn Robbins of Clifton S. Robbins as a director of Swiss NewCo following the Business Combination;

11.	the continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination;

12.

Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022, pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

13.

if the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

14.

(i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger.

These interests may influence Cohn Robbins’ directors in making their recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, holders of Cohn Robbins public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Cohn Robbins’ amended and restated memorandum and articles of association. As of June 30, 2022, this would have amounted to approximately $10.01 per share. If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Cohn Robbins has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Cohn Robbins Class A Shares by Cohn Robbins public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $829.1 million as of June 30, 2022. The conditions to

Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Cohn Robbins amended and restated memorandum and articles of association. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.” Cohn Robbins’ shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Cohn Robbins’ Shareholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Cohn Robbins Public Warrants will not have redemption rights with respect to such warrants.

Comparison of Shareholder Rights

Until consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Cayman Islands law and the Cohn Robbins amended and restated memorandum and articles of association will continue to govern the rights of Cohn Robbins’ shareholders. After consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Swiss law, the Proposed Articles of Association and the Proposed Organizational Regulations will govern the rights of Swiss NewCo shareholders.

There are certain differences in the rights of Cohn Robbins’ shareholders prior to the Business Combination and the rights of Swiss NewCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Material Tax Considerations of the Business Combination

As discussed more fully under the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U. S. Holders”, it is intended that the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the SPAC Merger so qualifies, U.S. Holders (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants for Swiss NewCo Shares and Swiss NewCo Public Warrants in the SPAC Merger.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination to U.S. Holders of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants, see the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”.

Anticipated Accounting Treatment of the Business Combination

Cohn Robbins is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Business Combination will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition and no recognition of goodwill. Cohn Robbins will be treated as the “acquired” company for financial reporting purposes. In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., the Swiss NewCo Shares and Swiss NewCo Public Warrants issued by Swiss NewCo in connection with the transactions contemplated by the Business Combination Agreement) for the acquisition of Cohn Robbins over the fair value of the identifiable net assets of Cohn Robbins will represent a service for the listing of Swiss NewCo and be recognized as a share-based payment expense.

Regulatory Approvals Required for the Business Combination

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and Cayman Registrar of Companies to effect the SPAC Merger, (ii) filings required with the SEC pursuant to the reporting requirements applicable to Cohn Robbins, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Cohn Robbins shareholders, and (iii) filings with local gaming and other regulators in connection with the Business Combination. Cohn Robbins must comply with applicable U.S. federal and state securities laws in connection with the PIPE Financing, and with the NYSE continued listing requirements.

Appraisal Rights

No holder of Cohn Robbins Ordinary Shares or of Cohn Robbins Warrants have appraisal rights in connection with the Business Combination under the Companies Act. For more information, see the section entitled “Proposal No 1–The Business Combination Proposal – Appraisal Rights.”

Appraisal rights are not available to SAZKA Shareholders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via email or other electronic correspondence. Cohn Robbins has engaged Morrow Sodali to assist in the solicitation of proxies.

If a Cohn Robbins shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. A Cohn Robbins shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of Cohn Robbins’ Shareholders—Revoking Your Proxy.”

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to, the factors described below.

Risks Related to SAZKA Entertainment’s Business

•	Risks related to COVID-19 and related public health measures;

•	Risks related with the strict and ongoing regulation of the lottery and gaming industry;

•	Risks related to the maintenance of licenses and concessions in each jurisdiction, which may be dependent on shareholders also meeting specific regulatory requirements;

•	Risks related to the potential loss, modification, or challenges to SAZKA Entertainment’s licenses and concession agreements;

•	Changes in tax regimes, tax audits, tax penalties, and special levies and fees;

•	Risks related to SAZKA Entertainment’s potential inability to respond to future changes in technology;

•	Risks related to government actions, political events or other changes in the countries in which SAZKA Entertainment operates;

•	Risks related to the competitiveness of the gaming industry;

•	Risks related to the illegal lottery and gaming market and competitors whose legal status is unclear;

•	Inability to successfully obtain the expected benefits from existing or future strategic investments, partnerships and acquisitions;

•	Risks related to not wholly owning several of the entities that operate SAZKA Entertainment’s businesses and that account for a substantial portion of its GGR;

•	Risks related to the use of a network of agents for product distribution;

•	Reliance on a low number of suppliers;

•

SAZKA Entertainment’s business model depending upon the continued comparability between its platforms and the major mobile operating systems and upon third-party platforms for its product distribution;

•	Risks related to SAZKA Entertainment’s business and third parties’ failure to maintain effective compliance procedures and policies;

•	Risks related to the negative perception and publicity about the lottery and gaming industry;

•	Technical failures and security breaches of operating systems and networks;

•	Risks related to pay-out fluctuations or betting outcomes;

•	Fluctuations in the timing and frequency of sporting events during the calendar year;

•	Inability to successfully maintain and enhance SAZKA Entertainment’s brands;

•	Risks related to the name change and rebranding from SAZKA Entertainment to Allwyn;

•	Uncertainties about consumer preferences for lotteries and games;

•	Identification of a material weakness and a potential failure to maintain effective and proper internal controls;

•	Swiss NewCo’s Slovakian auditor is not currently subject to PCAOB inspection;

•	Uncertainties surrounding SAZKA Entertainment’s online offerings;

•	Risks related to data leakage;

•	Risks related to work stoppages or other labor disputes;

•	Inability to attract, train or retain key management and qualified employees;

•	Taxation of unrealized foreign exchange gains;

•	Failure to maintain adequate insurance for SAZKA Entertainment’s business activities;

•	Risks related to the breach of intellectual property rights;

•	Risks related to SAZKA Entertainment’s substantial indebtedness;

•	Control exerted by the existing major shareholder of SAZKA Entertainment;

•	Risks related to additional tax liabilities;

•	Uncertainties surrounding SAZKA Entertainment’s financial projections of SAZKA Entertainment and its subsidiaries;

•	Risks relating to SAZKA Entertainment’s substantial indebtedness;

•	Risks related to fluctuations in quarterly and annual performance;

•	Risks relating to the conflict between Russia and Ukraine;

•	A potential adverse affect on SAZKA Entertainment’s operations by ongoing developments in Russia, Ukraine and surrounding countries;

•	Unstable market and economic conditions are expected to have additional global consequences;

•	Swiss NewCo is not guaranteed to become the next UKNL (as defined below) operator; and

•	Camelot’s (as defined below) recent results and past performance may not be indicative of Swiss NewCo’s future results and performance.

Risks Relating to the Swiss NewCo Shares

•	Lack of prior public trading of the Swiss NewCo Class B Shares;

•	Risks related to the Swiss NewCo Class B Shares not being listed in the Company’s home jurisdiction, and the resulting lack of shareholder protections under Swiss law;

•	KKCG’s voting control will limit or preclude the ability of other shareholders to influence corporate matters;

•	Risks related to the dual-class share structure depressing the Swiss NewCo Class B Shares’ trading price;

•	Compliance with gaming regulatory requirements by certain shareholders;

•	Risks related to the issuance of additional debt or equity securities and its resulting dilution of other shareholdings;

•	Shareholders may not have, or be entitled to exercise, preferential subscription rights in future equity offerings;

•	Risks related to shareholder’s rights and responsibilities under Swiss law, which will differ in some respects from the rights and obligations of shareholders under the laws of other jurisdictions;

•	Risks related to SAZKA Entertainment’s reliance on its subsidiaries to make dividend payments and distributions; and

•	Exchange rate risk for shareholders or investors whose principal currency is not the euro.

Risks Related to the Business Combination

•	Lack of operating or financial history;

•	Risks associated with the COVID-19 pandemic;

•

Inability of Cohn Robbins and SAZKA Entertainment to enter into certain transactions that might otherwise be beneficial to Cohn Robbins, SAZKA Entertainment or their respective shareholders during the pre-closing period;

•	Loss of key management personnel and other key employees;

•	Third-party delays;

•	Differences in voting for the Business Combination between the Cohn Robbins Sponsor and Cohn Robbins’ shareholders; and

•	Waiving conditions to the Business Combination.

Risks if the Adjournment Proposal is Not Approved

•	The Cohn Robbins Board will not have the ability to adjourn the General Meeting to, among other things, solicit further votes and the Business Combination will not be approved.

Risks if the Business Combination is Not Consummated

•	Cohn Robbins would cease all operations except for the purpose of winding up;

•	You will not have any rights or interests in funds from the Trust Account except under limited circumstances;

•	Public shareholders of Cohn Robbins may not receive any redemption payments from the Trust Account until after September 11, 2022;

•	A potential target may perceive leverage over Cohn Robbins in negotiating an initial business combination; and

•

Resources could be used to research acquisitions that are not completed and, if an initial business combination is not completed by September 11, 2022, Cohn Robbins’ public shareholders may receive only approximately $10.00 per share (or less than $10.00 per share in certain circumstances).

Risks Related to Cohn Robbins

•	There is no guarantee that a Cohn Robbins shareholder’s decision to redeem shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position;

•	If a Cohn Robbins shareholder fails to comply with the redemption requirements specified herein, they will not be entitled to redeem their public shares;

•

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of 15% of the public shares, you will lose the ability to redeem all such shares in excess of 15% of the public shares;

•

The Cohn Robbins Initial Shareholders and Cohn Robbins’ officers and directors have interests that are different, or in addition to, the interests of Cohn Robbins’ shareholders and a conflict of interest may have existed in determining whether the Business Combination is appropriate;

•	The Cohn Robbins Initial Shareholders and Cohn Robbins’ officers and directors agreed to vote in favor of the Business Combination;

•

Cohn Robbins Sponsor or any of Cohn Robbins’ directors, officers or advisors may elect to purchase Cohn Robbins Ordinary Shares or Cohn Robbins Public Warrants prior to the consummation of the Business Combination;

•	Cohn Robbins Public Warrants and Private Placement Warrants are accounted for as liabilities;

•	Cohn Robbins has identified a material weakness in its internal controls over financial reporting;

•	Cohn Robbins (and Swiss NewCo, following the Business Combination) may face litigation and other risks as a result of the material weakness in Cohn Robbins’ internal controls over financial reporting;

•	Each of Cohn Robbins and SAZKA Entertainment will incur significant transaction and transition costs in connection with the Business Combination;

•	The exercise of redemption rights with respect to a large number of Cohn Robbins Ordinary Shares could increase the probability that the Business Combination would be unsuccessful;

•	Cohn Robbins’ public shareholders will experience immediate dilution in the Business Combination;

•	A third-party valuation was not obtained in determining whether or not to pursue the Business Combination;

•	Holders of Founder Shares control the election of the Cohn Robbins Board until the consummation of a business combination;

•	Cohn Robbins’ discretion in agreeing to changes or waivers in the Business Combination Agreement may result in a conflict of interest;

•	Subsequent to consummation of the Business Combination, Swiss NewCo may be exposed to unknown or contingent liabilities;

•	Investors will not have the same benefits as an investor in an underwritten public offering;

•	The Trust Account could be reduced in the event third parties bring claims against Cohn Robbins;

•	The Cohn Robbins Board may decide not to enforce the indemnification obligations of Cohn Robbins Sponsor;

•	Risks relating to a winding-up or bankruptcy or insolvency position;

•	Cohn Robbins shareholders may be held liable for claims by third parties against Cohn Robbins;

•	Risks relating to Cohn Robbins’ status as incorporated under the laws of the Cayman Islands and

•	A provision in Cohn Robbins’ warrant agreement may make it more difficult for Cohn Robbins to consummate the Business Combination.

Risks Related to the Redemption of Cohn Robbins Class A Shares

•	As the number of redemptions of Cohn Robbins Class A Shares increase, the implied value of Swiss NewCo Class B Shares ultimately issuable to Cohn Robbins’ shareholders will also increase; and

•	Cohn Robbins has a minimum cash condition, which may make it more difficult for Cohn Robbins to complete the Business Combination.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses (No Redemption Scenario(1) — Assuming No Redemptions of the Outstanding Cohn Robbins Class A Shares by Cohn Robbins’ Shareholders)

Sources			Uses
	$mm	€mm(2)		$mm	€mm(2)
Cohn Robbins cash in the Trust Account	$829	$774	Cash to PF company balance sheet	$332	$310
PIPE Investment proceeds	353	330	Cash consideration to the SAZKA Shareholders	750	701
The SAZKA Shareholders rollover	6,613	6,180	The SAZKA Shareholders rollover	6,613	6,180
			Estimated Transaction Fees	100	93

Total Sources	$7,794	$7,284	Total Uses	$7,794	$7,284

(1)

Assumes (i) no redemptions by the public shareholders of Cohn Robbins and (ii) that the amount in the Trust Account is $829,088,974 (which was the approximate value of the Trust Account as of June 30, 2022).

(2)	Foreign exchange calculations are based on the exchange rate as of May 27, 2022.

Sources & Uses (Maximum Redemption Scenario(1) — Assuming 33,125,487 Redemptions of the Outstanding Cohn Robbins Class A Shares by Cohn Robbins’ Shareholders)

Sources			Uses
	$mm	€mm(2)		$mm	€mm(2)
Cohn Robbins cash in the Trust Account	$497	$465	Cash to PF company balance sheet	$—	$—
PIPE Investment proceeds	353	330	Cash consideration to the SAZKA Shareholders	750	701
The SAZKA Shareholders rollover	6,613	6,180	The SAZKA Shareholders rollover	6,613	6,180
			Estimated Transaction Expenses	100	93

Total Sources	$7,463	$6,975	Total Uses	$7,463	$6,975

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied and (ii) that the amount in the Trust Account is $829,088,974 (which was the approximate value of the Trust Account as of June 30, 2022).

(2)	Foreign exchange calculations are based on the exchange rate as of May 27, 2022.

SUMMARY OF HISTORICAL FINANCIAL AND OTHER INFORMATION

The following tables present our selected consolidated financial information as of the dates and for the periods indicated. The selected financial information in the tables entitled “Selected Consolidated Statement of Comprehensive Income Data,” “Selected Consolidated Statement of Financial Position Data,” and “Selected Consolidated Statement of Cash Flows Data” below have been extracted without material adjustment from the Historical Financial Information. For a detailed discussion of the presentation of financial data, see “Important Information About IFRS and Non-IFRS Financial Measures—Presentation of Financial Information.”

Our consolidated financial information as of December 31, 2021 and 2020, and for the years ended, December 31, 2021, 2020 and 2019, has been derived from the Historical Financial Information, included elsewhere in this proxy statement/prospectus. Our consolidated financial information as of December 31, 2019 is audited and not included elsewhere in this proxy statement/prospectus. See “Important Information About IFRS and Non-IFRS Financial Measures—Presentation of Financial Information,” “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Historical Financial Information included elsewhere in this proxy statement/prospectus.

The Historical Financial Information contained herein was prepared in accordance with IFRS. Presentation of financial information in accordance with IFRS requires our management to make various estimates and assumptions which may impact the values shown in the Historical Financial Information and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. The summary financial data and other data should be read in conjunction with the sections entitled “Important Information About IFRS and Non-IFRS Financial Measures—Presentation of Financial Information,” “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Historical Financial Information included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of future expected results.

Selected Consolidated Statement of Comprehensive Income Data

	Year ended December 31,
	2021	2020(1)	2019
	(€ millions)

Revenue from gaming activities (GGR)	3,056.5	2,018.0	1,906.1

Revenue from non-gaming activities	164.7	143.2	147.3

Other operating income	346.4	96.8	12.5

Gaming taxes	(1,227.9)	(805.5)	(595.0)

Agents’ commissions	(415.3)	(337.1)	(419.8)

Materials, consumables and services	(470.7)	(309.8)	(330.2)

Marketing services	(215.3)	(124.9)	(92.4)

Personnel expenses	(321.5)	(223.2)	(106.1)

Other operating expenses	(80.9)	(77.7)	(50.6)

Share of profit of equity method investees	79.1	79.5	120.4

Depreciation and amortization	(222.9)	(158.5)	(112.9)

Impairment of tangible and intangible assets including goodwill	(16.6)	(26.1)	(8.7)
Restructuring costs	—	(50.6)	—
Gain from remeasurement of previously held interest in equity method investee	—	142.7	—

Other gains and losses	(9.6)	8.9	—

Profit from operating activities	666.0	375.7	470.6

	Year ended December 31,
	2021	2020(1)	2019
	(€ millions)

Interest income	2.9	2.2	7.5

Interest expense	(256.1)	(101.8)	(70.3)

Other finance income and expense	(8.2)	(16.0)	(50.2)

Finance costs, net	(261.4)	(115.6)	(113.0)

Profit before tax	404.6	260.1	357.6

Income tax expense	(130.3)	(35.7)	(46.3)

Profit after tax from continuing operations	274.3	224.4	311.3

Discontinued operations: Gain on disposal of subsidiaries	—	—	277.3

Profit from discontinued operations, excluding gain on disposal	—	—	15.6

Profit after tax from discontinued operations	—	—	292.9

Profit after tax	274.3	224.4	604.2

Profit after tax attributable to owners of the Company	44.3	92.8	428.5

—Continuing operations	44.3	92.8	141.8

—Discontinued operations	—	—	286.7

Profit attributable to non-controlling interests	230.0	131.6	175.7

—Continuing operations	230.0	131.6	169.5

—Discontinued operations	—	—	6.2

(1)

As of June 26, 2020, we ceased using the equity method of accounting with respect to our interest in CASAG and have thereafter been including CASAG Group’s results of operations in our consolidated financial statements. See “Important Information About IFRS and Non-IFRS Financial Measures—Factors Affecting the Comparability of Results of Operations.”

As of November 18, 2020, we ceased using the equity method of accounting with respect to our interest in Stoiximan and have thereafter been including Stoiximan’s results of operations in our consolidated financial statements. See the section entitled “Important Information About IFRS and Non-IFRS Financial Measures—Factors Affecting the Comparability of Results of Operations.”

Selected Consolidated Statement of Financial Position Data

	As of December 31,
	2021	2020(1)	2019
	(€ millions)

Assets

Non-current assets

Intangible assets	2,544.4	2,660.0	1,879.1

Goodwill	1,056.3	1,035.8	600.6

Property, plant and equipment	411.4	463.3	194.7

Investment property	17.8	1.6	1.7

Equity method investees	313.1	343.2	649.1

Trade and other receivables	76.1	58.1	29.7

	As of December 31,
	2021	2020(1)	2019
	(€ millions)

Derivative financial instruments	—	—	9.5

Other financial assets	191.7	199.6	8.9

Deferred tax asset	46.4	63.6	20.0

Total non-current assets	4,657.2	4,825.2	3,393.3

Current assets

Inventories	8.8	9.9	7.4

Trade and other receivables	268.4	224.9	246.0

Derivative financial instruments	—	7.9	3.5

Current tax asset	0.2	3.5	5.1

Other financial assets	223.5	43.3	19.2

Cash and cash equivalents	1,366.3	872.2	763.7

Total current assets	1,867.2	1,161.7	1,044.9

Total assets	6,524.4	5,986.9	4,438.2

Liabilities

Non-current liabilities

Loans and borrowings	2,259.5	2,533.3	2,252.5
Preferred shares	607.3	—	—

Lease liabilities	122.1	118.8	59.9

Trade and other payables	42.2	134.4	12.2

Derivative financial instruments	1.5	2.7	3.7

Provisions	10.2	10.9	8.5

Employee benefits liability	142.9	167.6	3.0

Deferred tax liability	446.7	456.4	212.8

Total non-current liabilities	3,632.4	3,424.1	2,552.6

Current liabilities

Loans and borrowings	433.4	129.0	99.4

Lease liabilities	26.9	24.9	8.3

Trade and other payables	881.6	745.2	360.7

Derivative financial instruments	—	1.1	—

Current tax liability	112.8	68.6	6.9

Employee benefits liability	54.8	60.6	18.0

Provisions	27.4	21.4	8.2

Total current liabilities	1,536.9	1,050.8	501.5

Total liabilities	5,169.3	4,474.9	3,054.1

Equity
Share capital	0.1	0.1	0.1
Capital contributions and other reserves	769.1	50.9	38.7
Revaluation reserve	(4.8)	(2.6)	—
Currency translation reserve	7.0	(1.2)	(15.3)
Hedging reserve	5.6	(2.2)	16.7
Retained earnings	(646.9)	342.2	488.0

Total equity attributable to owners of the Company	130.1	387.2	528.2

Non-controlling interest	1,225.0	1,124.8	855.9

	As of December 31,
	2021	2020(1)	2019
	(€ millions)
Total equity	1,355.1	1,512.0	1,384.1

Total equity and liabilities	6,524.4	5,986.9	4,438.2

(1)

As of June 26, 2020, we ceased using the equity method of accounting with respect to our interest in CASAG and have thereafter been including CASAG Group’s results of operations in our consolidated financial statements. See “Important Information About IFRS and Non-IFRS Financial Measures—Factors Affecting the Comparability of Results of Operations.”

As of November 18, 2020, we ceased using the equity method of accounting with respect to our interest in Stoiximan and have thereafter been including Stoiximan’s results of operations in our consolidated financial statements. See “Important Information About IFRS and Non-IFRS Financial Measures—Factors Affecting the Comparability of Results of Operations.”

Selected Consolidated Statement of Cash Flows Data

	Year ended December 31,
	2021	2020(1)	2019
	(€ millions)
Operating result before changes in working capital and provisions	813.1	316.0	484.9
Net cash generated from (+) / used in (-) operating activities	638.1	163.1	313.6
Net cash generated from (+) / used in (-) investing activities	(140.5)	239.5	499.2
Net cash generated from (+) / used in (-) financing activities	(0.8)	(297.9)	(360.8)

Net decrease (-) / increase (+) in cash and cash equivalents	496.8	104.7	452.0

Effect of currency translation on cash and cash equivalents	(2.7)	3.8	(1.0)

Cash and cash equivalents at the beginning of the year	872.2	763.7	312.7

Cash and cash equivalents at the end of the year	1,366.3	872.2	763.7

(1)

As of June 26, 2020, we ceased using the equity method of accounting with respect to our interest in CASAG and has thereafter been including CASAG Group’s results of operations in our consolidated financial statements. See “Important Information About IFRS and Non-IFRS Financial Measures—Factors Affecting the Comparability of Results of Operations.”

As of November 18, 2020, we ceased using the equity method of accounting with respect to our interest in Stoiximan and have thereafter been including Stoiximan’s results of operations in our consolidated financial statements.

Summary of Key Segmental Metrics

We have the following operating and reportable segments:

•	Austria;

•	Czech Republic;

•	Greece and Cyprus; and

•	Italy.

The geographical segmentation corresponds with the major operating entities of the Group, which are CASAG, SAZKA a.s., OPAP and LottoItalia (an equity method investee), although some of these operating entities do include limited operations in countries other than the geographical segmentations.

Our financial information that is not attributable to the reportable segments is attributable to our holding companies and other immaterial operations and are classified as “corporate.”

In the tables below, we present a summary of operating performance of our reportable segments as if they have been fully consolidated for all periods presented. In particular:

•

Financial information for the Austria segment (representing consolidated operating results of CASAG) was fully consolidated for the year ended December 31, 2021 and for the period from June 26, 2020 (for practicality from July 1, 2020) to December 31, 2020. CASAG was accounted for as an equity method investee for the period from January 1, 2020 to June 25, 2020 (for practicality to June 30, 2020) and for the year ended December 31, 2019. As a result, the financial data of the Austria segment for the year ended December 31, 2019 and for the period from January 1, 2020 to June 30, 2020 has been taken from the financial reporting of CASAG and the operating results are not recognized in the consolidated financial statements of the Group;

•	Financial information for the Czech Republic segment (representing operating results of SAZKA a.s.) was fully consolidated for all periods presented in this proxy statement/prospectus;

•	Financial information for the Greece and Cyprus segment (representing the consolidated operating results of OPAP) was fully consolidated in all periods presented in this proxy statement/prospectus;

•

Financial information for the Italy segment (representing operating results of LottoItalia) was accounted for as an equity method investee through all periods presented in this proxy statement/prospectus. Consequently, financial data of the Italy segment has been taken from the financial reporting of LottoItalia and the operating results are not recognized in the Group’s consolidated financial statements.

•

Financial information relating to the Corporate and other (Corporate) segment equals financial data representing Corporate and other (Corporate) and was fully consolidated in the Group’s consolidate financial statements.

Given that our reportable segments have non-controlling interests (with the exception of the Czech Republic), and we account for certain reportable segments as equity method investees during the periods presented, we believe that presenting each reportable segment as if they have been consolidated for all periods presented aids in the understanding of the business performance of each operating segment in the same manner that our management assesses the reportable segments.

The unaudited financial information derived from the financial reporting of CASAG (for the period from January 1, 2020 to June 30, 2021 and for the year ended December 31, 2019) and LottoItalia (for the years ended December 31, 2021, 2020 and 2019) included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Slovensko, s.r.o. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited financial information and, accordingly, PricewaterhouseCoopers Slovensko, s.r.o. does not express an opinion nor any other form of assurance with respect thereto. The PricewaterhouseCoopers Slovensko, s.r.o. report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited financial information and should not be read to do so.

We define:

•

Net Gaming Revenue (“NGR”) as gross gaming revenue (“GGR”) net of Gaming taxes. Net gaming revenue is a metric commonly used in the lottery industry. Management believes that the metric is useful for comparison of Group’s performance to its industry peers and competitors;

•

Operating EBITDA as profit before tax from continuing obligations before finance cost, net, depreciation and amortization, impairment of tangible and intangible assets including goodwill, restructuring costs, gain from remeasurement of previously held interest in equity method investee and other gains and losses; note that profit before tax before finance costs, net equals profit from operating activities. Operating EBITDA is a metric used by management to evaluate operating performance of the business. The Company provides this measure because we believe it is useful for investors to understand our performance period to period without any further adjustments for one-off or non-operating items. Management believes that Operating EBITDA is useful to investors because it provides additional information regarding to our ongoing performance to offer a meaningful comparison related to future results of operations;

•

Adjusted EBITDA as Operating EBITDA adjusted, as the Company’s management deems relevant, for significant one-off items, non-operating items and business development costs. Management believes that Adjusted EBITDA is a useful metric for investors to understand our underlying performance period to period, after exclusion of non-cash and other items which the management believes are not indicative of our results of operations. Adjusted EBITDA provides additional information about our underlying performance and offers a meaningful comparison related to future results of operation; and

•

Capital expenditures as additions to tangible and intangible assets reduced by the changes in liabilities arising from the acquisitions of such assets, i.e., on a cash basis. This equals the line item “Acquisition of property, plant and equipment and intangible assets” in our consolidated statement of cash flows. Management believes that capital expenditures is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate our business.

The table below sets forth the Company’s economic interests held in each of the Company’s operating segments, respectively.

Economic Interests Held

	As of December 31,
	2021	2020	2019
Economic Interest
Austria	59.70%	55.48%	38.16%
Czech Republic	100.00%	100.00%	100.00%
Greece and Cyprus	40.37%	36.10%	31.99%
Italy	32.50%	32.50%	32.50%
Corporate and other*	100.00%	100.00%	100.00%

*	With the exception of SDAVCIC (as defined below), where the Company’s shareholding was 79.2% as of December 31, 2021, 78.6% as of December 31, 2019 and 75.5% as of December 31, 2020.

GGR per Segment

	For the year ended December 31,
	2021	2020	2019
Consolidated	(in € unless specified otherwise)
Austria	1,139.1	573.1	—
Czech Republic	407.9	315.2	286.2
Greece and Cyprus	1,509.5	1,129.7	1,619.9

Total consolidated segments	3,056.5	2,018.0	1,906.1

Equity method investees
Austria	—	504.4	1,245.9
Italy(1)	2,404.0	1,905.0	2,368.0

(1)	Amount wagered less payout is used as a proxy for GGR for LottoItalia; LottoItalia’s revenue consists of revenue from contracts with customers, calculated as 6% of amount wagered

NGR per Segment

	For the year ended December 31,
	2021	2020	2019
Consolidated	(€ millions)
Austria	549.2	274.4	—
Czech Republic	264.9	200.9	219.4
Greece and Cyprus	1,014.5	737.2	1,091.7

Total consolidated segments	1,828.6	1,212.5	1,311.1

Equity method investees
Austria	—	240.1	608.9
Italy	500.1	384.4	489.0

Adjusted EBITDA per Segment

	For the year ended December 31,
	2021	2020	2019
Consolidated	(€ millions)
Austria	210.9	87.0	—
Czech Republic	110.5	81.8	94.6
Greece and Cyprus	578.2	325.8	413.2
Corporate	(30.2)	(14.7)	(16.5)

Total consolidated segments	869.4	479.9	491.3

Equity method investees
Austria	—	55.9	210.6
Italy	408.9	310.6	396.1

Capital Expenditure per Segment

	For the year ended December 31,
	2021	2020	2019
Consolidated	(€ millions)
Austria	17.2	17.5	—
Czech Republic	13.7	7.4	4.7
Greece and Cyprus	18.8	21.5	32.5
Corporate	0.2	0.1	—

Total consolidated segments	49.9	46.5	37.2

Equity method investees
Austria	—	14.6	31.1
Italy	0.9	0.7	0.9

Net Debt

Net debt as of December 31, 2021	Loan and borrowings(2)	Cash and Cash equivalents and short-term financial assets		Net Debt(3)
Consolidated	(€ millions)
Austria	123.1	268.6		(145.5)
Czech Republic	—	62.9		(62.9)
Greece and Cyprus	1,046.7	860.4		186.3
Corporate and other	1,523.1	274.3	(1)	1,248.8

Total consolidated	2,692.9	1,466.2		1,226.7

Equity method investees
Italy	—	257.6	(1)	(257.6)

(1)	Represents cash only, with the exception of Italy (short-term cash pooling asset) and Corporate and other (€99.9 million short-term cash pooling assets, with the remainder representing cash).
(2)	Loans and borrowings mean bank loans and issued notes and bonds, excluding lease liabilities arising from IFRS 16 Leases.
(3)	Net debt means Loan and borrowings less Cash and equivalents and short term-financial assets, including short-term cash pooling with affiliates.

Reconciliation of Non-IFRS Financial Measures

We believe that certain non-IFRS financial measures, such as Net Gaming Revenue, Adjusted EBITDA, Operating EBITDA and capital expenditures and assist in understanding our performance. See “Important Information About IFRS And Non-IFRS Financial Measures—Other Non-IFRS Financial Measures.”

The tables below set forth the reconciliation of the non-IFRS metrics per segment.

Austria

As consolidated segment

	For the year ended December 31,
	2021	2020	2019
Reconciliation of NGR	(€ millions)
GGR	1,139.1	573.1	—
Gaming taxes	(589.9)	(298.7)	—

NGR	549.2	274.4	—

Reconciliation of Operating EBITDA and Adjusted EBITDA
Profit from operating activities	175.0	7.6	—
add back:
Depreciation and amortization	52.1	28.5	—
Impairment of tangible and intangible assets including goodwill	5.9	1.7	—
Restructuring cost	—	50.6	—
Other gains and losses	(1.2)	(1.4)	—

Operating EBITDA(1)	231.8	87.0	—

Adjustments to EBITDA
Casino Linz insurance gain + Restructuring non-personnel provision(2)	(0.6)	—	—
Argentina arbitration gain(3)	(15.9)	—	—
Other(4)	(4.4)	—	—

Adjusted EBITDA	210.9	87.0	—

As equity method investee

	For the year ended December 31,
	2021	2020	2019
Reconciliation of NGR	(€ millions)
GGR	—	504.4	1,245.9
Gaming taxes	—	(264.3)	(637.0)

NGR	—	240.1	608.9

Reconciliation of Operating EBITDA and Adjusted EBITDA
Profit from operating activities	—	12.4	152.6
add back:
Depreciation and amortization	—	26.9	52.0
Impairment of tangible and intangible assets including goodwill	—	19.4	—
Restructuring cost	—	—	6.0
Other gains and losses	—	1.4	—

Operating EBITDA	—	60.1	210.6

Adjustments to EBITDA
Casino Linz insurance gain + Restructuring non-personnel provision(2)	—	(4.2)	—

Adjusted EBITDA	—	55.9	210.6

(1)	See Note 6 to the Historical Financial Information for a reconciliation of profit from operating activities.

(2)

Represents insurance income related to a fire incident in the Casino Linz of €8.8 million in 2020 and additional €0.6 million in 2021, and one-off non-personnel costs related to a restructuring program of €4.6 million in 2020.

(3)	Represents a gain from the recognition of the fair value of the award from arbitration against Argentina in connection with the revocation of a concession in 2013.

(4)	Represent gains from non-cash changes in employee benefit liabilities and provisions of €3.6 million and gain from the sale of an undeveloped property of €0.8 million.

Czech Republic

	For the year ended December 31,
	2021	2020	2019
Reconciliation of NGR	(€ millions)
GGR	407.9	315.2	286.2
Gaming taxes	(143.0)	(114.3)	(66.8)

NGR	264.9	200.9	219.4

Reconciliation of Operating EBITDA and Adjusted EBITDA
Profit from operating activities	91.8	77.5	90.0
add back:
Depreciation and amortization	8.5	6.3	4.6
Impairment of tangible and intangible assets including goodwill	6.2	—	—

Operating EBITDA(1)	106.5	83.8	94.6

Adjustments to EBITDA
Gain from cancellation of obligation to acquire entity(2)	—	(2.0)	—
Disaster fund donation + tech platform prolongation(3)	4.0	—	—

Adjusted EBITDA	110.5	81.8	94.6

(1)	See Note 6 to the Historical Financial Information for a reconciliation of profit from operating activities.

(2)	Represents gain from the cancellation of obligation to acquire an entity.

(3)

Represents charitable donation in connection with damage caused by a tornado in the South Moravia region of the Czech Republic of €2.0 million and one-off costs related to the prolongation of a license for a gaming system of €2.0 million.

Greece and Cyprus

	For the year ended December 31,
	2021	2020	2019
Reconciliation of NGR	(€ millions)
GGR	1,509.5	1,129.7	1,619.9
Gaming taxes	(495.0)	(392.5)	(528.2)

NGR	1,014.5	737.2	1,091.7

Reconciliation of Operating EBITDA and Adjusted EBITDA
Profit from operating activities	404.0	262.8	296.2
add back:
Depreciation and amortization	144.5	115.3	107.7
Impairment of tangible and intangible assets including goodwill	4.5	24.4	8.7
Gain from remeasurement of previously held interest in equity method investee	—	(142.7)	—
Other gains and losses	2.2	—	—

Operating EBITDA(1)	555.2	259.8	412.6

Adjustments to EBITDA
Hellenic Lotteries minimum GGR contribution prepayment(2)	25.1	37.7	—
Litigation provision(3)	(0.7)	5.3	(16.1)
COVID-19 related extraordinary costs(4)	(4.2)	9.7	—
Stoiximan earnout change	2.1	—	—
Other non-recurring costs and write-offs(5)	0.7	13.3	16.7

Adjusted EBITDA	578.2	325.8	413.2

(1)	See Note 6 to the Historical Financial Information for a reconciliation to profit from operating activities.

(2)

According to Hellenic Lotteries’ (as defined below) concession agreement, it has to pay 30% of its annual GGR to the Greek state, subject to a €50 million annual minimum payment amount. Hellenic Lotteries believes the €50.0 million minimum annual fee is not applicable for 2020 or 2021 as it believes the force majeure clause in the concession agreement was triggered by the pandemic-related restrictions imposed by the Greek state, and only €12.3 million (30% of Hellenic Lotteries’ actual 2020 GGR) is payable. Hellenic Lotteries has therefore filed a request for arbitration. As a prudent measure, we recorded gaming taxes expenses for this outstanding liability of €37.7 million as of December 31, 2020. For the year ended December 31, 2021, the outstanding liability increased by €25.1 million to €62.8 million.

(3)	Relates to non-cash changes in litigation provisions throughout the period.

(4)

Comprised of certain one-off expenses related to COVID-19 restrictions of €9.7 million in 2020 (including agents’ receivable write-offs of €4.6 million and special support to agents of €5.2 million, which represented a form of direct and indirect financial support to the Company’s network of agents during the COVID-19 related restrictions) and of €4.2 million for the year ended December 31, 2021. The adjustment has been extracted from the accounting records of the company based on management’s assessment of costs which have been incurred as the consequence of the impact of COVID-19 related restrictions.

(5)

Comprised of certain one-off expenses in an aggregate amount of €16.7 million in 2019 (including receivables write-offs of €7.0 million, additional costs related to a voluntary retirement scheme of €2.8 million and other one-off costs of €6.9 million) and impairment of GGR contribution tax assets of €13.5 million in 2020. The adjustment has been extracted from the accounting records of the Company based on management’s assessment and identification of material non-operational items of income or expenses.

Italy - an equity method investee

	For the year ended December 31,
	2021	2020	2019
	(€ millions)
GGR(1)	2,404.0	1,905.0	2,368.0
Revenue from contracts with customers (NGR)	500.1	384.4	489.0

Reconciliation of Operating EBITDA and Adjusted EBITDA
Profit from operating activities	306.6	208.6	294.3
add back:
Depreciation and amortization	16.7	16.4	16.2
License fee amortization	85.6	85.6	85.6

Operating EBITDA(2)	408.9	310.6	396.1

Adjustments to EBITDA	—	—	—

Adjusted EBITDA	408.9	310.6	396.1

(1)	Amount wagered less payout is used as a proxy for GGR for LottoItalia; LottoItalia’s revenue consist of revenue from contract with customers, calculated as 6% of the amount wagered.
(2)	See Note 6 to the Historical Financial Information for a reconciliation to profit from operating activities.

Corporate

	For the year ended December 31,
	2021	2020	2019
Reconciliation of Operating EBITDA and Adjusted EBITDA	(€ millions)
Profit from operating activities	(62.0)	(22.8)	(27.5)
add back:
Depreciation and amortization	0.9	0.8	0.6
Other gains and losses	8.6	(7.5)	—

Operating EBITDA(1)	(52.5)	(29.5)	(26.9)

Adjustments to EBITDA
Business development and other adjustments(2)	35.8	14.8	10.4
Arbitration gain(3)	(13.5)	—	—

Adjusted EBITDA	(30.2)	(14.7)	(16.5)

(1)	See Note 6 to the Historical Financial Information for a reconciliation to profit from operating activities.
(2)	Comprised of costs associated with inorganic business development, including costs related to the Company’s UK National Lottery (the “UKNL”) bid.
(3)	Represents income from an arbitration award of €13.5 million in 2021 (see Note 8 to the consolidated financial statements).

Certain Consolidated Unaudited Non-IFRS Financial Information

SAZKA Entertainment (consolidated)

	For the year ended December 31,
	2021	2020	2019
	(€ millions)
Reconciliation of GGR to NGR
Revenue from gaming activities (“GGR”)	3,056.5	2,018.0	1,906.1
Gaming Taxes	(1,227.9)	(805.5)	(595.0)

Net Gaming Revenue (“NGR”)	1,828.6	1,212.5	1,311.1

Reconciliation of profit after tax to Operating EBITDA and Adjusted EBITDA
Profit after tax	274.3	224.4	604.2
less: Discontinued operations: gain on disposal of subsidiaries	—	—	277.3
less: Profit from discontinued operations, excluding gain on disposal	—	—	15.6

Profit after tax (from continuing operations)	274.3	224.4	311.3
Income tax expenses	130.3	35.7	46.3
Profit before tax	404.6	260.1	357.6
Finance costs, net	261.4	115.6	113.0

Profit from operating activities	666.0	375.7	470.6
Depreciation and amortization	222.9	158.5	112.9
Impairment of tangible and intangible assets including goodwill	16.6	26.1	8.7
Restructuring cost	—	50.6	—
Gain from remeasurement of previously held interest in equity method investee	—	(142.7)	—
Other gains and losses	9.6	(8.9)	—

Operating EBITDA	915.1	459.3	592.2

Adjustments to Operating EBITDA
Inorganic business development costs(1)	35.8	14.8	10.4
Arbitration gain(2)	(13.5)	—	—
Adjustments in Austria segment(3)	(20.9)	—	—
Adjustments in Czech Republic segment(4)	4.0	(2.0)	—
Adjustments in Greece and Cyprus segment(5)	23.0	66.0	0.6

Adjusted EBITDA	943.5	538.1	603.2

(1)	Comprised of costs associated with inorganic business development, including costs related to the Company’s UK National Lottery (the “UKNL”) bid.
(2)	Represents income from an arbitration award of €13.5 million in 2021 (see Note 8 to the consolidated financial statements for the year ended December 31, 2021).
(3)	Comprised of adjustments in our Austria segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.
(4)	Comprised of adjustments in our Czech Republic segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.
(5)	Comprised of adjustments in our Greece and Cyprus segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the securities laws of certain jurisdictions (including U.S. securities laws). Forward-looking statements include statements about Cohn Robbins, SAZKA Entertainment and Swiss NewCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology. Additionally, forward-looking statements include, without limitation, any estimates, forecasts, forward-looking information derived from reports prepared or obtained by SAZKA Entertainment, including by market researchers, market respondents, independent professional organizations and other external sources from compiling data, market sampling, and/or exercising subjective judgments that may be cited in this proxy statement/prospectus, including, for the avoidance of doubt, H2GC. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “seek,” “should,” “will” and “would,” or similar words or phrases, or, in each case, their negative or other variations or comparable terminology or by the discussions of strategies, plans, objectives, targets, goals, future events or intentions, may identify forward-looking statements, but the absence of these words and phrases does not necessarily mean that a statement is not forward-looking. They appear in a number of places throughout this proxy statement/prospectus and include, without limitation, statements regarding Cohn Robbins’, SAZKA Entertainment’s or Swiss NewCo’s (as applicable) intentions, beliefs, estimates or current expectations concerning, among other things, their respective results of operations, financial condition, liquidity, prospects, growth, strategies and the market and industry in which Cohn Robbins, SAZKA Entertainment or Swiss NewCo operate and appear in the sections entitled, among others, “SAZKA Entertainment’s Management Discussion and Analysis of Financial Condition and Results of Operations,” “Cohn Robbins Management’s Discussion and Analysis and Results of Operations,” “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment,” “Business of Cohn Robbins and Certain Information about Cohn Robbins” and “Risk Factors.”

Many factors may cause Cohn Robbins’ SAZKA Entertainment’s or Swiss NewCo’s results of operations, financial condition, liquidity and the development of the industry in which they operate to differ materially from those expressed or implied by the forward-looking statements contained in this proxy statement/prospectus.

These factors include, among others:

•	the ongoing outbreak of the COVID-19 pandemic;

•	the impact of the regulation of the lottery and gaming industry, which is highly regulated;

•	SAZKA Entertainment’s ability to obtain and maintain licenses and concessions in order to operate its business activities in each of its jurisdictions;

•	the potential loss of SAZKA Entertainment’s exclusive rights to operate its business activities under its licenses and concession agreements and/or potential changes in the licenses or concessions;

•	the impact of changes in tax regimes, tax audits, tax penalties and special levies and fees, including specific gaming sector taxes;

•	SAZKA Entertainment’s ability to respond to changes in technology or successfully modify its product offerings to satisfy the future technological demands of their customers;

•	the impact of government actions, political events or macroeconomic factors in the countries in which SAZKA Entertainment operates;

•	SAZKA Entertainment’s ability to compete successfully in the competitive gaming markets;

•	the impact of the illegal lottery and gaming market and competitors whose legal status is unclear;

•	SAZKA Entertainment’s ability to successfully source, originate, execute, integrate and manage business acquisitions or to obtain the expected benefits from existing or future strategic investments,

partnerships and acquisitions or the ability of the combined company to effect future acquisitions and to meet target returns;

•

the impact that SAZKA Entertainment does not wholly own several of the entities that operate its businesses and that account for a substantial portion of its GGR and cash flow, and the fact that SAZKA Entertainment is party to shareholder agreements with the other shareholders that contain a number of protective provisions in favor of such other shareholders;

•	the impact of SAZKA Entertainment’s dependence on agents to distribute our products;

•	the impact of SAZKA Entertainment’s dependence on a relatively low number of suppliers of technology infrastructure and support for the operations of our games;

•

the ability of SAZKA Entertainment’s businesses, and that of certain third parties they rely on, to maintain effective compliance procedures and policies for anti-money laundering, anti-bribery, fraud detection, anti-corruption, economic sanctions programs, regulatory compliance and risk management processes;

•

negative perceptions and publicity surrounding the lottery and gaming industry leading to negative socio-cultural aspects and more restrictive regulations on the industries and in the markets in which SAZKA Entertainment operates;

•

the ability of the operating systems and networks of SAZKA Entertainment’s businesses to address risks associated with technical failures and security breaches (including data leakage) caused by human error, problems relating to technology, natural disasters, sabotage, viruses and similar events;

•

the impact of operating systems and networks of SAZKA Entertainment’s business being exposed to risks associated with SAZKA Entertainment’s growing needs of technical infrastructures and its reliance on third-party technology providers;

•	the impact of pay-out fluctuations or betting outcomes significantly affecting the gaming operations of SAZKA Entertainment’s businesses;

•	the effect on lotteries and sports betting of the seasonality, timing and frequency of lotto drawings and sports betting events during the calendar year;

•	SAZKA Entertainment’s ability to successfully maintain and enhance its brands;

•

the combined company’s effectiveness of internal controls, financial condition and liquidity, including its readiness to become a public company and its ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	the estimated future capital expenditures needed to preserve Swiss NewCo’s capital base;

•	changes in consumer preferences to lotteries and gaming;

•	the impact of uncertainty, business and regulatory risks from online offerings of SAZKA Entertainment’s businesses because it is a new and evolving industry;

•	the ability of SAZKA Entertainment’s businesses to attract, train or retain key management and qualified employees;

•	the impact of taxation of unrealized foreign exchange gains may adversely affect our financial condition;

•	the impact on SAZKA Entertainment’s businesses of a breach of intellectual property;

•	SAZKA Entertainment’s ability to service its debt and to operate its business;

•	the impact of additional tax liabilities that may be incurred by the combined company; and

•	other factors discussed under the section entitled “Risk Factors.”

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and are based on potentially inaccurate assumptions. Forward-looking statements are not guarantees of future performance. The risks outlined above and others described under “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the results of operations, financial condition, liquidity and the development of the industry operated in, in each case, of SAZKA Entertainment, Cohn Robbins or Swiss NewCo. New risks can emerge from time to time, and it is not possible to predict all such risks, nor can it be assessed the impact of all such risks on the business of SAZKA Entertainment, Cohn Robbins or Swiss NewCo, or to the extent which any such risks or combinations of risks and other factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these results and uncertainties, you should not rely on forward-looking statements as a prediction of actual results.

Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. None of Cohn Robbins, Swiss NewCo nor SAZKA Entertainment undertakes any obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Swiss NewCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “SAZKA Entertainment believes,” “Cohn Robbins believes” or “Swiss NewCo believes” (as applicable) and similar statements reflect SAZKA Entertainment’s, Cohn Robbins’ or Swiss NewCo’s (as applicable) beliefs and opinions on the relevant subject. These statements are based on information available to SAZKA Entertainment, Cohn Robbins and Swiss NewCo (as applicable) as of the date of this proxy statement/prospectus. While SAZKA Entertainment, Cohn Robbins and Swiss NewCo (as applicable) each believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. None of SAZKA Entertainment’s, Cohn Robbins’ nor Swiss NewCo’s (as applicable) statements should be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although SAZKA Entertainment, Cohn Robbins and Swiss NewCo (as applicable) each believe the expectations reflected in the forward-looking statements were reasonable at the time made, none of SAZKA Entertainment, Cohn Robbins nor Swiss NewCo (as applicable) can guarantee future results, level of activity, performance or achievements. Moreover, none of SAZKA Entertainment, Cohn Robbins, Swiss NewCo nor any other person or entity assumes responsibility for the accuracy or completeness of any of these forward-looking statements, nor does any of SAZKA Entertainment, Cohn Robbins or Swiss NewCo assume any obligation to update forward-looking statements set forth in this proxy statement/prospectus. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by SAZKA Entertainment, Cohn Robbins or Swiss NewCo (in each case, as applicable) or persons acting on any of their behalf.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating the Business Combination and the proposals to be voted on at the General Meeting. For purposes of this section, “SAZKA Entertainment,” “we,” “our,” “us” and “ourselves” each refer to SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft), together with its subsidiaries prior to the consummation of the Business Combination; and “Swiss NewCo” refers to Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft), together with its subsidiaries after completion of the Business Combination, in each case unless the context otherwise requires. The occurrence of one (1) or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Swiss NewCo following the Business Combination. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing SAZKA Entertainment, Swiss NewCo or Cohn Robbins. Additional risks not currently known to SAZKA Entertainment, Swiss NewCo or Cohn Robbins or that any of the foregoing currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our respective businesses, financial conditions, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.

Risks Related to SAZKA Entertainment’s Business

The effects of the COVID-19 pandemic and related public health measures have affected how we operate our businesses and how consumers interact with us; the duration and extent to which the pandemic and related public health measures will impact our businesses, future results of operations and cash flows remains uncertain.

The outbreak of communicable diseases on a global scale may significantly affect our businesses. In December 2019, the emergence of COVID-19 was reported in Wuhan, Hubei Province, China and has since rapidly spread across the world. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. The outbreak has resulted in government authorities and businesses throughout the world implementing numerous measures intended to contain and limit the spread of COVID-19, including travel bans and restrictions, quarantines, self-isolation, shelter-in-place and lockdown orders, business restrictions, shutdowns, and other limitations. As a result of such measures, for some periods in 2020 and 2021, the majority or all of our land-based points of sale in Greece and Cyprus, our casinos in Austria and internationally and our VLT (as defined below) outlets in Austria were closed, whereas our online businesses experienced high rates of growth, which could slow or reverse as a result of the easing of government restrictions established during the COVID-19 pandemic. In Italy, draws of LottoItalia’s games were suspended for certain periods during the second quarter of 2020. In the second quarter of 2020, GGR compared with the same quarter in 2019 decreased by 23%, 0%, 53% and 56% in the Austria segment, the Czech Republic segment, the Greece and Cyprus segment and the Italy segment, respectively. While most of our businesses have not been subject to material restrictions since the third quarter of 2020, many countries have introduced new measures in the fourth quarter of 2021 as a result of increased numbers of cases and the spread of the Omicron variant of COVID-19. These included a three (3) week general lockdown in Austria, during which our casinos were closed, and requirements that customers demonstrate their vaccination status to access our casinos in Austria and land-based points of sale in Greece. These restrictions have negatively impacted our sales, though to a lesser extent than restrictions in previous periods. See “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Our Results of Operations—COVID-19.”

The COVID-19 pandemic and responses thereto have led to a material deterioration in both the global economy and the national economies of the countries where we operate. Government restrictions led to the suspension or cancellation of substantially all racing and sporting events during some periods of time, which has negatively affected sales in our sports betting operations. While most events, leagues, and sporting events resumed by the second half of 2021, further suspensions and cancellations could take place in the future. The revenues generated from games related to events or leagues that are not cancelled or suspended and from new products may be substantially lower than before the outbreak of the COVID-19 pandemic and may not be sufficient to cover all our costs.

Moreover, our agents and suppliers may be at risk of decreasing revenue, liquidity issues, and insolvency because of any downturn in economic conditions. Consequently, since our businesses are reliant on our agents and suppliers, their inability to honor commitments to us could negatively affect our ability to reliably provide our products to our customers. See the risk factor “—The operating systems and networks of our businesses are exposed to risks associated with our own growing technical infrastructure needs and reliance on third-party technology providers.”

The extent to which the COVID-19 pandemic impacts our businesses will depend on future developments, which are highly uncertain, including the scope and duration of the COVID-19 pandemic and future actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Although vaccines have been developed and are currently being rolled out across countries, the COVID-19 pandemic has been further complicated by the emergence of new and more contagious strains of the virus, such as the Delta variant and the Omicron variant, and there are concerns that vaccines may not work as well against these and future new strains. As a result, there remains significant uncertainty in respect of the extent, duration and intensity of the financial consequences and potential customer behavior and societal implications, as well as the potential imposition of new restrictions, which may further adversely affect our businesses.

There can be no guarantee that any similar pandemics or outbreaks will not occur in the future or that the effects of the current global pandemic will not deteriorate further. Any of the above factors could result in a material adverse effect on our business, results of operations and financial condition.

The lottery and gaming industry is highly regulated; gaming regulation is continually developing and the regulations to which we are subject could become stricter.

The lottery and gaming industry is highly regulated, primarily at the national level. The gaming industry has always been regulated at a national level, and currently there is no specific European or international regulatory regime aiming to regulate the lottery and gaming industry (apart from general principles of European law governing among others the establishment of monopolies, consumer/player protection, and money laundering). Our businesses are subject to a range of complex gaming laws and regulations in the jurisdictions in which they are licensed or operate. These regulations govern the types of games that our businesses may operate and the rules of the games. Furthermore, these regulations govern the manner in which our businesses may operate their games: for example, advertising, pay-outs, taxation, cash, anti-money laundering compliance procedures and other specific limitations, such as the number of gaming machines in a given point of sale (“POS”) and their proximity to each other, are all covered by regulations to varying degrees. National authorities have the right to unilaterally change the legal and regulatory framework.

New games our businesses may wish to introduce often need to be approved by the relevant regulator. Although the regulatory regime for land-based gaming and lottery operations is well established in many countries, many of the regulations regarding online gaming are still evolving and remain unclear. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted, or are in the process of considering, legislation to enable such licensing and regulation. As a result of this regulatory backdrop, maintaining good relations with relevant governments and government bodies is important to our businesses and any change in governments or deterioration of these relationships could have a material adverse effect on our business, results of operations and financial condition.

There can be no assurance that law enforcement or gaming regulatory authorities will not seek to restrict our businesses in their jurisdictions or even institute enforcement proceedings in the event of non-compliance, or alleged or perceived non-compliance, with applicable regulations. Gaming laws and administration, in particular the emerging online regulation in many jurisdictions, are complex and often require us to make subjective determinations regarding compliance with which the relevant authorities may not agree. A significant amendment to the legislative or regulatory framework governing our businesses and their operations could have a material adverse effect on our business, results of operations and financial condition.

Our ability to successfully pursue our strategy depends on compliance with applicable laws and regulations, including those specific to online gaming. While we believe that our businesses have implemented the necessary systems, controls, and procedures to ensure that we are, or will be, in compliance with applicable rules and regulations in our operations, these systems, controls, and procedures may not be sufficient to comply with all applicable gaming rules and regulations in the jurisdictions in which we conduct gaming activities. In addition, we are subject to the risk of non-compliance by our non-controlled businesses, such as LottoItalia and Betano. See the risk factor “—We do not wholly own several of the entities that operate our businesses and that account for a substantial portion of our GGR, and we are party to shareholder agreements with the other shareholders of such entities that contain a number of protective provisions in favor of such other shareholders” for a description of the risks associated with our non-controlled businesses. Failure to comply with applicable gaming laws and regulations could result in civil, criminal, or administrative proceedings, injunctions, fines, penalties and substantial litigation expenses that could strain our management resources, negatively impact our reputation or otherwise have a material adverse effect on our business, results of operations and financial condition.

In February 2021, the Austrian government announced a proposal to change certain gaming regulations (“New Austrian Gaming Proposals”). As of the date of this proxy statement/prospectus, full details of the potential changes are not yet clear, but based on information publicly available, the Austrian government may establish an independent gaming regulator and adopt a domain name system to block illegal operators, as well as adopt restrictions on advertising, which could reduce our ability to successfully market our products and lead to lower customer demand. In addition, the Austrian Government is proposing to grant the Austrian Court of Audit supervisory authority over private companies in which the Austrian state directly or indirectly holds above 25.0% of the share capital, and to significantly broaden companies’ duty to provide information to the Austrian Court of Auditors and to the public. If these measures are adopted as proposed, they could result in a material administrative burden on CASAG and a competitive disadvantage relative to fully privately-owned companies. As of the date of this proxy statement/prospectus, there are indications that the New Austrian Gaming Proposals will not become effective in 2022 due to ongoing negotiations within the Austrian government.

In Italy, a draft law relating to the reorganization of the gambling sector has been presented to the Council of Ministers, for adoption by the Italian Parliament potentially as early as by the end of 2022. Among other draft proposals, this law, if adopted in the proposed form, would reduce the number of gambling POS, although it is unclear at this stage whether this would apply to lottery products.

Similarly, the regulatory environment in other jurisdictions in which we operate may change in the future, and any such change could have a material adverse effect on our business, results of operations and financial condition.

Our businesses are required to obtain and maintain licenses and concessions in order to operate in each jurisdiction and, in certain circumstances, our ability to do so may be dependent on our shareholders also meeting specific regulatory requirements.

Our businesses are required to obtain, maintain, and comply with the terms of licenses and concessions in order to operate gaming businesses in each country in which we operate. Governmental authorities have the right to terminate licenses or concession contracts and to impose sanctions in certain cases, for example, in the event of non-compliance with statutory requirements, including the terms of concessions or license conditions. In particular we hold exclusive licenses for some of our games in Austria, Greece and Cyprus and Italy. See the risk factor “ —Our businesses are exposed to risks related to the potential loss of their exclusive rights to operate our business activities under our licenses and concession agreements and/or of alteration or termination of our licenses prior to their expiration, and our licenses may also be challenged by potential competitors” below for more information.

The regulatory regimes of certain of the jurisdictions in which our businesses operate require a shareholder of Swiss NewCo who holds ordinary shares above a specified percentage, or who is otherwise deemed by the relevant regulator to exercise control or influence over our operations, to undergo probity investigations in order to satisfy the regulator that they are suitable to be a shareholder of Swiss NewCo or, as the case may be, its subsidiary or associate which is subject to their regulatory oversight. This requirement may extend to the principals (including the directors) of that shareholder. In certain circumstances, our businesses may be required to make a notification to a regulator of a shareholder’s interest in Swiss NewCo (or indirect interest in its subsidiary or associate) so that the regulator can then carry out such investigations. Any non-compliance by either the Group or its shareholders in the future may lead to the imposition of sanctions on us or certain of our subsidiaries or affiliates, including the revocation of a license or concession contract or the imposition of specific sanctions. Similarly, if a regulator deems the shareholder (or one of its principals or directors) to be unsuitable, or no longer fit and proper, this could lead to the imposition of similar sanctions on us or certain of our subsidiaries or affiliates, and the requirement for the shareholder to cease to hold some or all of the Swiss NewCo Class B Shares it holds. In addition, the non-compliance or the lack of propriety of the joint venture partners or other shareholders of our businesses may negatively affect us. See the risk factor “ —We do not wholly own several of the entities that operate our businesses and that account for a substantial portion of our GGR and cash flow, and we are party to shareholder agreements with the other shareholders of such entities that contain a number of protective provisions in favor of such other shareholders.”

Our success depends on maintaining our businesses’ licenses and concessions and complying with the terms under which the local authorities granted them as well as related local laws. This includes procuring pre-approval from the relevant regulator in relation to certain significant corporate activities we may elect to undertake from time to time. Gaming licenses may be revoked, suspended, or conditioned, and any of such losses, or potential for such loss, could cause our businesses to cease offering some or all of their product offerings in the relevant jurisdictions, which could have a material adverse effect on our ability to generate revenues. Our businesses may be unable to obtain, maintain and renew all necessary registrations, licenses, permits and approvals, or could incur fines or experience delays in the licensing process. The determination of suitability process may be expensive and time-consuming. The loss of or amendment to any of our businesses’ licenses or concessions or a reduction in the level of operations permitted under the licenses could have a material adverse effect on our business, results of operations and financial condition. For information regarding certain ongoing matters relating to the status of our exclusive license in certain of our operating markets, please see the section entitled “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment —Regulation and Licensing Overview.”

Our businesses are exposed to risks related to the potential loss of our exclusive rights to operate our business activities under our licenses and concession agreements and/or of alteration or termination of our licenses prior to their expiration, and our licenses may also be challenged by potential competitors.

OPAP’s licenses in Greece, CASAG and Austrian Lotteries’ licenses in Austria, and LottoItalia’s licenses in Italy provide each of them with exclusive rights to operate certain lottery and gaming activities in each of their respective jurisdictions. In most cases, the licenses and concession agreements of the above-mentioned companies as well as of SAZKA in the Czech Republic are time-limited and will eventually expire. For example, in Italy, the exclusive license for the operation of a lottery will expire in November 2025. In Greece, our exclusive license for the operation of instant lotteries will expire in 2026, and our iGaming license will expire in 2028. In Austria, our exclusive license for lottery and iGaming expires in 2027. In the Czech Republic, our license for the operation of lotteries and our license for the operation of technical games will both expire in June 2027.

Upon expiration, new licenses or concessions may be awarded to one or more parties through a competitive bidding process. We may be unable to obtain new licenses to allow us to continue our current operations or may only be able to do so on less favorable terms. Our businesses also face the risk that regulatory changes may open the market to broader competition. Renewing licenses or concessions can be costly and time-consuming, and we cannot guarantee that future concessions and licenses will be renewed on favorable terms, to the same extent or at all.

Our businesses are exposed to risks related to the potential alteration or termination of our licenses prior to their expiration, and such licenses may also be challenged in court by potential competitors. For example, in Italy, the ADM, the competent regulatory authority, may at any time, at its discretion, require LottoItalia to modify how it operates the games LottoItalia offers, or may suspend the concession contract that allows LottoItalia to operate games. Moreover, in Cyprus, OPAP Cyprus Limited (“OPAP Cyprus”), a subsidiary of OPAP, operates its lottery games business on the basis of a 2003 bilateral agreement between the Republic of Cyprus and the Hellenic Republic, which may be terminated by either state upon prior notification to the other state with 12 months’ notice. Separately, the Cypriot Parliament has passed a law on certain gaming activities, under which a special committee will conduct a concession procedure and recommend a suitable operator to the Minister of Finance for the granting of an exclusive non-transferable license for games in the numerical lotteries category and games based on the correct prediction of combinations of sports event results with variable odds. The Cabinet of Ministers, based on the proposal of the special committee, has assessed whether OPAP Cyprus, the current operator, is a suitable operator and has recommended OPAP Cyprus as eligible for licensing. However, as of the date of this proxy statement/prospectus, the process for granting the exclusive non-transferable license, which is expected to be finalized when negotiations with the Minister of Finance on the content of a concession agreement are successfully concluded, is still ongoing.

In some countries, our businesses are required to pay fees to the relevant regulatory authorities to obtain and maintain our businesses’ exclusive licenses and concessions. While, in some jurisdictions, our businesses must pay the license or concession fee in advance, in other jurisdictions our businesses must pay it over time. In addition, our businesses often pay a percentage of their revenue from gaming activities (“GGR”) to the regulatory authority that granted the license or concession or pay license or concession taxes. For example, in Austria, although no substantial upfront fees are payable for licenses, our businesses are required to pay taxes and fees to the Austrian state. Depending on the performance of the licensed lotteries and gaming activities of our businesses, they may suffer financial pressure as a result of these payments. If any of our businesses fail to pay or is unable to pay these license or concession fees, or tax payments, they may lose their ability to operate in the relevant jurisdiction. Furthermore, such costs may increase upon renewal of our licenses.

If any of the licenses or concessions of our businesses are terminated prematurely or, if upon expiration, our businesses fail to renew such licenses or concessions, we would be forced to cease the operations covered by such licenses or concessions and a new, separate organization could take over our business activities in relation to such license or concession. Under such circumstances, our businesses may be required to relinquish the operating equipment used for such business activities, such as certain operating terminals or brands. Any loss of exclusive or non-exclusive licenses or concessions could have a material adverse effect on our business, results of operations and financial condition. In addition, if a regulatory authority changes the exclusive nature of any of the licenses or concessions of our businesses to a non-exclusive license or concession, our businesses may face competition with respect to business activities that we may have previously operated without competition. Such change in the nature of any license or concession could have a material adverse effect on our business, results of operations and financial condition.

Our businesses could be subject to changes in tax regimes, tax audits, tax penalties, and special levies and fees, including specific gaming sector taxes.

Our businesses are required to make payments to the countries where we operate through fees for licenses (to obtain and/or to maintain), taxes on revenues (including VAT imposed on non-gaming products) and general corporate taxes on profits. Some of the license fees of our businesses are paid when the license is acquired or renewed and in other jurisdictions they are paid over the life of the license or concession. Our businesses are also subject to GGR taxes which are calculated based on GGR.

Taxes on our businesses can vary depending on the license and the game as well as the amount of revenues generated by the game. Governments or regulators can also increase these taxes. For example, with effect from January 1, 2020, the Czech government increased GGR tax on lottery products from 23% to 35%. Holding GGR derived from lottery products constant, the impact of the increase in GGR tax on us for the year ended December 31, 2020 was €37.2 million.

The level of taxation on player winnings can also affect our activities, as it can reduce the attractiveness of the game and the amount of winnings that each player can allocate to future betting. For example, as of January 1, 2020, Czech tax legislation removed the existing exemption for gaming winnings exceeding CZK 1.0 million. Gaming winnings from (i) lotteries and raffles which individually exceed CZK 1.0 million are subject to a 15% withholding tax and (ii) odds betting, live games and other games in cases where the difference between the total amount of winnings from the given type of game and the total of gaming deposits in this type of game for any given tax period exceeded CZK 1.0 million, are subject to a 15% income tax self-assessed by players in their tax returns (and, beginning in 2021, the progressive 23% tax rate is also applicable on the total tax base exceeding a certain threshold). This legislative change may adversely affect players, who now will be subject to a 15% (and possibly a separate 23%) tax on larger winnings, which may reduce their willingness to bet, resulting in a reduction in the number of bets and the stakes placed by players in certain games, which may have a material adverse effect on our revenue. In addition, if a concession is granted to OPAP Cyprus to operate games, we expect that there may be an increase in taxes or levies that OPAP Cyprus would have to pay in the Republic of Cyprus. See the risk factor “—Our businesses are exposed to risks related to the potential loss of our exclusive rights to operate our business activities under our licenses and concession agreements and/or of alteration or termination of our licenses prior to their expiration, and our licenses may also be challenged by potential competitors” for a description of the concession procedure. Furthermore, our Czech subsidiary, SAZKA a.s., is part of a VAT group with MND a.s., a related party that is outside of our Group. If MND a.s. were to fail to pay any VAT it owes, SAZKA a.s. would be liable to pay such amounts. In 2020, the total amount of VAT paid by MND a.s. was €20.4 million. The monthly VAT liability of MND a.s. typically fluctuates between €1.0 million and €2.5 million. Any deterioration of the business of MND a.s. would likely decrease the VAT liability of MND a.s. If the VAT group is ended for any reason, SAZKA a.s. would lose the approximately €5 million annual savings it currently receives from this arrangement.

As a result of the COVID-19 pandemic, many countries are under increased fiscal pressure, which may increase the probability of adverse changes in general corporate taxation or taxation of lotteries and gaming in particular. Such changes may be more likely to be introduced in the countries where the general corporate taxes on profits and/or the gaming sector taxes, or cash receipts from such taxes, are at relatively lower levels. For example, under OPAP’s Lottery and Gaming Concession and pursuant to Greek law, from October 13, 2020 to October 12, 2030, gaming-specific taxes payable in cash by OPAP to the Greek State under this concession amount to 5% of GGR annually, reflecting OPAP’s prepayment in 2011 of tax with a value of €1.8 billion. At the end of 2030, OPAP may need to pay an amount of additional consideration based on actual GGR over the concession period. Similarly, pursuant to the New Austrian Gaming Proposals, in February 2021 the Austrian government announced that it intends to adjust gaming taxes and levies. As of the date of this proxy statement/prospectus, the changes that may be introduced in this regard and their impact on CASAG are unclear.

Tax law and administration are complex and often require us to make subjective determinations with which the relevant tax authorities may not agree. For example, tax authorities may not agree with the determinations that our businesses make with respect to the application of transfer pricing, income tax or VAT law. Our businesses are from time to time subject to tax audits and investigations by authorities, which include review of our compliance with the direct tax or indirect tax regimes affecting our businesses and transactions. Although our tax departments aim to ensure compliance with tax regulations, the tax authorities may interpret applicable laws and rules differently or change their interpretation in ways that we have not anticipated, which may result in penalties, assessments of tax for previous periods and interest on such amounts. Tax audits and investigations by the competent tax authorities may also generate negative publicity, which could harm the reputation of our businesses with governments, customers, suppliers, other counterparties and stakeholders. Any audits, investigations or litigation by tax authorities on the activities or customers of our businesses could have a material adverse effect on our business, results of operations and financial condition.

On the Closing Date, Swiss NewCo and certain of its subsidiaries will have a number of outstanding financing arrangements in different jurisdictions. In addition, Swiss NewCo and its subsidiaries may amend such existing financing arrangements after the Closing Date or enter into new financing arrangements in different jurisdictions in the future. In certain circumstances, a number of jurisdictions in which Swiss NewCo and its subsidiaries have currently incurred financing impose certain taxes, including withholding tax, on payments in respect of loans, bonds, debentures and other financing arrangements. While we believe that payments made under our existing financing arrangements are currently not subject to any taxation, including the imposition of withholding tax, in the jurisdictions where such financing is incurred, there cannot be any guarantee that applicable tax law, or the interpretation and application by the competent tax authorities of existing or new tax laws generally or to Swiss NewCo and its subsidiaries specifically, will change in the future, as a result of which Swiss NewCo and its subsidiaries may be required to pay taxes, including withholding tax, in respect of payments on their existing or future financing arrangements. In such a case, the terms of certain of the financing arrangements of Swiss NewCo and its subsidiaries would require the relevant borrower or issuer to make gross-up payments to the relevant creditors in respect of any taxes withheld from such payments. Any such gross-up payments may be significant and have a material effect on our future cashflow and financial position.

Our businesses may not be able to respond to changes in technology or successfully modify our product offerings to satisfy the future technological demands of our customers.

The gaming industry is characterized by rapidly changing technology, including the increasing importance of online and mobile channels, which has accelerated during the COVID-19 pandemic and lockdowns. The future competitiveness of our businesses depends on our ability to respond to technological changes effectively. Our businesses may not be successful in achieving the necessary technological advances, and we may not have the financial resources needed to introduce or license new products or services. In general, the ability of our businesses to compete effectively in the online lottery and gaming industry will depend on the acceptance by our customers of the products, technologies, and services we offer, the platforms through which we provide them, as well as approval by the relevant regulators for the new technology utilized. As handheld and mobile device penetration and usage increases, it is expected that an increasing percentage of our customers will access the online platforms of our businesses through mobile devices and mobile applications. Our businesses have online platforms for lotteries in each of Austria, the Czech Republic, Greece and Cyprus and Italy as well as other online products. However, we may not be able to successfully operate and develop new lotteries and games online and for mobile devices. If we are unable to successfully adapt our product offerings to attract mobile users and keep up with competitors’ efforts to do the same, we could lose customers and see a reduction in amounts staked. Any failure to develop new gaming technology platforms and enhance our product offerings could have a material adverse effect on our business, results of operations and financial condition.

Development of new gaming technology for rapidly evolving mobile device technology and platform hardware and software could lead to errors that only become apparent after the technology is deployed and accessed by customers. Such errors could harm our reputation, jeopardize our ability to protect proprietary data and have a material adverse effect on our business, results of operations and financial condition. Furthermore, the development and use of new technology, particularly online, may expose us to additional regulatory risks. See the risk factor “—The lottery and gaming industry is highly regulated; gaming regulation is continually developing and the regulations to which we are subject could become stricter” and “Business of SAZKA Entertainment and Certain Information About SAZKA Entertainment—Regulation and Licensing Overview.”

Actions by governments, political events or macroeconomic factors in the countries in which our businesses operate could have an adverse effect on our business, results of operations and financial condition.

Our businesses operate primarily in Austria, the Czech Republic, Greece and Cyprus and Italy, and are exposed to political and economic developments in these countries. Our businesses are exposed to potential changes in the government, coalition governments, changes in governance and government orientation, and diversity of views between regional, national and international governments in these countries. Any material political events or changes may result in changes in regulation, restrictions on business in a given country and other policy decisions. For example, government responses to the COVID-19 pandemic resulted in severe economic dislocations, including an extreme drop in economic activity and higher rates of unemployment, to varying degrees in the countries where we operate. We are not only affected by the political and economic situation within the countries in which we operate, but we are also affected by political and economic developments in the EU, the Eurozone and other countries into which we may expand. Macroeconomic factors in the countries where we operate (such as gross domestic product growth, unemployment rates and wage growth) can affect consumer behavior and spending patterns. In addition, the economic downturn caused by the COVID-19 pandemic may lower consumer spending on our products, as reductions in income may lead to our players becoming less willing to place bets or decreasing the amounts they bet. Reductions in numbers of tourists may also affect the numbers of visitors to our points of sale and the economic conditions in some of our markets.

We may be affected by negative economic or financial developments in other European countries or countries with credit ratings similar to those of the individual countries in which our businesses operate. Any material future deterioration in global or local economic conditions in the markets in which we operate and the surrounding countries could lead to a decrease in consumer confidence and spending affecting our products. This decrease could have a material adverse effect on our financial position and results of operations, as the lottery and gaming industry may be considered a leisure or non-essential activity.

In Greece, after eight (8) years of recession from 2008 to 2016, the economic and business environment began to gradually improve in 2017 and capital controls were lifted in August 2019 effective as of September 4, 2019.

However, economic activity remains subject to risks and was impacted by the COVID-19 pandemic beginning in 2020. See the risk factor “ —The effects of the COVID-19 pandemic and related public health measures have affected how we operate our businesses and how consumers interact with us; the duration and extent to which the pandemic and related public health measures will impact our businesses, future results of operations and cash flows remains uncertain.” Greece has encountered, and continues to encounter, fiscal challenges and structural weaknesses in its economy and has faced severe difficulties in its public finances. Any of these trends could have a material adverse effect on our business, results of operations and financial condition.

The gaming industry is competitive, and our businesses may not be able to compete successfully.

Our businesses face competition from a number of domestic and foreign companies, and changes in laws and regulations as well as market liberalization can increase the number of our competitors and in turn affect our future profitability. In particular, our businesses face competition from online lottery providers, scratch cards, sports betting, slot machines, online and physical casinos and other types of games as well as other forms of entertainment. While our businesses hold exclusive licenses and concessions for certain products and games, in certain markets, we face intense competition for obtaining and renewing those licenses and concessions. Across all of our markets, our businesses also face online competition. In Greece, OPAP’s primary competitors are in the iGaming and online sports betting market, as it has an exclusive license for land-based games and video lottery terminals (“VLTs”). Our main competitors in Europe for lottery operations include Sisal, FDJ and Camelot (as defined below), and for sports betting and iGaming include Bet365, Entain, William Hill, Unibet, Fortuna, TipSport, 888 and Interwetten. Any inability of our businesses to compete successfully in our respective markets could have a material adverse effect on our business, results of operations and financial condition.

Our businesses may be negatively affected by competition from numerous types of operators present in the gaming sector, including private casinos and illegal gaming operations. Additionally, in certain markets our businesses face competition from synthetic lotteries, which are websites, often based outside the countries where our businesses operate, where customers bet on the outcome of a lottery rather than buying tickets in a lottery draw (“Synthetic Lotteries”). The legislation regulating Synthetic Lotteries and certain other online operations is not always clear and continues to evolve. This regulatory uncertainty could also cause competitive pressure. As a result of this competition, players could spend less time or money on our games and services, and we could lose customers. Our businesses also face competition in obtaining licenses and concessions for gaming operations.

Our businesses may be adversely affected by the illegal lottery and gaming market and competitors whose legal status is unclear.

Our businesses are affected by illegal gaming activities. Such activities compete for customers with regulated gaming businesses, such as ours. Illegal online lotteries, VLTs, slot machines, casinos and sports betting may deprive our businesses of significant volumes of business. Illegal gaming structures may be able to circumvent local taxation, thereby enabling them to offer potentially more attractive products by increasing pay-outs to winners. According to estimates by H2GC, May 2021, the share of the illegal online market in the total online market in 2019 was 6.9% in the Czech Republic, 20.9% in Greece, 39.4% in Austria and 12.6% in Italy.

Our businesses also face competition from Synthetic Lotteries in certain markets. The legislation regulating Synthetic Lotteries and certain other online operations is not always clear and continues to evolve. For example, while Austrian Lotteries has an exclusive license for electronic lotteries in Austria, there is competition in the market from Synthetic Lotteries operating from other jurisdictions. Synthetic Lotteries may be subject to lower taxation (or in certain cases avoid gaming taxation) than the products of our businesses and their operators may be subject to lower corporate taxation, allowing higher pay-outs and potentially making Synthetic Lotteries more attractive to customers.

Our businesses are dependent upon regulators and national authorities to initiate and enforce regulations and legislation to stop illegal gaming. These measures can vary across jurisdictions, and such measures may not be effective in eliminating illegal gaming. As a result, our businesses may be at a competitive disadvantage as compared with illegal operators that are not subject to the same restrictions and taxation. The Czech Republic has enacted legislation that sets out methods of limiting illegal iGaming, including website (i.e., Internet Protocol) blocking, payment blocking and advertisement blocking. Due to this legislation, as of June 1, 2022, 418 websites have been identified by the regulator as illegal gaming websites. The existence of an illegal market and the possible increase in its popularity may lead to greater restrictions by governments over the entire lottery and gaming industry, including both the regulated as well as the currently unregulated segments. As a result, changes to existing regulation to combat illegal gaming may cause, directly or indirectly, a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully source, originate, execute, integrate and manage business acquisitions or may fail to obtain the expected benefits from existing or future strategic investments, partnerships and acquisitions.

We have historically made a number of acquisitions and strategic investments and entered into partnerships and joint ventures and may do so in the future. Any future acquisitions, investments or partnerships could pose a number of risks or result in additional liabilities. Following an acquisition, we may uncover certain facts that we did not anticipate before the acquisition. In addition, it is not always possible to carry out sufficient in-depth due diligence prior to making an acquisition or investment. This may make it difficult to determine the value of, or achieve the strategic objective that is expected from, the investment or may result in exposure to undisclosed or legacy regulatory issues or liabilities or in the need for unforeseen capital expenditures. In addition, historical account books, records and contracts of acquired or newly consolidated companies may be incomplete or may not have been recorded or performed as required by the relevant legislation. Due to the nature of our business, our future acquisitions are exposed to the risk of extensive regulatory approvals and involvement in the acquisition process. Further, lottery and gaming are typically regulated on a national level, and as we enter new jurisdictions we may become subject to new or different regulations. Moreover, non-compliance of the seller with the transaction documentation could jeopardize the completion of the transaction or our ability to realize the value from the transaction. These factors could have adverse consequences, including possible contract disputes. These may result in a material adverse effect on our business, results of operations and financial condition.

The process of integrating businesses may be disruptive to the operations of our businesses, as a result of, among other things, unforeseen legal, regulatory, contractual, technological and other issues, difficulties in realizing operating synergies, or a failure to maintain the quality of services that our businesses have historically provided. Moreover, any future acquisition may divert management’s attention from our day-to-day business, and may be financed with additional debt, which could reduce our profitability.

Similarly, there are considerable costs associated with participation in public tenders. We are participating in the competition for the fourth license to operate the UKNL. We have incurred significant costs in connection with our application in the competition, and, while we were selected as the preferred applicant in the competition, the award of the license is currently being contested in legal proceedings. On June 29, 2022, the court ruled to lift the automatic suspension preventing the UK Gambling Commission from entering into agreements with Allwyn Entertainment Ltd to commence the transition process. Subject to any appeal of this judgment, Allwyn Entertainment Ltd will be confirmed as the incoming UKNL operator and a period of transition will commence. Even if we are ultimately awarded the license, we expect that the transition of the operation of the UKNL from the incumbent operator will be complex. In addition, we may not be successful in executing our strategy for the UKNL.

In addition, companies acquired or tenders awarded may not achieve the levels of returns, profits, cost savings, personnel optimization or productivity expected from them. Future acquisitions may not contribute to revenue growth or otherwise meet their operational or strategic expectations. If we are unable to successfully integrate or manage any acquired business, the transaction may not have the desired benefits. We may be unable to manage these risks, and the attention of management may be diverted from current business interests. Any of these risks could have a material adverse effect on our business, results of operations and financial condition.

We invest selectively in new opportunities and explore strategic partnerships and alliances as a means to gain access to new business opportunities and know-how. The results of these partnerships will depend, among other things, on our ability to locate and evaluate potential partners, investments, and their funding, and to complete our integration successfully. Although we seek to ensure that our shareholders or partners act in accordance with high professional and ethical standards, these partners and shareholders may not always maintain these high standards. A failure of any of our existing or future partnerships or alliances could have a material adverse effect on our business, results of operations and financial condition.

We do not wholly own several of the entities that operate our businesses and that account for a substantial portion of our GGR, and we are party to shareholder agreements with the other shareholders of such entities that contain a number of protective provisions in favor of such other shareholders.

We indirectly own less than all of the shares of most of the entities that operate our businesses. For example, we own the following percentages for our material subsidiaries across our four (4) segments: CASAG Group (59.7% economic interest and voting interest as of December 31, 2021) and Austrian Lotteries (53.5% economic interest and 73.8% control of the voting rights, being the voting interest of CASAG); OPAP Group (40.4% economic interest and 47.2% voting interest as of December 31, 2021); and LottoItalia (32.5% economic interest and voting interest as of December 31, 2021). OPAP also holds 84.5% in Stoiximan (as defined below) and 36.8% in Betano as of December 31, 2021. We might have interests and views on certain issues that differ from those of other shareholders (for example, relating to business strategy and financial policy, including regarding payment of dividends). In some cases, including OPAP and LottoItalia, our indirect interest is less than a majority. See “Certain Relationships and Related Party Transactions—SAZKA Entertainment Relationships and Related Party Transactions.”

The other shareholders, former shareholders and directors nominated by such shareholders in the entities in which the Company does not have a 100% direct or indirect shareholding interest might face reputational or financial issues that are out of our control, but which may negatively influence our business, reputation or brands. Although we screen potential partners and seek to ensure that they act in accordance with high professional and ethical standards, they may not always do so.

In some cases, we are party to agreements with the other shareholders prescribing governance rights and other matters which may limit our ability to control such entities. As a result, we may in some circumstances need to reach agreement with the other shareholders who are party to these agreements in order to achieve certain outcomes.

a.	OPAP

The Company holds indirectly a 66.7% interest in SAZKA Delta Management Ltd. (formerly Emma Delta Management Ltd) (“SDM”). The remaining 33.3% interest in SDM is held by Georgiella Holdings Co. Limited (“Georgiella”). SDM indirectly holds the majority of our voting rights in OPAP through SAZKA Delta AIF Variable Capital Investment Company Ltd (“SDAVCIC”). On February 17, 2022, the Company entered into a Sale and Purchase Agreement Relating to Investor Shares in SAZKA Delta AIF Variable Capital Investment Company Ltd and Ordinary Shares in SAZKA Delta Management Ltd (the “Share Purchase Agreement”) with Yeonama Holdings Co. Limited (“Yeonama”), Georgiella, and Rubidium Holdings Ltd. pursuant to which (i) the Company acquired remaining minority interest in SDAVCIC held by Yeonama and (ii) the Company agreed to purchase the remaining 33.3% interest in SDM from Georgiella, subject to relevant regulatory approvals to be obtained following the Business Combination. As a result, the Company economic interest in SDAVCIC increased to 100% and the Company’s economic interest in OPAP increased from 41.3% to 48.1%.

b.	CASAG and Austrian Lotteries

In Austria, we indirectly hold a majority stake in CASAG (59.7%) and in Austrian Lotteries (53.5% economic interest and 73.8% control of the voting rights, being the voting interest of CASAG). In 2020, SAZKA Group entered into a shareholders’ agreement with Österreichische Beteiligungs AG (“ÖBAG”), the entity through which the Austrian state holds its investments in certain strategically important companies and the second-largest shareholder of CASAG (33.2%) (the “CASAG Shareholders’ Agreement”). While we exercise effective control, the CASAG Shareholders’ Agreement provides for certain customary reserved matters (including change of status quo (non-dilution), related party transactions and material contracts), as well as certain reserved matters related to the interests of various Austrian stakeholders (including the location of the headquarters or main corporate functions, tax domicile, and promotion of sports and cultural events), with respect to which a consent by ÖBAG is required. However, with respect to certain specified matters on which we have the power to unilaterally outvote ÖBAG by a simple majority, ÖBAG has the right to exercise a put option over shares equal to 8.0% of its shareholding in CASAG. If such right is exercised, we may have to finance the purchase price for such shares through the incurrence of additional indebtedness or through other means. The lack of co-operation by these parties or their non-compliance with the CASAG Shareholders’ Agreement could have a material adverse effect on our business, results of operations and financial condition.

c.	LottoItalia

LottoItalia, our partnership with IGT Lottery S.p.a. (formerly Lottomatica Holding S.r.l. and Lottomatica S.p.A.) (“Lottomatica”), operates numerical lotteries in Italy. The Company indirectly holds a 32.5% interest in LottoItalia, with Lottomatica holding a 61.5% interest, and minority interests held by Arianna 2001 S.p.A. (4.0%) and Novomatic Italia S.p.A. (2.0%). Given that under the LottoItalia JV Agreement (as defined below) only certain matters require our consent and approval, we may not be able to steer the business of LottoItalia in our best interest. While we benefit from certain minority protections, in instances where the parties cannot reach agreement on such matters, we may be forced to sell our LottoItalia shares to Lottomatica unless it waives its rights with respect to the relevant deadlock event. The lack of co-operation by Lottomatica or its non-compliance with our minority protections could have a material adverse effect on our business, results of operations and financial condition. See “Certain Relationships and Related Party Transactions—SAZKA Entertainment Relationships and Related Party Transactions—LottoItalia JV Agreement” for more information.

Our businesses are exposed to the risks arising from using a network of agents to distribute our products.

Our businesses offer a significant portion of their lottery and gaming products to their customers through authorized POS operators (including convenience stores, post offices and individual agents) under commercial agency agreements. The responsibilities of POS operators include accepting stakes from customers, paying out small wins, providing information, promoting sales and handling complaints and claims. As a result, if the number of POS operators decreases over time, our distribution network will be impacted negatively. In addition, any changes in the agent commissions of the POS operators may also impact our financial performance. Although we believe that the relationships of our businesses with our agents are generally good, we may not be able to continue these positive relationships in the future. Any changes to the existing distribution network and disruption to agent relationships may have a material adverse effect on our business, results of operations, or financial condition.

Our businesses are dependent on a relatively low number of suppliers of technology infrastructure and support.

Certain key products and services required for the operation of our games (such as hardware, software and services and support provided by staff with specialist expertise) are provided by a very limited number of suppliers, and in many cases our businesses only have one (1) supplier of such service at any particular time. This is the case for the Czech Republic and Greece, where IGT and Intralot, respectively, supply the central lottery system. This dependence on single suppliers and the small number of such suppliers can make it difficult or costly to replace them in short term. Moreover, some of our suppliers might also be our competitors in different business segments and geographies, including competition for licenses and concessions.

Our businesses rely on the products and services of our suppliers to a significant degree and, in the event that they do not, or are unable to, fulfil their obligations under the applicable contractual arrangements, we may face delays or disruptions in our operations if we need to find a new supplier. Additionally, due to, among other factors, the limited number of suitable replacement suppliers, any transition could be slow and costly. As a result, any disruption to the provision of the products and services from the suppliers of our businesses could have a material adverse effect on our business, results of operations and financial condition.

Our online business model depends upon the continued compatibility between our platforms and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings.

Our online business model is dependent on the continued compatibility of our platforms and mobile applications with major mobile operating systems that we do not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade product functionality, prevent users from downloading our apps, or give preferential treatment to competing products could adversely affect the usage of our applications on mobile devices. In addition, in order to deliver high quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards, which may further impact our product offerings. If our mobile applications do not operate effectively with the major mobile operating systems, networks and standards, it may have a material adverse effect on our business, results of operations and financial condition.

Our businesses, and certain third parties we rely on, may fail to maintain effective compliance procedures and policies for anti-money laundering, anti-bribery, fraud detection, anti-corruption, economic sanctions programs, regulatory compliance and risk management processes.

The operations of our businesses are subject to anti-money laundering, anti-bribery, fraud detection and data protection laws and regulations, and economic sanctions programs, including those administered by national regulators, the United Nations and the EU. Our businesses are exposed to the risk of money laundering and fraudulent activities by our customers, employees, agents or other third parties (including criminal organizations), including with respect to our financial and payment service offerings. In addition, our businesses are exposed to a risk of violating anti-corruption laws and sanctions regulations applicable in those countries where we, our partners or our agents operate. Failure to comply with the above laws and regulations in these jurisdictions could result in significant fines, loss of licenses and damage to the reputation and brand of our businesses, which could have a material adverse effect on our business, results of operations and financial condition.

Our businesses may deal with both governments and state-owned business enterprises, the employees of which may be considered foreign officials for the purposes of transnational anti-bribery laws as well as domestic anti-bribery laws. Economic sanctions programs may restrict and affect our business dealings with certain sanctioned countries, and new sanctions programs may be imposed, or existing sanctions programs revised in unpredictable ways depending on circumstances outside of our control. Violations of anti-corruption laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a material adverse effect on our business, results of operations and financial condition.

Our businesses have policies, procedures and systems designed to assist in compliance with applicable laws, licenses and regulations and we have trained our employees to comply with such laws and regulations, but these policies, procedures and systems may not always succeed in protecting us from money laundering and fraud or our customers from fraud, or be deemed to be adequate by regulators. For example, the Czech Financial Analytical Unit imposed a CZK 200,000 (approximately €7,700) fine on SAZKA a.s. in April 2019 for deficiencies in client identification and staff training. Because of the number of entities within our Group, many of which are recently acquired and operate under different reporting routines and systems, significant efforts are required to maintain proper controls over financial reporting. Any failure to establish sound accounting processes and controls, or any inability to engage qualified personnel with sufficient experience, could result in an inability to fulfil reporting obligations. Despite our internal systems, the policies and procedures of our businesses may not be followed at all times, and they may not always be effective in detecting and preventing violations of applicable laws by one or more of our employees, consultants, agents or partners. As a result, our businesses could be subject to penalties and suffer a material adverse effect on our business, results of operations and financial condition.

Through our joint ventures and other operations, where we do not exert control, there is a heightened risk that our partners, or the operating companies in which we have a minority interest, do not have or fail to implement policies and procedures designed to assist our compliance with applicable laws and regulations. The joint venture partners or minority owned companies, or their policies and procedures, may not always be effective in detecting and preventing violations of applicable laws or in complying with the relevant regulatory compliance requirements. As a result, our Group or our joint venture partners or minority owned companies could be subject to penalties, which in turn could result in a material adverse effect on our business, results of operations and financial condition.

In addition, the customers of our businesses may attempt to commit, or actually commit, fraud, cheat or use impermissible methods in violation of our game’s terms and conditions of use. Acts of fraud or cheating may involve various tactics, possibly in collusion with employees or other customers. Employees could also engage in acts of cheating, including through collusion with programmers and other personnel. Successful exploitation of the systems of our businesses could have negative effects on our products, services and user experience. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on the reputation of our businesses, potentially causing a material adverse effect on our business, financial condition, and results of operations. In the event of the occurrence of any such issues with our businesses’ product offerings, substantial engineering and marketing resources, and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

Our businesses could also be targeted by third parties, including criminal organizations, for fraudulent activities, such as attempts to compromise the systems that process and collect payment information, or to use our betting services to engage in money laundering, bribery or fraud. While the distribution network partners of our businesses are required to abide by applicable laws, including by, to the extent required, identifying customers placing bets, our businesses may fail to detect non-compliance with applicable laws or our policies by our distribution network partners. To the extent our businesses are not successful in detecting and preventing money laundering or fraud, or if our businesses fail to comply with applicable regulations, we and our directors could be subject to criminal sanctions or administrative and civil fines and could directly suffer loss, the revocation of concessions and licenses, operational bans, or lose the confidence of our customer base. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

Negative perceptions and publicity about the lottery and gaming industry could lead to negative socio-cultural reactions and more restrictive regulations.

The gaming industry is subject to negative perceptions and publicity and intense scrutiny from a variety of sources, including citizens’ groups, non-governmental organizations, politicians, the media, national and local authorities, and other groups, individuals, and institutions. In particular, public attention has been drawn to findings or allegations related to participation or alleged participation in gaming activities by minors, the location and concentration of gaming machines, the features of certain types of gaming machines, online games and online betting risks, related to social ills such as addiction to problem gambling, risks related to data protection and payment security in connection with iGaming and fraud and alleged associations with money laundering.

Excessive participation in certain games may for some individuals lead to problematic gambling, which can have a significant adverse impact on their economic and psychological well-being. The nature of lotteries (which account for the majority of our revenue from gaming activities) limits the frequency with which players are able to wager, and prize distributions reduce the frequency of wins compared with other forms of gaming, making the player less likely to form addictive behavior. This is in contrast to certain other forms of gaming, where players are more susceptible to addiction and losing large amounts of money due to the frequency with which they are able to play, more frequent wins, and larger average stake sizes. There is, however, a risk that the public and political representatives may not distinguish between lotteries and other types of gaming and may not recognize that a lower risk is associated with lotteries.

Our businesses monitor our customers’ gaming activity and actively communicate with the public and other stakeholders about responsible gaming. Responsible gaming principles are applied throughout our operations. See “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment —Responsible Gaming.” All of our subsidiaries and equity method affiliates which offer lotteries have been awarded the Level 4 Responsible Gaming Certification, the highest level of responsible gaming certification issued by the World Lottery Association.

Our businesses have faced, and will continue to face, increased scrutiny relating to their performance in meeting environmental, social and corporate governance standards, in addition to responsible gaming. The reputation and value of the brands of our businesses will be materially and adversely affected if we fail to act responsibly in areas such as environmental issues, supply chain management, climate change, diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to the reputation of our businesses could impact employee engagement and retention, and the willingness of customers and partners of our businesses to do business with us, which could have a materially adverse effect on our business, results of operations and financial condition. Our businesses have adopted compliance policies and procedures and are focused on the integrity of our management, employees and third-party suppliers and partners. However, our businesses remain exposed to the risk of prevention and monitoring failure. Illegal, unethical, or fraudulent activities perpetrated by any of such individuals, suppliers or partners for personal gain or otherwise could expose us to reputational damage and financial loss.

Where growth in certain gaming activities has a negative impact on the population in those markets, or where there is an increased focus on actual or perceived negative impacts, local regulatory authorities may tighten regulation of the sector. For example, in sports betting and iGaming, if the perception develops that the gaming industry is failing to address responsible gaming concerns adequately, the resulting political and social pressure could lead to the industry becoming subject to increased regulation. In addition, if our businesses fail to maintain our responsible gaming practices and contribution to society, we may lose the goodwill of our customers and expose ourselves to regulatory challenges. Such an increase in regulation may increase operating costs and could have a material adverse effect on our business, results of operations and financial condition. Perceptions of problematic gaming behavior and other concerns with gaming-related industries, even if not directly connected to our businesses and our products, could have a material adverse effect on our business, results of operations and financial condition. For example, in Italy, on July 12, 2018, the Italian government approved a decree-law (immediately enforceable and to be converted by the Italian Parliament into law) which prohibits any advertising activity concerning gaming and betting games that involves a jackpot. This decree-law explicitly covers advertisements during sport, cultural or artistic events, on television, radio, press, Internet and any other form of advertising. Starting from January 1, 2019, it has been extended to the sponsoring of events, activities, shows, products or services, and to other forms of merchandising as well as use of brand names and symbols. On April 18, 2019, the Italian Communications Regulatory Authority also adopted specific guidelines regarding the prohibition on advertising, containing detailed conditions with which the relevant operators must comply. Any similar laws or legislation could have a material adverse effect on our business, results of operations and financial condition.

The operating systems and networks of our businesses are exposed to risks associated with technical failures and security breaches caused by human error, problems relating to technology, natural disasters, sabotage, viruses, and similar events.

The ability of our businesses to successfully operate and manage our lottery and gaming products depends on the capacity and reliability of our network, Internet infrastructure and central system operations and the security of our computer hardware, software and online platform infrastructure, including products and services provided by third parties. There is a risk of interruption caused by human error, problems relating to the network and central systems, software failure, natural disasters, sabotage, computer viruses, hacking, malicious software, phishing attacks and similar events. Any interruption in the technology system of our businesses could have a negative effect on the quality of services offered and, as a result, on consumer demand and therefore the volume of sales. Each interruption of the ability to provide and operate the products and services may imply additional costs and damage the business reputation of the companies within our Group. A system interruption, including one caused by third parties, may entitle the relevant regulatory agencies to revoke a concession or require us to pay damages or compensation under the concession as well as degrade customer experience and cause customers to lose confidence in our product offerings. Consequently, any interruption to the technology systems of our businesses could have a material adverse effect on our business, results of operations and financial condition.

Our businesses currently secure our systems by means of relevant hardware, software and robust processes, but any systems interruption, delays or failures resulting from earthquakes, adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks or other catastrophic events resulting in reduced levels of gaming services could lead to a reduction in performance or loss of services. We may be subject to security breaches or other compromises of the security measures of our businesses, whether as a result of hacking efforts, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise. Our businesses have contingency plans in place to prevent or mitigate the impact of such events. However, if such an event were to occur, we may not be able to recover our technical infrastructure and customer information in a timely manner to restart or provide our product offerings, which may have a material adverse effect on our business, results of operations and financial condition.

In addition, as part of the network infrastructure of our businesses is provided by third parties, any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of customers’ property or personal information or a delay or interruption in online services and products, could result in a loss of revenue, interruptions to product offerings and cause our businesses to incur significant legal, remediation and notification costs, degrade our customer experience and cause customers to lose confidence in our product offerings, any of which could have a material adverse effect on our business, results of operations and financial condition.

Our businesses might not be able to effectively back-up our systems. Our businesses do not necessarily carry insurance coverage against all problems that may arise in connection with the operation and conduct of our games. Further, any change in the systems of our businesses can expose us to risks related to such a transition. For example, SAZKA a.s. launched its online operations in the Czech Republic in March 2017 and regularly launches new products, requiring significant technological infrastructure. While our businesses have experience in managing online businesses and VLTs as part of our network, the systems we have implemented, or will implement, may not be adequate to prevent all technological issues.

In addition, the information technology networks and systems of our businesses are largely segregated by country and therefore we need to maintain multiple systems. Further, the disaster recovery systems of our businesses may not work as planned. Any such interruption, malfunction or cyber security breach could result in additional costs, damage to our business reputation or the imposition of penalties, thus reducing our revenues.

The operating systems and networks of our businesses are exposed to risks associated with our own growing technical infrastructure needs and reliance on third-party technology providers.

If the customer base and engagement of our businesses continue to grow, and the amount and types of product offerings continue to grow and evolve, our businesses will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies or interruptions in the delivery or degradation of the quality of our product offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after our businesses have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands.

As technology develops, our businesses may be required to commit financial, operational and technical resources to the development of new systems, the acquisition of equipment or software or upgrades to their existing systems. Any delays or difficulties in implementing enhanced or upgraded information systems may keep us from achieving the desired operational results in a timely manner, to the extent anticipated, or at all. Therefore, the inability of our businesses to maintain and upgrade our information systems could have a material adverse effect on our business, results of operations and financial condition.

Furthermore, due to the COVID-19 pandemic, many of our employees have been working from home for significant periods of time. This brings elevated risks associated with remote work and use of new applications to facilitate remote work. The failure of remote working technologies could have a material adverse effect on our business, results of operations and financial condition.

Part of the network infrastructure of our businesses is provided by third parties, including Internet service providers and other technology-based service providers. If the product offerings of our businesses are unavailable when customers attempt to access them, or if they do not load as quickly as expected, customers may not use them as often in the future, or at all. Internet infrastructure and the network systems of our businesses may not continue to be able to meet the demand placed on us by the continued growth of Internet traffic and iGaming.

A growing proportion of customers use our online product offerings, and we expect this trend to continue. Since these offerings rely on online platforms, our businesses are dependent on the interoperability of such platforms with popular operating systems, technologies, networks and standards that we do not control, and any changes, bugs, technical or regulatory issues in such systems, the relationships of our businesses with manufacturers and carriers, or in their terms of service or policies that degrade the functionality of product offerings, reduce or eliminate the ability of our businesses to distribute our product offerings, give preferential treatment to competitive products, limit our ability to deliver high quality product offerings, or impose fees or other charges related to delivering our product offerings, could have a material adverse effect on our online products. If it is difficult or unfavorable for the customers of our businesses to access and use our online product offerings, customer growth and engagement could be harmed, which could have a material adverse effect on our business, results of operations and financial condition.

The gaming operations of our businesses, in particular the sports betting operations, can be affected by pay-out fluctuations or betting outcomes.

Our businesses offer sports betting in Austria, Czech Republic, Greece, Cyprus, Brazil, Germany, Portugal, and Romania. The earnings of our sports betting businesses can be volatile and we cannot guarantee positive returns. In the sports betting business, winnings are paid on the basis of the stake placed and the odds quoted, rather than derived from a pool of stake money received from all customers. A higher pay-out ratio for us causes a decline in GGR. In exceptional circumstances, the pay-out ratio could even exceed 100%, resulting in cash outflows from our businesses. As a result, in the short term, there is less certainty of generating a positive result and our businesses may experience losses with respect to individual events or betting outcomes. Any significant winnings or losses could have a material adverse effect on our business, results of operations and financial condition.

Our businesses use external sources and internal processes to set odds. However, we cannot rule out errors that may be related to the incorrect set-up of the process for making and setting odds or errors in risk management.

The systems and controls our businesses have in place to manage the risks related to fixed-odds betting may not be effective. As part of our risk management functions, our businesses obtain certain background information from third-party information providers. Significant misjudgments or mistakes made by us or by such third-party information providers in relation to odds compilation or other failure of the risk management systems of our businesses could result in us incurring significant losses that could have a material adverse effect on our business, results of operations and financial condition.

The sports betting operations of our businesses are significantly affected by the timing and frequency of the sporting events during the calendar year.

The sports betting operations of our businesses are dependent upon the number of sports events that are organized either at regular or unpredictable intervals. For example, professional football seasons usually run from late August to mid-May. As a result, the sports betting operations of our businesses in the Czech Republic and Greece have historically recorded higher revenues during these months. The volumes of bets collected are also affected by the schedules of other significant sporting events that occur at regular but infrequent intervals, such as the FIFA Football World Cup, the UEFA European Football Championship and the Olympics. Furthermore, sports betting is dependent on the sporting performances of individual athletes and teams. The risk in this case arises from a possible interruption of sports matches resulting from, among other things, misconduct on the part of sports teams or athletes, failure to qualify for competitions and doping issues. Cancellation or curtailment of significant sporting events—for example, due to adverse weather conditions, terrorist acts or other acts of war or hostility, outbreak of infectious disease or the failure of certain sporting teams to qualify for sporting events—could have a material adverse effect on our business, results of operations and financial condition.

Our businesses may be unable to successfully maintain and enhance their brands.

Our success is dependent on the ongoing strength and value of the key brands that our businesses own or have operational control over. We believe that many of the operating brands of our businesses, including SAZKA Entertainment, OPAP and CASAG, and our most popular games, including Kino, PAME STOIXIMA, Sportka, 10eLotto and Lotto, have strong reputations among customers. The brands and certain trademarks of our businesses represent substantial advantages in the development of our lottery and gaming operations, and our future success will be dependent in part on maintaining and enhancing our brands, which may be difficult and costly. The brand’s high profile and consumer recognition also depend on the ability of our businesses to respond in a timely manner to innovation and technological progress. If our businesses are unable to maintain the high profile and consumer recognition of our brands, we may not be able to retain and expand our customer base or existing and potential partners. Maintaining and developing a brand can entail considerable investment costs, including investment and maintenance for both “physical” products such as point-of-sale terminals and online platforms, as well as effectively marketing our brand to consumers. Our investments in these assets may not be successful, and we could incur significant costs in our efforts to maintain and develop our brands. Any deterioration in our brands may have a material adverse effect on our business, results of operations and financial condition.

The completion of name change and rebranding of our group-level operations from SAZKA Group and SAZKA Entertainment to Allwyn Entertainment may take significant time, may be complex and costly or may be subject to regulatory review and/or other unanticipated risks that may delay or prevent the name change and rebranding.

We are currently undertaking a rebranding at the group level from SAZKA Group and SAZKA Entertainment to Allwyn Entertainment and we may incur substantial costs during the complex process of rebranding. In addition, the new Allwyn branding may not be able to achieve or maintain the brand name recognition or status comparable to what we have historically garnered under the SAZKA Group and SAZKA Entertainment brand names. There may also be other unanticipated risks that may delay or even prevent such rebranding which could have a material adverse effect on our business, results of operations, and financial condition.

Lotteries and games are subject to changing consumer preferences.

Our businesses compete with other gaming vendors and venues and many other forms of entertainment and leisure activities. Our businesses depend on the appeal of our lottery and gaming offerings to our customers and players. Our financial performance has been and will continue to be significantly determined by the success of our businesses in adding, retaining, engaging and monetizing active customers of our product offerings. If customers do not perceive our product offerings as enjoyable, relevant, and trustworthy, we may be unable to attract or retain customers or otherwise maintain or increase the frequency and duration of our engagement. While our strategy is to increase engagement, retention and monetization of customers, in the future, our businesses could experience an erosion of our active customer base or engagement or monetization levels among such customers. The customer engagement patterns of our businesses have changed over time, and customer engagement can be difficult to measure, particularly as businesses introduce new and different product offerings. If our businesses are not able to anticipate and react to changes in consumer preferences, we may suffer a material adverse effect on our business, results of operations and financial position.

Our success depends on our ability to recognize market trends and opportunities and develop appropriate strategies in response, including the introduction of new games or new variations on ways to play existing games. These efforts may not succeed in generating interest in our new or existing games. Additionally, the introduction of new games that prove to be popular may cannibalize and reduce the revenues generated from existing games. These new games may have lower margins than existing games due to different tax regimes on different types of games or different sales channels or other factors, which may not be offset by the increased revenues from the new games. Furthermore, the introduction of new games or the modification of existing games may require the approval of the relevant regulatory authorities. We may face regulatory conditions and restrictions that limit our ability to create new games, enter into new market segments or otherwise grow our business.

In addition, the COVID-19 pandemic has caused, and may continue to cause, changes in behavior and habits of a large proportion of the population, including our customers. Businesses may also change their operations and policies in ways which could affect the behavior of our customers. For example, sales of our products through land-based channels could decrease if customers prefer to minimize the time they spend in the locations where our products are sold or if shops introduce new restrictions on customer behavior, or if there is a structural shift to online consumption, while increased sales of our products through online channels may not fully compensate for the effect of these changes.

Furthermore, our future success is dependent, in part, on the success of the gaming industry as a whole in attracting and retaining players while facing competition in the entertainment market. The rate of lottery sales growth in certain markets may slow down or decline and some of its participants may from time to time experience a downward trend in sales. Lotteries and gaming may lose popularity as new leisure activities arise or as other leisure activities become more popular. Alternatively, changes in social mores and demographics could result in a reduced acceptance of gaming as a leisure activity. If for any reason the popularity of lotteries and gaming declines, it could have a material adverse effect on our business, results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain proper and effective internal controls, which may impair our ability to produce timely and accurate financial statements or prevent fraud. If we are unable to establish and maintain effective internal controls, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of Swiss NewCo Class B Shares.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the course of auditing our financial statements for this proxy statement/prospectus, we identified material weaknesses in our internal control over financial reporting. A company’s internal control over financial reporting are processes designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with international financial reporting standards, or IFRS, as issued by the IASB. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the completion of the Business Combination, we have been a private company with limited accounting personnel to adequately execute our accounting processes and perform supervisory reviews, a lack of robust accounting system controls, and informal control documentation with which to evidence our internal control over financial reporting. In connection with the audit of our financial statements as of and for the years ended December 31, 2021, 2020 and 2019, we identified the following material weaknesses in our internal control over financial reporting: (i) SAZKA Entertainment did not design and has not maintained effective processes and controls; and (ii) the lack of information technology general controls over our financial accounting system presents an ineffective segregation of duties, change management and program development in our control environment. Specifically, SAZKA Entertainment lacked a sufficient number of professionals to document the design or operation of an effective control environment commensurate with the financial reporting requirements of an SEC registrant. Without such professionals, we did not design and maintain adequate formal documentation of certain policies and procedures, controls over the segregation of duties within our financial reporting function and the preparation and review of journal entries.

None of the above material weaknesses resulted in material misstatements. We will be taking the necessary actions to design and implement formal accounting policies, procedures and controls required to remediate these material weaknesses. This includes hiring additional finance and accounting personnel with the requisite experience and knowledge. It also includes designing our financial control environment, including the establishment of controls to account for and disclose complex transactions. However, the implementation of these actions may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in material misstatements in Swiss NewCo’s financial statements and impair Swiss NewCo’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our (or Swiss NewCo’s, as the case may be) ability to prevent fraud.

After Swiss NewCo becomes a public company in the U.S., Swiss NewCo will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that Swiss NewCo include a report from management on Swiss NewCo’s internal control over financial reporting in Swiss NewCo’s annual report on Form 20-F beginning with Swiss NewCo’s annual report for the fiscal year ending December 31, 2023, and it is anticipated that Swiss NewCo’s independent registered public accounting firm must attest to and report on the effectiveness of Swiss NewCo’s internal control over financial reporting beginning with Swiss NewCo’s annual report for the fiscal year ended December 31, 2023. Swiss NewCo’s management may conclude that Swiss NewCo’s internal control over financial reporting is not effective. Moreover, even if Swiss NewCo’s management concludes that Swiss NewCo’s internal control over financial reporting is effective, Swiss NewCo’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse in the event it is not able to obtain sufficient and appropriate evidence with the level at which Swiss NewCo’s controls are documented, designed or operating, or if it interprets the relevant requirements differently from Swiss NewCo. In addition, after Swiss NewCo becomes a public company, Swiss NewCo’s reporting obligations may place a significant strain on Swiss NewCo’s management, operational and financial resources and systems for the foreseeable future. Swiss NewCo may be unable to timely complete its evaluation testing and any required remediation

The audit regulator in Slovakia currently does not have an agreement with the PCAOB to inspect the audit work and practices of auditors operating in Slovakia, including our auditor, whose audit report is included in this proxy statement/prospectus. If an agreement is not able to be reached in the future between the audit regulator in Slovakia and the PCAOB, or we are not able to engage an audit firm that is subject to PCAOB inspection, investors may be deprived of the benefits of such inspection and Swiss NewCo Class B Shares may be subject to a delisting from the NYSE and otherwise prohibited from trading in the U.S.

Auditors of U.S. public companies are required by law to undergo periodic inspections by the PCAOB. The inspection process is designed to assess registered auditor compliance with U.S. law and professional standards in connection with the performance of audits of financial statements filed with the SEC. Certain EU member states do not permit the PCAOB to conduct inspections of accounting firms established and operating in such countries. Auditors in Slovakia can be duly registered with the PCAOB, but because they are located in Slovakia and there is no current agreement between the PCAOB and the audit regulator in Slovakia, the PCAOB is unable to inspect a Slovakian-registered public accounting firm’s audit work.

As a result, unlike the shareholders of most U.S. public companies, Swiss NewCo’s shareholders would currently be deprived of the possible benefits of such inspections, including an evaluation of Swiss NewCo’s auditor’s performance of audits and its quality control procedures.

In addition, the U.S. Holding Foreign Companies Accountable Act (“HFCAA”) requires auditors of foreign private issuers to permit the PCAOB to inspect their work papers for audits of non-U.S. operations as required by the Sarbanes-Oxley Act. As described above, because Swiss NewCo’s auditors are located in Slovakia and there is currently no regulatory agreement between the PCAOB and the audit regulator in Slovakia, the PCAOB is currently not allowed to inspect the work papers of Swiss NewCo’s auditors. As of the date of this proxy statement/prospectus, the PCAOB has not made a request to the audit regulator in Slovakia to inspect audit workpapers of foreign private issuers. Upon request from the PCAOB, the audit regulator in Slovakia and the PCAOB would commence negotiations.

If an agreement is not able to be reached in the future between the audit regulator in Slovakia and the PCAOB, Swiss NewCo would engage an audit firm that is subject to PCAOB inspection. In the scenario that Swiss NewCo is not able to engage an audit firm that is subject to PCAOB inspection, pursuant to the HFCAA, Swiss NewCo Class B Shares may be subject to delisting from the NYSE and prohibited from trading on any of the U.S. national securities exchanges or in U.S. “over-the-counter” markets if the PCAOB is not able to obtain access when requested for two (2) consecutive “noninspection” years. In December 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCAA. If Swiss NewCo Class B Shares become subject to a delisting or are prohibited from trading pursuant to the HFCAA, your ability to sell Swiss NewCo Class B Shares would be substantially impaired, and the risk and uncertainty associated with a potential delisting or prohibition from trading could have a negative impact on the price of Swiss NewCo Class B Shares.

The online offerings of our businesses are part of a new and evolving industry which presents significant uncertainty and business and regulatory risks.

The gaming industry has always been regulated at a national level, and currently there is no European or international regulatory regime. Although the regulatory regime for land-based gaming operations is well established in many countries, regulation in these countries in some cases does not currently take account of the ability to offer gaming services online. Some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated. The success of the online offering of our businesses will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments and other factors that we are unable to predict and which are beyond our control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, including in relation to product launches in new or existing jurisdictions which may be delayed or denied, and it is possible that competitors will be more successful than us at adapting to change and pursuing business opportunities.

Additionally, as the online gaming industry develops, including with respect to regulation in new and existing jurisdictions, our businesses may become subject to additional compliance-related costs, including in relation to licensing and taxes. Cybercrime also poses a challenge, with hackers potentially infiltrating programs and internal business processes and potentially manipulating draws.

Our businesses have systems and controls in place designed to ensure that we offer our gaming products only to players who are legally permitted to access our sites and apps and to purchase our products in the relevant jurisdictions. Despite that, there can be no assurance that our businesses will successfully block customers from accessing their products in countries that restrict or prohibit online gaming or in countries in which our respective businesses are not licensed to conduct online gaming. Public authorities could take the view that the systems and controls of our businesses are inadequate, either currently or as a result of technological developments affecting the Internet, or that our current or past business practices in relation to such jurisdiction violate the laws of that jurisdiction. Failure to prevent such unlawful usage could result in civil, criminal or administrative proceedings, injunctions, fines, penalties and substantial litigation expenses. If any such actions are brought against our businesses or our management, whether successful or not, our businesses may incur considerable legal and other costs, and management’s time and resources may be diverted to addressing the issue. Any resulting dispute may damage our reputation and brand image and could have a material adverse effect on our business, results of operations and financial condition.

Although our businesses seek to comply with and monitor relevant laws and regulations, we are also exposed to the risk that jurisdictions from which our advertisements and products may be accessed via the Internet may have conflicting laws and regulations (or interpretations of such laws and regulations) with regard to the legality or appropriate regulatory compliance of these activities. Accordingly, we may be subject to the application of existing or potential laws and regulations, fees or levies in jurisdictions in which our advertisements can be accessed via the Internet. This risk will increase as our businesses grow their online operations. Any such laws, regulations, fees or levies may have a material adverse effect on our business, results of operations and financial condition.

Our businesses are affected by the risk of data leakage.

Our businesses are subject to regulation related to the use of customers’ personal data and their debit and credit card information. We work with the sensitive personal data of customers and data about our agents, suppliers, or employees. Our businesses must comply with the applicable data protection rules in the EU as well as the individual countries in which we operate. One such example is the EU General Data Protection Regulation (the “GDPR”). Our businesses are exposed to the risk that data could be wrongfully appropriated, lost or disclosed or processed in breach of data protection regulation, by us or on our behalf. If our businesses fail to transmit customer information in a secure manner, or if any such loss of personal customer data were otherwise to occur, our businesses could face liability and fines under data protection laws. This could also result in the loss of the goodwill of our existing customers and deter new customers from using our services, which would have a material adverse effect on our business, results of operations and financial condition.

Our businesses are also dependent on contractual relationships with third parties and their employees who manage databases of sensitive data. Any customer data protection and payment data failures by our businesses could result in sanctions by the relevant regulators, as well as damage to the reputation of our businesses in the eyes of customers, which could have a material adverse effect on our business, results of operations and financial condition.

The operations of our businesses may be subject to work stoppages or other labor disputes.

For certain operations, our businesses have collective bargaining agreements in place with employees. CASAG’s collective bargaining agreement covers its employees, as well as those of our subsidiary Austrian Lotteries. OPAP’s collective labor agreement was terminated following its privatization. Without collective bargaining agreements, our businesses may be unable to negotiate acceptable contracts with trade unions or workers’ councils. This could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits demanded by union members, which could have a material adverse effect on our business, results of operations and financial condition.

While our businesses strive to maintain good relationships with our employees, we have been, and are currently, engaged in various litigation matters or legal proceedings with current and former employees. See “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment —Legal Proceedings.” Our relationships with our employees may not always be amicable, and our businesses may be affected by strikes, unionization efforts or other types of conflicts with employees. Any of these could impair our ability to distribute products or provide services. Accordingly, any such labor dispute or associated matter could have a material adverse effect on our business, results of operations and financial condition.

In addition, our businesses strive to maintain good relationships with our network of agents that operate our terminals, but there have been certain instances of labor stoppages in the past, and further labor disputes or stoppages may occur in the future. In certain operations, such as in Greece through OPAP, agents are organized in trade unions. If any such unions or agents were to engage in collective action against our businesses or refuse to adopt changes that our businesses recommended to improve our business practices, our businesses could face disruptions in the operation of lottery games and delays in upgrading our agency networks. This could have a material adverse effect on our business, results of operations and financial condition.

Our businesses may be unable to attract, train or retain key management and qualified employees.

Our success is largely dependent upon the performance of our key senior management and personnel. The loss of such management and personnel, or difficulties in attracting new employees, may impact our businesses and our ability to implement our strategy. If any of these key personnel no longer work with our businesses, our operations and the implementation of our strategy may be materially impaired. Our businesses may not be able to replace them on a timely basis with other professionals capable of making comparable contributions. Our businesses do not maintain key person insurance on any executive officer and do not intend to purchase this in the near future.

Our businesses rely on our ability to recruit, retain and train skilled operating, technical and other personnel. Our ability to meet our long-term strategies depends on the abilities and performance of our employees. The loss of qualified employees and our inability to attract, train and retain suitably qualified employees in positions requiring a technical background, and the ability to keep up with technological advancements, may affect our ability to carry out our long-term strategy. If qualified and skilled employees leave or are unable to succeed in new roles within our businesses, or if our businesses are unable to attract, retain, train and motivate additional qualified and skilled employees, we may experience difficulties conducting our operations which could have a material adverse effect on our business, results of operations and financial condition.

The insurance of our business activities may not be adequate.

Our businesses maintain insurance for coverage that we consider appropriate in the ordinary course of business. However, such insurance may not provide effective coverage in all circumstances and against all risks to which our businesses are exposed. Our businesses do not carry any insurance coverage against problems that may arise in connection with the reliability or transparency of the operation and conduct of their games. Compensation for damages or third-party claims that are not fully covered by insurance may have a significant adverse effect on our business, cash flows and prospects. Moreover, as a result of rising insurance costs and changes in the insurance market, our businesses may not continue to have insurance available under conditions similar to current conditions, or such insurance may not be available at all. The failure of our businesses to have an adequate level of insurance could have a material adverse effect on our business, results of operations and financial conditions.

Our businesses are exposed to the risk of a breach of intellectual property rights.

Our businesses own the rights to trademarks, Internet domains, copyrights, commercial secrets, customer databases and other types of intellectual property that are important for our business. These assets are governed by the legal standards, provisions and contracts used to protect intangible assets. Such protection may not be adequate, and there could be breaches of the intellectual property rights of our businesses. Consequently, there is a risk that third parties, in particular competitors of our businesses, may copy products, or otherwise gain access to proprietary information and technology, which may allow our competitors to take market share and customers from our businesses. Further, certain companies are using other companies’ lottery or gaming intellectual property in other jurisdictions where those brands are not currently available. Although our businesses own trademarks and copyrights, because of the international scope of our businesses, the enforcement of these rights falls under different jurisdictions and laws that differ in their enforceability and degree of intellectual property protection.

Our businesses can also face claims under the rights of third parties, and these entities may insist on determining the breadth and validity of intellectual property. These disputes may result in costs for legal representation, damages, brand change, the need to design new products and services, the purchase of new licenses from third parties or in changing our business activities, which could adversely affect brand value. This could have a material adverse effect on our business, results of operations and financial condition.

Our businesses are subject to risks from legal, administrative and arbitration proceedings.

Our businesses operate in a market with a high level of litigation and regulatory and judicial scrutiny, and we are subject to laws and regulations including anti-trust, anti-corruption, anti-bribery and anti-money laundering laws. We have in the past been, are currently and may in the future continue to be, subject to the scrutiny of anti-trust and competition regulators, as well as related litigation and regulatory investigations and proceedings in the countries in which we operate. In addition, we cannot predict how the laws and regulations that we are subject to, or their interpretation, administration and enforcement, will change over time. As a result of the laws and regulations we are subject to our businesses may be involved in a number of legal, administrative and arbitration proceedings or investigations by government authorities. Such proceedings or investigations may involve various governmental agencies and result in judgment or settlement agreements, which could result in greater scrutiny of our operations, requires us to incur substantial financial costs, have an adverse impact on our reputation and have other material adverse effects on our business, results of operations or financial condition. As of the date of this proxy statement/prospectus, our businesses are party to certain administrative and civil proceedings. See “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment—Legal Proceedings.”

The Group’s financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially from such projections.

Our financial projections are based on numerous assumptions about future conditions, including assumptions and estimates that are subject to matters beyond our control, such as fluctuations in the total addressable market for our products, customer demand, government policies (macroeconomic, global health related or otherwise), regulation, taxation, competitive environment, and other conditions that affect our results of operations. Actual future conditions may vary substantially from the assumptions and estimates used to prepare our financial projections, in terms of both severity and timing. Variations in macroeconomic conditions, changes in consumer demand, changes in the regulatory environment, changes in taxation, the impact of global health crises, changes in our executive and management teams and other matters that may affect our financial projections are inherently unpredictable, beyond our control and may not be foreseen by us. Accordingly, actual results may vary substantially from our financial projections, and as a result, any such variations from our financial projections may have a material adverse effect on our business, results of operations and financial condition.

Our substantial indebtedness may make it difficult for us to service our debt, and to operate our business.

We had loans and borrowings of €2,692.9 million as of December 31, 2021, and our management anticipates that we will continue to have substantial indebtedness for the foreseeable future. Our substantial indebtedness may have important negative consequences for you, including:

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requiring that a substantial portion of the cash flow from operations be dedicated to debt service obligations, reducing the availability of cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

•	increasing our vulnerability to economic downturns and downturns in our industry;

•	exposing us to interest rate increases;

•	placing us at a competitive disadvantage compared with our competitors that have less debt in relation to cash flow;

•	limiting our flexibility in planning for or reacting to changes in our business and industry;

•	restricting us from pursuing strategic acquisitions or exploiting certain business opportunities; and

•	limiting, among other things, our ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

Events such as a breach of certain financial covenants or an actual or expected deterioration in financial performance for a variety of reasons, including loss of licenses or legal proceedings, could also negatively impact our credit ratings. See “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.” Credit rating downgrades could potentially increase financing costs, or even prevent us from refinancing debt as it becomes due. As of the date of this proxy statement/prospectus, there is no such breach of financial covenants.

In addition, certain of our debt financing instruments contain, or will contain, restrictions that substantially limit our financial and operational flexibility. In particular, these agreements place limits on our ability to incur additional indebtedness, grant security interests to third persons, dispose of material assets, undertake organizational measures such as mergers, changes of corporate form, joint ventures or similar transactions and enter into transactions with related parties. In addition, certain of our other financing arrangements also contain certain restrictive covenants, including financial covenants, which can restrict our ability to operate our business. See “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

We may require additional capital to finance our operations or the future growth of our business. If we choose to raise additional capital through additional indebtedness, we may not be able to raise the required capital on economically acceptable terms, or at all, and, if we fail to accurately project and anticipate our capital needs, we might have insufficient funds to meet our obligations under our existing indebtedness and/or may be forced to limit or even scale back our operations, which may adversely affect our growth, business and market share and could ultimately lead to insolvency.

An inability to obtain capital on economically acceptable terms (whether through debt or additional share issuances), or at all, could have a material adverse effect on our business, financial condition and results of operation.

Our quarterly and annual financial performance may fluctuate.

Our quarterly and annual financial performance may fluctuate and adversely affect our NGR and GGR, often for causes outside of our control. For example, consumer demand for our gaming and lottery products and services and, as a result, our quarterly and annual consolidated sales levels, may increase or decrease materially because of, among other things, changes in actual or anticipated levels of employment, changes in the interest rates applicable to consumer credit cards, inflation, national or local political uncertainty, increased competition and changes in consumer sentiment in general in the countries where we operate. In addition, our results of operations and cash flows may decrease because of, among other things, potential increases in our product costs beyond that which we can pass along to our customers, changes in the willingness or ability of our suppliers to provide product to us in a timely manner, increases in labor costs and in payroll tax rates and changes in the regulatory environment in the countries where we operate. The occurrence of any of these conditions could have a material adverse effect on our quarterly financial performance and adversely affect our business, results of operations and financial condition.

The conflict between Russia and Ukraine, and related sanctions could negatively impact us.

The conflict between Russia and Ukraine has led to and is expected to continue to lead to disruption, instability and volatility in global markets and industries. Our business could be negatively impacted by such conflict. The U.S. government and other governments in jurisdictions in which we operate have imposed severe sanctions and export controls against Russia and Russian interests and threatened additional sanctions and controls. Any past or present connection to Russia or Russian companies by any significant shareholder of Swiss NewCo may adversely affect our reputation and could subject us to enhanced scrutiny by gaming and other regulators. The impact of these measures, as well as potential responses to them by Russia, is currently unknown and they could adversely affect our business, supply chain, partners or customers.

Our operations may be adversely affected by ongoing developments in Russia, Ukraine and surrounding countries.

The current invasion of Ukraine by Russia has escalated tensions among the U.S., the North Atlantic Treaty Organization and Russia. Additionally, Russian measures imposed against Western companies may also impact us. There may also be other practical consequences for our operations:

•	A cyber-attack by Russia may impact our ability to provide web / app services to users in the region.

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Disruption in the region may also arise from the knock-on impact of the decisions of other multinational companies that form part of our business ecosystem to withdraw or end their services in the region.

•	Consumer behavior in the region (and other countries in Eastern Europe) may be negatively affected by ongoing geopolitical events and their consequences.

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Any devaluation of local currency caused by the impact of sanctions, along with the spill-over effect of ongoing civil, political and economic disturbances on surrounding areas, may negatively impact consumer spending patterns and contribute to potentially reduced overall demand for our services in the affected areas.

While it is difficult to estimate with certainty the effect of the current invasion of Ukraine by Russia, current or further economic sanctions, any involvement of other countries or expansion in hostilities, and any retaliatory measures by Russia in response, we may experience adverse effects on our operations and results.

The current conflict between Ukraine and Russia has caused unstable market and economic conditions and is expected to have additional global consequences.

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the U.S. and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against such countries, their governments, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition or results of operations to be adversely affected.

Our subsidiary Allwyn Entertainment Ltd is not guaranteed to become the next UKNL operator.

The Gambling Commission, the regulatory authority responsible for granting the fourth license to operate the UKNL, has selected our subsidiary Allwyn Entertainment Ltd as its preferred applicant following a rigorous competition. The award of the license is currently being contested in a legal challenge. On June 29, 2022, the court ruled to lift the automatic suspension preventing the UK Gambling Commission from entering into agreements with Allwyn Entertainment Ltd to commence the transition process. Subject to any appeal of this judgment, Allwyn Entertainment Ltd will be confirmed as the incoming UKNL operator and a period of transition will commence. Upon completion of a successful transition, Allwyn Entertainment Ltd would become the operator of the UKNL with effect from February 2024.

Camelot’s recent results and past performance may not be indicative of Allwyn Entertainment’s future results and performance.

Camelot’s (as defined below) results and past performance may not be indicative of Allwyn Entertainment’s future results and performance, because of, but not limited to, the factors listed below:

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Camelots’s results are based on operating under the conditions and the requirements of the current UKNL license. The conditions and the requirements of the next UKNL licensee under which Allwyn Entertainment would operate the UKNL will be different, and may be materially different. These differences may adversely affect Allwyn Entertainment’s ability to achieve comparable future results.

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Camelot’s results are based on Camelot’s business plan and portfolio of lottery games. Allwyn Entertainment’s strategy for the UKNL, including our proposed business plan and portfolio of lottery games, is different from Camelot’s existing business plan and portfolio. Allwyn Entertainment will depend on successful implementation of its strategy for the UKNL. Inability to successfully execute its strategy for the UKNL could have a material adverse effect on its business, results of operations and financial condition.

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The next UKNL license under which Allwyn Entertainment would operate the UKNL does not start until February 2024. Trading conditions could change between the date of Camelot’s results and 2024. Furthermore, upon commencement of its operations in the United Kingdom, Allwyn Entertainment expects that it will take time to ramp up its results to its forecasted performance levels.

Changing federal, state, and foreign laws and regulations related to privacy, information security and data protection could adversely affect how we collect and use personal information and harm our brand.

We are subject to stringent and changing laws, rules, regulations and standards, information security policies and contractual obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could result in proceedings, actions or penalties and harm our business.

We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal information. We are subject to a variety of laws, rules, directives and regulations relating to the collection, use, retention, security, disclosure, transfer and other processing of personal information. The regulatory framework for privacy and security issues worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.

Although we endeavor to comply with published policies and documentation, may at times fail to do so or be alleged to have failed to do so. The publication of its privacy policy and us documentation that provide promises and assurances about privacy and security can subject to potential action by governmental authorities if they are found to be deceptive, unfair or misrepresentative of its actual practices. Any failure by us, our suppliers or other parties with whom we do business to comply with this documentation or applicable laws, rules, directives and regulations could result in proceedings against us by governmental entities or others, increased costs to our business or restrictions on our ability to provide certain products and services that involve sharing information with third parties. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards with which we must legally comply or that contractually apply to us. If we fail to follow these security standards, even if no customer information or other personal information is compromised, we may incur significant fines or experience a significant increase in costs.

Virtually every jurisdiction in which we operate or, as of the date of this proxy statement/prospectus, intends to operate has established its own data security and privacy legal framework with which we or our customers must comply, including, but not limited to, the EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to our business. The General Data Protection Regulation (EU) (the “GDPR”), which went into effect on May 25, 2018, contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. For example, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the U.S. In addition, the GDPR introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements and increased fines. In particular, under the GDPR, fines of up to €20 million, or up to four percent (4%) of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life (in contrast to the GDPR, which focuses on protection of personal data). The proposed legislation, known as the Regulation on Privacy and Electronic Communications (the “ePrivacy Regulation”), would replace the current privacy regulation. While the new legislation contains protections for those using communications services (for example, protections against online tracking technologies), the timing of its proposed enactment following the GDPR means that additional time and effort may need to be spent addressing differences between the ePrivacy Regulation and the GDPR. New rules related to the ePrivacy Regulation are likely to include enhanced consent requirements in order to use communications content and communications metadata, which may negatively impact our products and our relationships with our customers.

Complying with the GDPR and the new ePrivacy Regulation (once effective) may cause us to incur substantial operational costs or require us to change our business practices. Despite its efforts to bring practices into compliance before the effective date of the ePrivacy Regulation, we may not be successful in its efforts to achieve compliance either due to internal or external factors, such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities, customers, data subjects or others. We may also experience difficulty retaining or obtaining new European or multi-national customers due to the compliance cost, potential risk exposure and uncertainty for these entities, and may experience significantly increased liability with respect to these customers pursuant to the terms set forth in engagements with them. Moreover, if otherwise unable to transfer personal data between and among countries and regions in which operates, it could affect the manner in which provide services and may find it necessary to establish systems in the EU to maintain personal data originating from the EU, which may involve substantial expense and distraction from other aspects of business.

Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with existing data management practices or the features of products and product capabilities. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation, we could be required to fundamentally change our business activities and practices or modify our products and product capabilities, any of which could have an adverse effect on our business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations and standards related to the internet, our business may be harmed.

Risks Relating to the Swiss NewCo Shares

There has been no prior public trading of the Swiss NewCo Class B Shares.

Until trading on NYSE commences after the consummation of the Business Combination, there has been no public trading market for the Swiss NewCo Class B Shares. There can be no assurance that an active trading market for the Swiss NewCo Class B Shares will develop, or, if developed, can be sustained or will be liquid following the Closing of the Business Combination. If an active trading market is not developed or maintained, the liquidity and trading price of Swiss NewCo Class B Shares could be adversely affected, as well as increase their price volatility. An illiquid market for the Swiss NewCo Class B Shares may result in lower market prices and increased volatility, which could materially adversely affect the value of an investment in the Swiss NewCo Class B Shares.

The Swiss NewCo Class B Shares are not listed in Switzerland, the Company’s home jurisdiction. As a result, the Company’s shareholders will not benefit from certain provisions of Swiss law that are designed to protect shareholders in a public takeover offer or a change-of-control transaction.

Because the Swiss NewCo Class B Shares will be listed exclusively on the NYSE and not in Switzerland, Swiss NewCo shareholders will not benefit from the protection afforded by certain provisions of Swiss law that are designed to protect shareholders in the event of a public takeover offer or a change-of-control transaction. For example, Article 120 of the Swiss Financial Market Infrastructure Act and its implementing provisions require investors to disclose their interest in a company if they reach, exceed or fall below certain ownership thresholds. Similarly, the Swiss takeover regime imposes a duty on any person or group of persons who acquires more than one-third of a company’s voting rights to make a mandatory offer for all of the company’s listed equity securities. In addition, the Swiss takeover regime imposes certain restrictions and obligations on bidders in a voluntary public takeover offer that are designed to protect shareholders. However, these protections are applicable only to issuers with equity securities listed in Switzerland, and because the Swiss NewCo Class B Shares will be listed exclusively on the NYSE they will not be applicable to Swiss NewCo. Even though U.S. securities law will require investors to disclose their interest in Swiss NewCo if they reach, exceed or fall below certain ownership thresholds, the U.S. takeover regime in relation to mandatory offers does not apply either because Swiss NewCo is incorporated in Switzerland. Accordingly, Swiss NewCo’s ability to resist an unsolicited takeover attempt or to protect minority shareholders in the event of a change-of-control transaction may be limited. Therefore, Swiss NewCo’s shareholders may not be protected in the same degree in a public takeover offer or a change-of-control transaction as are shareholders in a Swiss company listed in Switzerland.

Swiss NewCo is controlled by KKCG, and Swiss NewCo’s dual-class share structure and the ownership of the Swiss NewCo Class A Shares by KKCG will also have the effect of concentrating voting control with KKCG for the foreseeable future, which will limit or preclude the ability of other shareholders to influence corporate matters.

Subject only to certain Sunset Events specified in the Proposed Articles of Association or the Relationship Agreement (such as, among other things, KKCG’s ownership in Swiss NewCo falling below 25% of the issued share capital of Swiss NewCo as registered in the commercial register) and certain exceptions foreseen by Swiss law (for details on such exceptions see the section entitled “Comparison of Shareholder Rights—Voting Rights”), each of Swiss NewCo’s Shares carries one vote in the general meeting of Swiss NewCo’s shareholders, irrespective of the nominal value of the shares. Swiss NewCo Class B Shares, which are the shares being listed on the NYSE, have a nominal value of CHF 0.04, and Swiss NewCo Class A Shares have a nominal value of CHF 0.01. As a result, for a given economic shareholding, the holder of Swiss NewCo Class A Shares has four times the voting power of the holders of Swiss NewCo Class B Shares. Given the increased voting power, the holder of the Swiss NewCo Class A Shares, KKCG, will hold approximately 93.9% of total combined voting power of Swiss NewCo’s issued shares following the consummation of the Business Combination (assuming no redemptions). As a result of Swiss NewCo’s dual-class ownership structure, KKCG will be able to exert control over Swiss NewCo’s management and affairs and over matters requiring shareholder approval. KKCG will own shares representing approximately 82.6% of the economic interest of Swiss NewCo’s issued shares following the consummation of the Business Combination (assuming no redemptions). Because of the effective 4-to-1 voting ratio between the Swiss NewCo Class A Shares and Swiss NewCo Class B Shares for a given economic shareholding, KKCG will continue to control a majority of the total voting power of the Company’s shares and therefore be able to control matters submitted to the general meeting of Swiss NewCo’s shareholders for approval which do not require a supermajority, so long as the Swiss NewCo Shares held by it represent more than 50% of the total number of issued shares (registered with voting rights in the share register). Thus, Swiss NewCo’s dual-class structure has an anti-takeover effect, which may prevent any change in control transactions that may otherwise be in the best interest of shareholders. Future issuances of Swiss NewCo Class A Shares may be dilutive to holders of Swiss NewCo Class B Shares. This concentrated control will limit investors’ ability to influence certain corporate matters. For example, KKCG will be able to control elections of directors and certain amendments of the Proposed Articles of Association. Additionally, KKCG may cause Swiss NewCo to make strategic decisions or pursue acquisitions that could involve risks to other investors or may not be aligned with their interests. This control may materially adversely affect the market price of the Swiss NewCo Class B Shares.

The dual-class share structure may depress the trading price of the Swiss NewCo Class B Shares.

The dual-class structure may result in a lower or more volatile market price of the Swiss NewCo Class B Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual or multiple class share structures in certain of their indexes. In addition, several stockholder advisory firms have announced their opposition to the use of dual or multiple class structures. As a result, the Company’s dual-class structure may prevent the inclusion of its Swiss NewCo Class B Shares in these indices and may cause stockholder advisory firms to publish negative commentary about Swiss

NewCo’s corporate governance practices or otherwise seek to cause it to change its capital structure. Any such exclusion from indices could result in a less active trading market for the Swiss NewCo Class B Shares. Any actions or publications by stockholder advisory firms critical of Swiss NewCo’s corporate governance practices or capital structure could also adversely affect the value of Swiss NewCo Class B Shares.

Shareholders exceeding certain shareholding thresholds may be required to meet specific gaming regulatory requirements in order for us to maintain our licenses and concessions.

Our businesses are required to obtain, maintain, and comply with the terms of licenses and concessions in order to operate gaming businesses in each country in which we operate. Governmental authorities have the right to terminate licenses or concession contracts and/or the right to impose sanctions in certain cases; for example, in the event of non-compliance with statutory requirements, including the terms of concessions or license conditions.

The regulatory regimes of certain of the jurisdictions in which our businesses operate require a shareholder of Swiss NewCo who holds Swiss NewCo Class B Shares above a specified percentage, or who is otherwise deemed by the relevant regulator to exercise control or influence over our operations, to undergo probity investigations in order to satisfy the regulator that they are suitable to be a shareholder of Swiss NewCo or, as the case may be, its subsidiary or associate which is subject to their regulatory oversight. This requirement may extend to the principals (including the directors) of that shareholder. In certain circumstances, our businesses may be required to make a notification to a regulator of a shareholder’s interest in Swiss NewCo (or indirect interest in its subsidiary or associate) so that the regulator can then carry out such investigations. Our businesses may also be required to obtain prior approval from a regulator in respect of the proposed acquisition of an interest in Swiss NewCo (or indirect interest in its subsidiary or associate). Such regulator will then carry out the relevant investigations prior to either granting or denying approval to the acquisition. Any non-compliance by a shareholder of Swiss NewCo in the future may lead to the imposition of sanctions on us or certain of our subsidiaries or affiliates, including the revocation of a license or concession contract or the imposition of specific sanctions. Similarly, if a regulator deems the shareholder (or one of its principals or directors) to be unsuitable, or no longer fit and proper, this could lead to the imposition of similar sanctions on us or certain of our subsidiaries or affiliates, and the requirement for the shareholder to cease to hold some or all of the Swiss NewCo Class B Shares it holds.

As a matter of Swiss law, shareholders may not be forced to sell their shares. However, the Proposed Articles of Association contain a provision according to which the Swiss NewCo Board may refuse the registration of an acquirer of shares in the share register as a shareholder with voting rights or cancel an already occurred registration of registered shares with voting rights from the share register, if (i) the number of shares held or acquired directly or indirectly or acting in concert with third parties or as an organized group by such acquirer exceeds three percent (3%) of the total number of voting rights of Swiss NewCo pursuant to the entry in the commercial register, and (ii) the acquirer as shareholder does not, in the opinion of Swiss NewCo, based on the information and documentation provided by the shareholder concerned, meet the gambling regulations and/or applicable laws relevant to the gambling business (whether lottery, gaming, casino or otherwise) with regard to the requirements of a shareholder, namely because in the opinion of Swiss NewCo, the acquirer may be classified by a regulatory body or such other governmental authority as unsuitable, unlicensed or unqualified. It is untested whether this provision is enforceable under Swiss law. As a consequence, the competent authority could impose sanctions for non-compliance with statutory requirements, including the terms of concessions or license conditions.

The issuance of additional debt or equity securities by Swiss NewCo in connection with future acquisitions, any share incentive or share option plan, existing shareholder warrants, convertible notes, the conversion of Swiss NewCo Class A Shares into Swiss NewCo Class B Shares or otherwise may dilute all other shareholdings and may adversely affect the market price of the Swiss NewCo Class B Shares.

Swiss NewCo may in the future, subject to the lock-up arrangements described in further detail in the section entitled “Shares Eligible for Future Sale—Lock-up Periods,” seek to raise capital through public or private debt or equity financings. Swiss NewCo may also seek to establish employee share incentive or share option plans or raise financing to fund future acquisitions and other growth opportunities. Swiss NewCo may, for these and other purposes, issue additional Swiss NewCo Class B Shares or debt or equity securities convertible into Swiss NewCo Class B Shares or rights to acquire these securities, and Swiss NewCo’s existing shareholders may not always have the right to acquire additional shares on a pro rata basis. As a result, existing holders of Swiss NewCo Class B Shares may suffer dilution in their percentage ownership of Swiss NewCo.

Furthermore, any additional debt or equity financing Swiss NewCo may seek to raise may not be available on terms favorable to Swiss NewCo or at all, which could materially adversely affect its future plans and the market price of the Swiss NewCo Class B Shares. Any additional offering or issuance of Swiss NewCo Class B Shares by Swiss NewCo, or the perception that an offering or issuance may occur, could also have a negative impact on the market price of the Swiss NewCo Class B Shares and could increase the volatility in the market price of the Swiss NewCo Class B Shares.

In the event of an increase in Swiss NewCo’s share capital, shareholders are generally entitled to pre-emptive rights to subscribe on a pro rata basis for issuances of equity or other securities that are convertible into equity unless these rights are limited or excluded either by virtue of Swiss law, by a resolution of the general meeting of shareholders of Swiss NewCo or by a resolution of the Swiss NewCo Board (if the Swiss NewCo Board has been designated by the general meeting of shareholders of Swiss NewCo or the Proposed Articles of Association for this purpose). However, shareholders in certain countries, including the U.S., may not be able to exercise pre-emptive rights, and therefore could suffer dilution, unless local securities laws (including Swiss law) have been complied with.

Upon consummation of the Business Combination, the Proposed Articles of Association will provide for conditional share capital (bedingtes Kapital) for the issuance of Swiss NewCo Class B Shares in connection with (i) the exercise of warrants that have been issued in connection with the listing on the NYSE to former shareholders of Cohn Robbins prior to the date of the Business Combination (whereby prior to January 1, 2023, the issuance of Swiss NewCo Class B Shares from the conditional share capital for this purpose is subject to certain conditions being met); (ii) the exercise of the Convertible Notes (as defined below) issued to Primrose; and (iii) the conversion of Swiss NewCo Class A Shares held by KKCG into Swiss NewCo Class B Shares, as provided under the Relationship Agreement between KKCG and Swiss NewCo. Shareholders’ pre-emptive rights are excluded with regard to Swiss NewCo Class B Shares issued under clauses (i) through (iii) above. As a result, existing holders of Swiss NewCo Class B Shares may suffer dilution in their percentage ownership of Swiss NewCo if and when such shares are issued.

Further, under the Proposed Articles of Association, the Swiss NewCo Board is authorized to withdraw or limit the pre-emptive rights of the shareholders with respect to shares to be issued under authorized share capital (genehmigtes Kapital) and to allot them to individual shareholders or third parties: (i) if the issue price of the new shares is determined by reference to the market price, provided that any discount granted shall not exceed five percent (5%) with reference to the market price and the total aggregate volume of issuances under this clause (i) shall not exceed 10% of total capitalization of the Swiss NewCo Class B Shares; (ii) for mergers, acquisitions (including takeovers) of enterprises, part(s) of enterprises or participations, for the acquisition of intellectual property rights, licenses or concessions or other types of strategic investments, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of Swiss NewCo; (iii) for purposes of broadening the shareholder constituency of Swiss NewCo in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges; (iv) for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); (v) in connection with the exercise of warrants that have been issued to former holders of Cohn Robbins Warrants in connection with the listing of Swiss NewCo and the creation of corresponding treasury shares, respectively; or (vi) for the participation of directors of Swiss NewCo, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of Swiss NewCo or any of its subsidiaries. Based on this authorization of the Swiss NewCo Board to withdraw or limit pre-emptive rights, existing holders of Swiss NewCo Class B Shares may suffer dilution in their percentage ownership of Swiss NewCo.

Shareholders may not have, or be entitled to exercise, preferential subscription rights in future equity offerings.

Shareholders in certain countries, including the U.S., may not be able to exercise their pre-emptive rights or participate in a rights offer, as the case may be, unless Swiss NewCo complies with local requirements, or, in the case of the U.S., unless a registration statement under the Securities Act is effective with respect to such rights and the Swiss NewCo Class B Shares or an exemption from the registration requirements is available. In such cases, shareholders not being able to exercise their pre-emptive rights or participate in a rights offer, as the case may be, may experience a dilution of their holding of Swiss NewCo Class B Shares, possibly without such dilution being offset by any compensation received in exchange for subscription rights. Swiss NewCo will evaluate at the time of any issue of Swiss NewCo Class B Shares subject to pre-emptive rights or in a rights offer, as the case may be, the costs and potential liabilities associated with compliance with any such local laws (including Swiss law) or any such registration statement, as well as the indirect benefits to it of enabling the exercise of such holders of their pre-emptive rights to Swiss NewCo Class B Shares or participation in a rights offer, as the case may be, and any other factors considered appropriate at the time and then make a decision as to whether to comply with such local laws or file a registration statement. Swiss NewCo cannot assure investors that any steps will be taken to enable the exercise of such holders’ pre-emptive rights or participation in a rights offer.

Swiss NewCo is incorporated and exists under the laws of Switzerland. The rights of Swiss NewCo’s shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

Swiss NewCo is incorporated and exists under the laws of Switzerland. Swiss NewCo’s corporate affairs are governed by its articles of association and by the laws governing companies, including listed companies, incorporated in Switzerland. The rights of Swiss NewCo’s shareholders and the responsibilities of members of the Swiss NewCo Board may be different from the rights and obligations of shareholders and directors of companies governed by the laws of the U.S. In the performance of its duties, the Swiss NewCo Board is required by Swiss law to consider the interests of Swiss NewCo, and may also have regard to the interests of its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of Swiss NewCo’s shareholders. Swiss corporate law limits the ability of Swiss NewCo’s shareholders to challenge in court resolutions made or other actions taken by the Swiss NewCo Board.

Swiss NewCo’s shareholders generally are not permitted to file a suit to reverse a decision or an action taken by the Swiss NewCo Board, but are instead only permitted to seek damages for breaches of fiduciary duty. As a matter of Swiss law, shareholder claims against a member of the Swiss NewCo Board for breach of fiduciary duty would have to be brought in the competent courts in Lucerne, Switzerland, or where the relevant member of the Swiss NewCo Board is domiciled. In addition, under Swiss law, any claims by Swiss NewCo’s shareholders against Swiss NewCo must be brought exclusively in the competent courts in Lucerne, Switzerland. U.S.-style class actions and derivative actions are not available under Swiss law. According to the Proposed Articles of Association, effective as of January 1, 2023, except to the extent Swiss NewCo expressly agrees otherwise in writing, every such claim shall be resolved solely and exclusively through binding and final arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which a Notice of Arbitration is submitted in accordance with such Swiss rules. There can be no assurance that Swiss law will not change in the future, the occurrence of which could adversely affect the rights of Swiss NewCo’s shareholders, or that Swiss law will protect Swiss NewCo’s shareholders in a similar fashion as under U.S. corporate law principles.

On June 19, 2020, the Swiss Parliament approved legislation that will modernize certain aspects of Swiss corporate law. The new legislation, which will alter the rights of shareholders under Swiss law, will come into force on January 1, 2023 (with certain transitional periods as provided for therein). There can be no assurance that Swiss law will not again change in the future, which could adversely affect the rights of Swiss NewCo’s shareholders. See “Comparison of Shareholder Rights” for further information on these changes.

Swiss NewCo’s status as a Swiss corporation means that Swiss NewCo’s shareholders have certain rights that may limit our flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.

Swiss law reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in certain other jurisdictions. For example, the payment of dividends and cancellation of treasury shares must be approved by shareholders. Swiss law also requires that Swiss NewCo’s shareholders themselves resolve to, or authorize the Swiss NewCo Board to, increase Swiss NewCo’s share capital. While Swiss NewCo’s shareholders may authorize share capital that can be issued by the Swiss NewCo Board without additional shareholder approval, Swiss law limits this authorization to 50% of the share capital registered in the commercial register at the time of the authorization. The authorization, furthermore, has a limited duration of up to two (2) years and must be renewed by the shareholders from time to time thereafter in order to be available for capital raises. Additionally, subject to specified exceptions, including exceptions explicitly described in Proposed Articles of Association, Swiss law grants pre-emptive rights to existing shareholders to subscribe for new issuances of shares, which may be limited or withdrawn only under certain limited conditions. Swiss law also does not provide the same amount of flexibility in the various rights and regulations that can attach to different categories of shares as do the laws of some other jurisdictions. These Swiss law requirements relating to capital management may limit Swiss NewCo’s flexibility, and situations may arise where greater flexibility would have provided benefits to Swiss NewCo’s shareholders.

U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against Swiss NewCo or Swiss NewCo’s executive officers or its board of directors.

Swiss NewCo is a corporation organized and incorporated under the laws of Switzerland with its registered office and domicile in Lucerne, Switzerland, and the majority of its assets located outside the U.S. Moreover, a number of Swiss NewCo’s directors and executive officers are not residents of the U.S., and all or a substantial portion of the assets of such persons are or may be located outside the U.S. As a result, investors may not be able to effect service of process within the U.S. upon Swiss NewCo or upon such persons, or to enforce judgments obtained against the Swiss NewCo or such persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the securities laws of the U.S. There is doubt that a lawsuit based upon U.S. federal or state securities laws could be brought in an original action in Switzerland and that a judgment of a U.S. court based upon U.S. securities laws would be enforced in Switzerland.

The U.S. and Switzerland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the U.S., whether or not predicated solely upon U.S. securities laws, may not be enforceable in Switzerland.

Swiss NewCo is a holding company that is dependent on its subsidiaries to make dividend payments and distributions.

Swiss NewCo’s principal sources of funds are dividends from its subsidiaries, joint ventures and affiliates, amounts that may be borrowed from banks or raised through the issuance of equity or debt securities in the capital markets and interest and repayment of principal on any intercompany loans that have been made to its subsidiaries, joint ventures and affiliates. The amount of dividends and distributions, if any, which may be paid from any subsidiary, joint venture or affiliate to Swiss NewCo will depend on many factors, including such subsidiary, joint venture or affiliate’s results of operations, and financial condition, limits on dividends under applicable law, its constitutional documents and documents governing any indebtedness of Swiss NewCo or its subsidiaries, joint ventures or affiliates and other factors which may be outside the control of Swiss NewCo. If Swiss NewCo’s subsidiaries are unable to generate sufficient profit, Swiss NewCo may be unable or determine not to make dividend payments or distributions.

As an equity investor in its subsidiaries, Swiss NewCo’s right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that Swiss NewCo is recognized as a creditor of subsidiaries, Swiss NewCo’s claims may still be subordinated to any security interest in, or other lien on, their assets and to any of their debt or other obligations that are senior to Swiss NewCo’s claims.

Shareholders or investors whose principal currency is not the US dollar may be subject to exchange rate risk.

The Swiss NewCo Class B Shares are denominated in CHF and will trade in US dollar. Any dividends to be paid in respect of the Swiss NewCo Class B Shares will be paid in US dollar. Any depreciation of the US dollar in relation to a foreign currency will reduce the value of the investment in the Swiss NewCo Class B Shares or any dividends in foreign currency terms, and any appreciation of the US dollar will increase the value in foreign currency terms. In addition, such investors could incur additional transaction costs in converting the US dollar into another currency. Investors whose reference currency is a currency other than the US dollar are therefore urged to consult their financial advisors.

Swiss NewCo may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Swiss NewCo is a PFIC for any taxable year (or portion thereof) in which a U.S. Holder (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) holds Swiss NewCo Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Because Swiss NewCo’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which may be determined in large part by reference to the market price of the Swiss NewCo Shares from time to time, which could be volatile), there can be no assurance that Swiss NewCo will not be a PFIC for the Current Taxable Year (as defined below) or any future taxable year.

Additionally, even if Swiss NewCo is not a PFIC following the SPAC Merger, Swiss NewCo Shares could be treated as stock of a PFIC with respect to a U.S. Holder who held Cohn Robbins securities in a taxable year in which Cohn Robbins was treated as a PFIC. Because Cohn Robbins is a blank check company with no active business, it is likely that Cohn Robbins was a PFIC for the taxable year ending on December 31, 2021.

For a more detailed discussion of the PFIC rules and the tax consequences of PFIC classification to U.S. Holders of Swiss NewCo securities, please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations”. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Swiss NewCo securities.

Risks Related to the Business Combination

Swiss NewCo has no operating or financial history, and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

Swiss NewCo has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for Swiss NewCo. The unaudited pro forma condensed combined statement of operations of Swiss NewCo combines the historical audited results of operations of Cohn Robbins for the year ended December 31, 2021 with the historical audited results of operations of SAZKA Entertainment for the year ended December 31, 2021, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2021. The unaudited pro forma condensed combined balance sheet of Swiss NewCo combines the historical balance sheets of Cohn Robbins and SAZKA Entertainment as of December 31, 2021 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Swiss NewCo. Accordingly, Swiss NewCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The COVID-19 pandemic may trigger an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread to over 150 countries and every state in the U.S. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of Cohn Robbins, SAZKA Entertainment and Swiss NewCo, and there is no guarantee that efforts by Cohn Robbins, SAZKA Entertainment and Swiss NewCo to address the adverse impact of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If either Cohn Robbins or SAZKA Entertainment is unable to recover from a business disruption on a timely basis, the Business Combination and Swiss NewCo’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Cohn Robbins, SAZKA Entertainment and Swiss NewCo may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

During the pre-closing period, Cohn Robbins and SAZKA Entertainment are prohibited from entering into certain transactions that might otherwise be beneficial to Cohn Robbins, SAZKA Entertainment or their respective shareholders.

Until the earlier of the consummation of the Business Combination or termination of the Business Combination Agreement, Cohn Robbins and SAZKA Entertainment are subject to certain limitations on the operations of their businesses. See “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Covenants and Agreements.” The limitations on Cohn Robbins’ and SAZKA Entertainment’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

SAZKA Entertainment is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. Swiss NewCo’s success following the Business Combination will depend in part upon its ability to retain SAZKA Entertainment’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of SAZKA Entertainment may experience uncertainty about their roles with Swiss NewCo after the Business Combination, which may adversely affect the ability of Swiss NewCo to retain or attract management personnel and other key employees.

Uncertainties about the Business Combination during the pre-closing period may cause third parties to delay or defer decisions concerning SAZKA Entertainment or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning SAZKA Entertainment, which could negatively affect SAZKA Entertainment’s business. Third parties may seek to change existing agreements with SAZKA Entertainment as a result of the Business Combination for these or other reasons.

Cohn Robbins Sponsor and each of Cohn Robbins’ officers and directors agreed to vote in favor of the Business Combination, regardless of how Cohn Robbins’ public shareholder’s vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their Founder Shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Cohn Robbins Initial Shareholders and each of Cohn Robbins’ officers and directors have agreed, and their permitted transferees have agreed, among other things, pursuant to the terms of the Sponsor Support Agreement, to vote any Founder Shares held by them, as well as any public shares owned by them, in favor the Business Combination. As of the date of this proxy statement/prospectus, Cohn Robbins Sponsor owns 20% of the issued and outstanding ordinary shares. As of the record date, the Cohn Robbins Initial Shareholders and the current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The Business Combination Agreement is subject to a number of conditions, and Cohn Robbins may waive one or more of the conditions to the Business Combination. If such conditions are not satisfied or waived by the parties thereto, the Business Combination Agreement may be terminated in accordance with its terms.

Cohn Robbins may agree to waive, in whole or in part, one or more of the conditions to Cohn Robbins’ obligations to complete the Business Combination, to the extent permitted by the Cohn Robbins amended and restated memorandum and articles of association and applicable laws. Pursuant to the terms of the Business Combination Agreement, Cohn Robbins may not waive the condition that Cohn Robbins public shareholders approve the Business Combination Proposal.

Even if the Business Combination Proposal is approved by Cohn Robbins’ shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the transactions contemplated therein, including, among other things, the Available Cohn Robbins Cash Condition. Cohn Robbins and Swiss NewCo may not satisfy all of the conditions to the Closing in the Business Combination Agreement, and, accordingly, the transactions contemplated therein may not be completed. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Cohn Robbins and Swiss NewCo to each lose some or all of the intended benefits of the Business Combination.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Swiss NewCo’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Cohn Robbins and SAZKA Entertainment currently believe are reasonable. The unaudited pro forma condensed combined financial information has been prepared based on a number of assumptions, including, but not limited to, Cohn Robbins being treated as the “acquired” company for financial reporting purposes, the total debt obligations and the amount of cash and cash equivalents of Swiss NewCo on the Closing Date and the number of Cohn Robbins Class A Shares that are redeemed in connection with the Business Combination. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The market price of Swiss NewCo Class B Shares after the consummation of the transactions contemplated by the Business Combination Agreement may be affected by factors different from those currently affecting the prices of Cohn Robbins Class A Shares.

Upon consummation of the transactions contemplated by the Business Combination Agreement, holders of Cohn Robbins Class A Shares will become holders of Swiss NewCo Class B Shares. Prior to such time, Cohn Robbins has had limited operations. Upon consummation of the transactions contemplated by the Business Combination Agreement, Swiss NewCo’s results of operations will depend upon the performance of Swiss NewCo’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Cohn Robbins.

Swiss NewCo’s Management has limited experience operating a public company.

Swiss NewCo’s executive officers have limited experience in the management of a publicly traded company and its management team may not successfully or effectively manage Swiss NewCo’s transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of time may be devoted to these activities which will result in less time being devoted to the management and growth of Swiss NewCo’s business. Additionally, the development and implementation of the standards and controls necessary for Swiss NewCo to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected.

Securities of companies formed through mergers similar to the Business Combination may experience a material decline in price relative to the share price of the publicly-listed company prior to the merger.

As with most initial public offerings of special purpose acquisition companies in recent years, Cohn Robbins issued Cohn Robbins Class A Shares for $10.00 per share upon the closing of its initial public offering, with each Cohn Robbins Class A Share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account, currently equal to approximately $10.01 per share (based on the amount in the Trust Account as of June 30, 2022). Following the transactions contemplated by the Business Combination Agreement, the outstanding Cohn Robbins Class A Shares, among other things, will ultimately be exchanged for Swiss NewCo Class B Shares that will no longer have any such redemption right and will be solely dependent upon the fundamental value of Swiss NewCo, which, like the securities of other companies formed through mergers similar to the Business Combination in recent years, may be significantly less than $10.01 per share.

Beginning in January 2022, subsequent to our announcement of the Business Combination and our PIPE Financing, there has been a significant drop in the market, subjecting our securities to downward pressures.

Beginning in January 2022, subsequent to our announcement of the Business Combination and our PIPE Financing, there has been a significant drop in the market, subjecting our securities to downward pressures, which may result in high redemptions of the cash available from the Trust Account. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in the market. If there are substantial redemptions, there will be a lower float of our securities outstanding, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

If SAZKA Entertainment is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, SAZKA Entertainment may be required to significantly curtail, delay or discontinue one or more business units or discontinue its operations.

If SAZKA Entertainment is unable to obtain sufficient funding on a timely basis and on acceptable terms, SAZKA Entertainment may be required to significantly curtail, delay or discontinue one or more business units or discontinue its operations. In general, SAZKA Entertainment may be unable to expand its operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to protect its interests, which could materially affect its business, financial condition and results of operations. If SAZKA Entertainment is ultimately unable to continue as a going concern, it may have to seek the protection of bankruptcy laws or liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that its securityholders will lose all or a part of their investment.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Cohn Robbins Board will not have the ability to adjourn the General Meeting to a later date in order to, among other things, solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Cohn Robbins Board is seeking approval, as an ordinary resolution, to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

If the Adjournment Proposal is not approved, the Cohn Robbins Board will not have the ability to adjourn the General Meeting to a later date and, therefore, will not have more time to take actions in furtherance of consummating the transactions contemplated by the Business Combination Agreement, including solicit votes. In such events, the Business Combination may not be completed.

Risks if the Business Combination is Not Consummated

If Cohn Robbins is not able to complete the Business Combination with SAZKA Entertainment by September 11, 2022, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cohn Robbins amended and restated memorandum and articles of association, Cohn Robbins would cease all operations except for the purpose of winding up and Cohn Robbins would redeem its Cohn Robbins Class A Shares and liquidate the Trust Account, in which case Cohn Robbins’ public shareholders may only receive approximately $10.00 per share and Cohn Robbins Public Warrants will expire worthless.

Cohn Robbins’ ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues in the U.S. and, while the extent of the impact of the outbreak on Cohn Robbins may depend on future developments, it could limit Cohn Robbins’ ability to complete the Business Combination, including as a result of increased market volatility. Additionally, the continued outbreak of COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of infectious diseases) may negatively impact the business of Swiss NewCo following the Business Combination, as described above.

If Cohn Robbins is not able to complete the Business Combination with SAZKA Entertainment by September 11, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, Cohn Robbins will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cohn Robbins’ remaining shareholders and the Cohn Robbins Board, liquidate and dissolve, subject in each case to Cohn Robbins’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Cohn Robbins Public Warrants, which will expire worthless if Cohn Robbins fails to complete its initial business combination by September 11, 2022, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association. Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022 (or, if extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, such later date), and therefore would not be entitled to the same consideration as the other public shares in the event an initial business combination is not completed by September 11, 2022 (or, if extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, such later date).

On July 1, 2022, Cohn Robbins filed a preliminary proxy statement on Schedule 14A with the SEC, contemplating the Extension Proposal (as defined therein). If approved by Cohn Robbins’ shareholders, the Extension Proposal would amend Cohn Robbins’ amended and restated memorandum and articles of association to change the date Cohn Robbins must complete its initial business combination from September 11, 2022, to December 11, 2022.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Cohn Robbins Class A Shares and/or Cohn Robbins Public Warrants, potentially at a loss.

Cohn Robbins’ public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) completion of an initial business combination (including the Closing of the Business Combination), and then only in connection with those Cohn Robbins Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Cohn Robbins’ amended and restated memorandum and articles of association (A) to modify the substance or timing of Cohn Robbins’ obligation to allow redemption in connection with its initial business combination or to redeem 100% of Cohn Robbins’ public shares if it does not complete an initial business combination by September 11, 2022, as such date may be extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of Cohn Robbins’ public shares if it has not completed an initial business combination by September 11, 2022, as such date may be extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of public warrants will not have any right to the proceeds held in the Trust Account with respect to such warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If Cohn Robbins has not completed its initial business combination, its public shareholders may not receive any redemption from the Trust Account until after September 11, 2022.

If Cohn Robbins is not able to complete the Business Combination with SAZKA Entertainment by September 11, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, Cohn Robbins will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cohn Robbins’ remaining shareholders and the Cohn Robbins Board, liquidate and dissolve, subject in each case to Cohn Robbins’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in Cohn Robbins’ initial public offering. In addition, if Cohn Robbins fails to complete any initial business combination by September 11, 2022 (as may be extended), there will be no redemption rights or liquidating distributions with respect to Cohn Robbins Public Warrants, which will expire worthless if Cohn Robbins fails to complete its initial business combination within the 24-month time period, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association.

With respect to redemption rights, holders of Cohn Robbins Class B Shares have different incentives than holders of Cohn Robbins Class A Shares with respect to the completion of any proposed business combination (including the Business Combination) and/or the exercise of any right to redeem. In particular, holders of Cohn Robbins Class B Shares are not entitled to participate in any redemption with respect to such shares. The value of the Cohn Robbins Class B Shares is dependent on the consummation of an initial business combination. In the event no initial business combination is consummated by September 11, 2022 (unless extended pursuant to Cohn Robbins’ amended and restated amended and restated memorandum and articles of association), the Cohn Robbins Class B Shares would be rendered valueless. Holders of Cohn Robbins Class A Shares, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed shares even if an initial business combination is not completed. Therefore, the interests of holders of Cohn Robbins Class A Shares and Cohn Robbins Class B Shares may not be aligned. Holders of Cohn Robbins Class A Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination.

If Cohn Robbins has not completed its initial business combination by September 11, 2022 (or, if extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, such later date), Cohn Robbins will distribute the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and cease all operations except for the purposes of winding up of Cohn Robbins’ affairs, as further described in this proxy statement/prospectus. If Cohn Robbins is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond September 11, 2022 (or, if extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, such later date) before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. Cohn Robbins has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, Cohn Robbins consummates an initial business combination (including the Business Combination) or amends certain provisions of the Cohn Robbins amended and restated memorandum and articles of association, and only then in cases where investors have properly sought to redeem their public shares. Only upon Cohn Robbins’ redemption or any liquidation will public shareholders be entitled to distributions if Cohn Robbins has not completed an initial business combination within the required time period (or, if extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, such later date) and does not amend certain provisions of the Cohn Robbins amended and restated memorandum and articles of association prior thereto.

If the Business Combination is not completed, potential target businesses may perceive leverage over Cohn Robbins in negotiating an initial business combination, which could undermine Cohn Robbins’ ability to complete an initial business combination on terms that would produce value for Cohn Robbins’ public shareholders.

Any potential target business with which Cohn Robbins enters into negotiations concerning a business combination will be aware that Cohn Robbins must complete an initial business combination by September 11, 2022 (as may be extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association). Consequently, if Cohn Robbins is unable to complete this Business Combination, a potential target may obtain leverage over Cohn Robbins in negotiating an initial business combination, knowing that Cohn Robbins may be unable to complete an initial business combination with another target business by September 11, 2022 (as may be extended). This risk will increase as Cohn Robbins gets closer to the timeframe described above. In addition, Cohn Robbins may have limited time to conduct due diligence.

Because of Cohn Robbins’ limited resources and the significant competition for initial business combination opportunities, if this Business Combination is not completed, it may be more difficult for Cohn Robbins to complete an initial business combination. In addition, resources could be used to research acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another target business. If Cohn Robbins is unable to complete an initial business combination by September 11, 2022, Cohn Robbins’ public shareholders may receive only approximately $10.00 per share, on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Cohn Robbins and its assets in the Trust Account that Cohn Robbins Sponsor is unable to indemnify), and the Cohn Robbins Public Warrants will expire worthless.

If Cohn Robbins is unable to complete this Business Combination, Cohn Robbins would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Cohn Robbins could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Cohn Robbins does and Cohn Robbins’ financial resources will be relatively limited when contrasted with those of many of these competitors. While Cohn Robbins believes there are numerous target businesses Cohn Robbins could potentially acquire with the net proceeds of its initial public offering and the sale of its Private Placement Warrants, Cohn Robbins’ ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Cohn Robbins’ available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, Cohn Robbins is obligated to pay cash for the public shares redeemed, potentially reducing the resources available to Cohn Robbins for an initial business combination. Any of these obligations may place Cohn Robbins at a competitive disadvantage in successfully negotiating an alternative initial business combination.

Cohn Robbins anticipates that, if it is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Cohn Robbins decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Cohn Robbins reaches an agreement relating to a specific target business, Cohn Robbins may fail to complete such business combination (including the Business Combination) for any number of reasons including those beyond Cohn Robbins’ control. Any such event will result in a loss to Cohn Robbins of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If Cohn Robbins does not complete this Business Combination and is unable to complete an initial business combination by September 11, 2022 (as may be extended), Cohn Robbins’ public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Cohn Robbins and its assets in the Trust Account that Cohn Robbins Sponsor is unable to indemnify) and the Cohn Robbins Public Warrants will expire worthless.

Risks Related to Cohn Robbins

There is no guarantee that a shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Cohn Robbins can give no assurance as to the price at which a shareholder may be able to sell its Swiss NewCo Class B Shares in the future following the completion of the Business Combination or ordinary shares following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Cohn Robbins’ share price, and may result in a lower value realized now than a shareholder of Cohn Robbins might realize in the future had the shareholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the shareholder will bear the risk of ownership of the Swiss NewCo Class B Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult such shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

In addition, if a shareholder does not redeem their Cohn Robbins Class A Shares, but other shareholders do elect to redeem their respective Cohn Robbins Class A Shares, the non-redeeming shareholders would own shares with a higher implied transaction value per share. The more redemptions of Cohn Robbins Class A Shares, the higher the Class B Exchange Ratio. In other words, as the number of redemptions of Cohn Robbins Class A Shares increases, the number of Swiss NewCo Class B Shares ultimately issuable (on a per share basis) to non-redeeming public shareholders of Cohn Robbins also increases. Assuming a price of $10.00 per Cohn Robbins Class A Share at the Closing, non-redeeming shareholders would receive, in exchange for each Cohn Robbins Class A Share held, Swiss NewCo Class B Shares with a value equating to between $10.80 (assuming no redemptions) and $14.00 (assuming redemptions resulting in the maximum exchange ratio).

If Cohn Robbins’ shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Cohn Robbins Class A Shares for a pro rata portion of the funds held in the Trust Account.

If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

Cohn Robbins’ amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to excess shares above an amount equal to an aggregate of 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares), without Cohn Robbins’ prior consent. Your inability to redeem any such excess Cohn Robbins Class A Shares could result in you suffering a material loss on your investment in Cohn Robbins if you sell such excess Cohn Robbins Class A Shares in open market transactions. Cohn Robbins cannot assure you that the value of such excess Cohn Robbins Class A Shares will appreciate over time following the Business Combination or that the market price of the Cohn Robbins Class A Shares will exceed the per-share redemption price. However, Cohn Robbins stockholders’ ability to vote all of their Cohn Robbins Class A Shares (including such excess shares) for or against the any of the proposals contemplated by this proxy statement/prospectus is not restricted by this limitation on redemption.

Since the Cohn Robbins Initial Shareholders and Cohn Robbins’ officers and directors have interests that are different, or in addition to (and which may conflict with) the interests of Cohn Robbins’ shareholders, a conflict of interest may have existed in determining whether the Business Combination with SAZKA Entertainment is appropriate as Cohn Robbins’ initial business combination. Such interests include that Cohn Robbins Sponsor will lose its entire investment in Cohn Robbins if the Business Combination is not completed.

When you consider the recommendation of Cohn Robbins Board in favor of approval of the Business Combination Proposal, you should keep in mind that Cohn Robbins Initial Shareholders and Cohn Robbins’ directors and officers have interests in such proposals that are different from, or in addition to, those of Cohn Robbins’ shareholders and public warrant holders generally. As more fully described below, Cohn Robbins Initial Shareholders, among other things, (i) will only be able to realize a return on its equity in Cohn Robbins (which may be materially higher than those realized by holders of Cohn Robbins Ordinary Shares and Cohn Robbins Public Warrants) if Cohn Robbins completes an initial business combination within the required period, and (ii) has advanced funds to Cohn Robbins to cover transaction expenses, for which it will only be reimbursed if Cohn Robbins completes an initial business combination within the required period. Further, certain of Cohn Robbins’ officers and directors, and their affiliates, are entitled to receive distributions of the assets of Cohn Robbins Sponsor and therefore will benefit when Cohn Robbins completes a business combination within its required period.

More specifically, Cohn Robbins Initial Shareholders and Cohn Robbins directors’ and officers’ interests include, among other things, the interests listed below:

•

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed not to redeem any Cohn Robbins Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $206,172,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting;

•

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022 (unless such date is extended), and, in the event Cohn Robbins fails to complete an initial business combination by September 11, 2022 (as may be extended), the Founder Shares would have no value;

•

on September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

•	the Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins;

•

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022 (as may be extended). The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting;

•

in connection with the PIPE Financing, (i) Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio, whereas, in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

•

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the right of Cohn Robbins Initial Shareholders and the directors and officers of Cohn Robbins to receive Swiss NewCo Shares, subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any shares issued in connection with the PIPE Financing);

•	the anticipated designation by Cohn Robbins of Clifton S. Robbins as a director of Swiss NewCo following the Business Combination;

•	the continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination;

•

Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022 (as may be extended), pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins

Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

•

if the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•

(i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger.

These interests may influence Cohn Robbins’ directors in making their determination whether the Business Combination with SAZKA Entertainment is appropriate as Cohn Robbins’ initial business combination. Please see the section entitled “Proposal No. 1 – The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

The personal and financial interests of Cohn Robbins Initial Shareholders and Cohn Robbins’ directors and officers may have influenced their motivation in identifying and selecting SAZKA Entertainment as a business combination target, completing an initial business combination with SAZKA Entertainment and influencing the operation of the business following the initial business combination. As a result, the personal and financial interests of Cohn Robbins Initial Shareholders and Cohn Robbins’ directors and officers may not be aligned with those of other public shareholders. You should take these interests into account in deciding whether to approve the Business Combination Proposal.

Cohn Robbins Initial Shareholders and Cohn Robbins’ officers and directors agreed to vote in favor of the Business Combination, regardless of how Cohn Robbins’ public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their Founder Shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Cohn Robbins Initial Shareholders and each of Cohn Robbins’ officers and directors agreed, and their permitted transferees have agreed, among other things, pursuant to the terms of the Sponsor Support Agreement, to vote any Founder Shares held by them, as well as any public shares owned by them, in favor of the Business Combination. As of the date of this proxy statement/prospectus, Cohn Robbins Sponsor owns 20% of the issued and outstanding ordinary shares. As of the record date, the Cohn Robbins Initial Shareholders and the current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting.

Cohn Robbins Sponsor or any of Cohn Robbins’ directors, officers or advisors (and, in each case, their respective affiliates) may elect to purchase Cohn Robbins Ordinary Shares or Cohn Robbins Public Warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Cohn Robbins’ securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), Cohn Robbins Sponsor or any of Cohn Robbins’ directors, officers or advisors (and, in each case, their respective affiliates) may (i) purchase Cohn Robbins Ordinary Shares or Cohn Robbins Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Business Combination Proposal or the Adjournment Proposal, or elect to redeem, or indicate an intention to redeem, Cohn Robbins Ordinary Shares, (ii) execute agreements to purchase such shares or warrants from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares or Cohn Robbins Public Warrants, vote their public shares in favor of the Business Combination Proposal or the Adjournment Proposal, or not redeem their Cohn Robbins Class A Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Cohn Robbins’ public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Cohn Robbins Sponsor or any of Cohn Robbins’ directors, officers or advisors (and, in each case, their respective affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of two-thirds of the Cohn Robbins Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the Business Combination Proposal, (ii) satisfaction of the requirement that holders of at least a majority of the Cohn Robbins Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the Adjournment Proposal, (iii) satisfaction of the Available Cohn Robbins Cash Condition, (iv) otherwise limiting the number of Cohn Robbins Class A Shares electing to redeem and (iv) Cohn Robbins’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of Cohn Robbins Public Warrants would be to reduce the number of Cohn Robbins Public Warrants outstanding or to vote such Cohn Robbins Public Warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination.

Entering into any such arrangements may have a depressive effect on Cohn Robbins Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Cohn Robbins Ordinary Shares or Cohn Robbins Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of Cohn Robbins’ securities and the number of beneficial holders of Cohn Robbins’ securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Cohn Robbins’ securities on a national securities exchange.

Cohn Robbins Public Warrants and Private Placement Warrants are accounted for as liabilities and the changes in value of such warrants could have a material effect on Swiss NewCo’s financial results following the Business Combination.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for

Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”), wherein it expressed its view that certain terms and conditions common to special purpose acquisition company warrants may require the warrants to be classified as liabilities on the its balance sheet as opposed to being treated as equity. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing Cohn Robbins Public Warrants and Private Placement Warrants. As a result of the SEC Statement, Cohn Robbins re-evaluated the accounting treatment of its warrants, and, pursuant to the guidance in FASB’s Accounting Standards Codification (“ASC”) 815, determined the warrants should be classified as derivative liabilities measured at fair value on its balance sheet, with any changes in fair value to be reported each period in earnings on its statements of operations.

As a result of the recurring fair value measurement, Cohn Robbins’ financial statements may fluctuate quarterly, based on factors which are outside of its control. Due to the recurring fair value measurement, Cohn Robbins expects that it will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of Cohn Robbins’ securities.

In connection with the transactions contemplated by the Business Combination Agreement, (i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. Subject to the Closing, 5,443,100 Swiss NewCo Class B Shares issued to Cohn Robbins Sponsor shall be subject to certain vesting provisions divided into two equal tranches vesting upon the achievement of share price thresholds for Swiss NewCo Class B Shares of $12.00 per share and $14.00 per share, respectively, and, in each case, for a period of any 20 trading days within a period of 30 consecutive trading days (the “Cohn Robbins Sponsor Earn Out Shares”).

Further, in connection with the transactions contemplated by the Business Combination Agreement, Cohn Robbins Sponsor agreed it will forfeit an amount of the Private Placement Warrants equal to (i) 12,373,333 minus (ii) 12,373,333 divided by Class B Exchange Ratio. Such Private Placement Warrants and Cohn Robbins Sponsor Earn Out Shares not subject to service based conditions will be accounted as liabilities and recorded at fair value upon issuance, based upon a valuation report obtained from its independent third-party valuation firm, with changes in fair value each period to be reported in earnings, which may have an adverse effect on the market price of Swiss NewCo Class B Shares after consummation of the Business Combination.

Cohn Robbins has identified a material weakness in its internal control over financial reporting. If Cohn Robbins is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Cohn Robbins and materially and adversely affect its business and operating results.

Cohn Robbins’ management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Cohn Robbins’ management is likewise required, on a quarterly basis, to evaluate the effectiveness of Cohn Robbins’ internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for Cohn Robbins to provide reliable financial reports and prevent fraud, and a material weakness could result in Cohn Robbins being unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors losing confidence in Cohn Robbins’ financial reporting, Cohn Robbins’ securities price declining or Cohn Robbins facing litigation as a result of any of the foregoing.

Following the issuance of the SEC Statement, after consultation with Cohn Robbins’ management and Cohn Robbins’ audit committee, in light of the SEC Statement, Cohn Robbins identified a material weakness in its internal controls over financial reporting. This material weakness resulted in a material misstatement of the initial carrying value of the Cohn Robbins Class A Shares subject to possible redemption and the restatement of Cohn Robbins’ financial statements for the affected periods.

To respond to this material weakness, Cohn Robbins has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While Cohn Robbins has processes to identify and appropriately apply applicable accounting requirements, it plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. Cohn Robbins’ plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom Cohn Robbins consults regarding complex accounting applications. The elements of Cohn Robbins remediation plan can only be accomplished over time, and Cohn Robbins can offer no assurance that these initiatives will ultimately have the intended effects.

If Cohn Robbins identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Cohn Robbins may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Cohn Robbins’ financial reporting and Cohn Robbins’ stock price may decline as a result. Cohn Robbins cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses. If the Business Combination is consummated, Cohn Robbins can provide no assurance that Swiss NewCo’s internal controls and procedures over financial reporting of Swiss NewCo will be effective.

Cohn Robbins, and following the Business Combination, Swiss NewCo, may face litigation and other risks as a result of the material weakness in Cohn Robbins’ internal control over financial reporting.

As a result of the material weakness in Cohn Robbins’ internal controls over financial reporting described above, the change in accounting for Cohn Robbins Public Warrants and Private Placement Warrants, and other matters raised or that may in the future be raised by the SEC, Cohn Robbins faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in Cohn Robbins’ internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, Cohn Robbins has no knowledge of any such litigation or dispute. However, Cohn Robbins can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Cohn Robbins’ business, results of operations and financial condition or its ability to complete the Business Combination.

Each of Cohn Robbins and SAZKA Entertainment will incur significant transaction and transition costs in connection with the Business Combination.

Each of Cohn Robbins and SAZKA Entertainment have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Each of Cohn Robbins and SAZKA Entertainment may also incur additional costs to retain key employees. Subject to the last sentence of this paragraph, certain transaction expenses incurred in connection with the Business Combination Agreement (including the Business Combination), including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by out of the proceeds of the Business Combination or by SAZKA Entertainment following the Closing of the Business Combination. Pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent.

The ability of the holders of Cohn Robbins Ordinary Shares to exercise redemption rights with respect to a large number of Cohn Robbins Class A Shares could increase the probability that the Business Combination would be unsuccessful and that Cohn Robbins’ public shareholders would have to wait for liquidation to redeem their shares or deplete the Trust Account.

At the time that Cohn Robbins entered into the Business Combination Agreement and related transaction documents for the Business Combination, it did not know how many of its public shareholders would exercise their redemption rights. If a larger number of Cohn Robbins Class A Shares are submitted for redemption than initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on the NYSE, which could impair Cohn Robbins’ ability to fund its operations and adversely affect its business, financial condition and results of operations.

The public shareholders will experience immediate dilution as a consequence of the issuance of Swiss NewCo Shares in connection with the Business Combination and the PIPE Financing. Having a minority share position will reduce the influence that Cohn Robbins’ current shareholders will have on the management of Swiss NewCo.

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 38,730,126 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Alternatively, assuming (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

As the number of redemptions of Cohn Robbins Class A Shares increases (up to a cap on the Class B Exchange Ratio determined on 80% redemptions), the Class B Exchange Ratio increases. As the Class B Exchange Ratio increases, the number of Swiss NewCo Class B Shares ultimately issuable to Cohn Robbins’ public shareholders after will also increase. Assuming a price of $10.00 per Cohn Robbins Class A Share at the Closing, non-redeeming shareholders would receive, in exchange for each Cohn Robbins Class A Share held, Swiss NewCo Class B Shares with an implicit value equating to between $10.80 (assuming no redemptions) and $14.00 (assuming redemptions resulting in the maximum exchange ratio).

Neither the Cohn Robbins Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Cohn Robbins Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price paid for SAZKA Entertainment is fair to Cohn Robbins from a financial point of view. Neither the Cohn Robbins Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Cohn Robbins Board considered a number of factors, uncertainty and risks, including, but not limited to, those discussed in the section entitled “Proposal No. 1—The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination” and concluded to pursue the Business Combination. Accordingly, investors will be relying solely on the judgment of the Cohn Robbins Board in valuing SAZKA Entertainment, and the Cohn Robbins Board may not have properly valued its businesses, and investors should take into account the interests of the Cohn Robbins Board in determining its recommendation to vote in favor of each of the proposals in this proxy statement/prospectus. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact Cohn Robbins’ ability to consummate the Business Combination.

The holders of Founder Shares will control the election of the Cohn Robbins Board until consummation of a business combination and hold a substantial interest in Cohn Robbins. As a result, they will elect all of Cohn Robbins’ directors and may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

As of the record date, the Cohn Robbins Initial Shareholders and the current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting. In addition, the Founder Shares, all of which are held by the Cohn Robbins Initial Shareholders and current directors and officers of Cohn Robbins, entitle the holders thereof to elect all of Cohn Robbins’ directors prior to the initial business combination and, in connection with the transactions contemplated by the Business Combination, (i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by current directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. Holders of Founder Shares have the exclusive right prior to Cohn Robbins’ initial business combination to elect Cohn Robbins’ directors. Accordingly, as holders of the Cohn Robbins Class A Shares, Cohn Robbins’ public shareholders will not have the right to vote on the election of directors prior to consummation of the Business Combination. These provisions of the Cohn Robbins amended and restated memorandum and articles of association may only be amended by a special resolution passed by holders representing a majority of the Founder Shares. As a result, holders of Cohn Robbins’ public shares will not have any influence over the election of directors of Cohn Robbins prior to an initial business combination.

In addition, as a result of their substantial ownership in Cohn Robbins, the Cohn Robbins Initial Shareholders and current directors and officers of Cohn Robbins may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that Cohn Robbins’ shareholders do not support, including amendments to the Cohn Robbins amended and restated memorandum and articles of association and approval of major corporate transactions, including the Business Combination. If the Cohn Robbins Initial Shareholders and current directors and officers of Cohn Robbins purchase any Cohn Robbins Class A Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the Cohn Robbins Initial Shareholders and current officers and directors of Cohn Robbins will exert significant influence over actions requiring a shareholder vote at least until the completion of the Business Combination.

The exercise of Cohn Robbins’ directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in Cohn Robbins’ shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Cohn Robbins to agree to amend the Business Combination Agreement, to consent to certain actions taken by SAZKA Entertainment or to waive rights that Cohn Robbins is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of SAZKA Entertainment’s business or a request by SAZKA Entertainment to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Cohn Robbins’ discretion, acting through the Cohn Robbins Board, to grant its consent or waive those rights. The existence of financial and personal interests of one (1) or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Cohn Robbins and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. While certain changes could be made without further shareholder approval, Cohn Robbins will circulate a new or amended proxy statement/prospectus and resolicit its shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, Swiss NewCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Cohn Robbins cannot assure you that the due diligence conducted in relation to SAZKA Entertainment has identified all material issues or risks associated with SAZKA Entertainment, Swiss NewCo, or either of their respective businesses or the industries in which they compete.

Furthermore, Cohn Robbins cannot assure you that factors outside of SAZKA Entertainment’s, Swiss NewCo’s and Cohn Robbins’ control will not later arise. As a result of these factors, Swiss NewCo may be exposed to liabilities and incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Cohn Robbins’ due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Cohn Robbins’ preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Swiss NewCo’s financial condition and results of operations and could contribute to negative market perceptions, including about SAZKA Entertainment, Swiss NewCo or Cohn Robbins or their respective securities. Additionally, Cohn Robbins has no indemnification rights against SAZKA Entertainment or the SAZKA Shareholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any holders of Cohn Robbins Ordinary Shares or Cohn Robbins Public Warrants who choose to remain holders of Swiss NewCo Class B Shares and Swiss NewCo Public Warrants following the Business Combination could suffer a reduction in the value of their shares or warrants. Such holders of Swiss NewCo Class B Shares and Swiss NewCo Public Warrants are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Cohn Robbins’ directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors will not have the same benefits as an investor in an underwritten public offering.

Swiss NewCo will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Swiss NewCo’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the below.

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Cohn Robbins and SAZKA Entertainment have each engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE on the trading day immediately following the Closing, there will be no book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of Swiss NewCo Shares on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Swiss NewCo’s securities or helping to stabilize, maintain or affect the public price of Swiss NewCo Shares following the Closing. In addition, since

Swiss NewCo will become public through the Business Combination, securities analysts of major brokerage firms may not provide coverage of Swiss NewCo since there is no incentive to brokerage firms to recommend the purchase of Swiss NewCo Shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Swiss NewCo’s behalf. All of these differences from an underwritten public offering of Swiss NewCo Shares could result in a more volatile price for Swiss NewCo Shares.

Further, neither Cohn Robbins nor SAZKA Entertainment will conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of the Swiss NewCo Shares on the NYSE. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to Swiss NewCo Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for Swiss NewCo Shares.

In addition, Cohn Robbins Initial Shareholders and Cohn Robbins’ directors and officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from, or in addition to, those of Cohn Robbins’ shareholders and warrant holders generally and that would not be present in an underwritten public offering of Swiss NewCo Shares. Such interests may have influenced the Cohn Robbins Board in making their recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination Proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Swiss NewCo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

If third parties bring claims against Cohn Robbins, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per-share (which was the offering price per Cohn Robbins Public Unit in Cohn Robbins’ initial public offering).

Cohn Robbins’ placing of funds in the Trust Account may not protect those funds from third-party claims against Cohn Robbins. Although Cohn Robbins seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Cohn Robbins does business execute agreements with Cohn Robbins waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Cohn Robbins’ public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Cohn Robbins’ assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Cohn Robbins’ management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial than any alternative.

Examples of possible instances where Cohn Robbins may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Cohn Robbins is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Cohn Robbins and will not seek recourse against the Trust Account for any reason. Upon redemption of Cohn Robbins’ public shares, if Cohn Robbins has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with such initial business combination, Cohn Robbins will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per-share redemption amount received by Cohn Robbins’ shareholders could be less than the $10.00 per share initially held in the Trust Account.

Cohn Robbins Sponsor has agreed that it will be liable to Cohn Robbins if, and to the extent, any claims by a third party (other than Cohn Robbins’ independent registered public accounting firm) for services rendered or products sold to Cohn Robbins, or a prospective target business with which Cohn Robbins has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cohn Robbins’ indemnity of the underwriters of Cohn Robbins’ initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Cohn Robbins Sponsor will not be responsible to the extent of any liability for such third-party claims. Cohn Robbins has not independently verified whether Cohn Robbins Sponsor has sufficient funds to satisfy its indemnity obligations and believes that Cohn Robbins Sponsor’s only assets are securities of Cohn Robbins and, therefore, Cohn Robbins Sponsor may not be able to satisfy those obligations. None of Cohn Robbins’ officers or directors will indemnify Cohn Robbins for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Cohn Robbins has not asked Cohn Robbins Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Cohn Robbins may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

The Cohn Robbins Board may decide not to enforce the indemnification obligations of Cohn Robbins Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Cohn Robbins’ public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share, at a per-share price equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), and Cohn Robbins Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the independent directors of Cohn Robbins would determine whether to take legal action against Cohn Robbins Sponsor to enforce its indemnification obligations. While Cohn Robbins currently expects that its Independent Directors would take legal action on its behalf against Cohn Robbins Sponsor to enforce its indemnification obligations to Cohn Robbins, it is possible that the Independent Directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If Cohn Robbins’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Cohn Robbins’ public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Cohn Robbins’ public shareholders, Cohn Robbins files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Cohn Robbins public shareholders and the per share amount that would otherwise be received by Cohn Robbins’ public shareholders in connection with Cohn Robbins’ liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Cohn Robbins’ public shareholders, Cohn Robbins files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Cohn Robbins’ insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any insolvency claims deplete the Trust Account, Cohn Robbins cannot assure you it will be able to return $10.00 per share to its public shareholders.

If, after Cohn Robbins distributes the proceeds in the Trust Account to its public shareholders, Cohn Robbins files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Cohn Robbins Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Cohn Robbins Board and Cohn Robbins to claims of damages.

If, after Cohn Robbins distributes the proceeds in the Trust Account to Cohn Robbins’ public shareholders, Cohn Robbins files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a bankruptcy court could seek to recover some or all amounts received by Cohn Robbins’ shareholders. Furthermore, the Cohn Robbins Board may be viewed as having breached its fiduciary duty to Cohn Robbins or Cohn Robbins’ creditors or may have acted in bad faith, and thereby exposing itself and Cohn Robbins to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Cohn Robbins cannot assure you that claims will not be brought against it for these reasons.

Cohn Robbins’ shareholders may be held liable for claims by third parties against Cohn Robbins to the extent of distributions received by them upon redemption of their public shares.

If Cohn Robbins enters into an insolvency proceeding, any distributions received by Cohn Robbins’ public shareholders could be viewed as an unlawful payment if it was proved that, for example, immediately following the distribution, Cohn Robbins was unable to pay its debts as they fall due in the ordinary course of business. As a result, a debtor, trustee or liquidator could seek to recover some or all amounts received by Cohn Robbins’ public shareholders. Furthermore, the Cohn Robbins Board may be viewed as having breached its fiduciary duty to Cohn Robbins or Cohn Robbins’ creditors or may have acted in bad faith, and thereby exposing itself and Cohn Robbins to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Cohn Robbins cannot assure you that claims will not be brought against it for these reasons.

Upon consummation of the Business Combination, the rights of holders of Swiss NewCo Shares arising under Swiss law as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Cohn Robbins Ordinary Shares arising under the Companies Act as well as the Cohn Robbins amended and restated memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Swiss NewCo Shares will arise under the Proposed Organizational Documents as well as Swiss law. Those new organizational documents and Swiss law contain provisions that differ in some respects from those in Cohn Robbins’ amended and restated memorandum and articles of association and the Companies Act and, therefore, some rights of holders of Swiss NewCo Shares could differ from the rights that holders of Cohn Robbins Ordinary Shares currently possess.

In addition, there are differences between the Proposed Organizational Documents of Swiss NewCo and the Cohn Robbins amended and restated memorandum and articles of association. For a more detailed description of the rights of holders of Swiss NewCo Shares and how they may differ from the rights of holders of Cohn Robbins Ordinary Shares, please see the section entitled “Comparison of Shareholder Rights.” The forms of the Proposed Articles of Association and the Proposed Organizational Regulations of Swiss NewCo are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus and you are urged to read them in their entirety.

Because Cohn Robbins is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Cohn Robbins is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Cohn Robbins’ public shareholders to effect service of process within the U.S. upon Cohn Robbins’ directors or officers, or enforce judgments obtained in U.S. courts against Cohn Robbins’ directors or officers.

Cohn Robbins’ corporate affairs are governed by its amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Cohn Robbins’ directors to Cohn Robbins under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Cohn Robbins’ shareholders and the fiduciary responsibilities of Cohn Robbins’ directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a court of the U.S.

Shareholders of Cayman Islands exempted companies like Cohn Robbins have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Cohn Robbins’ directors have discretion under our articles of association to determine whether or not, and under what conditions, Cohn Robbins’ corporate records may be inspected by our shareholders, but are not obliged to make them available to shareholders of Cohn Robbins. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Cohn Robbins judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Cohn Robbins predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be: (i) one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (ii) final and conclusive; (iii) either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non money relief; and (iv) neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. As a result of English case law, which will likely be highly persuasive in the Cayman Islands, the

Cayman Islands courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circumstances. Cayman Islands courts may stay enforcement proceedings if concurrent proceedings are brought elsewhere.

As a result of all of the above, Cohn Robbins’ public shareholders may have more difficulty in protecting their interests in the face of actions taken by Cohn Robbins’ management or members of the Cohn Robbins Board than they would as public shareholders of a U.S. company.

A provision in Cohn Robbins’ warrant agreement may make it more difficult for Cohn Robbins to consummate the Business Combination.

If (i) Cohn Robbins issues additional Cohn Robbins Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at a price or deemed price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Cohn Robbins Board and in the case of any such issuance to Cohn Robbins Sponsor or its affiliates, without taking into account any Founder Shares held by Cohn Robbins Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuance represent more than 60% of the total equity proceeds, and interest thereon, available for funding of the Business Combination on the Closing Date (net of redemptions) and (iii) the volume weighted average trading price of Cohn Robbins Class A Shares during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Cohn Robbins Public Warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices applicable to Cohn Robbins Public Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for Cohn Robbins to consummate the Business Combination.

Cohn Robbins and Swiss NewCo have a commitment to issue the Swiss NewCo Shares in connection with the PIPE Financing which may trigger the adjustment to the exercise price of the Cohn Robbins Public Warrants described above. Such adjustment may result in additional dilution to the Cohn Robbins shareholders and may make it more difficult to consummate the Business Combination.

Risks Related to the Redemption of Cohn Robbins Class A Shares

As the number of redemptions of Cohn Robbins Class A Shares increases, the implied value of Swiss NewCo Class B Shares ultimately issuable to Cohn Robbins’ shareholders will also increase and the number of Swiss NewCo Class B Shares issuable under the Cohn Robbins Warrants (after conversion into Swiss NewCo Public Warrants) will also increase.

On the record date, there were 103,500,000 Cohn Robbins Ordinary Shares outstanding, of which 82,800,000 are Cohn Robbins Class A Shares and 20,700,000 are Founder Shares held by the Cohn Robbins Initial Shareholders (including Founder Shares transferred by Cohn Robbins Sponsor in the amount of 40,000 Founder Shares to each of the Independent Directors, for a total of 160,000 Founder Shares transferred), 27,600,000 Cohn Robbins Public Warrants and 12,373,333 Private Placement Warrants.

The holders of Cohn Robbins Class A Shares that do not elect to redeem their shares in connection with the Business Combination will share in a pool of up to 6,624,000 Cohn Robbins Class A Shares to be made available to non-redeeming Cohn Robbins shareholders, based on the Class B Exchange Ratio of between 1.08 and 1.40, to be determined based on the number of redemptions. Assuming a price of $10.00 per Cohn Robbins Class A Share at the Closing, non-redeeming shareholders would receive, in exchange for each Cohn Robbins Class A Share held, Swiss NewCo Class B Shares with a value equating to between $10.80 (assuming no redemptions) and $14.00 (assuming redemptions resulting in the maximum exchange ratio).

Cohn Robbins Sponsor and the Independent Directors will transfer their Founder Shares for shares of Cohn Robbins as follows: (i) the 20,540,000 outstanding Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into Cohn Robbins Class A Shares equal to (a) 17,253,600 divided by (b) the Class B Exchange Ratio and (ii) the 160,000 outstanding Founder Shares held by the Independent Directors will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio. Pursuant to the Sponsor Agreement, Cohn Robbins Sponsor will also forfeit a number of Cohn Robbins Warrants equal to (x) 12,373,333, minus (A)(1) 12,373,333, divided by (2) the Class B Exchange Ratio. For more information, please see the section entitled “Proposal No. 1 – The Business Combination Agreement – Ancillary Documents – Sponsor Agreement”.

As the number of redemptions of Cohn Robbins Class A Shares increases, the Class B Exchange Ratio increases (up to a cap on the Class B Exchange Ratio determined on 80% redemptions). As the Class B Exchange Ratio increases, the number of Swiss NewCo Class B Shares issuable per share of Cohn Robbins Class A Shares held by Cohn Robbins’ public shareholders after redemption will also increase (up to a cap on the Class B Exchange Ratio determined on 80% redemptions). Additionally, the Swiss NewCo Public Warrants are expected to be adjusted such that the number of Swiss NewCo Class B Shares underlying each Swiss NewCo Public Warrant is equal to the number of Cohn Robbins Class A Shares underlying the Cohn Robbins Warrants multiplied by the Class B Exchange Ratio (up to a cap on the Class B Exchange Ratio determined on 80% redemptions). Such increase means that the public shareholders’ holdings in Cohn Robbins will be diluted in comparison to those of the holders of Cohn Robbins Warrants at the Closing of the transactions contemplated by the Business Combination Agreement as no Cohn Robbins Warrants will be redeemed in connection with the Business Combination.

For illustrative purposes only:

•

Assuming that there are no redemptions of outstanding Cohn Robbins Class A Shares, then the Class B Exchange Ratio will be 1.08 (i.e., each Cohn Robbins Class A Shares issued and outstanding as of immediately prior to the Closing of the transactions contemplated by the Business Combination Agreement will be converted into 1.08 Swiss NewCo Class B Shares). Upon the Closing, the public shareholders of Cohn Robbins will therefore hold 89,424,000 Swiss NewCo Class B Shares, and the holders of the Cohn Robbins Public Warrants will have the right to exercise their 27,600,000 Swiss NewCo Public Warrants into 29,808,000 Swiss NewCo Class B Shares.

•

If we assume that 40% of the outstanding Cohn Robbins Class A Shares are redeemed (half the maximum redemption amount for the bonus Cohn Robbins Class A Shares) then the Class B Exchange Ratio will increase to 1.13 and immediately prior to the Closing of the transactions contemplated by the Business Combination Agreement, there will be 49,680,000 Cohn Robbins Class A Shares issued and outstanding. Upon the Closing of the transactions contemplated by the Business Combination Agreement, the public shareholders of Cohn Robbins will then hold 56,304,000 Swiss NewCo Class B Shares, and the holders of Cohn Robbins Warrants will have the right to exercise their 27,600,000 Swiss NewCo Public Warrants into 31,280,000 Swiss NewCo Class B Shares.

•

If we assume that 80% of the outstanding Cohn Robbins Class A Shares are redeemed (the maximum redemption amount for the bonus Cohn Robbins Class A Shares), then the Class B Exchange Ratio will be 1.40, and, immediately prior to the Closing of the transactions contemplated by the Business Combination Agreement, there will be 16,560,000 Cohn Robbins Class A Shares outstanding. Upon the Closing of the transactions contemplated by the Business Combination Agreement, the public shareholders of Cohn Robbins will hold 23,184,000 Swiss NewCo Class B Shares, and the holders of Cohn Robbins Public Warrants will have the right to exercise their 27,600,000 Swiss NewCo Public Warrants into 38,640,000 Swiss NewCo Class B Shares.

Cohn Robbins has a minimum cash condition, which may make it more difficult for Cohn Robbins to complete the Business Combination as currently contemplated.

The Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on, among other things, the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any payment of any deferred underwriting commissions being held in the Trust Account or any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million.

There can be no assurance that SAZKA Entertainment would waive the Available Cohn Robbins Cash Condition. If such condition is neither met, nor waived by SAZKA Entertainment, then, pursuant to the terms of the Business Combination Agreement, the proposed Business Combination would not be consummated. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. Such estimated per share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022 by 82,800,000 Cohn Robbins Class A Shares outstanding.

Cohn Robbins does not know how many of its shareholders may exercise their redemption rights, thereby depleting the amount in its Trust Account. In addition, if a larger number of shares are submitted for redemption than initially expected, Cohn Robbins may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account.

EXTRAORDINARY GENERAL MEETING OF COHN ROBBINS’ SHAREHOLDERS

This proxy statement/prospectus is being provided to Cohn Robbins’ shareholders as part of a solicitation of proxies by the Cohn Robbins Board for use at the General Meeting of Cohn Robbins’ shareholders to be held on [●], 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●], 2022 to all shareholders of record of Cohn Robbins as of July 11, 2022, the record date for the General Meeting for Cohn Robbins’ shareholders that hold their shares in “street name.” For “street name” shareholders, all shareholders of record who owned Cohn Robbins Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the General Meeting. On the record date, there were 82,800,000 Cohn Robbins Ordinary Shares outstanding. Cohn Robbins’ shareholders that hold their shares in registered form on the day of the General Meeting are entitled to vote their shares at the General Meeting.

Date, Time and Place of General Meeting

The General Meeting of Cohn Robbins’ shareholders will be held on [●], 2022 at [●] a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, New York 10001, and via a live webcast at www.cstproxy.com/cohnrobbins/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

We intend to hold the General Meeting in person as well as virtually, via a live webcast at www.cstproxy.com/cohnrobbins/2022. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location. We plan to announce any such updates on our proxy website at www.cstproxy.com/cohnrobbins/2022, and we encourage you to check this website prior to the meeting if you plan to attend.

To attend the meeting virtually please visit www.cstproxy.com/cohnrobbins/2022 and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Proposals at the General Meeting

At the General Meeting, Cohn Robbins’ shareholders will vote on the following proposals:

1.

Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination; and

2.

Adjournment Proposal — a proposal to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

Registering for the General Meeting

Any stockholder wishing to attend the General Meeting virtually should register for the General Meeting by [●], 2022 at www.cstproxy.com/cohnrobbins/2022. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of Cohn Robbins shares:

1.

If your shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to www.cstproxy.com/cohnrobbins/2022, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

2.

Beneficial stockholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the General Meeting. After contacting Continental Stock Transfer and Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer and Trust Company at least five (5) business days prior to the General Meeting date in order to ensure access.

THE COHN ROBBINS BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS

Voting Power; Record Date

As a shareholder of Cohn Robbins, you have a right to vote on certain matters affecting Cohn Robbins. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder that holds your shares in “street name,” you will be entitled to vote or direct votes to be cast at the General Meeting if you owned Cohn Robbins Ordinary Shares at the close of business on July 11, 2022, which is the record date for the General Meeting. You are entitled to one (1) vote for each Cohn Robbins Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” through a bank, broker or other nominee, or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 103,500,000 Cohn Robbins Ordinary Shares outstanding, of which 82,800,000 are Cohn Robbins Class A Shares and 20,700,000 are Founder Shares held by the Cohn Robbins Initial Shareholders (including Founder Shares transferred by Cohn Robbins Sponsor in the amount of 40,000 Founder Shares to each of the Independent Directors, for a total of 160,000 Founder Shares transferred). For the avoidance of doubt, the record date does not apply to Cohn Robbins’ shareholders that hold their shares in registered form and are registered as shareholders in Cohn Robbins’ register of members. Cohn Robbins’ shareholders that hold their shares in registered form are entitled to one (1) vote on each proposal presented at the General Meeting for each Cohn Robbins Ordinary Share held on the record date of the General Meeting.

Vote of the Cohn Robbins Initial Shareholders and Other Directors and Officers of Cohn Robbins

Prior to Cohn Robbins’ initial public offering, Cohn Robbins entered into agreements with the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, pursuant to which each agreed to vote any Cohn Robbins Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, including Cohn

Robbins Sponsor, as it relates to the Founder Shares and any other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins and the requirement to vote all of the Founder Shares and such other public shares held by the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus. As of the record date, the Cohn Robbins Initial Shareholders and the other current directors and officers of Cohn Robbins own 20,700,000 Founder Shares, representing 20% of the Cohn Robbins Ordinary Shares then outstanding and entitled to vote at the General Meeting.

Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins have entered into a letter agreement with Cohn Robbins, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Cohn Robbins fails to complete its initial business combination within 24 months from the closing of its initial public offering. However, if Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to complete its initial business combination within the allotted 24-month time period.

The Cohn Robbins amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Cohn Robbins Class A Shares one day after the Closing of the Business Combination, at a one-to-one conversion rate that entitles the holders of such Founder Shares to own an additional 20,700,000 Cohn Robbins Class A Shares. However, Cohn Robbins Sponsor has agreed to waive such conversion adjustment and the 20,540,000 Founder Shares held by Cohn Robbins Sponsor prior to the Closing of the Business Combination will be exchanged for 17,253,600 Cohn Robbins Class A Shares immediately prior to the SPAC Merger and the remaining 160,000 Founder Shares held by certain of Cohn Robbins’ directors shall be converted into a number of Cohn Robbins Class A Shares equal to (x) 160,000, divided by (y) the Class B Exchange Ratio.

Quorum and Required Vote for Proposals for the General Meeting

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, a Cohn Robbins shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/cohnrobbins/2022) at the General Meeting will not be counted towards the number of Cohn Robbins Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal or the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal or the Adjournment Proposal. The Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins have agreed to vote any Cohn Robbins Ordinary Shares (including Founder Shares and any other public shares of Cohn Robbins as of the record date) owned by them in favor of the Business Combination and the transactions contemplated thereby (including by voting in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus).

Aside from the votes cast by the Cohn Robbins Initial Shareholders, at least 48,300,000 votes will be required to approve the Business Combination Proposal.

One or more shareholders who together hold a majority of the issued and outstanding Cohn Robbins Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins, who currently own 20% of the issued and outstanding Cohn Robbins Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting, 51,750,001 Cohn Robbins Ordinary Shares would be required to achieve a quorum.

The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Cohn Robbins will not consummate the Business Combination. If Cohn Robbins does not consummate the Business Combination and fails to complete an initial business combination by September 11, 2022 (unless such date is extended), Cohn Robbins will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders.

Recommendation to Cohn Robbins’ Shareholders

The Cohn Robbins Board believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Cohn Robbins and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the Cohn Robbins Board in favor of approval of the Business Combination Proposal, you should keep in mind that Cohn Robbins Sponsor and certain members of the Cohn Robbins Board and officers of Cohn Robbins have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the General Meeting, including the Business Combination Proposal. These interests include, among other things:

1.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed not to redeem any Cohn Robbins Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

2.

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $249,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting;

3.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022, and, in the event Cohn Robbins fails to complete an initial business combination by September 11, 2022, the Founder Shares would have no value;

4.	the Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins;

5.

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022. The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting;

6.

on September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

7.

in connection with the PIPE Financing, the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio, whereas, in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

8.

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

9.

the right of Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins to receive Swiss NewCo Shares, subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any shares issued in connection with the PIPE Financing);

10.	the anticipated designation by Cohn Robbins of Clifton S. Robbins as a director of Swiss NewCo following the Business Combination;

11.	the continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination;

12.

Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022, pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

13.

if the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

14.

(i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal or the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the General Meeting.

Voting Your Shares — Shareholders of Record

If you hold your shares in “street name” and are a Cohn Robbins shareholder of record, you may vote by mail or in person at the General Meeting. Each Cohn Robbins Ordinary Share that you own in your name entitles you to one (1) vote on each of the proposals for the General Meeting. Your one (1) or more proxy cards show the number of Cohn Robbins Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed pre-paid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one (1) proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Cohn Robbins Ordinary Shares will be voted as recommended by the Cohn Robbins Board. The Cohn Robbins Board recommends voting “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●]a.m., New York City time, on [●], 2022.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Cohn Robbins can be sure that the broker, bank or nominee has not already voted your Cohn Robbins Ordinary Shares.

Voting Virtually at the Meeting: If your shares are registered in your name with Continental Stock Transfer and Trust Company and you attend the General Meeting and plan to vote virtually, you must visit www.cstproxy.com/cohnrobbins/2022, enter the 12-digit control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. See “— Attending the General Meeting” below for more details.

Attending the General Meeting

Only Cohn Robbins’ shareholders on the record date (if the shares are held in “street name”) or their legal proxy holders may attend the General Meeting. To be admitted to the General Meeting, you will need a form of photo identification and valid proof of ownership of Cohn Robbins Ordinary Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one (1) proxy holder to attend on their behalf. Shareholders that hold their shares in registered form on the record date of the General Meeting are entitled to attend and vote at the General Meeting.

Beneficial stockholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the General Meeting date in order to ensure access.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the General Meeting or at the General Meeting by doing any one of the following:

1.	you may send another proxy card with a later date;

2.	you may notify Cohn Robbins’ Secretary in writing before the General Meeting that you have revoked your proxy; or

3.	you may attend the General Meeting, revoke your proxy, and vote in person (including by virtual means), as indicated above.

No Additional Matters

The General Meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under the Cohn Robbins amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting, no other matters may be considered at the General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Cohn Robbins Ordinary Shares, you may call Morrow Sodali, Cohn Robbins’ proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, any holders of Cohn Robbins public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Cohn Robbins’ initial public offering and a portion of the proceeds from the sale of the Private Placement Warrants (calculated as of two (2) business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $829.1 million as of June 30, 2022, the estimated per share redemption price would have been approximately $10.01.

If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

In order to exercise your redemption rights, you must:

1.	if you hold Cohn Robbins Public Units, separate the underlying Cohn Robbins Class A Shares and Cohn Robbins Public Warrants;

2.

prior to 5:00 p.m., New York City time, on [●], 2022 (two (2) business days before the scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Cohn Robbins redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: [●]

and

3.

deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two (2) business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two (2) weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a record date holder in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two (2) business days prior to the initially scheduled vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Cohn Robbins Public Units must separate the underlying Cohn Robbins Class A Shares and Cohn Robbins Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold Cohn Robbins Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Cohn Robbins Class A Shares and Cohn Robbins Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the Cohn Robbins Class A Shares from the Cohn Robbins Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Cohn Robbins Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Cohn Robbins Class A Shares and Cohn Robbins Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Cohn Robbins Public Units. While this is typically done electronically on the same business day, you should allow at least one (1) full business day to accomplish the separation. If you fail to cause your Cohn Robbins Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $829.1 million as of June 30, 2022. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Cohn Robbins amended and restated memorandum and articles of association. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. The estimated per share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.” Cohn Robbins’ shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Cohn Robbins’ Shareholders—Redemption Rights” in order to properly redeem their public shares.

With respect to redemption rights, holders of Cohn Robbins Class B Shares have different incentives than holders of Cohn Robbins Class A Shares with respect to the completion of any proposed business combination (including the Business Combination) and/or the exercise of any right to redeem. In particular, holders of Cohn Robbins Class B Shares are not entitled to participate in any redemption with respect to such shares. The value of the Cohn Robbins Class B Shares is dependent on the consummation of an initial business combination. In the event no initial business combination is consummated by September 11, 2022 (unless extended pursuant to Cohn Robbins’ amended and restated amended and restated memorandum and articles of association), the

Cohn Robbins Class B Shares would be rendered valueless. Holders of Cohn Robbins Class A Shares, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed shares even if an initial business combination is not completed. Therefore, the interests of holders of Cohn Robbins Class A Shares and Cohn Robbins Class B Shares may not be aligned. Holders of Cohn Robbins Class A Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination.

Prior to exercising redemption rights, Cohn Robbins’ shareholders should verify the market price of the Cohn Robbins Class A Shares, as shareholders may receive higher proceeds from the sale of their Cohn Robbins Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Cohn Robbins Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Cohn Robbins Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Cohn Robbins Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Swiss NewCo Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Swiss NewCo, if any. You will be entitled to receive cash for your Cohn Robbins Class A Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Cohn Robbins does not consummate an initial business combination by September 11, 2022, Cohn Robbins will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders and all of Cohn Robbins’ Warrants will expire worthless.

None of the holders Cohn Robbins Ordinary Shares or Cohn Robbins Warrants have appraisal rights in connection the Business Combination under the Companies Act. Cohn Robbins’ shareholders may be entitled to give notice to Cohn Robbins prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Cohn Robbins Ordinary Shares if they follow the procedures set forth in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is the view of the Cohn Robbins Board that such fair market value would equal the amount which Cohn Robbins’ shareholders would obtain if they exercise their redemption rights as described herein.

Appraisal rights are not available to SAZKA Shareholders in connection with the Business Combination.

Proxy Solicitation Costs

Cohn Robbins is soliciting proxies on behalf of the Cohn Robbins Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Cohn Robbins has engaged Morrow Sodali to assist in the solicitation of proxies for the General Meeting. Cohn Robbins and its directors, officers and employees may also solicit proxies in person. Cohn Robbins will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Cohn Robbins will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Cohn Robbins will pay Morrow Sodali a fee of $45,000, plus disbursements and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Cohn Robbins’ proxy solicitor. Cohn Robbins will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Cohn Robbins’ shareholders. Directors, officers and employees of Cohn Robbins who solicit proxies will not be paid any additional compensation for soliciting.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations to U.S. Holders

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Cohn Robbins securities that either (i) participate in the Business Combination, including of owning and disposing of Swiss NewCo Shares, or (ii) elect to have their Cohn Robbins Ordinary Shares redeemed for cash. This discussion addresses only those holders of Cohn Robbins securities that hold their Cohn Robbins securities as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	Cohn Robbins Sponsor or its officers or directors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent (5%) or more of our voting shares or five percent (5%) or more of the total value of any class of Cohn Robbins Ordinary Shares;

•

persons that acquired Cohn Robbins securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold Cohn Robbins securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; and

•	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare equivalent tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service of the U.S. (the “IRS”) regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds our securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships holding any of our securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of Cohn Robbins securities or Swiss NewCo securities (as the case may be) who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Business Combination to U.S. Holders

Effects of the SPAC Merger to U.S. Holders

The U.S. federal income tax consequences of the Business Combination will depend primarily upon whether the SPAC Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the SPAC Merger, Cohn Robbins will merge with and into DE Merger Sub and its separate corporate existence shall cease. Immediately after the SPAC Merger, Swiss NewCo will, for U.S. federal income tax purposes, own the same assets and be subject to the same liabilities as Cohn Robbins immediately prior to the SPAC Merger because DE Merger Sub is disregarded as an entity separate from Swiss NewCo for U.S. federal income tax purposes, and will have the same shareholders as Cohn Robbins did immediately prior to the SPAC Merger.

It is intended that the SPAC Merger qualify as an F Reorganization. Assuming that the SPAC Merger qualifies as an F Reorganization, U.S. Holders of Cohn Robbins securities will generally not recognize gain or loss for U.S. federal income tax purposes on the SPAC Merger. The remaining discussion under this section assumes that the SPAC Merger qualifies as an F Reorganization.

All holders considering exercising redemption rights with respect to their Cohn Robbins Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the SPAC Merger and an exercise of redemption rights.

Basis and Holding Period Considerations

Assuming that the SPAC Merger qualifies as an F Reorganization: (i) the adjusted tax basis of a U.S. Holder in the Swiss NewCo Shares received in the SPAC Merger will equal such U.S. Holder’s adjusted tax basis in the Cohn Robbins Ordinary Shares surrendered in exchange therefor, (ii) the adjusted tax basis of a U.S. Holder in the Swiss NewCo Public Warrants received in the SPAC Merger will equal such U.S. Holder’s adjusted tax basis in the Cohn Robbins Public Warrants surrendered in exchange therefor, and (iii) a U.S. Holder’s holding period in the Swiss NewCo securities received in the exchange will include such U.S. Holder’s holding period for the Cohn Robbins securities surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the Cohn Robbins Ordinary Shares may prevent the holding period of the Swiss NewCo Shares from commencing prior to the termination of such rights.

U.S. Federal Income Tax Considerations of Owning Swiss NewCo Shares and Swiss NewCo Public Warrants

Taxation of Dividends and Other Distributions on Swiss NewCo Shares

Subject to the PFIC rules discussed below, if Swiss NewCo makes a distribution of cash or other property to a U.S. Holder of Swiss NewCo Shares, such distribution (including amounts withheld to reflect Swiss withholding taxes) will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Swiss NewCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will generally be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Swiss NewCo Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Swiss NewCo Shares. Because Swiss NewCo does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by Swiss NewCo will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) Swiss NewCo Shares are readily tradable on an established securities market in the United States or (ii) Swiss NewCo is eligible for the benefits of the income tax treaty between the United States and Switzerland (the “Treaty”), in each case provided that Swiss NewCo is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the Cohn Robbins Ordinary Shares may prevent the holding period of the Swiss NewCo Shares from commencing prior to the termination of such rights. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Swiss NewCo Shares.

The amount of any dividend paid in Euro (including amounts withheld to reflect Swiss withholding taxes) will equal the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect at the time the dividend is actually or constructively received by the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of such dividend if such Swiss francs are converted into U.S. dollars on the date received by the U.S. Holder. If the Euro are not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Euro. Such foreign currency gain or loss, if any, will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any Euro received as a dividend on our common shares are not converted into U.S. dollars on the date of receipt.

A U.S. Holder may be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Swiss withholding taxes withheld by Swiss NewCo. To the extent a reduction or refund of the tax withheld is available to a U.S. Holder under Swiss law or under the Treaty, the amount of tax withheld that could have been reduced or that is refundable will not be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. Dividends will generally constitute foreign source “passive category income” for purposes of the foreign tax credit. The rules governing foreign tax credits are complex. U.S. Holders should consult their tax advisers concerning the foreign tax credit implications of Swiss withholding taxes.

Taxation on the Disposition of Swiss NewCo Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Swiss NewCo securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the securities so disposed.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. However, it is unclear whether the redemption rights with respect to the Cohn Robbins Ordinary Shares may prevent the holding period of the Swiss NewCo Shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to various limitations.

Exercise, Lapse or Redemption of a Swiss NewCo Public Warrant

Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Swiss NewCo Public Warrant. A Swiss NewCo Share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. It is unclear whether the U.S. Holder’s holding period for such Swiss NewCo Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Swiss NewCo Shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Swiss NewCo Shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the U.S. Holder’s holding period for the Swiss NewCo Shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the Swiss NewCo Shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant)) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Swiss NewCo Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Swiss NewCo expects a cashless exercise of warrants (including after Swiss NewCo provides notice of its intent to redeem warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if Swiss NewCo redeems Swiss NewCo Public Warrants for cash pursuant to the redemption provisions of the warrants or if Swiss NewCo purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Taxation on the Disposition of Swiss NewCo Securities.”

Possible Constructive Distributions

The terms of each Swiss NewCo Public Warrant provide for an adjustment to the number of Swiss NewCo Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable. However, the U.S. Holders of Swiss NewCo Public Warrants would be treated as receiving a constructive distribution from Swiss NewCo if, for example, the adjustment increases the warrant holders’ proportionate interest in Swiss NewCo’s assets or earnings and profits (e.g., through an increase in the number of Swiss NewCo Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of Swiss NewCo Shares that is taxable to the U.S. Holders of such Swiss NewCo Shares as a distribution as described above under “— Taxation of Dividends and Other Distributions on Swiss NewCo Shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Swiss NewCo equal to the fair market value of the increase in the interest.

PFIC Considerations

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (a “Look-Through Subsidiary”), is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined for based on fair market value and averaged quarterly over the year, including such foreign corporation’s pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income. Passive income generally includes dividends (excluding any dividends received from a Look-Through Subsidiary), interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

b.	PFIC Status of Swiss NewCo

Because Swiss NewCo’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which may be determined in large part by reference to the market price of the Swiss NewCo Shares from time to time, which could be volatile), there can be no assurance that Swiss NewCo will not be a PFIC for the taxable year ending on December 31, 2022 (the “Current Taxable Year”) or any future taxable year.

Additionally, although a foreign corporation’s PFIC status is determined annually, a determination that Cohn Robbins or Swiss NewCo is a PFIC for a taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC. Following the SPAC Merger, Swiss NewCo will be treated as the successor to Cohn Robbins for U.S. federal income tax purposes. As such, if Cohn Robbins was a PFIC during the holding period of a U.S. Holder, any Swiss NewCo Shares received in exchange for Cohn Robbins Ordinary Shares in the SPAC Merger (or on the exercise of Swiss NewCo Public Warrants exchanged for Cohn Robbins Public Warrants) may, in the absence of certain elections described below, be treated as stock of a PFIC, even if Swiss NewCo is not a PFIC for the Current Taxable Year

or future taxable years. Because it is a blank check company with no active business and earned interest on amounts in its Trust Account, it is likely that Cohn Robbins was a PFIC for the taxable year ending on December 31, 2021.

c.	Application of PFIC Rules

If Cohn Robbins or Swiss NewCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period in Swiss NewCo securities, then such holder will generally be subject to special rules (the “Default PFIC Regime”) unless, in the case of ordinary shares, the U.S. Holder made (i) a timely and effective QEF Election (as defined below) for Cohn Robbins’ or Swiss NewCo’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held ordinary shares (whether Cohn Robbins Ordinary Shares or Swiss NewCo Shares) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), (ii) a QEF Election along with a purging election or (iii) a “mark-to-market” election, each as described below under “QEF Election, Mark-to-Market Election and Purging Election.” The Default PFIC Regime applies with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Swiss NewCo Shares or Swiss NewCo Public Warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under the Default PFIC Regime:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Swiss NewCo Shares or Swiss NewCo Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the First PFIC Holding Year, will be taxed as ordinary income;

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the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXCHANGE OR REDEMPTION OF COHN ROBBINS ORDINARY SHARES AND COHN ROBBINS PUBLIC WARRANTS AND ON THE OWNERSHIP OR DISPOSITION OF SWISS NEWCO SHARES AND SWISS NEWCO PUBLIC WARRANTS, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election, Mark-to-Market Election and Purging Election

In general, a U.S. Holder may avoid the Default PFIC Regime with respect to its Swiss NewCo Shares (but not Swiss NewCo Public Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) with respect to such holder’s First PFIC Holding Year. A U.S. Holder that makes a QEF Election will include in income its pro rata share of Swiss NewCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Swiss NewCo’s taxable year ends if Swiss NewCo is treated as a PFIC for that taxable year. A U.S. Holder generally can make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF Election with respect to its Swiss NewCo Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Cohn Robbins or Swiss NewCo was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. If a U.S. Holder that exercises such warrants properly makes a QEF Election with respect to the newly acquired Swiss NewCo Shares, the QEF Election will apply to the newly acquired Swiss NewCo Shares (it is not clear how a previously made QEF Election that is in effect with respect to Swiss NewCo would apply to Swiss NewCo Shares subsequently acquired on the exercise of such warrants). Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF Election, will generally continue to apply with respect to such newly acquired Swiss NewCo Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election (discussed below).

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement (as defined in Section 1.1295-1(g) of the Treasury Regulations), to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election with respect to Swiss NewCo Shares, a U.S. Holder must receive a PFIC Annual Information Statement (as defined in Section 1.1295-1(g) of the Treasury Regulations) from Swiss NewCo. If Swiss NewCo determines that it is a PFIC for the Current Taxable Year, Swiss NewCo will endeavor to use commercially reasonable efforts to make available to U.S. Holders a PFIC Annual Information Statement with respect to the Current Taxable Year. However, there is no assurance that Swiss NewCo will have timely knowledge of its status as a PFIC in the future or that it will make available a PFIC Annual Information Statement. U.S. Holders are urged to consult their tax advisors with respect to any QEF Election previously made with respect to Cohn Robbins Ordinary Shares.

If a U.S. Holder has made a QEF Election with respect to Swiss NewCo Shares, and the special tax and interest charge rules do not apply to such shares (because the QEF Election was made in the U.S. Holder’s First PFIC Holding Year or a purging election (discussed below) was made), any gain recognized on the sale of Swiss NewCo Shares will generally be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders who make a QEF Election with respect to a PFIC are currently taxed on their pro rata shares of such PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF Election has been made will be increased by amounts that are included in taxable income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF Election has been made.

As noted above, a determination that Cohn Robbins or Swiss NewCo is a PFIC for a taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC. A U.S. Holder who makes the QEF Election for holder’s First PFIC Holding Year, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the qualified electing fund inclusion regime with respect to such shares for any taxable year of Swiss NewCo that ends within or with a taxable year of the U.S. Holder and in which Swiss NewCo is not a PFIC. However, if the QEF Election is not effective for each of Swiss NewCo’s taxable years in which Swiss NewCo is a PFIC (and, if applicable, was not effective for each of Cohn Robbins’ taxable years in which Cohn Robbins was a PFIC) and the U.S. Holder holds (or is deemed to hold) Swiss NewCo Shares, the Default PFIC Regime discussed above will continue to apply to such shares unless the holder makes a purging election (discussed below), and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF Election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes (or has made) a valid mark-to-market election with respect to Swiss NewCo Shares (or, if applicable, Cohn Robbins Ordinary Shares) for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Swiss NewCo Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that Swiss NewCo is treated as a PFIC the excess, if any, of the fair market value of its Swiss NewCo Shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Swiss NewCo Shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Swiss NewCo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which Swiss NewCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of Cohn Robbins Ordinary Shares or Swiss NewCo Shares under their particular circumstances.

Swiss NewCo Shares treated as stock of a PFIC under the Default PFIC Regime (including Swiss NewCo Shares received in exchange for Cohn Robbins Ordinary Shares that were so treated at the time of the SPAC Merger or on the exercise of Swiss NewCo Public Warrants exchanged for Cohn Robbins Public Warrants that were so treated at the time of the SPAC Merger) will continue to be treated as stock of a PFIC, including in taxable years in which Swiss NewCo ceases to be a PFIC, unless the applicable U.S. Holder makes a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which Cohn Robbins or Swiss NewCo, as applicable, is treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s Swiss NewCo Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

If Swiss NewCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Swiss NewCo receives a distribution from, or disposes of all or part of Swiss NewCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Swiss NewCo Shares should consult their own tax advisors concerning the application of the PFIC rules to Swiss NewCo Shares under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules discussed above, the U.S. federal income tax consequences to a U.S. Holder of ordinary shares that exercises its redemption rights to receive cash in exchange for all or a portion of its ordinary shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed above).

The redemption of ordinary shares will generally qualify as a sale of the ordinary shares that are redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. Under these tests, which are explained more fully below, it is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares.

For purposes of such tests, a U.S. Holder takes into account not only ordinary shares actually owned by such U.S. Holder but also ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares that could be acquired pursuant to the exercise of the warrants.

The redemption of ordinary shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the ordinary shares may not be treated as voting shares for this purpose, and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other ordinary shares. The redemption of ordinary shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in the respective entity. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ordinary shares, and the tax effects will be as described for distributions on Swiss NewCo Shares under “—Taxation of Dividends and Other Distributions on Swiss NewCo Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR ORDINARY SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE SPAC MERGER.

Material International Tax Considerations

Swiss Tax Considerations

The following summary sets forth the material Swiss tax consequences of receiving, owning and disposing of Swiss NewCo Shares and Swiss NewCo Public Warrants.

This summary is based upon Swiss tax laws and the practices of the Swiss tax authorities in effect on the date of this proxy statement/prospectus. Such laws and administrative practice are subject to change at any time, possibly with retroactive effect. The summary does not constitute tax advice and is intended only as a general guide. It is not exhaustive and shareholders should consult their own tax advisors about the Swiss tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of Swiss NewCo Shares and Swiss NewCo Public Warrants.

Business Combination

Subject to confirmation in Swiss tax rulings, the SPAC Merger should be regarded as a direct immigration merger and thus qualify as a tax-neutral transaction for Swiss tax purposes, including securities transfer tax and issuance stamp duty. The Acquisition Transfer and the PIPE Investment Amount should not have any direct Swiss tax consequences for the holders of Cohn Robbins Ordinary Shares and Cohn Robbins Warrants.

Swiss stamp issuance duty and securities transfer tax

Subject to a confirmation in a Swiss tax ruling, the Business Combination should be regarded as a direct immigration merger not subject to issuance stamp duty and securities transfer tax. In case of a negative tax ruling, an issuance stamp duty of 1% of the value of Cohn Robbins and/or SAZKA Entertainment will be payable by Swiss NewCo and a securities transfer tax of up to 0.15% or 0.30% may be payable in respect of the exchange of Cohn Robbins Ordinary Shares into Swiss NewCo Shares by a Swiss or Liechtenstein securities dealer within the meaning of Swiss Federal Stamp Duty Act involved in the transaction as a party or an intermediary.

As a result of the PIPE Investment Amount being contributed to Swiss NewCo, a stamp duty of 1% of the PIPE Investment Amount will be payable by Swiss NewCo.

Subject to confirmation in a Swiss tax ruling the exchange of Cohn Robbins Warrants for Swiss NewCo Public Warrants is not subject to Swiss securities transfer tax.

Swiss Withholding Tax

The SPAC Merger is not subject to Swiss withholding tax. The amount of capital contribution reserves (Kapitaleinlagereserven) in connection with the Business Combination is subject to confirmation in a Swiss tax ruling.

Swiss Income Taxes

a.	Holders of Cohn Robbins Ordinary Shares and Cohn Robbins Warrants resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder who is not a resident of Switzerland for Swiss tax purposes and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes will not be subject to any Swiss federal, cantonal or communal income tax as a result of the Business Combination.

b.	Swiss resident individual holders holding Cohn Robbins Ordinary Shares and Cohn Robbins Warrants as private investments

For a holder who is an individual resident in Switzerland for tax purposes and who holds Cohn Robbins Ordinary Shares and Cohn Robbins Warrants as a private investment, the exchange of Cohn Robbins Ordinary Shares for Swiss NewCo Shares and cash payments for fractional shares should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax, as long as the sum of the Swiss NewCo share capital and capital contribution reserves and cash payments for fractional shares from Swiss NewCo does not exceed the sum of the share capital and contribution reserves (to the extent equivalent to qualifying Swiss capital contribution reserves) of Cohn Robbins and Swiss NewCo before the SPAC Merger. The excess is generally subject to Swiss federal, cantonal and communal income tax.

The exchange of Cohn Robbins Warrants for Swiss NewCo Public Warrants should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax.

c.	Cohn Robbins Ordinary Shares and Cohn Robbins Warrants held as assets of a Swiss business

For a holder who holds Cohn Robbins Ordinary Shares as part of a trade or business carried on in Switzerland, the exchange of Cohn Robbins Ordinary Shares for Swiss NewCo Shares should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant tax book value of the shares is maintained (and the US HoldCo shares are booked by Swiss NewCo maximum at the respective net asset value of the US HoldCo). Cash payments for fractional shares are included as taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. Participation relief (Beteiligungsabzug) may apply, provided the respective criteria are met. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.

Holders who hold Cohn Robbins Warrants as part of a trade or business carried on in Switzerland should recognize taxable gain or loss for the purposes of Swiss federal, cantonal and communal income tax to the extent the tax book value of Swiss NewCo Public Warrants exceeds or is lower, respectively, than the tax book value of Cohn Robbins Warrants. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.

Execution of Swiss NewCo Public Warrants

Swiss Securities Transfer Tax

The execution of Swiss NewCo Public Warrants into Swiss NewCo Class B Shares may trigger Swiss securities transfer tax of up to 0.15% if a Swiss or Liechtenstein securities dealer within the meaning of Swiss Federal Stamp Duty Act is involved in the transaction as a party or an intermediary. Any Swiss securities transfer tax triggered in connection with the execution of the Swiss NewCo Public Warrants will be borne by the Swiss NewCo.

Holding Swiss NewCo Shares

Swiss Withholding Tax

Under present Swiss tax law, dividends and similar cash or in-kind distributions made by the Swiss NewCo to a holder of Swiss NewCo Shares (including liquidation proceeds and bonus shares) are subject to Swiss federal withholding tax (the “Withholding Tax”), currently at a rate of 35% (applicable to the gross amount of taxable distribution). Swiss NewCo is obliged to deduct the Withholding Tax from the gross amount of any taxable distribution and to pay the tax to the Swiss Federal Tax Administration within 30 days of the due date of such distribution, unless a notification procedure applies (notification procedure does not apply to portfolio holdings). The repayment of the par value of the Swiss NewCo Shares and any repayment of qualifying additional paid-in capital (capital contribution reserves, Reserven aus Kapitaleinlagen), within the limitations accepted by the legislation in force when such dividend becomes due and the respective administrative practice, are not subject to the Withholding Tax. Provided that Swiss NewCo is not listed on a Swiss stock exchange, Swiss NewCo will not be subject to restrictions on the payment of dividends out of capital contribution reserves applicable to Swiss listed companies. Provided that Swiss NewCo has sufficient capital contribution reserves, the non-Swiss listed Swiss NewCo can decide whether to distribute a dividend out of capital contributions reserves free of the Withholding Tax and/or out of profit/retained earnings/non-qualifying reserves subject to the Withholding Tax.

Capital gains realized on the sale of Swiss NewCo Shares are not subject to the Withholding Tax (other than in case of a sale to Swiss NewCo (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of Swiss NewCo share capital, (iii) if the repurchased Swiss NewCo Shares are not resold within the applicable time period after the repurchase, if and to the extent the repurchase price less the nominal value of the repurchased Swiss NewCo Shares is not booked against confirmed capital contribution reserves (“Taxable Repurchase”)) or (iv) the repurchase price exceeds the fair market value of the repurchased shares.

Swiss resident individuals who hold their Swiss NewCo Shares as private assets (“Resident Private Shareholders”) and who, among other things, are also the beneficial owners of the Swiss NewCo Shares and the dividends or the other distributions made or paid by Swiss NewCo on the Swiss NewCo Shares are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes who hold their Swiss NewCo Shares as business assets, (ii) corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Swiss NewCo Shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities (collectively, “Domestic Commercial Shareholders”) and who, among other things, are also the beneficial owners of the Swiss NewCo Shares and the dividends or the other distributions made or paid by Swiss NewCo on the Swiss NewCo Shares are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they, inter alia, duly report the underlying income in their income statements or income tax return, as the case may be.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Withholding Tax if the country in which such recipient resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of Swiss NewCo Shares and the procedures for claiming a refund of the Withholding Tax.

A holder of Swiss NewCo Shares who is a resident of the U.S. for purposes of the U.S.-Swiss Double Taxation Treaty without a trade or business carried on through a permanent establishment in Switzerland to whom the shares are attributable or who is a qualified U.S. pension fund and who, in each case, is also the beneficial owner of the shares and the dividend or other distribution and who meets the conditions of the U.S.-Swiss Double Taxation Treaty may, if the holder is a qualified U.S. pension fund, apply for a full refund of the Withholding Tax; if the holder is a corporation owning at least 10% of Swiss NewCo voting rights apply for a refund of the Withholding Tax withheld in excess of the 5% reduced treaty rate; and, in all other cases, apply for a refund of the Withholding Tax withheld in excess of the 15% treaty rate. The claim for a refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms, together with the form providing instructions, may be obtained from the Swiss embassy or any Swiss consulate general in the U.S., the Swiss Federal Tax Administration at the address below or may be downloaded from the Swiss Federal Tax Administration’s website. Four copies of the form must be duly completed and then signed before a notary public of the U.S. and three of them must then be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003 Bern, Switzerland. The form must be accompanied by suitable evidence demonstrating the deduction of the Withholding Tax, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the Withholding Tax became payable.

Swiss Federal Stamp Taxes

Secondary market dealings in Swiss NewCo Shares are subject to Swiss securities transfer tax at an aggregate rate of 0.15% of the consideration paid for such Swiss NewCo Shares, however, only if a bank or other securities dealer in Switzerland or Liechtenstein, as defined in the Swiss Federal Stamp Tax Act (Stempelabgabengesetz), is a party or an intermediary to the transaction and no exemption applies. Subject to applicable statutory exemptions in respect of the parties to a transaction, generally half of the tax is charged to each of the parties.

Swiss Income Taxes

a.	Non-Resident Shareholders

Non-Resident Shareholders are not subject to any Swiss federal, cantonal or communal income tax on dividend payments and similar distributions because of the mere holding of Swiss NewCo Shares. The same generally applies for capital gains on the sale of Swiss NewCo Shares. For Withholding Tax consequences, see “—Swiss Tax Considerations—Holding Swiss NewCo Shares—Swiss Withholding Tax.”

b.	Resident Private Shareholders and Domestic Commercial Shareholders

Resident Private Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares or Taxable Repurchases of Swiss NewCo Shares as described above), which are not repayments of the par value of Swiss NewCo Shares or which are not made out of confirmed capital contribution reserves, are required to report such distributions in their individual income tax returns. A gain or a loss by Resident Private Shareholders realized upon the sale or other disposition of Swiss NewCo Shares to a third party will generally be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be.

Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares) are required to recognize such payments in their income statements for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the dividends) for such period. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (Beteiligungsabzug), if, inter alia, Swiss NewCo Shares held have a market value of at least CHF 1 million. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency.

Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of Swiss NewCo Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of Swiss NewCo Shares) for such taxation period.

Swiss Wealth Tax and Capital Tax

a	Non-Resident Shareholders

Non-Resident Shareholders holding Swiss NewCo Shares are not subject to cantonal and communal wealth or annual capital tax because of the mere holding of Swiss NewCo Shares.

b.	Resident Private Shareholders

Resident Private Shareholders are required to report the market value of their Swiss NewCo Shares at the end of each tax period as part of their private wealth, which is subject to cantonal and communal wealth tax.

c.	Domestic Commercial Shareholders

Domestic Commercial Shareholders are required to report their Swiss NewCo Shares as part of their business wealth or taxable capital, as defined in the applicable cantonal and communal tax laws, which is subject to cantonal and communal wealth or annual capital tax.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Swiss Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have been, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of specialty (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral and bilateral agreements and the implementing laws of Switzerland, Switzerland collects data in respect of financial assets, which may include Swiss NewCo Shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in a treaty state since 2017, and exchanges it since 2018. Switzerland has signed and is expected to sign AEOI agreements with other countries. A list of such agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance.

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of U.S. Foreign Account Tax Compliance Act. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, but instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the U.S. entered into force allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on non-consenting non-participating financial institutions.

On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the United States on changing the current direct-notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information of Swiss NewCo has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. No management adjustments by Swiss NewCo’s management have been included by Swiss NewCo and, therefore, only transaction accounting adjustment are included in the following unaudited pro forma condensed combined financial information and presents the combination of the historical financial information of Cohn Robbins and SAZKA Entertainment adjusted to give effect to the Business Combination and the PIPE Financing pursuant and the other related events contemplated by the Business Combination Agreement (collectively, the “Transaction”).

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of SAZKA Entertainment prepared in accordance with International Financial Reporting Standards as issued by IFRS and the historical financial statements of Cohn Robbins, adjusted to give effect to the Business Combination Agreement (including the transactions contemplated therein), the PIPE Financing and the transaction with Primrose. Cohn Robbins historically prepared its financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Cohn Robbins’ historical financial information to IFRS and its reporting currency to euros.

SAZKA Entertainment was established on November 11, 2020. Following the reorganization on March 17, 2021, SAZKA Entertainment is the new holding company of the SAZKA Group a.s. This common control transaction has been retrospectively applied to the consolidated financial statements as of December 31, 2021 and for the year then ended.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2021 has been prepared using and combining, and should be read in conjunction with, the following:

•	Cohn Robbins’ historical financial statements as of December 31, 2021 as included elsewhere in this proxy statement/prospectus; with

•	SAZKA Entertainment’s historical consolidated financial statements as of December 31, 2021, as included elsewhere in this proxy statement/prospectus; and

•	giving effect to the Transaction as if it had been consummated as of December 31, 2021.

The following unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2021 has been prepared using and combining, and should be read in conjunction with, the following:

•	Cohn Robbins’ historical financial statements for the year ended December 31, 2021, as included elsewhere in this proxy statement/prospectus;

•	SAZKA Entertainment’s historical consolidated financial statements for the year ended December 31, 2021, as included elsewhere in this proxy statement/prospectus; and

•	giving effect to the Transaction, as if it had been consummated as of January 1, 2021.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined companies’ financial condition or results of operations would have been had the Transaction been completed as of the dates indicated. The unaudited pro forma combined condensed financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information.

Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of SAZKA Entertainment and Cohn Robbins have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. For more information, please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, SAZKA Entertainment historical consolidated financial statements and accompanying notes and audited financial statements and related notes of Cohn Robbins and other financial information included elsewhere in this proxy statement/prospectus.

Pre-Closing Transaction

On January 20, 2022, Swiss NewCo, Primrose, KKCG, SAZKA Entertainment and SAZKA Group entered into the Apollo Side Letter, pursuant to which, among other things, SAZKA Entertainment, Swiss NewCo and Primrose shall negotiate in good faith to execute the Definitive Agreement as set forth and reflecting the provisions contained in the Apollo Term Sheet. Pursuant to the Apollo Term Sheet, on the Closing Date, in connection with the Transaction, Swiss NewCo will repurchase of all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for (i)(a) €323,000,000 in cash plus (b) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on such convertible preferred shares held by Primrose accruing pursuant to their terms after September 30, 2021 through the Closing Date, and (ii) the Convertible Notes in an amount equal to (1) €322 million less (2) the amount of any extraordinary dividends paid in respect of the convertible preferred shares held by Primrose after January 20, 2022 and prior to the Closing Date, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter, the Apollo Term Sheet and the Definitive Agreement (as applicable). The Convertible Notes will mature on the date that is three (3) years after the Closing Date and will bear an interest of 6.50% per annum. At any time after the Closing Date, holders of the Convertible Notes will have option to convert Convertible Notes into Swiss NewCo Class B Shares.

Description of the Transaction

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Transaction, among other things, shareholders of each of Cohn Robbins and SAZKA Entertainment will exchange their securities in those entities for securities of Swiss NewCo. To effectuate the Transaction and related transactions contemplated by the Business Combination Agreement (and described therein), among other things and subject to the terms and conditions therein, the Business Combination Agreement provides that:

i. KKCG will transfer all the Company Common Stock (as defined below), and the PIPE Investors will transfer the PIPE Investment Amount, to the Exchange Agent;

ii. Cohn Robbins will undergo the SPAC Merger;

iii. at the Merger Effective Time, (a) each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued Swiss NewCo Class B Shares equal to the Merger Consideration and (b) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each Cohn Robbins Warrant, to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to the Warrant Agreement;

iv. in connection with the SPAC Merger, US HoldCo will issue membership interests to the Exchange Agent and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b) the Exchange Share Consideration and (c) 35,700,000 Swiss NewCo Class B Shares, of which 30,300,000 are subject to adjustment upwards by the Class B Exchange Ratio;

v. following its receipt of such shares (as described above), the Exchange Agent will distribute the Merger Share Distribution to non-redeeming Cohn Robbins shareholders participating in the Transaction, after which the Liquidations will occur; and

vi. following the Merger Share Distribution and the Liquidations, the Exchange Agent will (a) effectuate the Acquisition Transfer and the PIPE Investment Amount to Swiss NewCo as an equity contribution into the capital contribution reserves of Swiss NewCo, and (b) deliver (x) to KKCG, the Exchange Share Consideration (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and the KKCG Cash Consideration, and (y) to the PIPE Investors, the PIPE Subscribed Shares.

At or substantially concurrently with the Closing Date, Swiss NewCo will distribute Available Cohn Robbins Cash in the following order of priority: (i) first, to pay Transaction Expenses, (ii) second, paid to Primrose the Primrose Cash Distribution, (iii) third, paid as the KKCG Cash Consideration, to KKCG up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a) Net Minimum Cash, multiplied by (b) the fraction 3/2 (c) less the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG.

PIPE Financing

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Subscription Agreements with certain third-party investors and Cohn Robbins Sponsor, pursuant to which such PIPE Investors agreed to purchase from Swiss NewCo, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, a number of Swiss NewCo Class B Shares equal to (x) an aggregate amount of Base Shares (as defined in the Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio (between 1.08 and 1.13, depending on the number of redemptions (the maximum Class B Exchange Ratio at the maximum level of redemptions assuming the Available Cohn Robbins Cash Condition is met)) and (ii) in the case of Cohn Robbins Sponsor, 1.08, for aggregate gross proceeds of $353 million, in private placements to be issued substantially concurrently with the Closing of the Transaction. The Swiss NewCo Class B Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Swiss NewCo will grant the Third-Party PIPE Investors certain customary registration rights in connection with the PIPE Financing, including demand and piggyback rights for any large Third-Party PIPE Investors that satisfy the ownership thresholds set forth in their applicable Subscription Agreements. The PIPE Financing is contingent upon, among other things, the Closing of the Transaction.

Anticipated Accounting for the Business Combination

Cohn Robbins is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash on the Trust Account. Therefore, the Business Combination will be accounted for under IFRS 2 (Share-based Payment) as it relates to the stock exchange listing service received and under other relevant standards for cash acquired, replacement of warrants or other assets acquired and liabilities assumed. Under this method of accounting, there is no acquisition and no recognition of goodwill. Cohn Robbins will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the following assumptions:

•	KKCG will hold a majority of the voting power of the Swiss NewCo;

•	SAZKA Entertainment’s operations will comprise the ongoing operations of Swiss NewCo;

•	KKCG’s designees will comprise a majority of the governing body of Swiss NewCo; and

•	SAZKA Entertainment’s senior management will comprise the senior management of Swiss NewCo.

In accordance with IFRS 2, the differences in the fair value of the consideration (i.e., shares issued by Swiss NewCo) for the acquisition of Cohn Robbins over the fair value of the identifiable net assets of Cohn Robbins will represent a service for the listing of the Swiss NewCo and be recognized as a share-based payment expense. The consideration for the acquisition of Cohn Robbins was determined using the closing prices of Cohn Robbins Class A Shares (taking into consideration the different conversion ratios of the Cohn Robbins shares into the Swiss NewCo shares for different holder / Classes). The Cohn Robbins Public and Private Placement Warrants are assumed to be part of the Business Combination and are assumed as a part of the identifiable net assets of Cohn Robbins. The replacement of warrants is then separately accounted for under IFRS 9. As we expect the fair value of Cohn Robbins Public and Private Placement Warrants to have the same fair value as those of Swiss NewCo Public Warrants as the Closing Date, no material impact into Profit or Loss is expected.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and for informational purposes only.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2021 and the unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2021 are based on the historical financial statements of SAZKA Entertainment and Cohn Robbins.

SAZKA Entertainment and Cohn Robbins did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial position as of December 31, 2021, assumes that the Transaction occurred on December 31, 2021. The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2021, presents pro forma effect to the Transaction as if it had been completed on January 1, 2021, the beginning of the period presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transaction. Any cash proceeds remaining after the consummation of the Transaction and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes and are presented as cash in the pro forma condensed combined statement of financial position.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that none of Cohn Robbins’ public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that Cohn Robbins public shareholders holding 33,125,487 Cohn Robbins Class A Shares will exercise their redemption rights. Swiss NewCo’s obligations under the Business Combination Agreement are subject to certain customary closing conditions, including the Available Cohn Robbins Cash Condition. The closing conditions in the Business Combination Agreement are solely for the benefit of the parties thereto. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition is still met.

Adjustments presented in unaudited pro forma condensed financial information and described in Note 1 for Scenario 1 – Assuming No Redemptions are also relevant for Scenario 2 – Assuming Maximum Redemptions. Where the impact on Scenario 2 – Assuming Maximum Redemptions is changing any amount of such adjustment, additional adjustments in Scenario 2 – Assuming Maximum Redemptions are presented.

The foregoing scenarios are for illustrative purposes only as Cohn Robbins does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by Cohn Robbins’ public shareholders that may actually occur.

The following table summarizes the unaudited pro forma Swiss NewCo Shares issued, as of December 31, 2021, under the two redemption scenarios presented above:

	Assuming No Redemptions			Assuming Maximum Redemptions(4)
	Shares	% Voting Rights	% Equity	Shares	% Voting Rights	% Equity
Class A Shares(1)
KKCG*	2,025,069,102	86.0%	60.5%	2,025,069,102	87.2%	62.9%
Total Class A Shares	2,025,069,102			2,025,069,102
Class B Shares:
KKCG*	155,000,000	6.6%	18.5%	155,000,000	6.7%	19.3%
KKCG – shares subject to vesting conditions(2)*	30,000,000	1.3%	3.6%	30,000,000	1.3%	3.7%
PIPE Investors	38,124,000	1.6%	4.6%	39,740,446	1.7%	4.9%
Cohn Robbins’ public shareholders	89,424,000	3.8%	10.7%	56,298,512	2.4%	7.0%
Cohn Robbins Sponsor and Independent Directors**	11,970,500	0.5%	1.4%	11,970,500	0.5%	1.5%
Cohn Robbins Sponsor – shares subject to vesting conditions(3)**	5,443,100	0.2%	0.7%	5,443,100	0.2%	0.7%
Total Class B Shares(1)	329,961,600			298,452,558

Total Swiss NewCo Shares issued at Closing	2,355,030,702	100%	100%	2,323,521,660	100%	100%

*

KKCG owns 100% of SAZKA Entertainment’s ordinary shares. KKCG will hold (i) approximately 93.9% of the voting interest and approximately 82.6% of the economic interest in Swiss NewCo, in the no redemptions scenario and (ii) approximately 95.2% of the voting interest and approximately 85.8% of the economic interest in Swiss NewCo, in the maximum redemptions scenario, respectively.

**

The Cohn Robbins Sponsor and the Independent Directors will hold (i) approximately 0.7% of the voting interest and approximately 2.1% of the equity interest in Swiss NewCo, in the no redemptions scenario and (ii) approximately 0.7% of the voting interest and approximately 2.2% of the economic interest in Swiss NewCo, in the maximum redemptions scenario, respectively.

For both scenarios, the number of shares and ownership percentages above have been calculated based on the following assumptions:

1.

Each Swiss NewCo Class A Share has a nominal value of CHF 0.01 and entitles the holder to one vote at the general meeting of Swiss NewCo shareholders. Each Swiss NewCo Class B Share has a nominal value of CHF 0.04 and entitles the holder to one vote at the general meeting of Swiss NewCo shareholders. The Swiss NewCo Class A Shares will not be listed on NYSE.

2.

Includes Swiss NewCo Class B Shares, received by KKCG at the Closing, subject to certain vesting and forfeiture provision as described in the Relationship Agreement (“KKCG Earn Out Shares”). KKCG shall retain all of its rights as a shareholder of Swiss NewCo with respect to any unvested KKCG Earn Out Shares, including the right to dividends on and the right to vote any unvested KKCG

Earn Out Shares; provided that dividends with respect to KKCG Earn Out Shares shall become due and be paid out at the earlier of the vesting date of the KKCG Earn Out Shares or seven (7) years after the Closing. The vesting conditions are derived from the specific value of volume weighted average price of Swiss NewCo Class B Shares on the NYSE. The KKCG Earn Out Shares may also vest upon the occurrence of certain change in control triggers. If the vesting conditions are not met or the change in control triggers do not occur during a period of seven (7) years after the Closing, the KKCG Earn Out Shares shall be forfeited and transferred together with any accrued and unpaid dividends to Swiss NewCo without consideration.

3.

Includes Swiss NewCo Class B Shares, received by Cohn Robbins Sponsor at the Closing, subject to certain vesting and forfeiture provisions as described in the Sponsor Agreement. The Cohn Robbins Sponsor shall retain all of its rights as a shareholder of Swiss NewCo with respect to any unvested Cohn Robbins Sponsor Earn Out Shares (as defined below), including the right to dividends on and the right to vote any unvested Cohn Robbins Sponsor Earn Out Shares; provided that dividends with respect to these Cohn Robbins Sponsor Earn Out Shares shall become due and be paid out at the earlier of the vesting date of the Cohn Robbins Sponsor Earn Out Shares or seven (7) years after the Closing. The vesting conditions are derived from the specific value of volume weighted average price of Swiss NewCo Class B Shares on the NYSE. The Cohn Robbins Sponsor Earn Out Shares may also vest upon the occurrence of certain change in control triggers. If the vesting conditions are not met or the change in control triggers do not occur during a period of seven (7) years after the Closing, the Cohn Robbins Sponsor Earn Out Shares shall be forfeited and transferred together with any accrued and unpaid dividends to Swiss NewCo without consideration.

4.	The maximum redemptions scenario is equal to the maximum amount of redemptions by Cohn Robbins’ public shareholders such that Available Cohn Robbins Cash Condition is met.

For both scenarios, the number of shares and ownership percentages above have been calculated based on the following assumptions:

•

Each Cohn Robbins Class A Share, outstanding immediately prior to the Closing, will be converted into 1.08 of Swiss NewCo Class B Shares in the no redemptions scenario. Upon the Closing, the public shareholders of Cohn Robbins will therefore hold 89,424,000 Swiss NewCo Class B Shares.

•

Each Cohn Robbins Class A Share, outstanding immediately prior to the Closing, will be converted into 1.13 of Swiss NewCo Class B Shares in the maximum redemptions scenario. Upon the Closing of the transactions contemplated by the Business Combination Agreement, the public shareholders of Cohn Robbins will then hold 56,298,512 Swiss NewCo Class B Shares.

•

Immediately prior to the SPAC Merger, the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. At the Closing, each of the converted Cohn Robbins Class A Shares will be converted into one Swiss NewCo Class B Share, of which 5,443,100 Swiss NewCo Class B Shares will be subject to certain vesting and forfeiture provisions (for both redemptions scenarios).

•

Following the Liquidations and Acquisition Transfer, the Exchange Agent will deliver (i) to KKCG, an aggregate number of Swiss NewCo Shares equal to an aggregate par value of CHF 27,550,691, which is expected to be allocated (subject to adjustment by KKCG) as (1) 2,015,069,102 Swiss NewCo Class A Shares (which does not include the 10,000,000 Swiss NewCo Class A Shares held by KKCG since Swiss NewCo’s incorporation) and (2) 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 KKCG Earn Out Shares subject to certain vesting and forfeiture provisions).

•

At the Closing, the PIPE Investors will purchase and Swiss NewCo will issue and sell a number of Swiss NewCo Class B Shares equal to (x) 35,300,000 multiplied by (y) 1.08, in the no redemptions scenario.

•

At the Closing, (i) the Third-Party PIPE Investors will subscribe for and purchase and Swiss NewCo will issue and sell a number of Swiss NewCo Class B Share equal to (x) 30,300,000 multiplied by (y) 1.13 (assuming the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition is met) (ii) and the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will subscribe for and purchase and Swiss NewCo will issue and sell a number of Swiss NewCo Class B Shares equal to (i) 5,000,000 multiplied by (ii) 1.08 in the maximum redemptions scenario.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of SAZKA Entertainment and Cohn Robbins.

Allwyn Entertainment AG

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 2021

(in Euros million unless otherwise denoted)

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined
ASSETS
Intangible assets	2,544.4	—	—					2,544.4			2,544.4
Goodwill	1,056.3	—	—					1,056.3			1,056.3
Property, plant and equipment	411.4	—	—					411.4			411.4
Investment property	17.8	—	—					17.8			17.8
Equity method investees	313.1	—	—					313.1			313.1
Trade and other receivables	76.1	—	—					76.1			76.1
Other financial assets	191.7	—	—					191.7			191.7
Deferred tax asset	46.4	—	—					46.4			46.4
Cash and marketable securities held in Trust Account	—	828.4	731.5			(731.5)	(k)	—			—

Total non-current assets	4,657.2	828.4	731.5	—		(731.5)		4,657.2	—		4,657.2

Inventories	8.8	—	—					8.8			8.8
Trade and other receivables	268.4	0.3	0.2					268.6			268.6
Current tax asset	0.2	—	—					0.2			0.2
Other financial assets	223.5	—	—					223.5			223.5
Cash and cash equivalents	1,366.3	0.4	0.3			(330.5)	(b)	1,463.6	(292.6)	(j)	1,171.0
			—			(170.0)	(c)				—
			—			(331.7)	(d)				—
			—			311.7	(e)				—
			—			731.5	(k)				—
			—			(25.6)	(l)				—
						(88.3)	(m)

Total current assets	1,867.2	0.7	732.0	—		(634.4)		1,964.8	(292.6)		1,672.2

Total assets	6,524.4	829.0	732.0	—		(634.4)		6,621.9	(292.6)		6,329.3

Allwyn Entertainment AG

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 2021

(in Euros million unless otherwise denoted)

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined
LIABILITIES	—	—	—					—			—
Loans and borrowings	2,259.5	—	—	731.0	(a)	(731.0)	(f)	2,259.5			2,259.5
Warrant liabilities	—	32.0	28.2					28.2			28.2
Deferred underwriting fee payable	—	29.0	25.6			(25.6)	(l)	—			—
Preferred shares	607.3	—	—			(586.3)	(b)	—			—
						(21.0)	(c)
Convertible debt			—			301.0	(b)	301.0			301.0
Lease liabilities	122.1	—	—					122.1			122.1
Trade and other payables	42.2	—	—					42.2			42.2
Derivative financial instruments	1.5	—	—					1.5			1.5
Provisions	10.2	—	—					10.2			10.2
Employee benefit liability	142.9	—	—					142.9			132.6
Deferred tax liability	446.7	—	—					446.7			446.7

Total non-current liabilities	3 632.4	61.0	53.8	731.0		(1,062.9)		3,354.3	—		3,354.3

Loans and borrowings	433.4	—	—					433.4			433.4
Lease liabilities	26.9	—	—					26.9			26.9
Trade and other payables	881.6	4.7	4.2					885.8			885.8
Convertible promissory note - related party	—	1.0	0.9					0.9			0.9
Current tax liability	112.8	—	—					112.8			112.8
Provisions	27.4	—	—					27.4			27.4
Employee benefit liability	54.8	—	—					54.8			54.8

Total current liabilities	1,536.9	5.7	5.1	—		—		1,542.0	—		1,542.0

Total liabilities	5,169.3	66.7	58.9	731.0		(1,062.9)		4,896.3	—		4,896.3

Class A ordinary shares subject to possible redemption 82,800,000 shares at $10.00 per share redemption value at December 31, 2021 and 2020, respectively	—	828.0	731.0	(731.0)	(a)			—			—

Allwyn Entertainment AG

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 2021

(in Euros million unless otherwise denoted)

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions				Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes		Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined
EQUITY			—						—			—
SAZKA Entertainment AG			—						—			—
Share capital	0.1	—	—			(0.1)	(d	)	—			—
Share premium			—						—			—
Capital contributions and other reserves	769.1	—	—			(149.0)	(c	)	—			—
						(620.1)	(d	)
Revaluation reserve	(4.8)	—	—			4.8	(d	)	—			—
Translation reserve	7.0	—	—			(7.0)	(d	)	—			—
Hedging reserve	5.6	—	—			(5.6)	(d	)	—			—
Retained earnings	(646.9)		—			646.9	(d	)	—			—
Cohn Robbins			—						—			—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 20,700,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—	—			—	(f	)	—			—
Accumulated deficit		(65.6)	(55.4)			55.4	(f	)	—			—
Foreign currency transfer reserve	—	—	(2.6)			2.6	(f	)	—			—

Allwyn Entertainment AG

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 2021

(in Euros million unless otherwise denoted)

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions				Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes		Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes		Pro Forma Combined
EQUITY									—				—
Swiss NewCo									—				—
Share capital						25.6	(d	)	32.4	0.1	(e	)	31.2
						1.5	(e	)		(1.3)	(j	)
						3.9	(f	)					—
						0.2	(i	)					—
						1.2	(i	)
Share premium and capital contribution reserves						0.1	(d	)	796.4	(0.1)	(e	)	501.8
						(331.7)	(d	)		(3.1)	(h	)
						(25.6)	(d	)		(292.6)	(j	)
						310.2	(e	)		1.3	(j	)
						—	(f	)
						(58.0)	(f	)
						731.0	(f	)
						(3.9)	(f	)					—
						151.7	(h	)					—
						23.7	(i	)					—
						(1.2)	(i	)
Revaluation reserve						(4.8)	(d	)	(4.8)				(4.8)
Translation reserve						7.0	(d	)	7.0				7.0
Hedging reserve						5.6	(d	)	5.6				5.6
Actuarial reserve						(2.2)	(d	)	(2.2)				(2.2)
Retained earnings						(45.2)	(b	)	(335.8)	3.1	(h	)	(332.7)
						(646.9)	(d	)					—
						620.1	(d	)					—
						(151.7)	(h	)					—
						(23.9)	(i	)					—
						(88.3)	(m	)					—

Total equity attributable to owners of the Company	130.1	(65.6)	(58.0)	—		428.5			500.7	(292.6)			208.1
Non-controlling interest	1,225.0								1,225.0				1,225.0

Total equity	1,355.1	(65.6)	(58.0)	—		428.5			1,727.7	(292.6)			1,433.1

Total equity and liabilities	6,524.4	829.0	732.0	—		(634.4)			6,622.0	(292.6)			6,329.4

Allwyn Entertainment AG

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2021

(in Euros million unless otherwise denoted)

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions					Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes		Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes		Pro Forma Combined
Revenue from gaming activities (“GGR”)	3,056.5	—	—						3,056.5				3,056.5
Revenue from non-gaming activities	164.7	—	—						164.7				164.7
Other operating income	346.4	—	—	—		—			346.4	—			346.4
Gaming taxes	(1,227.9)	—	—						(1,227.9)				(1,227.9)
Agents’ commissions	(415.3)	—	—						(415.3)				(415.3)
Materials, consumables and services	(470.7)	—	—						(470.7)				(470.7)
General and administrative services	(215.3)	(6.0)	(5.1)	—					(220.4)				(220.4)
Personnel expenses	(321.5)	—	—						(321.5)				(321.5)
Other operating expenses	(80.9)	—	—						(80.9)				(80.9)
Share of profit of equity method investees	79.1	—	—						79.1				79.1
Depreciation and amortisation	(222.9)	—	—						(222.9)				(222.9)
Impairment of tangible and intangible assets including goodwill	(16.6)	—	—						(16.6)				(16.6)
Other gains and losses	(9.6)	—	—						(9.6)				(9.6)
Transaction costs						(88.3)	(aa	)	(88.3)				(88.3)

Profit/(loss) from operating activities	666.0	(6.0)	(5.1)	—		(88.3)			572.6	—			572.6
Interest income	2.9	—	—	—					2.9	—			2.9
Interest and Dividends earned on investments held in Trust Account	—	0.2	0.2						0.2				0.2
Change in fair value of warrant liabilities	—	41.7	35.2						35.2				35.2
Interest expense	(256.1)	—	—			81.1	(cc	)	(143.4)				(143.4)
						(19.6)	(cc	)
						51.2	(cc	)
Listing fee			—			(151.7)	(bb	)	(175.6)	3.2	(bb	)	(172.4)
			—	—		(23.9)	(bb	)
Other finance income and expense	(8.2)	—	—			(45.2)	(cc	)	(53.4)				(53.4)

Loss/gain from financial operations	(261.4)	41.9	35.4	—		(108.0)			(334.0)	3.2			(330.9)

Profit/(loss) before tax	404.6	35.9	30.3	—		(196.3)			238.7	3.2			241.8
Income tax expense	(130.3)	—	—						(130.3)				(130.3)

Profit/(loss) after tax	274.3	35.9	30.3	—		(196.3)			108.3	3.2			111.4

	SAZKA Entertainment AG EUR	Cohn Robbins $	Cohn Robbins converted to EUR (Note 1)	IFRS Conversion and Presentation	Note	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
						Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined	Transaction Accounting Adjustment	Adjustment Notes	Pro Forma Combined
Items that are or may subsequently be reclassified to profit or loss:
Change in currency translation reserve	8.4	—	—					8.4			8.4
Remeasurement of hedging derivatives, net of tax	8.3	—	—					8.3			8.3
Share of other comprehensive income of equity method investees	1.5	—	—					1.5			1.5
Items that will not be reclassified to profit or loss:
Actuarial remeasurements of defined benefit liabilities, net of tax	4.6	—	—					4.6			4.6
Revaluation of equity instruments at fair value through OCI (FVOCI)	(3.7)		—					(3.7)			(3.7)

Total other comprehensive income / (loss)	19.1	—	—	—		—		19.1	—		19.1

Total comprehensive income	293.4	35.9	30.3	—		(196.3)		127.4	3.2		130.6
Total comprehensive income attributable to:
Profit/(loss) after tax attributable to:
Owners of the Company	44.3	35.9	30.3			(196.3)		(121.7)	3.2		(118.6)
Non-controlling interests	230.0	—	—					230.0			230.0
Profit/(loss) after tax	274.3	35.9	30.3	—		(196.3)		108.3	3.2		111.4
Owners of the Company	61.5	35.9	30.3			(196.3)		(104.5)	3.2		(101.3)
Non-controlling interests	231.9	—	—					231.9			231.9
Total comprehensive income	293.4	35.9	30.3	—		(196.3)		127.4	3.2		130.6
Weighted average shares outstanding of Class A redeemable ordinary shares	—	82,800,000	70,048,800					—			—
Basic and diluted net income per share, Class A redeemable ordinary shares	—	0.35	0.30					—			—
Weighted average shares outstanding of Class B non-redeemable ordinary shares	—	20,700,000	17,512,200					—			—
Basic and diluted net income per share, Class B non-redeemable ordinary shares	—	0.35	0.30					—			—
Weighted average number of outstanding Swiss NewCo Class A ordinary shares	—	—	—	—				2,025,069,102			2,025,069,102
Basic and diluted net income per Swiss NewCo Class A share, ordinary shares	—	—	—	—				(0.04)			(0.04)
Weighted average number of outstanding Swiss NewCo Class B ordinary shares	—	—	—	—				294,518,500	(31,509,042)	2	263,009,458
Basic and diluted net income per Swiss NewCo Class B ordinary share	—	—	—	—				(0.14)			(0.15)
Weighted average number of outstanding Swiss NewCo Class B ordinary shares subject to vesting and forfeiting conditions	—	—	—	—				35,443,100			35,443,100
Basic and diluted net income per Swiss NewCo Class B ordinary share subject to vesting and forfeiting conditions	—	—	—	—				(0.14)			(0.15)

Note 1—Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

IFRS conversion, Translation and Reclassification Adjustments

The historical financial information of Cohn Robbins is prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.

The historical financial information of Cohn Robbins is presented in USD. The historical financial information was translated from USD to EUR using the following historical exchange rates:

USD to EUR
• Average exchange rate for the year ended December 31, 2021	0.8460
• Period end exchange rate as of December 31, 2021	0.8829

The translation reserve of €2.6 million is presented as Translation reserve.

The Transaction Accounting Adjustments, if denominated in USD and CHF (or “Swiss francs”), were translated from USD and Swiss francs to EUR using the following historical exchange rates:

	USD to EUR	CHF to EUR
• Period end exchange rate as of December 31, 2021	0.8829	0.9680

(a)

The only adjustment required to convert Cohn Robbins’ financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Cohn Robbins’ Class A Shares subject to possible redemption classified as Mezzanine Equity under US GAAP to non-current financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Cohn Robbins’ historical financial information in accordance with the presentation of SAZKA Entertainment’s historical financial information.

Transaction Accounting Adjustments to the unaudited pro forma condensed combined statement of financial position

(b) Convertible Note Adjustment

Reflects repurchase of €586.3 million outstanding preferred shares of SAZKA Entertainment held by Primrose as if it happened as of December 31, 2021 and taken into consideration payment of extraordinary dividend of €21 million in exchange for (i) €323 million in cash plus the amount of accrued and unpaid dividends (as of December 31, 2021 estimated to be €7.5 million) and (ii) the issuance of the €301 million of new Convertible Notes.

Attributes of the new Convertible Notes are as follows:

•

Conversion option: all or a portion of the Convertible Notes can be converted into Swiss NewCo Class B Shares at the Conversion Price denominated in USD and the applicable foreign exchange spot rate at the time of conversion;

•

Initial conversion price: $11.11111, which shall be reduced (but not increased) to reflect a 20% premium to the lowest effective purchase price of any Swiss NewCo Shares being issued for cash in connection with the Transaction;

•	Interest 6.5% per annum, payable semi-annually; and

•

The Convertible Notes will mature three (3) years after the Closing Date. On the first anniversary of the Closing Date, Swiss NewCo will be required to redeem €96.75 million of principal amount of the Convertible Notes plus pay any accrued interest on the Convertible Notes so redeemed.

The Convertible Notes are denominated in EUR. However, the Conversion Price is stated in USD and should be translated using the respective spot exchange rate at the time of conversion in order to arrive at the number of Swiss NewCo Class B Shares to be issued. As the number of Swiss NewCo Class B Shares to be issued on the conversion date depends on the foreign exchange rate it cannot be determined as fixed. In accordance with IAS 32 (Financial Instruments—Presentation), such financial instrument should be classified as a liability instrument and does not include any equity component.

The unaudited pro forma condensed combined statement of financial position reflects extinguishment of former convertible preferred shares (as a reduction of convertible preference shares liability) via:

•	partial re-payment of €330.5 million, including accrued and unpaid dividends (as a reduction to Cash and cash equivalents) and

•	issuance of new Convertible Notes at the issuance date’s fair value of €301 million (as an increase of Convertible preference shares liability); and with

•	the residual amount of €45.2 million as a recognized expense in Other finance income and expense in the unaudited pro forma condensed combined statement of comprehensive income.

(c) Extraordinary dividend payment Adjustment

Reflects an extraordinary dividend of €170 million paid by SAZKA Entertainment as of January 24, 2022. The decrease in cash has been recorded in the following structure (i) €149 million to KKCG as an extraordinary dividend and (ii) €21 million to Primrose as an extraordinary dividend.

(d) Recapitalization of SAZKA Entertainment and Cash Consideration Adjustment

This adjustment includes following:

1)	Elimination of “old” SAZKA Entertainment equity against equity of Swiss NewCo (i.e., recapitalization) through:

•	the contribution of all the aggregate share capital of €0.1 million of SAZKA Entertainment (against premium and capital contribution reserves of Swiss NewCo);

•

the capital contributions and other reserves (after payment of extraordinary dividends described in (c)) of €620.1 million, Revaluation reserve of €(4.8) million, Translation reserve of €7.0 million, Hedging reserve of €5.6 million, Actuarial reserve of €(2.2) million and Retained earnings of €(634.4) million of SAZKA Entertainment (against Retained earnings of Swiss NewCo);

2)

the issuance of 2,025,069,102 Swiss NewCo Class A Shares in nominal value of 0.01 CHF and 155,000,000 Swiss NewCo Class B Shares in nominal value of 0.04 CHF to KKCG. The number of issued shares and their nominal values are the same for both scenarios; and

3)

the payment of Cash Consideration to KKCG of €331.7 million under the no and maximum redemption scenarios pursuant to the Business Combination Agreement (as described in the paragraph titled “—Description of the Transaction.”)

(e) PIPE Financing Adjustment

The Subscription Agreements related to the PIPE Financing of $353 million (€311.7 million) in cash, which will result in the issuance of 38,124,000 Swiss NewCo Class B Shares in no redemptions scenario and 39,740,446 Swiss NewCo Class B Shares in the maximum redemptions scenario, leading to an increase in Share capital of €1.5 million and share premium of €310.2 million presented as Capital contributions and other reserves in the unaudited pro forma condensed combined statement of financial position in both scenarios.

(f) Cohn Robbins Merger Adjustment

Represents the SPAC Merger. The Merger reflects the redemption of all Cohn Robbins Class A Shares in exchange for 101,394,500 Swiss NewCo Class B Shares under no redemptions scenario and 68,269,012 Swiss NewCo Class B Shares under maximum redemptions scenario.

Cohn Robbins Class A Shares subject to redemption of €731 million are adjusted into equity.

Impact of exchange of Cohn Robbins Public Warrants and Private Placement Warrants for Swiss NewCo Public Warrants and issuance of earnout shares are described below in separate Notes.

Further, the entry represents the elimination of Cohn Robbins historical accumulated deficit of €(55.4) million and foreign currency transfer reserve of €2.6 million.

(g) Warrants Adjustment

Reflects the accounting for replacement of Cohn Robbins Public Warrants and Private Placement Warrants (rights to acquire Cohn Robbins Class A Shares) for Swiss NewCo Public Warrants (rights to acquire Swiss NewCo Class B Shares).

27,600,000 of Cohn Robbins Public Warrants will be exchanged for 27,600,000 Swiss NewCo Public Warrants exercisable into 29,808,000 Swiss NewCo Class B Shares (a Class B Exchange Ratio of 1.08) under the no redemptions scenario, and exercisable into 31,280,000 Swiss NewCo Class B Shares (a Class B Exchange Ratio of 1.13) under the maximum redemptions scenario, respectively.

Cohn Robbins Sponsor will forfeit a number of Private Placement Warrants equal to (i) 12,373,333, minus (a)(1) 12,373,333, divided by (2) the Class B Exchange Ratio immediately following such forfeiture and the issuance of Swiss NewCo Public Warrants to holders of Cohn Robbins Warrants in exchange for such holders’ Cohn Robbins Warrants, Cohn Robbins Sponsor will hold a number of Swiss NewCo Public Warrants exercisable for 12,373,333 Swiss NewCo Class B Shares. The exercise price of both Cohn Robbins Public and Private Placement Warrants was $11.50 per share (Cohn Robbins Class A Shares). Swiss NewCo Public Warrants include the right to acquire Swiss NewCo Class B Shares (with nominal value of CHF 0.04) for an exercise price of $11.50 per share. As the exercise price is denominated in USD and the functional currency of Swiss NewCo is EUR, the number of Swiss NewCo Class B Shares to be acquired upon exercise is not assumed to be fixed and depends on the respective spot exchange rate.

The Cohn Robbins Public and Private Placement Warrants are assumed to be part of the Business Combination. The replacement of warrants is then separately accounted under IFRS 9. As for the purposes of the unaudited pro forma financial statement of financial position it is assumed, that the fair value of original Cohn Robbins warrants (both public and private) at the Closing date is the same fair value as all newly issued warrants of Swiss NewCo, there is no impact into Profit or Loss expected.

In accordance with IAS 32 (Financial Instruments—Presentation), Swiss NewCo Public Warrants are thus presented as “Warrant liabilities” in the unaudited pro forma condensed combined statement of financial position.

(h) Listing fees Cohn Robbins Adjustment

The Listing fees adjustment connected to the Cohn Robbins merger adjustment (described above) is accounted for under IFRS 2. As the fair value of relevant service cost cannot be reliably measured directly, the fair value is measured by reference to the fair value of the equity instrument issued by Swiss NewCo (i.e., shares), which is derived from the fair value of Cohn Robbins Class A Shares (taking into consideration the different conversion ratios of the Cohn Robbins Ordinary Shares into the Swiss NewCo Shares). The differences in the estimated fair value of those equity instruments over the fair value of identifiable net assets of Cohn Robbins represents a service for listing of the Swiss NewCo Shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is preliminarily estimated to be €175.6 million in the no redemptions scenario and €172.4 million in the maximum redemptions scenario and have been calculated as follows:

	Estimated fair value
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	in million EUR	Shares	in million EUR
Estimated fair value of Swiss NewCo equity consideration issued (pro forma)*
Cohn Robbins
Class A Shares issued to Cohn Robbins’ public shareholders (conversion ratios 1.08 and 1.13)	82,800,000	727.4	49,674,513	436.4
Class B Shares issued to the Cohn Robbins Sponsor (conversion ratios 0.575 and 0.575)	20,540,000	96.1	20,540,000	91.5
Class B Shares issued to Cohn Robbins’ directors (conversion ratios 1 and 1)	160,000	1.3	160,000	1.2
Swiss NewCo earnout shares issued to Cohn Robbins Sponsor**	5,443,100	23.9	5,443,100	23.9

		848.7		553.0
Estimated fair value of Cohn Robbins’ net assets acquired (pro forma)
Investments held in Trust Account		731.5		439.0
Other historical assets and (liabilities)		(58.4)		(58.4)

		673.1		380.6

Excess of fair value of Swiss NewCo equity consideration over Cohn Robbins’ net assets acquired (IFRS 2 Charge)		175.6		172.4
out of which:
presented in Note 1(h) - Listing fees Cohn Robbins Adjustment		151.7		148.5
presented in Note 1(i) - Earnout shares Adjustment		23.9		23.9

*

Estimated fair value is determined based on a quoted market price of USD 9.95 per Cohn Robbins Class A Share as of July 7, 2022 and foreign exchange rate of €1/$0.8829. The calculation takes into consideration the different conversion ratios of the Cohn Robbins Ordinary Shares into the Swiss NewCo Shares in the no and maximum redemptions scenario.

**	Earnout shares issued to Cohn Robbins Sponsor are valued using the Black-Scholes Option Pricing Model (see Note 1 (i)).

(i) Earnout shares Adjustments

Reflects issuance of 30,000,000 Swiss NewCo Class B Shares to KKCG and 5,443,100 of Swiss NewCo Class B Shares to the Cohn Robbins Sponsor which are subject to certain transfer restrictions and vesting provisions. Earnout shares are valued using a Black-Scholes Option Pricing Model as of April 22, 2022.

Earnout shares issued to KKCG fulfill the condition of the equity instrument, however, they do not increase the net asset of Cohn Robbins and do not represent any service received. The unaudited pro forma condensed combined statement of financial position reflects the issuance of earnout shares to KKCG as a reclassification of nominal value of such earnout shares of €1.2 million from Share premium and capital contribution reserves to Share capital.

Earnout shares issued to the Cohn Robbins Sponsor, which are part of the consideration for the Business Combination and accounted for under IFRS 2, are valued at fair value of €23.9 million and accounted for under IFRS 2 against listing fees.

Additional Adjustments

(j)

Reflects the maximum redemptions of 33,125,487 Cohn Robbins Class A Shares for aggregate redemption payments of €292.6 million, allocated to subscribed capital of €1.3 million and share premium of €291.3 million, at a redemption price of approximately €8.33 per share based on the investments held in the Trust Account as of December 31, 2021 of €292.6 million.

(k)	Reflects the reclassification of €731.5 million of cash and cash equivalents held in the Trust Account that becomes available to fund the Business Combination.

(l)	Reflects the settlement of €25.6 million of Cohn Robbins’ deferred underwriting fees that becomes payable at Closing of the Business Combination.

(m)

Reflects the settlement of the total transaction costs preliminary estimated to be approximately €88.3 million to be incurred by SAZKA Entertainment as part of the Business Combination. The whole amount relates to execution of the Business Combination and is expensed in the Income Statement. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income:

(aa) Transaction costs Adjustment

Reflects the total estimated transaction costs of €88.3 million not yet recognized in the statement of comprehensive income. Transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of comprehensive income. This is a non-recurring item.

(bb) Listing fees Adjustment

The total amount of listing fees recorded in the unaudited pro forma condensed combined statement of comprehensive income is €175.6 million under the no redemptions scenario, and €172.4 million under the maximum redemptions scenario, respectively, out of which the amount of €151.7 million under the no redemptions scenario, each of the no redemption and maximum redemptions scenarios €148.5 million under the maximum redemptions scenario, respectively, relates to Cohn Robbins merger adjustment, as described in (h), and €23.9 million under each of the no redemption and maximum redemptions scenarios relates to earnout shares issued to the Cohn Robbins Sponsor, as described in (i).

(cc) Convertible Note Adjustment

Represents the residual amount of €45.2 million from repurchase of all outstanding preferred shares of SAZKA Entertainment held by Primrose, as described in (b).

The unaudited pro forma condensed combined statement of comprehensive income presents Transaction as it occurred as of January 1, 2021. Therefore, the interest expense of €81.1 million and the change in fair value of former convertible preferred shares of €51.2 million recorded in the statement of comprehensive income of SAZKA Entertainment were eliminated. Furthermore, interest expense related to new Convertible Notes of €19.6 million for 2021 is accounted for.

Note 2—Pro forma Basic and Diluted Earnings per share information

The pro forma basic and diluted profit per share amounts presented in the unaudited pro forma condensed combined statements of comprehensive income are based upon the number of Swiss NewCo Shares outstanding as of December 31, 2021, assuming the Transaction occurred on January 1, 2021. As the unaudited pro forma condensed combined statements of comprehensive income for the year ended December 31, 2021 is in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, including a) 39,973,333 warrants to acquire Swiss NewCo Class B shares, which are held by former SAZKA Shareholders and Cohn Robbins Sponsors and b) Convertible Note issued to Primrose.

As the Transaction and related proposed equity transaction are being reflected as if occurred at the beginning of the period presented, the calculation of weighted average of Swiss NewCo share outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the transactions have been outstanding for the entire period presented.

Weighted average number of outstanding Swiss NewCo Shares for pro forma net income per share for the year ended December 31, 2021.

	Assuming No Redemptions	Assuming Maximum Redemptions
Class A Shares
KKCG	2,025,069,102	2,025,069,102
Total Class A Shares	2,025,069,102	2,025,069,102

Class B Shares
KKCG	155,000,000	155,000,000
PIPE Investors	38,124,000	39,740,446
Cohn Robbins’ public shareholders	89,424,000	56,298,512
Cohn Robbins Sponsor and Independent Directors	11,970,500	11,970,500
Total Class B Shares	294,518,500	263,009,458

Class B Shares subject to vesting and forfeiting conditions
KKCG	30,000,000	30,000,000
Cohn Robbins Sponsor	5,443,100	5,443,100
Total Class B Shares subject to vesting and forfeiting conditions	35,443,100	35,443,100

Total Swiss NewCo Shares Outstanding	2,355,030,702	2,323,521,660

COMPARATIVE SHARE INFORMATION

The following tables set forth:

1.	historical per share information of Cohn Robbins as of and for the fiscal year ended December 31, 2021;

2.	historical per share information of SAZKA Entertainment of and for the fiscal year ended December 31, 2021; and

3.

unaudited pro forma per share information of the combined company as of and for the fiscal year ended December 31, 2021, respectively, after giving effect to the Business Combination and PIPE Financing, assuming two (2) redemption scenarios as follows:

•	Assuming no Redemptions: This presentation assumes that no holders of Cohn Robbins Class A Shares exercise their redemption rights upon consummation of the Business Combination; and

•

Assuming Maximum Redemption to reach minimal cash condition: This presentation assumes that holders of 33,125,487 redeemable Cohn Robbins Class A Shares exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.01, the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition will be satisfied.

The following tables assume that 38,124,000 Swiss NewCo Class B Shares are issued in the PIPE Financing (assuming no redemptions), and 39,740,446 Swiss NewCo Class B Shares are issued in the PIPE Financing (assuming maximum redemptions such that the Available Cohn Robbins Cash Condition will be satisfied). If the actual facts are different than these assumptions, the below numbers will be different. These figures also do not take into account the number of Swiss NewCo Public Warrants and Private Placement Warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the completion of the Business Combination and the number of Swiss NewCo Shares issued to SAZKA Shareholders pursuant to the transactions contemplated in the Business Combination Agreement.

The historical information should be read in conjunction with the sections entitled “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cohn Robbins Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of SAZKA Entertainment and Cohn Robbins contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of Swiss NewCo would have been had the Business Combination been completed or (ii) to project Swiss NewCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Swiss NewCo would have been had the Business Combination been completed nor the book value per share for any future period.

As of and for the fiscal year ended December 31, 2021

Pro Forma Combined
SAZKA Entertainment	Cohn Robbins	Assuming No Redemptions	Assuming Maximum Redemptions

EXECUTIVE AND DIRECTOR COMPENSATION

For purposes of this section, “we,” “our,” “us” and “ourselves” each refer to SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft), together with its subsidiaries prior to the consummation of the Business Combination.

Historical Remuneration and Other Awards

For the year ended December 31, 2021, the aggregate compensation accrued or paid to the members of the SAZKA Board for services in all capacities was CHF 156,452.

For the year ended December 31, 2021, the aggregate compensation accrued or paid to our executive officers for services in all capacities was CHF 10,501,325.

As of December 31, 2021, there were no outstanding equity awards held by the SAZKA Board or our executive officers.

BUSINESS OF SWISS NEWCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to Swiss NewCo prior to the Business Combination. As of the date of this proxy statement/prospectus, Swiss NewCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Cohn Robbins and SAZKA Entertainment will effect a transaction, the result of which is Swiss NewCo will become the ultimate parent of SAZKA Entertainment. For information about Swiss NewCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of Swiss NewCo After the Business Combination.”

Incorporation

Swiss NewCo was incorporated as a Swiss company limited by shares (Aktiengesellschaft) on November 30, 2021, with a share capital of CHF 100,000 divided into 10,000,000 registered shares with a nominal value of CHF 0.01 each.

Proposed Articles of Association

Prior to or simultaneously with consummation of the Business Combination and immediately after the completion of the Business Combination, Swiss NewCo’s current articles of association will be amended and restated in their entirety to be in the form of the Proposed Articles of Association contemplated by the Business Combination Agreement and attached as Annex D to this proxy statement/prospectus. Swiss NewCo’s current articles of association may be amended at any time prior to or after the consummation of the Business Combination by a resolution of Swiss NewCo’s shareholders subject to the quorum required by law or the articles of association. For more information, please see the section entitled “Description of Swiss NewCo Securities and Proposed Organizational Documents.”

Name

Swiss NewCo is registered with the Commercial Register of the Canton of Lucerne, Switzerland under the registration number CHE-157.119.805 and the legal name Allwyn Entertainment AG. Swiss NewCo’s legal name will remain unchanged following the consummation of the Business Combination.

Official Seat

Swiss NewCo’s official seat (statutarischer Sitz) is in Lucerne, Switzerland and its business address is c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland. The mailing address of Swiss NewCo’s principal executive office after the closing of the Business Combination will be at c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland.

Financial Year

Swiss NewCo’s financial year runs from January 1 up to and including December 31.

Subsidiaries

US HoldCo is a Delaware limited liability company, with a mailing address as US HoldCo’s registered office, which is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. US HoldCo is a direct wholly owned subsidiary of Swiss NewCo. US HoldCo was incorporated on January 11, 2022. To date, US HoldCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents.

Sole Shareholder

KKCG AG, a Swiss company limited by shares (Aktiengesellschaft) with registered seat in Lucerne, Switzerland and registered in the Commercial Register of the Canton of Lucerne under registration number CHE-326.367.231, is currently the sole shareholder of Swiss NewCo. In connection with the Business Combination, Cohn Robbins shareholders will become shareholders of Swiss NewCo pursuant to the SPAC Merger, and KKCG will receive additional shares of Swiss NewCo pursuant to the Acquisition Transfer.

Board of Directors

Swiss NewCo’s Board (Verwaltungsrat) is, as of the date of this proxy statement/prospectus, composed of four (4) directors: Karel Komárek, Robert Chvátal, who also serves as Chief Executive Officer of Swiss NewCo, Katarína Kohlmayer and Pavel Šaroch. Upon completion of the Business Combination, in addition to the current members of the board of directors, Clifton S. Robbins, Lord Sebastian Coe and Roland Ruprecht will be members of the Swiss NewCo Board.

Legal Proceedings

As of the date of this proxy statement/prospectus, Swiss NewCo was not party to any material legal proceedings. In the future, Swiss NewCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Swiss NewCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

As of the date of this proxy statement/prospectus, Swiss NewCo does not own or lease any physical property.

Employees

As of the date of this proxy statement/prospectus, Swiss NewCo has no employees.

BUSINESS OF SAZKA ENTERTAINMENT AND CERTAIN INFORMATION ABOUT SAZKA ENTERTAINMENT

The following discussion reflects the business of SAZKA Entertainment as currently embodied by the Group. “We”, “us”, and “our” generally refer to the Group in the present tense or Swiss NewCo on a go-forward basis.

Overview

We are a leading multi-national lottery operator and the largest pan-European lottery operator as measured by both GGR and NGR. We operate lotteries in multiple European countries, including Austria, the Czech Republic, Greece, Cyprus and Italy. In the United Kingdom, in March 2022, the UK Gambling Commission selected Allwyn Entertainment Ltd as its preferred applicant following a rigorous competition. We primarily focus on lotteries, including draw-based and instant-win lottery games, and distribute our products through both physical retail and online channels. We leverage our strong lottery brands, large customer base and extensive physical retail and online distribution networks to provide other entertainment offerings, including sports betting, online instant-win games, iGaming and VLTs.

In all of the countries in which we operate, we benefit from long-established brands, reflecting a long history of operations, and distribution networks which are among the largest in each of our respective countries of operations. Our brands enjoy high recognition in their respective markets, and our games are played by a large and broad player base covering, both in terms of gender and age, a substantial portion of the adult population in our respective countries of operation.

Substantially all of our gaming activities are regulated. We operate under long-term and, in many cases, exclusive licenses and concessions, and enjoy leading positions in the markets where we are present.

•

In Austria, we are the exclusive licensed operator of lotteries, onshore iGaming and currently operational physical retail casinos and consequently have a market share of 100% for each of these products. We are also a non-exclusive operator of sports betting in Austria.

•

In the Czech Republic, we are the market leader in both the numerical lottery and instant lottery markets. We are currently the sole operator of jackpot lottery games and consequently have a market share of 100% for this product, although we do not have exclusivity (by way of license or otherwise) in this market. For the year ended December 31, 2020, according to H2GC, we had a 94% market share (in terms of GGR) in numerical lotteries and an 86% market share in instant-win games.

•

In Greece, we are the exclusive licensed operator of lotteries and sports betting through the physical retail channel and VLTs and consequently have a market share of 100% for each of these products. We also have a license to operate lotteries in Cyprus. In addition, through our recent acquisition of Stoiximan, we have a market-leading position in the non-exclusive iGaming segment in Greece and the non-exclusive online sports betting segments in each of Greece and Cyprus.

•

In Italy, LottoItalia is the exclusive licensed operator of fixed odds numerical lotteries and consequently has a market share of 100% for this product. For the year ended December 31, 2020, according to H2GC, LottoItalia had a 79% market share in numerical lotteries.

Lotteries are our largest product and core to our business model. For the year ended December 31, 2021, lottery products generated more than 54% of our consolidated GGR. Moreover, our equity method investee, LottoItalia, is exclusively a lottery operator.

The online channel accounts for an increasing portion of our revenues. For example, in the Czech Republic, online sales accounted for 38% of GGR for the year ended December 31, 2021.

We leverage knowledge and insights from across our geographically diversified operations and experience in a broad range of gaming products to share best practices and expertise in marketing and customer relationship management (“CRM”), product innovation, responsible gaming, technology and purchasing across the Group. In particular, we use our expertise in CRM and data analytics (including, for example, loyalty programs, which deanonymize customers playing through the physical retail channel), product innovation (such as the introduction of event draws and launch of online instant-win and iGaming portfolios) and marketing (such as in the promotion of new families of scratch cards) to drive organic growth.

Our broad expertise across products in multiple geographies also supports our expansion plans in both our existing markets as well as new markets, be it through business development activities (for example, applications for new licenses), launches of new products, or M&A activities (including assessments of potential synergies with and market potentials of existing businesses). Therefore, we believe we are well-positioned to apply for licenses in new markets, where having a track record of operating successful and safe lotteries can be paramount, and to pursue acquisitions.

The following table summarizes certain key information about our market shares across our countries of operation, as of the year ended 2020, split into the following categories: numerical lotteries, instant lotteries, iGaming, sports betting in the physical retail channel and sports betting in the online retail channel.

Market Share (%)	Austria	Cyprus	Czech Republic	Greece	Italy
Numerical Lottery	100%	100%	94%	100%	79%
Instant Lottery	100%	N/A	86%	100%	N/A
iGaming	100%	N/A	18%	58%	N/A
Physical Retail Sports Betting	41%	19%	N/A	100%	N/A
Online Sports Betting	7%	46%	3%	57%	N/A

Total Onshore Market	81%	59%	26%	80%	N/A

Source: H2GC

History

Background

Founded in 2011, we have grown organically and through acquisitions and participation in tenders.

Our operations are highly cash flow-generative, and we have reinvested the majority of our operating cash flow into organic and inorganic business development.

Our acquisitions and inorganic growth activities have included bolt-on acquisitions of products and technologies which complement our existing operations, such as our acquisition of Stoiximan, the leading iGaming platform in Greece and sports betting platform in Greece and Cyprus.

History of our Operations

a.	Czech Republic (2011—)

In 2011, we acquired a stake in SAZKA a.s., which acquired the assets of the leading lottery operator in the Czech Republic. In 2012, we acquired all remaining issued and outstanding shares in SAZKA a.s.

b.	Greece and Cyprus (2013—)

In 2013, we entered Greece and Cyprus as a member of a consortium that acquired a 33.0% stake in the Greek gaming champion OPAP. Since 2013, we have increased our economic interest in the consortium’s acquisition vehicle to 79.2% by buying out all but one of the other shareholders. Furthermore, we continue to build our ownership interest in OPAP through direct purchases, including a 7.3% stake acquired during a voluntary tender offer in 2019 and subsequent open market purchases, and by electing to receive OPAP’s dividend as scrip. As of December 31, 2021, we held a 47.22% voting interest in OPAP, and a 40.37% net economic interest.

In 2018, we improved our position in Greece when OPAP acquired a 36.8% stake in Kaizen, which operates: (i) Stoiximan, the leading online sports betting and iGaming platform in Greece and online sports betting platform in Greece and Cyprus, and (ii) Betano which offers the same products in certain international markets. During 2020, we increased our interest in Stoiximan to 84.5%, while retaining a 36.8% stake in Betano.

On February 17, 2022, we purchased the remaining shareholdings of SAZKA Delta AIF Variable Investment Company Ltd, an entity through which we hold part of our interest in OPAP, for consideration of €327.4 million.

As a result, our economic interest in OPAP has increased by 6.86%. In the first quarter, we increased our shareholding in OPAP by 0.90% through open market purchases. As a result of the SAZKA Delta AIF Variable Investment Company Ltd transaction and open market purchases, as of March 31, 2022, our economic and voting interest in OPAP was 48.23%.

On April 20, 2022, we signed an agreement to purchase OPAP’s 36.8% stake in Betano for consideration of an upfront cash payment of €50 million (on a debt-free and cash-free basis) and performance-based earnout payments. Upon completion of the transaction, which is subject to closing conditions, our economic interest in Betano will be increased to 36.8%.

In April, we increased our shareholding in OPAP by 0.13% through open market purchases. In June, we increased our shareholding by 0.49% through open market purchases. As of June 30, 2022, our economic and voting interest in OPAP was 48.75%.

c.	Austria (2015—)

We entered Austria in 2015 by acquiring interests in CASAG and its subsidiary, Austrian Lotteries, the exclusive lottery and iGaming provider in Austria. Since 2015, we have increased our shareholding in CASAG through a number of transactions and we began to consolidate CASAG’s financial results with the Company’s (as a subsidiary) from June 26, 2020. As of June 30, 2022, we have a 59.7% interest in CASAG and a 53.5% economic interest in, and control 73.8% of the voting rights of, Austrian Lotteries.

d.	Italy (2016—)

In 2016, we entered Italy through the establishment of LottoItalia together with a unit of International Game Technology PLC. LottoItalia is the operator of the Italian Lotto. As of June 30, 2022, we own 32.5% of LottoItalia’s share capital.

e.	United Kingdom

In March 2022, the UK Gambling Commission selected Allwyn Entertainment Ltd as its preferred applicant following a rigorous competition. The award of the license is currently being contested in a legal challenge. Unless the challenge is successful, Allwyn Entertainment Ltd will be confirmed as the incoming UKNL operator and a period of transition will commence. Subject to a successful transition, Allwyn Entertainment Ltd would become the operator of the UKNL with effect from February 2024.

Developments in our Shareholding

In 2019, KKCG acquired Emma Capital’s 25% interest in SAZKA Group, thus becoming our 100% owner.

On March 26, 2021, Primrose (as defined below) completed an investment of €500 million in SAZKA Entertainment, in the form of preferred shares. Primrose is an entity through which certain investment funds and separate accounts controlled and/or advised by subsidiaries of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo” and such investment funds and separate accounts, “Apollo Funds”) hold their interest in SAZKA Entertainment. See “Certain Relationships and Related Party Transactions — Apollo Side Letter.”

As of the date of this proxy statement/prospectus, our simplified corporate structure is as set out below.

Key Strengths

Operates in a $300 billion global lottery industry, which is poised for growth through increased digitization

Lottery: approximately $300 billion global lottery industry

Our core business and platform for growth is operating lotteries, a large and growing segment of the global entertainment market. According to H2GC, the global total market for lotteries was approximately $300 billion for the year ended December 31, 2019, making lottery the largest constituent of the global entertainment market and representing a significantly larger market than each of the casino and sports betting markets, which were measured at $145 million and $75 million, respectively, for the same period according to H2GC.

Consumer spend on lottery has grown at a compound annual growth rate (“CAGR”) of 3.6% over the last 15 years (from 2005 to 2020 based on data from H2GC), and from 20A-25E, H2GC expects a CAGR of 7.3%, which H2GC expects to be supported by favorable customer demographics and market trends, including: (i) high lottery participation across global populations; (ii) resilience through market cycles; and (iii) the expected growth of digital lottery.

Appealing characteristics of lottery drive high participation

Lottery appeals to a wide range of adult age groups and genders and therefore benefits from high participation rates in our markets. For the year ended December 31, 2019, we had lottery participation rates of up to 84% of the adult population in our markets.

The attraction of lottery products is underpinned by favorable characteristics, including the potential for life-changing wins, personalized content and low individual product costs, and a large consumer base that provides an opportunity for cross-selling adjacent products.

Lottery demonstrates strong resilience across market cycles

The global lottery industry has outperformed other entertainment markets during volatile economic periods. For example, during the global financial crisis of 2008 to 2009, the lottery industry experienced year-on-year growth of approximately 4%, compared to an approximately 3% decline in sports betting sales and an approximately 3% decline in GDP of Organization for Economic Co-operation and Development (“OECD”) countries. During the COVID-19 pandemic, the size of the lottery decreased by less than 4% despite the impact of national lockdown measures, whereas sports betting sales declined approximately 10% and GDP of OECD countries declined approximately 5%.

Lottery has upside potential from increasing online penetration

The growth of the lottery industry generally is expected to be supported by further expansion of online lottery. As of May 2021, H2GC reported that online lottery GGR as a share of total lottery industry GGR for the Czech Republic, Greece, Austria, the USA and Italy is expected to be 18%, 13%, 11%, 5% and 3%, respectively, for 2021E. By contrast, 2021 online lottery penetration in Finland is expected to be 49%, and 2026 online penetration for the global sports betting industry is expected to reach 57%. An increase in the online penetration of lottery to match that of the global sports betting industry has the potential to drive growth in total lottery wagers.

There is evidence that online lottery grows total wagers in markets where it has been introduced and does not cannibalize the retail lottery market. We have observed the growth of the physical retail channel in our Czech Republic market after the introduction of online lottery. Similarly, when FDJ, the French national lottery operator, grew digital lottery wagers by 500% from 2015 to 2019, retail lottery wagers remained broadly stable and total lottery wagers grew by 26% over the same period.

Our success in leveraging online lottery channels to boost growth is evidenced by the rapid expansion of the Company’s online customer base. Average monthly active online customers, defined as customers with at least one online purchase made on a particular gaming platform during a given month, grew from 426,000 in the first quarter of 2019 to 934,000 in the first quarter of 2021, representing a CAGR of over 48% over the period.

Strong organic growth driven by data analytics, cross-sell and growing online customer base

Rapid growth in online customer base and platform to cross-sell customers

Our large lottery customer base, reflecting high participation rates in our lottery games, together with our extensive proprietary data, advanced data analytics and CRM tools, position us well to take advantage of cross-selling opportunities in other lottery products and adjacent gaming products, such as iGaming, sports betting, social and casual gaming.

Rapid growth in our online user base and the deanonymization of the physical retail user base, which has historically been entirely anonymous, allow us to utilize proprietary data about our customers.

One of the ways in which we have successfully implemented this strategy is by taking advantage of the cross-selling and up-selling opportunities by analyzing customer behavior in real-time. This analysis allows us to identify cross-selling opportunities, which in turn are offered to customers in hyper-personalized offers (i.e., personalized for each individual customer).

Our ability to cross-sell across gaming verticals, especially for new customer segments, is also supported by the strength of our brands. Over the past several decades, our businesses and many of our products have become well-known national brands deeply rooted in the culture and customs of the countries in which they operate or are offered and have gained customer trust. For example, our most famous games, such as Sportka, Kino, Tzoker, Lotto, 10eLotto and Lotto “6 aus 45,” benefit from their particularly strong brand recognition.

High structural barriers to entry

Our lottery businesses operate under long-term and, in many cases, exclusive licenses and concessions. Even where we do not benefit from an exclusive license, lotteries, by their nature, have certain characteristics that create strong barriers to entry. For example, lotteries have a winner-takes-all structure, where players tend to buy tickets in the games that offer the largest jackpots; jackpot size is mostly driven by volumes of tickets sold. Therefore, the largest jackpot is typically offered by the incumbent national lottery operator, which we are in multiple of our markets, as the incumbent national lottery operator generally has an existing customer base, owns strong and trusted brands and is easily accessible to a broad customer base through retail and online POS. These factors make it difficult for new entrants to challenge national incumbents even in markets that do not have exclusive licenses, because it is difficult for new entrants to generate the revenue base or upfront funds needed to offer large jackpots. These characteristics result in most countries having just one national jackpot lottery game, usually accompanied by a multijurisdictional game such as EuroJackpot. For example, while we do not have an exclusive license to operate lotteries in the Czech Republic, competitors that have attempted to launch lotteries in the Czech Republic have not gained market share above 6%, and we remain the market leader with a market share of 94% in numerical lotteries according to H2GC.

We benefit from vast physical retail distribution networks, which we believe would be difficult to replicate, owing to our size and our long-standing relationships with retailers. Our distribution networks comprise approximately 64,200 strategically located POS (as of December 31, 2020), which provide significant penetration in each of the countries in which we operate. As of December 31, 2020, our POS networks consisted of approximately 5,100 POS in Austria, 12,500 POS in the Czech Republic, 13,000 POS in Greece and Cyprus and 33,600 POS in Italy, making ours among the largest lottery POS networks in each of these countries. Our POS are present at a variety of retail locations, including independent shops, tobacco shops, supermarkets, convenience stores, post offices, bars, coffee shops and petrol stations.

We are among the largest taxpayers in many of the jurisdictions in which we operate and are a substantial donor to charitable causes, which contributes to the maintenance of good relationships with the relevant governments and stakeholders and represents a significant benefit, as governments may be reluctant to risk jeopardizing a large source of income by awarding concessions to operators without proven track records.

Accordingly, we have significant renewal advantages over potential new market entrants and have historically been successful in obtaining extensions of our existing licenses. In Greece, our operations have been exclusively licensed since 1958. In Austria, Austrian Lotteries has held an exclusive license for lotteries since 1986. Our Italian partner, Lottomatica, held an exclusive license for fixed-odds numerical lotteries from 1993 until 2016, when LottoItalia became the license holder.

As a result of the foregoing factors, we are a leader with significant and, in many cases, 100% market share in our lottery operations and certain other products in jurisdictions in which we operate.

Successful M&A track record with attractive opportunities for expansion in new markets

We have a proven record of successfully pursuing inorganic growth in the lottery and gaming sectors. Since our initial investment in SAZKA a.s. in 2011, we have grown through strategic acquisitions, investments, and partnerships, as well as through participation in public tenders.

We create value from acquired businesses by applying our operating techniques in sectors that are often characterized by slow-moving and undermanaged state-owned lotteries. We achieve value creation through continual sharing of knowledge, expertise and best practices across our product verticals and geographies.

Our ability to undertake strategic acquisitions and investments is fueled by our robust financial profile. Our highly cash-generative businesses, low fixed costs and low capital expenditure requirements provide us with capital that can be reinvested in pursuit of inorganic growth transactions.

We believe that our deep knowledge of the lottery and gaming sectors, size and past record of successful acquisitions, together with limited competition due to high barriers to entry, positions us to further develop lottery and iGaming products and businesses through strategic acquisitions and investments, as well as planned and potential expansions into new markets, with a particular focus on Europe and the U.S.

In addition, we aim to make a positive impact in the communities in which we operate, and our corporate social responsibility (“CSR”) record helps us establish credibility with governments and regulators. Our businesses undertake a wide range of high-profile CSR and sponsorship activities. In Greece, OPAP has been financing the renovation of the two oldest and largest children’s hospitals in the country. In the Czech Republic, SAZKA Group is the long-term principal partner of the Czech Olympic Foundation, an organization that supports young athletes. In Austria, CASAG sponsors a range of arts, sport and social projects, and provides all CASAG employees with the opportunity to take five paid days off work each year to support community or social causes.

Highly cash-generative business, making funding available for organic and inorganic growth

We have a track record of growing revenue and profits. For example, since the start of our ownership of our Czech Republic operations in 2012, our GGR in the Czech Republic has grown by a CAGR of 14.4% (through the year ended December 31, 2021), while our GGR in Greece grew by a CAGR of 4.8% from 2013 on a 100% basis, when we acquired our first interest, to 2019A. During the same periods, EBITDA(1) in the Czech Republic increased by a CAGR of 13.3%, and EBITDA(1) in Greece grew by a CAGR of 10.5%.

We are highly profitable, benefiting from strong and stable margins. In addition, a substantial portion of our cost base is variable. Lottery- and gaming-related taxes, agents’ commissions and a large part of materials, consumables and services, which represented 45%, 15% and 17%, respectively, of our consolidated operating costs for the year ended December 31, 2021, are all directly tied to revenue.

Our businesses are also highly cash generative and have low ongoing capital expenditure requirements. This reflects our asset-light business model, in accordance with which the large majority of our POS in the markets in which we operate are owned by third parties. Our cash flow profile also benefits from the fact that, in many cases, governments do not require substantial upfront payments for licenses or concessions. This combination of factors enables us to generate capital that can be reinvested in both organic and inorganic growth opportunities.

Growth in profitability, combined with cash generation, supports a strong expected de-levering profile and significant financial flexibility to pursue strategic initiatives, including lottery license tenders and M&A opportunities.

Experienced Board and management team with long industry track record

We have highly experienced and cohesive leadership teams, both within the Group’s management and within the SAZKA Board. We aim to foster an entrepreneurial culture to attract and motivate talented individuals in the industry who have a consumer-centric, digital and growth-driven mindset, to join the Group.

(1)	Calculated based on Operating EBITDA for periods prior to 2019 and Adjusted EBITDA for 2019 and subsequent years.

The Group’s management team benefits from the extensive experience of its members, not only in the gaming sector but also in other consumer-facing businesses:

•

Robert Chvátal, Chief Executive Officer — Member of the Executive Committee of the Association of European Lotteries and of EuroJackpot; background in leading consumer-facing businesses (Procter & Gamble, Reckitt Benckiser and T-Mobile, where he served as Chief Executive Officer of T-Mobile Slovakia and T-Mobile Austria);

•	Kenneth Morton, Chief Financial Officer — background in investment banking (Morgan Stanley, Deutsche Bank) and corporate finance (Thames Water);

•	Štěpán Dlouhý, Chief Investment Officer — background in private equity (KKCG) and consulting (Chayton Capital and Deloitte Advisory);

•	Ján Matuška, Chief Operating Officer — background in management consulting (Kearney) and private equity (Penta Investments);

•	Iva Horčicova, Head of Capital Markets — background in investment management (Napier Park Global Capital) and investment banking (ING);

•	Tony Khatskevich, Chief Technology Officer — background in technology and Mobile Resource Management in a range of industries, including gaming (Playtech), telecommunications and information security;

•	Antonella Pederiva, Head of Government Affairs — background in managing relationships with governmental and EU institutions; and

•	Jana Žabová, Head of Human Resources — background in HR business partnering roles (Roche).

The Group’s current management team has a track record of delivering organic growth and improving margins through its systematic approach to new products, as well as by identifying, executing and integrating M&A opportunities and companies. The Group’s current management team has also been responsible for the development and implementation of strategies which have driven our strong financial performance in recent years, resulting in market growth better than that of the lottery market overall. We have also reduced costs by negotiating improved contract terms with our suppliers and POS agents, leveraging the scale of our international operations, optimizing our POS network, introducing new technologies and improving workforce efficiency through selective hiring and restructuring initiatives, among other methods.

We are supported by our sole shareholder, KKCG. KKCG, founded in 1992 by Karel Komárek, who will be the Chairman (as defined below) of the Swiss NewCo Board, is a diversified multinational investment group with a portfolio of more than 30 businesses in 18 countries in industries including lotteries and gaming, information technology, energy and chemicals and real estate. We have also been supported by Apollo after the Apollo Funds made a €500 million investment in SAZKA Entertainment in the form of preferred shares in March 2021.

The Swiss NewCo Board will also be supplemented upon completion of the Business Combination, in addition to the current members of the Swiss NewCo Board, by Clifton S. Robbins, Lord Sebastian Coe and Roland Ruprecht.

We believe management’s application of its operational best practices can drive significant top-line growth, operational cost synergies and margins with respect to acquired businesses, resulting in what we see as material value creation.

Our Business Strategies

We continue to implement our strategy of solidifying our position as a leading multinational lottery operator, leveraging our platform to capture opportunities in our existing markets and new markets.

Our existing operations are highly cash flow generative. We plan to continue investing excess cash in organic growth and accretive complementary acquisition opportunities.

Growth in Online and Digital Retail Channels with a Focus on Data and Cross-selling

We aim to continue to increase our regulated online and iGaming presences as we expect consumer preferences to shift towards online and multichannel gaming and as government policy and legislation is expected to increasingly favor onshore operators in the online channel.

We also aim to continue cross-selling adjacent products to our existing customers.

Our online and cross-selling initiatives benefit from our trusted brands, high participation rates (up to 84% of the adult population in select geographies surveyed in 2019), our rapidly growing proprietary database and analytics capabilities and extensive traffic on our apps and websites from players who purchase their tickets through the physical retail channel.

We leverage these advantages to target our marketing activities, including hyper-personalization of campaigns, and invest in boosting our CRM and analytics capabilities to optimize use of our customer data, which allow us to tailor and personalize online content to individual users and thereby increase customers’ time spent on our sites and their lifetime value to the Group. As such, we are able to monitor the returns on investments of marketing activities and to cross-sell complementary iGaming entertainment products.

A substantial and rapidly growing portion of our sales are made through the online channel in Austria (25.6% of total revenue came from online sales for the year ended December 31, 2021) and the Czech Republic (37.8% of total revenue came from online sales for the year ended December 31, 2021) as well as in Greece (27.2% of total revenue came from online sales for the year ended December 31, 2021). We are focused on expanding our online sales in other markets where online accounts for a relatively lower proportion of the gaming market.

In addition to increasing our data collection relating to online customers, we are also focused on improving our data collection capabilities with respect to land-based customers through loyalty schemes and other similar products, which also allow us to identify, collect data on and target marketing to a group of customers who have historically been anonymous. We successfully innovated a retail loyalty scheme in the Czech Republic by introducing a second chance bet in 2020 and launched a similar scheme in Greece in 2021.

Product Innovation

In each of our existing markets, we constantly evaluate opportunities to introduce new products and optimize our current offerings. We aim to offer our consumers a full range of lottery, gaming and entertainment products and personalized entertainment experiences.

We seek to develop and launch innovative new lottery games such as daily numerical games, annuity games and multinational pooled jackpot games, with the goal of penetrating new customer segments and increasing sales to our existing customers.

We continue to launch complementary products across our markets, including online instant-win games, sports betting, and iGaming.

We believe our trusted brands, app and website traffic and well-developed physical distribution networks, together with increasing data collection and analysis capabilities, provide us with a significant competitive advantage for cross-selling these new products to our existing customers.

We develop some games and technology in-house and maintain relationships with leading suppliers of third-party content and technology, allowing us to offer compelling products to our customers.

We also constantly seek to apply innovations and best practices across our geographies, including in technology, marketing, and product innovation. Examples of our innovations and best practices include the reinvigoration of scratch card games, special event draws for jackpot games, retail loyalty schemes and launches of new online games.

Inorganic Growth

Our acquisition strategy is based on a rigorous set of return criteria and risk analysis, focused on new opportunities in regulated and developed markets and on potential new lottery and complementary product offerings.

We evaluate opportunities to expand stakes in our existing businesses on an ongoing basis. In a number of cases, we have increased our stakes in businesses through a series of transactions, acquiring controlling stakes at attractive valuations with lower risk.

We also analyze opportunities to make selective acquisitions in adjacent markets such as online sports betting and iGaming to expand our product range and strengthen our position in complementary areas.

We have entered several of our current markets through acquisitions, leveraging our industry knowledge, access to internally-generated and external capital (all capital used for acquisitions apart from cash generated organically by the business) and our M&A expertise. These acquisitions include the acquisitions of our operations in the Czech Republic, Greece and Austria.

We monitor and pursue inorganic growth opportunities as countries privatize their lotteries and concessions come up for renewal. For example, we are currently participating in the fourth national lottery license competition in the United Kingdom, which would provide us the opportunity to operate the UKNL, in connection with which we have assembled a strong team. The award of the license is currently being contested in a legal challenge. On June 29, 2022, the court ruled to lift the automatic suspension preventing the UK Gambling Commission from entering into agreements with Allwyn Entertainment Ltd to commence the transition process. Subject to any appeal of this judgment, Allwyn Entertainment Ltd will be confirmed as the incoming UKNL operator and a period of transition will commence. We believe that our long-term investment in relationships with governments and regulators, along with our experience, size, track record of driving profitability and government revenues and commitment to responsible gaming and ESG (as defined below) make us an attractive partner for governments.

We see particularly attractive growth opportunities in the United States, where the national sports betting industry has witnessed rapid growth and liberalization following the overturning of the Professional and Amateur Sports Protection Act by the Supreme Court of the United States. We believe the overturning of the Professional and Amateur Protection Act will open similar large-scale opportunities in the lottery space, predominately in online lottery. New online sports betting and online casino offerings present new opportunities where customers can spend their entertainment budgets. We believe that this development will gradually lead to increased adoption of online lottery by US states and increased online lottery customer penetration that will quickly catch up with European levels. These expected developments represent opportunities for new market entrants focused on consumer and digital lottery such as Allwyn.

As part of our potential market entry strategy for the United States, we continuously monitor and identify the states and businesses that are likely to represent the most attractive entry points to the U.S. lottery and analyze and review potential strategic partnerships and acquisitions on an ongoing basis. We consider ourselves well-suited to become a partner of choice, owing to our track record of growth and value creation in online lottery in Europe. Our public listing is expected to facilitate our market entry into the U.S., providing access to new capital markets and helping foster connections with local business and industry leaders.

Source: H2GC

(1)	Lottery market wagers for 2022E; includes gross wages for state lottery-style games only (i.e., excludes VLTs, sports betting and offshore lottery)

Constant Focus on Operational Efficiency

We are highly focused on cash flow generation and believe that operational efficiency is an important driver of cash flows. The Group’s management aims to foster a culture focused on performance and operational efficiency across our operations.

We have a strong track record of increasing the profitability of businesses we acquire, and costs are always a key focus with respect to our existing operations.

In addition to leveraging best practices across our markets to grow revenues, we target purchasing, marketing and cost synergies across our markets; with respect to technology and content, we have the potential to realize significant cost savings in areas such as key technologies and content suppliers as a result of our business scale and purchasing power. We focus our marketing expenditures and leverage our data to generate higher incremental revenues.

We also monitor opportunities to optimize personnel costs, particularly in land-based businesses. For example, in 2020, we introduced a restructuring program in Austria which is expected to deliver cost savings of approximately €45 million on an annual basis beginning in 2022. Most of the restructuring program strategies were implemented as of April 2021.

Responsible Gaming

Responsible gaming is a key principle of our business and is expected to continue to play an important role going forward. We operate in a highly regulated industry and believe that maintaining strong relationships with governments and regulatory agencies, and a positive perception among these and other stakeholders, is crucial.

We also make significant contributions to the countries where we operate through tax payments and charity support, and we believe that responsible gaming will be increasingly crucial to our success.

We implement responsible gaming principles in all of our businesses and operations, including: (i) creating a safe environment for players; (ii) protecting minors and other vulnerable groups; and (iii) educating the general public about problem gambling through activities such as yearly training for employees, risk assessment of games, responsible advertisings, among other activities.

We play an active role in the communities in which we operate, contributing to government revenues and to good causes such as medical care, sports and cultural development. See “—Responsible Gaming” for more information.

Description of Games and Services

We are primarily present in Austria, the Czech Republic, Greece, Cyprus and Italy. Our primary product offerings include numerical lottery products, instant lottery products, sports betting and iGaming.

We sell our products through our extensive POS network and online channels, including websites and mobile apps. Many products are sold through both physical retail and online channels.

The following table provides an overview of our main products by channel.

	Austria		Czech Republic		Greece and Cyprus2		Italy
	Physical Retail	Online	Physical Retail	Online	Physical Retail	Online	Physical Retail	Online
Numerical Lotteries

National jackpot game	✓	✓	✓	✓	✓	✓

Pan-European jackpot game	✓	✓	✓	✓

Fast game		✓	✓	✓	✓		✓	✓

Annuity game			✓	✓

Other numerical lotteries	✓	✓	✓	✓	✓		✓	✓

Instant lotteries	✓	✓	✓	✓	✓

iGaming[1]		✓		✓		✓

Sports betting	✓	✓		✓	✓	✓

VLTs and casinos	✓				✓

Source: Company Information

(1)

iGaming includes online casino, online slots, online poker, online bingo and other online-only products; online sales of products which are also sold through physical retail channels are included under each respective product.

(2)	In Cyprus, OPAP only offers numerical lotteries and sports betting.

In addition to our four primary geographical operating segments, some of our operating businesses also operate certain games in other jurisdictions.

Lottery Games

We operate lotteries in Austria, the Czech Republic, Greece and Cyprus and Italy.

The Group’s lottery offerings include two basic categories of lotteries: numerical lotteries (also known as “draw-based games”) and instant lotteries (including scratch card games).

For the year ended December 31, 2021, we had consolidated GGR of €1,660.7 million from lottery products, which represented 54.3% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €1,209.4 million from lottery products, which represented 59.9% of our total consolidated GGR. For the year ended December 31, 2019, we had consolidated GGR of €1,180.0 million from lottery products, which represented 61.9% of our total consolidated GGR.

Numerical Lotteries

Numerical lotteries are lotteries where a player puts a stake on a combination of numbers and the player’s prize is determined after the winning numbers are drawn. Numerical lotteries include jackpot lotteries and keno-style games.

We operate numerical lotteries in Austria, the Czech Republic, Greece and Cyprus and Italy. Our market share in the numerical lotteries market was 100% in each of Austria, Greece and Cyprus (as our Group’s businesses have exclusive licenses in each of those respective geographies), approximately 94% in the Czech Republic (where we have a market share of 100% in jackpot lotteries, as we are the sole operator of this category of product) and 79% in Italy (where LottoItalia has a market share of 100% in fixed-odds numerical lotteries as a result of its exclusive license for this category of product) for the year ended December 31, 2020.

Our most popular numerical lottery products include Lotto “6 aus 45” (a lotto-type game) in Austria, Sportka (a lotto-type game) in the Czech Republic, Kino (a fixed-odds numerical lottery game with draws every five minutes), Tzoker (a draw-based jackpot game) in Greece, and 10eLotto (a lotto type game with draws every five minutes) and Lotto in Italy.

Many of the numerical lottery games offered by our Group are well-known and have been offered in the countries where they have been played for many years or even, in some cases, generations. For example, in Austria, Lotto “6 aus 45” was launched in 1986; in the Czech Republic, Sportka was launched in 1957; in Greece, Tzoker was launched in 1997 and Kino was launched in 2003; and in Italy, the contemporary version of the longstanding “Lotto” game was launched in 1982.

In some countries, we offer multinational pooled jackpot games, allowing us to offer larger jackpots than lotteries where jackpots are formed from ticket sales in a single country. EuroMillions, a game we offer in Austria, currently has nine (9) participating countries, while EuroJackpot, which we offer in the Czech Republic, currently has 18 participating countries. We believe there may be potential for our business to introduce such games in markets where they are not currently offered.

In the Czech Republic we launched a jackpot lottery in 2021, where certain prizes can be received as an annuity over 20 years. Sales have significantly exceeded expectations and we believe there is potential to introduce similar games in certain of our markets where they are not currently offered.

In Austria, the Czech Republic and Greece, our main lottery products are offered through both physical retail and online channels, with the share of online GGR relative to total numerical lotteries GGR consistently growing year on year since 2018. For the year ended December 31, 2021, in Austria, the share of online GGR relative to total numerical lotteries GGR was 10.7% (as compared to 9.7% for the year ended December 31, 2020), in the Czech Republic the online share of GGR was 21.5% (as compared to 17.8% for the year ended December 31, 2020) and in Greece it was 2.9% (as compared to 3.0% for the year ended December 31, 2020).

For the year ended December 31, 2021, we had consolidated GGR of €1,399.1 million from numerical lottery products, which represented 45.8% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €1,033.3 million from numerical lottery products, which represented 51.2% of our total consolidated GGR. For the year ended December 31, 2019, we had consolidated GGR of €968.5 million from numerical lottery products, which represented 50.8% of our total consolidated GGR.

Instant Lotteries

Instant lotteries are instant-win games where prizes are randomly distributed among tickets at the moment of printing. The player’s prize is revealed immediately upon opening the game field of the lottery ticket, often by scratching off a coating on the ticket. The most common type of instant lottery is the scratch card.

We regularly renew and enrich our offerings of scratch cards and other instant lottery games, typically offering dozens of scratch card games at any time in all our markets, some targeted towards particular audiences. For example, in the Czech Republic, our scratch card “product families” include “Cash” (targeted at regular players), “Black Pearls” (targeted at female players) and “Rentier” (targeted at players attracted by an opportunity to win lifetime payments).

We offer instant lottery products in Austria, the Czech Republic and Greece. For the year ended December 31, 2021, we had a 100% market share in each of Austria and Greece for this category as a result of our exclusive licenses to operate instant lotteries in those jurisdictions. According to H2GC, our market share in the Czech Republic in instant lottery products was about 86% in 2020.

In Austria and the Czech Republic, we also offer scratch card-style products designed specifically for online. In 2020, the share of our online GGR as a percentage of total instant lotteries GGR was 6.8% in Austria and 18.1% in the Czech Republic.

For the year ended December 31, 2021, we had consolidated GGR of €261.6 million from instant lottery products, which represented 8.6% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €176.1 million from instant lottery products, which represented 8.7% of our total consolidated GGR. For the year ended December 31, 2019, we had consolidated GGR of €211.5 million from instant lottery products, which represented 11.1% of our total consolidated GGR.

Sports Betting

We offer sports betting products via the physical retail channel in Austria, Greece and Cyprus and online in Austria, the Czech Republic, Greece and Cyprus. For the year ended December 31, 2020, we had a market share for sports betting via the physical retail channel of approximately 100% in Greece (due to exclusive license) and 41% in Austria and 19% in Cyprus, and the market share for sports betting via the online channel was approximately 57% in Greece and 46% in Cyprus and marginal in each of Austria and the Czech Republic for the year ended December 31, 2020.

In 2020, the share of online GGR as a percentage of total sports betting GGR was 32.7% in Austria, 100% in the Czech Republic and 47.3% in Greece and Cyprus combined. Through our online brand, Stoiximan, and our related sports betting platform offering, we have been able to capture growth within the fast-growing online sports betting markets in Greece and Cyprus.

For the year ended December 31, 2021, we had consolidated GGR of €545.8 million from sports betting products, which represented 17.9% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €328.0 million from sports betting products, which represented 16.3% of our total consolidated GGR. For the year ended December 31, 2019, we had a consolidated GGR of €402.8 million from sports betting products, which represented 21.1% of our total consolidated GGR.

iGaming

We offer iGaming in Austria (under the win2day brand), the Czech Republic (under the SAZKAHry brand) and Greece (under the PAME STOIXIMA and Stoiximan brands). For the year ended December 31, 2020, we had a market share for iGaming in Austria of 100% (due to our exclusive license), in the Czech Republic of 18% and in Greece of 58%.

Stoiximan is the market leader in iGaming in Greece.

Our strategy is to offer a broad range of content, including content from third-party suppliers, bespoke content, and content developed in-house, allowing us to offer customers the digital games they like to play and to continue bringing new products and variety into customers’ daily gaming experiences by offering a differentiated range of games. We use third-party content from suppliers, including Neogames, NetEnt, Playson, Playtech and Evolution Gaming. We hold a majority share in the Vienna-based games developer, Rabcat Computer Graphics GmbH, which provides bespoke content, historically for the Austrian market. In other markets, we engage with local digital game development companies to create bespoke content for our customers and thereby distinguish ourselves from our competitors.

For the year ended December 31, 2021, we had consolidated GGR of €415.6 million from iGaming, which represented 13.6% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €144.8 million from iGaming, which represented 7.2% of our total consolidated GGR. For the year ended December 31, 2019, we had consolidated GGR of €25.7 million from iGaming, which represented 1.3% of our total consolidated GGR.

VLTs and Casinos

VLTs are interactive video displays, which are physically similar to traditional slot machines but provide a wider range of games and are centrally managed, allowing for the monitoring of player behavior, which can help increase player protection.

We operate VLTs in Austria and Greece as well as casinos in Austria and elsewhere internationally. For the year ended December 31, 2020, we had a 100% market share in VLTs in Greece (as a result of our exclusive license). OPAP holds a license for 25,000 VLTs in Greece, all of which have been installed as of the date of this proxy statement/prospectus. In Austria, our business holds an exclusive country-wide license for VLTs and was operating at 22 locations with over 945 VLTs as of December 31, 2020. Furthermore, we are the only company licensed to operate casinos in Austria. Currently, we have 12 land-based casinos in Austria and 24 land-based casinos in other markets, including Australia, Belgium, Denmark, Egypt, Germany, Hungary, Liechtenstein and Switzerland.

For the year ended December 31, 2021, we had consolidated GGR of €434.4 million from VLTs and casinos, which represented 14.2% of our total consolidated GGR. For the year ended December 31, 2020, we had consolidated GGR of €335.8 million from VLTs and casinos, which represented 16.6% of our consolidated GGR. For the year ended December 31, 2019, we had consolidated GGR of €297.6 million from VLTs and casinos, which represented 15.6% of our consolidated GGR.

Other Services

In the Czech Republic and Greece, we also provide a variety of other services to our customers, including financial and payment services, such as mobile top-ups and bill payment services, using our POS terminals. We also operate a mobile virtual network operator business (“MVNO”) in the Czech Republic.

As well as generating revenues, these products also drive customer traffic to our POS.

Financial and Payment Services

In the Czech Republic, we provide bill payment services for selected partners, mainly utility providers, telecommunications operators and insurance and media companies.

In Greece, we offer a range of services through our subsidiaries, Tora Wallet and Tora Direct. Tora Wallet offers an electronic wallet service licensed by the Bank of Greece which offers bill payments, remittances and ticketing services. Additionally, customers can top-up prepaid mobile phones in any OPAP store. Outside of OPAP stores, Tora Direct services can be found in more than 6,000 locations, such as small retail stores, kiosks and gas stations where mobile top-up vouchers are distributed through a network of POS terminals.

Mobile Virtual Network Operator

In 2014, our business launched a MVNO under the SAZKAmobil brand in the Czech Republic. The MVNO business provides prepaid and post-paid mobile telephone services hosted on the Vodafone network. As of December 31, 2021, SAZKAmobil had more than 217,000 customers, the largest customer base of any independent MVNO in the Czech Republic. We believe the MVNO also helps to contribute to awareness of the SAZKA Entertainment brand, especially in the Czech Republic.

Brands

We sell the majority of our core products under brands that enjoy high recognition within the local populations in each of our countries of operations.

H2GC found very high awareness in all of the main markets we operate within. Key findings were that, of the adult population in each market:

•

In Austria – 87% had spontaneous awareness (i.e., the percentage of respondents that can quote a brand name without any assistance) of the Österreichische Lotterien brand, and 98% had prompted awareness (i.e., the percentage of respondents who claim to have seen a brand). (Source: H2GC Report, Market Institute Glücksspiel-Monitor, May 2019)

•	In the Czech Republic – 78% had spontaneous awareness of the SAZKA Entertainment brand, and 100% had prompted awareness. (Source: H2GC Report, Kantar, March 2021)

•

In Greece – 100% of those surveyed knew of OPAP, with virtually all of its games also known by over 91% of the adult playing base. (Source: H2GC Report, Kantar Millward Brown Usage & Attitude Tracker, May 2020)

•	In Italy – 81% knew of lottery games and 58% had played them in the last 12 months. (Source: Source: H2GC Report, Kantar, June 2018)

We benefit from a combination of strong umbrella brands and highly recognizable local and multinational brands.

In Austria, we also offer lottery products under the Österreichische Lotterien brand. Our online products are distributed through the platform win2day, which has been operational for over 20 years. The core lottery products offered include Lotto “6 aus 45,” the pan-European game EuroMillions and instant product brands, including Rubbellos and Brieflos.

In the Czech Republic, we benefit from the broad recognition of the SAZKA Entertainment brand and SAZKA Entertainment’s sub-brands for individual products, such as SAZKAHry for iGaming or SAZKA Bet for sports betting. Our core lottery products include the traditional jackpot game, Sportka, and the pan-European game EuroJackpot.

In Greece, we are present both through the long-established and highly recognized OPAP brand as well as through the online brand, Stoiximan. The OPAP brand sells numerical lotteries such as Kino (a fast game) or Tzoker (a jackpot game). Our gaming halls operate under the PLAY brand, while sports betting and iGaming are offered under the PAME STOIXIMA brand. Stoiximan has provided us with a market leadership position both in online sports betting and iGaming in Greece.

In Italy, we offer our lottery games under the brands Gioco del Lotto, 10eLotto and MillionDay.

Participation

The popularity of lotteries across our markets demonstrates the lottery’s broad reach and deep market penetration across the adult population bases in our operational geographies. The table below shows lottery participation rates across our markets.

	% Adult Population Playing Lottery by Game (Preceding 12 Months)
		2019		2020
	%	No. of Players (m)%		No. of Players (m)
Austria
Draw-based games	71%	5.2	—	—
Scratch cards	52%	3.8	—	—
Total	84%	6.2	—	—
Czech Republic
Draw-based games	34%	3.1	36%	3.3
Scratch cards	54%	5.0	60%	5.5
Total	73%	6.7	76%	7.0
Greece(1)
Draw-based games	38%	3.6	40%	3.8
Scratch cards	14%	1.3	14%	1.3
Total	56%	5.4	58%	5.6
Italy
Total	34%	17.7	—	—

Source: H2GC

(1)	Figures for Tzoker, Greece’s largest draw-based game.

Our Market Share

The chart below shows market share of our businesses in their respective geographies.

Estimated Market Share (2020)

Source: H2GC, 2021

1)	Instant Lotteries are not available in Cyprus
2)	Numbers presented are for Greece. Physical retail and online sports betting estimated market share for Cyprus is 19% and 46%, respectively.

Product Innovation

We continuously strive to deliver the best customer experiences to our customers, innovating existing, and launching new, products as well as improving our technology. The following table shows selected product and channel innovations during the 2017-2021 period.

Source: Company Information

(1)

iGaming includes online casino, online slots, online poker, online bingo and other online-only games; online sales of products which are also sold through physical retail channels included under respective product.

(2)	In Cyprus, OPAP only offers numerical lotteries and sports betting.

We have focused over the past five (5) years on product launches, content enrichment and enhancements in the online channel for all product verticals, among other online initiatives. Draw frequencies for local jackpot games were increased in Austria by introducing additional 10 Event Draws in “Lotto 6 aus 45,” in the Czech Republic for Sportka from two (2) to three (3) draws per week and in Greece for Tzoker from two (2) to three (3) draws per week and the game concepts of pan-European jackpot games were adjusted to be more attractive for targeted audiences (for example by introducing a higher maximum jackpot in EuroMillions and faster growth of the jackpot amount). In instant lotteries, new product families were launched in Austria and the Czech Republic and our “scratch cards as a gift” concept was introduced. Moreover, we have introduced new games and content (for example annuity games, fast games, iGaming) as well as updated technologies (sports betting platforms, iGaming platforms) and launched new apps (mobile sports betting apps) in the Czech Republic and Greece. We have also launched many of our products online across all of our geographies.

Distribution

Our games and services are distributed through physical retail and online channels in most of our markets, with some exceptions such as iGaming offerings (which are online only) or certain numerical games that are not yet distributed through the online channel.

We aim to offer consumers a seamless product experience, no matter what channel they prefer for purchasing our products. Furthermore, with increasing digitalization and widespread use of mobile devices, physical retail and online offerings have begun to merge to provide a combined-channel experience for the consumer – in Greece, for example, OPAP products can be purchased via mobile devices and in retail outlets, enabling a better customer journey and creating a more appealing offering for younger audiences.

Over the past two years, the share of the online channel in our total GGR has been continuously increasing. Furthermore, the COVID-19 pandemic and resulting restrictions and lockdowns led to an additional one-off jump in the online channel’s share in our GGR in the first and second quarters of 2020.

Physical Retail Channel Distribution

In the physical retail channel, we distribute our games and services through dedicated branded agents as well as through terminals located at a variety of retail and other stores, including kiosks and convenience stores, tobacconists, supermarkets, petrol stations, gaming halls and post offices. Many of the games offered are also available online or via mobile channels.

POS Network

Our POS network is among the largest in each of our countries of operations, with approximately 64,200 total POS across markets as of December 31, 2020.

Our POS terminals utilized by our POS agents are equipped with touch-screen displays and optical scanners. The terminals can be remotely updated for new products and are regularly used to deliver messages, marketing materials and training programs to POS agents.

The following table provides an overview of our POS network by market as of December 31, 2020:

Market	Number of Points-of- Sale
Austria	5,100
Czech Republic	12,500
Greece and Cyprus	13,000
Italy	33,600

Total	64,200

With the exception of our VLT outlets in Austria and Greece, our casinos and a small number of outlets in the Czech Republic, we do not operate, lease or own any physical retail locations. The substantial majority of our POS are operated by third-party agents who operate and bear the operating cost of these POS.

Other than a network of 3,663 POS agents in Greece, which only offer OPAP products, and the combined 373 VLT halls in Greece and Cyprus, all of our POS are in locations which also sell other products. These locations include kiosks and convenience stores, tobacconists, supermarkets, petrol stations, gaming halls, and post offices.

POS agents typically earn a commission as a proportion of sales through the POS and in certain cases agents also earn incentive-based compensation. The commission-based fee structure minimizes fixed costs and increases results-driven engagement from company agents and employees.

In Austria, 2,850 of our POS are full-service outlets which have been provided with a new generation of terminals and high-end digital signage, serviced out of a specialized logistics center in Wiener Neustadt, Austria.

In the Czech Republic, we have the largest POS network in the country, with online terminals providing both lottery and non-lottery services. Approximately 25% of the POS are operated by the Czech Post, with the remainder largely located in tobacco shops, news agents, petrol stations and food retailers. We are also in the process of rolling out a pilot of 15 of our own flagship stores at the most prominent shopping malls throughout the country, guided by an econometric model that tracks customer traffic and identifies market hot spots.

In Greece, we have a POS distribution network covering all municipalities, including many islands with 3650+ OPAP branded stores (full portfolio) and 370+ gaming halls (VLTs only). We also offer our lottery products in more than 6,000 indirect small retail POS and street vendors.

In Italy, LottoItalia’s distribution network is one of the largest in the country as LottoItalia is the exclusive manager of the Italian Lotto game. LottoItalia operates the games and provides technological support to the POS network, which is located in POS which are licensed to sell tobacco products (mainly convenience stores).

Online Channel

We also sell many of our products in the online channel, enabling customers to purchase products either via mobile devices or computers. The digital offerings vary by country, depending primarily on which products can be sold online under applicable legislation and regulations.

In general, the share of our online/mobile sales as a percentage of total sales has been growing and the share of online GGR in total GGR has substantially increased over the past years. In Austria, the Czech Republic, Greece and Cyprus, we have seen strong growth in monthly active online users and GGR over this time period.

Development of our online and mobile platform products overall has allowed us to meet changes in customer preferences and behavior, allowing us to provide an improved customer experience. Our strategy is to create digital entertainment hubs which encourage customers to stay on the mobile/web platforms instead of only accessing the platforms for individual transactions, which we aim to do by building the customer base according to the following four pillars: product, frontend, operational excellence and customer value management.

We continue to enlarge and optimize our offered product portfolio, both by bringing numerical lotteries and scratch cards online across all our markets, as well as offering a compelling iGaming and sports betting proposition in selected markets. A broad online offering enables the customers to spend more time playing their preferred games and to try new product categories. Moreover, virtual lounges and chatrooms enable socialization and interaction among customers.

The frontend pillar aims at delivery of superior high-performance packaging, providing speed and an entertaining experience. Our key focus is on the mobile offering, as we expect that the mobile channel will experience the highest growth in usage across all our major markets.

The operational experience pillar focuses on a smooth and barrier-less player experience, including easy and fast onboarding for new players, provision of enhanced customer payments (variety of deposits and withdrawal methods), enhanced customer support and customer support automation through, for example, chat bots, as well as general customer call avoidance (i.e., by continuously analyzing reasons behind player contact to eliminate the root causes of calls and reduce inbound call volumes to promote efficiency and reduce costs).

The last pillar is lifetime customer value management. Through efficient customer relationship management, we aim to deliver targeted, hyper-personalized offers tailored down to a single customer (for example, real-time calculated offers, dynamic email content and fully automated processes, among other offerings).

Customer data and customer behavior are tracked and analyzed using advanced analytics, giving us the opportunity to optimize marketing, including in real time, for future cross-selling of existing and new products to customers, and to enhance player protection should excessive playing behavior or potential of excessive behavior be detected by monitoring the amount and frequency of stakes for a player and the verticals the player plays in.

Convergence of Physical Retail and Online Distribution Channels and Resulting Deanonymization of the Customer Base

We aim to provide the best customer experience to our customers, no matter what channel they prefer.

For example, we have started to embrace a combined-channel approach to our product offerings in Greece. Customers can use mobile applications to play their favorite games from within their homes, but they also can use our applications to play with others in physical retail outlets.

Furthermore, registered customers in certain of our geographies can participate in loyalty programs which have been introduced in select markets, including the Czech Republic in May 2017 and Greece in November 2019. Under these programs, customers receive benefits from, for example, registering a second chance to win and chances to win monthly prizes or rebates on future games. Recent innovations in the loyalty programs led to the introduction of second chance bets in 2020 in the Czech Republic and second quarter of 2021 in Greece, incentivizing retail customers to frequent POS more often and increasing physical retail sales.

Furthermore, with the increased use of applications and loyalty programs, customers can be motivated to register and thus voluntarily deanonymize themselves, enabling us to collect data, which gives us the same advantages as with the pure online channel.

Markets and Competition

Global Gaming Industry Overview

We operate in the global gaming sector, a growing segment within the broader entertainment market. The global gaming sector has evolved to become an integral part of today’s wider entertainment market, alongside other forms of media entertainment. The internet and mobile technology have accelerated the adoption of online gaming over the past two decades and the COVID-19 pandemic has further driven customers to adopt gaming as a form of entertainment, with consumers utilizing gaming apps alongside other forms of mobile entertainment including social media, visual media, and sports media. Gaming, due to its online and mobile adaptability, grew substantially during national lockdowns and other restrictions on activities.

Mobile gaming has been a key driver of growth in recent years, with the mobile gaming market as a percentage of interactive gaming increasing from 13% in 2010 to 43% in 2020, representing a mobile gaming market CAGR of 27% over the same period. In addition, many popular mobile games have low entry points and can be played remotely on mobile phones, which can make these games more accessible than those played exclusively on computers or consoles.

The gaming market consists of competitive activities in which players pay money to compete for the chance to win a cash prize. The gaming market is made up of games of chance, where an outcome is strongly influenced by random chance or uncertainty (“games of chance”) and games of skill, which require a physical or mental ability and a learned capacity to achieve a result (“games of skill”). The gaming market is split into two key types of distribution channels – physical retail gaming and online gaming – and is characterized as either onshore gaming, which is regulated and locally licensed, or off-shore gaming, which is licensed elsewhere in places like Gibraltar and the Isle of Man, among other locations. The gaming market is generally divided into the following product categories:

•	Lottery: lottery products, including numerical lotteries (also known as draw-based games), instant lotteries;

•	Sports Betting: sports betting, horse race betting, and betting on other products such as virtual sports and eSports; and

•

Other Gaming: non-sports betting and non-lottery products – i.e., casinos; gaming machines outside of casinos, including VLTs; bingo and iGaming products (e.g., online casino, online slots, online poker, online bingo, etc.)

The gaming industry is deeply rooted within global society and firmly embedded as an integral part of several countries’ economies. Although gaming spend per head varies across markets, the gaming sector is notable for its increasing importance as an established part of general entertainment spending – with revenues from regular gaming play increasingly competing with consumer spend on other types of entertainment (e.g., online content and streaming media platforms).

The largest global gaming operators are rebranding and fusing gaming play with more mainstream forms of entertainment, as well as extending their offers across different gaming products. Similarly, media companies are collaborating with sports betting businesses to create new viewing experiences, tapping into some of the social and personal elements that make interactive entertainment so appealing, and driving growth and adoption across the online sports betting industry.

The potential market opportunity is highlighted by the table below, which provides data on net gaming spend per adult in the markets under review, which comprise our current operating markets in addition to the UK and US, which are of strategic interest to us.

Net gaming spend per adult 2020 (€)		GGR as % of GDP 2020
Nation	(€)	Nation	%
United States	312	Greece	0.82%
United Kingdom	281	Italy	0.80%
Italy	252	Cyprus	0.73%
Cyprus	240	United Kingdom	0.62%
Austria	163	Czech Republic	0.55%
Greece	152	United States	0.46%
Czech Republic	127	Austria	0.32%
Global Average	63	Global Average	0.43%

Source: H2GC, 2021

The gaming sector is characterized by both its longevity and adaptability to changes in consumer behavior. Operators have utilized technology to develop more sophisticated products, increasingly fusing gameplay with more mainstream forms of entertainment, such as TV/film-themed instant games, traditional computer game storylines and live in-play sport.

As the gaming sector has adapted and evolved to become an integral part of the wider entertainment market, new players from Generation Y (Millennials) and Generation Z have joined the customer base. These newer generations have an observed preference for more transactional, social and ‘on-the-go’ experiences delivered through mobile gaming channels, as opposed to trips to physical retail gaming outlets, such as casinos or betting shops.

Companies in the market continuously innovate products to attract new players by offering individualized experiences using personalization and social media marketing techniques. There is a clear increase in online gaming, and, within online, from desktop to mobile gaming. Gaming’s ability to connect players with others during the COVID-19 pandemic has elevated the social aspects of gaming and betting across all devices, especially mobile. While interest in connecting through games may taper off as the pandemic subsides, it is expected that the social element of gaming will continue to attract a larger audience to the ecosystem over time.

One of the most important recent developments in the global gaming industry has been the shift to online gaming, and the subsequent shift to mobile gaming. According to data from H2GC, the online channel has been a key area of growth over the previous two decades, and, with online penetration of the global onshore market estimated to be 16.2% of GGR in 2021, there remains substantial potential for material future growth of the online market. For the year ended December 31, 2021, less than 16% of onshore lottery GGR in Europe is estimated to be online, based on H2GC, and significant further upside is expected from the continued shift to online channels, which has the potential to increase the size of the lottery market in absolute terms.

A key driver behind sector product innovation has been the need to keep up with the changing preferences of new generations of players. Millennials and Generation Z have been found to be mobile-first viewers, and increasingly consume media via streaming and subscription services, as opposed to traditional television. The continued shift to online / mobile channels for gaming operators, along with enhanced provision of products on mobile devices, is expected to attract the participation of Generation Z as they attain the legal age for gaming. In the face of changing consumer habits, a multi-product, multichannel offering leaves operators well-placed to grow. As new generations mature, there is potential for their behavior to evolve and become more reflective of the current Generation X, where lottery is the most prevalent gaming activity.

Outside of the shift to online, other recent gaming sector innovations include:

Lottery:

•	Introduction of “second chance” games;

•	The advent of annuity games; and

•	Increased numbers of draws.

Gaming:

•	Skill-based gaming content;

•	Widespread adoption of live casino; and

•	Hybrid RNG (random number generator) / live casino product.

Sports Betting:

•	In-play sports betting;

•	Cash-out sports betting product; and

•	Live streaming of sports content on operator websites / mobile.

Other:

•	Social casino / free-to-play product; and

•	Low stake betting to win physical prizes, rather than fixed odds cash rewards.

Lottery Industry Overview

Our core business and platform for growth is the operation of lotteries, a large and growing segment of the global entertainment market. Lotteries are the most popular form of paid gaming activity worldwide in terms of player participation across an adult population base, and frequently serve an important role in financing state budgets and providing funding for good causes. According to H2GC, the global total market for lotteries was approximately $300 billion for the year ended December 31, 2019. This makes lottery the largest constituent of the global gaming ecosystem and represents a significantly larger market than each of casino and sports betting, which were $145 million and $75 million respectively for the same period.

The main factors that differentiate lottery from other forms of gaming are:

•	Prizes that can be genuinely life-changing sums;

•	Participation by high percentages of relevant populations – leading to player diversity in terms of, for example, age, gender and socio-economic group;

•	A financial model that inherently can benefit wider society through taxes and the support of good causes;

•	Well-established national brands;

•	In most cases, exclusive licenses awarded by the state for long periods;

•	Generally perceived as socially acceptable by the wider population;

•	Game formats that are simple to understand and to play;

•	A large network of retail points of sale and potential for strong mobile penetration;

•	A pay-out that is fixed or subject to limited variability, not variable, as it is in, for example, sports and horse race betting; and

•	Winnings that in some countries may be tax-free for players.

Lottery products can be generally divided into two primary categories:

•	Numerical Lotteries: Also known as draw-based games; players select a combination of numbers, with the result determined by a scheduled draw that takes place after purchase of the tickets; and

•	Instant Lotteries: Players reveal an immediate result which is determined either before, or at the point of, purchase of the tickets.

Lotteries are typically state-owned – whereas some lotteries continue to be operated by governments themselves, in many markets lotteries are now run by private sector commercial operators under license, such as the markets where we operate. The World Lottery Association has more than 150 state-authorized lottery members. Many lottery operators have diversified their offerings, most commonly through the addition of sports betting. Some have also begun to add iGaming products depending on what is permissible under a country’s regulations, and the most progressive lottery operators have both extended their product offerings and looked to diversify into other markets.

Consumer spend on lottery has grown at CAGR of 3.6% over the last 15 years (period from 2005 to 2020 based on data from H2GC), and from 20A-25E is expected by H2GC to grow at CAGR of 7.3%, supported by favorable customer demographics and market trends, including: (i) high lottery participation across global populations; (ii) resilience through market cycles; and (iii) expected growth of digital lottery.

Global annual lottery wagers ($bn) (1)

Source: H2GC, 2021

(1)	Assumes historical and projected global iLottery payout ratio of ~60%. iLottery is excluded from Instant Games and Other and Draw-Based Games based on 2020A percentage of total.

The global lottery industry has outperformed other entertainment segments during volatile economic periods, providing cash flow certainty and resilience that is not present in other gaming, entertainment and leisure industry verticals. See “—Key Strengths—Operates in a $300 billion global lottery industry, which is poised for growth through increased digitization” above.

In addition, lotteries have a winner-takes-all dynamic where players tend to buy tickets in the games that offer the largest jackpot, and jackpot size is mostly driven by volumes of tickets sold. It is difficult for new entrants to challenge national incumbents even in markets that do not have exclusive licenses, because it is difficult for them to generate the revenue base or upfront funds needed to offer large jackpots. See “—Key Strengths—Strong organic growth driven by data analytics, cross-sell and growing online customer base” above.

State governments generally use the proceeds from lotteries to fund a wide range of socially beneficial causes. Commercial operators must follow complex procurement processes in order to compete for lottery contracts or obtain the license, which frequently require operators to demonstrate their credentials in growing sales, innovating new products, implementing and investing in new lottery technology, and giving back to communities through charitable initiatives. The terms and requirements of lottery tender processes therefore naturally favor established operators with a demonstrated record of accomplishment.

Lottery has traditionally required considerable upfront time and capital investment to launch a new offering. State-awarded licenses have typically been agreed on a long-term and exclusive basis, with governments tending not to frequently change lottery vendors while contracts are ongoing due to the inherent risks involved. Vendors therefore often develop strong and well-recognized national brands through their operation of a state’s lottery. When lottery contracts end and new tender processes are launched, governments have historically re-awarded concessions to incumbent operators, due to the substantial cost and lengthy transition period associated with switching providers. As a result, established operators tend to develop long-term relationships with state governments, and benefit from limited contract turnover.

H2GC takes the view that the most successful gaming operators today will likely have:

•	a strong local brand;

•	access to licenses;

•	technological and operational excellence (especially in online marketing);

•	a strong balance sheet / capacity to support investment;

•	access to a database of existing customers; and

•	multi-state / provincial exposure (if the market is geographically diverse).

Player Participation in Lottery

Lottery appeals to a wide range of adult age groups and genders and therefore benefits from high participation rates in our operating markets. The attraction of lottery products is underpinned by favorable characteristics, including the potential for life-changing wins, simple game formats, personalized content, low individual product costs, and a general perception by the wider population that lottery is a socially acceptable form of gaming, with the proceeds from lottery used by local governments to fund good causes. Additionally, lottery products are widely available through a large nationwide network of retail points of sale, with potential for strong mobile and online penetration in markets where online lottery has been introduced. This supports a large and diversified retail customer base for lottery.

The popularity of lottery across different countries emerges as a consistent trend, demonstrating lottery products’ broad appeal and the high levels of participation in lottery by the adult population. The chart below shows lottery participation rates in our current operating markets, illustrating the frequency of play by percentage of the population.

Adult population playing lottery (%)

Source: Data as of 2019, sourced from H2GC

In the US a 2016 nationwide survey by Gallup found that almost half (49%) of all US adults said they had played a state lottery, and that 53% of upper-income and 40% of lower-income Americans had bought a lottery ticket.

In terms of player diversity, the 2019/20 Taking Part survey of lottery participation conducted by Ipsos Mori and NetCen Social Research on behalf of the Department for Culture, Media, and Sport in the UK provides recent data on lottery player demographics in the UK. This survey found that 47% of surveyed men and 41% of surveyed women play lottery.

Growth of Online Lottery

We expect that the growth and profitability of the lottery industry is expected to be supported by further expansion of online lottery penetration in our key existing and target operating markets. We see a number of key drivers supporting the shift to online lottery, including broader penetration of mobile device ownership and growing demand for instant access to entertainment products through mobile and online channels. We also expect governments to encourage the development and adoption of online lottery, given the importance of the lottery industry to government funding and the ability of online lottery to grow total lottery wagers.

Online lottery share of total lottery GGR 2021E (%)(1)

(1)	Source: H2GC Report (May 2021 estimates).

As of May 2021, H2GC reported that online lottery GGR as a share of total lottery industry GGR for the Czech Republic, Greece, Austria, the USA and Italy is expected to be 18%, 13%, 11%, 5% and 3%, respectively, for 2021E. By contrast, 2021E online lottery penetration in Finland is expected to be 49%, and 2026E online penetration for the global sports betting industry is expected to reach 57%. An increase in the online penetration of lottery to match that of the global sports betting industry has the potential to drive growth in total lottery wagers. There is also evidence that online lottery grows total wagers in markets where it has been introduced, and does not cannibalize the retail lottery market. See “—Key Strengths—Operates in a $300 billion global lottery industry, which is poised for growth through increased digitization” above.

The shift to online has been accelerated by the COVID-19 pandemic, with large parts of the physical retail gaming sector having been closed for a sustained period of time and new customers having accessed gaming via online channels for the first time during national lockdowns. While online penetration has been steadily increasing each year, there was a significant jump in 2020, with over 20% of global GGR estimated to be generated through online channels, compared with 14% in 2019, according to data from H2GC.

The delivery of lottery products through online platforms also creates new opportunities for business and product innovation. Online channels enable operators to substantially improve the user experience for players, while enhancing the potential to collect data on customer activity. Operators can analyze customer data to identify behavioral trends and develop targeted marketing initiatives and product promotions. This is expected to facilitate cross-selling and drive growth in the customer base, enabling operators to improve average revenue per customer, whilst reducing churn rates and customer acquisition costs across the product portfolio.

Going forward, H2GC forecasts that online GGR in the lottery industry will continue to grow each year in absolute terms. Online penetration is expected to fall slightly in 2022E as restrictions on the physical retail market are expected to ease; however, a permanent return to previous levels of penetration is not anticipated, with online penetration expected to remain elevated in the future.

Legal and Regulatory Matters

Intellectual Property

Our businesses have a number of brands, logos, websites and other intellectual property assets which we seek to protect from third-party infringement through the registration of trademarks, domains and certain other means of intellectual property protection, including trade secret and corporate copyright protection, licenses, confidentiality and non-disclosure agreements and other contractual provisions. The strength of each of the brands of our businesses, and the protection of each brand’s associated intellectual property is an important factor in the success of our business. All of our material trademarks are regularly renewed and diligently monitored to identify and seek prosecution of any infringements.

For example, in the Czech Republic, we own the trademarks and trade names for the SAZKA Entertainment brand and each of its individual games, with the exception of the EuroJackpot brand which is used under license. In Greece, we own the trademarks and trade names for the OPAP brand and each of its individual games, with the exception of instant lotteries, whose brands are used under license by Hellenic Lotteries (as defined below). In addition, as of June 15, 2022, OPAP has registered 149 Greek national trademarks and four Community trademarks that identify OPAP’s goods/services, including trademarks for all of its games (some of the aforementioned trademarks are used by OPAP’ s subsidiaries, pursuant to the relevant License Agreements). Furthermore, OPAP has also registered ten national trademarks into the respective Cypriot Register, which are used by OPAP’s wholly – owned subsidiary OPAP CYPRUS LIMITED (apart from that, seven more Cypriot national trademarks are registered in the name of OPAP SPORTS LTD). Just in Austria, CASAG has 74 trademarks registered with Austrian Patent Office (“ÖPA”) and Austrian Lotteries has 316 trademarks registered with ÖPA as of June 30, 2022.

Regulation and Licensing Overview

The lottery and gaming industry is highly regulated in the countries in which we operate and is closely monitored by respective government authorities. See “Risk Factors—The lottery and gaming industry is highly regulated.”

Many of the factors that affect our business and results of operations are prescribed by applicable regulation. These factors include, for example, minimum pay-out ratios, such as in the case of gaming machines in many of the markets where we are present, gaming taxes, maximum bets and all wagers, minimum average gaming times permitted by the applicable regulation and the number of gaming machines that we are permitted to install in certain locations.

Through our businesses, we have licenses and concessions for our activities in Austria, the Czech Republic, Greece, Cyprus and Italy, among other jurisdiction, many of which are exclusive. Such licenses span a broad range of products, including sports betting, numerical and instant lotteries, VLTs, slot machines, horse racing and casinos. Key details of the licenses in our principal jurisdictions are summarized in the tables below.

	Austria			Italy
	Lotteries and iGaming	Casino Licenses	Sports Betting(1)	Italian Concession
Description	Exclusive operator of lotteries and iGaming (includes VTLs(2) and electronic lotteries)	12 licenses for each of 12 land-based Austrian casinos(3)	Multiple licenses with individual federal state authorities	Exclusive concession to operate the Italian Lotto and 10eLotto national lottery games
Expiry	September 2027	December 2027 – December 2030	As per the terms of the local license	November 2025
Term	15 years	15 years	As per the terms of the local license	9 years
Fees	Application Fee: € 10,000 Handling Fee: €100,000	Application Fee: € 10,000 Handling Fee: €100,000 each	n.a.	€770 million + €130 million(4)
Governed by	Austrian Gaming Act (Glücksspielgesetz) (the “Austrian Gaming Act”)	Austrian Gaming Act	Federal Regulation	Concession Agreement(5) Law Decree no. 138/2002(6)

	Austria			Italy
	Lotteries and iGaming	Casino Licenses	Sports Betting(1)	Italian Concession
Regulated by	Tax Office Austria / Minister of Finance(7)	Tax Office Austria / Minister of Finance (7)	Federal States Authorities	Agenzia delle Dogane e dei Monopoli (ADM)
Tax on Operation

Lottery games are taxed at 18.5% of sales (for the first € 400 million), up to 27.5,% of sales (concession taxes)

iGaming (web) is taxed at 40.0% of GGR

iGaming over centrally connected terminals (VLTs) is taxed at 10.0% on GGR after VAT plus local taxes (in total, a maximum of 25%)

		The gaming tax rate for casinos is 30.0% (Spielbankabgabe) on GGR(8)	2% on the stakes (§ 33 (1) Z1 TP 17 Gebührengesetz)	There is no gaming-specific tax per se on LottoItalia’s concession, LottoItalia receives 8% for Italian Lotto and 11% for 10eLotto of amount staked with no deduction of taxes
Other	n.a.	n.a.	n.a.	n.a.

(1)

Sports betting is classified as a skill game in Austria and not subject to the provisions of the Austrian Gaming Act. Österreichische Sportwetten Gesellschaft m.b.H. (a subsidiary of Austrian Lotteries) holds licenses from all nine provinces in Austria to operate sports betting, which does not fall under the national gaming monopoly. Austrian Lotteries holds an online license for sportsbetting granted by the province of Niederösterreich.

(2)	The number of admissible VLTs is limited to max. 5000 according to the Lottery Licence. A minimum distance between VLT outlets as well as on the distance between VLT outlets and casinos is required.
(3)	Casino licenses are issued following a public call for tender.
(4)	Mandatory technological upgrades to the distribution network.
(5)

The Concession Tender for the management and operation of Lotto and other fixed odds games was published on the Journal of the European Union on December 17, 2015. The selection procedure for the concession license for the collection of wagers of Lotto and other fixed odds games launched according to Article 1, paragraphs 653 and 654 of Law n. 190 of December 23, 2014. The Concession Tender was awarded to a Temporary Grouping of Companies (TGC) consisting of (inter alia) Lottomatica S.p.A. (later Lottomatica Holding S.r.l.) and Italian Gaming Holding a.s. On May 3, 2016 the companies in the TGC established LOTTOITALIA S.r.l., which has signed the concession agreement with ADM, with the launch as of November 30, 2016.

(6)

Italian gaming legislation is not contained in a single piece of legislation, instead, gaming activities have been progressively regulated through different laws and other regulatory instruments (decrees and resolutions, among others), which have allowed the introduction of new gaming activities to the market. Indeed, lotteries are a highly regulated sector and the national gaming authority (the ADM) is empowered with the power to set out specific rules both related to the award of concessions and the prescriptions and requirements to be fulfilled during the concession period. For instance, Law no. 190/2014 sets out specific provisions for the public tender to grant the concession for lottery. However, general rules have been also established to grant police licenses for systems, allowing gaming with virtual services (pursuant to the Testo Unico delle Leggi di Pubblica Sicurezza, RD no. 733/1931). Generally, the civil and criminal codes include the main gaming provisions in Italy, incorporating some of the basic definitions of gaming and its prohibitions. Additionally, Decree Law no. 496 of 1948 confirmed the position adopted by Italy regarding the provision of gaming services in the country. This decree established that the organization of gaming in any form, including games of skill, is reserved to the Italian state. For the lottery and gaming sectors, pursuant to Legislative Decree no. 231/2007, the operators must comply with specific provisions for anti-

money laundering and counter-terrorism financing, providing information and supporting the requests from public authorities. Moreover, the Legislative Decree no. 158/2012 sets out specific measures concerning the prevention of compulsive gaming, obliging the gaming operator to disclose information about the odds of winning through the use of advertisements.
(7)

According to the Austrian Gaming Act, licenses can be granted by the Tax Office Austria who can also transfer the right to operate lotteries as defined in Sections 6 to 12b through the award of a corresponding license (there was a change in responsibility from the Minister of Finance to the Tax Office as of January 1, 2021). The Minister of Finance however still approves the direct and indirect acquisition of capital and voting rights in concessionaires or appoints a commissioner and a deputy commissioner at the concessionaire. In addition, at Austrian Lotteries, as lotteries license holder, one member of the supervisory board is to be appointed following a proposal by the Minister of Finance and one member is to be appointed following a proposal by the Austrian Federal Sport Organisation (Österreichische Bundes-Sportorganisation).

(8)

The gaming tax for slot machines outside of casinos (licenses granted by federal Provinces) is 10.0% on GGR minus 20% VAT plus local taxes (in total, a maximum of 25%) - same tax rate as VLTs. Please note that CASAG does not operate slot machines outside casinos.

Czech Republic
Lottery and Gaming
Description	Totalizator Game Licence (TOTO SAZKA) (operated at points of sales)	Odds Bet Licence (operated on internet)	Internet Numerical and Prompt Lotteries Licence(1) (lotteries operated through points of sales and internet)	Technical Games Licence (a wide number of games and roulettes operated on internet)	Live Games Licence (operated on internet)
Expiry	1998 - 2022	2018 -2024	2021 - 2027	2021 - 2027	2020 - 2026
Term(2)	Granted in accordance with former legislation(3) (that have since been substituted by new law in 2017), the license cannot be renewed	6 years	6 years	6 years	6 years
Surety	CZK 5 milion funds deposited to a special account of the Ministry of Finance	CZK 30 milion bank guarantee accepted by the Ministry of Finance	CZK 100 milion bank guarantee accepted by the Ministry of Finance	CZK 50 milion bank guarantee accepted by the Ministry of Finance	CZK 50 milion bank guarantee accepted by the Ministry of Finance
Fees	The fee for issuance of the basic license amounts to CZK 5,000. Each change thereof costs CZK 3,000 in administration fees
Governed by	Czech Gaming Act No. 186/2016 Coll., as amended

Czech Republic
Lottery and Gaming

Decree No. 208/2017 Coll. which establishes the scope of technical parameters for devices through which games of chance are operated and requirements for the protection and preservation of gaming and financial data and their technical parameters

Decree No. 10/2019 Coll., on the method for gambling operators to notify and transmit information and transfer data, the scope of the data transfer and other technical parameters of data transfer

Act No. 187/2016 Coll., on taxation of hazardous games, as amended

Regulated by	Ministry of Finance of the Czech Republic (the “Ministry of Finance”)(4) Customs Administration(5)
Tax on Operation	23% or 35% as per the type of a game(6)
Other	Surety - 5 million CZK bank guarantee accepted by the Ministry of Finance	Surety - 50 million CZK bank guarantee accepted by the Ministry of Finance	Surety - 30 million CZK bank guarantee accepted by the Ministry of Finance	Surety - 100 million CZK bank guarantee accepted by the Ministry of Finance	Surety - 50 million CZK bank guarantee accepted by the Ministry of Finance	Surety - 50 million CZK bank guarantee accepted by the Ministry of Finance

(1)

Sazkamobil šance was included under this licence in February 2022. It was the last numerical lottery issued under the previously valid Act No. 202/1990 Coll. on lotteries and other similar games, as amended.

(2)

The licenses issued under the Gaming Act No. 186/2016 Coll. may be granted for a period up to six (6) years and are then being renewed before the end of the period for which they were granted. However, the license holder does not have the automatic right for the renewal. Each applicant has to prove meeting certain criteria set out by the law and is subject to thorough review by the Ministry of Finance.

(3)	Act No. 202/1990 Coll., on lotteries and other similar games, as amended.
(4)	The Ministry of Finance is the state authority for the Czech Republic which grants licenses to operate the business.
(5)	The custom administrations monitor compliance with the laws in the gaming industry.
(6)

Tax on lotteries and technical games is currently 35%, tax on other hazardous games is currently 23%. New Act No. 187/2016 Coll., on the taxation of games of chance, subjects gaming to an increased tax. On December 17, 2019, the Czech Parliament approved a bill amending, among other things, the Act No. 187/2016 Coll., which increased the tax on lotteries from 23% to 35% of GGR, the effective date of this increase being January 1, 2020. Such bill also removed an existing tax exemption for gaming winnings exceeding CZK 1.0 million. Gaming winnings (i) from lotteries and raffles which individually exceed CZK 1.0 million and (ii) from odds betting, live games and other games which in any given tax period, in aggregate per category, exceed CZK 1.0 million (net of amounts staked), will be subject, in each case, to a 15% income tax. The tax on winnings from lotteries and raffles will be withheld by lottery operators.

	Greece					Cyprus
	Numerical Lotteries and Sports Betting Games	Instant and Passive Lotteries Concession	VLTs	iGaming	Horse Racing	Numerical Lotteries	Sports Forecasting, Betting Games
Description	Exclusive(1) right through the December 2011 Addendum to the 2000 Concession agreement with the Hellenic	Exclusive right to produce, operate, circulate, promote and manage the state	Exclusive license over the operations of 25,000 VLTs	Two separate renewable licenses(4) – Type 1 License and Type 2 License (non – exclusive right granted	Non-exclusive right to conduct horse races in Greece Exclusive right to conduct in Greece mutual betting	Exclusive right to operate specific games of chance on the basis of the Bilateral Treaty (see	License to operate betting games – Class A bookmaker’s license (land- based betting) and Class B bookmaker’s

	Greece					Cyprus
	Numerical Lotteries and Sports Betting Games	Instant and Passive Lotteries Concession	VLTs	iGaming	Horse Racing	Numerical Lotteries	Sports Forecasting, Betting Games
	Republic, as in force(2)	lotteries in Greece (3)		to OPAP & Stoiximan)	on horse races(5)	below Section Governed by)	license (online betting)(6)
Expiry	October 2030	May 2026	January 2035	May 2028 (OPAP) August 2028 (Stoiximan)	January 2036	(7)	OPAP Sport’s Class A – December 31, 2022(8) OPAP Sport’s Class B – December 31, 2022[22] Stoiximan’s Class B – January 30, 2023
Term	20 + 10 years	12 years	18 years	7 years	20 years	(7)	n.a.

Fees	Concession Fee: €323m + €375m for 10-year extension +/- additional consideration payable at the end of the extension period (2030)	€190m upfront Financial Consideration paid to HRADF in exchange for the Exclusive Right for the twelve-year term of Concession Period(9)	€560m	Type 1 License – EUR 3,000,000, Type 2 License – EUR 2,000,000 (for each licensee)	€40.5m	n.a.	Class A or B bookmaker’s license valid for one (1) year –€30,000 Class A or B bookmaker’s license valid for two (2) years –€45,000 (https:// nba.gov.cy/en/ regulated- entities/fees/)
Governed by	December 15, 2000, Concession Agreement, as amended on November 4, 2011 (Amendment to the Concession Agreement) and supplemented by December 12, 2011 (2011 Addendum to 2000 Concession Agreement) and April 29, 2013 Amendment (Amendment to the 2011 Addendum to 2000 Concession Agreement) and Law 2843/2000 (art. 27)	July 30, 2013 Concession Agreement, ratified by Parliament – L. 4183/2013, GG A’ 186, as amended on February 28, 2014 (Amendment to Concession Agreement)	November 4, 2011, Concession Agreement, as amended on January 19, 2018 (Amendment to Concession Agreement)and Law 4002/2011 (art. 39-44)	Law 4002/2011 (art. 45 et seq.), as amended by Law 4635/2019	April 24, 2015 Concession Agreement, ratified by Parliament – L. 4338/2015, GG A’ 131	Law Ratifying the Agreement between the Hellenic Republic and the Government of the Republic of Cyprus (L. 34(III) of 2003)	Law regulating betting (L.37(I)/2019) (the “Betting Law of Cyprus ”) / Regulations and directives issued by the National Betting Authority
Regulated by	Hellenic Gaming Commission(1)					Ministry of Finance	National Betting Authority
Tax on Operation	OPAP’s games are taxed at a rate of 30-35% of GGR, depending on product (online/land based covered by the 12 December 2011 Addendum: 30%, VLTs: 30-35%,					Per the Bilateral	Betting Tax – ten percent

	Greece					Cyprus
	Numerical Lotteries and Sports Betting Games	Instant and Passive Lotteries Concession	VLTs	iGaming	Horse Racing	Numerical Lotteries	Sports Forecasting, Betting Games
OPAP’s online games under art. 45 of L. 4002/2011: 35%. Operators are requested to annually submit their tax return in order to declare income tax. (10)	Agreement there is a specific percentage per game provided after the deduction from the turnover of the pay out, agents, commissions and operational costs	(10%) of the
net revenue of
the Class A or
B licensed
bookmaker
from betting
for the
corresponding
accounting
period

The amount
paid to the
Authority as a
contribution
shall amount to
three percent
(3%) of the net
revenue of the
Class A or B
licensed
bookmaker
from betting
activity

Other	Right of first refusal for any other new games permitted in Greece	n.a.	n.a.	Type 1 License and Type 2 License were granted to OPAP on May 25, 2021 and to Stoiximan on May 28, 2021	n.a.	n.a.	n.a.

(1)

A three-member Supervising Committee (“3MC”) was established specifically for the supervision of OPAP (the subsidiaries of OPAP are not subject to the supervision of the 3MC) and only for the games which are exclusively offered by OPAP through the December 12, 2011 Addendum to the 2000 Concession agreement with the Hellenic Republic, as in force, so as to ensure that OPAP complies with the applicable legislation as well as its contractual obligations under the various concessions.

(2)

As regards the 10-year extension period 2020 – 2030, pursuant to the provisions of art. 2 of the December 12, 2011 Addendum to the 2000 Concession Agreement, OPAP SA has the exclusive right to conduct, organize and operate offline the following thirteen (13) games of chance in the Greek territory – eight (8) lottery based (“Joker,” “Lotto,” “Proto,” “Extra 5,” “Kino,” “Super 3,” “Super 4” and “Bingo Lotto”), three (3) sports and other betting type of games (“PAME STOIXIMA,” “Propo,” “Propo-Goal”), and BASKETBALL PROGNOSTICS GAMES + TEAMS SPORTS PROGNOSTIC GAMES. With respect to their operation online, OPAP’s exclusive right until October 12, 2030 is valid only for the 12 (twelve) games of chance, given that online “PAME STOIXIMA” has been excluded pursuant to art. 2 of the December 12, 2011 Addendum and is subject (as a non-exclusive right) to the Type 1 iGaming license, which was granted to OPAP S.A. on May 25, 2021.

(3)

Following an international public bidding tender, Hellenic Lotteries SA (“Hellenic Lotteries”) , a consortium initially consisted of OPAP Investment Limited (67%), Intralot Lotteries Limited (16.5%) and Scientific Games Global Gaming

S.à.r.l (16.5%) was granted the exclusive right to produce, operate, circulate, promote and manage the State Lotteries (Popular, National, European, State Housing, State Social Solidarity Lottery/New Year’s Eve lottery and Instant State Lottery “Scratch” as per art. 3.1 of the Concession Agreement) in the Greek territory for a period of 12 years. The concession agreement between Hellenic Lotteries and the Hellenic Republic was signed on July 30, 2013 and ratified by the Greek Parliament (L. 4183/2013, GG A’ 186) and was amended on February 28, 2014. It covers only the offline offering of State Lotteries by Hellenic Lotteries – online is not applicable given the general prohibition of art. 3.7 – 3.9 of the Concession Agreement. No right is granted in relation to any lotteries that are not mentioned in art. 3.1 of the Concession Agreement, or any electronic (including online and mobile) lotteries or any games the operation and exploitation of which has been granted to OPAP S.A. as at the date of the invitation for the international public bidding tender as well as the horserace lottery tote betting (sweepstake). The term of the Concession Agreement started on May 1, 2014 and expires on May 1, 2026.
(4)

These licenses are (i) betting games, including “virtual events” whose outcome is generated by a random number generator (type 1 license) and/or (ii) casino-type games, poker and their variations, either performed live or through a random number generator (type 2 license). Both type 1 and type 2 licenses are valid for seven (7) years and renewable, subject to fulfilment of certain conditions. Licenses are granted upon payment of consideration to the Hellenic Republic. Any person or entity satisfying certain fit and proper requirements set by L. 4002/2011, as amended by L. 4635/2019, and the Online Regulation can be granted a license by the HGC for the operation of these games.

(5)

According to art. 16.B.1 (e) of the Concession Agreement, exclusivity of the concessionaire’s right to organize and conduct online Mutual Horse Betting ceases after October 12, 2020. After October 12, 2020, until the expiration date of the Concession Agreement and in relation to online betting, the Concessionaire has the exclusive right to organize and conduct Online Mutual Horse Betting only in relation to live horse races conducted by him.

(6)

In Cyprus, betting services may only be provided by a person holding a class A bookmaker’s license or a class A bookmaker authorized agent’s license or a class B bookmaker’s license issued by the Authority upon request.

(7)

It is expected that the Bilateral Treaty will be replaced in the near future after the signing of a new concession agreement, at which time the operation of these games will be regulated by the National Betting Authority pursuant to the provisions of Law on Specific Games of Chance of 2018 (L.52(I)/2018), which came into force on June 13, 2018.

(8)

Betting Law prescribes that “A Class A or B bookmaker’s license shall be valid for a period of one or two (2) years”, following the expiry, a license renewal process is necessary for further renewal of the licenses.

(9)

The amount that Hellenic Lotteries paid or will pay is: (i) to HRADF: €190 million, (ii) to the Greek State, a monthly fee 30% of the gross profit from all state lotteries except the New Year’s Eve Lottery, (iii) to the Greek State, the remainder of the money collected from the sale of the New Year’s Eve Lottery tickets, except for a player’s winnings and the management fee of the concessionaire, amounting to 17% of the money collected and (iv) HL’s total payments to the Greek State on yearly basis under clause (ii) above cannot be less than the minimum annual fee. That is, if the total amount according to the above for one (1) fiscal year is lower than the minimum annual fee, Hellenic Lotteries will be required to pay any difference. The amount of €30 million has been set as the minimum annual fee during the first year of operation and €50 million for each subsequent year (the “Minimum Annual Fee”).

(10)

As to the Numerical Lotteries and Sports Betting, pursuant to the provisions of the December 12, 2011 Addendum, as in force, for the decade October 13, 2020 to October 12, 2030 the State’s participation in OPAP’s GGR is set at 30%. In 2011 OPAP prepaid an estimated 25% GGR Participation, which corresponds to the 80% of the €375 million. financial consideration of the 10-year extension (i.e., €300 million.), and therefore OPAP will be paying a 5% GGR participation on a monthly basis during this period. At the end of the decade, OPAP may pay an amount of additional consideration based on actual GGR. Furthermore, as to Hellenic Lotteries’ exclusive right to produce, operate, circulate, promote and manage offline the state lotteries in Greece, the State’s participation in Hellenic Lotteries’ GGR is set according to art. 11.1.b of the July 30, 2013 Concession Agreement at 30%, payable on a monthly basis. Furthermore, according to art. 11.2. of the Concession Agreement HL’s total payments under clause 11.1.b. on a yearly basis cannot be less than the Minimum Annual Fee which is set at the amount of €50 million per year.

Anti-Money Laundering

Anti-money laundering rules are generally implemented throughout EU member states (inter alia) on the basis of the 5th Anti-Money Laundering Directive (Directive (EU) 2018/843) (previously 4th Anti-Money Laundering Directive - Directive (EU) 2015/849) (the “Anti-Money Laundering Directives”), which also impose measures on certain providers of gambling services. Each member state has implemented the Anti-Money Laundering Directives into its own national laws and regulations which form the binding anti-money laundering framework for each of our businesses in their respective jurisdictions. All of our key businesses developed their anti-money laundering processes and rules as per the requirements formed by the national laws applicable in the jurisdiction(s) in which they operate and/or by their respective licensing conditions. The anti-money laundering processes (including internal directives) are also in certain cases pre-discussed and/or approved by the respective regulators.

Marketing

We commit significant resources to our marketing and communication efforts. In certain jurisdictions, we advertise on television and radio, in print media and on the internet. With respect to our draw-based numerical lotteries, many draws are conducted as live television events with nationwide broadcasting, including Austria, Czech Republic and Greece. We conduct extensive market testing of new games and services prior to launch and leverage our decades of experience in the lottery and gaming market to identify and capitalize on customer demand. We have also built a strong presence through sponsorships. In 2020, our marketing services expenses were €124.9 million.

Payment of Prize Money

POS provide payments of winning tickets below certain thresholds, which vary in our operational geographies. Prize winnings exceeding the POS pay-out limit can be typically redeemed in branches of co-operating banks or other authorized payment locations (e.g., post offices), which are connected online to our central systems. Generally, winnings are paid instantly. However, winnings exceeding certain threshold are paid via check or bank transfer after the presentation of the winning ticket. Generally, prize money for the games cannot be collected after a certain time lapse from the date of the draw or wagering event.

In terms of prizes won online, up to a certain limit, prizes won online are credited directly to the players’ online game accounts, and prizes above such limit are transferred to the registered bank account of the player.

Information Technology

We operate a number of IT and telecommunication systems in each jurisdiction to support our lottery and gaming operations. POS are equipped with terminals produced by leading vendors and connected to data processing centers securely via dedicated lines, which are provided by major telecommunications providers or technology vendors. All of the critical processes relating to our businesses, including registration of played tickets, winning ticket identification and payment and financial settlement with the agents, occur via centralized systems. Many POS are equipped with sophisticated digital signage systems that enable the transmission of audio-visual content and real time game-related information.

In addition to systems used by POS to run the retail part of the business and supporting its further growth and digitalization advancement, we have an extensive set of advanced IT technologies and solutions for remote play. We seek to realize potential synergies between the retail and online verticals and develop solutions that help to converge them. We actively develop and evolve data intelligence and analytics-based solutions for responsible gaming, digital marketing, player loyalty purposes, and personalized content offering.

Equipment, software, services, and the expertise necessary for the operation of our games are provided by, among others, IGT, Scientific Games, Intralot, Playtech BGT Sports, Neogames and in-house development.

We use infrastructure solutions from and have strong partnerships with leading technology vendors, including Microsoft, Salesforce, Oracle, DellEMC, VMware, Cisco, HPE, Checkpoint, Akamai and SAP.

Security

We have established various information security measures designed to protect our information technology from breaches in security such as the illegal retrieval and storage of data and accidental or intentional destruction of data. These security measures cover all critical data processing systems, software applications, the integrity and availability of data and the operation of its online network. We also place a focus on ensuring that such principles are in place across all of the assets that we control, and constantly monitor our security compliance ensuring proper attention and reaction in relevant cases.

Our information security strategy is built on high availability and resilience standards to ensure the integrity and confidentiality of all operations and data. There is a systematic approach to these principles, which is based on industry standards such as ISO 27001 and World Lottery Association-Security Controls. We continually strive to improve these established principles, which are regularly verified by different external, accredited and renowned certification bodies and experts.

More specifically, our management of the assets are required to establish and mandate an established ISMS based on ISO 27001, which is composed of policies, standards and guidelines on information security and includes general aspects of infrastructure, legal, GDPR, human resource and operational, as well as IT-related security (such as critical infrastructure and technologies used, acceptable use, access control, authentication, cloud services, remote access and supplier relations). These requirements also include functional business continuity requirements and disaster recovery planning which are continually being developed and implemented in order to ensure the continuous availability of game operations. Each operation has its own governance structure designed to maintain this structured holistic approach.

Specifically, the data security functions expand horizontally throughout all corporate teams, with the principal coordinators housed in several departments, including our IT-Security, Data Protection, Risk, Internal Audit and Legal departments.

The UK National Lottery

The UKNL is a state-licensed national lottery that was established in the United Kingdom in 1994. The UKNL is Europe’s largest online lottery, with over 7.5 million active registered players engaging with its selection of draw-based lotteries, scratch cards and interactive instant win games. Approximately 94% of the population of the UK live or work within one (1) mile of a UKNL terminal. The UKNL logo is recognizable to 95% of the UK adult population. The UKNL has an extensive retail network with around 44,500 retailers across the UK, sales from which accounted for 57.8% of the UKNL’s sales for the financial year ended March 31, 2022, according to Camelot’s published results. While physical retail remains the UKNL’s predominant sales channel, sales of online products are expected to continue growing, with 42.2% of UKNL’s sales for the financial year ended March 2022 deriving from sales on mobile, tablet and other digital platforms.

The UKNL is currently operated by Camelot UK Lotteries Limited (“Camelot”), which was granted the license to operate in 1994, 2001 and again in 2007, and is regulated by the UK Gambling Commission. Camelot’s current license was initially awarded in 2009 for a period of 10 years; in March 2012, this license was extended by four years to 2023 (and was subsequently extended until January 2024). In early 2020, the Gambling Commission launched a fourth license competition for operation of the UKNL. The license is expected to operate from February 2024 for a period of 10 years, with a potential extension by two (2) years. In the financial year ended March 2020, Camelot reported £7,905 million in UKNL ticket sales, an increase of £698 million, or 10%, over the £7,207 million in ticket sales for the financial year ended March 2019.

In March 2022, the UK Gambling Commission selected our subsidiary Allwyn Entertainment Ltd as its preferred applicant for the fourth license to operate the UKNL following a rigorous competition. The award of the license is currently being contested in a legal challenge. On June 29, 2022, the court ruled to lift the automatic suspension preventing the UK Gambling Commission from entering into agreements with Allwyn Entertainment Ltd to commence the transition process. Subject to any appeal of this judgment, Allwyn Entertainment Ltd will be confirmed as the incoming UKNL operator and a period of transition will commence. Upon completion of a successful transition, Allwyn Entertainment Ltd would become the operator of the UKNL with effect from February 2024.

Insurance

Our businesses face risk in their operations, including risks related to third-party claims. As such, it is the policy of our businesses to maintain comprehensive insurance policies with respect to property damage and theft and robbery of electronic equipment. In accordance with market practice, our businesses do not carry any insurance coverage against problems that may arise in connection with the reliability of their games. We believe that the insurance coverage of our businesses is in accordance with that of other similar companies and is adequate for our needs.

Environment, Social and Governance (“ESG”) and Responsible Gaming

We acknowledge and recognize the importance of social responsibility of our businesses resulting from the nature of our operations. Thus, we place particular emphasis on player protection, responsible gaming, data protection, and on anti-money laundering and anti-bribery and anti-corruption policies. We always strive to be innovative and to implement the latest best practices to meet our commitments towards responsible gaming and ESG.

Corporate Social Responsibility

Our sponsorship activities are organized by geography, recognizing the specific needs and priorities of governments, customers and other stakeholders, and often organized under our consumer-facing brands. We play a significant role in the support of culture and sport throughout our geographies, sponsoring major events such as the Bregenz Festival, the Burgtheater, and the Vienna Opera Ball in Austria, organizations such as the Czech Olympic Committee, and infrastructure projects such as the renovation of the Aghia Sophia and Panagiotis & Aglaias Kyriakou children’s hospitals in Greece.

Through these and the many other initiatives undertaken throughout the organizations, we ensure that the Company makes a significant and tangible positive contribution to the societies in which we operate.

Responsible Gaming

We strive to protect the general public and vulnerable social groups, in particular, from excessive gaming and to prevent minors from any participation in games of chance. Responsible gaming and player protection are at the core of our culture and mission, and we strive to design and provide safe, legal and balanced forms of entertainment in the jurisdictions where we operate.

Our operations in Austria, the Czech Republic and Greece, as well as IGT, one of our partners in Italy, are all members of the World Lottery Association and have been awarded the World Lottery Association’s Level 4 certification, the highest level of responsible gaming certification. In Austria, where we operate casinos, we are also certified under the European Casino Association’s Responsible Gaming Framework.

By their nature, draw-based games operate through the periodic payment of small amounts to participate in the game as opposed to high-frequency VLTs and casino games, where players are more susceptible to losing larger amounts of money, and as such are less associated with problem gambling.

We implement responsible gaming measures under the guidance of the statutory and official regulatory provisions and strive to create a safe environment for players, to protect minors and other vulnerable groups and to educate and protect the general public. For example, physical and online retailers need to undergo training on responsible gaming prior to commencement of their contract. Physical outlets monitor visit frequency and gaming intensity for all guests, asking for credit checks from independent credit rating agencies should it suspect that a guest’s visit frequency or gaming intensity does not reflect their financial circumstances. Any player can voluntarily self-exclude from participating in gaming at any time. We also provide websites promoting responsible gaming and offering advice for customers on an individual basis, so each customer has the option to benefit from a customized and effective responsible gaming consultation.

Further information on corporate social responsibility and responsible gaming can be found in our published CSR report, which can be found/accessed on/via www.\allwynentertainment.com/investors/csr-reports-sg. We do not incorporate the information contained on, or accessible through, our corporate website into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Employees

The headcount of our businesses comprised approximately 4,687 full-time equivalents as of December 31, 2021. The following table shows the average number of employees of our businesses by category expressed in full-time equivalents for the periods indicated.

	FTE average calendar year
	2021	2020	2019
Group holding and business development	60	34	22
Austria	2,044	2,433	2,553
Czech Republic	468	428	397
Greece & Cyprus(1)	1,345	1,399	1,381
Other countries (Casinos Austria International)	770	842	746

(1)	Figures provided by Stoiximan and for OPAP it includes employee count for OPAP, Hellenic Lotteries, OPAP Services, Horse Races, TORA Wallet and TORA Direct combined

We consider our businesses’ relationships with their employees to be good. The terms and conditions for employees, including working hours, termination rights and benefits are governed by standard employee contracts, together with, in certain circumstances, a variety of collective bargaining agreements.

Legal Proceedings

As of the date of this proxy statement/prospectus, our businesses are parties to administrative and civil proceedings in Austria, the Czech Republic, Greece and Italy. Currently the Group is, and may in the future be, subject to or directly impacted by various legal proceedings, formal complaints and investigations, including from anti-trust and competition regulators, including (without limitation) those matters described in more detail below. Although the results of legal proceedings, formal complaints and investigations are inherently unpredictable and uncertain, to the knowledge of the Group’s management, there is no litigation, arbitration or governmental or other proceeding or investigation currently pending against the Group (including any of its subsidiaries) or any members of the Group’s management team that, if determined adversely to the Group, are currently believed to, either individually or taken together, have a material adverse effect on the Group’s business, operating results or financial condition. We believe none of these proceedings poses a material risk to us.

Proceedings against us

Austria

Cases Initiated by (Mostly Former) Employees against CASAG: After the adjustments made to employee pension schemes consisting of a reduction of target pensions, support benefits and additional pension by 30%, 26 lawsuits (thereof 20 related to the pension fund plan, six related to the support benefits and additional pension), initiated by 38 claimants (whereby 3 claimants filed already 2 lawsuits), were filed against CASAG as of June 2022. Two main sets of proceedings were initiated in relation to the reduction of pension funds.

Pension fund scheme: In the first group of proceedings, the claimants contest the changes made to target pensions in CASAG’s contribution-backed pension fund plan. In particular, the claimants ask for additional contributions into the pension fund or payment of the difference between the pension actually paid out and the unreduced pension (the reduction amount) by CASAG. On May 31, 2021, the court of first instance ruled that the target pensions should not have been reduced. The court of first instance agreed that the right to reduce the pensions has become a part of individual contracts with the former employees since the employment agreements are not applicable on the former employees anymore. However, the court also stated that the right to reduce the pension has been included in the employment agreement with the aim to bypass the jurisdiction of the Supreme Court in result of which the employer and the works council are not able to amend pensions because of their competence given by the Labour Constitution Act (“Arbeitsverfassungsgesetz”). The court did not comment on a possible obligation of CASAG to make additional contributions and also did not clarify its deviation from the previous case law of the Supreme Court. CASAG appealed against the verdict of the court. With resolution of January 28, 2022 the court of appellation has reversed the judgement of the court of first instance and has recommitted the proceedings to the court of first instance in order to gather evidence regarding the factual justification of the changes made to target pensions. Therefore, a new decision of the court of first instance is expected. The court of appellation ruled that the reductions were in principle covered by the BV, only minimum pension is guaranteed (not target pension) by the scheme. The claimant has appealed against the resolution of the court of appellation, hence the Supreme Court will decide withing an expected period of 6-9 months. CASAG has recognized a provision of €0.5 million in its financial statements for legal costs only.

Support facility and defined benefit scheme: The second proceedings initiated in relation to the pension scheme are linked to pensions paid by the support institution (“Unterstützungseinrichtung,” which is a separate legal entity supervised by CASAG’s works council) and to additional pensions paid by CASAG in a defined benefit scheme. In a first instance the court ruled that CASAG cannot be sued for pensions paid by the support facility. The claimant appealed against the verdict of the court of first instance. The court of appellation has reversed the judgement and has recommitted the proceedings to court of first instance regarding the autonomy of the support institution. The court of appellation stated that the support facility may not be a separate legal entity since CASAG is involved in the decision-making process. CASAG has appealed against the resolution of the Court of appellation. On May 6, 2022, CASAG received the final judgement of the Supreme Court which did not grant CASAG’s appeal and confirmed in principle the decision of the court of appeal. However, the Supreme Court – in way of an obiter dictum – confirmed that the support facility is indeed a separate legal entity, though the transfer of the very specific part of that pension scheme from CASAG to the support facility was legally not possible and stayed with CASAG. CASAG is continuing to assess the potential liability as a result of this judgment, as it relates to the period before the acquisition of CASAG by the Group. However, based on its preliminary analysis, CASAG estimates the potential impact could be in the range of €22 million to €32 million. The court of first instance now will evaluate and decide if the reduction of the pension scheme was appropriate.

Lawsuit Filed by Former Member of Board of Directors of CASAG against CASAG for Unfair Dismissal: On December 12, 2019, the supervisory board of CASAG dismissed the claimant for a material reason. The claimant challenged the decision and filed a lawsuit against CASAG seeking compensation for alleged unfair dismissal in the amount of approximately €2.3 million, the alleged remuneration due until the end of the term of his function on April 30, 2022. On January 31, 2022, the court of first instance dismissed the claim in its entirety. The claimant lodged an appeal against the decision on March 1, 2022, arguing that the court did not adequately consider the final report of a private expert opinion. CASAG filed a response to the appeal, arguing that the appeal was not carried out in accordance with law due to the violation of the principle of no new evidence. The appellate proceedings will be conducted before the Higher Regional Court of Vienna. No further submissions will be exchanged, and no oral hearing is expected to be held. CASAG expects the resolution of the court of appellation to be available by the end of 2022. A further and final legal remedy - an appeal to the Austrian Supreme Court - against the appellate decision would be limited to specific legal grounds.

Complaint by AMATIC Entertainment AG against CASAG and Austrian Lotteries alleging abuse of dominance under section 5 of the Austrian Cartel Act and Article 102 TFEU and requesting that the Austrian Cartel Court orders the defendants cease and desist its alleged abusive behaviors: AMATIC Entertainment AG (“AMATIC”), the operator of a “small gambling” business in Carintia and Lower Austria, filed two identical complaints against CASAG and Austrian Lotteries at the Austrian Cartel Court, requesting to cease and desist their alleged abuse of a dominant market position of CASAG and Austrian Lotteries. The aim of the complaint is to request the Austrian Cartel Court to prohibit CASAG and Austrian Lotteries from its alleged abusive behavior, namely: (i) a joint market appearance in the form of an inadmissible integrated uniform offer, (ii) a joint advertising and product offerings (online via win2day.at) and (iii) various forms of commercials (protection of minors, inadmissible advertising slogans, etc.). The companies filed their responses on January 10, 2022. The court hearing took place on June 21, 2022. The court considered the main aspects of the alleged abusive behaviors, clearly addressed those aspects that the judges considered as most critical (mainly advertising and cross-promotions between CASAG and Austrian Lotteries) and dismissed all requested actions by AMATIC. AMATIC has the right to lodge an appeal against the decision within four weeks from its delivery in writing to AMATIC.

Greece

Claims for Loss of Profit Compensation: In March 2021, an appellate court awarded compensation for loss of profit in favor of a former agent against OPAP in the amount of approximately €3.0 million plus interest from June 2006 to December 2011, for a total of approximately €6.0 million. The appellate court had previously awarded compensation of €9.0 million plus interest. OPAP recognized this amount in our financial statements for the year ended December 31, 2017. OPAP sought an annulment of this decision and the Supreme Court of Athens annulled and remanded the case to the appellate court for review in January 2019. Following OPAP’s petition for cassation, the Judicial Council of the Supreme Court has annulled the appellate court’s award of €6.0 million in damages pending its final ruling on the OPAP’s petition. The next hearing in this matter is scheduled on October 31, 2022.

The same former agent also sought compensation for (i) the loss of profit from 2012 to 2016 in the amount of €11.1 million and an alternative claim in the amount of approximately €3.3 million and (ii) compound interest in an amount of €4.2 million. These proceedings have been placed on hold until the resolution of the proceeding described above. Moreover, the same former agent also sought compensation for the loss of profit from 2017 to 2020 in the amount of €8.9 million and an alternative claim in the amount of €2.6 million. Following submission of pleadings in March 2022, the court will appoint the hearing of the case. OPAP had made a provision of €6 million in its financial statements for this case.

Claim for alleged non-payment for marketing services: A company providing marketing services to OPAP alleged non-payment and subsequently sued OPAP for approximately €10.6 million, an alternative claim for €23.7 million and a further alternative claim for €4.8 million. The court of first instance dismissed the petition by Judgment No. 1645/2019 on April 18, 2019. Both the claimant and OPAP have submitted respective appeals to the Athens Court of Appeals. The case was heard before the Athens Court of Appeal on March 12, 2020. In August 2020, an appellate court rejected the claimants’ appeal. This case is potentially not final as the claimant may file an extraordinary appeal according to the Greek civil procedure rules. The claimant has not filed an extraordinary appeal in this matter.

Termination of Contract Claims: There are 528 litigation cases at various stages, initiated by former agents of OPAP before the courts of first instance in Athens with respect to the validity of the termination of their contracts with OPAP. In most cases, the former agents claim compensation for the loss of profit, moral damages and compensation for goodwill. Other agents claim restitution of their contract. The total amount claimed was approximately €308 million. Most hearings took place in 2019 and 2020. The court of first instance in Athens has issued several judgments in favor of OPAP that dismissed 82 claims by petitioners alleging unlawful contract termination and seeking restitution of the contract and another several judgments that dismissed more than 324 claims by petitioners seeking compensation for loss of profit and other damages amounting to €278 million and partially recognized 30 claims for an amount of €0.57 million.

Moreover, the Athens Court of Appeal dismissed 46 claims by petitioners alleging unlawful contract termination and seeking restitution of the contract.

Applications for the annulment of the new VLTs Regulation: On December 11, 2020, OPAP was notified that two former agents had filed an application for the annulment of the new VLTs Regulation (and TEP) before the Council of State (“CoS”) on October 29, 2020, alleging, among others, that the legislative authorization of art. 29 par. 3 of L. 4002/2011, based on which the new VLTs Regulation was issued, is contrary to the provision of art. 43 par. 2 of the Greek Constitution and to the CoS’s previous case law, according to which the Gaming Regulation should has been issued by a Presidential Decree and not by a decision of the Minister of Finance. On March 8, 2021, OPAP filed a joinder before the CoS for the rejection of the application of annulment. Moreover, on December 11, 2020, OPAP was notified that another one former agent had filed an application for the annulment of the new VLTs Regulation (and TEP) before the CoS on October 27, 2020, advancing similar allegations.

The CoS has set a new hearing date for both cases for November 15, 2022.

Italy

Award of the Concession to Operate the Lotto Game in Italy: Stanley International Betting Limited and Stanleybet Malta Ltd brought a claim against the ADM before the Regional Administrative Court of Lazio in connection with the award of the Lotto concession to LottoItalia (the “Italian Award Litigation”). The Italian Award Litigation was suspended until the State Council (Consiglio di Stato) decided a separate claim brought by the same plaintiffs against the ADM seeking cancellation of the open tender for the concession to operate the Lotto game, which was ultimately dismissed on August 12, 2019 by the State Council. On April 21, 2022, the Italian Award Litigation was terminated by the court due to inactivity. The termination is final, since the plaintiffs did not lodge their appeals within the appeal period that ended on June 20, 2022.

Anti-trust and unfair competition disputes

Inclusion of a non-compete clause in agency agreements: A statement of objections was filed by the Hellenic Competition Commission (the “HCC”) in relation to two complaints against OPAP: the first by a group of former agents who had not signed the new agency agreement proposed by OPAP in 2017, and the second by the Association of Professional Predictive Gaming Agents for violations of competition law.

The statement of objections accepts the complaints on violation of competition law as a result of:

(i) the inclusion of a non-compete clause in OPAP’s proposed agency agreement, in relation to two (2) secondary markets, namely: (a) retail bill payments, where OPAP is active via Tora Wallet and Tora Direct, and (b) prepaid telecom cards, where OPAP is active via Tora Direct (in OPAP stores and other points of sale); and

(ii) the imposition onto the agents of the obligation to provide the services and products described above.

The suggested fine is 30% of OPAP’s gross turnover for the violation period in the markets of retail bill payments and prepaid telecom cards, and the statement of objections concludes that the violation period began between February 23, 2017 and March 24, 2017 and is deemed ongoing.

OPAP submitted a memorandum on December 28, 2021 and an additional memorandum on January 7, 2022 for the rebuttal of the statement of objections.

Hearings in the case took place in January-March 2022. On May 9, 2022, OPAP submitted a final memorandum for the rebuttal of the statement of objections. The HCC’s decision is expected to be issued by the end of 2022.

HCMC proceedings: A fine may be imposed on SAZKA Group a.s. by the Hellenic Capital Markets Commission for a potential breach of transparency rules in 2019. We do not expect a significant fine and the HCC already confirmed that the potential breach does not amount to market abuse behavior.

State aid investigation: The European Commission has initiated a preliminary state aid investigation following a complaint against the Hellenic Republic alleging certain improper advantages granted to OPAP by the Greek state. While OPAP is not formally a party to this matter, it is ready to cooperate with the Greek government upon request. At this time it is too premature to assess any potential outcome of this matter.

Arbitration initiated by us

Arbitration proceedings initiated by Hellenic Lotteries against the Hellenic Republic and the Hellenic Republic Asset Development Fund to challenge the liability to make minimum GGR tax payment for 2020 and 2021: Pursuant to Hellenic Lotteries’s concession agreement, Hellenic Lotteries (a subsidiary of OPAP) is obligated to pay 30% of its annual GGR to the Greek state, subject to a €50.0 million minimum annual amount. Hellenic Lotteries has initiated arbitration proceedings against the Hellenic Republic and the Hellenic Republic Asset Development Fund to dispute the €50.0 million minimum annual fee liability, on the basis that it should not be applicable for 2020 and 2021 as the force majeure clause in the concession agreement was triggered by the pandemic-related restrictions imposed by the Greek state. Hellenic Lotteries has already paid €12.3 million for 2020 and €24.9 million for 2021 (constituting 30% of actual GGR). In addition, Hellenic Lotteries is seeking an extension of the term of the concession agreement or a refund of part of the upfront €190.0 million financial consideration (to be quantified at a later stage, but not less than 17.6 months or a refund of €28.0 million). The award is expected in 2023.

Argentina Arbitration Case - Annulment of the Award: In 2013, Casinos Austria International GmbH (“CAI”) and CASAG filed an arbitration request according to the International Centre of Settlement of Disputes (“ICSID”) rules against the Republic of Argentina and requested damages in the amount of USD 61 million plus interest and costs. CAI’s Argentine subsidiary Entretenimientos y Juegos de Azar Sociedad Anonima (“ENJASA“) operated games of chance based on an exclusive 30-year license granted by the provincial government in Argentina. In 2013, Ente Regulador del Juego de Azar, the responsible authority, notified ENJASA about the revocation of ENJASA’s license. ENJASA was forced, through governmental decrees and resolutions, to transfer its gaming operations to other local gaming operators. The license was revoked based on a small number of isolated events which dated back a considerable time and were individual human errors of some of ENJASA’s personnel in purely administrative matters. The revocation of the license was based on fabricated breaches of the regulatory framework and of anti-money laundering provisions, in total disregard of the actual facts and of ENJASA’s due process rights. The revocation of the license was an unlawful expropriation and a violation of the Austria - Argentina Bilateral Investment Treaty.

On November 5, 2021, CAI and ENJASA won arbitral proceedings against the Republic of Argentina and were awarded the right to receive a total amount of approximately USD 35.7 million.

The Republic of Argentina has, however, filed an application for annulment of the award and requested the stay of an enforcement of the award, which will be decided by an ad hoc committee by a process comprising one round of submission by each party and an oral hearing on August 3, 2022. Following that, an ad hoc committee will consider the application for annulment in a separate proceeding which is anticipated to take approximately another 15-18 months.

SAZKA ENTERTAINMENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that SAZKA Entertainment’s management believes is relevant to an assessment and understanding of SAZKA Entertainment’s consolidated results of operations and financial condition. The discussion should be read together with the Historical Financial Information and with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon SAZKA Entertainment’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “SAZKA Entertainment,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of SAZKA Entertainment and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Swiss NewCo and its subsidiaries following the consummation of the Business Combination.

The unaudited financial information derived from financial reporting of CASAG (for the period from January 1, 2020 to June 30, 2021 and for the year ended December 31, 2019) and LottoItalia (for the years ended December 31, 2021, 2020 and 2019) included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Slovensko, s.r.o. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited financial information and, accordingly, PricewaterhouseCoopers Slovensko, s.r.o. does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Slovensko, s.r.o. report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited financial information and should not be read to do so.

Overview

We are a leading multinational lottery operator and the largest pan-European lottery operator as measured by GGR and NGR. We operate lotteries in multiple European countries, including most of the countries where lotteries are privately operated, including Austria, the Czech Republic, Greece and Cyprus and Italy. In the United Kingdom, in March 2022, the UK Gambling Commission selected Allwyn Entertainment Ltd as its preferred applicant following a rigorous competition. We primarily focus on lotteries, including draw-based and instant-win lottery games, and distribute our products through both physical retail and online channels. We leverage our strong lottery brands, large customer base and extensive physical retail and online distribution networks to provide other entertainment offerings, including sports betting, online instant-win games, iGaming and VLTs.

We benefit from well-known brands, strong distribution networks (which are among the largest in multiple of our countries of operations) and a long history of operations. Our brands enjoy high recognition in their respective markets, and our games are played by a large player base covering a substantial portion of the adult population in jurisdictions we have surveyed.

Significant Factors Affecting Our Results of Operations

Our results of operations during the periods under review have been primarily affected by the following factors, which we expect will continue to affect our business and results of operations in the future.

Acquisitions, Increases in Interest without Change of Control, and Divestments

We have made several acquisitions which have resulted in an increase in the scale and diversification of our businesses and have affected our results of operations. As a general matter, following an acquisition, our results of operations are affected by the results of the newly acquired business or operations, the purchase accounting for the acquisition, any debt incurred in connection with the acquisition and expenditures made to integrate the newly acquired business or operations. As a result of our acquisitions and the consolidation of our operating subsidiaries’ financial results in the Company’s consolidated financial results, the periods presented in the Historical Financial Information may not be comparable to one another.

CASAG and Stoiximan were both consolidated for the first time in 2020, as described below. Given the substantial contribution of CASAG and Stoiximan after the consolidation, consolidated numbers for 2020 and 2021 are not fully comparable. The following commentary therefore also includes comparison of the consolidated results excluding contributions from CASAG (as a fully consolidated subsidiary from June 26, 2020, and as an equity method investee before) and Stoiximan (as a fully consolidated subsidiary from November 18, 2020, and as an equity method investee before) (“excluding CASAG and Stoiximan”).

Austria

Having acquired interests in CASAG in a series of transactions since 2015, as of the date of this proxy statement/prospectus, the Company indirectly holds a 59.7% economic interest in CASAG. The Company increased its shareholding from 38.2% to 55.5% in June 2020 and then to 59.8% in January 2021, but decreased its shareholding to 59.7% in June 2021. As a consequence, as of June 26, 2020, the Company ceased using the equity method of accounting with respect to its interest in CASAG and has thereafter been including CASAG’s results of operations in the Company’s consolidated financial statements.

Greece and Cyprus – Stoiximan

On December 17, 2018, OPAP completed the acquisition of a 36.8% stake in Kaizen, which operates Stoiximan and Betano. During 2020, OPAP increased its stake in Stoiximan to 84.5%, while retaining a 36.8% stake in Betano.

The Company consolidated Stoiximan from November 18, 2020.

COVID-19

While all our digital channels operated, and continue to operate, without interruption throughout the COVID-19 pandemic, some of our physical retail networks were affected by the first wave of COVID-19 restrictions in the first half of 2020. Operations resumed in the third quarter of 2020, albeit with some minor restrictions in certain cases. In the fourth quarter of 2020 and the first half of 2021, our physical retail networks were affected by new waves of COVID-19 restrictions. By the end of the second quarter of 2021, the material restrictions affecting our operations were lifted and that remained to be the case during the third quarter of 2021. In the fourth quarter of 2021, restrictions once again impacted some of our physical retail networks.

In all periods, COVID-19 measures had a limited impact on the availability of our lottery products through physical retail channels in Austria and the Czech Republic, as key categories of points of sale remained open. The physical retail channel in Greece and Cyprus was affected. Also affected were our casinos in Austria and other international jurisdictions (specifically in the first and second quarter of 2020, in the fourth quarter of 2020 and in the first quarter of 2021), and our business in Italy (in the first and second quarter of 2020 only). Our online businesses performed very well throughout 2020 and 2021, with strong growth in Austria, the Czech Republic, and at Stoiximan in our Greece and Cyprus segment.

Austria

The table below outlines the quarterly development of our operations in Austria during the aforementioned periods and illustrates the impacts of COVID-19 restrictions.

	FY20	1Q20	2Q20	3Q20	4Q20	FY21	1Q21	2Q21	3Q21	4Q21
	(unaudited)
GGR	1,077.5	285.1	219.3	303.0	270.1	1,139.1	256.4	243.0	309.1	330.6
% change from comparative period in prior year	(14%)	(7%)	(23%)	(8%)	(17%)	6%	(10%)	11%	2%	22%
Adjusted EBITDA	142.9	38.7	17.2	63.9	23.1	210.9	29.9	44.8	74.8	61.4
% change from comparative period in prior year	(32%)	(25%)	(59%)	(12%)	(49%)	48%	(23%)	160%	17%	166%

The table below outlines the quarterly development of the operations of Austrian Lotteries during the aforementioned periods and illustrates the impacts of COVID-19 restrictions.

	FY20	1Q20	2Q20	3Q20	4Q20	FY21	1Q21	2Q21	3Q21	4Q21
	(unaudited)
GGR	849.9	206.3	191.8	216.6	235.2	923.3	255.0	210.3	210.1	247.9
% change from comparative period in prior year	2%	0%	2%	(3%)	8%	9%	24%	10%	(3%)	5%

Austrian Lotteries performed well and delivered strong growth during FY 2020 as a result of strong online sales and resilience in the physical retail channel, with key POS remaining open throughout the year.

However, non-lottery activities, primarily casinos in Austria and internationally, were impacted by both waves of COVID-19 restrictions, which negatively impacted profitability in the second and the fourth quarters of 2020 in particular, and the first and second quarters of 2021. The impact of closure on profitability was more intense with respect to the casino businesses due to the relatively high proportion of fixed costs at the casinos as compared with our other businesses. Two Austrian casinos reopened on March 15, 2021, the remaining Austrian casinos and VLT gaming halls reopened on May 19, 2021, albeit with restrictions, which were further reduced from June 10, 2021. During the fourth quarter of 2021, casinos in Austria and VLT gaming halls were further closed during a three- (3-) week general lockdown, which ended on December 13, 2021. All venues have reopened since then. POS networks for lottery products were unaffected by this lockdown, in line with previous restrictions.

Czech Republic

The table below outlines the quarterly development of our operations in the Czech Republic and illustrates the impacts of COVID-19 restrictions on our businesses.

	FY20	1Q20	2Q20	3Q20	4Q20	FY21	1Q21	2Q21	3Q21	4Q21
	(unaudited)
GGR	315.2	77.0	67.0	74.9	96.3	407.9	95.7	101.3	96.7	114.2
% change from comparative period in prior year	10%	25%	0%	5%	12%	29%	24%	51%	29%	19%
Adjusted EBITDA	81.8	22.3	22.0	19.6	17.9	110.5	29.9	31.1	24.2	25.3
% change from comparative period in prior year	(14%)	(3%)	0%	(24%)	(25%)	35%	34%	41%	23%	41%

Our Czech Republic operations were impacted to a moderate extent by restrictions during the first wave of COVID-19, especially in April 2020, when there was a short period of lower sales via our physical points of sale, but the operations recovered quickly and performed well in Q3 and Q4 and throughout 2021. Czech Republic online sales comprised 31.5% of the GGR in 2020 (compared with 19.4% in 2019). During 2021, the online GGR share continued to grow, reaching 38%. Additionally, the physical retail channel was resilient, with key categories of points of sale remaining open throughout 2020 and 2021.

Greece and Cyprus

The table below outlines the quarterly development of our operations in Greece and Cyprus and illustrates the impacts of COVID-19 restrictions on those businesses.

	FY20	1Q20	2Q20	3Q20	4Q20	FY21	1Q21	2Q21	3Q21	4Q21
	(unaudited)
GGR	1,129.7	328.3	179.6	391.0	230.8	1,509.5	174.2	395.8	470.4	469.1
% change from comparative period in prior year	(30%)	(17%)	(53%)	(1%)	(48%)	34%	(47%)	120%	20%	103%
Adjusted EBITDA	325.7	98.1	30.9	109.0	87.7	578.2	68.1	145.8	180.2	184.1
% change from comparative period in prior year	(21%)	(13%)	(65%)	5%	(18%)	77%	(31%)	372%	65%	110%

Our Greece and Cyprus operations were impacted by the first COVID-19 restrictions (from the end of March 2020 to May 2020). In June and Q3 2020, the business performed well, despite still operating under certain limited restrictions, while a second lockdown impacted the physical retail business from the middle of November and throughout Q1 2021. During Q2 2021, most remaining restrictions were lifted in stages. In Q3 2021, all our Greek and Cypriot businesses operated without material restrictions, while there were further minor restrictions introduced in Q4 2021.

The Stoiximan business, which is 100% online, was not affect by the COVID-19 pandemic and delivered strong growth in 2020 and 2021, but our consolidated GGR only includes Stoiximan’s contribution from December 2020.

Italy — an equity method investee

The table below outlines the quarterly development of our operations in Italy and illustrates the impacts of COVID-19 restrictions on our businesses.

	FY20	1Q20	2Q20	3Q20	4Q20	FY21	1Q21	2Q21	3Q21	4Q21
	(unaudited)
Revenue from contracts with customers	384.4	102.8	54.8	106.9	119.9	500.1	134.3	134.2	114.7	116.8
% change from comparative period in prior year	(21%)	(20%)	(56%)	(5%)	(3%)	30%	31%	145%	7%	(3%)
Adjusted EBITDA	310.6	82.9	42.6	87.4	97.7	408.9	108.3	112.6	94.0	94.0
% change from comparative period in prior year	(22%)	(21%)	(57%)	(4%)	(3%)	32%	31%	164%	7%	(4%)

In Italy, the regulator suspended lottery draws for some weeks during the first wave of COVID-19 in Q2 2020. This was not repeated when COVID-19 restrictions were reintroduced later in the year and remained in force into 2021, and the vast majority of the distribution networks remained open during this period. Overall, trading recovered well after operations relaunched, with the business delivering a record performance in both Q1-Q2 2021, while returning to stable performance in Q3-Q4 2021. Restrictions on the number of customers in certain categories of POS were introduced in Q4 2021.

Other Impacts

Impairment testing triggered by the COVID-19 pandemic resulted in an aggregate impairment of non-current assets of €24.4 million in 2020 in our Greece and Cyprus operations (related to the Horse Races business) and impairment of (unaudited) €21.1 million in 2020 relating to our Austrian business (of which €19.4 million related to the period before CASAG Group being consolidated). Our Greece and Cyprus business also recorded impairments of receivables from agents and incurred additional expenses in the form of support to agents of €11.4 million total in 2020, and as a result of COVID-19 restrictions, the Company’s inability to generate GGR from certain products caused an additional write-off of previously accrued GGR contribution tax assets of €13.5 million in 2020. In March 2021, we recognized an impairment of tangible assets in the casinos part of the Austrian operating segment, as a consequence of an extension of the closure of casinos in Austria due to COVID-19 restrictions.

Under its concession agreement, our subsidiary, Hellenic Lotteries, pays 30.0% of its annual GGR to the Greek state, subject to a minimum annual payment of €50 million. Due to COVID-19 restrictions in 2020 and the first half of 2021, Hellenic Lotteries has not generated sufficient GGR to reach the minimal annual payment but has accrued a tax liability of €37.7 million in 2020 and €25.1 million in 2021. An arbitration with the Greek state has been initiated on the basis that the COVID-19 restrictions constituted a force majeure event and therefore the minimum annual payment should not be paid.

On the other hand, certain of our businesses received benefits from governmental COVID-19 compensation programs. In 2020, the Greek business benefitted from €1.8 million in lease discounts and a €12.3 million discount on tax liabilities in return for not taking advantage of the opportunity to defer certain tax, and the Austria business received €17.2 million in government support in the portion of 2020 following our consolidation of CASAG Group, primarily intended to mitigate costs of furloughed staff, and additional €58.3 million for the year ended December 31, 2021.

Gaming Taxes, Effect of Extension of Concession in OPAP

In addition to corporate income taxes, our businesses are subject to taxes on individual games. Taxes vary by jurisdiction and game, and with the payments of license and concession fees. Our businesses are also subject to taxes on GGR, which are calculated based on, and vary depending on, the type of license, the specific game and the amount of revenues generated by that game. In the Historical Financial Information, these tax payments are accounted for under “Gaming taxes.”

Changes in tax legislation in the jurisdictions where our businesses operate can affect our results of operations. For example, effective as of January 1, 2020 (which was within the period under review), the Czech government increased the GGR tax on lottery products from 23% to 35%.

New terms relating to our exclusive concession to conduct, manage, organize and operate numerical lottery and sports betting games in Greece have become effective for a period of 10 years starting from October 13, 2020, based inter alia on an agreement, dated April 29, 2013, between OPAP and the Hellenic Republic. In 2011, OPAP had made an upfront payment of €375.0 million in connection with the concession extension.

The agreement stipulates that, during the extension period, OPAP will pay cash gaming taxes at a rate of 5% of applicable GGR instead of the headline rate of 30%. Based on the agreement, OPAP benefits from a relief from gaming tax obligation in the aggregate amount of €1,831 million (which is contractually deemed prepaid as part of the upfront payment), plus related adjustments to compensate for income tax effects, over the extension period.

Any difference between: (i) €1,831 million plus additional compensation related to higher income tax expenses from related benefits; and (ii) the difference between gaming taxes at 30% and cash gaming taxes at 5% (i.e., gaming tax cash savings) (“additional consideration”) will be settled on October 13, 2030, as either an additional payable from OPAP to the Hellenic Republic, or a receivable of OPAP from the Hellenic Republic.

From October 13, 2020, for the period of 10 years, we will account for the effects of the agreement in the following way: (i) an intangible asset of €375 million is amortized over 10 years; (ii) other operating income in the amount of €1,831 million, plus adjustments to compensate for income tax effects, are recognized on an accrual basis over 10 years; and (iii) non-current receivables or payables representing the present value of additional consideration reflecting the difference between gaming tax cash savings and the amounts recorded in other operating income. From October 13, 2020 and on an annual basis up to the expiration of the extension (October 2030), the additional consideration will be calculated on the basis of the concession agreement, which would result in the receipt from, or payment to, the Hellenic Republic. The receivable or payable is discounted to present value with the effect of discounting recognized in other finance income or expense as appropriate.

Online Distribution Channels

Our online channels have made up an increasing amount of our GGR, in absolute and proportionate terms, in recent years, without negatively impacting the physical distribution channel’s GGR.

Sales through the online channel increased during 2021; during the same period, physical retail sales in Austria and the Czech Republic remained broadly stable. For details of the impact of the COVID-19 pandemic on us, see “—Significant Factors Affecting Our Results of Operations—COVID-19” above. For details of our strategy and future plans for online channels, see “Business of SAZKA Entertainment and Certain Information about SAZKA Entertainment—Our Business Strategy—Growth in Online and Digital Retail Channels with a Focus on Data and Cross-selling.”

The tables below illustrate the share of the GGR generated through online and physical retail distribution channels for the businesses in each of our segments (on a 100% basis). The information has been sourced from the Company’s internal financial records. For comparability, data for Greece and Cyprus includes Stoiximan for all periods.

Austria (excluding Casinos)

Czech Republic

Greece (incl. Stoiximan for all periods)

Notes

1	Based on management accounts.
2	Does not include casinos and sports betting operated under Tipp3 brand.

In our Italy segment, substantially all of its GGR is generated through physical retail channels.

Cost Restructuring Program

Our Austrian cost restructuring program (“Project ReFit”) aims to optimize corporate functions and the inefficient cost structures in place at our Austrian casinos. Project ReFit was initiated during the first COVID-19 lockdown with the aim of making these casinos profitable and resilient through a more flexible cost structure and leaner operations. Development of the program was driven by the need to redesign casino locations relative to market size and demand, as well as to reduce the high personnel costs for long-term employees resulting from legacy collective agreements.

The overall savings target for Project ReFit is €45 million per annum, beginning in 2022, with approximately two-thirds attributable to savings from casino operations and one-third to savings from costs at CASAG headquarters. Pursuant to this goal, and guided by new organization and processes aimed at increasing efficiency, Project ReFit has reduced personnel costs in all 12 casino locations, created a new salary scheme that includes salary cuts for higher salary categories and reduced the number of management positions required overall and at each casino. Additionally, Project ReFit has advanced efforts to eliminate non-necessary services and to identify and realize savings in non-personnel costs.

Key Line Items in our Consolidated Statement of Comprehensive Income

The following is a brief description of certain line items included in our consolidated statement of comprehensive income:

Revenue from Gaming Activities (GGR)

GGR is recognized as our amount staked less pay-out of winnings.

“Amount staked” represents the amount of wagers placed by customers prior to any taxes or pay out of winnings, except for “VLTs and Casinos” and “Online Games” product lines, where “amount staked” is calculated net of wins (i.e., equal to GGR) as the difference between stakes placed and wins paid during the player’s session.

Gaming Taxes

Gaming taxes are taxes on the GGR of our lotteries and other gaming activities.

Revenue from Non-Gaming Activities

Revenue from non-gaming activities represents our revenues other than those presented under GGR, such as revenue from sale of tickets, revenue from commissions, revenue from mobile virtual network operator, mobile phone top-up service and other non-core revenues.

Other Operating Income

Other operating income represents income such as income from operating leases, income from subsidies, including subsidies related to COVID-19 restrictions, proceeds from the sale of material and other income from October 2020 forward; other operating income also includes benefits from extensions of concession in OPAP.

Agents’ Commissions

Agents’ commissions are commissions accrued to third-party POS agents for their services. The commissions are calculated as a proportion of amount staked, GGR or NGR of the relevant POS, depending on the jurisdiction.

Materials, Consumables and Services

Materials, consumables and services primarily comprise expenses for services relating to sales, fees to system providers and other services. The majority of these expenses are directly related to revenue from lottery and betting activities. Services relating to sales mainly comprise IT-related costs, advisory and professional fees and related material consumption.

Marketing Services

Marketing services primarily comprise sponsorship expenses and advertising expenses.

Personnel Expenses

Personnel expenses primarily comprise staff costs. These expenses include wages and salaries, social security and health insurance costs, other social expenses and retirement benefit costs.

Other Operating Expenses

Other operating expenses primarily comprise loss(es) on disposal of non-current assets, other taxes, travel expenses, repair and maintenance, insurance premiums, fees and other operating expenses.

Share of Profit of Equity Method Investees (Net of Tax)

Share of profit of equity method investees (net of tax) primarily comprise our share of the profit and loss of equity-accounted investees from the date we acquire significant influence or joint control until the date that our significant influence or joint control ceases. When our share of losses exceeds our interest in an equity-accounted investee, the carrying amount of that interest (including any long-term investments) is reduced to zero and the recognition of further losses is discontinued, except to the extent that we have an obligation or have made payments on behalf of the investee. In the Historical Financial Information, our equity method investees were CASAG (until we began including it in our consolidated financials as of June 26, 2020), entities through which we hold additional interest in Austrian Lotteries, investees of CASAG (as of June 26, 2020), LottoItalia and Kaizen (beginning when we completed the 2018 acquisitions), and includes our investments in Stoiximan (until we began including Stoiximan’s results in our consolidated financial results as of November 18, 2020) and Betano.

Depreciation and Amortization

Depreciation is recognized in the consolidated statement of comprehensive income on a straight-line basis over the estimated useful lives of items of property, plant and equipment. From 2019, leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that we will obtain ownership by the end of the lease term. Land is not depreciated.

Trademarks, the lottery operator’s licenses and intangible assets (other than goodwill) are amortized on a straight-line basis in the consolidated statement of comprehensive income over their estimated useful lives, from the date that they are available for use.

Amortization and depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted, if appropriate.

Impairment of Tangible and Intangible Assets, Including Goodwill

Impairment of tangible and intangible assets, including goodwill, is the impairment loss recognized as the difference between the recoverable value of an asset or a cash-generating unit to which the asset is allocated, and the asset’s carrying value.

Restructuring Costs

Restructuring costs represent the costs on an initial recognition of restructuring liability.

Gain from Remeasurement of Previously Held Interest in Equity Method Investee

Gain from remeasurement of previously held interest in equity accounted investee is a gain from remeasurement of previously held equity accounted interest in Stoiximan to fair value on the acquisition date of an additional stake as a result of which we consolidated Stoiximan.

Other Gains and Losses

Other gains and losses comprise valuation gains or losses on financial instruments other than derivatives revalued through profit or loss and gains from sale of securities.

Finance Costs, Net

Includes interest income, finance income and finance cost. Interest income is recognized as it accrues in profit or loss, using the effective interest method, and comprises interest income on loans and bonds. Finance income is recognized as it accrues in profit or loss, using the effective interest method, and comprises interest income from ownership of securities, foreign exchange gains, other finance income and gains on revaluation of financial assets at fair value through profit or loss. Finance cost is recognized as it accrues in profit or loss, using the effective interest method, and comprises interest expense, bond-related interest and expense, impairment of other assets, foreign exchange losses and other finance expenses.

Income Tax Expense

Income tax expense primarily comprises current and deferred taxes. Income tax expense is recognized in the consolidated statement of comprehensive income. Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates valid at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences arising on the initial recognition of goodwill in respect of assets and liabilities whose initial recognition affects neither accounting nor taxable profit.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Gain on Disposal of Subsidiaries

Gains (or losses) from the sale(s) of investments in subsidiaries are recognized in profit or loss when the significant risks and rewards of investment ownership have been transferred to a buyer. If assets and liabilities are sold pursuant to a sale of the interest in a subsidiary or an associate, the profit or loss on sale is recognized in total under gain (or loss) on disposal of subsidiaries, special purpose entities, joint ventures and associates in the statement of comprehensive income.

The gain on disposal of subsidiaries in the Historical Financial Information represents the cash consideration for the disposition of the Croatian Business, less carrying amount of net assets sold.

Profit for the Period after Tax from Discontinued Operations

Profit (or loss) from discontinued operations is a line item below profit for the period after tax from continuing operations which represents the gain or loss on sale of a segment of business and the after-tax effect of the operations of the discontinued segment for the period.

In connection with its sale, the Croatian Business was classified as a discontinued operation in accordance with IFRS 5 (Non-current Assets Held for Sale and Discontinued Operations), and is presented as a discontinued operation in the Historical Financial Information.

Profit After Tax Attributable to Non-Controlling Interests

Profit after Tax attributable to non-controlling interests represents profit for the period after tax attributable primarily to the other shareholders of our Austria business and Greece and Cyprus business.

Results of Operations

The following table summarizes our consolidated results of operations for the periods presented.

	Year ended December 31,
	2021	2020	2019
	(€ millions, unless indicated otherwise)

Revenue from gaming activities (GGR)	3,056.5	2,018.0	1,906.1

Gaming taxes	(1,227.9)	(805.5)	(595.0)

Net Gaming Revenue (NGR)	1,828.6	1,212.5	1,311.1

Revenue from non-gaming activities	164.7	143.2	147.3

Other operating income	346.4	96.8	12.5

Agents’ commissions	(415.3)	(337.1)	(419.8)

Materials, consumables and services	(470.7)	(309.8)	(330.2)

Marketing services	(215.3)	(124.9)	(92.4)

Personnel expenses	(321.5)	(223.2)	(106.1)

Other operating expenses	(80.9)	(77.7)	(50.6)

Share of profit of equity method investees (net of tax)	79.1	79.5	120.4

Operating EBITDA	915.1	459.3	592.2

Depreciation and amortization	(222.9)	(158.5)	(112.9)

Impairment of tangible and intangible assets including goodwill	(16.6)	(26.1)	(8.7)

Restructuring cost	—	(50.6)	—

Gain from remeasurement of previously held interest in equity method investee	—	142.7	—

	Year ended December 31,
	2021	2020	2019
	(€ millions, unless indicated otherwise)

Other gains and losses	(9.6)	8.9	—

Profit from operating activities	666.0	375.7	470.6

Interest income	2.9	2.2	7.5

Interest expense	(256.1)	(101.8)	(70.3)

Other finance income and expense	(8.2)	(16.0)	(50.2)

Finance cost, net	(261.4)	(115.6)	(113.0)

Profit before tax	404.6	260.1	357.6

Income tax expense	(130.3)	(35.7)	(46.3)

Profit after tax from continuing operations	274.3	224.4	311.3

Discontinued operations: gain on disposal of subsidiaries(1)	—	—	277.3

Profit from discontinued operations, excluding gain on disposal(2)	—	—	15.6

Profit after tax from discontinued operations	—	—	292.9

Profit after tax	274.3	224.4	604.2

Profit after tax from continuing operations attributable to:

Owners of the Company	44.3	92.8	141.8

Non-controlling Interests	230.0	131.6	169.5

Operating EBITDA	915.1	459.3	592.2

Adjustments to Operating EBITDA
Inorganic business development costs(3)	35.8	14.8	10.4
Arbitration gain(4)	(13.5)	—	—
Adjustments in Austria segment(5)	(20.9)	—	—
Adjustments in Czech Republic segment(6)	4.0	(2.0)	—
Adjustments in Greece and Cyprus segment(7)	23.0	66.0	0.6

Adjusted EBITDA	943.5	538.1	603.2

(1)

On May 21, 2019, we sold our entire interest in the Croatian Business to an affiliate of EMMA Capital for a cash consideration of €302.6 million, less net assets value disposed of €27.7 million and effected a reclassification of foreign currency translation reserve from other comprehensive income to profit or loss upon disposal of €2.5 million, resulting in a gain of €272.4 million.

(2)	Profits from the discontinued operations of the Croatian Business.
(3)	Comprised of costs associated with inorganic business development, including costs related to the Company’s UKNL bid.
(4)	Represents income from an arbitration award of €13.5 million in 2021 (see Note 8 to the Historical Financial Information for the year ended December 31, 2021).
(5)	Comprised of adjustments in our Austria segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.
(6)	Comprised of adjustments in our Czech Republic segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.

(7)	Comprised of adjustments in our Greece and Cyprus segment; refer to the section entitled “—Reconciliation of Non-IFRS Financial Measures” above for detailed descriptions.

Comparison of Results of Operations for the Years Ended December 31, 2021 and December 31, 2020

Revenue from gaming activities (GGR)

Our GGR for the year ended December 31, 2021 was €3,056.5 million, an increase of €1,038.5 million, or 51%, compared with €2,018.0 million in the year ended December 31, 2020. The increase was primarily driven by the consolidation of CASAG and Stoiximan, as well as organic growth, especially in the online channel (including sales of numerical lotteries and instant lotteries through the online channel and iGaming).

Excluding CASAG Group and Stoiximan, GGR increased by €167.3 million, or 12%, to €1,572.0 million.

Gaming Taxes

Our gaming taxes for the year ended December 31, 2021 were €1,227.9 million, an increase of €422.4 million, or 52%, compared with €805.5 million in the year ended December 31, 2020 in line with the increase in GGR.

Excluding CASAG Group and Stoiximan, gaming taxes increased by €15.9 million, or 3%, to €506.9 million.

Net Gaming Revenue (NGR)

Our NGR for the year ended December 31, 2021 was €1,828.6 million, an increase of €616.1 million, or 51%, compared with €1,212.5 million in the year ended December 31, 2020, in line with the increase in GGR.

Excluding CASAG Group and Stoiximan, NGR increase by €151.4 million, or 17%, to €1,065.1 million.

Revenue from Non-Gaming Activities

Our revenue from non-gaming activities for the year ended December 31, 2021 was €164.7 million, an increase of €21.5 million, or 15%, compared with €143.2 million in the year ended December 31, 2020. The increase was primarily driven by the consolidation of CASAG.

Excluding CASAG Group and Stoiximan, revenue from non-gaming activities increased by €2.7 million, or 2%, to €119.3 million.

Other Operating Income

Our other operating income for the year ended December 31, 2021 was €346.4 million, an increase of €249.6 million, or 258%, compared with €96.8 million in the year ended December 31, 2020. The increase was primarily driven by the effects (€217.4 million in 2021 compared to €42.5 million in 2020) from the extension of a concession in OPAP for the 10-year period from October 2020, as described under “ —Significant Factors Affecting our Results of Operations—Other Impacts—Gaming Taxes, Effect of Extension of Concession in OPAP”, income of €75.2 million from COVID-19 government support programs in Austria and Greece recorded in 2021 compared to €31.3 million in 2020, and gain from arbitration awards of €29.5 million recorded in 2021.

Excluding CASAG Group and Stoiximan, other operating income increased by €184.6 million to €254.7 million, primarily due to the benefit realized from the extension of the concession in Greece and gain from arbitration awards.

Agents’ Commissions

Our agents’ commissions for the year ended December 31, 2021 were €415.3 million, an increase of €78.2 million, or 23%, compared with €337.1 million in the year ended December 31, 2020. The increase was primarily driven by the factors influencing GGR and NGR set forth above and reflecting Stoiximan’s online-only business model, as a result of which it does not incur agents’ commissions.

Excluding CASAG Group and Stoiximan, agents’ commissions increased by €27.9 million, or 10%, to €314.8 million, primarily due to the factors influencing GGR and NGR set forth above.

Materials, Consumables and Services

Our materials, consumables and services expenses for the year ended December 31, 2021 were €470.7 million, an increase of €160.9 million, or 52%, compared with €309.8 million in the year ended December 31, 2020. The increase was primarily driven by the impact of consolidation of CASAG and of Stoiximan, whose online-only business model incurs certain gaming systems and payment service providers’ costs.

Excluding CASAG Group and Stoiximan, materials, consumables and services expenses increased by €32.4 million, or 12%, to €303.5 million, primarily due to increased service costs in connection with inorganic business development.

Marketing Expenses

Our marketing expenses for the year ended December 31, 2021 were €215.3 million, an increase of €90.4 million, or 72%, compared with €124.9 million in the year ended December 31, 2020. The increase was primarily driven by the consolidation of CASAG and Stoiximan and by increased marketing investments with a focus on return on the investment (“ROI”).

Excluding CASAG Group and Stoiximan, marketing expenses increased by €29.3 million, or 34%, to €116.1 million.

Personnel Expenses

Our personnel expenses for the year ended December 31, 2021 were €321.5 million, an increase of €98.3 million, or 44%, compared with €223.2 million in the year ended December 31, 2020. The increase was primarily driven by the consolidation of CASAG. However, personnel expenses grew at a significantly lower rate than GGR, primarily as a result of cost savings in Austria due to the successful realization of a restructuring plan announced in June 2020 which targeted cost savings of €45 million from 2022, with a material portion of savings already achieved in 2021 and 2022.

Excluding CASAG Group and Stoiximan, personnel expenses increased by €12.1 million, or 11%, to €118.7 million.

Other Operating Expenses

Our other operating expenses for the year ended December 31, 2021 were €80.9 million, an increase of €3.2 million, or 4%, compared with €77.7 million in the year ended December 31, 2020.

Excluding CASAG Group and Stoiximan, other operating expenses decreased by €14.7 million, or 23%, to €48.4 million, primarily due to decrease in the other operating expenses in Greece and Cyprus in comparison with the year 2020, where certain one-off costs related to COVID-19 restrictions were incurred.

Share of Profit of Equity Method Investees (Net of Tax)

Our share of profit of equity method investees for the year ended December 31, 2021 was €79.1 million, an increase of €0.4 million, or 1%, compared with €79.5 million in the year ended December 31, 2020, reflecting the strong performance of LottoItalia. The increased contribution of LottoItalia offset the effects of the consolidation of CASAG and Stoiximan, which were accounted as equity method investees for parts of the year 2020 and as subsidiaries thereafter.

Excluding CASAG Group and Stoiximan, share of profit of equity method investees increased by €24.6 million, or 50%, to €74.1 million.

Operating EBITDA

Our Operating EBITDA for the year ended December 31, 2021 was €915.1 million, an increase of €455.8 million, or 99%, compared with €459.3 million in the year ended December 31, 2020. This increase was primarily attributable to the increase in GGR (primarily as a result of the consolidation of CASAG Group and Stoiximan as well as organic growth, especially in the online channel), the benefit realized from the extension of the Greek concession, higher income from government subsidies in connection with COVID-19 restrictions, normalized organic growth and gain from arbitration awards in 2021.

Excluding CASAG Group and Stoiximan, Operating EBITDA increased by €276.3 million, or 82%, to €611.7 million due to the benefit realized from the extension of the Greek concession decrease in the other operating expenses in Greece and Cyprus in comparison with the year 2020, where certain one-off costs related to COVID-19 restrictions were incurred. See the section entitled “Summary Historical Financial and Other Information—Certain Consolidated Unaudited Non-IFRS Financial Information” for a reconciliation of profit after tax to Operating EBITDA and Adjusted EBITDA.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2021 was €943.5 million, an increase of €405.4 million, or 75%, compared with €538.1 million in the year ended December 31, 2020. This increase was primarily attributable to the normalized organic growth and increase in Operating EBITDA in all operating segments and after considering the adjustment factors described in the section entitled “Summary Historical Financial and Other Information—Certain Consolidated Unaudited Non-IFRS Financial Information”.

Excluding CASAG Group and Stoiximan, Adjusted EBITDA increased by €246.7 million, or 60%, to €660.9 million.

Depreciation and Amortization

Our depreciation and amortization expenses for the year ended December 31, 2021 were €222.9 million, an increase of €64.4 million, or 41%, compared with €158.5 million in the year ended December 31, 2020. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan and increases in investments into gaming systems and equipment.

Excluding CASAG Group and Stoiximan, depreciation and amortization expenses increased by €18.6 million, or 15%, to €141.0 million.

Impairment of Tangible and Intangible Assets Including Goodwill

Our impairment of non-current assets for the year ended December 31, 2021 were €16.6 million, a decrease of €9.5 million, or 36%, compared with €26.1 million in the year ended December 31, 2020, representing impairments in right of use assets in Austria and Greece and Cyprus in 2021.

Excluding CASAG and Stoiximan, impairment of non-current assets decreased by €13.7 million, or 53%, to €10.7 million.

Restructuring Costs

Our restructuring costs in the comparative period of €50.6 million relates to a restructuring plan in Austria. The plan has now been fully implemented.

Gain from Remeasurement of Previously Held Interest in Equity Method Investee

Gain from remeasurement of previously held interest in equity method investee in the comparative period of €142.7 million comprises a non-cash upward revaluation of the 36.75% equity accounted interest in Stoiximan held prior to the completion of the acquisition of additional interests in Stoiximan in November 2020 and subsequent consolidation. The fair value was estimated with reference to the purchase prices of the acquired controlling interest.

Other Gains and Losses

Other gains and losses of €9.6 million comprises losses from revaluation of non-derivative financial instruments accounted at fair value (2020: gain of €8.9 million).

Profit from Operating Activities

Our profit from operating activities for the year ended December 31, 2021 was €666.0 million, an increase of €290.3 million, or 77%, compared with €375.7 million in the year ended December 31, 2020. This increase was primarily due to the factors set forth above.

Excluding CASAG Group and Stoiximan, profit from operating activities increased by €253.1 million, or 129%, to €449.2 million.

Finance Costs, Net

Our finance costs, net for the year ended December 31, 2021 were €261.4 million, an increase of €145.8 million, or 126%, compared with €115.6 million in the year ended December 31, 2020. The increase was primarily attributable to non-cash interest expenses in connection with accounting for convertible preferred shares.

Profit Before Tax

Our profit before tax for the year ended December 31, 2021 was €404.6 million, an increase of €144.5 million, or 56%, compared with €260.1 million in the year ended December 31, 2020. This was primarily due to the factors set forth above.

Income Tax Expense

Our income tax expenses for the year ended December 31, 2021 were €130.3 million, an increase of €94.6 million, or 265%, compared with €35.7 million in the year ended December 31, 2020. The increase was primarily attributable to the increase in profit before tax.

Profit for the Period After Tax from Continuing Operations

Our profit after tax from continuing operations for the year ended December 31, 2021 was €274.3 million, an increase of €49.9 million, or 22%, compared with €224.4 million in the year ended December 31, 2020. This was primarily as a result of the factors set forth above.

Profit for the Period Attributable to Non-Controlling Interests

Our profit for the period attributable to non-controlling interests for the year ended December 31, 2021 was €230.0 million, an increase of €98.4 million, or 75%, compared with €131.6 million in the year ended December 31, 2020. This was primarily as a result of the factors set forth above.

Comparison of Results of Operations for the Years Ended December 31, 2020 and December 31, 2019

Revenue from Gaming Activities (GGR)

Our GGR for the year ended December 31, 2020 was €2,018.0 million, an increase of €111.9 million, or 5.9%, compared with €1,906.1 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan in the second half 2020, which was partially offset by the impact of COVID-19 restrictions.

Excluding CASAG Group and Stoiximan, our GGR decreased by €501.4 million, or 26.3%, to €1,404.7 million, driven by a decrease in Amounts Staked. While our Czech Republic business performed well particularly in the online business, our Greek operations suffered from COVID-19 restrictions.

Gaming Taxes

Our gaming taxes for the year ended December 31, 2020 were €805.5 million, an increase of €210.5 million, or 35.4%, compared with €595.0 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan in the second half of 2020, which was partially offset by the impact of the COVID-19 restrictions.

Excluding CASAG Group and Stoiximan, our gaming taxes for the year ended December 31, 2020 decreased by €104.0 million, or 17.5%, to €491.0 million, following a decrease in GGR and the impact of an increase in the lottery tax rate in the Czech Republic from 22% in 2019 to 35% as of January 1, 2020.

Net Gaming Revenue (NGR)

Our NGR for the year ended December 31, 2020 was €1,212.5 million, a decrease of €98.6 million, or 7.5%, compared with €1,311.1 million in the year ended December 31, 2019. The decrease was primarily attributable to the increase in gaming taxes as explained above.

Excluding CASAG Group and Stoiximan, our NGR for the year ended December 31, 2020 decreased by €397.4 million, or 30.3%, to €913.7 million, reflecting a decrease in GGR and the additional negative impact of the lottery tax increase from 22% in 2019 to 35% as of January 1, 2020 in the Czech Republic.

Revenue from Non-Gaming Activities

Our revenue from non-gaming activities for the year ended December 31, 2020 was €143.2 million, a decrease of €4.1 million, or 2.8%, compared with €147.3 million in the year ended December 31, 2019. The decrease was primarily attributable to the impact of COVID-19 restrictions, which was partially offset by the effect of the consolidation of CASAG Group and Stoiximan.

Excluding CASAG Group and Stoiximan, our revenue from non-gaming activities for the year ended December 31, 2020 decreased by €30.7 million, or 20.8%, to €116.6 million, following the GGR trends. The decrease was primarily attributable to the negative impact of COVID-19.

Other Operating Income

Our other operating income for the year ended December 31, 2020 was €96.8 million, an increase of €84.3 million, or 674.4%, compared with €12.5 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan and to the extension of the concession in Greece, which amounted to €42.5 million. See “—Significant Factors Affecting our Results of Operations—Other Impacts—Gaming Taxes, Effect of extension of concession in OPAP” above.

Excluding CASAG Group and Stoiximan, our other operating income for the year ended December 31, 2020 increased by €57.6 million to €70.1 million, primarily due to the benefit from the extension of the concession in Greece mentioned above.

Agents’ Commissions

Our agents’ commissions for the year ended December 31, 2020 were €337.1 million, a decrease of €82.7 million, or 19.7%, compared with €419.8 million in the year ended December 31, 2019. The decrease was primarily attributable to the factors impacting GGR and NGR discussed above.

Excluding CASAG Group and Stoiximan, our agents’ commissions for the year ended December 31, 2020 decreased by €132.9 million, or 31.7%, to €286.9 million, primarily due to the factors impacting GGR and NGR discussed above.

Materials, Consumables and Services

Our materials, consumables and services expenses for the year ended December 31, 2020 were €309.8 million, a decrease of €20.4 million, or 6.2%, compared with €330.2 million in the year ended December 31, 2019. The decrease was primarily attributable to the impact of cost-savings measures introduced to mitigate the impact of COVID-19 restrictions, which was partially offset by the effect of the consolidation of CASAG Group and Stoiximan.

Excluding CASAG Group and Stoiximan, our materials, consumables and services expenses for the year ended December 31, 2020 decreased by €59.1 million, or 17.9%, to €271.1 million. All of our businesses implemented cost-saving measures as a response to COVID-19 restrictions. However, due to the fixed nature of some of our costs, the relative decrease does not fully match the decrease in GGR.

Marketing Services

Our marketing services expenses for the year ended December 31, 2020 were €124.9 million, an increase of €32.5 million, or 35.2%, compared with €92.4 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan, the impact of which was partially offset by the impact of cost-saving measures implemented throughout our Group in response to COVID-19 restrictions.

Excluding CASAG Group and Stoiximan, our marketing expenses for the year ended December 31, 2020 decreased by €5.6 million, or 6.1%, to €86.8 million. While we cut marketing expenses in some areas, we also had expenditures representing targeted spending on campaigns to drive revenue growth in new product lines and online distribution channels.

Personnel Expenses

Our personnel expenses for the year ended December 31, 2020 were €223.2 million, an increase of €117.1 million, or 110.4%, compared with €106.1 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan.

Excluding CASAG Group and Stoiximan, our personnel expenses for the year ended December 31, 2020 increased by €0.5 million, or 0.5%, to €106.6 million.

Other Operating Expenses

Our other operating expenses for the year ended December 31, 2020 were €77.7 million, an increase of €27.1 million, or 53.6%, compared with €50.6 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan.

Excluding CASAG Group and Stoiximan, our other operating expenses for the year ended December 31, 2020 increased by €12.5 million, or 24.7%, to €63.1 million. While there is no single major driver, a combination of smaller factors, such as an increase in trade receivables provision in our Greece business and €5.2 million of special support paid to our agents in Greece, who bore essentially all the costs of maintaining our dedicated agents’ stores during the period they were not able to open, contributed to the increase in our other operating expenses for this period.

Share of Profit of Equity Method Investees (Net of Tax)

Our share of profit of equity method investees for the year ended December 31, 2020 was €79.5 million, a decrease of €40.9 million, or 34.0%, compared with €120.4 million in the year ended December 31, 2019. The decrease was primarily attributable to the impact of COVID-19 restrictions on (i) CASAG Group during the first half of the year, while CASAG Group was accounted using the equity method for only the first six (6) months of 2020, and (ii) on LottoItalia.

Excluding CASAG Group and Stoiximan, our share of profit of equity method investees for the year ended December 31, 2020 decreased by €20.0 million, or 28.8%, to €49.5 million, which decrease was primarily driven by the impact of COVID-19 restrictions on LottoItalia.

Operating EBITDA

Our Operating EBITDA for the year ended December 31, 2020 was €459.3 million, a decrease of €132.9 million, or 22.4%, compared with €592.2 million in the year ended December 31, 2019. The decrease in Operating EBITDA was primarily attributable to the negative impact of COVID-19 on our business in 2020 offsetting the effect of the consolidation of CASAG Group and Stoiximan. See the section entitled “Summary Historical Financial and Other Information—Certain Consolidated Unaudited Non-IFRS Financial Information” for a reconciliation of profit after tax to Operating EBITDA and Adjusted EBITDA.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2020 was €538.1 million, a decrease of €65.1 million, or 10.8%, compared with €603.2 million in the year ended December 31, 2019. The decrease in Adjusted EBITDA was primarily attributable to the negative impact of COVID-19 on our business in 2020 offsetting the effect of the consolidation of CASAG Group and Stoiximan. See the section entitled “Summary Historical Financial and Other Information—Certain Consolidated Unaudited Non-IFRS Financial Information” for a reconciliation of profit after tax to Operating EBITDA and Adjusted EBITDA.

Depreciation and Amortization

Our depreciation and amortization expenses for the year ended December 31, 2020 were €158.5 million, an increase of €45.6 million, or 40.4%, compared with €112.9 million in the year ended December 31, 2019. The increase was primarily attributable to the effect of the consolidation of CASAG Group and Stoiximan and increase in connection with investments into gaming systems and equipment in prior years.

Excluding CASAG Group and Stoiximan, our depreciation and amortization expenses for the year ended December 31, 2020 increased by €9.5 million, or 8.4%, to €122.4 million.

Impairment of Tangible and Intangible Assets Including Goodwill

Our impairment of non-current assets of €26.1 million for the year ended December 31, 2020 was primarily driven by the impact of COVID-19 restrictions on parts of the Greece business, where an aggregate impairment of €19.0 million was recognized for brand, equipment and leased assets in the Horse Races segment of the Greek business.

Restructuring Costs

Our restructuring costs of €50.6 million for the year ended December 31, 2020 comprise estimated costs of Project ReFit, announced in July 2020, which is expected to generate costs savings from 2021 onward.

Gain from Remeasurement of Previously Held Interest in Equity Method Investee

Our gain from remeasurement of previously held interest in equity method investee for us and the non-controlling interests of €142.7 million for the year ended December 31, 2020 comprised a non-cash upward revaluation of the 36.8% equity accounted interest in Stoiximan held prior to the completion of the acquisition of additional interests in Stoiximan in November 2020 and the subsequent consolidation of CASAG Group and Stoiximan. The fair market value was estimated using the purchase prices of the acquired controlling interests.

Other Gains and Losses

Our other gains and losses of €8.9 million for the year ended December 31, 2020 were comprised of gains from revaluation of non-derivative financial instruments held accounted at fair value.

Profit from Operating Activities

Our profit from operating activities for the year ended December 31, 2020 was €375.7 million, a decrease of €94.9 million, or 20.2%, compared with €470.6 million in the year ended December 31, 2019. This decrease was primarily due to the implication of COVID-19 restrictions and the increase lottery tax in the Czech Republic as described above.

Excluding CASAG Group and Stoiximan, profit from operating activities decreased by €223.6 million, or 53.3%, to €196.1 million.

Finance Costs, Net

Our finance costs, net for the year ended December 31, 2020 were €115.6 million, an increase of €2.6 million, or 2.3%, compared with €113.0 million in the year ended December 31, 2019. The increase was primarily attributable to an increase in external debt, primarily the issuance of new bonds in the Czech Republic and Greece which was partially offset by a decrease of other finance income and expense in 2020 as a result of the financing fees in 2019 of €40.9 million in relation to the voluntary tender offer for shares in OPAP.

Profit Before Tax

Our profit before tax for the year ended December 31, 2020 was €260.1 million, a decrease of €97.5 million, or 27.3%, compared with €357.6 million in the year ended December 31, 2019. This was primarily due to the factors set forth above.

Income Tax Expense

Our income tax expenses for the year ended December 31, 2020, were €35.7 million, a decrease of €10.6 million, or 22.9%, compared with €46.3 million in the year ended December 31, 2019. The decrease was primarily attributable to the decrease in profit before tax.

Profit for the Period After Tax from Continuing Operations

Our profit after tax from continuing operations for the year ended December 31, 2020 was €224.4 million, a decrease of €86.9 million, or 27.9%, compared with €311.3 million in the year ended December 31, 2019. This was primarily due to the factors set forth above.

Profit for the Period After Tax Attributable to Non-Controlling Interests

Our profit for the period after tax attributable to non-controlling interests for the year ended December 31, 2020 was €131.6 million, a decrease of €37.9 million, or 22.4%, compared with €169.5 million for the year ended December 31, 2019. This was primarily due to the factors set forth above.

Segmental Data

The unaudited financial information derived from financial reporting of CASAG (for the period from January 1, 2020 to June 30, 2021 and for the year ended December 31, 2019) and LottoItalia (for the years ended December 31, 2021, 2020 and 2019) included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Slovensko, s.r.o. has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited financial information and, accordingly, PricewaterhouseCoopers Slovensko, s.r.o. does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Slovensko, s.r.o. report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the unaudited financial information and should not be read to do so.

We have the following geographic segments: Austria, the Czech Republic, Greece, Cyprus and Italy. However, for purposes of the discussions below, we have presented a summary of the full operations for the respective geographies regardless of the method of consolidation. For more details, please see “Important Information About IFRS And Non-IFRS Financial Measures.”

Austria

The table below presents the results of our Austria operations, for the periods indicated.

	Year ended December 31,
	2021	2020	2019
		(unaudited) (€ millions)
GGR	1,139.1	1,077.5	1,245.9
GGR growth	5.7%	(13.5%)	2.6%
NGR	549.2	514.5	608.9
NGR growth	6.7%	(15.5%)	4.3%
Adjusted EBITDA	210.9	142.9	210.6

While our lotteries business and iGaming businesses in Austria operated without any material impact from COVID-19 restrictions and continued to grow and deliver strong performance throughout all periods, both our domestic and international casino businesses were unable to operate for significant periods of time both during the year 2020 and 2021, resulting in a year on year decline in GGR from casinos.

Our numerical lotteries, sports betting and iGaming operations all showed strong GGR growth during the year ended December 31, 2021. However, due to the impact of the COVID-19 restrictions on our casino business, total GGR of our Austrian business increased only by 6% at €1,139.1 million for the year ended December 31, 2021 (2020: decrease of 14% to €1,077.5 million; 2019: increase of 3% to €1,245.9 million).

While the profitability of our lotteries and iGaming businesses increased, the impact of the COVID-19 restrictions on our casino business resulted in a disproportionate impact on profitability in 2020 and 2021 due to the cost structure of the casinos business, which includes a higher proportion of fixed costs than in our other businesses. Project ReFit was announced in July 2020 and related costs of €50.6 million (reported under Operating EBITDA) impacted net income in 2020. The overall savings target for Project ReFit is on track to deliver expected annual savings of €45 million per annum, with a material portion of savings already achieved in

2021. Approximately two-thirds is attributable to savings from casino operations and one-third to savings from costs at CASAG headquarters. The negative impact on the casino businesses was partially offset by COVID-19-related government relief payments and support programs. Following the reopening of casinos in May 2021, the casino businesses returned to profitability and became cashflow positive. See “—Significant Factors Affecting our Results of Operations—Cost Restructuring Program” and “—Significant Factors Affecting our Results of Operations—COVID-19.”

As a result, Adjusted EBITDA for the year ended December 31, 2021 increased to €210.9 million, compared to €142.9 million for the year ended December 31, 2020, and €210.6 million for the year ended December 31, 2019, with a trend of profitability improvement.

Czech Republic

The table below presents the results of our Czech Republic operations for the periods indicated.

	Year ended December 31,
	2021	2020	2019
		(unaudited) (€ millions)
GGR	407.9	315.2	286.2
GGR growth	29.4%	10.1%	13.9%
NGR	264.9	200.9	219.4
NGR growth	31.9%	(8.4%)	13.6%
Adjusted EBITDA	110.5	81.8	94.6

Our Czech business continued to deliver strong performance, underpinned by strong top-line growth. Year on year, GGR for the year ended December 31, 2021 increased by 29% to €407.9 million (2020: 10% to €315.2 million; 2019: 14% to €286.2 million), driven by growth in all product lines, with a particularly strong growth in the online channel and iGaming.

Disruption caused by the first wave of COVID-19 related restrictions negatively impacted the business for a short period during the second quarter of 2020. However, the business recovered quickly, both through the resilience of the physical retail channel and rapidly increasing share of our online distribution channel.

NGR grew broadly in line with the GGR, with the exception of 2020 which was impacted by the increase of gaming taxes in Czech Republic from 23% to 35% from January 1, 2020, as is described in “Significant Factors Affecting our Results of Operations—Gaming Taxes, Effect of Extension of Concession in OPAP.”

Operating costs increased broadly in line with GGR growth and, consequently, Adjusted EBITDA for the year ended December 31, 2021 increased to €110.5 million compared to €81.8 million for the year ended December 31, 2020, and €94.6 million for the year ended December 31, 2019.

Greece and Cyprus

The table below presents the results of our Greece and Cyprus operations for the periods indicated.

	Year ended December 31,
	2021	2020	2019
		(unaudited) (€ millions)
GGR	1,509.5	1,129.7	1,619.9
GGR growth	33.6%	(30.3%)	4.7%
NGR	1,014.5	737.2	1,091.7
NGR growth	37.6%	(32.5%)	17.3%
Adjusted EBITDA	578.2	325.8	413.2

Our Greece and Cyprus businesses were impacted by the COVID-19 restrictions to various degrees. Partial or total shutdown of OPAP stores and gaming halls occurred both 2020 and 2021. The negative impact on physical retail sales was partially offset by the increasing monetary contributions of online distribution channels to GGR and the consolidation of Stoiximan as of December 2020. OPAP’s and Stoiximan’s online offerings continued to be available throughout all periods.

GGR for the year ended December 31, 2021 increased by 34% to €1,509.5 million (2020: decrease of 30% to €1,129.7 million; 2019: increase of 5% to €1,619.9 million), driven primarily by the consolidation of Stoiximan from December 2020.

During 2020 and to a lesser in 2021, the profitability of our Greece and Cyprus businesses was also negatively impacted by various one-off costs driven by the impact of COVID-19, especially support to agents and costs incurred in connection with the Hellenic Lotteries minimum gaming tax clause. These costs have been adjusted in the Adjusted EBITDA calculation, see the section entitled —“Reconciliation of Non-IFRS Financial Measures” for more information.

On the other hand, since October 13, 2020, our businesses have benefitted from the effect of the start of the extension period of our exclusive concession to conduct, manage, organize and operate numerical lottery and sports betting games in Greece—see “Significant Factors Affecting our Results of Operations—Gaming Taxes, Effect of Extension of Concession in OPAP.”

As a consequence of the factors above, Adjusted EBITDA for the year ended December 31, 2021 increased to €578.2 million, compared to €325.8 million for the year ended December 31, 2020, and €413.2 million for the year ended December 31, 2019.

Italy

The table below presents the results of our Italy operations, an equity method investee, for the periods indicated.

	Year ended December 31,
	2021	2020	2019
		(unaudited) (€ millions)
Revenue from contracts with customers	500.1	384.4	489.0
Revenue growth	30.1%	(21.4%)	1.7%
Adjusted EBITDA	408.9	310.6	396.1

Our Italy business delivered stable top-line performance for most of the period, although COVID-19 impacted the first and second quarters of 2020, when the ADM suspended lottery draws for several weeks. Subsequent to this, our Italian operations recovered rapidly.

Our revenues for the year ended December 31, 2021 increased by 30% to €500.1 million (2020: decrease of 21% to €384.4 million driven by the suspension of draws in the first and second quarters of 2020; 2019: increase of 1.7% to €489.0 million), driven by increases in stakes.

Adjusted EBITDA for the year ended December 31, 2021 increased to €408.9 million, compared to €310.6 million for the year ended December 31, 2020 and €396.1 million for the year ended December 31, 2019.

Comparison of Financial Position

Comparison of Financial Position as of December 31, 2021 to December 31, 2020

Assets

Intangible assets were €2,544.4 million as of December 31, 2021, a decrease of €115.6 million, or 4%, compared with €2,660.0 million as of December 31, 2020. The decrease was primarily attributable to regular amortization.

Goodwill was valued at €1,056.3 million as of December 31, 2021, an increase of €20.5 million, or 2%, compared with €1,035.8 million as of December 31, 2020. The increase was primarily attributable to the translation difference on historical goodwill attributable to our Czech Republic business.

Property, plant and equipment assets were €411.4 million as of December 31, 2021, a decrease of €51.9 million, or 11%, compared with €463.3 million as of December 31, 2020. The decrease was primarily attributable to regular depreciation, additional impairment of right of use assets in Austria and reclassification to investment property.

Total assets were €6,524.4 million as of December 31, 2021, an increase of €537.5 million, or 9%, compared with €5,986.9 million as of December 31, 2020. The increase was primarily attributable to increase in cash equivalents and an investment into preferred shares of the Company by funds advised by Apollo Management.

Liabilities

Non-current loans and borrowings as of December 31, 2021 were €2,259.5 million, a decrease of €273.8 million, or 11%, compared with €2,533.3 million as of December 31, 2020. The decrease was primarily attributable to reclassification of bonds maturing in 2022 to current loans and borrowings.

Non-current trade and other payables as of December 31, 2021 were €42.2 million, a decrease of €92.2 million, or 69%, compared with €134.4 million as of December 31, 2020. The decrease was primarily attributable to reclassification of payables due in 2022 to from non-current to current trade and other payables.

Current tax liability as of December 31, 2021 was €112.8 million, an increase of €44.2 million, or 64%, compared with €68.6 million as of December 31, 2020. The increase was primarily attributable to increase in taxable profits in 2021.

Total liabilities as of December 31, 2021 were €5,169.3 million, an increase of €694.4 million, or 15.5%, compared with €4,474.9 million as of December 31, 2020. The increase was primarily attributable to investment into preferred shares of SAZKA Entertainment by funds advised by Apollo Management.

Comparison of Financial Position as of December 31, 2020 to December 31, 2019

Assets

Intangible assets were €2,660.0 million as of December 31, 2020, an increase of €780.9 million, or 41.6%, compared with €1,879.1 million as of December 31, 2019. The increase was primarily attributable to the full consolidation of CASAG Group following the acquisition of additional CASAG shares in June 2020.

Goodwill was valued at €1,035.8 million as of December 31, 2020, an increase of €435.2 million, or 72.5%, compared with €600.6 million as of December 31, 2019. The increase was primarily attributable to the full consolidation of CASAG Group and Stoiximan in 2020.

Property, plant and equipment assets were €463.3 million as of December 31, 2020, an increase of €268.6 million, or 138.0%, compared with €194.7 million as of December 31, 2019. The increase was primarily attributable to the property, plant and equipment of CASAG Group being consolidated on our balance sheet as of December 31, 2020 (rather than this line item being held as an equity method investee as it was in previous years).

Total assets were €5,986.9 million as of December 31, 2020, an increase of €1,548.7 million, or 34.9%, compared with €4,438.2 million as of December 31, 2019. The increase was primarily attributable to CASAG Group being consolidated on our balance sheet as of December 31, 2020.

Liabilities

Non-current loans and borrowings as of December 31, 2020 were €2,533.3 million, an increase of €280.8 million, or 12.5%, compared with €2,252.5 million as of December 31, 2019. The increase was primarily attributable to €1,424.9 million of new borrowings, which was partially offset by €1,286.6 million in borrowings repaid, and the €184.1 million impact of loans obtained on the consolidation of CASAG Group.

Trade and other payables as of December 31, 2020 were €134.4 million, an increase of €122.2 million, or 1,001.6%, compared with €12.2 million as of December 31, 2019. The increase was primarily attributable to the consolidations of CASAG Group and Stoiximan.

Deferred tax liability as of December 31, 2020 was €456.4 million, an increase of €243.6 million, or 114.5%, compared with €212.8 million as of December 31, 2019. The increase was primarily attributable to intangible assets recognized on acquisition accounting following the full consolidation of CASAG Group.

Total liabilities as of December 31, 2020 were €4,474.9 million, an increase of €1,420.8 million, or 46.5%, compared with €3,054.1 million as of December 31, 2019. The increase was primarily attributable to the CASAG Consolidation.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital and capital expenditure needs, debt service obligations and other commitments and contractual obligations. This section discusses the liquidity and capital resources of our businesses.

Our primary source of liquidity is income from the operating activities of our subsidiaries and associates. Our subsidiaries’ and associates’ principal sources of liquidity are cash flows generated from operating activities together with our borrowings, which are used to fund our respective operations. The ability of our businesses to generate cash from their operations depends on the future operating performance of our businesses, which is in turn dependent, to some extent, on general economic, financial, competitive, market, regulatory and other factors, many of which are beyond our control, as well as other factors discussed under “Risk Factors” and “—Significant Factors Affecting Our Results of Operations” above.

Working Capital Statement

The working capital available to us is, in our opinion, sufficient for our present requirements; that is, for at least 12 months following the date of this proxy statement/prospectus.

Cash Flows

The following table summarizes our consolidated cash flow for the periods presented.

	Year ended December 31,
	2021	2020	2019
	(€ millions)
Operating result before changes in working capital and provisions	813.1	316.0	484.9
Net cash generated from (+) / used in (-) operating activities	638.1	163.1	313.6
Net cash generated from (+) / used in (-) investing activities	(140.5)	239.5	499.2
Net cash generated from (+) / used in (-) financing activities	(0.8)	(297.9)	(360.8)
Net decrease (-) / increase (+) in cash and cash equivalents	496.8	104.7	452.0
Effect of currency translation on cash and cash equivalents	(2.7)	3.8	(1.0)
Cash and cash equivalents at the beginning of the year	872.2	763.7	312.7
Cash and cash equivalents at the end of the year	1,366.3	872.2	763.7

Net Cash Generated from/used in Operating Activities

Our net cash generated from operating activities for the year ended December 31, 2021 was €638.1 million, an increase of €475.0 million, or 291%, compared with €163.1 million in the year ended December 31, 2020. This increase was principally due to an increase in profit from operating activities for the period from €375.7 million to €666.0 million.

Our net cash generated from operating activities for the year ended December 31, 2020 was €163.1 million, a decrease of €150.5 million, or 48.0%, compared with €313.6 million in the year ended December 31, 2019. This decrease was principally due to the combination of a decrease in Operating EBITDA and the negative impact of higher interest payments due to increased borrowing, though the impacts of the increased borrowing were offset by the positive impact of lower income tax payments resulting from lower profitability as a consequence of COVID-19 restrictions’ impact on the business.

Net Cash Generated from/used in Investing Activities

Our net cash used in investing activities for the year ended December 31, 2021 was €140.5 million, a decrease of €380.0 million, compared with the €239.5 million in net cash generated in the year ended December 31, 2020. This decrease was primarily due to the effect of consolidation of CASAG Group in June 2020, which held significant balances of cash and cash equivalents on consolidation.

Our net cash generated from investing activities for the year ended December 31, 2020 was €239.5 million, a decrease of €259.7 million, or 52.0%, compared with the €499.2 million in net cash generated in the year ended December 31, 2019. This decrease was primarily driven by the sale of the Croatian Business in 2019.

Net Cash Generated from/used in Financing Activities

Our net cash used in financing activities for the year ended December 31, 2021 was €0.8 million, an increase of €297.1 million, from €297.9 million for the year ended December 31, 2020. This was primarily due to the impact of investment by funds advised by Apollo Management into preferred shares of SAZKA Entertainment.

Our net cash used in financing activities for the year ended December 31, 2020 was €297.9 million, a decrease of €62.9 million, or 17.4%, from €360.8 million for the year ended December 31, 2019. This decrease was primarily driven by a lower level of cash used in purchases of non-controlling interest in OPAP.

Indebtedness

The table below sets out our indebtedness as of December 31, 2021.

Borrow/Issuer	Currency	Principal amount in millions of EUR	Maturity
		12/31/2021
Loans and borrowings
Casinos Austria (Swiss) AG	CHF	0.5	2021
Casinos Austria (Swiss) AG	CHF	1.7	2024
Casinos Austria AG	EUR	150.0	2026
Hellenic Lotteries S.A.	EUR	50.0	2024
Neurosoft S.A.	EUR	0.4	2025
OPAP S.A.	EUR	250.0	2023
OPAP S.A.	EUR	100.0	2023
OPAP S.A.	EUR	50.0	2022
OPAP S.A.	EUR	100.0	2024
OPAP S.A.	EUR	300.0	2027
SAZKA Group Financing (Czech Republic) a.s.	EUR	485.0	2024
Bonds
OPAP S.A.	EUR	200.0	2027
SAZKA Group - CZK 6bn	CZK	241.4	2024
SAZKA Group - €300m	EUR	300.0	2027
SAZKA Group - €300m	EUR	300.0	2024
SAZKA Group Financing a.s. - €200m	EUR	200.0	2022
Other		2.2

Total		2,731.2

See Note 26 to the Historical Financial Information for comprehensive information about interest rates and coupons.

The following descriptions are summaries of certain material provisions of the documents listed below governing certain of our material debt; these descriptions do not purport to be complete and are subject to, and qualified in their entirety by, reference to the underlying documents. As of December 31, 2021, the Company was in compliance with all the covenants summarized below.

SAZKA Group Financing Arrangements

SAZKA Group Syndicated Loan

In December 2020, SAZKA Group entered into a Senior Facilities Agreement with a syndicate of Czech and international banks, with UniCredit Bank Czech Republic and Slovakia, a.s. as global coordinator and bookrunner, mandated lead arranger and original lender, respectively, as amended and restated by the amendment and restatement agreement in June 2022 (the “Senior Facilities Agreement”). Under the Senior Facilities Agreement, the lenders have committed to make available loan facilities in an aggregate amount equal to €678,164,062.50. The financing includes a €165 million amortizing Term Loan A facility (the “Term

Loan A Facility”), a €270 million non-amortizing Term Loan B facility, and a €243,164,062.50 revolving credit facility. The facilities all mature on July 31, 2024. The liabilities arising under the Senior Facilities Agreement are secured, as are the liabilities arising under the Czech Bonds (as defined below), Sazka Notes (as defined below), the Guarantee Facility Agreement (as defined below) and certain liabilities arising from hedging agreements entered into or that may be entered into by certain companies from SAZKA Group and their hedge counterparties.

SAZKA Notes

On February 5, 2020, SAZKA Group issued €300 million aggregate principal amount of 3.875% senior notes due 2027 (the “SAZKA 2027 Notes”). The SAZKA 2027 Notes mature on February 15, 2027. The interest on the SAZKA 2027 Notes is payable semi-annually in arrear on February 15 and August 15. The SAZKA 2027 Notes are listed on the Official List of The International Stock Exchange.

The SAZKA 2027 Notes may be redeemed by SAZKA Group at any time prior to February 15, 2023, at 100.0000% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the date of redemption, plus a “make whole” redemption premium. SAZKA Group may redeem all or part of the SAZKA 2027 Notes on or after February 15, 2023, at 101.9375%, on or after February 15, 2024 at 100.9688%, and on or after February 15, 2025 at 100.0000%, in each case, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date. At any time and from time to time prior to February 15, 2023, SAZKA Group may redeem the SAZKA 2027 Notes with the net cash proceeds from a qualifying equity offering at a redemption price equal to 103.8750% plus accrued and unpaid interest to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the SAZKA 2027 Notes (including additional notes).

On November 15, 2019, SAZKA Group issued €300 million of 4.125% senior notes due 2024 (the “SAZKA 2024 Notes” and together with the SAZKA 2027 Notes, the “SAZKA Notes”). The SAZKA 2024 Notes mature on November 20, 2024. The interest on the SAZKA 2024 Notes is payable semi-annually in arrear on May 20 and November 20. The SAZKA 2024 Notes are listed on the Official List of The International Stock Exchange.

On or after November 20, 2022, SAZKA Group may redeem all or part of the SAZKA 2024 Notes initially at 101.03125%, and then at 100% on November 20, 2023 and thereafter, plus accrued and unpaid interest, if any, to but excluding, the redemption date.

In February 2022, SAZKA Group issued a €200 million aggregate principal amount of 3.875% senior secured notes due 2027 and Allwyn Entertainment Financing (UK) plc issued a €400 million aggregate principal amount of senior secured floating rate notes due 2028. The new senior secured notes were issued under the indenture dated as of February 5, 2020, as supplemented, governing the SAZKA 2027 Notes. The new senior secured notes will form a single series with the SAZKA’s 2027 Notes for all purposes under the existing 2027 senior secured notes indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The floating rate notes were issued pursuant to an indenture dated on or around February 2, 2022. Proceeds from the issuance were used to refinance SAZKA Group’s €200 million 2022 notes, repay €60 million of drawn revolving credit facility and to purchase the remaining shareholdings of SAZKA Delta AIF Variable Investment Company Ltd, an entity through which we hold part of our interest in OPAP, for consideration of €327.4 million.

The SAZKA Notes are based on a senior secured basis by Allwyn Entertainment Financing (UK) plc., SAZKA Czech a.s., Italian Gaming Holding a.s., SAZKA Group Financing a.s., SAZKA Group Financing (Czech Republic) a.s., SAZKA a.s., SAZKA Austrian Gaming Holding a.s. and CAME Holding GmbH.

The SAZKA Notes are subject to various financial covenants such as restrictions on:

•	payment of dividends, redemption of capital stock and making certain investments and other restricted payments;

•	incurrence or guaranteeing of additional indebtedness and issuance of certain preferred stock;

•	creation of or permitting to exist certain liens;

•	imposition of restrictions on the ability of certain of the Company’s subsidiaries to pay dividends;

•	lease, transfer or sale of certain assets;

•	entering into certain transactions with affiliates; and

•	merger or consolidation with other entities.

Czech Bonds

On September 23, 2019, SAZKA Group issued CZK 6,000 million of notes due 2024 with a fixed rate of 5.20% (the “Czech Bonds”). The Czech Bonds mature on September 23, 2024. The interest on the Czech Bonds is payable semi-annually in arrear on March 23 and September 23. The Czech Bonds were issued as book-entered bearer bonds and are traded on the Prague Stock Exchange.

The Czech Bonds rank pari passu, without any preference or priority between themselves, with all other present and future unsecured and unsubordinated (by operation of law or contractually) obligations of SAZKA Group. The Czech Bonds are fully transferable. Two years after September 23, 2019, SAZKA Group may redeem all or part of any outstanding Czech Bonds on any interest payment date until the final maturity date (such date the “Early Redemption Date”). SAZKA Group may repay all or part of the outstanding nominal amount of the Czech Bonds, the relevant interest income accruing on the amount of the early repaid nominal amount of the Czech Bonds as of the Early Redemption Date and the extraordinary interest income determined as 1/60 of the annual interest rate on the total amount of the early repaid nominal amount of the Czech Bonds multiplied by the number of full months remaining from the relevant Early Redemption Date until the final maturity date of the Czech Bonds, the number of full months being rounded down.

The Czech Bonds limit:

•	the ability of SAZKA Group to dispose of its assets, any such disposal will be subject to arm’s-length requirements and, for disposals over €40 million, further publicity requirements;

•

the ability of SAZKA Group to: (i) pay dividends or other distributions or similar payments or any interest therefrom or (ii) provide any credit, loans or security, or repay any debt to or in favor of, SAZKA Group’s shareholders or affiliates, if it would result in the Net Indebtedness Ratio (as defined below) exceeding 4.20x or if at the time of, or immediately before such payment/loan/repayment there is an event of default or an event of default would occur or would be imminent as a result of such payment/loan/repayment; and

•

the creation of in rem security over current or future assets or revenues securing indebtedness of SAZKA Group with the exception of in rem security: (i) existing on the issue date of the Czech Bonds, (ii) over SAZKA Group’s shares or shareholding interests in any of SAZKA Group’s subsidiary undertakings, if the security in rem relates to any credit or loan financing provided to SAZKA Group or over SAZKA Group’s bank account receivables, in each case, only to secure financing provided to us for the purpose of acquisitions of direct or indirect shareholdings, (iii) in order to prepay or pay the Czech Bonds or (iv) by decision of a court, a public authority or by law.

The Czech Bonds include a maintenance covenant pursuant to which, for so long as the Czech Bonds remain outstanding, the Net Indebtedness Ratio of SAZKA Group shall not reach or exceed 4.5x after December 31, 2020 (including such date).

Net Indebtedness Ratio is calculated as pro rata net debt of SAZKA Group on a consolidated basis, less the total amount of money or monetary equivalents held by SAZKA Group on a consolidated basis, divided by pro rata EBITDA (adjusted for certain items) (the “Net Indebtedness Ratio”).

The Czech Bonds include a covenant pursuant to which if shares in SAZKA Group or assets of SAZKA Group or SAZKA Group’s subsidiaries are provided as security for indebtedness of SAZKA Group in respect of the issue of notes or other debt securities with a total nominal value of at least €200 million, these assets must also be provided as security for the Czech Bonds. The Czech Bonds provide that if SAZKA Group or SAZKA Group’s subsidiaries guarantee indebtedness of SAZKA Group in respect of the issue of notes or other debt securities with a total nominal value of at least €200 million, the Czech Bonds must also be guaranteed on a pari passu basis. Also, if SAZKA Group guarantees indebtedness of its subsidiaries in respect of the issue of notes or other debt securities with a total nominal value of at least €200 million that are secured by another security, the relevant subsidiary must secure the Czech Bonds on a pari passu basis.

Guarantee Facility Agreement

In October 2021, companies from SAZKA Group entered into a Guarantee Facility Agreement up to £380 million, of which up to $75,000,000 can be drawn in U.S. dollars, and provides credit support towards the obligations of the Company and SAZKA Group UK Holding Ltd. to Allwyn Entertainment Ltd in connection with SAZKA Group’s bid for the UKNL license. The guarantees have been issued in the amount of GBP328.7 million and $70 million. This facility is guaranteed by the SFA Guarantors, including SAZKA Group a.s., SAZKA Group Financing (Czech Republic) a.s., SAZKA Czech a.s., Italian Gaming Holding a.s., SAZKA Group Financing a.s., SAZKA a.s., CAME Holding GmbH, Austrian Gaming Holding a.s. and Allwyn Entertainment Financing UK Plc. and is secured by the shared collateral based on the intercreditor agreement.

CASAG Facilities Agreement

On May 28, 2019, CASAG, as borrower, entered into a facilities agreement with Erste Group Bank AG, Raiffeisen Bank International AG and UniCredit Bank Austria AG as mandated lead arrangers and bookrunners and lenders, respectively, Erste Group Banks AG and UniCredit Bank Austria AG as coordinators and Erste Group Bank AG as agent (the “CASAG Facilities Agreement”).

The CASAG Facilities Agreement consists of:

•	Facility A: €80,000,000 term loan – regular repayment (one loan allowed) – final maturity date of June 30, 2026;

•	Facility B: €70,000,000 term loan – bullet repayment (one loan allowed) – final maturity date of June 30, 2026; and

•	Facility C: €50,000,000 revolving facility (up to ten loans allowed) – original final maturity date of June 30, 2024.

The CASAG Facilities Agreement is LMA investment grade based with simplifications typically used in Austria. The CASAG Facilities Agreement is subject to certain financial and information covenants. It is governed by Austrian law, under the jurisdiction of the commercial courts in Vienna (first district), Austria.

OPAP Financing Arrangements

OPAP Bond Loans

OPAP has issued a series of bond loans (the “OPAP Bond Loans”). The OPAP Bond Loans are unsecured and not guaranteed, with interest payable either on a quarterly or semi-annual basis. The aggregate principal amount due as of June 30, 2022 under OPAP Bond Loans was €800 million.

OPAP has the right of early repayment of all or part of the various OPAP Bond Loans, subject to certain conditions, including payment of breakage costs. The interest rate of the majority of the OPAP bond loans is fixed, thus hedged against potential increases of market rates.

OPAP Bond Loans contain customary events of default (subject in certain cases to agreed grace periods, thresholds and other qualifications), including any breach of a negative or positive undertaking, change of control, anti-merger and capital reduction clauses and a cross default clause. The occurrence of any event of default would allow the bondholders’ agent, following a relevant decision after a meeting of the bondholders to terminate the relevant OPAP Bond Loan.

The OPAP Bond Loans are governed by Greek law and any dispute is subject to the jurisdiction of the courts of Athens, Greece.

Capital Expenditures

Our most significant capital expenditures are related to acquisitions of property, plant and equipment and intangible assets, which were €46.5 million and €37.2 million, for the years ended December 31, 2020 and 2019, respectively.

Our capital expenditures for the year ended December 31, 2021 were €49.9 million.

Pension Schemes

We make mandatory contributions to state pension plans, the specific conditions of which are determined by the relevant jurisdictions.

We made social security state pension-defined contribution plan contributions of €21.1 million in 2020, comprised of mandatory contributions to state pension funds as stipulated by the jurisdictions in which we operate. Our legal and constructive obligations for our pension schemes are limited to the contributions described in the immediately preceding sentence.

We also contributed €28.1 million to retirement benefit expenses-defined contribution plans for the year ended December 31, 2021.

Additionally, under Austrian labor law, for employees who started on or after January 1, 2003 or who entered the new severance pay system by agreement, employers must contribute 1.53% of the gross wage or salary each month to an employee compensation fund, which totaled €5.8 million for the year ended December 31, 2020. This fund represents a “Defined contribution plan” in accordance with IAS 19.

Under Greek and Austrian labor laws, employees are entitled to severance payments in the event of retirement or termination by the employer, with the amount of payment varying in relation to the employee’s compensation and length of service. The liability arising from the obligation is valued by an independent firm of actuaries.

The last actuarial valuations of the OPAP and CASAG defined benefit plans were undertaken in December 2020. As of December 31, 2020, the vast majority of defined benefit plan liability related to CASAG. The maturity of defined benefit plan obligations coincides with the expected date of retirement of individual employees.

We do not have any defined benefit plans for the Czech Republic.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any material off-balance sheet commitments.

Quantitative and Qualitative Disclosures about Market Risks

Below is a summary of our quantitative and qualitative disclosure about market risks. For more information, see Note 33 of the Historical Financial Information.

Credit Risk

Credit risk represents the risk of loss that our companies would face if a trading counterparty or business customer was unable to fulfil its payment obligations, obligations to off-take a service at a certain price or obligations resulting from the non-delivery of a contracted service.

Our bank accounts are predominantly with international financial institutions. We have procedures for assessments of credit risk which we apply with respect to all customers to whom sales are made on credit terms. In addition, the balances of receivables are continuously monitored on both an individual and an aggregate level.

We are exposed to credit risk primarily as a result of our operating (in relation to our trade receivables) and financing (including in relation to our deposits with banks and financial institutions, loans provided to third parties and other financial instruments) activities.

The maximum credit risk exposures related to our financial assets are the carrying amounts of each of those financial assets, respectively, if the counterparties fail to meet all of their contractual obligations and, at the same time, any guarantees and pledges provided are found to be worthless.

One of the key measures we view as mitigating credit risks in ordinary business activities is deposits received from agents. See Note 33 to the Historical Financial Information. Receivables from agents are monitored by management on a regular basis. We also monitor the credit rating of the banks and financial institutions with which we transact.

Liquidity Risk

Liquidity risk represents the risk that we might not be able to fulfil our payment obligations, primarily in respect of amounts due to providers of loans and borrowings.

We monitor the risks of having insufficient funds to fulfil the obligations mentioned in the immediately preceding paragraph by monitoring the liquidity and maturity of each of our investments and other financial assets and liabilities, our projected cash flows from our activities and fulfilment of bank covenants.

We maintain free liquidity sources, comprised of cash and equivalents and available amounts under credit facilities in currencies in which the future financial needs are estimated.

Our management seeks to minimize liquidity risk through ongoing future cash flow management and planning. Our key cash flow planning tools are annual medium-term plans which we prepare for the five years (at least) following the year the plan is made. We break down our key cash flows into individual months and update them on an ongoing basis.

As part of our liquidity risk management strategy, we ensure that a portion of our assets is highly liquid.

Interest Rate Risk

Interest rate risk represents the risk to the Group relating to changes in market interest rates, which would primarily impact our loans with floating interest rates. The risk of an increase in interest rates is continuously monitored and we consider implementing the use of standard instruments to eliminate the risk (for example, interest rate swaps).

Interest rate sensitivity for our loan portfolio overall is not material. Certain interest rate exposures are hedged by interest rate swaps, while certain of our other loans and bonds have fixed interest rates. In relation to unhedged loans, an increase or decrease in interest rates (specifically in the Euro Interbank Offered Rate and/or the Prague Interbank Offered Rate) by one percentage point would have caused an increase/decrease of interest cost of €9.2 million in 2020 (for 2019, the relative increase would have been €4.5 million).

Currency Risk

The Austrian, Greek, Cypriot and Italian businesses are transacted mainly in euro, and the presentation of our Historical Financial Information is in euro, while Czech activity is conducted in Czech Koruna. We also have certain borrowings in Czech Koruna by way of the Czech Bonds. Therefore, we are exposed to foreign exchange risk as a result of certain currency fluctuations, including those risks which may arise from sales or purchases in currencies other than the functional and/or reporting currencies.

We monitor currency risks and evaluate the potential impact of fluctuations in the currency exchange rates on our operations in each of our jurisdictions. We hedge some of our foreign exchange exposure by natural hedging (e.g., using incurring operating and financing expenses in the same currency as the revenues generated, or by using foreign currency forward and swap contracts).

Management, both at the group and subsidiary levels, also evaluates potential currency risks prior to the conclusion of significant contracts or business transactions.

We are exposed to foreign exchange risk when financial assets and liabilities are denominated in a currency other than the functional currency in which they are measured. Foreign-currency-denominated intercompany receivables and payables are eliminated on the consolidated balance sheet, but the effect on profit or loss of those receivables’ or payables’ currency revaluations are not fully eliminated if any two group companies have different functional currencies. Therefore, the total amounts of exposure to foreign exchange risk does not equal related items reported on the consolidated balance sheet.

Critical Accounting Policies

Except as otherwise indicated, our financial information included in this proxy statement/prospectus has been prepared and presented in accordance with IFRS. See “Significant accounting policies” section and the “Significant accounting estimates and judgements” of the Historical Financial Information.

The preparation of financial statements requires our management to make a number of estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, of revenues and expenses and the disclosure of contingent assets and liabilities. All assumptions, expectations and forecasts used as a basis for certain estimates within our financial statements represent good faith assessments of our future performance for which our management believes there is a reasonable basis. These estimates and assumptions represent our view at the times they are made, and only then. They involve risks, uncertainties and other factors that could cause our actual future results, performance and achievements to differ materially from those forecasted.

Recent developments and trading update Q1 2022

Financial highlights – consolidated

	Three months ended March 31,
	2022	2021
	(unaudited) (€ millions)
Revenue from gaming activities (“GGR”)	869.3	526.3
Net gaming revenue (“NGR”)	534.4	283.0
Operating EBITDA	257.5	126.0
Adjustments to EBITDA	9.2	11.8
Adjusted EBITDA	266.7	137.8

Our financial performance in Q1 2022 continued to be strong. Our consolidated GGR for Q1 2022 increased by 65% year-on-year to €869.3 million, reflecting a lower impact from COVID-19 related restrictions on the physical retail channel in Greece and Cyprus and the casinos business in Austria and internationally, as well as continuing organic growth in other businesses and geographies.

Our consolidated Adjusted EBITDA increased by 94% year-on-year to €266.7 million as a result, in addition to the strong top-line performance, of (i) proportionally lower marketing, materials, consumables and services and other expenses, and (ii) proportionally lower personnel costs primarily reflecting the successful realization of Project ReFIT (as defined below) restructuring program in Austria.

Unlike in Q1 2021, Q1 2022 was mostly unimpacted by COVID-19, with only some operations in Austria, Greece and Cyprus, and Italy being subject to limited COVID-19 related restrictions, most of which have been subsequently lifted during Q2 2022. The fully reopened physical retail channel in these markets performed well while online sales continued to be strong across geographies, with the online channel contributing a record 43% of GGR in the Czech Republic.

We note that general consumer demand has weakened in the last few months due to persisting inflationary pressures. However, our business has seen only a limited impact so far due to the low price point of our products and low average spend, as well as our large number of regular players.

Financial highlights – segments

Austria

	Three months ended March 31,
	2022	2021
	(unaudited) (€ millions)
Revenue from gaming activities (“GGR”)	309.3	256.4
Net gaming revenue (“NGR”)	153.4	114.1
Operating EBITDA	53.3	29.6
Adjustments to EBITDA	(1.9)	0.3
Adjusted EBITDA	51.4	29.9

The Austria segment saw strong year-on-year growth in its casinos operations in Q1 2022. GGR increased by €52.9 million, or 21%, to €309.3 million, reflecting a strong recovery, despite low tourist numbers, in the Austrian and international casinos businesses, which were closed for substantially all of Q1 2021 but operated with only limited restrictions for most of Q1 2022. This more than compensated for weaker performance of the numerical lotteries product line, which was weaker in Q1 2022, primarily reflecting unusually high jackpots in the comparative period.

Profitability significantly increased period-on-period in Q1 2022. This reflects the successful realization of Project ReFIT (as defined below) announced in June 2020 which targeted cost savings of €45 million by 2022, with a material portion of savings already achieved in 2021. It also reflects the disproportionate impact on profitability of lower revenues in the casinos business in Q1 2021 (reflecting the higher proportion of fixed costs in the cost structure of this business).

Czech Republic

	Three months ended March 31,
	2022	2021
	(unaudited) (€ millions)
Revenue from gaming activities (“GGR”)	102.8	95.7
Net gaming revenue (“NGR”)	68.4	63.3
Operating EBITDA	29.1	29.9
Adjustments to EBITDA	—	—
Adjusted EBITDA	29.1	29.9

The Czech Republic segment continued to deliver stable growth in GGR and strong profitability, primarily driven by growth in the iGaming and sports betting product lines, which more than compensated for slightly weaker performance in numerical lotteries and instant lotteries. GGR increased from Q1 2021 by 7% to €102.8 million, while Adjusted EBITDA declined from Q1 2021 by €0.8 million, or 3%, to €29.1 million.

Greece and Cyprus

	Three months ended March 31,
	2022	2021
	(unaudited) (€ millions)
Revenue from gaming activities (“GGR”)	457.2	174.2
Net gaming revenue (“NGR”)	312.6	105.6
Operating EBITDA	174.3	61.2
Adjustments to EBITDA	0.2	6.9
Adjusted EBITDA	174.5	68.1

The Greece and Cyprus segment continued to deliver strong growth in both GGR and profitability, driven by significantly increased sales in numerical lotteries, instant lotteries, sports betting and VLTs.

GGR increased from Q1 2021 by €283.0 million, or 162%, to €457.2 million, driven primarily by stronger sales via the physical retail network, primarily reflecting a lower impact from COVID-19 related restrictions on the physical retail channel.

Adjusted EBITDA increased from Q1 2021 by €106.4 million, or 156%, to €174.5 million.

Italy—an equity method investee

	Three months ended March 31,
	2022	2021
	(unaudited) (€ millions)
Revenue from contract with customers	115.5	134.4
Operating EBITDA	94.3	108.3
Adjustments to EBITDA	—	—
Adjusted EBITDA	94.3	108.3

Italy delivered solid results in Q1 2022 in line the with previous two quarters. Revenues decreased by €18.8 million, or 14%, to €115.5 million year-on-year, reflecting very strong performance in the comparative period (Q1 2021 being the strongest period in LottoItalia’s history) as well as the impact of some COVID-19 related restrictions introduced at the end of Q4 2021, in particular, restrictions on the number of customers in certain points of sale. The segment continued to demonstrate strong profitability throughout the period.

Financing update and Indebtedness – segments

In January 2022, the Company made a distribution out of capital contribution reserves of €170.0 million to both ordinary and preferred shareholders.

In February 2022, the Group issued €200.0 million in aggregate principal amount of additional senior secured notes due 2027 (issued by SAZKA Group a.s.) at an issue price of 99.0% bearing fixed interest of 3.875% and the Group issued €400.0 million in aggregate principal amount of senior secured floating rate notes due 2028 (issued by Allwyn Entertainment Financing (UK) plc) at an issue price of 99.5% with a margin of 4.125%.

In March 2022, the Group repaid a bond (issued by SAZKA Group Financing a.s.) in the nominal amount of €200.0 million due in December 2022.

In March 2022, the Group (through its subsidiary SAZKA Group Financing (Czech Republic) a.s.) prepaid €57.1 million under its syndicated loan.

The table below shows net debt of the Group per its operating segments as of March 31, 2022:

Net debt as of March 31, 2022	Loans and borrowings	Cash and cash equivalents		Net Debt
	(unaudited) (€millions)	(unaudited) (€millions)		(unaudited) (€millions)
Consolidated segments
Austria	123.2	325.4		(202.2)
Czech Republic	—	60.0		(60.0)
Greece and Cyprus	839.9	797.5		42.4
Corporate	1,864.3	123.2		(1,741.1)

Total consolidated	2,827.4	1,306.1		(1,960.9)

Segment accounted as equity method investee
Italy	—	111.8	[1]	(111.8)

(1)	Reflects cash-pooling assets of €111.6 million.

BUSINESS OF COHN ROBBINS AND CERTAIN INFORMATION ABOUT COHN ROBBINS

General

Cohn Robbins is a blank check company incorporated as a Cayman Islands corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses. Cohn Robbins has generated no operating revenues to date and does not expect to generate operating revenues until it has consummated an initial business combination. To date, Cohn Robbins efforts have been limited to organizational activities, activities related to its initial public offering as well as the search for a prospective business combination target.

Financial Position

With funds available for a business combination initially in the amount of approximately $799 million assuming no redemptions, after payment of approximately $29.0 million of deferred underwriting fees and after estimated offering expenses of $1,000,000, Cohn Robbins offers SAZKA Entertainment a variety of options, as described further in this proxy statement/prospectus. Because Cohn Robbins is able to complete the Business Combination using a combination of its cash and equity securities, Cohn Robbins has the flexibility to use the most efficient combination that will allow it to tailor the consideration to be paid to SAZKA Entertainment to fit its needs and desires.

Lack of Business Diversification

For an indefinite period of time after the completion of the Business Combination, the prospects for Cohn Robbins’ success depends entirely on the future performance of Swiss NewCo. By completing the Business Combination with only a single entity, Cohn Robbins’ lack of diversification may:

1.	subject it to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which Swiss NewCo operates; and

2.	cause Cohn Robbins to depend on the marketing and sale or limited number of products or services.

Shareholders May Not Have the Ability to Approve Cohn Robbins’ Initial Business Combination

Cohn Robbins may conduct redemptions without a shareholder vote pursuant to the tender offer rules of the SEC subject to the provisions of its amended and restated memorandum and articles of association. However, Cohn Robbins will seek shareholder approval if it is required by applicable law or stock exchange listing requirement, or may decide to seek shareholder approval for business or other reasons.

Under the rules of the NYSE, shareholder approval would be required for an initial business combination if, for example:

1.

Cohn Robbins issues (other than in a public offering for cash) ordinary shares that will either (i) be equal to or in excess of 20% of the number of Cohn Robbins Class A Shares then outstanding or (ii) have voting power equal to or in excess of 20% of the voting power then outstanding;

2.

any of Cohn Robbins’ directors, officers or substantial security holders (as defined by the rules of the NYSE) has a five percent (5%) or greater interest, directly or indirectly, in the target business or assets to be acquired and if the number of ordinary shares to be issued, or if the number of ordinary shares into which the securities may be convertible or exercisable, exceeds either (i) one percent (1%) of the number of ordinary shares or one percent (1%) of the voting power outstanding before the issuance in the case of any of our directors and officers or (ii) five percent (5%) of the number of ordinary shares or five percent (5%) of the voting power outstanding before the issuance in the case of any substantial security holders; or

3.	the issuance or potential issuance of ordinary shares will result in Cohn Robbins undergoing a change of control.

The Companies Act and Cayman Islands law do not currently require, and Cohn Robbins is not aware of any other applicable law that will require, shareholder approval of an initial business combination.

In connection with the Business Combination contemplated by this proxy statement/prospectus, Cohn Robbins is seeking shareholder approval.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Cohn Robbins will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. At the completion of the Business Combination, Cohn Robbins will be required to purchase any ordinary shares properly delivered for redemption and not withdrawn. The amount in the Trust Account is anticipated to be approximately $10.01 per public share. The per-share amount Cohn Robbins will distribute to investors who properly redeem their shares will not be reduced by the aggregate deferred underwriting fee of approximately $29.0 million that Cohn Robbins will pay to the underwriters of Cohn Robbins’ initial public offering or transaction expenses of SAZKA Entertainment and Cohn Robbins incurred in connection with the Business Combination. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to Cohn Robbins Public Warrants. Cohn Robbins Initial Shareholders, directors and officers have entered into a letter agreement with Cohn Robbins, pursuant to which they have agreed, for no consideration in return, to waive their redemption rights with respect to any Cohn Robbins Ordinary Shares (including Founder Shares and any other public shares of Cohn Robbins as of the record date) held by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, if Cohn Robbins seeks shareholder approval of the Business Combination and does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, Cohn Robbins’ amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to excess shares above an amount equal to an aggregate of 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares), without Cohn Robbins’ prior consent. Cohn Robbins believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the proposed Business Combination as a means to force Cohn Robbins, or Cohn Robbins Sponsor or its affiliates, to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the outstanding Cohn Robbins Class A Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by Cohn Robbins, or Cohn Robbins Sponsor or its affiliates, at a premium to the then-current market price or on other undesirable terms. By limiting such shareholder’s ability to redeem no more than 15% of the shares outstanding in Cohn Robbins, Cohn Robbins believes it will limit the ability of a small group of shareholders to unreasonably attempt to block its ability to complete the Business Combination, particularly because the Business Combination Agreement provides that SAZKA Entertainment’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (or other financing in connection with the SPAC Merger and the Acquisition Transfer) (prior to any unpaid transaction expenses of SAZKA Entertainment and Cohn Robbins) being equal to or greater than $850 million. However, Cohn Robbins is not restricting its shareholders’ ability to vote all of their shares for or against the Business Combination.

Redemption of Public Shares and Liquidation if No Business Combination

Cohn Robbins will have, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, only 24 months from the closing of its initial public offering to complete an initial business combination. If Cohn Robbins has not completed its initial business combination within such 24-month period, Cohn Robbins will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cohn Robbins’ remaining shareholders and the Cohn Robbins Board, liquidate and dissolve, subject in each case to Cohn Robbins’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Cohn Robbins Public Warrants, which will expire worthless if Cohn Robbins fails to complete its initial business combination within the 24-month time period.

Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins have entered into a letter agreement with Cohn Robbins, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Cohn Robbins fails to complete its initial business combination within 24 months from the closing of its initial public offering, unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association. However, if Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to complete its initial business combination within the allotted 24-month time period.

Cohn Robbins Sponsor and each of the directors and officers of Cohn Robbins have agreed, pursuant to a written agreement with Cohn Robbins, that they will not propose any amendment to Cohn Robbins’ amended and restated memorandum and articles of association (i) to modify the substance or timing of Cohn Robbins’ obligation to allow redemption in connection with its initial business combination or to redeem 100% of Cohn Robbins’ public shares if it does not complete its initial business combination within 24 months from the closing of Cohn Robbins’ initial public offering; or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless Cohn Robbins provides its public shareholders with the opportunity to redeem their Cohn Robbins Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares. However, Cohn Robbins may not redeem its public shares in an amount that would cause Cohn Robbins’ net tangible assets to be less than $5,000,001 following such redemptions.

Cohn Robbins expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of its assets held outside the Trust Account, although Cohn Robbins cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Cohn Robbins’ plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Cohn Robbins may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay such costs and expenses.

If Cohn Robbins were to expend all of the net proceeds of its initial public offering and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Cohn Robbins’ creditors, which would have higher priority than the claims of Cohn Robbins’ public shareholders. Cohn Robbins cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While Cohn Robbins intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Cohn Robbins seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Cohn Robbins does business execute agreements with Cohn Robbins waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Cohn Robbins’ public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Cohn Robbins’ assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Cohn Robbins’ management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial than any alternative. Examples of possible instances where Cohn Robbins may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Cohn Robbins is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Cohn Robbins and will not seek recourse against the Trust Account for any reason. Upon redemption of Cohn Robbins’ public shares, if Cohn Robbins has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with such initial business combination, Cohn Robbins will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Cohn Robbins Sponsor has agreed that it will be liable to Cohn Robbins if, and to the extent, any claims by a third party (other than Cohn Robbins’ independent registered public accounting firm) for services rendered or products sold to Cohn Robbins, or a prospective target business with which Cohn Robbins has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of Cohn Robbins’ initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Cohn Robbins Sponsor will not be responsible to the extent of any liability for such third-party claims. Cohn Robbins has not independently verified whether Cohn Robbins Sponsor has sufficient funds to satisfy its indemnity obligations and believes that Cohn Robbins Sponsor’s only assets are securities of Cohn Robbins and, therefore, Cohn Robbins Sponsor may not be able to satisfy those obligations. None of Cohn Robbins’ officers or directors will indemnify Cohn Robbins for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, and Cohn Robbins Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the Independent Directors would determine whether to take legal action against Cohn Robbins Sponsor to enforce its indemnification obligations. While Cohn Robbins currently expects that such Independent Directors would take legal action on

Cohn Robbins’ behalf against Cohn Robbins Sponsor to enforce its indemnification obligations, it is possible that such Independent Directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Cohn Robbins cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

Cohn Robbins seeks to reduce the possibility that Cohn Robbins Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Cohn Robbins’ independent registered public accounting firm), prospective target businesses and other entities with which Cohn Robbins does business execute agreements with Cohn Robbins waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Cohn Robbins Sponsor will also not be liable as to any claims under Cohn Robbins’ indemnity of the underwriters of Cohn Robbins’ initial public offering against certain liabilities, including liabilities under the Securities Act. Cohn Robbins will have access to up to $1,000,000 from the proceeds of its initial public offering and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with Cohn Robbins’ liquidation). In the event that Cohn Robbins liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If Cohn Robbins files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Cohn Robbins’ insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any insolvency claims deplete the Trust Account, Cohn Robbins cannot assure you it will be able to return $10.00 per share to its public shareholders. Additionally, if Cohn Robbins files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a bankruptcy court could seek to recover some or all amounts received by Cohn Robbins’ shareholders. Furthermore, the Cohn Robbins Board may be viewed as having breached its fiduciary duty to its creditors or may have acted in bad faith, and thereby exposing itself and Cohn Robbins to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Cohn Robbins cannot assure you that claims will not be brought against it for these reasons.

Cohn Robbins’ public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) completion of an initial business combination, and then only in connection with those Cohn Robbins Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Cohn Robbins’ amended and restated memorandum and articles of association (A) to modify the substance or timing of Cohn Robbins’ obligation to allow redemption in connection with its initial business combination or to redeem 100% of Cohn Robbins’ public shares if it does not complete an initial business combination within 24 months from the closing of Cohn Robbins’ initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of Cohn Robbins’ public shares if it has not completed an initial business combination within 24 months from the closing of Cohn Robbins’ initial public offering, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to such warrants.

Employees

Cohn Robbins does not have any full-time employees, nor does it intend to have any such employees prior to the completion of the Business Combination. Members of Cohn Robbins’ management team are not obligated to devote any specific number of hours to Cohn Robbins matters but they intend to devote as much of their time as they deem necessary to Cohn Robbins affairs until it has completed the Business Combination. The amount of time that any such person will devote in any time period will vary based on the current stage of the Business Combination.

Facilities

Cohn Robbins currently maintains its executive offices at 1000 N. West Street, Suite 1200, Wilmington, DE 19801. The cost for this space is included in the $10,000 per month fee that Cohn Robbins pays to an affiliate of Cohn Robbins Sponsor for administrative and support services. Cohn Robbins considers its current office space adequate for its current operations.

Periodic Reporting and Financial Information

Cohn Robbins registered the Cohn Robbins Public Units, the Cohn Robbins Class A Shares and the Cohn Robbins Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Cohn Robbins’ annual reports will contain financial statements audited and reported on by Cohn Robbins’ independent registered public auditors.

Cohn Robbins is required to evaluate its internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act and, because Cohn Robbins is deemed to be a large accelerated filer or an accelerated filer, and no longer qualifies as an emerging growth company, it is required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. SAZKA Entertainment may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of Swiss NewCo’s internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Cohn Robbins or any members of Cohn Robbins’ management team in their capacity as such.

Directors, Executive Officers and Corporate Governance.

The current directors and executive officers of Cohn Robbins are as follows:

Name	Age	Position
Clifton S. Robbins	64	Co-Chairman and Director
Gary D. Cohn	61	Co-Chairman and Director
Charles S. Kwon	41	Chief Financial Officer
Kathryn A. Hall	64	Director
C. Robert Kidder	77	Director
Alexander T. Robertson	43	Director
Anne Sheehan	65	Director

Clifton S. Robbins has been a director since July 2020 and Cohn Robbins’ Co-Chairman since August 2020. Mr. Robbins founded Blue Harbour Group, L.P. (“Blue Harbour”) in 2004 and has been its Chief Executive Officer since inception. Mr. Robbins has more than 40 years of experience in the investment management business. Prior to forming Blue Harbour, Mr. Robbins had been a Managing Member of General Atlantic Partners, LLC (“General Atlantic Partners”), a global private equity firm from 2000 through August 2004. Prior to that, Mr. Robbins had been a General Partner of Kohlberg Kravis Roberts & Co. (“KKR”) where he worked from 1987 until 2000. At KKR, he played a significant role in many of the firm’s leveraged buyout transactions and financings and was also intimately involved with the firm’s capital markets activities. Mr. Robbins began his career in the Mergers and Acquisitions department of Morgan Stanley & Co. He graduated with an A.B. from Harvard College and received his M.B.A. from the Stanford Graduate School of Business. Mr. Robbins has

served on the board of directors of more than fifteen public and private companies. He is a member of the Boards of Overseers and Managers of the Memorial Sloan-Kettering Cancer Center and also serves as Vice Chairman of the Stanford Graduate School of Business Advisory Council.

Gary D. Cohn has been a director and Cohn Robbins’ Co-Chairman since August 2020. Mr. Cohn served as Assistant to the President for Economic Policy and Director of the National Economic Council from January 2017 until April 2018. Before serving in the White House, Mr. Cohn was President, Chief Operating Officer and a director of The Goldman Sachs Group, Inc. from 2006-2016. He joined Goldman Sachs in 1990 and held a number of other leadership positions, including the Global Co-Head of the Equities and Fixed Income, Currency and Commodities Division. He also served as Chairman of the Firmwide Client and Business Standards Committee. Mr. Cohn also serves on the boards of nanoPay Holding Inc., Hoyos Integrity Corporation, Infinite Arthroscopy Inc., Limited, Springcoin Inc. and Starling Trust Sciences, LLC and is the Chairman of the Board of Pallas Advisors LLC. Mr. Cohn also serves on the Systemic Resolution Advisory Committee of the Federal Deposit Insurance Corporation. He is also member of the Board of Trustees of NYU Langone Health and serves on the Board of Overseers of the NYU Tandon School of Engineering. In 2019 Mr. Cohn was a Visiting Fellow at the Harvard Kennedy School’s Institute of Politics. Mr. Cohn earned a B.S. in business administration from American University in 1982.

Charles S. Kwon is Cohn Robbins’ Chief Financial Officer. Mr. Kwon previously was the Chief Financial Officer at Blue Harbour. Mr. Kwon has more than fifteen years of experience working in finance and tax at companies including PricewaterhouseCoopers LLP and JPMorgan Chase & Co. Mr. Kwon graduated magna cum laude and Phi Beta Kappa from Brooklyn College with a Bachelor’s degree in accounting and philosophy of law. He is a licensed Certified Public Accountant in the State of Virginia.

Kathryn A. Hall has served as a director since September 2020. Ms. Hall is Founder and Co-Chair of Hall Capital Partners LLC, and she is a member of the firm’s Executive Committee and Investment Review Committee. Before founding Hall Capital in 1994, Ms. Hall was a General Partner of Laurel Arbitrage Partners, a risk arbitrage investment partnership that she founded in 1989. Prior to that, she was a General Partner of HFS Management Partners (predecessor to Farallon Capital Partners), HFS Partners I and Hellman & Friedman. Ms. Hall began her career at Morgan Stanley where she worked in both the risk arbitrage and mergers and acquisitions departments. Ms. Hall currently serves as Chair of the Board of Trustees of The Andrew W. Mellon Foundation. Additionally, she serves on the Board of Trustees and the Investment Committee of the San Francisco Museum of Modern Art, is Chair of the Investment Committee of the Smithsonian Institution and serves on the Board of Overseers of the UCSF Foundation. Ms. Hall also serves on the Board of Directors of the McEvoy Group, Earthquake Holdings LLC and Lipizzaner, Inc. Ms. Hall served as the Chair of the Board of Trustees of Princeton University from 2011 to 2019, and as a trustee from 2002 to 2006 and 2007 to 2019. She also served as the Chair of the Board of Directors of the Princeton University Investment Company from 2008 to 2011 and as a director from 1998 to 2011. Additionally, Ms. Hall previously served as a member of the Federal Reserve Bank’s 12th District Economic Advisory Council. Ms. Hall earned a A.B. in economics from Princeton University and received her M.B.A. from the Stanford Graduate School of Business.

C. Robert Kidder has served as a director since September 2020. Mr. Kidder has served on numerous boards of directors including as: director of Merck and Co., Inc. from 2005 to 2017, non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011, Chairman of Borden Inc. from 1995 to 2004, Chairman of Duracell International Inc. from 1988 to 1994 and director of Morgan Stanley from 1997 to 2017, including as Lead Director for eight (8) years. Mr. Kidder currently serves as Chairman the board of directors of Advanced Drainage Systems, Inc. and Microvi Biotech Inc., serves on the board of Wildcat Discovery Technologies, Inc. and previously served on the board of directors of Schering-Plough Corporation from 2005 to 2009. He co-founded and served as Chief Executive Officer of 3Stone Advisors LLC, a private investment firm, from 2006 to 2011. Mr. Kidder was a Principal and Partner at Stonehenge Partners, Inc., a private investment firm, from 2004 to 2006. Prior to Stonehenge, Mr. Kidder served as President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden, Inc.’s family of companies, from 2001 to 2003. He served as Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company. Mr. Kidder was also Chief Executive Officer and President of Duracell International Inc. Prior to joining Duracell, Mr. Kidder was Vice President, Planning and Development at Dart Industries Inc., worked as a general management consultant with McKinsey & Co. and served as an officer in the U.S. Navy Civil Engineer Corps. Mr. Kidder earned a B.S. in industrial engineering from the University of Michigan and a graduate degree in industrial economics from Iowa State University.

Alexander T. Robertson has served as a director since September 2020. Mr. Robertson is President and Chief Operating Officer of Tiger Management LLC, a firm committed to sourcing and developing future leaders in the investment management industry. Prior to joining Tiger Management in 2008, he served as legislative assistant to U.S. Senator Elizabeth Dole. Mr. Robertson serves as a trustee and board member of the Robertson Foundation, Tiger Foundation, Boys’ Club of New York, Memorial Sloan-Kettering Board of Overseers, Stanford Graduate School of Business Advisory Council, East Lake Foundation and Purpose Built Communities. Mr. Robertson is a graduate of University of North Carolina at Chapel Hill and received his M.B.A. from the Stanford University Graduate School of Business.

Anne Sheehan has served as a director since September 2020. Ms. Sheehan was a member of the SEC’s Investor Advisory Committee from 2012 to 2020 and served as Chair of the Committee from 2015 to 2018. She also currently serves on the Board of Directors of L Brands Corporation. From 2008 until 2018, Ms. Sheehan served as the Director of Corporate Governance at The California State Teachers’ Retirement System, the largest educator-only pension fund in the world and the second (2nd) largest pension fund in the United States. She previously served as the Chief Deputy Director for Policy at the California Department of Finance from 2004 to 2008 and as Executive Director at the California Building Industry Foundation from 2000 to 2004. Ms. Sheehan is a founder of the Investor Stewardship Group, serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware, is a member of the Advisory Board of Rock Center for Corporate Governance of Stanford Law School and is a Senior Advisor at PJT Camberview. Ms. Sheehan earned a B.A. in political science and history from the University of Colorado.

Number and Terms of Office of Officers and Directors

The Cohn Robbins Board consists of six (6) members. Prior to Cohn Robbins’ initial business combination, holders of Founder Shares have the right to appoint all of Cohn Robbins’ directors and remove members of the Cohn Robbins Board for any reason, and holders of Cohn Robbins’ public shares do not have the right to vote on the appointment of directors during such time. These provisions of Cohn Robbins’ amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of Cohn Robbins’ Ordinary Shares attending and voting in a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on the Cohn Robbins Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Cohn Robbins Board or by a majority of the holders of Cohn Robbins Ordinary Shares (or, prior to any initial business combination, holders of Founder Shares).

Cohn Robbins’ officers are appointed by the Cohn Robbins Board and serve at the discretion of the Cohn Robbins Board, rather than for specific terms of office. The Cohn Robbins Board is authorized to appoint persons to the offices set forth in Cohn Robbins’ amended and restated memorandum and articles of association as it deems appropriate.

Committees of the Cohn Robbins Board

The Cohn Robbins Board has three (3) standing committees: (i) an audit committee; (ii) a compensation committee; and (iii) a nominating and corporate governance committee. Subject to phase-in rules, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Cohn Robbins Board, a copy of which is available on Cohn Robbins’ website.

Audit Committee

Cohn Robbins established an audit committee of the Cohn Robbins Board. The members of Cohn Robbins’ audit committee are Kathryn A. Hall, C. Robert Kidder, Alexander T. Robertson and Anne Sheehan. Mr. Kidder serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the Cohn Robbins Board has determined that Ms. Hall and Mr. Kidder each qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Cohn Robbins adopted an audit committee charter, which details the principal functions of the audit committee, including:

1.

assisting board oversight of (i) the integrity of financial statements, (ii) compliance with legal and regulatory requirements, (iii) Cohn Robbins’ independent registered public accounting firm’s qualifications and independence and (iv) the performance of Cohn Robbins’ internal audit function and independent registered public accounting firm;

2.	the appointment, compensation, retention, replacement and oversight of the work of any registered public accounting firm engaged by Cohn Robbins;

3.

reviewing and approving in advance all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Cohn Robbins;

4.	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with Cohn Robbins in order to evaluate their continued independence;

5.	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

6.	monitoring audit partner rotation for compliance with applicable laws and regulations;

7.

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years respecting one (1) or more independent audits carried out by the firm and any steps taken to deal with such issues; and (iii) all relationships between the independent registered public accounting firm and Cohn Robbins;

8.

meeting to review and discuss Cohn Robbins’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, and, if appropriate, the director of Cohn Robbins’ internal auditing department (if any), including reviewing specific disclosures in Cohn Robbins’ annual filings; and

9.	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Cohn Robbins entering into such transaction.

Nominating and Corporate Governance Committee

Cohn Robbins established a nominating and corporate governance committee of the Cohn Robbins Board. The members of the nominating and corporate governance committee are Kathryn A. Hall, C. Robert Kidder, Alexander T. Robertson and Anne Sheehan. Ms. Sheehan serves as chair of the nominating and corporate governance committee.

Cohn Robbins adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

1.

identifying individuals qualified to serve as directors and on committees of the board of directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

2.	developing and recommending to the board of directors a set of corporate governance principles applicable to Cohn Robbins;

3.	overseeing the evaluation of the board of directors and Cohn Robbins’ management; and

4.

reviewing the composition of the board of directors, including periodically the size of the board of directors, and making recommendations on the frequency and structure of the board of directors meetings.

The charter also provides that the nominating and corporate governance committee may, in its sole authority, retain or terminate any search firm to be used to identify director candidates, and will be solely responsible for approving the search firm’s fees and other retention terms.

Cohn Robbins has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the nominating and corporate governance committee considers experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors considered appropriate in the context of the needs of the Cohn Robbins Board.

Compensation Committee

Cohn Robbins established a compensation committee of the Cohn Robbins Board. The members of such committee are Kathryn A. Hall, C. Robert Kidder, Alexander T. Robertson and Anne Sheehan. Ms. Hall serves as chairman of the compensation committee.

Cohn Robbins adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

1.

reviewing, on an annual basis, each of the corporate goals and objectives of Cohn Robbins’ general compensation plans, and evaluating Cohn Robbins’ officers’ performances in light of such goals and objectives;

2.	reviewing Cohn Robbins’ employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements made with executive officers;

3.

implementing, administering and reviewing Cohn Robbins’ compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of such plans;

4.

assisting management in complying with proxy statement and annual report disclosure requirements by reviewing and discussing with management the compensation discussion and analysis or other similar compensation disclosure; and

5.	producing a report on executive compensation to be included in the annual proxy statement.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cohn Robbins’ officers, directors and persons who beneficially own more than 10% of the outstanding Cohn Robbins Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Cohn Robbins with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, Cohn Robbins believes that during the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics

Cohn Robbins has adopted a code of ethics and business conduct (the “Code of Ethics”) applicable to its directors, officers and employees. You are able to review the Code of Ethics by accessing Cohn Robbins’ public filings at the SEC’s website at www.\sec.gov or accessing Cohn Robbins’ website at www.\cohnrobbins.com. For the avoidance of doubt, the information contained on our website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus. We do not incorporate the information contained on, or accessible through, Cohn Robbins’ corporate website into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus. We have included Cohn Robbins’ website address only as an inactive textual reference and do not intend it to be an active link to our website. Cohn Robbins intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

1.	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

2.	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

3.	duty to not improperly fetter the exercise of future discretion;

4.	duty to exercise powers fairly as between different sections of shareholders;

5.	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

6.	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.

Members of Cohn Robbins’ management team, in their capacities as directors, officers or employees of Cohn Robbins Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to related entities, current or future entities affiliated with or managed by Cohn Robbins Sponsor, or third parties, before they present such opportunities to Cohn Robbins, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

Potential investors should also be aware of the following potential conflicts of interest:

1.

None of Cohn Robbins’ directors or officers is required to commit his or her full time to Cohn Robbins’ affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

2.

In the course of their other business activities, Cohn Robbins’ directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to Cohn Robbins as well as the other entities with which they are affiliated. Cohn Robbins’ management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

3.

Cohn Robbins Initial Shareholders, directors and officers have agreed, for no consideration in return, to waive their redemption rights with respect to any Founder Shares held by them in connection with the consummation of an initial business combination. Additionally, Cohn Robbins Initial Shareholders have agreed, for no consideration in return, to waive their redemption rights with respect to their Founder Shares if Cohn Robbins fails to consummate an initial business combination by September 11, 2022 (unless extended pursuant to Cohn Robbins’ amended and restated memorandum and articles of association). However, if Cohn Robbins Initial Shareholders and the other current officers and directors of Cohn Robbins acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Cohn Robbins fails to consummate an initial business combination within the prescribed time frame. If Cohn Robbins does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of Cohn Robbins public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable or saleable by Cohn Robbins Initial Shareholders until the earlier of: (i) one (1) year after the completion of a Business Combination or (ii) subsequent to a Business Combination, (A) if the closing price of the Cohn Robbins Class A Shares equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (B) the date on which Cohn Robbins completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Cohn Robbins Class A Shares for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the Cohn Robbins Ordinary Shares underlying such warrants, will not be transferable, assignable or saleable by Cohn Robbins Sponsor until 30 days after the completion of an initial business combination. Since Cohn Robbins Sponsor and directors and officers may directly or indirectly own ordinary shares and warrants, Cohn Robbins’ directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

4.

Cohn Robbins’ directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our initial business combination.

5.

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $206,172,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting.

6.

On September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

7.	The Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins.

8.

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022. The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting.

9.

In connection with the PIPE Financing, the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio, whereas, in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant.

10.

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company.

11.

In connection with the Business Combination, there is a right of Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins to receive Swiss NewCo Shares, subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any shares issued in connection with the PIPE Financing).

12.

In connection with the Business Combination, it is anticipated that the Cohn Robbins Initial Shareholders will appoint Clifton S. Robbins as a director of Swiss NewCo following the Business Combination.

13.	There is continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination.

14.

Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022, pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates of and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

15.

If the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

16.	(i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B

Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger.

The conflicts described above may not be resolved in Cohn Robbins’ favor.

Certain of Cohn Robbins’ founders, officers and directors presently have, and any of them in the future may have, additional fiduciary and contractual duties to other entities. As a result, if any of Cohn Robbins’ founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to his or her fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity before Cohn Robbins can pursue such opportunity. Accordingly, as a result of multiple business affiliations, Cohn Robbins’ directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Accordingly, if any of the directors or officers becomes aware of a business combination opportunity which is suitable for any of the entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Cohn Robbins if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. Cohn Robbins’ amended and restated memorandum and articles of association provide that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that Cohn Robbins is able to complete on a reasonable basis. Cohn Robbins does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect its ability to identify and pursue business combination opportunities or complete our initial business combination.

In addition, Cohn Robbins Sponsor or any of its affiliates may make additional investments in the company in connection with the initial business combination, although Cohn Robbins Sponsor and its affiliates have no obligation or current intention to do so. If Cohn Robbins Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence Cohn Robbins Sponsor’s motivation to complete an initial business combination.

Cohn Robbins Initial Shareholders and other directors and officers of Cohn Robbins have agreed, pursuant to the terms of a letter agreement entered into with Cohn Robbins, to vote any Founder Shares (and their permitted transferees will agree) and public shares held by them in favor of the Business Combination.

Cohn Robbins will complete the Business Combination only if two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. Aside from the votes cast by the Cohn Robbins Initial Shareholders, at least 48,300,000 votes will be required to approve the Business Combination Proposal.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Cohn Robbins’ amended and restated memorandum and articles of association provide for indemnification of Cohn Robbins’ directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Cohn Robbins entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association. Cohn Robbins purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Cohn Robbins against its obligations to indemnify its directors and officers.

Cohn Robbins believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Cohn Robbins’ indemnification obligations may discourage shareholders from bringing a lawsuit against Cohn Robbins’ officers or directors for breach of their fiduciary duty. These provisions may have the effect of reducing the likelihood of derivative litigation against Cohn Robbins’ officers and directors, even though such an action, if successful, might otherwise benefit Cohn Robbins and Cohn Robbins’ shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Cohn Robbins pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Executive Compensation

None of Cohn Robbins’ directors or officers have received any cash compensation for services rendered to Cohn Robbins. Commencing on the date that Cohn Robbins’ securities were first listed on the NYSE through the earlier of consummation of Cohn Robbins’ initial business combination and Cohn Robbins’ liquidation, Cohn Robbins will pay an affiliate of Cohn Robbins Sponsor a total of $10,000 per month for administrative and support services. Cohn Robbins Sponsor, Cohn Robbins’ directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Cohn Robbins’ behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Cohn Robbins’ audit committee will review on a quarterly basis all payments that were made by Cohn Robbins to Cohn Robbins Sponsor, Cohn Robbins’ directors and officers, or any of their respective affiliates.

After the completion of the Business Combination, directors or members of Cohn Robbins’ management team who remain with Swiss NewCo may be paid consulting, management or other compensation from the combined company. The amount of such compensation is not known at this time, because the directors of Swiss NewCo will be responsible for determining executive officer and director compensation after consummation of the transactions contemplated by the Business Combination Agreement. Any compensation to be paid to Cohn Robbins’ officers after the consummation of the transactions contemplated by the Business Combination Agreement will be determined by a compensation committee constituted solely by independent directors.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth information regarding the beneficial ownership of Cohn Robbins Ordinary Shares as of March 1, 2022, based on information obtained from the persons named below, with respect to the beneficial ownership of Cohn Robbins Ordinary Shares, by:

1.	each person known by Cohn Robbins to be the beneficial owner of more than five percent (5%) of its issued and outstanding Cohn Robbins Ordinary Shares;

2.	each of Cohn Robbins’ executive officers and directors that beneficially owns Cohn Robbins Ordinary Shares; and

3.	all of Cohn Robbins’ executive officers and directors, as a group.

In the table below, percentage ownership is based on 82,800,000 Cohn Robbins Class A Shares and 20,700,000 Cohn Robbins Class B Shares, issued and outstanding as of March 1, 2022. All of the Cohn Robbins Class B Shares are convertible into Cohn Robbins Class A Shares on a one-for-one basis, as described herein.

Unless otherwise indicated, Cohn Robbins believes that all persons named in the table have sole voting and investment power with respect to all Cohn Robbins Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Private Placement Warrants as these warrants are not exercisable within 60 days of March 1, 2022.

	Cohn Robbins Class A Shares		Cohn Robbins Class B Shares(1)
	Beneficially Owned	Approximate Percentage of Class Issued and Outstanding Ordinary Shares	Beneficially Owned	Approximate Percentage of Class Issued and Outstanding Ordinary Shares
Name and Address of Beneficial Owner(2)
Cohn Robbins Sponsor(3)	—	—	20,540,000	19.8%
Clifton S. Robbins(3)	—	—	20,540,000	19.8%
Gary D. Cohn(3)	—	—	20,540,000	19.8%
Charles S. Kwon	—	—	—	—
Kathryn A. Hall	—	—	40,000	*
C. Robert Kidder	—	—	40,000	*
Alexander T. Robertson	—	—	40,000	*
Anne Sheehan	—	—	40,000	*
Bank of Montreal(4)	5,354,400	6.5%	—	—
Millennium Management LLC(5)	4,144,104	5%	—	—
All directors and officers as a group (seven (7) individuals)			20,700,000	20%

*	Less than one percent (1%).
(1)	Cohn Robbins Class B Shares will convert into Cohn Robbins Class A Shares on a one-for-one basis, subject to adjustment, as described herein.
(2)

Other than Clifton S. Robbins, the business address of each of the following entities or individuals is c/o Cohn Robbins Holdings Corp., 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801. The business address for Clifton S. Robbins is Weinmarkt 9, 6004 Lucerne, Switzerland.

(3)

As of March 1, 2022, the Cohn Robbins Sponsor is the record holder of the Cohn Robbins Class A Shares as reported in the Form 10-K filed by Cohn Robbins with the SEC on May 10, 2022. Mr. Robbins and Mr. Cohn are co-managers of the Cohn Robbins Sponsor and may be deemed to own shares held by the Cohn Robbins Sponsor by virtue of their shared control over the Cohn Robbins Sponsor.

(4)

According to a Schedule 13G/A filed with the SEC on February 15, 2022 by Bank of Montreal and BMO Nesbitt Burns Inc., Bank of Montreal reported sole voting and dispositive power with regard to 5,354,400 Cohn Robbins Class A Shares, and BMO Nesbitt Burns Inc. reported sole voting and dispositive power with regard to 4,772,000 Cohn Robbins Class A Shares. The business address for each of Bank of Montreal and BMO Nesbitt Burns Inc. is 100 King Street West, 21st Floor, Toronto, M5X 1A1, Ontario.

(5)

According to a Schedule 13G/A filed with the SEC on February 2, 2022, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander share voting and dispositive power with regard to 4,144,104 Cohn Robbins Class A Shares. The business address for each is 399 Park Avenue, New York, NY 10022.

The Cohn Robbins Initial Shareholders beneficially own approximately 20.0% of the issued and outstanding Cohn Robbins Ordinary Shares and have the right to elect all of Cohn Robbins’ directors prior to Cohn Robbins’ initial business combination as a result of holding all of the Founder Shares. Holders of Cohn Robbins public shares will not have the right to appoint any directors to the Cohn Robbins Board prior to Cohn Robbins’ initial business combination. In addition, because of their ownership block, the Cohn Robbins Initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by Cohn Robbins’ shareholders, including amendments to the Cohn Robbins amended and restated memorandum and articles of association and approval of significant corporate transactions.

Director Independence

The rules of the NYSE require that a majority of the Cohn Robbins Board be independent. The Cohn Robbins Board has determined that each of Kathryn A. Hall, C. Robert Kidder, Alexander T. Robertson and Anne Sheehan is an independent director under applicable NYSE rules.

COHN ROBBINS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “our,” “us” “we” or “Cohn Robbins” refer to Cohn Robbins prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto of Cohn Robbins included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Cohn Robbins’ current expectations, estimates and assumptions concerning events and financial trends that may affect Cohn Robbins’ future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in the Cayman Islands on July 13, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar initial business combination with one (1) or more businesses. We intend to effectuate the Business Combination using cash derived from the proceeds of our initial public offering and the sale of the Private Placement Warrants, and a combination of our public shares and financing.

We expect to continue to incur significant costs in the pursuit of our acquisition plans until the Business Combination occurs. We cannot assure you that our plans to complete the Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities through June 30, 2022 were organizational activities, those necessary to prepare for our initial public offering, and identifying a target company for the Business Combination. We will not generate any operating revenues until after the completion of the Business Combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three (3) months ended June 30, 2022, we had a net income of $12,656,038, which consists of change in fair value of warrant liabilities of $13,590,933 and interest income on cash and marketable securities held in the Trust Account of $435,423, offset by general and administrative expenses of $1,370,318.

For the six (6) months ended June 30, 2022, we had a net income of $795,204, which consists of the change in fair value of warrant liabilities of $14,790,133 and interest income on cash and marketable securities held in the Trust Account of $664,129, offset by general and administrative expenses of $4,759,361 and the change in fair value of the day one loss in derivative PIPE liability of $9,899,697.

For the three (3) months ended June 30, 2021, we had net income of $3,110,277, which consists of the change in fair value of warrant liabilities of $3,749,867 and interest income on cash and marketable securities held in the Trust Account of $11,344, offset by general and administrative expenses of $650,934.

For the six (6) months ended June 30, 2021, we had net income of $24,762,587, which consists of the change in fair value of warrant liabilities of $26,515,733 and interest income on cash and marketable securities held in the Trust Account of $163,505, offset by general and administrative expenses of $1,916,651.

Liquidity and Going Concern

On September 11, 2020, we consummated our initial public offering of 82,800,000 Cohn Robbins Public Units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 10,800,000 Cohn Robbins Public Units, at $10.00 per Cohn Robbins Public Unit, generating gross proceeds of $828,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of an aggregate of 12,373,333 Private Placement Warrants to Cohn Robbins Sponsor at a price of $1.50 per warrant, generating gross proceeds of $18,560,000.

Following our initial public offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $828,000,000 was placed in the Trust Account. We incurred $46,191,135 in transaction costs, including $16,560,000 of underwriting fees, $28,980,000 of deferred underwriting fees and $651,135 of other offering costs in connection with our initial public offering and the sale of the Private Placement Warrants.

For the six (6) months ended June 30, 2022, cash used in operating activities was $445,257. Net income of $795,204 was affected by interest earned on cash and marketable securities held in the Trust Account of $664,129 and a non-cash charge for the change in fair value of warrant liabilities of $14,790,133. Changes in operating assets and liabilities provided $4,314,104 of cash for operating activities.

For the six (6) months ended June 30, 2021, cash used in operating activities was $518,373. Net income of $24,762,587 was affected by interest earned on cash and marketable securities held in the Trust Account of $163,505 and a non-cash charge for the change in fair value of warrant liabilities of $26,515,733. Changes in operating assets and liabilities provided $1,398,278 of cash for operating activities.

As of June 30, 2022, we had investments held in the Trust Account of $829,088,974, consisting of money market funds, which primarily invest in U.S. treasury securities. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions), to complete the Business Combination. To the extent that our shares or other financing is used (including the PIPE Financing), in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of Swiss NewCo, make other acquisitions and/or pursue Swiss NewCo’s growth strategies.

As of June 30, 2022, we had cash of $961 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate SAZKA Entertainment and Swiss NewCo, perform business due diligence on SAZKA, travel to and from the offices, properties or similar locations of SAZKA Entertainment or their representatives or owners, review corporate documents and material agreements of SAZKA Entertainment, and otherwise complete the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, Cohn Robbins Sponsor, or an affiliate of Cohn Robbins Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Cohn Robbins Public Warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

On September 1, 2021, Cohn Robbins entered into a convertible promissory note as a Working Capital Loan (as defined below), with Cohn Robbins Sponsor pursuant to which Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000. As of the date of this proxy statement/prospectus, the outstanding principal balance under the promissory note was $1,000,000.

In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Update 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 11, 2022 to consummate an initial business combination. The Company may not have sufficient liquidity to fund the working capital needs of the Company through one (1) year from the issuance of these financial statements. If the Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should the Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 11, 2022. The Company intends to complete the Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate the Business Combination by September 11, 2022 (unless such date is extended). In addition, the Company may need to raise additional capital through loans or additional investments from Cohn Robbins Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Cohn Robbins Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of September 11, 2022 (unless such date is extended).

The financial statements of Cohn Robbins accompanying this proxy statement/prospectus have been prepared assuming that Cohn Robbins will continue as a going concern. As discussed in Note 1 to such financial statements, if Cohn Robbins is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by the close of business on September 11, 2022 (unless such date is extended), then Cohn Robbins will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about Cohn Robbins’ ability to continue as a going concern. The financial statements of Cohn Robbins do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of Cohn Robbins Sponsor $10,000 per month for office space, utilities and secretarial and administrative services. We began incurring these fees on September 8, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or our liquidation.

The underwriters of Cohn Robbins’ initial public offering were paid a cash underwriting discount of $0.20 per Cohn Robbins Public Unit, or $16,560,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,980,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account upon the consummation of the Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates and Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued Cohn Robbins Public Warrants and the Private Placement Warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the FASB’s ASC 480 and ASC 815. We account for the Cohn Robbins Public Warrants and the Private Placement Warrants in accordance with the guidance contained in ASC 815-40, under which the Cohn Robbins Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Cohn Robbins Public Warrants and the Private Placement Warrants as liabilities at their fair value and adjust the Cohn Robbins Public Warrants and the Private Placement Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Cohn Robbins Public Warrants for periods where no observable traded price was available are valued using a modified Monte Carlo simulation. For periods subsequent to the detachment of the Cohn Robbins Public Warrants from the Cohn Robbins Public Units, the Cohn Robbins Public Warrants’ quoted market price was used as the fair value as of each relevant date for both the Cohn Robbins Public Warrants and the Private Placement Warrants.

The PIPE derivative is comprised of the valuation of the potential additional shares that may be issued to PIPE subscribers upon the consummation of our initial business combination. The PIPE derivative meets the criteria for derivative liability classification. As such, the PIPE derivative liability is recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability are recognizes as a non-cash gain or loss on the statement of operations. The fair value of the derivative liability is discussed in Note 9 to Cohn Robbins’ financial statements.

Cohn Robbins Class A Shares Subject to Possible Redemption

We account for Cohn Robbins Ordinary Shares subject to possible conversion in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable Cohn Robbins Ordinary Shares (including Cohn Robbins Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Cohn Robbins Ordinary Shares are classified as shareholders’ equity. Cohn Robbins Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Cohn Robbins Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ section of our balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of Cohn Robbins Ordinary Shares outstanding for the period. Cohn Robbins has two (2) classes of ordinary shares, which are referred to as the Cohn Robbins Class A Shares and the Cohn Robbins Class B Shares. Income and losses are shared pro rata between each class of share. This presentation contemplates a business combination as the most likely outcome, in which case, both class of Cohn Robbins Ordinary Shares share pro rata in the income (loss) of Cohn Robbins. Accretion associated with the redeemable Cohn Robbins Class A Shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Financial Officers and Chief Financial Officer to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officers and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

Changes in Internal Control Over Financial Reporting

There was no change in our internal controls over financial reporting that occurred during the fiscal quarter ended June 30, 2022 that has materially affected, or is reasonably likely to material affect, our internal controls over financial reporting, other than the remediation of the material weakness discussed below, which was remediated during the quarter ended June 30, 2022.

Remediation of a Material Weakness in Internal Controls over Financial Reporting

We recognize the importance of the control environment as it sets the overall tone for the Company and is the foundation for all other components of internal control. Consequently, we designed and implemented remediation measures to address the material weakness previously identified and enhance our internal control over financial reporting related to the Company’s accounting for complex financial instruments, as further discussed in other public filings with the SEC by us. In light of the material weakness, we enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements, including providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The foregoing actions, which we believe remediated the material weakness in internal control over financial reporting, were completed as of the date of June 30, 2022.

MANAGEMENT OF SWISS NEWCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of Swiss NewCo is based on the provisions of the Proposed Organizational Documents, the form of which are attached as Annex D and Annex E to this document, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Proposed Organizational Documents may be changed at any time prior to consummation of the Business Combination by mutual agreement of SAZKA Entertainment, Swiss NewCo and Cohn Robbins or after consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Organizational Documents are amended, the below summary may cease to accurately reflect the Proposed Organizational Documents as so amended.

Management Structure

The Proposed Articles of Association provide that the Swiss NewCo Board (Verwaltungsrat) shall consist of a minimum of four (4) members and a maximum of nine (9) members, including the chairman of the Swiss NewCo Board (the “Chairman”). The Swiss NewCo Board consists of 1 executive director, 3 non-executive directors and 3 independent non-executive directors. The Swiss NewCo Board has delegated the operational management (Geschäftsführung) of Swiss NewCo and the Group entirely to the CEO and the executive management (Geschäftsleitung) (the “Executive Management”) within the limits permitted by law and subject to the powers and duties remaining with the Swiss NewCo Board pursuant to the Proposed Organizational Regulations.

Board

Election and Term of Office

By virtue of Swiss law, each member of the Swiss NewCo Board, including the Chairman and each member of the Nomination and Compensation Committee (as defined below), is elected to, and may only be removed from, the Swiss NewCo Board and the respective function by shareholders’ resolution. All elections are made individually and for a term of one (1) year. In this context, a year means the time period between one annual ordinary shareholders’ meeting (ordentliche Generalversammlung) and the next ordinary shareholders’ meeting or, if a member is elected at an extraordinary shareholders’ meeting (ausserordentliche Generalversammlung) between such extraordinary shareholders’ meeting and the next annual ordinary shareholders’ meeting. Re-election is permitted, and there is no limitation on the number of terms a member can serve. If the office of the Chairman of the Swiss NewCo Board is vacant, the Swiss NewCo Board shall, for the time period until the conclusion of the next annual ordinary shareholders’ meeting, appoint a substitute who must be a member of the Swiss NewCo Board. In the event that the Nomination and Compensation Committee is composed of fewer than three (3) members, the Swiss NewCo Board appoints new member(s) of the Nomination and Compensation Committee, as appropriate, for the remaining term of office.

Except for the election of the Chairman and the members of the Nomination and Compensation Committee by the shareholders’ meeting, the Swiss NewCo Board organizes itself, and will determine the chairmanship and membership of its committees. The Swiss NewCo Board may set an age limit in the Proposed Organizational Regulations. The Swiss NewCo Board has refrained from setting an age limit.

As a matter of Swiss corporate law, if there are different categories of shares in respect of voting rights or proprietary rights, the shareholders of each category of shares are entitled to be represented by one (1) member on the Swiss NewCo Board. Consequently, shareholders of each of the two (2) categories of Swiss NewCo Shares are entitled to be represented on the Swiss NewCo Board by one (1) representative.

Powers and Duties

The Swiss NewCo Board is entrusted with the ultimate direction of Swiss NewCo and the Group and has ultimate responsibility for the business and affairs of Swiss NewCo and the Group. Such direction and responsibility include the duty to select carefully, to instruct properly and to supervise the CEO and the other persons entrusted with Swiss NewCo’s management. It represents Swiss NewCo vis-à-vis third parties and attends to all matters which have not been delegated to, or reserved for, another corporate body of Swiss NewCo by law, the Proposed Articles of Association, the Proposed Organizational Regulations or by other internal regulations.

In accordance with the Proposed Articles of Association, the Swiss NewCo Board has, pursuant to the Proposed Organizational Regulations, delegated the executive management of Swiss NewCo, within the limits permitted by and subject to the powers and duties remaining with the Swiss NewCo Board pursuant to the Proposed Organizational Regulations, to the CEO. The Proposed Organizational Regulations are intended to organize the management, determine the positions required therefor, define its duties and regulate, in particular, the reporting of management to the Swiss NewCo Board. The Swiss NewCo Board’s non-transferable and inalienable duties, as set out in Article 716a of the Swiss Code of Obligations (Schweizerisches Obligationenrecht (“CO”)) and the Proposed Articles of Association, include: (i) the ultimate direction of Swiss NewCo and the power for issuing the necessary directives; (ii) determining the organization of Swiss NewCo; (iii) the overall structure of the accounting system, financial control and financial planning; (iv) the preparation of the management report (Lagebericht) and the consolidated accounts; (v) the appointment and dismissal of those persons responsible for the conduct of business and for representing Swiss NewCo, the regulation of signatory authorities and the determination of their other authorities; (vi) the ultimate supervision of the persons entrusted with the management of Swiss NewCo, in particular with respect to their compliance with the law, the Proposed Articles of Association, regulations and directives; (vii) the preparation of the annual report and the remuneration report (Vergütungsbericht) as well as the preparation of general meetings of shareholders and the implementation of their resolutions (including the passing of resolutions concerning the implementation of an increase of the share capital and regarding the preparation of capital increase reports as well as the respective amendments to the Proposed Articles of Association); (viii) the notification of the judge in case of over-indebtedness; and (ix) the other non-transferable and inalienable duties and powers of the Swiss NewCo Board by law, such as the Swiss Federal Merger Act on Merger, Demerger, Transformation and Transfer of Assets of 1 July 2004, as amended (Fusionsgesetz).

In addition, Swiss law and the Proposed Organizational Regulations reserve for the Swiss NewCo Board the powers, inter alia, (i) to set financial objectives and approve, via the budget and financial planning process, the necessary means to achieve these objectives, including approving a capital allocation framework, (ii) to decide on Swiss NewCo and the Group entering into substantial new business areas or exiting from a substantial existing business area, in each case, insofar as not covered by the current approved strategic framework, (iii) to appoint and remove the CEO and the other members of the Group’s executive board, (iv) to set the risk profile and the risk capacities of Swiss NewCo and the Group and (v) to approve all matters and business decisions where such decisions exceed the authority delegated by the Swiss NewCo Board to the board committees, the CEO or the Group’s executive board.

The Swiss NewCo Board remains entitled to resolve on any matters which are not delegated to or reserved for the general meeting or another executive body of Swiss NewCo by law, the Proposed Articles of Association or the Proposed Organizational Regulations. Further, the Swiss NewCo Board may, at any time on a case-by-case basis according to the general reservation of powers provided in the Proposed Organizational Regulations, intervene in the tasks and powers of an executive body subordinated to it and resolve on the relevant matter itself.

The Swiss NewCo Board may appoint a secretary, who does not need to be a member of the Swiss NewCo Board. According to the Proposed Articles of Association and the Proposed Organizational Regulations, the Swiss NewCo Board will meet at the invitation of the Chairman, as often as required to fulfil its duties and responsibilities, but at least four (4) times each calendar and whenever a member of the Swiss NewCo Board requests a meeting of the Swiss NewCo Board indicating the reasons for such meeting in writing. Swiss NewCo Board meetings may be held in person, by telephone, or by video conference.

The Swiss NewCo Board may pass resolutions if the majority of all Swiss NewCo Board members are present (in person or by phone or video conference or other electronic media) and

•	until the occurrence of any of the events in Art. 7 para. 5 of the Proposed Articles of Association, at least half of the present Swiss NewCo Board members are representatives of KKCG;

•

as long as KKCG, together with its Affiliates (as defined in the Proposed Articles of Association), holds at least 10% of Swiss NewCo‘s issued share capital registered in the commercial register, and unless the preceding paragraph applies, two (2) present Swiss NewCo Board members are representatives of KKCG;

•

as long as KKCG, together with its Affiliates (as defined in the Proposed Articles of Association), holds at least three percent (3%) (but less than 10%) of Swiss NewCo‘s issued share capital registered in the commercial register, one (1) present Swiss NewCo Board member is a representative of KKCG; and

•	in each case, at least one (1) independent director is present.

No such quorum is required for resolutions concerning the implementation of capital increases and corresponding amendments to the Proposed Articles of Association, or if a Swiss NewCo Board meeting needs to be repeated because the quorum was not reached in the first Swiss NewCo Board meeting and at least another five (5) business days’ prior notice is given.

Except as required by mandatory law or as set out in the Proposed Organizational Regulations, the Swiss NewCo Board will adopt resolutions by the simple majority of the votes cast.

In case of a tie, the Chairman has a casting vote. Swiss NewCo Board resolutions may also be passed in writing by way of circular resolution, provided that no member of the Swiss NewCo Board requests oral deliberation (in writing, including by email) of the Chairman. Swiss NewCo Board resolutions by means of a written resolution require the affirmative vote of a majority of all the members of the Swiss NewCo Board. In accordance with, and subject to, Swiss law, the Proposed Articles of Association and the Proposed Organizational Regulations, the Swiss NewCo Board will have formed an audit committee of the Swiss NewCo Board (the “Audit Committee”) as well as the Nomination and Compensation Committee (as defined below) as in effect at the day of the listing of Swiss NewCo Class B Shares on the NYSE. See “ —Board Committees and Corporate Governance—Audit Committee” and “ —Board Committees and Corporate Governance—Nomination and Compensation Committee,” respectively.

Conflict of Interest

Swiss law does not provide for a general provision regarding conflicts of interest. However, the CO contains a provision that requires directors and senior officers of a company to safeguard such company’s interests and imposes a duty of care and loyalty on the company’s directors and senior officers. This rule is generally understood as disqualifying directors and senior officers from decisions that directly affect them. Directors and senior officers are personally liable to the company, its shareholders and its creditors for damages caused by willful or negligent violation of their duties. In addition, Swiss statutory law contains a provision under which payments made to a shareholder or a member of the Swiss NewCo Board or any person associated with such shareholder or member of the Swiss NewCo Board, other than at arm’s length, must be repaid to the company if the recipient of such payment was acting in bad faith. Under the Proposed Organizational Regulations, if a conflict of interest is believed to exist, each member of the Swiss NewCo Board and each member of the Executive Management has to inform the Chairman (or in case the conflict of interest is with the Chairman, the vice chairman) (email is sufficient). The Chairman (or in case the conflict of interest is with the Chairman, the vice chairman) shall call for a decision by the Swiss NewCo Board depending on the severity of the conflict. The person in question may participate in the deliberations, but not in the decision-making, unless the Chairman (or in case the conflict of interest is with the Chairman, the vice chairman) decides otherwise. Transactions between Swiss NewCo and directors, the Executive Management or persons close to them shall be subject to the arm’s-length principle and shall be approved by the Swiss NewCo Board in the absence of the persons concerned.

Directors

Following consummation of the Business Combination, the Swiss NewCo Board will be comprised of the following seven (7) directors:

Name	Age	Position	Director as of	End of Term
Karel Komárek	53	Chairman	November 30, 2021	AGM 2023
Pavel Šaroch	52	Member	November 30, 2021	AGM 2023
Katarína Kohlmayer	54	Member	November 30, 2021	AGM 2023
Robert Chvátal	53	Member	November 30, 2021	AGM 2023
Lord Sebastian Newbold Coe	65	Member	Closing Date	AGM 2023
Roland Ruprecht	59	Member	Closing Date	AGM 2023
Clifton S. Robbins	64	Member	Closing Date	AGM 2023

The business address for all directors is Weinmarkt 9, 6004 Lucerne, Switzerland.

Set forth below is a short description of each director’s business experience, education and activities:

Karel Komárek, Chairman

Mr. Komárek is the Chairman of the Swiss NewCo Board. He has been involved with the Group since 2011 when KKCG Group became a major shareholder of SAZKA a.s. He is also the chairman of the board of directors of companies forming part of the KKCG Group (including, among other things, KKCG, KKCG a.s. and MND a.s.). He is the founder of the Karel Komárek Family Foundation which focuses on development of community and environmental projects as well as on support of culture and arts education. In 2021, he became a member of the Kennedy Center Presidential Council after four years co-chairing the Kennedy Center International Committee on the Arts.

Pavel Šaroch, Member

Mr. Šaroch is a member of the Swiss NewCo Board and current CIO of KKCG. He is a member of the board of directors of KKCG, and of individual companies that belong to the Group, including OPAP, SAZKA Group and SAZKA He served in management positions with securities trading firms such as Ballmaier & Schultz CZ and Prague Securities. From 1999 to 2001, he was a member of the board of directors of I.F.B. In 2001, he was appointed Deputy Chairman of the Supervisory Board of ATLANTIK FT and subsequently became a member of the company’s board of directors.

Robert Chvátal, Member

Mr. Chvátal is a member of the Swiss NewCo Board and the Chief Executive Officer of Swiss NewCo and Group. He is also a member of the board of directors of individual companies that belong to the Group, including OPAP, SAZKA Group and SAZKA a.s., of which he is also the Chief Executive Officer. He previously worked at Procter & Gamble and Reckitt Benckiser before moving to T-Mobile as Chief Marketing Director. He was later appointed as Chief Executive Officer of T-Mobile Slovakia and T-Mobile Austria. He is also Member of the Association of European Lotteries.

Katarína Kohlmayer, Member

Ms. Kohlmayer is a member of the Swiss NewCo Board and the SAZKA Board, and current CFO of KKCG. She is in charge of Swiss NewCo’s capital markets and other financing activities, M&A and accounting, control and audit operations within the KKCG Group. Prior to joining KKCG, she served as managing director with Morgan

Stanley and VTB Capital. During her professional career, she has specialized in M&A transactions and their financing in Central and Eastern European countries, Russia, and CIS. She studied at the University of Economics in Bratislava and holds an MBA from Harvard University.

Lord Sebastian Newbold Coe, Member

Lord “Seb” Coe is a member of the Swiss NewCo Board and competed in the Athletics World Cup in 1981 and 1989 and finished first and second respectively. At the Olympic Games in Moscow in 1980 he won Gold in the 1500m and Silver in the 800m a feat which he repeated in Los Angeles in 1984. In all Lord Coe set 12 world records during his athletics career. He retired from competitive athletics in 1990. Lord Coe is the former Chairman of the British Olympic Association, and was Chairman of the London Organising Committee for the Olympic Games and Paralympic Games Limited having previously been Chairman of London 2012 Limited, the London 2012 bid company. From 2010 to 2019 he chaired the Sport Honours Committee, and from the Autumn of 2012 to 2014 he served within the Cabinet Office as Legacy Ambassador for the London 2012 Games. Lord Coe has been President of World Athletics (formally the International Association of Athletics Federations) since 2015 after serving as a Vice President since 2007 and was elected to become a member of the International Olympic Committee in July 2020. In 1992, he became a Conservative MP and thereafter Private Secretary to William Hague. In 2000 he was made a Peer and sat in the British House of Lords until early 2022 as Lord Coe of Ranmore. He received a Knighthood in the 2006 New Year’s Honours List, and was made a Companion of Honour in the 2013 New Year’s Honours List. Lord Coe has served in numerous other leadership roles, including, Non-Executive Director of CSM Sports and Entertainment, consultant to Chelsea Football Club, senior advisor to Morgan Stanley & Co. International, member of the IOC Coordination Commission for the Tokyo 2020 Olympic Games, member of the IOC Public Affairs and Social Development through Sport Commission, member of the executive council of the Association of National Olympic Committees, member of the International Olympic Committee, chairman of the British Olympic Association, member of the executive committee of the European Olympic Committee, founder and trustee of the Sebastian Coe Charitable Foundation and chairman of International Inspiration. In 2017, he became Chancellor of Loughborough University having previously served as Pro Chancellor of the University.

Roland Ruprecht, Member

Roland Ruprecht is a member of the Swiss NewCo Board and was a partner at Ernst & Young Ltd. (“EY”) from 2001 until June 2021. He was also the Deputy Professional Practice Director for EY’s Subarea Germany-Switzerland-Austria and Head of the IFRS Desk for EY Switzerland. He held several positions at the firm from being the Head of the IFRS Desk, Professional Practice Director and Representative of EY with Professional Body for audit related topics for EXPERTsuisse. Mr. Ruprecht was an auditor in charge of multinational groups and has vast project experience in converting accounting standard to IFRS, dealing with Regulators and the Swiss Stock Exchange as well as capital market transactions. Prior to joining EY, he was an employee of Credit Suisse in Berne from 1979 to 1985. Mr. Ruprecht is qualified as Bachelor of Science in Business Administration from Berner Fachhochschule, Certified Accountant (CH/FL) and Licensed Audit Expert (CH). He is a member of the Professional Commission of EXPERTsuisse. He works part-time as an of counsel with Eversheds Sutherland in Berne and as financial advisor with his own company Roland Ruprecht Consulting Ltd.

Clifton S. Robbins, Member

Clifton S. Robbins is a member of the Swiss NewCo Board and has been director of Cohn Robbins since July 2020 and co-chairman of Cohn Robbins since August 2020. He founded Blue Harbour Group in 2004 and has been its Chief Executive Officer since inception. Mr. Robbins has more than 40 years of experience in the investment management business. Prior to forming Blue Harbour, Mr. Robbins had been a Managing Member of General Atlantic Partners, a global private equity firm from 2000 through August 2004. Prior to that, Mr. Robbins had been a General Partner of KKR, where he worked from 1987 until 2000. At KKR, he played a significant role in many of the firm’s leveraged buyout transactions and financings and was also intimately involved with the firm’s capital markets activities. Mr. Robbins began his career in the Mergers and Acquisitions department of Morgan Stanley & Co. He graduated with an A.B. from Harvard College and received his M.B.A. from the Stanford Graduate School of Business. Mr. Robbins has served on the Board of Directors of more than fifteen public and private companies. He is a member of the Boards of Overseers and Managers of the Memorial Sloan-Kettering Cancer Center and also serves as Vice Chairman of the Stanford Graduate School of Business Advisory Council.

Board Committees and Corporate Governance

As in effect at the day of the listing of Swiss NewCo Class B Shares on the NYSE, the Swiss NewCo Board has two (2) standing board committees: the Audit Committee and the Nomination and Compensation Committee (as defined below) (collectively, the “Committees”).

Subject to the provisions of the Proposed Articles of Association, the Swiss NewCo Board remains ultimately responsible for the tasks delegated to the Committees by law, the Proposed Articles of Association, the Proposed Organizational Regulations or other internal regulations.

Audit Committee

The Audit Committee shall consist of three (3) or more directors. The members and the chairman of the Audit Committee are appointed by the Swiss NewCo Board. The term of office of the members of the Audit Committee is to be one (1) year. Re-election is possible. At the Closing Date, the Audit Committee members are expected to be Roland Ruprecht (chairman), Lord Sebastian Newbold Coe and Clifton S. Robbins. Pursuant to the Proposed Organizational Regulations and the Audit Committee charter, the Swiss NewCo Board aims for appointing non-executive and independent members within the meaning of (i) section 303A.02 of the NYSE listing rules, (ii) in the absence of an applicable exemption, Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, and (iii) the provisions of the Swiss Code of Best Practice for Corporate Governance of 2016, published by economiesuisse (the “Swiss Code of Best Practice”) to the Audit Committee and a majority of the members of the Audit Committee, including its chairperson, must be experienced in financial and accounting matters.

Meetings of the Audit Committee are held as often as required but, in any event, at least four (4) times a year, or as requested by any of its members. The Audit Committee may ask members of the Executive Management or third parties to attend meetings and may authorize the provision of relevant information to them. The Audit Committee may also hold meetings exclusively with representatives of the internal and external auditors. Further, upon invitation by the chairman of the Audit Committee or, in his/her absence, the member of the Audit Committee calling a meeting, other executive officers/employees of Swiss NewCo or its subsidiaries shall also participate in meetings of the Audit Committee on a consultative basis.

The Audit Committee will: (i) assist the Swiss NewCo Board in fulfilling its supervisory responsibilities with respect to (a) the integrity of Swiss NewCo’s financial statements and financial reporting process, (b) Swiss NewCo’s compliance with legal, regulatory and compliance requirements, (c) the system of internal controls and (d) the audit process; (ii) monitor the performance of Swiss NewCo’s internal auditors and the performance, qualification and independence of Swiss NewCo’s independent auditors; (iii) consider the proper assessment and professional management of risks, by supervising Swiss NewCo’s risk management system and processes; (iv) determine the audit plan for a period of several years as well as the scope of the internal and external audits; (v) discuss the audit reports with the internal and external auditors as well as with the management; (vi) assess the performance of the internal and external auditors as well as their co-operation with one another; (vii) support the Swiss NewCo Board in the nomination of the external auditors to be proposed to the annual general meeting for election or re-election (as applicable), including through evaluating opinions of management, auditor qualification, independence and performance of the external auditors; (viii) review the fees of the external auditors and satisfaction of their independence at least once a year; (ix) confirm the compatibility of the audit work with any consulting mandates at least once a year; (x) assess the independence of the internal audit department from Swiss NewCo’s management and the units to be audited; (xi) approve the guidelines for the work of the internal audit department; (xii) review and approve of the appointment and submission of proposals concerning the appointment, replacement and dismissal of the head of the internal audit; (xiii) review and approve of the internal audit plan, changes to the plan, activities, budget, organizational structure and the qualifications of the internal audit organization as deemed necessary or appropriate; (xiv) review of the results of any external assessments of the internal audit function (such assessments should be made at least once every five (5) years); (xv) review the consolidated financial statements, the statutory financial statements and the interim financial statements for publication and the management report of Swiss NewCo as well as make the decision as to whether they can be recommended to the Swiss NewCo Board for submission to the annual general meeting; (xvi) in consultation with the management, the external auditors and the internal auditors, discuss the integrity of Swiss NewCo’s financial reporting processes and internal controls, and review significant financial risk exposures and the steps the management has taken to monitor, control and report such exposures; (xvii) review the processes and procedures for the management’s monitoring of any significant risks or exposures Swiss NewCo may face; and (xviii) assess and further develop the internal control system.

Nomination and Compensation Committee

The nomination and compensation committee of the Swiss NewCo Board (the “Nomination and Compensation Committee”) shall consist of three (3) or more Directors. As required by Swiss law, the members of the Nomination and Compensation Committee are to be elected by the annual general meeting. The Swiss NewCo Board appoints the chairman of the Nomination and Compensation Committee. The term of office of the members of the Nomination and Compensation Committee is to be one (1) year ending upon completion of the following annual general meeting. Re-election is possible. In case of vacancies, the Swiss NewCo Board may appoint substitute members from among its members for a term of office until completion of the next annual general meeting. At the Closing Date, the members of the Nomination and Compensation Committee are expected to be Pavel Šaroch (chairman), Katarina Kohlmayer and Lord Sebastian Newbold Coe.

The Swiss NewCo Board aims for proposing the following number of KKCG representative Swiss NewCo Board members to be elected by the annual general meeting as members of the Nomination and Compensation Committee:

•

two (2), until the occurrence of any of the following events: (i) seven (7) years from the date of the shareholding of KKCG together with its Affiliates (as defined in the Proposed Articles of Association), falls below 35% of the issued share capital of Swiss NewCo as registered in the commercial register, (ii) KKCG, together with its Affiliates, holds less than 25% of the issued share capital of Swiss NewCo as registered in the commercial register, (iii) the date of the death or permanent disability of Karel Komárek or (iv) the effective date of Karel Komárek’s resignation or removal from the Board of Directors; and

•	one (1), for as long as KKCG, together with its Affiliates, holds more than three percent (3%) of Swiss NewCo’s issued share capital registered in the commercial register.

The Swiss NewCo Board shall propose for election by the general meeting as the remaining member(s) of the Nomination and Compensation Committee non-executive and independent Swiss NewCo Board members within the meaning of the provisions of the Swiss Code of Best Practice, as well as independent from KKCG and its Affiliates (as defined in the Proposed Articles of Association).

Meetings of the Nomination and Compensation Committee are to be held as often as required but in any event at least three (3) times a year, or as requested by any of its members. The Nomination and Compensation Committee may ask members of the Group’s executive board and one (1) or more senior managers to attend meetings and may authorize the provision to them or any of them of all appropriate information. The other directors may attend meetings of the Nomination and Compensation Committee as a guest, unless the chairman of the Nomination and Compensation Committee determines otherwise. However, the CEO or other members of the Executive Management may not be present when the Nomination and Compensation Committee reviews the compensation or other aspects of the employment of the respective person. The Chairman or the chairman Nomination and Compensation Committee may not be present when the Nomination and Compensation Committee reviews the compensation of the respective person.

The Nomination and Compensation Committee has the powers and duties as provided by Swiss law and, in particular, the Compensation Ordinance (as defined below) as well as the powers and duties as provided in the Proposed Articles of Association and in the Proposed Organizational Regulations. The powers and duties of the Nomination and Compensation Committee include (i) the preparation and planning of nominations and staffing decisions at top management level, (ii) the preparation and periodic review of Swiss NewCo’s compensation policy, principles and performance criteria related to compensation, (iii) the periodic review of the implementation, as well as the submission, of proposals and recommendations to the Swiss NewCo Board and (iv) the preparation of all relevant decisions of the Swiss NewCo Board in relation to the nomination and compensation of directors, the CEO and the other members of the Executive Management as well as the submission of proposals and recommendations to the Swiss NewCo Board. The Swiss NewCo Board may delegate further powers and duties with respect to nomination, compensation and related matters to the Nomination and Compensation Committee.

Executive Management

Under the operational management powers delegated to the CEO pursuant to the Proposed Organizational Regulations, the CEO is responsible for Swiss NewCo’s and the Group’s daily business operations, and represents Swiss NewCo and the Group, to be in line with law, the Proposed Articles of Association, the Proposed Organizational Regulations as well as the strategies, policies and guidelines set by the Swiss NewCo Board. The CEO is responsible for the implementation of resolutions of the Swiss NewCo Board and the supervision of all management levels of Swiss NewCo. The CEO acts as the head of the other members of the Executive Management.

Within the Executive Management, the CEO is the primary contact person for the Chairman and the other directors. He represents and co-ordinates the positions of the Executive Management vis-à-vis the Swiss NewCo Board. In case of matters requiring approval by the Swiss NewCo Board as a matter of law, the Proposed Articles of Association or the Proposed Organizational Regulations, the CEO submits corresponding proposals to the Swiss NewCo Board. The CEO provides information to the other members of the Executive Management concerning the resolutions and suggestions of the Swiss NewCo Board. He ensures that resolutions are implemented and that suggestions are taken into account. The CEO represents Swiss NewCo and the Group, both internally and externally.

The CEO and the other members of the Executive Management are appointed and dismissed by the Swiss NewCo Board. The Swiss NewCo Board is supported by the Nomination and Compensation Committee, which prepares all relevant decisions of the Swiss NewCo Board in relation to the nomination of the CEO and the other members of the Executive Management and submits proposals and recommendations to the Swiss NewCo Board.

The table below sets forth name, age and position of each member of the Executive Management as of the date of this proxy statement/prospectus:

Name	Age	Position
Robert Chvátal	53	Chief Executive Officer
Kenneth Morton	41	Chief Financial Officer
Štěpán Dlouhý	44	Chief Investment Officer
Tony Khatskevich	59	Chief Technology Officer
Ján Matuška	37	Chief Operating Officer
Jan Štěrba	47	Chief Marketing Officer

The business address of each member of the Executive Management is Weinmarkt 9, 6004 Lucerne, Switzerland.

The management expertise and experience of each member of the Executive Management is set out below (for a summary of Robert Chvátal’s (CEO) expertise and experience please refer to “Directors” above):

Kenneth Morton, Chief Financial Officer

Mr. Morton was appointed Chief Financial Officer of Swiss NewCo as of November 30, 2021, and the Group as of February 1, 2020. Before joining the Group, Mr. Morton worked as an investment banker at Morgan Stanley and Deutsche Bank in London, Moscow and Hong Kong.

Štěpán Dlouhý, Chief Investment Officer

Mr. Dlouhý joined the Company and the Group as Chief Investment Officer in March 2016. He is also the investment director at KKCG a.s., a role he has held since 2013. Mr. Dlouhý is also a member of the supervisory board of Austrian Lotteries and a member of the management board of LottoItalia. Prior to joining the Group, Mr. Dlouhý worked for Chayton Capital LLP and Deloitte Advisory s.r.o.

Tony Khatskevich, Chief Technology Officer

Mr. Khatskevich is Swiss NewCo’s Chief Technology Officer. Before joining the Group, Mr. Khatskevich was the Vice President at Playtech. Mr. Khatskevich has extensive experience in Israel, U.S., and Estonia, leading their technology and delivery organizations in a range of industries, including gaming, telecom, and information security.

Ján Matuška, Chief Operating Officer

Mr. Matuška is Swiss NewCo’s and the Group’s Chief Operating Officer. He is responsible for the organic development of the Group’s operating companies, monitoring their performance and ensuring best practice within Swiss NewCo and the Group. He oversees and supports the implementation of Swiss NewCo’s and the Group’s, and its operating companies’, major strategic initiatives. Mr. Matuška is also responsible for Swiss NewCo’s and the Group’s back office activities. Before joining the Group, Mr. Matuška worked as Principal for the global management consulting firm Kearney, with focus on strategy and operations. Prior to working in consultancy, he gained private equity and M&A experience working for Penta Investments and a number of M&A advisory boutiques.

Jan Štěrba, Chief Marketing Officer

Mr. Štěrba is Swiss NewCo’s and Group’s Chief Marketing Officer. Before joining the Group, Mr. Štěrba worked as the Global Marketing Manager in London Head Office of Reckitt Benckiser where he was responsible for the strategic development of global brands; prior to that, Mr. Štěrba also served as a marketing specialist for the local brands of Opavia/Danone.

General Information

Swiss NewCo is subject to the Ordinance Against Excessive Compensation in Public Companies (Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften) of November 20, 2013 (the “Compensation Ordinance”).

The Compensation Ordinance contains a “say on pay” approval mechanism for the compensation of directors and the executive management pursuant to which, at the general meeting, shareholders must vote on such compensation on an annual basis. In accordance therewith, article 16 of the Proposed Articles of Association provides that, each year, at the general meeting, the shareholders must vote separately on the maximum aggregate compensation of the Swiss NewCo Board and the executive management for the financial year beginning after such general meeting.

Swiss NewCo Board may divide each of the maximum aggregate compensations to be proposed for approval into a maximum fixed and a maximum variable compensation and submit the respective proposals for separate approval by shareholders at the annual general meeting. Further, the Swiss NewCo Board may divide its respective proposals into other compensation elements and/or submit them for approval by the shareholders at the annual general meeting with respect to different periods. If shareholders deny approval, the Swiss NewCo Board may convene an extraordinary general meeting or a new general meeting and pay compensations subject to the subsequent approval by the shareholders at such extraordinary general meeting or new general meeting (as the case may be).

Further, if members of the executive management are appointed or promoted within the executive management after the maximum aggregate compensation for the executive management is approved by the shareholders, the Swiss NewCo Board may decide on an aggregate amount of compensation for the executive management which shall not exceed 40% above the average last approved aggregate amount of compensation of the executive management as so approved.

Principles Governing Compensation of the Board and the Executive Management

The Compensation Ordinance requires Swiss NewCo to set forth in its articles of association the principles for the determination of the compensation of the Swiss NewCo Board and the executive management. These principles have been included in article 15 of the Proposed Articles of Association. According to this provision, the compensation of directors consists of a fixed compensation only. Such compensation can be paid wholly or partially in shares.

The compensation of the members of the executive management comprises fixed and variable compensation elements. The fixed compensation consists of a base salary. The variable compensation can be paid wholly or partially in shares.

To achieve our compensation objectives, we historically have provided our executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize scope and impact of job responsibilities and attract and retain our executives with superior talent, expertise, and experience
Annual Cash Bonus	Incentivize and reward our executives for annual contributions to Swiss NewCo’s performance by tying to both Swiss NewCo and individual performance metrics
Long-Term Incentive Compensation	Promote an ownership culture and the maximization of long-term stockholder value by aligning the interests of our executives and stockholders

2022 Equity Incentive Plan

Swiss NewCo and its shareholders will adopt new equity incentive plans in connection with the Business Combination.

Director Compensation

Pursuant to the Proposed Articles of Association, compensation for directors includes a fixed component for membership, as well as additional amounts payable in relation to duties that may be assumed by certain members

(e.g., for membership on committees or positions as a chairperson of the Swiss NewCo Board or any committees of the Swiss NewCo Board). In order to ensure the independence of the Swiss NewCo Board in its supervisory role over the executive management, directors do not receive variable compensation linked to the performance of Swiss NewCo. Directors are reimbursed for travel and other related expenses associated with their responsibilities as directors of Swiss NewCo.

Compensation Disclosure

The Compensation Ordinance contains compensation disclosure rules. Pursuant to these rules, Swiss NewCo is required to prepare an annual compensation report. Such compensation report includes, among other things, the individual and aggregate compensation of directors of Swiss NewCo and the aggregate compensation of the members of Swiss NewCo’s executive management, as well as the amount for the highest paid member of the executive management.

Supervision and Governance

The Nomination and Compensation Committee is entrusted with the supervision and governance of Swiss NewCo’s compensation programs and policies, with the compensation of Swiss NewCo’s executive management, as well as the performance evaluation of the members of Swiss NewCo’s executive management.

In general, the Nomination and Compensation Committee evaluates and prepares the compensation guidelines and the applicable performance criteria in the area of compensation and submits corresponding proposals to Swiss NewCo Board. It assesses the effectiveness, attractiveness and competitiveness of compensation plans at least every two (2) years. Moreover, the Nomination and Compensation Committee has the following powers and duties in connection with the compensation of Swiss NewCo’s directors and executive management under the Proposed Articles of Association:

•

propose to the Swiss NewCo Board on an annual basis the maximum aggregate compensation amount for each of the Swiss NewCo Board and Swiss NewCo’s executive management at the annual general meeting of shareholders for approval;

•

propose, in line with the maximum aggregate compensation amount for Swiss NewCo’s executive management, as approved by the shareholders at a general meeting, the individual compensation of the members of the executive management (other than the CEO), as proposed by the CEO, and submit corresponding proposals to the Swiss NewCo Board (the individual compensation of the CEO shall be proposed directly by the Nomination and Compensation Committee to the Swiss NewCo Board);

•

propose, in line with the maximum aggregate compensation for the Swiss NewCo Board, as approved by the shareholders at a general meeting, the individual compensation of directors to the Swiss NewCo Board for approval (taking into account the different responsibilities and functions of directors and the levels of board member compensation at similar companies);

•

propose to the Swiss NewCo Board, if necessary, the use of the additional amount (Zusatzbetrag) for the compensation of new members of Swiss NewCo’s executive management (including the CEO) in accordance with the Proposed Articles of Association; and

•

recommend to the Swiss NewCo Board the performance metrics applicable to the CEO, evaluate the CEO’s performance based on such performance metrics during the relevant period and propose the compensation of the CEO based on such evaluation. The performance metrics applicable to the other members of Swiss NewCo’s executive management, pursuant to the Proposed Articles of Association, shall be set by the CEO. The Nomination and Compensation Committee shall review and recommend to the Swiss NewCo Board, taking into account the recommendations of the CEO, the individual compensation of the other members of Swiss NewCo’s executive management, based on the evaluation of the other executive management members’ performance undertaken by the CEO.

The Nomination and Compensation Committee is to, pursuant to the Proposed Articles of Association, regularly invite the CEO, and may invite other members of Swiss NewCo’s executive management or, subject to prior notification of the responsible member of the executive management, members of Swiss NewCo’s management, to its meetings as it may deem desirable or appropriate. However, the CEO or other members of executive management may not be present when the Nomination and Compensation Committee reviews the compensation or other aspects of the employment of the respective person. The chairman of the Swiss NewCo Board or the chairman of the Nomination and Compensation Committee may not be present when the Nomination and Compensation Committee reviews the compensation of the respective person.

DESCRIPTION OF SWISS NEWCO SECURITIES AND PROPOSED ORGANIZATIONAL DOCUMENTS

This section of the proxy statement/prospectus includes a description of the material terms of the Proposed Organizational Documents and of applicable Swiss law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Proposed Organizational Documents, which are attached as Annex D and Annex E to this proxy statement/prospectus. You are urged to read the full text of the Proposed Organizational Documents.

The following description of the material terms of the securities of Swiss NewCo following the Business Combination includes a summary of specified provisions of the Proposed Articles of Association that will be in effect upon completion of the transactions. This description is qualified by reference to the Proposed Articles of Association as will be in effect upon completion of the transactions, which will be substantially in the form attached to this proxy statement/prospectus as Annex D and which is incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “us” or “Swiss NewCo” refer to Allwyn Entertainment AG and references to the “Board” refer to the board of directors of Allwyn Entertainment AG.

General

Swiss NewCo was incorporated as a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland in accordance with articles 620 et seqq. of the CO on November 30, 2021 (registration in the commercial register). The Swiss NewCo has its corporate legal headquarters at c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland. Neither the Proposed Articles of Association nor the operation of law limit the duration of the Swiss NewCo.

Capital Structure of the Swiss NewCo

Issued Share Capital

Immediately prior to the Business Combination, Swiss NewCo’s share capital was CHF 100,000 divided into 10,000,000 fully paid-in registered shares with a nominal value of CHF 0.01 each.

In the context of the Business Combination, Swiss NewCo is expected to increase its share capital as follows:

1.

An extraordinary general meeting of the shareholders of Swiss NewCo will be held on the date of the Closing to resolve to increase Swiss NewCo’s share capital against contribution-in-kind of US HoldCo membership interests by issuing (i) [●] Swiss NewCo Class B Shares to the Exchange Agent (acting in its own name but for the account of the public and sponsor investors), (ii) [●] Swiss NewCo Class B Shares to the Exchange Agent (acting in its own name but for the account of the PIPE Investors), (iii) [●] Swiss NewCo Class B Shares and [●] Swiss NewCo Class A Shares (Stimmrechtsaktien) to the Exchange Agent (acting in its own name but for the account of KKCG) and, (iv) subject to further review by Swiss NewCo, [●] Swiss NewCo Class B Shares to the Exchange Agent (to be transferred to Swiss NewCo for free at the Closing) (the “Capital Increase”). In addition, at the extraordinary general meeting of the shareholders, Swiss NewCo is expected to resolve to amend the Proposed Articles of Association to include the provisions relating to authorized and conditional share capital effective as of completion of the Capital Increase as well as other changes related to the listing of Swiss NewCo Shares on the NYSE.

2.

The Swiss NewCo Board will issue its board report in relation to the Capital Increase as required under Swiss law and a licensed audit expert will issue its verification report as required under Swiss law.

3.	The Swiss NewCo Board will resolve the ascertainment and execution of the Capital Increase as required under Swiss law.

4.

The Swiss NewCo Board will file the Capital Increase and the documentation required to be filed in connection therewith for approval and registration with the Commercial Register of the Canton of Lucerne.

5.

Following registration of the Capital Increase with the Commercial Register of the Canton of Lucerne, the capital increase will have been completed and the Swiss NewCo Class B Shares and the Swiss NewCo Class A Shares referred to above will have been issued.

Immediately following registration of the Capital Increase in the Commercial Register of the Canton of Lucerne, Swiss NewCo’s share capital will amount to CHF [●] divided into [●] Swiss NewCo Class A Shares (Stimmrechtsaktien) and [●] Swiss NewCo Class B Shares, fully paid-up.

Share Classes

Following the Business Combination, the Proposed Articles of Association will provide for two share classes, Swiss NewCo Class A Shares with a nominal value of CHF 0.01 each and Swiss NewCo Class B Shares with a nominal value of CHF 0.04 each. Each of Swiss NewCo’s shares carries one (1) vote in the general meeting, irrespective of the nominal value of the shares (i.e., each Swiss NewCo Class A Share carries one (1) vote, each Swiss NewCo Class B Share carries one (1) vote, except for certain exceptions according to Swiss law, where the voting power is measured based on the nominal value of the shares (for further details see the section entitled “Comparison of Shareholder Rights — Voting Rights”)). Due to the different nominal values of Swiss NewCo Class A Shares (CHF 0.01 per share) and Swiss NewCo Class B Shares (CHF 0.04 per share), for a given economic shareholding, the holder of Swiss NewCo Class A Shares has four (4) times the voting power of the holders of Swiss NewCo Class B Shares, respectively.

The Swiss NewCo Class A Shares will not be listed on the NYSE.

Conversion of Swiss NewCo Class A Shares to Swiss NewCo Class B Shares

All of the Swiss NewCo Class A Shares issued following the Business Combination will be held by KKCG. In the Relationship Agreement between the Swiss NewCo and KKCG (for further details see “Proposal No. 1–The Business Combination Proposal–Ancillary Agreement—Relationship Agreement”), the parties agreed that if the aggregate shareholding of KKCG (together with its affiliates) falls below 25% of Swiss NewCo’s share capital, or in case any other Sunset Event as set out in the Relationship Agreement occurs, then (i) Swiss NewCo shall require KKCG to sell and transfer all Swiss NewCo Class A Shares held by KKCG to the Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares by delivering a notice (the “Call Notice”) and (ii) KKCG shall have the right to sell and transfer all of its Swiss NewCo Class A Shares to the Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares by delivering a notice (the “Put Notice”) in each case of clauses (i) and (ii) in accordance with the procedure set forth below:

1.

Transfer of Swiss NewCo Class A Shares. After receipt of the Call Notice or, as the case may be, the delivery of the Put Notice, subject to and concurrently with (Zug-um-Zug) the issuance of Swiss NewCo Class B Shares as per below, KKCG shall transfer all of its Swiss NewCo Class A Shares to Swiss NewCo, free and clear of any pledge, liens, encumbrances or other similar restrictions for no consideration, other than the receipt of Swiss NewCo Class B Shares as provided for in the Relationship Agreement.

2.

Issuance of Swiss NewCo Class B Shares. Swiss NewCo, in accordance with its Proposed Articles of Association, shall issue Swiss NewCo Class B Shares to KKCG in an amount so that for every four (4) Swiss NewCo Class A Shares transferred from KKCG to Swiss NewCo, one (1) Swiss NewCo Class B Share is issued to KKCG. The Swiss NewCo Class B Shares shall be promptly issued from conditional capital (bedingtes Aktienkapital) that is reserved for such purpose under the Proposed Articles of Association. To the extent the conditional capital of Swiss NewCo does not suffice to issue the necessary number of Swiss NewCo Class B Shares or, for any reason, such conditional capital increase cannot be implemented within one (1) month from the receipt of the Call Notice or the Put Notice, as the case may be, Swiss NewCo shall promptly take, and shall procure that its corporate bodies will take, the necessary steps and actions to procure that the required number of Swiss NewCo Class B Shares will be promptly issued (including, but not limited to, issuance by way of an ordinary capital increase, from authorized capital or from capital band (Kapitalband)) or that the Swiss NewCo Class A Shares will be converted into Swiss NewCo Class B Shares by way of a shareholders’ resolution. If KKCG makes use of its right to request Swiss NewCo to convene an extraordinary shareholders’ meeting and requests the issuance of Swiss NewCo Class B Shares or the conversion from Swiss NewCo Class A Shares into Swiss NewCo Class B Shares to be put on the agenda of such extraordinary shareholders’ meeting, then Swiss NewCo shall promptly take, and shall procure that the Swiss NewCo Board will take, the necessary steps that such extraordinary shareholders’ meeting with the requested agenda item be called immediately (and in any case no later than within 60 calendar days from KKCG’s request as provided in the Proposed Articles of Association). In such an event, the new Swiss NewCo Class B Shares issuable to KKCG shall be issued at the nominal value of CHF 0.04 per Swiss NewCo Class B Share.

3.

Subscription of Swiss NewCo Class B Shares. KKCG undertakes to (i) subscribe for all newly issued Swiss NewCo Class B Shares (by delivering to Swiss NewCo a duly executed subscription form for all newly issued Swiss NewCo Class B Shares) and (ii) in case of a conditional capital increase, pay in cash the aggregate nominal value of the newly issued Swiss NewCo Class B Shares to an account with a Swiss banking institution to be specified by Swiss NewCo and communicated to KKCG. If not issued out of conditional capital reserved for that matter, Swiss NewCo shall use reasonable best efforts (and provided that the applicable requirements under Swiss laws are met) that the Swiss NewCo Class B Shares shall be issued against no consideration by way of conversion of freely distributable equity (art. 652d Swiss Code of Obligations).

The Swiss NewCo Class A Shares transferred from KKCG to Swiss NewCo as per above shall be cancelled by way of a capital reduction, unless the Swiss NewCo Board decides to hold them in treasury or to use them for other purposes instead. Absent such other decision, the Swiss NewCo shall take, and shall procure that its corporate bodies will take, the necessary steps and actions to implement and execute the capital reduction. The capital reduction shall be resolved on the next annual general meeting of the Swiss NewCo’s shareholders following the exchange of Swiss NewCo Class A Shares for newly issued Swiss NewCo Class B Shares. Alternatively, the Board may propose in advance at any general meeting of the Swiss NewCo to propose, once Swiss law permits so, a capital band which gives the Board the power to conduct this capital reduction, and/or authority to acquire the Swiss NewCo Class A Shares in excess of 10% of the issued share capital.

Share Capital Increases (General)

Under Swiss law, Swiss NewCo may increase its share capital and issue new shares through an ordinary capital increase, an authorized capital increase or a conditional capital increase. In each case, the issue price for each share may not be less than the nominal value of the newly issued share. An ordinary capital increase is approved at a general meeting of shareholders. The required vote is generally the approval of simple majority of the votes cast at the general meeting of shareholders. At least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for capital increases against Swiss NewCo’s equity, against contributions in kind, for the purposes of acquiring assets or the granting of special benefits, or for capital increases where the pre-emptive/subscription rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval. In an ordinary capital increase, holders of Swiss NewCo Shares have pre-emptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold, unless such rights are excluded in accordance with Swiss law. For further details on these circumstances, see “—Pre-emptive Rights and Advance Subscription Rights.”

The shareholders of Swiss NewCo can further authorize the Swiss NewCo Board by way of an amendment of the Proposed Articles of Association to increase the share capital in an amount not to exceed 50% of the share capital registered in the commercial register for a period of two (2) years without further shareholder approval. To create authorized capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. Additional information regarding authorized share capital increases is set forth below under “—Authorized Share Capital.”

Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to creditors. To create conditional capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. The requirements for a conditional capital increase are set forth below under “—Conditional Share Capital.”

Authorized Share Capital

Under the Proposed Articles of Association, the Swiss NewCo Board is authorized to increase the share capital, at any time until 2024, by a maximum amount of CHF [●] by issuing a maximum of [●] fully paid up shares with a nominal value of CHF 0.04 each (Swiss NewCo Class B Shares). An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Swiss NewCo, and (ii) in partial amounts are permissible.

The Swiss NewCo Board may determine the time of the issuance, the issue price, the manner in which the new shares have to be paid up, the date from which the shares carry the right to dividends, the conditions for the exercise of the pre-emptive rights and the allotment of pre-emptive rights that have not been exercised. The Swiss NewCo Board may allow the pre-emptive rights that have not been exercised to expire, or it may place such shares or the pre-emptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Swiss NewCo.

The Swiss NewCo Board is authorized to withdraw or limit the pre-emptive rights of the shareholders with respect to the shares to be issued under the authorized share capital and to allot them to individual shareholders or third parties:

1.	if the issue price of the new shares is determined by reference to the market price;

2.

for mergers, acquisitions (including take-overs) of enterprises, part(s) of enterprises or participations, for the acquisition of intellectual property rights, licenses or concessions or other types of strategic investments, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of Swiss NewCo;

3.

for purposes of broadening the shareholder constituency of Swiss NewCo in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

4.

for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Swiss NewCo Class B Shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

5.

in connection with the exercise of warrants that have been issued to former holders of Cohn Robbins Warrants, in connection with the listing of Swiss NewCo and the creation of corresponding treasury shares, respectively; or

6.

for the participation of members of the Swiss NewCo Board, members of the executive management of Swiss NewCo, employees, contractors, consultants or other persons performing services for the benefit of Swiss NewCo or any of its subsidiaries.

The authorization to withdraw or limit the pre-emptive rights is limited to the above listed items and exclusively linked to the particular available authorized share capital set out in the Proposed Articles of Association. If the period to increase Swiss NewCo’s share capital with authorized share capital lapses without having been used by the Swiss NewCo Board, the authorization to withdraw or to limit the pre-emptive rights lapses simultaneously with such capital.

Conditional Share Capital

Conditional Share Capital in Connection with Conversion from Class A Shares to Class B Shares

To facilitate the conversion of Swiss NewCo Class A Shares into Swiss NewCo Class B Shares as set out above, the Proposed Articles of Association contains a provision according to which the share capital of Swiss NewCo shall be increased by an amount not exceeding CHF [●] through the issue of a maximum of [●] fully paid up registered shares, each with a nominal value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the voluntary or mandatory exercise of an option right granted to KKCG.

The advance subscription rights and the subscription rights of the other shareholders are excluded in favor of KKCG. The new registered shares (Swiss NewCo Class B Shares) would be issued at nominal value of the Swiss NewCo Class B Shares and subscribed for in cash by KKCG.

According to the Relationship Agreement to be entered into between Swiss NewCo and KKCG, the new registered shares (Swiss NewCo Class B Shares) may only be issued in exchange of any Swiss NewCo Class A Shares issued at that point of time to be delivered to Swiss NewCo for cancellation by way of a subsequent capital reduction. The Swiss NewCo Board may determine the conditions of the issue and the exercise of the option right and the issuance of the Swiss NewCo Class B Shares.

Conditional Share Capital for Warrants to be Assumed

Under the Proposed Articles of Association, the share capital of Swiss NewCo may be increased by an amount not exceeding CHF [●] through the issuance from time to time of a maximum of [●] fully paid up registered shares, each with a par value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the exercise of warrants that have been issued in connection with the listing on the NYSE of Swiss NewCo to former holders of Cohn Robbins Warrants issued prior to the date of the Business Combination.

Shareholders’ advance subscription rights and subscription rights are excluded with regard to the new registered shares. These new registered shares may be issued at a price below the current market price. The Swiss NewCo Board shall determine the other conditions of issue including the issue price of the Swiss NewCo Class B Shares, whereby the minimum issuance price shall be at least equal to the par value of the Class B Shares.

Conditional Share Capital for new Bonds and Similar Debt Instruments

Under the Proposed Articles of Association, the share capital of Swiss NewCo may be increased by an amount not exceeding CHF [●] through the issuance from time to time of a maximum of [●] fully paid up registered shares, each with a par value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the exercise of convertible rights and/or option rights, which have been granted or will be granted in connection with new bonds and similar debt instruments, including Convertible Notes, that have been or will be issued by Swiss NewCo or its subsidiaries to Primrose or affiliated companies.

Shareholders’ advance subscription rights and subscription rights are excluded with regard to the new registered shares. These new registered shares may be issued at a price below the current market price. The Swiss NewCo Board shall determine the other conditions of issue including the issue price of the Swiss NewCo Class B Shares, whereby the minimum issuance price shall be at least equal to the par value of the Class B Shares.

Participation Certificates and Profit-sharing Certificates

As of the date of this proxy statement/prospectus, Swiss NewCo has neither participation certificates (Partizipationsscheine) nor profit-sharing certificates (Genussscheine) outstanding.

Treasury Shares

As of the date of this proxy statement/prospectus, Swiss NewCo does not hold any Swiss NewCo Shares in treasury, however, Swiss NewCo plans to issue up to [●] additional Swiss NewCo Class B Shares to the Exchange Agent against contribution-in-kind of US HoldCo membership interests during the Capital Increase. Such newly issued Swiss NewCo Class B Shares shall be transferred to Swiss NewCo for free at the Closing, becoming treasury shares. Up to [●] newly issued Swiss NewCo Class B Shares held in treasury will be reserved for delivery under any equity incentive plan of Swiss NewCo and up to [●] newly issued Swiss NewCo Class B Shares held in treasury will be reserved for delivery to the holders of the Swiss NewCo Public Warrants upon exercise of such Swiss NewCo Public Warrants.

Pre-emptive Rights and Advance Subscription Rights

Swiss law provides that any share issue, whether for cash or non-cash consideration, is subject to the prior approval at a general meeting of shareholders. Shareholders are granted certain pre-emptive rights (Bezugsrechte) to subscribe for new issues of shares and advance subscription rights (Vorwegzeichnungsrechte) to subscribe for warrants, convertible bonds or similar debt instruments with option rights in proportion to the nominal amount of shares held. Pursuant to the Proposed Articles of Association, a resolution adopted at a general meeting by a majority of two-thirds of the votes represented at the meeting is required to repeal, limit or suspend pre-emptive rights.

Warrants

Effective upon the consummation of the Business Combination, each Cohn Robbins Warrant outstanding for the purchase of one (1) Cohn Robbins Class A Share prior to the consummation of the Business Combination will be exercisable for one (1) Swiss NewCo Class B Share, with all other terms of such warrants remaining unchanged. The following is a description of the Swiss NewCo Public Warrants.

Swiss NewCo Public Warrants

Each whole Swiss NewCo Public Warrant entitles the registered holder to purchase one (1) Swiss NewCo Class B Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination or September 11, 2021, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its Swiss NewCo Public Warrants only for a whole number of Swiss NewCo Class B Shares. This means only a whole Swiss NewCo Public Warrant may be exercised at a given time by a warrant holder. No fractional Swiss NewCo Public Warrants will be issued upon separation of the units and only whole Swiss NewCo Public Warrants will trade. Accordingly, unless you purchase at least three (3) units, you will not be able to receive or trade a whole warrant. The Swiss NewCo Public Warrants will expire five (5) years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Swiss NewCo will not be obligated to deliver any Swiss NewCo Class B Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Swiss NewCo Class B Shares issuable upon exercise of the Swiss NewCo Public Warrants is then effective and a current prospectus relating thereto is current, subject to Swiss NewCo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under the section entitled “Redemption of warrants when the price per Swiss NewCo

Class B Share equals or exceeds $10.00.” No Swiss NewCo Public Warrant will be exercisable for cash or on a cashless basis, and Swiss NewCo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a Swiss NewCo Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Swiss NewCo Public Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Swiss NewCo Class B Share underlying such unit.

Swiss NewCo has agreed that as soon as practicable, but in no event later than 15 business days, after the completion of the Business Combination, Swiss NewCo will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Swiss NewCo Class B Shares issuable upon exercise of the Swiss NewCo Public Warrants, and Swiss NewCo will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the completion of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Swiss NewCo Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Swiss NewCo Class B Shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Swiss NewCo may, at its option, require holders of Swiss NewCo public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Swiss NewCo so elects, Swiss NewCo will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Swiss NewCo Public Warrants for that number of Swiss NewCo Class B Shares equal to the lesser of (i) the quotient obtained by dividing (A) the product of the number of Swiss NewCo Class B Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (B) the fair market value and (ii) 0.361. The “fair market value” as used in this proxy statement/prospectus shall mean the volume weighted average price of the Swiss NewCo Class B Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Swiss NewCo will not redeem the Swiss NewCo Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Swiss NewCo Class B Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Swiss NewCo Class B Shares is available throughout the 30-day redemption period. If and when the Swiss NewCo Public Warrants become redeemable by Swiss NewCo, Swiss NewCo may exercise its redemption right even if Swiss NewCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Swiss NewCo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Swiss NewCo Public Warrant exercise price. If the foregoing conditions are satisfied and Swiss NewCo issues a notice of redemption of the Swiss NewCo Public Warrants, each warrant holder will be entitled to exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the Swiss NewCo Class B Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Swiss NewCo Public Warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $10.00.    Once the warrants become exercisable, Swiss NewCo may redeem the outstanding Swiss NewCo Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Swiss NewCo Class B Shares, except as otherwise described below;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant, as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Swiss NewCo Public warrants on a cashless basis. The numbers in the table below represent the number of Swiss NewCo Class B Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by Swiss NewCo pursuant to this redemption feature based on the “fair market value” of the Swiss NewCo Class B Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $10.00 warrant), determined for these purposes based on volume weighted average price of the Swiss NewCo Class B Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption is sent to the holders of warrants, each as set forth in the table below. Swiss NewCo will provide its warrant holders with the final fair market value no later than one (1) business day after the 10 trading day period described above ends.

Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $18.00.    Once the Swiss NewCo Public Warrants become exercisable, Swiss NewCo may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Swiss NewCo Class B Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Swiss NewCo sends the notice of redemption to the warrant holders (such price, the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement

Warrants) when the trading price for the Swiss NewCo Class B Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Swiss NewCo Public Warrants to be redeemed when the Swiss NewCo Class B Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Swiss NewCo Class B Shares is below the exercise price of the warrants. Swiss NewCo has established this redemption feature to provide itself with the flexibility to redeem the Swiss NewCo Public Warrants without the Swiss NewCo Public Warrants having to reach the $18.00 per share threshold set forth above under the heading “— Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides Swiss NewCo with an additional mechanism by which to redeem all of the outstanding Swiss NewCo Public Warrants, and therefore have certainty as to Swiss NewCo’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Swiss NewCo will be required to pay the applicable redemption price to warrant holders if Swiss NewCo chooses to exercise this redemption right and it will allow Swiss NewCo to quickly proceed with a redemption of the Swiss NewCo Public Warrants if Swiss NewCo determines it is in its best interest to do so. As such, Swiss NewCo would redeem the Swiss NewCo Public Warrants in this manner when Swiss NewCo believes it is in its best interest to update its capital structure to remove the Swiss NewCo Public Warrants and pay the redemption price to the warrant holders.

Redemption Date	Redemption Fair Market Value of Swiss NewCo Class B Shares
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

As stated above, Swiss NewCo can redeem the Swiss NewCo Public Warrants when the Swiss NewCo Class B Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Swiss NewCo chooses to redeem the Swiss NewCo Public Warrants when the Swiss NewCo Class B Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Swiss NewCo Class B Shares than they would have received if they had chosen to exercise their warrants for Swiss NewCo Class B Shares if and when such Swiss NewCo Class B Shares were trading at a price higher than the exercise price of $11.50.

No fractional Swiss NewCo Class B Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Swiss NewCo will round down to the nearest whole number of the number of Swiss NewCo Class B Shares to be issued to the holder. If, at the time of redemption, the Swiss NewCo Public Warrants are exercisable for a security other than the Swiss NewCo Class B Shares pursuant to the Warrant Agreement (for instance, if Swiss NewCo is not the surviving company after completion of a business combination), the warrants may be exercised for such security. At such time as the Swiss NewCo Public Warrants become exercisable for a security other than the Swiss NewCo Class B Shares, Swiss NewCo (or the surviving company, as applicable) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.    A holder of a Swiss NewCo Public Warrant may notify Swiss NewCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Swiss NewCo Class B Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding Swiss NewCo Class B Shares is increased by a capitalization or share dividend payable in Swiss NewCo Class B Shares, or by a split-up of Swiss NewCo Class B Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Swiss NewCo Class B Shares issuable on exercise of each Swiss NewCo Public Warrant will be increased in proportion to such increase in the issued and outstanding Swiss NewCo Class B Shares. A rights offering made to all or substantially all holders of Swiss NewCo Class B Shares entitling holders to purchase Swiss NewCo Class B Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Swiss NewCo Class B Shares equal to the product of (i) the number of Swiss NewCo Class B Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Swiss NewCo Class B Shares) and (ii) one (1) minus the quotient of (A) the price per Swiss NewCo Class B Share paid in such rights offering and (B) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Swiss NewCo Class B Shares, in determining the price payable for Swiss NewCo Class B Shares, there will be taken into account any consideration received for such rights, as Swiss NewCo as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Swiss NewCo Class B Shares during the 10 trading day period ending on the trading day prior to the first date on which the Swiss NewCo Class B Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Swiss NewCo, at any time while the Swiss NewCo Public Warrants are outstanding and unexpired, pays to all or substantially all of the holders of Swiss NewCo Class B Shares a dividend or makes a distribution in cash, securities or other assets to the holders of Swiss NewCo Class B Shares on account of such Swiss NewCo Class B Shares (or other securities into which the warrants are convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Swiss NewCo Class B Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions), but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Swiss NewCo Class B Share in respect of such event.

If the number of issued and outstanding Swiss NewCo Class B Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Swiss NewCo Class B Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Swiss NewCo Class B Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Swiss NewCo Class B Shares.

Whenever the number of Swiss NewCo Class B Shares purchasable upon the exercise of the Swiss NewCo Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of Swiss NewCo Class B Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of Swiss NewCo Class B Shares so purchasable immediately thereafter.

In addition, if (i) Swiss NewCo issues additional Swiss NewCo Shares or equity-linked securities for capital raising purposes in connection with the completion of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Swiss NewCo Board (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Swiss NewCo Class B Shares during the 20 trading day period starting on the trading day prior to the day on which Swiss NewCo consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Swiss NewCo Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described above under “— Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $18.00” and “— Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of Swiss NewCo Public Warrants when the price per Swiss NewCo Class B Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Swiss NewCo Class B Shares (other than those described above or that solely affects the par value of such Swiss NewCo Class B Shares), or in the case of any merger or consolidation of Swiss NewCo with or into another corporation (other than a merger or consolidation in which Swiss NewCo is continuing corporation and that does not result in any reclassification or reorganization of Swiss NewCo’s issued and outstanding Swiss NewCo Class B Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Swiss NewCo as an entirety or substantially as an entirety in connection with which Swiss NewCo is dissolved, the holders of the Swiss NewCo Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Swiss NewCo Class B Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Swiss NewCo Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders are entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Swiss NewCo Class B Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Swiss NewCo Class B Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Swiss NewCo Class B Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Swiss NewCo Public Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Swiss NewCo Public Warrant.

The Swiss NewCo Public Warrants will be issued in registered form under an Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Swiss NewCo. The Warrant Agreement provides that the terms of the Swiss NewCo Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this proxy statement/prospectus or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants.

The warrant holders do not have the rights or privileges of holders of Swiss NewCo Class B Shares and any voting rights until they exercise their Swiss NewCo Public Warrants and receive Swiss NewCo Class B Shares. After the issuance of Swiss NewCo Class B Shares upon exercise of the Swiss NewCo Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional Swiss NewCo Public Warrants will be issued upon separation of the units and only whole warrants will trade.

Swiss NewCo has agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Existing Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Swiss NewCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

General

Dividends may be paid only if Swiss NewCo has sufficient distributable profit from previous years or sufficient free reserves to allow the distribution of a dividend. Swiss law requires that Swiss NewCo retain at least five percent (5%) of its annual net profit as general reserves for so long as these reserves amount to less than 20% of its paid-in nominal share capital.

Annual Profit Distribution

Under Swiss law, dividends are proposed by the Swiss NewCo Board and require the approval at the general meeting of shareholders. Swiss NewCo’s auditors must also confirm that the dividend proposal conforms to law and the Proposed Articles of Association. Dividends that have not been collected by shareholders within five (5) years after the due date accrue to Swiss NewCo.

For a description of certain tax considerations, including withholding taxes, in relation to dividend payments, see “Material Tax Consideration – Swiss Tax Considerations.”

Payment

The Swiss NewCo Board determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at an annual general meeting to pay dividends in quarterly or other instalments.

Capital Reduction

Distributions out of issued share capital (i.e., the aggregate nominal value of Swiss NewCo’s issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of Swiss NewCo’s creditors remain fully covered despite the reduction in Swiss NewCo’s share capital recorded in the Commercial Register. Swiss NewCo’s share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is re-established by sufficient new, fully paid-up capital. Upon approval at the general meeting of the capital reduction, the Swiss NewCo Board must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce (“SOGC”) three (3) times and notify creditors that they may request, within two (2) months of the third publication, satisfaction of or security for their claims. The reduction of Swiss NewCo’s share capital may be implemented only after expiration of this time limit.

Repurchases of Shares

Swiss law limits the right of Swiss NewCo to purchase and hold its own shares. Swiss NewCo may purchase its own shares only if and to the extent that: (i) Swiss NewCo has freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all Swiss NewCo Shares held by it does not exceed 10% of its share capital (or up to 20% under certain specific circumstances). Furthermore, according to Swiss accounting rules, Swiss NewCo needs to reflect the amount of the purchase price of the acquired Swiss NewCo Shares as a negative position through the creation of a special reserve on its balance sheet.

Swiss NewCo Shares held by Swiss NewCo or its subsidiaries do not carry any voting rights at general meetings of shareholders, but are entitled to the economic benefits, including dividends, pre-emptive rights (Bezugsrechte) in the case of share capital increases and advance subscription rights (Vorwegzeichnungsrechte) and in the case of issuance of debt instruments with option rights applicable to the Swiss NewCo Shares generally.

Form and Transfer of Shares

Form of the Shares

Swiss NewCo Shares may be issued as ordinary uncertificated securities within the meaning of article 973c CO (Wertrechte) and/or global certificates. In accordance with article 973c CO, Swiss NewCo maintains a register of uncertificated securities (Wertrechtebuch). Swiss NewCo may create intermediated securities (Bucheffekten) for Swiss NewCo Shares.

Upon its registration with the share register, a shareholder may at any time request from Swiss NewCo to issue a written confirmation of the Swiss NewCo Shares held by such shareholder. However, the shareholder has no right to request the printing and delivery of share certificates nor the conversion of Swiss NewCo Shares issued in one form into another form. Swiss NewCo may, however, at any time print and deliver certificates for registered (single certificates or global certificates) and, with the consent of the shareholder, delete without replacement issued share certificates, which have been returned to it.

Swiss NewCo may convert Swiss NewCo Shares from one form into another form at any time and without the approval of the shareholders. Swiss NewCo shall bear the cost associated with any such conversion.

Transfer of Shares

Swiss NewCo Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Swiss NewCo Shares or the beneficial interest in Swiss NewCo Shares, as applicable, credited in a securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules. For certain registration and voting right restrictions on the Swiss NewCo Class B Shares, see “Registration and Voting Right Restrictions.”

Share Register

Swiss NewCo maintains a share register (Aktienbuch) (the “Share Register”) in which the owners and usufructuaries of the Swiss NewCo Shares are registered with name, address and nationality (in case of legal entities the registered office). In relation to Swiss NewCo, only those shareholders and usufructuaries registered in the Share Register are recognized as shareholders or usufructuaries.

Pursuant to article 5(3) of the Proposed Articles of Association, acquirers of Swiss NewCo Shares are, upon request and presentation of evidence of the transfer or establishment of the usufruct, registered as shareholders with voting rights in the Share Register if they explicitly declare to hold Swiss NewCo Shares in their own name and for their own account.

The Swiss NewCo Board shall implement the necessary directions for maintaining the Share Register and it may issue corresponding regulations or guidelines. The Swiss NewCo Board may delegate such tasks.

In the invitation to the general meeting, the Swiss NewCo Board shall announce the record date for registration in the Share Register that is relevant with respect to the right to attend and vote.

Swiss NewCo has the right to delete entries in the Share Register retroactively as of the date of the entry if the registration has been made on the basis of false information. It may give the relevant shareholder or nominee the opportunity, in advance, to be heard. The relevant shareholder or nominee is to be informed without delay about the deletion.

Registration and Voting Right Restrictions

The Proposed Articles of Association contain the following registration restrictions:

1.

Regulatory Registration and Voting Right Restrictions. According to article 5(6) of the Proposed Articles of Association, the Swiss NewCo Board may refuse the registration of an acquirer of Swiss NewCo Shares in the Share Register as a shareholder with voting rights or cancel an already occurred registration of Swiss NewCo Shares with voting rights from the Share Register, if (i) the number of Swiss NewCo Shares held or acquired directly or indirectly or acting in concert with third parties or as an organized group by such acquirer exceeds three percent (3%) of the total number of voting rights of Swiss NewCo pursuant to the entry in the commercial register, and (ii) the acquirer as shareholder does not, in the opinion of Swiss NewCo, based on the information and documentation provided by the shareholder concerned, meet the gambling regulations and/or applicable laws relevant to the gambling business (whether lottery, gaming, casino or otherwise) with regard to the requirements of a shareholder, namely because, in the opinion of Swiss NewCo, the acquirer may be classified by a regulatory body or such other governmental authority as unsuitable, unlicensed or unqualified. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares shall be regarded as one acquirer for the purposes of article 5(6) of the Proposed Articles of Association. Acquirers who do not meet the legal or regulatory requirements according to article 5(6) of the Proposed Articles of Association shall be entered in the Share Register as shareholder without voting rights for Swiss NewCo Shares exceeding the limit of three percent (3%). In case of an already occurred registration, Swiss NewCo Shares exceeding the limit of three percent (3%) will be cancelled from the Share Register as Swiss NewCo Shares with voting rights and instead be registered as Swiss NewCo Shares without voting rights. The Swiss NewCo Board may enact regulations governing the details of such registration restriction. Nominees do not constitute as acquirers within the meaning of article 5(6) of the Proposed Articles of Association. After hearing the person concerned, Swiss NewCo may cancel the registrations in the Share Register if those registrations were based on false information of the acquirer. In addition, according to article 7(3) of the Proposed Articles of Association, the Swiss NewCo Board may refuse the exercise of voting rights of a shareholder in excess of three percent (3%) of the total number of voting rights of Swiss NewCo pursuant to the entry in the commercial register, if such shareholder does not meet the legal or regulatory requirements according to article 5(6) of the Proposed Articles of Association.

2.

Registration and Voting Right Restrictions for Swiss NewCo Shares held through Nominees. The registration and voting right restrictions in connection with the regulatory registration and voting right restrictions described above are also applicable to Swiss NewCo Shares held through nominees. Accordingly, article 5(4) of the Proposed Articles of Association provides that, if, any beneficial owner should as a result of such registration of a nominee being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or alone or together with third parties, hold a number of shares exceeding three percent (3%) of the total number of voting rights of Swiss NewCo pursuant to the entry in the commercial register and the beneficial owner does not meet the legal or regulatory requirements according to article 5(6) of the Proposed Articles of Association, the Swiss NewCo Board may refuse to register (or cancel an already occurred registration of) the nominee holding Swiss NewCo Shares for the account of such beneficial owner with respect to any Swiss NewCo Shares in excess of such restriction. The Swiss NewCo Board may make the registration with voting rights of the Swiss NewCo Shares held by a nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered and may enter into agreements with nominees in this regard.

Further, the voting right restrictions pursuant to article 7(2) and article 7(3) of the Proposed Articles of Association as set out above also apply to Swiss NewCo Shares, which are held by a nominee for the account of a person exceeding the threshold of three percent (3%) (regulatory voting right restrictions).

Apart from the registration and voting rights restrictions as described above, there are no restrictions on the transferability of the Swiss NewCo Class B Shares in the Proposed Articles of Association.

General Meetings of Shareholders

Convocation of Meetings

Under Swiss law and article 6 of the Proposed Articles of Association, an annual general meeting of shareholders must be held each year within six (6) months after the end of the business year. Extraordinary meetings of shareholders may be convened when required.

Pursuant to article 6 of the Proposed Articles of Association, the notice of the general meeting shall be given by publication in the SOCG at least 20 calendar days before the date of the meeting. The notice may also be sent by mail or email to the shareholders, usufructuaries and nominees registered in the Share Register. The notice shall be made by the Swiss NewCo Board, or, if necessary, by the auditors.

In addition, one or several shareholders that represent at least 5% of the share capital may also request to convene a general meeting. In this case, the Swiss NewCo Board has to convene the meeting within 60 days. Shareholders representing at least 0.5% of the share capital may request items to be put on the agenda, provided the request is submitted to the Swiss NewCo Board at least 60 calendar days in advance of the relevant general meeting. Convocation requests and requests for inclusion of agenda items need to be submitted to the Swiss NewCo Board in written form, indicating the agenda items and proposals. The Proposed Articles of Association do not prescribe that a particular quorum of shareholders is required for general meetings of shareholders to be validly held.

No resolutions may be passed on motions concerning agenda items which have not been duly announced, except for motions to convene an extraordinary general meeting, to initiate a special audit or to elect auditors upon a shareholders’ request. No prior notice is required to submit motions relating to items already on the agenda and to discuss matters on which no resolution is to be taken.

The general meeting will be chaired by the chairman of the Swiss NewCo Board, or, in his or her absence, by another member of the Swiss NewCo Board as appointed by the Swiss NewCo Board. If no member of the Swiss NewCo Board is present, the general meeting shall appoint the chairperson of the meeting.

Representation of Shareholders

Each shareholder may have its shares represented in the general meeting by itself or by a third person who does not need to be a shareholder by means of written proxy or by the independent proxy. The general meeting annually elects an independent proxy. The independent proxy’s term of office begins at the day of election and ends at the end of the following annual general meeting. Re-election is possible. If Swiss NewCo does not have an independent proxy, the Swiss NewCo Board shall appoint the independent proxy for the next general meeting of shareholders.

Quorum and Majority Requirements at General Meetings of Shareholders

Except where the law or the Proposed Articles of Association provide otherwise, the general meeting passes its resolutions and performs elections with the absolute majority of the votes cast, excluding any abstentions, blank or invalid votes. The chairperson of the general meeting determines the voting procedure.

According to article 8(2) of the Proposed Articles of Association, a resolution of the general meeting passed with at least two-thirds of the votes represented at the meeting and the absolute majority of the nominal values of the Swiss NewCo Shares represented at the meeting is required for:

1.	the amendment of the purpose of Swiss NewCo;

3.	the creation of shares with privileged voting rights;

4.	any restrictions of the transferability of registered shares and the release or cancellation of transfer restrictions of registered shares;

5.	any authorized or conditional share capital increase;

6.

a capital increase out of Swiss NewCo’s equity, against contributions in kind (Sacheinlage) or for the purpose of an acquisition of assets (Sachübernahme), and the granting of special benefits (besondere Vorteile);

7.	the limitation or withdrawal of subscription rights;

8.	the change of the registered office of Swiss NewCo;

9.	the delisting of the Swiss NewCo Class B Shares or their successor shares from the NYSE or any other stock exchange on which shares of Swiss NewCo are listed; and

10.	the dissolution of Swiss NewCo.

Provisions of the Proposed Articles of Association which require higher majorities for the passing of certain resolutions than provided by law can only be adopted and removed with that same proposed majority.

Voting Rights

In principle, each Swiss NewCo Share entitles a holder to one vote in Swiss NewCo’s general meeting, irrespective of nominal value of such share (see the section entitled “Comparison of Shareholder Rights—Voting Rights” for details on certain exceptions under Swiss law). Notwithstanding the foregoing, each Swiss NewCo Share shall be entitled to a vote in proportion to its nominal value upon occurrence of any of the following events: (i) seven (7) years from the date of the shareholding of KKCG (together with its affiliates), falls below 35% of the issued share capital of Swiss NewCo as registered in the commercial register, (ii) KKCG (together with its affiliates) holds less than 25% of the issued share capital of the Swiss NewCo as registered in the commercial register, (iii) the date of the death or permanent disability of Karel Komárek, (iv) the effective date of Karel Komárek’s resignation or removal from the Swiss NewCo Board or (v) the occurrence of any transfer of any Swiss NewCo Class A Shares or Swiss NewCo Class B Shares by KKCG to any person other than to a permitted transferee under the Relationship Agreement and the Proposed Articles of Association. As a result of Swiss NewCo’s dual-class ownership structure, KKCG will be able to exert control over Swiss NewCo’s management and affairs and voting power requiring shareholder approval. KKCG will own shares representing approximately 93.8% (assuming no redemptions) and approximately 95.1% (assuming the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition will still be satisfied) of the economic interest of Swiss NewCo’s issued shares following the consummation of the Business Combination. Because of the effective 4-to-1 voting ratio between the Swiss NewCo Class A Shares and Swiss NewCo Class B Shares for a given economic shareholding, KKCG will continue to control a majority of the total voting power of the Company’s shares and therefore be able to control matters submitted to a general meeting of Swiss NewCo’s shareholders for so long as KKCG holds the voting power of Swiss NewCo above a supermajority (registered with voting rights in the share register). Thus, Swiss NewCo’s dual-class structure has an anti-takeover effect, which may prevent any change in control transactions that may otherwise be in the best interest of Swiss NewCo’s shareholders. Future issuances of Swiss NewCo Class A Shares may be dilutive to holders of Swiss NewCo Class B Shares. See “Risks Factors-Risks Relating to the Swiss NewCo Shares - Swiss NewCo is controlled by KKCG, and Swiss NewCo’s dual-class share structure and the ownership of the Swiss NewCo Class A Shares by KKCG will also have the effect of concentrating voting control with KKCG for the foreseeable future, which will limit or preclude the ability of other shareholders to influence corporate matters.”

The Swiss NewCo Shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the Share Register prior to the applicable cut-off date to be determined by the Swiss NewCo Board. Those entitled to vote in the general meeting may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), by its legal representative or by another registered shareholder with written authorization to act as proxy. The chairman of the general meeting has the power to decide whether to recognize a power of attorney. Only shareholders registered in the Share Register with voting rights are entitled to vote in a Swiss NewCo shareholders’ meeting.

Inspection of Books and Records

The annual report and the auditors’ report shall be made available for inspection by the shareholders at the registered office of Swiss NewCo at the latest 20 days prior to the annual general meeting. Each shareholder may demand an immediate delivery of these documents. The notice to the shareholders must refer to this right.

Under Swiss law, a shareholder may also, upon request submitted to Swiss NewCo, inspect the minutes of general meetings.

At general meetings, shareholders may further request information from the Swiss NewCo Board regarding the business and operations of Swiss NewCo and may request information from Swiss NewCo’s auditors regarding the performance and results of their examination of Swiss NewCo’s financial statements. Swiss NewCo may refuse to provide certain requested information to a shareholder if, in its opinion, the disclosure of the requested information would reveal confidential business secrets or infringe other protected interests.

Special Investigations

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting that specific facts be examined by a special commissioner in a special investigation. If the general meeting approves the proposal, Swiss NewCo or any shareholder may, within 30 calendar days after the general meeting, request the court at Swiss NewCo’s registered office to appoint a special commissioner. If the general meeting rejects the request, one or more shareholders representing at least 10% of the share capital or holders of shares in an aggregate nominal value of at least CHF 2 million may request, within three months after the general meeting, such court to appoint a special commissioner. Such court will issue such order if the petitioners can demonstrate that the Swiss NewCo Board, any member thereof or an officer of Swiss NewCo infringed the law or the Proposed Articles of Association and thereby damaged Swiss NewCo or the shareholders. If admitted, the costs of the investigation by such court would generally be allocated to Swiss NewCo and only in exceptional cases to the petitioners.

Notices

Official publications of Swiss NewCo shall be made in the SOGC. The Swiss NewCo Board may designate additional means of publication.

Notices to the shareholders shall be made by official publications of Swiss NewCo. Notices to shareholders may also be made by mail or email to the addresses recorded in the Share Register.

Takeover Regulation and Mandatory Bids

Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Due to Swiss NewCo’s proposed cross-border structure, however, several of these rules do not apply to Swiss NewCo as if it were a company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers, which are typically available in relation to Swiss-listed companies, do not apply to Swiss NewCo because it will not be listed in Switzerland.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of October 3, 2003, as amended (the “Swiss Merger Act”) (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a General Meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such a transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request a competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all” of its assets by Swiss NewCo may require the approval of two-thirds of the voting rights represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of Swiss NewCo’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	Swiss NewCo’s assets, after the divestment, are not invested in accordance with its corporate purpose as set forth in the Proposed Articles of Association; and

•

the proceeds of the divestment are not earmarked for reinvestment in accordance with Swiss NewCo’s corporate purpose (as set forth in the Proposed Articles of Association), but instead are intended for distribution to Swiss NewCo’s shareholders or for financial investments unrelated to its corporate purpose.

Appraisal rights are not available to SAZKA Shareholders in connection with the Business Combination.

Duration and Liquidation

Under Swiss law, unless the duration of a company is limited by its articles of association, a company may be dissolved at any time by way of liquidation, or, in the case of a merger with the Swiss Merger Act (Fusionsgesetz), based on a resolution of a general meeting of shareholders, which must be passed by a majority as provided by Swiss law or the relevant company’s articles of association, as the case may be. The Proposed Articles of Association do not limit the duration of Swiss NewCo and provide that the majority required for the general meeting to resolve on the liquidation of the Swiss NewCo is set at two-thirds of the votes represented at the general meeting and the absolute majority of the nominal values of the shares represented at the meeting.

Dissolution and liquidation by court order is also possible if, among other things, (i) the company becomes bankrupt or (ii) shareholders holding at least 10% of the company’s share capital so request for important reasons. Under Swiss law, any surplus arising out of a liquidation (after settlement of all the claims of the company’s creditors) is distributed in proportion to the paid-up nominal value of shares held. This surplus is subject to Swiss federal withholding tax, except if paid out of reserves from qualifying capital contributions (Reserven aus Kapitaleinlagen).

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of Cohn Robbins’ shareholders before the consummation of the Business Combination, and the rights of Swiss NewCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Swiss law and the respective governing documents of Cohn Robbins and Swiss NewCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Cohn Robbins’ shareholders are urged to carefully read the relevant provisions of the Companies Act, the Swiss Code of Obligations (Obligationenrecht) and the Compensation Ordinance applicable to Swiss NewCo, Cohn Robbins’ amended and restated memorandum and articles of association and the forms of the Proposed Organizational Documents that will be in effect as of consummation of the Business Combination (which such forms are included as Annex D and Annex E to this proxy statement/prospectus). References in this section to the Proposed Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, the Proposed Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Cohn Robbins and SAZKA Entertainment or after the consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Articles of Association are amended, the below summary may cease to accurately reflect the Proposed Articles of Association as so amended.

On June 19, 2020, the Swiss Parliament approved legislation that will modernize certain aspects of Swiss corporate law. Most relevantly, the legislative reform addresses, among other topics, (i) the modernization and increased flexibility for a stock corporation’s capital base, (ii) corporate governance and executive compensation matters, (iii) the strengthening of shareholder rights and the protection of minorities, (iv) financial distress/restructuring measures and (v) certain sociopolitical topics (e.g., gender representation and disclosure requirements for companies active in the raw materials sector). Other than with respect to the new rules on gender representation and disclosure requirements for companies active in the raw materials sector, which, subject to transitional periods, entered into force on January 1, 2021, the new legislation will come into force on January 1, 2023 (with certain transitional periods as provided for therein). While the Proposed Articles of Association already address, where reasonably possible, certain of the new provisions of Swiss corporate law (in particular with respect to Swiss NewCo’s shareholders’ rights to request extraordinary shareholders’ meetings or the inclusion of specific agenda items), certain sub-sections discussed in more detail below will be subject to the changes and modifications pursuant to this new legislation.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
Share Capital

Cohn Robbins is authorized to issue up to 555,000,000 shares, consisting of (i) 500,000,000 Cohn Robbins Class A Shares, (ii) 50,000,000 Cohn Robbins Class B Shares and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. As of the close of business on July 11, 2022, the record date for the General Meeting, there were 82,800,000 Cohn Robbins Class A Shares, 20,700,000 Cohn Robbins Class B Shares, and no preference shares issued and outstanding.

The share capital of Swiss NewCo as of the date of this proxy statement/prospectus amounts to CHF 100,000 and is divided into 10,000,000 fully paid-in registered shares with a nominal value of CHF 0.01 each.

Authorized Share Capital

Under the Proposed Articles of Association, the board of directors is authorized to increase the share capital, at any time until 2024, by a maximum amount of CHF [●] by issuing a maximum of [●] fully paid up shares with a par value of CHF 0.04 each (Swiss NewCo Class B Shares).

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Conditional Share Capital

Further, the share capital of Swiss NewCo may be increased as follows:

(i) by an amount not exceeding CHF [●] through the issue of a maximum of [●] fully paid up registered shares, each with a par value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the voluntary or mandatory exercise of an option right granted to KKCG;

(ii)  by an amount not exceeding CHF [●] through the issuance from time to time of a maximum of [●] fully paid up registered shares, each with a par value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the exercise of warrants that have been issued in connection with the listing on the New York Stock Exchange of the Swiss NewCo Class B Shares to former holders of Cohn Robbins Warrants issued prior to the date of the business combination between (among others) Cohn Robbins Holdings Corp. and the Swiss NewCo; and

(iii)  by an amount not exceeding CHF [●] through the issuance from time to time of a maximum of [●] fully paid up registered shares, each with a par value of CHF 0.04 (Swiss NewCo Class B Shares), in connection with the exercise of convertible rights and/or option rights, which have been granted or will be granted in connection with new bonds and similar debt instruments, including the Convertible Notes, that have been or will be issued by Swiss NewCo or its subsidiaries to Primrose or affiliated companies.

Voting Rights

The Cohn Robbins amended and restated memorandum and articles of association provides that the holders of shares of Cohn Robbins shall have one (1) vote for every share of which he or she is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.	Each share entitles a holder to one (1) vote in the shareholders meeting of Swiss NewCo, irrespective of nominal value of such share. Notwithstanding the foregoing, each Swiss NewCo Share shall be entitled to a vote in proportion to its nominal value upon occurrence of any of the following events: (i) seven (7) years from the date of the shareholding of KKCG (together with its affiliates), falls below 35% of the issued share capital of Swiss NewCo as registered in the commercial register, (ii) KKCG (together with its affiliates) holds less than 25% of the issued share capital of Swiss NewCo as registered in the commercial register, (iii) the date of the death or permanent disability of Karel Komárek, (iv) the

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
effective date of Karel Komárek’s resignation or removal from the Board of Directors or (v) the occurrence of any transfer of any Swiss NewCo Class A Shares or Swiss NewCo Class B Shares by KKCG to any Person other than to a permitted transferee (as defined in the Proposed Articles of Association). Further, according to Swiss law, the allocation of voting rights according to number of shares is not applicable, but the nominal values will be decisive, for (i) the election of Swiss NewCo’s statutory auditors, (ii) the appointment of experts to audit Swiss NewCo’s business management or parts thereof, (iii) any resolution concerning the initiation of a special audit and (iv) any resolution concerning the initiation of a liability action.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.	If a squeeze-out merger under the Swiss Merger Act occurs, a minority shareholder subject to the squeeze-out merger could seek to claim, within two (2) months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what “adequate” consideration is.

Dividends

The directors of Cohn Robbins may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under law.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of a Swiss corporation’s share capital (in other words, the aggregate par value of the corporation’s registered share capital) in the form of dividends are not allowed and may be made only by way of a share capital reduction. Dividends may be paid only from the profits of the previous business year or brought forward from previous business years or if the corporation has distributable reserves, each as evidenced by the corporation’s audited stand-alone statutory balance sheet prepared pursuant to Swiss law, after allocations to reserves required by Swiss law and the articles of association have been deducted and the corporation’s statutory auditors have confirmed that the dividend proposal complies with Swiss law and the corporation’s articles of association.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Purchase and Repurchase of Shares

Subject to the Companies Act or applicable stock exchange or other regulatory rules, Cohn Robbins may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Swiss law limits the right of a company to purchase and hold its own shares. Swiss NewCo may purchase its own shares (i.e., Swiss NewCo Shares) only if and to the extent that: (i) Swiss NewCo has freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all Swiss NewCo Shares held by it does not exceed 10% of its share capital (or up to 20% under certain specific circumstances). Furthermore, according to Swiss accounting rules, the Swiss NewCo needs to reflect the amount of the purchase price of the acquired Swiss NewCo Shares as a negative position through the creation of a special reserve on its balance sheet.

Swiss NewCo Shares held by Swiss NewCo or its subsidiaries do not carry any voting rights at general meetings of shareholders, but are entitled to the economic benefits, including dividends, pre-emptive rights (Bezugsrechte) in the case of share capital increases and advance subscription rights (Vorwegzeichnungsrechte) in the case of issuance of debt instruments with option rights applicable to the Swiss NewCo Shares generally.

Redemption Rights

Upon consummation of an initial business combination, the Cohn Robbins amended and restated memorandum and articles of association provides holders of Cohn Robbins Class A Shares with the opportunity to redeem their Cohn Robbins Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest (which such interest shall be net of taxes payable) earned on the Trust Account, divided by the number of then issued Cohn Robbins Class A Shares, provided that Cohn Robbins shall not repurchase Cohn Robbins Class A Shares in an amount that would cause Cohn Robbins’ net tangible assets to be less than $5,000,001.

If Cohn Robbins seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of Cohn Robbins’ obligation to redeem 100% of the holders of Cohn Robbins Class A Shares if Cohn Robbins does not consummated an initial business combination within 24 months after the date of the consummation of the Cohn Robbins’ initial public offering, Cohn Robbins must provide the holders of

Swiss law does not provide for redemption rights of shareholders.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Cohn Robbins Class A Shares with the opportunity to redeem their Cohn Robbins Class A Shares in connection with such vote. Cohn Robbins will redeem the amounts owed to holders of Cohn Robbins Class A Shares and liquidate if it does not complete a business combination by September 11, 2022.

On July 1, 2022, Cohn Robbins filed a preliminary proxy statement on Schedule 14A with the SEC, contemplating the Extension Proposal (as defined therein). If approved by Cohn Robbins’ shareholders, the Extension Proposal would amend Cohn Robbins’ amended and restated memorandum and articles of association to change the date Cohn Robbins must complete its initial business combination from September 11, 2022, to December 11, 2022.

After consummation of an initial business combination, holders of Cohn Robbins Class A Shares are not entitled to redemption rights with respect to their Cohn Robbins Class A Shares.

Issuance of Shares

Subject to the provisions of the Companies Act, the Cohn Robbins amended and restated memorandum and articles of association and the rules of the NYSE, the directors of Cohn Robbins may allot, issue, grant options over or otherwise dispose of any unissued shares of Cohn Robbins (including fractions thereof) to such persons, at such times and on such terms and conditions as they may decide, provided that the directors may not allot, issue, grant options over or otherwise dispose of any unissued shares of Cohn Robbins (including fractions thereof) to the extent that it may affect the ability of Cohn Robbins to carry out a Class B Share Conversion (as defined in the Cohn Robbins amended and restated memorandum and articles of association).	All creation of shares requires a shareholders’ resolution. The creation of authorized or contingent share capital requires at least two-thirds of the voting rights represented at the general meeting of shareholders and an absolute majority of the par value of shares represented at such meeting. The board of directors may issue shares out of the authorized share capital during a period of up to two (2) years. Shares are created and issued out of conditional share capital through the exercise of options or of conversion rights that the board of director may grant in relation to, e.g., debt instruments.

Pre-Emption Rights

None.	Swiss law provides that any share issue, whether for cash or non-cash consideration, is subject to the prior approval at a general meeting of shareholders. Shareholders are granted certain pre-emptive rights (Bezugsrechte) to subscribe for new issues of shares and advance subscription rights (Vorwegzeichnungsrechte) to subscribe for warrants, convertible bonds or similar debt instruments with option rights in proportion to the nominal amount of shares held.

Amendments to Governing Documents

Amendment of any provision of the Cohn Robbins amended and restated memorandum and articles of association generally requires a special resolution,	The articles of association of a Swiss corporation may be amended with a resolution passed by a majority of the voting rights represented at a general

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
passed by holders of at least two-thirds of the outstanding Cohn Robbins shares that are entitled to vote that vote in a general meeting. Cohn Robbins Sponsor and Cohn Robbins’ officers and directors have each agreed that they will not propose any amendment to the Cohn Robbins amended and restated memorandum and articles of association that would affect the substance or timing of Cohn Robbins’ obligation to redeem 100% of its public shares if Cohn Robbins does not complete an initial business combination by September 11, 2022 (unless such date is extended), unless Cohn Robbins provides its public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the Cohn Robbins amended and restated memorandum and articles of association relating to the election of directors prior to an initial business combination may only be amended by a special resolution passed by at least 90% of the outstanding Cohn Robbins Class B Shares voted.	meeting of shareholders, unless otherwise provided in the articles of association.

Cohn Robbins may, by ordinary resolution, passed by a vote of a majority of the Cohn Robbins shares that are entitled to vote and vote in a general meeting:	A resolution of the shareholders meeting of Swiss NewCo passed with a majority of at least two thirds of the votes represented and the absolute majority of the par value of shares represented is required for:

•   increase its share capital;

•   consolidate and divide all or any of its share capital into shares of larger amount;

•   convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•   by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Cohn Robbins amended and restated memorandum and articles of association or into shares without par value; and

•   cancel any shares that have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of shares so cancelled.

•   any amendment of Swiss NewCo’s corporate purpose;

•   the creation of shares privileged by voting rights;

•   any restrictions of the transferability of registered shares and the release or cancellation of transfer restrictions of registered shares;

•   any authorized or conditional share capital increase;

•   any increase of capital against Swiss NewCo’s equity, against a contribution in kind, or for the purpose of acquiring assets as well as the granting of special benefits;

•   any limitation or withdrawal of subscription rights;

•   any change of the registered office of Swiss NewCo;

•   the delisting of the Class B Shares or their successor shares from the New York Stock Exchange or any other stock exchange on which the shares may be listed; and

•   the dissolution of Swiss NewCo.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Number of Directors

The Cohn Robbins amended and restated memorandum and articles of association provides that, unless otherwise determined by a vote of a majority of the Cohn Robbins shares issued and outstanding, the minimum number of directors shall be one (1).	The Swiss NewCo Board shall be composed of at least four (4) and in the maximum of nine (9) members who shall be elected for a tenure of one (1) year.

Nomination and Election of Directors

The Cohn Robbins amended and restated memorandum and articles of association provides that shareholders seeking to nominate candidates for election as directors of Cohn Robbins at the annual general meeting must deliver notice to the principal executive offices of Cohn Robbins not less than 120 calendar days before the date Cohn Robbins’ proxy statement is released to shareholders of Cohn Robbins in connection with the previous year’s annual general meeting or, if Cohn Robbins did not hold an annual general meeting the previous year or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Cohn Robbins Board with such deadline being a reasonable time before Cohn Robbins begins to print and send its related proxy materials.

The Cohn Robbins amended and restated memorandum and articles of association provides that, prior to the closing of an initial business combination, a vote of the majority of the Cohn Robbins Class B Shares outstanding will be required to appoint any person as director of Cohn Robbins. After the closing of an initial business combination, a vote of a majority of the shares outstanding will be required to appoint any person as director of Cohn Robbins. The directors of Cohn Robbins may appoint any person to be an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

The members of the board of directors, the chairman of the board of directors and the members of the nomination and compensation committee are each elected individually and annually by the shareholders’ meeting. The term of office ends at the closing of the next ordinary shareholders’ meeting. Re-election is possible.

Vacation and Removal of Directors

The Cohn Robbins amended and restated memorandum and articles of association provides that the office of a director of Cohn Robbins may be vacated if:

•   he or she gives notice in writing to Cohn Robbins that he or she resigns the office of director of Cohn Robbins;

•   without special leave of absence from the other directors of Cohn Robbins, he or she is absent from three (3) consecutive meetings of

Swiss NewCo may remove, with or without cause, any director at any time with a resolution passed by a majority of the voting rights represented at a general meeting of shareholders where a proposal for such removal was properly set on the agenda.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

the board of directors and that such other directors pass a resolution that he or she has by reason of such absence vacated office;

•   he or she dies, becomes bankrupt or makes arrangement or composition with his or her creditors generally;

•   he or she is found to be or becomes of unsound mind; or

•   all of the other directors of Cohn Robbins (being not less than two (2) in number) determine that he or she should be removed as a director of Cohn Robbins, either by a resolution passed by such other directors at a meeting of the directors duly convened and held in accordance with the Cohn Robbins amended and restated memorandum and articles of association or by a resolution in writing signed by such other directors.

The Cohn Robbins amended and restated memorandum and articles of association provides that, prior to the closing of an initial business combination, a vote of the majority of the Cohn Robbins Class B Shares outstanding will be required to remove any person as director of Cohn Robbins. After the closing of an initial business combination, a vote of a majority of the shares outstanding will be required to remove any person as director of Cohn Robbins.

Filling of Board Vacancies

The Cohn Robbins amended and restated memorandum and articles of association provides that the directors may appoint any person as director of Cohn Robbins to fill a vacancy.	The Swiss NewCo Board may not increase the size of the board of directors or fill any vacancies.

Remuneration of Directors

The Cohn Robbins amended and restated memorandum and articles of association provides that the directors shall determine any amount of remuneration of the directors of Cohn Robbins, provided, that no remuneration shall be paid to any director prior to the consummation of an initial business combination.	Pursuant to the Swiss Ordinance Against Excessive Compensation in listed stock corporations, the general meeting of shareholders has the non-transferable right, amongst others, to vote separately and bindingly on the aggregate amount of compensation of the members of the board of directors, of the executive board and of the advisory boards.

Quorum and Actions the Board

The Cohn Robbins amended and restated memorandum and articles of association provides that the affirmative vote by a majority of votes at a meeting of the directors of Cohn Robbins is an act by the Cohn Robbins Board.	Subject to a higher approval quorum provided for in the Proposed Organizational Regulations, the Swiss NewCo Board shall take its resolutions with the majority of the votes cast.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
In the case of an equality of votes, the chairman shall have a second casting vote.

Special Meetings of the Board

The Cohn Robbins amended and restated memorandum and articles of association provides that a director may, or any other officer of Cohn Robbins on the direction of a director shall, call a meeting of the directors by at least two (2) days’ notice in writing to every director. Notice may be waived.	Each member of the Swiss NewCo Board may, by specifying the reasons, request the chairman of the board of directors to call a meeting.

Director Action by Written Consent

The Cohn Robbins amended and restated memorandum and articles of association provides that a resolution in writing (in one (1) or more counterparts) signed by all the directors of Cohn Robbins shall be valid and effectual as if it had been passed at a meeting of the directors of Cohn Robbins.	The Swiss NewCo Board shall pass its resolutions in meetings or, provided that the proposal has been submitted to all members of the Swiss NewCo Board and no member has requested oral deliberation in a meeting, in telephone or video conferences or by circular resolution (including by email). A circular resolution requires the consent of the majority of all members of the Swiss NewCo Board.

Annual Shareholders’ Meetings

The Cohn Robbins amended and restated memorandum and articles of association provides that all matters be determined by the vote of a majority of the votes cast by the shareholders present in person, participating by conference telephone or represented by proxy at the annual general meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Cohn Robbins amended and restated memorandum and articles of association, the Companies Act or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.	The ordinary shareholders’ meeting of Swiss NewCo shall be held annually within six (6) months after the close of the business year. Under Swiss law, shareholders may not act by written consent.

The Cohn Robbins amended and restated memorandum and articles of association does not require (unless required by applicable law) that Cohn Robbins hold an annual general meeting. An annual general meeting may be called by the directors at any time.

Extraordinary General Meetings

The amended and restated memorandum and articles of association provides that an extraordinary general meeting may be called by the directors at any time.	Extraordinary shareholders’ meetings of Swiss NewCo shall be called by resolution of the board of directors or the shareholders’ meeting or upon request of the auditors as well as in the cases provided by law.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The amended and restated memorandum and articles of association does not provide that shareholders shall have the ability to call general meetings.	One or several shareholders of Swiss NewCo that represent at least five percent (5%) of the share

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
capital may request to convene a shareholders’ meeting.

The Cohn Robbins amended and restated memorandum and articles of association provides that shareholders may seek to bring business before annual general meetings. Shareholders seeking to bring business at the annual general meeting must deliver notice to the principal executive offices of Cohn Robbins not less than 120 calendar days before the date Cohn Robbins’ proxy statement is released to shareholders of Cohn Robbins in connection with the previous year’s annual general meeting or, if Cohn Robbins did not hold an annual general meeting the previous year or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Cohn Robbins Board with such deadline being a reasonable time before Cohn Robbins begins to print and send its related proxy materials.

Shareholders representing at least 0.5% of the share capital may request items to be put on the agenda, provided the request is made at least 60 calendar days in advance of the shareholders’ meeting concerned. Convocation requests and re-quests for inclusion of agenda items need to be submitted to the board of directors in written form, indicating the agenda items and proposals.

Notice and Record Date of General Meetings

The Cohn Robbins amended and restated memorandum and articles of association requires that notice of a general meeting be given not less than five (5) clear days before the date of the meeting. The notice must state: (i) the place, date and hour of the meeting and (ii) the general nature of the business to be conducted.

The Cohn Robbins Board may fix in advance or arrears a date as the record date for a determination of shareholders entitled to notice of, or to vote at any general meeting of the shareholders or any adjournment thereof.

Under Swiss law, notice convening the shareholders’ meeting must be given no later than 20 days before the date for which it is scheduled in the form prescribed by the Proposed Articles of Association.

The Proposed Articles of Association provide that not later than 20 days prior to the ordinary shareholders’ meeting, the annual report and the auditors’ report shall be made available for inspection at the Swiss NewCo’s registered office. Shareholders shall be informed thereof in the convocation.

Quorum and Actions

The Cohn Robbins amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being one (1) or more shareholders who together hold a majority of the shares entitled to vote as of the record date at such meeting.	Swiss law and the articles of association of Swiss NewCo do not provide for a quorum requirement.

Shareholder Action Without Meeting

The Cohn Robbins amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	Under Swiss law, shareholders may not act by written consent.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Indemnification of Directors and Officers

The Cohn Robbins amended and restated memorandum and articles of association provides that each director and officer of Cohn Robbins (which does not include auditors of Cohn Robbins) shall be indemnified against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions (other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default).

Cohn Robbins shall advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought.

Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving for the company. Certain limits exist, e.g., if such losses and expenses result from a grossly negligent breach of such director’s or officer’s fiduciary or other duties under Swiss law. A Swiss company may also purchase customary directors and officers liability insurance protection, with a view to protect its directors and officers in cases where it cannot or does not indemnify them.

Dissolution/Liquidation

The Cohn Robbins amended and restated memorandum and articles of association provides that, in the event that Cohn Robbins does not consummate an initial business combination by 24 months after the closing of Cohn Robbins’ initial public offering, Cohn Robbins shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the shares issued in Cohn Robbins’ initial public offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding shares issued in Cohn Robbins’ initial public offering, which redemption will completely extinguish the rights of the holders of shares issued in such initial public offering (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cohn Robbins’ remaining shareholders and the Cohn Robbins Board, liquidate and dissolve, subject, in each case, to Cohn Robbins’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

A dissolution of a Swiss corporation requires the approval by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the par value of shares represented at such general meeting of shareholders. The Proposed Articles of Association may increase the voting thresholds required for such a resolution.

Dissolution by law or court order is possible if, for example, a corporation becomes bankrupt.

Under Swiss law, any surplus arising out of a liquidation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid up par value of shares held. The Proposed Articles of Association may provide for different form of distribution.

Rights of Inspection

The Cohn Robbins amended and restated memorandum and articles of association provides that no shareholder who is not also a director shall have any right of	Any shareholder may inspect the company’s books and records if the general meeting of shareholders or the board of directors has granted authorization.

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders
inspecting any account or book or document of Cohn Robbins except as conferred by applicable Cayman Islands law or authorized by the directors of Cohn Robbins or by Cohn Robbins in general meeting.

At shareholder meetings, any shareholder is entitled to information from the board of directors on the affairs of the company and from the external auditors on the methods and results of their audit, to the extent this is required for the exercise of shareholder rights and subject to Swiss NewCo’s business secrets or other interests warranting protection.

Derivative Shareholder Suits

Cohn Robbins’ Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Cohn Robbins’ officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would likely be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Cohn Robbins where the individual rights of such shareholder have been infringed or are about to be infringed.

A shareholder may bring a lawsuit for alleged violation of directors’ duties, either for damage caused to the shareholder itself or for damage caused to the company, subject to procedural requirements.

Shareholders bringing lawsuit before Swiss courts may be obliged to advance, and finally bear, court costs and compensation for the defense.

They will generally bear the burden of proof, with no pre-trial discovery or similar procedures being available. If shareholders sue for damage caused to the company, any recovered damages will be paid to the company and not to the shareholder.

In addition, under Swiss law, any claims by Swiss NewCo’s shareholders against Swiss NewCo must be brought exclusively in the competent courts in Lucerne, Switzerland. U.S.-style class actions and derivative actions are not available under Swiss law.

According to the Proposed Articles of Association, effective as of January 1, 2023, except to the extent Swiss NewCo expressly agrees otherwise in writing, any such claim shall be resolved solely and exclusively through binding and final arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which a Notice of Arbitration is submitted in accordance with such Swiss rules.

Anti-Takeover Provisions

Subject to the provisions of the Companies Act, the Cohn Robbins’ amended and restated memorandum and articles of association and the rules of the NYSE, the directors of Cohn Robbins may allot, issue, grant options over or otherwise dispose of any unissued shares of Cohn Robbins (including fractions thereof) to such persons, at such times and on such terms and conditions as they may decide, provided that the directors may not allot, issue, grant options over or otherwise dispose of any unissued shares of Cohn Robbins (including fractions thereof) to the extent that it may affect the ability of Cohn Robbins to carry out a Class B Share	Swiss NewCo shareholders will not benefit from the protection afforded by certain provisions of Swiss law that are designed to protect shareholders in the event of a public takeover offer or a change-of-control transaction. For example, Article 120 of the Swiss Financial Market Infrastructure Act and its implementing provisions require investors to disclose their interest in a company if they reach, exceed or fall below certain ownership thresholds. Similarly, the Swiss takeover regime imposes a duty on any person or group of persons who acquires more than one-third of a company’s voting rights to make a

Rights of Cohn Robbins’ Shareholders	Rights of Swiss NewCo Shareholders

Conversion (as defined in the Cohn Robbins amended and restated memorandum and articles of association).

The directors of Cohn Robbins may so deal with the unissued shares of Cohn Robbins with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital.

Cohn Robbins may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in Cohn Robbins at such times and on such terms and conditions as the directors of Cohn Robbins may decide.

mandatory offer for all of the company’s listed equity securities. In addition, the Swiss takeover regime imposes certain restrictions and obligations on bidders in a voluntary public takeover offer that are designed to protect shareholders. However, these protections are applicable only to issuers with equity securities listed in Switzerland, and because the Swiss NewCo Class B Shares will be listed exclusively on the NYSE they will not be applicable to Swiss NewCo. Even though U.S. federal securities law will require investors to disclose their interest in Swiss NewCo if they reach, exceed or fall below certain ownership thresholds, the U.S. takeover regime in relation to mandatory offers does not apply either because Swiss NewCo is incorporated in Switzerland. Accordingly, Swiss NewCo’s ability to resist an unsolicited takeover attempt or to protect minority shareholders in the event of a change-of-control transaction may be limited. Therefore, Swiss NewCo’s shareholders may not be protected in the same degree in a public takeover offer or a change-of-control transaction as are shareholders in a Swiss company listed in Switzerland.

SHARES ELIGIBLE FOR FUTURE SALE

The Swiss NewCo Shares and the Swiss NewCo Public Warrants to be issued to Cohn Robbins’ shareholders in connection with the Business Combination will be freely transferable by persons other than affiliates of Swiss NewCo without restrictions under the Securities Act, subject to the restrictions described below.

Lock-Up Periods

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Cohn Robbins, the Sponsor Parties, SAZKA Entertainment and Swiss NewCo entered into the Sponsor Support Agreement, dated as of January 20, 2022, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Cohn Robbins Initial Shareholders agreed to, among other things, appear at any meeting of Cohn Robbins’ shareholders, cause all of their shares to be counted as present at such meeting for the purposes of calculating a quorum, vote, or cause to be voted, at such meeting all of such Cohn Robbins Initial Shareholder’s Cohn Robbins Ordinary Shares owned as of the record date for such meeting in favor of the Transaction Proposals (as defined below), and vote against any other business combination proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Business Combination.

The Cohn Robbins Initial Shareholders have also agreed that, from the date of the Sponsor Support Agreement through its termination (as described below), except as otherwise contemplated by the Sponsor Support Agreement or the Business Combination Agreement, not to (i) offer for sale, sell, transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly, or enter into any contract, arrangement or understanding to do any of the foregoing any of such Cohn Robbins Initial Shareholder’s Cohn Robbins Ordinary Shares, (ii) grant any proxies or powers of attorney with respect to any or all of such Cohn Robbins Initial Shareholder’s Cohn Robbins Ordinary Shares (except in connection with voting by proxy at a meeting of Cohn Robbins’ shareholders to vote in favor of the Transaction Proposals) or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest with respect to any or all of such Cohn Robbins Initial Shareholder’s Cohn Robbins Ordinary Shares other than as contemplated therein.

The Sponsor Support Agreement will terminate and be void and of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the Closing, (ii) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (iii) the mutual written agreement of the parties to the Sponsor Support Agreement.

Relationship Agreement

The Business Combination Agreement contemplates that, immediately prior to the Closing, Swiss NewCo and KKCG will enter into the Relationship Agreement. The Relationship Agreement provides for certain Sunset Events that trigger the sale and transfer of Swiss NewCo Class A Shares held by KKCG to Swiss NewCo. Upon the occurrence of a Sunset Event, (i) KKCG will be required to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares and (ii) KKCG will have the right to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares, in each of cases (i) and (ii), in accordance with the procedures set forth in the Relationship Agreement.

Under the Relationship Agreement, among other things (i) if, at any time during the seven (7) years following the Closing Date (the “Measurement Period”), 30,000,000 KKCG Earn Out Shares, comprised of two tranches of

15,000,000 Swiss NewCo Class B Shares each, shall be subject to vesting when the VWAP (as defined in the Relationship Agreement) of the Swiss NewCo Class B Shares is greater than $12.00 per share and $14.00 per share, respectively, for any 20 trading days within a period of 30 trading days. The occurrence of certain change of control transactions during the Measurement Period may also trigger the vesting of the applicable tranche of Swiss NewCo Class B Shares as set forth in the Relationship Agreement. KKCG has agreed to forfeit any of the shares subject to vesting which have not yet vested at the end of the Measurement Period.

KKCG has also agreed to be subject to certain lockup provisions, pursuant to which, during the KKCG Lockup Period (as defined below), KKCG has agreed not to transfer any shares other than to certain permitted transferees set forth in the Relationship Agreement.

The Relationship Agreement shall automatically terminate and expire upon the earlier of (i) the 10th anniversary of the date of the Relationship Agreement, (ii) completion of the exchange of all Swiss NewCo Class A Shares held by KKCG into newly issued Swiss NewCo Class B Shares pursuant to the terms of the Relationship Agreement or (iii) the date that KKCG, together with its affiliates, no longer holds at least 3% of the share capital of Swiss NewCo and the resignation of the directors nominated by KKCG in accordance with the Relationship Agreement. Notwithstanding the foregoing clauses (i) through (iii), the parties to the Relationship Agreement each have the right to terminate the Relationship Agreement upon the material breach of any provision of the Relationship Agreement by a party thereto upon giving notice to the party responsible for such material breach.

Registration Rights

Registration Rights Agreement

Subject to the lock-up periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Swiss NewCo will agree to, within 30 days of the Closing, register for resale, by submitting to or filing with the SEC a registration statement for a shelf registration on Form F-1 or a registration statement for a shelf registration on Form F-3, all the Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement also provides the parties thereto with certain customary demand and piggyback registration rights.

PIPE Financing Resale Shelf

The Subscription Agreements relating to the PIPE Financing provide certain registration rights for the Third-Party PIPE Investors. In particular, Swiss NewCo has agreed to file with the SEC, within 30 calendar days after the Closing, a registration statement covering the resale of the Third-Party Subscribed Shares (as defined below) and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after the filing thereof if the SEC notifies Swiss NewCo that it will “review” the registration statement and (ii) the 10th business day after the date Swiss NewCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Swiss NewCo has also agreed to use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) three (3) years from the date of effectiveness of the registration statement; (ii) the date the Third-Party PIPE Investors no longer hold any registrable shares; and (iii) the date all registrable shares held by the Third-Party PIPE Investors may be sold without restriction under Rule 144 (as defined below). The Subscription Agreements also provide certain demand and piggyback rights for any Third-Party PIPE Investor that holds more than $100 million and $75 million of Third-Party Subscribed Shares, respectively.

Rule 144

Swiss NewCo Shares and Swiss NewCo Public Warrants received in the Business Combination by persons who become affiliates of Swiss NewCo for purposes of Rule 144 under the Securities Act (“Rule 144”) may be resold by them only in transactions permitted by Rule 144 (when available, as further described below), or otherwise in accordance with the Securities Act. Persons who may be deemed affiliates of Swiss NewCo generally include individuals or entities that control, are controlled by or are under common control with, Swiss NewCo, including the directors and executive officers of Swiss NewCo, as well as its principal shareholders.

Pursuant to Rule 144, a person who has beneficially owned restricted Swiss NewCo Shares or Swiss NewCo Public Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Swiss NewCo at the time of, or at any time during the three (3) months preceding, a sale and (ii) Swiss NewCo is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Swiss NewCo was required to file reports) preceding the sale. Persons who have beneficially owned restricted Swiss NewCo Shares or Swiss NewCo Public Warrants for at least six (6) months but who are affiliates of Swiss NewCo at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- (3-) month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Swiss NewCo Shares then outstanding; or

•	the average weekly reported trading volume of the Swiss NewCo Shares during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Swiss NewCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Swiss NewCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although Swiss NewCo will be a new registrant, Rule 144 will not be available for the resale of Swiss NewCo Shares and Swiss NewCo Public Warrants until at least one (1) year after Swiss NewCo has filed Form 10 type information with the SEC, which is expected to be filed no later than the Form 20-F filed with respect to the Closing, subject to Swiss NewCo continuing to satisfy the Exchange Act reporting requirements described above.

Cohn Robbins anticipates that, following the consummation of the Business Combination, Swiss NewCo will no longer be a shell company and, as a result, following the one (1) year period described above, Rule 144 will become available for resale of Swiss NewCo Shares and Swiss NewCo Public Warrants, subject to Swiss NewCo continuing to satisfy the Exchange Act reporting requirements above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Cohn Robbins Relationships and Related Party Transactions

Founder Shares

On July 14, 2020, Cohn Robbins Sponsor paid $25,000 to cover certain offering and formation costs of Cohn Robbins in consideration for 8,625,000 Founder Shares. In July 2020, Cohn Robbins Sponsor transferred 40,000 Founder Shares to each of the Independent Directors at their original per-share purchase price, for a total of 160,000 Founder Shares transferred. In August 2020 and in September 2020, Cohn Robbins effected share capitalizations resulting in an aggregate of 20,700,000 Founder Shares outstanding.

Cohn Robbins Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (i) one year after the completion of a Business Combination or (ii) subsequent to a Business Combination, (a) if the closing price of the Cohn Robbins Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (b) the date on which Cohn Robbins completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Cohn Robbins Class A Shares for cash, securities or other property.

Private Placement Warrants

Cohn Robbins Sponsor purchased an aggregate of 12,373,333 Private Placement Warrants for a purchase price of $1.50 per whole warrant in a private placement occurred simultaneously with the closing of Cohn Robbins’ initial public offering. As such, Cohn Robbins Sponsor’s interest in this transaction was valued at approximately $18,560,000. Each Private Placement Warrant entitles the holder to purchase one Cohn Robbins Class A Share at $11.50 per share, subject to adjustment. The Private Placement Warrants (including the Cohn Robbins Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of Cohn Robbins’ initial business combination.

If Cohn Robbins does not complete an initial business combination by September 11, 2022 (unless such date is extended), certain of the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Cohn Robbins Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Cohn Robbins entered into a registration rights agreement on September 11, 2020, pursuant to which holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of working capital loans (and any Cohn Robbins Class A Shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the working capital loans and upon conversion of the Founder Shares) will be entitled to certain registration rights requiring Cohn Robbins to register such securities for resale (in the case of the Founder Shares, only after conversion to Cohn Robbins Class A Shares).

Amount Due to Cohn Robbins Sponsor

From time to time, Cohn Robbins Sponsor pays operating expenses on behalf of Cohn Robbins. The advances are non-interest bearing and are payable on demand. As of December 31, 2021, Cohn Robbins owed Cohn Robbins Sponsor, on behalf of such advances, $140,075. As of December 31, 2020, there were no advances owed to Cohn Robbins Sponsor.

Administrative Services Agreement

Cohn Robbins entered into an agreement, commencing on September 8, 2020, to pay an affiliate of Cohn Robbins Sponsor $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, Cohn Robbins will cease paying these monthly fees. For the three (3) and six (6) months ended June 30, 2022, Cohn Robbins incurred and paid $30,000 and $60,000 in fees under the administrative services agreement, respectively.

Convertible Promissory Note

In order to finance transaction costs in connection with an initial business combination, Cohn Robbins Sponsor or an affiliate of Cohn Robbins Sponsor, or certain of Cohn Robbins’ officers and directors may, but are not obligated to, loan Cohn Robbins funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of an initial business combination into warrants at a price of $1.50 per warrant.

On September 1, 2021, Cohn Robbins entered into a convertible promissory note as a Working Capital Loan, with Cohn Robbins Sponsor pursuant to which Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000. As of December 31, 2021, the outstanding principal balance under the promissory note was $1,000,000.

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, Cohn Robbins, Swiss NewCo and the Cohn Robbins Initial Shareholders entered into a Sponsor Agreement with Cohn Robbins Sponsor, attached hereto as Annex C, pursuant to which, among other things, each Cohn Robbins Initial Shareholder agreed to, immediately prior to the consummation of the SPAC Merger (but subject to the prior satisfaction of all of the conditions to consummation of the SPAC Merger set forth in Article X of the Business Combination Agreement), contribute, transfer, assign, convey and deliver to Cohn Robbins all of such Cohn Robbins Initial Shareholder’s right, title and interest in, to and under such Cohn Robbins Initial Shareholder’s Cohn Robbins Class B Shares in exchange for Cohn Robbins Class A Shares and, in connection therewith, (i) all 20,540,000 outstanding Cohn Robbins Class B Shares held by the Cohn Robbins Sponsor shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 17,253,600, divided by (y) the Class B Exchange Ratio and (ii) all 160,000 outstanding Cohn Robbins Class B Shares held by the Independent Directors shall be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (x) 160,000, divided by (y) the Class B Exchange Ratio.

Sponsor Support Agreement

In connection with their entry into the Business Combination Agreement, SAZKA Entertainment, Cohn Robbins, Cohn Robbins Sponsor, the Sponsor Parties and Swiss NewCo entered into the Sponsor Support Agreement, attached hereto as Annex B, pursuant to which, among other things, the Cohn Robbins Initial Shareholders each agreed (i) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement and (ii) to be bound by certain transfer restrictions with respect to Cohn Robbins Ordinary Shares held by the Cohn Robbins Initial Shareholders.

Other Related Party Transactions

No compensation of any kind, including finder’s and consulting fees, will be paid to Cohn Robbins Sponsor, Cohn Robbins’ officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, subject to the last sentence of this paragraph, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Cohn Robbins’ behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Cohn Robbins’ audit committee will review, on a quarterly basis, all payments that were made by Cohn Robbins to Cohn Robbins Sponsor, Cohn Robbins’ officers and directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. Pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent.

SAZKA Entertainment Relationships and Related Party Transactions

From time to time, we may enter into transactions with parties that have relationships with our shareholders. We have a cash pooling arrangement with an affiliate of KKCG, pursuant to which we from time to time pool certain cash amounts at such affiliate and classify the amount as short-term financial assets in our consolidated statement of financial position. Although we do not have a formal related party transaction policy, we believe the transactions with our affiliates are on terms obtainable from third parties for similar products and services.

Relationship Agreement with KKCG

On January 20, 2022, Swiss NewCo and KKCG agreed to enter into the Relationship Agreement concerning the investment of KKCG in Swiss NewCo with the following key terms:

•

KKCG Representatives. Subject to applicable laws and regulations (including, but not limited to, U.S. securities laws and the rules of the NYSE applicable to foreign private issuers and controlled companies (to the extent Swiss NewCo qualifies as such at the relevant time) or as otherwise applicable to Swiss NewCo), KKCG shall have the right to nominate for election:

(i) at least half of the directors of the Swiss NewCo Board (including the Chairman), until the occurrence of a Sunset Event;

(ii) unless paragraph (i) above applies, two (2) natural persons as directors of the Swiss NewCo Board for as long as KKCG, together with its affiliates, holds at least 10% of the share capital of Swiss NewCo; and

(iii) one (1) natural person as director of the Swiss NewCo Board, for as long as KKCG, together with its affiliates, holds at least three percent (3%) (but less than 10%) of the share capital of Swiss NewCo;

provided that only such persons shall be nominated by KKCG who have the appropriate expertise, skills and reputation for such a mandate (each such director, a “KKCG Nominated Director”). Swiss NewCo shall procure that the KKCG Nominated Directors are recommended by the Nomination and Compensation Committee and nominated by the Swiss NewCo Board for election by Swiss NewCo’s shareholders.

Any nominations of directors other than the KKCG Nominated Directors shall be recommended by the Nomination and Compensation Committee and proposed by the Swiss NewCo Board in accordance with applicable laws and regulations (including, but not limited to, U.S. securities laws and the rules of the NYSE applicable to foreign private issuers and controlled companies (to the extent Swiss NewCo qualifies as such at the relevant time) or as otherwise applicable to Swiss NewCo). KKCG shall support the election of all such directors that have been so nominated.

•

Access to Information. Swiss NewCo undertakes (to the extent legally permissible and subject to legal restrictions) to provide KKCG upon KKCG’s request with any financial, accounting, taxation and other information and records of, or confirmations from, Swiss NewCo and any of its subsidiaries (the “Swiss NewCo Information”) to the extent that such information is necessary for KKCG to account appropriately for its investment in Swiss NewCo in its accounts, other financial records or forecasts; or to comply with any applicable legal, regulatory, tax and/or accounting requirements (including any requests from regulatory or governmental bodies). KKCG employees who are also employed or mandated, as applicable, by Swiss NewCo (the “Shared Employees”) may access and process Swiss NewCo Information to the extent such access or processing is necessary for the performance of the responsibilities and tasks of such Shared Employees for Swiss NewCo and/or its subsidiaries. KKCG and Swiss NewCo shall implement appropriate technical and organizational measures that prevent access of Swiss NewCo Information by any other KKCG employees.

•

Conversion of Class A Ordinary Shares into Class B Ordinary Shares. If, during the term of the Relationship Agreement, a Sunset Event occurs: then (i) Swiss NewCo shall require KKCG to sell and transfer all Swiss NewCo Class A Shares held by KKCG to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares by delivering a notice and (ii) KKCG shall have the right to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares by delivering a notice. For further detail on the conversion mechanics see “—Conversion of Swiss NewCo Class A Shares to Swiss NewCo Class B Shares”.

•	Orderly Sale of Shares. KKCG undertakes to take commercially reasonable efforts not to cause any adverse pressure on the share price when selling or otherwise disposing of any Swiss NewCo Shares.

•

Consultation. Pursuant to the Relationship Agreement, until the date KKCG is no longer permitted to appoint a KKCG Nominated Director, KKCG will first consult and discuss with the Swiss NewCo Board before (i) adopting, amending or repealing, in whole or in part, any provision of the Proposed Articles of Association and (ii) taking any action by written consent as a stockholder of Swiss NewCo.

•

Vesting / Lockup. The Relationship Agreement also provides for certain vesting and lockup periods in relation to Swiss NewCo Class A Shares and Swiss NewCo Class B Shares held by KKCG. For further details see “Shares Eligible for Future Sale—Lock-Up Periods—Relationship Agreement”.

•

Term. The Relationship Agreement automatically terminates and expires on the earlier of (i) the tenth anniversary of January 20, 2022, (ii) completion of the exchange of all Swiss NewCo Class A Shares into newly issued Swiss NewCo Class B Shares or (iii) the date on which KKCG (together with its affiliates) no longer holds Swiss NewCo Shares representing in the aggregate at least three percent (3%) of the share capital of Swiss NewCo and the resignation of the KKCG Nominated Director(s) becomes effective in accordance with the terms of the Relationship Agreement. Notwithstanding the foregoing, each party shall have the right to terminate the Relationship Agreement by giving written notice to the other party upon a material breach of any provision of the Relationship Agreement by the defaulting party.

Apollo Side Letter

On January 20, 2022, Swiss NewCo, Primrose, KKCG, SAZKA Entertainment and SAZKA Group entered into the Apollo Side Letter, pursuant to which, among other things, SAZKA Entertainment, Swiss NewCo and Primrose shall negotiate in good faith to execute the Definitive Agreement as set forth and reflecting the provisions contained in the Apollo Term Sheet. Pursuant to the Apollo Term Sheet, on the Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for (i)(a) €323 million in cash plus (b) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on such convertible preferred shares held by Primrose accruing pursuant to their terms after September 30, 2021, through the Closing Date, and (ii) the Principal Amount, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter, the Apollo Term Sheet and the Definitive Agreement (as applicable).

The Convertible Notes will be denominated in euro, will mature on the date that is three (3) years after the Closing Date and will bear an interest of 6.50% per annum, payable in cash (in euro) semi-annually, accruing on the outstanding Principal Amount of the Convertible Notes. On the first (1st) anniversary of the Closing Date, Swiss NewCo will be required to redeem a portion of the Convertible Notes with a Principal Amount equal to €96.75 million at par plus accrued and unpaid interest on such amount at such date.

Swiss NewCo may redeem the Convertible Notes, at its option, in whole or in part, at any time and from time to time (i) prior to the first (1st) anniversary of the Closing Date without premium or penalty, (ii) after the first (1st) anniversary of the Closing Date but before the Maturity Date, at a customary “make-whole” price, and (iii) if at any time after the Closing Date, the closing price of Swiss NewCo Class B Shares exceeds $13.89 (which amount will be subject to proportional adjustment for certain anti-dilution protections) for at least 20 out of 30 consecutive trading days, subject to sufficient volume on each trading day, without premium or penalty, in each case, upon not less than 30 days’ notice. In the event of a fundamental change, change of control or similar transaction, Swiss NewCo will be required to redeem the Convertible Notes in full at the redemption price applicable at such time.

At any time after the Closing Date, holders of the Convertible Notes will have the option to convert the Convertible Notes into Swiss NewCo Class B Shares at the Conversion Price and the applicable euro to U.S. dollar foreign exchange spot rate at the time of conversion. Holders of the Convertible Notes will not be entitled to participate in dividends paid to holders of Swiss NewCo Shares. The Convertible Notes will have customary anti-dilution protections for stock splits, stock dividends, mergers, recapitalizations and similar events, cash and non-cash dividends, equity issuances and sales below fair market value or the Conversion Price, and stock repurchases. The Definitive Agreement will also include certain negative covenants applicable to Swiss NewCo and its subsidiaries, including limitations on the activities of Swiss NewCo and its subsidiaries above the level of SAZKA Group, other than customary holding company activities. The Definitive Agreement will not include any financial maintenance covenants. The Convertible Notes will be unsecured and will not benefit from any guarantees by any of Swiss NewCo’s subsidiaries. Under the Apollo Side Letter, Primrose will receive customary demand, piggyback and shelf registration rights pertaining to any Swiss NewCo Class B Shares issued upon the conversion of the Convertible Notes. Primrose will not be permitted to participate in any hedging activities with respect to Swiss NewCo Shares until the date that is six (6) months after the Closing Date unless such hedge is based on a price per Swiss NewCo Share equal to or in excess of the Conversion Price. The Convertible Notes will be subject to legal and commercial registration on transfers, including to comply with applicable tax laws. Further, Cohn Robbins and KKCG will enter into a written agreement with Primrose prohibiting the hedging by each of Cohn Robbins Sponsor and KKCG and their affiliates of Swiss NewCo Shares, with the exception of hedging based on a Swiss NewCo Class B Share price in excess of the Conversion Price, until the date that is six (6) months after the Closing Date.

Primrose has also agreed to waive certain of its rights under the Primrose Shareholder Agreement.

CASAG Shareholders’ Agreement with ÖBAG

On March 6, 2020 SAZKA Group and ÖBAG entered into a the CASAG Shareholders’ Agreement regarding their respective direct or indirect shareholdings in CASAG. This became effective on November 25, 2020. The CASAG Shareholders’ Agreement provides for close co-operation between SAZKA Group and ÖBAG with respect to CASAG, including, in particular, in relation to corporate governance and management of the CASAG Group, as well as certain exit protection rights and minority protection rights of ÖBAG.

Corporate Governance

SAZKA Group and ÖBAG agreed on a mechanics of a standing committee, an unincorporated forum of their representatives, comprising four (4) members nominated by SAZKA Group and three (3) members nominated by ÖBAG, which shall take decisions about all matters that are on the agenda of shareholders’ meeting and supervisory board meetings of CASAG and its principal subsidiaries (Austrian Lotteries and Casinos Austria International Holding GmbH) as well as any other ad hoc matters brought on the agenda by SAZKA Group’s or ÖBAG’s representatives on the committee (the “Standing Committee”).

Subject to certain customary reserved matters such as, inter alia, change of status quo / non-dilution, related party transactions or material contracts, as well as certain reserved matters related to the interests of various Austrian stakeholders, including, for example, with respect to the location of the headquarters or main corporate functions, tax domicile and promotion of sports and cultural events, with respect to which a consent by ÖBAG shall be required, SAZKA Group shall have the decisive power over the CASAG Group through SAZKA Group’s majority in the Standing Committee.

Financial Policy

The CASAG Shareholders’ Agreement provides that:

(i)

subject to availability of necessary liquidity for organic growth and applicable law and unless otherwise agreed by SAZKA Group and ÖBAG in the long-term planning of the CASAG Group, a dividend paid out by CASAG to its shareholders shall be in a range between 60% and 70% of the consolidated net profit of the CASAG Group each year (the “Dividend Pay-out Range”);

(ii)	all efforts shall be made so that all of CASAG’s subsidiaries (including Austrian Lotteries) shall pay a sufficient amount of dividends to CASAG to comply with the Dividend Pay-out Range; and

(iii)	the consolidated target leverage of the CASAG Group shall be between 2.0 and 3.5 times net debt to EBITDA of the CASAG Group (the “Target Leverage Range”).

Changes to the dividend policy, distribution of dividends within the Dividend Pay-out Range, distribution of dividends outside of the Dividend Pay-out Range, taking up additional financial liabilities within or above the Target Leverage Range and decisions on the business plans and budgets of the CASAG Group shall all require consent by ÖBAG. The majority of votes in the general meeting of CASAG also allows SAZKA Group to appoint the majority of the members of the supervisory and management boards of CASAG.

However, in case of a deadlock with respect to distribution of dividends within the Dividend Pay-out Range, taking up financial liabilities within the Target Leverage Range and decisions on the business plans and budgets of the CASAG Group (as long as such decisions on the business plans or budgets do not circumvent a protection veto matter of ÖBAG, as a minority shareholder, under the CASAG Shareholders’ Agreement that cannot be overridden by a majority vote of SAZKA Group), SAZKA Group shall ultimately have the controlling power, as it may unilaterally decide to issue a majority decision declaration (a “Majority Decision Declaration”) to ÖBAG and then outvote it in the Standing Committee by simple majority of votes, with a potential consequence of ÖBAG exercising a put option to eight percent (8%) of its shareholding in CASAG. If the put option notice is delivered on, or on a date before, June 30, 2023, the purchase price under the eight percent (8%) put option shall be based on an equity value of CASAG of €612,000,000. If the put option notice is delivered on a date after June 30, 2023, the purchase price under the eight percent (8%) put option shall be based on the average of two (2) independent valuation expert opinions. The exercise price payable by SAZKA Group to ÖBAG on exercise of the eight percent (8%) put option is not a barrier to SAZKA Group which would prevent SAZKA Group from free exercise of its Majority Decision Declaration.

Notwithstanding the above, ÖBAG shall also have the right to veto any bonds, loans and credits applicable to the CASAG Group which exceed €5,000,000 in individual cases and €10,000,000 in total within a business year. As long as the CASAG Group remains below or within the Target Leverage Range, ÖBAG may exercise this veto right, but it shall provide reasoning for its exercise. SAZKA Group then shall propose a structurally different financing alternative (within customary market terms) accommodating ÖBAG’s reasonable concerns. Under these circumstances, such subsequent financing alternative would no longer be subject to ÖBAG’s veto right and SAZKA Group’s proposal can be implemented.

Exit Rights

The CASAG Shareholders’ Agreement provides for certain share transfer restrictions, including, in particular

(i)	a five- (5-) year lock-up period;

(ii)	an undertaking to cause CASAG to prepare for an initial public offering within two (2) to three (3) years;

(iii)	SAZKA Group’s right of first refusal after the lock-up period;

(iv)	ÖBAG’s pro rata tag-along right; and

(v)	ÖBAG’s put options exercisable:

(a)

with respect to eight percent (8%) of ÖBAG’s shareholding in CASAG, any time until the earlier of the CASAG initial public offering or December 31, 2027, if SAZKA Group issues a Majority Decision Declaration; and

(b)

with respect to the entirety of ÖBAG’s shareholding in CASAG, any time after January 1, 2028, unless CASAG, Austrian Lotteries or Casinos Austria International Holding GmbH is taking part in a gaming license tenders in Austria, in which case the exercise will be temporarily suspended, in both cases at a predetermined price.

Term and Termination

The CASAG Shareholders’ Agreement was entered into for a fixed 15-year term until March 6, 2035, unless terminated sooner, including due to a change of control in relation to SAZKA Group or ÖBAG, a decrease of SAZKA Group’s or ÖBAG’s shareholding in CASAG below 10%, SAZKA Group’s or ÖBAG’s failure to adhere to the agreed corporate governance obligations (such non-adherence also being subject to a contractual penalty of €10,000,000) / agreed non-competition undertakings or a decrease of the CASAG Group’s consolidated EBITDA by at least 30% as a result of a material adverse change attributable to changes in the general economic, political or legislative conditions in any relevant market of the CASAG Group, changes in financial, banking or capital markets in general in Austria, changes in applicable laws, regulations, accounting standards, practices and principles, or due to force majeure.

Other

The CASAG Shareholders’ Agreement, including an arbitration clause, is governed by Austrian law, excluding the United Nations Convention on Contracts for the International Sale of Goods. ICC arbitration applies to any disputes. The seat of arbitration is London, the United Kingdom.

LottoItalia JV Agreement

Italian Gaming Holding a.s., a wholly owned subsidiary of SAZKA Group (“IGH”), entered into a collaboration and joint venture agreement with Lottomatica and SAZKA Group (the “Italian JV Parties”) on April 30, 2016 to set forth the terms and conditions relating to the incorporation of LottoItalia, as the concessionaire for the purposes of the tender for the Gioco del Lotto service concession (the “Italian JV Concession”), and the governance of their relationship as shareholders of LottoItalia, (as amended by an amendment dated May 19, 2017, the “LottoItalia JV Agreement.”)

The Italian JV Parties agreed that the economic and voting participations in the joint venture grouping of the respective parties will be as follows: (i) IGH 32.50%; and (ii) Lottomatica, together with the other co bidders, Arianna 2001 and Novomatic Italia holding, in aggregate, 67.50%.

In the event that, during the nine-year period expiring in November 2025 any of the Italian JV Parties hinders, violates, is inconsistent with or disallows mandatory requirements or does not comply with the provisions of the Italian JV Concession, and determines or causes the annulment, revocation or termination of the Italian JV Concession, then: (i) if the relevant party is IGH, IGH will be required to pay liquidated damages amounting to €50.0 million to Lottomatica, without prejudice to Lottomatica’s right to seek and obtain further damages; and (ii) if the relevant Italian JV Party is Lottomatica, Lottomatica will be required to pay liquidated damages amounting to €50.0 million to IGH, without prejudice to IGH’s right to seek and obtain further damages.

In the event that IGH’s shareholding in LottoItalia falls below 32.5%, IGH’s rights and benefits under the LottoItalia JV Agreement and the LottoItalia Option Agreement (as defined below) will immediately terminate.

Governance

IGH has the right to appoint (i) two directors to the board of directors and (ii) one effective member to the board of statutory auditors of LottoItalia. The directors appointed by IGH have the right to call up to two board meetings per year in addition to the quarterly meetings. Lottomatica has the right to appoint (i) five directors to the board of LottoItalia, unless there is an independent director, in which case the number increases to six directors, and (ii) two effective members and two alternate members of the board of statutory auditors. The other co-bidders (Novomatic Italia and Arianna 2001) appoint two directors to the board of directors of LottoItalia. The chairman of the board of directors and the CEO are appointed by Lottomatica from among its appointed directors.

Should IGH’s shareholding in LottoItalia fall below 32.5%, IGH must procure that all the directors and the statutory auditor appointed by it immediately resign.

Any resolution relating to the entering into of any agreement by LottoItalia with Lottomatica (or any of its affiliates) outside the scope of the Italian JV Concession, which involves a financial commitment exceeding €500,000 over any 12-month period (or any amendment or termination of an agreement which materially affects the financial position of LottoItalia), cannot be delegated to any directors or committee and must be adopted by the board of directors with a simple majority of the votes cast (the “Board Casting Vote Matter”).

If a proposed Board Casting Vote Matter is rejected by the director(s) appointed by IGH (a “Board Casting Vote Deadlock”) the Board Casting Vote Matter will not be resolved and may be escalated for resolution within sixty days by senior executives of Lottomatica and IGH. During the 60 days, the senior executives of Lottomatica and IGH must meet and try to resolve the disagreement in good faith. If the disagreement is not solved within 60 days, the relevant proposed decision may be adopted by the board with a simple majority of the votes cast and a deadlock event (“Deadlock Event”), as defined below, will be deemed to have occurred and the relevant options provided under the LottoItalia Option Agreement (as defined below) will apply.

Any resolution relating to certain board reserved matters requires a simple majority of votes cast, with at least one director appointed by IGH voting in favor. Such board reserved matters include such matters as the extension of the scope of the Italian JV Concession, material acquisitions or disposals, establishment of security for debt, incurrence of a debt above a certain threshold and others.

Any resolution relating to certain matters for shareholder resolution requires approval of IGH and Lottomatica. Such matters include: (i) subject to certain exceptions, issuance of equity interests or any quota or rights by LottoItalia, or any reduction in capital; (ii) amendment of LottoItalia’s constitutional documents in a manner which might adversely affect IGH’s rights under such documents; (iii) any amalgamation, merger or other corporate consolidation of LottoItalia; (iv) dissolution of LottoItalia; (v) transfers of quota or equity interests in LottoItalia to a competitor; and (vi) transfers resulting in Lottomatica ceasing to hold a majority of the corporate capital of LottoItalia.

Financial Policy

Pursuant to the LottoItalia JV Agreement, the parties to the joint venture undertook to resolve distribution of dividends equivalent to LottoItalia’s yearly net profits after deductions required by law. The LottoItalia JV Agreement also includes quarterly distributions of cash on the share capital of LottoItalia.

Transfer Restrictions

Both IGH and Lottomatica undertake not to transfer any of the shares held in LottoItalia without the other party’s consent, if: (i) such transfer is made to a competitor; (ii) in the case of Lottomatica, the transfer will result in it holding less than a majority of the issued corporate capital of LottoItalia; (iii) the transfer is not of all of the legal and beneficial title to the quotas concerned; and/or (iv) such transfer may breach the terms of the Italian JV Concession or applicable law.

Term and Termination

The LottoItalia JV Agreement shall remain in force until the expiration or termination of the concession. The LottoItalia JV Agreement ceases to apply to a party if such party ceases to be a shareholder.

Other

The LottoItalia JV Agreement is governed by Italian law. ICC arbitration applies to any disputes. The seat of arbitration is Zurich.

LottoItalia Put and Call Option Agreement

IGH entered into a put and call option agreement with Lottomatica on April 30, 2016, pursuant to which the parties grant each other option rights to transfer all (but not some) of IGH’s equity interest in LottoItalia to Lottomatica (the “LottoItalia Option Agreement”).

Deadlock Events

Deadlock Events under the LottoItalia Option Agreement include: (i) a Board Casting Vote Deadlock (set out above); (ii) a breach by Lottomatica of its undertaking relating to maximum costs under the LottoItalia JV Agreement; (iii) an intentional breach by Lottomatica of the undertaking relating to distributions under the LottoItalia JV Agreement or its director representatives; and (iv) a breach by Lottomatica or its director representatives of the consent requirement relating to the board reserved matters under the LottoItalia JV Agreement, where such breach involves a financial commitment exceeding €50.0 million or any borrowing exceeding €100 million (as appropriate).

Deadlock Put and Call Options

In the event a Deadlock Event occurs, IGH may exercise an option to sell to Lottomatica its entire equity interest in LottoItalia (the “Deadlock Put Option”) at a price which is at a premium over the net present value of the future free cash flows of LottoItalia attributable to IGH. IGH may exercise the Deadlock Put Option on written notice within 60 days of the relevant trigger event.

The occurrence of a Deadlock Event, provided that the relevant Deadlock Event is not waived by IGH, also gives Lottomatica, at its sole discretion, the right to purchase from IGH its entire equity interest in LottoItalia (the “Deadlock Call Option”) at a price which is at a premium over the Deadlock Put Option price. Lottomatica may exercise the Deadlock Call Option on written notice within 60 days of the relevant trigger event.

If each of IGH and Lottomatica exercise their respective Deadlock Put Option and Deadlock Call Option on the same day by serving notices on the other, the consideration for the transfer of IGH’s total equity interest to Lottomatica shall be the mean of the consideration payable for each of the Deadlock Put Option and the Deadlock Call Option. If both options are exercised consecutively, the option exercised at the earliest date will prevail.

Completion of either option is subject to the prior approval by ADM and/or any other relevant competition authorities. If it becomes legally impossible for Lottomatica to purchase IGH’s equity interest in LottoItalia, Lottomatica must designate a person not affected by the impossibility of purchasing such equity interest, subject to the approval of ADM or any other competent authority, as a replacement purchaser.

Term and Termination

The LottoItalia Option Agreement shall remain in force until IGH (or its permitted transferees) ceases to hold an equity interest in LottoItalia.

The LottoItalia Option Agreement terminates immediately if (i) IGH’s equity interest in LottoItalia falls below 32.5% (save in respect of permitted transfers) or (ii) SAZKA Group transfers control over IGH to a competitor.

Other

The LottoItalia Option Agreement is governed by Italian law. ICC arbitration applies to any disputes. The seat of arbitration is Zurich.

Related Party Transactions

Related party transactions are transfers of resources, services or obligations between the reporting entity and a related party. Relations between us and our related parties include relations with companies related through common shareholders or directors of SAZKA Entertainment and key management of SAZKA Entertainment.

Related parties other than the shareholders comprise other companies owned by our shareholders: KKCG and Primrose.

All material transactions with related parties were carried out on an arm’s-length basis.

There were no material transactions with equity method investees (see Note 19 of the Historical Financial Information) in the current year or in the prior year, except for dividends declared of €62.4 million in 2021 (December 31, 2020:€95.9 million; December 31, 2019: €90.1 million) and reserve distributions of €53.0 million in 2021 (December 31, 2020: €7.6 million; December 31, 2019: €47.8 million).

Outstanding related party balances as of December 31, 2021, 2020 and 2019.

The following tables present outstanding receivables and payables from related parties of our Group as of December 31, 2020 and December 31, 2019:

Outstanding balance with parent	12/31/2021	12/31//2020	12/31/2019
ASSETS
Current trade and other receivables	—	0.1	8.5

Outstanding balance with related parties of our Group other than parent	12/31/2021	12/31/2020	12/31/2019
ASSETS
Non-current trade and other receivables	3.6	2.2	1.4
Current financial assets	99.9	—	0.4
Current trade and other receivables	12.7	0.3	0.3
LIABILITIES
Current trade and other payables	3.9	1.0	3.1

Transactions with related parties of our Group for the years ended December 31, 2021, 2020 and 2019.

The following tables present transactions with related parties of our Group with effect on the Consolidated statement of comprehensive income for the years ended December 31, 2021, 2020 and 2019:

Transactions with parent	12/31/2021	12/31/2020	12/31/2019
Revenue from non-gaming activities	0.1	0.2	8.4
Materials, consumables and services	(2.1)	(0.2)	(0.2)
Interest income	0.3	—	0.2
Dividend paid	—	(150.0)	(149.1)

Transactions with companies of KKCG group other than parent and the Group	12/31/2021	12/31/2020	12/31/2019
Revenue from non-gaming activities	—	0.1	0.3
Other operating income	10.5	0.2	0.1
Materials, consumables and services	(10.6)	(4.5)	(7.1)
Marketing expenses	(4.0)	(1.3)	(0.2)
Other operating expenses	(1.5)	(0.2)	(0.4)
Interest income	0.1	0.2	0.2
Other finance income and expense	—	(0.2)	0.2
purchase of tangible assets	(0.1)	—	—

Transactions with members of SAZKA Entertainment board of directors, supervisory board and executive management for the years ended December 31, 2021, 2020 and 2019.

Bonuses, remuneration and other personal expenses incurred in respect of members of the Board of Directors, Supervisory Board and key management personnel of SAZKA Entertainment:

	2021		2020		2019
	Board of Directors and Supervisory Board	Key management personnel	Board of Directors and Supervisory Board	Key management personnel	Board of Directors and Supervisory Board	Key management personnel
Total remuneration	0.2	9.9	3.0	4.4	2.7	3.4
Short term benefits	0.2	4.0	1.2	1.6	2.7	3.4
Post-employment benefits	—	0.2	—	—	—	—
Other long-term benefits	—	5.7	1.8	2.8	—	—
Termination benefits	—	—	—	—	—	—
Share-based payments benefits	—	—	—	—	—	—

“Key management personnel” comprises the C-level (executive) management of SAZKA Entertainment. C-level management in year 2021 consisted of CEO, CFO, CIO, CTO, COO, Chief Marketing Officer and Chief Global Brand and CSR officer.

The following table summarizes our securities owned by the SAZKA Board as of December 31, 2021:

	Minimum denomination	Number of notes	Total nominal value
			(in Euro)
SAZKA Group CZK bond	10,000 CZK	345	138,777
SAZKA Group EUR bond	1,000 EUR	650	650,000
SAZKA Group Financing bond	1,000 EUR	120	120,000

	Number of shares	Total market value
		(in Euro)
OPAP shares	1,063,077	13,256,570

At 12/31/2021	Minimum denomination	Number of notes	Total nominal value (in Euro)
SAZKA Group a.s - CZK 6bn	10,000 CZK	345	131,454
SAZKA Group Financing a.s. EUR 200m	1,000 EUR	25	25,000

At 12/31/2021	Number of shares	Total market value (in Euro)
OPAP shares	8,194	89,724

BENEFICIAL OWNERSHIP OF SWISS NEWCO SECURITIES

The following table sets forth information regarding the expected beneficial ownership of Swiss NewCo Shares immediately following the consummation of the Business Combination and the PIPE Financing, in each case, assuming that no public shares of Cohn Robbins are redeemed, and alternatively the maximum number of shares of Cohn Robbins are redeemed, such that the Available Cohn Robbins Cash Condition will be satisfied, by:

(i)	each person who is expected to be the beneficial owner of more than five percent (5%) of Swiss NewCo’s outstanding ordinary shares post-Business Combination;

(ii)	each person who will become a named executive officer or director of Swiss NewCo post-Business Combination; and

(iii)	all executive officers and directors of Swiss NewCo as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership of Swiss NewCo Shares post-Business Combination, assuming no redemptions by the public shareholders of Cohn Robbins, has been determined based upon the following: (i) no Cohn Robbins shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Cohn Robbins Class A Shares; (ii) prior to the Closing no Cohn Robbins Public Warrants or Private Placement Warrants will be exercised; (iii) at or after the Closing, no Swiss NewCo Public Warrants will be exercised; (iv) 38,124,000 Swiss NewCo Class B Shares will be issued to the PIPE Investors at Closing; and (v) there will be an aggregate of 2,025,069,102 Swiss NewCo Class A Shares and 294,518,500 Swiss NewCo Class B Shares issued and outstanding at the Closing, respectively.

The expected beneficial ownership of Swiss NewCo Shares post-Business Combination, assuming the maximum number of redemptions by the public shareholders such that the Available Cohn Robbins Cash Condition will be satisfied has been determined based upon the following: (i) Cohn Robbins shareholders holding 33,125,487 Cohn Robbins public shares have exercised their redemption rights (based on the cash held in the Trust Account as of June 30, 2022); (ii) prior to the Closing no Cohn Robbins Public Warrants or Private Placement Warrants will be exercised; (iii) at or after the Closing, no Swiss NewCo Warrants will be exercised; (iv) 39,740,446 Swiss NewCo Shares will be issued to the PIPE Investors at Closing; and (v) there will be an aggregate of 2,025,069,102 Swiss NewCo Class A Shares and 263,009,458 Swiss NewCo Class B Shares issued and outstanding at the Closing, respectively.

Unless otherwise indicated, Swiss NewCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Swiss NewCo’s knowledge, no Swiss NewCo Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Allwyn Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland.

Beneficial Ownership of Swiss NewCo After the Business Combination
	Assuming No Redemptions						Assuming Maximum Redemptions
Name of Beneficial Owner	Number of Swiss NewCo Class A Shares	Percentage of Class	Number of Swiss NewCo Class B Shares		Percentage of Class	Total Voting Power	Number of Swiss NewCo Class A Shares	Percentage of Class	Number of Swiss NewCo Class B Shares		Percentage of Class	Total Voting Power
Named Executive Officers, Directors and Director Nominees
Karel Komárek	—	—	—		—	—	—	—	—		—	—
Pavel Šaroch	—	—	—		—	—	—	—	—		—	—
Katarína Kohlmayer	—	—	—		—	—	—	—	—		—	—
Robert Chvátal	—	—	—		—	—	—	—	—		—	—
Lord Sebastian Newbold Coe	—	—	—		—	—	—	—	—		—	—
Roland Ruprecht	—	—	—		—	—	—	—	—		—	—
Clifton S. Robbins(1)	—	—	11,954,500		4.0%	0.52%			11,954,500		4.5%	0.51%
Kenneth Morton	—	—	—		—	—	—	—	—		—	—
Štěpán Dlouhý	—	—	—		—	—	—	—	—		—	—
Tony Khatskevich	—	—	—		—	—	—	—	—		—	—
Ján Matuška	—	—	—		—	—	—	—	—		—	—
Jan Štěrba	—	—	—		—	—	—	—	—		—	—
All directors and executive officers as a group (twelve individuals)	—	—	11,954,500		4.0%	0.52%	—	—	11,954,500		4.5%	0.51%
Five Percent Holders of Swiss NewCo
KKCG(2)	506,267,275	100%	155,000,000	(3)	52.6%	93.9%	506,267,275	100%	155,000,000	(3)	58.9%	93.8%

(1)

Interests shown consist of 11,954,500 Swiss NewCo Class B Shares held by the Cohn Robbins Sponsor. Excludes 5,443,100 Cohn Robbins Sponsor Earn Out Shares. Clifton S. Robbins and Gary D. Cohn are co- managers of the Cohn Robbins Sponsor and may be deemed to own shares held by the Cohn Robbins Sponsor by virtue of their shared control over the Cohn Robbins Sponsor.

(2)	Interests shown consist of (i) 506,267,275 Swiss NewCo Class A Shares; and (ii) 155,000,000 Swiss NewCo Class B Shares held by KKCG.

(3)	Excludes 30,000,000 KKCG Earn Out Shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Swiss NewCo

Price Range of Cohn Robbins’ Securities

Historical market price information regarding Swiss NewCo’s share capital is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Swiss NewCo Shares or Swiss NewCo Public Warrants.

Dividend Policy

Swiss NewCo has not paid any cash dividends on the Swiss NewCo Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Swiss NewCo’s revenues and earnings, if any, capital requirements, availability of distributable reserves, liquidity, and general financial condition. Swiss NewCo does not anticipate paying dividends for the foreseeable future, with cash flow generated being reinvested in inorganic growth opportunities.

SAZKA Entertainment

Price Range of SAZKA Entertainment’s Securities

Historical market price information regarding SAZKA Entertainment’s share capital is not provided because there is no public market for its equity securities.

Holders

As of the date of this proxy statement/prospectus, SAZKA Entertainment’s principal shareholders are (i) KKCG, who holds 100% of the ordinary shares of SAZKA Entertainment, and (ii) Primrose (an entity through which certain investment funds and separate accounts, each controlled or advised by subsidiaries of Apollo Global Management, Inc., hold their interest) who holds 100% of the preferred shares of SAZKA Entertainment.

Dividend History

Prior to the incorporation of SAZKA Entertainment as a holding company, dividends were paid by SAZKA Group. The following table sets forth dividends paid to the shareholders of SAZKA Entertainment and SAZKA Group for the years ended December 31, 2021, 2020 and 2019:

	Year ended December 31,
	2021	2020	2019(1)
	(in € millions)
Cash dividend paid to KKCG	—	150.0	149.1
Cash dividend paid to SAZKA Entertainment(2)	—	—	—

Total	—	150.0	149.1

(1)

On July 30, 2019, SAZKA Group made a non-cash distribution of other capital funds in the amount of €419.4 million, which was used to offset the proceeds of a loan previously granted to KKCG to finance the acquisition of Emma Capital’s 25% interest in SAZKA Group. See “Developments in our Shareholding” above.

(2)	SAZKA Entertainment became a parent company of the SAZKA Group in March 2021.

After incorporation of SAZKA Entertainment, the following dividends have been paid by SAZKA Entertainment:

•	In the context of SAZKA Entertainment’s ordinary shareholders’ meeting on May 21, 2021, SAZKA Shareholders resolved to approve a distribution of €200,000,000 out of capital contribution reserves

(Kapitaleinlagereserven) to KKCG which, rather than being paid in cash, was set off against an outstanding loan in the principal amount of €200,000,000 granted by SAZKA Entertainment to KKCG under a loan agreement dated March 29, 2021.

•

At an extraordinary shareholders’ meeting of SAZKA Entertainment on September 24, 2021, SAZKA Shareholders resolved to approve a preferred dividend payment of €15,452,054.80 out of the capital contribution reserves (Kapitaleinlagereserven) to Primrose. The dividend has been fully paid as of September 30, 2021.

•

In the context of SAZKA Entertainment’s extraordinary shareholders’ meeting on January 24, 2022, SAZKA Shareholders resolved to approve a distribution of €170,000,000 out of capital contribution reserves (Kapitaleinlagereserven) to KKCG and Primrose and such distribution has been paid as of the date of this proxy statement/prospectus.

Cohn Robbins

Securities

Cohn Robbins Public Units, each of which consists of one (1) Cohn Robbins Class A Share and one-third of one Cohn Robbins Public Warrant, began trading on the NYSE under the symbol “CRHC.U” on September 9, 2020. On October 29, 2020, Cohn Robbins announced that holders of its public units could elect to separately trade the Cohn Robbins Class A Shares and Cohn Robbins Public Warrants. On October 30, 2020, the Cohn Robbins Class A Shares and Cohn Robbins Public Warrants began trading on the NYSE under the symbols “CRHC” and “CRHC.WS,” respectively.

On January 20, 2022, the trading date before the public announcement of the Business Combination, the Cohn Robbins Public Units, Cohn Robbins Class A Shares and Cohn Robbins Public Warrants closed at $10.06, $9.85 and $0.67, respectively. Holders of the Cohn Robbins Public Units, Cohn Robbins Class A Shares and Cohn Robbins Public Warrants should obtain current market quotations for their securities. The market price of Cohn Robbins’ securities could vary at any time before the Business Combination.

Dividend Policy

Cohn Robbins has not paid any cash dividends on its Cohn Robbins Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Cohn Robbins is asking its shareholders to adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination. Cohn Robbins’ shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Cohn Robbins’ shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Cohn Robbins is holding a shareholder vote on the Business Combination, Cohn Robbins may consummate the Business Combination only if it is approved by the affirmative vote of at least a two-thirds of the votes cast by holders of Cohn Robbins Ordinary Shares, voting together as a single class at a stockholder meeting held to consider the Business Combination at which a quorum is present.

Wording of the Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, (i) that the business combination and other transactions contemplated by the Business Combination Agreement, dated as of January 20, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Cohn Robbins Holdings Corp. (“Cohn Robbins”), SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“SAZKA”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US HoldCo, a Delaware limited liability company and a direct, wholly owned subsidiary of Swiss NewCo (“US HoldCo”), and Allwyn Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of US HoldCo (“DE Merger Sub”), be entered into by Cohn Robbins, pursuant to which, among other things:

(ii) (a) Cohn Robbins will merge with and into DE Merger Sub, with DE Merger Sub surviving the merger pursuant to a plan of merger by and between Cohn Robbins and DE Merger Sub (the “SPAC Merger”), and (b) at the time the SPAC Merger is effective, each share of Class A common stock, par value $0.0001 per share, of Cohn Robbins (“Cohn Robbins Class A Shares”) issued and outstanding will automatically be cancelled and cease to exist in exchange for the right to receive newly issued shares of Class B ordinary shares, nominal value CHF 0.04 per of Swiss NewCo (“Swiss NewCo Class B Shares”) equal to the lower of: (1) 1.4 and (2)(A)(x) the aggregate number of Cohn Robbins Class A Shares outstanding as of immediately prior to the SPAC Merger, minus (y) the treasury stock held by Cohn Robbins and outstanding immediately prior to the recapitalization of certain Class B common stock, par value $0.0001 per share, of Cohn Robbins (“Cohn Robbins Class B Shares”) by Cohn Robbins, LLC (and affiliates thereof) of such person’s Cohn Robbins Class B Shares in exchange for Cohn Robbins Class A Shares (the “Founder Recapitalization”), minus (z) the Cohn Robbins Class A Shares subject to the redemptions outstanding immediately prior to the Founder Recapitalization (clause (ii)(b)(1), collectively, the “Post-Redemption Acquiror Share Number”), plus (B) 6,624,000 (representing the bonus Cohn Robbins Class A Shares available to non-redeeming Cohn Robbins shareholders), divided by (z) the Post-Redemption Acquiror Share Number (such shares to be received pursuant to this clause (ii)(b)(1), the “Merger Consideration”)); and (2) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each warrant to acquire Cohn Robbins Class A Shares, issued in Cohn Robbins’ initial public offering at an initial exercise price of $11.50 per share (“Cohn Robbins Public Warrants”), to be transferred immediately to holders of Cohn Robbins Public Warrants as may be adjusted pursuant to a Warrant Assignment, Assumption and Amendment Agreement, by and among Cohn Robbins, Swiss NewCo and the Exchange Agent (as defined in the Business Combination Agreement) and effective upon the SPAC Merger;

(iii) in connection with the SPAC Merger, US HoldCo will issue membership interests to the Exchange Agent, acting in its own name but for the account of Cohn Robbins, and the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for (a) the Merger Consideration, (b)

2,015,069,102 Swiss NewCo Class A ordinary shares, nominal value CHF 0.01 per share, to KKCG AG, a Swiss stock corporation (“KKCG”), the majority shareholder of SAZKA Entertainment, and 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 KKCG Earn Out Shares (as defined in the Relationship Agreement between SAZKA Entertainment and KKCG), subject to certain vesting and forfeiture provisions) and (c) 35,700,000 Swiss NewCo Class B Shares, of which 30,300,000 are subject to adjustment upwards; and

(iv) following its receipt of such shares (as described above), the Exchange Agent will distribute the Merger Consideration to non-redeeming Cohn Robbins shareholders participating in the transactions contemplated by the Business Combination Agreement, after which DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo.”

The Business Combination Agreement

Structure of the Business Combination

SAZKA Entertainment Share Contribution. Prior to the Merger Effective Time and substantially concurrently with the funding of the PIPE Investment Amount by the PIPE Investors into an escrow account managed by the Exchange Agent, KKCG shall transfer to the Exchange Agent into escrow the share certificates duly endorsed in blank (blankoindossiert) for the aggregate number of shares of SAZKA Entertainment owned by KKCG, all subject to the terms and conditions of the exchange agent agreement to be entered into by the Exchange Agent, Swiss NewCo, SAZKA Entertainment, Primrose and Cohn Robbins (the “Exchange Agent Agreement”). In connection with the Apollo Side Letter, Primrose will transfer to the Exchange Agent into escrow the aggregate number of shares of convertible preferred shares owned by Primrose subject to the terms and conditions of the Exchange Agent Agreement.

The Merger and Liquidations. As a result of the Business Combination, Cohn Robbins will merge with and into DE Merger Sub, with DE Merger Sub surviving the SPAC Merger, and following the SPAC Merger, DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo. Following the Liquidations, the Exchange Agent will contribute (i) all of the issued and outstanding share capital of the Company, consisting of CHF 114,198.59 divided into 10,010,000 registered shares with a nominal value of CHF 0.01 each (the “Company Common Stock”), and together with 1,409,859 registered shares (preferred shares) with a nominal value of CHF 0.01 each (collectively, the “Company Capital Stock”) to Swiss NewCo and (ii) the PIPE Investment Amount to Swiss NewCo.

Swiss NewCo Share Capital Increase. Swiss NewCo shall undertake all corporate steps required to effectuate the Company Share Capital Increase to increase its share capital to reflect the issuance of the shares to be transferred to Cohn Robbins’ shareholders and to the PIPE Investors as well as the Exchange Share Consideration (as defined below). The Company Share Capital Increase shall be effected by a contribution in kind of newly issued membership interests of US HoldCo to Swiss NewCo by the Exchange Agent accompanied by an intended acquisition in kind (beabsichtigte Sachübernahme) of Company Common Stock from KKCG against the issuance of Swiss NewCo Shares and KKCG Cash Consideration as to be described in the reorganization plan to be prepared by SAZKA Entertainment (subject to Cohn Robbins’ approval, not to be unreasonably withheld, conditioned or delayed) (the “Reorganization Plan”). Upon registration of the Company Share Capital Increase in the Commercial Register Lucerne, Swiss NewCo shall issue to the Exchange Agent Swiss NewCo Class A Shares and Swiss NewCo Class B Shares constituting the Exchange Share Consideration, Merger Consideration and PIPE Subscribed Shares. Immediately following the Company Share Capital Increase, the Exchange Agent shall hold all Swiss NewCo Shares (except for the 10,000,000 Swiss NewCo Class A Shares held by KKCG since Swiss NewCo’s incorporation), and immediately thereafter, the Merger Consideration shall be delivered by the Exchange Agent to Cohn Robbins’ shareholders.

Conversion of Cohn Robbins Capital Stock. Immediately prior to the Merger Effective Time, the holders of Cohn Robbins Class B Shares will exchange their Cohn Robbins Class B Shares and Cohn Robbins Warrants for Cohn Robbins Class A Shares and Cohn Robbins Warrants, in each case, in amounts specified in and pursuant to the terms of the Sponsor Agreement as described in “ —Ancillary Documents, Sponsor Agreement.”

At the Merger Effective Time, each Cohn Robbins Public Unit issued in Cohn Robbins’ initial public offering, consisting of one (1) Cohn Robbins Class A Share and one-third of a Cohn Robbins Warrant, shall be automatically separated and cancelled and the holder thereof shall be deemed to hold one (1) Cohn Robbins Class A Common Share and one-third of a Cohn Robbins Warrant.

At the Merger Effective Time, if there are any Cohn Robbins Class A Shares that are required to be redeemed, such Cohn Robbins Class A Share shall not be exchanged pursuant to the SPAC Merger but shall, immediately prior to the Merger Effective Time, be cancelled and shall cease to exist and shall therefore be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Business Combination Agreement, the Trust Agreement and this proxy statement/prospectus.

At the Merger Effective Time, and after the Founder Recapitalization, (i) each Cohn Robbins Class A Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued Swiss NewCo Class B Shares equal to the Class B Exchange Ratio; and (ii) Swiss NewCo will issue Swiss NewCo Public Warrants in exchange for Cohn Robbins Warrants, to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to the Warrant Agreement. Following the actions undertaken above and in the preceding sentence, the Exchange Agent will transfer the Merger Consideration to Cohn Robbins’ shareholders, and the Swiss NewCo Public Warrants to holders of Cohn Robbins Warrants pursuant to the Warrant Conversion. The Swiss NewCo Public Warrants are expected to be adjusted such that the number of Swiss NewCo Class B Shares underlying each Swiss NewCo Public Warrant is equal to the number of Cohn Robbins Class A Shares underlying the Cohn Robbins Warrants multiplied by the Class B Exchange Ratio. For the avoidance of doubt, the Exchange Agent will transfer the Merger Consideration to Cohn Robbins’ shareholders, and the Swiss NewCo Public Warrants to holders of Cohn Robbins Warrants pursuant to the Warrant Conversion.

KKCG Consideration and PIPE Transfer. Following the Liquidations and Acquisition Transfer, the Exchange Agent will deliver (i) to KKCG, an aggregate number of Swiss NewCo Shares equal to an aggregate par value of CHF 27,550,691, which is expected to be allocated (subject to adjustment by KKCG) as (1) 2,015,069,102 Swiss NewCo Class A Shares (which does not include the 10,000,000 Swiss NewCo Class A Shares held by KKCG since Swiss NewCo’s incorporation) and (2) 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 KKCG Earn Out Shares subject to certain vesting and forfeiture provisions) ((1) and (2), collectively, the “Exchange Share Consideration”), (ii) to KKCG, the KKCG Cash Consideration and (iii) to the PIPE Investors, 35,700,000 Swiss NewCo Class B Shares, of which, 30,300,000 is subject to adjustment upwards by the Class B Exchange Ratio.

As further described in “— Apollo Side Letter” and pursuant to the Apollo Side Letter, on the Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for (i)(1) €323,000,000 in cash, plus (2) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on SAZKA Entertainment’s convertible preferred shares held by Primrose accruing pursuant to their terms after September 30, 2021, through the Closing Date and (ii) the Convertible Notes in an amount equal to (A) €322,000,000, less (B) the amount of any extraordinary dividends paid in respect of the convertible preferred shares held by Primrose after January 20, 2022, and prior to the Closing Date, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter.

Distribution of Available Cohn Robbins Cash. At or substantially concurrently with the Closing, Swiss NewCo will distribute the Available Cohn Robbins Cash in the following order of priority: (i) first, to pay certain transaction expenses of Cohn Robbins and SAZKA Entertainment, (ii) second, to Primrose pursuant to the Primrose Cash Distribution (as defined in the Business Combination Agreement), (iii) third, to KKCG, paid as KKCG Cash Consideration, up to and until the sum of distributions made pursuant to the foregoing clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of

(1)(A) $850 million, less (B) transaction expenses payable in the foregoing clause(i), multiplied by (2) the fraction 3/2, less (3) the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG.

Ownership of Swiss NewCo

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 38,730,126 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Alternatively, assuming (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

The following table illustrates varying ownership levels in Swiss NewCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by Cohn Robbins’ public shareholders, (ii) the median number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will be satisfied and (iii) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, in each case, assuming (A) that 39,740,446 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (B) SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

Share Ownership in Swiss NewCo

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(4)		Assuming Maximum Redemptions(5)
	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares	Number of Shares	% of Outstanding Shares
Cohn Robbins public shareholders	89,424,000	11.2%	72,841,361	9.3%	56,258,721	7.3%
Cohn Robbins Initial Shareholders(1)	17,370,500	2.2%	17,370,500	2.2%	17,370,500	2.3%
PIPE Investors(2)	32,724,000	4.1%	33,331,036	4.2%	34,343,685	4.5%
KKCG(3)	661,267,275	82.6%	661,267,275	84.3%	661,267,275	86.0%
Pro Forma Ordinary Shares Outstanding	800,785,775	100.0%	784,810,171	100.0%	769,240,182	100.0%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)	Number of Shares	% Dilution(7)
Pro Forma Sources of Dilution(6)
KKCG Earn Out Shares	30,000,000	3.61%	30,000,000	3.68%	30,000,000	3.75%
Cohn Robbins Sponsor Earn Out Shares	5,443,100	0.68%	5,443,100	0.69%	5,443,100	0.70%
Cohn Robbins Public Warrants(8)	27,600,000	3.33%	27,600,000	3.40%	27,600,000	3.46%
Private Placement Warrants	12,373,333	1.52%	12,373,333	1.55%	12,373,333	1.58%
Adjusted Pro Forma Ordinary Shares Outstanding	876,202,208		860,226,604		844,656,615

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Proceeds	% / Share(10)	Proceeds	% / Share(10)	Proceeds	% / Share(10)
Pro Forma Share Percentage Impact from Sources of Dilution(9)
KKCG Earn Out Shares	$—	$—	$—	$—	$—	$—
Cohn Robbins Sponsor Earn Out Shares	—	—	—	—	—	—
Cohn Robbins Public Warrants	317,400,000	38.32%	317,400,000	39.07%	317,400,000	39.83%
Private Placement Warrants	142,293,329.5	17.50%	142,289,500	17.85%	142,289,500	18.21%

	Assuming no Redemptions		Assuming 50% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)	Amount($)	% of Trust Account(12)
Deferred Discount
Effective Deferred Discount(11)	28,980,000	3.5%	28,980,000	4.4%	28,980,000	5.8%

(1)	Ownership amounts ascribed to Cohn Robbins Initial Shareholders include Swiss NewCo Shares owned by them as a result of the PIPE Financing and the Business Combination.
(2)	Ownership amounts ascribed to the PIPE Investors exclude Cohn Robbins Initial Shareholders.
(3)	KKCG owns 100% of SAZKA Entertainment’s ordinary shares.
(4)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 16,562,744 of Cohn Robbins’ public shares, which represents redemptions of approximately 20% of Cohn Robbins’ public shares and which is 50% of the maximum number of redemptions which may occur, at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022 by 82,800,000 Cohn Robbins Class A Shares outstanding.

(5)

Assumes that Cohn Robbins’ public shareholders exercise redemption rights with respect to 33,125,487 of Cohn Robbins’ public shares, which represents redemptions of approximately 40% of Cohn Robbins’ public shares and which is the maximum number of redemptions at a redemption price of approximately $10.01 per share. The estimated per-share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022 by 82,800,000 Cohn Robbins Class A Shares outstanding.

(6)

Represents the shares of Swiss NewCo issuable upon the exercise of all outstanding KKCG Earn Out Shares, Cohn Robbins Sponsor Earn Out Shares, Cohn Robbins Public Warrants and Private Placement Warrants. As a result of Swiss NewCo’s dual-class ownership structure, KKCG will be able to exert control over Swiss NewCo’s management and affairs and over matters requiring shareholder approval. KKCG will own shares representing approximately 93.8% (assuming no redemptions) and approximately 95.1% (assuming the maximum amount of redemptions such that the Available Cohn Robbins Cash Condition will still be satisfied) of the voting power of Swiss NewCo’s issued shares following the consummation of the Business Combination. Because of the effective 4-to-1 voting ratio between the Swiss NewCo Class A Shares and Swiss NewCo Class B Shares for a given economic shareholding, KKCG will continue to control a majority of the total voting power of the Company’s shares and therefore be able to control matters submitted to a general meeting of Swiss NewCo’s shareholders for so long as KKCG holds the voting power of Swiss NewCo above a supermajority (registered with voting rights in the share register). Thus, Swiss NewCo’s dual-class structure has an anti-takeover effect, which may prevent any change in control transactions that may otherwise be in the best interest of Swiss NewCo’s shareholders. Future issuances of Swiss NewCo Class A Shares may be dilutive to holders of Swiss NewCo Class B Shares. See “Risks Relating to the Swiss NewCo Shares - Swiss NewCo is controlled by KKCG, and Swiss NewCo’s dual-class share structure and the ownership of the Swiss NewCo Class A Shares by KKCG will also have the effect of concentrating voting control with KKCG for the foreseeable future, which will limit or preclude the ability of other shareholders to influence corporate matters.”

(7)

To illustrate the potential dilutive impacts to non-redeeming shareholders of Cohn Robbins, the percentage dilution is calculated as the number of shares issued upon exercise of the dilutive instrument divided by the sum of (i) the pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(8)	Reflects the adjustment to the number of Swiss NewCo Class B Shares issuable upon exercise of Cohn Robbins Public Warrants as a result of Section 4.5 of the Existing Warrant Agreement.
(9)

For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Swiss NewCo with no other adjustments assumed to Swiss NewCo book value equity in the analysis above.

The dollar per share impact is calculated as the incremental impact to book value per equity of Swiss NewCo resulting from each potential source of dilution and related proceeds on an individual basis. For Cohn Robbins Public Warrants and Private Placement Warrants, proceeds reflect receipt of the exercise price of $11.50 per share, consistent with the Existing Warrant Agreement.
(10)

The per share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) the pro forma Cohn Robbins Ordinary Shares outstanding and (ii) the shares issued upon exercise of the dilutive instrument.

(11)	Includes other capital markets advisory fees to be paid upon consummation of the Business Combination.
(12)

The percent of Trust Account with respect to the deferred discount is the result of (i) 28.980 million divided by (ii) the result of (a) $829,088,974 (which is the approximate total funds in the Trust Account as of June 30, 2022) multiplied by (b) the following, as applicable: (1) in the no redemption scenario, 100.0%, (2) in the 50% redemption scenario, 80.0%, and (3) in the maximum redemption scenario, 60.0%.

Closing and Effective Time of the Business Combination

Closings. On the Closing Date, the parties to the Business Combination Agreement shall cause the SPAC Merger to be consummated by filing (i) the Merger Certificate and (ii) the Plan of Merger, in each case, duly executed and completed in accordance with the relevant provisions of the DGCL and Companies Act, as applicable.

Subject to the satisfaction or waiver of all of the conditions in the Business Combination Agreement, on the Closing Date, the parties to the Business Combination Agreement shall cause the Acquisition Transfer to be consummated.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the SPAC Merger shall occur. The Company Share Capital Increase shall be made immediately following the filing of the Merger Documents (as to be described in the Reorganization Plan to be prepared by SAZKA Entertainment). On the next business day (unless otherwise agreed between Cohn Robbins and SAZKA Entertainment) following the Merger Effective Time, on the date which is three (3) business days after the date on which all applicable conditions have been satisfied or waived or such other time and place as Cohn Robbins and SAZKA Entertainment may mutually agree in writing, the Closing shall take place electronically through the exchange of documents via email.

As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the third quarter of 2022. However, there can be no assurances as to when or if the Business Combination will occur.

If the Business Combination is not completed by the Agreement End Date (as defined below), the Business Combination Agreement may be terminated by either Cohn Robbins or SAZKA Entertainment. A party may not terminate the Business Combination Agreement pursuant to the provision described in this paragraph if the party seeking to terminate the Business Combination Agreement is in material breach of its obligations set forth therein on the Agreement End Date. See “—The Business Combination Agreement—Termination.”

Covenants and Agreements

SAZKA’s Conduct of Businesses Prior to the Completion of the Business Combination.

SAZKA Entertainment has agreed that, from the date of the Business Combination Agreement through the earlier of the Closing or the valid termination of the Business Combination Agreement pursuant to its terms (the “Interim Period”), it will, and will cause its subsidiaries to, use commercially reasonable efforts to, (i) operate its business in the ordinary course and consistent with past practice and (ii) preserve intact the current business organization, retain the current officers, and preserve the relationships with key suppliers and customers (if applicable), in each case, except as otherwise provided explicitly in the Business Combination Agreement or any of the Ancillary Documents, as required by law (including any quarantine, “shelter in place,” “stay at home,”

workforce reduction, social distancing, shut down, closure, sequester or any similar law, mandate, directive, guidelines or recommendations by any governmental authority in connection with or in response to COVID-19, including the CARES Act (“COVID-19 Measures”)), for any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by SAZKA Entertainment and its subsidiaries that SAZKA Entertainment determines in its reasonable discretion is necessary, advisable or prudent in connection with (A) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (B) ensuring compliance by SAZKA and its subsidiaries with COVID-19 Measures applicable to any of them and/or (C) in respect of COVID-19, protecting the health and safety of employees or other persons with whom SAZKA Entertainment and its subsidiaries and their personnel come into contact with during the course of business operations, with Cohn Robbins’ written consent or as set forth in SAZKA Entertainment’s disclosure schedules to the Business Combination Agreement.

In addition to the general covenants above, SAZKA Entertainment has agreed that prior to the Closing, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Cohn Robbins (which may not be unreasonably withheld, conditioned or delayed):

•

change or amend the certificate of incorporation, bylaws or other organizational documents of itself, Swiss NewCo, US HoldCo, DE Merger Sub and each of SAZKA Entertainment’s subsidiaries whose assets or revenues are greater than five percent (5%) of the consolidated assets or revenues of SAZKA Entertainment or its subsidiaries, in each case, determined as of the date of determination or for the most recent four (4) consecutive fiscal quarters ending prior to the date of such determination, as applicable (each, a “Material Subsidiary” and, collectively, the “Material Subsidiaries”);

•

make or declare any dividend or distribution to its equity holders or make any other distributions in respect of any Company Capital Stock or the equity securities of Swiss NewCo, US HoldCo and DE Merger Sub or any of Material Subsidiary (other than (i) any dividends or distributions between or among SAZKA Entertainment and any of its subsidiaries or (i) a special dividend by SAZKA Entertainment in an amount not to exceed €170,000,000 (on January 24, 2022, SAZKA Entertainment paid a dividend of €170,000,000 to its shareholders));

•

split, combine, reclassify, recapitalize or otherwise amend any terms or any shares or series of SAZKA Entertainment’s, Swiss NewCo’s, US HoldCo’s, DE Merger Sub’s and SAZKA Entertainment’s Material Subsidiaries’ equity securities, except for any transaction contemplated by the Reorganization Plan or, with respect to any split, combination, reclassification or recapitalization of any shares or series of Material Subsidiary’s capital stock or equity securities, in a manner not adverse in any material respect to SAZKA Entertainment or any Material Subsidiary;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity securities of itself, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary, except for (i) the acquisition by SAZKA Entertainment or any of its Subsidiaries of any shares of capital stock, membership interests or other equity securities of SAZKA Entertainment or its subsidiaries, or (ii) transactions between SAZKA Entertainment and any of its wholly owned subsidiaries or between its wholly owned subsidiaries;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof other than any such acquisition or merger that (i) would not reasonably be expected to delay the effectiveness of this proxy statement/prospectus or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Financing following the Closing, (ii) would not reasonably be expected to delay the gaming approvals and other regulatory approvals set forth in SAZKA Entertainment’s disclosure letter to the Business Combination Agreement or to result in there being in force any governmental order enjoining or prohibiting the consummation of either or both of the Business Combination or SPAC Merger or any law that makes the consummation of either or both of the Business Combination or SPAC Merger illegal or otherwise prohibited; provided that the governmental authority issuing such governmental order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby or (iii) would not otherwise reasonably be expected to delay the Merger Effective Time and/or the Closing Date;

•

sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of SAZKA Entertainment or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among SAZKA Entertainment and its subsidiaries or among SAZKA Entertainment’s subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice or (iv) transactions involving assets or properties that are sold, assigned, transferred, conveyed, leased or otherwise disposed of at or above fair market value (as reasonably determined by Swiss NewCo) and that in the aggregate generate less than five percent (5%) of the consolidated EBITDA of SAZKA Entertainment and its subsidiaries for the most recent four completed consecutive fiscal quarters ending prior to the consummation of such transaction;

•

take any action (alone or together with any other action or event) that results in a mandatory prepayment pursuant to Section 9.2(b)(ii) of that certain Senior Facilities Agreement, dated as of December 16, 2020, by and among SAZKA Group, SAZKA Group Financing (Czech Republic) a.s. Unicredit Bank Czech Republic and Slovakia, a.s., Komercni Banka, a.s., Erste Group Bank AG, Ceska Sporitelna, a.s., HSBC Continental Europe, as mandated lead arrangers, and the other arrangers, lenders and agents set forth therein (as amended, restated, amended and restated, supplemented, waived or otherwise modified in accordance with the terms thereof);

•

(i) issue or sell any debt securities of SAZKA Entertainment or any of its subsidiaries or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, in each case, except (A) in the ordinary course of business consistent with past practice, (B) for the issuance, sale, or incurrence of debt securities or indebtedness used to refinance existing indebtedness or to finance a Permitted Transaction (as defined below) or (C) so long as the net leverage of SAZKA Entertainment and its subsidiaries does not exceed 3.5 after giving effect to such transaction;

•

except in the ordinary course of business consistent with past practice or to the extent not reasonably expected to have a material adverse effect with respect to SAZKA Entertainment, (i) make or change any election in respect of material taxes, (ii) adopt or request permission of any taxing authority to change any accounting method in respect of taxes, (iii) enter into any closing agreement in respect of taxes executed on or prior to the Closing Date, (iv) enter into any tax sharing or similar agreement (other than any such agreement solely between SAZKA Entertainment and its existing Subsidiaries and customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to taxes) or (v) materially amend, modify or otherwise change any filed tax return;

•

take any action, or knowingly fail to take any action not contemplated by the transactions contemplated by the Business Combination Agreement, where such action or failure to act would reasonably be expected to prevent, impair or impede the intended tax treatment;

•

(i) issue, sell, or otherwise dispose of any existing or additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (A) in respect of the PIPE Financing, including for the avoidance of doubt, the issuance of Swiss NewCo Class B Shares, Swiss NewCo Public Warrants or other securities pursuant to a Subscription Agreement or (B) as consideration in a Permitted Transaction (as defined below) or (ii) grant any equity or equity-based compensation;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SAZKA Entertainment or its Material Subsidiaries (other than the Business Combination and SPAC Merger);

•

terminate without replacement or fail to use commercially reasonable efforts to maintain any license material to the conduct of the business of SAZKA Entertainment and its subsidiaries, taken as a whole;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and governing documents) that are material to SAZKA Entertainment and its subsidiaries, taken as a whole, between SAZKA Entertainment and the Material Subsidiaries, on the one hand, and affiliates of SAZKA Entertainment or any of its subsidiaries (other than SAZKA Entertainment or any of its subsidiaries), the officers and managers (or equivalents) of SAZKA Entertainment or any of its subsidiaries, the members or stockholders of SAZKA Entertainment or any of its subsidiaries, any employee of SAZKA Entertainment or any of its subsidiaries or a member of the immediate family of the foregoing persons, on the other hand (collectively, the “Affiliate Agreements”), other than (i) as required by law or (ii) with any Affiliate Agreements providing for payments, aggregated with any other Affiliate Agreement under this clause (ii) not exceeding $20,000,000;

•

take any action that, to the knowledge (or reckless indifference) of those certain persons named in SAZKA Entertainment’s disclosure schedules as set forth in the Business Combination Agreement at the time of taking of such action, (i) would reasonably be expected to materially delay the effectiveness of the this proxy statement/prospectus or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Financing following the Closing or (ii) would reasonably be expected to delay the Closing by more than 10 business days, including by virtue of reasonably being expected to require any waiting period under applicable law or approval of any governmental authority which (A) would be required by law to occur and expire before the Closings are permitted to occur and (B) SAZKA Entertainment would not reasonably expect to receive or have expired prior to the four- (4-) month anniversary as of the date of the Business Combination Agreement (a “Delaying Breach”); provided that, upon the actual knowledge of certain persons, as set forth in the Business Combination Agreement, of a Delaying Breach, SAZKA Entertainment shall promptly (and in any event no later than three (3) business days) inform Cohn Robbins in writing, and SAZKA Entertainment shall have 12 business days from the delivery of such written notice to Cohn Robbins to cure such Delaying Breach, it being understood that any such action cured during such cure period shall no longer be deemed a Delaying Breach other than in the case of a willful and material breach; provided, further, that any action taken by SAZKA Entertainment or its subsidiaries pursuant to SAZKA Entertainment’s disclosure schedules to the Business Combination Agreement shall be subject to compliance with this foregoing provision; or

•	enter into any agreement to do any action prohibited by any of the foregoing paragraphs.

For purposes of the Business Combination Agreement, a “Permitted Transaction” means any (i) split, combination, reclassification, recapitalization or other amendment of any terms of any shares or series of SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary’s capital stock or equity securities, except for any such transaction contemplated by the Reorganization Plan or, with respect to any split, combination, reclassification or recapitalization of any shares or series of Material Subsidiary’s capital stock or equity securities, in a manner not adverse in any material respect to SAZKA Entertainment or any Material Subsidiary; (ii) purchase, repurchase, redemption or other acquisition of any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity securities of SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary, except for (A) the acquisition by SAZKA Entertainment or any of its subsidiaries of any shares of capital stock, membership interests or other equity securities of SAZKA Entertainment or its subsidiaries or (B) transactions between SAZKA Entertainment and any wholly owned subsidiary of SAZKA Entertainment or between wholly owned subsidiaries of SAZKA Entertainment; and (iii) acquisition by merger or consolidation with, or merger or consolidation with, or purchase of substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof other than any such acquisition or merger that (1) would not reasonably be expected to delay the effectiveness of this proxy statement/prospectus or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Financing following the Closing, (2) would not reasonably be expected to delay the satisfaction of the conditions set forth in the foregoing clause (ii) or this clause (iii) or (3) would not otherwise reasonably be expected to delay the Closing Date.

SAZKA Entertainment has also agreed to provide Cohn Robbins with eight (8) days’ advance written notice prior to entering into any definitive acquisition agreement, purchase agreement or other similar agreement providing for a Permitted Transaction.

Cohn Robbins’ Conduct of Businesses Prior to the Completion of the Business Combination.

Cohn Robbins has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Cohn Robbins has agreed that prior to the Closing, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of SAZKA Entertainment (which may not be unreasonably withheld, conditioned or delayed):

•

change, modify or amend (or seek any approval from Cohn Robbins’ shareholders to) the Trust Agreement or the governing documents of Cohn Robbins, except as contemplated by the transaction proposals to be voted on at the General Meeting (the “Transaction Proposals”);

•	withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement;

•

except as contemplated by the Transaction Proposals including any adjustment made with respect to the Swiss NewCo Public Warrants pursuant to the Warrant Conversion, (i) make or declare any dividend or distribution to the shareholders of Cohn Robbins or make any other distributions in respect of any of Cohn Robbins’ capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Cohn Robbins’ capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Cohn Robbins, other than a redemption of Cohn Robbins Class A Shares;

•

enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Cohn Robbins (including, for the avoidance of doubt, (i) Cohn Robbins Sponsor and (ii) any person or entity in which Cohn Robbins Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

•

except in the ordinary course of business and consistent with past practice (i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes, (v) enter into any material tax sharing or similar agreement (other than customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to taxes), (vi) settle any claim or assessment in respect of material taxes, (vii) surrender or allow to expire any right to claim a refund of material taxes or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the intended tax treatment set forth in the Business Combination Agreement;

•

issue or sell any debt securities or warrants or other rights to acquire any debt securities of Cohn Robbins or otherwise incur or assume any indebtedness, or guarantee any indebtedness of another person or entity, other than (i) fees and expenses incurred in support of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, (ii) any adjustment made with respect to the Swiss NewCo Public Warrants in the Warrant Conversion or (ii) in support of the ordinary course operations of Cohn Robbins (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business, on the terms and subject to the conditions set forth in the Business Combination Agreement);

•

(i) issue any securities of Cohn Robbins or securities exercisable for or convertible into Cohn Robbins securities, other than (A) in respect of the PIPE Financing and (B) to effect a transfer or agreement to transfer (which may be effectuated as a forfeiture to Cohn Robbins and reissuance by Cohn Robbins)

of Cohn Robbins Class A Shares or Cohn Robbins Class B Shares by Cohn Robbins Sponsor to an investor pursuant to a Subscription Agreement or an additional Subscription Agreement, in the case of any additional Subscription Agreement, entered into with SAZKA Entertainment’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (ii) grant any options, warrants or other equity-based awards with respect to Cohn Robbins securities not outstanding on the date of the Business Combination Agreement, except as provided for in clauses (A) and (B) above, or (iii) amend, modify or waive any of the material terms or rights set forth in any Cohn Robbins Warrant or the Existing Warrant Agreement;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

change its methods of accounting in any material respect, other than changes that are required by any securities law or any order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with SAZKA Entertainment;

•

(i) incur any transaction expenses resulting in Cohn Robbins’ aggregate transaction expenses exceeding the cap for such expenses after such incurrence, or (ii) use any proceeds from any working capital loan issued following the date of the Business Combination Agreement for any expenses other certain specified transaction expenses and customary operations expenses incurred by Cohn Robbins;

•

incur working capital loans other than the incurrence of working capital loans such that the aggregate outstanding working capital loans (including those incurred prior to the date of the Business Combination Agreement) do not exceed $3,500,000 in the aggregate after such incurrence; or

•	enter into any agreement to do any action prohibited under the foregoing.

Additionally, during the Interim Period, Cohn Robbins shall use commercially reasonably efforts to materially comply with, and continue materially performing under, as applicable, the Trust Agreement and all other agreements or contracts to which Cohn Robbins may be a party.

Regulatory Approvals

SAZKA Entertainment and Cohn Robbins have agreed to each use commercially reasonable efforts to obtain all material governmental authorizations (including gaming approvals) that any party is required to obtain in order to consummate the transactions contemplated by the Business Combination Agreement; provided that in no event shall Swiss NewCo, Cohn Robbins, US HoldCo, DE Merger Sub, SAZKA Entertainment or its subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each party shall bear its out-of-pocket costs and expenses in connection with the preparation of such approvals. SAZKA Entertainment and Cohn Robbins will each promptly inform the other of any substantive communication between itself and any governmental authority regarding any of the transactions contemplated by the Business Combination Agreement.

The parties to the Business Combination Agreement, and their affiliates, have further agreed not to enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Business Combination Agreement, except with the prior consent of the other parties.

Further, none of the parties or their affiliates shall be obligated to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the company or any of its subsidiaries or any entity, facility or asset of such party or any of its affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements or (iv) enter into new licenses or other agreements.

Without limiting any of the foregoing, SAZKA Entertainment shall have the right to direct, devise and implement the strategy with respect to obtaining governmental authorizations (including gaming approvals) in accordance with the applicable provisions of the Business Combination Agreement; provided SAZKA Entertainment provides Cohn Robbins with prompt notice of material communications and developments with respect to such process; provided, further, that SAZKA Entertainment shall not be permitted to consent to any action, omission, undertaking, commitment or agreement with any governmental authority to the extent that such action, omission, undertaking, commitment or agreement requires any action, omission, commitment, undertaking or agreement by Cohn Robbins or its affiliates without Cohn Robbins’ prior written consent.

From and after the date of the Business Combination Agreement until the earlier of the Closing or valid termination of the Business Combination Agreement in accordance with its terms, the parties to the Business Combination Agreement shall give counsel for the other parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any governmental authority relating to the transactions contemplated by the Business Combination Agreement, including in respect of any tax rulings related thereto. The parties have agreed not to participate in any substantive meeting or discussion with any governmental authority in connection with the transactions contemplated by the Business Combination Agreement, including in respect of any tax rulings related thereto, unless, to the extent not prohibited by such governmental authority, it consults with the other parties, in advance. Each of the parties shall use commercially reasonable efforts to provide (or use commercially reasonable efforts to cause its affiliates provide) to the other parties reasonable information or documents in such party’s possession and within its control as are necessary or required for the preparation of any filings, notifications or submissions in connection with all governmental authorizations (including gaming approvals) required to be obtained in connection with the Business Combination. Notwithstanding the foregoing, any materials shared may be redacted before being provided (i) to remove references concerning the valuation of SAZKA Entertainment, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Primrose Restructuring

SAZKA Entertainment has agreed to use its reasonable best efforts to take all such actions as are reasonably necessary to negotiate, execute and deliver the Definitive Agreement with Apollo, on the terms and conditions set forth in the Apollo Side Letter, with the other parties thereto; provided SAZKA Entertainment shall not amend the Apollo Side Letter without Cohn Robbins’ written consent (not to be unreasonably withheld, conditioned or delayed).

Financing

Each of SAZKA Entertainment, Swiss NewCo and Cohn Robbins have agreed to, prior to the Closing Date, reasonably cooperate in a timely manner in connection with the PIPE Financing or any other financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by the Business Combination Agreement (it being understood and agreed that the consummation of any such financing by SAZKA Entertainment, Swiss NewCo or Cohn Robbins shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of SAZKA Entertainment and its subsidiaries at reasonable times and locations) and (iv) taking, or to causing to be taken, all actions required, necessary or advisable to consummate such financing transactions, including using commercially reasonable efforts to enforce its rights under any Subscription Agreement.

Proxy Solicitation

Cohn Robbins has agreed to use commercially reasonable efforts to, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) duly call, give notice of, convene and hold the General Meeting, (ii) cause this proxy statement/prospectus to be disseminated to its shareholders in compliance with applicable law and (iii) solicit proxies from the holders of Cohn Robbins Ordinary Shares to vote in accordance with the recommendation of the Cohn Robbins Board with respect to the Transaction Proposals.

Cohn Robbins and Swiss NewCo have agreed to include provisions in this proxy statement/prospectus and to take reasonable action related thereto, with respect to (i) approval of the Business Combination and related transactions, and the adoption and approval of the Business Combination Agreement, (ii) adjournment of the General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (iii) approval of any other proposals required by applicable securities laws or the NYSE or Nasdaq listing rules or as reasonably agreed by Cohn Robbins and SAZKA Entertainment to be necessary or appropriate in connection with the Business Combination and related transactions. Without SAZKA Entertainment’s prior written consent, the foregoing proposals shall be the only matters (other than procedural matters) which Cohn Robbins shall propose to be voted on by its shareholders at the General Meeting.

Cohn Robbins has agreed to, through the Cohn Robbins Board, recommend to its stockholders that they approve the foregoing proposals (the “Cohn Robbins Board Recommendation”) and shall include the Cohn Robbins Board Recommendation in the proxy statement included in this proxy statement/prospectus. The Cohn Robbins Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify or publicly propose to change, withdraw, withhold, qualify or modify, the Cohn Robbins Board Recommendation (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Cohn Robbins described in the recitals contained in the Business Combination Agreement, a “Cohn Robbins Modification in Recommendation”). Cohn Robbins may postpone the General Meeting, or adjourn the General Meeting opened in accordance with its governing documents, on one (1) or more occasions for up to 20 business days in the aggregate after the date for which the General Meeting originally scheduled upon the good faith determination by the Cohn Robbins Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the approval of its shareholders, (ii) obtain a quorum if one is not present at any then scheduled General Meeting, (iii) ensure that any supplement or amendment to this proxy statement/prospectus that is required by applicable law is provided to its shareholders with adequate time for review prior to the General Meeting or (iv) otherwise take actions consistent with Cohn Robbins’ obligations under the Business Combination Agreement.

No Solicitation

From the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XI of the Business Combination Agreement, SAZKA Entertainment and its subsidiaries shall not, and SAZKA Entertainment shall instruct and use its commercially reasonable efforts to cause its representatives, not to:

•

initiate any negotiations with any person with respect to, or provide any non-public information or data concerning SAZKA Entertainment or any of its subsidiaries to any person relating to, an Acquisition Proposal (as defined below) or afford to any person access to the business, properties, assets or personnel of SAZKA Entertainment or any of its subsidiaries in connection with an Acquisition Proposal;

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal;

•	grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal; or

•	otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal.

Additionally, from and after the date of the Business Combination Agreement, SAZKA Entertainment shall, and shall instruct its subsidiaries, officers and directors, representatives acting on its behalf or on behalf of its subsidiaries, to immediately cease and terminate all discussions and negotiations that may be ongoing with respect to any Acquisition Proposal (other than the parties to the Business Combination Agreement and their respective representatives).

As used in the Business Combination Agreement, “Acquisition Proposal” means, with respect to SAZKA Entertainment and its subsidiaries, other than the transactions contemplated by the Business Combination Agreement and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to:

•

any acquisition or purchase, direct or indirect, of (i) 15% or more of SAZKA Entertainment’s and its subsidiaries’ consolidated assets or (ii) 15% or more of any class of equity or voting securities of (A) SAZKA Entertainment or (B) one (1) or more of SAZKA Entertainment’s subsidiaries holding assets or producing revenue constituting, individually or in the aggregate, 15% or more of the consolidated assets or revenue of SAZKA Entertainment and its subsidiaries;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of equity or voting securities of (i) SAZKA Entertainment or (ii) one (1) or more of SAZKA Entertainment’s subsidiaries holding assets or producing revenue constituting, individually or in the aggregate, 15% or more of the consolidated assets or revenue of SAZKA Entertainment and its subsidiaries; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) SAZKA Entertainment or (ii) one (1) or more of SAZKA Entertainment’s subsidiaries holding assets or producing revenue constituting, individually or in the aggregate, 15% or more of the consolidated assets or revenue of SAZKA Entertainment and its subsidiaries.

Cohn Robbins Exclusivity

From the date of the Business Combination Agreement until the SPAC Merger or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, Cohn Robbins shall not, and shall cause its subsidiaries not to, and shall instruct its and their representatives acting on its and their behalf, not to:

•	make any proposal or offer that constitutes an Alternative Business Combination Proposal (as defined below);

•	initiate any discussions or negotiations with respect to an Alternative Business Combination Proposal; or

•

enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with SAZKA Entertainment and its respective representatives.

Additionally, Cohn Robbins shall, and shall instruct its officers and directors, representatives, subsidiaries and their respective representatives, to immediately cease and terminate all discussions and negotiations that may be ongoing with respect to an Alternative Business Combination Proposal (other than SAZKA Entertainment and its representatives).

As used in the Business Combination Agreement, “Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a business combination pursuant to Cohn Robbins’ governing documents.

Directors and Officers Indemnification and Insurance

The parties to the Business Combination Agreement have agreed that (i) all rights to indemnification or exculpation now existing in favor of past or present directors, officers, members, managers and employees of Cohn Robbins, as provided in Cohn Robbins’ governing documents or otherwise in effect as of the date of the SPAC Merger, in either case, solely with respect to any matters occurring on or prior to the SPAC Merger, shall survive the transactions contemplated by the Business Combination Agreement and shall continue in full force and effect from and after the SPAC Merger for a period of six (6) years and (ii) Swiss NewCo will perform and discharge all obligations to provide such indemnity and exculpation during such six- (6-) year period. To the maximum extent permitted by applicable law, during such six- (6-) year period, Swiss NewCo shall advance expenses in connection with such indemnification as provided in Cohn Robbins’ governing documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of Cohn Robbins’ governing documents or other applicable agreements shall not, during such six- (6-) year period, be amended, repealed or otherwise modified after the SPAC Merger in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the SPAC Merger or at any time prior to the SPAC Merger, were or are directors, officers, members, managers or employees of Cohn Robbins to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the SPAC Merger and relating to the fact that such person was a director, officer, member, manager or employee of Cohn Robbins at or prior to the SPAC Merger, unless such amendment, repeal or other modification is required by applicable law. However, Swiss NewCo shall not have any obligation to such person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such person in the manner contemplated in the Business Combination Agreement is prohibited by applicable law.

At or prior to the SPAC Merger, Swiss NewCo shall purchase, and maintain in effect for a period of six (6) years after the SPAC Merger, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policy(ies) of Cohn Robbins as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Merger Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Cohn Robbins’ directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the SPAC Merger; provided that Swiss NewCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by Cohn Robbins prior to the date of the Business Combination Agreement and, in such event, Swiss NewCo shall purchase the maximum coverage available for 350% of the most recent annual premium paid by Cohn Robbins prior to the date of the Business Combination Agreement.

If Swiss NewCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its or their respective properties and assets as an entity in one (1) or a series of related transactions to any person or entity, then in each such case, proper provisions shall be made so that the successors or assigns of Swiss NewCo or SAZKA Entertainment or any of its subsidiaries shall assume all of the obligations pertaining to the indemnification and insurance of the Cohn Robbins directors and officers set forth in the Business Combination Agreement.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•

SAZKA Entertainment and Cohn Robbins providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives, reasonable access to SAZKA Entertainment’s and Cohn Robbins’ (as applicable) and their respective subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of SAZKA Entertainment and its subsidiaries;

•

SAZKA Entertainment’s delivery, to Cohn Robbins and Swiss NewCo, of the audited consolidated financial statements of SAZKA Entertainment and its subsidiaries for the years ended December 31, 2020 and December 31, 2021 and, if necessary, of the unaudited interim consolidated financial statements for the three-month period ended March 31, 2022;

•	Swiss NewCo and US HoldCo, as the sole members of US HoldCo and DE Merger Sub, respectively, approving and adopting the Business Combination Agreement;

•

SAZKA Entertainment causing Swiss NewCo to use, and Swiss NewCo using, commercially reasonable efforts to cause the Swiss NewCo Class B Shares issuable in accordance with the Business Combination Agreement to be approved for listing on the NYSE;

•	SAZKA Entertainment, Swiss NewCo, Cohn Robbins, US HoldCo and DE Merger Sub cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	SAZKA Entertainment taking all actions to cause certain agreements to be terminated or settled;

•	Cohn Robbins making certain disbursements from the Trust Account;

•

Cohn Robbins cooperating with Swiss NewCo and using its commercially reasonable efforts to cause the de-listing of all Cohn Robbins securities from the NYSE and the de-registration of such securities under the Exchange Act;

•

Cohn Robbins keeping current and timely filing all reports required to be filed with or furnished to the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•

Cohn Robbins notifying SAZKA Entertainment of, and offering SAZKA Entertainment the opportunity to participate in, certain potential litigations related to the Business Combination Agreement and the transactions and related agreements contemplated thereby;

•	Cooperation between Cohn Robbins and SAZKA Entertainment in obtaining any necessary third-party consents required to consummate the Business Combination;

•

SAZKA Entertainment and Swiss NewCo using commercially reasonable efforts, at Cohn Robbins’ request, to exempt any acquisitions or dispositions of Swiss NewCo Shares or Cohn Robbins Ordinary Shares from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	Swiss NewCo’s approval of the Swiss NewCo Equity Incentive Plan (as defined in the Business Combination Agreement);

•	Cohn Robbins and Swiss NewCo agreeing to take all actions necessary or appropriate to cause certain appointments to the Swiss NewCo Board; and

•	agreements relating to the intended tax treatment of the transactions contemplated by the Business Combination Agreement.

Representations and Warranties

Representations and Warranties of SAZKA Entertainment

SAZKA Entertainment has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of SAZKA Entertainment and its subsidiaries, financial statements, no undisclosed liabilities, legal compliance, contracts and no defaults, SAZKA Entertainment benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, gaming, real property, intellectual property, privacy and cybersecurity, environmental matters, antitrust matters, absence of changes, anti-corruption compliance, anti-money laundering, sanctions and national security compliance, information supplied, vendors and no additional representations and warranties.

The representations and warranties of SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub (the “Company Parties”) identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the first and second sentences of Section 4.1 of the Business Combination Agreement (Company Organization), Section 4.3 of the Business Combination Agreement (Due Authorization), Section 4.6(a) and (c) of the Business Combination Agreement (Capitalization of the Company), Section 4.7(b) of the Business Combination Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Business Combination Agreement (Brokers’ Fees), the first sentence of Section 5.1 of the Business Combination Agreement (Corporate Organization), Section 5.2 of the Business Combination Agreement (Due Authorization), Section 5.3 of the Business Combination Agreement (Capitalization) and Section 5.6 of the Business Combination Agreement (Brokers’ Fees) (collectively, the “SAZKA Fundamental Representations”).

Representations and Warranties of Cohn Robbins

Cohn Robbins has made representations and warranties relating to, among other things, corporate organization, due authorization, capitalization, consents and requisite government approvals and no violations, business activities, tax matters, Investment Company Act of 1940, investigations and no other representations, no outside reliance and no additional representations or warranties.

The representations and warranties of Cohn Robbins identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: Section 6.1 of the Business Combination Agreement (Company Organization), Section 6.2 of the Business Combination Agreement (Due Authorization), Section 6.12(b) and (c) of the Business Combination Agreement (Capitalization) and Section 6.13 of the Business Combination Agreement (Brokers’ Fees).

Survival of Representations and Warranties

The representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Material Adverse Effect

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.”

With respect to SAZKA Entertainment, for the purposes of the Business Combination Agreement, a material adverse effect means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of SAZKA Entertainment and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of SAZKA Entertainment, Swiss NewCo, US HoldCo or DE Merger Sub to consummate the transactions contemplated by the Business Combination Agreement. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to SAZKA Entertainment:

•	any change in applicable laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

•	any change in interest rates or economic, political, business or financial market conditions generally;

•	the taking of any action required by the Business Combination Agreement;

•	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate;

•

any epidemic, pandemic or disease outbreak (including COVID-19), or any law or mandate, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law or directive, pronouncement or guideline or interpretation thereof after the date hereof or any material worsening of such conditions after the date of the Business Combination Agreement;

•	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

•

any failure of SAZKA Entertainment to meet any projections or forecasts (provided that this clause shall not prevent a determination that any event not otherwise excluded from this definition of a material adverse effect with respect to SAZKA Entertainment underlying such failure to meet projections or forecasts has resulted in a material adverse effect with respect to SAZKA Entertainment);

•

any events generally applicable to the industries or markets in which SAZKA Entertainment and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

•

the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SAZKA Entertainment and its subsidiaries (it being understood that this clause shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 of the Business Combination Agreement and the condition to Closing with respect thereto also set forth in the Business Combination Agreement);

•

any matter set forth in SAZKA Entertainment’s disclosure schedules to the Business Combination Agreement that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of SAZKA Entertainment and its subsidiaries, taken as a whole; or

•	any action taken by, or at the written request of, Cohn Robbins.

Any event referred to above may be taken into account in determining if a material adverse event has occurred with respect to SAZKA Entertainment to the extent such event has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of SAZKA Entertainment and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which SAZKA Entertainment and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on SAZKA Entertainment and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which SAZKA Entertainment and its subsidiaries conduct their respective operations.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations and warranties by Cohn Robbins and SAZKA Entertainment, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of Cohn Robbins, SAZKA Entertainment or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Closing of the Business Combination

Conditions to the Obligations of Each Party

The obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, which, in the case of the fourth and sixth bullets below (where permissible), may be waived in writing by all of such parties:

•	The approval of Cohn Robbins’ shareholders shall have been obtained;

•

Solely to the extent required and to the extent the Closing shall not have occurred by September 11, 2022, the approval set forth in Cohn Robbins’ disclosure schedules to the Business Combination Agreement shall have been obtained;

•

The registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	The gaming approvals and certain other required regulatory approvals as set forth in SAZKA Entertainment’s disclosure schedules to the Business Combination Agreement shall have been obtained;

•

There shall not be in force any governmental order enjoining or prohibiting the consummation of either or both of the Business Combination or the SPAC Merger or any law that makes the consummation of either or both of the Business Combination or the SPAC Merger illegal or otherwise prohibited; provided, that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement with respect to the transactions contemplated thereby;

•	The Swiss NewCo Class B Shares to be issued in connection with the transactions contemplated by the Business Combination Agreement shall have been approved for listing on the NYSE; and

•

Pursuant to section 655A of the Corporations Act 2001 (Commonwealth of Australia) (the “Australian Corporations Act”), the Australian Securities and Investments Commission shall have exempted the Exchange Agent and Swiss NewCo from compliance with section 606 of the Australian Corporations Act arising from their respective acquisitions of relevant interests in units in Reef Casino Trust (ARSN 093 156 293), an Australian managed investment scheme, as a result of the transactions contemplated by the Business Combination Agreement on such conditions as are acceptable to Swiss NewCo;

provided, that this paragraph shall be a condition to the transactions contemplated by the Business Combination Agreement only to the extent it would be a breach of the Australian Corporations Act to otherwise enter into the Business Combination Agreement or consummate the transactions contemplated by the Business Combination Agreement.

Conditions to the Obligations of Cohn Robbins

Cohn Robbins’ obligations to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following additional conditions, any one (1) or more of which (where permissible) may be waived in writing by Cohn Robbins:

•

(i) The representations and warranties of SAZKA Entertainment contained in the first sentence of Section 4.6(a) of the Business Combination Agreement shall be true and correct in all but de minimis respects as of the date of the Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the SAZKA Fundamental Representations (other than the first sentence of Section 4.6(a) of the Business Combination Agreement) shall be true and correct in all material respects, in each case as of the as of the date of the Business Combination Agreement and the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents and (iii) each of the representations and warranties of the Company Parties contained in the Business Combination Agreement other than the SAZKA Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and material adverse effect with respect to SAZKA Entertainment or any similar qualification or exception) shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to SAZKA Entertainment;

•	Each of the covenants of the Company Parties set forth in the Business Combination Agreement to be performed as of or prior to the Closing shall have been performed in all material respects;

•

The Swiss NewCo Shares issuable in connection with the transactions contemplated by the Business Combination Agreement shall be duly authorized by the general meeting, management board or Swiss NewCo Board and Swiss NewCo’s governing documents; and

•	There shall not have occurred and be continuing a material adverse effect with respect to SAZKA Entertainment after the date of the Business Combination Agreement.

Conditions to the Obligations of SAZKA Entertainment, Swiss NewCo, US HoldCo and DE Merger Sub

The obligations of the Company Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which (where permissible) may be waived in writing by SAZKA Entertainment:

•

(i) the Cohn Robbins Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the SPAC Merger, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the representations and warranties set forth in Section 6.12(a) of the Business Combination Agreement shall be true and correct in all but de minimis respects as of the date of the Business Combination Agreement and as of the SPAC Merger, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents and (iii) the representations and warranties of Cohn Robbins in Article VI of the Business Combination Agreement (other than the Cohn Robbins Fundamental Representations and the representations and warranties set forth in Section 6.12(a) of the Business Combination Agreement) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the date of the Business Combination Agreement and as of the SPAC Merger, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Cohn Robbins to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement and changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents;

•	Each of the covenants of Cohn Robbins set forth in the Business Combination Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; and

•	The Available Cohn Robbins Cash Condition.

Termination

The Business Combination may be terminated and the transactions contemplated thereby abandoned:

•	by mutual written consent of SAZKA Entertainment and Cohn Robbins;

•

by SAZKA Entertainment or Cohn Robbins if the Closing Date has not occurred by the Original End Date (i.e., September 20, 2022); provided that if on the Original End Date the conditions to the Closing set forth in Section 10.1(d) of the Business Combination Agreement shall not have been satisfied but all other conditions shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any party to the Business Combination Agreement, to the Extended End Date (i.e., November 20, 2022); provided, however, that a party shall not be entitled to terminate the Business Combination Agreement pursuant to the terms in Section 11.1(b) of the Business Combination Agreement if such party’s breach of the Business Combination Agreement has prevented the consummation of the Closing at or prior to such time;

•

By SAZKA Entertainment or Cohn Robbins if any governmental authority, including any gaming regulatory authority, shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of either or both of the Business Combination or the SPAC Merger illegal or otherwise preventing or prohibiting consummation of either or both of the Business Combination or the SPAC Merge or if there shall be adopted any law that permanently makes consummation of either or both of the Business Combination or the SPAC Merge illegal or otherwise prohibited;

•	by SAZKA Entertainment if there has been a Cohn Robbins Modification in Recommendation (as defined in the Business Combination Agreement);

•

by SAZKA Entertainment or Cohn Robbins if the approval of Cohn Robbins’ shareholders shall not have been obtained by reason of the failure to obtain the required vote at the General Meeting duly convened therefor or at any adjournment or postponement thereof;

•

by written notice to SAZKA Entertainment from Cohn Robbins if there is any breach of any representation, warranty, covenant or agreement on the part of SAZKA Entertainment set forth in the Business Combination Agreement, such that the conditions specified in Section 10.3(a) through Section 10.3(c) of the Business Combination Agreement would not be satisfied at the SPAC Merger (a “Terminating SAZKA Breach”), except that, if SAZKA Entertainment can cure any such Terminating SAZKA Breach prior to the end of the period ending on the date that is the earlier of (A) 45 days after SAZKA Entertainment’s receipt of Cohn Robbins’ notice of such breach or (B) the Agreement End Date (the “SAZKA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SAZKA Breach is not cured within the SAZKA Cure Period provided, however, that Cohn Robbins is not then in material breach of the Business Combination Agreement; and

•

by written notice to Cohn Robbins from SAZKA Entertainment if there is any breach of any representation, warranty, covenant or agreement on the part of Cohn Robbins set forth in the Business Combination Agreement, such that the conditions specified in Section 10.3(a) through Section 10.3(c) of the Business Combination Agreement would not be satisfied at the SPAC Merger (a “Terminating Cohn Robbins Breach”), except that, if Cohn Robbins can cure any such Terminating Cohn Robbins Breach prior to the end of the period ending on the date that is the earlier of (A) 45 days after Cohn Robbins’ receipt of SAZKA Entertainment’s notice of such breach or (B) the Agreement End Date (the “Cohn Robbins Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Cohn Robbins Breach is not cured within the Cohn Robbins Cure Period provided, however, that SAZKA Entertainment is not then in material breach of the Business Combination Agreement.

In the event of the termination of the Business Combination Agreement pursuant to the foregoing paragraphs, the Business Combination Agreement shall become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of SAZKA Entertainment or Cohn Robbins, as the case may be, for actual fraud or any willful and material breach (meaning an action or omission that at the time taken or made is both deliberate and known to be a material breach) of the Business Combination Agreement occurring prior to such termination except that the provisions of this paragraph and Article XII of the Business Combination Agreement and the Confidentiality Agreement (as defined below) shall survive any termination of the Business Combination Agreement.

Waiver; Amendments

Any party to the Business Combination Agreement may, at any time prior to the SPAC Merger, by action taken such party’s board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties to the Business Combination Agreement, (ii) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Business Combination Agreement or (iii) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Enforcement

The parties to the Business Combination Agreement shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of the Business Combination Agreement and to specific enforcement of the terms and provisions thereof, in addition to any other remedy to which any party is entitled at law or in equity.

Trust Account Waiver

SAZKA Entertainment has agreed that, prior to the Closing and subject in all respects to the Trust Agreement, it has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and has irrevocably waived any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future prior to the Closing. In the event SAZKA Entertainment has any Claim against Cohn Robbins under the Business Combination Agreement or otherwise, SAZKA Entertainment shall pursue such Claim solely against Cohn Robbins and Cohn Robbins’ assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

Registration Fees and Expenses

Swiss NewCo and SAZKA Entertainment have agreed to pay all fees and expenses incurred in connection with the preparation and filing of the registration statement and the receipt of NYSE approval in connection with the listing of Swiss NewCo Class B Shares to be issued as Merger Consideration and the Swiss NewCo Public Warrants (and the Swiss NewCo Class B Shares issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

Subject to certain exceptions set forth in the Business Combination Agreement, each party thereto has agreed to be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants.

If the Closing does not occur, SAZKA Entertainment will be responsible for its own transaction expenses, and Cohn Robbins shall be responsible for its own transaction expenses, in each case, as specified in the Business Combination Agreement. If the Closing does occur, Swiss NewCo shall (i) pay or cause to be paid, certain of SAZKA Entertainment’s transaction expenses and (ii) pay or cause to be paid, certain of Cohn Robbins’ transaction expenses, in each of cases (i) and (ii), in accordance with Section 2.5(c) and Section 2.6 of the Business Combination Agreement; however, Swiss NewCo will only pay those certain Cohn Robbins transaction expenses up to an aggregate amount of $75,000,000 and Cohn Robbins has agreed to notify Swiss NewCo if its transaction expenses are reasonably expected to exceed such amount. Any payments to be made (or to cause to be made) pursuant to this paragraph shall be paid upon consummation of the transactions contemplated by the Business Combination Agreement and release of proceeds from the Trust Account.

Private Placement

In connection with the PIPE Financing, Cohn Robbins engaged Citigroup Global Markets Inc. (“Citi”) and PJT Partners LP (“PJT Partners LP”), as co-placement agents in the PIPE Financing. In connection with performing their services as co-placement agents, Citi and PJT Partners LP will receive fees and expense reimbursements customary for a PIPE transaction of the nature and size of the PIPE Financing (subject to the terms and conditions of their engagement letter with Cohn Robbins). PJT Partners (UK) Limited, an affiliate of PJT Partners LP (“PJT Partners UK” and together with PJT Partners LP, “PJT Partners”), previously had been hired to advise SAZKA Entertainment in connection with the Business Combination, and will receive customary compensation in connection therewith. Except in respect of the PIPE Financing, PJT Partners did not provide any advice to Cohn Robbins and, in particular, PJT Partners did not advise on the valuation of SAZKA Entertainment or the terms of the Business Combination with SAZKA Entertainment. Cohn Robbins and SAZKA Entertainment each signed agreements with PJT Partners LP acknowledging PJT Partners UK’s role as financial advisor to SAZKA Entertainment in connection with the Business Combination and PJT Partners LP’s role as co-placement agent to Cohn Robbins in connection with the PIPE Financing, and pursuant thereto, each of Cohn Robbins and SAZKA Entertainment waived any purported conflicts in connection with such dual roles. In addition, Citi, PJT Partners and each of their respective affiliates may provide investment banking and other financial services to Cohn Robbins, SAZKA Entertainment and each of their respective affiliates in the future, for which Citi, PJT Partners and their respective affiliates would expect to receive customary compensation.

Certain Engagements in Connection with the Business Combination and Related Transactions

PJT Partners LP and Citi are acting as co-placement agents to Cohn Robbins in connection with the PIPE Financing. In addition, Citi is acting as exclusive financial advisor and Goldman Sachs and Co. LLC (“Goldman Sachs”) is acting as capital markets advisor to Cohn Robbins in connection with the proposed Business Combination. Credit Suisse (as defined below) acted as the sole underwriter for Cohn Robbins and is expected to receive approximately $14.5 million in deferred underwriting commissions in connection with Cohn Robbins’ initial public offering, which will only be paid if a business combination is consummated. Credit Suisse performed typical and customary equity capital markets advisory services, including assisting in designing and executing the market plan. PJT Partners UK is acting as exclusive financial advisor to SAZKA Entertainment in connection with the proposed Business Combination. In connection with such engagements, the fees and expense reimbursements received by PJT Partners, Citi, Goldman Sachs and Credit Suisse (or their respective affiliates) are subject to the terms and conditions of their respective engagement letters with Cohn Robbins and SAZKA Entertainment, as applicable. The aggregate fees that will be payable to Credit Suisse, Citi, Goldman Sachs, and certain other banks that are to be determined are $28,980,000 and are contingent upon completion of the business combination. In the event that any such advisors resign or withdraw from the Business Combination, or any of the transactions contemplated thereby, and waive their fees, in whole or in part, the amount of cash remaining on the balance sheet at the Closing of the Business Combination would be increased by a commensurate amount.

Ancillary Documents

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of such related agreements, or forms thereof, are filed as Annexes to this proxy statement/prospectus, and the following descriptions are qualified in their entirety by the full text of such Annexes. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Agreement

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins, Swiss NewCo and the Sponsor Parties entered into the Sponsor Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Sponsor Agreement, Cohn Robbins Sponsor has agreed to exchange all 20,540,000 of its Cohn Robbins Class B Shares a number of Cohn Robbins Class A Shares equal to (i) 17,253,600, divided by (ii) the Class B Exchange Ratio (including those Swiss NewCo Class B Shares subject to vesting and forfeiture as described below, the “Cohn Robbins Sponsor Earn Out Shares”), and the Independent Directors have agreed to exchange all 160,000 of their Cohn Robbins Class B Shares for a number of Cohn Robbins Class A Shares equal to (i) 160,000, divided by (ii) the Class B Exchange Ratio.

Pursuant to the Sponsor Agreement, Cohn Robbins Sponsor will forfeit a number of Cohn Robbins Warrants equal to 12,373,333, minus (A)(1) 12,373,333, divided by (2) the Class B Exchange Ratio. Immediately following such forfeiture and the issuance of Swiss NewCo Public Warrants to holders of Cohn Robbins Warrants in exchange for such holders’ Cohn Robbins Warrants, Cohn Robbins Sponsor will hold a number of Swiss NewCo Public Warrants exercisable for 12,373,333 Swiss NewCo Class B Shares.

Cohn Robbins Sponsor has also agreed that, during the Measurement Period (as defined in the Sponsor Agreement), 5,443,100 Cohn Robbins Sponsor Earn Out Shares will be subject to a vesting schedule, vesting in two (2) tranches, each consisting of 50% of the Cohn Robbins Sponsor Earn Out Shares subject to vesting (2,721,550 Cohn Robbins Sponsor Earn Out Shares), when the VWAP (as defined in the Sponsor Agreement) of the Swiss NewCo Class B Shares is greater than $12.00 per share and $14.00 per share, respectively, for any 20 trading days within a period of 30 trading days. The occurrence of certain change of control transactions during the Measurement Period may also trigger the vesting of the applicable tranche of Cohn Robbins Sponsor Earn Out Shares as set forth in the Sponsor Agreement. Cohn Robbins Sponsor has agreed to forfeit any Cohn Robbins Sponsor Earn Out Shares which have not yet vested at the end of the Measurement Period.

Cohn Robbins Sponsor has agreed to be bound by certain transfer restrictions with respect to the Cohn Robbins Sponsor Earn Out Shares only during the period beginning on the Closing Date and ending on the earlier of (i) the date that is one (1) year from the Closing Date and (ii) subsequent to the Closing Date, the date on which the VWAP (as defined in the Sponsor Agreement) of the Swiss NewCo Class B Shares equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like of Swiss NewCo after the Closing Date) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.

The Sponsor Agreement will automatically terminate, without any notice or other action by any party thereto, and be void ab initio upon the valid termination of the Business Combination Agreement in accordance with its terms.

Sponsor Support Agreement

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, SAZKA Entertainment, Cohn Robbins, Cohn Robbins Sponsor, the Sponsor Parties and Swiss NewCo entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Cohn Robbins Initial Shareholder have agreed to, among other things, appear at any meeting of Cohn Robbins’ shareholders, cause all of their shares to be counted as present at such meeting for the purposes of calculating a quorum, vote do adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby (including the Transaction Proposals) and vote against any business combination proposal, transaction agreement or any transaction other than the Transaction Proposals, the Business Combination Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and on the conditions set forth in the Sponsor Support Agreement.

The Cohn Robbins Initial Shareholders have also agreed to waive certain anti-dilution provisions set forth in Cohn Robbins’ governing documents, as applicable, and to waive certain redemption rights.

Pursuant to the terms of the Sponsor Support Agreement, the Cohn Robbins Initial Shareholders have agreed not to (i) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any of the Cohn Robbins Class A Shares or Cohn Robbins Class B Shares held by any such Cohn Robbins Initial Shareholder as of, or acquired after, the date of the Sponsor Support Agreement without Cohn Robbins’ and SAZKA Entertainment’s consent, (ii) grant any proxies or powers of attorney with respect to any or all of such shares or (iii) permit the existence of any lien with respect to all of such shares.

The Sponsor Support Agreement will terminate and be void and of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the Closing, (ii) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (iii) the mutual written agreement of the parties to the Sponsor Support Agreement.

PIPE Subscription Agreements

Third-Party PIPE Investors

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into Subscription Agreements with the Third-Party PIPE Investors (each, a “Third-Party PIPE Subscription Agreement”) and attached to this proxy statement/prospectus as Annex G, pursuant to which the Third-Party PIPE Investors agreed to purchase, severally and not jointly, from Swiss NewCo, and Swiss NewCo agreed to issue and sell to such Third-Party PIPE Investors, a number of Swiss NewCo Class B Shares equal to (i) an aggregate amount of Base Shares (as defined in the Third-Party PIPE Subscription Agreements) purchased at $10.00 per share, multiplied by (ii) the Class B Exchange Ratio, for aggregate gross proceeds of $303 million, in private placements, to be issued substantially concurrently with the Closing (such amount, the “Third-Party Subscribed Shares”). The investment by the Third-Party PIPE Investors, pursuant to the Third-Party PIPE Subscription Agreements, is contingent upon, among other things, the substantially concurrent Closing of the Business Combination.

As described in the Third-Party PIPE Subscription Agreements, the obligations of the parties to consummate the purchase and sale of the Third-Party Subscribed Shares are conditioned upon, among other things, (i) there not being in force any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (ii) there not being any suspension of the qualification of the offering or sale or trading of Third-Party Subscribed Shares and there being no suspension or removal from listing of the Third-Party Subscribed Shares on the stock exchange or initiation or threatening of any proceedings for any of such purposes and the Third-Party Subscribed Shares having been approved for listing on the stock exchange, subject to official notice of issuance; (iii) all conditions precedent to the Closing as set forth in the Business Combination Agreement shall have been, or will be reasonably expected to be, satisfied or waived by the party who is the beneficiary of such condition(s) in the Business Combination Agreement; (iv) certain Swiss NewCo Class B Shares shall have been delivered to Cohn Robbins’ shareholders; (v) solely with respect to Swiss NewCo’s and Cohn Robbins’s obligations to close: (A) subject to certain exceptions described in the Third-Party PIPE Subscription Agreements, the representations and warranties made by the Third-Party PIPE Investors being true and correct as of the closing date set forth therein (the “Third-Party PIPE Investment Closing”) and (B) each Third-Party PIPE Investor having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by its applicable Third-Party PIPE Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Third-Party PIPE Investment Closing; and (vi) solely with respect to the Third-Party PIPE Investors’ obligations to close: (1) subject to certain exceptions described in the Third-Party PIPE Subscription Agreements, the representations and warranties made by Cohn Robbins and Swiss NewCo being true and correct as of the closing date set forth therein and (2) each of Cohn Robbins and Swiss NewCo having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Third-Party PIPE Subscription Agreements to be performed, satisfied or complied with by Cohn Robbins and/or Swiss NewCo, as applicable, at or prior to the Third-Party PIPE Investment Closing.

In addition, solely with respect to the Third-Party PIPE Investors’ obligations to close: (i) subject to certain exceptions described in the Third-Party PIPE Subscription Agreements, the terms of the Business Combination Agreement shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the Third-Party PIPE Investors would reasonably expect to receive under the Third-Party PIPE Subscription Agreements and (ii) there shall have been no amendment, waiver or modification to any Third-Party PIPE Subscription Agreement that materially benefits any Third-Party PIPE Investor unless all Third-Party PIPE Investors have been offered the same benefits.

The Third-Party PIPE Subscription Agreements provide certain registration rights for Third-Party PIPE Investors. In particular, Swiss NewCo has agreed to file with the SEC, within 30 calendar days after the Closing, a registration statement covering the resale of the Third-Party Subscribed Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after the filing thereof if the SEC notifies Swiss NewCo that it will “review” the registration statement and (ii) the 10th business day after the date Swiss NewCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Swiss NewCo has also agreed to use commercially reasonable efforts to keep the registration statement effective until the earliest of: (A) three (3) years from the date of effectiveness of the registration statement; (B) the date the Third-Party PIPE Investors no longer hold any registrable shares; and (C) the date all registrable shares held by the Third-Party PIPE Investors may be sold without restriction under Rule 144 of the Securities Act. The Third-Party PIPE Subscription Agreements also provide certain demand and piggyback rights for any Third-Party PIPE Investor that holds more than $100 million and $75 million of Third-Party Subscribed Shares, respectively.

Additionally, pursuant to the Third-Party PIPE Subscription Agreements, the Third-Party PIPE Investors agreed to waive any claims that they may have at the Third-Party PIPE Investment Closing, or in the future, as a result of, or arising out of, the Third-Party PIPE Subscription Agreements against Cohn Robbins, including with respect to the monies held in the Trust Account. The Third-Party PIPE Subscription Agreements will terminate, and be of no further force and effect: (i) upon the earliest to occur of (A) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (B) the mutual written agreement of each of the parties to the Third-Party PIPE Subscription Agreements and (B) 60 days after the Agreement End Date if the Third-Party PIPE Investment Closing has not occurred by such date and the terminating party’s breach was not the primary reason such closing failed to occur by such date or (ii) if the conditions to closing set forth in the Third-Party PIPE Subscription Agreements are not satisfied or waived, or are not capable of being satisfied, on or prior to the Third-Party PIPE Investment Closing and, as a result thereof, the transactions contemplated by the Third-Party PIPE Subscription Agreements will not be or are not consummated by the Third-Party PIPE Investment Closing.

Sponsor PIPE Investment

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into the Insider Subscription Agreement with Cohn Robbins Sponsor, pursuant to which Cohn Robbins Sponsor agreed to purchase from Swiss NewCo, and Swiss NewCo agreed to issue and sell to the Sponsor, the a number of Swiss NewCo Class B Shares (the “Sponsor PIPE Subscribed Shares”) equal to (i) an aggregate amount of Base Shares (as defined in the Insider Subscription Agreement) purchased at $10.00 per share, multiplied by (ii) 1.08, for aggregate gross proceeds of $50 million, in private placements to be issued substantially concurrently with the Closing of the Business Combination (the “Sponsor PIPE Investment”). The Sponsor PIPE Investment is contingent upon, among other things, the substantially concurrent Closing of the Business Combination.

As described in the Insider Subscription Agreement, the obligations of the parties thereto to consummate the purchase and sale of the Sponsor PIPE Subscribed Shares are conditioned upon, among other things, (i) there not being in force any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (ii) there not being any suspension of the qualification of the offering or sale or trading of Sponsor PIPE Subscribed Shares and there being no suspension or removal from listing of the Sponsor PIPE Subscribed Shares on the stock exchange or initiation or threatening of any proceedings for any of such purposes and the Sponsor PIPE Subscribed Shares having been approved for listing on the stock exchange, subject to official notice of issuance; (iii) all conditions precedent to the Closing as set forth in the Business Combination Agreement shall have been, or will be reasonably expected to be, satisfied or waived by the party who is the beneficiary of such condition(s) in the Business Combination Agreement; (iv) certain Swiss NewCo Class B Shares shall have been delivered to Cohn Robbins’ shareholders; (v) solely with respect to Swiss NewCo’s and Cohn Robbins’s obligations to close: (A) subject to certain exceptions described in the Insider

Subscription Agreement, the representations and warranties made by Cohn Robbins Sponsor being true and correct as of the closing date set forth therein (the “Sponsor PIPE Investment Closing”) and (B) Cohn Robbins Sponsor having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Insider Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Sponsor PIPE Investment Closing; and (vi) solely with respect to Cohn Robbins Sponsor’s obligations to close: (1) subject to certain exceptions described in the Insider Subscription Agreement, the representations and warranties made by Swiss NewCo being true and correct as of the closing date set forth therein and (2) Swiss NewCo having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Insider Subscription Agreement to be performed, satisfied or complied with by Cohn Robbins and/or Swiss NewCo, as applicable, at or prior to the Sponsor PIPE Investment Closing.

The Insider Subscription Agreement also includes additional provisions providing Cohn Robbins Sponsor with certain rights in the event that certain agreements in connection with the Business Combination and/or other subscription agreements are amended or new agreements are entered into in connection with the Business Combination, including the following:

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If any Subscription Agreement is amended, modified or waived after the date of the Insider Subscription Agreement to provide a Third-Party PIPE Investor with more advantageous economic terms than provided in the initial Subscription Agreement entered into by such Third-Party PIPE Investor, Cohn Robbins Sponsor will receive the difference between (i) the economic terms of such amendment to the applicable Subscription Agreement and (ii) the original economic terms of such Subscription Agreement;

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If Swiss NewCo, Cohn Robbins or any of their affiliates enters into any side letter or similar agreement with any public shareholder of Swiss NewCo Class A Shares for the primary purpose of providing consideration in exchange for such public shareholder’s agreement not to redeem its Swiss NewCo Class A Shares in connection with the consummation of the Business Combination, such consideration shall also be provided to Cohn Robbins Sponsor; and

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If any agreement providing for an investment with respect to equity or equity-linked securities of Swiss NewCo, Cohn Robbins or any of their respective affiliates is entered into after the date of the Insider Subscription Agreement that provides more advantageous economic terms than the Insider Subscription Agreement, the same economic benefits and considerations of such other investment shall be provided to Cohn Robbins Sponsor;

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If (i) the Business Combination Agreement is amended, modified or waived in a way that provides additional consideration or economic benefits to any holder of Swiss NewCo Class A Shares and (ii) Swiss NewCo has less than $50 million in commitments from Third-Party PIPE Investors (excluding commitments from Cohn Robbins Sponsor, its existing directors, officers or equity holders and Cohn Robbins’ existing directors, officers or equity holders), the same such economic benefits and consideration provided pursuant to the foregoing clause (i) shall also be provided to Cohn Robbins Sponsor.

The Insider Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, (i) upon the earlier to occur of: (A) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms or (B) the mutual written agreement of each of the parties to the Insider Subscription Agreement or (ii) if the conditions to closing set forth in Section 3 of the Insider Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Sponsor PIPE Investment Closing and, as a result thereof, the transactions contemplated by the Insider Subscription Agreement will not be or are not consummated by the Sponsor PIPE Investment Closing; provided that Cohn Robbins Sponsor may not terminate the Insider Subscription Agreement pursuant to the foregoing clause (ii) if Cohn Robbins Sponsor or its assignees willfully breach any of its or their covenants or obligations thereto or if Cohn Robbins or its affiliates willfully breach its or their respective covenants or obligations under the Business Combination Agreement or the agreements contemplated thereby, either individually or in the aggregate, and such willful breach causes the failure of the consummation of the Business Combination.

Pursuant to the Sponsor Agreement, the Swiss NewCo Class B Shares issued to Cohn Robbins Sponsor pursuant to the Insider Subscription Agreement will not be subject to a lock-up period.

Registration Rights Agreement

The Business Combination Agreement contemplates that, immediately prior to the SPAC Merger, Cohn Robbins, Swiss NewCo, the Cohn Robbins Initial Shareholders and/or certain of their affiliates and the SAZKA Shareholders (including, for the avoidance of doubt, Primrose), will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Swiss NewCo will agree to, within 30 days of the Closing, register for resale, by submitting to or filing with the SEC a registration statement for a shelf registration on Form F-1 or a registration statement for a shelf registration on Form F-3, all the Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement also provides the parties thereto with certain customary demand and piggyback registration rights.

The Registration Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the Registration Rights Agreement and (ii) with respect to any party, on the date that such party no longer holds any registrable securities (pursuant to the Registration Rights Agreement) of Swiss NewCo.

Relationship Agreement

The Business Combination Agreement contemplates that, immediately prior to the Closing, Swiss NewCo and KKCG will enter into the Relationship Agreement, pursuant to which KKCG will be subject to certain governance rights and obligations and will agree on certain terms in case of a sell-down of Swiss NewCo Class B Shares by, or certain other events or circumstances involving, KKCG.

Pursuant to the Relationship Agreement, KKCG shall have certain rights with respect to the corporate governance of Swiss NewCo, including the following rights:

•	KKCG will have the right to nominate at least half of the directors on the Swiss NewCo Board until the occurrence of a Sunset Event;

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unless the immediately preceding provision applies, KKCG will have the right to nominate two (2) directors to the Swiss NewCo Board for as long as KKCG, together with its affiliates, holds at least 10% of the share capital of Swiss NewCo;

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KKCG will have the right to nominate one director to the Swiss NewCo Board for as long as KKCG, together with its affiliates, holds at least three percent (3%) but less than 10% of the share capital of Swiss NewCo; and

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Swiss NewCo shall ensure that the directors nominated by KKCG pursuant to the foregoing provisions are recommended by the necessary Swiss NewCo committees and nominated by the Swiss NewCo Board for election.

For the purposes of the Relationship Agreement, a “Sunset Event” means:

•	seven (7) years from the date that KKCG, together with its affiliates, holds less than 35% of the share capital of Swiss NewCo;

•	KKCG, together with its affiliates, holds less than 25% of the share capital of Swiss NewCo;

•	the date of death or permanent disability of Karel Komárek;

•	the effective date of Karel Komárek’s resignation or removal from the Swiss NewCo Board; or

•	any transfer of all or any portion of the Swiss NewCo Class A Shares held by KKCG or any of its affiliates, other than to those permitted transferees specified in the Relationship Agreement.

Upon the occurrence of a Sunset Event, (i) KKCG will be required to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares and (ii) KKCG will have the right to sell and transfer all of its Swiss NewCo Class A Shares to Swiss NewCo in exchange for newly issued Swiss NewCo Class B Shares, in each of cases (i) and (ii), in accordance with the procedures set forth in the Relationship Agreement.

KKCG has also agreed that, during the Measurement Period (as defined in the Relationship Agreement), 30,000,000 KKCG Earn Out Shares, comprised of two (2) tranches of 15,000,000 Swiss NewCo Class B Shares each, shall be subject to vesting when the VWAP (as defined in the Relationship Agreement) of the Swiss NewCo Class B Shares is greater than $12.00 per share and $14.00 per share, respectively, for any 20 trading days within a period of 30 trading days. The occurrence of certain change of control transactions during the Measurement Period may also trigger the vesting of the applicable tranche of Swiss NewCo Class B Shares as set forth in the Relationship Agreement. KKCG has agreed to forfeit any of the shares subject to vesting which have not yet vested at the end of the Measurement Period.

KKCG has also agreed to be subject to certain lockup provisions during the period beginning on the Closing Date and ending on the earlier of (i) the date that is six (6) months from the Closing Date and (ii) subsequent to the Closing Date, the date on which the last reported sale price of the Swiss NewCo Class B Shares equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing after the Closing Date (the “KKCG Lockup Period”). For the duration of the KKCG Lockup Period, KKCG has agreed not to transfer any shares other than to certain permitted transferees set forth in the Relationship Agreement.

The Relationship Agreement shall automatically terminate and expire upon the earlier of (i) the 10th anniversary of the date of the Relationship Agreement, (ii) completion of the exchange of all Swiss NewCo Class A Shares held by KKCG into newly issued Swiss NewCo Class B Shares pursuant to the terms of the Relationship Agreement or (iii) the date that KKCG, together with its affiliates, no longer holds at least three percent (3%) of the share capital of Swiss NewCo and the resignation of the directors nominated by KKCG in accordance with the Relationship Agreement. Notwithstanding the foregoing clauses (i) through (iii), the parties to the Relationship Agreement each have the right to terminate the Relationship Agreement upon the material breach of any provision of the Relationship Agreement by a party thereto upon giving notice to the party responsible for such material breach. If the Relationship Agreement is terminated pursuant to clause (iii) or upon a material breach of any provision thereof by KKCG, Swiss NewCo’s rights under Section 4 of the Relationship Agreement shall survive the termination thereof.

Shareholder Support Agreement

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins, Swiss NewCo and SAZKA Entertainment entered into the Shareholder Support Agreement with KKCG, which holds 10,010,000 shares of Company Capital Stock and shall hold 10,000,000 Swiss NewCo Shares as of the date of incorporation of Swiss NewCo. Pursuant to the Shareholder Support Agreement, KKCG has agreed to vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby (including the Company Share Capital Increase and the Merger Documents) and vote against any alternative merger, purchase of all or substantially all of SAZKA Entertainment’s or Swiss NewCo’s (as applicable) assets or other business combination transaction other than the Business Combination Agreement and all other documents and transactions contemplated thereby and to vote against any proposal, action or agreement that would impede, frustrate, prevent or nullify any condition set forth in Article X of the Business Combination

Agreement or the Merger Documents or result in a breach of any covenant, representation or warranty or other obligation or agreement of KKCG or an obligation or agreement of SAZKA Entertainment or Swiss NewCo under the Business Combination Agreement or the Merger Documents.

Pursuant to the Shareholder Support Agreement, KKCG also agreed not to sell or otherwise dispose of, or agree to sell or otherwise dispose of, directly or indirectly, any of its KKCG Earn Out Shares, or publicly announce any intention to do so, during the time period beginning on the date of the Shareholder Support Agreement and ending on the earlier of (i) the Closing Date and (i) the valid termination of the Business Combination Agreement in accordance with its terms.

The Shareholder Support Agreement will terminate and be of no further force or effect upon the earlier of (i) the valid termination of the Business Combination Agreement in accordance with its terms and (ii) the written agreement of Cohn Robbins, Swiss NewCo, SAZKA Entertainment and KKCG.

KKCG has also agreed to enter into the Relationship Agreement with Cohn Robbins, Swiss NewCo and SAZKA Entertainment upon the consummation of the Business Combination.

Apollo Side Letter

On January 20, 2022, Swiss NewCo, Primrose, KKCG, SAZKA Entertainment and SAZKA Group entered into the Apollo Side Letter, pursuant to which, among other things, SAZKA Entertainment, Swiss NewCo and Primrose shall negotiate in good faith to execute the Definitive Agreement as set forth and reflecting the provisions contained in the Apollo Term Sheet. Pursuant to the Apollo Term Sheet, on the Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of SAZKA Entertainment’s convertible preferred shares held by Primrose in exchange for (i) (a) €323 million in cash plus (b) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on such convertible preferred shares held by Primrose accruing pursuant to their terms after September 30, 2021, through the Closing Date, and (ii) the Principal Amount, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter, the Apollo Term Sheet and the Definitive Agreement (as applicable).

The Convertible Notes will mature on the date that is three (3) years after the Closing Date and will bear an interest of 6.50% per annum, payable in cash semi-annually, accruing on the outstanding Principal Amount of the Convertible Notes. On the first (1st) anniversary of the Closing Date, Swiss NewCo will be required to redeem a portion of the Convertible Notes with a Principal Amount equal to €96.75 million plus accrued and unpaid interest on such amount at such date.

Swiss NewCo may redeem the Convertible Notes, at its option, in whole or in part, at any time and from time to time (i) prior to the first (1st) anniversary of the Closing Date without premium or penalty, (ii) after the first (1st) anniversary of the Closing Date but before the Maturity Date, at a customary “make-whole” price, and (iii) if at any time after the Closing Date, the closing price of Swiss NewCo Class B Shares exceeds $13.89 (which amount will be subject to proportional adjustment for certain anti-dilution protections) for at least 20 out of 30 consecutive trading days, subject to sufficient volume on each trading day, without premium or penalty, in each case, upon not less than 30 days’ notice. In the event of a “fundamental change,” change of control or similar transaction, Swiss NewCo will be required to redeem the Convertible Notes in full at the redemption price applicable at such time.

At any time after the Closing Date, holders of the Convertible Notes will have the option to convert the Convertible Notes into Swiss NewCo Class B Shares at the Conversion Price and the applicable foreign exchange spot rate at the time of conversion. Holders of the Convertible Notes will not be entitled to participate in dividends paid to holders of Swiss NewCo Shares. The Convertible Notes will have customary anti-dilution protections for stock splits, stock dividends, mergers, recapitalizations and similar events, cash and non-cash dividends, equity issuances below fair market value or the Conversion Price, and stock repurchases. The indenture governing the Convertible Notes will also include certain negative covenants applicable to Swiss NewCo and its subsidiaries. Under the Apollo Side Letter, Primrose will receive customary demand, piggyback and shelf registration rights pertaining to any Swiss NewCo Class B Shares issued upon the conversion of the Convertible Notes. Primrose will not be permitted to participate in any hedging activities with respect to Swiss NewCo Shares until the date that is six (6) months after the Closing Date unless such hedge is based on a price per Swiss NewCo Share equal to or in excess of the Conversion Price. Further, Cohn Robbins and KKCG will enter into a written agreement with Primrose prohibiting the hedging by each of Cohn Robbins Sponsor and KKCG and their affiliates of Swiss NewCo Shares until the date that is six (6) months after the Closing Date.

Primrose has also agreed to waive certain of its rights under the Primrose Shareholder Agreement.

Transaction Structure

The following diagram shows the current ownership of Cohn Robbins, Swiss NewCo and the Company:

Prior to the SPAC Merger, PIPE Investors will deposit the PIPE Investment Amount into an escrow account managed by the Exchange Agent. Thereafter, KKCG will transfer all of its shares of Company Common Stock without consideration to the Exchange Agent.

On the date prior to the Closing Date, Cohn Robbins will merge with and into DE Merger Sub, with DE Merger Sub surviving the SPAC Merger.

As part of the SPAC Merger, US Holdco will issue new membership interests to the Exchange Agent, per the diagram below:

The Exchange Agent will then immediately contribute the membership interests issued by US Holdco into Swiss NewCo. In return, the Exchange Agent will receive newly issued Swiss NewCo Class B Shares, including the 6,624,000 additional bonus shares for non-redeeming Cohn Robbins’ shareholders, and Swiss NewCo Class A Shares. Further, Swiss NewCo will issue Swiss NewCo Public Warrants in exchange for Cohn Robbins Public Warrants per the diagram below:

The Exchange Agent will then transfer Swiss NewCo Class B Shares and Swiss NewCo Public Warrants to Cohn Robbins’ public shareholders and the Cohn Robbins Sponsor. Thereafter, the PIPE Investment Amount will be contributed to Swiss NewCo, and the Exchange Agent will transfer 35,300,000 Swiss NewCo Class B Shares to the PIPE Investors multiplied by (i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio (between 1.08 and 1.40, depending on the number of redemptions) and (ii) in the case of the Cohn Robbins Sponsor, 1.08.

DE Merger Sub will then distribute cash received from Cohn Robbins to (and liquidate into) US HoldCo, which will further distribute such cash to (and liquidate into) Swiss NewCo per the diagram below:

The Exchange Agent will then contribute the Company Common Stock to Swiss NewCo in return for Swiss NewCo Class B Shares and Swiss NewCo Class A Shares and cash per the diagram below:

The Exchange Agent will then transfer the Swiss NewCo Class B Shares and Swiss NewCo Class A Shares and the KKCG Cash Consideration (which Swiss NewCo estimates shall equal approximately (i) $[●] assuming a Closing Date of [●], 2022, and no redemptions, or (ii) $[●] assuming a Closing Date of [●], 2022, and the maximum redemptions such that the Available Cohn Robbins Cash Condition will still be satisfied) to KKCG.

Therafter, Swiss NewCo will purchase from Primrose all of its Company Preferred Stock for the Primrose Cash Distribution and through the issuance of the Convertible Notes by Swiss NewCo. The Company will then become a wholly-owned subsidiary of Swiss NewCo per the diagram below:

Swiss NewCo will then convert all of the shares of Company Preferred Stock into Company Common Stock.

The following diagram shows the contemplated ownership of Swiss NewCo immediately after the Closing Date:

*	percentages assume no exercise of redemption rights by Cohn Robbins’ public shareholders

Background of the Business Combination

Cohn Robbins is a blank check company incorporated as a Cayman Islands exempted company on July 13, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination Agreement is the result of a search for potential transactions utilizing the global network and investing and transaction experience of Cohn Robbins’ management team and the Cohn Robbins Board. The terms of the Business Combination Agreement were the result of arm’s-length negotiations among representatives of Cohn Robbins and SAZKA Entertainment.

On July 14, 2020, Cohn Robbins Sponsor paid $25,000 to cover certain offering and formation costs of Cohn Robbins in consideration for 8,625,000 Founder Shares. In July 2020, Cohn Robbins Sponsor transferred 40,000 Founder Shares to each of the Independent Directors at their original per-share purchase price, for a total of 160,000 Founder Shares transferred. In August 2020 and in September 2020, Cohn Robbins effected share capitalizations resulting in an aggregate of 20,700,000 Founder Shares outstanding.

On September 11, 2020, Cohn Robbins completed its initial public offering of 82,800,000 units (each unit, a “Cohn Robbins Public Unit”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 10,800,000 Units, at $10.00 per Cohn Robbins Public Unit, generating gross proceeds of $828 million. Each Cohn Robbins Public Unit consists of one (1) Cohn Robbins Class A Share and one-third of one Cohn Robbins Public Warrant. Each Cohn Robbins Public Warrant entitles the holder thereof to acquire one (1) Cohn Robbins Class A Share at an initial exercise price of $11.50 per share, subject to certain adjustments.

Simultaneously with the consummation of the initial public offering, Cohn Robbins consummated the sale of 12,373,333 Private Placement Warrants at a price of $1.50 per warrant in a private placement to Cohn Robbins Sponsor, generating gross proceeds of $18,560,000. Each whole Private Placement Warrant entitles the holder thereof to purchase one (1) Cohn Robbins Class A Share at a price of $11.50 per share, subject to certain adjustments.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) served as representative of the underwriters in Cohn Robbins’ initial public offering and, in connection with its role in the initial public offering, Credit Suisse will be entitled to half of the deferred underwriting commission of approximately $28,980,000 (such that Credit Suisse is entitled to approximately $14,490,000) upon the consummation of the Business Combination.

Cohn Robbins did not select any business combination target in advance of its initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any potential business combination target in advance of its initial public offering. After the completion of its initial public offering, Cohn Robbins considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Cohn Robbins contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the technology, financial technology and consumer sectors, among others. Cohn Robbins considered businesses that it believed, among other things, had attractive long-term growth potential, were well-positioned within their industry and would benefit from the broad network and strategic, financial, and operational experience of a member of Cohn Robbins’ leadership team serving on the board of the combined company. In the process that led to identifying SAZKA Entertainment as an attractive investment opportunity, Cohn Robbins’ management team considered approximately 450 potential business combination targets, and preliminary contact was made with representatives of approximately 185 such targets, with discussions held with representatives of approximately 50 such targets to discuss the potential for a business combination transaction, and Cohn Robbins entered into non-disclosure agreements with over 45 such targets (none of which contained a “don’t ask, don’t waive” provision or standstill provision). Cohn Robbins also issued non-binding letters of intent or term sheets (as the case may be) to over 10 such targets. Six (6) targets provided counter terms. Cohn Robbins did not come to an agreement on any letter of intent or term sheet issued to any target (other than SAZKA Entertainment). Discussions with each such target issued such a non-binding letter of intent or term sheet (as the case may be) (other than SAZKA Entertainment) ceased for a variety of reasons, including that such targets (other than SAZKA Entertainment) did not meet various of the criteria Cohn Robbins had previously stated it intended to focus primarily on when acquiring a company. Cohn Robbins continued to evaluate potential business combination targets during periods it was not contractually bound by exclusivity provisions pursuant to an agreement with any potential business combination target.

Cohn Robbins engaged in varying levels of discussions, evaluations, analyses and negotiations with these potential business combination targets, based on, among other factors, interest from and access granted by each target, Cohn Robbins’ beliefs as to which targets could best satisfy Cohn Robbins’ key criteria (as discussed in the section entitled “Proposal No. 1 – The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination”) for a business combination target, the receptivity of, or preparedness of, each target with respect to a business combination and the terms on which each target was willing to consider a potential business combination. These discussions, evaluations, analyses and negotiations centered on each target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as their respective ability to lead a public company) and competitive positioning, among other things.

Cohn Robbins ultimately determined to pursue the potential business combination with SAZKA Entertainment and to abandon other potential business combination opportunities that it had explored because of, among other things: (i) the fact that the other business combination targets did not meet enough of Cohn Robbins’ key criteria for a business combination target, (ii) Cohn Robbins directors’ and officers’ belief that SAZKA Entertainment met many of its key criteria in a target, (iii) the level of engagement by, and advanced negotiations and discussions with, SAZKA Entertainment as compared to the other potential business combination targets and (iv) KKCG and SAZKA Entertainment’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummate the Business Combination and become a public company, including the fact that SAZKA Entertainment had previously prepared for an initial public offering.

After the completion of Cohn Robbins’ initial public offering, weekly meetings were held among members of Cohn Robbins’ management team in order to discuss matters relating to Cohn Robbins’ initial business combination. Such meetings were intended to allow Cohn Robbins’ management team to discuss updates regarding the status of the evaluation of, and outreach to, potential business combination targets, including, but not limited to, SAZKA Entertainment.

On June 30, 2021, an initial meeting was held via teleconference to discuss a potential business combination between Cohn Robbins and SAZKA Entertainment, with representatives from Cohn Robbins, Mr. Cohn, Mr. Marcy and Mr. Mena, and representatives from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, attending the meeting. The parties discussed SAZKA Entertainment’s business, the potential for a business combination and the process therefor.

From June 30, 2021, through July 9, 2021, SAZKA Entertainment, on the one hand, and legal advisors for Cohn Robbins, on the other hand, exchanged drafts of a confidentiality undertaking letter. On July 9, Cohn Robbins executed the confidentiality undertaking letter (the “Confidentiality Agreement”) with SAZKA Entertainment. The Confidentiality Agreement did not contain any exclusivity provisions or standstill provisions. After the Confidentiality Agreement was executed, SAZKA Entertainment began providing preliminary confidential information to Cohn Robbins regarding SAZKA Entertainment and its subsidiaries and their collective business operations, and representatives from Cohn Robbins began to conduct preliminary business and financial due diligence on SAZKA Entertainment.

An initial meeting with SAZKA Entertainment’s management was held via teleconference on July 12, 2021. Attending the meeting were representatives from Cohn Robbins, Mr. Cohn, Mr. Robbins, Mr. Marcy and Mr. Mena, representatives from SAZKA Entertainment, Mr. Chvátal, Mr. Morton and Mr. Dlouhý, and representatives from KKCG, Ms. Katarina Kohlmayer and Ms. Natalie Alderson. During such meeting, SAZKA Entertainment indicated it was interested in entering into discussions for an initial business combination with Cohn Robbins. SAZKA Entertainment’s management provided an overview of SAZKA Entertainment that discussed, among other things, SAZKA Entertainment’s industry, business and financial statements.

A subsequent meeting was held via teleconference on July 15, 2021, to further discuss the financial prospects of SAZKA Entertainment, with a particular focus on SAZKA Entertainment’s growth on a per-country basis, historical and projected EBITDA and a discussion on the public readiness of SAZKA Entertainment’s financial statements. Attending the meeting were representatives from Cohn Robbins, Mr. Marcy and Mr. Mena and a representative from SAZKA Entertainment, Mr. Morton and a representative from KKCG, Mr. Marek Hruby.

After entering into the Confidentiality Agreement, Cohn Robbins continued to actively pursue one (1) other potential business combination target, a media company (“Company A”), until September 17, 2021. In August 2021, Cohn Robbins began discussions with Company A. On September 17, 2021, Cohn Robbins was notified by Company A that it was choosing to move forward with an alternative transaction. On October 1, 2021, Cohn Robbins agreed to be subject to an exclusivity period with SAZKA Entertainment pursuant to the Term Sheet (as defined below) and discussions with other potential business combination parties were ceased. During this process, Cohn Robbins’ management ultimately determined, and the Cohn Robbins Board agreed, that SAZKA Entertainment was an attractive business combination target and that the potential business combination with SAZKA Entertainment met the primary investment criteria that had been identified by management, as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “Proposal No. 1–The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination” for additional information. For that reason, Cohn Robbins’ management decided not to further pursue other potential business combination targets it had considered.

Between July 12, 2021, through the execution of the non-binding term sheet on October 1, 2021, by and between SAZKA Entertainment and Cohn Robbins (the “Term Sheet”), discussions were held between Cohn Robbins, SAZKA Entertainment and KKCG, on the general economic and other terms of a potential transaction, including, but not limited to, Cohn Robbins’ proposed valuation of SAZKA Entertainment, the PIPE Financing, the proposed use of proceeds, post-transaction corporate governance, a promote and forfeiture by Cohn Robbins Sponsor of a portion of their Founder Shares, lock-up agreements and a proposed transaction timeline.

On July 16, 2021, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and representatives from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, held a meeting via teleconference to discuss, among other things, the potential timing, and process relating to the potential business combination, a PIPE financing, the Cohn Robbins Sponsor’s potential participation in such PIPE financing and the potential participation of a representative from Cohn Robbins to serve on the combined company’s board of directors in connection with the potential business combination. A subsequent meeting via teleconference was held on and July 22, 2021, between Mr. Robbins, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and representatives from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss the same.

On July 19, 2021, representatives of Cohn Robbins sent an initial proposal letter to SAZKA Entertainment and KKCG outlining the proposed terms of an initial business combination, including a possible Cohn Robbins Sponsor investment commitment, governance provisions of a new combined company and an initial enterprise value of approximately €11.0 billion, based on comparable public company multiples.

On July 26, 2021, Cohn Robbins engaged Citi to provide financial advisory services with respect to the potential business combination. Citi, as the exclusive pre-signing financial advisor, performed typical and customary financial advisory services including providing financial advice (1) relating to a potential PIPE offering and (2) on current market trends. The Cohn Robbins Board considered information prepared in connection with the PIPE offering, specifically, SPAC business combination activity, equity and PIPE market trends, recent SPAC share redemption levels and a comparable company summary (as set forth in the publicly filed PIPE presentation) in its consideration of the Business Combination. Citi did not prepare any additional independent financial analyses for the consideration of the Cohn Robbins Board in connection with its approval of the Business Combination Agreement.

On July 29, 2021, Cohn Robbins provided to SAZKA Entertainment and KKCG a subsequent proposal letter on the proposed terms of an initial business combination with SAZKA Entertainment, which did not change the approximate enterprise value but reflected an expanded justification for the valuation, additional thoughts on potential investors in a potential PIPE financing and an overview of the expected timing and process.

On August 4, 2021, a meeting was held via teleconference between Mr. Marcy, on behalf of Cohn Robbins, and a representative from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss, among other things, an overview of the expected process for an initial business combination with Cohn Robbins. A subsequent meeting of the parties was held via teleconference on August 17, 2021 to discuss the same.

On August 5, 2021, a meeting was held via teleconference between Mr. Robbins, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and Ms. Natalie Alderson, on behalf of KKCG, along with a representative from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss the timing of a potential business combination, the mutual interest of Cohn Robbins and SAZKA Entertainment in a potential business combination and continue the dialogue around the key terms of a proposed business combination. On August 12, 2021, a subsequent meeting was held via teleconference between the same parties to discuss SAZKA Entertainment’s annual audit, a virtual data room being opened for Cohn Robbins to begin diligence and Cohn Robbins’ intent to send SAZKA Entertainment a draft a term sheet.

In addition, from August 19, 2021, through the execution of the Term Sheet on October 1, 2021, drafts were exchanged between SAZKA Entertainment, on the one hand, and Cohn Robbins and their legal advisors, on the other hand, on the provisions of the Term Sheet and the final Term Sheet was prepared. The principal issues discussed included the determination of the enterprise value and use of proceeds, the length of post-Closing lock-up and exclusivity period, the PIPE Financing, conditions to Closing and the structure of the combined company (including the structure and size of the board of directors and the dual-class share structure).

On August 24, 2021, an initial draft of a term sheet and updated proposal letter was sent by Cohn Robbins to KKCG and SAZKA Entertainment, which reflected an enterprise value of $11.6 billion (€9.9 billion), based on comparable public company multiples and the projected information of SAZKA Entertainment described below.

On August 27, 2021, a meeting was held via teleconference between Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and Mr. Morton and Mr. Hruby, on behalf of SAZKA Entertainment, to discuss SAZKA Entertainment’s financial statements, including an overview of summary financial information by country, historical dividends and distributions by SAZKA Entertainment and the Group, historical mergers and acquisitions and the reasons therefore and tax differences by each of SAZKA Entertainment’s material segments. Further meetings via teleconference were held amongst the parties to discuss the same matters on September 21, 2021, September 25, 2021 and October 25, 2021.

On August 31, 2021, an introductory meeting was held via teleconference between Mr. Robbins, Mr. Cohn, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, Michele Raba and Rajesh Jegadeesh, on behalf of Primrose, to discuss, among other things, Cohn Robbins and the benefits of an initial business combination with a U.S.-listed company.

On September 6, 2021, a meeting was held via teleconference between Mr. Marcy, on behalf of Cohn Robbins, and a representative from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss the key terms of the August 24, 2021 draft of a term sheet.

On September 17, 2021, Cohn Robbins sent KKCG and SAZKA Entertainment an updated draft of a term sheet which reflected the addition of the Non-Redeemer Pool (as defined below), lengthening the mutual lock-up clause and reflecting a dual-class of shares for the combined company.

From September 9, 2021, through September 10, 2021, in-person meetings were held with representatives from Cohn Robbins, Mr. Robbins, Mr. Marcy and Mr. Mena, KKCG and SAZKA Entertainment in Prague, Czech Republic that included separate meetings with the CEO, CFO, CIO and CTO, in each case, of SAZKA Entertainment.

On September 18, 2021, KKCG’s principal, Mr. Komarek, KKCG representatives Mr. Saroch, Ms. Kohlmayer and Ms. Alderson and SAZKA Entertainment representative, Mr. Dlouhy, met with Cohn Robbins representatives Mr. Cohn, Mr. Robbins and Mr. Marcy, along with representatives from Citi and PJT Partners

UK (in its capacity as financial advisor to SAZKA Entertainment in connection with the Business Combination) in-person in New York City to discuss key commercial points of the current draft of the term sheet, including the enterprise valuation, use of proceeds and establishment of the Non-Redeemer Pool (as defined below).

On September 21, 2021, Cohn Robbins sent KKCG and SAZKA Entertainment an updated draft of a term sheet which reflected certain changes in the governance of the combined company and added restrictions on SAZKA Entertainment during the exclusivity period.

On September 22, 2021, Cohn Robbins held a meeting of the Cohn Robbins Board via teleconference with all of the members of the Cohn Robbins Board, in addition to members of Cohn Robbins’ management team. During the meeting, Cohn Robbins management provided the members of the Cohn Robbins Board with a general overview of SAZKA Entertainment, including the opportunity for a potential business combination with SAZKA Entertainment and the proposed financial terms of such potential business combination. A subsequent meeting of the Cohn Robbins Board was held via teleconference on October 8, 2021, to provide further detail into SAZKA Entertainment and to discuss the agreed-upon terms of the Term Sheet.

On September 22, 2021, a meeting was held via teleconference between Mr. Robbins, Mr. Cohn, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and Ms. Kohlmayer and Ms. Alderson, on behalf of KKCG, along with representatives from Citi, on behalf of Cohn Robbins, and PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss the current draft of the term sheet and the potential process and timing of the potential business combination with SAZKA Entertainment.

On September 24, 2021, a meeting was held via teleconference between Mr. Robbins, Mr. Cohn, Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and Ms. Kohlmayer, Ms. Alderson, Mr. Saroch and Mr. Komárek, on behalf of KKCG, along with representatives from PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, where KKCG informed Cohn Robbins of KKCG’s intent to move forward with a potential business combination with Cohn Robbins, subject to final agreement by the parties of terms included in the current draft of the term sheet.

On September 27, 2021, KKCG, sent Cohn Robbins an updated draft of the term sheet which reflected, among other things, a contemplated use of proceeds of the potential PIPE financing and business combination, the ability of Cohn Robbins to appoint one (1) director to the board of directors of the combined company and removing any sunset provision of the dual-class of shares of the combined company contemplated to be held by KKCG.

On September 29, 2021, Cohn Robbins sent KKCG and SAZKA Entertainment an updated draft of the term sheet which reflected, among other things, language clarifying that the enterprise value of SAZKA Entertainment is to be revisited closer to the signing of any definitive agreement and adding customary sunset provisions to the dual-class of shares of the combined company contemplated to be held by KKCG.

On October 1, 2021, Mr. Marcy, on behalf of Cohn Robbins, and Mr. Šaroch and Mr. Schmid, on behalf of SAZKA Entertainment, executed the Term Sheet regarding a potential business combination (subject to further due diligence and negotiation of definitive agreements) involving Cohn Robbins and SAZKA Entertainment, which reflected an enterprise value of $11.6 billion and contemplated that the parties would work together in good faith to finalize the structure in such a way to achieve efficient outcomes regarding tax, overall timing and deal implementation. Pursuant to the Term Sheet, the total merger consideration would consist of a number of newly issued common shares of a newly formed holding company, valued at $10.00 per share, and cash in the aggregate amount of $722 million, such that the number of newly issued shares in addition to the cash consideration reflected an enterprise value of $11.6 billion and an assumed value of $10.00 per share. The Term Sheet also contemplated, among other things, and subject to the terms therein:

•	the total size of the PIPE Financing was to be $350 million, including $50 million from Cohn Robbins Sponsor on the same terms as the other PIPE Investors;

•

the post-Closing governance would be determined in good faith by each of Cohn Robbins and SAZKA Entertainment, including Cohn Robbins’ entitlement to appoint one (1) director to the board of directors (to be either Gary Cohn or Clifton S. Robbins);

•

all shares to be issued in the Business Combination to KKCG were to be subject to a six (6) month lock-up, and all shares held by Cohn Robbins Sponsor (other than any shares received by it in connection with the PIPE Financing) was to be subject to a one (1) year lock-up;

•

(i) the establishment of a fixed pool of 6.62 million newly-issued shares of the combined company (the “Non-Redeemer Pool”) and (ii) a recapitalization of Founder Shares held by Cohn Robbins Sponsor to reduce the aggregate number of Cohn Robbins Class A Shares into which such Founder Shares will convert;

•	following the Closing, the combined company would have a dual-class share structure and that KKCG would be issued high-voting stock;

•	each of Cohn Robbins and SAZKA Entertainment agreed to be subject to an exclusivity period until the earlier of (i) the termination of the Term Sheet and (ii) November 15, 2021; and

•

16% of the Founder Shares held by Cohn Robbins Sponsor would be forfeited and 17% of the Founder Shares held by Cohn Robbins Sponsor would be subject to vesting restrictions, to be forfeited seven (7) years after the Closing if not vested by such time, at share price thresholds of $12.00 and $14.00, with the size of each tranche of securities for each threshold at 50%.

On October 5, 2021, Skadden, counsel to Cohn Robbins, and various local counsel working with Cohn Robbins were provided access to a virtual data room of SAZKA Entertainment and began conducting legal due diligence review of certain materials contained therein, including information and documents relating to: governance matters, equity ownership in subsidiaries and joint ventures, joint venture agreements, third-party arrangements, intellectual property and other areas of legal diligence customary for transactions of this nature and the business of SAZKA Entertainment.

On October 19, 2021, a tax structure and Swiss law consideration kick-off call was held among Cohn Robbins, KKCG, SAZKA Entertainment and their respective tax and Swiss local law advisors to discuss a structure for the Business Combination in accordance with the terms of the Term Sheet. The parties also met via teleconference on November 4, 2021, to further discuss the proposed structuring of the Business Combination.

The parties agreed to regularly meet via teleconference to continue to discuss the Business Combination and related matters, and between October 18, 2021, and January 20, 2022, at least 20 meetings were held with representatives from each of Skadden, Cohn Robbins, Kirkland & Ellis, LLP, counsel to SAZKA Entertainment (“Kirkland”), Clifford Chance LLP, counsel to SAZKA Entertainment (“Clifford Chance”), SAZKA, KKCG, Citi and PJT Partners UK (in its capacity as financial advisor to SAZKA Entertainment in connection with the Business Combination) and PJT Partners LP (in its capacity as placement agent in connection with the PIPE Financing) to discuss, at a high level, the status of the Business Combination (including the status of the Business Combination Agreement and the Ancillary Documents), the PIPE Financing (including the number of potential investors in the PIPE Financing and their receptiveness to the form of Subscription Agreements and investment into Swiss NewCo) and other related workstreams (including the ongoing draft and status of this proxy statement/prospectus) and to confirm the timing of any potential Business Combination.

On October 22, 2021, an in-person meeting was held in New York City between Mr. Robbins and Mr. Marcy, on behalf of Cohn Robbins, and Ms. Kohlmayer, on behalf of KKCG, along with representatives from Citi, on behalf of Cohn Robbins, and PJT Partners UK, on behalf of SAZKA Entertainment as SAZKA Entertainment’s financial advisor, to discuss, among other things, the proposed business combination process and timeline, the potential size of the PIPE Financing and high-level terms of the Business Combination Agreement.

In connection with the PIPE Financing, on November 1, 2021, Skadden, on behalf of Cohn Robbins, emailed SAZKA Entertainment and Clifford Chance an initial draft of the form of Subscription Agreement based on the terms of the Term Sheet, pursuant to which such PIPE Investors would agree to purchase Swiss NewCo Class B Shares, with each such purchase being consummated substantially concurrently with the Closing, subject to the terms and conditions set forth therein. The parties negotiated the terms of the form of the Subscription Agreement, exchanging multiple drafts thereof, before an agreed upon draft was posted to the virtual data room on November 27, 2021, to be viewed and commented on by the PIPE Investors. The principal terms negotiated between the parties related to, among other things, (i) the calculations of the number of Swiss NewCo Class B Shares to be purchased pursuant to the Subscription Agreement and (ii) settlement and transaction mechanics in connection with Swiss law.

On November 2, 2021, a meeting was held via teleconference between Mr. Marcy and Mr. Mena, on behalf of Cohn Robbins, and representatives from H2GC to discuss the global lottery market.

On November 6, 2021, Cohn Robbins engaged Grant Thornton LLP to provide financial, accounting and tax advisory services on the potential business combination.

On November 7, 2021, Cohn Robbins engaged Citi and PJT Partners LP to act as placement agents in connection with the PIPE Financing.

On November 7, 2021, Cohn Robbins and SAZKA Entertainment signed conflict waiver and consent agreements with PJT Partners LP, acknowledging PJT Partners UK’s role as financial advisor to SAZKA Entertainment in connection with the Business Combination and PJT Partners LP’s role as placement agent for Cohn Robbins in connection with the PIPE Financing and waiving any conflicts in connection with PJT Partners acting in such dual roles, as contemplated therein.

Beginning on November 8, 2021, representatives of Citi and PJT Partners LP, in their capacities as placement agents for the PIPE Financing, began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements or arrangements, to discuss SAZKA Entertainment, the proposed Business Combination and the PIPE Financing and to determine such investors’ potential interest in participating in the PIPE Financing. Over the next few months and prior to the execution of the Business Combination Agreement, representatives of Cohn Robbins, SAZKA Entertainment, and Citi and PJT Partners LP, in their capacities as placement agents for the PIPE financing, participated in various virtual meetings with prospective participants in the PIPE Financing.

On November 15, 2021, Cohn Robbins and SAZKA Entertainment entered into a letter agreement to amend the Term Sheet, pursuant to which Cohn Robbins and SAZKA Entertainment agreed to extend the exclusivity period under the Term Sheet until December 15, 2021.

Between November 14, 2021, and January 20, 2022, Kirkland, on behalf of SAZKA Entertainment, Skadden, on behalf of Cohn Robbins, and Winston & Strawn LLP (“Winston”), as placement agent counsel on behalf of Citi and PJT Partners LP, negotiated the terms of the form of Subscription Agreement for Third-Party PIPE Investors based upon comments received from the PIPE Investors. The Third-Party PIPE Investors’ comments related to, among other things, (i) conditions to the closing of the PIPE Financing, (ii) representations and warranties made by Swiss NewCo and Cohn Robbins, (iii) registration rights, including demand and piggyback rights for any large investors and (iv) the parties’ termination rights. In the context of this negotiation process, Winston, based upon discussions with Skadden and Kirkland, each on behalf of their respective clients, posted updated forms of the third-party Subscription Agreement to the data room for PIPE Investors on December 14, 2021, January 16, 2022 and January 20, 2022. On January 20, 2022, the PIPE Investors executed the Subscription Agreements.

On November 17, 2021, December 1, 2021 and December 3, 2021, representatives from Skadden, SAZKA Entertainment, KKCG and Kirkland met via teleconference to discuss required regulatory approvals and the expected timing thereof in connection with the Business Combination, a preliminary analysis of which was prepared by SAZKA Entertainment, and further communications occurred between the parties through January 20, 2022.

On November 29, 2021, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, an initial draft of the Business Combination Agreement, based on the terms of the Term Sheet and as updated by subsequent discussions, which contemplated, among other things, that Cohn Robbins would merge with and into DE Merger Sub, which would be a subsidiary of the combined company, Swiss NewCo. The final documentation, including with respect to transaction structure, mechanics relating to the treatment of Swiss NewCo’s securities and SAZKA Entertainment’s outstanding securities, restrictions on the conduct of SAZKA Entertainment’s business between signing and the Closing, obligations of the parties relating to required approvals and preparation and submission of required filings, certain conditions to Closing and termination rights of the parties, matters relating to the equity interests to be granted to certain of SAZKA Entertainment’s shareholders and certain other terms, the details of which were not fully addressed in the Term Sheet, required additional negotiation by the parties.

On December 5, 2021, an in-person meeting was held in the District of Columbia and attended by Mr. Robbins and Mr. Marcy, on behalf of Cohn Robbins, and Mr. Komárek and Ms. Kohlmayer, on behalf of KKCG, to discuss, among other things, the business combination process, meetings with potential investors in the PIPE Financing and the enterprise value of SAZKA Entertainment.

On December 9, 2021, following additional discussion among the parties, Kirkland, on behalf of SAZKA Entertainment, emailed Skadden, on behalf of Cohn Robbins, a revised version of the Business Combination Agreement, which included, among other things, certain changes to the structure of the Business Combination and to certain representations and warranties and covenants.

On December 13, 2021, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, an initial draft of the form of the Amended and Restated Registration Rights Agreement based on the terms of the Term Sheet, as updated by subsequent discussions, pursuant to which, among other things, Swiss NewCo would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Swiss NewCo that are held by the parties thereto from time to time. Between December 13, 2021, and January 20, 2022, Skadden and Kirkland negotiated the terms of the Amended and Restated Registration Rights Agreement, exchanging multiple drafts thereof. The primary terms discussed related to, among other things: (i) a request for underwritten shelf takedowns, (ii) reductions of underwritten offerings and (iii) block trades. The final terms to the Registration Rights Agreement were agreed upon by the parties on January 20, 2022, and were attached as Exhibit B to the Business Combination Agreement.

On December 14, 2021, following additional discussion among the parties, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, a further revised draft of the Business Combination Agreement, which included, among other things, certain changes subjecting shares of Swiss NewCo held by KKCG to a lockup and earnout provisions, further changes to the representations and warranties of SAZKA Entertainment, clarifications to the distribution of proceeds waterfall and various restrictions on the conduct of SAZKA Entertainment’s business between the signing and Closing.

On December 20, 2021, a news article was posted on the Bloomberg.com website stating that Cohn Robbins and SAZKA Entertainment were negotiating a potential business combination transaction, and said a deal would not be announced until January 2022 at the earliest, but did not include additional detail on expected valuation. According to the author, the contents of this article were based on information provided by sources who wished to remain anonymous.

On January 9, 2022, following a discussion between Cohn Robbins and SAZKA Entertainment, the parties agreed to amend certain of the deal terms to adjust the enterprise value from $11.6 billion to $9.3 billion, as a result of changes in comparable public company multiples, and adjust the terms of how certain shares of Swiss NewCo to be held by Cohn Robbins Sponsor shall vest.

On January 10, 2022, following additional discussion among the parties, Kirkland, on behalf of SAZKA Entertainment, emailed Skadden, on behalf of Cohn Robbins, a revised version of the Business Combination

Agreement which included, among other things, changes to certain regulatory approvals and further changes to the representations and warranties of SAZKA Entertainment and on the restrictions on the conduct of SAZKA Entertainment’s business between the signing and Closing.

On January 12, 2022, following additional discussion among the parties, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, a further revised draft of the Business Combination Agreement which included, among other things, certain changes reflecting the entry into the Shareholder Support Agreement concurrently with the Business Combination Agreement, further changes to certain representations and warranties of SAZKA Entertainment and on the restrictions on the conduct of SAZKA Entertainment’s business between the signing and Closing and the removal of certain Closing conditions.

From January 13, 2022, through January 20, 2022, Skadden, on behalf of Cohn Robbins, and Kirkland, on behalf of SAZKA Entertainment, continued to negotiate the terms of the Business Combination Agreement, exchanging multiple drafts thereof.

On January 15, 2022, following additional discussion among the parties, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, an initial draft of the Sponsor Agreement, pursuant to which the parties thereto would agree to, among other things, the forfeiture of certain Founder Shares and Private Placement Warrants held by certain of the parties thereto and certain vesting and lock-up terms with respect to the Swiss NewCo Class B Shares to be beneficially owned by Cohn Robbins Sponsor as of the Closing. Between January 15, 2022, and January 20, 2022, the parties negotiated the terms of the Sponsor Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Agreement was executed by the parties thereto on January 20, 2022.

On January 15, 2022, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, an initial draft of the Sponsor Support Agreement, to be entered into by and among Cohn Robbins, Cohn Robbins Sponsor, Swiss NewCo, SAZKA Entertainment and the Sponsor Parties, and an initial draft of the Shareholder Support Agreement, to be entered into by and among Cohn Robbins, Swiss NewCo, SAZKA Entertainment and KKCG. Pursuant to the Sponsor Support Agreement, among other things, Cohn Robbins Sponsor and the Sponsor Parties would agree to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, including each of the proposals in this proxy statement/prospectus and waive their respective redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. Pursuant to the Shareholder Support Agreement, among other things, KKCG would agree to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Between January 15, 2022, and January 20, 2022, the parties continued to negotiate the terms of the Sponsor Support Agreement and the Shareholder Support Agreement, exchanging multiple drafts before agreed final versions of the Sponsor Support Agreement and Shareholder Support Agreement were executed by the parties to such agreements on January 20, 2022. The principal terms of the Sponsor Support Agreement being negotiated during such time included those related to the obligations of Cohn Robbins Sponsor and the Sponsor Parties with respect to voting the ordinary shares held by it, lockup provisions and certain vesting and forfeiture restrictions on certain securities held by Cohn Robbins Sponsor. The principal terms of the Shareholder Support Agreement being negotiated during such time included those related to the obligations of KKCG to provide the approvals set forth therein and certain representations and warranties of KKCG.

On January 16, 2022, Kirkland, on behalf of SAZKA Entertainment, emailed Skadden, on behalf of Cohn Robbins, initial drafts of the forms of the Proposed Articles of Association and the Proposed Organizational Regulations of Swiss NewCo (collectively, the “Proposed Organizational Documents”) to be adopted by Swiss NewCo in connection with the consummation of the Business Combination, and an initial draft of the Relationship Agreement to be entered into by and between KKCG and Swiss NewCo, pursuant to which, among other things, the parties thereto would agree to a lockup of Swiss NewCo Class A Shares owned by KKCG. In each case, the parties continued to negotiate the terms of the Proposed Organizational Documents and Relationship Agreement, exchanging multiple drafts prior to the execution of the Business Combination

Agreement on January 20, 2022, to which the agreed forms of the Proposed Organizational Documents were attached as Exhibit B to the Business Combination Agreement and the Relationship Agreement will be executed by the parties thereto at the Closing.

On January 16, 2022, Kirkland, on behalf of SAZKA Entertainment, emailed Skadden, on behalf of Cohn Robbins, a draft of the Apollo Side Letter. Between January 16, 2022, and January 20, 2022, and in connection with various discussions among SAZKA Entertainment, KKCG and Primrose and their respective advisors, Kirkland, on behalf of SAZKA Entertainment, provided multiple drafts of the Apollo Side Letter to Skadden, on behalf of Cohn Robbins, reflecting changes to, among other things, the cash proceeds to be received by Primrose in connection with the Primrose Restructuring and the terms of the Convertible Notes.

On January 17, 2022, Cohn Robbins held a virtual meeting of all of the members of the Cohn Robbins Board, and representatives of Skadden, Citi and Maples also attended such meeting. At the meeting, the senior management of Cohn Robbins provided an overview of the proposed business combination with SAZKA Entertainment as the proposed business combination target (including the rationale for the combined business) and updated the Cohn Robbins Board regarding the final negotiations of the terms of the proposed business combination. A representative from Citi presented on the SPAC market generally. A representative of Maples gave a presentation to the Cohn Robbins Board on the directors’ fiduciary duties under Cayman law. Following the presentation of Maples, the Cohn Robbins Board, with the assistance of Skadden, discussed and reviewed the proposed business combination, including SAZKA Entertainment as the proposed business combination target, the terms and conditions of the Business Combination Agreement and the key Ancillary Documents (summaries of which were provided to all of the members of the Cohn Robbins Board in advance of the meeting), the potential benefits of, and risks relating to, the proposed business combination and the reasons for entering into the Business Combination Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. At the conclusion of the presentations, the Cohn Robbins Board determined to reconvene once the Business Combination Agreement and Ancillary Documents were finalized to review.

On January 18, 2022, following additional discussion among the parties, Skadden, on behalf of Cohn Robbins, emailed Kirkland, on behalf of SAZKA Entertainment, a second form of Subscription Agreement to be entered into by Cohn Robbins Sponsor (i.e., the Insider Subscription Agreement), which forms were identical except that the Insider Subscription Agreement contemplated the purchase of Swiss NewCo Class B Shares at $10.00 per share multiplied by 1.08 (and not the Class B Exchange Ratio). Between January 18, 2022, and January 20, 2022, multiple drafts of the Insider Subscription Agreement were exchanged before a final version of the form of Insider Subscription Agreement was agreed upon by the parties thereto on January 20, 2022.

Between January 18, 2022, and January 20, 2022, Cohn Robbins, Cohn Robbins Sponsor, KKCG, SAZKA Entertainment, Skadden, on behalf of Cohn Robbins, and Kirkland, on behalf of SAZKA Entertainment, negotiated and finalized the terms of a separate Insider Subscription Agreement, which was based upon the negotiated form of Subscription Agreement for the Third-Party PIPE Investors to be entered into with Cohn Robbins Sponsor. The principal terms negotiated related to, among other things, (i) conditions to the closing of the PIPE Financing and (ii) Cohn Robbins Sponsor’s rights in the event that certain agreements in connection with the Business Combination and/or other subscription agreements are amended or new agreements are entered into in connection with the Business Combination.

The parties subsequently finalized the transaction documents (or forms thereof, as applicable) with respect to the Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including, among others, the Relationship Agreement, the Sponsor Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Proposed Organizational Documents, the Registration Rights Agreement, the Subscription Agreements and the Business Combination Agreement.

On January 20, 2022, Cohn Robbins held a virtual meeting of all of the members of the Cohn Robbins Board, and representatives of Skadden also attended such meeting. At the meeting, the senior management of Cohn Robbins updated the Cohn Robbins Board regarding the final negotiations of the terms of the proposed business combination. Following the presentation of senior management, the Cohn Robbins Board, with the assistance of Skadden, discussed and reviewed the proposed business combination, the final form of the Business Combination Agreement and the substantially final key Ancillary Documents (summaries of which were provided to all members of the Cohn Robbins Board in advance of the meeting). After such discussion, the Cohn Robbins Board determined, among other things, that each of the Business Combination Proposal and the Adjournment Proposal is in the best interests of Cohn Robbins and its shareholders and recommended that its shareholders vote “FOR” the adoption of the Business Combination Proposal and the Adjournment Proposal. See the section entitled “Proposal No. 1–The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination” for additional information related to the factors considered by the Cohn Robbins Board in approving the Business Combination.

Later on January 20, 2022, following the Cohn Robbins Board meeting on such date, Cohn Robbins, SAZKA Entertainment and the other parties to the Business Combination Agreement executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, Cohn Robbins also executed the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Subscription Agreements (including the Insider Subscription Agreement) and KKCG executed the Relationship Agreement and the Shareholder Support Agreement. Prior to the execution of the Business Combination Agreement, Cohn Robbins confirmed to SAZKA Entertainment that Mr. Robbins was Cohn Robbins’ choice for nomination to the Swiss NewCo Board, in accordance with the Term Sheet and pursuant to the Business Combination Agreement and SAZKA Entertainment, Swiss NewCo and KKCG executed the Apollo Side Letter with Primrose.

On January 20, 2022, Cohn Robbins engaged Credit Suisse to provide equity capital markets advisory services on the potential business combination.

On January 21, 2022, Cohn Robbins and SAZKA Entertainment issued a joint press release announcing the execution of the Business Combination Agreement, which Cohn Robbins filed with a Current Report on Form 8-K along with an investor presentation, prepared for and used in connection with meetings with existing SAZKA Entertainment shareholders and other persons regarding Cohn Robbins and the Business Combination (the “Investor Presentation”), and the transcript thereto. On January 25, 2022, Cohn Robbins filed a Current Report on Form 8-K to further describe the Business Combination Agreement and the transactions contemplated therein. Exhibits filed with such Current Report included the executed Business Combination Agreement, a form of the Subscription Agreement, the executed Sponsor Agreement, the executed Sponsor Support Agreement, the Shareholder Support Agreement and a form of the Insider Subscription Agreement.

The Cohn Robbins Board’s Reasons for the Business Combination

Cohn Robbins was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses. The Cohn Robbins Board sought to do this by utilizing the networks and industry experience of both the Cohn Robbins Sponsor and the Cohn Robbins Board to identify, acquire and operate one (1) or more businesses.

On January 20, 2022, the Cohn Robbins Board, after consultation with its legal, financial, accounting and other advisors, (i) determined that it is advisable and in the best interests of Cohn Robbins’ shareholders for Cohn Robbins to enter into the Business Combination Agreement and the documents contemplated thereby, (ii) approved the execution and delivery of the Business Combination Agreement and the documents and transactions contemplated thereby and (iii) recommended the adoption and approval of the Business Combination Agreement and the other documents and transactions contemplated thereby, and each of the proposals presented in this proxy statement/prospectus, by Cohn Robbins’ shareholders. In evaluating the Business Combination and making these determinations and this recommendation, the Cohn Robbins Board consulted with Cohn Robbins’ senior management and considered a wide variety of factors, including the reasons for the Business Combination and the risks related thereto and the financial projections discussed therein, as further discussed in the section entitled “— Projected Financial Information,” in each case, as described below.

In light of the complexity of those factors, the Cohn Robbins Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching the directors’ respective decisions. Individual members of the Cohn Robbins Board may have given different weight to different factors. This explanation of Cohn Robbins’ reasons for the Cohn Robbins Board’s approval of the Business Combination, and all other information presented in this section is not intended to be exhaustive but includes material factors considered by the Cohn Robbins Board and is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Cohn Robbins Board and management of Cohn Robbins considered the general criteria and guidelines that Cohn Robbins believed would be important in evaluating prospective target businesses as described in the prospectus for Cohn Robbins’ initial public offering. The Cohn Robbins Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Cohn Robbins stated that it intended to focus primarily on acquiring a company or companies exhibiting some of the following criteria and guidelines:

1.	has a strong position within their industry, with identified competitive advantages, established customer relationships and barriers to entry;

2.

has a strong management team that can benefit from Cohn Robbins founders’ expertise and networks to help source additional deal flow, executives, board members, operators, partners and capital providers;

3.	can benefit from being a public company with access to broader capital markets to help achieve the company’s business strategy and capital structure needs;

4.	is undervalued, with sub-optimal capital structures where Cohn Robbins’ capital and corporate finance expertise can provide a solution to unlock value;

5.

present unique dynamics and needs under current ownership providing an opportunity for Cohn Robbins’ founders to utilize their structuring expertise and investment experience to negotiate an attractive transaction;

6.

is in the midst of undergoing a change in strategy, adapting to evolving industry dynamics or evaluating other transformational initiatives where Cohn Robbins believes its expertise and capital can help accelerate execution and result in an attractive risk-adjusted return for Cohn Robbins’ shareholders;

7.	illustrates attractive earnings and growth potential and operates in an industry with positive trends and growth dynamics; and

8.	has been able to withstand and adapt to recent economic and market volatility, or has a path to do so.

In considering the Business Combination, the Cohn Robbins Board determined that the Business Combination was an attractive business opportunity and met the criteria and guidelines above (although not weighted or in any order of significance).

More specifically, the Cohn Robbins Board considered the following factors (although not weighted or in any order of significance):

1.

SAZKA Entertainment’s Lottery-Led Entertainment Platform. SAZKA Entertainment operates in the growing $300 billion global lottery industry. The Cohn Robbins Board believes the lottery business is an attractive industry characterized by high consumer participation across wide demographics, is resilient through market cycles and has a positive public perception and upside potential from increasing online penetration.

2.	SAZKA Entertainment’s Well-Known Brands Operate with High Barriers to Entry. In certain of the countries in which SAZKA Entertainment operates, the Cohn Robbins Board believes structural barriers to entry exist in the form of ownership of well-known consumer brands, leading market share, scaled distribution networks, exclusive long-term licenses and government concessions and country relationships which span multiple decades.

3.

SAZKA Entertainment is Positioned to Capitalize on Continued Shifts to Digital Lotteries. Based on trends in global sports betting and lottery markets, the Cohn Robbins Board believes there is a potential to increase online lottery penetration in SAZKA Entertainment’s operating markets, and the lottery industry as a whole is poised for growth through increasing digitization. SAZKA Entertainment has more than doubled its online customers over the last two (2) years. Historically, across a sample of developed countries, introducing an online lottery generally expands the total market size, does not cannibalize the retail lottery market’s growth and provides a boost to margins. The Cohn Robbins Board believes this will help SAZKA Entertainment unlock a new, younger customer demographic.

4.

SAZKA Entertainment has Regularly Identified Actionable Organic and Inorganic Growth Opportunities. SAZKA operates in a highly cash-generative business, which makes funding available for organic and inorganic (i.e., mergers and acquisitions) growth opportunities. SAZKA Entertainment also has a successful track record of identifying and executing upon attractive acquisition opportunities, and the Cohn Robbins Board believes SAZKA Entertainment has a pipeline of such future potential acquisition opportunities.

5.

Attractive Potential New Geographies. The Cohn Robbins Board believes SAZKA Entertainment has an opportunity to meaningfully grow its business via the potential entry into large new geographies. SAZKA Entertainment is also focused on potentially entering the large US market via organic or inorganic means.

6.

Experienced Management Team. The Cohn Robbins Board believes that SAZKA’s management team has extensive experience in key aspects of the lottery business, diverse backgrounds and experience in entering and enhancing new markets. SAZKA Entertainment’s management team is led by Robert Chvatal, who serves as Chief Executive Officer, and executives with experience from leading companies such as T-Mobile, Proctor and Gamble, Morgan Stanley, Roche and ING Group, among others. The Cohn Robbins Board expects that SAZKA Entertainment’s executives will continue with the combined company following the Business Combination. For additional information regarding SAZKA Entertainment’s executive officers, see the section entitled “Management of Swiss NewCo After the Business Combination.”

7.

Attractive Entry Valuation. SAZKA Entertainment will have an anticipated pre-transaction initial enterprise value of $9.3 billion, which is based on a variety of assumptions, including, without limitation, no redemptions by Cohn Robbins’ public shareholders. The $9.3 billion valuation was calculated considering (1) 11.5x multiple of 2022 estimated EBITDA of $810 million and (2) 12.1x multiple of the 2022 estimated EBITDA of $810 million, less estimated capex. The 11.5x and 12.1x multiples were derived from a quantitative review of SAZKA’s peer group of public companies, taking into consideration the differences in financial and operating characteristics of such companies as compared against SAZKA Entertainment. See the section entitled “—Comparable Company Analysis.” The Cohn Robbins Board believes this is an attractive valuation relative to comparable metrics for SAZKA Entertainment’s peer group of public companies, as discussed further below in the section entitled “—Comparable Company Analysis.”

8.

Unlevered Balance Sheet. After the consummation of the Business Combination, SAZKA Entertainment will have a pro forma net debt to 2022E Adjusted EBITDA of 1.6x. This is a low leverage amount relative SAZKA Entertainment’s historical leverage and the Cohn Robbins Board believes it provides SAZKA Entertainment with financial flexibility to pursue potential inorganic and organic growth opportunities.

9.	Track Record of Strong Historical Financial Growth. From 2018 through 2021E, SAZKA Entertainment has grown GGR at a CAGR of 10.5%, NGR at a CAGR of 11.5% and Adjusted

EBITDA at a CAGR of 16.6%. Excluding the year 2020, which was impacted by the effect of COVID-19, SAZKA Entertainment has grown NGR organically at rates between 6-16%. The Cohn Robbins Board believes SAZKA Entertainment’s strong organic growth will continue, driven by data analytics, cross-selling and a growing online customer base.

10.

Scalable and Efficient Financial Model. SAZKA Entertainment has historically had strong and stable Adjusted EBITDA margins (defined as Adjusted EBITDA divided by NGR) of greater than 40%, with cash conversion ratios (defined as Adjusted EBITDA less capital expenditures, divided by Adjusted EBITDA) greater than 90%, which the Cohn Robbins Board believes will continue after the Business Combination.

11.

Reasonableness of Aggregate Consideration. Following a review of the financial data provided to Cohn Robbins, including SAZKA Entertainment’s historical financial statements and certain unaudited prospective financial information (as discussed further in the section entitled “—Projected Financial Information”), as well as Cohn Robbins’ review of the SAZKA Entertainment business, the Cohn Robbins Board considered the aggregate consideration to be paid and determined that such consideration was reasonable in light of such data and financial information, and when compared to (1) the acquisition of Scientific Games Corporation’s lottery business by Brookfield Business Partners L.P. and (2) SAZKA Entertainment’s peer group of public companies, as further discussed in the section entitled “—Comparable Company Analysis.”

12.

Significant Growth Potential. The Cohn Robbins Board believes that SAZKA Entertainment’s growth strategies (as discussed in the section entitled “Business of SAZKA Entertainment and Certain Information About SAZKA Entertainment”) will grow sales and improve margins, as projected (as shown in the section entitled “—Projected Financial Information”).

13.	Investment by Third Parties. The Cohn Robbins Board considered that certain sophisticated third-party investors subscribed for the PIPE Financing in the aggregate amount of $303 million.

14.

Terms of the Business Combination Agreement and the Ancillary Documents. The Cohn Robbins Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as Cohn Robbins’ and SAZKA Entertainment’s strong commitment to complete the Business Combination. The Cohn Robbins Board determined that such terms and conditions are reasonable and were the product of extensive arm’s-length negotiations between Cohn Robbins and SAZKA.

15.

Continued Ownership of SAZKA Shareholders. The Cohn Robbins Board considered that the SAZKA Shareholders would be receiving a significant amount of Swiss NewCo Shares in the proposed Business Combination. Such pre-closing shareholders of SAZKA Entertainment have demonstrated confidence in the long-term prospects of Swiss NewCo by agreeing to refrain from transferring their Swiss NewCo Shares for a six (6) month lock-up following the Closing.

16.

The Role of the Independent Directors. In connection with the Business Combination, the Independent Directors evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the Cohn Robbins Board, the Business Combination Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

17.

Other Alternatives. The Cohn Robbins Board believes, after a thorough review of other business combination opportunities reasonably available to or explored by Cohn Robbins, that the proposed Business Combination represents the optimal potential business combination for Cohn Robbins and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and the Cohn Robbins Board’s belief that such processes had not presented a better alternative.

The Cohn Robbins Board also identified and considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):

1.	Macroeconomic Risk: macroeconomic uncertainty and the effects it could have on Swiss NewCo’s revenues in the future;

2.	Uncertainty of Benefits: the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

3.

Redemption Risk: the risk that some of Cohn Robbins’ shareholders decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to meet the Available Cohn Robbins Cash Condition and adequately support Swiss NewCo’s growth agenda following completion of the Business Combination;

4.

Liquidation of Cohn Robbins: the risks and costs to Cohn Robbins if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Cohn Robbins being unable to effectuate a business combination by September 11, 2022 (unless such date is extended), and force Cohn Robbins to liquidate in accordance with its amended and restated memorandum and articles of association;

5.

Exclusivity: that the Business Combination Agreement includes an exclusivity provision that prohibits Cohn Robbins from, among other things, initiating discussions in connection with other business combination proposals, restricting Cohn Robbins’ ability, as long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement;

6.

Diversion of Management: the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on SAZKA Entertainment’s business as a result thereof;

7.	Shareholder Vote: the risk that Cohn Robbins’ shareholders may fail to provide the respective votes necessary to effectuate the Business Combination;

8.	Non-Survival: that the remedies for breach of representations, warranties or covenants will not survive the Closing;

9.

Closing Conditions: that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Cohn Robbins’ control, including (i) approval by Cohn Robbins’ shareholders, (ii) approval by the NYSE of the initial listing application made for the Swiss NewCo Class B Shares to be issued in connection with the Business Combination and (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied;

10.

Public Company Readiness: the challenges associated with preparing Swiss NewCo, a foreign, private entity, for the applicable disclosure and listing requirements to which Swiss NewCo will be subject to as a publicly traded company on the NYSE, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements;

11.

Cohn Robbins’ Shareholders Receiving a Minority Position in Swiss NewCo: the risks associated with Cohn Robbins’ shareholders holding a minority position in Swiss NewCo following the Closing of the Business Combination Agreement and the transactions contemplated thereby;

12.

Dual-Class Stock: the risks associated with the contemplated dual-class stock of Swiss NewCo, pursuant to which the SAZKA Shareholders will hold Swiss NewCo Class A Shares with a nominal value of CHF 0.01 and the other shareholders of Swiss NewCo will hold Swiss NewCo Class B Shares, with a nominal value of CHF 0.04 such that, for a given economic holding, the holders of Swiss NewCo Class A Shares will have four times the voting power of the Swiss NewCo Class B Shares;

13.

COVID-19: the risk of uncertainties regarding the potential impact of the ongoing COVID-19 pandemic and related economic disruption on SAZKA Entertainment’s business due to, among other things, changes in consumer behavior, government-mandated shutdowns or suspensions and cancellations of sporting events;

14.

Regulatory: the risk that the Business Combination will be subject to various regulatory approvals, as described elsewhere in this proxy statement/prospectus which are outside the control of Cohn Robbins;

15.

Litigation: the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

16.

Uncertain Projections: in light of the various risks and uncertainties relating to SAZKA Entertainment’s business, the projections for later years are more uncertain than the projections for earlier years;

17.	Fees and Expenses: the fees and expenses associated with completing the Business Combination; and

18.

Other: various other risks associated with the Business Combination, the business of Cohn Robbins and the business of SAZKA Entertainment, as described further under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Cohn Robbins Board also considered that certain of the officers and directors of Cohn Robbins may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Cohn Robbins’ shareholders (see “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination”). However, the Cohn Robbins Board concluded that such potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Cohn Robbins’ initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Cohn Robbins with any other target business or businesses and (iii) such officers and directors of Cohn Robbins hold equity interests in Cohn Robbins with value that, after the Closing, will be based on the future performance of Swiss NewCo. Additionally, Cohn Robbins’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Cohn Robbins Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Cohn Robbins Board concluded, based on its review of the foregoing considerations as a whole, that the potential benefits that it expected Cohn Robbins and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Cohn Robbins Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to and in the best interests of Cohn Robbins and its shareholders. The Cohn Robbins Board realized that there can be no assurance about future results, including results considered or expected, as disclosed in the foregoing reasons.

Projected Financial Information

In connection with the Business Combination, SAZKA Entertainment provided Cohn Robbins with its internally prepared financial forecasts for the three- (3-) year period ending December 31, 2023 for use as a component of Cohn Robbins’ overall evaluation of SAZKA Entertainment. Forecasts for each of the years in the three- (3-) year period ending December 31, 2023 are presented in the table below. SAZKA Entertainment does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to its future performance, sales, earnings, financial condition or other results. However, the management of SAZKA Entertainment has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Cohn Robbins. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections were prepared solely for internal use, and were not intended for third-party use, including by shareholders.

The below projections were prepared in good faith by SAZKA Entertainment’s management in 2021, based on their reasonable best estimates, beliefs, and assumptions with respect to the expected future financial performance based on available information at the time such projections were made and speak only as of such time.

Some of the material assumptions upon which SAZKA Entertainment’s management based its projections include, but are not limited to, the following:

•	SAZKA Entertainment will continue its business activities under its current licenses and concession agreements, with no material changes to those licenses or concessions;

•	SAZKA Entertainment will maintain its existing market positions in countries where it operates, including for products which it operates under exclusive licenses and non-exclusive products;

•	demand for online lottery products and iGaming will continue to grow, without material cannibalisation of sales through the physical retail channel;

•	no further material restrictions on operations introduced by governments as a result of the COVID-19 pandemic;

•

no material changes to profitability due to pay-out changes and fluctuations, changes to gaming taxes and to operating and administrative expenses as a result of macroeconomic developments, government policies or regulations;

•

an equity increase of approximately 2% in OPAP in 2022, through open market purchases and through an election to receive OPAP dividends as new shares through OPAP’s scrip dividend program, and, for the avoidance of doubt, such increase does not include the acquisition of 6.86% of OPAP closed on February 17, 2022;

•	no material acquisitions (other than the Business Combination), capital expenditures or divestures, including expenditures related to renewal of current licenses and concessions; and

•

NGR and Adjusted EBITDA projections do not include any impact related to transition or operation of the UKNL, which is expected to commence in February 2024 after the end of the forecast period (for the avoidance of doubt, Net Debt forecasts do include the impact of operating and capital expenses expected to be incurred during the forecasted period below).

SAZKA Entertainment believes that the assumptions used to derive its forecasts are both reasonable and supportable. SAZKA Entertainment’s management derived its forecasts based on modelling revenue growth assumptions and estimates of expenditure. In preparing the models, SAZKA Entertainment’s management relied on a number of factors, including the executive team’s significant experience in the market and the actual historical performance of the Company.

In the view of SAZKA Entertainment’s management, the projections were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Swiss NewCo. However, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Cohn Robbins, the Cohn Robbins Board, SAZKA Entertainment, the SAZKA Board or each of their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/

prospectus are cautioned not to place undue reliance on this information in making a decision regarding the transaction, as the projections may be materially different from actual results. As noted above, the information below, in addition to being forward-looking, does not reflect the fiscal year results that will be publicly reported after consummation of the Business Combination. Neither Cohn Robbins, SAZKA Entertainment nor Swiss NewCo will refer back to the financial projections in Swiss NewCo’s future periodic reports filed under the Exchange Act.

Neither SAZKA Entertainment’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The financial projections assume the consummation of the Business Combination and also reflect numerous estimates and assumptions with respect to general business, economic, market, regulatory and financial conditions, competitive uncertainties, operational assumptions and other future events, as well as matters specific to SAZKA Entertainment’s business, all of which are difficult to predict and many of which are beyond SAZKA Entertainment’s or Swiss NewCo’s control. The projections provided to the Cohn Robbins Board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond SAZKA Entertainment’s or Swiss NewCo’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding SAZKA Entertainment’s yearly forecasts, the summary financial projections are, without limitation, subject to material assumptions. The various risks and uncertainties include those set forth in the “Risk Factors,” “SAZKA Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. SAZKA Entertainment cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Cohn Robbins and the Cohn Robbins Board in connection with its review of the Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR SAZKA ENTERTAINMENT, EACH OF COHN ROBBINS, SAZKA ENTERTAINMENT AND SWISS NEWCO UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the financial overview reflected in the Investor Presentation and of the projections provided by management of SAZKA Entertainment to Cohn Robbins, which were considered by the Cohn Robbins Board, are summarized in the graphics below:

Comparable Company Analysis

Cohn Robbins’ review of the Business Combination included a comparable company analysis to assess the value that the public markets may ascribe to Swiss NewCo following a business combination with SAZKA Entertainment, and this analysis was considered by the Cohn Robbins Board. Cohn Robbins, SAZKA Entertainment, and Citi and PJT Partners UK, as their respective financial advisors, identified several comparable public companies operating in the gaming industry. Specifically, Cohn Robbins and Citi, as its financial advisor, identified core lottery peers, Française des Jeux and Tabcorp Holdings Limited, other lottery peers, NeoGames S.A. and Pollard Banknote Limited, and diversified international gaming peers, Flutter Entertainment plc and Entain plc, as relevant gaming companies for comparison purposes. Citi, as Cohn Robbins’ financial advisor, compiled the related comparable company analysis and presented such analysis to the Cohn Robbins Board for its review. These companies were selected by Cohn Robbins and Citi as publicly traded companies operating in the gaming industry, with a number of similar characteristics to SAZKA Entertainment, including, inter alia, end-market dynamics, scale, margins, capital intensity and growth rates (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of SAZKA Entertainment nor necessarily directly comparable to SAZKA Entertainment). While these companies may share certain characteristics that are similar to those of SAZKA Entertainment, the Cohn Robbins Board recognized that no company was identical in nature to SAZKA Entertainment. In addition, the Cohn Robbins Board has not had access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of SAZKA Entertainment and the Business Combination cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of SAZKA Entertainment. Therefore, the selected public companies analysis prepared and presented by Citi to the Cohn Robbins Board is subject to certain limitations.

The Cohn Robbins Board reviewed certain actual and projected metrics (identified below) of SAZKA Entertainment, in each case as provided by SAZKA Entertainment, against the six (6) comparable companies identified above, using such companies’ reasonably equivalent metrics as benchmarks. The below projections of SAZKA Entertainment were considered by the Cohn Robbins Board against comparable companies and are based on projected numbers from the year ended December 31, 2022. These projections were prepared in good faith by SAZKA Entertainment’s management in 2021, based on their reasonable best estimates, beliefs and assumptions with respect to the expected future financial performance based on available information at the time such projections were made and speak only as of such time. For more information on the projected financial information of SAZKA Entertainment, see the section entitled “Proposal No. 1—The Business Combination Proposal—Projected Financial Information”

The Cohn Robbins Board concluded that SAZKA Entertainment’s expected valuation, comparable against the metrics outlined above, was an attractive valuation relative to reasonably equivalent metrics of the selected comparable companies. For the purpose of these analyses, SAZKA Entertainment’s enterprise value of $9.3 billion is based on a variety of assumptions, including, without limitation, no redemptions by Cohn Robbins’ public shareholders.

The results of the above-referenced analysis supported the Cohn Robbins Board’s determination, based on a number of factors, that it was advisable and in the best interests of Cohn Robbins’ shareholders for Cohn Robbins to enter into the Business Combination Agreement, and the documents contemplated thereby. For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Cohn Robbins Board’s Reasons for the Business Combination.”

Additional information relating to the principal assumptions used in preparing the Projected Financial Information is set forth below. See the section entitled “Risk Factors” for a discussion of various factors that could materially affect SAZKA Entertainment’s financial condition, results of operations, business, prospects and securities.

Satisfaction of 80% Test

It is a requirement under Cohn Robbins’ amended and restated memorandum and articles of association and the NYSE listing requirements that the business or assets acquired in Cohn Robbins’ initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of January 20, 2022, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $828.4 million (excluding approximately $29.0 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $662.7 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Cohn Robbins Board reviewed the pre-transaction enterprise valuation of SAZKA Entertainment of approximately $9.3 billion. In determining whether the equity value described above represents the fair market value of SAZKA Entertainment, the Cohn Robbins Board considered all of the factors described in this section and that the $9.3 billion SAZKA Entertainment enterprise value was determined as a result of arm’s-length negotiations. As a result, the Cohn Robbins Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When considering the Cohn Robbins Board’s recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination Proposal, Cohn Robbins’ shareholders should be aware that aside from their interests as shareholders, the Cohn Robbins Initial Shareholders and Cohn Robbins’ other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of Cohn Robbins’ shareholders generally. The Cohn Robbins Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Cohn Robbins’ shareholders that they approve the Business Combination Proposal. Cohn Robbins’ shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

1.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed not to redeem any Cohn Robbins Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

2.

Cohn Robbins Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate market value of $206,172,000 based upon the closing price of $9.96 per public share on the NYSE on July 11, 2022, the record date for the General Meeting;

3.

Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Cohn Robbins fails to complete an initial business combination by September 11, 2022, and, in the event Cohn Robbins fails to complete an initial business combination by September 11, 2022, the Founder Shares would have no value;

4.	the Registration Rights Agreement will be entered into by the Cohn Robbins Initial Shareholders and the other officers and directors of Cohn Robbins;

5.

Cohn Robbins Sponsor paid an aggregate of $18.56 million for its 12,373,333 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 11, 2022. The Private Placement Warrants had an estimated aggregate value of $5,811,754 based on the closing price of $0.4697 per warrant on the NYSE on July 11, 2022, the record date for the General Meeting;

6.	on September 1, 2021, Cohn Robbins entered into a convertible promissory note with the Cohn Robbins Sponsor, pursuant to which the Cohn Robbins Sponsor agreed to loan Cohn Robbins up to an aggregate principal amount of $1,000,000 and, as of the date of this proxy statement/prospectus, the outstanding principal balance under the such note was $1,000,000;

7.

in connection with the PIPE Financing, the Cohn Robbins Sponsor (or its assignees) (including the Cohn Robbins Sponsor Related PIPE Investors) will purchase 5,400,000 Swiss NewCo Class B Shares and Tiger Partners L.P., an affiliate of Tiger Management LLC, will purchase the amount of Swiss NewCo Class B Shares equal to 1,500,000 multiplied by the Class B Exchange Ratio, whereas, in Cohn Robbins’ initial public offering, Cohn Robbins’ public shareholders purchased Cohn Robbins Public Units, for $10.00 per Cohn Robbins Public Unit, each consisting of one (1) Cohn Robbins Class A Share and one-third of one (1) Cohn Robbins Public Warrant;

8.

Cohn Robbins Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

9.

the right of Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins to receive Swiss NewCo Shares, subject to certain lock-up periods (it being understood that no selling restrictions apply to any shares issued in connection with the PIPE Financing);

10.	the anticipated designation by Cohn Robbins of Clifton S. Robbins as a director of Swiss NewCo following the Business Combination;

11.	the continued indemnification of Cohn Robbins’ existing directors and officers and the continuation of Cohn Robbins’ directors’ and officers’ liability insurance after the Business Combination;

12.

Cohn Robbins Sponsor and Cohn Robbins’ officers and directors will lose their entire investment in Cohn Robbins and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 11, 2022 (unless such date is extended). If the Business Combination is consummated by September 11, 2022, pursuant to the Business Combination Agreement, the reimbursement of out-of-pocket expenses incurred by Cohn Robbins Sponsor and its affiliates and Cohn Robbins’ officers and directors in connection with activities on Cohn Robbins’ behalf in excess of $75 million requires SAZKA Entertainment’s consent. The aggregate value of all out-of-pocket expenses for which Cohn Robbins Sponsor and Cohn Robbins’ officers and directors are entitled to reimbursement as of July 11, 2022, the record date for the General Meeting, is $258,746;

13.

if the Trust Account is liquidated, including in the event Cohn Robbins is unable to complete an initial business combination within the required time period, Cohn Robbins Sponsor has agreed to indemnify Cohn Robbins to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Cohn Robbins has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Cohn Robbins, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

14.

(i) the 20,540,000 Founder Shares held by Cohn Robbins Sponsor will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000 divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger.

These interests may influence Cohn Robbins’ directors in making their recommendation that Cohn Robbins’ shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, holders of Cohn Robbins public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Cohn Robbins’ amended and restated memorandum and articles of association. As of June 30, 2022, this would have amounted to approximately $10.01 per share. If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

It is anticipated that, upon completion of the Business Combination: (i) Cohn Robbins’ public shareholders will own approximately 11.2% of Swiss NewCo; (ii) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (iii) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.8% of Swiss NewCo; and (iv) KKCG will own approximately 82.6% of Swiss NewCo. These levels of ownership interests assume that (A) no Cohn Robbins Class A Shares are elected to be redeemed by Cohn Robbins’ public shareholders, (B) 38,124,000 Swiss NewCo Class B Shares are issued to the PIPE Investors in connection with the PIPE Financing and (C) the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment.

The ownership percentages with respect to Swiss NewCo following the Business Combination do not take into account the warrants to purchase Swiss NewCo Shares that will be outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for and converted into the number of Cohn Robbins Class A Shares equal to (A) 17,253,600 divided by (B) the Class B Exchange Ratio, and (ii) the 160,000 Founder Shares held by other directors and officers of Cohn Robbins will be exchanged and converted into the number of Cohn Robbins Class A Shares equal to (1) 160,000, divided by (2) the Class B Exchange Ratio, in each case immediately prior to the SPAC Merger. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in Swiss NewCo will be different. For more information, please see the sections entitled “Proposal No. 1–The Business Combination Proposal—The Business Combination Agreement—Ownership of Swiss NewCo” and “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.”

Assuming (i) 50% of the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 38,730,126 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) the Cohn Robbins public shareholders will own approximately 9.3% of Swiss NewCo; (B) the Cohn Robbins Initial Shareholders will own approximately 1.5% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding the Cohn Robbins Initial Shareholders) will own approximately 4.9% of Swiss NewCo; and (D) KKCG will own approximately 84.3% of Swiss NewCo, resulting in an amount of 784,829,157 total Swiss NewCo Shares outstanding, of which 506,267,275 will be Swiss NewCo Class A Shares and 155,000,000 will be Swiss NewCo Class B Shares.

Alternatively, assuming (i) the maximum number of redemptions by Cohn Robbins’ public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied, (ii) that 39,740,446 Swiss NewCo Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that the SAZKA Shareholders represent 100% of the issued and outstanding shares of SAZKA Entertainment, the levels of ownership will be as follows: (A) Cohn Robbins’ public shareholders will own approximately 7.3% of Swiss NewCo; (B) the Cohn

Robbins Initial Shareholders will own approximately 1.6% of Swiss NewCo (as a result of the Business Combination and the PIPE Financing); (C) the PIPE Investors (excluding Cohn Robbins Initial Shareholders) will own approximately 5.2% of Swiss NewCo; and (D) KKCG will own approximately 86.0% of Swiss NewCo. If the actual facts are different than these above assumptions (which they are likely to be), the relative ownership percentages in Swiss NewCo will be different.

Pursuant to Cohn Robbins’ amended and restated memorandum and articles of association, holders of Cohn Robbins public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Cohn Robbins’ amended and restated memorandum and articles of association. As of June 30, 2022, this would have amounted to approximately $10.01 per share. If a holder of Cohn Robbins public shares exercises its redemption rights, then such holder will be exchanging its Cohn Robbins Class A Shares for cash and will not own shares of Swiss NewCo following the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Cohn Robbins Class A Shares (i.e., in excess of 12,420,000 Cohn Robbins Class A Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Cohn Robbins has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Cohn Robbins Class A Shares by Cohn Robbins public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $829.1 million as of June 30, 2022. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Cohn Robbins Class A Shares by Cohn Robbins’ public shareholders, the Available Cohn Robbins Cash Condition is not met or is not waived by SAZKA Entertainment, then SAZKA Entertainment may elect not to consummate the Business Combination. In addition, in no event will Cohn Robbins redeem its Cohn Robbins Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Cohn Robbins amended and restated memorandum and articles of association. Under these circumstances, Cohn Robbins’ shareholders may exercise their redemption rights with respect to a maximum of 33,125,487 redeemable Cohn Robbins Class A Shares upon consummation of the Business Combination at a redemption price of approximately $10.01 per share. The estimated per share redemption value of $10.01 was calculated by dividing the Trust Account balance of approximately $829.1 million as of June 30, 2022, by 82,800,000 Cohn Robbins Class A Shares outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information—Redemption Scenarios.” Cohn Robbins’ shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Cohn Robbins’ Shareholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Cohn Robbins Public Warrants will not have redemption rights with respect to such warrants.

The per-share amount Cohn Robbins will distribute to investors who properly redeem their shares will not be reduced by the aggregate deferred underwriting fee of approximately $29.0 million that Cohn Robbins will pay to the underwriters of Cohn Robbins’ initial public offering or transaction expenses of SAZKA Entertainment and Cohn Robbins incurred in connection with the Business Combination.

With respect to redemption rights, holders of Cohn Robbins Class B Shares have different incentives than holders of Cohn Robbins Class A Shares with respect to the completion of any proposed business combination (including the Business Combination) and/or the exercise of any right to redeem. In particular, holders of Cohn Robbins Class B Shares are not entitled to participate in any redemption with respect to such shares. The value of the Cohn Robbins Class B Shares is dependent on the consummation of an initial business combination. In the event no initial business combination is consummated by September 11, 2022 (unless extended pursuant to Cohn Robbins’ amended and restated amended and restated memorandum and articles of association), the Cohn Robbins Class B Shares would be rendered valueless. Holders of Cohn Robbins Class A Shares, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed shares even if an initial business combination is not completed. Therefore, the interests of holders of Cohn Robbins Class A Shares and Cohn Robbins Class B Shares may not be aligned. Holders of Cohn Robbins Class A Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and Cayman Registrar of Companies to effect the SPAC Merger, (ii) filings required with the SEC pursuant to the reporting requirements applicable to Cohn Robbins, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Cohn Robbins shareholders, (iii) filings required pursuant to local gaming and certain other related regulations in connection with the Business Combination, and (iv) if it would be a breach of section 655A of the Australian Corporations Act to enter into the Business Combination Agreement, the exemption by the Australian Securities and Investments Commission of the Exchange Agent and Swiss NewCo from compliance with section 606 of the Australian Corporations Act. Cohn Robbins must comply with applicable United States federal and state securities laws in connection with the PIPE Financing, and with the NYSE continued listing requirements.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses

(No Redemption Scenario(1) — Assuming No Redemptions of the Outstanding Cohn Robbins Class A Shares by Cohn Robbins’ Shareholders)

Sources			Uses
	$mm	€mm(2)		$mm	€mm(2)
Cohn Robbins cash in the Trust Account	$829	$774	Cash to PF company balance sheet	$332	$310
PIPE Investment proceeds	353	330	Cash consideration to the SAZKA Shareholders	750	701
The SAZKA Shareholders rollover	6,613	6,180	The SAZKA Shareholders rollover	6,613	6,180
			Estimated Transaction Fees	100	93

Total Sources	$7,794	$7,284	Total Uses	$7,794	$7,284

(1)

Assumes (i) no redemptions by the public shareholders of Cohn Robbins and (ii) that the amount in the Trust Account is $829,088,974 (which was the approximate value of the Trust Account as of June 30, 2022).

(2)	Foreign exchange calculations are based on the exchange rate as of May 27, 2022.

Sources & Uses

(Maximum Redemption Scenario(1) — Assuming 33,125,487 Redemptions of the Outstanding Cohn Robbins Class A Shares by Cohn Robbins’ Shareholders)

Sources			Uses
	$mm	€mm(2)		$mm	€mm(2)
Cohn Robbins cash in the Trust Account	$497	$465	Cash to PF company balance sheet	$—	$—
PIPE Investment proceeds	353	330	Cash consideration to the SAZKA Shareholders	750	701
The SAZKA Shareholders rollover	6,613	6,180	The SAZKA Shareholders rollover	6,613	6,180
			Estimated Transaction Fees	100	93

Total Sources	$7,463	$6,975	Total Uses	$7,463	$6,975

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Available Cohn Robbins Cash Condition will still be satisfied and (ii) that the amount in the Trust Account is $829,088,974 (which was the approximate value of the Trust Account as of June 30, 2022).

(2)	Foreign exchange calculations are based on the exchange rate as of May 27, 2022.

Certain Information Relating to Swiss NewCo

Swiss NewCo Shares and Swiss NewCo Public Warrants currently are not traded on any stock exchange. Swiss NewCo intends to apply to list the Swiss NewCo Class B Shares and Swiss NewCo Public Warrants on the NYSE under the symbols “ALWN” and “ALWN.WS,” respectively, upon the closing of the transactions contemplated by the Business Combination Agreement, including the Business Combination.

Delisting Cohn Robbins Ordinary Shares and Deregistration of Cohn Robbins

Cohn Robbins and SAZKA Entertainment anticipate that, following consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, the Cohn Robbins Class A Shares, Cohn Robbins Public Units and Cohn Robbins Public Warrants will be delisted from the NYSE, and Cohn Robbins will be deregistered under the Exchange Act.

Comparison of Shareholder Rights

Until consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Cayman Islands law and the Cohn Robbins amended and restated memorandum and articles of association will continue to govern the rights of Cohn Robbins’ shareholders. After consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Swiss law and the Proposed Articles of Association will govern the rights of Swiss NewCo shareholders.

There are certain differences in the rights of Cohn Robbins’ shareholders prior to the Business Combination and the rights of Swiss NewCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Acquisition Transfer will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on IFRS 2.

Appraisal Rights

None of the holders Cohn Robbins Ordinary Shares or Cohn Robbins Warrants have appraisal rights in connection the Business Combination under the Companies Act. Cohn Robbins’ shareholders may be entitled to give notice to Cohn Robbins prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Cohn Robbins Ordinary Shares if they follow the procedures set forth in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act which, states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. It is the view of the Cohn Robbins Board that such fair market value would equal the amount which Cohn Robbins’ shareholders would obtain if they exercise their redemption rights as described herein.

Appraisal rights are not available to SAZKA Shareholders in connection with the Business Combination.

Consequences if the Adjournment Proposal is Not Approved

If the Business Combination Proposal is not approved by Cohn Robbins’ shareholders, the Cohn Robbins will not meet the conditions to Closing and Cohn Robbins will not consummate the Business Combination.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the General Meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved, subject to the next sentence, only if Cohn Robbins’ shareholders approve a special resolution which requires the affirmative vote of the holders of at least two-thirds of the outstanding Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is conditioned on the approval of each of the other proposals presented at the General Meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Cohn Robbins Initial Shareholders and other officers and directors of Cohn Robbins have agreed to vote any Cohn Robbins Ordinary Shares (including Founder Shares and any other public shares of Cohn Robbins as of the record date) owned by them in favor of the Business Combination and the transactions contemplated thereby (including by voting in favor of the Business Combination Proposal and for any other proposal presented to Cohn Robbins’ shareholders in this proxy statement/prospectus). As of the date hereof, the Cohn Robbins Initial Shareholders and the other directors and officers of Cohn Robbins own 20% of the issued and outstanding Cohn Robbins Ordinary Shares and have not purchased any public shares, but may do so at any time.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Business Combination Proposal.

Recommendation of the Cohn Robbins Board

THE COHN ROBBINS BOARD RECOMMENDS THAT COHN ROBBINS’ SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

Cohn Robbins is proposing the Adjournment Proposal to allow the Cohn Robbins Board to adjourn the General Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement.

Wording of the Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting of Cohn Robbins’ shareholders (the “General Meeting”) to a later date or dates to be determined by the Cohn Robbins board of directors to the extent reasonable (i) to ensure that any supplement or amendment to its proxy statement/prospectus is provided to Cohn Robbins’ shareholders, (ii) in order to solicit additional proxies from Cohn Robbins’ shareholders in favor of the Business Combination Proposal, (iii) if Cohn Robbins’ shareholders redeem an amount of Cohn Robbins Class A Shares such that the Available Cohn Robbins Cash Condition would not be satisfied or (iv) in order to solicit additional proxies in order to consummate the transactions contemplated by, or for any other reason in connection with, the Business Combination Agreement, be and is hereby approved in accordance with the organizational documents of Cohn Robbins and Cayman Islands law.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Cohn Robbins’ shareholders, the Cohn Robbins Board may not be able to adjourn the General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if Cohn Robbins’ shareholders approve an ordinary resolution which requires the affirmative vote of the holders of not less than the outstanding Cohn Robbins Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Adjournment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Cohn Robbins Board

THE COHN ROBBINS BOARD RECOMMENDS THAT COHN ROBBINS’ SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

The validity of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares has been passed on by Lenz & Staehelin. Skadden, Arps, Slate, Meagher & Flom LLP has opined upon the material U.S. federal income tax consequences of the Business Combination to U.S. shareholders.

EXPERTS

The financial statements of Cohn Robbins Holdings Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from July 13, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of SAZKA Entertainment AG of December 31, 2021 and 2020 and for the three years ended December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Slovensko, s.r.o. an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Casinos Austria AG as of December 31, 2019 and for the year then ended included in this proxy statement/prospectus have been so included in reliance on the report of PwC Wirtschaftsprüfung GmbH, independent accountants, given on the authority of said firm as experts in auditing and accounting.

In connection with the Business Combination and the transactions contemplated thereby, PricewaterhouseCoopers Slovensko, s.r.o. completed an independence assessment to evaluate the services and relationships with the SAZKA Group and its affiliates that may bear on PricewaterhouseCoopers Slovensko, s.r.o. independence under the SEC and the PCAOB (United States) independence rules for the audit period commencing January 1, 2019. A service was identified that is inconsistent with SEC and PCAOB auditor independence rules and is described below.

From December 11, 2020 through December 16, 2020, PwC Magyarország Kft. (“PwC Hungary“) was engaged by an entity under common control with the Company to prepare documents that were included in a regulatory filing with a non-tax authority, deemed to be a management function. The fees earned by PwC Hungary were EUR 5,000 (approximately $5,600).

For the service identified, PricewaterhouseCoopers Slovensko, s.r.o. provided to the SAZKA Board and management an overview of the facts and circumstances surrounding the service, including the entity involved, the nature and scope of the service provided and the fees earned related to the service. Additionally, it was noted that the service was permissible under the local independence regulations that applied and SEC and PCAOB independence was not contemplated at the time PricewaterhouseCoopers Slovensko, s.r.o. performed the service, the fees are not material to PricewaterhouseCoopers Slovensko, s.r.o. or to SAZKA Entertainment and the results of the service are not subject to PricewaterhouseCoopers Slovensko, s.r.o. audit of the SAZKA Entertainment financial statements.

Considering the facts presented, the SAZKA Board concluded that the service would not impact PricewaterhouseCoopers Slovensko, s.r.o. application of objective and impartial judgment on any matters encompassed within the audit engagement performed by PricewaterhouseCoopers Slovensko, s.r.o. for SAZKA Entertainment’s financial statements for the year ended December 31, 2020. Furthermore, the SAZKA Board concluded that a reasonable investor with knowledge of the relevant facts and circumstances would reach the same conclusion.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Cohn Robbins Board, any committee chairperson or the non-management directors as a group by writing to the Cohn Robbins Board or committee chairperson in c/o Cohn Robbins Holdings Corp., 1000 N. West Street, Suite 1200, Wilmington, DE 19801. Following the Business Combination, such communications should be sent in c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland. Each communication will be forwarded, depending on the subject matter, to the Cohn Robbins Board (or, if after the Business Combination, the Swiss NewCo Board), the appropriate committee chairperson or all non-management directors.

ENFORCEMENT OF CIVIL LIABILITIES

Swiss NewCo is organized under the laws of Switzerland and its registered office and domicile is located in Lucerne, Switzerland. Moreover, none of Swiss NewCo’s directors and executive officers is a resident of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon Swiss NewCo or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the U.S.

Swiss NewCo has been advised by its Swiss counsel, Lenz & Staehelin, that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the U.S. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on Private International Law of December 18, 1987, as amended (the “PILA”). The PILA provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result would be incompatible with Swiss public policy (schweizerischer ordre public). Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the U.S. do not, as of the date of this proxy statement/prospectus, have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the U.S. in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the PILA;

•	the judgment of such non-Swiss court has become final and non-appealable;

•

the counterparty has been properly served with process according to the law of the state of his/her/its domicile or ordinary residence (if in Switzerland, through judicial aid granted by the Swiss authorities) or the counterparty has unconditionally joined the proceedings;

•	the recognition of the foreign judgment is not manifestly contrary to the public policy or the law in Switzerland;

•

the proceedings leading to the judgment have respected the principles of a fair trial (as understood in Switzerland) and, in particular, that the counterparty has been granted the right to be heard and the possibility to properly defend his/her/its case; and

•

no action between the same parties and on the same subject matter has been commenced or decided first in a Swiss court and no judgment between the same parties and on the same subject matter has been first rendered by a foreign court, which judgment may be recognized in Switzerland.

HOUSEHOLDING INFORMATION

Unless Cohn Robbins has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two (2) or more shareholders reside if Cohn Robbins believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one (1) household and helps to reduce expenses. A number of brokers with account holders who are Cohn Robbins shareholders will be “householding” this proxy statement/prospectus. Cohn Robbins shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address, such shareholder should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact Cohn Robbins at its offices at 1000 N. West Street, Suite 1200, Wilmington, DE 19801 or by telephone at (302) 295-4937, to inform Cohn Robbins of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Cohn Robbins and Swiss NewCo securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the Proposed Articles of Association, the Swiss NewCo Board is required to convene an extraordinary general meeting of shareholders within 60 days if one or several shareholders that represent at least 5% of the share capital request such extraordinary general meeting of shareholders in writing. Shareholders representing at least 0.5% of the share capital may request items to be put on the agenda, provided the request is made at least 60 calendar days in advance of the extraordinary general meeting concerned. Convocation requests and requests for inclusion of agenda items need to be submitted to the Swiss NewCo Board in written form, indicating the agenda items and proposals.

WHERE YOU CAN FIND MORE INFORMATION

Cohn Robbins files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Cohn Robbins’ public filings are also available to the public from the SEC’s website at: www.\sec.gov.

If you would like additional copies of this proxy statement/prospectus or Cohn Robbins’ other filings with the SEC (excluding exhibits), or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact Cohn Robbins at the following address and telephone number:

1000 N. West Street.

Suite 1200

Wilmington, DE 19801

(302) 295-4937

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Cohn Robbins’ proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Cohn Robbins shareholder and would like to request documents, please do so by [●], 2022, or five (5) business days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from Cohn Robbins, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Swiss NewCo in addition to being a proxy statement of Cohn Robbins for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Cohn Robbins has been supplied by Cohn Robbins, and all such information relating to SAZKA Entertainment and Swiss NewCo has been supplied by SAZKA Entertainment. Information provided by either Cohn Robbins or SAZKA Entertainment does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Cohn Robbins for the General Meeting. Cohn Robbins has not authorized anyone to give any information or make any representation about the Business Combination, the transactions contemplated thereby or the parties thereto, including Cohn Robbins, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Cohn Robbins Holdings Corp. — Unaudited Financial Statements

Cohn Robbins Holdings Corp. — Audited Financial Statements

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID: 100)	F-36
FINANCIAL STATEMENTS	F-40
Balance Sheets	F-40
Statements of Operations	F-41
Statements of Changes in Shareholders’ Deficit	F-42
Statements of Cash Flows	F-43
NOTES TO FINANCIAL STATEMENTS	F-44

SAZKA Entertainment AG

Audited Consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-66
Consolidated Statements of Comprehensive Income for the years ended December 31, 2021, 2020 and 2019	F-68
Consolidated Statements of Financial Position as of December 31, 2021 and December 31, 2020	F-70
Consolidated Statements of Changes in Equity for the years ended December 31, 2021, 2020 and 2019	F-72
Consolidated Statements of Cash Flows for the years ended December 31, 2021, 2020 and 2019	F-75
Notes to the Financial Statements	F-77

Casinos Austria A.G.

Audited Consolidated Financial Statements
Report of Independent Auditors	F-210
Consolidated Profit and Loss Statement for the six month period ended June 30, 2020 (unaudited) and for the year ended December 31, 2019	F-212
Consolidated Statements of Comprehensive Income for the period from January 1, 2020 to June 30, 2020 (unaudited) and for the year ended December 31, 2019	F-213
Consolidated Statements of Financial Position as of June 30, 2020 (unaudited) and December 31, 2019	F-214
Consolidated Statements of Changes in Equity for the six month period ended June 30, 2020 (unaudited) and for the year ended December 31, 2019	F-215
Consolidated Statements of Cash Flows for the six month period ended June 30, 2020 (unaudited) and for the year ended December 31, 2019	F-216
Notes to the Consolidated Financial Statements	F-218

COHN ROBBINS HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$961	$357,778
Prepaid expenses	75,301	263,404

Total Current Assets	76,262	621,182
Cash and investments held in Trust Account	829,088,974	828,424,845

TOTAL ASSETS	$829,165,236	$829,046,027

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$8,713,853	$4,587,852
Advance from related parties	228,515	140,075
Convertible promissory note - related party, at fair value	1,000,000	1,000,000

Total Current Liabilities	9,942,368	5,727,927
Warrant liabilities	17,188,533	31,978,666
PIPE derivative liability	9,899,697	—
Deferred underwriting fee payable	28,980,000	28,980,000

Total Liabilities	66,010,598	66,686,593

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 82,800,000 shares, issued and outstanding, at $10.01 and $10.00 per share redemption value at June 30, 2022 and December 31, 2021, respectively	829,088,974	828,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding, excluding 82,800,000 shares subject to possible redemption	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 20,700,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	2,070	2,070
Accumulated deficit	(65,936,406)	(65,642,636)

Total Shareholders’ Deficit	(65,934,336)	(65,640,566)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$829,165,236	$829,046,027

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

COHN ROBBINS HOLDINGS CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
General and administrative expenses	$1,370,318	$650,934	$4,759,361	$1,916,651

Loss from operations	(1,370,318)	(650,934)	(4,759,361)	(1,916,651)
Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	435,423	11,344	664,129	163,505
Day one loss in derivative PIPE liability	—	—	(9,899,697)	—
Change in fair value of warrant liabilities	13,590,933	3,749,867	14,790,133	26,515,733

Total other income, net	14,026,356	3,761,211	5,554,565	26,679,238

Net income	$12,656,038	$3,110,277	$795,204	$24,762,587

Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	82,800,000	82,800,000	82,800,000

Basic and diluted net income per ordinary share, Class A ordinary shares	$0.12	$0.03	$0.01	$0.24

Basic and diluted weighted average shares outstanding of Class B ordinary shares	20,700,000	20,700,000	20,700,000	20,700,000

Basic and diluted net income per ordinary share, Class B ordinary shares	$0.12	$0.03	$0.01	$0.24

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

COHN ROBBINS HOLDINGS CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021 (audited)	—	$—	20,700,000	$2,070	$—	$(65,642,636)	$(65,640,566)
Net loss	—	—	—	—	—	(11,860,834)	(11,860,834)

Balance – March 31, 2022	—	$—	20,700,000	$2,070	$—	$(77,503,470)	$(77,501,400)
Accretion of Class A Ordinary Shares Subject to Redemption Amount	—	—	—	—	—	(1,088,974)	(1,088,974)
Net income	—	—	—	—	—	12,656,038	12,656,038

Balance – June 30, 2022	—	$—	20,700,000	$2,070	$—	$(65,936,406)	$(65,934,336)

	FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Shareholders’ Deficit	Total Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2020 (audited)	—	$—	20,700,000	$2,070	$—	$(101,538,946)	$(101,536,876)
Net income	—	—	—	—	—	21,652,310	21,652,310

Balance – March 31, 2021	—	$—	20,700,000	$2,070	$—	$(79,886,636)	$(79,884,566)
Net income	—	—	—	—	—	3,110,277	3,110,277

Balance – June 30, 2021	—	$—	20,700,000	$2,070	—	$(76,776,359)	$(76,774,289)

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

COHN ROBBINS HOLDINGS CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$795,204	$24,762,587
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(664,129)	(163,505)
Change in fair value of warrant liabilities	(14,790,133)	(26,515,733)
Day one loss on derivative PIPE liability	9,899,697	—
Changes in operating assets and liabilities:
Prepaid expenses	188,103	161,540
Accrued expenses	4,126,001	1,236,738

Net cash used in operating activities	(445,257)	(518,373)

Cash Flows from Financing Activities:
Advances from related party	88,440	—

Net cash provided by financing activities	88,440	—

Net decrease in Cash	(356,817)	(518,373)
Cash – Beginning	357,778	643,949

Cash – Ending	$961	$125,576

The accompanying notes are an integral part of the unaudited condensed interim financial statements.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cohn Robbins Holdings Corp. (formerly known as CSR Acquisition Corp.) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

As of June 30, 2022, the Company had not commenced any operations. All activity through June 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, as well as activities in connection with the proposed acquisition of SAZKA Entertainment AG (“Sazka”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 8, 2020. On September 11, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 10,800,000 Units, at $10.00 per Unit, generating gross proceeds of $828,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one-third of one redeemable warrant (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,373,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s sponsor, Cohn Robbins Sponsor LLC (the “Sponsor”), generating gross proceeds of $18,560,000, which is described in Note 4.

Transaction costs amounted to $46,191,135, consisting of $16,560,000 of cash underwriting fees, $28,980,000 of deferred underwriting fees and $651,135 of other offering costs.

Following the closing of the Initial Public Offering on September 11, 2020, an amount of $828,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

The Company will have until September 11, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses and offering costs in exchange for the issuance of the Founder Shares, a loan of approximately $300,000 from the Sponsor pursuant to a note

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

agreement, and the proceeds from the consummation of the private placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). On September 1, 2021, the Company entered into a convertible promissory note under the Working Capital Loans, referenced in Note 5, with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,000,000 (the “Convertible Promissory Note”). As of June 30, 2022 and December 31, 2021, the outstanding principal balance under the Working Capital Loan amounted to an aggregate of $1,000,000. Based on the foregoing, the Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these unaudited condensed financial statements.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 11, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these unaudited condensed financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 11, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by September 11, 2022. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of September 11, 2022.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021, as filed with the SEC on March 1, 2022. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Investments Held in Trust Account

At June 30, 2022, the majority of the assets in the Trust Account were held in money market funds that primarily invest in U.S. Treasury securities at fair market value. The Company presents its investments in treasury securities on the condensed balance sheet at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company presents its investments in money market funds on the condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the accompanying unaudited condensed statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed statements of operations. Offering costs associated with the Class A ordinary shares issued amounting to $45,153,380 were charged to temporary equity. Offering costs amounting to $1,037,755 were allocated to warrant liabilities and were expensed to the unaudited condensed statements of operations.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

Derivative Warrant Liabilities and PIPE liability

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Private Placement Warrants and the Public Warrants (collectively, the “Warrants”) in accordance with the guidance contained in ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,” under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the unaudited condensed statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available are valued using a Modified Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both the Public Warrants and Private Placement Warrants.

The PIPE derivative is comprised of the valuation of the potential additional shares that may be issued to PIPE subscribers upon the consummation of a Business Combination. The PIPE derivative meets the criteria for derivative liability classification. As such, the PIPE derivative liability is recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the unaudited condensed statements of operations. The fair value of the derivative liability is discussed in Note 9.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, the 82,800,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

At June 30, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$828,000,000
Less:
Proceeds allocated to fair value of Public Warrants	(18,492,000)
Class A ordinary shares issuance costs	(45,153,380)
Plus:
Accretion of carrying value to redemption value	63,645,380

Class A ordinary shares subject to possible redemption, December 31, 2021	$828,000,000
Plus:
Accretion of carrying value to redemption value	1,088,974

Class A ordinary shares subject to possible redemption, June 30, 2022	$829,088,974

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value.

The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 39,973,333 shares of Class A ordinary shares in the calculation of diluted income (loss) per share,

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

since the exercise price of the warrants is greater than the average market price for the period and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$10,124,830	$2,531,208	$2,488,222	$622,055	$636,163	$159,041	$19,810,070	$4,952,517
Denominator:
Basic and diluted weighted average shares outstanding	82,800,000	20,700,000	82,800,000	20,700,000	82,800,000	20,700,000	82,800,000	20,700,000

Basic and diluted net income per ordinary share	$0.12	$0.12	$0.03	$0.03	$0.01	$0.01	$0.24	$0.24

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815. Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. The Company evaluates the change based on the conversion price at the current market value. When recognized, changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the unaudited condensed statements of operations (see Note 5).

Fair Value Measurements

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrants (See Note 9). Fair value is

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2022 and December 31, 2021, the carrying values of cash, prepaid expenses, accounts payable, advances from related parties and notes payable approximate their fair values primarily due to the short-term nature of the instruments.

Recent Accounting Standards

In June 2016, FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company expects to adopt the provisions of this guidance on January 1, 2023. The adoption is not expected to have a material impact on the Company’s condensed financial statements.

Besides the above, the Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 82,800,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 10,800,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 12,373,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $18,560,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). In August 2020 and in September 2020, the Company effected share capitalizations resulting in an aggregate of 20,700,000 Founder Shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Amount Due to Sponsor

During the six-month period ending June 30, 2022, the Sponsor paid operating expenses on behalf of the Company. These amounts are reflected on the condensed balance sheet as advances to Sponsor. The advances are non-interest bearing and are payable on demand. At June 30, 2022 and December 31, 2021, the Company had advances owed to the Sponsor in the amount of $228,515 and $140,075, respectively.

Administrative Services Agreement

The Company entered into an agreement, commencing on September 8, 2020, to pay an affiliate of the Sponsor $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000 in fees for these services, of such fee is included in accounts payable and accrued expenses in the condensed balance sheets, respectively. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000 in fees for these services, respectively.

Convertible Promissory Note

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On September 1, 2021, the Company entered into the Convertible Promissory Note. As of June 30, 2022 and December 31, 2021, the outstanding principal balance under the Working Capital Loan amounted to an aggregate of $1,000,000. Management has determined the fair value of the note is more accurately recorded at par since the conversion price is almost 100% higher than the value of the warrants. No arms-length transaction by a note holder would result in a conversion with this fact pattern, thus it is a more accurate depiction with recording at par. As such no fair value change was booked to the unaudited condensed statement of operations.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on September 11, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $16,560,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,980,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On January 20, 2022, the Company, Sazka, Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US HoldCo LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Swiss NewCo (“US HoldCo”), and Allwyn Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of US HoldCo (“DE Merger Sub”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions (as defined in the Business Combination Agreement) on the terms and subject to the conditions set forth therein, including the merger of the Company with and into DE Merger Sub, with DE Merger Sub as the surviving company in the merger (the “Merger”).

Cohn Robbins will merge with and into DE Merger Sub with DE Merger Sub surviving, and following the Merger, DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo. Swiss NewCo will have a dual-class share structure with super voting rights for KKCG AG, a Swiss stock corporation (“KKCG”), the majority shareholder of Sazka.

(i) at the Merger Effective Time (as defined in the Business Combination Agreement), (a) each share of Class A common stock, par value $0.0001 per share, of Cohn Robbins (“Cohn Robbins Class A Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued shares of Class B ordinary shares, nominal value CHF 0.04 per share of Swiss NewCo (“Swiss NewCo Class B Shares”) equal to the lower of: (1) 1.4; and (2)(y)(A) the Post-Redemption Acquiror Share Number (as defined in the Business Combination Agreement), plus (B) 6,624,000, divided by (z) the Post-Redemption Acquiror Share Number (the lower of (1) and (2), the “Class B Exchange Ratio”); (c) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each warrant to acquire Cohn Robbins Class A Common Stock, issued in Cohn Robbins’ initial public offering at an initial exercise price of $11.50 per share (“Cohn Robbins Warrants”), to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to a warrant assignment, assumption and amendment agreement; and

(ii) following the Liquidations (as defined in the Business Combination Agreement), Computershare Trust Company, N.A. (the “Exchange Agent”) will contribute (a) all of the issued and outstanding capital stock of Sazka (which will have been transferred to the Exchange Agent before the Merger and held in escrow) and (b) the PIPE Investment (as defined below) (which will have been transferred to the Exchange Agent before the Merger and held in escrow) to Swiss NewCo (1) partially as equity contribution into the capital contribution reserves of Swiss NewCo and (2) partially against the KKCG Cash Consideration (as defined in the Business Combination Agreement). In return, the Exchange Agent will deliver (x) to KKCG, 2,015,069,102 Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo (“Swiss NewCo Class A Shares”) (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 Swiss NewCo Class B Shares subject to certain vesting and forfeiture provisions), (y) to KKCG, the KKCG Cash Consideration and (z) to the PIPE Investors (as defined below), 353,000,000 Swiss NewCo Class B Shares, as adjusted by the Class B Exchange Ratio and/or the terms of such agreements.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

At or substantially concurrently with the Acquisition Effective Time (as defined in the Business Combination Agreement), Swiss NewCo will distribute the Available Acquiror Cash (as defined in the Business Combination Agreement) in the following order of priority: (i) first, to pay certain transaction expenses of Cohn Robbins and Sazka, (ii) second, to Primrose Holdings (Lux) S.à r.l the Primrose Cash Distribution (as defined in the Business Combination Agreement), (iii) third, to KKCG, paid as KKCG Cash Consideration, up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a)(x) $850 million, less (y) Transaction Expenses (as defined in the Business Combination Agreement) payable in clause (i) multiplied by (b) the fraction 3/2, less (c) the Net Minimum Cash (as defined in the Business Combination Agreement) and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG.

The holders of Cohn Robbins Class A Common Stock that do not elect to redeem their shares in connection with the Business Combination will share in a pool of up to 6.62 million additional Swiss NewCo Class B Shares, to be adjusted based on the Class B Exchange Ratio (between 1.08 and 1.40) depending on the number of unredeemed shares and subject to a redemption cap of 80%. Assuming a price of $10.00 per share of Cohn Robbins Class A Common Stock at the Merger Closing (as defined in the Business Combination Agreement), each share of Cohn Robbins Class A Common Stock would receive Swiss NewCo Class B Shares with a value ranging between $10.80 (assuming no redemptions by the stockholders of Cohn Robbins (the “Cohn Robbins Stockholders”)) and $14.00 (assuming redemptions resulting in the maximum Class B Exchange Ratio and Sazka’s waiver of the minimum cash condition, as described in the Business Combination Agreement) per share.

Conditions to Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the Cohn Robbins Stockholders, (ii) effectiveness of the proxy statement/prospectus on Form F-4 (the “Form F-4”) filed by Swiss NewCo on July 21, 2022 in connection with the Business Combination, (iii) receipt of certain Gaming Approvals (as defined in the Business Combination Agreement) and other regulatory approvals from regulatory authorities in the markets Sazka operates in, (iv) exemption from compliance with the Corporations Act 2001 (Commonwealth of Australia), if entering into the Business Combination Agreement or consummating the Transactions would result in a breach thereof, (v) receipt of approval for the listing of the shares of Swiss NewCo to be issued in connection with the Business Combination on the New York Stock Exchange (the “NYSE”) and (vi) the absence of any governmental order enjoining or prohibiting the consummation of Business Combination Agreement. Other conditions to Sazka’s obligations to consummate the Business Combination include, among others, (i)(a) the amount of cash or cash equivalents available in the Trust Account, after deducting the amount required to satisfy the redemption of any shares of Cohn Robbins Class A Common Stock pursuant to the redemption offer (to the extent not already paid as of immediately prior to the Acquisition Effective Time), but prior to payment of (1) any deferred underwriting commissions being held in the Trust Account and (2) any unpaid Transaction Expenses (as defined in the Business Combination Agreement), plus (b) the amount of the PIPE Investment actually received by Swiss NewCo (or other financing in connection with the Merger and the Acquisition Transfer (as defined in the Business Combination Agreement)) prior to or substantially concurrently with the Acquisition Closing (as defined in the Business Combination Agreement), is equal to or greater than $850 million; (ii) the accuracy of the representations and warranties of Cohn Robbins as of the date of the Business Combination Agreement and as of the Acquisition Closing; and (iii) the performance or compliance of each Cohn Robbins covenant in all material respects as of or prior to the Acquisition Closing. Conditions in favor of Cohn Robbins include: (i) the accuracy of the representations and warranties of the Company parties as of the date of the Business Combination

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

Agreement and as of the Acquisition Closing; (ii) the performance or compliance of each Company party covenant in all material respects as of or prior to the Acquisition Closing; and (iii) that there shall not have occurred and be continuing a Company Material Adverse Effect (as defined in the Business Combination Agreement) after the date of the Business Combination Agreement.

Covenants

The Business Combination Agreement contains additional covenants, including, among others, providing that (i) the parties may conduct their respective businesses in the ordinary course through the Merger Closing and the Acquisition Closing, as applicable, (ii) the parties may not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) Sazka is to prepare and deliver to Cohn Robbins certain audited consolidated financial statements as of and for the year ended December 31, 2020, (iv) Swiss NewCo and Cohn Robbins are to prepare, with the assistance of Sazka, and file the Form F-4 and take certain other actions to obtain the requisite approval of the Cohn Robbins Stockholders of certain proposals regarding the Business Combination and (v) the parties must use reasonable best efforts to obtain any necessary approvals from governmental agencies.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by Cohn Robbins, Sazka, Swiss NewCo, US HoldCo and DE Merger Sub. The representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Acquisition Closing.

Vendor Agreements

The Company has entered into an agreement with an investment bank for advisory services. The services are being rendered in connection with the Company’s Business Combination Agreement and are contingent upon the closing of the Business Combination. The total fee expected to be incurred upon the consummation of the Business Combination Agreement is $12,500,000.

The Company entered into an agreement with a financial advisor for assistance in raising the PIPE financing for its pending Business Combination. The total fee expected to be incurred upon the consummation of the Business Combination Agreement is $3,000,000.

Termination

The Business Combination Agreement contains certain termination rights for both Cohn Robbins and Sazka including, but not limited to, the right to terminate at any time prior to the consummation of the Business Combination (i) by mutual written consent of Cohn Robbins and Sazka, (ii) by either Cohn Robbins or Sazka if certain approvals of the Cohn Robbins Stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein or (iii) by either Cohn Robbins or Sazka in certain other circumstances set forth in the Business Combination Agreement, including, among others, (a) if the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law (each as defined in the Business Combination Agreement), (b) in the event of certain uncured breaches by the other party or (c) if the Acquisition Closing has not occurred on or before September 20, 2022 (the “Original End Date”). The Business Combination Agreement provides for certain conditions under which the Original End Date can be extended by two months, to November 20, 2022.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

PIPE Subscription Agreements

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into subscription agreements (the “PIPE Subscription Agreements”) with certain third-party investors (the “Third-Party PIPE Investors”) and the Sponsor (as defined below) (together with the Third-Party PIPE Investors, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, a number of Swiss NewCo Class B Shares (the “PIPE Subscribed Shares”) equal to (x) an aggregate amount of Base Shares (as defined in the PIPE Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third- Party PIPE Investors, the Class B Exchange Ratio and (ii) in the case of the Sponsor, 1.08, for aggregate gross proceeds of $353 million, in private placements to be issued substantially concurrently with the closing of the Business Combination (the “PIPE Investment”). The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

As described in the PIPE Subscription Agreements, the obligations of the parties to consummate the purchase and sale of the PIPE Subscribed Shares is conditioned upon, among other things, (i) there not being in force any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (ii) there not being any suspension of the qualification of the offering or sale or trading of PIPE Subscribed Shares and there being no suspension or removal from listing of the PIPE Subscribed Shares on the stock exchange or initiation or threatening of any proceedings for any of such purposes and the PIPE Subscribed Shares having been approved for listing on the NYSE, subject to official notice of issuance; (iii) all conditions precedent to the closing of the Business Combination shall have been, or will be reasonably expected to be, satisfied or waived by the party who is the beneficiary of such condition(s) in the Business Combination Agreement; (iv) certain Swiss NewCo Class B Shares shall have been delivered to the Cohn Robbins Stockholders; (v) solely with respect to Swiss NewCo’s and Cohn Robbins’s obligations to close: (1) subject to certain exceptions described in the PIPE Subscription Agreements, the representations and warranties made by the PIPE Investors being true and correct as of the closing date set forth therein (the “PIPE Investment Closing”) and (2) each PIPE Investor having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by its applicable PIPE Subscription Agreement to be performed, satisfied or complied with by it at or prior to the PIPE Investment Closing; and (vi) solely with respect to the PIPE Investors’ obligations to close: (1) subject to certain exceptions described in the PIPE Subscription Agreements, the representations and warranties made by Cohn Robbins (in the case of third-party investors) and Swiss NewCo being true and correct as of the closing date set forth therein, (2) each of Cohn Robbins (in the case of third-party investors) and Swiss NewCo having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the PIPE Subscription Agreements to be performed, satisfied or complied with by Cohn Robbins and/or Swiss NewCo, as applicable, at or prior to the PIPE Investment Closing. In addition, solely with respect to the Third- Party PIPE Investors’ obligations to close: (a) subject to certain exceptions described in the PIPE Subscription Agreements, the terms of the Business Combination Agreement shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the PIPE Investors would reasonably expect to receive under the PIPE Subscription Agreements and (b) there shall have been no amendment, waiver or modification to any PIPE Subscription Agreement that materially benefits any PIPE Investor unless all PIPE Investors have been offered the same benefits. The Sponsor’s PIPE Subscription Agreement (the “Insider Subscription Agreement”) includes additional provisions providing the Sponsor with certain rights in the event that certain agreements in connection with the Business Combination and/or other subscription agreements are amended, or new agreements are entered into in connection with the Business Combination.

The PIPE Subscribed Shares mentioned above include settlement provisions that could change the settlement amounts depending on the number of redemptions prior to the closing date. Since the number of redemptions is

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

not fixed and the settlement with the investor differs from the older, this instrument is not considered indexed to the entity’s own equity and therefore should be classified as a liability and measured at fair value, with changes in fair value each period recognized in the unaudited condensed statement of operations.

The PIPE Subscription Agreements provide certain registration rights for Third-Party PIPE Investors. In particular, Swiss NewCo is required to file with the SEC, within thirty (30) calendar days after the consummation of the transactions contemplated by the Business Combination Agreement, a registration statement covering the resale of the PIPE Subscribed Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof if the SEC notifies Swiss NewCo that it will “review” the Form F-4 and (ii) the tenth (10th) business day after the date Swiss NewCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Swiss NewCo must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) three (3) years from the date of effectiveness of the registration statement; (ii) the date the Third-Party PIPE Investors no longer hold any registrable shares; and (iii) the date all registrable shares held by the Third-Party PIPE Investors may be sold without restriction under Rule 144 under the Securities Act. The PIPE Subscription Agreements also provide certain demand and piggyback rights for certain Third-Party PIPE Investors that hold more than $100 million and $75 million of PIPE Subscribed Shares, respectively. Pursuant to the Sponsor Agreement (as defined below), the Swiss NewCo Class B Shares issued to the Sponsor in the PIPE Investment will not be subject to a lock-up period.

Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the PIPE Investment Closing, or in the future, as a result of, or arising out of, the PIPE Subscription Agreements against Cohn Robbins, including with respect to the monies held in the Trust Account. The PIPE Subscription Agreements will terminate, and be of no further force and effect: (i) upon the earliest to occur of (1) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (2) the mutual written agreement of each of the parties to the PIPE Subscription Agreements and (3) sixty (60) days after the Agreement End Date (as defined in the Business Combination Agreement) if the PIPE Investment Closing has not occurred by such date and the terminating party’s breach was not the primary reason such closing failed to occur by such date or (ii) if the conditions to closing set forth in the PIPE Subscription Agreements are not satisfied or waived, or are not capable of being satisfied, on or prior to the PIPE Investment Closing and, as a result thereof, the transactions contemplated by the PIPE Subscription Agreements will not be or are not consummated by the PIPE Investment Closing.

Sponsor Agreement

On January 20, 2022, Cohn Robbins announced its entry into a Sponsor Agreement (the “Sponsor Agreement”), by and among the Sponsor, Cohn Robbins, Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) and Sazka, pursuant to which the Sponsor and the Insiders have agreed that, immediately prior to the consummation of the Merger (but subject to the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement), the Sponsor and the Insiders shall contribute, transfer, assign, convey and deliver to Cohn Robbins all of such Sponsor’s or Insider’s right, title and interest in, to and under such Sponsor’s or Insider’s shares of Cohn Robbins Class B common stock, par value $0.0001 per share (“Cohn Robbins Class B Common Stock”) in exchange for shares of Cohn Robbins Class A Common Stock (the “Share Conversion”). In connection with the Share Conversion, (i) all 20,540,000 outstanding shares of Cohn Robbins Class B Common Stock held by the Sponsor shall be exchanged and converted into the number of shares of Cohn Robbins Class A Common Stock equal to (x) 17,253,600, divided by (y) the Class B Exchange Ratio and (ii) all 160,000 outstanding

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

shares of Cohn Robbins Class B Common Stock held by Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall shall be exchanged and converted into the number of shares of Cohn Robbins Class A Common Stock equal to (x) 160,000, divided by (y) the Class B Exchange Ratio.

Under the Sponsor Agreement, the Sponsor has agreed, among other things, that, (i) immediately prior to the consummation of the Merger (but subject to the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement), the Sponsor shall automatically irrevocably surrender and forfeit to Cohn Robbins for no consideration, as a contribution to capital, a certain number of Cohn Robbins Warrants, as set forth therein and (ii) the Swiss NewCo Class B Shares held by the Sponsor will be subject to certain vesting and lock-up terms.

Sponsor Support Agreement

On January 20, 2022, Cohn Robbins announced its entry into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among the Sponsor, Cohn Robbins, Swiss NewCo, the Insiders and Sazka, pursuant to which the Sponsor agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

Under the Sponsor Support Agreement, the Sponsor and Insiders agreed, with some exclusions, that until the termination of the Business Combination Agreement, they shall not, and shall cause their Affiliates (as defined under the Sponsor Support Agreement) not to, without the prior written consent of Cohn Robbins and Sazka: (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of their Cohn Robbins shares; (ii) grant any proxies or powers of attorney with respect to any or all of their Cohn Robbins shares held by them (except in connection with voting by proxy at a meeting of shareholders of Cohn Robbins as contemplated in Business Combination Agreement); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) with respect to any or all of their Cohn Robbins shares other than those created by Sponsor Support Agreement.

Shareholder Support Agreement

On January 20, 2022, Cohn Robbins also announced entry into a Shareholder Support Agreement (the “Shareholder Support Agreement”), by and among Cohn Robbins, Sazka, Swiss NewCo and KKCG. Pursuant to the Shareholder Support Agreement, KKCG agreed to, among other things, vote to approve and adopt the effectiveness of the Business Combination Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of the Shareholder Support Agreement, and do all other things to facilitate, accelerate or further the Business Combination and all other documents and transactions contemplated thereby and exercise its shareholders rights and vote against (i) any alternative merger, purchase of all or substantially all of Sazka’s or Swiss NewCo’s, as applicable, assets or other business combination transactions (other than the Business Combination Agreement and all other documents and transactions contemplated thereby), and (ii) any proposal, action or agreement that would (x) impede, frustrate, prevent or nullify any provision of the Business Combination Agreement and all other documents and transactions contemplated thereby or result in any breach of any covenant, representation, warranty or any other obligation or agreement of the Sazka or Swiss NewCo under the Business Combination Agreement and all other documents contemplated thereby or (y) result in any of the conditions set forth in Article X of the Business Combination Agreement or the other documents contemplated thereby, once agreed, not being fulfilled.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

Pursuant to the Shareholder Support Agreement, KKCG also agreed to, among other things, not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Cohn Robbins, Swiss NewCo, US HoldCo, DE Merger Sub, Sazka or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Shareholder Support Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement and all other documents and transactions contemplated therein.

KKCG has also agreed that its shares of Sazka (including any securities convertible into or exercisable or exchangeable for Sazka common shares) shall be subject to a lock-up pursuant to the terms of the Relationship Agreement (as defined below).

Transfer Restrictions and Registration Rights

The Business Combination Agreement contemplates that, at the Acquisition Closing, Swiss NewCo, the Cohn Robbins Class B Common Stock holders, the Sazka shareholders and certain of their respective affiliates will enter into a registration rights agreement, pursuant to which Swiss NewCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Swiss NewCo Class B Shares and other equity securities of Swiss NewCo that are held by the parties thereto from time to time.

The Business Combination Agreement contemplates that, at the Acquisition Closing, Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Acquisition Closing will enter into a Relationship Agreement (the “Relationship Agreement”). The Relationship Agreement provides for certain events that would trigger the transfer and sale of Swiss NewCo Class A Shares held by KKCG to Swiss NewCo. The Relationship Agreement also provides for certain transfer restrictions and vesting provisions in relation to the 30,000,000 Swiss NewCo Class B Shares (the “Earnout Shares”) received by KKCG in connection with the Acquisition Closing. Under the Relationship Agreement, among other things (i) if, at any time during the seven (7) years following the date on which the Acquisition Closing occurs (the “Acquisition Closing Date”) (the “Measurement Period”), the VWAP (as defined in the Relationship Agreement) of Swiss NewCo Class B Shares is greater than USD 12.00 for any twenty (20) Trading Days (as defined in the Relationship Agreement) within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the First Earnout Achievement Date and (ii) if, at any time during the Measurement Period, the VWAP of Swiss NewCo Class B Shares is greater than USD 14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the Second Earnout Achievement Date.

Apollo Side Letter

On January 24, 2022, Cohn Robbins announced entry into a side letter agreement, by and among Swiss NewCo, Primrose, KKCG, Sazka Group a.s. and Sazka (the “Apollo Side Letter”). Pursuant to the terms of the Apollo Side Letter, on the Acquisition Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of Sazka’s convertible preferred shares held by Primrose in exchange for (a) (x) €323,000,000 in cash plus (y) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on Sazka’s convertible preferred shares held by Primrose accruing pursuant to their terms after September 31, 2021 through the Acquisition Closing Date and (b) a convertible note (“Convertible Note”) in an amount equal to (x) €322,000,000 less (y) the amount of any extraordinary dividends paid in respect of the convertible preferred shares held by Primrose after January 20, 2022 and prior to the Acquisition Closing Date, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

The Convertible Note will mature on the date that is three years after the Acquisition Closing Date (the “Maturity Date”) and will bear an interest of 6.50% per annum, payable in cash semi-annually, accruing on the outstanding principal amount of the Convertible Note. On the first anniversary of the Acquisition Closing Date, Swiss NewCo will be required to redeem a portion of the Convertible Note with a stated face value of €96.75 million. Swiss NewCo may redeem the Convertible Note, at its option, in whole or in part, without premium or penalty, at any time and from time to time prior to the first anniversary of the Acquisition Closing Date upon a 30 days or more notice. In addition, Swiss NewCo may redeem the Convertible Note, at its option, in whole or in part, at any time and from time to time after the first anniversary of the Acquisition Closing Date and prior to Maturity Date, at customary “make-whole” price, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter. In addition, at any time after the Acquisition Closing Date, subject to certain anti-dilution protections as enumerated in the Apollo Side Letter, Swiss NewCo will have the option to convert the Convertible Note into shares of Swiss NewCo Class B Shares at $11.11111 (the “Conversion Price”) and the applicable foreign exchange spot rate at the time of conversion, provided that the closing price of Swiss NewCo Class B Shares exceeds $13.89 for at least 20 out of 30 consecutive trading days prior to the date of conversion.

At any time after the Acquisition Closing Date, Primrose will have the option to convert the Convertible Note into shares of Swiss NewCo Class B Shares at the Conversion Price and the applicable foreign exchange spot rate at the time of conversion. Primrose will not be entitled to participate in dividends paid to holders of Swiss NewCo common stock. Under the Apollo Side Letter, Primrose will receive customary demand, piggyback and shelf registration rights pertaining to any Swiss NewCo Class B Shares issued upon the conversion of the Convertible Note.

The foregoing description of the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement and the Shareholder Support Agreement and the transactions and documents contemplated thereby, is not complete and is subject to and qualified in its entirety by reference to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, and Exhibit 10.5, respectively, and the terms of which are incorporated by reference herein.

The Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, and the Insider Subscription Agreement have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about Cohn Robbins or its affiliates. The representations, warranties, covenants and agreements contained in the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, the Insider Subscription Agreement and the other documents related thereto were made only for purposes of the Business Combination Agreement or such other agreement (as applicable) as of the specific dates therein, were solely for the benefit of the parties to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, and the Shareholder Support Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement, as applicable, which subsequent information may or may not be fully reflected in the Cohn Robbins’ public disclosures.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, 82,800,000 shares of Class A ordinary shares issued and outstanding were ordinary shares subject to possible redemption which are presented as temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 20,700,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 8. WARRANT LIABILITIES

As of June 30, 2022 and December 31, 2021, there were 27,600,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted); and

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•	if the Reference Value is less than $18.00 per share (as adjusted) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

At June 30, 2022 and December 31, 2021, there were 12,373,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company assessed the implications of ASU 2016-13 and determined there is no impact to the carrying value of its securities held in the Trust Account.

At June 30, 2022, assets held in the Trust Account were comprised of $829,088,974 in money market funds that primarily invest in U.S. Treasury securities at fair market value. During the three and six months ended June 30, 2022, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2021, assets held in the Trust Account were comprised of $828,424,845 in cash and money market funds, which primarily invest in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account to pay its taxes.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021 indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2022	December 31, 2021
Assets:
Investments – U.S Treasury Securities Money Market Fund	1	$829,088,974	$828,424,845

Liabilities:
Warrant liabilities – Public Warrants	1	$11,868,000	$22,080,000
Warrant liabilities – Private Placement Warrants	2	$5,320,533	$9,898,666
PIPE derivative liability – Additional Shares	3	$9,899,697	—

The Warrants were accounted for as liabilities in accordance with ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,” and are presented within warrant liabilities in the accompanying condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the unaudited condensed statements of operations.

At December 31, 2021, the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market. The Public Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs before being actively traded on the market and are classified as Level 1 as of December 31, 2021.

COHN ROBBINS HOLDINGS CORP.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents the changes in the fair value of Level 3 warrant liabilities at June 30, 2021:

Private Placement
Fair value as of January 1, 2021	$24,004,266
Change in fair value	(8,413,866)

Fair value as of March 31, 2021	$15,590,400
Change in fair value	(989,867)
Transfer to Level 2	(14,600,533)

Fair value as of June 30, 2021	$—

The PIPE derivative was accounted for as a liability in accordance with ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,” and are presented within current liabilities on the balance sheet as of June 30, 2022. The PIPE derivative liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the unaudited condensed statement of operations. The PIPE derivatives are valued by using the following inputs:

Input	January 20, 2022 (Initial Measurement)
Exchange Ratio	113.4%
Variable bonus shares	1,649,950
Per Share Price	$10.00

The following table presents the changes in the fair value of the PIPE derivative liability at June 30, 2022:

PIPE Derivative Liability
Fair value as of January 1, 2022	$—
Initial Fair Value as of January 20, 2022	9,899,697

Fair value as of March 31, 2022	$9,899,697
Changes in Fair Value	—

Fair value as of June 30, 2022	$9,899,697

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this Quarterly Report on Form 10-Q (this “Quarterly Report”) to “we,” “us” or the “Company” refer to Cohn Robbins Holdings Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Cohn Robbins Sponsor LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact, included in this Quarterly Report, including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the completion of the proposed Business Combination (as defined below), the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “may,” “should,” “could,” “would,” “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs as well as assumptions made by, and based on information currently available to, our management. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including that the conditions of the proposed Business Combination are not satisfied. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s (i) Annual Report on Form 10-K filed with the SEC on March 1, 2022 and (ii) Quarterly Report on Form 10-Q/A filed with the SEC on May 11, 2022. For risk factors related to the proposed Business Combination, see the Risk Factors section set forth in the Form F-4. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward- looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in the Cayman Islands on July 13, 2020 formed for the purpose of effecting a Business Combination. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Recent Developments

As previously disclosed, on January 20, 2022, the Company entered into the Business Combination Agreement. For more information about the Business Combination Agreement and the transactions contemplated thereby (including any ancillary agreements entered into in connection therewith), please see (i) the Company’s Current Report on Form 8-K, filed with the SEC on January 21, 2022, (ii) the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2022 and (iii) the Form F-4 (as may be amended from time to time).

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities through June 30, 2022 were organizational activities, those necessary to prepare for the Initial Public Offering, and identifying a target company for a Business Combination. We will not generate any operating revenues until after the completion of our Business Combination, at the earliest. We generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2022, we had net income of $12,656,038, which consists of change in fair value of warrant liabilities of $13,590,933 and interest income on cash and marketable securities held in the Trust Account of $435,423, offset by the general and administrative expenses of $1,370,318.

For the six months ended June 30, 2022, we had net income of $795,204, which consists of change in fair value of warrant liabilities of $14,790,133 and interest income on cash and marketable securities held in the Trust Account of $664,129, offset by the general and administrative expenses of $4,759,361 and change in fair value of the Day one loss in derivative PIPE liability of $9,899,697.

For the three months ended June 30, 2021, we had net income of $3,110,277, which consists of the change in fair value of warrant liabilities of $3,749,867, and interest income on cash and marketable securities held in the Trust Account of $11,344, offset by general and administrative expenses of $650,934.

For the six months ended June 30, 2021, we had net income of $24,762,587, which consists of the change in fair value of warrant liabilities of $26,515.733, and interest income on cash and marketable securities held in the Trust Account of $163,505, offset by general and administrative expenses of $1,916,651.

Liquidity and Going Concern

On September 11, 2020, we consummated the Initial Public Offering of 82,800,000 Units, which includes the full exercise by the underwriters of their over- allotment option in the amount of 10,800,000 Units, at $10.00 per Unit, generating gross proceeds of $828,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 12,373,333 Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $18,560,000.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $828,000,000 was placed in the Trust Account. We incurred $46,191,135 in transaction costs, including $16,560,000 of underwriting fees, $28,980,000 of deferred underwriting fees and $651,135 of other offering costs in connection with the Initial Public Offering and the sale of the Private Placement Warrants.

For the six months ended June 30, 2022, cash used in operating activities was $445,257. Net income of $795,204, was affected by interest earned on cash and marketable securities held in the Trust Account of $664,129 and a non-cash charge for the change in fair value of warrant liabilities of $14,790,133 and change in fair value of the Day one loss in derivative PIPE liability of $9,899,697. Changes in operating assets and liabilities provided $4,314,104 of cash for operating activities.

For the six months ended June 30, 2021, cash used in operating activities was $518,373. Net income of $24,762,587 was affected by the interest earned on cash and marketable securities held in the Trust Account of $163,505 and a non-cash charge for the change in fair value of warrant liabilities of $26,515,733. Changes in operating assets and liabilities provided $1,398,278 of cash for operating activities.

As of June 30, 2022, we had cash and marketable securities held in the Trust Account of $829,088,974 consisting of money market funds, which invest in money market funds that primarily invest in U.S. Treasury securities.

We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2022, we had cash of $961. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of June 30, 2022 and December 31, 2021, the outstanding principal balance under the Working Capital Loan amounted to an aggregate of $1,000,000.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASU 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 11, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 11, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by September 11, 2022. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. the Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of September 11, 2022.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on September 11, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative services. We began incurring these fees on September 8, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or our liquidation.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $16,560,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,980,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Warrant Liabilities and PIPE liability

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC 815. The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,” under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available are valued using a Modified Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both the Public Warrants and Private Placement Warrants.

The PIPE derivative is comprised of the valuation of the potential additional shares that may be issued to PIPE subscribers upon the consummation of Business Combination. The PIPE derivative meets the criteria for derivative liability classification. As such, the PIPE derivative liability is recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability is recognized as a non-cash gain or loss on the statements of operations. The fair value of the derivative liability is discussed in Note 9.

Class A Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our condensed balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

As of June 30, 2022, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the Trust Account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were effective.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended June 30, 2022 covered by this Quarterly Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, other than the remediation of the material weakness discussed below, which was remediated during the quarter ended June 30, 2022.

Remediation of a Material Weakness in Internal Control over Financial Reporting

We recognize the importance of the control environment as it sets the overall tone for the Company and is the foundation for all other components of internal control. Consequently, we designed and implemented remediation measures to address the material weakness previously identified and enhance our internal control over financial reporting. In light of the material weakness, we enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements, including providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The foregoing actions, which we believe remediated the material weakness in internal control over financial reporting, were completed as of the date of June 30, 2022.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Cohn Robbins Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cohn Robbins Holdings Corp. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ deficit, and cash flows, for year ended December 31, 2021 and for the period from July 13, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 13, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2022, expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by September 11, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements We believe that our audits provide a reasonable basis for our opinions.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Accounting for and Valuation of Private Placement Warrants

Description:

As described in Notes 2, 8 and 9 to the financial statements, the Company accounts for its private placement warrants based on an assessment of the instruments’ specific terms and the applicable accounting standards. The private placement warrants are stated at fair value at each reporting period with the change in fair value recorded on the statement of operations. The fair value of the warrants on the date of issuance were estimated using a Modified Black-Scholes option pricing model and as of December 31, 2021 the public warrant quoted market price was used as the fair value. The Modified Black-Scholes option pricing model includes inputs such as the Company’s stock price on date of grant, exercise price per share, and the number of private placement warrants outstanding. Assumptions used in the model are subjective and require significant judgment, and include implied volatility, risk-free interest rate and probability of executing a successful business combination. As of December 31, 2021, 12,373,333 private placement warrants at a fair value of $9,898,666 remained outstanding resulting in $14,105,600 of loss related to the change in fair value of the for the year ended December 31, 2021. As previously disclosed by management, the Company has restated the financial statements as of and for the year ended December 31, 2020 to account for the private placement warrants as a liability on its balance sheets. The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the private placement warrants as a critical audit matter are (i) the significant judgment by management when determining the accounting for and valuation; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the private placement warrants, and management’s significant assumption related to implied volatility and probability of executing a successful business combination; (iii) the audit effort involved the use of professionals with specialized skill and knowledge; and (iv) as disclosed by management, a material weakness related to the evaluation of complex financial instruments existed as of December 31, 2021.

Response:

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the private placement warrants, testing the internal controls over management’s process for determining the fair value estimates. Testing management’s process included (i) evaluating the internal controls and methodology used by management to determine the fair value of the private placement warrants; (ii) testing the mathematical accuracy of management’s model; (iii) evaluating the reasonableness of management’s significant assumption related to implied volatility and probability of executing a successful business combination; and (iv) testing the completeness and accuracy of the underlying data used. Professionals with specialized skill and knowledge were used to assist in (i) evaluating management’s accounting for the private placement warrants; (ii) evaluating the methodology to determine the fair value; (iii) testing the mathematical accuracy of the models; and (iv) evaluating the reasonableness of the significant assumption related to implied volatility and probability of executing a successful business combination by considering consistency with external market data.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 1, 2022

PCAOB ID Number 100

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Cohn Robbins Holdings Corp.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Cohn Robbins Holdings Corp. (the “Company”) as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the financial statements as of and for the year ended December 31, 2021, of the Company and our report dated March 1, 2022, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weaknesses

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: interpretation and accounting for complex financial instruments. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the financial statements as of and for the year ended December 31, 2021, of the Company, and this report does not affect our report on such financial statements.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 1, 2022

PCAOB ID Number 100

Financial Statements

COHN ROBBINS HOLDINGS CORP.

Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$357,778	$643,949
Prepaid expenses	263,404	551,430

Total Current Assets	621,182	1,195,379
Cash and investments held in Trust Account	828,424,845	828,234,764

TOTAL ASSETS	$829,046,027	$829,430,143

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$4,587,852	$302,753
Advance from related parties	140,075	—
Convertible promissory note – related party	1,000,000	—

Total Current Liabilities	5,727,927	302,753
Warrant liabilities	31,978,666	73,684,266
Deferred underwriting fee payable	28,980,000	28,980,000

Total Liabilities	66,686,593	102,967,019

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 82,800,000 shares at $10.00 per share redemption value at December 31, 2021 and 2020, respectively	828,000,000	828,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding, excluding 82,800,000 shares subject to possible redemption, at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 20,700,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	2,070	2,070
Accumulated deficit	(65,642,636)	(101,538,946)

Total Shareholders’ Deficit	(65,640,566)	(101,536,876)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$829,046,027	$829,430,143

The accompanying notes are an integral part of these financial statements.

COHN ROBBINS HOLDINGS CORP.

Statements of Operations

	Year Ended December 31, 2021	For the Period from July 13, 2020 (Inception) through December 31, 2020
General and administrative expenses	$5,999,371	$481,239

Loss from operations	(5,999,371)	(481,239)

Other income (loss):
Interest and Dividends earned on investments held in Trust Account	190,081	234,764
Change in fair value of warrant liabilities	41,705,600	(46,778,400)
Transaction costs associated with Initial Public Offering	—	(1,037,755)

Total other income (loss), net	41,895,681	(47,581,391)

Net income (loss)	$35,896,310	$(48,062,630)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	53,747,368

Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$0.35	$(0.65)

Basic weighted average shares outstanding of Class B ordinary shares	20,700,000	19,752,632

Basic net income (loss) per ordinary share, Class B ordinary shares	$0.35	$(0.65)

The accompanying notes are an integral part of these financial statements.

COHN ROBBINS HOLDINGS CORP.

FOR THE PERIOD FROM JULY 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 AND YEAR ENDED DECEMBER 31, 2021

Statements of Changes in Shareholders’ Deficit

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — July 13, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	20,700,000	2,070	22,930	—	25,000
Cash paid in excess of fair value of Private Placement Warrants	—	—	—	—	10,146,134	—	10,146,134
Accretion of Class A Ordinary Shares Subject to Redemption	—	—	—	—	(10,169,064)	(53,476,316)	(63,645,380)
Net loss	—	—	—	—	—	(48,062,630)	(48,062,630)

Balance – December 31, 2020	—	$—	20,700,000	$2,070	$—	$(101,538,946)	$(101,536,876)
Net income	—	—	—	—	—	35,896,310	35,896,310

Balance – December 31, 2021	—	$—	20,700,000	$2,070	$—	$(65,642,636)	$(65,640,566)

The accompanying notes are an integral part of these financial statements.

COHN ROBBINS HOLDINGS CORP.

Statements of Cash Flows

	Year Ended December 31, 2021	For the Period from July 13, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$35,896,310	$(48,062,630)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of Founder Shares	—	5,000
Transaction costs associated with Initial Public Offering	—	1,037,755
Interest earned on investments held in Trust Account	(190,081)	(234,764)
Change in fair value of warrant liabilities	(41,705,600)	46,778,400
Changes in operating assets and liabilities:
Prepaid expenses	288,026	(551,430)
Accrued expenses	4,285,099	302,753

Net cash used in operating activities	(1,426,246)	(724,916)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(828,000,000)

Net cash used in investing activities	—	(828,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	811,440,000
Proceeds from sale of Private Placement Warrants	—	18,560,000
Advances from related party	140,075	—
Proceeds from Convertible Promissory Note – related party	1,000,000	202,969
Repayment of promissory note – related party	—	(300,000)
Payment of offering costs	—	(534,104)

Net cash provided by financing activities	1,140,075	829,368,865

Net Change in Cash	(286,171)	643,949
Cash – Beginning	643,949	—

Cash – Ending	$357,778	$643,949

Non-cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$20,000

Offering costs paid by through promissory note	$—	$97,031

Deferred underwriting fee payable	$—	$28,980,000

The accompanying notes are an integral part of these financial statements.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cohn Robbins Holdings Corp. (formerly known as CSR Acquisition Corp.) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 13, 2020 (inception) through December 31, 2021, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, as well as activities in connection with the proposed acquisition of SAZKA Entertainment AG (“Sazka”) (see Note 10). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 8, 2020. On September 11, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 10,800,000 Units, at $10.00 per Unit, generating gross proceeds of $828,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one-third of one redeemable warrant (the “Public Warrants”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,373,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s sponsor, Cohn Robbins Sponsor LLC (the “Sponsor”), generating gross proceeds of $18,560,000, which is described in Note 4.

Transaction costs amounted to $46,191,135, consisting of $16,560,000 of cash underwriting fees, $28,980,000 of deferred underwriting fees and $651,135 of other offering costs.

Following the closing of the Initial Public Offering on September 11, 2020, an amount of $828,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until September 11, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 10) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses and offering costs in exchange for the issuance of the Founder Shares (as defined in Note 5), a loan of approximately $300,000 from the Sponsor pursuant to a Note agreement, and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). On September 1, 2021, the Company entered into a convertible promissory note under the Working Capital Loans, referenced in Note 5, with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,000,000 (the “Convertible Promissory

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Note”). As of December 31, 2021, the outstanding principal balance under the Working Capital Loan amounted to an aggregate of $1,000,000. Based on the foregoing, the Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 205-40, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 11, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 11, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by September 11, 2022. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. the Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of September 11, 2022.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Investments Held in Trust Account

At December 31, 2021, the majority of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. At December 31, 2020, the majority of the assets held in the Trust Account were held in US Treasury Securities. The Company presents its investments in treasury securities on the balance sheet at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company presents its investments in money market funds on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued amounting to $45,153,380 were charged to temporary equity. Offering costs amounting to $1,037,755 were allocated to warrant liabilities and were expensed to the statements of operations.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Private Placement Warrants and the Public Warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity,” under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available are valued using a Modified Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both the Public and Private Placement warrants.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, the 82,800,000 Class A ordinary shares subject to possible

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2021 and 2020, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$828,000,000
Less:
Proceeds allocated to fair value of Public Warrants	(18,492,000)
Class A ordinary shares issuance costs	(45,153,380)
Plus:
Accretion of carrying value to redemption value	63,645,380

Class A ordinary shares subject to possible redemption	$828,000,000

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from net income loss) per ordinary share as the redemption value approximates fair value.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 39,973,333 shares of Class A ordinary shares in the calculation of diluted income (loss) per share, since the exercise price of the warrants is greater than the average market price for the period and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2021		Period from July 13, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$28,717,048	$7,179,262	$(35,146,121)	$(12,916,509)
Denominator:
Basic and diluted weighted average shares outstanding	82,800,000	20,700,000	53,747,368	19,752,632
Basic and diluted net income (loss) per ordinary share	$0.35	$0.35	$(0.65)	$(0.65)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value Measurements

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Warrants (See Note 9). Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accounts payable, advances from related parties and Notes Payable approximate their fair values primarily due to the short-term nature of the instruments.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 82,800,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 10,800,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 12,373,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $18,560,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). In August 2020 and in September

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

2020, the Company effected share capitalizations resulting in an aggregate of 20,700,000 Founder Shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Amount Due to Sponsor

During the year ended December 31, 2021, the Sponsor paid operating expenses on behalf of the Company. These amounts are reflected on the balance sheet as advances to Sponsor. The advances are non-interest bearing and are payable on demand. At December 31, 2021 the Company had advances owed to the Sponsor in the amount of $140,075. At December 31, 2020, there were no advances owed to the Sponsor.

Administrative Services Agreement

The Company entered into an agreement, commencing on September 8, 2020, to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for the period from July 13, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $40,000 in fees for these services, of which $30,000 and $0 is included within accounts payable and accrued expenses on the balance sheets, respectively.

Convertible Promissory Note

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On September 1, 2021, the Company entered into a convertible promissory note under the Working Capital Loans, referenced above, with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,000,000 (the “Convertible Promissory Note”). As of December 31, 2021, the outstanding principal balance under the Working Capital Loan amounted to an aggregate of $1,000,000.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on September 11, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $16,560,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,980,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, 82,800,000 shares of Class A ordinary shares issued and outstanding were ordinary shares subject to possible redemption which are presented as temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 20,700,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 8 — WARRANT LIABILITIES

As of December 31, 2021 and 2020, there were 27,600,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted); and

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•	if the Reference Value is less than $18.00 per share (as adjusted) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

At December 31, 2021 and 2020, there were 12,373,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering,

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

At December 31, 2021, assets held in the Trust Account were comprised of $828,424,845 in a money market fund, which primarily invest in U.S. Treasury securities. At December 31, 2020, assets held in the Trust Account were comprised of $925 in cash and $828,233,839 in U.S. Treasury Bills. During the year ended December 31, 2021 and for the period from July 13, 2020 (inception) through December 31, 2020, the Company did not withdraw any interest income from the trust account to pay its taxes.

The following table presents information about the gross holding gains and fair value of held-to-maturity securities at December 31, 2020:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Bills (Mature on 03/11/2021)	1	$828,233,839	$26,868	$828,260,707

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	Level	December 31, 2020
Assets:
U.S. Treasury Securities – Money Market Fund	1	$828,424,845	1	$—
Liabilities:
Warrant liabilities – Public Warrants	1	$22,080,000	1	$49,680,000
Warrant liabilities – Private Placement Warrants	2	$9,898,666	3	$24,004,266

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations.

At December 31, 2020, the Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility was implied from the Company’s own Public

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Warrant pricing. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. At December 31, 2021 of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

The following table presents the quantitative information regarding Level 3 fair value measurements:

December 31, 2020
Stock price	$10.41
Expected Term (in years)	5.0
Volatility	30.0%
Risk-free rate	0.36%
Dividend yield	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 13, 2020 (inception)	$—	$—	$—
Initial measurement on September 11, 2020	8,413,866	18,492,000	26,905,866
Transfer to Level 1	—	(18,492,000)	(18,492,000)
Change in Fair Value	15,590,400	—	15,590,400

Fair value as of December 31, 2021	24,004,266	—	24,004,266
Change in fair value	(9,403,733)	—	(9,403,733)
Transfer to Level 2	(14,600,533)	—	(14,600,533)

Fair value as of December 31, 2021	$—	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2021 was $14,600,533. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from July 13, 2020 (inception) through December 31, 2020 was $18,492,000.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On January 20, 2022, Cohn Robbins Holdings Corp. (“CRHC”), SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Sazka”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US HoldCo LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Swiss NewCo (“US HoldCo”), and Allwyn Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of US HoldCo (“DE Merger Sub”), entered into a Business Combination Agreement.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Cohn Robbins will merge with and into DE Merger Sub with DE Merger Sub surviving, and following the Merger, DE Merger Sub will liquidate its assets to US HoldCo and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo. Swiss NewCo will have a dual-class share structure with super voting rights for KKCG AG, a Swiss stock corporation (“KKCG”), the majority shareholder of Sazka.

(i)    at the Merger Effective Time, (a) each share of Class A common stock, par value $0.0001 per share, of Cohn Robbins (“Cohn Robbins Class A Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued shares of Class B ordinary shares, nominal value CHF 0.04 per share of Swiss NewCo (“Swiss NewCo Class B Shares”) equal to the lower of: (1) 1.4; and (2)(y)(A) the Post-Redemption Acquiror Share Number (as defined in the Business Combination Agreement), plus (B) 6,624,000, divided by (z) the Post-Redemption Acquiror Share Number (the lower of (1) and (2), the “Class B Exchange Ratio”); (c) Swiss NewCo will issue a right to acquire Swiss NewCo Class B Shares in exchange for each warrant to acquire Cohn Robbins Class A Common Stock, issued in Cohn Robbins’ initial public offering at an initial exercise price of $11.50 per share (“Cohn Robbins Warrants”), to be transferred immediately to holders of Cohn Robbins Warrants as may be adjusted pursuant to a warrant assignment, assumption and amendment agreement; and

(ii)    following the Liquidations, the Exchange Agent will contribute (a) all of the issued and outstanding capital stock of Sazka (which will have been transferred to the Exchange Agent before the Merger and held in escrow) and (b) the PIPE Investment (as defined below) (which will have been transferred to the Exchange Agent before the Merger and held in escrow) to Swiss NewCo (1) partially as equity contribution into the capital contribution reserves of Swiss Newco and (2) partially against the KKCG Cash Consideration (as defined below). In return, the Exchange Agent will deliver (x) to KKCG, 2,015,069,102 Swiss NewCo Class A ordinary shares, nominal value CHF 0.01 per share (“Swiss NewCo Class A Shares”) (which does not include the 10,000,000 Swiss NewCo Class A Shares already held by KKCG) and 185,000,000 Swiss NewCo Class B Shares (which includes 30,000,000 Swiss NewCo Class B Shares subject to certain vesting and forfeiture provisions), (y) to KKCG, the KKCG Cash Consideration and (z) to the PIPE Investors (as defined below), 353,000,000 Swiss NewCo Class B Shares, as adjusted by the Class B Exchange Ratio and/or the terms of such agreements.

At or substantially concurrently with the Acquisition Effective Time, Swiss NewCo will distribute the Available Acquiror Cashin the following order of priority: (i) first, to pay certain transaction expenses of Cohn Robbins and Sazka, (ii) second, to Primrose Holdings (Lux) S.à r.l the Primrose Cash Distribution , (iii) third, to KKCG, paid as KKCG Cash Consideration, up to and until the sum of distributions made pursuant to clauses (i), (ii) and (iii) is equal to $850 million, (iv) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (iv) is equal to the product of (a)(x) $850 million, less (y) Transaction Expenses payable in clause (i) multiplied by (b) the fraction 3/2, less (c) the Net Minimum Cash and (v) fifth, one-third of any remaining amount shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and two-thirds shall be distributed to KKCG.

The holders of Cohn Robbins Class A Common Stock that do not elect to redeem their shares in connection with the Business Combination will share in a pool of up to 6.62 million additional Swiss NewCo Class B Shares, to be adjusted based on the Class B Exchange Ratio (between 1.08 and 1.40) depending on the number of unredeemed shares and subject to a redemption cap of 80%. Assuming a price of $10.00 per share of Cohn Robbins Class A Common Stock at the Merger Closing, each share of Cohn Robbins Class A Common Stock would receive Swiss NewCo Class B Shares with a value ranging between $10.80 (assuming no redemptions by the stockholders of Cohn Robbins (the “Cohn Robbins Stockholders”)) and $14.00 (assuming redemptions resulting in the maximum Class B Exchange Ratio and Sazka’s waiver of the minimum cash condition, as described in the Business Combination Agreement) per share.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Conditions to Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the Cohn Robbins Stockholders, (ii) effectiveness of the proxy statement/prospectus on Form F-4 (the “Registration Statement”) to be filed by Swiss NewCo in connection with the Business Combination, (iii) receipt of certain Gaming Approvals (as defined in the Business Combination Agreement) and other regulatory approvals from regulatory authorities in the markets Sazka operates in, (iv) exemption from compliance with the Corporations Act 2001 (Commonwealth of Australia), if entering into the Business Combination Agreement or consummating the Transactions would result in a breach thereof, (v) receipt of approval for the listing of the shares of Swiss NewCo to be issued in connection with the Business Combination on the New York Stock Exchange (the “NYSE”) and (vi) the absence of any governmental order enjoining or prohibiting the consummation of Business Combination Agreement. Other conditions to Sazka’s obligations to consummate the Business Combination include, among others, (i)(a) the amount of cash or cash equivalents available in the Cohn Robbins’ trust account, after deducting the amount required to satisfy the redemption of any shares of Cohn Robbins Class A Common Stock pursuant to the redemption offer (to the extent not already paid as of immediately prior to the Acquisition Effective Time), but prior to payment of (1) any deferred underwriting commissions being held in the trust account and (2) any unpaid Transaction Expenses (as defined in the Business Combination Agreement), plus (b) the amount of the PIPE Investment actually received by Swiss NewCo (or other financing in connection with the Merger and the Acquisition Transfer) prior to or substantially concurrently with the Acquisition Closing (the sum of (a) and (b), the “Available Cohn Robbins Cash”), is equal to or greater than $850 million; (ii) the accuracy of the representations and warranties of Cohn Robbins as of the date of the Business Combination Agreement and as of the Acquisition Closing; and (iii) the performance or compliance of each Cohn Robbins covenant in all material respects as of or prior to the Acquisition Closing. Conditions in favor of Cohn Robbins include: (i) the accuracy of the representations and warranties of the Company parties as of the date of the Business Combination Agreement and as of the Acquisition Closing; (ii) the performance or compliance of each Company party covenant in all material respects as of or prior to the Acquisition Closing; and (iii) that there shall not have occurred and be continuing a Company Material Adverse Effect (as defined in the Business Combination Agreement) after the date of the Business Combination Agreement.

Covenants

The Business Combination Agreement contains additional covenants, including, among others, providing that (i) the parties may conduct their respective businesses in the ordinary course through the Merger Closing and the Acquisition Closing, as applicable, (ii) the parties may not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) Sazka is to prepare and deliver to Cohn Robbins certain audited consolidated financial statements as of and for the year ended December 31, 2020, (iv) Swiss NewCo and Cohn Robbins are to prepare, with the assistance of Sazka, and file the Registration Statement and take certain other actions to obtain the requisite approval of the Cohn Robbins Stockholders of certain proposals regarding the Business Combination and (v) the parties must use reasonable best efforts to obtain any necessary approvals from governmental agencies.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by Cohn Robbins, Sazka, Swiss NewCo, US HoldCo and DE Merger Sub. The representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Acquisition Closing.

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Termination

The Business Combination Agreement contains certain termination rights for both Cohn Robbins and Sazka including, but not limited to, the right to terminate at any time prior to the consummation of the Business Combination (i) by mutual written consent of Cohn Robbins and Sazka, (ii) by either Cohn Robbins or Sazka if certain approvals of the Cohn Robbins Stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein or (iii) by either Cohn Robbins or Sazka in certain other circumstances set forth in the Business Combination Agreement, including, among others, (a) if the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law (each as defined in the Business Combination Agreement), (b) in the event of certain uncured breaches by the other party or (c) if the Acquisition Closing has not occurred on or before September 20, 2022 (the “Original End Date”). The Business Combination Agreement provides for certain conditions under which the Original End Date can be extended by two months, to November 20, 2022.

PIPE Subscription Agreements

On January 20, 2022, concurrently with the execution of the Business Combination Agreement, Cohn Robbins and Swiss NewCo entered into subscription agreements (the “PIPE Subscription Agreements”) with certain third-party investors (each, a “Third-Party PIPE Investor”) and the Sponsor (as defined below) (together with the Third-Party PIPE Investors, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, severally and not jointly, and Swiss NewCo agreed to issue and sell to such PIPE Investors, a number of Swiss NewCo Class B Shares (the “PIPE Subscribed Shares”) equal to (x) an aggregate amount of Base Shares (as defined in the PIPE Subscription Agreements) purchased at $10.00 per share, multiplied by (y)(i) in the case of the Third-Party PIPE Investors, the Class B Exchange Ratio and (ii) in the case of the Sponsor, 1.08, for aggregate gross proceeds of $353 million, in private placements to be issued substantially concurrently with the closing of the Business Combination (the “PIPE Investment”). The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

As described in the PIPE Subscription Agreements, the obligations of the parties to consummate the purchase and sale of the PIPE Subscribed Shares is conditioned upon, among other things, (i) there not being in force any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (ii) there not being any suspension of the qualification of the offering or sale or trading of PIPE Subscribed Shares and there being no suspension or removal from listing of the PIPE Subscribed Shares on the stock exchange or initiation or threatening of any proceedings for any of such purposes and the PIPE Subscribed Shares having been approved for listing on the NYSE, subject to official notice of issuance; (iii) all conditions precedent to the closing of the Business Combination shall have been, or will be reasonably expected to be, satisfied or waived by the party who is the beneficiary of such condition(s) in the Business Combination Agreement; (iv) certain Swiss NewCo Class B Shares shall have been delivered to the Cohn Robbins Stockholders; (v) solely with respect to Swiss NewCo’s and Cohn Robbins’s obligations to close: (1) subject to certain exceptions described in the PIPE Subscription Agreements, the representations and warranties made by the PIPE Investors being true and correct as of the closing date set forth therein (the “PIPE Investment Closing”) and (2) each PIPE Investor having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by its applicable Subscription Agreement to be performed, satisfied or complied with by it at or prior to the PIPE Investment Closing; and (vi) solely with respect to the PIPE Investors’ obligations to close: (1) subject to certain exceptions described in the PIPE Subscription Agreements, the representations and warranties made by Cohn Robbins (in the case of Third-Party Investors) and Swiss NewCo being true and correct as of the closing date set forth therein, (2) each of Cohn Robbins (in the case of Third-Party Investors) and Swiss NewCo having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

by the PIPE Subscription Agreements to be performed, satisfied or complied with by Cohn Robbins and/or Swiss NewCo, as applicable, at or prior to the PIPE Investment Closing. In addition, solely with respect to the Third-Party PIPE Investors’ obligations to close: (a) subject to certain exceptions described in the PIPE Subscription Agreements, the terms of the Business Combination Agreement shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the PIPE Investors would reasonably expect to receive under the PIPE Subscription Agreements and (b) there shall have been no amendment, waiver or modification to any PIPE Subscription Agreement that materially benefits any PIPE Investor unless all PIPE Investors have been offered the same benefits. The Sponsor’s PIPE Subscription Agreement (the “Insider Subscription Agreement”) includes additional provisions providing the Sponsor with certain rights in the event that certain agreements in connection with the Business Combination and/or other subscription agreements are amended or new agreements are entered into in connection with the Business Combination.

The PIPE Subscription Agreements provide certain registration rights for Third-Party PIPE Investors. In particular, Swiss NewCo is required to file with the SEC, within thirty (30) calendar days after the consummation of the transactions contemplated by the Business Combination Agreement, a registration statement covering the resale of the PIPE Subscribed Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof if the SEC notifies Swiss NewCo that it will “review” the Registration Statement and (ii) the tenth (10th) business day after the date Swiss NewCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Swiss NewCo must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) three (3) years from the date of effectiveness of the registration statement; (ii) the date the Third-Party PIPE Investors no longer hold any registrable shares; and (iii) the date all registrable shares held by the Third-Party PIPE Investors may be sold without restriction under Rule 144. The PIPE Subscription Agreements also provide certain demand and piggyback rights for certain Third-Party PIPE Investors that hold more than $100 million and $75 million of PIPE Subscribed Shares, respectively. Pursuant to the Sponsor Agreement (as defined below), the Swiss NewCo Class B Shares issued to the Sponsor in the PIPE Investment will not be subject to a lock-up period.

Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the PIPE Investment Closing, or in the future, as a result of, or arising out of, the PIPE Subscription Agreements against Cohn Robbins, including with respect to the monies held in the Cohn Robbins trust account. The PIPE Subscription Agreements will terminate, and be of no further force and effect: (i) upon the earliest to occur of (1) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (2) the mutual written agreement of each of the parties to the PIPE Subscription Agreements and (3) sixty (60) days after the Agreement End Date (as defined in the Business Combination Agreement) if the PIPE Investment Closing has not occurred by such date and the terminating party’s breach was not the primary reason such closing failed to occur by such date or (ii) if the conditions to closing set forth in the PIPE Subscription Agreements are not satisfied or waived, or are not capable of being satisfied, on or prior to the PIPE Investment Closing and, as a result thereof, the transactions contemplated by the PIPE Subscription Agreements will not be or are not consummated by the PIPE Investment Closing.

Sponsor Agreement

On January 20, 2022, Cohn Robbins announced its entry into a Sponsor Agreement (the “Sponsor Agreement”), by and among Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cohn Robbins, Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) and Sazka, pursuant to which the Sponsor and the Insiders have agreed that, immediately prior to the consummation of the Merger (but subject to the prior

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement), the Sponsor and the Insiders shall contribute, transfer, assign, convey and deliver to Cohn Robbins all of such Sponsor’s or Insider’s right, title and interest in, to and under such Sponsor’s or Insider’s shares of Cohn Robbins Class B common stock, par value $0.0001 per share (“Cohn Robbins Class B Common Stock”) in exchange for shares of Cohn Robbins Class A Common Stock (the “Share Conversion”). In connection with the Share Conversion, (i) all 20,540,000 outstanding shares of Cohn Robbins Class B Common Stock held by the Sponsor shall be exchanged and converted into the number of shares of Cohn Robbins Class A Common Stock equal to (x) 17,253,600, divided by (y) the Class B Exchange Ratio and (ii) all 160,000 outstanding shares of Cohn Robbins Class B Common Stock held by Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Independent Directors”) shall be exchanged and converted into the number of shares of Cohn Robbins Class A Common Stock equal to (x) 160,000, divided by (y) the Class B Exchange Ratio.

Under the Sponsor Agreement, the Sponsor has agreed, among other things, that, (i) immediately prior to the consummation of the Merger (but subject to the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement), the Sponsor shall automatically irrevocably surrender and forfeit to Cohn Robbins for no consideration, as a contribution to capital, a certain number of Cohn Robbins Warrants, as set forth therein and (ii) the Swiss NewCo Class B Shares held by the Sponsor will be subject to certain vesting and lock-up terms.

Sponsor Support Agreement

On January 20, 2022, Cohn Robbins announced its entry into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among the Sponsor, Cohn Robbins, Swiss NewCo, the Insiders and Sazka, pursuant to which the Sponsor agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

Under the Sponsor Support Agreement, the Sponsor and Insiders agreed, with some exclusions, that until the termination of the Business Combination Agreement, they shall not, and shall cause their Affiliates (as defined under the Sponsor Support Agreement) not to, without the prior written consent of Cohn Robbins and Sazka: (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of their Cohn Robbins shares; (ii) grant any proxies or powers of attorney with respect to any or all of their Cohn Robbins shares held by them (except in connection with voting by proxy at a meeting of shareholders of Cohn Robbins as contemplated in Business Combination Agreement); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) with respect to any or all of their Cohn Robbins shares other than those created by Sponsor Support Agreement.

Shareholder Support Agreement

On January 20, 2022, Cohn Robbins also announced entry into a Shareholder Support Agreement (the “Shareholder Support Agreement”), by and among Cohn Robbins, Sazka, Swiss NewCo and KKCG. Pursuant to the Shareholder Support Agreement, KKCG agreed to, among other things, vote to approve and adopt the effectiveness of the Business Combination Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of the Shareholder Support Agreement, and do all other things to

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

facilitate, accelerate or further the Business Combination and all other documents and transactions contemplated thereby and exercise its shareholders rights and vote against (i) any alternative merger, purchase of all or substantially all of Sazka’s or Swiss Newco’s, as applicable, assets or other business combination transactions (other than the Business Combination Agreement and all other documents and transactions contemplated thereby), and (ii) any proposal, action or agreement that would (x) impede, frustrate, prevent or nullify any provision of the Business Combination Agreement and all other documents and transactions contemplated thereby or result in any breach of any covenant, representation, warranty or any other obligation or agreement of the Sazka or Swiss NewCo under the Business Combination Agreement and all other documents contemplated thereby or (y) result in any of the conditions set forth in Article X of the Business Combination Agreement or the other documents contemplated thereby, once agreed, not being fulfilled.

Pursuant to the Shareholder Support Agreement, KKCG also agreed to, among other things, not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Cohn Robbins, Swiss NewCo, US HoldCo, DE Merger Sub, Sazka or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Shareholder Support Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement and all other documents and transactions contemplated therein.

KKCG has also agreed that its shares of Sazka (including any securities convertible into or exercisable or exchangeable for Sazka common shares) shall be subject to a lock-up pursuant to the terms of the Relationship Agreement (as defined below).

Transfer Restrictions and Registration Rights

The Business Combination Agreement contemplates that, at the Acquisition Closing, Swiss NewCo, the Cohn Robbins Class B stockholders, the Sazka Shareholders and certain of their respective affiliates will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Swiss NewCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Swiss NewCo Class B Shares and other equity securities of Swiss NewCo that are held by the parties thereto from time to time.

The Business Combination Agreement contemplates that, at the Acquisition Closing, Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Acquisition Closing will enter into a Relationship Agreement (the “Relationship Agreement”). The Relationship Agreement provides for certain events that would trigger the transfer and sale of Swiss NewCo Class A Shares held by KKCG to Swiss NewCo. The Relationship Agreement also provides for certain transfer restrictions and vesting provisions in relation to the 30,000,000 Swiss NewCo Class B Shares (the “Earnout Shares”) received by KKCG in connection with the Acquisition Closing. Under the Relationship Agreement, among other things (i) if, at any time during the seven (7) years following the Acquisition Closing Date (the “Measurement Period”), the VWAP (as defined in the Relationship Agreement) of Class B Shares is greater than USD 12.00 for any twenty (20) Trading Days (as defined in the Relationship Agreement) within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the First Earnout Achievement Date and (ii) if, at any time during the Measurement Period, the VWAP of Class B Shares is greater than USD 14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the Second Earnout Achievement Date.

Apollo Side Letter

On January 24, 2022, Cohn Robbins announced entry into a side letter agreement, by and among Swiss NewCo, Primrose, KKCG, Sazka Group a.s. and Sazka (the “Apollo Side Letter”). Pursuant to the terms of the Apollo

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

Side Letter, on the Acquisition Closing Date, in connection with the Business Combination, Swiss NewCo will repurchase of all of Sazka’s convertible preferred shares held by Primrose in exchange for (a) (x) €323,000,000 in cash plus (y) an amount in cash (denominated and paid in Euros) equal to accrued and unpaid dividends on Sazka’s convertible preferred shares held by Primrose accruing pursuant to their terms after September 31, 2021 through the Acquisition Closing Date and (b) a convertible note (“Convertible Note”) in an amount equal to (x) €322,000,000 less (y) the amount of any extraordinary dividends paid in respect of the convertible preferred shares held by Primrose after January 20, 2022 and prior to the Acquisition Closing Date, in each case, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter (the “Primrose Restructuring”).

The Convertible Note will mature on the date that is three years after the Acquisition Closing Date (the “Maturity Date”) and will bear an interest of 6.50% per annum, payable in cash semi-annually, accruing on the outstanding principal amount of the Convertible Note. On the first anniversary of the Acquisition Closing Date, Swiss NewCo will be required to redeem a portion of the Convertible Note with a stated face value of €96.75 million. Swiss NewCo may redeem the Convertible Note, at its option, in whole or in part, without premium or penalty, at any time and from time to time prior to the first anniversary of the Acquisition Closing Date upon a 30 days or more notice. In addition, Swiss NewCo may redeem the Convertible Note, at its option, in whole or in part, at any time and from time to time after the first anniversary of the Acquisition Closing Date and prior to Maturity Date, at customary “make-whole” price, in accordance with the terms and subject to the conditions set forth in the Apollo Side Letter. In addition, at any time after the Acquisition Closing Date, subject to certain anti-dilution protections as enumerated in the Apollo Side Letter, Swiss NewCo will have the option to convert the Convertible Note into shares of Swiss NewCo Class B Shares at $11.11111 (the “Conversion Price”) and the applicable foreign exchange spot rate at the time of conversion, provided that the closing price of Swiss NewCo Class B Shares exceeds $13.89 for at least 20 out of 30 consecutive trading days prior to the date of conversion.

At any time after the Acquisition Closing Date, Primrose will have the option to convert the Convertible Note into shares of Swiss NewCo Class B Shares at the Conversion Price and the applicable foreign exchange spot rate at the time of conversion. Primrose will not be entitled to participate in dividends paid to holders of Swiss NewCo common stock. Under the Apollo Side Letter, Primrose will receive customary demand, piggyback and shelf registration rights pertaining to any Swiss NewCo Class B Shares issued upon the conversion of the Convertible Note.

The foregoing description of the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement and the Shareholder Support Agreement and the transactions and documents contemplated thereby, is not complete and is subject to and qualified in its entirety by reference to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, and Exhibit 10.5, respectively, and the terms of which are incorporated by reference herein.

The Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, and the Insider Subscription Agreement have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about Cohn Robbins or its affiliates. The representations, warranties, covenants and agreements contained in the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement, the Insider Subscription Agreement and the other documents related thereto were made only for purposes of the Business Combination Agreement or such other agreement (as applicable) as of the specific dates therein, were solely for the benefit of the parties to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement,

COHN ROBBINS HOLDINGS CORP.

Notes to Financial Statements

the Sponsor Support Agreement, and the Shareholder Support Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Business Combination Agreement, the PIPE Subscription Agreements, the Sponsor Agreement, the Sponsor Support Agreement, the Shareholder Support Agreement and the Insider Subscription Agreement, as applicable, which subsequent information may or may not be fully reflected in the Cohn Robbins’ public disclosures.

Report of Independent Registered Public Accounting Firm

To members of the Board of Directors and Shareholders of SAZKA Entertainment AG

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of SAZKA Entertainment AG and its subsidiaries (the “Company”) as of 31 December 2021 and 2020, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended 31 December 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended 31 December 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to those charged with governance and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting of preferred shares

As disclosed in Notes 24 to the consolidated financial statements, on 26 March 2021, Primrose Holdings (Lux) S.a.r.L. subscribed for 1,409,859 preferred shares with par value of CHF 0.01 each. Net cash proceeds after discount were €495 million. The preferred shares have no maturity and can be redeemed by the Company in cash at any point in time, at a pre-defined premium. The premium (or “repurchase amount”) is variable based on time from the beginning of the investment and equity value of the Company. Preferred shares can also be settled in Company’s own ordinary shares in the case that the Company undergoes an IPO. The conversion ratio will be, similarly to the repurchase premium, variable based on time from the beginning of the investment and equity value of the Company in the IPO.

As of 31 December 2021, the Company has been actively working on the US listing project via merger with a special purpose acquisition company (SPAC) – Cohn Robbins Holdings Corp. Based on the business combination agreement, newly established Swiss holding company Allwyn Entertainment AG, which will become a sole owner of SAZKA Entertainment AG, will be a public company on the US stock exchange. In connection with, and conditional upon, the completion of the US listing, the Company and Allwyn Entertainment AG signed an agreement with Primrose Holdings (Lux) S.a.r.L., based on which Allwyn Entertainment AG will purchase all preferred shares held by Primrose Holding (Lux) S.a.r.l. for a total consideration of €645 million plus any unpaid accrued preferred dividend less any paid ordinary dividend. After the transaction, Allwyn Entertainment AG will own all ordinary and preferred shares of the Company.

The principal considerations for our determination that performing procedures relating to preferred shares accounting, is a critical audit matter are (i) the significant judgements made by management in evaluating effective interest rate (ii) a high degree of auditor judgement and audit effort in assessment of underlying documentation; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) Assessment of underlying documentation including Investment and Shareholder Agreement prepared by the Company; (ii) Understanding the business context, governance structure and independent assessment of fact patterns; (iii) Review of Group policy and financial statements disclosures; (iv) Involvement of the IFRS accounting specialists; (v) Assessment of reliability and feasibility of key assumptions and assessment of sensitivity.

/s/ PricewaterhouseCoopers Slovensko, s.r.o.

Bratislava, Slovakia

20 May 2022

We have served as the Company’s auditor since 2018, which includes periods before the Company became subject to SEC reporting requirements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of comprehensive income	Note	For 2021	For 2020	For 2019

Revenue from gaming activities (“GGR”)	7	3,056.5	2,018.0	1,906.1
Revenue from non-gaming activities	7	164.7	143.2	147.3
Other operating income	8	346.4	96.8	12.5
Gaming taxes	6	(1,227.9)	(805.5)	(595.0)
Agents´ commissions		(415.3)	(337.1)	(419.8)
Materials, consumables and services	9	(470.7)	(309.8)	(330.2)
Marketing services	10	(215.3)	(124.9)	(92.4)
Personnel expenses	11	(321.5)	(223.2)	(106.1)
Other operating expenses	12	(80.9)	(77.7)	(50.6)
Share of profit of equity method investees	19	79.1	79.5	120.4
Depreciation and amortisation	17, 18	(222.9)	(158.5)	(112.9)
Impairment of tangible and intangible assets including goodwill	17, 18	(16.6)	(26.1)	(8.7)
Restructuring cost	13	—	(50.6)	—
Gain from remeasurement of previously held interest in equity method investee	4	—	142.7	—
Other gains and losses	13	(9.6)	8.9	—

Profit from operating activities		666.0	375.7	470.6

Interest income		2.9	2.2	7.5
Interest expense		(256.1)	(101.8)	(70.3)
Other finance income and expense		(8.2)	(16.0)	(50.2)

Finance costs, net	14	(261.4)	(115.6)	(113.0)

Profit before tax		404.6	260.1	357.6

Income tax expense	15	(130.3)	(35.7)	(46.3)

Profit after tax from continuing operations		274.3	224.4	311.3

Discontinued operations: gain on disposal of subsidiaries	5	—	—	277.3
Profit from discontinued operations, excluding gain on disposal	5	—	—	15.6

Profit after tax from discontinued operations	5	—	—	292.9

Profit after tax		274.3	224.4	604.2

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of comprehensive income (continued)	Note	For 2021	For 2020	For 2019

Items that are or may subsequently be reclassified to profit or loss:
Change in currency translation reserve		8.4	12.9	(3.0)
Change in currency translation reserve of foreign operations disposed and reclassified to profit or loss		—	—	(2.5)
Remeasurement of hedging derivatives, net of tax	30	8.3	(20.2)	9.9
Net change in hedging derivatives reclassified to profit or loss, net of tax	30	—	1.2	(3.6)
Share of other comprehensive income of equity method investees		1.5	4.0	(4.1)

Items that will not be reclassified to profit or loss:
Actuarial remeasurements of defined benefit liabilities, net of tax		4.6	(8.7)	(0.2)
Revaluation of equity instruments at fair value through OCI (FVOCI)		(3.7)	(4.3)	—

Total other comprehensive income/(loss)	16	19.1	(15.1)	(3.5)

Total comprehensive income		293.4	209.3	600.7

Profit after tax attributable to:
Owners of the Company		44.3	92.8	428.5
– continuing operations		44.3	92.8	141.8
– discontinued operations		—	—	286.7
Non-controlling interests		230.0	131.6	175.7
– continuing operations		230.0	131.6	169.5
– discontinued operations		—	—	6.2
Profit after tax		274.3	224.4	604.2

Total comprehensive income attributable to:
Owners of the Company		61.5	83.2	425.9
– continuing operations		61.5	83.2	139.2
– discontinued operations		—	—	286.7
Non-controlling interests		231.9	126.1	174.8
– continuing operations		231.9	126.1	168.6
– discontinued operations		—	—	6.2
Total comprehensive income		293.4	209.3	600.7

Earnings per share (in €) – basic and diluted	2.1.a	4.42	9.27	42.81
– continuing operations		4.42	9.27	14.17
– discontinued operations		—	—	28.64

Consolidated statement of financial position	Note	31/12/2021	31/12/2020

ASSETS
Intangible assets	17	2,544.4	2,660.0
Goodwill	17	1,056.3	1,035.8
Property, plant and equipment	18	411.4	463.3
Investment property		17.8	1.6
Equity method investees	19	313.1	343.2
Trade and other receivables	20	76.1	58.1
Other financial assets	21	191.7	199.6
Deferred tax asset	15	46.4	63.6

Total non-current assets		4,657.2	4,825.2

Inventories		8.8	9.9
Trade and other receivables	20	268.4	224.9
Derivative financial instruments	30	—	7.9
Current tax asset		0.2	3.5
Other financial assets	21	223.5	43.3
Cash and cash equivalents	22	1,366.3	872.2

Total current assets		1,867.2	1,161.7

Total assets		6,524.4	5,986.9

LIABILITIES
Loans and borrowings	26	2,259.5	2,533.3
Preferred shares	24	607.3	—
Lease liabilities	27	122.1	118.8
Trade and other payables	28	42.2	134.4
Derivative financial instruments	30	1.5	2.7
Provisions	29	10.2	10.9
Employee benefits liability	31	142.9	167.6
Deferred tax liability	15	446.7	456.4

Total non-current liabilities		3,632.4	3,424.1

Loans and borrowings	26	433.4	129.0
Lease liabilities	27	26.9	24.9
Trade and other payables	28	881.6	745.2
Derivative financial instruments	30	—	1.1
Current tax liability	15	112.8	68.6
Provisions	29	27.4	21.4
Employee benefits liability	31	54.8	60.6

Total current liabilities		1,536.9	1,050.8

Total liabilities		5,169.3	4,474.9

EQUITY
Share capital	23	0.1	0.1
Capital contributions and other reserves	23	769.1	50.9

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of financial position	Note	31/12/2021	31/12/2020
Revaluation reserve	23	(4.8)	(2.6)
Currency translation reserve	23	7.0	(1.2)
Hedging reserve	23	5.6	(2.2)
Retained earnings	23	(646.9)	342.2

Total equity attributable to owners of the Company		130.1	387.2
Non-controlling interest	25	1,225.0	1,124.8

Total equity		1,355.1	1,512.0

Total equity and liabilities		6,524.4	5,986.9

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of changes in equity	Note	Share capital	Capital contributions and other reserves	Revaluation reserve	Currency translation reserve	Hedging reserve	Retained earnings	Total equity attributable to owners of the Company	Non-controlling interest	Total equity
Balance at 1 January 2021		0.1	50.9	(2.6)	(1.2)	(2.2)	342.2	387.2	1,124.8	1,512.0

Profit for the year		—	—	—	—	—	44.3	44.3	230.0	274.3
Other comprehensive loss for the year		—	0.9	(2.2)	8.2	7.8	2.5	17.2	1.9	19.1

Total comprehensive income for the year		—	0.9	(2.2)	8.2	7.8	46.8	61.5	231.9	293.4

Transactions with owners, recorded directly in equity:
Purchase of non-controlling interest in subsidiaries	2.3	—	—	—	—	—	(101.0)	(101.0)	(40.1)	(141.1)
Dividends declared	23, 25	—	(200.0)	—	—	—	—	(200.0)	(145.2)	(345.2)
Effect of scrip dividend	25	—	—	—	—	—	—	—	34.2	34.2
Effect of change in ownership due to scrip dividend programme	25	—	—	—	—	—	(17.9)	(17.9)	17.9	—
Other movements in equity		—	—	—	—	—	0.3	0.3	1.5	1.8
Effect of capital reorganisation	23	—	917.3	—	—	—	(917.3)	—	—	—

Total transactions with owners		—	717.3	—	—	—	(1,035.9)	(318.6)	(131.7)	(450.3)

Balance at 31 December 2021		0.1	769.1	(4.8)	7.0	5.6	(646.9)	130.1	1,225.0	1,355.1

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of changes in equity	Note	Share capital	Capital contributions and other reserves	Revaluation reserve	Currency translation reserve	Hedging reserve	Retained earnings	Total equity attributable to owners of the Company	Non-controlling interest	Total equity
Balance at 1 January 2020		0.1	38.7	—	(15.3)	16.7	488.0	528.2	855.9	1,384.1

Profit for the year		—	—	—	—	—	92.8	92.8	131.6	224.4
Other comprehensive loss for the year		—	3.9	(2.6)	14.1	(18.9)	(6.1)	(9.6)	(5.5)	(15.1)

Total comprehensive income for the year		—	3.9	(2.6)	14.1	(18.9)	86.7	83.2	126.1	209.3

Transactions with owners, recorded directly in equity:
Business combinations	4	—	—	—	—	—	—	—	350.4	350.4
Purchase of non-controlling interest in subsidiaries	2.3	—	—	—	—	—	(36.8)	(36.8)	(17.7)	(54.5)
Dividends declared	23, 25	—	—	—	—	—	(150.0)	(150.0)	(265.0)	(415.0)
Effect of scrip dividend	25	—	—	—	—	—	—	—	37.7	37.7
Effect of change in ownership due to scrip dividend programme	25	—	—	—	—	—	(42.5)	(42.5)	42.5	—
Other movements in equity		—	8.3	—	—	—	(3.2)	5.1	(5.1)	—

Total transactions with owners		—	8.3	—	—	—	(232.5)	(224.2)	142.8	(81.4)

Balance at 31 December 2020		0.1	50.9	(2.6)	(1.2)	(2.2)	342.2	387.2	1,124.8	1,512.0

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of changes in equity	Note	Share capital	Capital contributions and other reserves	Currency translation reserve	Hedging reserve	Retained earnings	Total equity attributable to owners of the Company	Non-controlling interest	Total equity
Balance at 01/01/2019		0.1	463.3	(9.8)	9.7	347.8	811.1	962.0	1,773.1

Profit for the year		—	—	—	—	428.5	428.5	175.7	604.2
Other comprehensive loss for the year		—	(4.1)	(5.5)	7.0	—	(2.6)	(0.9)	(3.5)

Total comprehensive income for the year		—	(4.1)	(5.5)	7.0	428.5	425.9	174.8	600.7

Transactions with owners, recorded directly in equity:
Purchase of non-controlling interest in subsidiaries	2.3	—	—	—	—	(142.7)	(142.7)	(113.9)	(256.6)
Dividends declared	23, 2.3	—	—	—	—	(149.1)	(149.1)	(165.9)	(315.0)
Effect of scrip dividend	2.3	—	—	—	—	—	—	25.1	25.1
Effect of change in ownership due to scrip dividend programme		—	—	—	—	3.9	3.9	(3.9)	—
Distribution of capital contributions	23	—	(420.6)	—	—	—	(420.6)	—	(420.6)
Effect of disposals of subsidiaries	5	—	—	—	—	—	—	(22.4)	(22.4)
Other movements in equity		—	0.1	—	—	(0.4)	(0.3)	0.1	(0.2)

Total transactions with owners		—	(420.5)	—	—	(288.3)	(708.8)	(280.9)	(989.7)

Balance at 31/12/2019		0.1	38.7	(15.3)	16.7	488.0	528.2	855.9	1,384.1

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of cash flows	Note	2021	2020	2019

OPERATING ACTIVITIES
Profit (+) for the year from continuing operations		—	—	311.3
Profit (+) for the year from discontinued operations		—	—	292.9

Profit (+) for the year		274.3	224.4	604.2

Adjustments for:
Income tax expense	15	130.3	35.7	51.5
Depreciation and amortisation	17, 18	222.9	158.5	114.1
Impairment losses on intangible assets and goodwill	17, 18	16.6	26.1	8.7
Profit (-) / loss (+) on sale of property, plant and equipment and intangible assets		(1.8)	0.6	—
Profit (-) on disposal of subsidiaries	5	—	—	(277.3)
Profit (-) / loss (+) on disposal of investments	13	0.2	(8.0)	—
Net interest income (-) / expense (+)	14	253.2	99.6	65.5
Other finance expense relating to purchase of non-controlling interest (+)	14	—	—	40.9
Net foreign exchange profit (-) / loss (+)	14	(0.7)	(1.0)	(2.2)
Other financial gains (dividends)		—	—	(0.1)
Share of profit (-) of equity method investees	19	(79.1)	(79.5)	(120.4)
Revaluation of financial assets at fair value through profit or loss	13	8.7	(0.9)	—
Revaluation of equity method investee to fair value	4	—	(142.7)	—
Non-cash releases from (-) / additions to (+) legal provision	29	4.4	3.2	—
Arbitration gain	8	(15.9)	—	—

Operating result before changes in working capital and provisions		813.1	316.0	484.9

Increase (+) / decrease (-) in provisions		0.2	(2.5)	(29.5)
Increase (-) / decrease (+) in inventories		1.1	0.5	3.8
Increase (-) / decrease (+) in trade receivables and other assets		(35.2)	35.0	(5.7)
Increase (+) / decrease (-) in trade and other payables		53.9	(59.4)	20.3

Cash generated from (+) / used in (-) operations		833.1	289.6	473.8

Interest paid		(116.0)	(100.3)	(65.8)
Income tax paid		(79.0)	(26.2)	(94.4)

Net cash generated from (+) / used in (-) operating activities		638.1	163.1	313.6

INVESTING ACTIVITIES
Acquisition of property, plant and equipment and intangible assets	17, 18	(49.9)	(46.5)	(37.2)
Acquisition of subsidiaries, net of cash acquired	4	(19.0)	115.9	—
Dividend distributed to equity method investee of the Group		(8.6)	(9.4)	—
Acquisition of financial investments	21	(88.2)	(27.7)	—
Proceeds from disposal of financial investments	21	6.5	95.8	—
Dividends and distributions received from equity method investees	19	115.4	103.5	137.9
Proceeds from sale of subsidiary, net of cash disposed	5	—	—	272.4
Proceeds from sale of property, plant and equipment and intangible assets		1.8	—	0.7
Dividends received from financial investments		—	—	0.1
Interest income received		0.4	2.1	7.4
Short-term deposits to cash-pooling	21	(99.9)	—	—
Proceeds from fixed-term deposits		1.0	5.8	0.8

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Consolidated statement of cash flows	Note	2021	2020	2019
Proceeds from assignment of loan receivable	5	—	—	117.1

Net cash generated from (+) / used in (-) investing activities		(140.5)	239.5	499.2

FINANCING ACTIVITIES
Proceed from issue of preferred shares	24	495.0	—	—
Payment of stamp duty relating to issue of preferred shares	24	(5.0)	—	—
Purchase of non-controlling interest in subsidiaries	2.3, 25	(165.4)	(54.5)	(256.6)
Dividends paid to parent	23	(200.0)	(150.0)	(149.1)
Dividends paid to non-controlling interest	25	(110.8)	(226.6)	(140.8)
Loans and borrowings received	26	572.9	1,424.9	1,087.2
Repayment of loans and borrowings	26	(564.9)	(1,286.6)	(423.8)
Distribution of capital contributions		—	—	(420.6)
Repayment of principal element of lease liabilities	27	(22.7)	(13.8)	(9.1)
Net movement in restricted cash related to financing activities		0.1	8.7	(7.1)
Other finance expense paid relating to purchase of non-controlling interest	25	—	—	(40.9)

Net cash generated from (+) / used in (-) financing activities		(0.8)	(297.9)	(360.8)

Net decrease (-) / increase (+) in cash and cash equivalents		496.8	104.7	452.0

Effect of currency translation on cash and cash equivalents		(2.7)	3.8	(1.0)

Cash and cash equivalents at the beginning of the year	22	872.2	763.7	312.7

Cash and cash equivalents at the end of the year	22	1,366.3	872.2	763.7

The Notes on pages F-72 to F-208 are an integral part of these consolidated financial statements.

Consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Notes to the consolidated financial statements

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

1.	Basis of preparation

On 17 March 2021, the shareholder of SAZKA Group a.s. transferred all its shares in SAZKA Group a.s. to SAZKA Entertainment AG in exchange for shares of SAZKA Entertainment AG. SAZKA Entertainment AG became the new parent company of SAZKA Group a.s. (see Note 23). This transaction is presented as a capital reorganisation of the reporting entity (see Note 3.a.vi). These consolidated financial statements of SAZKA Entertainment AG include comparative financial information of SAZKA Group a.s. The ultimate controlling party of the reporting entity did not change during all the periods presented.

(a) Statement of compliance

The consolidated financial statements have been prepared in compliance with International Financial Reporting Standards as issued by the IASB (“IFRS”).

The accounting policies described in Note 3 were used in preparing the consolidated financial statements for the year ended 31 December 2021 and in preparing the comparative information for the years ended 31 December 2020 and 31 December 2019.

These consolidated financial statements were approved by the Board of Directors on 20 May 2022.

(b) Basis of measurement

The consolidated financial statements have been prepared on a going concern basis, using the historical cost method, unless otherwise stated in the accounting policies.

The Group is consistent in applying the accounting policies described in Note 3 unless otherwise stated.

(c) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (its “functional currency”). The functional currency of SAZKA Entertainment AG is the Euro (€).

These IFRS consolidated financial statements are presented in Euro (€) as this is the functional currency of the majority of Group companies. All financial information is presented in millions of Euro with one decimal place and rounded to the nearest hundred thousand, unless stated otherwise.

Any differences between the amounts included in the financial statements and amounts included in the Notes are attributable to rounding.

(d) Use of estimates and judgements

When preparing the financial statements, the Group’s management makes estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, incomes and expenses. These estimates, judgements and assumptions are based on past experience and various other factors deemed appropriate as of the date of the preparation of financial statements and are used where the carrying amounts of assets and liabilities are not readily available from other sources or where uncertainty exists in applying the individual accounting policies. Impacts of changes in estimates are described in the individual Notes.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.

The Group has made the following significant accounting estimates:

•	Estimates related to impairment of intangible assets and goodwill (see Note 17);

•	Estimates related to effective interest rate of preferred shares (see Note 24);

•	Estimates related to valuation of employee benefit liabilities (see Note 31); and

•	Estimates related to fair value of previously held interests in business combinations achieved in stages (Note 4).

The Group has made following significant accounting judgements:

•	Judgement about indefinite useful live of certain intangible assets (see Note 17);

•	Judgement in respect of control over OPAP S.A. subgroup (see Note 2.3);

•	Judgement in respect of control of Casinos Austria AG subgroup (see Note 2.3); and

•	Judgement about the execution of the renewal option with respect to Greece and Cyprus gaming halls (see Note 27).

(e) Measurement of fair values

A number of the Group´s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

Fair value is defined as the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions regardless of whether that price is directly observable or estimated using another valuation technique. Fair values are obtained, as appropriate, from quoted market prices, discounted cash flow projections and other valuation models.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets and liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Group recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(f)	Significant changes in accounting policies

The accounting policies set out below have been applied consistently to the reporting periods presented in these financial statements, unless otherwise indicated.

The Group has performed a capital reorganization (see Note 1) and implemented a new accounting policy for capital reorganization to cover this reorganisation (see Note 3.a vi.).

Additionally in 2021 the Group adopted the new accounting standards and amendments to accounting standards described in Note 1.h. There were no other significant changes in accounting policies in 2021.

(g) Correction of comparative period

i.	Correction of disclosure note for the fair value hierarchy of current financials assets at fair value through profit or loss (“FVTPL”)

The Group corrected a classification error in the fair value hierarchy disclosure in the comparative period. Current other financial assets of €38.6 million representing investments in quoted money market instruments were reclassified from fair value hierarchy Level 2 to fair value hierarchy Level 1 (see Note 33.f).

ii.	Correction of disclosure note “Fair value measurement – contingent consideration and lease liabilities”

The Group corrected a classification error in the presentation of contingent consideration for the acquisitions of Stoiximan and CASAG in the total amount of €131.7 million, which was reclassified from “Financial liabilities as at amortised cost” to “Financial liabilities at fair value through profit or loss (“FVTPL”)” (see Note 33.f).

The Group corrected a disclosure error in the presentation of lease liabilities in the Fair value measurement note. Previously, lease liabilities were incorrectly disclosed as liabilities at amortized cost. Therefore non-current lease liabilities of €118.8 million and current lease liabilities of €24.9 million were removed from the comparative period disclosure.

(h) New standards and amendments applicable within reporting period

As of 1 January 2021, the Group applied for the first-time certain standards and amendments to standards which are effective for annual periods beginning on or after 1 January 2021.

These amendments did not have any material impact on the Group’s consolidated financial statements.

i.	Amendments to IFRS 16 “Leases” - COVID-19 related rent concessions beyond 30 June 2021

The amendment provides lessees (but not lessors) with relief in the form of an optional exemption from assessing whether a rent concession related to COVID-19 is a lease modification. Lessees can elect to account for rent concessions in the same way as they would for changes which are not considered lease modifications.

The International Accounting Standards Board (“IASB”) effective date is 1 April 2021 with early adoption permitted.

The amendments did not have any material impact on the Group’s consolidated financial statements.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

ii.	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16—Interest rate benchmark (“IBOR”) reform Phase 2

The amendments complement those issued in 2019 and focus on the effects on the financial statements when a company replaces the old interest rate benchmark with an alternative benchmark rate as a result of the reform. More specifically, the amendments relate to how a company will account for changes in the contractual cash flows of financial instruments, how it will account for the change in its hedging relationships and the information it should disclose.

The IASB effective date is 1 January 2021.

The amendments did not have any material impact on the Group’s consolidated financial statements.

iii.	Amendments to IFRS 4 “Insurance Contracts” – deferral of IFRS 9

The IASB issued amendments to IFRS 4 providing two options for entities that issue insurance contracts within the scope of IFRS 4:

•

An option that permits entities to reclassify, from profit or loss to other comprehensive income, some of the income or expenses arising from designated financial assets; this is the so-called overlay approach; or

•	An optional temporary exemption from applying IFRS 9 for entities whose predominant activity is issuing contracts within the scope of IFRS 4; this is the so-called deferral approach.

The IASB effective date is 1 January 2021.

The amendments did not have any material impact on the Group’s consolidated financial statements.

2.	General information about the Group

2.1	Description

SAZKA Entertainment AG (the “Company” following the reorganisation described in Note 1), a joint stock company, was established on 11 November 2020, has a registered office at Weinmarkt 9, Luzern, Switzerland and its registration number is CHE-366.705.452. The Company is a new holding company of SAZKA Group.

SAZKA Group a.s. (the “Company” prior the capital reorganisation described in Note 1), a joint stock company, was established on 2 April 2012 and registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, Insert 18161. The Company’s registered office is at Evropská 866/71, 160 00 Praha 6, Czech Republic and its Identification Number is 242 87 814.

The “Company” means SAZKA Entertainment AG after the reorganisation date and SAZKA Group a.s. before the reorganisation date. The “Group” means the Company together with its subsidiaries, joint ventures and associates.

The Company carries out management, strategic business development and financing activities for the Group and holds interests in other Group companies. A significant part of business of the Group and its business strategy is realised through its participation in its joint ventures and associates. They are therefore considered to represent an integral part of the Group’s operations. As a result, the share of profit from equity method investee is presented in operating profit.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

As of 31 December 2021, 2020 and 2019 the immediate 100% parent of the Company was KKCG AG (registered in Switzerland) whose ultimate controlling party pursuant to IFRS standards was VALEA FOUNDATION (registered in Liechtenstein). The designated beneficiary of VALEA FOUNDATION is Mr Karel Komárek.

(a)	Earnings per share

Earnings per share (“EPS”) – basic and diluted are calculated by dividing the profit attributable to owners by the number of ordinary shares.

	Note	2021	2020	2019
Profit after tax attributable to owners of the company (in thousands €)		44,267	92,828	428,502
– continuing operations		44,267	92,828	141,848
– discontinued operations		—	—	286,654
Number of ordinary shares (in thousands)*	23	10,010	10,010	10,010
Earnings per share for the period (in €) – basic and diluted		4.42	9.27	42.81
– continuing operations		4.42	9.27	14.17
– discontinued operations		—	—	28.64

*

In all periods the number of ordinary shares used for calculation of EPS is the same due to the reorganization (as described in Note 1 and Note 23) and continuity principle. 10,010,000 shares represent the effective number of shares of the Company that replaced the original 20 shares of SAZKA Group a.s. for the purpose of this calculation. The number of shares of SAZKA Group a.s. did not change during the period before the reorganization. The number of shares of SAZKA Entertainment AG shares has not changed during the period after the reorganization.

As of 31 December 2021 (and 31 December 2020 and 31 December 2019), there are no equity or other instruments issued which currently have dilutive impact on EPS, because the shares are contingently issuable upon initial public offering. In the future, there may be a potential dilution of earnings related to the preferred shares (see to Note 24).

2.2	Principal activity

The principal activity of the Group is the operation of lotteries and other similar games in accordance with applicable legislation, i.e. the operation of numerical and instant lotteries, iGaming, casinos, sports and odds betting and other similar games.

In addition to lottery and other gaming activities, the Group also engages in certain non-lottery business activities through its points of sale and terminals (e.g. telecommunication and payment services).

2.3	Composition of the Group

The Group comprises several major operating entities and subgroups, as well as a number of entities whose contribution to the consolidation is negligible.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The following table presents the Company’s effective ownership interest in major operating components of the Group as of 31 December 2021 and 31 December 2020. For a full list of the Group’s ownership interests in subsidiaries, joint ventures and associates see Note 35.

					Effective interest
	Note		Country of incorporation		31/12/2021	31/12/2020
Major operating entities:
Casinos Austria AG (“CASAG”) subgroup(1)	(a	)	Austria	subsidiary	59.70%	59.80%
including Österreichische Lotterien GmbH (“Austrian Lotteries”) subgroup(2)	(b	)	Austria	subsidiary	53.52%	53.60%
OPAP S.A. (“OPAP”) subgroup	(c	)	Greece and Cyprus	subsidiary	40.37%	36.10%
including Stoiximan Ltd (“Stoiximan”)(3)	(d	)	Malta	subsidiary	34.11%	30.50%
SAZKA a.s. (“SAZKA”)	(e	)	Czech Republic	subsidiary	100.00%	100.00%
LottoItalia S.r.l. (“LottoItalia”)	(f	)	Italy	associate	32.50%	32.50%

(1)	CASAG is a subsidiary from 26 June 2020, previously it was an equity method investee.
(2)	Austrian Lotteries is a subsidiary from 26 June 2020. Previously it was not presented separately, as it was a subsidiary of equity method investee Casinos Austria AG.
(3)

Stoiximan is consolidated from 18 November 2020. Previously it was not presented separately, as it was a business unit (without separate legal form) of equity method investee Kaizen Gaming Limited. During 2021, Stoiximan became incorporated under the Maltese company Stoiximan Ltd.

(a)	Casinos Austria AG (“CASAG”) subgroup is the exclusive operator of lotteries, onshore online gaming and land-based casinos in Austria. Its subsidiaries also operate casinos outside of Austria.

The Group holds a 59.70% effective interest (31 December 2020: 59.80%) and controlled 59.70% of voting rights in CASAG (31 December 2020: 55.48%).

The Group has entered into a shareholders’ agreement with Österreichische Beteiligungs AG (“OBAG”), the second largest shareholder of CASAG. The agreement specifies the governance structure and nomination rights of both parties in the key governance bodies. The agreement gives OBAG certain protective minority shareholder rights, including certain protective veto rights, while it also gives the Group certain tools to break a deadlock.

Under the terms of the shareholders’ agreement, the Group can make decisions relating to activities in the normal course of business, including decisions about business plans and budgets of CASAG and its subsidiaries, appointment/removal of management board members in some CASAG subsidiaries, taking up additional financial liabilities up to and within an agreed “Target Leverage Range” and dividend distributions within an agreed “Dividend Pay-out Range”.

OBAG’s protective minority shareholder rights include mainly those in relation to:

•	Major capital expenditures;

•	Issuance of shares which would result in a decrease of OBAG’s interest;

•	Ability to issue debt instruments which would increase CASAG’s indebtedness above the Target Leverage Range;

•	Related party transactions; and

•	Fundamental changes to the CASAG business.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Management assesses that OBAG’s rights, including veto rights, are protective rather than substantive rights and determines that according to IFRS rules the Group controls CASAG. Therefore, CASAG is fully consolidated in the Group’s consolidated financial statements.

(b)

Österreichische Lotterien GmbH (“Austrian Lotteries”) subgroup holds exclusive licences to providedraw-based lottery games, instant lotteries, onshore online gaming, football pools and VLTs in Austria.

The Group holds a 53.52% effective interest (31 December 2020: 53.60%) and controls 73.83% of voting rights (31 December 2020: 73.83%) in Austrian Lotteries through:

•	73.83% of shares held by CASAG, creating an effective interest of 44.07% (31 December 2020: 44.15%); and

•	26.17% of shares held by Lotto-Toto Holding GmbH, in which the Group has an effective interest of 36.11%, creating an additional effective interest of 9.45% in Austrian Lotteries.
(c)	OPAP S.A. (“OPAP”) subgroup is the exclusive operator of numerical lotteries, instant lotteries, land-based sports betting, VLTs and horse racing in Greece and also operates in Cyprus.

The Group held a 40.37% effective interest as of 31 December 2021 (31 December 2020: 36.10%) and controlled 47.22% of voting rights (31 December 2020: 43.12%) in OPAP through:

•

32.98% of shares (31 December 2020: 32.90%) held by the Group’s subsidiary SAZKA Delta Hellenic Holdings Limited, in which the Group held an effective interest of 79.23% (31 December 2020: 78.64%), creating an effective interest of 26.13% (31 December 2020: 25.87%); and

•	14.24% of shares held directly by SAZKA Group a.s. (31 December 2020: 10.22%).

Management determines that according to IFRS rules the Group controls and therefore consolidates OPAP. The key elements and judgements when assessing control according to IFRS are:

•

Although the Group’s shareholding in OPAP is below 50%, it is by far the largest individual shareholding. The remaining shares are widely dispersed among numerous public market investors. Since the Group acquired its first shares in OPAP in 2013, shareholder attendance at OPAP S.A.’s general meetings of shareholders have never been over 80%, therefore the Group controls the majority of votes present at such meetings;

•	All shareholders’ resolutions proposed at general meetings that the Group has voted in favour of have been approved; and

•	The Group’s appointees make up the majority of the OPAP S.A. Board of Directors (including CEO, CFO and Executive Chairman).
(d)	Stoiximan Ltd (“Stoiximan”) operates an online gaming business in Greece and Cyprus.

The Group holds a 34.11% effective interest (31 December 2020: 30.50%) and controls 84.49% of voting rights as of 31 December 2021 in Stoiximan through:

•

A 51.00% interest held from 13 July 2020 by the Group’s subsidiary OPAP Investment Ltd, in which the Group had an effective interest of 40.37% as of 31 December 2021 (31 December 2020: 36.10), creating an effective interest of 20.59% (31 December 2020: 18.41%); and

•

A 33.49% interest held through OPAP’s 68.35% share in the business activities of Kaizen Gaming Limited in Greece and Cyprus (Stoiximan), which holds the remaining 49.00% interest in Stoiximan, in which the Group has an effective interest of 27.59% (31 December 2020: 24.67%), creating an effective interest of 13.52% (31 December 2020: 12.09%).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Group consolidates Stoiximan from 18 November 2020, following the acquisition of an additional interest and, consequently, obtaining increased influence in Stoiximan which constituted managerial control for consolidation purposes within the meaning of IFRS 10.

(e)	SAZKA a.s. (“SAZKA”) is the market leader in the Czech Republic for both numerical lotteries and instant lotteries and a wholly owned subsidiary of the Group.
(f)	LottoItalia S.r.l. (“LottoItalia”) is the exclusive operator of fixed odds numerical lotteries in Italy and an associate of the Group. The Group owns 32.50% of the shares and voting rights.

Major changes in the Group in 2021

Company / Group companies	Effective interest as of 31/12/2020	Effective interest as of 31/12/2021	Change	Type of transaction	Date of transaction
OPAP	36.10%	40.37%	3.17%	Open market purchases	during the year

			0.80%	Scrip dividend	3 August 2021, 10 November 2021
			0.13%	Intragroup re-purchase of NCI	6 August 2021
			0.19%	Increase of interest in SDVCIC	16 September 2021

For a list of all changes in the Group see Note 35.

Increase of shareholding in OPAP

i.	Open market purchases

During 2021, the Company acquired additional shares in OPAP S.A. through open market purchases. As a result, the Group’s effective interest and voting rights increased by 3.17%. These additional purchases are presented in “Purchase of NCI in subsidiaries” in the consolidated statement of cash flows. Total consideration paid for the acquired shares of OPAP S.A. totals €134.5 million.

ii.	Scrip dividend

On 3 August 2021, OPAP S.A. paid a dividend of €0.55 per share. Shareholders had the option of receiving cash or shares under OPAP S.A.’s scrip dividend programme. The Group elected to receive scrip.

On 10 November 2021, OPAP S.A. paid a dividend of €0.10 per share. Shareholders had the option of receiving cash or shares under OPAP S.A.’s scrip dividend programme. The Group elected to receive scrip.

As a result, the Group’s effective interest in OPAP S.A. increased by 0.80%.

iii.	Other increases in ownership interest

The Company purchased 0.59% of shares in OPAP S.A. from SAZKA Delta Hellenic Holdings Limited (“SDHH”) for a total consideration of €23.0 million. SDHH is a holding company through which the Company owns part of its interest in OPAP S.A. As the Company did not own 100% of SDHH at the time, the Group’s effective interest in OPAP S.A. increased by 0.13% as a result.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Company also increased its interest in Sazka Delta Aif Variable Capital Investment Company Ltd (formerly Emma Delta Variable Capital Investment Company Ltd) (“SDVCIC”) for a total consideration of €6.6 million. As a result, the Group’s effective interest in OPAP S.A. increased by 0.19%. This purchase is presented in “Purchase of NCI in subsidiaries” in the consolidated statement of cash flows.

Major changes in the Group in 2020

Company / Group companies	Effective interest as of 31/12/2019	Effective interest as of 31/12/2020	Change	Type of transaction	Date of transaction
CASAG	38.16%	59.80%	21.64%	Business combination	26 June 2020

OPAP	31.99%	36.10%	1.88%	Open market purchases	during the year
			1.88%	Scrip dividend	6 February 2020, 11 August 2020
			0.20%	Intragroup re-purchase of NCI	24 June 2020, 14 December 2020
			0.15%	Increase of interest in SDVCIC	2 October 2020

Stoiximan	11.75%	30.50%	12.91%	Purchase of equity method investee	13 July 2020
			5.84%	Business combination	18 November 2020

Acquisition of controlling stake in CASAG

As of 31 December 2019, the Group owned a 38.16% share in CASAG, which was presented as an equity method investee. On 26 June 2020, the Group acquired an additional 17.19% share in CASAG and from that date the subgroup is fully consolidated (see Note 4.a).

Increase of shareholding in OPAP

i.	Open market purchases

During 2020, the Company acquired additional shares in OPAP S.A. through open market purchases. As a result, the Group’s effective interest and voting rights increased by 1.88%. These additional purchases are presented in “Purchase of NCI in subsidiaries” in the consolidated statement of cash flows. Total consideration paid for acquired shares totals €52.0 million.

ii.	Scrip dividend

On 6 February 2020 OPAP S.A. paid an extraordinary dividend of €1.00 per share. Shareholders had the option of receiving cash or shares under OPAP S.A.’s scrip dividend programme. The Group elected to receive scrip.

On 11 August 2020, OPAP S.A. paid a dividend of €0.30 per share. Shareholders had the option of receiving cash or shares under OPAP S.A.’s scrip dividend programme. The Group elected to receive scrip.

As a result, the Group’s effective interest in OPAP S.A. increased by 1.88%.

iii.	Other increases in interest

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

During 2020, the Company purchased 0.59% of shares in OPAP S.A. held by SDHH for a total consideration of €8.6 million. SDHH is a holding company through which the Company owns part of its interest in OPAP S.A. As the Company does not own 100% of SDHH, the Group’s effective interest in OPAP S.A. increased by 0.20% as a result.

On 2 October 2020, an investor redeemed its shares in SDVCIC. The investor received OPAP S.A. shares held by SDHH based on the closing price as of 1 October 2020. As a result, the Group’s effective interest in OPAP S.A. increased by 0.15%.

Acquisition of controlling interest in Stoiximan

As of 31 December 2019, OPAP held a 36.75% effective interest in Stoiximan through its equity method investee Kaizen Gaming Limited (formerly TCB Holdings Ltd), equivalent to a 11.75% Group effective interest. During 2020, the Group increased its effective interest in Stoiximan in several steps, the last of which was completed on 18 November 2020. As a result of these steps the effective interest held by OPAP increased to 84.49% (see Note 4.b). As a result of the increase in OPAP’s interest in Stoiximan and the Group’s increased effective interest in OPAP, the Group’s effective interest in Stoiximan increased to 30.50% as of 31 December 2020.

Major changes in the Group in 2019

Company / Group companies	Effective interest as of 31/12/2018	Effective interest as of 31/12/2019	Change	Type of transaction	Date of transaction
Croatian subgroup	100.00%	nil	(100.00%)	Disposal of discontinued operation	30 April 2019
OPAP	23.71%	31.99%	1.19%	Increase of interest in SDVCIC	24 May 2019
			(0.19%)	Scrip dividend	15 July 2020
			7.28%	Voluntary tender offer (“VTO”)	November 2019
Hellenic Lotteries S.A.	15.89%	26.71%	10.82%	Purchase of NCI	17 September 2019

For a list of all changes in the Group see Note 35.

Disposal of Croatian subgroup

As of 30 April 2019, the Group completed the sale of its business in Croatia (the “Croatian subgroup”), see Note 5.

Increase of shareholding in OPAP

i.	Increase of interest in SDVCIC

On 24 May 2019 the Group acquired an additional 3.61% of the investor shares in SAZKA Delta Aif Variable Capital Investment Company Ltd (formerly Emma Delta Variable Capital Investment Company Ltd) (“SDVCIC”). By the increase of the share in SDVCIC the Group increased its effective interest in OPAP by 1.19%. This additional purchase is presented as “Purchase of NCI in subsidiaries” in the consolidated statement of cash flow for 2019. Total consideration paid for acquired shares totals €22.8 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

ii.	Scrip dividend

On 15 July 2019, OPAP S.A. declared a dividend per of €0.60 per share. Shareholders had the option of receiving cash or shares under OPAP S.A.’s scrip dividend programme. The Group elected to receive cash.

Total dividend declared to non-controlling interest was €165.9 million including withholding tax, of which €140.8 million was paid in cash and €25.1 million was settled by issuance of new OPAP S.A. shares.

As a result, the Group’s effective interest in OPAP S.A. decreased by 0.19%.

iii.	Voluntary tender offer (“VTO”)

A voluntary tender offer by the Company to the shareholders of OPAP commenced on 1 October 2019 and expired on 29 October 2019. As a result of the VTO and subsequent purchases by the Company 23,416,309 shares were acquired by the Company, representing approximately 7.28% of the total shares outstanding of OPAP. The total purchase price for the shares of €213.8 million was paid in November 2019. This additional purchase was presented as “Purchase of NCI in subsidiaries” in the consolidated statement of cash flow for 2019.

As a result, the Group’s effective interest in OPAP S.A. increased by 7.28%.

Increase of shareholding in Hellenic Lotteries S.A.

As of 31 December 2018, OPAP S.A. held a 67.00% effective interest in Hellenic Lotteries S.A., equivalent to a 15.89% Group effective interest. As of 17 September, OPAP S.A. increased its effective interest in Hellenic Lotteries S.A by 16.50%. As a result, the effective interest held by OPAP increased to 83.50%. As a result of the increase in OPAP’s interest in Hellenic Lotteries S.A. and the Group’s increased effective interest in OPAP, the Group’s effective interest in Hellenic Lotteries S.A. increased to 26.71% as of 31 December 2019. “Purchase of NCI in subsidiaries” in the consolidated statement of cash flow for 2019. Total consideration paid for acquired shares totals €20.0 million.

3.	Significant accounting policies

The accounting policies set out below have been applied consistently to the reporting periods presented in these financial statements, unless otherwise indicated.

(a)	Basis of consolidation

i.	Business combinations

Business combinations are accounted for using the acquisition method as of the acquisition date – i.e. when control (see ii. Subsidiaries) is transferred to the Group. Critical assumptions and judgements with respect to new acquisitions are described in Note 1.d.

Goodwill represents amounts arising on the acquisition of a business and is measured as the fair value of the consideration transferred including the recognised amount of any non-controlling interest in the acquiree and the fair value of an interest in the acquiree held immediately before the acquisition date, less the net amount (generally fair value) of the identifiable assets acquired and liabilities and contingent liabilities assumed, all measured as of the acquisition date. Goodwill is stated at cost less accumulated impairment losses (see accounting policy 3.n and Note 17).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities (see accounting policies 3.m ii.-iv.).

Any contingent consideration is measured at fair value at the date of acquisition and it is remeasured at fair value at each reporting date. Subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.

ii.	Subsidiaries

Subsidiaries are entities controlled by the Group. Control exists when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has ability to affect those returns through its power over the entity. In assessing control, only substantive rights and rights that are not protective are taken into account. The Group may have power over an investee even when it holds less than majority of voting power in an investee. In such a case, the Group assesses the size of its voting rights relative to the size and dispersion of holdings of the other vote holders to determine if it has de-facto power over the investee. Protective rights of other investors, such as those that relate to fundamental changes of investee’s activities or apply only in exceptional circumstances, do not prevent the Group from controlling an investee. The financial information of subsidiaries is included in the consolidated financial statements from the date that control commences until the date that control ceases.

iii.	Non-controlling interests (“NCI”) (Note 25)

The Group measures NCI at the acquisition date as a proportion of the acquiree´s identifiable net assets, or at fair value. The choice of method used is made separately for each acquisition.

Changes of the Group´s interest in a subsidiary that do not result in a loss of control are accounted for within equity as transactions with NCI.

iv.	Loss of control

When the Group loses control over a subsidiary, it derecognises the assets and liabilities of the subsidiary, including the carrying amount of related goodwill, and any related NCI and other components of equity. All amounts recognised in other comprehensive income are accounted on the same basis as would be required if the parent had directly disposed of the related assets or liabilities. Any resulting gain or loss is recognised in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v.	Acquisitions from entities under common control

Acquisitions from entities under common control are business combinations arising from transfers of interests in entities that are under the control of the shareholder that controls the Group.

Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in these consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity’s goodwill, and the consideration for the acquisition is accounted for in these consolidated financial statements as an adjustment within equity.

vi.	Capital reorganisation (Note 23)

Capital reorganisations are transactions representing legal reorganisation of the group without substantive economic change, including a transfer of the existing reporting entity under a newly incorporated parent. The Group applied the predecessor carrying values method of accounting with retrospective presentation for capital reorganisations. As a result, the carrying value of net assets (including goodwill), non-controlling interests and liabilities of SAZKA Group a.s. were carried over without change in the capital reorganisation transaction. No revaluations were performed upon the capital reorganisation and no new goodwill arose.

Share capital and capital contribution reserve of the former parent SAZKA Group a.s. are presented in retained earnings after the capital reorganisation. Other elements of equity, including translation reserve, revaluation reserve and hedging reserves continue to be presented in the respective components of equity.

The share capital and capital contribution reserve of SAZKA Entertainment AG was recognised in the consolidated financial statements at the date when it legally became the parent.

The capital reorganisation did not involve any cash or non-cash consideration paid other than issue of shares to the former owners of SAZKA Group a.s.

vii.	Associates and joint ventures (equity method investees) (Note 19)

Associates are those entities in which the Group has significant influence, but not control, over financial and operating policies. Significant influence is presumed to exist when the Group holds between 20 and 50 percent of the voting power of another entity. Joint ventures are those entities over whose activities the Group has joint control. Associates and joint ventures are accounted for using the equity method (presented in financial statements as equity method investees) and are initially recognised at cost. The Group’s investment includes goodwill identified on acquisition less impairment losses. The consolidated financial statements include the Group’s share of profit and other comprehensive income of equity method investees from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When the Group’s share of losses exceeds its interest in equity method investees, the carrying amount of that interest (including any long-term loans that form part of the net investment) is reduced to nil and the recognition of further losses is discontinued except to the extent that the Group has an obligation to make payments on behalf of the investee.

viii.	Transactions eliminated on consolidation

Intragroup balances and any unrealised income and expenses arising from intragroup transactions are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity method investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(b)	Foreign currencies

i.	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the end of the reporting period are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on translation are recognised in profit or loss, except for differences arising on the translation of a financial liability designated as a hedge of the net investment in a foreign operation, or qualifying cash flow hedges, which are recognised in other comprehensive income.

ii.	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to the presentation currency of the Group, the Euro, at the closing spot exchange rates at the end of the respective reporting period. The income and expenses of foreign operations are translated to Euro at average exchange rates for the period which are reasonable approximation of the exchange rate at the transaction dates. Foreign currency differences are recognised in other comprehensive income and accumulated in equity as a separate component.

(c)	Operating segments (Note 6)

Segment information is presented based on the internal management reports and information provided to Group management, which examines the Group’s performance both from a geographical and a product line perspective. The chief operating decision maker (“CODM”) uses more than one measure of profit, assets or liabilities for the purpose of assessing performance and allocating resources, therefore these alternative performance measures are part of the operating segment disclosure, see Note 6. All these non-IFRS measures are subtotals or derived directly from lines presented in the income statement, balance sheet and cash flow statement.

Because the Group is primarily managed along geographical lines, operating segments are recognised accordingly. The Group identifies the following operating and reportable segments:

•	Austria;

•	Czech Republic;

•	Greece and Cyprus; and

•	Italy.

In addition to the operating segments, the CODM also monitors and evaluates operating results of certain individual components of those segments (being the “Austrian Lotteries” part of the Austria segment, and the “Stoiximan” part of the Greece and Cyprus segment). As a result, this financial information is also included in the IFRS 8 segment disclosures.

(d)	Revenue recognition and accounting for winnings (Note 7)

i. Revenue from gaming activities

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Gaming contracts of the Group are transactions in which the gaming institution (i.e., the Group) takes a position against its customer. Exceptions in which the Group receives only a service fee but does not take a position against its customers are immaterial. For this reason, all material revenue from gaming contracts is recognised in accordance with IFRS 9 and the revenues, including derivative gains/losses, from gaming contracts are presented in the line “Revenue from gaming activities (“GGR”)”.

Gaming revenues are reported net as the difference between amount staked and players winnings as Revenue from gaming activities (Gross Gaming Revenue or “GGR”).

Stakes received relating to future lottery draws and games are recorded as prepaid stakes measured at fair value. Player deposits are funds of online participants, who can use these funds for future lottery or other game stakes or withdraw them. Unpaid winnings are recognised based on the date of the lottery draw and presented as other current payables.

Unclaimed prizes (expired winnings that the winners failed to claim) are treated in accordance with applicable regulation and lottery licence conditions, which differ from country to country. Generally unclaimed prizes remain recorded as a liability, either to the state or to the gaming participants. In some cases, expired unclaimed winnings are credited to revenue.

Draw based games (numerical lotteries)

There are two types of draw based games – fixed odds and pari mutuel (jackpot games).

For fixed odds games, the pay-out is a fixed amount. For pari mutuel games a pay-out pool is created and in the event that there is no winner in a given draw the prize is rolled to the next draw and accounted for as an accrued liability or provision based on the level of estimation uncertainty (see Note 3.s ii.).

Revenue is recognised in the period when the bet is placed, net of the obligation to pay the game prizes in the future assessed at fair value.

Instant lotteries (scratch cards)

Revenues from instant lottery ticket sales are recognised in the period when the sale of the lottery ticket occurs, net of related unpaid winnings obligations. Unpaid winnings obligations are calculated as a percentage of sales, based on the pay-out ratio given for each particular instant lottery product.

In certain limited cases unclaimed prizes are retained by the Company and can be recognised as revenue when the winner’s right to claim the prize expires (usually 2-3 years). Therefore, such unclaimed prizes are recognised as a provision instead of unpaid winnings due to the uncertainty in the amount of the final pay-out (see Note 3.s iii.).

Betting (odds bets)

Revenue is recognised when the bet event result occurs as amount staked less actual pay-out.

In the case of bets on a series of events, revenue is recognised when the last event result is known (such as, the last football match). Until the last event result is known, placed bets are recognised on the balance sheet as “Prepaid stakes” and no revenue is recognised.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Video lottery terminals (“VLTs”)

Revenue is defined as the net result of all players’ sessions within a period. A player’s session begins when the player inserts his/her card in the machine and ends when he/she takes the card out. Revenue (GGR) is recognised at net amount (receipts – winnings) of each player’s game session.

Casinos

Revenues from casino games (gaming tables and slot machines) are recognised as the net result of players’ sessions within the casinos. Casino revenues arise when the gaming tables or slot machines are closed. Sold but not used chips (tokens) are recognised as a liability.

iGaming

iGaming revenue represents revenue from those games that are solely offered on an online basis. For games that have both land-based and online components, the revenues are reported under the relevant product lines. The iGaming portfolio includes online lottery games, online instant win games, online casino and slot gaming. The revenue recognition follows the policies described above.

ii.	Revenue from non-gaming activities

Revenue from mobile virtual network operator services

Mobile virtual network operator services are mobile telecommunication services (voice, messages, data) provided to retail customers. On a wholesale basis, the Group purchases a certain volume of voice, message and data services from a telecom company. The Group then sets its own prices for which it offers these services to the retail customer (primarily through prepaid cards).

Revenue is recognised when the flow of voice or data services takes place, regardless of when payment or collection is made.

Unused prepaid credit for telecommunication services represents a performance obligation in accordance with IFRS 15 and is deferred and recognised as revenue when a service (voice, message, data) is consumed by the customer or the prepaid period expires.

Revenue from mobile phone top-up

The mobile phone top-up services are the sale of electronic codes (mobile top-ups through prepaid cards) to retail customers. The Group has two types of customer arrangements in accordance with IFRS 15:

•

Group acting as principal for the sale of electronic top-up codes to end users: In this category of contracts the Group acquires the ownership of the electronic codes and assumes the risk of inventory. The revenue is recognised when the Group’s agents sell the specific codes to end users.

•

Group acting as agent for the sale of electronic top-up codes to end users: In this category of contracts the Group does not acquire the ownership of the electronic codes and is considered to act as a representative of the suppliers. The revenue recognised in this category is the commissions received from the suppliers.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Revenue from commissions

The Greek New Year’s Eve Lottery is issued once a year with the draw on New Year’s Eve. Net revenues from this lottery are attributed to the Greek State. Hellenic Lotteries S.A. produces, operates, distributes, promotes and manages it and receives a 17% management fee on the amount staked. The fee covers all company costs related to the organisation of the New Year’s Eve Lottery. This commission is recognised once a year, during December.

Revenue from other non-gaming activities

Other non-gaming revenues relate mainly to services complementary to the gaming activities (events, sales of food and beverages) and IT services.

Revenue is recognised when the performance obligation is satisfied by transferring goods or services to the customer. The Group evaluates whether it operates as a principal or as an agent when delivering these services. When the Group determines that it operates as an agent, revenues are recognised on the net basis.

(e)	Gaming taxes

Gaming taxes, assessed as a percentage (defined in the legislation of the relevant country or the relevant licence) of amount staked less wins in the period, are recognised based on recognised Revenue from gaming activities (“GGR”) in the period.

(f)	Other operating income (Note 8)

i.	Lease income

Income from the lease of non-residential premises, office space and movable assets is recognised in the consolidated statement of comprehensive income as other operating income on a straight-line basis over the term of the lease.

ii.	Government grants in connection with COVID-19

The Group presents all government grants obtained in connection with COVID-19 in Other operating income.

Grants are recognised at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

iii.	Effect of extension of concession in OPAP S.A.

New terms of an exclusive concession to conduct, manage, organise and operate numerical lottery and sports betting games in Greece have become effective for a period of 10 years starting from 13 October 2020, based inter alia on an agreement dated 29 April 2013 between OPAP S.A. and the Greek State. In 2011, OPAP S.A. had made an upfront payment of €375 million in connection with the concession extension.

The agreement stipulates that during the extension period, OPAP S.A. will pay cash gaming taxes at a rate of 5% of applicable GGR instead of the headline rate of 30%. Based on the agreement, OPAP benefits from a relief from gaming tax obligation in the aggregate amount of €1,831 million (which is contractually deemed prepaid as part of the upfront payment), plus related adjustments to compensate for income tax effects, over the extension period.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Any difference between:

•	The €1.831 million, plus additional compensation related to higher income tax expenses from related benefits; and

•	The difference between gaming taxes at 30% and cash gaming taxes at 5% (i.e. gaming tax cash savings)

(“additional consideration”) will be settled on 13 October 2030 either as an additional payable from OPAP S.A. to the Greek State, or a receivable of OPAP S.A. from the Greek State.

From 13 October 2020 for the period of 10 years, the Group accounts for the effects of the agreement in the following way:

•	Intangible asset of €375 million is amortised over 10 years.

•	Other operating income of €1,831 million, plus adjustments to compensate for income tax effects, are recognised on accrual basis over 10 years.

•

Non-current receivables or payables representing a present value of additional consideration reflecting the difference between gaming tax cash savings and the amounts recorded in Other operating income. From 13 October 2020 on an annual basis up to the expiration of the extension (October 2030) the additional consideration will be calculated based on the concession agreement which will result in a receipt or payment to the Greek State at the end of the concession period. The receivable or payable is discounted to present value with the effect of discounting recognised in Other finance income or expense as appropriate.

(g) Agents’ commissions

Agents’ commissions are commissions accrued to agents for their services. They are in most cases calculated as a portion of amount staked, Revenue from gaming activities (“GGR”) or Net gaming revenue (“NGR”).

NGR is an alternative performance measure used in the gaming industry and is calculated as Revenue from gaming activities (“GGR”) less Gaming taxes.

(h) Lease payments (Note 27)

Expense relating to leases includes only leases which have a term of 12 months or less and do not contain a purchase option, leases where the underlying asset has a low value, and variable payments such as turnover rent, property taxes paid by the tenant and insurance paid by the tenant.

(i) Finance costs, net (Note 14)

Interest income is recorded for all debt instruments measured at amortised cost on an accrual basis using the effective interest method. This method defers, as part of interest income, all fees between the parties to the contract that are an integral part of the effective interest rate.

Interest expense comprises interest expense on loans and borrowings, bonds, leases and unwinding of discount of non-current provisions and other liabilities.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Other finance income and expense comprises foreign exchange gains/losses, and revaluation of derivatives that do not qualify for hedge accounting (see Note 3.m iv.).

(j) Income tax expense (Note 15)

Income tax expense comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in other comprehensive income or directly in equity, in which case it is recognised in other comprehensive income or equity.

Current tax is the expected tax payable on taxable profit for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The Group does not recognise deferred tax arising from: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the end of the reporting period.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which temporary difference or tax loss carried forward can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, if there is an intention to settle current tax liabilities and assets on a net basis or tax assets and liabilities will be realised simultaneously.

Additional income taxes that arise from the distribution of dividends are recognised at the same time as the liability to pay the related dividend is recognised.

(k) Intangible assets

Intangible assets are carried at acquisition cost less accumulated amortisation and impairment losses, if any.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Intangible assets, except goodwill and other intangibles with indefinite useful life, are amortised on astraight-line basis over their estimated useful life from the date they are available for use. The following table shows the expected useful life of individual classes of intangible assets (Note 17):

• Licences	The period for which they have been issued or indefinite

• Brands and trademarks	Described individually (generally indefinite)

• Customer relationships, customer contracts	4-21 years

• Software	1-7 years

• Other intangible assets:

• Distribution network (contracts with providers)	20 years

• Other intangible assets	3-10 years

Intangible assets with indefinite useful life are tested for impairment at least annually, or when there is an indicator of impairment, which is assessed quarterly.

i.	Licences (Note 17)

Licences relate mainly to the Group’s lottery and other gaming businesses. Licences which are determined to be intangible assets with indefinite useful life are reviewed annually to assess whether the indefinite useful life assumption continues to be appropriate.

ii.	Customer relationships, customer contracts and brands and trademarks (Note 17)

The Group capitalises major customer relationships, customer contracts, brands and trademarks upon the acquisition of companies which are party to such contracts or hold such brands and trademarks. The initial carrying value of these intangible assets is determined based on an expert’s appraisal prepared at the time of the acquisition.

Customer relationships, customer contracts and brands and trademarks are assets which can be used in the future.

Capitalised customer relationships, customer contracts (portfolio of customers, customer base or market share) are amortised on a straight-line basis.

Capitalised brands and trademarks that are determined to be intangible assets with an indefinite useful life on the basis of their market strength. The assessment of indefinite life is reviewed annually to determine whether the indefinite life assumption continues to be appropriate.

iii.	Subsequent expenditure

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, such as maintenance costs, is recognised in the consolidated statement of comprehensive income as an expense.

(l)	Property, plant and equipment (“PPE”) (Note 18) and investment property

PPE is carried at acquisition costs less accumulated depreciation and impairment losses, if any.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The cost of self-manufactured tangible fixed assets includes the cost of materials, wages and a proportion of overheads directly attributable to the construction. Acquisition cost also includes the estimated cost of dismantling and removing the tangible assets as well as the cost of land restoration.

Borrowing costs directly attributable to the acquisition of assets are capitalised until the asset is substantially complete or available for use.

Acquisition cost does not include administrative or other general overheads, or initial operating losses.

When parts of an item of PPE have different useful lives, they are accounted for as separate items (major components) of PPE.

PPE is depreciated on a straight-line basis. Leased assets are also depreciated on a straight-line basis over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

The following table shows the expected useful life of individual groups of fixed assets (Note 18):

• Buildings – owned	10-60 years

• Buildings – right of use	1-60 years

• Machinery and equipment – owned:

• Appliances and special technical equipment	3-20 years

• Fixtures and fittings	3-14 years

• Vehicles	4-10 years

• Machinery and equipment	3-20 years

• Machinery and equipment – right of use	1-15 years

• Other tangible assets	2-20 years

• Investment property	12-60 years

i.	Investment property

Investment property is property held either to earn rental income or for capital appreciation or for both. Investment property is carried at cost less accumulated depreciation and impairment losses. When the use of a property changes from owner-occupied to investment property, the property is reclassified from PPE to investment property.

The Group applies the cost model for valuation of investment property. Investment property is depreciated on a straight-line basis over a period from 12 to 60 years. Land classified as investment property is not depreciated.

ii.	Right of use of leased assets

A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. For such contracts, the lessee recognises a right of use asset and a lease liability. The right of use of asset is depreciated and the liability accrues interest.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

A right of use of asset is initially measured in the amount of recognised lease liability, plus advance payments. The initial measurement of the right of use assets is increased by the following items, when significant:

•	Initial direct lease costs paid by the lessee.

•	Provision for estimated costs of dismantling and removal of the identified asset or restoration of the site where the asset was installed.

iii.	Subsequent expenditure

Expenditure incurred to replace part of an item of PPE is capitalised only if it results in an increase in the future economic benefits generated by the relevant tangible fixed asset. Major overhauls are capitalised as a separate item into the corresponding class of fixed assets at the moment the overhaul is executed. All other expenditure is recognised in the consolidated statement of comprehensive income as an expense.

(m)	Financial assets and liabilities

Amortised cost is the amount at which a financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and, for financial assets less any allowance for expected credit losses (“ECL”). Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to the amount payable upon maturity using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of the related items in the consolidated statement of financial position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period, so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the gross carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date, except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate. For assets that are purchased or originated credit impaired (“POCI”) at initial recognition, the effective interest rate is adjusted for credit risk, i.e. it is calculated based on the expected cash flows on initial recognition instead of contractual payments.

Financial assets, other than financial assets at fair value through profit or loss, are recognised initially at fair value plus any directly attributable transaction costs.

i.	Financial assets at amortised cost

Amortised cost applies to instruments where the business model of the owner is to hold the financial asset to collect contractual cash flows and the contractual cash flows are solely payments of the principal amount and the interest.

Loss allowances to receivables are recognised in the amount of expected credit losses on a financial asset and their creation is reported in other operating expenses. At each reporting date, subsidiaries shall measure the loss

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

allowance for financial asset in the amount of lifetime expected credit losses if the credit risk related to that financial asset has increased significantly since initial recognition or credit impaired financial assets; in the amount equal to 12-month expected credit losses (“ECL”) if the credit risk has not increased significantly.

The Group recognises the following financial assets at amortised cost: cash and cash equivalents, trade receivables, restricted cash, other receivables and loans provided.

Restricted cash is cash not available for immediate use. Such cash cannot be used by the Group until a certain point or event in the future. Restricted cash comprises cash on bank accounts for purpose of guarantees given under the terms of game licences and for debt service under the terms of facility agreements.

Classification and measurement

Trade and other receivables and loans provided are initially recognised on the date when they are originated and measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortised cost, less any impairment losses.

When applying amortised cost, any difference between the cost and the value upon redemption is recognised in the consolidated statement of comprehensive income over the duration of the asset or liability, using the effective interest method.

Derecognition

The Group derecognises trade receivables, other receivables and loans provided when the contractual rights to the cash flows from the asset expire, or when it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset (a) are transferred or (b) are neither transferred nor retained but control is not retained. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

ii.	Financial assets at fair value through other comprehensive income (“FVOCI”) (Note 21)

Fair value through other comprehensive income is the classification for debt instruments for which an entity has a mixed business model, i.e. the business model is achieved by both holding the financial asset to collect the contractual cash flows and through the sale of the financial assets. The contractual cash flows of instruments in this category must be solely payments of principal and interest.

The changes in fair value of FVOCI debt instruments are recognised in other comprehensive income (“OCI”). Any interest income, foreign exchange gains/losses and impairments are recognised immediately in profit or loss. Interest income on these assets is calculated using the effective interest rate method. Fair value changes that have been recognised in OCI are recycled to profit or loss upon disposal of the debt instrument.

On initial recognition of an equity financial instrument, an entity may make an irrevocable election (on an instrument-by-instrument basis) to designate the instrument at FVOCI. This option only applies to instruments that are not held for trading and are not derivatives.

Gains or losses recognised in OCI for such equity instruments are subsequently never reclassified from equity to profit or loss.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

iii.	Financial assets at fair value through profit or loss (“FVTPL”) (Note 21)

An instrument is classified as at fair value through profit or loss if it is held for trading or if the business model of the owner is to manage the financial asset on a fair value basis i.e. to realise the asset through sales as opposed to holding the asset to collect contractual cash flows. This category represents the “default” or “residual” category if the requirements to be classified as amortised cost or FVOCI are not met. Upon initial recognition, attributable transaction costs are recognised in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognised in profit or loss in “Other gains and losses”.

iv.	Financial derivatives and hedging instruments (Note 30)

The Group primarily uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from its operational, financing and investment activities. Derivatives that do not qualify for hedge accounting are accounted for as other derivatives.

Derivative financial instruments are recognised initially at fair value. Subsequent to initial recognition, derivative financial instruments are measured at fair value, and changes therein are accounted for as described below.

Cash flow hedges

All derivative transactions designated as hedging instruments are documented and the effectiveness of individual hedge relationships is evaluated on continuous basis. As permitted by the transitional provisions of IFRS 9, the Group has elected to continue to apply the hedge accounting requirements of IAS 39.

The Group applies hedge accounting if:

•	The hedge is in line with the Group’s risk management strategy;

•	The hedge relationship is formally documented at the inception of the hedge;

•	The hedge relationship is expected to be effective throughout its duration;

•	The effectiveness of the hedge relationship can be objectively measured;

•

The hedge relationship is effective throughout the reporting period, i.e. changes in the fair value or cash flows of the hedging instruments attributable to the hedged risk are within a range of 80%-125% of the changes in the fair value or cash flows of the hedged instruments attributable to the hedged risk; and

•	For cash flow hedges, a forecast transaction is highly probable and presents an exposure to variations in cash flows that could affect profit or loss.

The hedging documentation contains information about the following:

•	Hedging instruments;

•	Hedge effectiveness; and

•	Hedged items and risks that are being hedged.

Changes in the fair value of the derivative hedging instrument or designated non-derivative financial liability designated as a cash flow hedge are recognised directly in other comprehensive income to the extent that the hedge is effective. The effective portion of changes in fair value of cash flow hedge is accumulated in “Hedging reserve” in equity. To the extent that the hedge is ineffective, changes in fair value are recognised in profit or loss for the period.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognised in equity as a “Hedging reserve” remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in other comprehensive income is included in the initial cost or other carrying amount of the asset or liability.

In other cases, the amount recognised in other comprehensive income is transferred to profit or loss in the same period that the hedged item affects profit or loss.

If cash flows relating to recognised foreign currency receivables are hedged by other hedging instruments (e.g. designating foreign currency payables as the hedging instruments), the accounting treatment is the same as the treatment for hedging with financial derivatives.

The Group has used hedging to mitigate the following risks:

Interest rate risk

The hedged items are future interest payments of long-term debt that are hedged by interest rate swaps (the hedging instruments). For cash flow hedges, a forecast transaction is highly probable and presents an exposure to variations in cash flows that could affect profit or loss. The risk that is being hedged is arising from interest rate changes.

Foreign currency rates risk

The hedged items are future foreign transactions that are hedged by other hedging instruments (e.g. designating foreign currency payables/receivables as the hedging instruments). For cash flow hedges, a forecast transaction is highly probable and presents an exposure to variations in cash flows that could affect profit or loss. The risk that is being hedged relates to any change in the future cash flows due to a change in foreign currency rates.

Net investment hedge of foreign operations

A net investment hedge is a specific type of foreign currency cash flow hedge that is used to eliminate or reduce the foreign exposure that arises from ownership of foreign subsidiaries, associates, joint ventures or branches (foreign operations). A net investment hedge allows the Group to hedge the currency risk associated with the translation of the net assets of these foreign operations into the parent entity’s functional currency. The hedging instrument can be either a derivative instrument or a non-derivative instrument (such as a debt instrument) or a combination of both.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that the economic relationship exists between the hedged item and the hedging instrument.

If the criteria for applying net investment hedge accounting are met, the gain or loss on the hedging instrument that is determined to be an effective hedge of the net investment is recognised in other comprehensive income and is included in equity as “Hedging reserve”.

The cumulative gain or loss on the hedging instrument relating to the effective portion of the hedge that has been accumulated in “Hedging reserve” is reclassified from equity to profit or loss as a reclassification adjustment on the disposal (or partial disposal) of the foreign operation.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Other derivatives

Derivatives that do not qualify for hedge accounting are accounted for as other derivatives. Changes in the fair value of other derivatives are recognised immediately in profit or loss.

Gaming contracts

Gaming contracts are considered to be financial derivatives under IFRS 9, if in the transaction, the gaming institution takes a position against its customers. The value of the individual contract is contingent on the outcome of a specified event and the gaming institution is not, therefore, normally guaranteed a specific commission or return. The contracts are financial derivatives and not insurance contracts, even though the underlying variable is specific to a party to the contract. The definition of insurance contracts according to IFRS 4 requires exposure to a pre-existing risk that was present before the contract is concluded, which is not met in the case of gaming bets.

Embedded derivatives in a hybrid contract with a host that is a financial asset are not separated from the host contract. Instead, the hybrid financial instrument as a whole is assessed for classification. The financial asset is carried at fair value through profit or loss if the instrument’s cash flows are not solely payments of principal and interest. Changes in the fair value of such hybrid financial asset are recognised in profit or loss when they occur. The derivative gains/losses from gaming contracts are presented on the line “Revenue from gaming activities (GGR)”. For revenue recognition of gaming contracts see Note 3.d.

v.	Non-derivative financial liabilities

The Group has the following non-derivative financial liabilities: trade and other payables, interest-bearing loans and borrowings, and lease liabilities. These financial liabilities, other than financial liabilities at fair value through profit or loss, are recognised initially on the settlement date at fair value plus any directly attributable transaction costs and subsequently at amortised cost.

The Group classifies as current any part of non-current loans and borrowings that is due within one year after the end of the reporting period.

The Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire. Any change in contractual terms which results in more than 10% difference in the present value of future cash flows discounted using original interest rate is accounted as extinguishment of the financial liability, otherwise it is accounted as a modification of a financial liability with any gain or loss recognised in profit or loss.

vi.	Offsetting of financial assets and liabilities (Note 33.b)

Financial assets and liabilities are offset and the net amount presented in the consolidated statement of financial position when the Group has a legal right to offset the amounts and intends to settle the transaction on a net basis or realise the asset and the liability simultaneously.

When the offsetting is permissible, financial instruments are offset at the level of individual companies.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(n) Impairment and expected credit loss model

i.	Non-financial assets and investments in joint ventures and associates

The carrying amounts of the Group’s non-financial assets, other than deferred tax assets, joint ventures and associates are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For goodwill, and intangible assets that have indefinite useful life or that are not yet available for use, the recoverable amount is estimated at least annually at the same time (see Note 17).

The recoverable amount of an asset or cash-generating unit is the higher of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). For the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes (segment or lower level). Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the business combination.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss.

Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (or group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is subsequently not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

ii.	Financial assets (including trade and other receivables)

IFRS 9 requires an expected credit loss (“ECL”) model for recognition and measurement of impairments of financial instruments and contract assets that are measured at amortised cost or FVOCI.

Measurement of ECLs

Current trade receivables – simplified approach

For current trade receivables from the point of sale (“POS”) and contract assets the Group generally uses the provisioning matrix approach. In the provisioning matrix approach, an impairment is calculated as the current amount of receivables in a predetermined Days Past Due bucket, multiplied by the historical loss rate associated with that time bucket and adjusted for forward-looking information.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Significant receivables are assessed individually using the expected discounted cash flows method and an expert-based approach.

Trade receivables subject to the provisioning matrix approach are measured at Lifetime ECL.

Financial assets subject to the provisioning matrix approach are presented in the consolidated statement of financial position net of the allowance for ECL.

Non-current trade and other receivables, other financial assets – Standard ECL model

The Group assesses, on a forward-looking basis, the ECL for exposures arising from non-current trade and other receivables and other financial assets subject to its Standard ECL model. The Group measures ECL and recognises net ECLs on financial assets at the end of each reporting period. The measurement of ECL reflects: (i) an unbiased and probability-weighted amount that is determined by evaluating a range of possible outcomes; (ii) the time value of money; and (iii) all reasonable and supportable information that is available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future conditions.

Financial assets subject to the Standard ECL model are presented in the consolidated statement of financial position net of the allowance for ECL.

The Standard ECL model developed by the Group applies a three-stage approach for impairment, based on changes in credit quality since initial recognition as required by IFRS 9. A financial instrument that is not credit impaired on initial recognition is classified in Stage 1. Financial assets in Stage 1 have their ECL measured at an amount equal to the portion of Lifetime ECL that results from default events possible within the next 12 months or until contractual maturity, if shorter. If the Group identifies a significant increase in credit risk since initial recognition, the asset is transferred to Stage 2 and its ECL is measured based on ECL on a lifetime basis, that is, up until contractual maturity but considering expected prepayments, if any (“Lifetime ECL”). If the Group determines that a financial asset is credit impaired, the asset is transferred to Stage 3 and its ECL is measured as a Lifetime ECL. The Group’s definition of credit impaired assets and definition of default is explained below. For financial assets that are purchased or originated credit impaired (“POCI assets”), the ECL is always measured as a Lifetime ECL.

Current accounts and term deposits are placed in strong and stable credit institutions which are meeting all capital and liquidity requirements set out by Basel III.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and including forward-looking information.

Significant increase in credit risk is considered to have occurred if the asset is at least 30 days past due, if the external rating grade or internal rating grade has decreased by two notches since initial recognition, or if asset-specific qualitative information or forward-looking information that suggest that a significant increase in credit risk has occurred is available.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Group considers a financial asset to be in default when:

•	The borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realising security (if any is held); or

•	The financial asset is more than 90 days past due.

For purposes of disclosure, the Group has fully aligned the definition of default with the definition of credit impaired assets. The default definition stated above is applied to all types of financial assets of the Group.

The input parameters into the ECL model calculations are based on two approaches:

•	External rating-based approach.

•	Internal rating-based approach.

The external rating-based approach is used for loans to and deposits with counterparties with an external credit rating from one of the major rating agencies. The internal rating approach is used for loans to and deposits with counterparties without such external credit rating; the credit spread for the individual ratings are calibrated on regular basis.

The forward-looking information considered by the Group in the Standard ECL model has been derived from correlation analysis. The information considered is publicly available information about the expected year to year changes of GDP.

Presentation of allowance for ECL in the consolidated statement of financial position

In determining the carrying value in the consolidated statement of financial position, loss allowances for financial assets measured at amortised cost are deducted from the gross carrying amount of the assets. For debt securities at FVOCI, the loss allowance is charged to profit or loss. The revaluation reserve represents the difference between amortised cost, net of ECL, and the fair value of the asset.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities.

(o) Inventories

Inventories are measured at the lower of cost and net realisable value.

The cost of inventories includes the purchase price, import duties and other taxes (except for those that the Group subsequently reclaims from the tax authorities), freight, handling costs and other expenses directly attributable to the acquisition of merchandise. Cost is reduced by trade discounts, rebates and other similar items. The cost formula used in the Group is a weighted average.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(p) Cash and cash equivalents (Note 22)

Cash is cash in hand and deposits on demand. Cash equivalents are highly liquid investments that are readily convertible to known amounts of cash and which are subject to insignificant risk of changes in value. Investments normally only qualify as cash equivalent if they have a maturity of three months or less from the date of acquisition.

(q) Share capital (Note 23)

The issued share capital comprises fully paid shares. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity.

(r) Loans and borrowings (Note 26)

Loans and borrowings are initially recognised at fair value and are subsequently stated at amortised cost. All directly attributable transaction costs are accounted for in accordance with the effective interest method. Any part of a long-term loan which is due within one year from the end of the reporting period is classified as a short-term loan.

(s) Provisions (Note 29)

A provision is recognised in the consolidated statement of financial position if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Provisions are recognised at the expected settlement amount. Long-term provisions are recognised at the present value of the expenditures expected to be required to settle the obligation. Where the effect of discounting is material, the discount rate is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. Any additions and the effects of changes in interest rates are recognised as finance income or costs in profit or loss.

Changes in estimated provisions may arise in particular due to variances from the originally estimated expenditures or due to a change in the date of settlement, or in the extent, of the obligation. Changes in estimates are generally recognised in the consolidated statement of comprehensive income as of the date that the estimate is changed. Provisions are reviewed on an ongoing basis.

i.	Establishment and use of provisions

Additions to provisions are charged to the relevant expense accounts corresponding to the nature of the cost or loss. Unwinding of the discounting of provisions is charged to financial costs as interest expense. The release of provisions is recognised as a decrease in the relevant expense accounts.

ii.	Jackpot provision

Certain jackpot games have uncertainty about actual winning pay-outs and the Group recognises a provision for such games. Jackpot games are games with fixed odds where unpaid winnings are transferred to the next draw as a bonus. In the next draw there are normal, regular winnings from the amount staked in the current draw as well

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

as bonuses transferred from the previous draw. This obligation to transfer the unpaid winnings is determined by the licence granted by the regulator. The licence is granted for a limited period of time. At the end of the licence, if the jackpot is not won in the last draw and the licence is not extended, the jackpot must be paid to the winner or winners from the last draw. The same jackpot pay-out mechanism is also applied if the game is cancelled for any other reason during the licensed period. A provision is recognised only for obligations that cannot be avoided. If the outflow of unpaid winnings is certain then a liability is recognised directly in the financial statements.

iii.	Scratch card provision

The Group recognises a provision for certain scratch card games where there is uncertainty about actual winning pay-outs. In this kind of game, there is a set pay-out ratio for each scratch card series (as a percentage of the total value of a particular type of cards sold – no matter whether the cards have been sold or not). The difference may arise between actual pay-outs (based on which cards were sold) and the theoretical pay-out. The difference between actual and theoretical pay-outs is recognised as revenue. Since there is no liability for the undistributed portion of wins, the Group uses historical experience to calculate an approximate pay-out in order to recognise a provision for wins in relation to cards that have already been distributed.

(t) Employee benefit liabilities (Note 31)

i.	Post-employment benefit

The accounting treatment and disclosures for a post-employment benefit plan depend whether it is a defined contribution or a defined benefit plan.

Defined contribution plans

Defined contribution plans are post-employment benefits in which the Group pays fixed contributions into a separate fund and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay all employee benefits relating to employee service in the current and prior periods. Under this plan, the actuarial and investment risk fall upon the employee.

The contributions are recognised as “Personnel expenses” as “State mandated pensions – defined contribution plans” in profit or loss on an accrual basis.

Defined benefit plans

For defined benefit plans, the value of the liability is equal to the present value of defined benefit payable at the balance sheet date less the fair value of plan assets. The defined benefit liability and the related expense is estimated annually by independent actuaries using the projected unit credit method.

The present value of the liability is determined by discounting the estimated future cash flows at the interest rate of high-quality corporate bonds. The related cost is recognised in profit or loss during the rendering of services.

The current service cost, past service cost and any gain or loss on settlement are recognised in profit or loss in the line “Personnel expenses” as “Private retirement benefit expenses – defined benefit plan”. Net interest on the net defined liability (asset) is recognised in the line “Finance costs, net”.

Remeasurements as a result of changes in actuarial assumptions are recognised in other comprehensive income.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

ii.	Incentive schemes and bonuses

Incentive schemes and bonus programmes are programmes which should motivate management, Executive Members of the Board of Directors and other key management personnel of relevant Group subsidiaries to meet specified targets.

Jubilee bonuses are long-term bonuses which are paid when employees reach a specified number of years of employment with certain companies in the Group.

If the bonuses are not expected to be settled wholly before 12 months after the end of the reporting period these future obligations are reflected as “Long-term bonuses” and are measured using the projected unit credit method. Any actuarial gains or losses are recognised immediately to profit or loss.

iii.	Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date or when an employee accepts voluntary redundancy exchange for these benefits.

The Group recognises termination benefit at the earlier of the following dates:

•	When the Group can no longer withdraw the offer of those benefits; or

•	When the entity recognises cost for a restructuring that is with the scope of IAS 37 and involves payment of termination benefits.

Benefits due more than 12 months after the end of period are discounted to present value.

iv.	Other employee benefit liabilities

“Other employee benefit liabilities” are liabilities for wages and salaries, holiday pay, sick leave, meal vouchers and other benefits that are settled wholly within the 12 months after the end of the period in which the service was rendered.

(u) Related parties (Note 34)

A related party is a person or entity that is related to the entity preparing the consolidated financial statements (the “reporting entity”).

i.	A person or a close member of that person´s family is related to the reporting entity if that person:

•	Has control of joint control over the reporting entity; or

•	Has significant influence over the reporting entity; or

•	Is a member of the key management personnel of the reporting entity or its parent.

ii.	An entity is related to the reporting entity if any of the following conditions is met:

•	The entity and the reporting entity are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

•	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

•	Both entities are joint ventures of the same third party.

•	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

•

The entity is a post-employment benefit plan for the benefit of employees of either the reporting entity or an entity related to the reporting entity. If the reporting entity is itself such a plan, the sponsoring employers are also related to the reporting entity.

•	The entity is controlled or jointly controlled by a person identified in (i).

•	A person identified in the first bullet point has significant influence over the entity or is a member of the key management personnel of the entity (or its parent).

(v)	Discontinued operations

A discontinued operation is a component of the Group that either has been disposed of, or that is classified as held for sale, and: (a) represents a separate major line of business or geographical area of operations; (b) is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations; or (c) is a subsidiary acquired exclusively with a view to resale. Earnings and cash flows of discontinued operations, if any, are disclosed separately from continuing operations with comparatives being re-presented.

(w) Standards, interpretations and amendments issued but not yet effective

The following standards and interpretations were issued by International Accounting Standards Board and were not effective as of 31 December 2021. The Group has not early adopted these standards and interpretations and will apply them as of their IASB effective date. The Group does not expect that the following standards, amendments and interpretations will have a significant impact on the Group’s consolidated financial statements.

i.	Amendments to IFRS 3 “Business combinations” - Reference to “Conceptual framework” and Amendments to IAS 37 “Provisions, contingent liabilities and contingent assets” - cost of fulfilling a contract

Minor amendments were made to IFRS 3 “Business combinations” to update the references to the “Conceptual Framework” for financial reporting and add an exception for the recognition of liabilities and contingent liabilities within the scope of IAS 37 “Provisions, contingent liabilities and contingent assets” and Interpretation 21 “Levies”. The amendments also confirm that contingent assets should not be recognised at the acquisition date.

The amendment to IAS 37 clarifies that the direct costs of fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts. Before recognising a separate provision for an onerous contract, the entity recognises any impairment loss that has occurred on assets used in fulfilling the contract.

The IASB effective date is 1 January 2022.

The Group is evaluating the impact of adoption of this amendment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

ii.	Annual Improvements 2018-2020

The following improvements were finalised in May 2020:

•	IFRS 9 “Financial Instruments” - clarifies which fees should be included in the 10% test for derecognition of financial liabilities.

•

IFRS 16 “Leases” - amendment of illustrative example 13 to remove the illustration of payments from the lessor relating to leasehold improvements, to remove any confusion about the treatment of lease incentives.

•

IFRS 1 “First-time Adoption of International Financial Reporting Standards” - allows entities that have measured their assets and liabilities at carrying amounts recorded in their parent’s books to also measure any cumulative translation differences using the amounts reported by the parent. This amendment will also apply to joint ventures and associates that have taken the same IFRS 1 exemption.

•

IAS 41 “Agriculture” - removal of the requirement for entities to exclude cash flows for taxation when measuring fair value under IAS 41. This amendment is intended to align with the requirement in the standard to discount cash flows on a post-tax basis.

The IASB effective date is 1 January 2022.

The Group does not expect that these amendments will have a significant impact on the Group’s consolidated financial statements.

iii.	Amendments to IAS 16 “Property, plant and equipment” – Proceeds before intended use

The amendments prohibit a company from deducting from the cost of property, plant and equipment amounts received from selling items produced while the company is preparing the asset for its intended use. Instead, a company will recognise such sales proceeds and related cost in profit or loss.

The IASB effective date is 1 January 2022.

The Group does not expect that these amendments will have a significant impact on the Group’s consolidated financial statements.

iv.	IFRS 17 “Insurance contracts”

IFRS 17 was issued in May 2017 as replacement for IFRS 4 “Insurance contracts”. It requires a current measurement model where estimates are remeasured in each reporting period. Contracts are measured using the building blocks of:

•	Discounted probability-weighted cash flows;

•	An explicit risk adjustment; and

•	A contractual service margin (“CSM”) representing the unearned profit of the contract which is recognised as revenue over the coverage period.

The standard allows a choice between recognising changes in discount rates either in the consolidated statement of profit or loss or directly in other comprehensive income. The choice is likely to reflect how insurers account for their financial assets under IFRS 9.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

An optional, simplified premium allocation approach is permitted for the liability for the remaining coverage for short duration contracts, which are often written by non-life insurers.

There is a modification of the general measurement model called the “variable fee approach” for certain contracts written by life insurers where policyholders share in the returns from underlying items. When applying the variable fee approach, the entity’s share of the fair value changes of the underlying items is included in the CSM. The results of insurers using this model are therefore likely to be less volatile than under the general model.

The new rules will affect the financial statements and key performance indicators of all entities that issue insurance contracts or investment contracts with discretionary participation features.

The IASB effective date is 1 January 2023. The original effective date of 1 January 2021 was amended based on the fact that amendments to IFRS 17 and an amendment to IFRS 4 (issued on 25 June 2020 and effective for annual periods beginning on or after 1 January 2023) were issued.

The Group does not expect that IFRS 17 will have a significant impact on the Group’s consolidated financial statements.

v.	Amendments to IAS 1 “Presentation of financial statements”—Classification of liabilities as current or non-current

The amendments specify that the conditions which exist at the end of the reporting period are those which will be used to determine if a right to defer settlement of a liability exists, and management expectations about events after the balance sheet date, for example on whether a covenant will be breached, or whether early settlement will take place, are not relevant.

The amendments clarify the situations that are considered settlement of a liability.

The IASB effective date is 1 January 2023. The original effective date of 1 January 2022 was amended based on the fact that the Classification of liabilities as current or non-current, deferral of effective date – Amendments to IAS 1 (issued on 15 July 2020 and effective for annual periods beginning on or after 1 January 2023) were issued.

The Group is evaluating the impact of adoption of this amendment.

vi.	Amendments to IAS 1 “Presentation of financial statements” – disclosure of accounting policies

The amendments require companies to disclose their material accounting policy information and provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The IASB effective date is 1 January 2023.

The Group is evaluating the impact of adoption of this amendment.

vii.	Amendments to IAS 8 “Accounting policies, changes in accounting estimates and errors”—definition of accounting estimates

The amendments clarify how companies should distinguish changes in accounting policies from changes in accounting estimates.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The IASB effective date is 1 January 2023.

The Group is evaluating the impact of adoption of this amendment.

viii.	Amendments to IAS 12 “Income taxes” - Deferred tax related to assets and liabilities arising from a single transaction

The amendments clarify that the initial recognition exemption does not apply to transactions in which equal amounts of deductible and taxable temporary differences arise on initial recognition.

The IASB effective date is 1 January 2023.

The Group is evaluating the impact of adoption of this amendment.

ix.	Amendments to IFRS 17 “Insurance contracts” - Initial Application of IFRS 17 and IFRS 9 – Comparative Information

The IASB effective date is 1 January 2023.

The Group does not expect that IFRS 17 will have a significant impact on the Group’s consolidated financial statements.

4.	Business combinations

For the period ended 31 December 2021

In the period ended 31 December 2021, the Group did not have any material business combination.

Cash flow movement of “Acquisition of subsidiaries, net acquired“ represents the movement of contingent consideration from previous periods (see Note 28).

For the period ended 31 December 2020

During 2020 the Group acquired interests in the following companies or groups of companies:

Company	Note		Ownership interest acquired	Acquisition date
CASAG	(a	)	17.19%	26 June 2020
Stoiximan	(b	)	47.74%	13 July 2020, 18 November 2020

The above stated percentages represent the direct share acquired by the parent company of each company.

The acquisitions had the following aggregated impact on the Group:

Recognised values on acquisition	CASAG	Stoiximan	Other individually immaterial	Total
ASSETS
Intangible assets	603.6	256.8	—	860.4
of which brand	296.8	175.4	—	472.2
of which licences	255.6	—	—	255.6
of which customer base	44.4	81.4	—	125.8

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Recognised values on acquisition	CASAG	Stoiximan	Other individually immaterial	Total
Property, plant and equipment	319.1	—	0.1	319.2
Equity method investees	120.6	—	—	120.6
Trade and other receivables	1.6	—	—	1.6
Other financial assets	239.3	—	—	239.3
Deferred tax assets	18.5	—	—	18.5

Total non-current assets	1,302.7	256.8	0.1	1,559.6

Inventories	3.0	—	—	3.0
Trade and other receivables	67.2	3.2	0.9	71.3
Current tax asset	0.2	—	—	0.2
Other financial assets	37.3	—	—	37.3
Cash and cash equivalents	314.4	64.6	0.4	379.4

Total current assets	422.1	67.8	1.3	491.2

Total assets	1,724.8	324.6	1.4	2,050.8

LIABILITIES
Loans and borrowings	(146.7)	—	—	(146.7)
Lease liabilities	(78.0)	—	—	(78.0)
Trade and other payables	(15.3)	—	—	(15.3)
Derivative financial instruments	(0.6)	—	—	(0.6)
Provisions	(0.4)	—	—	(0.4)
Employee benefit liabilities	(137.5)	—	—	(137.5)
Deferred tax liability	(155.5)	(89.9)	—	(245.4)

Total non-current liabilities	(534.0)	(89.9)	—	(623.9)

Loans and borrowings	(37.4)	—	—	(37.4)
Lease liabilities	(15.8)	—	(0.1)	(15.9)
Trade and other payables	(386.8)	(37.1)	(0.5)	(424.4)
Derivative financial instruments	(1.0)	—	—	(1.0)
Current tax liability	(19.6)	(10.3)	—	(29.9)
Provisions	(14.6)	—	(0.1)	(14.7)
Employee benefit liabilities	(29.2)	(0.2)	—	(29.4)

Total current liabilities	(504.4)	(47.6)	(0.7)	(552.7)

Total liabilities	(1,038.4)	(137.5)	(0.7)	(1,176.6)

Identifiable net assets acquired	686.4	187.1	0.7	874.2
Goodwill	122.2	325.0	0.1	447.3
Non-controlling interest	(321.4)	(29.0)	—	(350.4)
Fair value of previously held interest	(343.3)	(200.1)	—	(543.4)
Impact of the acquisition under common control	—	—	0.1	0.1

Consideration	143.9	283.0	0.9	427.8

Consideration paid, satisfied in cash	116.2	154.7	0.9	271.8
Contingent consideration*	3.4	128.3	—	131.7

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Recognised values on acquisition	CASAG	Stoiximan	Other individually immaterial	Total
Purchase value of shares under call option	24.3	—	—	24.3

Net cash inflow (-) /outflow (+)	(206.5)	90.1	0.5	(115.9)

Consideration paid, satisfied in cash	116.2 **	154.7	0.9	271.8
Cash acquired	(314.4)	(64.6)	(0.4)	(379.4)

*	Variable consideration (“earn-out”) that will be determined based on subsequent events.
**	Includes call option premium paid of €11.2 million of which €8.3 million was paid in previous years and €2.9 million paid in 2020.

(a)	Acquisition of controlling stake in CASAG

On 31 December 2019, the Group owned a 38.16% share in Casinos Austria AG (“CASAG”), which was accounted as an equity method investee. On 26 June 2020, the Group acquired an additional 17.19% share and from that date CASAG and its subsidiaries are fully consolidated. For a list of companies within the CASAG subgroup see Note 35.

i.	Purchase price

The Group acquired the 17.19% stake for a price of €105.0 million plus contingent consideration estimated by management at €3.4 million.

The Group held an additional call option over 4.31% shares of CASAG. The Group determined that the risks and rewards associated with ownership lie with the Group rather than the holder of the shares. Therefore, the Group used the anticipated acquisition method where the option is considered part of the consideration transferred of €35.5 million.

As part of accounting for a business combination achieved in stages, the acquirer remeasures any previously held interest at fair value and enters this amount into the purchase price allocation calculation.

CASAG holds a controlling stake in Austrian Lotteries of 73.83%. Non-controlling interest of 26.17% in Austrian Lotteries comprises the shares held by Lotto-Toto Holding GmbH, in which the Group has an effective interest of 36.11% through its equity method investees CLS Beteiligungs GmbH (“CLS”) and LTB Beteiligungs GmbH (“LTB”), creating an additional effective interest of 9.45% in Austrian Lotteries. Following the full consolidation of Austrian Lotteries from 26 June 2020, the fair value of CLS’s and LTB’s interests in Austrian Lotteries became part of the total consideration on acquisition and is eliminated from the values of the equity method investees.

The Group determined that the fair value of the previously held interest in all material aspects approximated the carrying value of the investment of €343.3 million, therefore there is no impact on profit or loss in connection with the remeasurement of the previously held interest.

ii.	Acquired assets and assumed liabilities

The Group measured assets acquired and liabilities assumed at fair value. As a result of acquisition accounting, several newly identifiable intangible assets were recognised, as well as certain changes to fair

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

value of previously identified assets and liabilities. The Group used five-year business plans and cash flow forecast discounted at WACC in the range from 7.8% to 10.0% for the valuations. Major fair value adjustments and relevant factors are summarised below:

•	Brands recognised (€296.8 million) – based on the royalty relief method applying a 5% royalty rate. The brands are considered to have an indefinite useful life.

•	Gaming licences (€255.6 million) – based on the multiple period excess earnings method. The majority of licences are considered to have an indefinite useful life.

•	Customer base (€44.4 million) – based on the multiple period excess earnings method, with an estimated useful life of four years.

•	Fair value adjustments have also been recognised for values of equity method investees, tangible assets (fair value of leased assets and items of real estate property).

•

A net deferred tax liability of €152.4 million resulting from the recognition of intangible assets and revaluation adjustments was recognised, applying the corporate income tax rate of 25% valid in Austria as the deemed effective tax rate.

•	For the remaining items of assets and liabilities management assessed that their carrying value is equal to their fair value in all material aspects.

Gross carrying amount of acquired receivables was €69.6 million, with the expected credit loss allowance of €0.8 million as of date of acquisition.

iii.	Non-controlling interest acquired

The Group elected to measure acquired non-controlling interest (“NCI”) as the proportionate amount of acquired net assets. The table below shows the reconciliation of acquired NCI.

26/06/2020	Austrian Lotteries	CASAG (excl. Austrian Lotteries)	Total
Direct non-controlling interest percentage	46.40%	40.20%

Net assets	617.7	68.7
Subgroup’s non-controlling interest	2.7	9.4
Net assets attributable to the Group	615.0	59.3

Non-controlling interest calculation	285.4	23.9

Subgroup’s non-controlling interest	2.7	9.4

Carrying amount of non-controlling interest	288.1	33.3	321.4

iv.	Goodwill

The goodwill on acquisition is recognised using the partial goodwill method (determined as the difference between purchase price plus fair value of previously held interest plus non-controlling interest acquired, and net identifiable assets) is attributable mainly to the value of intangibles not meeting the criteria for recognition and expected future profitability of the lottery part of the business. Goodwill from the acquisition will not be deductible for tax purposes. The goodwill is allocated to the Austrian Lotteries CGU, which is part of the Austria operating segment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

v.	Impact on consolidated statement of comprehensive income and potential impact if acquisition occurred as of 1 January 2020

In the period from 26 June 2020 until 31 December 2020 CASAG contributed “Revenue from gaming activities (“GGR”)” of €573.1 million and “Loss for the period after tax” of €0.3 million.

Had the acquisition occurred on 1 January 2020, management estimates that consolidated “Revenue from gaming activities (“GGR”)” would have been higher by €504.4 million and consolidated “Profit for the period after tax” would have been higher by €7.5 million. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition, would have been the same as if the acquisition had occurred on 1 January 2020.

(b)	Acquisition of controlling stake in Stoiximan

As of 31 December 2019, OPAP held a 36.75% effective interest in Stoiximan through its equity method investee Kaizen Gaming Limited (formerly TCB Holdings Ltd) (“Kaizen”), therefore the interest in Stoiximan was not presented separately in 2019. During 2020 and 2019, Stoiximan did not have a separate legal form, but represented a business unit of Kaizen.

During 2020, the Group increased its effective interest in Stoiximan in several steps:

•

On 13 June 2020, OPAP acquired a 51.00% direct stake in Stoiximan from Kaizen, while maintaining its 36.75% interest in Kaizen, which continued to hold the remaining 49% interest in Stoiximan. As a result of this transaction OPAP’s effective interest in Stoiximan increased by 32.26% to 69.01%.

•

On 18 November 2020, OPAP acquired an additional 31.60% interest in the Stoiximan business unit of Kaizen, which holds the remaining 49% interest in Stoiximan. As a result of this transaction, OPAP’s effective interest in Stoiximan increased by 15.48% to 84.49%.

The Group consolidates Stoiximan from 18 November 2020, following the acquisition of the additional interest and, consequently, obtaining an increased influence in Stoiximan which constituted managerial control of Stoiximan for consolidation purposes within the meaning of IFRS 10. The Group’s effective interest is 30.50% as of 31 December 2020.

Stoiximan operates an online gaming business in Greece and Cyprus. Through the acquisition of Stoiximan the Group obtained the control over relevant activities and expanded its operations in iGaming and online sports betting in Greece and Cyprus.

i.	Purchase price

OPAP increased its interest in Stoiximan by 47.74% for a price of €154.7 million plus outstanding premium of €14.6 million plus contingent consideration estimated by management at €113.7 million.

The contingent consideration is payable in cash on 30 June 2021 and 30 June 2022 based on the multiple of difference between EBITDA targets and actual EBITDA for the years 2020 and 2021.

The fair value of the contingent consideration of €113.7 million was estimated by calculating the present value of future expected cash flows. The estimates are based on a discount rate of 2.7%, calculated by reference to OPAP’s cost of debt.

As part of accounting for a business combination achieved in stages, the acquirer remeasures any previously held interest at fair value and enters this amount into the purchase price allocation calculation.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The carrying amount of the previously held interest in Stoiximan held through the Group’s interest in Kaizen acquired in 2018 was €57.4 million on 18 November 2020, while the fair value of this interest was determined to be €200.1 million. The gain of €142.7 million resulting from the remeasurement of the previously held equity interest to the fair value is presented within the line “Gain from remeasurement of previously held interest in equity method investee” in the consolidated statement of comprehensive income.

ii.	Acquired assets and assumed liabilities

The Group measured assets acquired and liabilities assumed at fair value. As a result of acquisition several newly identifiable intangible assets were recognised, as well as certain changes to fair value of previously identified assets and liabilities. The Group used cash flow forecast discounted at WACC of 11.6% for the valuations. Major fair value adjustments and relevant factors are summarised below:

•	Brands recognised (€175.4 million) – based on the royalty relief method applying a 9% royalty rate. The brands are considered to have an indefinite useful life.

•	Customer base (€81.4 million) – based on the multiple period excess earnings method, with an estimated useful life of seven years.

•

A net deferred tax liability of €89.9 million resulting from the recognition of intangible assets was recognised, applying the corporate income tax rate of 35% valid in Greece as the deemed effective tax rate.

•	For the remaining items of assets and liabilities management assessed that their carrying value is equal to their fair value in all material aspects.

iii.	Non-controlling interest acquired

The Group elected to measure acquired non-controlling interest (“NCI”) as the proportionate amount of acquired net assets, on a provisional basis. The table below shows the reconciliation of acquired NCI.

18/11/2020
Direct non-controlling interest percentage	15.51%
Net assets attributable to the Group	187.1
Carrying amount of direct non-controlling interest	29.0

iv.	Goodwill

The goodwill resulting from the acquisition of Stoiximan was calculated as follows:

Fair value of identifiable assets, liabilities and contingent liabilities (84.49%)	158.1
Fair value of previously held equity interest (69.01%)	200.1
Consideration transferred	283.0

Goodwill	325.0

The goodwill on acquisition is attributable mainly to the value of intangibles not meeting the criteria for recognition and expected future profitability of the iGaming part of the business. Goodwill from the acquisition is not expected to be deductible for tax purposes. The goodwill is allocated to the “Stoiximan” CGU which is part of the Greece and Cyprus operating segment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

v.	Impact on consolidated statement of comprehensive income and potential impact if acquisition occurred as of 1 January 2020

In the period from 18 November 2020 until 31 December 2020 Stoiximan contributed “Revenue from gaming activities (“GGR”)” of €40.2 million and “Profit for the period after tax” of €6.0 million.

Had the acquisition occurred on 1 January 2020, management estimates that consolidated “Revenue from gaming activities (“GGR”)” would have been higher by €227.6 million. In determining these amounts, management has assumed that the fair value adjustments, that arose on the date of acquisition, would have been the same as if the acquisition had occurred on 1 January 2020.

For period ended 31 December 2019

In the period ended 31 December 2019, the Group did not recognise any material business combination.

5.	Disposals of subsidiaries and discontinued operation

For period ended 31 December 2021 and 2020

In the period ended 31 December 2021 and 2020, the Group did not recognise any material disposals.

For period ended 31 December 2019

Following the Group’s management decision to dispose of the Croatian business, the Group classified the Croatian subgroup (SAZKA Group Adriatic d.o.o. and all of its subsidiaries, including SUPER SPORT d.o.o., PUNI BROJ d.o.o., and Minus 5 d.o.o.) as a discontinued operation. In these consolidated financial statements, Croatian business is presented as a discontinued operation for the whole period from the moment of its acquisition in May 2018 until the disposal in April 2019.

As of 30 April 2019, the Group completed the sale of its business in Croatia (the “Croatian subgroup”), following the regulatory approval obtained on 25 April 2019.

Cash consideration for the sale of the Croatian subgroup was €302.6 million.

The Company also assigned receivables of €117.4 million arising from a loan provided to Sazka Group Adriatic d.o.o. to the purchaser. The consideration paid for the assigned receivable was €117.1 million.

The effect of the disposal is presented in the consolidated statement of comprehensive income of €277.3 million. The gain on disposal is non-taxable and there is no income tax payable in connection with this transaction.

The effect of the disposal is presented in the consolidated statement of cash flow comprising €302.6 million sales price less net assets value disposed of €27.7 million and reclassification of foreign currency translation reserve from other comprehensive income to profit or loss upon disposal €2.5 million totalling to €272.4 million.

The financial performance and cash flow information presented below are for the four months ended 30 April 2019.

Result of discontinued operations	Four months ended 30/04/2019
Revenue from gaming activities (“GGR”)	47.2
Revenue from non-gaming activities	0.4

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Result of discontinued operations	Four months ended 30/04/2019
Other operating income	0.1
Gaming taxes	(10.0)
Materials, consumables and services	(5.8)
Marketing services	(0.5)
Personnel expenses	(5.0)
Other operating expenses	(1.3)
Depreciation and amortization	(1.1)

Profit from operating activities	24.0

Interest income	0.3
Interest expense	(3.0)
Other finance income and expense	(0.5)

Finance costs, net	(3.2)

Profit before tax	20.8

Income tax expense	(5.2)

Profit after income tax of discontinued operations	15.6

Gain on sale of subsidiary	277.3

Profit from discontinued operations	292.9

Other comprehensive income	—

Total comprehensive income from discontinued operations	292.9

Cash flow from (used in) discontinued operations	2019
Net cash flow from (+) operating activities	13.7
Net cash flows used in (-) investing activities	(2.2)
Net cash flows used in (-) financing activities	(23.7)

Net decrease (-)/increase (+) in cash generated by the subgroup	(12.2)

Croatian subgroup	Net assets sold in 2019
Intangible assets	347.5
of which Brand	55.3
of which Goodwill	292.1
of which Other	0.1
Property, plant and equipment	10.0

Total non-current assets	357.5

Inventories	0.4
Trade and other receivables	4.6
Other financial assets	2.2

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Croatian subgroup	Net assets sold in 2019
Cash and cash equivalents	30.2

Total current assets	37.4

Total assets	394.9

Loans and borrowings*	(209.8)
Trade and other payables	(113.4)
Deferred tax liability	(10.0)

Total non-current liabilities	(333.2)

Loans and borrowings	(0.2)
Trade and other payables	(11.4)

Total current liabilities	(11.6)

Total liabilities	(344.8)

Net identifiable assets and liabilities	50.1
Non-controlling interest	(22.4)

Net assets value disposed	27.7

Sales price	302.6

Gain on sale of investment before reclassification of foreign translation reserve	274.9

*

“Loans and borrowings” include a loan provided by Sazka Group a.s. to Sazka Group Adriatic d.o.o. in the amount of €117.4 million which was as of 31 December 2018 eliminated as an intragroup transaction during the consolidation process.

6.	Operating segments and alternative performance measures

The Group identifies the following operating segments, which are also reportable segments:

•	Austria;

•	Czech Republic;

•	Greece and Cyprus; and

•	Italy.

The geographical segmentation corresponds with the major operating entities of the Group, which are CASAG, SAZKA a.s., OPAP and the equity method investee, LottoItalia S.r.l.

Presentation of additional information

In addition to the operating segments, the Group voluntarily presents selected financial information of Austrian Lotteries, which is owned by CASAG and is part of the Austria segment, and Stoiximan, which is owned by OPAP and is part of the Greece and Cyprus segment. Management believes that the presentation of this additional information within the operating segment note enhances the relevance and usability of these financial statements.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Stoiximan part of the Greece and Cyprus segment was not fully consolidated in 2020 and 2019 but accounted as an equity method investee with its financial result presented in “Share of profit of equity method investees”.

Alternative performance measures

Certain alternative performance measures, which are not defined by IFRS, are regularly reported to and monitored by Group management. Definitions of theses alternative non-IFRS performance measures are as follows:

“Operating EBITDA” is calculated as “Profit before tax” before “Finance costs, net“, “Depreciation and amortisation”, “Impairment of tangible and intangible assets including goodwill”, “Restructuring cost”, “Gain from remeasurement of previously held interest in equity method investee” and “Other gains and losses”. Note that “Profit before tax” before “Finance costs, net” equals “Profit from operating activities”. See reconciliation of Operating EBITDA to the IFRS reported balances in the table below.

“Capital expenditures” equals the line “Acquisition of property, plant and equipment and intangible assets” from the statement of cash flows.

“Net debt” is calculated as “External loans and borrowings” less “Cash and cash equivalents” less “Other financial assets”.

“Net debt + leases” is calculated as “Net debt” plus “Lease liabilities”.

The tables below present operating performance of our reportable segments as if they have been consolidated (as opposed to accounted for as equity method investee) for all periods presented (except for Stoiximan for 2020 and 2019). The reconciliation to the consolidated results of the Group is shown as the adjustment in the column “Elimination” and is driven by the Italy segment, which is accounted for as an equity method investee in 2021, 2020 and 2019, and the Austria segment, which was accounted for as an equity method investee for the period up till 26 June 2020, while being fully consolidated from 26 June 2020 onward (see Note 2.3 and Note 4.a).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

2021	Austria(a)	of which Austrian Lotteries(a)	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(c)	Reportable segments, net	Corp. and other(d)	Total
Revenue from gaming activities (“GGR”)	1,139.1	923.3	407.9	1,509.5	345.4	2,404.0 (b)	5,460.5	(2,404.0)	3,056.5	—	3,056.5
Gaming taxes	(589.9)	(500.3)	(143.0)	(495.0)	(131.1)	(1,903.9)	(3,131.8)	1,903.9	(1,227.9)	—	(1,227.9)
Revenue from non-gaming activities	45.4	5.0	17.3	101.6	—	0.1	164.4	(0.1)	164.3	0.4	164.7
Other operating income	91.7	23.1	1.7	239.7	—	—	333.1	—	333.1	13.3	346.4
Agents’ commissions	(100.5)	(100.5)	(36.9)	(277.9)	—	—	(415.3)	—	(415.3)	—	(415.3)
Materials, consumables and services	(57.8)	(31.6)	(57.3)	(318.3)	(109.4)	(85.3)	(518.7)	85.3	(433.4)	(37.3)	(470.7)
Marketing services	(68.1)	(60.5)	(38.2)	(107.5)	(31.1)	(2.9)	(216.7)	2.9	(213.8)	(1.5)	(215.3)
Personnel expenses	(200.7)	(67.3)	(24.2)	(74.5)	(2.1)	(1.7)	(301.1)	1.7	(299.4)	(22.1)	(321.5)
Other operating expenses	(32.4)	(20.2)	(20.8)	(22.4)	(0.1)	(1.4)	(77.0)	1.4	(75.6)	(5.3)	(80.9)
Share of profit of equity method investees	5.0	—	—	—	—	—	5.0	74.1	79.1	—	79.1

Operating EBITDA	231.8	171.0	106.5	555.2	71.6	408.9	1,302.4	(334.8)	967.6	(52.5)	915.1

Depreciation and amortisation	(69.0)	(23.8)	(8.5)	(144.5)	(12.9)	(102.2)	(324.2)	102.2	(222.0)	(0.9)	(222.9)
Impairment of tangible and intangible assets including goodwill	(5.9)	—	(6.2)	(4.5)	—	—	(16.6)	—	(16.6)	—	(16.6)
Other gains and losses	1.2	(0.7)	—	(2.2)	—	—	(1.0)	—	(1.0)	(8.6)	(9.6)

Profit/loss from operating activities	—	—	—	—	—	—	—	—	—	—	666.0

Interest income	0.6	1.0	0.1	2.1	—	—	2.8	—	2.8	0.1	2.9
Interest expense	(8.6)	(1.1)	(12.4)	(38.6)	—	—	(59.6)	—	(59.6)	(196.5)	(256.1)
of which external interest expense	(8.6)	(1.1)	(1.4)	(38.6)	—	—	(48.6)	—	(48.6)	(207.5)	(256.1)
Other finance income and expense	0.7	0.1	(1.7)	(7.0)	—	—	(8.0)	—	(8.0)	(0.2)	(8.2)

Finance costs, net	(7.3)	—	(14.0)	(43.5)	—	—	(64.8)	—	(64.8)	(196.6)	(261.4)

Profit before tax	—	—	—	—	—	—	—	—	—	—	404.6

Income tax expense	(31.9)	(36.5)	(14.6)	(82.5)	(19.7)	(78.8)	(207.8)	78.8	(129.0)	(1.3)	(130.3)

Profit after tax	—	—	—	—	—	—	—	—	—	—	274.3

Capital expenditures	17.2	6.1	13.7	18.8	1.3	1.0	50.7	(1.0)	49.7	0.2	49.9

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

31/12/2021	Austria(a)	of which Austrian Lotteries(a)	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(c)	Reportable segments, net	Corp. and other(d)	Total
Cash and cash equivalents	268.6	137.5	62.9	860.4	97.8	—	1,191.9	—	1,191.9	174.4	1,366.3
Other financial assets	305.9	236.8	3.0	3.6	—	257.6	570.1	(257.6)	312.5	102.7	415.2
External loans and borrowings	123.1	—	—	1,046.7	—	—	1,169.8	—	1,169.8	1,523.1	2,692.9

Net debt	(451.4)	(374.3)	(65.9)	182.7	(97.8)	(257.6)	(592.2)	257.6	(334.6)	1,246.0	911.4

Lease liabilities	71.3	10.2	20.9	50.7	0.2	0.2	143.1	(0.2)	142.9	6.1	149.0

Net debt + leases	(380.1)	(364.1)	(45.0)	233.4	(97.6)	(257.4)	(449.1)	257.4	(191.7)	1,252.1	1,060.4

Net assets	736.0	606.2	266.6	1,512.7	205.9	618.7	3,134.0	(618.7)	2,515.3	(1,160.2)	1,355.1

(a)

In 2021, the Austria and Austrian Lotteries columns include the effect of business combination adjustments (purchase price allocation, or the “PPA“). The PPA adjustment increases “Depreciation and amortisation” by €16.9 million and €11.1 million, “Income tax expense” by €4.3 million and €2.8 million and “Net assets” by €260.3 million and €413.4 million, respectively.

(b)	Amount wagered less payout is used as a proxy for GGR for LottoItalia; LottoItalia’s revenue consists of revenue from contract with customers, calculated as 6% of the amount wagered.
(c)

Elimination includes adjustments in relation to segments accounted for as equity method investees. Specifically, results and balances of the Italy segment for the year are replaced by the share of profit of the Italy segment for the year.

(d)	Corporate and other (“Corp. and other”) includes headquarters, certain other immaterial non-operating entities and intragroup eliminations.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

2020	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(b)	Reportable segments, net	Corp. and other(c)	Total
Revenue from gaming activities (“GGR”)	1,077.5	849.9	315.2	1,129.7	40.2	1,905.0 (a)	4,427.4	(2,409.4)	2,018.0	—	2,018.0
Gaming taxes	(563.0)	(466.8)	(114.3)	(392.5)	(15.8)	(1,520.6)	(2,590.4)	1,784.9	(805.5)	—	(805.5)
Revenue from non-gaming activities	56.7	2.9	16.1	99.7	—	—	172.5	(30.1)	142.4	0.8	143.2
Other operating income	58.0	26.8	3.5	66.6	—	—	128.1	(31.3)	96.8	—	96.8
Agents’ commissions	(94.1)	(94.1)	(31.0)	(255.9)	—	—	(381.0)	43.9	(337.1)	—	(337.1)
Materials, consumables and services	(55.4)	(28.8)	(43.9)	(214.1)	(8.1)	(69.4)	(382.8)	94.2	(288.6)	(21.2)	(309.8)
Marketing services	(61.5)	(51.6)	(26.0)	(64.1)	(4.7)	(1.7)	(153.3)	29.8	(123.5)	(1.4)	(124.9)
Personnel expenses	(228.0)	(64.8)	(20.5)	(79.6)	—	(1.3)	(329.4)	112.7	(216.7)	(6.5)	(223.2)
Other operating expenses	(43.6)	(22.8)	(15.3)	(48.1)	(1.5)	(1.4)	(108.4)	31.9	(76.5)	(1.2)	(77.7)
Share of profit of equity method investees	0.5	—	—	18.1	18.1	—	18.6	60.9	79.5	—	79.5

Operating EBITDA	147.1	150.7	83.8	259.8	28.2	310.6	801.3	(312.5)	488.8	(29.5)	459.3

Depreciation and amortisation	(55.4)	(12.4)	(6.3)	(115.3)	—	(102.0)	(279.0)	121.3	(157.7)	(0.8)	(158.5)
Impairment of tangible and intangible assets including goodwill	(21.1)	(1.2)	—	(24.4)	—	—	(45.5)	19.4	(26.1)	—	(26.1)
Restructuring cost	(50.6)	(5.1)	—	—	—	—	(50.6)	—	(50.6)	—	(50.6)
Gain from remeasurement of previously held interest in equity method investee	—	—	—	142.7	142.7	—	142.7	—	142.7	—	142.7
Other gains and losses	—	—	—	—	—	—	—	1.4	1.4	7.5	8.9

Profit/loss from operating activities	—	—	—	—	—	—	—	—	—	—	375.7

Interest income	0.8	0.8	0.2	2.0	0.1	—	3.0	(0.8)	2.2	—	2.2
Interest expense	(8.1)	(0.8)	(10.7)	(39.1)	—	—	(57.9)	3.9	(54.0)	(47.8)	(101.8)
of which external interest expense	(8.1)	(0.8)	(10.4)	(39.1)	—	—	(57.6)	3.9	(53.7)	(48.1)	(101.8)
Other finance income and expense	(3.3)	(4.4)	(9.3)	3.0	—	—	(9.6)	1.0	(8.6)	(7.4)	(16.0)

Finance costs, net	(10.6)	(4.4)	(19.8)	(34.1)	0.1	—	(64.5)	4.1	(60.4)	(55.2)	(115.6)

Profit before tax	—	—	—	—	—	—	—	—	—	—	260.1

Income tax expense	(8.3)	(31.3)	(10.7)	(17.9)	(4.2)	(56.2)	(93.1)	62.0	(31.1)	(4.6)	(35.7)

Profit after tax	—	—	—	—	—	—	—	—	—	—	224.4

Capital expenditures	32.1	14.3	7.4	21.5	—	0.7	61.7	(15.3)	46.4	0.1	46.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

31/12/2020	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(b)	Reportable segments, net	Corp. and other(c)	Total
Cash and cash equivalents	262.3	120.4	56.7	506.9	82.6	—	825.9	—	825.9	46.3	872.2
Other financial assets	224.9	196.2	2.9	4.6	—	248.4	480.8	(248.4)	232.4	10.5	242.9
External loans and borrowings	152.9	—	—	1,040.9	—	—	1,193.8	—	1,193.8	1,468.5	2,662.3

Net debt	(334.3)	(316.6)	(59.6)	529.4	(82.6)	(248.4)	(112.9)	248.4	135.5	1,411.7	1,547.2

Lease liabilities	82.7	12.0	2.2	57.1	—	—	142.0	—	142.0	1.7	143.7

Net debt + leases	(251.6)	(304.6)	(57.4)	586.5	(82.6)	(248.4)	29.1	248.4	277.5	1,413.4	1,690.9

Net assets	360.5	137.4	225.1	1,329.7	26.1	706.3	2,621.6	(426.8)	2,194.8	(682.8)	1,512.0

(a)	Amount wagered less payout is used as a proxy for GGR for LottoItalia; LottoItalia’s revenue consists of revenue from contract with customers, calculated as 6% of the amount wagered.
(b)	Elimination includes adjustments in relation to segments accounted for as equity method investees. Specifically:

(i)	Results and balances of the Italy segment for the year are replaced by the share of profit of the Italy segment for the year.

(ii)	Operating result of the Austria segment for the period until 26 June 2020 is replaced by the share of profit of the Austria segment for the same period.

(iii)	Effect of purchase price allocation adjustment from the consolidation of the Austria segment from 26 June 2020 is added (see Note 4.a).
(c)	Corporate and other (“Corp. and other”) includes headquarters, certain other immaterial non-operating entities and intragroup eliminations.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

2019	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(b)	Reportable segments, net	Corp. and other(c)	Total
Revenue from gaming activities (“GGR”)	1,245.9	834.0	286.2	1,619.9	—	2,368.0 (a)	5,520.0	(3,613.9)	1,906.1	—	1,906.1
Gaming taxes	(637.0)	(456.4)	(66.8)	(528.2)	—	(1,520.6)	(2,752.6)	2,157.6	(595.0)	—	(595.0)
Revenue from non-gaming activities	113.2	3.5	16.6	121.9	—	—	251.7	(113.2)	138.5	8.8	147.3
Other operating income	19.9	22.8	0.8	11.4	—	—	32.1	(19.9)	12.2	0.3	12.5
Agents´ commissions	(93.1)	(93.1)	(32.5)	(387.3)	—	—	(512.9)	93.1	(419.8)	—	(419.8)
Materials, consumables and services	(51.9)	(20.0)	(49.8)	(248.7)	—	(86.4)	(436.8)	138.3	(298.5)	(31.7)	(330.2)
Marketing services	(72.8)	(55.2)	(24.7)	(66.9)	—	(3.6)	(168.0)	76.4	(91.6)	(0.8)	(92.4)
Personnel expenses	(264.4)	(65.7)	(19.9)	(83.2)	—	(1.6)	(369.1)	266.0	(103.1)	(3.0)	(106.1)
Other operating expenses	(57.5)	(44.1)	(15.3)	(34.8)	—	(1.3)	(108.9)	58.8	(50.1)	(0.5)	(50.6)
Share of profit of equity method investees	8.3	—	—	8.5	8.5	—	16.8	103.6	120.4	—	120.4

Operating EBITDA	210.6	125.8	94.6	412.6	8.5	396.1	1,113.9	(494.8)	619.1	(26.9)	592.2

Depreciation and amortisation	(52.0)	(11.0)	(4.6)	(107.7)	—	(101.8)	(266.1)	153.8	(112.3)	(0.6)	(112.9)
Impairment of tangible and intangible assets including goodwill	—	—	—	(8.7)	—	—	(8.7)	—	(8.7)	—	(8.7)

Profit/loss from operating activities	—	—	—	—	—	—	—	—	—	—	470.6

Interest income	0.1	0.8	0.1	3.0	—	—	3.2	(0.1)	3.1	4.4	7.5
Interest expense	(12.9)	(1.7)	(10.7)	(26.7)	—	—	(50.3)	12.9	(37.4)	(32.9)	(70.3)
Other finance income and expense	7.9	6.9	(0.7)	(2.7)	—	—	4.5	(7.9)	(3.4)	(46.8)	(50.2)

Finance costs, net	(4.9)	6.0	(11.3)	(26.4)	—	—	(42.6)	4.9	(37.7)	(75.3)	(113.0)

Profit before tax	—	—	—	—	—	—	—	—	—	—	357.6

Income tax expense	(34.1)	(30.6)	(15.5)	(30.5)	—	(80.4)	(160.5)	114.5	(46.0)	(0.3)	(46.3)

Profit after tax	—	—	—	—	8.5	—	—	—	—	—	311.3

CAPEX	31.1	9.8	4.7	32.5	—	0.9	69.2	(32.0)	37.2	—	37.2

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

31/12/2019	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Italy	Total reportable segments	Elimination(b)	Reportable segments, net	Corp. and other(c)	Total
Cash and cash equivalents	227.5	n/a	59.6	633.9	—	—	921.0	(227.5)	693.5	70.2	763.7
Other financial assets	276.4	n/a	3.0	9.9	—	204.0	493.3	(480.4)	12.9	15.2	28.1
External loans and borrowings	182.0	n/a	257.5	1,056.4	—	—	1,495.9	(182.0)	1,313.9	1,038.0	2,351.9

Net debt	(321.9)	n/a	194.9	412.6	—	(204.0)	81.6	525.9	607.5	952.6	1,560.1

Lease liabilities	101.9	n/a	2.0	64.7	—	0.1	168.7	(102.0)	66.7	1.5	68.2

Net debt + leases	(220.0)	n/a	196.9	477.3	—	(203.9)	250.3	423.9	674.2	954.1	1,628.3

Net assets	409.4	n/a	224.0	1,309.2	—	791.1	2,733.7	(1,200.5)	1,533.2	(149.1)	1,384.1

(a)	Amount wagered less payout is used as a proxy for GGR for LottoItalia; LottoItalia’s revenue consists of revenue from contract with customers, calculated as 6% of the amount wagered.
(b)	Elimination includes adjustments in relation to segments accounted for as equity method investee. Specifically:

(i)	Operating result of Austria segment for the year is replaced by the share of profit of Austria segment for the year;

(ii)	Operating result of Italy segment for the year is replaced by the share of profit of Italy segment for the year;
(c)	Corporate and other (“Corp. and other”) includes headquarters, certain other immaterial non-operating entities and intersegment eliminations

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

7.	Revenue from gaming activities (“GGR”) and Revenue from non-gaming activities

The tables below show the disaggregation of “Revenues from gaming activities (“GGR”)” by product line and operating segments’ contribution to consolidated GGR:

2021 Revenue from gaming activities (“GGR”)	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Numerical lotteries	626.2	626.2	223.7	549.2	—	1,399.1
Instant lotteries	94.5	94.5	78.3	88.8	—	261.6
Sports betting	22.8	22.8	12.9	510.1	205.8	545.8
iGaming	155.8	155.8	93.0	166.8	139.6	415.6
VLTs and casinos	239.8	24.0	—	194.6	—	434.4

Total	1,139.1	923.3	407.9	1,509.5	345.4	3,056.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

2020 Revenue from gaming activities (“GGR”)	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Numerical lotteries	326.6	326.6	188.1	518.6	—	1,033.3
Instant lotteries	35.9	35.9	63.9	76.3	—	176.1
Sports betting	9.7	9.7	7.9	310.4	26.5	328.0
iGaming	65.6	65.6	55.3	23.9	13.7	144.8
VLTs and casinos	135.3	14.0	—	200.5	—	335.8

Total	573.1	451.8	315.2	1,129.7	40.2	2,018.0

2019 Revenue from gaming activities (“GGR”)	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Numerical Lotteries	n/a	n/a	189.9	778.6	n/a	968.5
Instant Lotteries	n/a	n/a	64.0	147.5	n/a	211.5
Sports Betting	n/a	n/a	6.6	396.2	n/a	402.8
iGaming	n/a	n/a	25.7	—	n/a	25.7
VLTs and Casinos	n/a	n/a	—	297.6	n/a	297.6

Total	n/a	n/a	286.2	1,619.9	n/a	1,906.1

The tables below show disaggregation of “Revenue from non-gaming activities” by operating segment:

2021 Revenue from non-gaming activities	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Mobile phone top-up services	—	—	3.0	74.2	—	77.2
Mobile virtual network operator services	—	—	11.1	—	—	11.1
Other non-gaming revenue	45.4	5.0	3.2	27.4	—	76.0

Total	45.4	5.0	17.3	101.6	—	164.3

2020 Revenue from non-gaming activities	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Mobile phone top-up services	—	—	3.2	84.4	—	87.6
Mobile virtual network operator services	—	—	10.6	—	—	10.6
Other non-gaming revenue	26.6	1.4	2.3	15.3	—	44.2

Total	26.6	1.4	16.1	99.7	—	142.4

2019 Revenue from non-gaming activities	Austria	of which Austrian Lotteries	Czech Republic	Greece and Cyprus	of which Stoiximan	Reportable segments, net
Mobile phone top-up services	n/a	n/a	3.5	94.0	n/a	97.5
Mobile virtual network operator services	n/a	n/a	10.4	—	n/a	10.4
Other non-gaming revenue	n/a	n/a	2.7	27.9	n/a	30.6

Total	n/a	n/a	16.6	121.9	n/a	138.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

During 2021 “Other non-gaming revenue” of €0.1 million was recognised over the period of time in which the performance obligation was satisfied. The remaining “Other non-gaming revenue” was recognised at a single point in time.

During 2020 all “Revenue from non-gaming activities” was recognised at a single point in time.

During 2019 “Other non-gaming revenue” of €8.5 million was recognised over the period of time in which the performance obligation was satisfied. The remaining “Other non-gaming revenue” was recognised at a single point in time.

The breakdown of revenue from gaming and non-gaming activities by country where the revenue was generated is presented in the table below:

Revenue from gaming activities (“GGR”) and from non-gaming activities	2021	2020	2019
Greece	1,501.6	1,148.6	1,646.9
Austria	1,070.7	541.5	—
Czech Republic	425.2	331.3	302.8
Cyprus	108.4	79.8	94.1
Germany	64.0	29.9	—
Belgium	24.5	12.4	—
Liechtenstein	13.1	9.0	—
Other EU countries	11.1	2.2	0.2
Other non-EU countries	2.2	5.7	0.6

Total	3,220.8	2,160.4	2,044.6

8.	Other operating income

	2021	2020	2019
Other operating income	346.4	96.8	12.5
Benefit from extension of concession	217.4	42.5	—
Income from COVID-19 related government grants	75.2	31.3	—
Discount on tax liability	9.6	12.3	—
COVID-19 income from subsidies	58.3	17.2	—
COVID-19 related rent concessions	7.3	1.8	—
Arbitration gains	29.5	—	—
Income from leases	4.1	4.3	4.5
Income from subsidies	0.5	0.3	0.9
Other	19.7	18.4	7.1

Under the concession terms, OPAP benefits from a relief from gaming tax obligation in the aggregate amount of €1.831 million, plus related adjustments to compensate for income tax effects, over the extension period. See Note 3.f iii. “Benefit from extension of concession” represents a proportionate amount (on accrual basis) of the benefit applicable during the 10-year extension period of OPAP’s exclusive lottery and betting concession (until October 2030).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

“Discount on tax liability” represents a 25% discount of certain tax liabilities (primarily gaming tax liabilities) of OPAP S.A. Under measures introduced by the Greek authorities, OPAP S.A. was eligible to delay payment of these liabilities or receive this discount if it paid in line with the normal schedule.

“COVID-19 income from subsidies” mainly comprises income from measures implemented by governments to support companies impacted by COVID-19 related restrictions. The Group has received support from various programmes, especially support for the cost of furloughed staff in Austria and fixed costs subsidy and loss compensation subsidy programmes in Austria.

“COVID-19 related rent concessions” represents a 40% discount on payments under leases for certain commercial premises in Greece. The Group applied exemption from assessing whether a rent concession related to COVID-19 is a lease modification.

“Arbitration gains” comprises an income of €13.6 million from the compensation awarded to SAZKA Delta Hellenic Holdings Limited by an arbitration court in a case against the Hellenic Asset Development Fund, and an income of €15.9 million from the fair value of the compensation awarded to Casinos Austria International Holding GmbH Limited by an arbitration court in a case against the Argentine Republic relating to revocation of a gaming licence.

9.	Materials, consumables and services

	2021	2020	2019
Materials, consumables and services	(470.7)	(309.8)	(330.2)
Fees to gaming system providers	(107.8)	(80.5)	(99.5)
Advisory and other professional services	(89.5)	(74.2)	(71.6)
Services relating to gaming operations	(83.4)	(21.3)	—
Materials and services related to non-gaming revenue	(78.0)	(60.0)	(104.1)
IT, software and other operational services	(41.0)	(21.5)	(12.2)
Materials and consumables	(21.5)	(14.9)	(10.0)
Telecommunication services	(17.1)	(14.0)	(10.3)
Short-term, low value and variable lease expenses (see Note 27)	(5.3)	(4.9)	(2.2)
Other services	(27.1)	(18.5)	(20.3)

“Services relating to gaming operations” relates mainly to fees to electronic payment providers and commissions incurred by Stoiximan.

“Materials and services related to non-gaming revenue” relates mainly to “Mobile virtual network operator services” and “Mobile phone top-up services”.

10.	Marketing services

	2021	2020	2019
Marketing services	(215.3)	(124.9)	(92.4)
Advertising	(182.9)	(103.7)	(71.9)
Sponsorship and donations	(32.4)	(21.2)	(20.5)

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

11.	Personnel expenses

	2021	2020	2019
Personnel expenses	(321.5)	(223.2)	(106.1)
Wages and salaries	(247.8)	(165.5)	(81.0)
State mandated social security and health insurance other than pensions	(29.0)	(18.4)	(6.5)
State mandated pensions – defined contribution plans	(28.1)	(21.1)	(11.7)
Other state mandated social expenses	(5.0)	(3.3)	(2.2)
Private retirement benefit expenses – defined benefit plans	(1.3)	(13.7)	(4.7)
Other long-term employee benefits expense	(10.3)	(1.2)	—

“State mandated pensions – defined contribution plans” comprises mandatory contributions to state pension funds required in certain jurisdictions in which the Group operates. The Group’s legal and constructive obligation for these pension plans is limited to the contributions.

For description of other non-current employee benefit liabilities and post-employment benefits under defined benefit and defined contribution plans see Note 31.

12.	Other operating expenses

	2021	2020	2019
Other operating expenses	(80.9)	(77.7)	(50.6)
Other taxes	(24.3)	(18.5)	(14.4)
Impairment of GGR contribution tax asset	—	(13.5)	(8.0)
Repair and maintenance	(10.2)	(7.2)	(5.5)
Write-offs and change in credit loss provisions for receivables	(0.7)	(7.2)	(4.8)
Financial support to agents	(2.6)	(5.2)	—
Other	(43.1)	(26.1)	(17.9)

“Impairment of GGR contribution tax assets” represents the impairment of tax assets relating to gaming taxes payable under Hellenic Lotteries S.A.’s scratch card concession in Greece. Hellenic Lotteries fully impaired the asset because there were indications that it would not be recovered before the end of its concession agreement.

Write-offs of receivables of €4.6 million (2020: €0.3 million; 2019: €0.3 million) represent loss from the derecognition of financial assets measured at amortised cost in all periods. The Group recognised reversal of impairment of €2.6 million (2020: €0.2 million; 2019: nil) (see Note 33.a iv).

“Financial support to agents” represents extraordinary financial support provided by OPAP S.A. in order to mitigate the financial impact of COVID-19 on its agents.

“Other” primarily comprises fees, travel expenses and insurance premium.

13.	Restructuring costs and other gains and losses

In July 2020 CASAG’s management announced a restructuring plan in relation to its Austrian casinos business with the aim of optimising corporate functions and inefficient cost structures. Development of the programme was driven by the need to redesign casino locations to address market size and demand patterns, as well as to reduce the high personnel costs for long-term employees resulting from legacy collective agreements.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

As the restructuring plan was considered a significant one-off programme, the Group decided to present costs of an initial recognition of the “Restructuring liability” of €50.6 million on a separate line in the consolidated statement of total comprehensive income in 2020. See Note 31 for additional information about the restructuring liability and movements of 2021.

Other gains and losses comprise loss from sale of securities of €0.2 million (31 December 2020: gain of €8.0 million) and revaluation of fair value through profit or loss investments (“FVTPL”) loss of €8.7 million (31 December 2020: gain of €0.9 million).

14.	Finance costs, net

	2021	2020	2019
Interest income	2.9	2.2	7.5
Interest expense	(256.1)	(101.8)	(70.3)
Interest expense on loans, bonds and other liabilities	(118.8)	(98.3)	(67.8)
Interest expense on preferred shares	(81.1)	—	—
Adjustment to the carrying value of preferred shares	(51.2)	—	—
Interest expense on leases	(5.0)	(3.5)	(2.5)

Other finance income and expense	(8.2)	(16.0)	(50.2)

Finance income from modification of loans	—	8.1	—
Foreign exchange gains/(losses)	0.7	1.0	2.2
Other finance income	1.8	1.5	1.2
Other finance expenses	(10.7)	(26.6)	(53.6)

Finance costs, net	(261.4)	(115.6)	(113.0)

In 2020, OPAP S.A. renegotiated two of its existing loan facilities to take advantage of lower interest rates which resulted in the recognition of a modification gain of €8.1 million, which is included in “Finance income from modification of loans”.

As of 31 December 2021, the Group made a revision in estimated future cashflows related to the preferred shares and as a result recorded an “Adjustment to the carrying value of preferred shares” of €51.2 million (see Note 24).

“Other finance expenses” include losses from revaluation of “Other derivatives”, losses from discounting of accrued receivable related to extension of concession (see Note 20) to present value, bank fees and certain exceptional items. For the year 2020, these exceptional items included a loss from the termination of interest rates hedges of €7.8 million in connection with the refinancing of a loan. For the year 2019, they included financing fees in relation to the voluntary tender offer (“VTO”) for OPAP S.A. of €40.9 million, which do not fulfil the requirements to be capitalised and shown as part of effective interest expense.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

15.	Taxes

Deferred tax assets and liabilities

	31/12/2021	31/12/2020
Deferred tax asset	46.4	63.6
Deferred tax liability	446.7	456.4

Deferred tax asset (+) /liability (-)	(400.3)	(392.8)

Deferred tax assets and liabilities relating to income taxes levied by the same taxation authority were offset in individual companies for the purposes of presentation in the consolidated financial statements.

In accordance with the accounting policy stated in Note 3.j, deferred tax was calculated using tax rates applicable to individual companies and deferred tax assets are recognised only to the extent that they are recoverable.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Change in deferred tax

The following tables show the change in deferred tax recognised in the consolidated statement of comprehensive income and other changes that affected deferred tax assets and liabilities:

2021	Balance at 01/01/2021	Changes in 2021			Balance at 31/12/2021
	Deferred tax liability (-) /asset (+)	Recognised in profit or loss	Recognised in OCI	Other changes	Deferred tax liability (-) /asset (+)
Deferred tax asset (+) /liability (-)	(392.8)	(4.2)	(3.2)	(0.1)	(400.3)

Tangible fixed assets	(10.7)	(3.4)	—	(0.2)	(14.3)
Intangible fixed assets	(449.1)	21.5	—	(0.4)	(428.0)
Financial assets	—	(0.1)	—	—	(0.1)
Receivables	1.5	(12.6)	—	0.2	(10.9)
Liabilities	37.0	2.1	(2.3)	0.1	36.9
Liabilities arising from leases	6.3	5.2	—	0.2	11.7
Provisions	6.5	(1.0)	—	0.1	5.6
Tax losses carried forward	16.5	(15.9)	—	—	0.6
Hedging derivatives	(0.8)	—	(0.9)	(0.1)	(1.8)

2020	Balance at 01/01/2020	Changes in 2020				Balance at 31/12/2020
	Deferred tax liability (-) /asset (+)	Recognised in profit or loss	Recognised in OCI	Business combination	Other changes	Deferred tax liability (-) /asset (+)
Deferred tax asset (+) /liability (-)	(192.8)	24.3	2.0	(226.9)	0.6	(392.8)

Tangible fixed assets	(1.1)	(7.8)	—	(1.8)	—	(10.7)
Intangible fixed assets	(210.6)	(4.3)	—	(234.7)	0.5	(449.1)
Financial assets	0.7	(1.2)	—	0.5	—	—
Inventories	0.3	(0.3)	—	—	—	—
Receivables	(1.2)	2.6	—	0.1	—	1.5
Liabilities	17.1	7.7	0.8	11.4	—	37.0
Liabilities arising from leases	0.4	5.9	—	—	—	6.3
Provisions	3.6	5.6	—	(2.7)	—	6.5
Tax losses carried forward	0.1	16.1	—	0.3	—	16.5
Hedging derivatives	(2.1)	—	1.2	—	0.1	(0.8)

Deferred tax assets from tax losses carried forward are recognised only to the extent that future taxable profits will utilise those losses. Future taxable profits are considered based on the five-year business plans prepared and approved by the Board of Directors of operating entities. Tax losses recognised in 2020 related mostly to Hellenic Lotteries S.A. and have been substantially utilised in 2021.

Deferred tax asset from other temporary differences is analysed for recoverability based on the existence of future taxable profit or potential with offsetting with deferred tax liabilities. The majority of deferred tax assets relate to temporary difference in liabilities in Hellenic lotteries S.A. and Casinos Austria AG. Based on the expected timing of realisation and forecast of future taxable profits in these entities, the Group does not see any substantial recoverability risk for these deferred tax assets.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Group has not recognised certain deferred tax assets, in accordance with accounting policy stated in Note 3.j, as it is uncertain whether sufficient future taxable profits will be available against which they could be utilised. These unrecognised deferred tax assets are shown in the table below:

	31/12/2021	31/12/2020
Tax losses carried forward for which deferred tax asset is not recognised	211.1	142.5

Total unrecognised deferred tax asset – tax impact from tax losses	45.4	34.3

These unrecognised tax losses expire as follows:

	31/12/2021	31/12/2020
Tax losses carried forward	211.1	142.5

Expiring in:
1 year	16.2	17.7
2 years	12.0	15.5
3 years	12.8	16.3
4 years	42.9	15.5
5 years	23.7	16.1
over 5 years	40.7	—
Unlimited	62.8	61.4

Tax losses carried forward for which a deferred tax asset is not recognised have arisen in subsidiaries that are loss-making for some time and where there is no evidence of recoverability in the near future according to five-year business plans or in start-up companies with high initial costs.

Income tax

	2021	2020	2019
Income tax expense	(130.3)	(35.7)	(46.3)

Current income tax	(126.1)	(60.0)	(75.4)
Deferred income tax	(4.2)	24.3	29.1

	2021	2020	2019
Income tax expense attributable to:
Continuing operation	(130.3)	(35.7)	(46.3)
Discontinued operation (Note 5)	—	—	(5.2)

Deferred tax is calculated using enacted or substantively enacted tax rates that are also expected to be applicable when the asset is realised or the liability settled. The tax rates are country dependent and follow local legislation.

Current income tax is calculated on the basis of the tax laws enacted, or substantively enacted, at the balance sheet date in the countries where the company and its subsidiaries operate and generate taxable income.

Current tax comprises the tax estimate for 2021 and adjustment to the tax estimate for 2020 and 2019.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Changes in corporate income tax by country/region

In Greece, the rate of corporate income tax and the rate used for calculation deferred tax was reduced to 22.0% in 2021, while in 2020 income tax expense was calculated at applicable rate of 24.0% and in 2019 at applicable rate of 29%. The deferred tax was calculated using enacted rates applicable to future periods from 25.0% to 28.0%. The change is disclosed in “Effect of change in income tax rate”.

There were no other significant changes in corporate income tax rates relevant for the Group in 2021, 2020 and 2019.

Reconciliation of effective tax rate

	2021	2020	2019
Profit before tax	404.6	260.1	357.6

Tax at statutory income tax rate of SAZKA Group a.s. (19% in 2021, 2020 and 2019)*	76.9	49.4	67.9

Tax effect of:
Non-deductible expenses	17.3	22.7	47.9
Non-taxable income	(6.9)	(1.2)	(27.2)
Profit or loss of equity method investees	(14.8)	(16.3)	(23.8)
Different tax rate in companies within the Group	37.0	11.4	14.5
Gain from revaluation of equity method investee	—	(34.3)	—
Effect of change in income tax rate	(13.7)	—	(34.5)
Accumulated tax loss claimed in the current period	(1.0)	(1.2)	(6.7)
Unrecognised deferred tax assets relating to tax losses in the current period	18.4	7.4	3.9
Permanent differences from finance expenses related to preferred shares	19.1	—	—
Effect of tax relating to prior periods	1.5	(1.1)	—
Other	(3.5)	(1.1)	4.3

Actual income tax expense	130.3	35.7	46.3

*	Following the reorganization described in Note 1, the Group, due to the continuity principle, used the tax rate of SAZKA Group a.s.

“Non-deductible expenses” primarily comprises non-deductible interest, non-deductible operating costs and non-deductible foreign exchange losses on the Company level totalling €11.2 million (31 December 2020: €11.5 million; 31 December 2019: €38.2 million).

“Gain from revaluation of equity method investee” refers to the accounting gain created as part of the Stoiximan acquisition in 2020 (see Note 4.b).

“Accumulated tax loss claimed in the current period” relates to prior period tax losses, for which deferred tax assets were not recognised due to uncertainty about future recoverability. Unused losses that could be claimed in the future amount to €211.1 million (31 December 2020: €142.5 million, 31 December 2019: €55.6 million).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

“Unrecognised deferred tax assets relating to tax losses in the current period” relates to current period tax losses, for which deferred tax assets were not recognised due to uncertainty about future recoverability.

16.	Other comprehensive income/(loss) for the year

	2021	2020	2019
Items that are or may be reclassified to profit or loss
Change in currency translation reserve	8.4	12.9	(3.0)
Change in currency translation reserve of foreign operations disposed of reclassified to profit or loss	—	—	(2.5)

Share of other comprehensive income of equity method investees	1.5	4.0	(4.1)

Remeasurement of hedging derivatives, before tax	9.2	(21.7)	10.7
Deferred tax	(0.9)	1.5	(0.8)

Remeasurement of hedging derivatives, net of tax	8.3	(20.2)	9.9

Net change in fair value of cash flow hedges transferred to profit or loss, before tax	—	1.5	(4.5)
Deferred tax	—	(0.3)	0.9

Net change in hedging derivatives reclassified to profit or loss, net of tax	—	1.2	(3.6)

Items that will not be reclassified to profit or loss
Actuarial gain/(loss) - before tax	6.9	(9.5)	(0.2)
Actuarial gain/(loss) - deferred tax	(2.3)	0.8	—

Actuarial remeasurements of defined benefit liabilities, net of tax	4.6	(8.7)	(0.2)

Revaluation of equity instruments at FVOCI	(3.7)	(4.3)	—

Other comprehensive income/(loss) for the year, net of income tax	19.1	(15.1)	(3.5)

Analysis of other comprehensive income/(loss) for the year by individual category of equity

2021	Capital contributions and other reserves	Revaluation reserve	Currency translation reserve	Hedging reserve	Retained earnings	Total equity*	Non-controlling interest	Total equity
Change in currency translation reserve	—	—	8.2	—	—	8.2	0.2	8.4
Share of other comprehensive income of equity method investees	0.9	—	—	—	—	0.9	0.6	1.5
Change in fair value of hedging derivatives, net of tax	—	—	—	7.8	—	7.8	0.5	8.3
Revaluation of equity instruments at FVOCI	—	(2.2)	—	—	—	(2.2)	(1.5)	(3.7)
Actuarial gain/(loss), net of tax	—	—	—	—	2.5	2.5	2.1	4.6

Total other comprehensive income/(loss) for year 2021	0.9	(2.2)	8.2	7.8	2.5	17.2	1.9	19.1

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

*	Attributable to owners of the Company

2020	Capital contributions and other reserves	Revaluation reserve	Currency translation reserve	Hedging reserve	Retained earnings	Total equity*	Non-controlling interest	Total equity
Change in currency translation reserve	—	—	14.1	—	—	14.1	(1.2)	12.9
Share of other comprehensive income of equity method investees	3.9	—	—	—	—	3.9	0.1	4.0
Change in fair value of hedging derivatives, net of tax	—	—	—	(18.9)	—	(18.9)	(0.1)	(19.0)
Revaluation of equity instruments at FVOCI	—	(2.6)	—	—	—	(2.6)	(1.7)	(4.3)
Actuarial gain/(loss), net of tax	—	—	—	—	(6.1)	(6.1)	(2.6)	(8.7)

Total other comprehensive income/(loss) for year 2020	3.9	(2.6)	14.1	(18.9)	(6.1)	(9.6)	(5.5)	(15.1)

*	Attributable to owners of the Company

2019	Capital contributions and other reserves	Currency translation reserve	Hedging reserve	Retained earnings	Total equity*	Non- controlling interest	Total equity
Translation of foreign operations into the Group’s presentation currency	—	(5.5)	—	—	(5.5)	—	(5.5)
Share of other comprehensive income of equity method investees	(4.1)	—	—	—	(4.1)	—	(4.1)
Change in fair value of hedging derivatives, net of tax	—	—	7.0	—	7.0	(0.7)	6.3
Actuarial gain/loss, net of tax	—	—	—	—	—	(0.2)	(0.2)

Other comprehensive income for the year, net of tax from continuing operations	(4.1)	(5.5)	7.0	—	(2.6)	(0.9)	(3.5)

Total Other comprehensive loss for year 2019	(4.1)	(5.5)	7.0	—	(2.6)	(0.9)	(3.5)

*	Attributable to owners of the Company

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

17.	Intangible assets and goodwill

2021	Note	Licences	Brands and trademarks	Customer relationships, customer contracts	Software	Intangible assets not yet available for use	Other intangible assets	Total intangible assets (excluding goodwill)	Goodwill	Total
Acquisition cost		1,490.2	1,268.5	133.8	127.5	1.9	2.3	3,024.2	1,057.4	4,081.6
Accumulated amortisation and impairment losses		(286.3)	—	(7.5)	(69.4)	—	(1.0)	(364.2)	(21.6)	(385.8)

Net book value at 01/01/2021		1,203.9	1,268.5	126.3	58.1	1.9	1.3	2,660.0	1,035.8	3,695.8

Additions		10.5	0.1	—	14.7	2.8	—	28.1	—	28.1
Disposals		—	—	—	(0.5)	(0.2)	—	(0.7)	—	(0.7)
Transfers		—	—	—	0.6	(0.6)	—	—	—	—
Amortisation expense		(96.3)	—	(24.2)	(22.6)	—	(0.1)	(143.2)	—	(143.2)
Impairment		(4.3)	—	—	(0.3)	—	—	(4.6)	—	(4.6)
Effect of currency translation		0.3	4.0	—	0.2	0.2	0.1	4.8	20.5	25.3

Net book value at 31/12/2021		1,114.1	1,272.6	102.1	50.2	4.1	1.3	2,544.4	1,056.3	3,600.7

Acquisition cost		1,501.8	1,272.6	133.8	143.1	3.9	2.4	3,057.6	1,077.9	4,135.5
Accumulated amortisation and impairment losses		(387.7)	—	(31.7)	(92.9)	0.2	(1.1)	(513.2)	(21.6)	(534.8)

The majority of additions to “Licences” are licences granting rights to operate online betting and other online games acquired by OPAP and Stoiximan. There are no individually material additions.

Following the operational challenges caused by the COVID-19 pandemic, there were indications that the Hellenic Lotteries S.A. (part of the Greece and Cyprus operating segment) licence carrying value exceeded its recoverable amount and consequently management considered that an impairment test should be conducted estimating its value in use based on projected cash flows discounted at a discount rate of 10.37%. The Group recognised an impairment of €4.3 million. Recoverable amount of the licence after the impairment is €64.3 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

As of 31 December 2021, no intangible assets were pledged as collateral for borrowings.

2020	Note	Licences	Brands and trademarks	Customer relationships, customer contracts	Software	Intangible assets not yet available for use	Other intangible assets	Total intangible assets (excluding goodwill)	Goodwill	Total
Acquisition cost		1,216.7	798.0	8.0	107.6	0.9	2.4	2,133.6	622.1	2,755.7
Accumulated amortisation and impairment losses		(209.2)	—	(1.4)	(43.0)	—	(0.9)	(254.5)	(21.5)	(276.0)

Net book value at 01/01/2020		1,007.5	798.0	6.6	64.6	0.9	1.5	1,879.1	600.6	2,479.7

Business combination	4	255.6	472.2	125.8	6.5	0.3	—	860.4	447.3	1,307.7
Additions		18.0	0.6	—	13.2	1.7	—	33.5	—	33.5
Disposals		—	—	—	—	—	—	—	—	—
Transfers		—	—	—	0.8	(1.0)	—	(0.2)	—	(0.2)
Amortisation expense		(72.2)	—	(6.1)	(22.0)	—	(0.1)	(100.4)	—	(100.4)
Impairment		(4.9)	—	—	(4.8)	—	—	(9.7)	—	(9.7)
Effect of currency translation		(0.1)	(2.3)	—	(0.2)	—	(0.1)	(2.7)	(12.1)	(14.8)

Net book value at 31/12/2020		1,203.9	1,268.5	126.3	58.1	1.9	1.3	2,660.0	1,035.8	3,695.8

Acquisition cost		1,490.2	1,268.5	133.8	127.5	1.9	2.3	3,024.2	1,057.4	4,081.6
Accumulated amortisation and impairment losses		(286.3)	—	(7.5)	(69.4)	—	(1.0)	(364.2)	(21.6)	(385.8)

The most significant additions to intangible assets in 2020 were acquisitions of new software and gaming system licences.

Following the operational challenges caused by the COVID-19 pandemic, there were indications that the Horse Races Single-Member S.A. (formerly Horse Races S.A.) (part of the Greece and Cyprus operating segment) licence carrying value exceeded its recoverable amount and consequently management considered that an impairment test should be conducted estimating its value in use based on projected cash flows discounted at a discount rate of 10.31%. The Group recognised an impairment of €4.9 million. Recoverable amount of the licence after the impairment is €8.5 million.

As of 31 December 2020, no intangible assets were pledged as collateral for borrowings.

For the years ended 31 December, 2021, 2020 and 2019, amortization was €143.2 million, €100.4 million and €80.5 million, respectively.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(a) Licences

“Licences” relates mainly to the Group’s lottery and other gaming businesses. Individually material licences are as follows:

•	Licence to operate VLT games in Greece held by OPAP S.A. with a carrying amount of €438.7 million (31 December 2020: €472.4 million) with remaining amortisation period of 13 years.

•	Licence to operate lottery games in Greece held by OPAP S.A. with a carrying amount of €328.1 million (31 December 2020: €365.6 million) with remaining amortisation period of 9 years.

•	Licence to operate scratch card games in Greece held by Hellenic Lotteries S.A. with a carrying amount of €64.3 million (31 December 2020: €84.4 million) with remaining amortisation period of 4 years.

•

Licence to operate numerical lotteries in Austria held by Österreichische Lotterien GmbH (“Austrian Lotteries”) with a carrying amount of €192.1 million, which is deemed to have an indefinite useful life. Based on historical evidence there is no indication that Austrian Lotteries will not be able to freely obtain the licence in the foreseeable future. At present, no change in the process to obtain the licence is expected. Furthermore, no public information exists that the Austrian Government, which is one of the main shareholders in Austrian Lotteries via its interest in CASAG, intends to change the process. Hence it is assumed that Austrian Lotteries is able to obtain prolongation of the licence for future periods and thus the licence is expected to continue as indefinite. Licence is annually tested for impairment trough the value in use method for Austrian lotteries CGU, see note (d) below.

•	Vendor licence to operate gaming software purchased in 2020 held by SAZKA a.s. with a carrying amount of €15.9 million (31 December 2020 €16.6 million) and remaining amortisation period of 10 years.

(b) Brands and trademarks

	31/12/2021	31/12/2020
Austrian Lotteries	296.8	296.8
OPAP	724.4	724.4
Stoiximan	175.4	175.4
SAZKA	76.0	71.9

Total	1,272.6	1,268.5

The determination of the indefinite useful life of “Brands and trademarks” involves historical experience, marketing considerations and the nature of the industries in which the brand is operated. The brands and trademarks of Austrian Lotteries, OPAP, Stoiximan and SAZKA are all well established in their respective markets and have substantial market shares. All brands generate stable cash flows (see Note 6), where the Austrian Lotteries brand is the key brand in Austria, OPAP and Stoiximan brands are among the key brands in Greece and Cyprus and SAZKA is among the key brands in the Czech Republic). The Group continues to invest in brand awareness and brand recognition and expects to use the brands for the foreseeable future. Therefore, the useful life of “Brands and trademarks” is expected to be indefinite and is annually tested for impairment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(c) Goodwill

The table below shows the allocation of the carrying value of elements of goodwill into individual CGUs and to which operating segments those CGUs belong:

Goodwill allocated to CGU	Operating segment	31/12/2021	31/12/2020
Austrian Lotteries	Austria	122.2	122.2
OPAP*	Greece and Cyprus	221.4	221.4
Stoiximan	Greece and Cyprus	325.0	325.0
SAZKA	Czech Republic	387.7	367.2

Total		1,056.3	1,035.8

*	OPAP CGU in the goodwill allocation context means OPAP excluding Stoiximan, as Stoiximan is a separate CGU.

(d) Impairment testing

Impairment is determined by estimating the recoverable amount of the cash-generating unit to which goodwill and other non-depreciable assets relate.

In accordance with IAS 36, the Group test goodwill and indefinite-lived intangible assets (i.e. brands and trademarks, Austrian lotteries licence) for impairment annually as of 31 December.

i. Impairment test of “Brands and trademarks”

Impairment testing of trademarks was carried out by estimating the recoverable amount based on the relief from royalty method. An explicit cash flow forecast was prepared based on a business plan covering a period of five years, approved by management and valid at the impairment testing date. To reflect continuity of the trademarks beyond the explicit forecasting period a terminal value model (calculated using the Gordon growth formula) was applied. A terminal growth rate of 2% was applied (2020: 2%). Net royalties using a royalty rate of 5% (2020: 5%) consistent with past experience after tax were discounted using the weighted average cost of capital relevant for the individual elements of the business (range 7.9%–10.5% in all years). Tax amortisation benefit was also reflected in the calculation.

The resulting recoverable amounts significantly exceeded the carrying amounts of the trademarks, therefore no impairment of the trademarks was recognised as of 31 December 2021 and 31 December 2020. The Group’s management also carried out a sensitivity analysis and determined than no reasonable change (relative change above 10%) in the key assumptions would result in an impairment.

ii. Impairment test of “Goodwill”

Impairment testing is performed on annual basis as of 31 December. The recoverable amount was estimated using either fair value less costs of disposal (“FVLCD”) in year 2020, or the value in use method during 2021.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Testing results as of 31 December 2021

The table below shows key inputs and results of the value in use analysis of CGUs to which goodwill is allocated:

Value in use testing in 2021	Pre-tax discount rate	Perpetuity growth rate	Revenue CAGR during 5-year forecast period	Recoverable amount of the CGU	Carrying value of the CGU
Austrian Lotteries	12.76%	2%	6.1%	> 1,500	840.0
OPAP*	10.27%	2%	4.1%	> 3,000	1,106.0
Stoiximan	14.57%	2%	6.4%	>800	675.8
SAZKA	10.80%	2%	6.6%	>1,000	267.0

*	OPAP CGU in the goodwill allocation context means OPAP excluding Stoiximan, as Stoiximan is a separate CGU.

The resulting recoverable amounts significantly exceeded the carrying amounts of the CGUs, therefore no impairment of the goodwill or other assets was recognised as a result of the testing as of 31 December 2021.

The Group’s management also carried out a sensitivity analysis and determined than no reasonable change (relative change above 10%) in the key assumptions would result in an impairment.

Testing results as of 31 December 2020

In 2020, FVLCD is the amount obtainable from the sale of a cash-generating unit in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal. The estimate of FVLCD is based on:

•

The market price of the asset/cash-generating unit derived from its trading in an active market. Costs of disposal are considered as immaterial. Market price is used for evaluation of recoverable amount of Greece and Cyprus operating segment, representing investment in OPAP, as shares are publicly traded on the Athens Stock Exchange; and,

•

The market multiples method. The Group consistently uses EV/EBITDA multiple of 11.7 derived from reference to publicly traded companies to estimate the respective FVLCD. Costs of disposal are considered as immaterial. The market multiple method is used for evaluation of recoverable amount of other operating segments (Czech Republic, Austria) and the Austrian Lotteries CGU.

The resulting recoverable amounts significantly exceeded the carrying amounts of the CGUs, therefore no impairment of the goodwill or other assets was recognised as a result of the testing as of 31 December 2020 Group’s management also carried out a sensitivity analysis and determined than no reasonable change (relative change above 10%) in the key assumptions would result in an impairment.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

18.	Property, plant and equipment (“PPE”)

2021	Note	Land – owned	Buildings – owned	Buildings – right of use	Machinery and equipment – owned	Machinery and equipment – right of use	Tangible assets under construction	Other tangible assets	Total
Acquisition cost		24.9	200.3	146.6	135.4	12.0	4.5	57.1	580.8
Accumulated depreciation and impairment losses		—	(20.2)	(37.2)	(28.2)	(4.3)	—	(27.6)	(117.5)

Net book value at 01/01/2021		24.9	180.1	109.4	107.2	7.7	4.5	29.5	463.3

Additions		—	7.9	31.9	12.1	1.4	1.2	3.7	58.2
Transfers		—	1.9	—	2.4	—	(4.3)	—	—
Reclassification to investment property		(2.6)	(13.2)	—	—	—	—	—	(15.8)
Disposals		(3.5)	(0.6)	(1.3)	(0.4)	(0.6)	(0.3)	(0.3)	(7.0)
Depreciation expense		—	(14.7)	(21.9)	(29.6)	(3.0)	—	(10.4)	(79.6)
Impairment		—	(9.7)	(2.1)	(0.2)	—	—	—	(12.0)
Effect of currency translation		0.1	0.8	1.4	0.7	0.1	—	0.1	3.2
Modification of leasing		—	—	1.4	—	(0.3)	—	—	1.1

Net book value at 31/12/2021		18.9	152.5	118.8	92.2	5.3	1.1	22.6	411.4

Acquisition cost		18.9	191.0	176.9	140.7	12.1	1.1	60.3	601.0
Accumulated depreciation and impairment losses		—	(38.5)	(58.1)	(48.5)	(6.8)	—	(37.7)	(189.6)

The additions to “Buildings – right of use” mainly include lease of new office space in the Czech Republic. The duration of the lease is ten years, expiring in 2031. Other additions of PPE primarily comprise regular replacement of gaming and office equipment.

“Reclassification to investment property” relates to the former headquarters of SAZKA a.s. Due to the relocation to the new leased office space and keeping the building vacant with intention to lease out in future, the building was reclassified to “Investment property” as of 31 December 2021. The building and land that was reclassified have the gross carrying value of €26.1 million and accumulated depreciation of €4.1 million. Impairment of €6.2 million was recorded to reduce the carrying value to the fair value of €15.8 million. The fair value is estimated by management and represents Level 3 in the fair value hierarchy. No material income has been generated or expenses incurred in connection with this investment property.

Following the operational challenges brought on by the COVID-19 pandemic, there were indications that the carrying value of the buildings owned by CASAG (part of the Austria operating segment) exceeds their recoverable amount and consequently management conducted an impairment test estimating their value in use based on projected cash flows discounted at a discount rate of 8.05%. The Group recognised an impairment of €3.5 million of “Buildings—owned”. The recoverable amount after the impairment is €32.9 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Following the operational challenges brought on by the COVID-19 pandemic, there were indications that the carrying value of the gaming space in Zell am See and in Switzerland (part of Austria operating segment) exceeds its recoverable amount and consequently management conducted an impairment test estimating its value in use based on projected cash flows discounted at discount rate of 8.05%. The Group recognised an impairment of €2.1 million of “Buildings - right of use”. The recoverable amount after the impairment is €16.0 million.

As of 31 December 2021, no PPE was pledged as collateral.

2020	Note	Land – owned	Buildings – owned	Buildings – right of use	Machinery and equipment – owned	Machinery and equipment – right of use	Tangible assets under construction	Other tangible assets	Total
Acquisition cost		11.1	43.4	70.9	60.9	5.7	0.2	48.6	240.8
Accumulated depreciation and impairment losses		—	(9.2)	(7.5)	(11.9)	(1.7)	—	(15.8)	(46.1)

Net book value at 01/01/2020		11.1	34.2	63.4	49.0	4.0	0.2	32.8	194.7

Business combinations	4	13.9	148.5	82.0	68.1	2.6	4.1	—	319.2
Additions		—	8.8	7.3	8.4	4.1	0.8	8.9	38.3
Transfers		—	0.6	—	0.1	—	(0.6)	—	0.1
Disposals		—	—	(5.6)	—	(0.3)	—	—	(5.9)
Depreciation expense		—	(11.3)	(15.3)	(16.6)	(2.7)	—	(12.2)	(58.1)
Impairment		—	—	(14.7)	(1.7)	—	—	—	(16.4)
Effect of currency translation		(0.1)	(0.7)	(0.3)	(0.1)	—	—	—	(1.2)
Modification of leasing		—	—	(7.4)	—	—	—	—	(7.4)

Net book value at 31/12/2020		24.9	180.1	109.4	107.2	7.7	4.5	29.5	463.3

Acquisition cost		24.9	200.3	146.6	135.4	12.0	4.5	57.1	580.8
Accumulated depreciation and impairment losses		—	(20.2)	(37.2)	(28.2)	(4.3)	—	(27.6)	(117.5)

There were no individually significant additions to PPE in 2020. Additions of PPE primarily comprise regular replacement of gaming and office equipment.

Following the operational challenges brought on by the COVID-19 pandemic, there were indications that the carrying value of the right of use assets in of Horse Races Single-Member S.A. (formerly Horse Races S.A.) (part of the Greece and Cyprus operating segment) exceeded its recoverable amount and consequently management conducted an impairment test estimating its value in use based on projected cash flows discounted at a discount rate of 10.31%. The Group recognised an impairment of €14.1 million of “Buildings - right of use”. The recoverable amount after the impairment was €13.8 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

As a result of the impact of the COVID-19 pandemic, there were indications that the carrying value of “Machinery and equipment – owned” in Austrian Lotteries exceeded their recoverable amount and consequently management considered that an impairment test should be conducted. The Group recognised an impairment of €1.2 million. The recoverable amount after the impairment was nil.

As of 31 December 2020, no PPE was pledged as collateral.

For a description of material leases see Note 27.

For the years ended 31 December 2021, 2020 and 2019 (continuing operations), depreciation was €79.6 million, €58.1 million and €32.4 million, respectively.

19.	Equity method investees

			31/12/2021		31/12/2020
Equity method investees	Note		Effective interest (%)		Effective interest (%)
Total carrying value of equity method investees				313.1		343.2

LottoItalia S.r.l.	(a	)	32.50%	201.1	32.50%	229.5
Kaizen Gaming Limited	(b	)	14.84%	8.1	13.27%	8.1
Equity method investees of CASAG (subtotal)	(c	)		103.9		105.6
Reef Casino Trust			25.07%	27.8	25.12%	26.3
Casino Lugano S.A.			17.17%	18.0	17.20%	19.5
Casinos Austria International (Cairns) Pty Ltd.			29.85%	18.8	29.90%	18.9
Casino Copenhagen K/S			29.85%	9.9	29.90%	9.9
Casino Vesterport Copenhagen K/S			29.85%	9.2	29.90%	9.3
Casinos Austria International Mazedonia d.o.o.			20.90%	16.1	20.93%	15.2
Other individually insignificant			—	4.1	—	6.5

For a full list of the Group’s joint ventures and associates see Note 35.

Change in value of the equity method investees includes increase in the amount of an investment by the owner and the share of profit or loss and other comprehensive income of the equity method investees less dividends declared and distributions made by the equity method investees.

Impairment testing

The Group tests equity method investees annually for impairment as of 31 December. The recoverable amounts of the equity method investees were estimated using the value in use method based on discounted cash flow models.

The resulting recoverable amounts exceeded the carrying amount of the equity method investees, which led to the conclusion that no impairment of equity method investees had to be recognised as of 31 December 2021 and 31 December 2020.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The following tables represent the assets and liabilities, revenues, profit or loss and total comprehensive income related to significant equity method investees:

(a) LottoItalia S.r.l

The Group holds a share of 32.50%. The table below shows selected financial information.

LottoItalia S.r.l.	For the year ended 31/12/2021	For the year ended 31/12/2020	For the year ended 31/12/2019
Revenues from contract with customers	500.1	384.4	489.0
Licence fee amortisation	(85.6)	(85.6)	(85.6)
Profit from operating activities	306.6	208.6	294.3
Profit for the period	227.9	152.4	213.9
Total comprehensive income (100%)	227.9	152.4	213.9

Group´s share of total comprehensive income	74.1	49.5	69.5

Dividends received by subsidiary of the Company	49.5	69.5	66.1

Reserve distribution received by subsidiary of the Company	53.0	7.6	47.8

LottoItalia S.r.l.	31/12/2021	31/12/2020
Non-current assets	402.9	505.1
Current assets	266.7	255.8
Non-current liabilities	(0.3)	—
Current liabilities	(50.6)	(54.6)

Net assets (100%)	618.7	706.3
Group´s share (32.50%) = carrying amount of interest in associate	201.1	229.5

Carrying amount of interest in associate as of 1 January	229.5	257.1
Group´s share of total comprehensive income	74.1	49.5
Dividends received by subsidiary of the Company	(49.5)	(69.5)
Reserve distributions received by subsidiary of the Company	(53.0)	(7.6)
Carrying amount of interest in associate as of 31 December	201.1	229.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(b) Kaizen Gaming Limited (“Kaizen”)

During 2020 and 2019, Kaizen included two separate business units:

•	Stoiximan (Greek and Cypriot business).

•	Betano (international business).

On 18 November 2020, OPAP completed its acquisition of Stoiximan by increasing its economic interest in the business by an additional 15.48% to 84.49% and obtaining managerial control in the sense of IFRS 10. From that date, Stoiximan is fully consolidated (see Note 4.b).

From 31 December 2020, Kaizen represents the Group’s interest in the Betano business (36.75% of voting rights, effective interest of 13.27%) and continues to be accounted for as an equity method investee.

During 2021 and 2020, there were no changes in the Group interest in the Betano business.

As of 31 December 2021, the Group’s subsidiary OPAP holds a 36.75% investment in the Betano business, which from the Group perspective results in a 14.84% effective interest (31 December 2020: 13.27%).

The following table shows the summary performance of Kaizen. In 2021 this includes only the Betano business, in 2020 it included Stoiximan for the period up to 18 November 2020, and Betano for the full year, in 2019 it included Stoiximan and Betano for the full year:

Kaizen Gaming Limited	2021	2020	2019
Revenue from gaming activities (“GGR”)	183.8	320.6	245.2
Profit for the period	(0.4)	36.9	23.2
Total comprehensive income (100%)	(0.4)	36.8	23.0

Group´s share of total comprehensive income	—	18.1	8.5

Dividends received by subsidiary of the Company	—	6.8	4.5

The Group’s share of total comprehensive income in 2020 did not mathematically agree to profit and OCI multiplied by ownership interest percentage due to the changes in interest percentage during the year.

The following table shows movement in the carrying amount of the investment in Kaizen, including derecognition of Stoiximan’s share of carrying value during acquisition accounting for the Stoiximan consolidation:

Kaizen Gaming Limited	2021	2020
Carrying amount of interest in associate as of 1 January	8.1	54.2
Share of profit of Kaizen	—	10.7
Share of profit of Stoiximan (2021: 36.75%, 2020: 51.00%)	n/a	7.4
Dividends received by subsidiary of the Company	—	(6.8)

Carrying amount of interest in associate Stoiximan as of 18/11/2020 transferring to purchase price allocation (“PPA”) (see Note 4.b)	n/a	(57.4)

Carrying amount of interest in associate as of 31 December	8.1	8.1

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(c) Equity method investees of CASAG

For the full list of CASAG’s joint ventures and associates see Note 35.

Reef Casino Trust, in which CASAG indirectly holds a 42% stake, is classified as a joint venture because the majority of the shares are held together with the partner through an intermediary holding company. Reef Casino Trust is listed on the Australian Stock Exchange under the symbol “RCT”. As of 31 December 2021 the market value of CASAG’s share equals to €41.8 million.

Casinos Austria International Mazedonia d.o.o., in which CASAG has a direct 35.00% share, is classified as a joint venture because all shareholders’ decisions must be made unanimously.

The Group recognised a contingent liability of €0.3 million relating to joint ventures.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The following tables show the financial performance of significant equity method investees of CASAG:

2021	Reef Casino Trust	Casino Lugano S.A.	Casinos Austria Int. (Cairns) Pty Limited	Casino Copenhagen K/S	Casino Vesterport Copenhagen K/S	Casinos Austria International Mazedonia d.o.o.	Other individually insignificant
	joint venture	associate	joint venture	joint venture	joint venture	joint venture
Effective ownership by SAZKA Entertainment AG	25.07%	17.17%	29.85%	29.85%	29.85%	20.90%

	For the period from 01/01/2021 to 31/12/2021
Gaming revenues including ancillary revenues	17.0	29.5	48.3	16.7	2.7	32.9
Other operating income	—	2.7	—	3.0	0.1	—
Gaming taxes	—	(11.7)	(6.1)	(8.1)	(1.0)	(0.8)
Other operating expenses	(4.6)	(22.8)	(39.6)	(10.6)	(1.3)	(22.9)
Depreciation, amortisation and impairment losses	(3.0)	(3.1)	(0.3)	(1.0)	(0.6)	(1.0)
Profit from operating activities	9.4	(5.4)	2.3	—	(0.1)	8.2
Interest expense	(0.1)	—	(0.7)	—	(0.1)	—
Income before tax	9.3	(5.4)	1.6	—	(0.2)	8.2
Income tax	—	(0.1)	(0.6)	—	—	(0.6)
Profit for the period	9.3	(5.3)	1.0	—	(0.2)	7.6
Total comprehensive income (100%)	10.5	(2.5)	1.0	—	(0.2)	7.4

Group’s share of total comprehensive income	3.9	(1.2)	0.5	—	(0.1)	2.6	0.8

Dividends received by subsidiary of the Company	0.7	0.3	0.6	—	—	1.7	1.0

	31/12/2021	31/12/2021	31/12/2021	31/12/2021	31/12/2021	31/12/2021	31/12/2021
Non-current assets	59.3	26.0	10.8	10.9	3.8	9.2
Current assets	7.6	16.2	8.7	2.8	1.3	14.2
of which cash and cash equivalents	6.2	13.7	7.4	2.4	1.3	12.1
Non-current liabilities	(3.2)	(1.4)	(9.6)	(4.1)	(0.9)	(0.6)
of which financial liabilities (excluding trade payables)	(0.1)	—	(0.5)	—	—	—
Current liabilities	1.8	(9.7)	(6.3)	(4.3)	(5.3)	(4.2)
of which financial liabilities (excluding trade payables)	—	—	—	—	—	—

Net assets (100%)	65.5	31.1	3.6	5.3	(1.1)	18.6
CASAG’s ownership	42.00%	28.76%	50.00%	50.00%	50.00%	35.00%
Group’s share	27.5	8.9	1.8	2.7	(0.6)	6.5

Goodwill and carrying value licence right	0.3	9.1	17.0	7.2	9.8	11.9
Retained earnings attributable to the majority shareholders	n/a	n/a	n/a	n/a	n/a	(2.3)

Carrying amount of interest in associate/joint venture	27.8	18.0	18.8	9.9	9.2	16.1	4.1

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

2020	Reef Casino Trust	Casino Lugano S.A.	Casinos Austria Int. (Cairns) Pty Limited	Casino Copenhagen K/S	Casino Vesterport Copenhagen K/S	Casinos Austria International Mazedonia d.o.o.	Other individually insignificant
	joint venture	associate	joint venture	joint venture	joint venture	joint venture
Effective ownership by SAZKA Entertainment AG	25.12%	17.20%	29.90%	29.90%	29.90%	20.93%

	For the period from 26/06/2020 to 31/12/2020
Gaming revenues including ancillary revenues	—	20.1	21.2	12.0	0.3	13.6
Other operating income	8.8	3.5	4.4	2.2	—	—
Gaming taxes	(0.2)	(8.4)	(2.8)	(6.1)	(0.1)	(0.3)
Other operating expenses	(1.8)	(12.2)	(21.6)	(6.6)	(1.0)	(9.6)
Depreciation, amortisation and impairment losses	(1.5)	(1.6)	(0.1)	(0.6)	(0.1)	(0.5)
Profit from operating activities	5.3	1.4	1.1	0.9	(0.9)	3.2
Interest expense	(0.2)	—	(0.4)	(0.1)	(0.1)	—
Income before tax	5.1	1.4	0.7	0.8	(1.0)	3.2
Income tax	—	(0.2)	(0.2)	—	—	(0.3)
Profit for the period	5.1	1.2	0.5	0.8	(1.0)	2.9
Total comprehensive income (100%)	7.0	0.1	0.5	0.8	(1.0)	2.9

Group’s share of total comprehensive income	2.9	—	0.3	0.4	(0.5)	1.0	(0.8)

Dividends received by subsidiary of the Company	—	0.9	0.2	—	—	1.1	0.8

	31/12/2020	31/12/2020	31/12/2020	31/12/2020	31/12/2020	31/12/2020	31/12/2020
Non-current assets	58.9	26.8	10.6	10.9	4.1	8.9
Current assets	4.2	19.2	8.9	1.9	0.6	8.2
of which cash and cash equivalents	2.6	17.4	7.6	1.2	0.6	6.3
Non-current liabilities	(0.1)	(2.0)	(9.4)	(4.4)	(1.0)	(0.6)
of which financial liabilities (excluding trade payables)	(0.1)	(2.0)	(0.5)	—	—	—
Current liabilities	(1.0)	(7.8)	(6.3)	(3.0)	(4.6)	(3.6)
of which financial liabilities (excluding trade payables)	—	(0.6)	—	—	—	—

Net assets (100%)	62.0	36.2	3.8	5.4	(0.9)	12.9
CASAG’s ownership	42.00%	28.76%	50.00%	50.00%	50.00%	35.00%
Group’s share	26.0	10.4	1.9	2.7	(0.5)	4.5

Goodwill and carrying value licence right	0.3	9.1	17.0	7.2	9.8	11.9
Retained earnings attributable to the majority shareholders	n/a	n/a	n/a	n/a	n/a	(1.2)

Carrying amount of interest in associate/joint venture	26.3	19.5	18.9	9.9	9.3	15.2	6.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

	Reef Casino Trust	Casino Lugano S.A.	Casinos Austria International (Cairns) Pty Ltd.	Casino Copenhagen K/S	Casino Vesterport Copenhagen K/S	Casinos Austria International Mazedonia d.o.o.	Other individually insignificant	Total
CASAG’s ownership	42.00%	28.76%	50.00%	50.00%	50.00%	35.00%	n/m	n/m
Carrying value of equity method investee as of 31/12/2020	26.3	19.5	18.9	9.9	9.3	15.2	6.5	105.6
Group´s share of profit for the period	3.4	(2.0)	0.5	—	(0.1)	2.7	0.5	5.0
Group´s share of other comprehensive income	0.5	0.8	—	—	—	(0.1)	0.3	1.5
Dividends received by subsidiary of the Company	(0.7)	(0.3)	(0.6)	—	—	(1.7)	(1.0)	(4.3)
Dividend received by the joint ventures	(1.7)	—	—	—	—	—	1.7	—
Reclassification to FVOCI	—	—	—	—	—	—	(4.0)	(4.0)
Carrying value of equity method investee as of 31/12/2021	27.8	18.0	18.8	9.9	9.2	16.1	4.1	103.9

	Reef Casino Trust	Casino Lugano S.A.	Casinos Austria International (Cairns) Pty Ltd.	Casino Copenhagen K/S	Casino Vesterport Copenhagen K/S	Casinos Austria International Mazedonia d.o.o.	Other individually insignificant	Total
CASAG’s ownership	42.00%	28.76%	50.00%	50.00%	50.00%	35.00%	n/m	n/m
Carrying value of equity method investee as of 31/12/2019	—	—	—	—	—	—	—	—
Business combination	23.4	20.4	18.8	9.5	9.8	15.3	23.4	120.6
Group´s share of profit for the period	2.1	0.3	0.3	0.4	(0.5)	1.0	(0.4)	3.2
Group´s share of other comprehensive income	0.8	(0.3)	—	—	—	—	(0.4)	0.1
Dividends received by subsidiary of the Company	—	(0.9)	(0.2)	—	—	(1.1)	(0.7)	(2.9)
Capital injection	—	—	—	—	—	—	0.8	0.8
Reclassification to FVOCI	—	—	—	—	—	—	(16.2)	(16.2)
Carrying value of equity method investee as of 31/12/2020	26.3	19.5	18.9	9.9	9.3	15.2	6.5	105.6

Based on the provisions of a change of control clause, the Group reclassified in 2020 its investment in Grand Casino Kursaal Bern AG from the equity method investee to non-current “Financial assets at fair value through other comprehensive income (“FVOCI”). The investment is categorised as Level 3 in the fair value hierarchy.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(d) Casinos Austria AG, CLS Beteiligungs GmbH & LTB Beteiligungs GmbH (up to 26 June 2020)

On 26 June 2020, the Group acquired an additional share of 17.19% in CASAG. As a result of this transaction the Group obtained the controlling interest and the company and its subsidiaries started to be fully consolidated (see Note 2.3).

The following tables show CASAG’s contribution to the Group only for the period during which CASAG was an equity method investee:

CASAG	For the period ended 26/06/2020	For the year ended 31/12/2019
Effective ownership by SAZKA Group a.s.	38.29%	38.16%

Revenue from gaming activities (“GGR”)	504.4	1,245.9
Profit from operating activities	32.7	152.6
Profit for the period	24.1	112.0
of which attributable to shareholders of the equity method investee	11.1	88.0
Total comprehensive income (100%)	34.30	101.2
of which attributable to shareholders of the equity method investee	20.9	78.5

Group’s share of total comprehensive income	8.0	30.1

Dividends received by subsidiary of the Company	—	5.7

Through its 100% subsidiary CAME Holding GmbH, the Group holds 66.67% of the shares of CLS Beteiligungs GmbH (“CLS”) and LTB Beteiligungs GmbH (“LTB”). Neither entity engages in any effective activity except holding of indirect interests in Österreichische Lotterien GmbH subgroup (“Austrian Lotteries”). CLS and LTB are equity method investees based on arrangements in the companies’ Articles of Association.

LTB and CLS each hold 27.08% of the shares of Lotto-Toto-Holding GmbH (“LTH”), which holds 26.17% of shares in Austrian Lotteries. The Group’s effective interest in Austrian Lotteries through CLS and LTB is 9.45%.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Following the consolidation of CASAG, which includes Austrian Lotteries, from 26 June 2020 (see Note 2.3, Note 4.a) the value of the Group’s investment in Austrian Lotteries through the equity method is eliminated in consolidation. As of 26 June 2020, the carrying amount of interest in equity method investee CLS was considered as approximate to fair value of €42.6 million.

CLS Beteiligungs GmbH	For the period ended 26/06/2020	For the year ended 31/12/2019
Profit for the period	3.3	6.5
of which share of profit of equity method investee Austrian Lotteries	3.3	6.5
Share of OCI of equity method investee Austrian Lotteries	0.2	(0.4)
Total comprehensive income (100%)	3.5	6.1

Group’s share of total comprehensive income (66.67%)	2.3	4.1

Dividends received by subsidiary of the Company	—	6.9

LTB Beteiligungs GmbH	For the period ended 26/06/2020	For the period ended 31/12/2019
Profit for the period	3.3	6.5
of which share of profit of equity method investee Austrian Lotteries	3.3	6.5
Share of OCI of equity method investee Austrian Lotteries	0.2	(0.4)
Total comprehensive income (100%)	3.5	6.1

Group’s share of total comprehensive income (66.67%)	2.4	4.1

Dividends received by subsidiary of the Company	—	6.9

20. Trade and other receivables

“Non-current trade and other receivables” comprises advances and deposits provided that are due more than 12 months after the reporting date.

	31/12/2021	31/12/2020
Non-current trade and other receivables	76.1	58.1

Non-current receivables - financial	8.3	12.9

Receivables from agents	2.1	7.2
Loans provided	2.4	3.1
Other receivables - financial	3.8	2.6

Non-current receivables - other	67.8	45.2

Accrued receivable related to extension of concession	49.8	22.7
Prepaid services from VLT vendors	16.1	19.6
Advances for pension benefits	0.2	0.2
Other receivables	1.7	2.7

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

“Accrued receivable related to extension of concession” represents the present value of additional consideration relating to the 10-year extension of OPAP’s lottery and betting concession. Each year up to the expiration of the extension (October 2030) additional consideration due will be calculated based on the concession agreement, which will result into an additional payment to or receipt from the Greek State. The additional payment or refund is due in a lump sum in 2030. (see Note 3.f iii.).

	31/12/2021	31/12/2020
Current trade and other receivables	268.4	224.9

Current receivables - financial	226.0	177.7

Receivables from agents	142.4	129.8
Trade receivables	11.9	9.8
Receivable from arbitration	15.9	—
Loans provided	3.9	4.7
Other receivables - financial	51.9	33.4

Current receivables - other	42.4	47.2

Receivables from VAT and other taxes	7.8	14.3
Prepaid expenses	29.3	25.4
Prepaid services from VLT vendors	3.4	3.4
Other receivables	1.9	4.1

“Receivables from agents” are collected on a weekly basis in the Czech Republic and Austria or twice a week in Greece and Cyprus. Agents must deposit cash, which can be set off against receivable from the agent, to the Group’s bank accounts. These deposits are recognised in “Guarantee deposits from lottery agents” (see Note 28). The Group also uses direct debit to transfer money from agents’ bank accounts to the Group’s bank accounts.

“Receivables from arbitration” represents the fair value of the compensation awarded to Casinos Austria International Holding GmbH Limited (see Note 8).

Current “Prepaid expenses” mainly comprise prepaid consultancy fees and prepaid software licence and maintenance fees.

Current “Trade receivables” comprise mainly trade receivables related to non-gaming activities of €11.4 million (31 December 2020: €5.0 million).

The disclosures for expected credit losses of “Trade and other receivables” are presented in Note 33.a.

21. Other financial assets

	31/12/2021	31/12/2020
Other non-current financial assets	191.7	199.6

Financial assets at fair value through profit or loss (“FVTPL”)	172.0	180.3
Financial assets at fair value through other comprehensive income (“FVOCI”)	12.2	11.9
Restricted cash	7.5	7.4

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Non-current “Financial assets at fair value through profit or loss (“FVTPL”) primarily comprise CASAG’s investments in externally managed funds of €168.5 million (31 December 2020: €169.1 million).

The investments are categorised to Level 2 in the fair value hierarchy and valued based on the net asset value of the fund.

	31/12/2021	31/12/2020
Non-current financial assets at fair value through profit or loss (“FVTPL”)	172.0	180.3

Managed by Raiffeisen Capital Management	32.4	31.6
Managed by Erste Asset Management	30.0	30.4
Managed by Amundi, Fund 1	33.0	33.7
Managed by Amundi, Fund 2	20.0	20.2
Managed by Amundi, Fund 3	16.7	16.7
Managed by Bankhaus Schelhammer Schattera	36.1	36.1
Other	3.8	11.6

Non-current “Financial assets at fair value through other comprehensive income (“FVOCI”) comprises investment in equity securities categorised to Level 3 in the fair value hierarchy.

Non-current “Restricted cash” represents deposits on bank accounts relating to the legal obligation for gaming licences in Belgium and the Czech Republic.

	31/12/2021	31/12/2020
Other current financial assets	223.5	43.3

Financial assets at fair value through profit or loss (FVTPL)	120.0	38.6
Fixed-term deposits (over 90 days)	3.6	4.6
Restricted cash	—	0.1
Receivables under a cash pooling agreement	99.9	—

Current “Financial assets at fair value through profit or loss (FVTPL)” mainly represents deposits in money market funds, of which €29.5 million are related to Austrian Lotteries’ participation in the game “EuroMillions”. The investments are categorised to Level 1 in the fair value hierarchy.

Current “Restricted cash” represents cash reserved and restricted for payment of interest which will be incurred and paid in the next 12 months on certain debt facilities.

Current “Receivables under a cash pooling agreement” represents a short-term deposit with a related party. Because the deposit is not repayable on demand, the Group does account for the receivable under cash and cash equivalents, but within other financial assets. The disclosures for fair value hierarchy of “Other financial assets” are presented in Note 33.f.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Restricted cash movements are follows:

Balance at 1/1/2019	15.9

Cash flows
Change in balances of restricted cash accounts	7.1
Non-cash changes
Change in classification of cash as restricted	(12.2)
Effect of currency translation	0.2

Balance at 31/12/2019	11.0

Balance at 1/1/2020	11.0

Cash flows
Change in balances of restricted cash accounts	(8.7)
Non-cash changes
Business combinations	5.3
Effect of currency translation	(0.1)

Balance at 31/12/2020	7.5

Balance at 1/1/2021	7.5

Cash flows
Change in balances of restricted cash accounts	(0.1)
Non-cash changes
Effect of currency translation	0.1

Balance at 31/12/2021	7.5

22. Cash and cash equivalents

	31/12/2021	31/12/2020
Cash and cash equivalents	1,366.3	872.2

Bank accounts	658.0	549.6
Fixed-term deposits	669.1	300.6
Cash in hand	39.2	22.0

Two SAZKA Group a.s. bank accounts were pledged as a collateral for borrowings. The balance on the pledged accounts was €3.0 million as of 31 December 2021 (€nil million as of 31 December 2020).

23. Equity

Share capital and Capital contributions and other reserves

Prior to the capital reorganisation described in Note 1 the share capital of SAZKA Entertainment AG consisted of 10,000,000 authorised and outstanding common shares with par value of CHF 0.01 each, all of which were fully paid in. All shares have the same rights and no restrictions.

On 17 March 2021, KKCG AG, the sole shareholder of SAZKA Entertainment AG, contributed 100% shares of SAZKA Group a.s., with a book value of €968.2 million, in exchange for issuance of 10,000 authorised and

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

outstanding common shares with par value of CHF 0.01 each. As a result of this transaction, capital contribution reserves increased by €968.2 million.

All shares have the same rights and no restrictions.

Following the capital reorganisation, the previously presented share capital (€0.1 million) and capital contribution of SAZKA Group a.s. (€50.9 million) were replaced by the share capital (€0.1 million) and the capital contributions of the SAZKA Entertainment AG (€968.2 million), as the economic successor company, with the resulting difference recorded in Retained Earnings. Other elements of the consolidated equity previously presented in the consolidated financial statements of SAZKA Group a.s. (currency translation reserve, revaluation reserve and other reserves) remained unchanged. The effect is presented in the consolidated statement of changes in equity in the line “Effect of capital reorganisation”.

Before reorganization SAZKA Entertainment had no material assets and liabilities.

	Share capital	Capital contributions and other reserves	Revaluation reserve	Currency translation reserve	Hedging reserve	Retained earnings	Total equity attributable to owners of the Company	Non -controlling interest	Total equity
Equity of the Group before the capital reorganisation	0.1	50.9	(2.6)	(1.2)	(2.2)	342.2	387.2	1,124.8	1,512.0

Transfer of share capital (20 shares with nominal value of CZK 100,000 per share) and capital contribution of SAZKA Group a.s.	(0.1)	(50.9)	—	—	—	51.0	—	—	—

Share capital (10,010,000 shares with nominal value of CHF 0.01 each) and capital contribution of SAZKA Entertainment AG	0.1	968.2	—	—	—	(968.3)	—	—	—

Effect of capital reorganisation	—	917.3	—	—	—	(917.3)	—	—	—

Equity of the Group after the capital reorganisation	0.1	968.2	(2.6)	(1.2)	(2.2)	(575.1)	387.2	1,124.8	1,512.0

Capital contributions and other reserves

Capital contributions represents distributable capital funds of the Company and other reserves from share of other comprehensive income of equity method investees.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Revaluation reserve

Revaluation reserve represents accumulated fair value revaluation of investments through other comprehensive income.

Currency translation reserve

Currency translation reserve represents accumulated translation of the financial statements of subsidiaries whose functional currency of subsidiary is not Euro (€) to the presentation currency (Euro (€)).

Hedging reserve

Hedging reserve represents the accumulated effect of revaluation of cash flow hedging derivatives to fair value.

Distribution and dividends to parent

On 21 May 2021, the Company declared a dividend of €200.0 million to KKCG AG (approx. €20.0 per share). The dividend was set-off against an intragroup loan, see Note 34. In November 2020, the predecessor company, SAZKA Group a.s., paid a dividend to KKCG AG in the amount of €150.0 million. In July 2019, SAZKA Group a.s. distributed the amount of €420.6 million from Capital contributions. Further, in 2019, Sazka Group a.s. paid a dividend to KKCG AG in the amount of €149.1 million.

24. Preferred shares

On 26 March 2021, Primrose Holdings (Lux) S.a.r.L. (an entity owned by funds advised by Apollo Management), subscribed for 1,409,859 preferred shares with par value of CHF 0.01 each. The preferred shares represent an investment amount of €500 million, issued at a €5 million discount, therefore net cash proceeds (before transaction costs) for the Company were €495 million.

The preferred shares are registered as equity instruments under the Swiss commercial law and the Company paid €5.0 million of stamp duty tax in connection with the transaction. The proceeds from the issue have been credited as other capital contributions of the Company in the Swiss statutory books. Preferred shares give the holder the right to a 6% preferred dividend (declaration of preferred dividend is not discretionary) on the investment amount (payable semi-annually) and right to ordinary dividends (declaration of ordinary dividends is discretionary). The preferred shares constitute 12.35% of the Company’s share capital and do not have any voting rights other than under corporate law. Subject to customary reserved matters, Primrose Holdings (Lux) S.a.r.l. has contractually agreed that, when exercising any voting rights, it will undertake to vote in the manner required by SAZKA Entertainment or KKCG (save where such voting would be contrary to applicable corporate law or generally accepted corporate governance principles). Preferred shares have various other rights defined by the Investment Agreement, which are considered minority shareholder protective rights.

The preferred shares have no maturity. The preferred shares can be redeemed by the Company in cash at any point in time, at a premium defined in the Investment Agreement. The premium (or “repurchase amount”) is variable based on the time from the beginning of the investment and equity value of the Company as defined in the Investment Agreement under which the subscription took place. Preferred shares can also be settled in the Company’s own ordinary shares in the case that the Company undergoes an IPO. The conversion ratio will be, similarly to the repurchase premium, variable based on time from the beginning of the investment and the equity value of the Company in the IPO.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Accounting treatment – initial recognition

Under IFRS, the preferred shares are a financial liability carried at amortised cost. Effective interest rate of the instrument is a significant accounting estimate determined by management based on analysis of probability-weighted estimated future settlement scenarios and assigned probabilities of potential exit scenarios (IPO vs cash repurchase) in future years based on the strategic outlook of the Group. The management used the following key inputs and assumptions:

•	5-year business forecast;

•	2% growth used in the valuation model after the end of period for which an explicit forecast is prepared (5 years);

•	Assumption that exit through IPO is more likely than cash repurchase;

•	Assumption that the exit will most likely happen in the mid-term time horizon (2-4 years).

Based on above, management estimated the effective interest rate of the instrument at 21.26%. The effective interest rate is subject to significant estimation uncertainty, depending on assumptions about future business performance and management plans regarding timing and means of exit. Management has analysed possible ranges of outcome and determined that meaningful changes in input parameters would result in effective interest rates between 18% and 23%.

The Group recognised the instrument initially at €490 million, net of transaction costs. Going forward, the instrument will accrue an effective interest at a rate of 21.26% on the carrying value. Note that this rate does not represent cash interest payments but represents a measurement of the instrument’s overall rate of return under the various exit scenarios described above.

Accounting treatment – subsequent measurement

As of 31 December 2021, the Company was actively working on a potential US listing via merger with Cohn Robbins Holdings Corp., a special purpose acquisition company (SPAC). Based on the business combination agreement, a newly established Swiss holding company Allwyn Entertainment AG, which would become the sole owner of SAZKA Entertainment AG, would become a public company listed on the New York Stock Exchange.

In connection with, and conditional upon, the completion of the US listing, the Company and Allwyn Entertainment AG signed an agreement with Primrose Holdings (Lux) S.a.r.L., based on which Allwyn Entertainment AG will purchase all preferred shares held by Primrose Holding (Lux) S.a.r.l. for a total consideration of €645 million plus any unpaid accrued preferred dividend less any paid extraordinary dividend. After the transaction, Allwyn Entertainment AG will own all ordinary and preferred shares of the Company.

The Company considers this transaction as the single most probable scenario and consequently recorded an adjustment to the carrying amount of the financial liability, which represents the present value of estimated future outflows of economic benefits (the expected value upon conversion) under this scenario, discounted by the instrument’s original effective interest rate of 21.26% p.a.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The table below show movement in the carrying value of the instrument during the period.

Opening balance at 26/03/2021		490.0
Interest expense	14	81.1
Preferred dividend – paid		(15.0)
Adjustment to the carrying value of preferred shares	14	51.2

Closing balance at 31/12/2021		607.3

25. Non-controlling interests (“NCI”)

For the period ended 31 December 2021

As of 31 December 2021 the Group held a 40.37% effective interest in OPAP and a 34.11% effective interest in OPAP’s subsidiary Stoiximan, creating a 59.63% non-controlling interest in the net assets of OPAP and a 65.89% non-controlling interest in the net assets of Stoiximan. The table below presents NCI in the net assets of Stoiximan and separately the NCI in the remaining net assets of OPAP.

The Group recognised individually immaterial non-controlling interests from OPAP’s shareholdings in Hellenic Lotteries S.A. (NCI of 16.50%) and Neurosoft S.A. (NCI of 32.28%).

Additionally, the Group recognised a 20.77% non-controlling interest in the remaining net assets (excluding OPAP) of SAZKA Delta, the holding structure through which the Group holds an indirect interest in OPAP.

For a detailed description of the ownership structure of OPAP and an overview of purchases of NCI see Note 2.3.

As of 31 December 2021, the Group held a 59.70% effective interest in CASAG and a 53.52% effective interest in CASAG’s subsidiary Austrian Lotteries, creating a 40.30% non-controlling interest in the net assets of CASAG and a 46.48% non-controlling interest in the net assets of Austrian Lotteries. The table below presents a full NCI in the net assets of Austrian Lotteries and separately the NCI in the remaining net assets of CASAG. For a detailed description of the ownership structure of CASAG and Austrian Lotteries see Note 2.3

Additionally, the Group recognised individually immaterial non-controlling interests from CASAG’s shareholding in Casino Sopron Kft (NCI of 45%), CAI Hungary Kft (NCI of 45%) and CCB Congress Center Baden Betriebsgesellschaft mbH (NCI of 11%).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

A reconciliation of non-controlling interest is presented in the tables below:

31/12/2021	Austrian Lotteries	CASAG subgroup (excl. Austrian Lotteries)	Stoiximan	OPAP subgroup (exl. Stoiximan)	SAZKA Delta (excl. OPAP and Stoiximan)	Others (individually immaterial)	Total
Non-controlling interest percentage	46.48%	40.30%	65.89%	59.63%	20.77%

Non-current assets	784.2	363.4	250.7	2,166.8	—
Current assets	292.7	215.8	101.6	905.9	14.3
Non-current liabilities	(59.5)	(403.0)	(88.1)	(1,252.9)	(2.3)
Current liabilities	(411.2)	(46.4)	(58.3)	(513.0)	(186.9)
Net assets	606.2	129.8	205.9	1,306.8	(174.9)
Subgroup’s non-controlling interest	8.6	7.8	—	6.6	—
Net assets attributable to the Group	597.6	122.0	205.9	1,300.2	(174.9)

Non-controlling interest calculation	277.8	49.2	135.7	775.3	(36.3)	0.3

Subgroup’s non-controlling interest entering consolidation	8.6	7.8	—	6.6	—	—

Carrying amount of non-controlling interest	286.4	57.0	135.7	781.9	(36.3)	0.3	1,225.0

2021	Austrian Lotteries	CASAG subgroup (excl. Austrian Lotteries)	Stoiximan	OPAP subgroup (exl. Stoiximan)	SAZKA Delta (excl. OPAP)	Total
Non-controlling interest percentage	46.48%	40.30%	65.89%	59.63%	20.77%

Revenue from gaming activities (“GGR”)	923.3	215.8	345.4	1,164.1	—
Profit/(loss) for the year	107.5	8.3	39.0	243.6	7.4
Other comprehensive income	3.5	(0.8)	—	1.0	(0.5)
Total comprehensive income	111.0	7.5	39.0	244.6	6.9

Profit allocated to non-controlling interest	50.0	3.4	27.1	149.8 (2)	1.2 (2)

OCI allocated to non-controlling interest	1.6	(0.3)	—	0.6 (2)	(0.1)

Share of profit of subgroup’s non-controlling interest entering consolidation	2.5	0.6	—	(4.6)	—
Share of other comprehensive income of sub-group’s non-controlling interest entering consolidation	—	0.1	—	—	—

Total comprehensive income attributable to non-controlling interest	54.1	3.8	27.1	145.8	1.1	231.9

Net cash from operating activities	101.9	70.1	46.6	446.8	(4.4)
Net cash from investing activities	(18.0)	(77.3)	(5.0)	(34.1)	20.5
Net cash from financing activities	(66.7)	(3.7)	(26.3)	(74.5)	(7.4)

Net inflow (+) / outflow (-) of cash and cash equivalents for the year	17.2	(10.9)	15.3	338.2	8.7	368.5

Dividends declared to NCI (1)	16.5	—	4.1	120.0	4.6	145.2

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(1)

OPAP S.A. provides shareholders the option of receiving dividends as cash or OPAP S.A. shares via a scrip dividend programme. The Group elected to receive its dividends as OPAP S.A. shares (see Note 2.3). In the consolidated statement of changes in equity, the row “Effect of change in ownership due to scrip dividend programme” reflects the issuance of these shares at a price above their book value per share.

Total dividend declared to non-controlling interest was €145.2 million including withholding tax, consisting of dividend paid to non-controlling interest of €145.0 million (of which €110.8 million was paid in cash and €34.2 million was settled by issuance of new OPAP S.A. shares) and unpaid dividend to non-controlling interest of €0.2 million.

(2)

Profit and OCI allocated to non-controlling interest do not mathematically agree to profit and OCI multiplied by non-controlling interest percentage due to the changes of interest percentage during the year.

For the period ended 31 December 2020

As of 31 December 2020, the Group held a 36.10% effective interest in OPAP, creating a 63.90% non-controlling interest in the net assets of OPAP, plus additional individually immaterial non-controlling interests from OPAP’s shareholdings in Hellenic Lotteries S.A. (NCI of 16.50%), Neurosoft S.A. (NCI of 32.28%) and Stoiximan (NCI of 15.51%).

Additionally, the Group recognised a 21.36% non-controlling interest share in the remaining net assets (excluding OPAP) of SAZKA Delta, the holding structure through which the Group holds an indirect interest in OPAP.

For a detailed description of the ownership structure of OPAP and an overview of purchases of NCI see Note 2.3.

As of 31 December 2020, the Group held a 59.80% effective interest in CASAG and a 53.60% effective interest in CASAG’s subsidiary Austrian Lotteries, creating a 40.20% non-controlling interest in the net assets of CASAG and a 46.40% non-controlling interest in the net assets of Austrian Lotteries. The table below presents a full NCI in the net assets of Austrian Lotteries and separately the NCI in the remaining net assets of CASAG. For a detailed description of the ownership structure of CASAG and Austrian Lotteries see Note 2.3.

Additionally, the Group recognised individually immaterial non-controlling interests from CASAG’s shareholding in Casino Sopron Kft (NCI of 45%), CAI Hungary Kft (NCI of 45%) and CCB Congress Center Baden Betriebsgesellschaft mbH (NCI of 11%).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

A reconciliation of non-controlling interest is presented in the tables below:

31/12/2020	Austrian Lotteries	CASAG subgroup (excl. Austrian Lotteries)	OPAP subgroup	SAZKA Delta (excl. OPAP)	Total
Non-controlling interest percentage	46.40%	40.20%	63.90%	21.36%

Non-current assets	835.1	384.0	2,529.0	—
Current assets	170.1	235.6	629.1	5.7
Non-current liabilities	(66.6)	(461.6)	(1,462.7)	(186.4)
Current liabilities	(375.4)	(81.2)	(365.7)	(4.8)
Net assets	563.2	76.8	1,329.7	(185.5)
Subgroup’s non-controlling interest	3.7	9.3	41.2	—
Net assets attributable to the Group	559.5	67.5	1,288.5	(185.5)

Non-controlling interest calculation	259.6	27.2	823.4	(39.6)

Subgroup’s non-controlling interest entering consolidation	3.7	9.3	41.2	—

Carrying amount of non-controlling interest	263.3	36.5	864.6	(39.6)	1,124.8

2020	Austrian Lotteries	CASAG subgroup (excl. Austrian Lotteries)	OPAP subgroup		SAZKA Delta (excl. OPAP)		Total
Non-controlling interest percentage	46.40%	40.20%	63.90%		21.36%

Revenue from gaming activities (“GGR”)	451.8	121.3	1,129.7		—
Profit/(loss) for the year	47.5	(55.9)	215.4		(8.4)
Other comprehensive income	(2.9)	(9.8)	(0.3)		0.1
Total comprehensive income	44.6	(65.7)	215.1		(8.3)

Profit allocated to non-controlling interest	22.0	(22.5)	139.3	(2)	(2.0	) (2)

OCI allocated to non-controlling interest	(1.3)	(3.9)	(0.3	) (2)	—

Share of profit of subgroup’s non-controlling interest entering consolidation	—	0.9	(6.1)		—

Total comprehensive income attributable to non-controlling interest	20.7	(25.5)	132.9		(2.0)		126.1

Net cash from operating activities	9.6	(56.2)	186.4		8.8
Net cash from investing activities	58.1	(11.2)	(78.5)		(24.2)
Net cash from financing activities	(100.0)	47.6	(234.8)		10.9

Net inflow (+) / outflow (-) of cash and cash equivalents for the year	(32.3)	(19.8)	(126.9)		(4.5)		(183.5)

Dividends declared to NCI (1)	16.7	—	248.3		—		265.0

(1)

OPAP S.A. provides shareholders the option of receiving dividends as cash or OPAP S.A. shares via a scrip dividend programme. The Group elected to receive its dividends as OPAP S.A. shares (see Note 2.3). In the consolidated statement of changes in equity, the row “Effect of change in ownership due to scrip dividend programme” reflects the issuance of these shares at a price above their book value per share.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Total dividend declared to non-controlling interest was €265.0 million including withholding tax, consisting of dividend paid to non-controlling interest of €264.3 million (of which €226.6 million was paid in cash and €37.7 million was settled by issuance of new OPAP S.A. shares) and unpaid dividend to non-controlling interest of €0.7 million.

(2)

Profit and OCI allocated to non-controlling interest do not mathematically agree to profit and OCI multiplied by non-controlling interest percentage due to the changes of interest percentage during the year.

For the period ended 31 December 2019

As of and for the period ended 31 December 2019, the Group held a 31.99% effective interest in OPAP, creating 68.01% non-controlling interest in the net assets of OPAP, plus additional individually immaterial non-controlling interests from OPAP’s shareholdings in Hellenic Lotteries S.A. (NCI of 16.50%) and Neurosoft S.A. (NCI of 32.28%).

Additionally, the Group recognised a 24.52% NCI share of the remaining net assets (excluding OPAP) of SAZKA Delta, the holding structure through which the Group holds an indirect interest in OPAP.

A reconciliation of income attributable to non-controlling interest is presented in the tables below:

	Continuing operations				Discontinued operations
2019	OPAP subgroup		SAZKA Delta (excl. OPAP)		Croatian subgroup	Other (individually immaterial)	Total
Non-controlling interest percentage	68.01%		24.52%		33.00%

Revenue from gaming activities (“GGR”)	1,619.9		—		47.2
Profit/ (loss) for the year	239.6		(17.0)		18.7
Other comprehensive income	(1.1)		—		—
Total comprehensive income	238.5		(17.0)		18.7

Profit allocated to non-controlling interest	174.2	(2)	(4.5	)(2)	6.2	0.1

OCI allocated to non-controlling interest	(0.9	)(2)	—		—	—

Share of profit of subgroup’s non-controlling interest entering consolidation	(0.3)		—		—

Total comprehensive income attributable to non-controlling interest	173.0	(2)	(4.5	)(2)	6.2	0.1	174.8

Net cash from operating activities	279.3		(34.5)		18.2
Cash flows used in investing activities	(49.0)		24.8		(0.2)
Net cash from financing activities	221.5		(0.5)		(31.8)

Net inflow (+) / outflow (-) of cash and cash equivalents for the year	451.8		(10.2)		(13.8)		427.8

Dividends declared to NCI(1)	(130.4)		(24.7)		(10.8)	—	(165.9)

(1)

OPAP S.A. provides shareholders the option of receiving dividends as cash or OPAP S.A. shares via a scrip dividend programme. The Group elected to receive the dividends as cash. In the consolidated statement of

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

changes in equity, the row “Effect of change in ownership due to scrip dividend programme” reflects the issuance of these shares at a price above their book value per share.

Total dividend declared to non-controlling interest was €165.9 million including withholding tax, comprising dividend paid to non-controlling interest of OPAP S.A. of €165.9 million, of which €140.8 million was paid in cash and €25.1 million was settled by issuance of new OPAP S.A. shares.

(2)

Profit and OCI allocated to non-controlling interest do not mathematically agree to profit and OCI multiplied by non-controlling interest percentage due to the changes of interest percentage during the year.

26.	Loans and borrowings

	31/12/2021	31/12/2020
Non-current loans and borrowings	2,259.5	2,533.3

Bank loans	1,230.7	1,321.7
Bonds	1,028.8	1,211.6

	31/12/2021	31/12/2020
Current loans and borrowings	433.4	129.0

Short-term bonds	199.4	10.3
Current portion of long-term bank loans including accrued interest	171.0	99.3
Short-term bank loans and borrowings	50.8	0.5
Accrued interest on bonds	10.0	18.6
Overdrafts	2.2	0.3

Reconciliation of movements of short-term and long-term loans and borrowings to cash flow:

	2021	2020	2019
Balance at 1 January	2,662.3	2,351.9	1,755.3

Cash flows	—
Loans and borrowings received	572.9	1,424.9	1,087.2
Repayment of loans and borrowings	(564.9)	(1,286.6)	(423.8)
Accrued interest for previous year paid *	(12.9)	(10.8)	(4.3)
Non-cash changes	—
Business combinations	—	184.1	—
Disposal of subsidiaries	—	—	(85.1)
Accrued unpaid interest	15.0	12.1	11.8
Non-cash settlement	9.3	(0.9)	3.7
Effect of FX differences	11.2	(12.4)	7.1

Balance at 31 December	2,692.9	2,662.3	2,351.9

*	Included in “Interest paid” in “Net cash generated from operating activities”.

For the reconciliation of movements of “Lease liabilities” to cash flows see Note 27.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Debt instruments

Borrower/Issuer	Note		Currency	Principal amount in millions of EUR 31/12/2021	Maturity	Interest rate	Book value 31/12/2021	Book value 31/12/2020
Loans and borrowings							1,452.5	1,421.5

Casinos Austria (Swiss) AG			CHF	1.7	2024	Fixed	1.7	1.6
Casinos Austria (Swiss) AG			CHF	0.5	2021	Fixed	0.5	0.5
Casinos Austria AG			EUR	150.0	2026	EURIBOR + margin*	121.0	132.2
Hellenic Lotteries S.A.	(a	)	EUR	—	2023	Fixed	—	50.2
Hellenic Lotteries S.A.	(b	)	EUR	50.0	2024	EURIBOR + margin*	50	—
Neurosoft S.A.			EUR	0.4	2025	EURIBOR + margin*	0.4	0.5
OPAP S.A.	(c	)	EUR	—	2024	EURIBOR + margin*	—	298.3
OPAP S.A.			EUR	250.0	2023	Fixed	248.6	247.2
OPAP S.A.			EUR	100.0	2023	EURIBOR + margin*	97.8	96.6
OPAP S.A.			EUR	50.0	2022	EURIBOR + margin*	50.3	50.2
OPAP S.A.	(d	)	EUR	100.0	2024	EURIBOR + margin*	99.4	—
OPAP S.A.	(e	)	EUR	—	2024	Fixed	—	100.6
OPAP S.A.	(f	)	EUR	300.0	2027	Fixed	300.3	—
SAZKA Group Financing (Czech Republic) a.s.	(g	)	EUR	485.0	2024	EURIBOR + margin*	482.5	443.6

Borrower/Issuer	Note		Currency	Principal amount in millions of EUR 31/12/2021	Maturity	Coupon	Book value 31/12/2021	Book value 31/12/2020
Bonds							1,238.2	1,240.5

Casinos Austria International Holding GmbH	(h	)	EUR	—	2021	4.75%	—	18.6
OPAP S.A.			EUR	200.0	2027	2.10%	197.6	197.1
SAZKA Group a.s. - CZK 6bn			CZK	241.4	2024	5.20%	242.1	228.4
SAZKA Group a.s. - EUR 300m			EUR	300.0	2027	3.88%	300.4	299.8
SAZKA Group a.s. - EUR 300m			EUR	300.0	2024	4.13%	298.7	298.1
SAZKA Group Financing a.s. - EUR 200m			EUR	200.0	2022	4.00%	199.4	198.5

Other							2.2	0.3

Total							2,692.9	2,662.3

*	Margin applicable to the outstanding loans and borrowings as of 31 December 2021 was in the range of 1.3% - 6.0% p.a.
(a)	On 1 November 2021, Hellenic Lotteries S.A. fully repaid this loan.
(b)	On 27 October 2021, Hellenic Lotteries S.A. signed a bank loan of €50.0 million.
(c)	On 11 November 2021, OPAP S.A. fully repaid this loan.
(d)	On 29 September 2021, OPAP S.A. drew a bank loan of €100.0 million.
(e)	On 29 September 2021, OPAP S.A. fully repaid this loan.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(f)	On 27 October 2021, OPAP S.A. drew a bank loan of €300.0 million.
(g)

In July 2021, SAZKA Group Financing (Czech Republic) a.s. made a scheduled amortisation of principal of €55.0 million. During the twelve months ended 31 December 2021 SAZKA Group Financing (Czech Republic) a.s. drew down €120.0 million and repaid €30.0 million under its revolving credit facility (“RCF”). The drawn balance of the RCF as of 31 December 2021 was €100.0 million and the remaining available capacity was €100.0 million.

(h)	On 24 November 2021, Casinos Austria International Holding GmbH fully repaid this bond.

The Group’s bank loans and bonds have certain financial covenants, including covenants based on the financial results of the consolidation group of the Company. Violation of these covenants can lead to immediate maturity of the debt. During the reporting period no breaches of covenants have occurred.

Collaterals and pledges

The following bonds and borrowings are collateralised pari passu:

•	Bonds issued on 12 December 2017 by SAZKA Group Financing a.s. of €200 million with maturity on 8 December 2022.

•	Bonds issued on 23 September 2019 by SAZKA Group a.s. of CZK 6,000 million (equivalent to €241.4 million) with maturity on 23 September 2024.

•	Bonds issued on 15 November 2019 by SAZKA Group a.s. of €300 million with maturity on 15 November 2024.

•	Bonds issued on 5 February 2020 by SAZKA Group a.s. of €300 million with maturity on 15 February 2027.

•	Bank loans drawn on 16 December 2020 by SAZKA Group Financing (Czech Republic) a.s. of €450 million (with additional capacity up to €640 million) with maturity on 31 July 2024.

The security is shared under the terms of an intercreditor agreement dated 16 December 2020. The following assets owned directly or indirectly by the Company are pledged:

•

Shares in companies: (i) SAZKA Czech a.s.; (ii) Italian Gaming Holding a.s.; (iii) SAZKA Austrian Gaming Holding a.s. (formerly Austrian Gaming Holding a.s.); (iv) SAZKA Group Financing (Czech Republic) a.s.; (v) Rubidium Holdings Limited; (vi) SAZKA a.s.; (vii) CAME Holding GmbH; (viii) Medial Beteiligungs GmbH; (ix) OPAP (shares held directly by SAZKA Group a.s.); (x) LottoItalia S.r.l.

•

Receivables: (i) from the bank account of SAZKA Group a.s. to which dividends of subsidiaries are distributed; (ii) from intragroup loans provided to SAZKA a.s., Italian Gaming Holding a.s. and CAME Holding GmbH; (iii) of SAZKA Group Financing (Czech Republic) a.s. from an intragroup loan provided to SAZKA Group a.s.

The collateral effectively (through ownership interests in consolidated entities) represents substantially all of the Group’s assets presented on the consolidated statement of financial position.

On 21 December 2020, SAZKA a.s. fully repaid a third-party loan. The related pledge agreement was terminated in December 2020.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

27.	Leases

This Note provides information for leases where the Group is lessee. For the amounts recognised as a right-of use asset see Note 18.

	2021	2020	2019
Lease liability balance as of 1 January	143.7	68.2	77.2

Business combinations	—	93.9	—
Disposal of subsidiaries	—	—	(7.7)
Payment of lease liability principle amount	(22.7)	(13.8)	(9.1)
New lease contracts and contract modifications	26.5	(4.2)	7.8
Effect of currency translation	1.5	(0.4)	—

Lease liability balance as of 31 December	149.0	143.7	68.2

Interest expense from leases that was paid (see Note 14)	(5.0)	(3.5)	(2.5)

Expense relating to short-term leases	(1.2)	(1.1)	(0.4)
Expense relating to leases of low-value assets	(0.8)	(1.6)	(0.8)
Expense relating to variable lease payments	(3.3)	(2.2)	(1.0)

Total expenses relating to leases not recognised as right of use assets according to practical expedients	(5.3)	(4.9)	(2.2)

Total cash outflow related to leases	(33.0)	(22.2)	(13.8)

“Total expenses relating to leases not recognised as right of use assets according to practical expedients” are presented as part of Materials, consumables and services as “Short-term, low value and variable lease expenses” (see Note 9).

For the reconciliation of movements of “Loans and borrowings” to cash flows see Note 26.

Material leases

The Group’s leases primarily relate to gaming halls, casinos and office space.

Lease payments for the Group’s Austrian casinos are in general adjusted according to the consumer price index. The net book value of lease liability of the Austrian casinos is €32.5 million.

Lease payments for the Group’s Austrian gaming halls are in general fixed. The net book value of lease liability of the Austrian gaming halls is €7.3 million.

Lease payments for the Group’s Greece and Cyprus gaming halls are adjusted according to the consumer price index. The vast majority of the leasing contracts are of three years’ duration and give to the Group the exclusive right to extend the terms up to nine years. Management assessed that renewal option will be exercised. The net book value of the Group’s Greece and Cyprus gaming halls is €18.7 million (31 December 2020: €22.7 million).

Lease payments for newly leased office space based in Czech Republic are in general adjusted according to the consumer price index. The net book value of the office space is €25.1 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Group leases Markopoulo Park where the headquarters of the Group’s subsidiary Horse Races Single -Member S.A. (formerly Horse Races S.A.) are located and where all the Greek horse racing activities of the latter take place. The duration of the lease is twenty years, expiring in 2036. The lease payments are fixed. The net book value of Markopoulo Park is €12.9 million (31 December 2020: €13.8 million).

Future variable lease payments

Certain leases are adjusted for variable lease payments that do not depend on an index or a rate. These variable lease payments are not included as a part of the lease liability at the lease commencement date. Variable lease payments are included in profit or loss when the event or condition that triggers the variability occurs.

Estimated future variable lease payments related to leases of gaming machines and gaming halls are €44.8 million over the respective lease periods.

Income from leases

The Group leases out certain non-residential premises and movable assets. In 2021 the Group recognised income from leases of €4.1 million (2020: €4.3 million; 2019: €4.5 million), which represents operating leases of assets currently not used by the Group; see Note 8.

	2021	2020
Income from leases in future periods	16.9	10.5

1 year	5.3	3.6
2 years	3.9	2.4
3 years	2.4	2.2
4 years	1.8	0.7
5 years	1.8	0.5
More than 5 years	1.7	1.1

The table below shows the carrying value of assets leased by the Group to counterparties as of 31 December:

	2021	2020
Carrying value	38.7	24.3

Buildings – right of use	20.9	22.7
Investment property	17.8	1.6

There were no significant acquisitions or disposals of Buildings – Right of use in 2021 and 2020. For information about the addition to Investment property refer to Note 18.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

28.	Trade and other payables

	31/12/2021	31/12/2020
Non-current trade and other payables	42.2	134.4

Non-current payables - financial	39.7	132.3

Gaming payables	18.6	15.3
Liabilities arising from unpaid winnings	18.6	15.3
Acquisition related payables	2.3	100.5
Contingent consideration for the purchase of interest in Stoiximan (see Note 4.b)	—	95.9
Deferred consideration for the purchase of interest in OPAP	2.3	4.6
Other	18.8	16.5
Deferred purchase price for intangible assets	15.1	15.6
Other payables	3.7	0.9

Non-current payables - other	2.5	2.1

Other	2.5	2.1
Deferred revenue	2.5	2.1

Non-current “Liabilities arising from unpaid winnings“ represents winnings from certain games which are paid out over an extended period.

“Deferred purchase price for intangible assets” represents a licence to operate gaming software in the Czech Republic. The licence will be repaid in monthly instalments until 2031.

	31/12/2021	31/12/2020
Current trade and other payables	881.6	745.2

Current payables - financial	624.7	539.7

Gaming payables	312.2	296.7
Liabilities arising from unpaid winnings	246.0	241.3
Players’ deposits	37.2	29.0
Guarantee deposits from lottery agents	29.0	26.4
Trade payables	135.7	102.8
Trade payables to suppliers	135.7	102.8
Acquisition related payables	120.7	63.1
Contingent consideration for the purchase of interest in Stoiximan (see Note 4.b)	114.3	32.4
Purchase price for additional interest in CASAG (Note 4.a)	—	24.3
Contingent consideration for the purchase of interest in CASAG (Note 4.a)	3.4	3.4
Deferred consideration for the purchase of interest in OPAP	3.0	3.0
Other	56.1	77.1
Dividends declared to NCI	0.2	—
Vouchers	20.7	21.4
Deferred purchase price for intangible assets	1.4	1.2
Other payables	33.8	54.5

Current payables - other	256.9	205.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

	31/12/2021	31/12/2020
Gaming payables	17.7	18.4
Prepaid stakes	17.7	18.4
Trade payables	2.9	2.7
Contract liabilities	2.2	2.2
Deferred revenues	0.7	0.5
Other	236.3	184.4
Gaming tax liabilities	133.7	118.8
Gaming tax liabilities - minimum contribution of Hellenic Lotteries S.A.	62.8	37.7
Payables to state (social and health insurance liabilities, other taxes)	39.8	27.9

Reconciliation of movements in contingent consideration for the purchase of interest in Stoiximan is as follows:

Contingent consideration for the purchase of interest in Stoiximan as of 31/12/2020	128.3
Payment in current period	(19.0)
Unwinding of discount recognised in interest expense	2.8
Change in fair value recognised in other operating expense	2.2
Contingent consideration for the purchase of interest in Stoiximan as of 31/12/2021	114.3

“Dividends declared to NCI” comprises dividends attributable to non-controlling interest (see Note 25).

“Gaming tax liabilities” are due when cash for stakes is accepted. Gaming tax is calculated as the tax base multiplied by a rate, which varies based on the type of game and country by country. The tax base is the amount staked less prizes paid.

“Gaming tax liabilities - minimum contribution of Hellenic Lotteries S.A.” represents the difference between the gaming taxes payable on Hellenic Lotteries S.A.’s applicable GGR and the minimum annual amount of €50 million, required according to Hellenic Lotteries S.A.’s concession agreement. The Group has not paid this amount on the basis that restrictions imposed due to COVID-19 which impacted actual GGR generation constitute force majeure (see Note 32).

The table below analyses trade and other payables according to their relationship to cash flows:

	31/12/2021	31/12/2020
Relates to operating cash flow (working capital)	805.9	722.9
Relates to investing cash flow	144.3	128.3
Relates to financing cash flow	3.6	28.4

As of 31 December 2021 and 31 December 2020 “Trade and other payables” were not secured.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

29.	Provisions

Provisions	Note	Litigation provision	Provision for jackpots and scratch cards	Other provisions	Total
Balance at 01/01/2020		8.1	8.2	0.4	16.7

Business combination	4	3.3	—	11.8	15.1
Additions		7.4	10.4	0.9	18.7
Utilisation		(3.8)	(7.8)	(1.3)	(12.9)
Release		(0.6)	—	(4.5)	(5.1)
Effect of currency translation		—	(0.2)	—	(0.2)

Balance at 31/12/2020		14.4	10.6	7.3	32.3

Balance at 01/01/2021		14.4	10.6	7.3	32.3

Additions		1.3	15.2	6.4	22.9
Utilisation		(0.9)	(10.7)	(3.4)	(15.0)
Release		(1.2)	—	(2.1)	(3.3)
Effect of currency translation		—	0.7	—	0.7

Balance at 31/12/2021		13.6	15.8	8.2	37.6

Provisions	Note	Litigation provision	Provision for jackpots and scratch cards	Other provisions	Total
thereof:
Non-current provisions		9.8	—	1.1	10.9
Current provisions		4.6	10.6	6.2	21.4

Balance at 31/12/2020		14.4	10.6	7.3	32.3

thereof:
Non-current provisions		9.2	—	1.0	10.2
Current provisions		4.4	15.8	7.2	27.4

Balance at 31/12/2021		13.6	15.8	8.2	37.6

“Litigation provision” includes a €6.0 million (31 December 2020: €5.5 million) provision related to a former agent’s claim against OPAP (see Note 32). The remaining portion comprises provisions for other individually immaterial litigations and related legal fees.

30.	Derivatives and hedging

Currency and interest rate derivatives are used only for economic hedging purposes. When hedge accounting requirements are fulfilled, derivatives are designated and recognised as “Hedging derivatives” (see Note 3.m iv.).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The following table shows the fair values of derivative financial instruments:

	Fair value at 31/12/2021		Fair value at 31/12/2020
	Hedging derivatives	Other derivatives	Hedging derivatives	Other derivatives
Derivative assets	—	—	7.9	—

Non-current	—	—	—	—
Current	—	—	7.9	—

Derivative liabilities	1.5	—	2.7	1.1

Non-current	1.5	—	2.7	—
Current	—	—	—	1.1

All financial derivatives at fair value as of 31 December 2021 and 31 December 2020 were categorised to Level 2 in the fair value hierarchy. For valuation techniques see Note 33.f.

Hedging derivatives

The Group held the following hedging derivatives (assets presented as positive/liabilities presented as negative amount):

Hedging derivatives	Due date	Direction	Fixed rate	Notional value as of 31/12/2021	Average fixed rate as of 31/12/2021	Fair value as of 31/12/2021
Interest rate swaps	2023	—	3M EURIBOR	100.0	0.365	(1.5)

Total hedging derivatives				—	—	(1.5)

Hedging derivatives	Due date	Direction	Fixed rate	Notional value as of 31/12/2020	Average fixed rate as of 31/12/2020	Fair value as of 31/12/2020
Interest rate swaps	2023	—	3M EURIBOR	100.0	0.365	(2.7)
CZK/EUR forward and swaps*	2021	Sell EUR	—	230.0	27.16	7.8
CZK/EUR forward and swaps*	2021	Buy EUR	—	20.0	26.16	0.1

Total hedging derivatives				—	—	5.2

*	FX forwards represent hedging instruments under a net investment hedge.

During first quarter of the year 2021, the Group cash settled its outstanding CZK/EUR forwards and swaps. As a result a gain from revaluation of €3.7 million was recorded through other comprehensive income (in addition to a gain of €7.9 million already recorded as of 31 December 2020).

Interest rate risk – cash flow hedge

The Group uses interest rate derivatives (“IRS”) to mitigate the risk of fluctuating interest rates. Hedged items are the future interest payments under loan agreements, in which interest payments are based on floating rates (EURIBOR). IRS are used to swap these variable rates for fixed rates. Hedge accounting criteria were fulfilled as

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

of 31 December 2021 and 31 December 2020, and such derivatives are recognised as “Hedging derivatives” and the changes in the fair value for such derivatives are recognised directly in the consolidated other comprehensive income. The Group hedged interest payments on “Loans and borrowings” in principal amount as of 31 December 2021 of €100.0 million (31 December 2020: €100.0 million) with maturity in 2023. The Group applies a Dollar offset method to measure the effectiveness of the hedge relationship. The Group did not recognise any hedge ineffectiveness arising from these IRS cash flow hedges in profit or loss.

Net investment hedge of foreign operation

The Group uses both non-derivative financial liabilities and derivative instruments to hedge foreign currency risks resulting from net investments in foreign subsidiaries, provided that the other financial liabilities meet the same requirements as a hedging derivative.

As of 31 December 2020 and until 31 March 2021, the non-derivative financial liability designated as a net investment hedge was a Eurobond issued by SAZKA Group a.s. with the maturity in 2024, a portion of a Eurobond issued by the SAZKA Group a.s. with the maturity in 2027, and a portion of a bond issued by SAZKA Group Financing a.s. with maturity in 2022. The hedging relationship ended as of 31 March 2021 as a consequence of a change of the functional currency of SAZKA Group a.s.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that the economic relationship exists between the hedged item and the hedging instrument.

During 2020 the Group also entered into currency forwards that have similar critical terms as the hedged item, such as currency or notional amount, to hedge foreign currency risks resulting from net investments. The hedging relationship was 100% effective.

The Group did not recognise any hedge ineffectiveness from net investment hedges in profit or loss in 2021 or 2020.

The effect of hedge accounting recognised in profit or loss and other comprehensive income during the period was as follows:

Cash flow hedges for 31/12/2021	Change recognised in OCI		Change reclassified from OCI to profit or loss	Change in the Hedging reserve
Cash flow hedging reserve, net of tax	8.3		—	8.3

attributable to owners of the Company	7.8	*	—	7.8
attributable to non-controlling interest	0.5		—	0.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

*

Of which revaluation of hedging instruments under the “Net investment hedge” in relation to foreign operations of €7.3 million. “Change in currency translation reserve” in other comprehensive income includes translation gains in relation to these foreign operations, of €(11.3) million during the period.

Cash flow hedges for 31/12/2020	Change recognised in OCI	Change reclassified from OCI to profit or loss	Change in the Hedging reserve
Cash flow hedging reserve, net of tax	(20.2)	1.2	(19.0)

attributable to owners of the Company	(20.1)*	1.2	(18.9)
attributable to non-controlling interest	(0.1)	—	(0.1)

*

Of which revaluation of hedging instruments under the “Net investment hedge” in relation to foreign operations of €(13.9) million. “Change in currency translation reserve” in other comprehensive income includes translation gains in relation to these foreign operations, of €19.6 million during the period.

Cash flow hedges for 31/12/2019	Change recognised in OCI		Change reclassified from OCI to profit or loss	Change in the Hedging reserve
Cash flow hedging reserve, net of tax	9.9		(3.6)	6.3

attributable to owners of the Company	10.6	*	(3.6)	7.0
attributable to non-controlling interest	(0.7)		—	(0.7)

*

Of which revaluation of hedging instruments under the “Net investment hedge” in relation to foreign operations of €6.1 million. “Translation of foreign operations into the Group’s presentation currency” in Other comprehensive income includes translation gains in relation to these foreign operations, of €6.3 million during the period.

31.	Employee benefit liabilities

	31/12/2021	31/12/2020
Non-current employee benefit liabilities	142.9	167.6

Post-employment benefit	93.5	119.1
Defined benefit plan	93.5	119.1
Termination benefits	30.2	40.2
Bonuses	19.2	8.3

	31/12/2021	31/12/2020
Current employee benefit liabilities	54.8	60.6

Bonuses	19.0	22.3
Termination benefits	13.2	23.7
Other employee benefit liabilities	22.6	14.6

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Post-employment benefits

“Post-employment benefits” relates mainly to CASAG and OPAP. Employees of CASAG born prior to 1 January 1945 and existing and former Management Board members are eligible to participate in a defined benefit plan. OPAP employees are eligible to participate in a defined benefit plan.

Defined contribution plans

The Group is also subject to mandatory contributions to state pension plans, specific conditions are determined by the relevant jurisdictions. See Note 11 “State mandated pensions – defined contribution plans”.

Defined benefit plans

Under Greek and Austrian labour law, employees are entitled to severance payments in the event of retirement or termination by the employer with the amount of payment varying in relation to the employee’s compensation and length of service. The liability arising from the obligation is valued by an independent firm of actuaries. The last actuarial valuations of the OPAP and CASAG defined benefit plans were undertaken in December 2021. As of 31 December 2021, the vast majority of defined benefit plan liability relates to CASAG. The maturity of defined benefit plan obligations coincides with the expected date of retirement of individual employees.

Additionally under Austrian labour law, the employer contributes 1.53% of the gross wage or salary each month to an employee compensation fund. The pension payments are based on the amounts available in the pensions fund, however the Group guarantees a certain minimum pension and has an obligation to make additional contributions if the funds available were not sufficient to allow the payment of such minimum pensions. Therefore, the plan is classified as defined benefit plan.

In Austria there are three types of “Defined benefit plan” obligations: severance plans, pension plans and pension plan with guaranteed minimum pension.

The following table shows a breakdown of the carrying value of defined benefit obligation between various plans:

At 31/12/2021	Present value of obligation	Fair value of plan assets	Net defined benefit plan
Types of defined benefit plans	263.3	(169.8)	93.5

Severance plan Greece and Cyprus	1.0	n/a	1.0
Severance plan Austria	37.7	n/a	37.7
Pension plan without plan assets	14.7	n/a	14.7
Pension plan with plan assets	95.9	(55.8)	40.1
Pension plans with guaranteed minimum pension	114.0	(114.0)	—

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

At 31/12/2020	Present value of obligation	Fair value of plan assets	Net defined benefit plan
Types of defined benefit plans	275.8	(156.7)	119.1

Severance plan Greece and Cyprus	3.5	n/a	3.5
Severance plan Austria	49.3	n/a	49.3
Pension plan without plan assets	18.8	n/a	18.8
Pension plan with plan assets	96.8	(49.3)	47.5
Pension plans with guaranteed minimum pension	107.4	(107.4)	—

Summary disclosure for severance plans and pension plans with no plan assets:

	Note	2021	2020
Opening balance as of 1 January		71.6	3.0

Current service costs		1.0	0.9
Past service cost		—	5.1
Interest costs		0.6	0.3
Settlement cost (result)		—	1.0

Total cost recognised in consolidated statement of comprehensive income		1.6	7.3

Actuarial (gain)/loss arising from demographic assumptions		0.3	0.2
Actuarial (gain)/loss arising from financial assumptions		(2.6)	2.8
Actuarial (gain)/loss arising from experience adjustment		(1.2)	—

Total actuarial (gain)/loss recognised in other comprehensive income		(3.5)	3.0

Business combination	4	—	73.6
Transfers		(2.2)	—
Payments		(14.1)	(15.3)

Closing balance as of 31 December		53.4	71.6

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Summary disclosure for pension plans with plan assets:

	Present value of obligation	Fair value of plan assets	Total
Opening balance as of 01/01/2021	96.8	(49.3)	47.5

Current service costs	(0.7)	—	(0.7)
Interest costs	0.9	(0.5)	0.4

Total cost recognised in consolidated statement of comprehensive income	0.2	(0.5)	(0.3)

Actuarial (gain)/loss arising from demographic assumptions	(0.2)	—	(0.2)
Actuarial (gain)/loss arising from financial assumptions	(2.7)	(4.2)	(6.9)
Actuarial (gain)/loss arising from experience adjustment	0.8	—	0.8

Total actuarial (gain)/loss recognised in other comprehensive income	(2.1)	(4.2)	(6.3)

Transfer	2.4	(0.2)	2.2
FX differences	0.2	(0.2)	—
Contributions	0.7	(2.8)	(2.1)
Payments	(2.3)	1.4	(0.9)

Closing balance as of 31/12/2021	95.9	(55.8)	40.1

	Note	Present value of obligation	Fair value of plan assets	Total
Opening balance as of 01/01/2020		—	—	—

Current service costs		0.9	—	0.9
Interest costs		0.6	(0.3)	0.3

Total cost recognised in consolidated statement of comprehensive income		1.5	(0.3)	1.2

Actuarial (gain)/loss arising from financial assumptions		5.9	1.1	7.0
Actuarial (gain)/loss arising from experience adjustment		1.0	(1.5)	(0.5)

Total actuarial (gain)/loss recognised in other comprehensive income		6.9	(0.4)	6.5

Business combination	4	88.5	(48.5)	40.0
FX differences		(0.1)	—	(0.1)
Contributions		1.5	(1.8)	(0.3)
Payments		(1.5)	1.7	0.2

Closing balance as of 31/12/2020		96.8	(49.3)	47.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Defined benefit pension plans - Fair value of plan assets	31/12/2021	31/12/2020
Equity instruments	22.7	15.1
Bonds	20.1	23.8
Cash	2.6	1.9
Other assets	10.4	8.5

Fair value of plan assets	55.8	49.3

Summary disclosure for pension plans with guaranteed minimum pension:

	Present value of obligation	Fair value of plan assets	Total
Opening balance as of 01/01/2021	107.4	(107.4)	—

Current service costs	2.2	—	2.2
Interest costs	1.1	(1.1)	—
Settlement cost (result)	(3.5)	2.3	(1.2)

Total cost recognised in consolidated statement of comprehensive income	(0.2)	1.2	1.0

Actuarial (gain)/loss arising from financial assumptions	10.3	(7.1)	3.2
Actuarial (gain)/loss arising from experience adjustment	(0.3)	—	(0.3)

Total actuarial (gain)/loss recognised in other comprehensive income	10.0	(7.1)	2.9

Contributions	—	(0.7)	(0.7)
Payments	(3.2)	—	(3.2)

Closing balance as of 31/12/2021	114.0	(114.0)	—

	Note	Present value of obligation	Fair value of plan assets	Total
Opening balance as of 01/01/2020		—	—	—

Current service costs		5.8	—	5.8
Interest costs		0.5	(0.5)	—

Total cost recognised in consolidated statement of comprehensive income		6.3	(0.5)	5.8

Actuarial (gain)/loss arising from financial assumptions		23.5	(8.8)	14.7
Actuarial (gain)/loss arising from experience adjustment		(14.7)	—	(14.7)

Total actuarial (gain)/loss recognised in other comprehensive income		8.8	(8.8)	—

Business combination	4	101.8	(101.8)	—
FX differences		—	—	—
Contributions		—	—	—
Payments		(9.5)	3.7	(5.8)

Closing balance as of 31/12/2020		107.4	(107.4)	—

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Defined benefit pensions plan with guaranteed minimum pension - Fair value of plan assets	31/12/2021	31/12/2020
Equity instruments	46.0	33.8
Bonds	41.2	53.9
Cash	7.8	6.0
Other assets	19.0	13.7

Fair value of plan assets	114.0	107.4

The principal actuarial assumptions used in the actuarial valuation as of 31 December 2021 and 31 December 2020:

Actuarial assumptions used:	31/12/2021	31/12/2021	31/12/2020	31/12/2020
	Austria	Greece and Cyprus	Austria	Greece and Cyprus
Discount rate	1.28%	0.60%	0.96%	0.60%
Rate of increase in salaries	2.39%	1.80%	2.64%	1.50%
Average service in the company	15.0	5.3	11.7	24.9
Pension inflation rate	(6.8%)	1.80%	2.00%	1.50%

The following table shows the change in actuarial liability of the Group if the discount rate was 0.5% higher or lower (with no other change in input assumptions); or if the expected rate of salary increase was 0.5% higher or lower (with no other change in input assumptions):

Sensitivity analysis	Increase in discount rate by 0.5%	Decrease in discount rate by 0.5%	Increase of expected wages by 0.5%	Decrease of expected wages by 0.5%
Actuarial liability	74.8	113.3	108.3	80.1
Percentage change	(19.96%)	21.20%	15.85%	(14.31%)

Termination benefits

Termination benefits comprises liabilities in connection with termination plans and a restructuring programme in CASAG (see Note 13) (“Restructuring liability”). Historically, the employees of CASAG were able to participate in several termination benefit programmes which qualify as termination benefits under IAS 19, including severance programmes and stand-by-duty programmes, under which an employee agrees to a reduction in wage and reduction of working hours to zero, but can be called to work if needed, until the employee reaches a legal retirement age.

The restructuring programme announced in July 2020 (see Note 13) and approved by the workers’ union enhanced some of the existing termination programmes as well as introduced new programmes, for example golden handshake type severance packages.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Restructuring liability is measured by discounting estimated future payments to employees participating in the restructuring programmes to the present value. The current portion of the restructuring liability relates primarily to golden handshake type agreements and is expected to be realised early during the year 2021, while the non-current portion of the termination benefit liability is related to stand-by-duty agreements, which will be settled over time until legal retirement age for each employee. The discount rate applied is 1.0% and the level of estimation uncertainty is negligible.

	31/12/2021	31/12/2020
Opening balance as of 1 January	63.9	—

Additions	0.5	50.6
Release	(2.3)	—
Interest cost	0.3	—

Total cost/(income) recognised in consolidated statement of comprehensive income	(1.5)	50.6

Business combination	—	25.1
Payments	(19.0)	(11.8)

Closing balance as of 31 December	43.4	63.9

Non-current bonuses

A number of employees in CASAG are entitled to “Long-service bonuses” when they reach a specified number of years of employment with the company. Non-current employee benefit liability is recognised for these obligations of €5.8 million (31 December 2020: €6.3 million).

Executive Members of the Board of Directors of OPAP S.A. and other key management personnel are entitled to amounts when certain targets are fulfilled. A new programme was launched in 2020 while the previous programme was terminated and paid in July 2020. Non-current employee benefit liability is recognised of €3.1 million (31 December 2020: €1.2 million).

Executive management of the SAZKA Entertainment are entitled to participate in a long-term incentive scheme covering 2020-2022, in which a bonus can be paid after the incentive scheme period depending on fulfilment of certain performance criteria. The Group accrued for a bonus obligation of €10.3 million as of 31 December 2021, representing a proportionate amount for two out of three years based on current estimate of target pay out after the evaluation of the incentive period performance.

Current bonuses

Represents annual bonus liabilities.

32.	Contingencies

Legal matters

OPAP

As of 31 December 2021, third party lawsuits against OPAP have been filed for total claims of €284.0 million (31 December 2020: €363.1 million). The majority of these claims relate to old distribution agent arrangements,

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

in relation to which overwhelming majority of recent court decisions have been in favour of OPAP (rejected claims in the amount of €213.1 million, partially recognised claims in the amount of €0.6 million). Management considers any negative outcome as unlikely consequently no provision is recognised in connection with these claims.

In early March 2021, an Athens Court of Appeal awarded compensation for loss of profit in favour of a former agent of approximately €3.0 million plus interest from June 2006 to December 2011, for a total of approximately €6.0 million. This is the second decision of the appellate court in the matter after the Supreme Court annulled in 2020 the first decision from 2017, which awarded compensation of €9.0 million plus interest. Following OPAP’s petition for cassation, the Judicial Council of the Supreme Court has annulled the appellate court’s award of €6.0 million in damages pending its final ruling on the OPAP’s petition. The next hearing is scheduled for 31 October 2022.

The same former agent also sought compensation for (i) the loss of profit incurred from 2012 to 2016 of €11.1 million and an alternative claim of approximately €3.3 million and (ii) compound interest in an amount of €4.2 million, against OPAP S.A. These proceedings have been placed on hold until the final resolution of the proceeding described above. As of 31 December 2021, management recorded a provision for the amount of €6.0 million in connection with the case (see Note 29).

OPAP is a target of an antitrust case in connection with the inclusion of non-compete clauses in agency agreements in relation to two secondary markets of OPAP, retail bill payments, and prepaid telecom cards. Suggested maximum fine would be 30% of OPAP’s gross turnover from these secondary activities over the alleged violation period, which started in the year 2017 and is deemed ongoing.

In December 2021, OPAP submitted a memorandum for the rebuttal of the case. Management believes that negative outcome is unlikely and consequently has not created any provision.

According to the Hellenic Lotteries S.A.’s concession agreement, it has to pay 30% of annual GGR to the Greek State, subject to a €50 million minimum annual amount. Hellenic Lotteries S.A. believes the €50.0 million minimum annual fee is not applicable for 2020 and 2021 as the force majeure clause in the concession agreement was triggered by the pandemic-related restrictions imposed by the Greek State, and for 2021 only €24.9 million (2020: €12.3 million), determined as 30% of actual GGR, is payable. The Group recorded gaming taxes expenses for the outstanding liability of €25.1 million as of 31 December 2021 (2020: €37.7 million) and initiated an arbitration for the disputed amount, which as of 31 December 2021 totals €62.8 million.

CASAG

CASAG is target of 25 pending lawsuits initiated by 37 claimants in connection with reductions made to target pension in the employee pension plans. Pension plans of CASAG include pension plans with a guaranteed minimum pension feature and defined benefit plans, see Note 31.

For the claims in connection with pension plans with a guaranteed minimum pension feature, management assess that negative outcome is highly unlikely and has recorded only a provision of €0.5 million to cover legal costs.

For the claims in connection with defined benefit plans, management considers the outcome uncertain and reflects this uncertainty in the valuation of the defined benefit liability with the liability assessed assuming a

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

negative outcome (as a result of which a positive outcome in these cases would result in a net gain for the Group).

33.	Risk management

This section describes the financial and operational risks the Group is exposed to and its risk management methods. The key financial risks the Group faces comprise credit risk, liquidity risk and currency risk. Since the Group has third party financial indebtedness, interest rate risk exposure may also be deemed significant.

(a)	Credit risk

i.	Credit risk exposure

Credit risk represents the risk of loss that the Group companies would incur if a trading counterparty or business customer is unable to fulfil its obligation resulting from payment obligations, obligation to off-take a service at a certain price or non-delivery of a contracted service.

The Group‘s bank accounts are predominantly with international financial institutions. The Group has procedures for assessment of credit risk which are applied to customers to whom sales are made on credit terms. In addition, the balances of receivables are continuously monitored on an individual and an aggregated level.

The Group is exposed to credit risk primarily as a result of its operating (in relation to its trade receivables) and financing activities (including in relation to deposits with banks and financial institutions, loans provided to third parties and other financial instruments).

The maximum credit risk exposure regarding financial assets is their carrying amount (if the counterparties fail to meet all their contractual obligations and, at the same time, any guarantees and pledges provided are found to be worthless).

One of the key measures to mitigate credit risk in ordinary business activities is deposits received from agents (see Note 28). Receivables from agents are monitored by management on a regular basis. The Group also monitors the credit ratings of the banks and financial institutions with which it transacts.

The maximum exposure to credit risks at the reporting date by type of counterparty and geographical region is provided in the tables below.

Credit risk by type of counterparty

31/12/2021	Companies (not financial insti-tutions)	State, government	Financial institutions	Individuals	Total
Assets
Non-current trade and other receivables	6.5	—	0.1	1.7	8.3
Other non-current financial assets	—	5.3	2.2	—	7.5
Current trade and other receivables	157.4	16.6	2.5	49.5	226.0
Other current financial assets	99.9	—	3.6	—	103.5

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

31/12/2021	Companies (not financial insti-tutions)	State, government	Financial institutions	Individuals	Total
Cash and cash equivalents	—	—	1,366.3	—	1,366.3

Total	263.8	21.9	1,374.7	51.2	1,711.6

31/12/2020	Companies (not financial insti-tutions)	State, government	Financial institutions	Individuals	Total
Assets
Non-current trade and other receivables	8.4	0.3	—	4.2	12.9
Other non-current financial assets	—	—	7.4	—	7.4
Current trade and other receivables	136.3	1.6	2.3	37.5	177.7
Other current financial assets	—	—	4.7	—	4.7
Cash and cash equivalents	—	—	872.2	—	872.2

Total	144.7	1.9	886.6	41.7	1,074.9

ii.	Credit risk by region

Trade and other receivables, Other financial assets and Cash and cash equivalents	31/12/2021	31/12/2020
Greece	912.8	503.2
Austria	286.3	282.8
Switzerland	189.8	8.0
Czech Republic	149.4	157.8
Cyprus	60.4	47.0
Germany	46.2	29.3
Argentina	15.9	—
Gibraltar	11.9	—
Liechtenstein	—	12.8
Hungary	7.7	5.5
Australia	7.6	7.6
United Kingdom	4.8	5.0
Other countries	18.8	15.9

Total	1,711.6	1,074.9

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

iii.	Ageing structure of financial assets

31/12/2021	Current	Past due 0-90 days	Past due 91-180 days	Past due 181-365 days	More than one year	ECL allowance	Total
Non-current trade and other receivables	8.3	—	—	—	—	—	8.3
Receivables from agents	2.1	—	—	—	—	—	2.1
Loans provided	2.4	—	—	—	—	—	2.4
Other receivables	3.8	—	—	—	—	—	3.8

Current trade and other receivables	208.0	17.7	0.3	1.0	44.6	(45.6)	226.0
Receivables from agents	143.0	0.6	0.2	0.4	41.7	(43.5)	142.4
Trade receivables	9.9	1.0	0.1	0.4	2.1	(1.6)	11.9
Loans provided	4.0	—	—	—	—	(0.1)	3.9
Other receivables	51.1	16.1	—	0.2	0.8	(0.4)	67.8

Cash and cash equivalents	1,366.3	—	—	—	—	—	1,366.3
Cash in hand	39.2	—	—	—	—	—	39.2
Bank accounts	658.0	—	—	—	—	—	658.0
Term deposits	669.1	—	—	—	—	—	669.1
Non-current restricted cash	7.5	—	—	—	—	—	7.5
Cash pooling with related parties	99.9	—	—	—	—	—	99.9
Term deposits (over 90 days)	3.6	—	—	—	—	—	3.6

Total	1,693.6	17.7	0.3	1.0	44.6	(45.6)	1,711.6

31/12/2020	Current	Past due 0-90 days	Past due 91-180 days	Past due 181-365 days	More than one year	ECL allowance	Total
Non-current trade and other receivables	14.1	—	—	—	—	(1.2)	12.9
Receivables from agents	8.4	—	—	—	—	(1.2)	7.2
Loans provided	3.1	—	—	—	—	—	3.1
Other receivables	2.6	—	—	—	—	—	2.6

Current trade and other receivables	167.1	10.2	1.1	1.7	47.6	(50.0)	177.7
Receivables from agents	122.9	8.7	0.4	1.1	40.9	(44.2)	129.8
Trade receivables	7.2	1.3	0.5	0.3	2.1	(1.6)	9.8
Loans provided	4.8	—	—	—	—	(0.1)	4.7
Other receivables	32.2	0.2	0.2	0.3	4.6	(4.1)	33.4

Cash and cash equivalents	872.2	—	—	—	—	—	872.2
Cash in hand	22.0	—	—	—	—	—	22.0
Bank accounts	549.6	—	—	—	—	—	549.6
Term deposits	300.6	—	—	—	—	—	300.6
Non-current restricted cash	7.4	—	—	—	—	—	7.4
Current restricted cash	0.1	—	—	—	—	—	0.1
Term deposits (over 90 days)	4.6	—	—	—	—	—	4.6

Total	1,065.5	10.2	1.1	1.7	47.6	(51.2)	1,074.9

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

iv. Credit quality of financial assets at amortised cost

The Group classifies financial assets into credit quality classes. Class 1 comprise high-quality financial assets that do not have any indicators of impairment and comprise bank accounts in banks, term deposits and cash in hand. Class 2 comprises all other financial assets.

The Group monitors the risk on these assets with reference to internal and external credit ratings of the banks and evaluates that related ECL is immaterial to the Group. All the Group’s bank accounts are held with reputable international banking institutions which fulfil the Basel III criteria.

31/12/2021	Stage 1	Stage 2	Stage 3	Provision matrix	ECL allowance	Net carrying amount
Class 1
Cash and cash equivalents	1,366.3	—	—	—	—	1,366.3
Bank accounts in banks	658.0	—	—	—	—	658.0
Term deposits in banks	669.1	—	—	—	—	669.1
Cash in hand	39.2	—	—	—	—	39.2

Other current financial assets	103.5	—	—	—	—	103.5
Cash pooling with related parties	99.9	—	—	—	—	99.9
Term deposits (over 90 days)	3.6	—	—	—	—	3.6

Non-current restricted cash	7.5	—	—	—	—	7.5

Class 2
Current trade and other receivables	19.9	—	—	251.7	(45.6)	226.0
Receivables from agents	—	—	—	185.9	(43.5)	142.4
Trade receivables	—	—	—	13.5	(1.6)	11.9
Loans provided	4.0	—	—	—	(0.1)	3.9
Other receivables	15.9	—	—	52.3	(0.4)	67.8

Non-current trade and other receivables	8.3	—	—	—	—	8.3
Receivables from agents	2.1	—	—	—	—	2.1
Loans provided	2.4	—	—	—	—	2.4
Other receivables	3.8	—	—	—	—	3.8

Total	1,505.5	—	—	251.7	(45.6)	1,711.6

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

31/12/2020	Stage 1	Stage 2	Stage 3	Provision matrix	ECL allowance	Net carrying amount
Class 1
Cash and cash equivalents	872.2	—	—	—	—	872.2
Bank accounts in banks	549.6	—	—	—	—	549.6
Term deposits in banks	300.6	—	—	—	—	300.6
Cash in hand	22.0	—	—	—	—	22.0

Other current financial assets	4.7	—	—	—	—	4.7
Restricted cash	0.1	—	—	—	—	0.1
Term deposits (over 90 days)	4.6	—	—	—	—	4.6

Non-current restricted cash	7.4	—	—	—	—	7.4

Class 2
Current trade and other receivables	4.8	—	—	222.9	(50.0)	177.7
Receivables from agents	—	—	—	174.0	(44.2)	129.8
Trade receivables	—	—	—	11.4	(1.6)	9.8
Loans provided	4.8	—	—	—	(0.1)	4.7
Other receivables	—	—	—	37.5	(4.1)	33.4

Non-current trade and other receivables	14.1	—	—	—	(1.2)	12.9
Receivables from agents	8.4	—	—	—	(1.2)	7.2
Loans provided	3.1	—	—	—	—	3.1
Other receivables	2.6	—	—	—	—	2.6

Total	903.2	—	—	222.9	(51.2)	1,074.9

Movements of ECL allowances were as follows:

	Stage 1	Stage 2	Stage 3	Provision matrix	Total
Balance at 1/1/2019	(0.1)	—	—	(38.6)	(38.7)

Additions – increase in allowance recognised in profit or loss during the year	(0.1)	—	—	(4.7)	(4.8)

Effect of currency translation	0.1	—	—	0.2	0.3

Balance at 31/12/2019	(0.1)	—	—	(43.1)	(43.2)

Business combination	—	—	—	(0.8)	(0.8)
Additions – increase in allowance recognised in profit or loss during the year	(1.2)	—	—	(6.5)	(7.7)
Reversals – decrease in allowance recognised in profit or loss during the year	—	—	—	0.2	0.2
Write-offs – receivables written off during the year as uncollectible	—	—	—	0.3	0.3

Balance at 31/12/2020	(1.3)	—	—	(49.9)	(51.2)

Additions – increase in allowance recognised in profit or loss during the year	—	—	—	(1.6)	(1.6)
Reversals – decrease in allowance recognised in profit or loss during the year	1.2	—	—	1.4	2.6
Write-offs – receivables written off during the year as uncollectible	—	—	—	4.6	4.6

Balance at 31/12/2021	(0.1)	—	—	(45.5)	(45.6)

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

During 2021, the ECL allowance determined through the provision matrix decreased despite increase in current financial assets due to improving credit conditions of agents.

Impairment matrix for current trade and other receivables as of 31 December 2021:

	Gross carrying amount	Expected credit loss rate	ECL allowance	Net carrying amount

Due	188.1	0.58%	(1.1)	187.0
Receivables from agents	143.0	0.77%	(1.1)	141.9
Trade receivables	9.9	—	—	9.9
Other receivables	35.2	—	—	35.2

Past due < 90 days	17.7	0.56%	(0.1)	17.6
Receivables from agents	0.6	16.67%	(0.1)	0.5
Trade receivables	1.0	—	—	1.0
Other receivables	16.1	—	—	16.1

Past due 91-180 days	0.3	66.67%	(0.2)	0.1
Receivables from agents	0.2	100.00%	(0.2)	—
Trade receivables	0.1	—	—	0.1

Past due 181-365 days	1.0	60.0%	(0.6)	0.4
Receivables from agents	0.4	100.00%	(0.4)	—
Trade receivables	0.4	25.00%	(0.1)	0.3
Other receivables	0.2	50.00%	(0.1)	0.1

Past due >365 days	44.6	97.53%	(43.5)	1.1
Receivables from agents	41.7	100.00%	(41.7)	—
Trade receivables	2.1	71.43%	(1.5)	0.6
Other receivables	0.8	37.50%	(0.3)	0.5

Total	251.7	18.08%	(45.5)	206.2

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Impairment matrix for current trade and other receivables as of 31 December 2020:

	Gross carrying amount	Expected credit loss rate	ECL allowance	Net carrying amount

Due	162.3	0.00%	—	162.3
Receivables from agents	122.9	—	—	122.9
Trade receivables	7.2	—	—	7.2
Other receivables	32.2	—	—	32.2

Past due < 90 days	10.2	18.63%	(1.9)	8.3
Receivables from agents	8.7	20.69%	(1.8)	6.9
Trade receivables	1.3	7.69%	(0.1)	1.2
Other receivables	0.2	—	—	0.2

Past due 91-180 days	1.1	45.45%	(0.5)	0.6
Receivables from agents	0.4	100.00%	(0.4)	—
Trade receivables	0.5	20.00%	(0.1)	0.4
Other receivables	0.2	—	—	0.2

Past due 181-365 days	1.7	76.47%	(1.3)	0.4
Receivables from agents	1.1	100.00%	(1.1)	—
Trade receivables	0.3	33.33%	(0.1)	0.2
Other receivables	0.3	33.33%	(0.1)	0.2

Past due >365 days	47.6	97.06%	(46.2)	1.4
Receivables from agents	40.9	100.00%	(40.9)	—
Trade receivables	2.1	61.90%	(1.3)	0.8
Other receivables	4.6	86.96%	(4.0)	0.6

Total	222.9	22.39%	(49.9)	173.0

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(b) Offsetting arrangements

Effects of offsetting on the balance sheet 31/12/2021	Gross amounts	Gross amounts set off in the balance sheet	Net amounts presented in the balance sheet	Amounts subject to potential offsetting (master netting or similar arrangements)		Net amounts
				Financial instruments	Cash collateral
Assets
Current trade and other receivables	6.5	(1.0)	5.5	(5.5)	—	—

Total	6.5	(1.0)	5.5	(5.5)	—	—

Liabilities
Current trade and other payables	20.7	(1.0)	19.7	(5.5)	—	14.2

Total	20.7	(1.0)	19.7	(5.5)	—	14.2

Effects of offsetting on the balance sheet 31/12/2020	Gross amounts	Gross amounts set off in the balance sheet	Net amounts presented in the balance sheet	Amounts subject to potential offsetting (master netting or similar arrangements)		Net amounts
				Financial instruments	Cash collateral
Assets
Current trade and other receivables	5.7	(0.9)	4.8	(4.8)	—	—

Total	5.7	(0.9)	4.8	(4.8)	—	—

Liabilities
Current trade and other payables	18.3	(0.9)	17.4	(4.8)	—	12.6

Total	18.3	(0.9)	17.4	(4.8)	—	12.6

Amounts subject to master netting arrangements not set off in the consolidated statement of financial position

As of 31 December 2021, liabilities arising from fees to agents are offset in the balance sheet against receivables from agents of €1.0 million (31 December 2020: €0.9 million).

As of 31 December 2021, deposits received from agents could be offset against receivables from agents of €5.5 million (31 December 2020: €4.8 million).

(c) Liquidity risk

Liquidity risk represents the risk that the Company might not be able to fulfil its payment obligations, primarily in respect of amounts due to providers of loans and borrowings.

The Group monitors the risk of having insufficient funds by monitoring the liquidity and maturity of investments and other financial assets and liabilities, projected cash flows from its activities and fulfilment of bank covenants.

The Group maintains free liquidity sources that comprise cash and equivalents and available amounts under credit facilities in currencies in which the future financial needs are expected.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The Group uses IT tools for liquidity management, market management, valuation of financial instruments and for trading and risk management purposes.

The Group’s management minimises liquidity risk through ongoing future cash flow management and planning. The key cash flow planning tool is annual medium-term plans prepared for the period of at least the following five years. The key Group cash flows for the current year are broken down into individual months and updated on an ongoing basis.

As part of its liquidity risk management strategy, the Group ensures that a portion of its assets is highly liquid.

The table below presents an analysis of Group’s financial assets and liabilities classified by maturity, namely by the period remaining from the reporting date to the contractual maturity. Where earlier repayment is possible, the Group makes the most prudent assessment possible, therefore expecting the earliest possible repayment of liabilities and the latest possible repayment of receivables. Assets and liabilities whose maturity is not contractually specified are grouped under the “Due on demand/undefined maturity” category.

The following table presents contractual cash flows not discounted to net present value and include interest, if applicable.

Liquidity risk analysis (by maturity):

31/12/2021	Carrying amount	Contractual cash flows	1 year or less	1-5 years	More than 5 years	Due on demand/ undefined maturity
Assets
Non-current trade and other receivables	8.3	8.3	—	8.2	0.1	—
Other non-current financial assets	191.7	191.7	—	—	—	191.7
Current trade and other receivables	226.0	226.1	226.1	—	—	—
Other current financial assets	223.5	223.5	103.5	—	—	120.0

Total	649.5	649.6	329.6	8.2	0.1	311.7

Cash	1,366.3	1,366.3	—	—	—	1,366.3

Liabilities
Loans and borrowings	(2,692.9)	(2,951.6)	(500.7)	(1,794.9)	(653.8)	(2.2)
Non-current trade and other payables	(39.7)	(51.5)	—	(29.3)	(22.2)	—
Non-current lease liabilities	(122.1)	(141.0)	—	(87.4)	(53.6)	—
Non-current derivative financial instruments	(1.5)	(1.5)	—	(1.5)	—	—
Current trade and other payables	(624.7)	(624.7)	(624.7)	—	—	—
Current lease liabilities	(26.9)	(30.8)	(30.8)	—	—	—

Total	(3,507.8)	(3,801.1)	(1,156.2)	(1,913.1)	(729.6)	(2.2)

Net balance - liquidity risk	(1,492.0)	(1,785.2)	(826.6)	(1,904.9)	(729.5)	1,675.8

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Preferred shares issued by the Company (see Note 24) are not included in the liquidity table above, because the instrument has no fixed maturity and the Company has an option to settle by issuing own equity instruments in connection with both the preferred dividend and the instrument’s principal outstanding amount.

31/12/2020	Carrying amount	Contractual cash flows	1 year or less	1-5 years	More than 5 years	Due on demand/ undefined maturity
Assets
Non-current trade and other receivables	12.9	13.2	—	12.9	0.3	—
Other non-current financial assets	199.6	199.6	—	—	—	199.6
Current trade and other receivables	177.7	177.8	177.8	—	—	—
Current derivative financial instruments	7.9	7.9	7.9	—	—	—
Other current financial assets	43.3	43.3	4.7	—	—	38.6

Total	441.4	441.8	190.4	12.9	0.3	238.2

Cash	872.2	872.2	—	—	—	872.2

Liabilities
Loans and borrowings	(2,662.3)	(3,005.5)	(210.3)	(2,200.7)	(594.2)	(0.3)
Non-current trade and other payables	(132.3)	(132.3)	—	(111.7)	(20.6)	—
Non-current lease liabilities	(118.8)	(139.3)	—	(82.8)	(56.5)	—
Non-current derivative financial instruments	(2.7)	(2.7)	—	(2.7)	—	—
Current trade and other payables	(539.7)	(539.7)	(539.7)	—	—	—
Current lease liabilities	(24.9)	(28.9)	(28.9)	—	—	—
Current derivative financial instruments	(1.1)	(1.1)	(1.1)	—	—	—

Total	(3,481.8)	(3,849.5)	(780.0)	(2,397.9)	(671.3)	(0.3)

Net balance - liquidity risk	(2,168.2)	(2,535.5)	(589.6)	(2,385.0)	(671.0)	1,110.1

(d) Interest rate risk

Risks to the Group relating to changes in market interest rates primarily relate to the loans with floating interest rates. The Group monitors developments in financial markets. The risk of an increase in interest rates is continuously monitored and the use of standard instruments to eliminate the risk (for example, interest rate swaps) is considered (see Note 30).

Interest rate sensitivity from the whole loan portfolio is not material. Certain interest rate exposures are hedged by interest rate swaps while other loans and bonds have a fixed interest rate. In relation to unhedged loans, an increase/decrease in interest rates (EURIBOR) by 1 percentage point would cause an increase/decrease of interest cost by €11.1 million (2020: €9.2 million).

	2021	% of total loans	2020	% of total loans
Variable rate borrowings	903.5	33.55%	1,021.5	38.37%
Fixed rate borrowings - maturity dates:	1,789.4	66.45%	1,640.8	61.63%

Less than 1	211.2	7.84%	31.3	1.18%
1-5 years	936.0	34.76%	1,117.8	41.99%
Over 5 years	642.2	23.85%	491.7	18.47%

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(e) Currency risk

The Group is exposed to risks arising from foreign currency transactions. These risks arise from sales or purchases in currencies other than the functional currency.

The Group monitors currency risks and evaluates the potential impact of fluctuations in the currency exchange rates on the Group’s operations. A significant part of the foreign exchange exposure is hedged either by natural hedging, e.g. using financing in the same currency as the revenues generated and incurring revenues and expenses in the same currency, or by using FX forward and swap contracts.

Management also evaluates potential currency risks prior to the conclusion of significant contracts or business transactions.

The Group is exposed to foreign exchange risk when financial assets and liabilities are denominated in a currency other than the functional currency in which they are measured. Foreign currency denominated intercompany receivables and payables are eliminated in the consolidated statement of financial position but the effect on profit or loss of their currency revaluation is not fully eliminated, if the two Group companies have different functional currencies. Therefore, the total amounts of exposure to foreign exchange risk is not equal to respective items reported on the consolidated statement of financial position. Assets and liabilities denominated in a currency different from the functional currency in which they are measured are presented in the tables below:

31/12/2021	EUR	CZK	USD	Other
Non-current trade and other receivables	—	168.1	—	0.4
Other non-current financial assets	—	—	1.3	12.4
Current trade and other receivables	0.1	35.8	—	6.2
Cash and cash equivalents	0.2	24.0	0.5	24.6

Total assets	0.3	227.9	1.8	43.6

Long-term loans and borrowings	—	(238.7)	—	(1.7)
Non-current lease liabilities	(16.6)	—	—	(12.6)
Non-current trade and other payables	—	—	(15.1)	—
Short-term loans and borrowings	—	(3.4)	—	(0.5)
Current lease liabilities	(1.5)	—	—	(2.3)
Current trade and other payables	(2.6)	(14.7)	(2.6)	(3.4)

Total liabilities	(20.7)	(256.8)	(17.7)	(20.5)

Total	(20.4)	(28.9)	(15.9)	23.1

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

Other comprises Swiss Franc (net exposure of €9.4 million) and Australian Dollar (net exposure of €7.5 million). Net exposure to other currencies is immaterial.

31/12/2020	EUR	CZK	USD	Other
Non-current trade and other receivables	905.5	—	—	0.4
Other non-current financial assets	—	—	1.3	12.2
Current trade and other receivables	61.7	—	—	3.0
Current derivative financial instruments	7.9	—	—	—
Cash and cash equivalents	28.4	—	0.8	28.8

Total assets	1,003.5	—	2.1	44.4

Long-term loans and borrowings	(1,714.1)	—	—	(1.2)
Non-current lease liabilities	—	—	—	(14.2)
Non-current trade and other payables	—	—	(15.6)	—
Short-term loans and borrowings	(120.4)	—	—	(0.9)
Current lease liabilities	—	—	—	(2.4)
Current trade and other payables	(7.7)	—	(2.8)	(4.0)

Total liabilities	(1,842.2)	—	(18.4)	(22.7)

Total	(838.7)	—	(16.3)	21.7

EUR risk exposure primarily relates to financing arrangements at the level of SAZKA Group a.s., for which the functional currency was CZK.

Other comprises Swiss Franc (net exposure of €13.5 million) and Australian Dollar (net exposure of €7.4 million). Net exposure to other currencies is immaterial.

A reasonably possible strengthening/(weakening) of EUR, CZK and USD against all other currencies as of 31 December 2021 would have affected the measurement of financial instruments denominated in a foreign currency and affected the equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

Effect in millions of Euro	Profit or loss		Equity, net of tax
	10% currency strengthening + profit/ - loss	10% currency weakening + profit/ - loss	10% currency strengthening + increase/ - decrease	10% currency weakening + increase/ - decrease
31/12/2021
CZK	35.2	(35.2)	(30.0)	30.0
EUR	(2.9)	2.9	—	—
USD	(1.6)	1.6	—	—

31/12/2020
CZK	(39.1)	39.1	(36.3)	36.3
EUR	—	—	—	—
USD	(1.6)	1.6	—	—

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(f) Fair value measurement

This Group holds the following financial assets and liabilities:

Carrying amount of financial assets and liabilities	31/12/2021	31/12/2020*
Assets
Financial assets at amortised cost	1,711,6	1,074.9
Non-current trade and other receivables	8,3	12.9
Other non-current financial assets	7.5	7.4
Current trade and other receivables	226.0	177.7
Other current financial assets	103.5	4.7
Cash and cash equivalents	1,366.3	872.2
Financial assets at fair value through other comprehensive income (“FVOCI”)	12.2	11.9
Other non-current financial assets	12.2	11.9
Financial assets at fair value through profit or loss (“FVTPL”)	292.0	226.8
Other non-current financial assets	172.0	180.3
Other current financial assets	120.0	38.6
Current derivative financial instruments	—	7.9

Total	2,015.8	1,313.6

Liabilities
Financial liabilities at amortised cost	(3,239.6)	(3,202.6)
Long-term loans and borrowings	(2,259.5)	(2,533.3)
Preferred shares	(607.3)	—
Non-current trade and other payables	(39.7)	(36.4)
Short-term loans and borrowings	(433.4)	(129.0)
Current trade and other payables	(507.0)	(503.9)
Financial liabilities at fair value through profit or loss (“FVTPL”)	(119.2)	(135.5)
Non-current derivative financial instruments	(1.5)	(2.7)
Non-current trade and other payables	—	(95.9)
Current derivative financial instruments	—	(1.1)
Current trade and other payables	(117.7)	(35.8)

Total	(3,966.1)	(3,338.1)

*	See Note 1.g

The Group considers that all carrying amounts of financial assets and liabilities at amortised cost are a reasonable approximation of fair values.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

To provide an indication about the reliability of inputs used in determining fair value the Group has classified its financial instruments into three levels prescribed under the accounting standards (see Note 1.e):

31/12/2021	Carrying amount	Level 1	Level 2	Level 3
Financial assets at fair value through profit or loss	292.0	120.0	168.5	3.5
Financial assets at fair value through other comprehensive income	12.2	—	—	12.2
Financial derivative liabilities	(1.5)	—	(1.5)	—
Trade and other payables	(117.7)	—	—	(117.7)

Total	185.0	120.0	167.0	(102.0)

There were no transfers between Level 1 and Level 2 for recurring fair value measurements during the year 2021.

31/12/2020*	Carrying amount	Level 1	Level 2	Level 3
Financial assets at fair value through profit or loss	218.9	38.6	169.0	11.3
Financial assets at fair value through other comprehensive income	11.9	—	—	11.9
Financial derivative assets	7.9	—	7.9	—
Financial derivative liabilities	(3.8)	—	(3.8)	—
Trade and other payables	(131.7)	—	—	(131,7)

Total	103.2	38.6	173.1	(108.5)

*	See Note 1.g

There were no transfers between Level 1 and Level 2 for recurring fair value measurements during the year 2020.

The following table presents the changes in Level 3 assets for the periods ended 31 December 2021 and 31 December 2020:

	2021	2020
Opening balance	23.2	6.7

Acquisitions	—	9.1
Reclassification from equity method investee	4.0	16.2
Revaluation to fair value through other comprehensive income	(3.7)	(4.3)
Revaluation to fair value through profit and loss	(8.2)
Disposals	—	(4.5)
Effect of FX differences	0.4	—

Closing balance	15.7	23.2

For information about the movements of contingent consideration see Note 28.

Level 3 FVTPL instruments comprises the Group’s investment in equity shares where the shares are not publicly traded. The investments are presented at fair value, where the best estimate of fair value is transaction cost. Available resources to assess the change in fair value were monitored. Based on available resources to access fair value, a loss from revaluation of €8.2 million was recognised in 2021 (2020: nil).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

The fair values of financial derivatives fulfil the criteria of Level 2 in compliance with the IFRS 13 hierarchy.

Valuation techniques used to value financial instruments include:

•	For Interest rate swaps – the present value of estimated future cash flows based on observable yield curves;

•	For FX forwards and FX swaps – the present value of future cash flows based on forward exchange rates at the balance sheet date.

(g) Capital management

The Group aims to maximise shareholder value, to maintain access to diversified sources of capital to finance its operating and business development needs, and to ensure financial resilience.

During 2021 and 2020 the Group fulfilled all the conditions required by its external financing arrangements. Key financial ratios in the Group’s external financing arrangements are based on the ratio of EBITDA to net debt and interest cover ratio on the SAZKA Group a.s. consolidation level.

34.	Related parties

Related party transactions are transfers of resources, services or obligations between the reporting entity and a related party. Relations between the Group and its related parties include relations with companies related through common shareholders or Directors and key management of the Company.

On 9 March 2021, 45% of SAZKA FTS a.s. was sold to KKCG AG. The impact of the transaction is immaterial.

In March 2021, SAZKA Entertainment AG provided a loan to KKCG AG of €200.0 million. Maturity of the loan was unlimited with 30 day notice. The interest rate was fixed at 0.25%, in accordance with 2021 circular letter on intra-group financing as published by the Swiss Federal Tax Administration. On 21 May 2021, the loan principal was set-off against a dividend distribution of €200.0 million to KKCG AG.

Other transactions between the Group and KKCG AG and SAZKA Entertainment AG during the twelve months ended 31 December 2021 are described in paragraphs above or disclosed in the tables below.

There were no material transactions with equity method investees (see Note 19) in the current year or in the prior year, except for dividends declared of €62.4 million in 2021 (31 December 2020: €95.9 million; 31 December 2019: €90.1 million) and reserve distributions of €53.0 million (31 December 2020: €7.6 million; 31 December 2019: €47.8 million).

Additionally, a separate section relating to transactions with key management personnel is presented below.

All material transactions with related parties were carried out on an arm’s length basis.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(a) Outstanding related party balances as of 31 December 2021 and 31 December 2020

The following tables present outstanding receivables from and payables to related parties of the Group as of 31 December 2021 and 31 December 2020:

Outstanding balance with parent	31/12/2021	31/12/2020
ASSETS
Current trade and other receivables	—	0.1
LIABILITIES
Current trade and other payables	0.3	—

Outstanding balance with companies of KKCG group other than parent and the Group	31/12/2021	31/12/2020
ASSETS
Non-current trade and other receivables	3.6	2.2
Current financial assets	99.9	—
Current trade and other receivables	12.7	0.3
LIABILITIES
Current trade and other payables	3.9	1.0

(b) Transactions with related parties of the Group for the years ended 31 December 2021, 31 December 2020 and 31 December 2019

The following tables present transactions with related parties of the Group with effect on the consolidated statement of comprehensive income for the years ended 31 December 2021, 31 December 2020 and 31 December 2019:

Transactions with parent	2021	2020	2019
Revenue from non-gaming activities	0.1	0.2	8.4
Materials, consumables and services	(2.1)	(0.2)	(0.2)
Interest income	0.3	—	0.2
Dividend paid	—	(150.0)	(149.1)

Transactions with companies of KKCG group other than parent and the Group	2021	2020	2019
Revenue from non-gaming activities	—	0.1	0.3
Other operating income	10.5	0.2	0.1
Materials, consumables and services	(10.6)	(4.5)	(7.1)
Marketing expenses	(4.0)	(1.3)	(0.2)
Other operating expenses	(1.5)	(0.2)	(0.4)
Interest income	0.1	0.2	0.2
Other finance income and expense	—	(0.2)	0.2
Purchase of tangible assets	(0.1)	—	—

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(c) Transactions with members of the Company’s Board of Directors, Supervisory Board and executive management for the years ended 31 December 2021,31 December 2020 and 31 December 2019

Remuneration, bonuses and other benefits provided to the members of the Board of Directors, Supervisory Board and key management personnel of the Company:

		2021		2020		2019
	Board of Directors and Supervisory Board	Key management personnel	Board of Directors and Supervisory Board	Key management personnel	Board of Directors and Supervisory Board	Key management personnel
Total remuneration	0.2	9.9	3.0	4.4	2.7	3.4
Short term benefits	0.2	4.0	1.2	1.6	2.7	3.4
Post-employment benefits	—	0.2	—	—	—	—
Other long-term benefits	—	5.7	1.8	2.8	—	—
Termination benefits	—	—	—	—	—	—
Share-based payments benefits	—	—	—	—	—	—

“Key management personnel” comprises the C-level (executive) management of the Company. C-level management in year 2021 consisted of CEO, CFO, CIO, CTO, COO, Chief Marketing Officer and Chief Global Brand and CSR officer.

The following tables summarise the Group securities owned by members of the Board of Directors:

At 31/12/2021	Minimum denomination	Number of notes	Total nominal value (in Euro)
SAZKA Group a.s - CZK 6bn	10,000 CZK	345	138,777
SAZKA Group a.s. - EUR 300m	1,000 EUR	650	650,000
SAZKA Group Financing a.s. EUR 200m	1,000 EUR	120	120,000

At 31/12/2021	Number of shares	Total market value (in Euro)
OPAP shares	1,063,077	13,256,570

At 31/12/2020	Minimum denomination	Number of notes	Total nominal value (in Euro)
SAZKA Group a.s - CZK 6bn	10,000 CZK	345	131,454
SAZKA Group Financing a.s. EUR 200m	1,000 EUR	25	25,000

At 31/12/2020	Number of shares	Total market value (in Euro)
OPAP shares	8,194	89,724

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

35.	Group companies

Companies included in the consolidated group as of 31 December 2021 and 31 December 2020 and the Company’s effective interest are as follows.

					Effective interest
	Note		Country		31/12/2021	31/12/2020
Parent company:
SAZKA Entertainment AG			Switzerland		n/a	n/a
SAZKA Group a.s. (before 17 March 2021)			Czech Republic		100.00%	n/a
Group companies:
Alwyn Entertainment Ltd (formerly SAZKA Group UK 2 Ltd)	(a	)	United Kingdom	subsidiary	100.00%	—
SAZKA Austrian Gaming Holding a.s. (formerly Austrian Gaming Holding a.s.)			Czech Republic	subsidiary	100.00%	100.00%
CAME Holding GmbH			Austria	subsidiary	100.00%	100.00%
Casinos Austria AG (“CASAG”) subgroup	(b	)	Austria	subsidiary	59.70%	59.80%
AleaX AG			Liechtenstein	subsidiary	59.70%	59.80%
Cachi Valle Aventuras S.A.**			Argentina	subsidiary	59.70%	59.80%
CAI Hungary Kft.			Hungary	subsidiary	32.84%	32.89%
CAI Ontario Inc.**			Canada	subsidiary	59.70%	59.80%
CAIO AG			Switzerland	subsidiary	59.70%	59.80%
CAIO DK ApS			Denmark	subsidiary	59.70%	59.80%
Casino Copenhagen K/S			Denmark	joint venture	29.85%	29.90%
Casino Event Immobilien GmbH			Germany	subsidiary	59.70%	59.80%
Casino Lugano S.A.			Switzerland	associate	17.17%	17.20%
Casino Marienlyst A/S			Denmark	joint venture	29.85%	29.90%
Casino Munkebjerg Vejle A/S			Denmark	joint venture	29.85%	29.90%
Casino Sopron Kft.			Hungary	subsidiary	32.84%	32.89%
Casino St. Moritz AG			Switzerland	subsidiary	59.70%	59.80%
Casino Vesterport Copenhagen K/S			Denmark	joint venture	29.85%	29.90%
Casinoland IT-Systeme GmbH			Germany	subsidiary	59.70%	59.80%
Casinos Austria (Swiss) AG			Switzerland	subsidiary	59.70%	59.80%
Casinos Austria AG Liegenschaftsverwaltungs- und Leasing GmbH			Austria	subsidiary	59.70%	59.80%
Casinos Austria International (Cairns) Pty Ltd.			Australia	joint venture	29.85%	29.90%
Casinos Austria International (Mazedonien) Holding GmbH			Austria	subsidiary	59.70%	59.80%
Casinos Austria International Belgium S.A.			Belgium	subsidiary	59.70%	59.80%
Casinos Austria International GmbH			Austria	subsidiary	59.70%	59.80%
Casinos Austria International Holding GmbH			Austria	subsidiary	59.70%	59.80%
Casinos Austria International Ltd.			Australia	subsidiary	59.70%	59.80%

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

					Effective interest
	Note		Country		31/12/2021	31/12/2020
Casinos Austria International Mazedonia d.o.o.			Macedonia	joint venture	20.90%	20.93%
Casinos Austria Liechtenstein AG			Liechtenstein	subsidiary	59.70%	59.80%
Casinos Austria Management GmbH			Austria	subsidiary	59.70%	59.80%
Casinos Austria Maritime Corp.	(c	)	USA	subsidiary	—	59.80%
Casinos Austria of Egypt AG			Liechtenstein	joint venture	29.85%	29.90%
Casinos Denmark A/S			Denmark	joint venture	29.85%	29.90%
Casinos International AG (formerly Casinos Austria VLT AG)			Switzerland	subsidiary	59.70%	59.80%
Casinos Odense K/S			Denmark	subsidiary	59.70%	59.80%
CAST Casinos Austria Sicherheitstechnologie GmbH			Austria	subsidiary	59.70%	59.80%
CCB Congress Center Baden Betriebsgesellschaft mbH			Austria	subsidiary	53.13%	53.22%
Cocino GmbH			Germany	joint venture	28.06%	28.11%
Complejo Monumento Güemes S.A.**			Argentina	subsidiary	59.70%	59.80%
Cuisino Ges.m.b.H.			Austria	subsidiary	59.70%	59.80%
Entretenimientos y Juegos de Azar S.A.**			Argentina	subsidiary	59.66%	59.76%
Fortuna 1 Aps			Denmark	subsidiary	59.70%	59.80%
Glücksrad Kft.			Hungary	joint venture	29.25%	29.30%
Great Blue Heron Gaming Company	(d	)	Canada	subsidiary	—	43.06%
Inmobiliaria Ovalle S.A.			Chile	subsidiary	59.70%	59.80%
Inversiones Anacaldo S.A. i.L.**			Chile	associate	14.93%	14.95%
Leisure & Entertainment S.A.**			Argentina	subsidiary	59.70%	59.80%
LIE2 AG			Liechtenstein	subsidiary	59.70%	59.80%
National Videolottery of the Rep. of Macedonia-Casinos Austria LLC-Skopje			Macedonia	joint venture	10.24%	10.26%
ÖLG Holding GmbH			Austria	subsidiary	59.70%	59.80%
Österreichische Lotterien GmbH (“Austrian Lotteries”) subgroup			Austria	subsidiary	53.52%	53.60%
Deutsche Sportwetten GmbH			Germany	subsidiary	29.97%	34.17%
Glücks- und Unterhaltungsspiel BetriebsgesmbH			Austria	subsidiary	53.52%	53.60%
Österreichische Sportwetten GmbH			Austria	subsidiary	29.97%	34.17%
Österreichische Klassenlotterie Vertriebsgesellschaft m.b.H.			Austria	subsidiary	53.52%	53.60%
Rabcat Computer Graphics GmbH			Austria	subsidiary	50.85%	51.39%
Win2day International GmbH			Austria	subsidiary	53.52%	53.60%
WinWin International GmbH			Austria	subsidiary	53.52%	53.60%
Reef Casino Investments Pty Ltd.			Australia	joint venture	29.85%	29.90%
Reef Casino Trust			Australia	joint venture	25.07%	25.12%
Reef Corporate Services Ltd.			Australia	joint venture	29.85%	29.90%
Revolutionary Technology Systems AG	(e	)	Switzerland	subsidiary	29.85%	29.90%
Spielbanken Niedersachsen GmbH			Germany	subsidiary	59.70%	59.80%
Viage Productions S.A.			Belgium	subsidiary	59.70%	59.80%

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

					Effective interest
	Note		Country		31/12/2021	31/12/2020
CLS Beteiligungs GmbH *			Austria	associate	66.67%	66.67%
Italian Gaming Holding a.s.			Czech Republic	subsidiary	100.00%	100.00%
LottoItalia S.r.l.			Italy	associate	32.50%	32.50%
LTB Beteiligungs GmbH *			Austria	associate	66.67%	66.67%
Medial Beteiligungs GmbH			Austria	subsidiary	100.00%	100.00%
OPAP S.A. (“OPAP”) subgroup	(f	)	Greece	subsidiary	40.37%	36.10%
Daedalus Technologies FZC	(g	)	Dubai	subsidiary	—	24.45%
Hellenic Lotteries S.A.			Greece	subsidiary	33.71%	30.14%
Horse Races Single-Member S.A.			Greece	subsidiary	40.37%	36.10%
Neurosoft S.A.			Greece	subsidiary	27.34%	24.45%
OPAP Cyprus Ltd			Cyprus	subsidiary	40.37%	36.10%
OPAP International Ltd			Cyprus	subsidiary	40.37%	36.10%
OPAP Investment Ltd			Cyprus	subsidiary	40.37%	36.10%
OPAP Sports Ltd			Cyprus	subsidiary	40.37%	36.10%
Stoiximan Limited	(h	)	Malta	subsidiary	34.11%	30.50%
Kaizen Gaming Limited*			Malta	associate	14.84%	13.27%
Tora Direct Single-Member S.A.			Greece	subsidiary	40.37%	36.10%
Tora Wallet Single-Member S.A.			Greece	subsidiary	40.37%	36.10%
Rubidium Holdings Limited			Cyprus	subsidiary	100.00%	100.00%
SAZKA a.s. (“SAZKA”)			Czech Republic	subsidiary	100.00%	100.00%
SAZKA Asia a.s.			Czech Republic	subsidiary	100.00%	100.00%
Sazka Asia Vietnam Company Limited	(i	)	Vietnam	subsidiary	—	100.00%
SAZKA Czech a.s.			Czech Republic	subsidiary	100.00%	100.00%
SAZKA Delta Aif Variable Capital Investment Company Ltd	(j	)	Cyprus	subsidiary	79.23%	78.64%
SAZKA Delta Hellenic Holdings Limited	(j	)	Cyprus	subsidiary	79.23%	78.64%
SAZKA Delta Management Ltd	(k	)	Cyprus	subsidiary	79.23%	78.64%
Sazka Distribution Vietnam Company Limited	(l	)	Vietnam	subsidiary	—	100.00%
SAZKA FTS a.s.	(m	)	Czech Republic	subsidiary	55.00%	100.00%
SAZKA Group CZ a.s.			Czech Republic	Subsidiary	100.00%	100.00%
SAZKA Group Financing a.s.			Slovakia	subsidiary	100.00%	100.00%
SAZKA Group Financing (Czech Republic) a.s.			Czech Republic	subsidiary	100.00%	100.00%
SAZKA Group UK Holding Ltd	(a	)	United Kingdom	subsidiary	100.00%	—
SAZKA Group UK Limited			United Kingdom	subsidiary	100.00%	100.00%
SAZKAmobil 5G a.s.			Czech Republic	subsidiary	100.00%	100.00%
SAZKA Services s.r.o.			Czech Republic	subsidiary	100.00%	100.00%
SPORTLEASE a.s.			Czech Republic	subsidiary	100.00%	100.00%
Vitalpeak Limited	(n	)	Cyprus	subsidiary	—	100.00%

*	The equity method investees comprise a group of entities.
**	Companies in liquidation.
(a)	On 25 January 2021, the Group incorporated SAZKA Group UK Holding Ltd and Allwyn Entertainment Ltd (formerly SAZKA Group UK 2 Ltd).

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

(b)

On 1 June 2021, the Group sold a 0.10% interest in CASAG. This sale of interest without change of control is presented in “Other movements in equity” in the consolidated statement of cash flows. Total consideration for the sold NCI was €0.6 million.

(c)	On 18 March 2021, Casinos Austria Maritime Corp. was wound up and deconsolidated. The impact of the transaction is immaterial.
(d)	On 18 March 2021, Great Blue Heron Gaming Company was wound up and deconsolidated. The impact of the transaction is immaterial.
(e)	Revolutionary Technology Systems AG is unconsolidated subsidiary (due to immateriality).
(f)	During the year ended 31 December 2021 the Group increased its economic interest in OPAP S.A. through open market purchases, scrip dividend and certain other transactions (see Note 2.3).

As a result, the Group’s economic interest and voting rights increased by 4.27%.

(g)	On 1 November 2021, Daedalus Technologies FZC was sold. The impact of the transaction is immaterial.
(h)	During 2021, operations of Stoiximan, which was a business unit of Kaizen Gaming Limited during year 2020, were incorporated under the legal entity Stoiximan Limited, registered in Malta.
(i)	On 25 January 2021, Sazka Asia Vietnam Company Limited was liquidated. The impact of the transaction is immaterial.
(j)

The controlling interest in SAZKA Delta Aif Variable Capital Investment Company Ltd (“SDVCIC“) is represented by the 100% of its voting rights held by SAZKA Delta Management Ltd. However, the effective interest attributable to the Group comprises the 79.23% (31 December 2020: 78.64%) of its investor shares owned by Rubidium Holdings Limited. As of 16 September 2021, the Group increased its effective interest in SDVCIC by 0.59% from 78.64% to 79.23%.

(k)	66.70% represents voting shares, the Group’s effective interest in Sazka Delta Management is 79.23% (31 December 2020: 78.64%).
(l)	On 30 March 2021, Sazka Distribution Vietnam Company Limited was liquidated. The impact of the transaction is immaterial.
(m)	On 9 March 2021, 45% of SAZKA FTS a.s. was sold to KKCG AG. The impact of the transaction is immaterial.
(n)	On 22 October 2021, Vitalpeak Limited was liquidated. The impact of the transaction is immaterial.

36.	Subsequent events

Strategic

US listing

On 20 January 2022, the Company signed a Business Combination Agreement with Cohn Robbins Holdings Corp., a special purpose acquisition company (SPAC). Based on the business combination agreement, a newly established Swiss holding company, Allwyn Entertainment AG, which would become a sole owner of SAZKA Entertainment AG, would become a public company listed on the New York Stock Exchange.

OPAP

In Q1 2022 the Company increased its direct shareholding in OPAP by 0.90% through market purchases. Total consideration paid was €41.9 million.

In April 2022 the Company increased its direct shareholding in OPAP by 0.13% through market purchases. Total consideration paid was €6.4 million.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

On 17 February 2022 the Group purchased the remaining minority interest in SAZKA Delta AIF Variable Investment Company Ltd, an entity through which the Group holds part of its interest in OPAP, for consideration of €327.4 million.

As a result of these transactions, the Group’s effective interest in OPAP increased by 7.88% from 40.37% to 48.25% and the Group’s effective interest is now equal to its ownership interest.

Kaizen

On 20 April 2022, the Group announced that it has reached an agreement with OPAP Investment Limited (a wholly owned subsidiary of OPAP S.A.) to acquire its 36.75% interest in the business activities of Kaizen Gaming Limited outside Greece and Cyprus (“Kaizen”). The purchase price comprises (i) an upfront cash consideration of €50.0 million, on a debt free and cash free basis, and (ii) performance based earnout payments. Closing of the transaction is pending customary regulatory approvals.

Kaizen is a fast growing online sports betting and iGaming operator using proprietary gaming technology. The company operates in seven markets under Betano brand with particularly strong presence in Romania and Portugal. The transaction will result in an increase in Group’s effective interest in Kaizen, which will remain an equity investee of the Group.

UK National Lottery

In March 2022, the UK Gambling Commission announced SAZKA Group a.s. as its Preferred Applicant for the fourth UK National Lottery concession following a rigorous competitive tender process. Allwyn Entertainment Ltd, a 100% owned subsidiary of SAZKA Group a.s., is its proposed licensee. The fourth UK National Lottery concession will run for 10 years from February 2024.

Camelot UK Lotteries Limited (the incumbent operator of the UK National Lottery) and International Game Technology plc and certain of its affiliates have brought claims against the Gambling Commission challenging certain aspects of its award decision. As a result of the legal challenge, the Gambling Commission is currently stayed from entering into agreements with Allwyn Entertainment Ltd that would formally commence a period of transition.

Russia and Ukraine conflict

The conflict between Russia and Ukraine has led to and is expected to continue to lead to disruption, instability and volatility in global markets and industries. The conflict has no direct operational impact on the Group, as the Group has no operations in either Ukraine or Russia. The Group has no exposure to sanctioned entities or persons.

Financing

SAZKA Group financing arrangements

In February 2022 SAZKA Group a.s. issued €200.0 million in aggregate principal amount of additional senior secured notes due 2027 at an issue price of 99.0% bearing fixed interest of 3.875% and the Group issued €400.0 million in aggregate principal amount of senior secured floating rate notes due 2028 issued by Allwyn Entertainment Financing (UK) plc at an issue price of 99.5% with a margin of 4.125%.

Notes to the consolidated financial statements for the year ended 31 December 2021 (in millions of Euro)

In March 2022 the Group repaid a bond (issued by SAZKA Group Financing a.s.) in the nominal amount of €200.0 million due in December 2022.

In March 2022 the Group (through its subsidiary SAZKA Group Financing (Czech Republic) a.s.) prepaid €63.1 million under its syndicated loan.

Since the start of 2022 the Group (through its subsidiary SAZKA Group Financing (Czech Republic) a.s.) has drawn and repaid various loans under its revolving credit facility. The net amount repaid is €33.4 million.

OPAP Group financing arrangements

In January 2022, OPAP repaid a €100.0 million revolving credit facility. The revolving credit facility remains available.

In February 2022, a subsidiary of OPAP repaid a €10.0 million revolving credit facility. The revolving credit facility remains available.

In March 2022, OPAP made an early repayment of a €100.0 million bank loan that had an original maturity in November 2023.

In April 2022, OPAP extended a €100.0 million revolving credit facility maturing in May 2022 to May 2023. The revolving credit facility remains undrawn.

OPAP dividend

On 22 March 2022, the Board of Directors of OPAP proposed the distribution of a dividend of €0.50 per share for the fiscal year 2021 and a capital return of €0.90 per share. The capital return will not be covered by OPAP’s scrip dividend programme. Both proposals are subject to shareholder approval at the annual general meeting, which will be held on 9 June 2022.

LottoItalia dividend

On 25 March 2022, LottoItalia declared a dividend of €227.9 million and distribution of premium reserve of €23.3 million. The Group received (through its subsidiary Italian Gaming Holding a.s.) its share of €81.6 million on 31 March 2022.

On 27 April 2022, LottoItalia declared a distribution of premium reserve of €23.3 million. The Group received (through its subsidiary Italian Gaming Holding a.s.) its share of €7.6 million on 4 May 2022.

SAZKA Entertainment dividend

On 24 January 2022, the Company paid a dividend of €170.0 million to its shareholders. KKCG AG received €149.0 million and Primrose Holdings (Lux) Sarl received €21.0 million.

Date of authorisation of the financial statements for issue:	Signature of the authorised representative:

20 May 2022

	Pavel Šaroch	Robert Chvátal
	Member of the Board of Directors	Authorized signatory

Casinos Austria Aktiengesellschaft

(Casinos Austria Group)

Consolidated financial statements for year ended 31 December 2019 (audited) and 6 months period ended 30 June 2020 (unaudited)

(in thousands of Euro)

Report of Independent Auditors

To the Supervisory Board

and Management of

Casinos Austria Aktiengesellschaft

We have audited the accompanying consolidated financial statements of Casinos Austria Aktiengesellschaft and its subsidiaries (“the Company”), which comprise the Consolidated Statements of Financial Position as of December 31, 2019, and the related Consolidated Profit and Loss Statements and Consolidated Statements of Comprehensive Income, Consolidated Statements of Changes in Equity and the Consolidated Statements of Cash Flow for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Casinos Austria Aktiengesellschaft and its subsidiaries as of December 31, 2019 and the results of their operations and their cash flows for the year then ended in accordance with the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

Other Matter

The consolidated financial statements of the Company as of December 31, 2018 and for the year then ended were audited by another auditor whose report, dated March 4, 2019, expressed an unmodified opinion on those statements. Our Opinion is not qualified with regard to this matter.

Vienna, Austria, February 16, 2022

/s/ PwC Wirtschaftsprufung GmbH

Harald Schindl

PwC Wirtschaftsprüfung GmbH

Consolidated financial statements of

Casinos Austria Aktiengesellschaft

(Casinos Austria Group)

for year ended 31 December 2019 and 6 months period ended

30 June 2020 prepared in accordance with IFRS

Consolidated Profit and Loss Statements

for the period 01 January to 31 December 2019 and for the period 01 January to 30 June 2020

Consolidated Statements of Comprehensive Income

for the period 01 January to 31 December 2019 and for the period 01 January to 30 June 2020

Consolidated Statements of Financial Position

as of December 31, 2019 and June 30, 2020

Consolidated Statements of Changes in Equity

for the period 01 January to 31 December 2019 and for the period 01 January to 30 June 2020

Consolidated Statements of Cash Flows

for the period 01 January to 31 December 2019 and for the period 01 January to 30 June 2020

Explanatory Notes to the Consolidated Financial Statements

for the period 01 January to 31 December 2019 and for the period 01 January to 30 June 2020

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Profit and Loss Statement

in EUR thousand	Notes	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Gross gaming revenues including ancillary revenues	(1)	534,456	1,359,147
Gaming taxes and other taxes	(2)	(265,539)	(640,272)

Other operating income	(3)	31,108	19,887
Cost of supplies and obtained services	(4)	(5,303)	(17,383)
Personnel expenses	(5)	(111,587)	(270,401)
Depreciation	(6)	(26,910)	(51,962)
Impairment	(9)	(19,371)	0
Other operating expenses	(7)	(111,351)	(254,693)
Income from investments accounted for using the equity method	(8)	(2,655)	8,253

Operating result		22,848	152,576

Financial income	(10)	2,312	8,290
Financial expenses	(10)	(9,352)	(13,094)
Financial result	(10)	(7,040)	(4,804)

Profit before taxes		15,808	147,772

Income taxes	(11)	(6,051)	(34,116)

Profit from continuing operations for the year		9,757	113,656

Profit/loss discontinued operations for the year	(12)	(205)	(1,675)

Profit for the year		9,552	111,981

Allocable to shareholders of the parent company	(32)	(3,472)	85,912
Non-controlling interests	(33)	13,024	26,069

		9,552	111,981

The Notes to the consolidated financial statements contain explanatory notes on the individual items of the consolidated income statement.

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Statement of Comprehensive Income

in EUR thousands	Notes	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Profit for the year		9,552	111,981

Other comprehensive income

Items that will not be reclassified to profit or loss
Actuarial gains/losses	(11)	13,400	(17,205)
Tax effect	(11)	(1,380)	2,593

Items that may be reclassified to profit or loss in the future
Exchange differences on translation - fully consolidated companies	(11)	(1,996)	1,201
Exchange differences on translation – investments ac-counted for using the equity method	(11)	168	2,558
reclassification from OCI to net income		0	1,134

Other comprehensive income		10,192	(10,853)

Total Comprehensive Income for the Year		19,744	101,128

Allocable to shareholders of the parent company		6,354	76,503
Non-controlling interests		13,390	24,625

		19,744	101,128

The Notes to the consolidated financial statements contain explanatory notes on the individual items of the consolidated statement of comprehensive income.

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Statement of Financial Position

in EUR thousand
ASSETS	Notes	30 June 2020 (unaudited)	31 December 2019 (restated)
Cash and cash equivalents	(13)	314,342	227,451
Inventories	(14)	3,000	2,891
Receivables and other assets	(15)	66,557	83,566
Other financial assets	(16)	37,392	37,115

		421,291	351,023

Assets held for sale	(17)	783	866

CURRENT ASSETS		422,074	351,889
Tangible assets	(18)	181,284	195,831
Goodwill	(18)	240,005	240,670
Other intangible assets	(18)	24,623	27,857
Rights of use assets	(19)	81,522	99,012
Investments accounted for using the equity method	(20)	74,709	79,482
Deferred tax assets	(30)	23,299	20,699
Long-term financial assets	(21)	240,836	247,135

LONG TERM ASSETS		866,278	910,686

TOTAL ASSETS		1,288,352	1,262,575

LIABILITIES and EQUITY
Financial liabilities	(22)	38,308	28,414
Lease liabilities	(23)	15,764	15,556
Trade payables	(24)	22,158	32,240
Provisions	(25)	6,051	6,337
Income tax liabilities	(26)	19,584	10,901
Short-term provisions employee benefits	(28)	7,234	9,217
Other short-time liabilities	(26)	386,271	329,257

Short-time liabilities		495,370	431,922
Financial liabilities	(27)	147,295	153,620
Lease liabilities	(23)	75,069	83,363
Long-term provisions for employee benefits	(28)	135,320	157,863
Deferred tax liabilities	(30)	3,080	3,433
Other long-term provisions	(29)	2,361	2,371
Other long-term liabilities	(31)	15,297	14,034

Long-term liabilities		378,422	414,684
Share capital	(32)	40,000	40,000
Retained earnings and annual income	(32)	354,442	357,914
Reserve for actuarial gains/losses	(32)	(61,946)	(73,021)
Exchange differences on translation	(32)	13,802	15,051

Equity attributable to the shareholders of the parent company		346,298	339,944
Non-controlling interests	(33)	68,262	76,025

Equity		414,560	415,969
TOTAL LIABILITIES and EQUITY		1,288,352	1,262,575

The Notes to the consolidated financial statements contain explanatory notes on the individual items of the Group consolidated balance sheet.

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Statement of Changes in Equity

		Attributable to shareholders of the parent company
in EUR thousand	Notes	Share capital	Retained earnings and annual income	Reserve for actuarial gains/losses	Exchange differences on translation	Total	Non-controlling interests	Total equity
Balance as of 01 January 2019 (as reported)		40,000	185,137	(59,853)	11,292	276,576	78,369	354,945

Restatement[1]		0	1,865	0	0	1,865	4,706	6,571

Balance as of 01 January 2019 (restated)		40,000	287,002	(59,853)	11,292	278,441	83,075	361,516

Total Comprehensive Income	(32)	0	85,912	(13,168)	3,759	76,503	24,625	101,128
Transactions with non-controlling interests	(33)	0	0	0	0	0	7,534	7,534
Distribution of profit	(32)	0	(15,000)	0	0	(15,000)	(39,209)	(54,209)

Transactions with owners		0	(15,000)	0	0	(15,000)	(31,675)	(46,675)

Balance as of 31 December 2019 (restated)[1]		40,000	357,914	(73,021)	15,051	339,944	76,025	415,969

Total Comprehensive Income (unaudited)	(32)	0	(3,472)	11,075	(1249)	6,354	13,390	19,744
Distribution of profit (unaudited)	(33)	0	0	0	0	0	(21,153)	(21,153)

Transactions with owners (unaudited)		0	0	0	0	0	(21,153)	(21,153)

Balance as of 30 June 2020 (unaudited)		40,000	354,442	(61,946)	13,802	346,298	68,262	414,560

1)	An overview to the restatements as per 01 January 2019 and 31 December 2019 is shown under General remarks on page I/8 of this consolidated financial statements.

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Statement of Cash Flows

in EUR thousand	Notes	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Profit for the year		9,552	111,981
Depreciation, amortisation and impairments of property, plant and equipment and intangible assets		46,281	51,962
Impairments of financial assets		5,352	592
Depreciations and impairments on fixed assets from discontinued entities		0	0
Impairment of current assets		7	45
Appreciations on financial assets		(112)	(4,978)
Changes in long-term provisions		(9,156)	(8,474)
Interest costs determined based on the effective interest method		120	1,225
Costs of hedging transactions		(401)	(508)
Profit/loss from investments accounted using the equity method		2,655	(8,253)
Income from at equity accounted, discontinued entities		0	580
Dividends received from investments accounted for using the equity method		2,284	6,203
Profits/losses from deconsolidation		0	(130)
Profits/losses from the sale of fixed assets including the sale of financial assets		(449)	(449)
Changes in deferred taxes		(4,262)	(1,930)

Cash flow from operating profit		51,871	147,462

Changes in accounts receivable and other assets		17,814	(896)
Changes in short-term provisions		(2,251)	3,311
Changes in accounts payable trade and other liabilities		56,968	23,765

Cash flow from operating activities	(37)	124,402	173,643

Proceeds from the sale of fixed assets (except financial assets)		693	248
Investments in property, plant and equipment and intangible assets		(13,826)	(31,060)
Investments in companies accounted for using the equity method		0	(1,419)
Proceeds from the sale of financial assets		752	34,717
Payments for investments in financial assets		(367)	(10,805)
Investments in subsidiaries net acquired cash and cash equivalents totalling EUR 0 thousand (2019: EUR 5,615 thousand)		0	5,615
Proceeds from the sale and liquidation of subsidiaries minus cash given up in the exchange totalling EUR 0 thousand (2019: EUR 6 thousand)		0	(5)

Cash flow used in investing activities	(38)	(12,748)	(2,710)

Notes to Consolidated Financial Statements Casinos Austria Group

Consolidated Statement of Cash Flows (continued)

in EUR thousand		01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Proceeds from issuing borrowings		25,000	167,303
Repayment of bonds and loans		(21,184)	(241,405)
Repayment of lease liabilities		(6,922)	(13,024)
Dividends paid to shareholders of the parent company		0	(15,000)
Dividends paid to non-controlling interests		(21,153)	(39,209)

Cash flow used in financing activities	(39)	(24,259)	(141,335)

Change in cash and cash equivalents		87,395	29,598
Effect of exchange rate changes on cash and cash equivalents		(504)	604
Cash and cash equivalents at the beginning of the period		227,451	197,250

Cash and cash equivalents at the end of the period		314,342	227,451

The Notes to the consolidated financial statements contain explanatory notes on the individual items of the consolidated statement of cash flows.

Interest and tax payments are as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Interest income received	1,165	1,419
Interest paid	1,884	8,314
Income tax paid	583	27,887

Notes to Consolidated Financial Statements Casinos Austria Group

Notes to the Consolidated Financial Statements

I. General remarks

These financial statements were prepared exclusively for the special purpose of a market transaction of the parent company and do not replace the statutory consolidated financial statements as per 31 December 2019 as issued per 9 March 2020.

Please note that the numbers of the period 01 January to 30 June 2020 are unaudited.

Restatements as per 01 January 2019

Restatements of total equity as of 01 January 2019 totalling EUR 6,571 thousand relate to a decrease in long-term provisions for employee benefits and a reclassification of non-controlling interests.

Long-term provisions for employee benefits referring to non-exit headcount reduction models - part time in combination with stand-by duty as partial exit model – had been recognized in Casinos Austria AG and Österreichische Lotterien GmbH. Due to a change in accounting treatment, these provisions have been eliminated, resulting in a decrease of provisions for termination benefits of EUR 8,749 thousand and - as a corresponding tax effect - a decrease of deferred tax assets of EUR 2,187 thousand.

Furthermore, recalculation of non-controlling interests in connection with an intercompany agreement resulting in a shift of EUR 4,706 thousand between group equity and non-controlling interests was necessary, because the elimination booking entries of an intercompany transaction were made at a wrong sub-group level, which determine the assessment bases for the calculation of non-controlling interests, the necessary recalculation resulted in a shift of EUR 4,706 thousand between group equity and non-controlling interests.

An overview of the restatements as per 01 January 2019 is presented in the following table:

In EUR thousand	1.1.2019 (as originally reported)	Restatement	1.1.2019 (restated)
Deferred tax assets	19,104	(2,187)	16,917
Long-term provisions for employee benefits	131,971	(8,749)	123,222
Retained earnings	185,137	1,865	187,002
Non-controlling interests	78,369	4,706	83,075

Restatements as per 31 December 2019

Additional to the issues explained above the following restatement had been recognized as per 31 December 2019.

The rental agreement at the Casinos Austria Group’s site in Belgium originally had a longer term than the gaming license. With the extension of this license in December 2019 until April 2024, the rental agreement was simultaneously linked to the term of the license, resulting in significant reductions in rental payments. Although this event was taken into account in the IFRS 16 calculations in 2020, as the contractual amendment already has taken place in 2019, this reporting period had to be restated accordingly.

Notes to Consolidated Financial Statements Casinos Austria Group

An overview of the restatements as per 31 December 2019 is presented in the following table:

In EUR thousand	31 December 2019 (as originally reported)	Restatement	31 December 2019 (restated)
Right of use assets	101,940	(2,928)	99,012
Deferred tax assets	22,886	(2,187)	20,699
Lease Liabilities	86,291	(2,928)	83,363
Long-term provisions for employee benefits	166,612	(8,749)	157,863
Retained earnings	358,028	(114)	357,914
Non-controlling interests	69,349	6,676	76,025

Additional to quantitative adjustments, qualitative adaptions were made to the notes as per 31 December 2019 to reflect the current state of knowledge.

The Company

Casinos Austria AG, with its registered office in Austria (Rennweg 44, 1038 Vienna) and its subsidiaries (hereinafter referred to as the “Casinos Austria Group”) form an internationally active gaming group. In accordance with current provisions of corporate law, Casinos Austria AG, as the parent company of the entire Group, is required to prepare consolidated financial statements.

The Casinos Austria Group’s business segments comprise Casinos, Lotteries, Online Gaming, Video Lottery Terminals and Sports Betting. The key markets are situated in the European Union, in Switzerland and in Australia. Please refer to section II for a summary of our operational casino establishments.

Reporting in accordance with the International Financial Reporting Standards (IFRS)

The consolidated financial statements are compiled in accordance with the IFRS issued by the IASB and the interpretations of the International Reporting Interpretations Committee (IFRIC) applicable on the balance sheet date.

All information regarding the period January to June 2020 and as of 30 June 2020 are unaudited.

1. Standards that were applied for the first time

As compared with the consolidated financial statements for the years ended 31 December 2019 and 31 December 2018, the following standards and interpretations have changed or were required to be applied for the first time due to the date the regulation entered into force, or an option of early application was provided.

Unless otherwise stated, these amendments had no material impact on the consolidated financial statements of the Casinos Austria Group.

1.1	Changes in accounting policies

1.1.1    30 June 2020

Apart from the following changes, the Casinos Austria Group has consistently applied the accounting policies to all periods presented in these consolidated financial statements. The Casinos Austria Group has applied the following

Notes to Consolidated Financial Statements Casinos Austria Group

new standards and amendments to standards for the first time in the period of 01 January 2020 to 30 June 2020. All of the following standards and amendments had an immaterial impact on the Casinos Austria Group.

Standard / Amendment	Date of Publication	Effective Date (IASB)
Amendments to IAS 1 and IAS 8: Definition of Material	31 October 2018	01 January 2020

Amendments to Reference to the Conceptual Framework in IFRS Standards	29 March 2018	01 January 2020

IBOR-Reform: Amendments to IFRS 9, IAS 39 and IFRS 7	26 September 2019	01 January 2020

Amendment to IFRS 3 Business Combinations: Definition of a Business Operation	22 October 2018	01 January 2020

Amendment to IFRS 16 Leases: COVID-19-Related Rent Concessions	28 May 2020	01 June 2020

IFRS 16 - Covid-19-related Rent Concessions

The amendments contain a practical expedient to accounting for rent concessions due to the COVID-19 Pandemic. Accordingly, without further classification Covid-19 related concessions can be recognized as other operating income in the income statement if they would have been due on or before the end of June 2021. The rent concessions incurred in the current financial year were recognized in profit or loss under other operating income. It is therefore not necessary to adjust the leasing liabilities and rights of use assets concerned.

Casinos Austria Group is exercising the described relief. The effect on the company’s financial statements is immaterial.

Amendments to IAS 1 and IAS 8: Definition of Material

Amendments concern clarification as well as standardization of the Definition of Material and are intended to assist users in applying the concept of materiality.

Amendments to References to the Conceptual Framework in IFRS Standards

The IASB has changed certain definitions within the Framework which will have to be considered for future standards from 01 January 2020 onwards.

IBOR-Reform: Amendments to IFRS 7, IFRS 9 and IAS 39

The amendments modify some specific hedge accounting requirements to provide relief from potential effects of the uncertainty caused by the IBOR reform. The amendments are designed to support the provision of useful financial information by companies during the period of uncertainty arising from the phasing out of interest-rate benchmarks such as interbank offered rates (IBORs). In addition, the amendments require companies to provide additional information to investors about their hedging relationships which are directly affected by these uncertainties.

Amendments to IFRS 3 Business Combinations: Definition of a business operation

As a result of the Post Implementation Review, criteria for the definition of a business were adapted. The amended definition of a business requires inputs and substantive processes that together contribute to the ability produce outputs. The Amendment includes specific guidelines and examples for substantive processes. Furthermore, the output definition will be restricted to revenues from contracts with customers, capital gains and other income. Cost savings will be excluded. Additionally, the Amendment introduces an optional concentration test, where it is tested whether substantially all of the total fair value of the acquired gross assets is concentrated in one or more assets of similar nature. If this is the case, there is no business.

Notes to Consolidated Financial Statements Casinos Austria Group

The future application of the other new or amended standards will not have a material impact on the consolidated financial statements of Casinos Austria Group as they only concern clarifications or are not applicable.

1.1.2	31 December 2019

Apart from the following changes, the Casinos Austria Group has consistently applied the accounting policies to all periods presented in these consolidated financial statements. The Casinos Austria Group has applied the following new standards and amendments to standards for the first time in the period of 01 January 2019 until 31 December 2019. Besides the new leasing standard IFRS 16 all of the followed standards and amendments had an immaterial impact on Casinos Austria Group.

Amendment	Date of publication	Effective Date (IASB)
IFRS 16 Leases	13 January 2016	01 January 2019

IFRIC 23 Uncertainty over Income Tax Treatments	07 June 2017	01 January 2019

Amendments to IFRS 9: Prepayment Features with Negative Compensation	12 October 2017	01 January 2019

Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures	12 October 2017	01 January 2019

Amendment to IAS 19: Plan Amendment, Curtailment or Settlement	07 February 2018	01 January 2019

Annual Improvements to IFRS – 2015–2017 Cycle	12 December 2017	01 January 2019

IFRS 16: Leases

The amended IFRS 16 replaces the previous requirements of IAS 17 and related interpretations, with changes to the reporting of lease agreements by the lessee in particular. For each lease, lessees shall recognise a liability for future lease payments discounted at initial recognition. The lease liability is subsequently reduced by lease payments made and increased by unwinding. At the same time, a right-of-use asset in the amount of the present value of the future lease payments is carried as an asset and subsequently depreciated on a straight-line basis. Low-value assets and short-term lease agreements are excluded. However, for lessors the rules of the new standard are similar to the former rules of IAS 17. IFRS 16 also contains rules on sale-and-lease-back transactions and on the disclosures required in the Notes.

Since Casinos Austria Group companies act as a lessee in material operating lease agreements, the application of IFRS 16 has the aforementioned effects on the consolidated financial statements of the Casinos Austria Group.

The recognition of the right-of-use asset and the lease liability on the balance sheet results an increase in total assets and liabilities, which leads to a decrease in the equity ratio and an increase in the debt-to-equity ratio.

On the profit and loss statement, the lease expense previously recognised under other operating expenses on a straight-line basis is now shown as an interest expense and depreciation, which significantly influences such metrics as operating income or profit for the year.

The Casinos Austria Group has opted for the modified retrospective approach, which does not require the restatement of prior year comparative figures. In principle, the effects of the transition as of 1 January 2019 are presented as an adjustment to retained earnings. Furthermore, the Casinos Austria Group has decided to recognise the right-of-use assets with the corresponding lease liabilities at the date of first-time adoption. The right of use asset represents the present value of lease payments at the date of first-time adoption, determined by discounting the contractual lease payments over the lease term with the incremental borrowing rate.

Notes to Consolidated Financial Statements Casinos Austria Group

The right of use assets shall be depreciated over the shorter of the asset´s useful life and the remaining lease term on a straight-line basis. The lease liability shall be reduced by the amount of the repayment element from the lease payment until the end of the lease.

The Casinos Austria Group exercises its option not to capitalise right-of-use assets for short-term leases and low-value right of use assets less than USD 5,000.00.

If IFRS 16 had not been applied in the period 01 January to 31 December 2019, the impact on income would have been a decrease of EUR 955 thousand.

The impact on total assets and equity in 2019 is as follows:

in EUR thousands	31 December 2019	01 January 2019
Equity capital	409,407	354,954
Balance sheet total	1,267,690	1,148,246
Equity ratio	32.30%	30.91%
Balance sheet total without IFRS 16	1,166,857	1,039,376
Equity ratio without IFRS 16	35.09%	34.15%

Increase in balance sheet total in %	8.64%	10.47%

The reconciliation of operating lease liabilities (IAS 17) as of 31 December 2018 to recognise lease liabilities (IFRS 16) as at 01 January 2019 is as follows:

in EUR thousands	01 January 2019
Minimum payments to be made under existing contracts	85,833
Inclusion of extension of term options	46,336
Rental and lease agreements with terms of less than one year	(1,394)
Low value rental and leased items	(508)
Discounting by marginal borrowing rate	(21,397)

Lease liabilities	108,870

The leases are explained in greater detail in point (20) section V. of the Notes to the Consolidated Financial Statements.

None of the following amendments had a significant impact on the financial statements:

IFRIC 23: Uncertainty over Income Tax Treatments

The interpretation closes the existing gap in IAS 12 by explaining how to recognize and measure deferred and current income tax assets and liabilities where there is uncertainty over a tax treatment. An asset or liability for uncertain tax positions will have to be recognized provided that a payment or reimbursement is deemed to be probable. In this respect, the entity should assume a tax authority will examine the uncertain tax treatments and have full knowledge of all related information.

Amendments to IFRS 9: Prepayment Features with Negative Compensation

The narrow-scope amendments made to IFRS 9 Financial Instruments in October 2017 enable entities to measure certain prepayable financial assets with negative compensation at amortized cost. These assets, which include

Notes to Consolidated Financial Statements Casinos Austria Group

some loan and debt securities, would otherwise have to be measured at fair value through profit or loss. To qualify for amortized cost measurement, the negative compensation must be ‘reasonable compensation for early termination of the contract’ and the asset must be held within a ‘held to collect’ business model.

Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures

The amendments to IAS 28 clarify that an entity applies IFRS 9 Financial Instruments to long-term investments in an associate or joint venture that form part of the net investment in that associate or joint venture but are not accounted for using the equity method.

Annual Improvements to IFRS – 2015 to 2017 Cycle

The annual improvements relate to the following four standards:

IFRS 3: If an entity obtains control of a business that is a joint operation, it must remeasure previously held interests in that business at the fair value on the date of acquisition. Differences between the fair value of the joint operation on the date of acquisition and the previous carrying amount are recognised in profit or loss.

IFRS 11: clarified that the party obtaining joint control of a business that is a joint operation should not remeasure its previously held interest in the joint operation.

IAS 12: clarified that the income tax consequences of dividends on financial instruments classified as equity should be recognized according to where the past transactions or events that generated distributable profit were recognized.

IAS 23: clarified that, if a specific borrowing remains outstanding after the related qualifying asset is ready for its intended use or sale, it becomes part of general borrowings.

Amendments to IAS 19: Plan Amendment, Curtailment or Settlement

The amendments relate to rules on how to determine the current expenditure in a financial year in which plan amendments, curtailments or settlements of a defined benefit pension plan are made. When a plan is amended, IAS 19 requires that an entity remeasure its net liability or asset. The amendments require that an entity use the updated assumptions from that remeasurement to determine the current service cost and net interest for the remainder of the reporting period after the plan amendment.

Future adoption of the other new or amended standards will not have a material impact on the consolidated financial statements of the Casinos Austria Group, as they only relate to clarifications or are not applicable.

Notes to Consolidated Financial Statements Casinos Austria Group

2. New and amended standards that must be applied in later reporting periods

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective:

Standard / Amendment	Date of Publication	Effective Date (IASB)
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform – Phase 2	27 August 2020	01 January 2021

Amendments to IFRS 3 “Business combinations” – Reference to “Conceptional framework”	14 May 2020	01 January 2022

Amendments to IFRS 4 “Insurance Contracts” – deferral of IFRS 9	25 June 2020	01 January 2021

Amendments to IFRS 16 “Leases” – COVID-19 related rent concessions beyond 30 June 2021	28 May2020	01 April 2021

IFRS 17 “Insurance Contracts”	18 May2017 25 June 2020	01 January 2023

Amendments to IAS 1 “Presentation of financial statements” – Classification of liabilities as current or non-current	15 July 2020	01 January 2023

Amendments to IAS 16 “Property, plant and equipment” (“PPE”)	14 May 2020	01 January 2022

Amendments to IAS 37 “Provisions, Contingent liabilities and Contingent Assets” – cost of fulfilling a contract	14 May 2020	01 January 2022

Amendments to IFRS 1 “First-time Adoption of International Financial reporting Standards” – Subsidiary as a first-time adopter	14 May 2020	01 January 2022

Amendments to IFRS 9 “Financial Instruments” – Fees in the ’10 per cent’ test for derecognition of financial liabilities	14 May 2020	01 January 2022

Amendments to IAS 41 “Agriculture” – Taxation in fair value measurements	14 May 2020	01 January 2022

Amendments to IAS 1 “Presentation of financial statements” – disclosure of accounting policies	12 February 2021	01. January 2023

Amendments to IAS 8 “Accounting policies, changes in accounting estimates and errors” definition of accounting estimates	12 February 2021	01. January 2023

Amendments to IAS 12 “Income Taxes” – Deferred Tax related to Assets and Liabilities arising from a Single Transaction	7 May 2021	01 January 2023

Casinos Austria Group is evaluating the impact of adoption of the listed amendments. The company does not expect that these amendments will have a significant impact on the consolidated financial statements.

4. Other disclosures

The consolidated financial statements are dated 30 June 2020. The financial statements of all the fully consolidated companies and all joint ventures and associates accounted for under the equity method have been prepared as of this reporting date.

The consolidated financial statements have been prepared in thousands of euro throughout.

Notes to Consolidated Financial Statements Casinos Austria Group

Rounding differences may occur in the addition of rounded amounts and percentages due to the use of automatic calculation tools.

II. Consolidation Principles

Consolidated Companies

The consolidated financial statement of Casinos Austria Group as per 30 June 2020 - including Casinos Austria AG as parent company – comprises 45 fully consolidated companies, 3 associated companies and 15 joint ventures, which are accounted for using the equity method.

The consolidated financial statement fully includes all national and international subsidiaries that are directly or indirectly controlled by Casinos Austria AG.

As per 30 June 2020 the Casinos Austria Group consists of the following companies (operating casino, lottery, VLT, Online Gaming, and sports betting operations are marked with an asterisk “*”):

Company (unaudited)	Share	Registered capital	Type of company
CASINOS AUSTRIA AG, Vienna (Austria)*	40.00 m EUR
AleaX AG, Schaanwald (Lichtenstein)	100%	50,000 CH	S
Cachi Valle Aventuras S.A., Salta (Argentina)	100%	0.21 m ARS	S
CAI Hungary Kft., Sopron (Hungary)*	55%	100,00 m HUF	S
CAI Ontario Inc., Port Perry (Canada)	100%	1 CAD	S
CAIO AG, Luzern (Switzerland)	100%	100,000 CHF	S
CAIO DK ApS, Copenhagen (Denmark)	100%	40,000 DKK	S
Casino Copenhagen K/S, Copenhagen (Denmark)*	50%	1.00 m DKK	JV
Casino Event Immobilien GmbH, Hannover (Germany)	100%	25,000 EUR	S
Casino Lugano S.A., Lugano (Switzerland)*	28.76%	7.00 m CHF	A
Casino Marienlyst A/S, Helsingør (Denmark)*	50%	2.90 m DKK	JV
Casino Munkebjerg Vejle A/S, Vejle (Denmark)*	50%	1.00 m DKK	JV
Casino Sopron Kft., Sopron (Hungary)	55%	300.00 m HUF	S
Casino St. Moritz AG, St. Moritz (Switzerland)*	100%	3.90 m CHF	S
Casino Vesteport Copenhagen K/S, Copenhagen (Denmark)	50%	1 m DKK	JV
Casinoland IT-Systeme GmbH, Hannover (Germany)	100%	25,000 EUR	S
Casinos Austria (Swiss) AG, Luzern (Switzerland)	100%	20.00 m CHF	S
Casinos Austria AG Liegenschaftsverwaltungs- und Leasing GmbH, Vienna (Austria)	100%	2.00 m EUR	S
Casinos Austria International (Cairns) Pty Ltd., Brisbane (Australia)*	50%	5.00 m AUD	JV
Casinos Austria International (Mazedonien) Holding GmbH, Vienna (Austria)	100%	35,000 EUR	S
Casinos Austria International Belgium S.A., Brussels (Belgium)*	100%	61,500 EUR	S
Casinos Austria International GmbH, Vienna (Austria)	100%	2.00 m EUR	S
Casinos Austria International Holding GmbH, Vienna (Austria)	100%	30.00 m EUR	S
Casinos Austria International Ltd., Brisbane (Australia)	100%	19.58 m AUD	S
Casinos Austria International Mazedonia d.o.o., Skopje (North Macedonia)	35%	473,807 MKD	JV
Casinos Austria Liechtenstein AG, Schaanwald (Liechtenstein)*	100%	5.00 m CHF	S
Casinos Austria Management AG, Chur (Switzerland)	`100%	0.50 m CHF	S
Casinos Austria Management GmbH, Vienna (Austria)	100%	0.10 m EUR	S
Casinos Austria Maritime Corp., Fort Lauderdale (USA)	100%	50 USD	S

Notes to Consolidated Financial Statements Casinos Austria Group

Company (unaudited)	Share	Registered capital	Type of company
CASINOS AUSTRIA AG, Vienna (Austria)*	40.00 m EUR
Casinos Austria of Egypt AG, Vaduz (Liechtenstein)*	50%	50,000 USD	JV
Casinos Austria VLT AG, Luzern (Switzerland)	100%	100,000 CHF	S
Casinos Denmark A/S, Copenhagen (Denmark)	50%	1.00 m DKK	JV
Casinos Odense K/S, Odense (Denmark)*	100%	1.30 m DKK	S
CAST Casinos Austria Sicherheitstechnologie GmbH, Vienna (Austria)	100%	500,000 EUR	S
CCB Congress Casino Baden BetriebsgmbH, Baden (Austria)	89%	400,000 EUR	S
Cocino GmbH, Hannover (Germany)	47%	25,000 EUR	JV
Complejo Monumento Güemes S.A., Salta (Argentina)	100%	0.46 m ARS	S
Cuisino Ges.m.b.H., Vienna (Austria)	100%	350,000 EUR	S
Deutsche Sportwetten GmbH, Bonn (Germany)	41.34%	69,290 EUR	S
Entretenimientos y Juegos de Azar S.A., Salta (Argentina)	99.94%	46.19 m ARS	S
Fortuna 1 Aps, Odense (Denmark)	100%	0.38 m DKK	S
Glücks- und Unterhaltungsspiel BetriebsgesmbH, Vienna (Austria)*	73.83%	35,000 EUR	S
Glücksrad Kft., Sopron (Hungary)	49%	5.00 m HUF	JV
Grand Casino Kursaal Bern AG, Bern (Switzerland)*	13.5%	12.00 m CHF	A
Great Blue Heron Gaming Com., Port Perry (Canada)	72%	1.25 m CAD	S
Inmobiliaria Ovalle S.A., Santiago (Chile)	100%	1.139 bn CLP	S
Inversiones Anacaldo S.A. i.L., Punta Arenas (Chile)	25%	221.2 m CLP	A
Leisure & Entertainment S.A., Salta (Argentina)	100%	3.30 m ARS	S
LIE2 AG, Schaanwald (Liechtenstein)	100%	5 m CHF	S
National Videolottery of the Rep. of Macedonia-Casinos Austria LLC-Skopje, Skopje (North Macedonia)	17.15%	754.20 m MKD	JV
ÖLG Holding GmbH, Vienna (Austria)	100%	5.00 m EUR	S
Österreichische Klassenlotterie Vertriebsgesellschaft m.b.H., Vienna (Austria)	73.83%	35,000 EUR	S
Österreichische Lotterien GmbH, Vienna (Austria)*	73.83%	134.5 m EUR	S
Österreichische Sportwetten GmbH, Vienna (Austria)*	41.34%	5 m EUR	S
Rabcat Computer Graphics GmbH, Vienna (Austria)	70.14%	36,000 EUR	S
Reef Casino Investments Pty Ltd., Brisbane (Australia)	50%	200 AUD	JV
Reef Casino Trust, Brisbane (Australia)	42%	85.05 m AUD	JV
Reef Corporate Services Ltd., Brisbane (Australia)	50%	0.45 m AUD	JV
Revolutionary Technology Systems AG, Luzern (Switzerland)	50%	0.12 m CHF	JV
Spielbanken Niedersachsen GmbH, Hannover (Germany)*	100%	15.00 m EUR	S
Viage Productions S.A., Brussels (Belgium)	100%	3.18 m EUR	S
Win2day International GmbH, Vienna (Austria)	73.83%	35,000 EUR	S
WinWin International GmbH, Vienna (Austria)	73.83%	35,000 EUR	S

i. L. = in Liquidation

Type of company:	S	Subsidiary (full consolidation)
	A	Affiliated company (at equity consolidation)
	JV	Joint Venture (at equity consolidation)

Notes to Consolidated Financial Statements Casinos Austria Group

As per 31 December 2019 the Casinos Austria Group consisted of the following companies (operating casino, lottery, VLT, Online Gaming, and sports betting operations are marked with an asterisk “*”):

Company (unaudited)	Share	Registered capital	Type of company
CASINOS AUSTRIA AG, Vienna (Austria)*		40.00 m EUR
Cachi Valle Aventuras S.A., Salta (Argentina)	100%	0.21 m ARS	S
CAI Hungary Kft., Sopron (Hungary)*	55%	100,00 m HUF	S
CAI Ontario Inc., Port Perry (Canada)	100%	1 CAD	S
CAIO AG, Luzern (Switzerland)	100%	100,000 CHF	S
CAIO DK ApS, Copenhagen (Denmark)	100%	40,000 DKK	S
Casino Copenhagen K/S, Copenhagen (Denmark)*	50%	1.00 m DKK	JV
Casino Event Immobilien GmbH, Hannover (Germany)	100%	25,000 EUR	S
Casino Lugano S.A., Lugano (Switzerland)*	28.76%	7.00 m CHF	A
Casino Marienlyst A/S, Helsingør (Denmark)*	50%	2.90 m DKK	JV
Casino Munkebjerg Vejle A/S, Vejle (Denmark)*	50%	1.00 m DKK	JV
Casino Sopron Kft., Sopron (Hungary)	55%	300.00 m HUF	S
Casino St. Moritz AG, St. Moritz (Switzerland)*	100%	3.90 m CHF	S
Casino Vesteport Copenhagen K/S, Copenhagen (Denmark)	50%	1 m DKK	JV
Casinoland IT-Systeme GmbH, Hannover (Germany)	100%	25,000 EUR	S
Casinos Austria (Swiss) AG, Luzern (Switzerland)	100%	20.00 m CHF	S
Casinos Austria AG Liegenschaftsverwaltungs- und Leasing GmbH, Vienna (Austria)	100%	2.00 m EUR	S
Casinos Austria International (Cairns) Pty Ltd., Brisbane (Australia)*	50%	5.00 m AUD	JV
Casinos Austria International (Mazedonien) Holding GmbH, Vienna (Austria)	100%	35,000 EUR	S
Casinos Austria International Belgium S.A., Brussels (Belgium)*	100%	61,500 EUR	S
Casinos Austria International GmbH, Vienna (Austria)	100%	2.00 m EUR	S
Casinos Austria International Holding GmbH, Vienna (Austria)	100%	30.00 m EUR	S
Casinos Austria International Ltd., Brisbane (Australia)	100%	19.58 m AUD	S
Casinos Austria International Mazedonia d.o.o., Skopje (North Macedonia)	35%	473,807 MKD	JV
Casinos Austria Liechtenstein AG, Schaanwald (Liechtenstein)*	100%	5.00 m CHF	S
Casinos Austria Management AG, Chur (Switzerland)	`100%	0.50 m CHF	S
Casinos Austria Management GmbH, Vienna (Austria)	100%	0.10 m EUR	S
Casinos Austria Maritime Corp., Fort Lauderdale (USA)	100%	50 USD	S
Casinos Austria of Egypt AG, Vaduz (Liechtenstein)*	50%	50,000 USD	JV
Casinos Austria VLT AG, Luzern (Switzerland)	100%	100,000 CHF	S
Casinos Denmark A/S, Copenhagen (Denmark)	50%	1.00 m DKK	JV
Casinos Odense K/S, Odense (Denmark)*	100%	1.30 m DKK	S
CAST Casinos Austria Sicherheitstechnologie GmbH, Vienna (Austria)	100%	500,000 EUR	S
CCB Congress Casino Baden BetriebsgmbH, Baden (Austria)	89%	400,000 EUR	S
Cocino GmbH, Hannover (Germany)	47%	25,000 EUR	JV
Complejo Monumento Güemes S.A., Salta (Argentina)	100%	0.46 m ARS	S
Cuisino Ges.m.b.H., Vienna (Austria)	100%	350,000 EUR	S
Deutsche Sportwetten GmbH, Bonn (Germany)	41.34%	69,290 EUR	S
Entretenimientos y Juegos de Azar S.A., Salta (Argentina)	99.94%	46.19 m ARS	S
Fortuna 1 Aps, Odense (Denmark)	100%	0.38 m DKK	S
Glücks- und Unterhaltungsspiel BetriebsgesmbH, Vienna (Austria)*	73.83%	35,000 EUR	S
Glücksrad Kft., Sopron (Hungary)	49%	5.00 m HUF	JV

Notes to Consolidated Financial Statements Casinos Austria Group

Company (unaudited)	Share	Registered capital	Type of company
Grand Casino Kursaal Bern AG, Bern (Switzerland)*	13.5%	12.00 m CHF	A
Great Blue Heron Gaming Com., Port Perry (Canada)	72%	1.25 m CAD	S
Inmobiliaria Ovalle S.A., Santiago (Chile)	100%	1.139 bn CLP	S
Inversiones Anacaldo S.A. i.L., Punta Arenas (Chile)	25%	221.2 m CLP	A
Leisure & Entertainment S.A., Salta (Argentina)	100%	3.30 m ARS	S
LIE2 AG, Schaanwald (Liechtenstein)	100%	5 m CHF	S
National Videolottery of the Rep. of Macedonia-Casinos Austria LLC-Skopje, Skopje (North Macedonia)	17.15%	754.20 m MKD	JV
ÖLG Holding GmbH, Vienna (Austria)	100%	5.00 m EUR	S
Österreichische Klassenlotterie Vertriebsgesellschaft m.b.H., Vienna (Austria)	73.83%	35,000 EUR	S
Österreichische Lotterien GmbH, Vienna (Austria)*	73.83%	134.5 m EUR	S
Österreichische Sportwetten GmbH, Vienna (Austria)*	41.34%	5 m EUR	S
Rabcat Computer Graphics GmbH, Vienna (Austria)	70.14%	36,000 EUR	S
Reef Casino Investments Pty Ltd., Brisbane (Australia)	50%	200 AUD	JV
Reef Casino Trust, Brisbane (Australia)	42%	85.05 m AUD	JV
Reef Corporate Services Ltd., Brisbane (Australia)	50%	0.45 m AUD	JV
Revolutionary Technology Systems AG, Luzern (Switzerland)	50%	0.12 m CHF	JV
Spielbanken Niedersachsen GmbH, Hannover (Germany)*	100%	15.00 m EUR	S
Viage Productions S.A., Brussels (Belgium)	100%	3.18 m EUR	S
Win2day International GmbH, Vienna (Austria)	73.83%	35,000 EUR	S
WinWin International GmbH, Vienna (Austria)	73.83%	35,000 EUR	S

i. L. = in Liquidation

Type of company:	S	Subsidiary (full consolidation)
	A	Affiliated company (at equity consolidation)
	JV	Joint Venture (at equity consolidation)

In order to ensure full transparency in the representation of the local registered capital, the consistent presentation in thousands of the given currency unit throughout the entire table was abandoned when compiling the above table.

Reef Casino Trust, Brisbane (Australia), in which Casinos Austria International Holding GmbH, Vienna, indirectly holds a 42 % stake, is classified as a joint venture, as a large proportion of the shares are held jointly with a partner via an intermediate holding company, which in turn holds a majority stake in Reef Casino Trust.

Reef Casino Trust, Brisbane (Australia) is listed on the Australian Stock Exchange in Brisbane with the acronym “RCT” (Reuters: RCT.AX). The company owns the hotel and casino complex in Cairns (Australia).

As per 30 June 2020, the Casinos Austria Group held a total of 20,916,908 shares in Reef Casino Trust, Brisbane (Australia), same as the previous year. The stock market price as per 30 June 2020 was AUD 1.95 per share (31 December 2019: AUD 2.65), indicating that the Casinos Austria Group’s share equals a market value of EUR 24.4 million (31 December 2019: EUR 34.7 million).

Casinos Austria International Macedonia d.o.o., Skopje (Macedonia), in which Casinos Austria International Holding GmbH, Vienna (Austria), indirectly holds a 35% stake, is classified as a joint venture as all shareholder resolutions must be unanimous.

Notes to Consolidated Financial Statements Casinos Austria Group

National Videolottery of the Republic of Macedonia-Casinos Austria LLC-Skopje, Skopje (Macedonia), in which Casinos Austria International Macedonia d.o.o., Skopje (Macedonia), holds a direct 49% stake, is classified as joint venture by the shareholders since all resolutions of the shareholders must be unanimous. From the perspective of Casinos Austria International Holding GmbH, Vienna, this company is also to be regarded as a joint venture, as all resolutions of the two joint ventures are passed unanimously.

Grand Casino Kursaal Bern AG, Bern, (Switzerland), in which Casinos Austria International Holding GmbH, Vienna, indirectly holds a 13.5% stake, is classified as an associate because the Casinos Austria Group provides a member of the board of directors and can therefore exercise significant influence. In addition, a know-how and management contract with the Casinos Austria Group exists.

Casino Vesterport Copenhagen K/S, Copenhagen (Denmark), founded on 18 June 2019, is classified as a joint venture as it is a 100% subsidiary of Casino Copenhagen K/S, which is also included in the consolidated financial statement as a joint venture.

Glücksrad Kft., Sopron (Hungary), in which Casinos Austria International Holding GmbH, Vienna, holds a 55% stake, is classified as a joint venture, as all major resolutions of the shareholders must be passed unanimously.

Changes in consolidated companies throughout the relevant accounting years were as follows:

	Subsidiaries	Joint ventures	Associated companies	Total
Balance as of 1 January 2019	44	15	3	65
Acquisitions	0	0	0	0
Foundations	4	1	0	5
Divestments	0	(2)	0	(2)
Change in type of consolidation	3	(2)	(1)	0
Mergers	(2)	0	0	(2)
Liquidations	(3)	(1)	0	(4)

Balance as of 31 December 2019	44	15	3	62

	Subsidiaries	Joint ventures	Associated companies	Total
Balance as of 1 January 2020	44	15	3	62
Acquisitions (unaudited)	0	0	0	0
Foundations (unaudited)	1	0	0	1
Divestments (unaudited)	0	0	0	0
Change in type of consolidation (unaudited)	0	0	0	0
Mergers (unaudited)	0	0	0	0
Liquidations (unaudited)	0	0	0	0

Balance as of 30 June 2020 (unaudited)	45	15	3	63

Foundations:

On 29 January 2020, AleaX AG, Schaanwald (Lichtenstein), was founded, in which Casinos Austria International Holding GmbH, Vienna (Austria), indirectly holds a 100% stake. The purpose of the company is the development, operation and service of and for Online casino games.

LIE2 AG, Schaanwald (Liechtenstein), in which Casinos Austria International Holding GmbH, Vienna, indirectly holds a 100% stake, was founded on 12 March 2019. The purpose of this company is the operation of a casino.

Notes to Consolidated Financial Statements Casinos Austria Group

Casinos Austria VLT AG, Lucerne (Switzerland), was founded on 23 July 2019. The purpose of the company is the operation, development, manufacture, leasing and rental of video lottery terminals (VLTs) in Austria and abroad, as well as trading in such machines. Casinos Austria International Holding GmbH, Vienna (Austria), indirectly holds a 100% share in this company.

On 5 August 2019, the foundation of CAIO AG, Lucerne (Switzerland), was entered on the Commercial Register for the Canton of Lucerne. The purpose of the company is the development, operation and servicing of online casino gaming as well as trading in such games, the management of assets and the conduct of patent and licensing business as well as management, acquisition and sale of real property. Casinos Austria International Holding GmbH, Vienna, indirectly holds a 100% share in this company.

CAIO DK ApS, Copenhagen (Denmark), in which Casinos Austria International Holding GmbH, Vienna, indirectly holds a 100% stake, was founded on 6 November 2019. The purpose of this company is to provide general services for online gaming operators.

Casino Vesterport Copenhagen K/S, Copenhagen (Denmark), was founded on 18 June 2019. The company, in which Casinos Austria International Holding GmbH, Vienna, indirectly holds a 50% stake, is to operate a second casino in Copenhagen.

Change in type of consolidation

Casino Sopron Kft, Sopron (Hungary), in which Casinos Austria International Holding GmbH, Vienna, holds a 55% stake, and CAI Hungary Kft, Sopron (Hungary), which is subordinate to Casino Sopron Kft, are fully consolidated as of 31 December 2019 due to a change in the articles of association, as the majority shareholder can now adopt material resolutions on its own. Previously, they were classified as joint ventures, as all material resolutions of the shareholders had to be made unanimously.

Notes to Consolidated Financial Statements Casinos Austria Group

The interest in Casino Sopron Kft was revalued at fair value of EUR 17,803 thousand at the date of the change of control (31 December 2019) and subsequently fully consolidated. The following table shows the recognised amounts of the revalued assets and assumed liabilities as of the date of the change of control:

in EUR thousands	Casino Sopron sub-group 31 December 2019
Cash and cash equivalents	5,506
Receivables and other assets	144
Property, plant and equipment	380
Rights of use from rental and leasing contracts	2,614
Goodwill	8,594
Licensing rights	12,512
Other intangible assets	26
Deferred tax assets	6
Non-current financial assets	293

Assets	30,076

Leasing liabilities	500
Trade payables	232
Tax liabilities	489
Other current liabilities	215

Current liabilities	1,436
Leasing liabilities	2,176

Deferred tax liabilities	1,126

Non-current liabilities	3,302
Equity attributable to shareholders of the parent company	17,803
Non-controlling interests	7,535

Equity	25,338

Equity and liabilities	30,076

Casino Sopron Kft contributed EUR 4,266 thousand to revenue and EUR 506 thousand to earnings since their initial full consolidation date. If the full consolidation had already taken place on 01 January 2019, consolidated revenue would have been EUR 15,120 thousand higher, and consolidated earnings would have been approximately EUR 4,295 thousand higher. Non-controlling interests were accounted by using the partial-goodwill method.

Notes to Consolidated Financial Statements Casinos Austria Group

The result from the deconsolidation of the shares in Casino Sopron Kft and CAI Hungary Kft included at equity is as follows:

in EUR thousands	Casino Sopron sub-group 31 December 2019
Controlling interest in net assets of Casino Sopron Kft revalued at fair value	17,803
less carrying amount of shares in net assets	(16,669)
less cumulative currency translation differences	(1,134)

Result from deconsolidation of shares in Casino Sopron Kft accounted for using equity method	0

By share purchase and transfer agreement of 18 December 2019, Österreichische Sportwetten GmbH, Vienna, assumed ownership of the 63.92% share of the previous main shareholder of Deutsche Sportwetten GmbH, Bonn, Germany, and now holds 100% of this company.

The result from this transaction comes to EUR 104 thousand and is recognised in the financial results.

Divestments

As of 16 October 2019, the 45% stake in Casinos Services AG, Bern, (Switzerland), which had been held indirectly until then, was transferred in full to the second owner of the company. The result of this transaction amounts to EUR 0 thousand.

On 20 September 2019, the 50% stake in Grand Casino Batumi Ltd., Batumi (Georgia) which had been indirectly held until then, was transferred in full to the second owner of the company. The result of this transaction amounts to EUR 0 thousand.

Liquidations:

On 3 July 2019, the liquidation of Russisch Österreichische Lotterien Holding GmbH, Vienna, was entered on the Commercial Register; the result of the deconsolidation comes to EUR – 5 thousand and is recognised in the financial results.

CDO 09.2015 ApS Copenhagen (Denmark) was liquidated on 20 September 2019. The company, in which Casinos Austria International Holding GmbH, Vienna (Austria), indirectly held a 56.25% stake, was classified as a joint venture until its liquidation. The result of this transaction amounts to EUR 0 thousand.

The Czech companies Czech Casinos a.s., Prague (Czech Republic), and Casinos Austria Int. (Czech) s.r.o., Prague (Czech Republic), which were indirectly held at a 100% stake, were liquidated in autumn 2019. The total results of this transaction came to EUR 55 thousand and are recognised in the results from discontinued operations.

Mergers

In the course of the structuring measures (project for simplification of Group and corporate structure) mergers of

•	Entertainment Glücks- und Unterhaltungsspiel GmbH, Vienna, and

•	Win2day Entwicklungs- und Betriebs GmbH, Vienna,

with Österreichische Lotterien GmbH, Vienna, were carried out with an effective date of 31 December 2018.

Notes to Consolidated Financial Statements Casinos Austria Group

Types of consolidation

Business combinations:

The Group accounts for business combinations using the acquisition method as of the date when the Group obtains control of a business. The consideration transferred in connection with the acquisition as well as the acquired identifiable net assets are, in principle, measured at their fair value. Any resulting goodwill is tested annually for impairment. Any gain arising from an acquisition at a price below fair value (bargain purchase) is recognised immediately in profit or loss. Transaction costs are immediately recognised as expense unless they are connected with the issuance of debt securities or equity securities.

The transferred consideration does not include amounts associated with the settlement of pre-existing relationships. Such amounts are, in principle, recognised in profit or loss.

Non-controlling interests:

Non-controlling shares are measured on the basis of the acquirer’s proportionate interest in the identifiable net assets of the acquired company at the acquisition date. Changes in the Group’s ownership shares in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Subsidiaries:

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement in the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Loss of control:

If the Group loses control over a subsidiary, it shall derecognise the assets and liabilities of the subsidiary and all respective non-controlling shares and other components of the equity. Any resulting profit or loss shall be recognised in profit or loss. Any retained stake in the former subsidiary shall be remeasured at its fair value as of the date of the loss of control.

Shares in investments which are accounted for using the equity method:

The shares of the Group in investments which are accounted for using the equity method include shares in associated companies and joint ventures. Associated companies are such companies where the Group has significant influence on, but no control or joint control over, their financial and business policy. A joint venture is a joint arrangement which is subject to the joint control by the Group and where the Group has rights to the net assets of the arrangement, instead of having rights to its assets and liabilities for its obligations.

Further consolidation principles:

The underlying annual financial statements of all significant investment companies have been adjusted to conform to the Group’s uniform valuation methods.

As part of the debt consolidation, loans receivable, trade receivables and other receivables are offset against the corresponding liabilities and provisions.

All significant intragroup income and expenses are offset against each other as part of the consolidation of income and expenses.

Notes to Consolidated Financial Statements Casinos Austria Group

Currency translation

The Group’s reporting currency is EURO. In the case of subsidiaries reporting in foreign currencies, the functional currency is determined on the basis of the primary (national) economic environment in which the respective company operates. The basic determinant in this respect is the currency in which the majority of the service flows are processed in the respective country. For the companies of the Casinos Austria Group, the local currency corresponds to the functional currency.

The individual Group companies record transactions in a currency other than their functional currency at the mean exchange rate on the date of the transaction. Monetary assets and liabilities converted in foreign currencies at the balance sheet date are converted at the mean rate of exchange at that date. Any resulting foreign exchange gains and losses are recognised in profit or loss in the financial year, thus affecting net income.

According to IAS 21, foreign subsidiaries and associated companies (hereinafter referred to collectively as “foreign businesses”) are translated using the functional currency concept in the form of interests accounted for using the at equity method with the modified current rate method. In application of this method, the assets and liabilities included in the financial statements which are subject to consolidation are converted using the mean exchange rate in effect as of the balance sheet date and the items of the profit and loss statement are converted using the weighted average exchange rate for the given accounting year. The equity of the foreign businesses and any carrying amounts of investments in foreign operations denominated in foreign currencies are translated at the historical exchange rate at the date of initial consolidation. Dividends in foreign currencies are converted at the mean exchange rate upon elimination in the course of consolidation. (Historical) components of the Group’s equity income shall be converted using the average historical exchange rate. Differences which arise from the above-described use of different conversion rates for the individual components of the financial statement or are caused by changes of exchange rates over time shall be recognised as changes in the foreign currency translation adjustment in the consolidated statement of comprehensive income.

Since the Casinos Austria Group does not make or receive any significant advance payments in foreign currencies, the application of IFRIC 22 since 1 January 2018 has no impact on the consolidated financial statement in the reporting year.

The exchange rates used as a basis for currency translation were subject to the following changes as of the below specified dates:

		Period-end exchange rate		Average exchange rate
		30 June 2020 (unaudited)	31 December 2019	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
		1 EUR	1 EUR	1 EUR	1 EUR
ARS	Argentine peso	79.016	66.485	71.261	54.030
AUD	Australian dollar	1.634	1.600	1.671	1.609
CAD	Canadian dollar	1.532	1.460	1.504	1.488
CHF	Swiss franc	1.065	1.085	1.067	1.112
CLP	Chilean peso	923.211	834.928	896.312	792.834
CZK	Czech crown	26.740	25.408	26.326	25.664
DKK	Danish crown	7.453	7.472	7.464	7.466
GEL	Georgian lari	3.440	3.207	3.285	3.162
HUF	Hungarian forint	356.580	330.530	346.171	325.385
MKD	Macedonian dinar	61.639	61.574	61.691	61.585
USD	American dollar	1.120	1.123	1.106	1.121

Notes to Consolidated Financial Statements Casinos Austria Group

III. Accounting and Valuation Policies

As of the balance sheet date, the following accounting policies apply:

Revenue recognition (Note 1)

Revenue is shown net of value added tax and estimated discounts.

Revenues from gaming activities are considered to be financial derivatives if in the transaction, the gaming institution takes a position against its customers. The value of the individual contract is contingent on the outcome of a specified event and the gaming institution is not, therefore, normally guaranteed a specific commission or return.

Gaming revenues are reported net as a difference between amount staked and players winnings as Gross gaming revenue (GGR).

Stakes received relating to future lottery draws and games are recorded as prepaid stakes measured at fair value. Player deposits are funds of online participants, who can use these funds for future lottery or other game stakes or withdraw them. Unpaid winnings are recognised based on the date of lottery draw and presented as other current payables.

Unclaimed prizes (expired winnings that the winners failed to claim) are treated in accordance with applicable regulation and lottery licence conditions, which differ from country to country. Generally unclaimed prizes remain recorded as liability, either to the state or to the gaming participants. In some cases, expired unclaimed winnings are credited to revenue.

Revenues from casino games (gaming tables and slot machines) are recognised as the net result of players’ sessions within the casinos. Casino revenues arise when the gaming tables or slot machines are closed. Sold but not used chips (tokens) are recognised as a liability.

Revenues from VLTs (incl. online gaming activities) is defined as the net result of all players’ sessions within a period. A player’s session begins when the player inserts his/her card in the machine and ends when he/she takes the card out. Revenue (GGR) is recognised at net amount (receipts – winnings) of each player’s game session.

For draw based games (numerical lotteries), the pay-out is a fixed amount. For pair-mutual games a pay-out pool is created and in case there is no winner in a given draw and the prize is rolled as “jackpot liability” to the next draw and accounted for as accrued liability or provision based on the level of estimation uncertainty.

Revenue is recognised in the period when the ticket is bought, net of obligation to pay the game prizes in the future assessed at fair value. No day one gains, or losses were recognized as based on the law of large numbers. It can be assumed that the initial amounts are substantially equal to the fair value of these instruments.

Revenues from instant lottery ticket sales are recognised in the period when the sale of the lottery ticket occurs, net of related unpaid winnings obligations, with some amount of process estimate involved. Unpaid winnings obligations are calculated as a percentage of sales, based on the pay-out ratio given for each particular instant lottery product.

Revenue from betting (odds bets) is recognised when the bet event result occurs as amount staked less actual pay-out. In the case of bets on a series of events, revenue is recognised when the last event result is known.

Notes to Consolidated Financial Statements Casinos Austria Group

Revenue for non-gaming activities (commissions, other services) is recognised when the performance obligation is satisfied by transferring goods or services to the customer. The Group evaluates whether it operates as a principal or as an agent when delivering these services. When the Group determines that it operates as an agent, revenues are recognised on the net basis.

Games where the entity tales a fixed commission (e.g., Poker) are recognised as revenue once the performance obligation has been fulfilled. The entity acts as an agent, where it does not take a position against its customers and therefor realizes the revenue on a net basis.

Income from other services (management and know-how contracts) is recognized as service revenue in the extent of the services rendered up to the balance sheet date.

Gaming taxes, assessed as a percentage (defined in the legislation of the relevant country or the relevant licence) of revenue from stakes less wins in the period, are recognised based on recognised Gross gaming revenue (GGR) in the period, except for lottery games where taxation is assessed on stakes placed and recognized at that point in time.

In the Casinos division a customer loyalty program is in place. An estimation of the accrued obligations from these loyalty programs is based on historical data. Obligations from unredeemed vouchers are realized depending on the redemption rate per voucher and age (breakage).

As regards slot gaming, VLT and online gaming, an incremental jackpot accumulates for some games and slot machines, which is recognized as a liability. This jackpot is paid out in full within a short period of time.

In this context, we refer to the accounting of liabilities in Note (27).

Depreciable property, plant and equipment and intangible assets are depreciated over their expected useful lives on a straight-line basis. The depreciation rates were determined based on the following expected useful lives:

Useful life in years	from	to
Property, plant and equipment
Buildings	20	40
Adaptations	4	20
Technical equipment	4	10
Computer equipment	4	5
Other inventory	3	10
Intangible assets
Concessions	4	20
Other rights	3	10

Right of Use Assets are depreciated on a linear straight-line basis over the remaining term of the rental and lease agreements which currently ranges between 13 months and 12 years for the vast majority of leases. Leases without a fixed expiry date or with renewal options are expected to run until the end of the relevant concession at the latest.

Finance expenses comprise interest paid on external financing (including leases), expenses and charges similar to interest, changes in the value of securities and derivatives at fair value through profit or loss, and interest expenses from the calculation of provisions for severance payments, pensions and anniversary bonuses. Furthermore, expenses from the sale and liquidation of subsidiaries are included here.

Notes to Consolidated Financial Statements Casinos Austria Group

Financial income includes interest generated through investment in funds and financial assets and similar revenues, revenues from other investments as well as changes in the value of securities and derivatives recognised at fair value through profit or loss.

Financial income also includes gains from sale and liquidation of subsidiaries.

Interest is recognised on an accrual basis using the effective interest method.

Dividend income is recognised on the day when the decision to pay dividends is made.

The income taxes reported for the reporting period include the income tax calculated for the individual companies based on their taxable income and based on the tax rate applicable in the respective country (“actual taxes”) as well as the change in deferred taxes recognised in the income statement through profit and loss.

A discontinued operation is a part of the Group whose line of business and cash flows can be distinctly separated from the rest of the Group and which constitutes a separate major business division or a geographical area of operation and is subject to a specific co-ordinated plan to sell a separate major business division or a geographical area of operation. A business is classified as a discontinued operation on its date of resolution about the sale or as soon as it meets the criteria to be classified as object for sale. If a business is classified as a discontinued operation, the relevant expenses and revenues are shown in the profit and loss statement separated from the continuing operations and the previous-year figures are adjusted in such a way as if the business had been discontinued at the beginning of the previous year.

“Cash and cash equivalents” comprises both cash and constantly available deposits kept with banks. Regarded as a financial instrument, this item is assigned to the category “at amortised cost”.

Assets and liabilities held for sale are, in accordance with IFRS 5, presented separately within short-term assets and, on the liabilities side, under short-term liabilities. Assets classified as a disposal group (i.e. assets held for sale) are measured at the lower of carrying amount and fair value less costs to sell. The liabilities classified as a disposal group (i.e., liabilities held for sale) are recorded at their repayment amount. Any impairment loss of a disposal group is first allocated to goodwill and then to the remaining assets and liabilities on a pro rata basis – with the exception that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses of items initially classified as held for sale and subsequent profits or losses from revaluation are recognised in profit or loss.

Other financial assets (short-term) include a cash fund from participation in the “EuroMillions” game and near money market funds from short-term investments that are allocated to the category “at fair value through profit or loss” in accordance with IFRS 9.

Inventories are measured at the lower value of cost and net realizable value.

Accounts receivable and other assets are recognised at their nominal value, identifiable risks are considered through impairments. The receivables are classified as receivables with a collection period less than one year (current receivables) and receivables with a collection period exceeding one year (long-term receivables). Accounts receivable and other assets representing financial instruments – excluding inventories, which are classified as “at amortised cost”.

The Group applies the simplified approach under IFRS 9 to estimate expected credit losses; accordingly, lifetime expected credit losses are used for impairment calculation. Trade receivables are derecognised when they are no

Notes to Consolidated Financial Statements Casinos Austria Group

longer reasonably expected to be recoverable. Such receivables are depreciated by directly reducing the carrying amount to the estimated default amount. This procedure was also used in the previous year to valuate trade accounts receivable.

Indications of impairment of loans and receivables may include significant financial difficulties on the part of the debtor or issuer, default on interest, dividend or principal payments, ongoing settlement or bankruptcy proceedings on the part of the debtor, and contractually agreed interest and redemption reductions.

The company considers forward looking information, when assessing the allowances for accounts receivable.

Property, plant and equipment are measured at acquisition or production costs less accumulated depreciation and impairment losses.

Goodwill acquired for consideration is recognised in the balance sheet at acquisition costs.

Other intangible assets with definite and finite useful lives acquired for consideration are estimated in the balance sheet at cost less accumulated amortisation and impairment losses.

Rights of use assets / lease liabilities. For each lease, the lessee recognises a liability for the future lease payments to be made. The liability is discounted at initial recognition and is reduced by the lease payments on the one hand and increased by compounding (unwinding) on the other hand in subsequent years. At the same time, the right of use asset is recognised in the amount of the present value of the future lease payments and is subsequently depreciated on a straight-line basis. The Casinos Austria Group exercises its option not to capitalise right-of-use assets for short-term leases and low-value right of use assets less than USD 5,000.00.

Companies consolidated at equity (associates and joint ventures) are accounted for using the equity method in accordance with IAS 28. Goodwill is included in the amortised carrying amount of the investment.

Loans that, in substance, form part of a net investment in an entity accounted for using the equity method are subject to an impairment test in accordance with IAS 28.40. The carrying amount of the loan is reduced by the amount of the investment in the entity.

The assets included under the statement of financial position item “long-term financial assets” – excluding loans, receivables and other investments – are measured at fair value through profit or loss in accordance with IFRS 9 and are classified as financial instruments in the category “at fair value through changes of value in profit or loss”. The fair value corresponds to the stock market price and financial instruments are initially recognised on the date of settlement.

Other loans are classified as financial instruments in the category “financial assets measured at amortised cost” and measured accordingly.

The other investments are estimated at historical costs due to immateriality and are assigned to the category “financial assets measured at amortised cost”.

The carrying amounts of the Group’s non-financial assets, other than deferred tax assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For goodwill the recoverable amount is estimated at least annually in Q4.

Notes to Consolidated Financial Statements Casinos Austria Group

The recoverable amount of an asset or cash-generating unit is the higher of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Estimated cash flows are based on next year’s budget, the most recent internal mid-term budget for the four years period afterwards and a terminal value for indefinite useful life assets. The planned cash flows are based, on the one hand, on past experience and, on the other hand, on estimates and assumptions made by management with regard to future developments on the basis of the operational and strategic measures approved and adopted considering the legal framework and its conditions. Income and expenses as well as capital investments are planned in consideration of expected inflation rates as well as individual and industry-specific growth rates.

The last planning year is the basis for the terminal value on which a discount rate of 10 to 15% is applied for the risk of non-prolongation of licenses. Long-term growth rates for the individual CGUs of 2% (Austrian casinos), 0,5% (lotteries) and half of the inflation rate, due to the uncertainty of inflation projections, of the individual country (International Business) were taken into account. The quality of the budgets used is continually back tested against the current results using the variance analysis and those results are considered when preparing the next budget.

The cash flows are discounted using WACC (weighted average cost of capital) based on the Capital Asset Pricing Model (CAPM), thereby considering the specific situation of the given cash-generating unit (CGU) (market risk premium, country risks, borrowing costs, taxation etc.) and range from 7,67 to 12,94% (2019: 6,85% to 10,05%).

The following parameters were used to calculate the recoverable amount of a CGU.

	WACC		Perpetuity growth rate
in %	30 June 2020	31 December 2019	30 June 2020	31 December 2019
Austrian Lotteries	8.31	7.30	0.5	0.50
International business	7.67–12.94	7.42	Half the inflation in indiv. country	1.04

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable groups of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). Due to the license conditions the casino businesses in each country comprise a CGU respectively with the lotteries business an additional CGU.

For the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes (country level). Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the business combination.

An impairment loss is recognized if the carrying amount of an asset or a CGU exceeds its recoverable amount. Impairment losses are recognized in profit or loss. The recoverable amount of the cash-generating units is determined based on a value in use calculation.

Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

Notes to Consolidated Financial Statements Casinos Austria Group

An impairment loss in respect of goodwill is subsequently not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

As of the financial year 2020, the definition of cash-generating units in the Casinos Austria business line has been changed; as of this date, each casino location in Austria represents a separate CGU.

In the context of the takeover of control by the Sazka Group a.s., Czech Republic, in summer 2020, the calculations for the purchase price allocation were already carried out at the level of the individual casino locations. This strategic decision led to a change in the management view and reporting structures within the company. It also enabled scalability and redimensioning of the individual casino locations for the ReFIT restructuring project.

The calculations are based on the assumption of a terminal value through a perpetual annuity and the full recognition of holding and head office costs, a growth rate of 2% and a flat-rate discount of 20% for non-renewal of the casino licenses from 2027 and 2030.

Financial liabilities are recognised at the amount actually received on the date of their incurrence. Subsequent to their initial recognition, financial liabilities are measured at amortised cost using the effective interest method. The effective interest method is a method for calculating the amount of amortised cost of a financial liability and for allocating the respective interest expenses to the relevant periods. The effective interest rate is the interest rate which discounts estimated future cash payments – including all fees and such fees paid or received which are an integral part of the effective interest rate, transaction costs and other premiums and discounts – through the expected life of the financial instrument. Financial liabilities are assigned to the category “measured at amortised cost” in accordance with IFRS 9.

Casinos Austria Group continues to hold derivative financial instruments from the previous financing concept(syndicated loan named Club Deal) with the purpose of an economic interest hedge. The change in fair value is recognised in the income statement (“Fair value measurement of hedging transactions”). Derivative financial instruments are assigned to the category “fair value through profit or loss (FVTPL)” in accordance with IFRS 9, because the criteria to be classified as a hedging-instrument is not met.

Trade accounts payable and other liabilities are measured at redemption value. Liabilities are divided into those with a remaining term of up to one year (short-term liabilities), one to five years and more than five years (long-term liabilities). In accordance with IFRS 9, trade accounts payable are classified as “financial liabilities measured at amortised cost (FLAC)”.

Provisions for employee benefits include termination benefits, severance, pension and anniversary benefits.

Due to the relevant statutory provisions, Casinos Austria Group is obliged to provide a one-off severance pay to employees in Austria who became employed with the Group prior to 1 January 2003; said severance pay is provided on termination of their employment relationship or upon their retirement. The amount of the severance pay depends on the number of years of service and the relevant salary as of the termination date and is equivalent to two to twelve monthly salaries. A provision has been made to cover this obligation.

For all employment relationships which started after December 31, 2002, the Austrian companies of the Casinos Austria Group pay, on a monthly basis, 1.53% of the remuneration to a company-sponsored employee provision fund. These payments constitute defined contribution obligations.

Notes to Consolidated Financial Statements Casinos Austria Group

Under the new bargaining agreement of 16 December 2002, Casinos Austria AG recognised pension obligations regarding benefits payable to retirees and active employees who were born prior to 1 January 1945. Provisions for pensions were created to cover the above-mentioned obligations.

Defined benefit pension commitments have been granted to existing and former members of the Management Board and former executives in the Group. In this respect, pension fund contracts were concluded with Valida Pension AG. The respective assets of the relevant fund are considered when calculating the provision for the defined benefit plan and deducted from the defined benefit obligations.

Provisions for pensions were also created with respect to benefit obligations arising under individual contracts concluded with former managers of Spielbanken Niedersachsen GmbH, Germany, as well as with employees of Casino St. Moritz AG, Switzerland, and employees of Casinos Austria (Liechtenstein) AG, Schaanwald, Liechtenstein. Contributions are made to a company-sponsored pension fund to cover those benefits and in the event that the investment result (fair value) of the pension fund contributions fails to meet the amount of the relevant pension obligations, the company shall be obliged to pay the respective difference to the beneficiaries. The difference between the estimated future benefits and the accumulated pension fund contributions is thus recognised as a provision.

The present value of the severance and pension benefits is, in accordance with IAS 19, determined using the projected unit credit method. Using this method, the present value of future payments is determined on an accrual basis over the period in which the respective beneficiaries acquire the respective claims, using actuarial methods. The calculation of the present value is based on expert opinions prepared by external actuaries as of the relevant balance sheet date. Actuarial profits and losses, the difference between the return on plan assets and the amounts which are included in the net interest result are recorded in “Other comprehensive income”. In the profit and loss statement, service cost is included under “Personnel costs” and the net interest expense under “Financial result”. The net interest expense is calculated by applying the actuarial interest rate to the respective net amounts of benefit obligations and plan assets.

There are defined contributions plans in place for the benefit of employees of Österreichische Lotterien GmbH and Casinos Austria AG (limited to those employees of Casinos Austria AG who were born after 1 January 1952). In the Austrian companies of the Group, payments in the amount of EUR 2,430 thousand (2019: EUR 5,810 thousand) were made to pension funds as of 30 June 2020. Defined contribution pension payments are made under the pension scheme to employees of Casinos Austria AG, who were born between 1 January 1945 and 1 January 1952.

For the benefit of employees of an Australian subsidiary, defined contribution payments are made to a pension fund (Host Plus Superannuation Fund). The fund is under supervision of the Australian Prudential Regulatory Authority. The respective obligation is shown in the profit and loss statement on a continuous basis.

In the text which follows, we provide the most important actuarial assumptions (in the form of weighted average values) used for the severance and pension provisions as at the balance sheet date listed below:

In %	30 June 2020 (unaudited)	31 December 2019
Interest rate	0.98	0.90
Salary trend	2.64	2.84
Pension increase	1.67	2.26

As of 30 June 2020, the weighted average duration of the defined benefit obligations was 11.71 years (31 December 2019: 14.40 years). The assumptions on future mortality are based on country-specific mortality tables.

Notes to Consolidated Financial Statements Casinos Austria Group

Provisions for anniversary bonuses are calculated using the projected unit credit method in the same way as provisions for severance payments and pensions. However, actuarial gains and losses are recognised immediately in personnel expenses. The interest effect is recognised in the financial result.

Provisions for termination benefits

With the aim of reducing personnel costs, various options for binding exit models have been created at Casinos Austria AG over the years, both in the collective agreement and on the basis of company agreements. The aim of these models is to reduce salary costs on a voluntary basis for the company.

All models are granted in connection with the termination of existing employment relationships. Provisions are made for severance payments and additional compensation payments in connection with the termination of employment, which include golden handshake agreements, social plans and terminations by mutual agreement in combination with stand-by duty. In the latter case the employee concludes a new contract limited to stand-by duty. However, evidence from past years shows that CASAG has not exercised its right to call its employees on duty and in substance the remuneration is paid exclusively for the termination of the contract.

Other provisions are recognised when the company has a legal or factual obligation to a third party as a result of a past event, and it is probable that this obligation will lead to an outflow of resources. The provisions are recognised in the amount which can be determined based on best estimate as of the date of preparation of the annual financial statements. If the present value of the provision determined based on the market rate of interest differs substantially from the nominal value, the present value of the obligation shall be recognised.

Deferred taxes are recognised with respect to temporary differences between the carrying amount of an asset or liability used for the Group’s accounting purposes and its relevant tax bases.

No deferred taxes are recognised for:

•

temporary differences arising from the initial recognition of an asset or liability in an acquisition other than in a business combination and which, at the time of the transaction, does not affect either the accounting or the taxable profit

•

temporary differences associated with stakes in subsidiaries and associates and interests in joint arrangements, but only to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that the reversal will not occur in the foreseeable future, and

•	deferred tax liabilities arising from initial recognition of goodwill.

A deferred tax asset is recognised for an unused tax loss carryforwards or unused tax credits and deductible temporary differences only if, and insofar as, it is considered probable that there will be sufficient future taxable profit against which the loss or credit can be used. Deferred tax assets are reviewed at each reporting date and reduced to the extent to which it is no longer probable that the related tax benefit will be recovered.

Since the reporting period of 2005, a group tax agreement pursuant to § 9 of the Austrian Corporation Tax Act (Körperschaftsteuergesetz) is in place that is binding on all Austrian companies of the Group with Casinos Austria AG being the group parent. An agreement on intragroup tax allocation has been concluded between the group parent company and the group members on the basis of the stand-alone method. This agreement stipulates that the group members pay tax contributions to the group parent in the event of positive annual tax results. In the event of a negative tax result of a Group member, to the extent that this can be offset by positive results in the Group, the Group member receives a tax allocation. If the negative tax results cannot be utilised in a fiscal year, they are carried forward internally and compensated at the latest at the time of leaving the Group. The claims arising from the Group contract are treated as income taxes in accordance with IAS 12.

Notes to Consolidated Financial Statements Casinos Austria Group

The calculation of deferred taxes was based on a tax rate of 25% in Austria in 2020 (2019: 25%), 30% in Germany (2019: 30%), 30% in Australia (2019: 30%) and tax rates between 8.5% and 33.99% for the other countries (2019: between 8.5% and 33.99%).

Uncertainties resulting from the exercise of judgements and estimates

When preparing the consolidated financial statements, due to uncertainties, management needs to exercise discretion and make assumptions concerning future developments which may significantly affect the recognition and recognised value of assets and liabilities, the disclosure of other liabilities on the balance sheet date and the recognition of revenues and expenses during the reporting period.

Impairment testing of goodwill, property, plant and equipment, intangible assets and rights of use assets

Impairment testing of goodwill

Impairment for goodwill is determined by estimating the recoverable amount of the cash-generating units to which goodwill relate. In the Casinos Austria Group, the CGU groups tested for possible impairment of goodwill correspond to the business line.

In accordance with IAS 36, the Group does not systematically amortize goodwill but tests it for impairment at least annually as of 31 December. If events or changes in circumstances indicate that goodwill may be impaired, the impairment test is performed more frequently. The recoverable amount is estimated using value in use.

The group does not have any indefinite-lived intangible assets.

The goodwill recognized in the balance sheet is allocated to the following CGUs:

in EUR thousand	30 June 2020	31 December 2019
Austrian Lotteries & Online gaming	177,977	177,977
International business	62,028	62,693

	240,005	240,670

As of 30 June 2020, and 31 December 2019 the resulting recoverable amounts calculated based on value in use methods exceeded the respective carrying amounts for all CGUs to which goodwill is allocated.

Impairment testing of property, plant and equipment, intangible assets and rights-of-use assets on lease agreements

Impairment tests are performed when there is an indication that an asset or group of assets is impaired.

In the first half of 2020, as a result of government restrictions taken worldwide to contain the Corona pandemic, Casinos Austria Group was forced to close a large proportion of its casino and VLT outlets at several locations for a period of three to five months. The cash-generating units (CGUs) affected by the Corona measures were therefore subject to a triggering event impairment test. This involved testing whether the carrying amount of the respective CGU was covered by the recoverable amount. In determining the recoverable amount, the expected effects of the Corona crisis were considered by adjusting the cash flow expectations. These were discounted using current cost of capital (WACC).

For CGUs which include assets with definite useful lives, the forecast period was limited to the useful life of the leading assets. The cash flow expectations are based on the updated 2020 budget, the updated medium-term planning for 2021 to 2024 and their linear progression, considering inflation assumption until the end of the useful life of the leading assets.

Notes to Consolidated Financial Statements Casinos Austria Group

Weighted average cost of capital (WACC) of between 7.67% and 12.94% was used in the calculations for

Casinos Austria AG.

For Austrian casino operations, impairment losses of TEUR 10,469 were recognized for land, buildings and buildings on third-party land and TEUR 8,902 for rights of use assets

Impairment test for companies at equity

The Group tests equity method investees for impairment if an indication for impairment occurred. The recoverable amounts of the equity method investees were estimated using the value in use method based on discounted cash-flow models for those entities.

The resulting recoverable amount exceeded the carrying amount of the equity method investees, which led to the conclusion that no impairment on equity method investees had to be recognized as of 30 June 2020 and 31 December 2019.

In this regard we also refer to Note (21).

Sensitivity to changes in planning assumptions

The recoverable amounts of the CGUs are higher than their carrying amounts. The table below shows the percentage by which the WACC has to increase until the recoverable amount equals the carrying amount and there is no longer any headroom. The headroom for each CGU is the difference between the recoverable amount and the carrying amount at the balance sheet date.

	Change in	Headroom	Change in	Headroom
	WACC in % 30 June 2020	in EUR thousand 30 June 2020	WACC in % 31 December 2019	in EUR thousand 31 December 2019
International business	3.92	138,608	3.55	130,220

For the CGU Lotteries Austria, management assumes that there is no reasonable possible change in the key assumptions that would lead to an impairment.

Licence rights

For licence rights initially recognised as part of a business acquisition or an initial consolidation of subsidiaries by obtaining control without acquiring additional shares, the carrying amount is the present value of the expected cash inflows from the licence, which represent a proportion of the total cash inflows from the entity. The carrying amounts are amortised using the straight-line method over the remaining term of the respective licence.

Realisation of deferred tax assets

Deferred taxes are calculated on the basis of the tax rates that will apply in the future according to the current legal situation at the time when the temporary differences will be reversed, and on the basis of an estimate of future taxable income. Possible changes in tax rates or future taxable income deviating from the assumptions may result in the fact that the realisation of deferred tax assets becomes improbable and that a valuation adjustment has to be recognised for the related deferred tax assets. For information on carrying amounts, please refer to section V. Notes to the consolidated statement of financial position, Note (31).

Provisions for severance payments and pensions

The actuarial valuation of pensions and severance payments is based on assumptions regarding discount rates, expected rates of return on plan assets, salary increases and mortality tables. These assumptions may differ from the actual data due to changes in economic conditions and the market situation. Regarding sensitivity analysis, please refer to section VII. Other disclosures on the consolidated statement of financial position, Note (40).

Notes to Consolidated Financial Statements Casinos Austria Group

Accruals for part-time on-duty models

In the reporting year and in the previous year, the provisions for severance payments from exit models and the social plan include an estimate for their utilisation on the basis of incentive programmes. Differences may arise in subsequent years as a result of actual utilisation.

COVID-19

Management has the realistic expectation that Casinos Austria Group has sufficient resources at its disposal to continue business for at least another twelve months and that accounting under the going concern premise is accurate. The outbreak of the COVID-19 pandemic has affected the group’s activities in virtually every country. Restrictions forced Casinos Austria Group to shut down its Casinos and VLT-outlets in nearly every country. These lockdowns negatively impacted the group’s performance and liquidity.

There is continued significant uncertainty regarding the duration and the impact of the pandemic on future operations of Casinos Austria Group. Significant judgements and estimations had to be made, especially in connection with impairment assessments, government grants and income taxes.

The mid- and long-term effects of the COVID-19 pandemic cannot yet be reliably assessed. However, it cannot be ruled out that economic and social life will change permanently, and with it the behavior of players and guests. Lockdowns and other measures have accelerated the migration to online games.

IV. Explanatory Notes to the Consolidated Profit and Loss Statement

(1)	Gross Gaming Revenues including ancillary revenues

This item breaks down as follows according to the relevant lines of business:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Casinos Austria	82,023	340,876
Lotteries	320,287	675,863
International business	52,829	180,765
Video Lotterien Terminals (VLT) / Slot machines	13,007	46,401
Online Gaming	60,091	98,922
Betting and sports-related skill games	6,219	16,320

Gross gaming revenues	534,456	1,359,147

The revenues from gaming in the Austrian Casinos division “Casinos Austria” mainly comprise gaming income, admission fees and tips. The item also includes complementary service revenues of EUR 4,185 thousand (2019: EUR 19,256 thousand), mainly comprising event, food and beverages revenues.

Revenue from the business lines Lotteries, VLT / Slot machines, Online Gaming, and Betting & sport-related skill games are generated entirely in Austria.

Gross gaming revenues from International business (CAI) includes in particular gaming income from live gaming and slot machines, admission fees and tips (tronc), as well as management and know-how fees.

Notes to Consolidated Financial Statements Casinos Austria Group

(2)	Gaming-related taxes and other taxes

This item mainly comprises taxes and fees specifically relating to the gaming sector and breaks down as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Casinos Austria	23,549	99,425
Lotteries	189,391	401,185
International business	24,420	83,433
Video Lotterien Terminals (VLT) / Slot machines	4,717	16,808
Online Gaming	23,048	37,909
Betting and sports-related skill games	414	1,512

Total	265,539	640,272

(3)	Other Operating Income

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Communication fees retail partners	1,354	2,788
Income from the sale of packages	1,417	2,805
Rental and lease income	535	3,286
Commission income	77	1,755
Income from the reversal of allowances on receivables	0	18
Government grants	15,470	0
Insurance compensation	8,140	0
Others	4,115	9,235

Total	31,108	19,887

The government grants of EUR 15,470 thousands relates to short-time work subsidies due to COVID-19 pandemic.

Insurance compensation of EUR 8,140 thousands is recognised in connection with the fire at Casino Linz as of 30 June 2020.

(4)	Costs of supplies and obtained services

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Cost of supplies	5,111	16,555
Cost of obtained services	192	828

Total	5,303	17,383

The costs of material are essentially the sum of costs of consumables used in the access points of Österreichische Lotterien GmbH and costs of goods and raw materials used by Cuisino Ges.m.b.H.

Notes to Consolidated Financial Statements Casinos Austria Group

(5)	Personnel expenses

Personnel expenses consist of the following items:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Wages and salaries	85,046	201,074
Expenses on severance payments	1,596	3,540
Expenses on pensions	826	14,059
Expenses for mandatory social security contributions and other pay-related levies and compulsory contributions	22,492	47,684
Other social expenditure	1,627	4,044

Total	111,587	270,401

The expenses on severance payments break down as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Service cost	416	1,188
Expenses on voluntarily paid severance payments	565	916
Contributions to employee benefit provision funds	615	1,436

Total Contributions	1,596	3,540

Expenses on pensions break down as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Service cost	103	4,466
Pension payments as well as contributions to pension funds	723	7,894

Total	826	14,059

The average number of employees (full-time job equivalents) in the companies included in the Consolidated Financial Statements comprised as follows:

	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Workers	874	626
Employees	2,833	2,710

Total	3,707	3,336

thereof continuing operations	3,706	3,316
thereof discontinued operations	1	20

The Austrian legislator distinguishes between blue collar (workers) and white collar (employees) staff, for which different regulations apply.

Notes to Consolidated Financial Statements Casinos Austria Group

(6)	Depreciation and amortization

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Depreciation of tangible assets	16,722	33,105
Amortisation of intangible assets	2,815	4,537
Depreciation of Right of use assets IFRS 16	7,373	14,320

Total	26,910	51,962

(7)	Other operating expenses

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Commissions paid to retail partners	43,867	93,127
Marketing and advertisement	28,101	72,782
Rent, lease and operating costs including maintenance	15,914	32,850
Other administrative expenses	16,810	38,966
Other operating expenses	6,651	17,085
Impairments of receivables	7	45

Total	111,351	254,855

Other administrative expenses in January to June 2020 include postal and telecommunication fees of EUR 3,076 thousand (2019: EUR 6,431 thousand), travel expenses of EUR 658 thousand (2019: EUR 2,407 thousand), legal and tax consulting fees as well as auditors’ and consultants’ fees of EUR 3,191 thousand (2019: EUR 9,641 thousand) and insurance premiums of EUR 989 thousand (2019: EUR 1,331 thousand).

The first-time application of IFRS 16 in the 2019 financial year resulted in a reduction in rental and leasing expenses of EUR 15,579 thousand.

The rental and leasing expenses in the amount of EUR 2,289 thousand (2019: EUR 4,645 thousand) reported in the income statement are made up as follows:

The statement of income recognizes rental and lease expenses of EUR 2,289 thousand (2019: EUR 4,645 thousand). They are composed as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Variable components of lease contracts	1,654	2,733
Lease/rental expenses with low value	143	508
Lease/rental expenses with residual term < 1 year	154	834
Other lease/rental expenses	338	571

	2,289	4,645

The other rental and leasing expenses mainly include rental agreements that can be terminated by the lessor.

Notes to Consolidated Financial Statements Casinos Austria Group

(8)	Income from investments accounted for using the equity method

This item contains the proportionate shares of the respective January to June 2020 profit/loss of the investments accounted for using the equity method in the total amount of EUR (2,655) thousand (2019: EUR 8,253 thousand).

As these investments are shares in gaming companies, they are reported in the operating result.

(9)	Impairment

The amount of EUR 19,371 thousand for the period 01 January 2020 until 30 June 2020 consists of impairment of property, plant and equipment in the amount of EUR 10,469 thousand and impairment of rights of use according to IFRS 16 in the amount of EUR 8,902 thousand in Casinos Austria AG. No impairment was recorded for the period 01 January 2019 until 31 December 2019.

An overview of the impairment recognized on CGU level is shown below:

in TEUR	WACC	Carrying amount	Value in use	Impairment
Baden	8,05%	20,431	7,999	(12 432)
Graz	7,99%	12,425	8,745	(3 681)
Klein Walsertal	9,82%	3,106	951	(2 155)
Zell am See	9,82%	5,437	4,334	(1 103)

		41,399	22,029	(19 371)

(10)	Financial result

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Income from other participations	0	19
Income from the disposal of financial assets	647	416
Income from change in type of consolidation of companies	0	104
Income from the disposal and liquidation of companies	0	135
Income from valuation of securities	0	4,875
Interest income and similar income	1,665	2,741

Financial income	2,312	8,290

Interest and similar expenses	(3,802)	(12,399)
Expenses from market valuation of securities	(5,352)	(548)
Expenses from disposal and liquidation of companies	0	(5)
Other expenses from financial assets	(198)	(125)

Financial expenses	(9,352)	(13,077)

Financial result	(7,040)	(4,787)

In 2020, the loss from the market valuation of securities (fair value measurement as at the balance sheet date) of EUR 5,352 thousand is exclusively from Österreichische Lotterien GmbH (EUR 4,819 thousand), Österreichische Sportwetten GmbH (EUR 221 thousand) and Casinos Austria AG (EUR 312 thousand). Securities mainly consist of special funds.

Notes to Consolidated Financial Statements Casinos Austria Group

In 2019, the expenses related to the market valuation of securities of EUR 548 thousand is exclusively with respect to Casinos Austria AG.

In 2019, the income from the valuation of securities (fair value measurement as at the balance sheet date) of EUR 4,875 thousand, thereof Österreichische Lotterien GmbH (EUR 4,723 thousand).,

The interest income and similar income mainly result from other non-current financial assets.

In 2019, the income from the change in the type of consolidation of companies in the amount of EUR 104 thousand is mainly due to the inclusion of Deutsche Sportwetten GmbH.

In 2019, the income from the sale and liquidation of companies in the amount of EUR 135 thousand is the result of a subsequent purchase price adjustment in the current year and the previous year from the sale of media.at GmbH in the 2017 fiscal year.

The interest and similar expenses include interest expenses of EUR 507 thousand as of 30 June 2020 (31 December 2019: EUR 888 thousand) for the bonds issued by Casinos Austria International Holding GmbH in November of 2014.

In addition, interest expenses related to provisions for social capital in the amount of EUR 625 thousand as of 30 June 2020 (31 December 2019: EUR 2,886 thousand) are reported in this item.

This item includes interest expenses of EUR 1,186 thousand as of 30 June 2020 (31 December 2019: EUR 2,555 thousand). The remaining interest expenses mainly consist of interest on bank loans as well as changes in value and reallocations recognised as profit or loss for interest rate derivatives in the amount of EUR 401 thousand as of 30 June 2020 (31 December 2019: EUR 508 thousand).

The other expenses from financial assets amounting to EUR 198 thousand as of 30 June 2020 (31 December 2019: EUR 125 thousand) in the reporting year resulted mainly from the market valuation of other current financial assets of Österreichische Lotterien GmbH at EUR 75 thousand as of 30 June 2020 (31 December 2019: EUR 125 thousand) and of Casinos Austria AG at EUR 71 thousand as of 30 June 2020 (31 December 2019: EUR 0 thousand).

The item for “Expenses related to the sale and liquidation of companies” in the 2019 includes EUR – 5 thousand with respect to the deconsolidation of Russisch Österreichische Lotterien Holding GmbH as a result of liquidation.

Notes to Consolidated Financial Statements Casinos Austria Group

The financial result – split into interest income and other financial income – is as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Interest revenue and similar income	1,665	2,741
Interest and similar expenses	(3,802)	(12,416)

Interest result	(2,137)	(9,675)

Income from other participations	0	19
Income from the disposal of financial assets	647	416
Income from change in type of consolidation of companies	0	104
Income from the disposal and liquidation of companies	0	135
Income from market valuation of securities	0	4,875
Expenses from market valuation of securities	(5,352)	(548)
Expenses from disposal and liquidation of companies	0	(5)
Other expenses from financial assets	(198)	(125)

Other financial results	(4,903)	4,871

Financial results	(7,040)	(4,804)

(11)	Income taxes

This item includes current and deferred taxes.

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Current taxes	10,372	34,553
Withholding taxes	0	511
Taxes from previous periods	(60)	981
Deferred taxes	(4,262)	(1,929)

Total	6,051	34,116

The above table only includes tax expense and income from continuing operations.

The tax expenses and tax income attributable to discontinued operations are recognised under item “Profit/loss from discontinued operations”.

Notes to Consolidated Financial Statements Casinos Austria Group

The effective tax rate is 38.28% as of 30 June 2020 (31 December 2019: 23.09%). The difference between the Austrian corporate income tax rate of 25% and the effective tax rate is as follows:

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Profit before taxes	15,808	147,772

Expected tax burden (25%)	3,952	36,943
Deviating foreign tax rates	(57)	(305)
Change in the valuation allowance for deferred taxes	1,151	(1,157)
Unrecognized deferred taxes on loss carryforwards	225	225
Permanent differences
Results from associated companies	664	(1,959)
Tax exemption	(543)	(648)
Taxes relating to previous periods	(60)	982
Other differences	719	35

Effective tax burden	6,051	34,116

Effective tax rate	38.28%	23.09%

Other differences include non-deductible withholding taxes, tax expenses and other permanent tax charges and credits.

Through the Tax Reform Act of 2005, the Austrian legislator introduced an option to create corporate groups for taxation purposes. The Casinos Austria Group made use of this option effective from the reporting period of 2005 and has created such a group. Casinos Austria AG is the group parent within the meaning of Section 9 (8) of the Corporate Tax Law (KStG).

Under this arrangement, the tax results of the companies of the Group are allocated to the Group parent after having been set off against their own pre-consolidation losses. An agreement on the distribution of the tax burden was concluded to provide for the compensation for the transferred tax results.

Notes to Consolidated Financial Statements Casinos Austria Group

The tax effect on other comprehensive income for 01 January to 30 June 2020 and 01 January to 31 December 2019 is as follows:

01 January to 30 June 2020 in EUR thousand	before taxes	tax effect	after taxes
Items that will not be reclassified to profit or loss

Actuarial gains/losses (unaudited)	13,400	(1,380)	12,020

Items that may be reclassified to profit or loss in the future

Exchange differences on translation - fully consolidated companies (unaudited)	(1,996)	0	(1,996)

Exchange differences on translation – investments accounted for using the equity method (unaudited)	168	0	168

Other comprehensive income (unaudited)	11,572	(1,380)	10,192

01 January to 31 December 2019 in EUR thousand	before taxes	tax effect	after taxes
Items that will not be reclassified to profit or loss

Actuarial gains/losses	(17,205)	2,593	(14,612)
Items which will be reclassified to profit or loss in the future

Exchange differences on translation - fully consolidated companies	2,335	0	2,335

Exchange differences on translation – investments accounted for using the equity method	1,424	0	1,424

Other comprehensive income	(13,446)	2,593	(10,853)

(12)	Loss for the year from discontinued operations

The result of discontinued operations from 01 January to 30 June 2020 breaks down as follows:

in EUR thousand	Argentina
Revenue	0
Other operating income	0
Personnel expenses	0
Depreciations and amortisation	0
Other operating expense	(205)
Income from companies accounted for at equity	0

Operating results (unaudited)	(205)

Financial result (unaudited)	0

Profit before tax (unaudited)	(205)

Income tax expense	0

Result from discontinued operations (unaudited)	(205)

Attributable (unaudited)
to shareholders of the parent company (unaudited)	(205)
to non-controlling interests (unaudited)	0

(205)

Notes to Consolidated Financial Statements Casinos Austria Group

The result from Argentina during the financial year includes all expenses in connection with the arbitration proceedings. For further details regarding the arbitration process see Note (44).

The result from discontinued operations as of 30 June 2020 does not include any valuation results.

The result of discontinued operations in 2019 breaks down as follows:

in EUR thousand	Georgia	Czech Republic	Argentina	Total
Gaming revenues and betting stakes incl. complementary service revenues	0	324	0	324
Profit appropriations	0	0	0	0

Gross gaming revenues including complementary service revenues	0	324	0	324
Gaming tax and other taxes	0	(78)	0	(78)

Other operating income	0	673	0	673
Personnel expenses	0	(622)	0	(622)
Depreciations and amortisation	0	0	0	0
Other operating expense	0	(352)	(1,040)	(1,392)
Income from companies accounted for at equity	(580)	0	0	(580)

Operating results	(580)	(55)	(1,040)	(1,675)

Financial result	0	0	0	0

Profit before tax	(580)	(55)	(1,040)	(1,675)

Income tax expense	0	0	0	0

Result from discontinued operations	(580)	(55)	(1,040)	(1,675)

Attributable
to shareholders of the parent company	(580)	(55)	(1,040)	(1,675)
to non-controlling interests	0	0	0	0

	(580)	(55)	(1,040)	(1,675)

The result from Argentina during the financial year includes all expenses in connection with the arbitration proceedings.

The result from Georgia relates to the current result of the casino up to the time of assignment of the shares.

Other operating income in the Czech Republic includes income of EUR 667 thousand from the reversal of an unused provision in connection with the valuation of an unfavourable lease agreement from the previous year.

The result from discontinued operations in 2019 does not include any valuation results.

Notes to Consolidated Financial Statements Casinos Austria Group

V.	Explanatory Notes to the Consolidated Balance Sheet

(13)	Cash and cash equivalents

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Cash	31,393	49,235
Balances with banks	282,949	178,216

Total	314,342	227,451

(14)	Inventories

Inventories mainly result from the inventory of instant scratch cards and instant lottery tickets of Österreichische Lotterien GmbH with EUR 1,837 thousand as of 30 June 2020 (31 December 2019: EUR 1,580 thousand) and partly from the inventory of raw materials and supplies, beverages, tobacco products and vouchers in Cuisino Ges.m.b.H. with EUR 921 thousand as of 30 June 2020 (31 December 2019: EUR 994 thousand).

(15)	Accounts receivable and other assets

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Accounts receivable trade	36,850	66,808
Receivables from companies consolidated at equity	270	391
Other receivables and assets	24,842	9,879
Prepaid expenses	4,595	6,488

Total	66,557	83,566

Other receivables and assets in 2020 include receivables in Casinos Austria AG for insurance compensation in connection with the fire in Casino Linz (EUR 7,055 thousand). Other receivables and assets also include accruals for government grants of which EUR 1,965 thousand relate to Casinos AG and EUR 191 thousand relate to Glücks- und Unterhaltungsspiel BetriebsgesmbH.

The impairment for trade accounts receivable and other receivables and assets developed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Total on 1 January	632	700
Currency translation differences	0	0
Utilisation	0	(77)
Addition	31	45
Reversal	0	(36)

Total on 31 December	663	632

The main impairment as of 30 June 2020 results from trade receivables of Österreichische Lotterien GmbH with EUR 411 thousand (31 December 2019: EUR 380 thousand), Österreichische Sportwetten GmbH with EUR 191 thousand as of 30 June 2020 (31 December 2019: EUR 191 thousand) and Casinos Austria AG with EUR 43 thousand as of 30 June 2020 (31 December 2019: EUR 43 thousand).

In addition, impairments from other receivables and assets of Österreichische Lotterien GmbH of EUR 12 thousand as of 30 June 2020 (31 December 2019: EUR 12 thousand) are included.

Notes to Consolidated Financial Statements Casinos Austria Group

The maturity structure of short-term and long-term receivables and other assets shows the following picture on 30 June 2020 and 31 December 2019:

30 June 2020 in EUR thousand	not overdue	up to 90 days	from 90 to 180 days	over 180 days	Total
Accounts receivable trade (unaudited)	36,832	0	18	0	36,850
Receivables from associated companies (unaudited)	270	0	0	0	270
Other receivables and assets (unaudited)	31,474	0	0	0	31,474

Total (unaudited)	68,576	0	18	0	68,594

thereof short-term (unaudited)					61,963
thereof long-term (unaudited)					6,631

31 December 2019 in EUR thousand	not overdue	up to 90 days	from 90 to 180 days	over 180 days	Total
Accounts receivable trade	66,463	345	0	0	66,808
Receivables from associated companies	391	0	0	0	391
Other receivables and assets	17,267	89	0	0	17,356

Total	84,121	434	0	0	84,555

thereof short-term					77,078
thereof long-term					7,477

As regards the receivables that have not been subject to impairments and/or whose payment has not been delayed, as of the respective reporting date, nothing indicates that the debtors would be unable to meet their payment obligations.

(16)	Other financial assets

Other short-term financial assets of EUR 37,392 thousand as of 30 June 2020 (31 December 2019: EUR 37,115 thousand) consist mainly of a cash fund (Fidelity Institutional Cash Fund PLC, Dublin, Ireland) held on the basis of contractual obligations from participation in the “EuroMillionen” game of Österreichische Lotterien GmbH in the amount of EUR 28,062 thousand as of 30 June 2020 (31 December 2019: EUR 27,795 thousand) and from investments in a near-money market fund (UniInstitutional Euro Reserve Plus of Union Investment Austria GmbH, Vienna) totalling EUR 9,268 thousand as of 30 June 2020 (31 December 2019: EUR 9,319 thousand), of which EUR 5,914 thousand as of 30 June 2020 (31 December 2019: EUR 5,947 thousand) relate to Glücks- und Unterhaltungsspiel BetriebsgesmbH and EUR 3,354 thousand as of 30 June 2020 (31 December 2019: EUR 3,372 thousand) to Österreichische Sportwetten GmbH.

(17)	Assets held for sale

	30 June 2020 (unaudited)	31 December 2019
in EUR thousand	Assets held for sale	Assets held for sale

Tangible assets	783	866

Assets held for sale	783	866

In the line item ‘tangible assets’ a property in Chile is included which is valued at FMV minus the costs of sale, with the change relative to the previous year being the result of currency translation differences.

Notes to Consolidated Financial Statements Casinos Austria Group

(18)	Fixed assets

Fixed assets comprise property, plant and equipment, goodwill, other intangible assets, shares in investments accounted for using the equity method and other financial assets.

The development of the Group’s fixed assets is presented below.

Property, plant and equipment

in EUR thousand	Land, land rights and buildings, including buildings on third-party land	Other equipment, furniture and office equipment	Advance payments and construction in progress	Total
Cost of acquisition or production

Balance as of 1 January 2020	146,679	581,740	2,322	730,742
Currency translation differences	33	92	(1)	124
Additions	64	10,387	3,685	14,136
Disposals	(12,911)	(26,696)	0	(39,607)
Reclassifications of continued operations	159,271	(157,332)	(1,939)	0
Balance as of 30 June 2020 (unaudited)	293,136	408,191	4,067	705,394
Accumulated depreciation:
Balance as of 1 January 2020	(65,837)	(469,075)	0	(534,912)
Currency translation differences	(26)	8	0	(17)
Disposals	12,750	25,260	0	38,010
Depreciation of continued operations	(2,729)	(13,992)	0	(16,722)
Impairments of continued operations	(10,469)	0	0	(10,469)
Reclassifications of continued operations	(117,726)	117,726	0	0
Balance as of 30 June 2020 (unaudited)	(184,037)	(340,073)	0	(524,110)
Book value balance as of 31 December 2019	80,843	112,666	2,322	195,831
Book value balance as of 30 June 2020 (unaudited)	109,099	68,118	4,067	181,284

in EUR thousand	Land, land rights and buildings, including buildings on third-party land	Other equipment, furniture and office equipment	Advance payments and construction in progress	Total
Cost of acquisition or production

Balance as of 1 January 2019	145,709	571,547	1,812	719,068
Currency translation differences	23	227	5	254
Additions from scope of consolidation	0	699	26	726
Disposals from scope of consolidation	0	(325)	(31)	(357)
Additions	947	25,777	2,209	28,933
Disposals	0	(17,880)	0	(17,880)
Reclassifications of continued operations	0	1,696	(1,699)	(3)
Balance as of 31 December 2019	146,679	581,740	2,322	730,742
Accumulated depreciation:
Balance as of 1 January 2019	(60,337)	(458,693)	(31)	(519,061)
Currency translation differences	(9)	(75)	0	(84)
Additions from scope of consolidation	0	(345)	0	(345)
Disposals from scope of consolidation	0	325	31	356
Disposals	0	17,328	0	17,328
Depreciation of continued operations	(5,491)	(27,614)	0	(33,104)
Balance as of 31 December 2019	(65,837)	(469,074)	0	(534,911)
Book value balance as of 31 December 2018	85,372	112,854	1,782	200,008
Book value balance as of 31 December 2019	80,843	112,666	2,322	195,831

Notes to Consolidated Financial Statements Casinos Austria Group

Investments in property, plant and equipment mainly comprise land, buildings, gaming inventory, adaptations of business premises and technical equipment.

Reclassification of continued operations results from a change in classification of leasehold improvements.

The impairments of continuing operations result from impairment tests carried out, of which EUR 10,469 thousand relate to Casinos Austria AG.

During first half year of 2020, Casinos Austria Group entered into commitments usual in its line of industry amounting to EUR 1,376 thousand as of 30 June 2020 (31 December 2019: EUR 4,055 thousand) in connection with the acquisition of property, plant and equipment. In this context, contracts for the acquisition of property, plant and equipment have already been concluded with third parties and will be fulfilled by both parties as planned in the following fiscal year.

Intangible assets

in EUR thousand	Licences and concessions	Other intangible assets	Goodwill	Total
Cost of acquisition or production

Balance as of 1 January 2020	42,512	73,387	273,952	389,851
Currency translation differences	378	(1,285)	(667)	(1,574)
Additions	0	489	0	489
Disposals	0	(4,051)	0	(4,051)
Balance as of 30 June 2020 (unaudited)	42,890	68,540	273,285	384,715
Accumulated amortization:
Balance as of 1 January 2020	(22,500)	(65,543)	(33,280)	(121,323)
Disposals	0	4,051	0	4,051
Depreciation of continued operations	(1,285)	(1,530)	0	(2,815)
Balance as of 30 June 2020 (unaudited)	(23,785)	(63,022)	(33,280)	(120,087)
Book value:
Book value balance as of 31 December 2019	20,012	7,844	240,670	268,527
Book value balance as of 30 June 2020 (unaudited)	19,105	5,518	240,005	264,628

Notes to Consolidated Financial Statements Casinos Austria Group

in EUR thousand	Licenses and concessions	Other intangible assets	Goodwill	Total

Cost of acquisition or production

Balance as of 1 January 2019	30,000	71,363	265,358	366,721
Currency translation differences	0	2	0	2
Additions from scope of consolidation	12,512	252	8,594	21,358
Disposals from scope of consolidation	0	(27)	0	(27)
Additions	0	2,127	0	2,127
Disposals	0	(330)	0	(330)
Balance as of 31 December 2019	45,512	73,387	273,952	389,851
Accumulated amortization:
Balance as of 1 January 2019	(21,000)	(62,635)	(33,280)	(116,915)
Additions from scope of consolidation	0	(226)	0	(226)
Disposals from scope of consolidation	0	27	0	27
Disposals	0	330	0	330
Depreciation of continued operations	(1,500)	(3,037)	0	(4,537)
Balance as of 31 December 2019	(22,500)	(65,543)	(33,280)	(121,323)
Book value:
Book value balance as of 31 December 2018	9,000	8,728	232,077	249,804
Book value balance as of 31 December 2019	20,011	7,845	240,670	268,527

In addition to goodwill, intangible assets mainly include payments for casino concessions and purchases of software. With the exception of goodwill, all intangible assets have finite useful lives.

Additions from scope of consolidation in 2019 mainly result from a licence capitalised in a Hungarian entity in the amount of EUR 12,512 thousand.

The goodwill posted as of 30 June 2020 is composed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Lotterien Österreich	177,516	177,516
Online gaming	461	461
International business	62,028	62,693

	240,005	240,670

The change in International business relative to the previous year being the result of currency translation differences.

The change in the area of international business results from the full consolidation of the goodwill of the Hungarian subsidiaries Casino Sopron Kft, Sopron, Hungary, as well as CAI Hungary Kft, Sopron, Hungary, as of 31 December 2019.

(19)	Rights of use assets

The Casinos Austria Group has concluded lease contracts in several countries. These contracts mainly relate to the rental of buildings for casinos and VLT/Slot machine outlets as well as administration buildings and casino equipment.

The majority of lease payments are indexed. Variable lease payments based on revenues relate primarily to rented vending machines in Hungary and for VLT/Slot machine outlets in Austria.

Notes to Consolidated Financial Statements Casinos Austria Group

The vast majority of casino real-estate leases include extension options beyond the non-cancellable lease period. In some cases, the Casinos Austria Group has additional termination rights if business operations cannot be continued due to a withdrawal of the gaming licence. Contracts for the rental of VLT/Slot machine outlets are generally of short duration.

The Casinos Austria Group exercises its option not to capitalise short-term leases with a term of less than 12 months and low-value leases of assets with a value below USD 5,000 thousand.

The rights of use assets developed as follows:

Development rights of use assets

in EUR thousand	Buildings on third- party land	Other equipment, furniture and office equipment	Total
Balance as of 1 January 2020	95,888	3,124	99,012
Currency translation differences (unaudited)	72	(69)	3
Additions (unaudited)	157	(123)	34
Scheduled depreciation (unaudited)	(6,933)	(441)	(7,373)
Impairments	(8,902)	0	(8,902)
Changes due to price adj/in lease term	(1,345)	93	(1,252)

Balance as of 30 June 2020 (unaudited)	78,937	2,585	81,522

The impairments result from impairment tests carried out and are attributable to Casinos Austria AG.

Development rights of use assets

in EUR thousand	Buildings on third- party land	Other equipment, furniture and office equipment	Total
Balance as of 1 January 2019	107,943	2,411	110.354
Currency translation differences	3	0	3
Additions from scope of consolidation	1,627	988	2,615
Additions	2,879	411	3,290
Disposals	(2,92)	(2)	(2,930)
Scheduled depreciation	(13,636)	(684)	(14,320)

Balance as of 31 December 2019 (restated)	95,888	3,124	99,012

The additions to the scope of consolidation in 2019 are attributable exclusively to the full consolidation of Casino Sopron Kft, Sopron, Hungary and CAI Hungary, Kft, Sopron, which was completed as of 31 December 2019.

The additions 2019 in particular relate to VLT/slot machine outlets in Austria as well as business equipment in Belgium and Germany.

Notes to Consolidated Financial Statements Casinos Austria Group

(20)	Shares in at equity consolidated companies

in EUR thousand	Shares in at equity consolidated companies
Book value:
Balance as of 1 January 2020	79,482
Currency translation differences (unaudited)	165
Share on other comprehensive income from continued operations (unaudited)	0
Share of results from continued operations (unaudited)	(2,654)
Dividends (unaudited)	(2,284)

Balance as of 30 June 2020 (unaudited)	74,709

in EUR thousand	Shares in
at equity
consolidated
companies
Book value:
Balance as of 1 January 2019	91,385
Currency translation differences	1,424
Changes from scope of consolidation	(16,669)
Additions from continued operations	1,293
Additions from discontinued operations	580
Disposals from continued operations	(1)
Share of results from continued operations	8,253
Share of results from discontinued operations	(580)
Dividends	(6,203)

Balance as of 31 December 2019	79,482

Shares in companies included at equity are valued at acquisition cost. These are amortised annually, taking account of current results and impairments.

2019:

The changes in the scope of consolidation in 2019 relate entirely to the Hungarian companies Casino Sopron Kft, Sopron, Hungary and CAI Hungary Kft, Sopron, Hungary, which will be fully consolidated from the date of transfer of control (31 December 2019) and will therefore cease to be joint ventures.

The disposal of continued operations includes the sale of 6% of the 55% stake in Glücksrad Kft, Sopron, Hungary, held until that time.

Additions to continued operations include EUR 840 thousand of investments in Revolutionary Technology Systems AG, Lucerne, Switzerland, a company for the marketing and development of casino tools for live gaming tables. A further EUR 348 thousand are investments in a Swiss online gaming service company, Casinos Service AG, Bern. The shares in this company were transferred to the second owner of the company during the financial year. In addition, investments of EUR 106 thousand were made in Casino Lugano S.A., Lugano, Switzerland. The additions to discontinued operations relate to investments made in Grand Casino Batumi Ltd., Batumi, Georgia.

Notes to Consolidated Financial Statements Casinos Austria Group

The companies accounted for at equity are as follows:

in EUR thousand	Notes		30 June 2020 (unaudited)	31 December 2019
Shares in joint ventures	(a	)	37,569	40,746
Shares in associated companies	(b	)	37,140	38,735

Total			74,709	79,482

For information on the types of consolidation and classification in connection with determining the scope of consolidation, see Section II of the Notes to the Consolidated Financial Statements.

a)	Joint ventures

The two material joint ventures of the Group relate to Reef Casino Trust, Brisbane (Australia), and, up to the time of full consolidation on 31 December 2019, CAI Hungary Kft, Sopron (Hungary).

Reef Casino Trust

Reef Casino Trust is listed on the Australian stock exchange in Brisbane under the acronym “RCT) (Reuters: RCT.AX). The fair value of the shares as of 30 June 2020 was EUR 24,444 thousand (31 December 2019: EUR 36,654 thousand). The company owns the hotel and casino complex in Cairns, Australia. The entity is structured as an independent vehicle. The Group has a residual interest in the net assets. This results in the company being classified as a joint venture from the Group’s perspective.

The tables below summarise the financial investments of Reef Casino Trust, as set out in that entity’s own financial statements, as collected by adjustments to the fair market value at the time of acquisition and by differences in the accounting methods. The table also shows reconciliation of the summarised financial information to the carrying amount of the Group’s stake in the company.

In 2019, Reef Casino Trust entered into commitments customary in the industry in connection with the acquisition of fixed assets. In this connection, contracts for the acquisition of assets have already been concluded with third parties, which will be fulfilled by both parties as planned in the following financial year. These contractual obligations amount to EUR 154 thousand as of 31 December 2019.

in EUR thousand	Reef Casino Trust 30 June 2020
Book value:
Balance as of 1 January 2020	26,391
Currency translation differences (unaudited)	(574)
Loss shares (unaudited)	(1,102)
Dividends (unaudited)	(1,364)

Balance as of 30 June 2020 (unaudited)	23,369

in EUR thousand	Reef Casino Trust 31 December 2019
Book value:
Balance as of 1 January 2019	26,057
Currency translation differences	373
Profit shares	1,574
Dividends	(1,613)

Balance as of 31 December 2019	26,391

Notes to Consolidated Financial Statements Casinos Austria Group

The development of the equity interest of Reef Casino Trust includes goodwill both for 01 January to 30 June 2020 and for the prior financial year.

in EUR thousand	Reef Casino Trust 30 June 2020 (unaudited)	Reef Casino Trust 31 December 2019
Percentage of ownership interests	42.00%	42.00%
Non-current assets	57,634	60,499
Current assets	1,034	2,992
- thereof cash and cash equivalents	464	1,849
Long-term liabilities	(2,759)	(319)
- thereof long-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	(2,753)	(313)
Short-term liabilities	(997)	(1,064)
- thereof short-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	0	0

Net assets (100%)	54,912	62,108

Share of the Group in net assets	23,063	26,086
Goodwill or licences	306	306

Carrying amount of the share in a joint venture	23,369	26,391

in EUR thousand	Reef Casino Trust 30 June 2020 (unaudited)	Reef Casino Trust 31 December 2019
Rental and other income	702	11,802
Scheduled depreciations and amortisations	(1,465)	(3,198)
Interest income	1	5
Interest expense	(57)	(150)
Earnings and comprehensive income (100%)	(2,583)	4,146

Share of the Group in earnings and comprehensive income (in %)	42.00%	42.00%

Share of the Group in earnings and comprehensive income (absolute)	(1,085)	1,741

Withholding tax	(17)	(167)

Loss/Income from entities included at equity	(1,102)	1,574

Dividends received by the Group	1,364	1,613

CAI Hungary Kft

CAI Hungary Kft, Sopron, Hungary, is being fully consolidated as of 31 December 2019 due to a change in its articles of association, as material resolutions can now be passed by the majority owner alone. Previously, the company was classified as a joint venture, as all material resolutions of the shareholders had to be made unanimously. CAI Hungary Kft is the only operating company in Hungary.

The tables below summarise the financial information of CAI Hungary Kft, as presented in its own financial statements, corrected for fair value adjustments at the acquisition date and for differences in accounting policies. The table also shows a reconciliation of the summarised financial information to the carrying amount of the Group’s stake in the company as of 31 December 2019. As of 30 June 2020 and 31 December 2019, the balance sheet is included in the respective balance sheet accounts as a fully consolidated company, and the profit or loss

Notes to Consolidated Financial Statements Casinos Austria Group

generated during 2019 while still a joint venture is shown in the profit or loss from companies consolidated at equity.

CAI Hungary Kft did not enter into any obligations in the context of the acquisition of assets that are customary in the industry, either in this financial year or in the previous year, which are to be fulfilled as scheduled by both parties in the following financial year.

in EUR thousand	CAI Hungary Kft 31 December 2019
Book value:
Balance as of 1 January 2019	16,804
Additions from share of equity	0
Revaluation at equity – accounting	0
Currency translation differences	(493)
Profit shares	2,355
Dividends	(1,997)
Change in type of consolidation	(16,669)

Balance as of 31 December 2019	0

in EUR thousand	CAI Hungary Kft 31 December 2019
Revenues from gaming including complementary service revenues	14,994
Gaming tax and other taxes	(5,023)
Scheduled depreciations and amortisation	(123)
Income tax	(422)
Earnings and comprehensive income (100%)	4,281

Share of the Group in earnings and consolidation income in %	55.00%

Share of the Group in earnings and comprehensive income (absolute)	2,355

Dividends received by the Group	1,997

The Group has a number of other joint ventures which individually are not considered to be material. The following table provides an aggregated breakdown of the carrying amount and share of profit of these joint ventures.

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Carrying amount of the shares in the other joint ventures	14,200	14,355

in EUR thousand	01 January to 30 June 2020 (unaudited)	01 January to 31 December 2019
Share in:
- Profit or loss from continued operations	(975)	3,212

- Profit or loss from discontinued operations	0	(580)

b)	Associated companies

Notes to Consolidated Financial Statements Casinos Austria Group

The Group holds two associated companies classified as material. Grand Casino Kursaal Bern AG and Casino Lugano S.A. each operate a casino complex in Switzerland. Neither of the companies is listed on an exchange. Due to the loss of significant influence since 01 July 2020, the investment in Grand Casino Kursaal Bern AG ceased to be an associated company and was classified as other financial assets.

The following tables summarise the financial information of both companies as presented in their own financial statements, adjusted for fair value adjustments at the acquisition date and for differences in accounting policies.

The following tables show a reconciliation of the summarised financial information to the carrying amount of the Group’s share in the companies.

in EUR thousand	Grand Casino Kursaal Bern AG	Casino Lugano S.A.	Total
Book value:
Balance as of 1 January 2020	16,422	22,313	38,735
Currency translation differences (unaudited)	312	425	737
Share of losses (unaudited)	(268)	(309)	(577)
Additions (unaudited)	0	0	0
Dividends (unaudited)	0	(1,755)	(1,755)

Balance as of 30 June 2020 (unaudited)	16,466	20,674	37,140

in EUR thousand	Grand Casino Kursaal Bern AG	Casino Lugano S.A.	Total
Book value:
Balance as of 1 January 2019	15,946	21,406	37,352
Currency translation differences	619	840	1,458
Share of profits	355	757	1,111
Additions	0	106	106
Dividends	(498)	(795)	(1,292)

Balance as of 31 December 2019	16,422	22,313	38,757

Notes to Consolidated Financial Statements Casinos Austria Group

in EUR thousand	Grand Casino Kursaal Bern AG	Casino Lugano S.A.	Total at 30 June 2020 (unaudited)
Percentage of ownership interests	13.50%	28.76%
Non-current assets	17,407	27,461
Current assets	17,922	25,573
- thereof cash and cash equivalents	17,600	22,982
Long-term liabilities	(8,270)	(4,298)
- thereof long-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	0	(2,021)
Short-term liabilities	(9,739)	(9,956)
- thereof short-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	0	(1,170)

Net assets (100%)	17,321	38,781

Share of the Group in net assets	2,338	11,153
Goodwill or licences	14,128	9,521

Carrying amount of the share in an associated company	16,466	20,674	37,140

Revenues from gaming including complementary service revenues	13,943	12,833
Gaming tax and other taxes	(6,228)	(5,534)
Scheduled depreciations and amortisation	(1,281)	(1,222)
Interest income	25	0
Interest expense	(3)	0
Income taxes	1,058	95
Earnings and comprehensive expense (100%)	(1,987)	(234)

Share of the Group in earnings and comprehensive expense (in %)	13.50%	28.76%

Share of the Group in earnings and comprehensive expense (absolute)	(268)	(67)	(335)

Amortisation of licence rights at the level of the Group	0	(243)	(243)

Income from investments accounted for using the equity method	(268)	(309)	(577)

Dividends received by the Group	0	1,755

Notes to Consolidated Financial Statements Casinos Austria Group

in EUR thousand	Grand Casino Kursaal Bern AG	Casino Lugano S.A.	Total on 31 December 2019
Percentage of ownership interests	13.50%	28.76%

Non-current assets	18,954	28,841
Current assets	21,115	31,170
- thereof cash and cash equivalents	20,590	27,367
Long-term liabilities	(9,211)	(4,516)
- thereof long-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	0	(1,983)
Short-term liabilities	(11,908)	(11,223)
- thereof short-term financial liabilities, with the exception of accounts payable trade and other liabilities and provisions	0	(422)

Net assets (100%)	18,951	44,272

Share of the Group in net assets	2,558	12,733
Goodwill or licences	13,864	9,581

Carrying amount of the share in an associated company	16,422	22,313	38,735

Revenues from gaming including complementary service revenues	46,963	55,463
Gaming tax and other taxes	(20,306)	(26,771)
Scheduled depreciations and amortisation	(2,225)	(3,005)
Interest income	75	0
Interest expense	(25)	0
Income taxes	(625)	(1,229)
Earnings and comprehensive income (100%)	2,629	4,253

Share of the Group in earnings and comprehensive income (in %)	13.50%	28.76%

Share of the Group in earnings and comprehensive income (absolute)	355	1,223	1,578

Amortisation of licence rights at the level of the Group	0	(446)	(446)

Income from investments accounted for using the equity method	355	757	1,112

Dividends received by the Group	498	795

In addition, there is one further associated entity, the book value and per cent and share of profits of which were EUR 0 thousand during this financial year (2019: EUR 0 thousand).

(21)	Long-term financial assets

The long-term financial assets break down as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Loans to companies consolidated at equity	0	0

Other participations	20	126

Investment funds	233,949	239,301
Others	17	17

Securities held as long-term assets	233,966	239,318

Other loans	219	214

Other receivables and assets	6,631	7,477

Total other financial assets	240,836	247,135

Notes to Consolidated Financial Statements Casinos Austria Group

The investment fund shares of EUR 233,949 thousand as of 30 June 2020 (31 December 2019: EUR 239,301 thousand) included in the item securities held as long-term assets are held by Österreichische Lotterien GmbH with EUR 214,502 thousand as of 30 June 2020 (31 December 2019: 219,321 thousand), Österreichische Sportwetten GmbH with EUR 8,606 thousand as of 30 June 2020 (31 December 2019: 8,827 thousand) and Casinos Austria AG with EUR 10,841 as of 30 June 2020 (31 December 2019: 11,152 thousand).

Please refer to Note (40) for information on default risk.

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Other loans	219	214
Bank balances as guarantee for gaming-related taxes of casino operations in Brussels	2,500	2,500
Bank balances as guarantee for the gaming licence of casino operations in Brussels	2,164	2,164
Bank balances as guarantee for the casino commission Belgium	585	585
Bank balances as guarantee for the gaming licence of the casino operations in the Czech Republic	0	0
Other non-current tax receivables	709	734
Other receivables and assets	454	1,280

Total	6,631	7,477

The residual terms of the other receivables and assets break down as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Residual term 1-5 years	6,446	7,292
Residual term > 5 years	185	185

Total	6,631	7,477

(22)	Financial liabilities (short-term)

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Bank loans and overdrafts	37,309	27,289
Market value of interest rate swaps	999	1,125

Total	38,308	28,414

In order to optimise Group financing of the Casinos Austria Group and to secure the Group’s long-term liquidity, a new credit agreement was concluded with three leading Austrian banks during the first half of 2019 to replace the previous Club Deal.

The new loan has a volume of EUR 200 million, which will be broken up into three tranches

•	EUR 80 million amortising (Tranche A)

•	EUR 70 million bullet loan (Tranche B)

•	EUR 50 million revolving (Tranche C)

Notes to Consolidated Financial Statements Casinos Austria Group

The term of Tranches A and B will run until 30 June 2026, and Tranche C will run until 30 June 2024 with two extension options of one year each with the consent of the lender (total term: 7 years).

The 3-month EURIBOR without any floor will serve as the base interest rate; the margin grid is between 1.20% and 2.10%, depending on the tranche.

Of the revolving Tranche C, EUR 25 million had been drawn down as of 30 June 2020 (31 December 2019: EUR 15 million).

Current liabilities to banks result from partial repayments due on 30 June 2020 from this financing concept of the Casinos Austria Group as well as from the currently called Tranche C.

Please refer to Note (28) for information on the non-current portions of this financing.

Interest rate swaps were concluded to partially hedge the tranches of the Club Deal drawn down in the 2015 financial year. These interest rate swaps were recognised in profit or loss with their negative market values existing as of 30 June 2020.

Th new loan agreement contains financial covenants, concerning the equity ratio and the ratio of net financial debt to EBITDA based on group financial statements. These covenants were met as of 31 December 2019 and 30 June 2020.

(23)	Lease liabilities

Casinos Austria Group has concluded rental and lease agreements with various contractual partners in several countries. Reference is made to Note (20) Rights of use assets.

The corresponding leasing liabilities develop as follows during the financial year:

in EUR thousand	Total

Balance as of 01 January 2020	98,919
Currency translation differences (unaudited)	232
Additions (unaudited)	34
Interest expenses (unaudited)	1,186
Payments of lease instalments (unaudited)	(6,922)
Non-monetary movements (change in lease term, price adj.)	(2,616)

Balance as of 30 June 2020 (unaudited)	90,833

in EUR thousand	Total

Balance as of 01 January 2019	108,870
Currency translation differences	4
Additions to scope of consolidation	2,676
Additions	3,321
Disposals	(2,928)
Interest expenses	2,555
Payments of lease instalments	(15,579)

Balance as of 31 December 2019 (restated)	98,919

Notes to Consolidated Financial Statements Casinos Austria Group

The additions to the scope of consolidation in 2019 are exclusively attributable to the full consolidation of Casino Sopron Kft, Sopron, Hungary, and CAI Hungary Kft, Sopron, Hungary, as of 31 December 2019.

The additions in 2019 in particular relate to VLT/slot machine outlets in Austria as well as business equipment in Belgium and Germany.

The maturities of the lease liabilities are shown in the table below:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
residual lease term < 1 year	15,764	15,556
residual lease term 1-5 years	44,338	55,560
residual lease term > 5 years	30,731	27,803

	90,833	98,919

The weighted average incremental borrowing rate is 2.27% (31 December 2019: 2.35%)

(24)	Trade liabilities

Trade liabilities amounting to EUR 22,158 thousand (31 December 2019: EUR 32,240 thousand) result from capital expenditures and current operating expenses of the Casinos Austria Group and are due in full within one year.

(25)	Provisions (current)

in EUR thousand	Balance as of 01 January 2020	Currency differences	Dissolution	Utilisation	Allocation	Balance as of 30 June 2020
Personnel (unaudited)	491	0	0	(50)	0	441
Litigation costs (unaudited)	3,149	0	0	0	111	3,260
Others (unaudited)	2,697	(16)	(5)	(477)	151	2,350

Others (unaudited)	6,337	(16)	(5)	(527)	262	6,051

The provisions for litigation costs were mainly formed for the risk of Casinos Austria AG from open player lawsuits.

(26)	Other current liabilities

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Amounts owed to employees on account of unclaimed annual leave, overtimes and benefits	20,665	26,018
Amounts owed to associated companies	128	99
Liabilities arising from social security	7,686	5,784
Deferred income	12,550	18,960
Liabilities against players	173,012	183,238
Accrued interest on bonds issued	534	92
Tax liabilities	157,285	81,188
Others	14,411	13,878

Total	386,271	329,257

Notes to Consolidated Financial Statements Casinos Austria Group

The tax liabilities included in this item in the amount of EUR 157,285 thousand (31 December 2019: EUR 81,188 thousand) mainly result from:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Liabilities for taxes and duties	139,968	79,311
thereof gaming tax and concession fees	119,303	64,899
Provisions for tax	18,317	1,877

Total	157,285	81,188

Liabilities against players of EUR 173,012 thousand (31 December 2019: EUR 183,238 thousand) consist of:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Amounts owed to players	143,062	149,742
Casino Chips	6,642	6,872
Gift vouchers	22,442	22,908
Jackpot liabilities	494	532
Loyalty program Glücks Card	372	3,184

Total	173,012	183,238

(27)	Financial liabilities (long-term)

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Bonds	18,595	18,554
Liabilities to banks	128,113	134,204
Market value of interest rate swaps	587	862

Total	147,295	153,620

The remaining term of the long-term financial liabilities may be presented as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Remaining time to maturity between 1 and 5 years
Bonds	18,595	18,554
Liabilities to banks	128,113	47,364
Market value of interest rate swaps	587	862

Sub-total	147,295	66,780

Remaining time to maturity exceeding 5 years Liabilities to banks	0	86,840

Sub-total	0	86,840

Total	147,295	153,620

From 27 October 2014 to 17 November 2014, Casinos Austria International Holding GmbH exclusively invited existing bond holders under a partial bond from 2010 to subscribe for the exchange offer on the new 7-year bond to be issued (ISIN AT0000A195U8) with a fixed coupon of 4.75% p.a. (partial bonds 2014 to 2021). The

Notes to Consolidated Financial Statements Casinos Austria Group

nominal value of a new issue of this pari passu bond comes to EUR 18,697 thousand, with the redemption of the 2014 bonds to take place on 24 November 2021 at par. As of 30 June 2020, the carrying amount under IFRS 9 (effective interest method) is EUR 18,595 thousand (31 December 2019: EUR 18,554 thousand), and the fair value is EUR 18,697 thousand (31 December 2019: EUR 19,412 thousand).

The bond is listed on the Third Market of the Vienna Stock Exchange.

With regard to current liabilities to banks, we refer to the explanations under Note (22).

(28)	Provisions for employee benefits

in EUR thousand	30 June 2020 (unaudited)	31 December 2019 (restated)
Provisions for severance payments	59,527	67,019
Provisions for pension benefits	54,105	67,270
Provisions for anniversary benefits	6,480	6,996
Provisions for long-term termination benefits	15,208	16,578

Total	135,320	157,863

a)	Severance payments:

The provisions for severance payments developed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Present value of severance payments liabilities (DBO) as of 01 January	67,019	69,693
Service cost	527	1,188
Interest costs	345	1,206
Severance payments	(1,989)	(10,808)
Actuarial result	(6,375)	5,739
- from changes in financial assumptions	(6,425)	6,897
- from changes in demographic assumptions	0	(335)
- from changes in experience adjustments	50	(823)

Present value of severance payments liabilities (DBO) as of 30 Jun/31 Dec (= provision)	59,527	67,019

b)	Supplementary pension plan

The Group provides a pension plan that covers Austrian employees that were born before 1945 and started working for the Group before 2000. These employees are entitled to a supplementary pension which is based on a points system. Costs are borne by the Group and the obligation is not outsourced to an external institution.

Notes to Consolidated Financial Statements Casinos Austria Group

The provisions for pension benefits recognised in the balance sheet, derived from the defined benefit obligation (DBO), and taking into account the fair value of the plan assets, break down as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Present value of unfunded pension obligations	10,761	18,266
Present value of fully or partially funded pension obligations	91,866	99,306
Fair value of external plan assets	(48,522)	(50,302)

Provisions for pension benefits	54,105	67,270

The present value of the obligations developed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Present value of pension obligations (DBO) as of 01 January	117,572	101,771
Additional pension obligations	0	0
Service cost	506	1,944
Past service costs	(5,164)	43
Contributions from employees	0	234
Interest costs	240	1,734
Pension benefit payments	(2,019)	(3,739)
Currency translation differences	47	88
Actuarial result	(8,555)	15,497
- from changes in financial assumptions	(8,623)	15,116
- from changes in demographic assumptions	0	0
- from changes in experience adjustments	68	381

Present value of pension obligations (DBO) as of 30 June 2020 / 31 December 2019	102,627	117,572

The following table shows the development of the plan assets:

in EUR thousand	2020 (unaudited)	2019
Fair value of external plan assets as of 01 January	(50,302)	(45,151)
Addition to plan assets	0	0
Return on plan assets	51	(737)
Contributions to plan assets from employer	(35)	(1,970)
Contributions from employees	(45)	(234)
Retirement benefits paid	285	1,887
Currency translation differences	(36)	(63)
Actuarial result	1,530	(4,034)
- from changes in financial assumptions	1	(4,034)
- from changes in experience adjustments	1,529	0

Fair value of external plan assets as of 30 June 2020 / 31 December 2019	(48,522)	(50,302)

The plan assets are managed exclusively by pension funds. The investment strategy can be classified as conservative, at it aims at long-term yield, stability, profitability and sustainability. Exclusion criteria for the investment are business areas that are incompatible with the principle of sustainability, such as companies in the

Notes to Consolidated Financial Statements Casinos Austria Group

armaments sector, tobacco and spirits etc. The investment strategy is therefore based on recognised ratings. Thus, issuers of a high-quality are specifically sought out using recognised rating and selection procedures. No derivatives are used.

The detailed composition of the plan assets at the respective balance sheet date is as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Equity instruments	14,797	14,126
Debt instruments	23,322	28,584
Real estate	2,678	2,327
Cash and cash equivalents	1,909	2,771
- thereof assets held in funds	1,350	2,212
- thereof time deposits	559	559
Alternative investments	5,847	2,494

Plan assets	48,522	50,302

In fiscal year 2021, contribution of EUR 758 thousand (2019 for 2020: EUR 452 thousand) are expected to be paid into the plan.

The payments include the planned allocations to the external plan assets and the pension benefits that are not covered by corresponding reimbursements from time assets. In the income statement, the service cost and the pension payments are shown in personnel expenses and the interest expense in the financial result. The actuarial result is reported in other comprehensive income.

c)	Plan with minimum guarantee

The Group provides a pension plan that covers Austrian employees that were born after 1951 and started working for the Group before 2000. After 21 service years those employments are entitled to full target pensions, in case of fewer service years to pro rata target pensions. The Group makes regular contributions to a pension fund based on a formula. The pension payments are based on the amounts available in the pensions fund, however the Group guarantees a certain minimum pension and would have to make additional contributions if the funds available were not sufficient to allow the payment of such minimum pensions. Therefore, the plan is treated as a defined benefit plan.

The provision recognised in the balance sheet, derived from the defined benefit obligation (DBO), and taking into account the fair value of the plan assets, break down as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Present value pension obligations	101,801	107,920
Fair value of external plan assets	(101,801)	107,920
Provisions for pension benefits	0	0

Notes to Consolidated Financial Statements Casinos Austria Group

The present value of the obligations developed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Present value of pension obligations (DBO) as of 1 Jan	107,920	94,424
Service cost	3,209	4,015
Interest costs	475	1,658
Pension benefit payments	(1,925)	(3,331)
Actuarial result	(7,878)	11,154
- from changes in financial assumptions	(7,878)	12,412
- from changes in demographic assumptions	0	0
- from changes in experience adjustments	0	(1,259)

Present value of pension obligations (DBO) as of 30 June 2020 / 31 December 2019	101,801	107,920

The following table shows the development of the plan assets:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Fair value of external plan assets as of 01 January	(107,920)	(94,423)
Return on plan assets	(475)	(1,658)
Contributions to plan assets from employer	(3,339)	(4,178)
Taxes and Administration Costs on Contribution	130	162
Retirement benefits paid	1,925	3,331
Actuarial result	7,878	(11,1549)
- from changes in financial assumptions	0	0
- from changes in experience adjustments	7,878	(11,154)

Fair value of external plan assets as of 30 June 2020 / 31 December 2019	(101,801)	(107,920)

The plan assets are managed exclusively by pension funds. The investment strategy can be classified as conservative, at it aims at long-term yield, stability, profitability and sustainability. Exclusion criteria for the investment are business areas that are incompatible with the principle of sustainability, such as companies in the armaments sector, tobacco and spirits etc. The investment strategy is therefore based on recognised ratings. Thus, issuers of a high-quality are specifically sought out using recognised rating and selection procedures. No derivatives are used.

The detailed composition of the plan assets at the respective balance sheet date is as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Equity instruments	32,037	31,369
Debt instruments	51,074	61,739
Real estate	6,546	5,561
Cash and cash equivalents	5,833	4,296
- thereof assets held in funds	5,711	4.083
- thereof time deposits	122	213
Alternative investments	6,312	4,955

Plan assets	101,801	107,920

Notes to Consolidated Financial Statements Casinos Austria Group

During the next twelve months, EUR 605 thousand (unaudited) (2019 for 2020: EUR 452 thousand) are expected to be paid into the plan.

d)	Termination benefits

The short-term provision for termination benefits developed as followed (in EUR thousand):

Balance as of 01 January 2020	Additions	Utilisation	Transfer	Release	Discounting	Change in Value	Balance as of 30 June 2020
9,217	0	(1,983)	0	0	0	0	7,234

Balance as of 01 January 2019 (restated)	Additions	Utilisation	Transfer	Release	Discounting	Change in Value	Balance as of 31 December 2019
5,587	5,203	(793)	21	(801)	0	0	9,217

These positions consist of severance payments in connection with golden handshakes, termination benefits by mutual agreements in combination with stand by duty and part time models mostly in Casinos Austria AG with EUR 6,884 thousand as of 30 June 2020 (31 December 2019: EUR 8,839 thousand) and in Österreichische Lotterien GmbH with EUR 350 thousand as of 30 June 2020 (31 December 2019: EUR 378 thousand).

The long-term provision for termination benefits developed as followed (in EUR thousand):

Balance as of 01 January 2020	Additions	Utilisation	Transfer	Release	Discounting	Change in Value	Balance as of 30 June 2020
16,578	1,123	(2,493)	0	0	0	0	15,208

Balance as of 01 January 2019 (restated)	Additions	Utilisation	Transfer	Release	Discounting	Change in Value	Balance as of 31 December 2019
17,358	1,202	(1,961)	(21)	0	0	0	16,578

These positions consist of termination benefits by mutual agreements in combination with stand by duty and part time models mostly in Casinos Austria AG with EUR 11,842 thousand as of 30 June 2020 (31 December 2019: EUR 13,075 thousand) and in Österreichische Lotterien GmbH with EUR 3,366 thousand as of 30 June 2020 (31 December 2019: EUR 3,503 thousand).

(29)	Other long-term provisions

in EUR thousand	Balance as of 01 January 2020	Currency differences	Utilisation	Allocation	Balance as of 30 June 2020
Personnel for personnel costs (unaudited)	1,794	0	0	0	1,794
Others (unaudited)	577	(10)	0	0	567

Total (unaudited)	2,371	(10)	0	0	2,361

Notes to Consolidated Financial Statements Casinos Austria Group

(30)	Deferred tax assets and liabilities

Broken down by balance sheet item, deferred tax assets and liabilities breakdown as follows:

	30 June 2020 (unaudited)		31 December 2019
in EUR thousand	Assets	Equity and liabilities	Assets		Equity and liabilities
Receivables and other assets	327	(242)	476		(395)
Tangible assets	3,783	(19,071)	1,436		(25,780)
Intangible assets	1,931	(3,203)	1,667		(3,688)
Financial assets	464	0	553		(1,203)

	6,505	(22,516)	4,132		(31,066)

Provisions	13,785	0	16,956		0
Liabilities	21,197	0	25,709		0

	34,982	0	42,665		0

Tax loss carryforwards	586	0	1,535		0

Deferred tax assets/liabilities	42,073	(22,516)	48,331		(31,066)

Netting of deferred taxes within the same tax authority	(18,774)	19,436	(27,633)		27,633

Balance of deferred taxes	23,299	(3,080)	20,698 (restated	)	(3,433)

The development and breakdown of the total change in deferred taxes into components recognised in profit or loss and components not recognised in profit or loss is as follows:

	30 June 2020 (unaudited)		31 December 2019
in EUR thousand	Assets	Equity and liabilities	Assets	Equity and liabilities
Balance as of 01 January	20,698	(3,433)	16,917	(2,711)
Change not affecting net income	(1,380)	72	2,593	(1,123)
- thereof currency translation	0	72	0	3
- thereof due to change in type of consolidation (Hungarian companies)	0	0	0	(1,126)
- thereof actuarial losses from severance payments and pensions	(1,380)	0	2,593	0
Change recognised in profit and loss	3,981	281	1,188	400
- thereof for continued operations	3,981	281	1,188	400

Balance as of 30 June 2020 / 31 December 2019	23,299	(3,080)	20,698	(3,433)

The group has tax loss carryforwards of EUR 63,293 thousand (31 December 2019: EUR 63,293 thousand), of which EUR 52,818 thousand (31 December 2019: EUR 52,818 thousand) can be carried forward indefinitely, resulting in potential deferred tax assets of EUR 15,934 thousand (31 December 2019: EUR 15,934 thousand). Of this amount, EUR 14,399 thousand (31 December 2019: EUR 14,399 thousand) were not recognised as deferred tax assets, as the actual tax relief in the future is not yet sufficiently certain.

The deferred tax assets from valuation differences in provisions amounting to EUR 13,785 thousand (31 December 2019: EUR 16,956 thousand) mainly relate to provisions for social capital.

Notes to Consolidated Financial Statements Casinos Austria Group

Deferred tax assets have not been recognised for deductible differences between carrying amounts under IFRS and tax law, amounting to EUR 17,881 thousand (31 December 2019: EUR 17,881 thousand), as the temporary differences are not expected to reverse in the foreseeable future.

In 2019, the licences capitalised in connection with the first-time consolidations from the acquisition of Spielbanken Niedersachsen GmbH, Hannover, Germany, amounting to EUR 2,250 thousand and from the change in the type of consolidation of the Hungarian companies amounting to EUR 1,126 thousand give rise to deferred tax liabilities in the item intangible assets.

Within the Austrian group companies, a tax allocation agreement pursuant to Section 9 of the Austrian Corporation Tax Act (Körperschaftsteuergesetz) has been in place with Casinos Austria AG, as the group parent, since the financial year of 2005.

(31)	Other long-term liabilities

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Deferred income	2,517	2,394
Liabilities against gaming participants	12,780	11,577
Others	0	63

Total	15,297	14,034

As of 30 June 2020, deferred income consists of EUR 2,053 thousand (31 December 2019: EUR 2,087 thousand) of Casinos Austria AG and of EUR 464 thousand (31 December 2019: EUR 307 thousand) of Österreichische Lotterien GmbH.

The remaining terms of the other long-term liabilities are as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Remaining time to maturity between 1 year and 5 years	3,365	2,996
Remaining time to maturity exceeding 5 years	11,932	11,038

Total	15,297	14,034

(32)	Group equity

A detailed breakdown of the Group’s equity is presented in the overview statement of “Changes in equity”.

The share capital corresponds to the share capital of Casinos Austria AG and amounts to an unchanged EUR 40 million as of June 30, 2020, consisting of 500,000 no-par value shares and is fully paid up. At present, interim certificates have been deposited instead of registered shares with restricted transferability. There are no contingent capital resolutions.

The item “Retained earnings and annual income” totalling EUR 354,442 thousand (2019: EUR 357,914 thousand) includes the revenue reserves of Casinos Austria AG and all revenue of subsidiaries not eliminated in the course of capital consolidation as well as the consolidated profit/loss attributable to the shareholders of the parent company totalling EUR (3,472) thousand (2019: EUR 85,912 thousand) less distribution of profit of EUR 0 thousand (31 December 2019: EUR 15,000 thousand).

Notes to Consolidated Financial Statements Casinos Austria Group

The exchange differences on translation between the closing rates within the balance sheet and the average rates within the income statement are presented in the consolidated statement of comprehensive income - separately for fully consolidated companies and companies consolidated at equity.

In the area of capital management, the main focus of management is on ensuring going concern and an adequate return on equity. Capital management is based on the Group’s equity in accordance with IFRS.

To implement this, capital is set in relation to risk and adjusted if necessary. Said adjustment is based on the dividend policy, capital injections, capital increases, but also the sale of assets.

The equity ratio – defined as ratio of equity to total assets - developed as follows:

in EUR thousand	30 June 2020 (unaudited)	31 December 2019 (restated)
Share capital	40,000	40,000
Retained earnings and annual income	354,442	357,914
Remeasurements on defined benefit plans	(61,946)	(73,021)
Exchange differences on translation	13,802	15,051
Non-controlling interests	68,262	76,025

Equity	414,560	415,969

Total assets	1,288,352	1,262,575

Equity ratio	32.18%	32.95%

(33)	Non-controlling interests

For the types of consolidation, see Section II of the Explanatory Notes to the Consolidated Financial Statements.

The following table shows the IFRS financial information included in the consolidated financial statements for the subgroup of Österreichische Lotterien GmbH, which is the company in the Casinos Austria AG group consolidated financial statements with significant non-controlling interests.

This refers to Lotto-Toto-Holding GmbH, which holds 26.17% (31 December 2019: 26.17%) of Österreichische Lotterien GmbH.

The remaining 73.83% (31 December 2019: 73.83%) is held directly and indirectly by Casinos Austria AG.

Notes to Consolidated Financial Statements Casinos Austria Group

Non-controlling interests of EUR 68,262 thousand (restated) (31 December 2019: EUR 76,025 thousand) and the total comprehensive income attributed to non-controlling interests of EUR 13,390 (31 December 2019: EUR 24,625) mainly result from Österreichische Lotterien GmbH where Lotto-Toto-Holding GmbH directly holds a share of 26.17% (31 December 2019: 26.17%).

in EUR thousand	30 June 2020 (unaudited)	31 December 2019
Percentage of non-controlling shares	26.17%	26.17%

Non-current assets	338,456	341,304
Current assets	257,367	224,762
Long-term liabilities	(67,036)	(74,559)
Short-term liabilities	(311,420)	(248,854)
Carrying amount of non-controlling interests	62,100	68,458
Revenues including ancillary revenues	182,034	380,092
Profit for the year	47,501	88,874
Profit attributable to non-controlling interests	12,797	24,091
Other comprehensive income	3,536	(5,332)
Other comprehensive income attributable to non-controlling interests	945	(1,442)

Cash flow from operating activities	146,866	122,764

Cash flow from/used in investing activities	(7,355)	13,963

Cash flow used in financing activities	(76,990)	(120,808)

thereof dividends to non-controlling interests	(20,093)	(39,209)

Net increase (net decrease) in cash and cash equivalents	62,521	15,919

The above items “Carrying amount of non-controlling interests”, “Profit attributable to non-controlling interests” and “Other comprehensive income attributable to non-controlling shares” also include non-controlling interests in Österreichische Sportwetten GmbH (44%) and Rabcat Computer Graphics GmbH (5%).

(34)	Contingent liabilities

There were no guarantees for liabilities to third parties outside the Group either at the balance sheet date or at the balance sheet date of the previous year.

VI. Explanatory notes to the consolidated cash flow statement

The liquidity components reported in the consolidated statement of cash flows comprise cash on hand and bank balances.

The consolidated statement of cash flows is presented separately for continued and discontinued operations in Note (40).

(35)	Cash flow from operating activities

This section includes all in- and outflows of cash and cash equivalents from operating activities.

The item “Depreciation, amortisation and impairment of property, plant and equipment, rights of use and intangible assets” includes depreciation of rights of use assets amounting to EUR 7,373 thousand (2019: EUR 14,320 thousand).

Notes to Consolidated Financial Statements Casinos Austria Group

The “Impairments on financial assets” mainly result from the fair value measurement of financial assets as of the reporting date in the amount of EUR 5,352 thousand (2019: EUR 548 thousand).

The “Appreciation on financial assets” results mainly from the fair value measurement of financial assets as of the reporting date in the amount of EUR 112 thousand (2019: EUR 4.875 thousand)

The item “Profits/losses from deconsolidation” in the prior year amounting to EUR - 130 thousand mainly results from a purchase price adjustment of media.at GmbH, which was sold in 2017.

(36)	Cash flow from investing activities

This section includes all in- and outflows of cash and cash equivalents in connection with investments and divestments.

In the previous year the item “Investments accounted for using the equity method” includes capital contributions before the disposal to Grand Casino Batumi Ltd., Batumi, Georgia, in the amount of EUR – 580 thousand, as well as capital injection to Revolutionary Technology Systems AG, Lucerne, Switzerland, in the amount of EUR (840) thousand.

In the previous year the item “Proceeds from the sale of financial assets” includes the proceeds from the sale of fund shares amounting to EUR 15,004 thousand and proceeds from the sale of near-money-market funds (short-term investments/UniInstitutional Euro Reserve Plus of Union Investment Austria GmbH, Vienna) totalling EUR 19,713 thousand, both in Österreichische Lotterien GmbH.

In the prior year, the item “Payments for investments in financial assets” in the amount of EUR 11,098 thousand consists of EUR 4,987 thousand from the purchase of fund shares and of EUR 6,662 thousand from the purchase of cash fund shares held for participation in the EuroMillions game, both by Österreichische Lotterien GmbH.

In the previous year the item “Investments in subsidiaries” mainly shows an increase in cash and cash equivalents of EUR 5,506 thousand from the change to full consolidation of Casino Sopron Kft., Sopron, Hungary, as of 31 December 2019. Casinos Austria International Holding GmbH holds a 55% stake, and the company CAI Hungary Kft., Sopron, Hungary, which is a subsidiary of Casino Sopron Kft. The change in consolidation method was caused by a change in the articles of association taking effect on 31 December 2019, according to which material resolutions can now be adopted by the majority owner on its own.

(37)	Cash flow from financing activities

This section shows all in- and outflows of cash and cash equivalents in connection with equity and debt financing.

The development of financial liabilities in the reporting year is as follows:

in EUR thousand	01 January 2020	Issuance	Repayment	other non-cash changes	30 June 2020 (unaudited)
Short-term financial liabilities
Bank loans and overdrafts (unaudited)	28,414	25,000	(21,184)	6,078	38,308

Total (unaudited)	28,414	25,000	(21,184)	6,078	38,308

Long-term financial liabilities
Bonds (unaudited)	18,554	0	0	41	18,595
Bank loans and overdrafts (unaudited)	135,066	0	0	(6,366)	128,700

Total (unaudited)	153,620	0	0	(6,325)	147,295

Notes to Consolidated Financial Statements Casinos Austria Group

Details to other non-cash changes for the period 01 January 2020 until 30 June 2020 are as follows:

in EUR thousand	Re-classifications	Amortisation of transaction costs	Exchange rate changes	Changes in fair values *)	Total non-cash changes
Short-term financial liabilities
Bank loans and overdrafts (unaudited)	6,184	2	18	(126)	6,078

Total (unaudited)	6,184	2	18	(126)	6,078

Long-term financial liabilities:
Bonds (unaudited)	0	41	0	0	41
Bank loans and overdrafts (unaudited)	(6,184)	53	40	(275)	(6,366)

Total (unaudited)	(6,184)	94	40	(275)	(6,325)

*)	The changes in fair values result entirely from the existing interest rate hedges

The development in the previous year is shown in the following tables:

in EUR thousand	01 January 2019	Issuance	Repayment	other non-cash changes	31 December 2019
Short-term financial liabilities
Bank loans and overdrafts	31,400	32,595	(36,158)	577	28,414
Finance leasing	35	0	0	(35)	0

Total	31,435	32,595	(36,158)	542	28,414

Long-term financial liabilities
Bonds	18,445	0	0	99	18,554
Bank loans and overdrafts	206,245	134,708	(205,247	(640)	135,066
Finance leasing	116	0	(54)	(62)	0

Total	224,816	134,708	(205,301)	(603)	153,620

Details to other non-cash changes for the period 01 January 2019 until 31 December 2019 are as follows:

in EUR thousand	Re-classifications	Acquisition by finance leasing	Amortisation of transaction costs	Exchange rate changes	Changes in fair values *)	Total non-cash changes
Short-term financial liabilities
Bank loans and overdrafts	452	0	167	17	(59)	577
Finance leasing	(35)	0	0	0	0	(35)

Total	417	0	167	17	(59)	542

Long-term financial liabilities:
Bonds	0	0	99	0	0	99
Bank loans and overdrafts	(452)	0	228	33	(449)	(640)
Finance leasing	(64)	0	0	2	0	(62)

Total	(516)	0	327	35	(449)	(603)

*)	The changes in fair values result entirely from the existing interest rate hedges

Österreichische Lotterien GmbH, Rabcat Computer Graphics GmbH and Casino Sopron Kft, Sopron, Hungary paid out dividends to non-controlling shareholders.

Notes to Consolidated Financial Statements Casinos Austria Group

(38)	Cash flows broken down by continuing and discontinued operations

The following table shows the cash flow statement, broken down by continuing and discontinued operations, for 01 January to 30 June 2020:

in EUR thousands	Continued operations (unaudited)	Dis- continued operations (unaudited)	Total 01 January to 30 June 2020 (unaudited)
Profit for the year	9,757	(205)	9,552
Depreciation, amortisation and impairments of property, plant and equipment and intangible assets	46,281	0	46,281
Impairments of financial assets	5,352	0	5,352
Impairment of current assets	7	0	7
Appreciations on financial assets	(112)	0	(112)
Changes in long-term provisions	(9,156)	0	(9,156)
Interest costs determined based on the effective interest method	120	0	120
Costs of hedging transactions	(401)	0	(401)
Profit/loss from investments accounted using the equity method	2,655	0	2,655
Income from at equity accounted, discontinued entities	0	0	0
Dividends received from investments accounted for using the equity method	2,284	0	2,284
Profits/losses from deconsolidation	0	0	0
Profits/losses from the sale of fixed assets including the sale of financial assets	(449)	0	(449)
Changes in deferred taxes	(4,262)	0	(4,262)

Cash flow from/used in operating profit	52,076	(205)	51,871

Changes in accounts receivable and other assets	17,814	0	17,814
Changes in short-term provisions	(1,867)	(384)	(2,251)
Changes in accounts payable trade and other liabilities	56,968	0	56,968

Cash flow from/used in operating activities	124,991	(589)	124,402

Notes to Consolidated Financial Statements Casinos Austria Group

in EUR thousands	Continued operations (unaudited)	Dis- continued operations (unaudited)	Total 01 January to 30 June 2020 (unaudited)
Proceeds from the sale of fixed assets (except financial assets)	693	0	693
Investments in property, plant and equipment and intangible assets	(13,826)	0	(13,826)
Investments in companies accounted for using the equity method	0	0	0
Proceeds from the sale of financial assets	752	0	752
Payments for investments in financial assets	(367)	0	(367)
Investments in subsidiaries net acquired cash and cash equivalents totalling EUR 0 thousand (2019: EUR 5,615 thousand)	0	0	0
Proceeds from the sale and liquidation of subsidiaries minus cash given up in the exchange totalling EUR 0 thousand (2019: EUR 6 thousand)	0	0	0

Cash flow used in investing activities	(12,748)	0	(12,748)

Intragroup financing	(378)	378	0
Proceeds from issuing borrowings	25,000	0	25,000
Repayment of bonds and loans	(21,184)	0	(21,184)
Repayment of lease liabilities	(6,922)	0	(6,922)
Dividends paid to shareholders of the parent company	0	0	0
Dividends paid to non-controlling interests	(21,153)	0	(21,153)

Cash flow from/used in financing activities	(24,637)	378	(24,259)

Change in cash and cash equivalents	87,606	(211)	87,395
Effect of exchange rate changes on cash and cash equivalents	(437)	(67)	(504)
Cash and cash equivalents at the beginning of the period	226,699	752	227,451

Cash and cash equivalents at the end of the period (unaudited)	313,868	474	314,342

Notes to Consolidated Financial Statements Casinos Austria Group

The following table shows the cash flow statement, broken down by continuing and discontinued operations, for the 2019 financial year:

in EUR thousands	Continued operations	Dis- continued operations	Total 2019
Profit for the year	113,656	(1,675)	111,981
Depreciation, amortisation and impairments of property, plant and equipment and intangible assets	51,962	0	51,962
Impairments of financial assets	592	0	592
Impairments of current assets	45	0	45
Appreciations on financial assets	(4,978)	0	(4,978)
Changes in long-term provisions	(8,474)	0	(8,474)
Interest costs determined based on the effective interest method	1,225	0	1,225
Capitalisation of borrowing costs based on the effective interest method	(732)	0	(732)
Costs of hedging transactions	(508)	0	(508)
Profit/loss from investments accounted using the equity method	(8,253)	0	(8,253)
Income from at equity accounted, discontinued entities	0	580	580
Dividends received from investments accounted for using the equity method	6,203	0	6,203
Profits/losses from deconsolidation	(130)	0	(130)
Profits/losses from the sale of fixed assets including the sale of financial assets	(121)	0	(121)
Changes in deferred taxes	(1,930)	0	(1,930)

Cash flow from/used in operating profit	148,557	(1,095)	147,462

Proceeds from the sale of fixed assets	(1,779)	883	(896)
Changes in short-term provisions	12,931	(1,459)	11,472
Changes in accounts payable trade and other liabilities	15,951	(347)	15,604

Cash flow from/used in operating activities	175,661	(2,018)	173,643

Notes to Consolidated Financial Statements Casinos Austria Group

in EUR thousands	Continued operations	Dis- continued operations	Total 2019
Proceeds from the sale of fixed assets (except financial assets)	248	0	248
Investments in property, plant and equipment and intangible assets	(31,060)	0	(31,060)
Investments in companies accounted for using the equity method	(840)	(580)	(1,419)
Proceeds from the sale of financial assets	34,717	0	34,717
Payments for investments in financial assets	(10,805)	0	(10,805)
Investments in subsidiaries net acquired cash and cash equivalents totalling EUR 5,615 thousand (2018: EUR 0 thousand)	5,615	0	5,615
Proceeds from the sale and liquidation of subsidiaries minus cash given up in the exchange totalling EUR 6 thousand (2018: EUR 0 thousand)	(5)	0	(5)

Cash flow used in investing activities	(2,130)	(580)	(2,710)

Intragroup financing	(1,651)	1,651	0
Proceeds from issuing borrowings	167,303	0	167,303
Repayment of bonds and loans	(241,405)	0	(241,405)
Repayment of lease liabilities	(13,024)	0	(13,024)
Dividends paid to shareholders of the parent company	(15,000)	0	(15,000)
Dividends paid to non-controlling interests	(39,209)	0	(39,209)

Cash flow from/used in operating activities	(142,986)	1,651	(141,335)

Change in cash and cash equivalents	30,545	(947)	29,598
Effect of exchange rate changes on cash and cash equivalents	598	6	604
Cash and cash equivalents at the beginning of the period	195,463	1,787	197,250

Cash and cash equivalents at the end of the period	226,606	845	227,451

VII. Other information relating to the Consolidated Financial Statements

(39)	Risk report

Risk management

Objectives and processes

Casinos Austria Group takes a largely centralised approach to financial risk management. Risks are “pooled” and managed at group level in order to make use of netting effects and economies of scale.

In addition to the compliance with the relevant legal requirements, the objective of the risk management system is going concern and further growth of the Group.

The following positive effects of the risk management should help reach this objective:

•	optimisation of operational risk management through strategic risk management

•	increased reliability within the decision-making process achieved through traceability, transparency and monetary assessment of risks and chances

•	generally increased risk awareness in consequence of the devolvement of risk management responsibilities to employees

Moreover, in order to reach this objective, the Casinos Austria Group has introduced and applies a uniform applicable definition of risk, risk policy and risk strategy as well as a uniform risk management process.

Notes to Consolidated Financial Statements Casinos Austria Group

Risk measurement methods

As part of the risk management process within the Casinos Austria Group, risk managers are appointed. Their responsibilities include the identification, assessment and management of risks and chances which they were assigned to control.

The risks are identified in risk management workshops attended by risk managers where, as part of the identification process, the risks are compared with the risk catalogue compiled by the Casinos Austria Group and the materiality of the identified risks is assessed.

The risks identified within the Group are quantitatively assessed by the relevant risk managers; the assessment is made based on historical values, industry experience and expert calculations with the risks being weighted according to their probability of occurrence.

Risks, that are aggregated from various sub-risks, are assessed in collaboration with the individual risk managers to take possible correlations into account.

Description of the risk categorisation of the Casinos Austria Group

Market risks

The development of the individual markets in which the Casinos Austria Group operates depends on the regulatory environment (concessions and/or licences, barriers to entry, taxes and duties, responsible gaming etc.), the economic trends as well as on the affinity of the local population for gaming. The individual risks will be addressed in more detail below:

Dependence on gaming licences

In the countries where the Casinos Austria Group operates, the operation of gaming activities is subject to a concession and/or a licence which is usually granted by the competent public authority for a limited period of time. This involves the risk that the concessions and/or licences will not be renewed on their expiry. The Casinos Austria Group counters this risk by strictly adhering to the respective local legislation and by acting with high integrity and reliability in its dealings with its relevant business partners.

Concessions granted to Casinos Austria AG

The legal basis for the regulation of gaming by the federal government is the “monopoly system” competence of Article 10 paragraph 1 item 4 of the Federal Constitutional Law.

The core business of Casinos Austria AG is conducted based on twelve time-limited concessions granted to the company by the Federal Ministry of Finance, based on the Federal Law for Regulation of Gaming (Gaming Law) BGBl. No. 620/1989 from 28 November 1989, in its respective form.

By virtue of the decision of the Federal Ministry of Finance, the concessions for the operation of the six casinos of the “city package” (Bregenz, Graz, Innsbruck, Linz, Salzburg/Wals-Siezenheim, Vienna) were awarded to Casinos Austria AG for the concession period until 31 December 2027; the casino concessions of the “country package” (Baden, Velden, Riezlern, Kitzbühel, Seefeld, Zell am See) were granted for the period until 31 December 2030. In the reporting year there were no significant developments regarding the possible award of the three individual concessions that were not awarded.

Furthermore, the following business segments are covered by affiliated subsidiaries within the Casinos Austria Group:

•	Lotteries

Notes to Consolidated Financial Statements Casinos Austria Group

•	Video Lottery Terminals (VLT)

•	Online gaming, new media and other skill games

•	Betting and sports-related skill games, and

•	International Business.

As a casino concessionaire, Casinos Austria AG thus continues to hold a unique position in the Austrian casino market. The company is aware of the high degree of social responsibility and is strongly committed to observe regulatory requirements imposed on it by the Austrian legislator in the field of gaming. Furthermore, Casinos Austria AG aims to offer responsible top-level gaming and earn the best possible revenues to ensure sustainable success of the business activities of the Company.

Unlicensed gaming services

Also due to relevant initiatives by Casinos Austria AG, the litigation financier AdvoFin AG is taking over the enforcement of claims for repayment of gaming losses against online providers without a licence. Based on a relevant decision of the Supreme Court, gaming contracts with such providers are void and the gaming losses are therefore recoverable.

Furthermore, the executive and legal authorities are aiming at an amendment of the Criminal Code to include the organised gaming without the licence in the list of offences of organised crime.

The following table provides an overview of the respective terms of the concessions and/or licences granted to the Casinos Austria Group:

Country	Casino/Lotteries/VLT	Licence maturity date (unaudited)
Egypt	Casino Semiramis	31 May 2025
	Casino Royale	unlimited (1)

Australia	Reef Hotel Casino	15 December 2068

Belgium	Grand Casino Brussels	04 April 2024

Denmark	Casino Copenhagen	31 December 2028
	Casino Vesterport Copenhagen	31 May 2029
	Casino Munkebjerg Vejle	31 December 2029
	Casino Odense	31 December 2029
	Casino Marienlyst	31 December 2027

Germany	Spielbanken Niedersachsen (10 casinos)	31 August 2024

Liechtenstein	Casino Schaanwald	unlimited (2)
	Casino Balzers	unlimited (2)

North Macedonia	VLTs und Online Gaming	unlimited (34)

Switzerland	Grand Casino Bern	31 December 2024
	Casino St.Moritz	31 December 2024
	Casino Lugano	31 December 2024

Hungary	Casino Sopron	15 January 2026 (4)

Austria	Österreichische Lotterien GmbH	30 September 2027
Casinos Austria AG

Notes to Consolidated Financial Statements Casinos Austria Group

Country	Casino/Lotteries/VLT	Licence maturity date (unaudited)
	Casino Velden	31 December 2030
	Casino Salzburg	31 December 2027
	Casino Zell am See	31 December 2030
	Casino Kitzbühel	31 December 2030
	Casino Baden	31 December 2030
	Casino Seefeld	31 December 2030
	Casino Wien	31 December 2027
	Casino Kleinwalsertal	31 December 2030
	Casino Bregenz	31 December 2027
	Casino Linz	31 December 2027
	Casino Graz	31 December 2027
	Casino Innsbruck	31 December 2027

(1)	Following an extension, the contract with the hotel operator now runs until 05 September 2020, with an automatic extension for a further five years.
(2)	There is a permit for unlimited duration from the office for economics (Amt für Volkswirtschaft des Fürstentums Liechtenstein) to operate a casino.
(3)	The Casino Austria Group’s joint venture partner, the National Lottery of Macedonia, has a legal guaranteed right to operate the VLTs and online gaming business segments.
(4)	There is an option for renewal for a further 5 years.

The market risks further include foreign currency risks, interest risks and other price risks.

Foreign currency risks

-	Operating result

In the last two business years, the foreign division of the Casinos Austria Group (the CAI group) generated a significant portion of the operating result outside the Euro-zone, particularly in Swiss francs, Australian dollars, Danish krones, Hungarian forints, Czech crowns, US dollars as well as in various local currencies. Fluctuations of the respective exchange rates of stated currencies in relation to euro may therefore negatively affect the assets, financial situation and financial performance of the Casinos Austria Group.

The Group performed sensitivity analysis of 2.5% change of the exchange rate of euro against the foreign currencies in which are denominated financial assets and liabilities as of 30 June 2020 and 31 December 2019. The change of exchange rate by +/- 2.5% resulted in immaterial amounts (EUR +/- 200 thousand).

- Dividend payments

Within the Group, dividends are always paid out in the functional currency of the respective subsidiary. Due to the very short time span between the decision to pay dividends and the actual payment thereof, there is only a limited risk for the assets, financial situation and financial performance of the Casinos Austria Group.

Interest risks

Risks resulting from the change in interest rate are primarily connected with the variable external financing.

In this connection, reference is made to Section V. of the Explanatory Notes to the Consolidated Balance Sheet, Note (23).

Notes to Consolidated Financial Statements Casinos Austria Group

Interest rate swaps were also concluded as a hedge for a nominal value of EUR 258 million with respect to the tranches of an old bank-loan “ClubDeal” drawn in the reporting period of 2015. As of 30 June 2020, interest rate swaps with a nominal value of EUR 123 million (31 December 2019: EUR 138 million) are still open. However, as the credit agreement was replaced by a new one in the reporting year and thus repaid in full, these interest rate swaps are not to be classified as hedging relationships pursuant to IFRS 9 and therefore the negative market values existing as per 31 December 2015 are now recognised in profit and loss and carried forward in subsequent years.

The following table shows the Cash flow risks of interest rate fluctuations of the existing loans as of 30 June 2020:

in EUR thousand	Nominal value	Carrying amount	Variable interest rate in %	Interest	Fluctuation
					+ 25 BP	- 25 BP
Syndicated loan EUR (amortising) (unaudited)	68,571	67,839	0.910%	624	169	(169)
Syndicated loan EUR (mature) (unaudited)	70,000	70,000	1.210%	847	175	(175)
Syndicated loan EUR (revolving) (unaudited)	25,000	25,000	1.010%	253	63	(63)

		162,839		1,724	407	(407)

The corresponding figures for the 31 December 2019 are as follows:

in EUR thousand	Nominal value	Carrying amount	Variable interest rate in %	Interest	Fluctuation
					+ 25 BP	- 25 BP
Syndicated loan EUR (amortising)	74,286	73,919	0.910%	676	186	(186)
Syndicated loan EUR (mature)	70,000	69,654	1.210%	847	175	(175)
Syndicated loan EUR (revolving)	15,000	14,926	1.010%	152	38	(38)

		158,499		1,675	398	(398)

1.55% (31 December 2019: 1.83%) of the credit volume are subject to fixed interest rates.

The following table shows the risk of market value fluctuations of the interest rate swap (not designated as hedging derivative) concluded in the reporting year:

in EUR thousand	Nominal value	Carrying amount	Fluctuation
			+ 25 BP	- 25 BP
Interest rate swap (unaudited)	123,000	1,586	(333)	333

The figures for the previous year are as follows:

in EUR thousand	Nominal value	Carrying amount	Fluctuation
			+ 25 BP	- 25 BP
Economic hedging transaction	138,000	1,988	(529)	530

As regards the conditions of the syndicated loans and the hedging transactions, reference is made to the comments made in Note (23).

The fluctuations of the interest rate and market value of +/- 25 basis points affect the consolidated profit or loss as well as the consolidated equity.

Notes to Consolidated Financial Statements Casinos Austria Group

Other price risks

Other price risks exist only to a limited extent and pertain to the other financial assets.

The investment horizon for the fund shares reported under the long-term financial assets item is limited by the validity period of the respective concessions.

For the vast majority of investment securities investment guidelines were contractually agreed with the external asset managers; the guidelines provide for a risk-related, minimum annual profit target based on the 3-month Euribor, in combination with a stop-loss limit to ensure preservation of the capital. The profit target, expressed as total return (= market to market value plus interest accrued and dividends paid out over a given evaluation period), is defined as minimum profit which corresponds to a premium (in basis points) on the reference rate of the 3-month Euribor calculated on a daily basis. The risk of loss is limited using the 1-day value-at-risk up to 99%, depending on the relevant investment category. Regarding the interest-change risks, it should be noted that, in connection with these investments, the above-mentioned risk budgets have been prepared in cooperation with professional partners, who must ensure that negative effects of interest changes remain limited. This objective is, de facto, achieved both by the use of derivate instruments (only for hedging purposes) and through portfolio regroupings induced by specific circumstances. Currency risks are practically excluded, since any items denominated in foreign currency are always hedged against euro thousand to at least 95%. Expenses and revenues from market valuation are included in the financial result, Note (11).

Liquidity risks

The liquidity risk for the individual companies of the Group is the risk that the companies might not have the necessary funds to settle the liabilities they have incurred on the day they become due. This risk is taken into account through corresponding liquidity management and continual liquidity planning both at the level of the individual subsidiaries and at the level of the Group headquarters.

In order to optimise the group financing of the Casinos Austria Group and to secure the group’s long-term liquidity, a new credit agreement was concluded in the first half of 2019 to replace the previously concluded ClubDeal.

As regards investments of the Casinos Austria Group, the principle applies that investments should only be made to securities for which there is a sufficiently liquid market – whether in terms of the number of market players, or in terms of a sufficient number of reliable market makers – to ensure that they are always tradable at market prices.

The financial instruments reported as of 30 June 2020 will lead to the following future payments (repayments and interest):

2020	future payments
in EUR thousand	Total	2020	2021	2022	2023	2024	from 2025
Bonds (unaudited)	20,381	888	19,493	0	0	0	0
Bank loans and overdrafts (unaudited)	173,406	31,177	14,764	13,296	13,190	12,634	88,345
Liabilities from investments accounted for using the equity method (unaudited)	128	115	13	0	0	0	0
Other liabilities *) (unaudited)	24,039	22,158	232	183	176	176	1,114

Liquidity risk (unaudited)	217,954	54,338	34,502	13,479	13,366	12,810	89,459

Notes to Consolidated Financial Statements Casinos Austria Group

The situation as of 31 December 2019 was as follows:

2019	future payments
in EUR thousand	Total	2020	2021	2022	2023	2024	from 2025
Bonds	20,381	888	19,493	0	0	0	0
Bank loans and overdrafts	172,382	30,152	14,764	13,296	13,190	12,634	88,345
Liabilities from finance leasing	99	35	57	7	0	0	0
Liabilities from investments accounted for using the equity method	99	99	0	0	0	0	0
Other liabilities *)	40,958	39,140	176	176	176	176	1,114

Liquidity risk	233,918	70,315	34,489	13,479	13,365	12,810	89,459

*)	Other liabilities contain trade and other liabilities as far as they classify as financial instruments.

Financing risks

In order to obtain, or to continue to draw, loans/credits, the Casinos Austria Group must fulfil certain obligations connected with such financing, so-called financial covenants. The Casinos Austria Group constantly monitors the fulfilment of such covenants and is, in this respect, in close contact with the creditors. If these obligations are not fulfilled, the creditors may, under certain conditions, terminate the respective loan/credit agreement.

Credit risks

The credit risk, or rather risk of default, arises from possible non-performance or improper performance of financial obligations on the part of the business partners. In order to limit the risk of default, new and existing debtors are continually checked for their creditworthiness. If the debtor fails to meet the creditworthiness requirements, appropriate collateral is required before entering the transaction with the debtor. Within the Casinos Austria Group, contracts on financial instruments are concluded only with contractual partners of the highest credit standings.

Moreover, all incurred and identifiable risks are being constantly monitored; those risks are considered through corresponding impairments.

The credit risks may, overall, be described as marginal. Given their negligibility, there is thus no need to provide any further details. The maximum risk of default corresponds to the carrying amounts of the financial instruments as well as other receivables and assets.

Notes to Consolidated Financial Statements Casinos Austria Group

Other risks

Pension and severance obligations

In connection with the pension and severance obligations, the change in the following parameters would have the following impact on the defined benefit obligation:

Severance payments
in EUR thousand	30 June 2020 (unaudited)		31 December 2019
Change in assumptions	+ 25 BP	- 25 BP	+ 25 BP	- 25 BP

Interest rate	(1,056)	1,094	(1,659)	1,719
Salary trend	1,060	(1,028)	1,675	(1,625)

Pensions in EUR thousand	30 June 2020 (unaudited)		31 December 2019
Impact on DBO	+ 25 BP	- 25 BP	+ 25 BP	- 25 BP
Interest rate change	(8,339)	8,902	(8,855)	9,458

Impact on DBO	+ 50 BP	- 50 BP	+ 50 BP	- 50 BP
Pension expense change	6,758	(6,113)	1,688	(1,593)
Expected salary change	5,725	(5,176)	6,551	(5,946)

Impact on DBO	+ 1 year	- 1 year	+ 1 year	- 1 year
Life expectancy	5,791	(6,182)	6,662	(7,083)
Retirement Age	(3,747)	4,379	(3,914)	4,574

Impact on DBO	+ 100 BP	+ 100 BP	+ 100 BP	+ 100 BP
Turnover Rate	(4,777)	51	(4,989)	53

IT Risks

The business segments of Casinos Austria AG – especially lotteries, video lottery terminals, online gaming and sports betting – are exposed to the risk of possible failure of electronic data processing systems. This risk is counteracted, among other measures, through two spatially separated data processing centres which process the gaming data simultaneously.

Claims for refund of gaming losses in accordance with Section 25 (3) of the Gaming Act

In the last business years, Casinos Austria AG continued to face claims lodged by former visitors which were based on the protective provision of Section 25 (3) of the Gaming Act. Corresponding provisions were created to cover these claims.

To reduce the risk of further claims in the future, continuous efforts are made to improve the possible precautionary measures.

Change of taxation framework

In most countries in which the Casinos Austria Group operates, gaming is subject to special taxation. Any future change of the respective legislation, case law or tax administration practice poses a significant risk for the Casinos Austria Group.

Notes to Consolidated Financial Statements Casinos Austria Group

Changes of other legislative framework

(freedom to provide services, prevention of money laundering, protection of non-smokers)

Despite the vote of the European Parliament against the extension of the scope of application of the Services Directive to gaming, it is impossible to rule out further liberalisation of the gaming industry in the future and, consequently, increased competition within the EU.

Introduction of access controls or introduction of a ban on smoking, as in Austria from 1 November 2019, pose other risks to earnings.

Off-balance-sheet transactions

There are no opportunities and risks arising from off-balance-sheet transactions except for those described in the other paragraphs.

(40)	Additional information on financial instruments

Financial instruments include primary and derivative financial instruments, which essentially include cash at banks, short-term funds, financial assets, trade receivables, financial liabilities and trade payables.

Notes to Consolidated Financial Statements Casinos Austria Group

The following table shows the categories of financial instruments according to IFRS 9, the fair values and the carrying amounts of the financial assets and liabilities:

in EUR thousand	Carrying amount as of 30 June 2020	Amortized Cost	Fair Value Through Profit and Loss	Fair Value Through Other Comprehensive Income	Non- financial instruments	Financial instruments
						Carrying amount	Fair Value
Current assets
Cash and cash equivalents (unaudited)	314,342	314,342	0	0	0	314,342	314,342
Receivables and other assets (unaudited)	66,557	61,963	0	0	4,594	61,963	*	)
Other financial assets (unaudited)	37,392	0	37,392	0	0	37,392	37,392

Total (unaudited)	418,291	376,305	37,392	0	4,594	413,697

Non-current assets
Other financial assets (unaudited)	234,185	219	233,966	0	0	234,185	*	)
Other non-current assets (unaudited)	6,631	6,631	0	0	0	6,631	*	)

Total (unaudited)	240,816	6,850	233,966	0	0	240,816

in EUR thousand (unaudited)	Carrying amount as of 30 June 2020	Amortized Cost	Fair Value Through Profit and Loss	Non- financial instruments	Financial instruments
					Carrying amount	Fair Value
Short-term liabilities
Financial liabilities (unaudited)	38,308	37,309	999	0	38,308	38,308
Accounts payable trade (unaudited)	22,158	22,158	0	0	22,158	**	)
Other short-term liabilities (unaudited)	386,271	132,529	0	253,742	132,529	**	)

Total (unaudited)	446,737	191,996	999	253,742	192,995

Long-term liabilities
Financial liabilities (unaudited)	147,295	146,708	587	0	147,295	147,295
Other long-term liabilities (unaudited)	15,297	0	0	15,297	0	**	)

Total (unaudited)	162,592	146,708	587	15,297	147,295

*)	As the carrying amount of these assets is a reasonable approximation of fair value, fair value is not disclosed (IFRS 7.29).
**)	As the carrying amount of these liabilities is a reasonable approximation of fair value, fair value is not disclosed (IFRS 7.29).

The fair value of the bonds included in the financial liabilities corresponds to the stock market price (level 1), the fair value of the loan liabilities was determined by means of a DCF valuation based on current market interest rates.

Notes to Consolidated Financial Statements Casinos Austria Group

The composition as of 31 December 2019 was as follows:

in EUR thousand	Carrying amount as of 31 December 2019	Amortized Cost	Fair Value Through Profit and Loss	Fair Value Through Other Comprehensive Income	Non- financial instruments	Financial instruments
						Carrying amount	Fair Value
Current assets
Cash and cash equivalents	227,451	227,451	0	0	0	227,451	227,451
Receivables and other assets	86,457	70,163	0	0	16,294	70,163	*	)
Other financial assets	37,115	0	37,115	0	0	37,115	37,115

Total	351,023	297,614	37,115	0	16,294	334,729

Non-current assets
Other financial assets	239,951	357	239,594	0	0	239,951	*	)
Other non-current assets	7,184	7,184	0	0	0	7,184	*	)

Total	247,135	7,541	239,594	0	0	247,135

in EUR thousand	Carrying amount as of 31 December 2019	Amortized Cost	Fair Value Through Profit and Loss	Non- financial instruments	Financial instruments
					Carrying amount	Fair Value
Short-term liabilities
Financial liabilities	28,450	27,324	1,126	0	28,450	28,450
Accounts payable trade	32,240	32,240	0	0	32,240	**	)
Other short-term liabilities	337,196	19,855	0	317,341	19,855	**	)

Total	397,886	79,419	1,126	317,341	80,545

Long-term liabilities
Financial liabilities	153,684	152,822	862	0	153,684	154,542
Other long-term liabilities	13,971	0	0	13,971	0	**	)

Total	167,655	152,822	862	13,971	153,684

*)	As the carrying amount of these assets is a reasonable approximation of fair value, fair value is not disclosed (IFRS 7.29).
**)	As the carrying amount of these liabilities is a reasonable approximation of fair value, fair value is not disclosed (IFRS 7.29).

The fair value of the bonds included in the financial liabilities corresponds to the quoted market price (level 1), the fair value of the loan liabilities was determined by means of a DCF valuation based on current market interest rates.

The fair values of the other financial assets valued at acquisition cost cannot be reliably determined; therefore, from the point of materiality, they are reported at historical acquisition cost.

Notes to Consolidated Financial Statements Casinos Austria Group

The net gains and losses from financial instruments show the following picture:

	30 June 2020 (unaudited)		31 December 2019
in EUR thousand	Recognised in profit or loss	Recognised in other comprehensive income	Recognised in profit or loss	Recognised in Other Comprehensive Income
Net change in the financial assets measured at fair value through profit or loss:

- those which were recognised at fair value through profit or loss	(5,460)	0	4,260	0

Net change in the financial liabilities measured at fair value through profit or loss:

- those which were recognised at fair value through profit or loss	(401)	0	(754)	0

Net change in the financial assets at acquisition costs:	(205)	0	(381)	0

Interest income from financial instruments not measured at fair value	1,665	0	2,741	0

Interest expenses from financial instruments not measured at fair value	(1,589)	0	(6,222)	0

Total	(5,990)	0	(355)	0

The following presentation shows the valuation hierarchy according to IFRS 7 of those financial instruments that were measured at fair value at the balance sheet date.

The financial instruments are allocated to the following fair value hierarchy:

-	Level 1: The fair value is derived from unadjusted prices for identical financial instruments on an active market.

-	Level 2: The fair value is determined using parameters that are observable either directly (as prices) or indirectly (derived from prices) and do not belong to Level 1.

-	Level 3: Parameters that are not based on observable market data are used to determine the fair value.

Notes to Consolidated Financial Statements Casinos Austria Group

The following tables show the classification of the financial instruments measured at fair value in the consolidated balance sheet in the respective fair value hierarchy:

	30 June 2020 (unaudited)
in EUR thousand	Level 1	Level 2	Level 3	Total
Assets
Cash funds	37,392	0	0	37,392
Bond funds	0	233,949	0	233,949
Other securities	0	0	17	17

Total assets	37,392	233,949	17	271,358

Liabilities
Liabilities to banks			165,422	165,422
Bonds	18,595			18,595
Market value of interest rate swaps	0	1,586	0	1,586

Total liabilities	18,595	1,586	165,422	185,603

	31 December 2019
in EUR thousand	Level 1	Level 2	Level 3	Total
Assets
Cash funds	37,115	0	0	37,115
Bond funds	0	239,594	0	239,594
Other securities	0	0	17	17
Receivables and other assets			67,272	67,272

Total assets	0	276,709	67,289	343,998

Liabilities
Liabilities to banks			135,066	135,066
Bonds	19,412			19,412
Market value of interest rate swaps	0	1,988	0	1,988

Total liabilities	19,412	1,988	135,066	156,466

During the reporting period, no transfers were made between levels 1, 2 and 3 and there were no changes in valuation methods.

The fair values of the cash funds and the bond funds were derived from financial instruments quoted on an active market.

Collateral

As of 30 June 2020, financial assets held as collateral mainly result from contractual obligations from participation in the “EuroMillions” game of Österreichische Lotterien GmbH amounting to EUR 28,062 thousand (31 December 2019: EUR 27,795 thousand) as well as security deposits according to the Austrian Gaming Act of Österreichische Lotterien GmbH amounting to EUR 28,614 thousand (31 December 2019: EUR 28,688 thousand) and Casinos Austria AG amounting to EUR 5,018 thousand (31 December 2019: EUR 5,031 thousand).

Notes to Consolidated Financial Statements Casinos Austria Group

Furthermore, the CAI Group has bank balances as guarantees for gaming-related taxes and gaming licences totalling EUR 5,249 thousand (31 December 2019: EUR 5,249 thousand).

(41)	Other obligations and uncertain liabilities

Future leasing payments

Additional variable lease payments of EUR 18,924 thousand (2019: EUR 18,900 thousand) are expected to be incurred for gaming machines in Hungary until the end of the lease term.

The variable payments of Glücks- und Unterhaltungsspiel BetriebsgesmbH for the rental of VLT locations over the next five years are expected to amount to EUR 18,762 thousand (2019: EUR 21,841 thousand).

Due to value protection clauses, additional rental expenses of EUR 12,386 thousand (2019: EUR 12,200 thousand) are expected by the end of the respective terms. Relevant value-protected agreements exist for rental agreements for casinos and office space.

Other obligations

In Belgium, a labour law case was lost in the first instance, however, management assumes, based on lawyers’ assessment, that the second instance will rule in favour of the company.

(42)	Related Party Disclosures

The companies included in the Consolidated Financial Statements as well as the associated companies – which are specified in Section II – and the members of the Management Board, Supervisory Board, the state commissioners as well as their close relatives are to be classified as related parties.

SAZKA Group a.s., Prague, Czech Republic, which indirectly holds a 38.29% stake in Casinos Austria AG, was charged EUR 0 thousand (2019: EUR 279 thousand) for third-party services (in particular consulting fees) and services provided by the Group itself for due diligence and quarterly financial reporting. The outstanding balance as of 30 June 2020 is EUR 0 thousand (31 December 2019: EUR 129 thousand). As SAZKA Group a.s., Prague, Czech Republic, is 100% owned by KKCG AG, Lucerne, Switzerland, which is indirectly 100% owned by Valea Foundation, Vaduz, Liechtenstein, this company as well as the intermediate holding companies KKCG Holding AG, Lucerne, Switzerland, and Valea Holding AG, Ruggell, Liechtenstein, and the companies under their controlling influence are classified as related parties.

Since Österreichische Beteiligungs AG (ÖBAG) holds a share of 33.238 % in Casinos Austria AG and this company is, in turn, wholly owned by the Republic of Austria, the Republic of Austria and the companies under its controlling influence are to be classified as related parties.

Gold coins and gold bullions in the amount of EUR 26 thousand (2019: EUR 245 thousand) were purchased from Münze Österreich AG. Moreover, transport services in the amount of EUR 29 thousand (2019: EUR 82 thousand) were purchased from Geldservice Austria AG. Communication services in the amount of EUR 1,757 thousand (2019: TEUR 3,460) were purchased from A1 Telekom Austria AG. There were only minor business dealings with other companies controlled by the Republic of Austria; all dealings with related parties receive the same treatment as transactions with independent third parties and are conducted in accordance with the arm’s length principle.

Apart from the subsidiaries included in the Consolidated Financial Statements, the Casinos Austria Group also deals with many associated companies and joint ventures in the normal course of its business activities. All

Notes to Consolidated Financial Statements Casinos Austria Group

subsidiaries, joint ventures and associated companies are specified in Section II. Within the Casinos Austria Group, there are management agreements in place with Casino Munkebjerg Vejle A/S, Vejle, Denmark, as well as with the casino businesses of Casinos Austria (Swiss) AG, Switzerland. In the reporting period, the management fees paid under those agreements totalled EUR 167 thousand (2019: EUR 583 thousand).

Receivables from related parties amounted to EUR 270 thousand as per 30 June 2020 (EUR 391 thousand as per 31 December 2019), liabilities to related parties amounted to EUR 128 thousand as per 30 June 2020 (EUR 99 thousand as per 31 December 2019) and all these amounts relate to parties accounted for under the equity method.

For the members of the Supervisory Board total remuneration of EUR 273 thousand (2019: EUR 688 thousand) has been paid for the business year.

01 January to 30 June 2020, the members of the Management Board received remuneration in the amount of EUR 956 thousand (2019: EUR 5,727 thousand), thereof EUR 688 thousand (2019: EUR 3,460 thousand) fixed remuneration and EUR 267 thousand (2019: EUR 2,267 thousand) profit-related remuneration.

Personnel expenses also include expenses for severance payments and pensions of EUR 467 thousand (2019: EUR 1,171 thousand) for the members of the Management Board.

The members of the constituent bodies of Casinos Austria AG hold no shares.

(43)	Government grants

In connection with the COVID-19 pandemic, the Austrian companies applied for government support in the form of short-time work subsidies as of 30 June 2020. In the case of the short-time work subsidy, the company receives up to 90% of the gross salary at the guaranteed net replacement rate for the loss of working hours.

Internationally, COVID-19-related government support in the form of subsidies for short-time work and fixed costs was claimed in Germany, Liechtenstein, Switzerland, Denmark, and Australia.

The government grants were recognised in other operating income. Subsidies amounting to EUR 15,470 thousand were received or, if the conditions according to IAS 20.7 were met, accrued as other receivables.

Subsidies of EUR 2,923 thousand attributable to investments accounted for using the equity method are included in the result from investments accounted for using the equity method.

(44)	Events after the balance sheet date

Reorganization of the gaming industry in Austria

With a resolution by the Council of Ministers of February 24, 2021, the federal government announced an extensive reorganization of the gaming system in Austria. The legislative package required for this should be sent for review in late April and passed in parliament in the second half of 2021. Until date of issuance of this financial statements the package was not sent and therefore the decision in the parliament is still pending.

In the Council of Ministers resolution, in addition to the creation of an independent gaming supervisory authority that is not subject to directives, numerous other measures are announced. In addition to those that could undoubtedly have positive economic effects for the CASAG/ÖLG group of companies, such as legally improved options for combating unauthorized gaming offerings (both brick-and-mortar and online) or the elimination of

Notes to Consolidated Financial Statements Casinos Austria Group

the 3 casino licenses that have currently not yet been awarded, these also include measures that could have negative economic consequences for our group of companies, such as the expiry of the VLT,s, a cross-operator blocking network and, in general, further improved player protection and advertising restrictions.

The effects of these planned reorganizations of gaming in Austria on our group of companies can-not be assessed at the moment in their entirety due to the lack of further specification.

Restructuring program ReFIT Casinos Austria

In July 2020 the supervisory board approved an extensive restructuring program under the name of ReFIT. This program intends to secure the long-term existence of the 12 casino branches in Austria. The personnel costs of the casino branches in Austria are significantly higher compared to international peers. Therefore, the primary goal of ReFIT is to substantially reduce personnel costs. For this purpose, existing exit-models were adapted, and a new social plan was offered to the employees. These models were agreed with the employee representatives in the board and the union.

For this program EUR 50,581 have already been incurred as expenses until the issuance of these statements.

COVID-19 impact

Casinos Austria

The COVID-19 pandemic and especially the past lockdown starting with November 2020 until May 2021 as well as the current lockdown in November / December 2021 have had a material impact on the business development on the 12 branches of Casinos Austria AG in the Austrian market. The future development in this regard cannot be assessed.

International business (CAI-Gruppe)

Even though all operations were able to reopen between May and July 2020 in compliance with strict hygiene regulations, the infection figures, which had been on the rise again since October 2020, led to a renewed tightening of the restrictions from November 2020 onwards, and most operations had to close again. In the first half of 2021, only the casinos in Cairns, Cairo and the VLT locations in North Macedonia were continuously open. All other operations could only reopen in April (Switzerland, Liechtenstein), May (Hungary, Denmark, Germany) and June (Belgium, St. Moritz) under partly strict hygiene measures.

COVID-19 subsidies

In second half year 2020, the government grants include EUR 11,150 thousand in income from short-time work subsidies and EUR 3,352 thousand in income from fixed cost subsidies and sales compensation from domestic operations. A further amount of EUR 2,567 thousand relates to grants in the international division.

In 2021, the government grants include EUR 25,474 thousand in income from short-time work subsidies and EUR 17,703 thousand in income from fixed cost subsidies and sales compensation from domestic operations. A further amount of EUR 4,795 thousand relates to grants in the international division.

Impairment

The Corona pandemic had a significant impact on the development of business in many economic sectors, in particular the gaming segment in the casinos, so the Casinos Austria AG locations were completely closed from

Notes to Consolidated Financial Statements Casinos Austria Group

March 13 to May 28, 2020 and from November 02, 2020 until the end of 2020 and from the beginning of 2021 until May 19, 2021 (with the exception of the Bregenz and Kleinwalsertal operations, which opened on March 15, 2021 with extensive restrictions.

Following the resolution to close the event location „Studio 44“ an impairment of EUR 1,190 thousand was recognised by Österreichische Lotterien GmbH in September 2020.

Additional impairment on property, plant and equipment of EUR 3,837 thousand was recognized by Casinos Austria AG in March 2021.

Loss of significant influence over Grand Casino Kursaal Bern AG

Due to the loss of significant influence since July 01, 2020, the investment in Grand Casino Kursaal Bern AG, Switzerland, ceased to be an associated company and was classified as other financial assets.

Dividend

On March 22, 2021, Österreichische Lotterien GmbH declared a dividend to be distributed in two instalments. The first part, of EUR 60.7 million, was paid in April 2021 and the second part, of EUR 30.3 million, was paid in October 2021.

On July 22, 2021 Österreichische Sportwetten GmbH paid dividend amounting to EUR 2,847 thousand.

Company pension cuts in 2020

Casinos Austria AG has different pension schemes for its employees for many years.

Forecasts showed that due to the difficult development of the capital market (zero/negative interest rate policy) combined with increasing life expectancy, it will no longer be possible to maintain the benefits provided by both the pension fund and the so called “Unterstützungseinrichtung” to the same extent as in the past.

In accordance with the regulations of the respective company agreement, appropriate adjustments to the pension benefits were therefore made on the basis of calculations by external experts.

Reduction of the target pensions of the pension fund by initially 30 % from mid-2020, future evaluation agreed for 2022.

Further reduction in benefits of Unterstützungseinrichtung by 30 % from April 2020, also due to discontinuation of Cagnotte as basis for pension benefits as a result of closure of operations and agreed prefinancing during these periods; also reduction of supplementary pensions to the same extent (employees born before 1945).

Argentina case

On 05 November 2021, Casinos Austria International Holding GmbH and its subsidiary Entretenimien tos y Jegos de Azar “ENJASA” in Argentina won arbitral proceedings against the Argentina Republic. Casinos Austria International Holding GmbH shall receive a total amount of approximately USD 35.7 million for revoked license by the local gaming authority in August 2013.

The Republic of Argentina has, however, filed an application for Annulment of the Award rendered on November 5, 2022 and requested the stay of an enforcement of the Award which will be decided by the ad hoc

Notes to Consolidated Financial Statements Casinos Austria Group

Committee by a process comprising one round of submission by each party and an oral hearing on August 3, 2022. Following that an ad hoc Committee will consider the Application for Annulment in a separate proceeding which will presumably last another 15-18 months.

(45)	Bodies of Casinos Austria AG

Management Board
Mag. Bettina Glatz-Kremsner

Martin Škopek

State Commissioners Ministerialrat Mag. Alfred Lejsek Mag. Johannes Pasquali Dr. Alfred Katterl

Supervisory Board KR Dr. Walter Rothensteiner Robert Chvátal (1) Pavel Šaroch (2) Board Director DI Josef Pröll (3)	(Chairman) (1st Vice President) (2nd Vice President from 26 June 2020) (3rd Vice President)

Director General Mag. Harald Neumann	2nd Vice President until 26 June 2020

Alena Bastis Mag. Francine Brogyanyi Katarina Kohlmayer, MBA Ján Matuška Direktor KR Gerald Neuber Kamil Ziegler Mag. Gerhild Hofer, MBA Ing. Mag. Thomas Polzer	(from 26 June 2020) (from 26 June 2020) (from 26 June 2020)

Pavel Horák Dr. Jürgen Kittel, LL.M. Dr. Elisabeth Stern	(until 26 June 2020) (until 26 June 2020) (until 26 June 2020)

Delegates of the Work Council Chairman of the Work Council Manfred Schönbauer Christan Holz Mag. Maria Laister Mag. Peter Löb Alexander Nachbaur Alois Suppan

1)	between 16 September and 16 December 2020 Robert Chvátal took over the interim Chairmanship.
2)	between 16 September and 16 December 2020 Pavel Šaroch took over the function of the 1st Vice President.
3)	between 16 September and 16 December 2020 Board Director DI Josef Pröll took over the function of the 2nd Vice President.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

COHN ROBBINS HOLDINGS CORP.,

ALLWYN ENTERTAINMENT AG,

ALLWYN US HOLDCO LLC,

ALLWYN SUB LLC

and

SAZKA ENTERTAINMENT AG

dated as of January 20, 2022

(continued)

(continued)

(continued)

Exhibits

Exhibit A	Relationship Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Organizational Documents of Swiss NewCo
Exhibit D	Form of Incentive Award Plan

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 20, 2022 (this “Agreement”), is made and entered into by and among Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”) that is wholly and directly owned by the Company Shareholders (as defined below). Acquiror, the Company, Swiss NewCo, US HoldCo and DE Merger Sub are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) Swiss NewCo is a newly formed entity, wholly owned by KKCG AG, a Swiss stock corporation (Aktiengesellschaft) (“KKCG”) and majority holder of the Company Capital Stock (as defined below), and formed for the purpose of this Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the transactions contemplated hereby and thereby (the “Transactions”) and the other documents and the transactions contemplated thereby, including to act as the publicly traded holding company for the Company and its businesses after the Acquisition Closing (as defined below), (c) US HoldCo is a newly formed, wholly owned, direct subsidiary of Swiss NewCo, formed for the sole purpose of the Transactions and (d) DE Merger Sub is a newly formed, wholly owned direct subsidiary of US HoldCo, formed for the sole purpose of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Swiss NewCo and certain investors (the “PIPE Investors”) have entered into subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Subscription Agreements”), pursuant to which the PIPE Investors who are parties thereto have committed, on the terms and subject to the conditions of the Subscription Agreements, to subscribe for and purchase a number of Swiss NewCo Class B Shares (as may be increased pursuant to Additional Subscription Agreements, the “PIPE Shares”) equal to the product of (x) 35,300,000 multiplied by (y) the Class B Exchange Ratio (as defined below) for consideration in the aggregate amount of $353,000,000;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Acquiror Class B Holders (as defined below) have executed and delivered to the Company (a) a Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), pursuant to which the Acquiror Class B Holders have agreed to, among other things, (i) prior to the Merger Effective Time (as defined below), exchange their shares of Acquiror Class B Common Stock and Acquiror Private Placement Warrants for shares of Acquiror Class A Common Stock and Acquiror Private Placement Warrants on the terms and subject to the conditions set forth in the Sponsor Agreement (the “Founder Recapitalization”) such that, immediately prior to the Merger Closing (as defined below), there shall cease to be outstanding any shares of Acquiror Class B Common Stock, (ii) certain vesting and forfeiture provisions with respect to the Swiss NewCo Class B Shares held by Sponsor immediately after the Merger Effective Time; and (b) a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Acquiror Class B Holders have agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) waive certain anti-dilution adjustments and (iii) waive certain redemption rights.

WHEREAS, prior to the Merger Effective Time, (i) KKCG will transfer all the Company Common Stock and (ii) the PIPE Investors will transfer the PIPE Investment Amount to the Exchange Agent (as defined below);

WHEREAS, subject to the terms and conditions hereof, at the Merger Effective Time and following the transfer of the Company Common Stock and the PIPE Investment Amount to the Exchange Agent, (a) Acquiror will merge with and into DE Merger Sub, the separate corporate existence of Acquiror will cease and DE Merger Sub will be the surviving company and wholly owned subsidiary of US HoldCo (the “Merger”); (b) as part of the Merger, US HoldCo will issue membership interests of US HoldCo to the Exchange Agent, acting in its own name but for the account of Acquiror in exchange for a nominal amount of cash (as required by Law); (c) following the actions described in clause (b), (i) the Exchange Agent will contribute such membership interests of US HoldCo to Swiss NewCo in exchange for Swiss NewCo Class A Shares (as defined below) and Class B ordinary shares, nominal value CHF 0.04 per share (the “Swiss NewCo Class B Shares”), to be issued as KKCG Stock Consideration, Merger Consideration and PIPE Shares and (ii) Swiss NewCo will issue a right to acquire Swiss NewCo Ordinary Shares (a “Swiss NewCo Warrant”) in exchange for Acquiror Warrants to be transferred immediately to holders of Acquiror Warrants pursuant to a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) among Acquiror, Swiss NewCo and the Exchange Agent, in a form to be agreed upon among Acquiror, Swiss NewCo, the Exchange Agent and the Company, to be effective upon the Merger Closing (the “Warrant Conversion”); and (d) following the actions undertaken in clause (c), the Exchange Agent will transfer the Merger Consideration received in clause (c)(i) to the Acquiror Shareholders, and the Swiss NewCo Warrants to holders of Acquiror Warrants pursuant to the Warrant Conversion.

WHEREAS, following the consummation of the Merger and the receipt of Swiss NewCo Class B Shares by Acquiror Shareholders described above, on the Acquisition Closing Date (as defined below), DE Merger Sub will liquidate its assets to US HoldCo (the “DE Merger Sub Liquidation”) and, following such liquidation, US HoldCo will liquidate its assets to Swiss NewCo (the “HoldCo Liquidation” and together with the DE Merger Sub Liquidation, the “Liquidations”);

WHEREAS, following the consummation of the Liquidations, the Exchange Agent will contribute (a) the Company Common Stock currently owned by KKCG (but transferred before the Merger to the Exchange Agent into escrow) to Swiss NewCo with the Company becoming a wholly owned subsidiary of Swiss NewCo (i) partially against the Cash Consideration (as defined below) and (ii) partially as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) (the “Acquisition Transfer” and, together with the Merger, the “Acquisition Transactions”) and (b) the PIPE Investment Amount (as defined below) (transferred to the Exchange Agent before the Merger and held in escrow) as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven). In return, the Exchange Agent will deliver (1) to KKCG the KKCG Stock Consideration (as defined below) received in the Recapitalization and (2) to KKCG the Cash Consideration and (3) to the PIPE Investors the PIPE Shares received in the Recapitalization;

WHEREAS, the Parties intend that, for United States federal income tax purposes (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”) and the applicable Treasury Regulations, and (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations (the “SPAC Intended Tax Treatment”);

WHEREAS, the Boards of Directors of the Company, Swiss NewCo, US HoldCo, DE Merger Sub (collectively, the “Company Parties”) and KKCG have (a) determined that it is advisable for and in the best interests of the Company Parties and KKCG to enter into this Agreement and the other documents to which the Company Parties and KKCG, as applicable, are a party contemplated hereby, and (b) approved the execution and delivery of this Agreement and the other documents to which the Company Parties and KKCG, as applicable, are a party contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) determined that it is advisable and in the best interests of Acquiror and its shareholders for Acquiror to enter into this Agreement and the other documents to which Acquiror is a party contemplated hereby and consummate the transactions contemplated hereby and thereby, (b) approved the execution, delivery and performance of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the approval and adoption of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with the Transactions;

WHEREAS, in connection with the Transactions, at the Acquisition Closing Date, Swiss NewCo will repurchase of all of the Company’s preferred shares held by Primrose Holdings (Lux) S.à r.l (“Primrose”) in exchange for (a) the aggregate cash distribution referred to in clause (i) under the heading “Transactions” of the term sheet attached as Annex B (the “Primrose Cash Distribution”) to the Binding Letter Agreement and (b) a convertible note to be issued by Swiss NewCo, in each case, in accordance with the terms and subject to the conditions set forth in the Binding Letter Agreement (the “Primrose Restructuring”), all in accordance applicable Law;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, KKCG has executed and delivered to Acquiror a Company Support Agreement, dated as of the date hereof (the “Company Support Agreement”), pursuant to which KKCG has agreed, among other things, to vote in favor of the adoption and of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Acquisition Closing, in connection with the Transactions, Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Closings will enter into a Relationship Agreement (the “Relationship Agreement”) in substantially the form attached hereto as Exhibit A (with such changes as may be mutually agreed in writing by Acquiror and the Company), to be effective upon the Closings;

WHEREAS, at the Acquisition Closing, Swiss NewCo, the Acquiror Class B Holders, KKCG and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit B (with such changes as may be mutually agreed in writing by Acquiror and the Company), which shall be effective as of the Acquisition Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged and, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2021 Year End Financials” has the meaning specified in Section 7.3(c).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in Section 9.2(d).

“Acquiror Cancelled Shares” has the meaning specified in Section 3.1(a)(iv).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Holders” means holders of shares of Acquiror Class B Common Stock prior to the Founder Recapitalization.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror D&O Persons” has the meaning specified in Section 7.8(a).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” means (i) the audited balance sheet as of December 31, 2020, and the related audited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the period from July 13, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon, and (ii) the unaudited balance sheet as of September 30, 2021, and the related unaudited statements of operations, changes in shareholder’s equity and cash flows of Acquiror for the nine months ended September 30, 2021.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Company Organization), Section 6.2 (Due Authorization), Section 6.12(b) and (c) (Capitalization) and Section 6.13 (Brokers’ Fees).

“Acquiror Nominee” has the meaning specified in Section 9.9.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Securities” has the meaning specified in Section 6.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of shares of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transactions.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of those Transaction Proposals identified in clauses (i) through (iii) of Section 9.2(c) by an affirmative vote of the applicable majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of any applicable determination time prior to the Merger Closing.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) (A) to the extent directly arising out of the negotiation, documentation and consummation of the transactions contemplated hereby or Acquiror’s initial public offering: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements (“Expenses”) of Acquiror’s financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers (“Advisors”) (including any deferred underwriting commissions and placement fees incurred in connection with the PIPE Investment); (b) the filing fees incurred by Acquiror in connection with making any filings under Section 9.1; (c) the fees and expenses incurred by Acquiror in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2; (d) repayment of any Working Capital Loans; (e) premiums, fees and other expenses relating to the “tail” insurance policy referred to in Section 7.8(c); and (f) any other fees and expenses to third-party advisors or third-party service providers as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby (the “Specified Acquiror Transaction Expenses”), (B) to the extent arising out of the customary operations of Acquiror (as a special purpose acquisition company, including expenses related to exploration of initial business combination opportunities) and related activities, including Expenses of Advisors, prior to October 1, 2021 (the “Historical Operations Expenses”); provided that Historical Operations Expenses shall not exceed $2,000,000 (the “Historical Operations Expenses Cap”); and (C) to the extent arising out of the customary operations of Acquiror (as a special purpose acquisition company) and related activities, including Expenses of Advisors, on or following October 1, 2021 (the “Customary Operations Expenses”), in each case of clauses (A) through (C), but subject to the immediately following sentence, solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing. Notwithstanding the foregoing, in the event that prior to the Acquisition Closing, Acquiror pays any Specified Acquisition Transaction Expenses or Customary Operations Expenses out of any Working Capital Loans, then the amount of such payments of Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, shall not be included in the determination of the Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, as of the Acquisition Closing; provided, however, that the corresponding amounts paid out of the Working Capital Loans shall be included in such determinations, as applicable (it being the intention of the parties that there be no duplication in the amount of such Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable, included in the determination of the Specified Acquisition Transaction Expenses or Customary Operations Expenses, as applicable). Acquiror Transaction Expenses shall not include any fees or expenses of Acquiror’s stockholders (other than Working Capital Loans) to the extent not payable by Acquiror.

“Acquiror Transaction Expenses Cap” means $75,000,000.

“Acquiror Unit” means the units issued in Acquiror’s initial public offering consisting of one share of Acquiror Class A Common Stock and one-third of an Acquiror Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of September 11, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Closing” has the meaning specified in Section 2.2(c).

“Acquisition Closing Date” has the meaning specified in Section 2.2(c).

“Acquisition Effective Time” has the meaning specified in Section 2.2(b)(iii).

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (x) the Company or (y) one (1) or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries.

“Acquisition Transactions” has the meaning specified in the Recitals hereto.

“Acquisition Transfer” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 9.2(c).

“Additional Subscription Agreement” means a subscription agreement in respect of the purchase or sale of Acquiror Class A Common Stock, Swiss NewCo Class B Shares, warrants or other securities in compliance with the exceptions set forth in Sections 7.1(k), 8.4(a)(vii) and 8.4(a)(viii).

“Adjournment Proposal” has the meaning specified in Section 9.2(c).

“Adjusted EBITDA” means, with respect to any Person, such Person’s Operating EBITDA, as adjusted, as the Company’s management deems appropriate, for (i) significant one-off items, (ii) non-operating items and (iii) business development costs.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(b).

“Allwyn Group” has the meaning specified in Section 12.18(a).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means all applicable anti-corruption and bribery Laws (including, as applicable, the United Kingdom Bribery Act 2010, the U.S. Foreign Corrupt Practices Act, as amended, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering or countering the financing of terrorism, including applicable Laws governing customer due diligence, licensing and registration, financial recordkeeping, and suspicious activity reporting.

“Antitrust Law” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Gaming Law” means, with respect to any Person, all applicable Laws, regulations, applicable codes and license conditions of any Gaming Regulatory Authority, in each case in force at the relevant time.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Australian Corporations Act” has the meaning specified in Section 10.1(g).

“Available Acquiror Cash” has the meaning specified in Section 10.3(c).

“Binding Letter Agreement” shall mean that certain Letter Agreement, dated as of the date hereof, by and among Primrose, Swiss NewCo, KKCG, Sazka Group a.s. and the Company.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in either New York, New York, or Lucerne, Switzerland or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Plan of Merger” has the meaning specified in Section 2.2(b)(i).

“Claim” has the meaning specified in Section 12.1.

“Class B Exchange Ratio” has the meaning specified in Section 3.1(a)(ii).

“Clifford” has the meaning specified in Section 12.18(b).

“Closings” means the Merger Closing and the Acquisition Closing.

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any similar labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Commercial Register Lucerne” has the meaning specified in Section 2.2(b)(ii).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” has the meaning specified in Section 4.6(a).

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Consideration” means the KKCG Stock Consideration and the KKCG Cash Consideration.

“Company Cure Period” has the meaning specified in Section 11.1(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.6(a) and (c) (Capitalization of the Company), Section 4.7(b) (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees), the first sentence of Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.3 (Capitalization) and Section 5.6 (Brokers’ Fees).

“Company IT Systems” means any computer hardware, Software, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services, that are owned or controlled by the Company or its Subsidiaries.

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company, Swiss NewCo, US HoldCo or DE Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (v) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law or mandate, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof after the date hereof or any material worsening of such conditions after the date hereof, (vi) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vii) any failure of the Company to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (viii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (ix) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (ix) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Acquisition Closing with respect thereto), (x) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (xi) any action taken by, or at the written request of, Acquiror; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v), (vi) or (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Parties” has the meaning specified in the Recitals hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Share Capital Increase” has the meaning specified in Section 2.2(b)(ii).

“Company Share Contribution” has the meaning specified in Section 2.1.

“Company Shareholders” means, collectively, the holders of shares of Company Capital Stock as of any applicable determination time prior to the Acquisition Closing.

“Company Support Agreement” has the meaning specified in the Recitals.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company Parties or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of the Company’s financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers; (b) the filing fees incurred in connection with making any filings under Section 9.1; (c) the fees and expenses in connection with preparing and filing the Registration Statement, the Proxy Statement or the

Proxy Statement/Registration Statement under Section 9.2 and obtaining approval of the Stock Exchange under Section 7.7; (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company Parties or any of their Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; and (f) any other fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing. Company Transaction Expenses shall not include any fees or expenses of the Company’s equityholders.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any written contracts, agreements, subcontracts, leases, and purchase orders.

“Control” has the meaning specified in the definition of “Affiliate.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Reasonable Response” means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by the Company and its Subsidiaries that the Company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Company and its Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company and its Subsidiaries and their personnel come into contact with during the course of business operations.

“CRHC Group” has the meaning specified in Section 12.18(a).

“DE Merger Sub” has the meaning specified in the Preamble hereto.

“DE Merger Sub Liquidation” has the meaning specified in the Recitals hereto.

“DE Surviving Company” has the meaning specified in Section 2.2(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Enforceability Exceptions” has the meaning specified in Section 4.3(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.4(a).

“Exchange Fund” has the meaning specified in Section 3.4(a).

“Extended End Date” has the meaning specified in Section 11.1(b).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Founder Recapitalization” has the meaning specified in the Recitals hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Approvals” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Regulatory Authority or under any Applicable Gaming Laws that are required of the applicable Party.

“Gaming Regulatory Authority” means any international, federal, state, local, foreign or any other competent governmental, regulatory or administrative authority, agency or other regulatory body or agency that has jurisdiction over (or is responsible for or involved in the regulation of) gambling, betting, gaming or gambling activities of the relevant Person from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case of (a) - (h), which are regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics or as to which liability may be imposed pursuant to Environmental Law.

“HoldCo Issuance” has the meaning specified in Section 2.2(b)(i).

“HoldCo Liquidation” has the meaning specified in the Recitals hereto.

“IFRS” means international financial reporting standards, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the marked to market value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” except in connection with the purchase of any business, any post-Closing payment adjustments to which the Company may become entitled to the extent such payment is determined by a final Closing balance sheet or such payment depends on the performance of such business after the Closing, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including United States and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and rights in copyrightable subject matter, including such corresponding rights in Software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all rights to other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity; (viii) social media addresses and accounts and usernames, account names and identifiers; and (ix) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 9.10(b).

“Interim Period” has the meaning specified in Section 7.1.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” has the meaning specified in Section 6.7(a).

“Key Knowledge Persons” has the meaning specified in Section 7.1(o) of the Company Disclosure Letter.

“Kirkland” has the meaning specified in Section 12.18(b).

“Kirkland Privileged Communications” has the meaning specified in Section 12.18(b).

“KKCG” has the meaning specified in the Recitals hereto.

“KKCG Cash Consideration” has the meaning specified in Section 2.4.

“KKCG Stock Consideration” means an aggregate number of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares equal to an aggregate par value of CHF 27,550,691, consisting of 2,015,069,102 Swiss NewCo Class A Shares and 185,000,000 Swiss NewCo Class B Shares; provided that the Company shall be entitled to update such allocation between Swiss NewCo Class A Shares and Swiss NewCo Class B Shares upon written notice to Acquiror.

“Knowledge” or “to the knowledge” has the meaning specified in Section 1.3.

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Material Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.4(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority (but excluding Intellectual Property).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Liquidations” has the meaning specified in the Recitals hereto.

“Local Counsels” has the meaning specified in Section 12.18(a).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.18.

“Material Subsidiaries” means each Subsidiary of the Company whose assets or revenues are greater than 5% of the consolidated assets or revenues of the Company and its Subsidiaries, in each case, determined as of the date of determination or for the most recent four consecutive fiscal quarters ending prior to the date of such determine, as applicable.

“Merger” has the meaning specified in the Recitals.

“Merger Certificate” has the meaning specified in Section 2.2(b)(iii).

“Merger Closing” has the meaning specified in Section 2.2(c).

“Merger Closing Date” has the meaning specified in Section 2.2(c).

“Merger Consideration” has the meaning specified in Section 3.1(a)(ii).

“Merger Documents” has the meaning specified in Section 2.2(b)(i).

“Merger Effective Time” has the meaning specified in Section 2.2(b)(i).

“Modification in Recommendation” has the meaning specified in Section 9.2(d).

“Net Debt” means, with respect to any Person, the amount of such Person’s Indebtedness (excluding the Company’s preferred shares) less cash, cash equivalents and short term financial assets.

“Net Leverage” means, as of any date of determination and with respect to any Person, the ratio of Net Debt to Adjusted EBITDA for the most recent four completed consecutive fiscal quarters of such Person.

“Net Minimum Cash” is an amount equal to $850,000,000 less Transaction Expenses payable pursuant to Section 2.5(c).

“NYSE” means the New York Stock Exchange.

“Operating EBITDA” means, with respect to any Person, such Person’s consolidated profit before tax plus or minus, as applicable, finance cost, net, plus depreciation and amortization, plus impairment of tangible and intangible assets, including goodwill, plus restructuring costs, minus gain from premeasurement of previously held interest in equity method investee, plus or minus, as applicable, other gains and losses.

“Original End Date” has the meaning specified in Section 11.1(b).

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“PCAOB Financial Statements” has the meaning specified in Section 7.3(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens for Taxes (A) not yet delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Realty, (iv) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Realty, (vi) non-exclusive licenses of Intellectual

Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (ix) other Liens that do not materially and adversely affect (x) the value, use or operation of the asset subject thereto or (y) the operation of the businesses of the Company or any of its Material Subsidiaries, taken as a whole.

“Permitted Transaction” has the meaning specified in Section 7.1(e).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of any Swiss NewCo Class B Shares pursuant to the Subscription Agreements and the purchase of any Swiss NewCo Class B Shares or Acquiror Class A Common Stock, warrants or other securities pursuant to any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate proceeds actually received by Swiss NewCo prior to or substantially concurrently with the Acquisition Closing for the shares in the PIPE Investment.

“PIPE Investors” has the meaning specified in the Recitals hereto and shall include, for the avoidance of doubt, investors that are party to any Additional Subscription Agreements.

“PIPE Shares” has the meaning specified in the Recitals hereto.

“Post-Redemption Acquiror Share Number” means, without duplication, (a) the aggregate number of shares of Acquiror Class A Common Stock outstanding as of immediately prior to the Founder Recapitalization, minus (c) the Acquiror Cancelled Shares outstanding immediately prior to the Founder Recapitalization, minus (d) the shares of Acquiror Class A Common Stock subject to the Acquiror Share Redemptions outstanding immediately prior to the Founder Recapitalization.

“Primary Proceeds Catch-Up Amount” is an amount equal to the (x) product of (i) Net Minimum Cash multiplied by (ii) the fraction 3/2 less (y) Net Minimum Cash.

“Primrose” has the meaning specified in the Recitals.

“Primrose Agreement” shall mean that certain agreement contemplated to be entered into and among Primrose, Swiss NewCo, KKCG, Sazka Group a.s. and the Company, subject to Section 7.10.

“Primrose Cash Distribution” has the meaning specified in the Recitals.

“Primrose Restructuring” has the meaning specified in the Recitals.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Shareholders’ Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Transaction Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Transactions).

“Q1 2022 Financial Statements” has the meaning specified in Section 7.3(d).

“Q3 2021 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Realty” means, collectively, the Owned Real Property and the Leased Real Property.

“Recapitalization” means (i) the Company Share Contribution, (ii) the HoldCo Issuance and (iii) the Company Share Capital Increase.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 9.2(a).

“Relationship Agreement” has the meaning specified in the Recitals hereto.

“Reorganization Plan” has the meaning specified in Section 2.2(b)(i).

“Required Regulatory Approvals” has the meaning specified in Section 10.1(d).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State); (b) the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or any European Union member state; or (e) any other jurisdiction where the Company or any of its Subsidiaries operates; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) a Governmental Authority or government instrumentality of any Sanctioned Country or Venezuela; and (iv) any Person directly or indirectly owned fifty percent (50%) or more, or controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom or (v) any other jurisdiction where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Statement” has the meaning specified in Section 1.2(g).

“Securities Act” means the Securities Act of 1933.

“Senior Facilities Agreement” means that certain Senior Facilities Agreement, dated as of December 16, 2020, by and among Sazka Group a.s., Sazka Group Financing (Czech Republic) a.s. Unicredit Bank Czech Republic and Slovakia, a.s., Komercni Banka, a.s., Erste Group Bank AG, Ceska Sporitelna, a.s., HSBC Continental Europe, as mandated lead arrangers, and the other arrangers, lenders and agents set forth therein (as amended, restated, amended and restated, supplemented, waived or otherwise modified in accordance with the terms thereof).

“Skadden” has the meaning specified in Section 12.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 12.18(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Sponsor” means Cohn Robbins Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Staleness Date” has the meaning specified in Section 7.3(d).

“Stock Exchange” means the New York Stock Exchange.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which (i) more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or (ii) such Person otherwise directs the management policies or corporate direction whether by equity ownership, contract or otherwise. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Parties agree that any representations and warranties made by the Company with respect to the Person set forth on Section 1.1(a) and Section 1.1(b) of the Company Disclosure Letter shall be limited to knowledge of the Company. The Person set forth on Section 1.1(b) shall deemed a Subsidiary of the Company and Material Subsidiary for the purposes of Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.7(b) (Capitalization of Subsidiaries), Section 4.9 (Undisclosed Liabilities), Section 4.10 (Litigation and Proceedings), Section 4.11 (Legal Compliance), Section 4.18 (Permits) and Section 4.19(b)-(d) (Gaming).

“Swiss Code of Obligations” means the Swiss Federal Act on the Amendment of the Swiss Civil Code of 30 March 1911.

“Swiss NewCo” has the meaning specified in the Preamble hereto.

“Swiss NewCo Board of Directors” has the meaning specified in Section 9.9.

“Swiss NewCo Class A Shares” means Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo.

“Swiss NewCo Class B Shares” has the meaning specified in the Recitals hereto.

“Swiss NewCo Equity Incentive Plan” has the meaning specified in Section 9.8.

“Swiss NewCo Ordinary Shares” means an ordinary share in the share capital of Swiss NewCo.

“Swiss NewCo Organizational Documents” has the meaning specified in Section 2.2(e).

“Swiss NewCo Warrant” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(f).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trading Day” means any day on which Swiss NewCo Class B Shares are actually traded on the principal securities exchange or securities market on which Swiss NewCo Class B Shares are then traded.

“Transaction Expenses” means the Acquiror Transaction Expenses and the Company Transaction Expenses.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transactions” has the meaning specified in the Recitals hereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“US HoldCo” has the meaning specified in the Preamble hereto.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Swiss NewCo.

“Warrant Assumption Agreement” has the meaning specified in the Recitals hereto.

“Warrant Conversion” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or GAAP, as applicable.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge that a representation or warranty made by such Person pursuant to, in the case of the Company, Article IV and Article V as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were false when made, with the intention that any of the other Parties to this Agreement rely thereon to its detriment, and such other Party actually did rely thereon to its detriment and incurred a loss as a result of such reliance.

(f) Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party hereto, such obligation shall be deemed satisfied if (i) such one or more Parties hereto or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data rooms hosted by Datasite and labeled “Iris” or “Iris Confidential”

prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement or (ii) such information or document is publicly available prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(g) Notwithstanding anything to the contrary herein, no representation or warranty by Acquiror in this Agreement shall apply to any statement or information in the Acquiror SEC Filings that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued on April 12, 2021, or to other accounting matters as to which the SEC or the Acquiror’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to the Acquiror, in the case of the Acquiror’s audit firm) or implemented (with such implementation relating to the Acquiror, in the case of the Acquiror’s audit firm) a statement, guidance, interpretation or change in presentation after the date Acquiror’s initial public offering (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of Acquiror Financial Statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror related to the Acquiror SEC Filings. The Company Parties acknowledge and agree that Acquiror continues to review the SEC Statement and its implications, including on the financial statements and other information included in the Acquiror SEC Filings, and any restatement, revision or other modification of the Acquiror SEC Filings relating to or arising from such SEC Statement, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

Section 1.3 Knowledge. As used herein, (i) the word “knowledge” or the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, and (ii) the word “knowledge” or the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter.

ARTICLE II

CONTRIBUTION; THE ACQUISITION TRANSACTIONS; CLOSING

Section 2.1 Transfer into Escrow and Contribution of Company Common Stock to Swiss NewCo. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, prior to the Merger Effective Time and substantially concurrently with the funding of the PIPE Investment Amount by the PIPE Investors into an escrow account managed by the Exchange Agent, KKCG shall transfer to the Exchange Agent into escrow the share certificates duly endorsed in blank (blankoindossiert) for the aggregate number of Company Common Stock owned by KKCG, all subject to the terms and conditions of the Exchange Agent Agreement. Subject to, and following, the consummation of the Liquidations, and in accordance with the terms and conditions of the Exchange Agent Agreement, the Exchange Agent shall, and KKCG shall procure that the Exchange Agent shall, contribute to Swiss NewCo, free and clear of all Liens (other than general restrictions on transfer under applicable securities Laws or the articles of association of the Company), the aggregate number of issued and outstanding Company Common Stock owned by KKCG, and transfer to Swiss NewCo the share certificates duly endorsed in the name of Swiss NewCo representing the aggregate number of Company Common Stock owned by KKCG and the Exchange Agent, and KKCG shall undertake all such further steps as are necessary to effect the transfer of the full legal and beneficial ownership of the Company Common Stock to Swiss NewCo (such Company Common Stock to Swiss NewCo, the “Company Share Contribution”). The Company Share Contribution shall be made (i) against KKCG Cash Consideration and (ii) in the remaining part without consideration as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven).

Section 2.2 The Acquisition Transactions.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Acquiror shall be merged with and into DE Merger Sub in the Merger. Following the Merger, the separate corporate existence of Acquiror shall cease and DE Merger Sub shall continue as the surviving company (the “DE Surviving Company”).

(b) Effective Times; Closings.

(i) Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Merger Closing Date, the Parties shall cause the Merger to be consummated by filing with (i) the Secretary of State of the State of Delaware a Certificate of Merger (the “Merger Certificate”) as provided in Sections 251 and 103 of the DGCL with respect to the Merger (the date and time the Merger Certificate becomes effective, the “Merger Effective Time”); and (ii) the Cayman Registrar of Companies a Plan of Merger (the “Cayman Plan of Merger” and, together with the Merger Certificate, the “Merger Documents”), duly executed and completed in accordance with the relevant provisions of the DGCL and the Cayman Companies Act, as appropriate. As a result of the Merger, new membership interests of US HoldCo will be issued to the Exchange Agent, as to be described in the reorganization plan to be prepared by the Company (subject to the approval of Acquiror, not to be unreasonably withheld, conditioned or delayed) (the “Reorganization Plan”) (the “HoldCo Issuance”). As a result of, and immediately after, the HoldCo Issuance, the Exchange Agent, acting in its own name but for the account of the Acquiror Shareholders, shall hold substantially all of the membership interests in US HoldCo.

(ii) Capital Increase by Swiss NewCo. Swiss NewCo shall undertake all corporate steps required to increase its share capital to reflect the issuance of the shares to be transferred to the Acquiror Shareholders and to the PIPE Investors as well as the KKCG Stock Consideration (the “Company Share Capital Increase”) and to register the Company Share Capital Increase in the Commercial Register of the Canton of Lucerne, Switzerland (“Commercial Register Lucerne”), which registration shall be made using the express procedure allowing for same-day registration (Hyperexpressverfahren). The Company Share Capital Increase shall be effected by a contribution in kind of newly issued membership interests of US HoldCo to Swiss NewCo by the Exchange Agent accompanied by an intended acquisition in kind (beabsichtigte Sachübernahme) of Company Common Stock from KKCG against the issuance of Swiss NewCo Ordinary Shares and KKCG Cash Consideration as to be described in the Reorganization Plan. Upon registration of the Company Share Capital Increase in the Commercial Register Lucerne pursuant to this Section 2.2, Swiss NewCo shall issue to the Exchange Agent shares of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares constituting the KKCG Stock Consideration, Merger Consideration and PIPE Shares. Unless otherwise agreed by Swiss NewCo and the relevant recipient of the Swiss NewCo Ordinary Shares, all Swiss NewCo Ordinary Shares shall be uncertificated, with record ownership reflected on the books and records of Swiss NewCo. Immediately following the Company Share Capital Increase, the Exchange Agent shall hold all Swiss NewCo Ordinary Shares (except for the 10,000,000 Swiss NewCo Class A Shares held by KKCG since Swiss NewCo’s incorporation), and immediately thereafter (and prior to the steps contemplated by Section 2.4), the Merger Consideration shall be delivered by the Exchange Agent to the Acquiror Shareholders.

(iii) Acquisition Transfer. Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Acquisition Closing Date and at least the next Business Day following the Merger Effective Time, the Parties shall cause the Acquisition Transfer to be consummated (the date and time the Acquisition Transfer becomes effective, the “Acquisition Effective Time”).

(c) Closings. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall occur. The date on which the Merger Closing occurs is referred to herein as the “Merger Closing Date.” The Company Share Capital Increase shall be made immediately following the filing of the Merger Documents as to be described in the Reorganization Plan. On the next Business Day

(unless otherwise agreed between Acquiror and the Company) following the Merger Closing Date, on the date which is three (3) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing, the closing of the Acquisition Transfer (the “Acquisition Closing”) shall take place electronically through the exchange of documents via email. The date on which the Acquisition Closing occurs is referred to herein as the “Acquisition Closing Date.”

(d) Effects of the Merger and Capital Increase. The Merger shall have the effects set forth in this Agreement, the DGCL and the Cayman Companies Act, as appropriate, and the Company Share Capital Increase shall have the effect set forth in the Swiss Code of Obligations. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of Acquiror and DE Merger Sub shall vest in the DE Surviving Company and all of the debts, liabilities and duties of Acquiror and DE Merger Sub shall become the debts, liabilities and duties of the DE Surviving Company.

(e) Articles of Association and Organizational Regulations of Swiss NewCo. In connection with the Acquisition Transactions, on the Acquisition Closing Date, Swiss NewCo will take all requisite action to adopt the articles of association and organizational regulations (the “Swiss NewCo Organizational Documents”) substantially in the form set forth on Exhibit C, which shall be the articles of association and the organizational regulations of Swiss NewCo upon the effectiveness of the Acquisition Closing and until thereafter amended in accordance with their terms and Swiss Law.

(f) Certificate of Incorporation and Bylaws of the DE Surviving Company. At the Merger Effective Time, the certificate of incorporation and bylaws of DE Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the DE Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(g) Directors and Officers of the DE Surviving Company. Persons constituting the directors and officers of DE Merger Sub prior to the Merger Effective Time shall continue to be the directors and officers of the DE Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.3 Liquidations. Following the Merger, the DE Merger Sub Liquidation shall occur, and following the DE Merger Sub Liquidation, the HoldCo Liquidation shall occur, and the forms of such liquidation shall be as mutually agreed by Acquiror and the Company prior to the Closings.

Section 2.4 Payment of Outstanding Consideration. Following the consummation of the Acquisition Transfer and the Liquidations, but on the Acquisition Closing Date, the Exchange Agent shall (a) contribute the Company Common Stock to Swiss NewCo (i) partially as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) and (ii) partially against an amount distributed in accordance with clauses (c) - (e) of Section 2.6 (the “KKCG Cash Consideration”) and (b) contribute the PIPE Investment Amount to Swiss NewCo as equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven). In return, the Exchange Agent shall deliver (a) to KKCG the KKCG Stock Consideration received in the Recapitalization, (b) to KKCG the KKCG Cash Consideration in accordance with Section 2.6 and (c) to the PIPE Investors the PIPE Shares received in the Recapitalization.

Section 2.5 Closing Deliverables.

(a) At the Merger Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by KKCG and Swiss NewCo; and

(iii) to Acquiror, evidence that all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Merger Closing without further liability to the Company Parties or any of the Company’s Subsidiaries.

(b) At the Merger Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;

(ii) to the Company, the Registration Rights Agreement, duly executed by the Acquiror Class B Holders; and

(iii) to the Company, the written resignations of all of the directors and officers of Acquiror, effective as of the Merger Effective Time.

(c) On the Acquisition Closing Date, in accordance with Section 2.6, concurrently with the Acquisition Effective Time, Swiss NewCo shall pay or cause to be paid by wire transfer of immediately available funds (i) all Acquiror Transaction Expenses (other than to the extent incurred in violation with the terms of this Agreement) as set forth on a written statement to be delivered to the Company not less than five (5) Business Days prior to the Merger Closing Date and (ii) all Company Transaction Expenses (other than to the extent incurred in violation with the terms of this Agreement) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than five (5) Business Days prior to the Merger Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with reasonable supporting detail and corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll. During the Interim Period, Acquiror shall notify the Company in writing if aggregate Acquiror Transaction Expenses are reasonably expected to exceed the Acquiror Transaction Expenses Cap; it being understood that failure to so notify shall not constitute a breach of this Agreement.

Section 2.6 Available Acquiror Cash Distribution Priority. At or substantially concurrently with the Acquisition Effective Time, Swiss NewCo shall pay and/or retain Available Acquiror Cash (until all Available Acquiror Cash has been exhausted) in the following order of priority:

(a) first, to pay Transaction Expenses payable subject to and pursuant to Section 2.5(c);

(b) second, paid as partial consideration in connection with the Primrose Restructuring, to Primrose up to and until the Primrose Cash Distribution has been distributed pursuant to this clause (b);

(c) third, paid as KKCG Cash Consideration, to KKCG up to and until the sum of distributions made pursuant to clauses (a), (b) and this clause (c) is equal to $850 million;

(d) fourth, to be retained on the balance sheet of Swiss NewCo as primary proceeds up to and until the amount retained pursuant to this clause (d) is equal to the Primary Proceeds Catch-Up Amount; and

(e) fifth, any remaining amount as follows: (x) one third shall be retained on the balance sheet of Swiss NewCo as additional primary proceeds and (y) two-thirds shall be paid to KKCG as KKCG Cash Consideration.

ARTICLE III

EFFECTS OF THE MERGER ON ACQUIROR SECURITIES

Section 3.1 Conversion of Securities.

(a) Treatment of Securities of Acquiror in the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Acquiror, DE Merger Sub, the Company, US HoldCo or Swiss NewCo or the holder of any shares of capital stock of any of the foregoing:

(i) Acquiror Units. Each Acquiror Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Acquiror Class A Common Stock and one-third of an Acquiror Warrant in accordance with the terms of the applicable Acquiror Unit, which underlying shares of Acquiror Class A Common Stock and Acquiror Warrants shall be adjusted in accordance with the applicable terms of this Section 3.1(a).

(ii) Acquiror Capital Stock. Immediately following the separation of each Acquiror Unit in accordance with Section 3.1(a), each share of Acquiror Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued share of Swiss NewCo Class B Shares (the “Merger Consideration”) equal to the lower of: (A) 1.4; and (B) (1) (x) the Post-Redemption Acquiror Share Number, plus (y) 6,624,000 divided by (2) the Post-Redemption Acquiror Share Number (the lower of (A) and (B), the “Class B Exchange Ratio”). As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror.

(iii) Exchange of Acquiror Warrants. Each Acquiror Warrant outstanding immediately prior to the Merger Effective Time shall, at the Merger Effective Time, cease to be a warrant with respect to Acquiror Common Stock and shall be assumed by Swiss NewCo pursuant to the Warrant Assumption Agreement on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Acquiror Warrant Agreement (including any repurchase rights and cashless exercise provisions). Acquiror and Swiss NewCo shall take all lawful action to effect the aforesaid provisions of this Section 3.1(a), including entering into the Warrant Assumption Agreement.

(iv) Acquiror Treasury Stock. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any shares of Acquiror Common Stock that are owned by the Acquiror as treasury stock or any Acquiror Common Stock owned by any direct or indirect Subsidiary of Acquiror immediately prior to the Merger Effective Time, such Acquiror Common Stock shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “Acquiror Cancelled Shares”).

(v) Acquiror Redeeming Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any shares of Acquiror Common Stock that are required to be redeemed pursuant to the Acquiror Share Redemption, such Acquiror Common Stock shall not be exchanged pursuant to clause (i) above but shall, immediately prior to the Merger Effective Time, be cancelled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror’s Governing Documents, the Trust Agreement and the Proxy Statement.

Section 3.2 [Reserved].

Section 3.3 Equitable Adjustments. If, between the date of this Agreement and the Acquisition Effective Time, the outstanding shares of any class or series of Company Capital Stock or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Capital Stock or Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Capital Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.3 shall not be construed (i) to permit any party to take any action with respect to its respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent or impede the Intended Tax Treatment, (ii) to apply to any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion or (iii) apply to the Primrose Restructuring.

Section 3.4 Delivery of Shares.

(a) Prior to the Merger Effective Time, Swiss NewCo, the Company and Acquiror shall (i) appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by Swiss NewCo, the Company and Acquiror (the “Exchange Agent”) and shall act on behalf of KKCG and on behalf of the Acquiror and the Acquiror Shareholders, as the case may be, and (ii) enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Swiss NewCo, the Company and Acquiror for the purpose of (i) managing the PIPE Investment Amount deposited in escrow with the Exchange Agent from the PIPE Investors, (ii) managing the share certificates duly endorsed in blank over all shares of Company Common Stock deposited in escrow and the Company Share Contribution, and (iii) effecting the Recapitalization, payment of the KKCG Cash Consideration and related issuance of Swiss NewCo Class A Shares and Swiss NewCo Class B Shares to the KKCG, the PIPE Investors and Acquiror Shareholders in accordance with this Agreement (the “Exchange Agent Agreement”). Swiss NewCo Ordinary Shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after (i) with respect to each holder of record of Acquiror Common Shares, the registration of the Company Share Capital Increase with the Commercial Register Lucerne and (ii) with respect to each holder of record of shares of Company Common Stock, the Acquisition Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Acquiror Common Shares or shares of Company Common Stock who has the right to receive the Merger Consideration or Company Consideration hereunder, as applicable, a letter of transmittal in customary form to be approved by Swiss NewCo, the Company and Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Merger Closing (the “Letter of Transmittal”), which shall be in such form and have such other customary provisions as Swiss NewCo and Acquiror may reasonably specify. In the event a holder of Acquiror Common Shares or Company Common Stock does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal, where applicable, such Person shall not be entitled to receive the Merger Consideration or Company Consideration relating to such uncertificated Acquiror Common Share or certificated share of Company Common Stock unless and until such Person delivers a duly executed and completed Letter of Transmittal, as applicable, to the Exchange Agent. Each uncertificated Acquiror Common Share or certificated share of Company Common Stock shall at any time after the Merger Effective Time or Acquisition Effective Time, as applicable, represent only the right to receive, upon compliance with these requirements, the Merger Consideration or Company Consideration pursuant to Section 3.3 and this Section 3.4.

(c) If applicable, upon receipt of a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Swiss NewCo, the holder of such Acquiror Common Shares or shares of Company Common Stock shall be entitled to receive in exchange therefor the Merger Consideration or Company Consideration into which such Acquiror Common Shares or shares of Company Common Stock have been converted pursuant to Section 3.4(a) in book-entry form. Until surrendered as contemplated by this Section 3.4(c), each Acquiror Common Share or shares of Company Common Stock shall be deemed at any time from and after the Merger Effective Time or Acquisition Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration or Company Consideration which the holders of Acquiror Common Shares or shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.4(c).

(d) Immediately after registration of the Company Share Capital Increase with the Commercial Register Lucerne, without any action of the Acquiror Shareholders and the Company Shareholders, Swiss NewCo and Acquiror shall cause the Exchange Agent to deliver (x) to KKCG in the form of uncertificated securities (einfache Wertrechte) representing the Swiss NewCo Class A Shares and Swiss NewCo Class B Shares and (y) to The Depository Trust Company book-entry shares representing the Swiss NewCo Class B Shares to be issued as Merger Consideration and Company Consideration.

(e) All Swiss NewCo Ordinary Shares delivered upon the surrender of Acquiror Common Shares or shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Acquiror Common Shares or shares of Company Common Stock, as applicable, and there shall be no further registration of transfers on the stock transfer books of Acquiror of the shares of Acquiror Common Stock or the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Merger Effective Time or Acquisition Effective Time, as applicable. From and after the Merger Effective Time, holders of Acquiror Common Shares shall cease to have any rights as stockholders of Acquiror, except as provided in this Agreement or by applicable Law. From and after the delivery of the Company Consideration pursuant to Section 2.4 and this Article III, holders of shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(f) Any portion of the Exchange Fund payable to Acquiror Shareholders as Merger Consideration that remains unclaimed by the holders of Acquiror Common Shares who were entitled to receive a portion of the Exchange Fund in accordance with Section 2.2 and this Section 3.4 twelve (12) months after the Acquisition Effective Time shall be returned to Swiss NewCo for no consideration and any such holder of Acquiror Common Shares who has not received its portion of the Exchange Fund in accordance with Section 2.2 and this Section 3.4 prior to that time, shall thereafter look only to Swiss NewCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the Swiss NewCo Ordinary Shares to which they are entitled, subject to Swiss NewCo receiving a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Swiss NewCo. Notwithstanding the foregoing, Swiss NewCo shall not be liable to any holder or former holder of Acquiror Common Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any Swiss NewCo Ordinary Shares remaining unclaimed by holders of Acquiror Common Shares twenty-four (24) months after the Acquisition Effective Time shall become, to the extent permitted by applicable Law, the property of Swiss NewCo free and clear of any claims or interest of any Person previously entitled thereto and Swiss NewCo.

(g) Pursuant to Section 2.4 and this Article III, for the avoidance of doubt, the Exchange Agent shall deliver (i) the applicable Swiss NewCo Ordinary Shares to the PIPE Investors, (ii) the PIPE Investment Amount to Swiss NewCo, (iii) the KKCG Cash Consideration to KKCG, in each case, as contemplated by this Agreement, the Exchange Agent Agreement and the Subscription Agreements, and (iv) to Primrose, the Primrose Cash Distribution.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, each of the Parties, their respective Affiliates, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by the Person required to so deduct or withhold); provided that the Person required to so deduct or withhold shall use commercially reasonable efforts to provide the Person in respect of whom such amounts are intended to be deducted or withheld with at least ten (10) days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor) and in any event will provide such prior written notice as soon as is reasonably practicable prior to deducting or withholding such amounts; provided, further, that the Parties and their respective Affiliates will use reasonable efforts to cooperate with the Company to reduce or eliminate any applicable deduction or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror as follows:

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing as a stock corporation (Aktiengesellschaft) under the laws of Switzerland, is in good standing (or has the equivalent status under the laws of Switzerland) and has all power and authority necessary to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is lawfully licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Material Subsidiary and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Material Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Material Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Material Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) approving the transfer of the Company Common Stock to Swiss NewCo, and (iii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the other documents to which the Company is a party contemplated hereby or to approve the transactions contemplated hereby and thereby. The Acquisition Transfer and the Governing Documents of the Company have been duly and validly approved in accordance with applicable Law.

Section 4.4 No Conflict. Subject to the receipt of the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company or any Material Subsidiary, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any Material Subsidiary (or to the knowledge of the Company any of its other Subsidiaries) is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Material Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing which (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (each, a “Governmental Authorization”), except for (i) the filings and approvals set forth in Section 4.5 of the Company Disclosure Letter, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Class B Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the DGCL and the Cayman Companies Act, as appropriate, (v) the approvals and consents to be obtained on behalf of DE Merger Sub and US HoldCo pursuant to Section 7.6, (vi) the Required Regulatory Approvals or (vii) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.6 Capitalization of the Company.

(a) The issued share capital of the Company consists of CHF 114,198.59, divided into 10,010,000 registered shares with a nominal value of CHF 0.01 each (the “Company Common Stock”) and 1,409,859 registered shares (preferred shares) with a nominal value of CHF 0.01 each (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), and there are no other authorized Equity Securities of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions under applicable securities Laws or the articles of association of the Company).

(b) Except as otherwise set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of its Material Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and, without limiting the foregoing, none of the Company or any of its Material Subsidiaries are a partner or member of any partnership, limited liability company or joint venture.

(c) Except as otherwise set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Securities, the sale of Equity Securities, or for the repurchase or redemption of Equity Securities of the Company or the value of which is determined by reference to shares of Company Capital Stock or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other Equity Securities of the Company or vote any Equity Securities of the Company in any manner.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or Equity Securities of each Material Subsidiary (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Material Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Material Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions under applicable securities Laws).

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or Equity Securities of such Material Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Material Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of the Material Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Material Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or vote its Equity Securities in any manner.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are:

(i) true and complete copies of the audited consolidated statement of financial position as of December 31, 2020 and December 31, 2019, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2020, and December 31, 2019, of the Company and its Subsidiaries, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited interim consolidated statement of financial position as of September 30, 2021, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the nine-month period ended September 30, 2021 of the Company and its Subsidiaries (the “Q3 2021 Financial Statements” and, together with the Audited Financial Statements, the PCAOB Financial Statements and the 2021 Year End Financials and Q1 2022 Financial Statements (if delivered pursuant to Section 7.3(c)) the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (except for, in the case of the Q3 2021 Financial Statements and Q1 2022 Financial Statements (if delivered), any normal year-end adjustments and any absence of footnotes), and (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 2021 Financial Statements and Q1 2022 Financial Statements (if delivered), the absence of footnotes or the inclusion of limited footnotes).

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with IFRS, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Acquisition Closing or (d) which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or has not had, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or has not had, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of its Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11 Legal Compliance.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws.

(b) Except where the failure to maintain such program has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers or directors of its Material Subsidiaries acting in such capacity (or to the knowledge of the Company, any of the officers or directors of any of its other Subsidiaries acting in such capacity) has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) True, correct and complete copies of the Contracts listed described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or any Material Subsidiary is a party or by which they are bound, other than a Company Benefit Plan, (the “Material Contracts”) have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto. Section 4.12(a) of the Company Disclosure Letter contains a listing of all Material Contracts.

(i) Any Contract with any of the Top Vendors that requires aggregate future payments to the Company and its Subsidiaries in excess of $20,000,000 in any calendar year;

(ii) Each Contract, excluding leases, subleases or other occupancy agreements related to real property, pursuant to which Company or any of the Company’s Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $20,000,000 in the twelve (12) month period following the date hereof;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $20,000,000;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $20,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v) Each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $20,000,000 in any calendar year;

(vi) Each Contract that is material to the Company and its Subsidiaries, taken as a whole, involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) that are material to the Company and its Subsidiaries, taken as a whole, between the Company and the Material Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, the “Affiliate Agreements”);

(viii) Material Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any Collective Bargaining Agreement;

(x) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $20,000,000 in any calendar year; and

(xi) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Acquisition Closing Date, all of the Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Material Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except where such breach, receipt of claim or notice or occurrence of an event has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (1) neither the Company, the Material Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (2) during the last twelve (12) months, neither the Company nor any of the Material Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (3) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or the Material Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual employment agreements, offer letters, equity award agreements or similar agreements on the forms set forth on Section 4.13(a) of the Company Disclosure Letter that do not contain material individualized terms). For purposes of this Agreement, a “Company Benefit Plan” means any plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Material Subsidiaries, or to which the Company or any of the Material Subsidiaries is a party or has any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law or maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of such Company Benefit Plan (or, if not written a written summary of its material terms).

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws; and (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS.

(c) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, no employee has previously transferred to the Company or any of its subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended), and there are no such employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, except for any such action, suit, claim, fact or circumstance as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law) or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company.

Section 4.14 Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Material Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Material Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Material Subsidiaries with respect to their employment with the Company or its Material Subsidiaries.

(b) In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or similar labor dispute against or affecting the Company or any Material Subsidiary, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement.

(d) Each of the Company and its Material Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Letter or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the past three (3) years, the Company and its Material Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining

Agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) To the knowledge of the Company, no current employee, worker or independent contractor of the Company or any Material Subsidiaries is in violation of any term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of Material Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any Material Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(g) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, neither the Company nor any Material Subsidiaries is party to a settlement agreement with a current or former officer, employee, worker or independent contractor of the Company or any Material Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by an officer of the Company or any Material Subsidiaries. To the knowledge of the Company, in the last three (3) years, no material allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against an officer or any employee at the level of Director (or the equivalent title) or above of the Company or any of its Subsidiaries.

(h) Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (i) in the past three (3) years, the Company and the Material Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under all applicable laws relating to layoffs and individual and collective dismissals, (ii) the Company and the Material Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2021, through the date hereof and (iii) the Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All income and other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(e) There are no ongoing or pending Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than (x) any such agreement solely between the Company and its existing Subsidiaries and (y) customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(i) No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to tax in that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period ending after the Acquisition Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Acquisition Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Acquisition Closing Date, or (iv) binding agreement with a tax authority executed prior to the Acquisition Closing.

(m) To the knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable transfer pricing requirements imposed by any Governmental Authority.

(n) Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of the Company there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 4.16 Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole: (i) all the material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance (other than any such policies relating to a Company Benefit Plan) held by, or for the benefit of, the Company or any of the Material Subsidiaries as of the date of this Agreement are in full force and effect and (ii) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.18 Permits. Each of the Company and its Subsidiaries holds all permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since January 1, 2019, has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.19 Gaming.

(a) Neither the Company nor any of its Subsidiaries has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority related to the business of the Company and its Subsidiaries that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason), in each case except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, employees and contractors of the Company and its Subsidiaries have obtained and hold, or at the Acquisition Closing will have obtained and hold, personal management licenses (or a jurisdictional equivalent of such license) and such licenses are in full force and effect, in each case except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The business of the Company and its Subsidiaries each is not being, and since January 1, 2019, has not been, conducted in violation of any Applicable Gaming Laws of any jurisdictions in which it operates, except for violations that have not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or, to the knowledge of the Company, threatened, relating to Applicable Gaming Law.

Section 4.20 Real Property. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

Section 4.21 Intellectual Property. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned as of the date hereof by the Company or any Material Subsidiary, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial owner, and with respect to Company Registered Intellectual Property, record owner, of all of Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof; provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no Action pending to which the Company or any of its Subsidiaries is a named party, or threatened in writing, alleging the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP (other than non-final responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the three (3) years preceding the date of this Agreement, any such Action brought or threatened in writing.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP.

(e) No government funding was used by the Company or any of its Subsidiaries in the development of the Company Owned IP pursuant to a Contract to which the Company or any of its Subsidiaries is party which grants to any Governmental Authority any rights in any Software owned or purported to be owned by the Company or any of its Subsidiaries other than a license to use such Software granted in the ordinary course of business.

(f) To the knowledge of the Company, (i) the use of the “ALLWYN” trademark as of the date hereof by the Company and its Material Subsidiaries does not, and (ii) the use of such trademark in the Austria, the Czech Republic, Greece, Cyprus, Italy, the United Kingdom and United States in connection with the products and services of the business of the Company and its Material Subsidiaries under which they intend to use such trademark in each such country pursuant to their written rebranding roadmap, would not, in each case of (i)  and (ii), infringe any trademark right of a third party in any material respect.

Section 4.22 Privacy and Cybersecurity. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries and (iv) the Payment Card Industry Data Security Standard (the foregoing clauses (i) through (iv), “Privacy and Cybersecurity Requirements”). There are not, and have not been in the past three (3) years, any Actions by any Person, or, to the knowledge of the Company, any investigations by any Governmental Authority, to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b) To the knowledge of the Company, during the past three (3) years, (i) there have been no breaches of the security of any Company IT Systems or information technology systems controlled by any third Person, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event (including any ransomware attack) with respect to any Company IT Systems, in each case, that adversely affected the Company’s or the Material Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity practices with commercially reasonable industry standards.

(c) The Company and its Subsidiaries have established and maintain, and use commercially reasonable efforts to ensure that all third Persons operating information technology systems on behalf of the Company or its Subsidiaries or processing personal information in connection with a product or service of the Company or any of its Subsidiaries have established and maintain, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including when such personal information is provided or made available to third Persons, through written policies and procedures, and commercially reasonable organizational, administrative, technical and physical safeguards. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any third Person operating information technology systems on behalf of the Company or its Subsidiaries or processing personal information on behalf of the Company or any of its Subsidiaries, has (A) experienced any material incident in which such information was stolen or improperly accessed or used, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of its Subsidiaries.

(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used by the Company or its Subsidiaries.

Section 4.23 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries in quantities or concentrations that require remediation by the Company or its Subsidiaries under Environmental Laws (i) at, in, on or under any Realty or in connection with the Company’s and its Subsidiaries’ operations off-site of the Realty or (ii) to the knowledge of the Company, at, in, on or under any former Realty during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.24 Antitrust Matters. Except as set forth in Section 4.24 of the Company Disclosure Letter or which has not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) There are no pending or threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations, reviews or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings under Antitrust Law against (or in relation to) the Company or the Company’s Subsidiaries;

(b) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been, in the past four (4)  years, in compliance with all Antitrust Laws, including in relation to applicable merger control requirements.

Section 4.25 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.26 Anti-Corruption Compliance.

(a) For the past four (4) years, neither the Company nor any of its Subsidiaries, nor any director, officer, or, to the knowledge of the Company, employee or agent, in each case acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, or (iii) any director, officer, employee, or agent of a commercial enterprise, in each case, in material violation of applicable Anti-Bribery Laws.

(b) To the knowledge of the Company, there are no pending or threatened, material claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Bribery Laws.

Section 4.27 Anti-Money Laundering, Sanctions and National Security Compliance.

(a) The Company and its Subsidiaries are, and have been for the past four (4) years, in compliance with all Anti-Money Laundering Laws and Sanctions Laws in all material respects. To the knowledge of the Company, there are no pending or threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws or Sanctions Laws. The Company and its Subsidiaries have in place written policies and procedures designed to ensure compliance with applicable Anti-Money Laundering Laws and Sanctions Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is a Sanctioned Person, or (ii) has during the past four (4) years been a Sanctioned Person with whom the Company or any Subsidiary was prohibited from dealing pursuant to applicable Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company, employees, agents, representatives (in each case acting in their capacity as such) or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, has transacted material business in the past four (4) years directly or knowingly indirectly with any Sanctioned Person or Sanctioned Country

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29 Vendors.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors with aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020, based on the aggregate Dollar value for such period (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter or as would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Material Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.30 No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article VI and the Acquiror Disclosure Letter) to the Company or any of their respective representatives of any documentation or other information (including any financial projections or other supplemental details), the Company and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and that none of Acquiror nor any of its

Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the Acquisition Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of Acquiror shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Company Party in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.31 No Additional Representation or Warranties. Except as provided in this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to Acquiror or their Affiliates. Except for the representations and warranties expressly set forth in this Article IV, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the Company are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Subsidiaries or any other person, and are not and shall not be deemed to be relied upon by Acquiror in executing, delivering or performing this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO SWISS NEWCO, US HOLDCO AND DE MERGER SUB

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company, Swiss NewCo, US HoldCo and DE Merger Sub hereby represents and warrants to Acquiror as follows:

Section 5.1 Corporate Organization. Each of Swiss NewCo, US HoldCo and DE Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable) and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each of Swiss NewCo, US HoldCo and DE Merger Sub, as amended to the date of this Agreement and as previously made available to Company, are true, correct and complete. Swiss NewCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to its business and the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2 Due Authorization.

(a) Each of Swiss NewCo, US HoldCo and DE Merger Sub has the requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the approvals and consents to be obtained by US HoldCo and DE Merger Sub pursuant to Section 7.6, the execution and delivery of this Agreement and other documents to which either of Swiss NewCo, US HoldCo and DE Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate (or other similar) action on the part of each of Swiss NewCo, US HoldCo and DE Merger Sub and no other company or corporate proceeding on the part of each of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, is necessary to authorize this Agreement and the other documents to which any of Swiss NewCo, US HoldCo or DE Merger Sub is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to any of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, is a party contemplated hereby will constitute a legal, valid and binding obligation of Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, enforceable against Swiss NewCo, US HoldCo or DE Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Board of Directors of each of Swiss NewCo, US HoldCo and DE Merger Sub has duly adopted resolutions (i) determining that this Agreement and the other documents to which Swiss NewCo, US HoldCo or DE Merger Sub, as the case maybe, is a party contemplated hereby and the transactions contemplated hereby and hereby are advisable and fair to, and in the best interests of, the Swiss NewCo, US HoldCo or DE Merger Sub, as the case maybe, and its stockholders, as applicable and (ii) authorizing and approving the execution, delivery and performance by Swiss NewCo, US HoldCo and DE Merger Sub, as the case maybe, of this Agreement and the other documents to which it is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Swiss NewCo, US HoldCo or DE Merger Sub or any of their stockholders to enter into this Agreement or the other documents to which any of Swiss NewCo, US HoldCo or DE Merger Sub is a party contemplated hereby or to approve the transactions contemplated hereby and thereby.

Section 5.3 Capitalization.

(a) On the Merger Closing Date, immediately prior to the Merger Closing, the issued share capital of Swiss NewCo consists of CHF 100,000 divided into 10,000,000 registered shares with a nominal value of CHF 0.01, which shall be duly authorized and validly issued. Except as set forth in the first sentence of this Section 5.3(a), immediately prior to the issuance of Swiss NewCo Ordinary Shares in accordance with this Agreement, there shall be no other Swiss NewCo Ordinary Shares or other Equity Securities of Swiss NewCo authorized, reserved, issued or outstanding.

(b) (i) the sole of stockholder of DE Merger Sub is US HoldCo and (ii) the sole stockholder of US HoldCo is Swiss NewCo. As of the date hereof, Swiss NewCo has no Subsidiaries other than US HoldCo and does not own, directly or indirectly, any Equity Securities in any Person other than DE Merger Sub and US HoldCo and after giving effect to the Transactions, Swiss NewCo will have no Subsidiaries.

(c) Immediately prior to the issuance of Swiss NewCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Swiss NewCo Ordinary Shares or any other Contracts to which Swiss NewCo is a party or by which Swiss NewCo is bound obligating Swiss NewCo to issue or sell any shares of capital stock of, other Equity Securities in or debt securities of, Swiss NewCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Swiss NewCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of Swiss NewCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Swiss NewCo, US HoldCo or DE Merger Sub with respect to Swiss NewCo’s, US HoldCo’s and DE Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands and DGCL, (iv) the approvals and consents to be obtained by US HoldCo and DE Merger Sub pursuant to Section 7.6, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The execution and delivery by Swiss NewCo, US HoldCo and DE Merger Sub of this Agreement and other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of Swiss NewCo, US HoldCo or DE Merger Sub, (ii) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to Swiss NewCo, US HoldCo or DE Merger Sub, or any of their Subsidiaries, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Swiss NewCo, US HoldCo or DE Merger Sub, except, in the case of clauses (i) through (iii), to the extent that the occurrence of the foregoing would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5 Business Activities. Each of Swiss NewCo, US HoldCo and DE Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Ancillary Agreements and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 5.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Swiss NewCo, US HoldCo or DE Merger Sub or any of their Subsidiaries or Affiliates for which Swiss NewCo, US HoldCo or DE Merger Sub have any obligation.

Section 5.7 Tax Matters.

(a) For U.S. federal income Tax purposes, (i) Swiss NewCo is, and has been since the date of its formation, treated as an association taxable as a corporation and (ii) each of DE Merger Sub and US HoldCo is, and has been since the date of its formation, treated as an entity disregarded as separate from Swiss NewCo for U.S. federal income Tax purposes.

(b) None of Swiss NewCo, US HoldCo or DE Merger Sub has taken or agreed to take any action not contemplated by the Transactions, and to the knowledge of Swiss NewCo, US HoldCo and DE Merger Sub there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 5.8 Investment Company Act. Swiss NewCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.9 Investigation; No Other Representations.

(a) Each of Swiss NewCo, US HoldCo and DE Merger Sub, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Acquiror and (ii) it has been furnished with or given access to such documents and information about Acquiror and its businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Ancillary Agreements to which it is a party, each of Swiss NewCo, US HoldCo and DE Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party and no other representations or warranties of Acquiror or any other Person, either express or implied, and each of Swiss NewCo, US HoldCo and DE Merger Sub, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party, neither Acquiror nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.10 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Swiss NewCo, US HoldCo and DE Merger Sub, and their directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company Parties have made their own investigation of Acquiror and that none of Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Acquiror in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror, the prospects (financial or otherwise) or the viability of likelihood of success of the business of Acquiror as conducted after the Acquisition Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Except as otherwise expressly set forth in this Agreement, Swiss NewCo, US HoldCo and DE Merger Sub each understands and agrees that any assets, properties and business of the Acquiror furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.11 No Additional Representation or Warranties. Except as provided in this Article V, neither Swiss NewCo nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to Acquiror or their Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 6.15), or (b) in the disclosure letter delivered by Acquiror to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article  VI), Acquiror represents and warrants to the Company as follows:

Section 6.1 Company Organization. Acquiror has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of Acquiror, as amended to the date of this Agreement and as previously made available by or on behalf of Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to the business of the Acquiror.

Section 6.2 Due Authorization.

(a) Other than the Acquiror Shareholder Approval, Acquiror has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Acquiror Board and (B) determined by the Acquiror Board as advisable to and in the best interests of Acquiror and the Acquiror Shareholders, and recommended for approval by the Acquiror Shareholders. No other company or corporate proceeding on the part of Acquiror is necessary to authorize this Agreement and the other documents to which Acquiror is a party contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Merger Closing, the other documents to which Acquiror is a party contemplated hereby will be, duly and validly executed and delivered by Acquiror and this Agreement constitutes, and on or prior to the Merger Closing, the other documents to which Acquiror is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clause (i) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (i), (ii) and (iii) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Merger Closing.

(d) At a meeting duly called and held, the Acquiror Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3 No Conflict. Subject to the Acquiror Shareholder Approval and the receipt of the Governmental Authorizations set forth in Section 6.4, the execution and delivery of this Agreement by Acquiror and the other documents to which Acquiror is a party contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement or (ii) be, and would not be reasonably expected to be, material to Acquiror.

Section 6.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the Required Regulatory Approvals and (ii) the filing of the Merger Documents.

Section 6.5 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or its properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s business bound or subject to any Governmental Order the violation of which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. As of the date hereof, Acquiror is in compliance with all applicable Laws, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. For the past three (3) years, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

Section 6.6 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 11, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such amendment or superseding filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such amendment or superseding filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.7 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since September 11, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since September 11, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or prohibit or terminate the listing of Acquiror Class A Common Stock on NYSE. Acquiror has taken no action that would reasonably be likely to result in the termination of the registration of the Acquiror Class A Common Stock under the Exchange Act. Acquiror has not received any written or, to the knowledge of Acquiror, oral deficiency notice from the NYSE relating to the continued listing requirements of the Acquiror Class A Common Stock.

(d) Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) in all material respects fairly present the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in all material respects in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects. Since the consummation of the initial public offering of Acquiror’s securities, Acquiror has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Acquiror SEC Filing. Each such certification is correct and complete in all material respects.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (ii) any claim or allegation regarding any of the foregoing.

Section 6.8 Trust Account. As of the date of this Agreement, Acquiror has at least $828,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $28,980,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 11, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Acquiror or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no material claims or material proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the conditions set forth in Section 10.1 and Section 10.2 are satisfied, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Merger Closing Date.

Section 6.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10 Absence of Changes. Since September 11, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement and (b) Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

Section 6.12 Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,000 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, of which 82,800,000 shares are issued and outstanding (including those underlying the Acquiror Units), (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 20,700,000 shares are issued and outstanding, and (iii) 5,000,000 preferred shares, par value $0.0001 per share, of which no shares are issued and outstanding (the foregoing clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 27,600,000 Acquiror Public Warrants (including those underlying the Acquiror Units) and 12,373,333 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, any Additional Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Other than in connection with the PIPE Investment or the Transactions, and except as set forth in this Section 6.12 as contemplated by this Agreement or the other documents contemplated hereby, or with the written consent of the Company, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13 Brokers’ Fee; Historical Operations Expenses. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 6.13 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates. Acquiror has not incurred Historical Operations Expenses in excess of $2,000,000.

Section 6.14 Indebtedness. Acquiror does not have any Indebtedness other than Working Capital Loans. As of the date hereof, the balance of the Working Capital Loans is $1,000,000.

Section 6.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) Acquiror is not a party to any Tax indemnification or Tax sharing or similar agreement (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(g) Acquiror is not liable for Taxes of any other Person (other than Acquiror) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) No written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to a material tax in that jurisdiction.

(i) Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Acquiror has not taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of Acquiror there are no facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 6.16 Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror or as currently conducted or as contemplated to be conducted as of the Merger Closing.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination).

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not a party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 6.17 Stock Market Quotation. As of the date hereof, the shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “CRHC.” As of the date hereof, the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “CRHC WS.” Acquiror is in compliance with the rules of NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the shares of Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of shares of Acquiror Class A Common Stock or Acquiror Warrants on NYSE. Neither Acquiror nor its Affiliates has taken any action in an attempt to terminate the registration of the shares of Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.18 Investigation; No Other Representations.

(a) Acquiror, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about Company, its Subsidiaries and their respective businesses and operations as they and their respective representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Ancillary Agreements to which it is a party, Acquiror has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party and no other representations or warranties of the Company, its Subsidiaries or any other Person, either express or implied, and Acquiror, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Ancillary Agreements to which it is a party, neither Acquiror nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 6.19 No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article IV and Article V or the Company Disclosure Letter) to Acquiror or any of its respective representatives of any documentation or other information (including any financial projections or other supplemental details), Acquiror and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Acquisition Closing, as contained in any materials provided by Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of the Company shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.20 No Additional Representation or Warranties. Except as provided in this Article VI, neither Acquiror nor its Affiliates, nor any of its directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to the Company or its Affiliates. Except for the representations and warranties expressly set forth in this Article VI, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the Acquiror are not and shall not be deemed to be or to include representations or warranties of Acquiror or any other person, and are not and shall not be deemed to be relied upon by any Company Party in executing, delivering or performing this Agreement or the Transactions.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.1 of the Company Disclosure Letter, use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course of business consistent with past practice and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.1 of the Company Disclosure Letter, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) change or amend the Governing Documents of the Company, Swiss NewCo, US HoldCo and DE Merger Sub, or any of the Company’s Material Subsidiaries, in each case, in a manner adverse in any material respect to Acquiror;

(b) make or declare any dividend or distribution to the equityholders of Company or make any other distributions in respect of any shares of the Company Capital Stock or the Equity Securities of the Company, Swiss NewCo, US HoldCo and DE Merger Sub or any of Material Subsidiary (other than (x) any dividends or distributions between or among the Company and any of its Subsidiaries or (y) a special dividend by the Company in an amount not to exceed €170,000,000 (it being understood that the Company intends to make such dividend on or prior March 31, 2022));

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary’s capital stock or Equity Securities, except for any such transaction contemplated by the Reorganization Plan or, with respect to any split, combination, reclassification or recapitalization of any shares or series of Material Subsidiary’s capital stock or Equity Securities, in a manner not adverse in any material respect to the Company or any Material Subsidiary;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of Company, Swiss NewCo, US HoldCo and DE Merger Sub or any Material Subsidiary, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries, or (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger that (i) would not reasonably be expected to delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Acquisition Closing, (ii) would not reasonably be expected to delay the satisfaction of the conditions set forth in Sections 10.1(d) and (e) or (iii) would not otherwise reasonably be expected to delay the Closings (such acquisition or merger, together with the transactions set forth in Sections 7.1(c) and (d), each, a “Permitted Transaction”));

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its Subsidiaries or among its Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice or (iv) transactions involving assets or properties that are sold, assigned, transferred, conveyed, leased or otherwise disposed of at or above fair market value (as reasonably determined by Swiss NewCo) and that in the aggregate generate less than 5% of the consolidated EBITDA of the Company and its Subsidiaries for the most recent four completed consecutive fiscal quarters ending prior to the consummation of such transaction;

(g) take any action (alone or together with any other action or event) that results in a mandatory prepayment pursuant to Section 9.2(b)(ii) of the Senior Facilities Agreement;

(h) (i) issue or sell any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, in each case, except (x) in the ordinary course of business consistent with past practice, (y) for the issuance, sale, or incurrence of debt securities or Indebtedness used to refinance existing Indebtedness or to finance a Permitted Transaction, or (z) so long as the Net Leverage of the Company and its Subsidiaries on a consolidated basis under IFRS does not exceed 3.5 after giving effect to such transaction;

(i) except in the ordinary course of business consistent with past practice or to the extent not reasonably expected to have a Company Material Adverse Effect, (i) make or change any election in respect of material Taxes, (ii) adopt or request permission of any taxing authority to change any accounting method in respect of Taxes, (iii) enter into any closing agreement in respect of Taxes executed on or prior to the Acquisition Closing Date, (iv) enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (v) materially amend, modify or otherwise change any filed Tax Return;

(j) take any action, or knowingly fail to take any action not contemplated by the Transactions, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(k) (i) issue, sell, or otherwise dispose of any existing or additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (1) in respect of the PIPE Investment, including for the avoidance of doubt, the issuance of Swiss NewCo Class B Shares, warrants or other securities pursuant to a Subscription Agreement or an Additional Subscription Agreement, or (2) as consideration in a Permitted Transaction, or (ii) grant any equity or equity-based compensation;

(l) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Material Subsidiaries (other than the Acquisition Transactions);

(m) terminate without replacement or fail to use commercially reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(n) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Affiliate Agreements, other (i) than as required by Law or (ii) any Affiliate Agreements providing for payments, aggregated with any other Affiliate Agreement under this clause (ii), not exceeding $20,000,000;

(o) take any action that, to the knowledge (or reckless indifference) of any of the Key Knowledge Persons at the time of taking of such action, (i) would reasonably be expected to materially delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Closings or (ii) would reasonably be expected to delay the Closings by more than ten (10) Business Days, including by virtue of reasonably being expected to require any waiting period under applicable Law or approval of any Governmental Authority which (x) would be required by Law to occur and expire before the Closings are permitted to occur and (y) the Company would not reasonably expect to receive or have expired prior to the four (4) month anniversary as of the date hereof (an action taken in violation of this Section 7.1(o), a “Delaying Breach”); provided that, upon the actual knowledge of the Key Knowledge Persons of a Delaying Breach, the Company shall promptly (and in any event no later than within three (3) Business Days) inform Acquiror in writing (the “Acquiror Notice”), and the Company shall have twelve (12) Business Days from the delivery of the

Acquiror Notice to cure such Delaying Breach, it being understood that any such action cured during such cure period shall no longer be deemed a Delaying Breach other than in the case of a willful and material breach (as defined in Section 11.2); provided, further, that any action taken by the Company or its Subsidiaries pursuant to Section 7.1(e) of the Company Disclosure Letter shall be subject to compliance with this Section 7.1(o); or

(p) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2 Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (for purposes of consummating the Transactions), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. All information obtained by Acquiror or its representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the date of this Agreement, audited consolidated statements of financial position and statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed Audited Financial Statements for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to the such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall be prepared to deliver the PCAOB Financial Statements to Acquiror within twenty (20) Business Days after the date hereof, subject to Acquiror’s, Swiss NewCo’s and the Company’s preparation of the Proxy Statement/Registration Statement as described in Section 9.2.

(c) The Company shall use its commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the date of this Agreement, the audited consolidated statements of financial position and statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2021 (the “2021 Year End Financials”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such 2021 Year End Financials, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2021 Year End Financials with the same force and effect as if made as of the date of this Agreement.

(d) If the Merger Effective Time has not occurred prior to the date the PCAOB Financial Statements become stale for purposes of Regulation S-X of the Securities Act (the “Staleness Date”), the Company shall use its commercially reasonable efforts to deliver to Acquiror and Swiss NewCo, as soon as reasonably practicable following the Staleness Date, the unaudited interim consolidated statement of financial position as of March 31, 2022, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the three-month period ended March 31, 2022 of the Company and its Subsidiaries (the “Q1 2022 Financial Statements”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q1 2022 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2022 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(e) The Company shall use its commercially reasonable efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 7.3 in Swiss NewCo’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 7.4 Affiliate Agreements. At or prior to the Acquisition Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 7.5 Acquisition Proposals. From the date hereof until the Acquisition Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its Subsidiaries, officers and directors to, and the Company shall instruct representatives acting on its behalf or on behalf of its Subsidiaries to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than the Parties and their respective representatives).

Section 7.6 Subsidiary Member Approval. As promptly as reasonably practicable (and in any event within twenty-four (24) hours) following the date of this Agreement, Swiss NewCo, as the sole member of US HoldCo, will approve and adopt this Agreement, the Ancillary Agreements to which US HoldCo is or will be a party and the transactions contemplated hereby and thereby (including the Acquisition Transactions); and US HoldCo, as the sole member of DE Merger Sub, will approve and adopt this Agreement, the Ancillary Agreements to which DE Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Acquisition Transactions).

Section 7.7 Stock Exchange Listing of Swiss NewCo Ordinary Shares. The Company shall cause Swiss NewCo to, and Swiss NewCo shall, use its commercially reasonable efforts to cause Swiss NewCo Class B Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Acquiror, the Company, US HoldCo and DE Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Merger Closing Date and to cause Swiss NewCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange, subject to any available exemptions or phase-in periods.

Section 7.8 Acquiror D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of past or present directors, officers, members, managers and employees of Acquiror, as provided in an Acquiror’s Governing Documents or otherwise in effect as of the date of the Merger Closing, in either case, solely with respect to any matters occurring on or prior to the Merger Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Merger Closing for a period of six years and (ii) Swiss NewCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, Swiss NewCo shall advance expenses in connection with such indemnification as provided in Acquiror’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Acquiror’s Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Merger Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Merger Closing or at any time prior to the Merger Closing, were or are directors, officers, members, managers or employees of Acquiror (the “Acquiror D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Merger Closing and relating to the fact that such Acquiror D&O Person was a director, officer, member, manager or employee of Acquiror at or prior to the Merger Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Swiss NewCo shall not have any obligation under this Section 7.8 to any Acquiror D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Acquiror D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Swiss NewCo shall purchase, at or prior to the Merger Closing, and maintain in effect for a period of six (6) years after the Merger Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Acquiror as of the date hereof with respect to matters occurring on or prior to the Merger Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Acquiror’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Merger Closing; provided that Swiss NewCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by Acquiror prior to the date of this Agreement and, in such event, Swiss NewCo shall purchase the maximum coverage available for 350% of the most recent annual premium paid by Acquiror prior to the date of this Agreement.

(d) If Swiss NewCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Swiss NewCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.8.

(e) The Acquiror D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.8 are intended to be third-party beneficiaries of this Section 7.8. This Section 7.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Swiss NewCo, the Company and the Company’s Subsidiaries.

Section 7.9 Notice of Permitted Transactions. During the Interim Period, the Company shall provide eight (8) days’ advance written notice to Acquiror prior to entering into any definitive acquisition agreement, purchase agreement or other similar agreement providing for a Permitted Transaction.

Section 7.10 Primrose Restructuring. The Company shall use reasonable best efforts to take all such actions as are reasonably necessary to negotiate, execute and deliver the Primrose Agreement, on the terms and conditions set forth in the Binding Letter Agreement, with the other parties thereto; provided the Company shall not amend the Binding Letter Agreement without Acquiror’s written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.1 Trust Account Proceeds and Related Available Equity.

(a) Acquiror shall take all necessary and appropriate actions to release and make available all of the remaining funds from the Trust Account, after payments for any deferred underwriting commissions and the Acquiror Share Redemptions, including (1) providing notice to the Trustee of the anticipated date of Closing for the purpose of unwinding any non-cash assets in the Trust Account, sufficiently in advance of the Closing and in accordance with the terms of the Trust Agreement, (2) upon satisfaction or waiver of the conditions set forth in Article X, (i) in accordance with and pursuant to the Trust Agreement, at the Merger Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (I) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions (II) pay any deferred underwriting commissions, and (III) pay all remaining amounts then available in the Trust Account to Swiss NewCo for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.2 De-Listing. Prior to the Merger Closing, Acquiror shall cooperate with Swiss NewCo and, with respect to Acquiror, shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to de-list all securities of Acquiror from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 8.3 No Solicitation by Acquiror. From the date hereof until the Merger Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.4 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent, except with respect to clause (xii), shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not:

(i) change, modify or amend (or seek any approval from the Acquiror Shareholders to) the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement;

(iii) except as contemplated by the Transaction Proposals (including any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion), (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(v) except in the ordinary course of business and consistent with past practice (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes, (E) enter into any material Tax sharing or similar agreement (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (F) settle any claim or assessment in respect of material Taxes, (G) surrender or allow to expire any right to claim a refund of material Taxes or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(vi) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Intended Tax Treatment;

(vii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or otherwise incur or assume any Indebtedness, or guarantee any Indebtedness of another Person, other than (x) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements, (y) any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion or (z) in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business, subject to Section 8.4(a)(xii) below);

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (x) in respect of the PIPE Investment, including for the avoidance of doubt, Acquiror Class A Common Stock, warrants or other securities pursuant to an Additional Subscription Agreement, and (y) to effect a transfer or agreement to transfer (which may be effectuated as a forfeiture to Acquiror and reissuance by Acquiror) of Acquiror Class A Common Stock or Acquiror Class B Common Stock by Sponsor to an investor pursuant to a Subscription Agreement or an Additional Subscription Agreement, in the case of an Additional Subscription Agreement, entered into with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, except as provided for in clause (x) and (y) above, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein except for any adjustment made with respect to the Swiss NewCo Warrants in the Warrant Conversion;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi) change Acquiror’s methods of accounting in any material respect, other than changes that are required by any securities Law or any order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;

(xii) (A) incur any Acquiror Transaction Expenses resulting in aggregate Acquiror Transaction Expenses exceeding the Acquiror Transaction Expenses Cap after such incurrence, or (B) use any proceeds from any Working Capital Loan issued following the date hereof for any expenses other than Specified Acquiror Transaction Expenses and Customary Operations Expenses;

(xiii) incur Working Capital Loans other than the incurrence of Working Capital Loans such that the aggregate outstanding Working Capital Loans (including those incurred prior to the date of this Agreement) do not exceed $3,500,000 in the aggregate after such incurrence; or

(xiv) enter into any agreement to do any action prohibited under this Section 8.4.

(b) During the Interim Period, Acquiror shall use commercially reasonably efforts to materially comply with, and continue materially performing under, as applicable, the Trust Agreement and all other agreements or Contracts to which Acquiror may be a party.

Section 8.5 Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC (including any amendment or restatement of any report previously filed or furnished to the extent necessary to respond to comments or other guidance, whether formal or informal from the SEC) and otherwise comply in all material respects with its reporting obligations under applicable Laws. Any report filed by Acquiror with the SEC after the date hereof shall be considered an Acquiror SEC Filing for the purposes of this Agreement.

Section 8.6 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of the Acquiror Shareholders prior to the Merger Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed $250,000 in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

JOINT COVENANTS

Section 9.1 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Acquiror, Swiss NewCo, US HoldCo, DE Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Governmental Authorizations (including Gaming Approvals) required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using commercially reasonable efforts to obtain all material Governmental Authorizations (including Gaming Approvals) that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall Swiss NewCo, Acquiror, US HoldCo, DE Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.1 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. Without limiting in any respect the Parties’ obligations under this Section 9.1, the Company shall have the right to direct, devise and implement the strategy with respect to obtaining Governmental Authorizations (including Gaming Approvals) in accordance with this Section 9.1; provided Acquiror is provided prompt notice by the Company of material communications and developments with respect to such process; provided, further, that the Company shall not be permitted to consent to any action, omission, undertaking, commitment or agreement with any Governmental Authority to the extent that such action, omission, undertaking, commitment or agreement requires any action, omission, commitment, undertaking or agreement by Acquiror or its Affiliates without the prior written consent of Acquiror.

(b) From and after the date of this Agreement until the earlier of the Acquisition Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement, including in respect of any Tax rulings related thereto. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement, including in respect of any Tax rulings related thereto, unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Each of the Parties shall use commercially reasonable efforts to provide (or use commercially reasonable efforts to cause its Affiliates provide) to the other Parties reasonable information or documents in such Party’s possession and within its control as are necessary or required for the preparation of any filings, notifications or submissions in connection with all Governmental Authorizations (including Gaming Approvals) required to be obtained in connection with the Transactions. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and the receipt by Swiss NewCo and Acquiror of the PCAOB Financial Statements and the Q3 2021 Financial Statements, Swiss

NewCo and Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Swiss NewCo a registration statement on Form F-1 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Swiss NewCo Class B Shares to be issued under this Agreement as the Merger Consideration and the Swiss NewCo Warrants (and the Swiss NewCo Class B Shares issuable upon exercise thereof). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Transactions. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Swiss NewCo and the Company shall pay all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Swiss NewCo Class B Shares to be issued as Merger Consideration and the Swiss NewCo Warrants (and the Swiss NewCo Class B Shares issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b) Each of Acquiror, Swiss NewCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror, Swiss NewCo or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company and Swiss NewCo, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror, Swiss NewCo and the Company shall use commercially reasonable efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror’s Governing Documents. Each of the Company, Swiss NewCo and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Swiss NewCo receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror and Swiss NewCo agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Acquiror’s Governing Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) adjournment of the special meeting (the “Acquiror Shareholders’ Meeting”), if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iii) approval of any other proposals required by applicable securities Laws or the NYSE or Nasdaq listing rules or reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal and the Adjournment Proposal, the “Transaction Proposals”). Without the prior written consent of the Company, the Transaction Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be voted on by the Acquiror Shareholders at the Acquiror Shareholders’ Meeting.

(d) Acquiror shall use commercially reasonable efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting, (ii) cause the Proxy Statement to be disseminated to Acquiror

Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Transaction Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Transaction Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). Acquiror may postpone the Acquiror Shareholders’ Meeting, or adjourn the Acquiror Shareholders’ Meeting opened in accordance with the Acquiror’s Governing Documents, on one or more occasions for up to twenty (20) Business Days in the aggregate after the date for which the Acquiror Shareholders’ Meeting was originally scheduled upon the good faith determination by the Acquiror Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the Acquiror Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Acquiror Shareholders’ Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Acquiror Shareholders with adequate time for review prior to the Acquiror Shareholders’ Meeting, or (iv) otherwise take actions consistent with Acquiror’s obligations under Section 9.3.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Acquisition Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions to the obligations of the other parties set forth in Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 9.4 Cooperation; Consultation.

(a) Prior to Acquisition Closing, each of the Company, Swiss NewCo and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment or any other financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, Swiss NewCo or Acquiror shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance as the other party may reasonably request (including the Company and Acquiror providing such financial statements and other financial data relating to the Company or Acquiror and their Subsidiaries, as applicable, and as would be required (x) if Swiss NewCo were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby, (y) for a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Acquisition Closing), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations) and (iv) taking, or to causing to be taken, all actions required, necessary or advisable to consummate such financing transactions, including using commercially reasonable efforts to enforce its rights under any Subscription Agreement or Additional Subscription Agreement. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the date of the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Acquisition Closing Date, Acquiror and the Company shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep each other and each other’s financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, each other and each other’s financial advisors with respect to such matters.

Section 9.5 Additional Equity Financing. For the avoidance of doubt, during the Interim Period and subject to Sections 7.1(k) and 8.4(a)(viii), Acquiror and the Company and/or Swiss NewCo may execute Additional Subscription Agreements with investors with the prior written consent of the other Parties hereto.

Section 9.6 Section 16 Matters. Prior to the Merger Effective Time, upon request of Acquiror, each of the Company and Swiss NewCo shall use commercially reasonable efforts to take all such steps (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of the Swiss NewCo Ordinary Shares or of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.7 [Reserved].

Section 9.8 Employee Matters. Prior to the Acquisition Effective Time, Swiss NewCo shall approve and adopt an incentive award plan on substantially the terms set out in Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Swiss NewCo Equity Incentive Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Swiss NewCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Swiss NewCo shall use its commercially reasonable efforts to file an effective registration statement on Form F-8 (or other applicable form, including Form F-3) with respect to the Swiss NewCo Ordinary Shares issuable under the Swiss NewCo Equity Incentive Plan, and Swiss NewCo shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Swiss NewCo Equity Incentive Plan remain outstanding.

Section 9.9 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Acquisition Closing, and conditioned upon the occurrence of the Acquisition Closing, subject to any limitation imposed under applicable Laws and NYSE or Nasdaq, as applicable, listing requirements, Acquiror and Swiss NewCo shall take all actions necessary or appropriate to cause the individuals set forth on Section 9.9 of the Company Disclosure Letter, including the individual designated as the Acquiror director nominee (the “Acquiror Nominee”), to be elected as members of the Board of Directors of Swiss NewCo (the “Swiss NewCo Board of Directors) and/or officers of Swiss NewCo, as indicated thereon, in each case effective as of the Acquisition Closing. If any of the individuals set forth on Section 9.9 of the Company Disclosure Letter is prohibited by applicable Law from acting as a director or officer of Swiss NewCo or does not meet any regulatory fit and proper requirements or the Company (acting reasonably) determines that any such individual is in breach of any applicable Laws (including Anti-Bribery Laws and Sanctions Laws but excluding any other minor offenses that do not have an effect on the reputation or fit and proper status of such individual), a replacement individual shall be selected by the Company, or in the case of the Acquiror Nominee by the Acquiror, to act as a member of the Swiss NewCo Board of Directors and/or officer of Swiss NewCo, as applicable. On the Acquisition Closing Date, Swiss NewCo shall enter into customary indemnification agreements reasonably satisfactory to the Acquiror with the Acquiror Nominee, which indemnification agreements shall continue to be effective following the Acquisition Closing.

Section 9.10 Tax Matters.

(a) The Parties intend that the Merger will qualify for the SPAC Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

(b) The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the SPAC Intended Tax Treatment and take all the actions described on Section 9.10 of the Company Disclosure Letter (collectively, the “Intended Tax Treatment”). The Parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(c) The Parties shall reasonably cooperate with each other and their respective tax counsel to effectuate their intent that the Merger and the contribution of the Company Common Stock against shares and cash (i) qualify as a reorganization under Article 6 Section 1 Sub-Section abis of the Federal Law on Stamp Duty (Bundesgesetz über die Stempelabgabe, StG) and shall not be subject to the Swiss stamp and transfer duties, and (ii) shall not trigger Swiss withholding tax under the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG).

(d) The Parties shall reasonably cooperate with each other and their respective tax counsel to effectuate their intent that, to the greatest extent possible, the full value of the Company in the amount of the $6,612,672,756 or, at the minimum, its tax book value, the full value of the PIPE Investment and the full value of cash or cash equivalents available in the Trust Account of the Acquiror following the Acquiror Share Redemption (less contribution costs) are recognized by the competent Governmental Authority as capital contribution reserves.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which (other than the condition in Section 10.1(g)) may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) Solely to the extent required and to the extent the Closings shall not have occurred by September 11, 2022, the approval set forth on Section 10.1(b) of the Acquiror Disclosure Letter shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The Gaming Approvals and other regulatory approvals set forth on Section 10.1(d) of the Company Disclosure Letter (the “Required Regulatory Approvals”) shall have been obtained;

(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of either or both of the Acquisition Transactions or any Law that makes the consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) The Swiss NewCo Class B Shares to be issued in connection with the Acquisition Transactions shall have been approved for listing on the Stock Exchange; and

(g) Pursuant to section 655A of the Corporations Act 2001 (Commonwealth of Australia) (the “Australian Corporations Act”), the Australian Securities and Investments Commission shall have exempted the Exchange Agent and Swiss NewCo from compliance with section 606 of the Australian Corporations Act arising from their respective acquisitions of relevant interests in units in Reef Casino Trust (ARSN 093 156 293), an Australian managed investment scheme, as a result of the Transactions on such conditions as are acceptable to Swiss NewCo; provided that this Section 10.1(g) shall be a condition to the Acquisition Transactions only to the extent it would be a breach of the Australian Corporations Act to otherwise enter into this Agreement or consummate the Transactions.

Section 10.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Acquisition Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the as of the date hereof and Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company Parties contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company Parties set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects;

(c) The Swiss NewCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of Swiss NewCo and Swiss NewCo’s Governing Documents; and

(d) There shall not have occurred and be continuing a Company Material Adverse Effect after the date of this Agreement.

Section 10.3 Conditions to the Obligations of the Company Parties. The obligation of the Company Parties to consummate, or cause to be consummated, the Acquisition Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the Acquiror Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) the representations and warranties of Acquiror in Article VI (other than the Acquiror Fundamental Representations and the representations and warranties set forth in Section 6.12(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions contemplated by this Agreement in accordance with the terms of this Agreement and changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects; and

(c) (i) The amount of cash or cash equivalents available in the Trust Account following the Acquiror Shareholders’ Meeting (after deducting the amount required to satisfy the Acquiror Share Redemption Amount but prior to payment of any Company Transaction Expenses or Acquiror Transaction Expenses) plus (ii) the PIPE Investment Amount actually received by Swiss NewCo (or other financing in connection with the Acquisition Transactions) prior to or substantially concurrently with the Acquisition Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $850 million.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if the Acquisition Closing Date has not occurred by September 20, 2022 (the “Original End Date”); provided that if on the Original End Date the conditions to the Acquisition Closing set forth in Section 10.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any party hereto, to November 20, 2022 (the “Extended End Date”) (the Original End Date or the Original End Date to the extent extended by the Extended End Date, the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) if such party’s breach of this Agreement has prevented the consummation of the Acquisition Closing Date at or prior to such time;

(c) by the Company or Acquiror if any Governmental Authority, including any Gaming Regulatory Authority, shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of either or both of the Acquisition Transactions illegal or otherwise preventing or prohibiting consummation of either or both of the Acquisition Transactions or if there shall be adopted any Law that permanently makes consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited;

(d) by the Company if there has been a Modification in Recommendation;

(e) by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) through Section 10.2(d) would not be satisfied at the Acquisition Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by the Company of notice from Acquiror of such breach or (B) the Agreement End Date (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that Acquiror is not then in material breach of this Agreement; or

(g) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3(a) through Section 10.3(c) would not be satisfied at the Merger Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by Acquiror of notice from the Company of such breach or (B) the Agreement End Date (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period provided, however, that the Company is not then in material breach of this Agreement.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company or Acquiror, as the case may be, for actual fraud or any willful and material breach (meaning an action or omission that at the time taken or made is both deliberate and known to be a material breach) of this Agreement occurring prior to such termination except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Trust Account Waiver. The Company understands and acknowledges that Acquiror is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company further acknowledges that, as described in the final prospectus relating to Acquiror’s initial public offering filed with the SEC on September 10, 2020 (the “Prospectus”), substantially all of Acquiror’s assets consist of the cash proceeds of such initial public offering and private placement of securities, and substantially all of those proceeds have been deposited into a trust account (the “Trust Account”) for the benefit of Acquiror and Acquiror’s public shareholders. As further described in the Prospectus, the funds held from time to time in the Trust Account may only be released upon certain conditions. The Company acknowledges and agrees that, prior to the Acquisition Closing and subject in all respects to the Trust Agreement, it has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future prior to Acquisition Closing. In the event the Company has any Claim against Acquiror under this Agreement or otherwise, the Company shall pursue such Claim solely against Acquiror and Acquiror’s assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

Section 12.2 Waiver. Any Party to this Agreement may, at any time prior to the Merger Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror prior to the Merger Closing, or to DE Surviving Company after the Merger Effective Time, to:

Cohn Robbins Holdings Corp.
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Todd R. Marcy
Email:	charles@cohnrobbins.com
todd@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b) If to the Company, to:

SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.8, the last two sentences of this Section 12.5, Section 12.16 and Section 12.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Acquisition Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Acquisition Closing shall occur, Swiss NewCo shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.5(c) and Section 2.6. For the avoidance of doubt, any payments to be made (or to cause to be made) by Swiss NewCo pursuant to this Section 12.6 shall be paid upon consummation of the Acquisition Transactions and release of proceeds from the Trust Account.

Section 12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that Swiss Law shall apply to the Company Share Capital Increase).

Section 12.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each Party hereto shall have received one or more counterparts hereof signed by each of the other Parties hereto and unless and until such receipt, this Agreement shall have no effect and no Party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10 Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Agreement, (c) the Sponsor Support Agreement, (d) the Company Support Agreement, (e) the Binding Letter Agreement and (f) Confidentiality Undertaking Letter Agreement, dated as of July 9, 2021, by and between Acquiror and the Company (the “Confidentiality Agreement”), and (g) when entered into at the Acquisition Closing, (i) the Registration Rights Agreement, (ii) the Warrant Assumption Agreement and (iii) the Relationship Agreement (the foregoing clauses (b) through (g), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under any regulatory approvals needed in connection with this Agreement, and to make any relating filing shall be deemed not to violate this Section 12.12.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED ON, ARISE UNDER OR RELATE TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as expressly otherwise contemplated by Section 11.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and shall terminate and expire upon the occurrence of the Acquisition Effective Time (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article XII.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Parties) (collectively, the “CRHC Group”), on the one hand, and (ii) the Company Parties or the shareholders or holders of other equity interests of the Company, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Parties) (collectively, the “Allwyn Group”), on the other hand, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and PHH Prochaska Havranek Rechtsanwälte GmbH & Co KG; Maples and Calder (Cayman) LLP; Antis Triantafyllides & Sons LLC; BADOKH - Kuhn Dostál advokátní kancelář s.r.o; Koutalidis Law Firm; Gattai, Minoli, Partners Studio Legale; and Bär & Karrer AG (collectively, the “Local Counsels”) may represent the Sponsor or any other member of the CRHC Group in such dispute even though the interests of such Persons may be directly adverse to Swiss NewCo or the DE Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Parties or the Sponsor. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor or any other member of the CRHC Group, on the one hand, and Skadden and/or Local Counsels, on the other hand, shall be deemed subject to attorney client privilege (the “Skadden Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the CRHC Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by the Company Parties. Any privileged communications or information shared by the Company Parties prior to the Acquisition Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company Parties. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the CRHC Group may restrict access to the Skadden Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Transactions.

(b) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (i) the members of the Allwyn Group, on the one hand, and (ii) Company Parties or any member of the CRHC Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”) and Clifford Chance LLP (“Clifford”) that represented the Company Parties prior to the Acquisition Closing may represent any member of the Allwyn Group in such dispute even though the interests of such Persons may be directly adverse to the Company Parties, and even though such counsel may have represented the Company Parties in a matter substantially related to such dispute, or may be handling ongoing matters for the Company

Parties, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Company Parties or any member of the Allwyn Group, on the one hand, and Kirkland or Clifford, on the other hand, shall be deemed subject to attorney client privilege (the “Kirkland Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the Allwyn Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by the DE Surviving Company. Any privileged communications or information shared by Acquiror or the Sponsor prior to the Acquisition Closing with the Company Parties or Allwyn Group under a common interest agreement shall remain the privileged communications or information of the CRHC Group. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the Allwyn Group may restrict access to the Kirkland Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the Transactions.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Co-Chairman

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name: Robert Chvatal
Title: Member of the Board

By:	/s/ Jan Matuska
Name: Jan Matuska
Title: Authorized Signatory

ALLWYN US HOLDCO LLC

By:	/s/ Pavel Saroch
Name: Pavel Saroch
Title: President

ALLWYN SUB LLC

By:	/s/ Pavel Saroch
Name: Pavel Saroch
Title: President

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name: Robert Chvatal
Title: Authorized Signatory

By:	/s/ Jan Matuska
Name: Jan Matuska
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

Annex B

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 20, 2022, is made by and among Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”), and Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) (together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Acquiror, the Company, Swiss NewCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Acquiror, the Company, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company, have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain anti-dilution adjustments to the conversion ratio set forth in Acquiror’s Governing Documents, (c) waive certain redemption rights and (d) be bound by certain transfer restrictions with respect to its Acquiror Class B Common Stock prior to the occurrence of the closing of the Transactions pursuant to the Business Combination Agreement (the “Closing”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Acquiror, irrevocably and unconditionally agrees that at the meeting of Acquiror’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Acquiror’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b) vote, or cause to be voted, at such meeting (or execute and deliver a written consent, if applicable, causing to be voted) all of such Sponsor and Insider Party’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Acquiror for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals; and

(c) vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s Covered Shares against any other Business Combination Proposal and any other action that (i) would reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Transactions or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement, or an obligation or agreement of Acquiror under the Business Combination Agreement.

(d) The obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the Board of Directors of Acquiror (the “Acquiror Board”) or the Acquiror Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock held by such Sponsor and Insider Party as of the date hereof, together with any shares of Acquiror Class B Common Stock and Acquiror Class A Common Stock acquired by such Sponsor and Insider Party after the date hereof.

Section 2. Waiver of Anti-Dilution Protection. With respect to its Covered Shares, each Sponsor and Insider Party hereby, automatically and without any further action by each Sponsor and Insider Party, waives and agrees (subject to the proviso in this sentence and the remainder of this Section 2) to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Acquiror, any rights to adjustment of the conversion ratio with respect to the shares of Acquiror Class B Common Stock owned by such Sponsor and Insider Party set forth in the Governing Documents of Acquiror (including, but not limited to, the rights set forth in Article 17 of the Governing Documents of Acquiror); provided that with respect to the Sponsor, such waiver shall only apply to the extent that, upon the conversion of all shares of Acquiror Class B Common Stock issued and outstanding as of immediately prior to the Closing, on an as-converted basis, such rights to adjustment of the conversion ratio and any other anti-dilution protections would result in the Sponsor holding more than 17,253,600 shares of Acquiror Class A Common Stock in the aggregate. Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Acquiror and the Company (which consent may be given or withheld by Acquiror and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise (including by any other Transfer (as defined in the Insiders Letter)) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Acquiror as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Covered Shares other than those created by this Agreement. Notwithstanding the foregoing, this Section 3(a) (1) shall also not prohibit a Transfer of its Covered Shares by it to any of its Affiliates, (2) in the case of an individual, by gift to a member of one of such individual’s immediate family, to a trust, the beneficiary of which is a member of such individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b) Any Transfer in violation of this Section 3 shall be null and void ab initio.

Section 4. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 6, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect an Acquiror Share Redemption. Each Sponsor and Insider Party hereby further waives, with respect to any shares of Acquiror Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with a shareholder vote to approve an amendment to Acquiror’s amended and restated certificate of incorporation (i) to modify the substance or timing of Acquiror’s obligation to allow redemption in connection with Acquiror’s initial business combination or (ii) to redeem 100% of Acquiror Common Stock if Acquiror does not complete a business combination within 24 months from the closing of Acquiror’s initial public offering.

(b) Each Sponsor and Insider Party hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and the Sponsor Agreement, and has had the opportunity to consult with its tax and legal advisors. Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 8.3 (No Solicitation by Acquiror) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror and (ii) Section 12.12 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c) Each of the Insiders, Acquiror and the Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Insiders Letter.

Section 5. Closing Date Deliverables. At or prior to the Closing, the Sponsor shall deliver to Swiss NewCo and the Company a duly executed copy of the Registration Rights Agreement by the Sponsor and Insider Parties.

Section 6.Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Acquiror shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 12.12 of the Business Combination Agreement that survive following the Closing) and the other Sections of this Agreement, to the extent relating to the aforementioned provisions and including, for the avoidance of doubt, Sections 10 through 14, shall survive the termination of this Agreement pursuant to this Section 6.

Section 7. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future shareholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of shares of Acquiror Class B Common Stock, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or as an officer, employee or fiduciary of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Acquiror.

Section 9. Representations and Warranties.

(a) Each of the Parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by such Party (if applicable) and constitutes, a legal, valid and binding obligation of such Party enforceable in accordance with its terms, assuming due execution and delivery by the other Parties hereto, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. If such Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers.

(b) Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Acquiror, the Company and Swiss NewCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under

Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit Swiss NewCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Merger Certificate in accordance with Section 2.2(b) (Effective Times; Closings) of the Business Combination Agreement, (4) the Acquiror Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the shares of Acquiror Class B Common Stock and the Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Private Placement Warrants (other than transfer restrictions under the Securities Act, Acquiror’s Governing Documents, this Agreement, the Business Combination Agreement, the Insiders Letter or any other applicable securities Laws)). The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Acquiror owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Insiders Letter. Other than the Private Placement Warrants, such Person does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which contemplate being exchanged into, equity securities of Acquiror.

(iii) There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Insiders Letter.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Acquiror Disclosure Letter, based upon arrangements made by such Person, for which Acquiror or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of Acquiror, the Company and Swiss NewCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

(vi) Except as set forth on Schedule I hereto, such Person, nor anyone related by blood, marriage or adoption to such Person or, to the knowledge of such Person, any Person in which such Person has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is a party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

Section 10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 11. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 12. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Sponsor:

Cohn Robbins Sponsor LLC

1000 N. West Street

Wilmington, Delaware 19801

Attention: Charles Kwon

Email:         charles@cohnrobbins.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10019

Attention: Howard L. Ellin

June S. Dipchand

Email:       howard.ellin@skadden.com

june.dipchand@skadden.com

If to Acquiror:

Cohn Robbins Holdings Corp.

1000 N. West Street

Wilmington, Delaware 19801

Attention: Charles Kwon

E-mail:      charles@cohnrobbins.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10019

Attention: Howard L. Ellin

June S. Dipchand

Email: howard.ellin@skadden.com

june.dipchand@skadden.com

If to the Company:

SAZKA Entertainment AG

Weinmarkt 9

6004 Luzern

Attention: Pascal Genoud

Katarina Kohlmayer

Jonathan Handyside

Email:       pascal.genoud@allwynent.com

katarina.kohlmayer@kkcg.com

jonathan.handyside@allwynent.com

with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Jonathan L. Davis

Steven Y. Li

Peter Seligson

Email:       jonathan.davis@kirkland.com

steven.li@kirkland.com

peter.seligson@kirkland.com

Section 13. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 14. Incorporation by Reference. Section 1.2 (Construction); Section 12.4 (Assignment); Section 12.7 (Governing Law); Section 12.8 (Headings; Counterparts); Section 12.10 (Entire Agreement); Section 12.11 (Amendments); Section 12.13 (Severability); Section 12.14 (Jurisdiction; Waiver of Jury Trial); Section 12.15 (Enforcement) and Section 12.17 (Non-Survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COHN ROBBINS SPONSOR LLC

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Manager

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Co-Chairman

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

GARY D. COHN

By:	/s/ Gary D. Cohn
Name:	Gary D. Cohn

CLIFTON S. ROBBINS

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins

CHARLES S. KWON

By:	/s/ Charles S. Kwon
Name:	Charles S. Kwon

C. ROBERT KIDDER

By:	/s/ C. Robert Kidder
Name:	C. Robert Kidder

ALEXANDER T. ROBERTSON

By:	/s/ Alexander T. Robertson
Name:	Alexander T. Robertson

ANNE SHEEHAN

By:	/s/ Anne Sheehan
Name:	Anne Sheehan

KATHRYN A. HALL

By:	/s/ Kathryn A. Hall
Name:	Kathryn A. Hall

[Signature Page to the Sponsor Support Agreement]

Schedule I

Affiliate Agreements

1.	Promissory Note, dated as of September 1, 2021, by and between Acquiror and Sponsor

2.

Letter Agreement, dated as of September 8, 2020, by and among Acquiror, Sponsor, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall

3.	Administrative Services Agreement, dated as of September 11, 2020, by and between Acquiror and Sponsor

4.	Registration Rights Agreement, dated as of September 11, 2020, by and among Acquiror, Sponsor and certain other security holders named therein

5.	Sponsor Warrants Purchase Agreement, dated as of September 8, 2020, by and between Acquiror and Sponsor

6.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Clifton S. Robbins

7.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Gary D. Cohn

8.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Charles S. Kwon

9.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Kathryn A. Hall

10.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and C. Robert Kidder

11.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Alexander T. Robertson

12.	Indemnity Agreement, dated as of September 8, 2020, by and between Acquiror and Anne Sheehan

13.	Subscription Agreement, dated as of the date hereof, by and between Swiss NewCo, Acquiror and Sponsor

Annex C

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of January 20, 2022, is made by and among Cohn Robbins Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Insiders”) and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”). The Sponsor, Acquiror, Swiss NewCo, the Insiders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, the Sponsor holds 20,540,000 shares of Acquiror Class B Common Stock and Anne Sheehan, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall (the “Independent Directors” and, together with the Sponsor, the “Founder Share Holders”) collectively hold 160,000 shares of Acquiror Class B Common Stock;

WHEREAS, the Sponsor holds a total of 12,373,333 warrants (each a “Acquiror Private Placement Warrant”) to purchase Acquiror Class A Common Stock at a strike price of eleven dollars fifty cents ($11.50); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (i) Acquiror will merge with and into DE Merger Sub, with DE Merger Sub being the surviving company and, after giving effect to such merger, becoming an indirect wholly owned subsidiary of Swiss NewCo and, as a result of such merger, the shareholders of Acquiror will be entitled to receive Class B ordinary shares, with a nominal value CHF 0.04 per share of Swiss NewCo (the “Swiss NewCo Class B Shares”); and (ii) following the consummation of the merger described in clause (i) and the receipt by Acquiror shareholders of Swiss NewCo Class B Shares, KKCG AG will exchange its shares in the capital of the Company for a combination of cash and Class A ordinary shares, nominal value CHF 0.01 per share of Swiss NewCo (the “Swiss NewCo Class A Shares”), on the terms and subject to the conditions therein (the “Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement and those capitalized terms used and not otherwise defined herein, which shall have the meanings ascribed to such terms in the Business Combination Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of Swiss NewCo.

“Change of Control” means any transaction or series of transactions occurring after the Closing (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons, in each case, other than Permitted Holders, acquires direct or indirect ultimate beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Swiss NewCo, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (2) the voting securities of Swiss NewCo or any of its Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (C) the result of which is a sale of all or substantially all of the assets of Swiss NewCo (as appearing in its most recent publicly filed balance sheet).

“Closing” means the closing of the Transactions pursuant to the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

“Founder Share Holders” has the meaning specified in the Recitals hereto.

“Independent Directors” has the meaning specified in the Recitals hereto.

“Insiders” has the meaning set forth in the Preamble hereto.

“Insiders Letter” means that certain letter agreement, dated as of September 8, 2020, by and among Acquiror, the Sponsor, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, C. Robert Kidder, Alexander T. Robertson and Kathryn A. Hall.

“Permitted Holders” means any of (i) KKCG AG and any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by KKCG and its Affiliates; and (ii) Karel Komarek and his immediate family members, as well as any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by Karel Komarek.

“Permitted Transferees” means, prior to the expiration of the Sponsor Lockup Period, any Person to whom the Sponsor or any other Permitted Transferee transfers its Sponsor Shares pursuant to Section 5(b).

“SEC” means the United States Securities and Exchange Commission.

“Sponsor Lockup Period” means, with respect to the Sponsor Shares (and not, for the avoidance of doubt, with respect to any other shares of Swiss NewCo including any shares purchased pursuant to the Subscription Agreements), the period beginning on the Closing Date and ending on the earlier of (A) the date that is one (1) year from the Closing Date and (B) subsequent to the Closing Date, the date on which the VWAP of the Swiss NewCo Class B Shares equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like of Swiss NewCo after the Closing Date) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing at least one hundred and fifty (150) days after the Closing Date.

“Subscription Agreements” means each of the Subscription Agreements, dated as of January 20, 2022 by and among Swiss NewCo, Acquiror and Sponsor.

“Trading Day” means any day on which Swiss NewCo Class B Shares are actually traded on the principal securities exchange or securities market on which Swiss NewCo Class B Shares are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board.

2. Founder Share Conversion and Sponsor Warrant Forfeiture.

(a) Each of the Founder Share Holders, including the Sponsor, as applicable, hereby agrees that, immediately prior to the consummation of the Merger (but subject to the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article X of the Business Combination Agreement) (i) each such Founder Share Holder shall contribute, transfer, assign, convey, and deliver to Acquiror, and Acquiror shall acquire and accept from each such Founder Share Holder, all of each such Founder Share Holder’s right, title, and interest in, to and under such Founder Share Holder’s shares of Acquiror Class B Common Stock and, in exchange therefore, Acquiror shall issue to each such Founder Share Holder shares of Acquiror Class A Common Stock, free and clear of all Liens as provided below (the “Founder Share Conversion”) and (ii) the Sponsor shall automatically irrevocably surrender and forfeit to Acquiror for no consideration, as a contribution to capital, a number of Acquiror Private Placement Warrants, in each of the cases of clauses (i) and (ii), to be determined as provided below in Section 2(e) (the “Forfeited Warrants”, and such forfeiture, the “Sponsor Warrant Forfeiture”).

(b) In connection with the Founder Share Conversion:

(i) all 20,540,000 outstanding shares of Acquiror Class B Common Stock held by the Sponsor shall be exchanged and converted into the number of shares of Acquiror Class A Common Stock equal to (i) 17,253,600 divided by (ii) the Class B Exchange Ratio (such shares after the Closing and exchange in connection therewith for Swiss NewCo Class B Shares, the “Sponsor Shares,” which Sponsor Shares, for the avoidance of doubt, shall not include any shares purchased pursuant to the Subscription Agreement); and

(ii) all 160,000 outstanding shares of Acquiror Class B Common Stock held by the Independent Directors shall be exchanged and converted into the number of shares of Acquiror Class A Common Stock equal to (i) 160,000 divided by (ii) the Class B Exchange Ratio.

(c) For the avoidance of doubt, immediately following the consummation of the Founder Share Conversation and the Merger, Sponsor will hold 17,253,600 shares of Swiss NewCo Class B Shares, and the Independent Directors will hold 160,000 shares of Swiss NewCo Class B Shares.

(d) No stock or similar certificates will be issued in connection with the Founder Share Conversion, and Acquiror will record the exchange of the Acquiror Class B Common Stock for the Acquiror Class A Common Stock that the Founder Share Holders are acquiring pursuant to the terms and conditions of this Section 2 on its books and records. Following the Founder Share Conversion, all shares of Acquiror Class B Common Stock shall be cancelled and no shares of Acquiror Class B Common Stock shall be outstanding.

(e) The Founder Share Conversion shall be applicable only in connection with the Transactions and this Agreement, and the Founder Share Conversion shall be void and of no force and effect in the event this Agreement is terminated prior to the Closing.

(f) In connection with the Sponsor Warrant Forfeiture:

(i) The Forfeited Warrants shall equal (x) 12,373,333 minus (y) 12,373,333 divided by Class B Exchange Ratio;

(ii) Pursuant to the Business Combination Agreement and the Warrant Assumption Agreement, at the Merger Effective Time and for the avoidance of doubt, Swiss NewCo will issue warrants to acquire Swiss NewCo Ordinary Shares (the “Swiss NewCo Warrants”) in exchange for Acquiror Warrants to be transferred immediately to holders of Acquiror Warrants, with the exception of the Forfeited Warrants (the “Warrant Exchange”; and

(iii) For the avoidance of doubt, following the Sponsor Warrant Forfeiture and the Warrant Exchange, the Swiss NewCo Warrants held by Sponsor immediately after the Closing shall be exercisable, subject to the terms of the Swiss NewCo Warrants, for 12,373,333 Swiss NewCo Class B Shares; it being understood and agreed that if the Swiss NewCo Warrants are exercised, the nominal value of such Swiss NewCo Class B Shares (i.e., CHF 0.04 per Swiss NewCo Class B Share) will have to be paid in cash, which payment will form a part (and be counted against) the exercise price of the Swiss NewCo Warrants.

(g) The Forfeited Warrants shall be automatically and immediately cancelled by Acquiror (and Acquiror shall direct Acquiror’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto).

(h) Acquiror and the Sponsor shall take such actions as are necessary to cause the Forfeited Warrants to be retired and canceled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible or exercisable.

3. Vesting. Following the Closing, 5,443,100 shares of the Swiss NewCo Class B Shares received by the Sponsor prior to the Closing will be subjected to the vesting provisions set forth in this Section 3, and unless vested in accordance with this Section 3, shall be deemed to be unvested Sponsor Shares for purposes of this Section 3. Each holder of Sponsor Shares shall retain all of its rights as a shareholder of Swiss NewCo with respect to any unvested Sponsor Shares, including the right to dividends on and the right to vote any unvested Sponsor Shares; provided that dividends with respect to Sponsor Shares subject to vesting pursuant to this Section 3 shall be set aside by Swiss NewCo and shall be paid to such holders upon the vesting of such Sponsor Shares (if at all) (and, if any dividends with respect to Sponsor Shares subject to vesting pursuant to this Section 3 are set aside and such Sponsor Shares are subsequently forfeited pursuant to Section 3(e), such set aside dividends shall become property of Swiss NewCo. The Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested pursuant to the applicable provision of this Section 3; provided that unvested Sponsor Shares may be Transferred to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates.

(a) If, at any time during the seven (7) years following the Closing Date (the “Measurement Period”), the VWAP of Swiss NewCo Class B Shares is greater than $12.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then fifty percent (50%) of the unvested Sponsor Shares owned by the Sponsor as of the Founder Share Conversion (that is, 2,721,550 Sponsor Shares) shall vest on the First Earnout Achievement Date.

(b) If, at any time during the Measurement Period, the VWAP of Swiss NewCo Class B Shares is greater than $14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then the remaining fifty percent (50%) of the unvested Sponsor Shares owned by the Sponsor as of the Founder Share Conversion (that is, 2,721,550 Sponsor Shares) shall vest on the Second Earnout Achievement Date.

(c) In the event there is a Change of Control at any time during the Measurement Period (or a definitive agreement providing for a Change of Control is entered into during the Measurement Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Measurement Period): (i) to the extent the First Earnout Achievement Date has not already occurred, the First Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Swiss NewCo Class B Share in such Change of Control is greater than or equal to $12.00 and, thereafter, the obligations in Section 3(a) shall terminate and no longer apply (a “First Earnout Change of Control Trigger”); and (ii) to the extent the Second Earnout Achievement Date has not already occurred, the Second Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Swiss NewCo Class B Share in such Change of Control is greater than or equal to $14.00 and, thereafter, the obligations in Section 3(b) shall terminate and no longer apply (a “Second Earnout Change of Control Trigger”); provided that (A) in each of the foregoing clauses (i) and (ii), to the extent the price paid per Swiss NewCo Class B Share includes equity consideration, contingent consideration or property other than cash, the Board shall determine the price paid per Swiss NewCo Class B Share in such Change of Control in good faith (valuing any such consideration payable in publicly traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Board with respect to any matters contemplated by, or related to, this Section 3(c), including the price paid per Swiss NewCo Class B Share in any Change of Control, the determination of whether any Swiss NewCo Class B Shares are issuable under this Section 3(c) shall be made in good faith and shall be final and binding on the parties hereto. If, during the Measurement Period, Swiss NewCo or any of its successors or assigns consolidates with, or merges into, any other Person (including in connection with a Change of Control) such that Swiss NewCo or its successor or assign, as applicable, shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person then, and in each case, Swiss NewCo or its successor or assign, as applicable, shall ensure that proper provision shall be made so that the continuing or surviving entity shall succeed to the obligations of Swiss NewCo set forth in this Section 3.

(d) The Swiss NewCo Class B Shares price targets set forth in Section 3(a), Section 3(b) and Section 3(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions, including, for the avoidance of doubt, a Change of Control which does not result in the deemed occurrence of the First Earnout Change of Control Trigger or Second Earnout Change of Control Trigger, as applicable, with respect to the Swiss NewCo Class B Shares occurring on or after the Closing (other than the transactions contemplated by the Business Combination Agreement).

(e) If the First Earnout Achievement Date, First Earnout Change of Control Trigger, Second Earnout Achievement Date or Second Earnout Change of Control Trigger has not occurred prior to the end of the Measurement Period, the Sponsor Shares subject to vesting upon such respective Earnout Achievement Date or Change of Control Trigger shall be forfeited and transferred to Swiss NewCo without consideration, all in accordance with Swiss company law.

(f) Each holder of Sponsor Shares subject to the vesting provisions in this Section 3 also agrees and consents to the entry of stop transfer instructions with the Exchange Agent against the transfer of any vested Sponsor Shares except in compliance with the foregoing restrictions in this Section 3 and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

4. Tax.

(a) Tax Treatment of Founder Share Conversion. The Parties intend that the Founder Share Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(b) PFIC. Swiss Newco shall use commercially reasonable efforts to (i) determine if it is a passive foreign investment company as defined in Section 1297 of the Code (a “PFIC”) for the taxable year including the Acquisition Merger Closing (the “Closing Tax Year”), and (ii) in the event Swiss Newco determines it is a PFIC for the Closing Tax Year, make available to the Acquiror Shareholders a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations (the “Annual Information Statement”) for such taxable year. Following the written request of the Sponsor, Swiss Newco shall use commercially reasonable efforts to (i) determine if it is a PFIC in any taxable year following the Closing Tax Year in which the Sponsor continues to hold an equity interest in Swiss Newco (each, a “Subsequent Tax Year”), and (ii) in the event Swiss Newco determines it is a PFIC for a Subsequent Tax Year, make available to the Sponsor an Annual Information Statement for such Subsequent Tax Year; provided, any cost, fee, expense or liability attributable to or incurred in connection with determining if Swiss Newco is a PFIC for a Subsequent Tax Year or making available an Annual Information Statement for a Subsequent Tax Year (the “PFIC Costs”) shall be borne by the Sponsor and to the extent any such PFIC Costs are borne by Swiss Newco, the Sponsor shall promptly reimburse Swiss Newco in full for the entire amount of such PFIC Costs.

5. Sponsor Lockup.

(a) Subject to the exclusions in Section 5(b), each holder of the Sponsor Shares (including Permitted Transferees (as defined below) agrees not to Transfer any vested Sponsor Shares until the end of the Sponsor Lockup Period (the “Sponsor Lockup”).

(b) Each of the Sponsor and any Permitted Transferee may Transfer any vested Sponsor Shares it holds during the Sponsor Lockup Period (i) to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; or, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of such individual’s immediate family or an Affiliate of such Person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of an entity, by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) in connection with the exercise of any options or warrants to purchase ordinary shares of Swiss NewCo (solely to satisfy an exercise on on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (vii) in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of Swiss NewCo’s securityholders having the right to exchange their ordinary shares for cash, securities or other property; (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan, debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to provide Sponsor or any Permitted Transferee with funds to settle any taxation arising from such vested Sponsor Shares; (x) to Swiss NewCo (each transferee contemplated by clauses (i) through (x), a “Permitted Transferee” and, together, the “Permitted Transferees”); provided that each Permitted Transferee must execute a joinder to this Agreement, in form and substance reasonably satisfactory to Swiss NewCo and the Company, agreeing to be bound by the restrictions and subject to the obligations in this Agreement.

(c) Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Sponsor Lockup Period so long as no Transfers of such holder’s Sponsor Shares in contravention of this Section 5 are effected prior to the expiration of the applicable Sponsor Lockup Period.

(d) Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Exchange Agent against the transfer of any vested Sponsor Shares except in compliance with the foregoing restrictions in this Section 5 and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e) For so long as this Agreement remains in effect and for so long as the Sponsor (or if the Sponsor has been liquidated or otherwise ceases to exist, either Clifton S. Robbins or Gary D. Cohn) continues to own any Sponsor Shares, Swiss NewCo shall not materially waive, release, terminate, shorten, amend or modify (i) the earnout provisions set forth in Section 5 of the Relationship Agreement between Swiss NewCo and certain persons who will be shareholders of Swiss NewCo after the Closing (the “Relationship Agreement”) or (ii) the restrictions on transfer set forth in Section 7 of the Relationship Agreement, in each case, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Sponsor (or if the Sponsor has been liquidated or otherwise ceases to exist, either Clifton S. Robbins or Gary D. Cohn).

(f) Effective as of the Closing, the Sponsor Lockup provisions in this Section 5 shall supersede the lockup provisions applicable to the Sponsor Shares in Section 7 of the Insiders Letter. Acquiror, the Insiders and the Sponsor agree that effective as of the Closing, the lockup provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the shares of Acquiror Class B Common Stock.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

7. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares after Closing, to:

Cohn Robbins Sponsor LLC

1000 N. West Street

Wilmington, Delaware 19801

Attention: Charles Kwon

Email:       charles@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Howard L. Ellin

June S. Dipchand

Email:       howard.ellin@skadden.com

june.dipchand@skadden.com

(b) If to Acquiror prior to the Closing, or to DE Surviving Corporation after the Closing, to:

Cohn Robbins Holdings Corp.

1000 N. West Street

Wilmington, Delaware 19801

Attention: Charles Kwon

Email:       charles@cohnrobbins.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:Howard L. Ellin

June S. Dipchand

Email:      howard.ellin@skadden.com

june.dipchand@skadden.com

(c) If to the Company, to:

SAZKA Entertainment AG

Weinmarkt 9

6004 Luzern

Attention: Pascal Genoud

Katarina Kohlmayer

Jonathan Handyside

Email:       pascal.genoud@allwynent.com

katarina.kohlmayer@kkcg.com

jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Jonathan L. Davis

Steven Y. Li

Peter Seligson

Email:       jonathan.davis@kirkland.com

steven.li@kirkland.com

peter.seligson@kirkland.com

(d) If to Swiss NewCo, to:

c/o SAZKA Entertainment AG

Weinmarkt 9

6004 Luzern

Attention: Pascal Genoud

Katarina Kohlmayer

Jonathan Handyside

Email:       pascal.genoud@allwynent.com

katarina.kohlmayer@kkcg.com

jonathan.handyside@allwynent.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Jonathan L. Davis

Steven Y. Li

Peter Seligson

Email:       jonathan.davis@kirkland.com

steven.li@kirkland.com

peter.seligson@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

8. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of Acquiror, Swiss NewCo or the Company hereunder may be assigned or delegated by Acquiror, Swiss NewCo or the Company in whole or in part.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

9. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall it be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall constitute, that any of the Parties are partners or participants in a joint venture.

10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, each Party shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in such court, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 15.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND/OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

17. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

COHN ROBBINS SPONSOR LLC

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Manager

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins
Title:	Co-Chairman

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Authorized Signatory

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name:	Robert Chvatal
Title:	Member of the Board

By:	/s/ Jan Matuska
Name:	Jan Matuska
Title:	Authorized Signatory

GARY D. COHN

By:	/s/ Gary D. Cohn
Name:	Gary D. Cohn

CLIFTON S. ROBBINS

By:	/s/ Clifton S. Robbins
Name:	Clifton S. Robbins

[Signature Page to Sponsor Agreement]

CHARLES S. KWON

By:	/s/ Charles S. Kwon
Name:	Charles S. Kwon

C. ROBERT KIDDER

By:	/s/ C. Robert Kidder
Name:	C. Robert Kidder

ALEXANDER T. ROBERTSON

By:	/s/ Alexander T. Robertson
Name:	Alexander T. Robertson

ANNE SHEEHAN

By:	/s/ Anne Sheehan
Name:	Anne Sheehan

KATHRYN A. HALL

By:	/s/ Kathryn A. Hall
Name:	Kathryn A. Hall

[Signature Page to Sponsor Agreement]

Annex D

STATUTEN der Allwyn Entertainment AG Allwyn Entertainment Ltd Allwyn Entertainment SA mit Sitz in Luzern	ARTICLES OF ASSOCIATION of Allwyn Entertainment AG Allwyn Entertainment Ltd Allwyn Entertainment SA with registered office in Luzern

I. GRUNDLAGEN	I. BASICS

1.  Firma und Sitz

Unter der Firma

Allwyn Entertainment AG

Allwyn Entertainment Ltd

Allwyn Entertainment SA

besteht mit Sitz in Luzern auf unbestimmte Dauer eine Aktiengesellschaft gemäss Art. 620 ff. des Schweizerischen Obligationenrechts (OR) (die “Gesellschaft”).

1.  Name and Registered Office

Under the corporate name of

Allwyn Entertainment AG

Allwyn Entertainment Ltd

Allwyn Entertainment SA

exists for an unlimited period of time a corporation limited by shares according to art. 620 et seq. of the Swiss Code of Obligations (CO) with registered office in Lucerne (the “Company”).

2. Zweck	2. Purpose

[1] Der Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung und die Veräusserung von Beteiligungen an Gesellschaften aller Art in der Schweiz und im Ausland in der Unterhaltungsbranche, insbesondere, aber nicht ausschliesslich, im Bereich Lotteriespiele, Sofortlotterie und Online-Lotterie, sowie Online-Spiele und Sportwetten und verwandten Bereichen.

[1] The purpose of the Company is the acquisition, holding, management and sale of participations in companies of all kinds in Switzerland and abroad in the entertainment sector, in particular, but not limited to, the areas of lottery games, instant lotteries and online lotteries, digital gaming and sports betting and related areas.

[2] Die Gesellschaft kann Grundeigentum und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten und veräussern, Tochtergesellschaften und Zweigniederlassungen im In- und Ausland errichten und Finanzierungen für eigene oder fremde Rechnung vornehmen sowie Garantien und andere Sicherheiten für Konzerngesellschaften und Dritte eingehen.

[2] The Company may acquire, hold, manage and sell real estate and intellectual property rights in and outside of Switzerland, establish subsidiaries and branches in and outside of Switzerland as well as engage in financing for its own account or the account of third parties and provide guarantees and other collateral for group companies and third parties.

[3] Die Gesellschaft kann ausserdem alle Geschäfte abschliessen und Vereinbarungen eingehen, die direkt oder indirekt dem Gesellschaftszweck dienen oder in direktem Zusammenhang damit stehen.	[3] The Company may also carry out any and all transactions and enter into any and all agreements which serve directly or indirectly its purpose or are directly related thereto.

II. KAPITAL	II. COMPANY CAPITAL

3.  Aktienkapital

[1] Das Aktienkapital der Gesellschaft beträgt CHF [●] und ist eingeteilt in:

◾   2’025’069’102 Namenaktien mit einem Nennwert von je CHF 0.01 (“Klasse A Aktien”); und

◾   [●] Namenaktien mit einem Nennwert von je CHF 0.04 (“Klasse B Aktien”).

2 Sämtliche Klasse A Aktien und Klasse B Aktien sind vollständig liberiert.

3.  Share Capital

[1] The share capital of the Company amounts to CHF [●] and is divided into:

◾   2,025,069,102 registered shares with a par value of CHF 0.01 each (“Class A Shares”); and

◾   [●] registered shares with a par value of CHF 0.04 each (“Class B Shares”).

[2] All Class A Shares and Class B Shares are fully paid-up.

3a. [Reserviert]	3a. [Reserved]

3b.  Bedingtes Aktienkapital im Zusammenhang mit der Umwandlung von Klasse A Aktien in Klasse B Aktien

[1] Das Aktienkapital der Gesellschaft wird durch die Ausgabe von höchstens [●] voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.04 (Klasse B Aktien) um höchstens CHF [●] durch freiwillige oder zwingende Ausübung eines Optionsrechts erhöht, welches der Aktionärin KKCG AG (CHE-326.367.231) (die “Optionsberechtigte”) gewährt wird.

3b.  Conditional Share Capital in connection with the Conversion from Class A Shares to Class B Shares

[1] The share capital of the Company shall be increased by an amount not exceeding CHF [●] through the issuance of a maximum of [●] fully paid-up registered shares, each with a par value of CHF 0.04 (Class B Shares), in connection with the voluntary or mandatory exercise of an option right granted to the shareholder KKCG AG (CHE-326.367.231) (the “Option Holder”).

[2] Das Vorwegzeichnungsrecht und das Bezugsrecht der übrigen Aktionäre ist zugunsten der Optionsberechtigten ausgeschlossen. Der Ausgabebetrag der Namenaktien (Klasse B Aktien) entspricht dem Nominalwert der Klasse B Aktien und wird in bar liberiert.

[2] The advance subscription rights and the subscription rights of the other shareholders are excluded in favor of the Option Holder. These newly registered shares (Class B Shares) are issued at par value of the Class B Shares and subscribed for in cash.

[3] Gemäss dem zwischen der Gesellschaft und der Aktionärin KKCG AG abgeschlossenen Relationship Agreement dürfen die neuen Namenaktien (Klasse B Aktien) nur ausgegeben werden gegen Übergabe aller zum dannzumaligen Zeitpunkt ausgegebenen Klasse A Aktien an die Gesellschaft zwecks nachfolgender Vernichtung durch Kapitalherabsetzung. Im Übrigen legt der Verwaltungsrat die Bedingungen für die Ausgabe und die Ausübung des Optionsrechts und die Ausgabe der Klasse B Aktien fest.

[3] According to the Relationship Agreement entered into between the Company and the shareholder KKCG AG, the newly registered shares (Class B Shares) may only be issued in exchange for any Class A Shares issued at that point in time to be delivered to the Company for cancellation by way of a subsequent capital reduction. The Board of Directors shall determine the conditions of the issuance and the exercise of the option right and the issuance of the Class B Shares.

[4] Der Erwerb von Namenaktien im Zusammenhang mit der freiwilligen oder zwingenden Ausübung des Optionsrechts unterliegt nicht den Eintragungs- und Stimmrechtsbeschränkungen gemäss Art. 5 und Art. 7 dieser Statuten, jedoch jede spätere Übertragung.

[4] The acquisition of registered shares in connection with the voluntary or mandatory exercise of the option right shall not be subject to the registration and voting rights restrictions of Art. 5 and Art. 7 of these Articles of Association. However, any subsequent transfer of such shares shall be subject to the registration and voting rights restrictions of Art. 5 and Art. 7 of these Articles of Association.

3c.   Bedingtes Kapital für zu übernehmende Optionen

[1] Das Aktienkapital der Gesellschaft wird durch Ausgabe von höchstens [●] voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.04 (Klasse B Aktien) um höchstens CHF [●] erhöht bei und im Umfang der Ausübung von Optionen, welche vor dem Datum eines Business Combination Agreements zwischen, unter anderem, Cohn Robbins Holdings Corp. und der Gesellschaft im Rahmen der Kotierung der Gesellschaft an der New York Stock Exchange an vormalige Inhaber von Optionen der Cohn Robbins Holdings Corp. ausgegeben worden sind.

3c.   Conditional Share Capital for Warrants to be assumed

[1] The share capital of the Company shall be increased by an amount not exceeding CHF [●] through the issuance from time to time of a maximum of [●] fully paid-up registered shares, each with a par value of CHF 0.04 (Class B Shares), in connection with the exercise of warrants that were issued, in connection with the Company’s listing on the New York Stock Exchange, to former holders of warrants issued by Cohn Robbins Holdings Corp. prior to the date of the business combination between, among others, Cohn Robbins Holdings Corp. and the Company.

[2] Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die übrigen Bedingungen für die Ausgabe, einschliesslich des Ausgabebetrags der Aktien fest, wobei der minimale Ausgabebetrag mindestens dem Nominalwert der Klasse B Aktien zu entsprechen hat.

[2] Shareholders’ advance subscription rights and subscription rights are excluded with regard to such shares. Such newly registered shares may be issued at a price below the current market price. The Board of Directors shall determine the other conditions of issuance including the issuance price of the shares, whereby the minimum issuance price shall be at least equal to the par value of the Class B Shares.

[3] Der Erwerb von Namenaktien im Zusammenhang der Ausübung von Optionen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Eintragungs- und Stimmrechtsbeschränkungen gemäss Art. 5 und Art. 7 der Statuten.

[3] The acquisition of registered shares in connection with the exercise of warrants and any further transfers of registered shares shall be subject to the registration and voting rights restrictions specified in Art. 5 and Art. 7 of these Articles of Association.

3d.  Bedingtes Kapital für Anleihensobligationen oder ähnliche Instrumente

[1] Das Aktienkapital wird durch die Ausgabe von höchstens [●] voll zu liberierenden Namenaktien mit Nennwert von je CHF 0.04 (Klasse B Aktien) im Maximalbetrag von CHF [●] erhöht mittels Ausübung von Wandlungs- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen oder ähnlichen Instrumenten an Primrose Holding (Lux) S.à.r.l. oder einer mit dieser verbundenen Gesellschaft eingeräumt wurden oder werden, einschliesslich Wandelanleihen.

3d.  Conditional Share Capital for new Bonds and similar Debt Instruments

[1] The share capital shall be increased by issuing up to [●] fully paid-up registered shares with a par value of CHF 0.04 (Class B Shares) each up to a maximum amount of CHF [●] by exercising convertible rights and/or option rights, which have been granted or will be granted in connection with new bonds and similar debt instruments, including convertible notes, that have been or will be issued by the Company or its subsidiaries to Primrose Holdings (Lux) S.à.r.l. or affiliated companies.

[2] Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen bzw. an Primrose Holdings (Lux) S.à.r.l. oder mit dieser verbundene Gesellschaften zugewiesen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die übrigen Bedingungen für die Ausgabe, einschliesslich des Ausgabebetrags der Aktien fest, wobei der minimale Ausgabebetrag mindestens dem Nominalwert der Klasse B Aktien zu entsprechen hat.

[2] Shareholders’ advance subscription rights and subscription rights are excluded with regard to such shares or allocated to Primrose Holdings (Lux) S.àr.l. or affiliated companies, respectively. Such newly registered shares may be issued at a price below the current market price. The Board of Directors shall determine the other conditions of issuance including the issue price of the shares, whereby the minimum issuance price shall be at least equal to the par value of the Class B Shares.

[3] Der Erwerb von Namenaktien im Zusammenhang der Ausübung von Wandel- und/oder Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Eintragungs- und Stimmrechtsbeschränkungen gemäss Art. 5 und Art. 7 der Statuten.

[3] The acquisition of registered shares in connection with the exercise of the conversion rights and/or option rights and any further transfers of registered shares shall be subject to the registration and voting rights restrictions specified in Art. 5 and Art. 7 of these Articles of Association.

3e. Genehmigtes Kapital	3e. Authorized Capital

[1] Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum [●] 2024 im Maximalbetrag von CHF [●] durch Ausgabe von höchstens [●] vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 0.04 (Klasse B Aktien) zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.

[1] The Board of Directors is authorized to increase the share capital, at any time until [●], 2024, by a maximum amount of CHF [●], by issuing a maximum of [●] fully paid-up shares with a par value of CHF 0.04 each (Class B Shares). An increase (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts, in each case, shall be permissible.

[2] Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

[2] The Board of Directors shall determine the time of the issuance, the issue price, the manner in which such new shares have to be paid-up, the date from which the shares carry the right to dividends, the conditions for the exercise of the pre-emptive rights and the allotment of pre-emptive rights that have not been exercised. The Board of Directors may allow the pre-emptive rights that have not been exercised to expire, or it may place such rights or shares, the pre-emptive rights of which have not been exercised, at market conditions or use them otherwise in the interests of the Company.

[3] Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre auf die unter diesem Art. 3e auszugebenden Aktien zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:

[3] The Board of Directors is authorized to withdraw or limit the pre-emptive rights of the shareholders with respect to the shares to be issued under this Art. 3e and to allot them to individual shareholders or third parties:

a.   wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird, wobei ein Abschlag 5% des Marktpreises nicht übersteigen darf und das gesamte aufsummierte Volumen der Kapitalaufnahmen unter diesem Buchstaben a. 10% der Kapitalisierung der Klasse B Aktien nicht übersteigen darf;

a.   if the issue price of the new shares is determined by reference to the market price, provided always that any discount granted shall not exceed 5% with reference to the market price and the total aggregate volume of issuances under this letter a. shall not exceed 10% of the total capitalization of the Class B Shares;

b.  für die Fusion mit oder die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, für den Erwerb von Immaterialgüterrechten, Lizenzen oder Konzessionen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft;

b.  for mergers with or acquisitions (including takeovers) of enterprises, part(s) of enterprises or participations, for the acquisition of intellectual property rights, licenses or concessions or other types of strategic investments, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company;

c.   zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz-oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen;

c.   for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

d.  für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Klasse B Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs;

d.  for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Class B Shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

e.   im Zusammenhang mit der Ausübung von Optionen, welche im Rahmen der Kotierung der Gesellschaft an vormalige Optionsinhaber der Cohn Robbins Holdings Corp., Cayman Islands, ausgegeben worden sind bzw. der Schaffung von entsprechenden eigenen Aktien; oder

e.   in connection with the exercise of warrants that have been issued to former holders of warrants of Cohn Robbins Holdings Corp., Cayman Islands, in connection with the listing of the Company and the creation of corresponding treasury shares, respectively; or

f.   für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen.

f.   for the participation of members of the Board of Directors, members of the executive management of the company (the “Executive Management”), employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries.

[4] Die neuen Aktien unterliegen den Eintragungs- und Stimmrechtsbeschränkungen von Art. 5 und Art. 7 der Statuten.	[4] The new shares shall be subject to the registration and voting rights restrictions of Art. 5 and Art. 7 of these Articles of Association.

4. Form der Aktien	4. Form of the Shares

[1] Die Aktien werden unter Vorbehalt der nachfolgenden Bestimmungen in Form von einfachen Wertrechten in Sinne des OR (in der jeweils geltenden Fassung) ausgegeben und können, soweit der Verwaltungsrat dies bestimmt, als Bucheffekten geführt werden.

[1] Subject to the following provisions, the registered shares of the Company may be issued as ordinary uncertificated securities within the meaning of the CO (as amended) and/or global certificates and, if the Board of Directors so determines, may be registered as intermediated securities.

[2] Bucheffekten und Sicherheiten an Bucheffekten können nicht mittels Abtretung übertragen oder begründet werden. Werden nicht verurkundete Aktien durch Abtretung übertragen, bedarf diese zur Gültigkeit der Anzeige an die Gesellschaft.

[2] Intermediated securities and security interests in any such intermediated securities, cannot be transferred or granted by way of assignment. If uncertificated shares are transferred by assignment, such transfer requires, for its validity, notification to the Company.

[3] Nachdem er im Aktienbuch eingetragen worden ist, kann der Aktionär von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die in seinem Eigentum stehenden Aktien verlangen. Der Aktionär hat jedoch keinen Anspruch auf Druck und Auslieferung von Aktienurkunden oder Aktienzertifikate oder auf die Umwandlung der Namenaktien von einer Form in eine andere. Die Gesellschaft kann demgegenüber jederzeit Urkunden für Namenaktien (Einzelurkunden oder Zertifikate über eine Mehrzahl von Aktien) ausstellen und ausliefern und mit der Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.

[3] Upon its registration with the share register, a shareholder may at any time request from the Company to issue a written confirmation of the registered shares held by such shareholder. However, the shareholder has no right to request the printing and delivery of share certificates nor the conversion of the registered shares issued in one form into another form. The Company may, however, at any time print and deliver certificates for registered (single certificates or global certificates) and, with the consent of the shareholder, delete without replacement issued share certificates, which have been returned to it.

[4] Vorbehältlich des anwendbaren Rechts, kann die Gesellschaft jederzeit ohne Zustimmung der Aktionäre ihre Namenaktien von einer Form in eine andere Form umwandeln. Die Gesellschaft trägt alle mit einer solchen Umwandlung verbundenen Kosten.

[4] Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the costs associated with any such conversion.

5. Aktienbuch und Eintragungsbeschränkungen	5. Share Register and Registration Restrictions

[1] Die Gesellschaft führt über die Aktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser der Namenaktien mit Namen und Adresse (bei juristischen Personen der Sitz) eingetragen werden.

[1] The Company shall maintain a share register in which the name and place of residence (or, in case of legal persons, the place of incorporation) of the shareholders and usufructuaries shall be recorded.

2 Im Verhältnis zur Gesellschaft gilt als Aktionär oder Nutzniesser, wer im Aktienbuch eingetragen ist. Der Aktionär kann von der Gesellschaft eine schriftliche Bescheinigung darüber verlangen, dass er im Aktienbuch eingetragen ist.

[2] In relation to the Company, only those shareholders or usufructuaries registered in the share register shall be recognized as shareholders or usufructuaries. The shareholder may request from the Company a written confirmation that he has been registered in the share register.

[3] Erwerber von Aktien werden auf Gesuch hin gegen Nachweis des Erwerbes oder der Begründung einer Nutzniessung als Aktionär mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, die Aktien in eigenem Namen und für eigene Rechnung zu halten.

[3] Upon request and against presentation of evidence of the transfer or establishment of usufruct, acquirers of shares will be registered in the share register as shareholder with voting rights, if they explicitly declare to hold the shares in their own name and for their own account.

[4] Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien für eigene Rechnung zu halten (Nominees) werden ohne Weiteres bis maximal 3% des im Handelsregister eingetragenen Aktienkapitals als Aktionär mit Stimmrecht im Aktienbuch eingetragen. Über diese Eintragungsgrenze hinaus werden Nominees, soweit gesetzlich zulässig, als Aktionär mit Stimmrecht im Aktienbuch eingetragen, wenn der betreffende Nominee die Namen, Adressen, Nationalitäten (bei juristischen Personen der Sitz) und Aktienbestände derjenigen wirtschaftlichen Berechtigten bekannt gibt, für deren Rechnung er 1% oder mehr des im Handelsregister eingetragenen Aktienkapitals hält. Falls jedoch

[4] Persons who do not expressly declare in the registration application that they hold the shares for their own account (nominees) shall, without further ado, be entered into the share register with voting rights up to a maximum of 3% of the share capital registered in the commercial register. Further, nominees, to the extent permitted by law, shall be registered as shareholder with voting rights in excess of such registration limit provided the respective nominee discloses the names, addresses, nationalities (or, in case of legal persons, the place of incorporation) and shareholdings of the persons for which it holds 1% or more of the share capital registered in the commercial register. If, however, any beneficial owner ein wirtschaftlich Berechtigter alleine oder zusammen mit Dritten infolge einer solchen getätigten oder aufrechterhaltenen Eintragung direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter eine Anzahl Aktien hält, die 3% der Gesamtzahl der Stimmrechte der Gesellschaft gemäss dem Eintrag im Handelsregister erreicht oder überschreitet und der wirtschaftlich Berechtigte die anwendbaren gesetzlichen oder regulatorischen Anforderungen gemäss Art. 5 Abs. 6 nicht erfüllt, kann der Verwaltungsrat die Eintragung des Nominees, der die Aktien für Rechnung des wirtschaftlich Berechtigten hält, in Bezug auf alle Aktien, welche diese Eintragungsbeschränkungen überschreiten, verweigern, oder sofern eine Eintragung bereits erfolgt ist, streichen. Der Verwaltungsrat kann die Eintragung mit Stimmrecht der von einem Nominee gehaltenen Aktien von Bedingungen, Beschränkungen und Meldepflichten abhängig machen und solche Bedingungen, Beschränkungen und Pflichten nach der Eintragung auferlegen oder anpassen und mit den Nominees diesbezügliche Vereinbarungen treffen. Vorbehalten bleiben die Stimmrechtsbeschränkungen gemäss Art. 7.

should as a result of such registration being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or alone or together with third parties, hold a number of shares exceeding 3% of the total number of voting rights of the Company pursuant to the entry in the commercial register and the beneficial owner does not meet the legal or regulatory requirements according to Art. 5 Para. 6, the Board of Directors may refuse to register (or cancel a prior registration of) the nominee holding shares for the account of such beneficial owner with respect to any shares in excess of such restriction. The Board of Directors may make the registration with voting rights of the shares held by a nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered and may enter into agreements with nominees in this regard. The voting rights restrictions of Art. 7 shall be reserved.

[5] Der Verwaltungsrat kann die Einzelheiten zu diesen Eintragungsbeschränkungen in einem Reglement regeln. In besonderen Fällen kann der Verwaltungsrat Ausnahmen von der Eintragungsbeschränkung oder der Bestimmung zu den Nominees zulassen (insbesondere zur Erleichterung der Stimmabgabe durch Anleger, die Aktien über international anerkannte Zentralverwahrer halten). Er kann seine Aufgaben delegieren.

[5] The Board of Directors may enact regulations governing the details of such registration restriction. In particular cases, the Board of Directors may allow exemptions from the limitation on registration in the share register or the regulation concerning nominees (including, without limitation, for the purpose of facilitating voting by investors holding shares through internationally recognized central securities depositories). The Board of Directors may delegate its duties.

[6] Der Verwaltungsrat kann ferner die Eintragung eines Erwerbers von Namenaktien als Aktionär mit Stimmrecht im Aktienregister verweigern, oder eine bereits erfolgte Eintragung von Namenaktien mit Stimmrecht aus dem Aktienbuch streichen, soweit (i) die Anzahl der

[6] Further, the Board of Directors may refuse the registration of an acquirer of registered shares in the share register as a shareholder with voting rights or cancel a prior registration of registered shares with voting rights from the share register, if (i) the von diesem direkt oder indirekt oder in gemeinsame Absprache mit Dritten oder als organisierte Gruppe gehaltenen oder erworbenen Namenaktien 3% der Gesamtzahl der Stimmrechte der Gesellschaft gemäss dem Eintrag im Handelsregister erreicht oder überschreitet und (ii) der Erwerber als Aktionär nach Auffassung der Gesellschaft, gestützt auf die vom betroffenen Aktionär eingereichten Informationen und Dokumentationen, die für das Glücksspielgeschäft (ob Lotterie, Gaming, Kasino oder sonstiges) relevanten Regularien und/oder das anwendbare Recht im Hinblick auf die Anforderungen eines Aktionärs nicht erfüllt, namentlich weil der Erwerber nach Ansicht der Gesellschaft von einer Aufsichtsbehörde oder einer anderen staatlichen Behörde als ungeeignet, nicht lizenziert oder nicht qualifiziert eingestuft werden könnte. Personen die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind oder sich zum Erwerb von Aktien zusammenschliessen, gelten als ein Erwerber für die Zwecke dieses Art. 5 Abs. 6. Der Verwaltungsrat kann die Einzelheiten in einem Reglement regeln. Erwerber welche die anwendbaren gesetzlichen oder regulatorischen Anforderungen dieses Absatzes nicht erfüllen werden für Namenaktien, welche den Grenzwert von 3% überschreiten, als Aktionär ohne Stimmrecht im Aktienbuch eingetragen. Bei bereits erfolgten Eintragungen werden Namenaktien, welche den Grenzwert von 3% überschreiten, als Namenaktien mit Stimmrecht aus dem Aktienbuch gestrichen und anstelle als Namenaktien ohne Stimmrecht eingetragen. Klarstellend wird festgehalten, dass Nominees nicht als Erwerber im Sinne dieses Art. 5 Abs. 6 gelten.

number of shares held or acquired directly or indirectly, or acting in concert with third parties or as an organized group by such acquirer, exceeds 3% of the total number of voting rights of the Company pursuant to the entry in the commercial register and (ii) the acquirer as shareholder does not, in the opinion of the Company, based on the information and documentation provided by such shareholder, meet the gambling regulations and/or applicable laws relevant to the gambling business (whether lottery, gaming, casino or otherwise) with regard to the requirements of a shareholder, namely because, in the opinion of the Company, the acquirer may be classified by a regulatory body or such other governmental authority as unsuitable, unlicensed or unqualified. Persons associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares shall be regarded as an acquirer for the purposes of this Art. 5 Para. 6. The Board of Directors may enact regulations governing the details of such registration restriction. Acquirers who do not meet the legal or regulatory requirements according to this paragraph shall be entered in the share register as shareholder without voting rights for registered shares exceeding the limit of 3%. In case of a prior registration, registered shares exceeding the limit of 3% will be cancelled from the share register as shares with voting rights and instead be registered as shares without voting rights. For the avoidance of doubt, nominees are not considered acquirers within the meaning of this Art. 5 Para. 6.

[9] Die Gesellschaft kann nach Anhörung des Betroffenen Eintragungen im Aktienbuch streichen, wenn diese durch falsche Angaben des Erwerbers zustande gekommen sind. Der Erwerber muss unverzüglich über die Streichung informiert werden.

[9] After hearing the person concerned, the Company may cancel the registrations in the share register if such registrations were based on false information given by the acquirer. The acquirer must be informed about such cancellation without delay.

III. ORGANISATION DER GESELLSCHAFT	III. ORGANIZATION OF THE COMPANY

Die Organe der Gesellschaft sind A. die Generalversammlung B. der Verwaltungsrat C. die Revisionsstelle.	The bodies of the Company are A. the Shareholders’ Meeting B. the Board of Directors C. the Auditors.

A. Generalversammlung 6. Einberufung und Traktandierung [1] Die ordentliche Generalversammlung ist jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres durchzuführen.	A. Shareholders’ Meeting 6. Convocation and Agenda [1] The ordinary Shareholders’ Meeting shall be held annually within six months after the close of the business year.

[2] Ausserordentliche Generalversammlungen sind durch Beschluss des Verwaltungsrates oder der Generalversammlung oder auf Verlangen der Revisionsstelle sowie in den vom Gesetz vorgesehenen Fällen einzuberufen.

[2] Extraordinary Shareholders’ Meetings shall be called by a resolution of the Board of Directors or the Shareholders’ Meeting or upon request of the Auditors as well as in the cases provided by law.

[3] Die Generalversammlung wird durch den Verwaltungsrat oder in den im Gesetz vorgesehenen Fällen durch die Revisionsstelle einberufen. Die Einberufung erfolgt durch Publikation im Schweizerischen Handelsamtsblatt. Die Einladung kann zusätzlich durch Brief oder E-Mail und in Übereinstimmung mit den auf die Gesellschaft anwendbaren börsenrechtlichen Bestimmungen und Kotierungsstandards an alle Aktionäre erfolgen. In der Einberufung sind Ort, Datum und Zeit der Generalversammlung sowie die Traktanden und Anträge bekannt zu geben.

[3] The Shareholders’ Meeting shall be called by the Board of Directors or, where provided by law, by the Auditors. The convocation shall be made by publication in the Swiss Official Gazette of Commerce. The notice may also be made by mail or e-mail to all shareholders and in accordance with the securities laws and listing standards of the stock exchange governing the Company (as applicable). The notice shall specify the place, date and time of the Shareholders’ Meeting as well as the agenda and motions.

[4] Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens 5% des Aktienkapitals vertreten, verlangt werden. In diesem Fall hat der Verwaltungsrat innert 60 Tagen eine Generalversammlung einzuberufen. Aktionäre, die mindestens 0.5% des Aktienkapitals vertreten, können bis spätestens 60 Kalendertage vor der Generalversammlung die Traktandierung eines Verhandlungsgegenstandes verlangen. Einberufung und Traktandierung werden beim

[4] One or several shareholders that represent at least 5% of the share capital may also request to convene a Shareholders’ Meeting. In this case, the Board of Directors has to convene the meeting within 60 days. Shareholders representing at least 0.5% of the share capital may request items to be put on the agenda, provided the request is made at least 60 calendar days in advance of the Shareholders’ Meeting concerned. Convocation requests and requests for inclusion of agenda items need to be submitted to the Board of

Verwaltungsrat schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge anbegehrt.	Directors in written form, indicating the agenda items and proposals.

5 Spätestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Hauptsitz der Gesellschaft zur Einsicht aufzulegen. Die Aktionäre sind hierüber in der Einberufung zu unterrichten.

[5] Not later than 20 days prior to the ordinary Shareholders’ Meeting, the annual report and the auditors’ report shall be made available for inspection at the Company’s registered office. Shareholders shall be informed thereof in the convocation.

7. Stimmrecht und Vertretung	7. Voting Rights and Proxy

[1] Vorbehältlich Abs. 2 und Art. 693 Abs. 3 OR berechtigt jede Aktie unabhängig von ihrem Nennwert zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von diesem Art. 7 sowie von Art. 5 dieser Statuten.

[1] Subject to Para. 2 below and Art. 693 Para. 3 CO, each share shall, irrespective of its par value, be entitled to one vote. The voting rights are subject to the conditions of this Art. 7 as well as Art. 5 of these Articles of Association.

[2] Ungeachtet des obigen Abs. 1 bemisst sich bei Eintritt eines der folgenden Ereignisse das Stimmrecht jeder Aktie im Verhältnis zu ihrem Nennwert: (i) sieben Jahre ab dem Datum, an dem die Beteiligung der KKCG AG zusammen mit den mit ihr Verbundenen Unternehmen (wie unten definiert) unter 35% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft fällt, (ii) die KKCG AG zusammen mit den mit ihr Verbundenen Unternehmen weniger als 25% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft hält, (iii) das Datum des Todes oder der dauernden Erwerbsunfähigkeit von Karel Komárek, (iv) das Datum des Rücktritts oder der Abberufung von Karel Komárek aus dem Verwaltungsrat oder (v) das Übertragungsdatum von Aktien der Klasse A durch die KKCG AG an eine Person die kein Zulässiger Empfänger (wie unten definiert) ist. Tritt eines der oben genannten Ereignisse ein, beschliesst der Verwaltungsrat einen entsprechenden Feststellungsbeschluss und informiert die Aktionäre über das Eintreten eines solchen Ereignisses und die Tatsache, dass jede Aktie künftig im Verhältnis zu ihrem Nennwert stimmberechtigt ist.

2 Notwithstanding Para. 1 above, each share shall be entitled to a vote in proportion to its par value upon occurrence of any of the following events: (i) seven years from the date that the shareholding of KKCG AG together with its Affiliates, falls below 35% of the issued share capital of the Company as registered in the commercial register, (ii) KKCG AG, together with its Affiliates (as defined below), holds less than 25% of the issued share capital of the Company as registered in the commercial register, (iii) the date of the death or permanent disability of Karel Komárek, (iv) the effective date of Karel Komárek’s resignation or removal from the Board of Directors or (v) the occurrence of any Transfer (as defined below) of any Class A Shares by KKCG AG to any Person (as defined below) other than to a Permitted Transferee (as defined below). If any of the foregoing events occurs, the Board of Directors shall pass a respective determination resolution and notify the shareholders of the occurrence of such event and the fact that going forward, each share is entitled to a vote in proportion to its nominal value.

Für die Zwecke dieses Abs. 2 gelten die folgenden Definitionen:	For purposes of this Para. 2 the following definitions are applicable:

–   “Verbundenes Unternehmen” bedeutet in Bezug auf eine Person oder Gesellschaft, jede andere Person (wie nachstehend definiert), die im relevanten Zeitpunkt (i) unter der Kontrolle (wie nachstehend definiert) dieser Person oder Gesellschaft steht, (ii) unter der Kontrolle derselben Person oder Gesellschaft wie diese Person oder Gesellschaft steht oder (iii) die Kontrolle über diese Person oder Gesellschaft innehat.

–   “Affiliate” shall mean, with respect to a person or entity, any other Person (as defined below) that at the relevant point of time (i) is under Control (as defined below) of such person or entity, (ii) is under Control of the same person or entity as such person or entity, or (iii) has Control over such person or entity.

–   “Kontrolle” liegt vor, wenn eine Person oder Gesellschaft allein oder gemeinsam mit einer anderen Person oder Gesellschaft, direkt oder indirekt, (a) mehr als die Hälfte der Stimmrechte einer Gesellschaft besitzt oder (b) auf andere Weise in der Lage ist, die geschäftlichen Angelegenheiten einer Gesellschaft aufgrund rechtlicher oder tatsächlicher Umstände zu lenken.

–   “Control” shall be deemed to exist if a person or entity, alone or jointly with another person or entity, directly or indirectly, (a) owns more than half of the voting rights of a business association, or (b) is otherwise able to direct the business affairs of a legal business association by virtue of any legal or factual circumstances.

–   “Zulässiger Empfänger” bedeutet der Empfänger eine Übertragung, (i) an direkte oder indirekte Partner, Mitglieder oder Anteilseigner der KKCG AG, an verbundene Unternehmen der KKCG AG oder an damit verbundene Investmentfonds oder Vehikel, die von diesen Personen oder ihren jeweiligen verbundenen Unternehmen kontrolliert oder verwaltet werden; (ii) durch Schenkung an eine wohltätige Organisation oder, im Falle einer natürlichen Person, durch Schenkung an ein Mitglied der unmittelbaren Familie dieser Person oder an einen Trust, dessen Hauptbegünstigte ein oder mehrere Mitglieder der unmittelbaren Familie dieser Person oder ein verbundenes Unternehmen dieser Person sind; (iii) im Falle des Tods einer natürlichen Person aufgrund des Erbrechts; (iv) im Falle einer natürlichen Person aufgrund einer familienrechtlichen Anordnung; (v) im

–   “Permitted Transferee” shall mean the recipient of a Transfer, (i) to any direct or indirect partners, members or equity holders of KKCG AG, any Affiliates of KKCG AG or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; or, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of such individual’s immediate family or an Affiliate of such individual; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with the exercise of any options or warrants to purchase Class B Shares (which exercises may be effected

Zusammenhang mit der Ausübung von Optionen oder Optionsscheinen zum Erwerb von Anteilen der Klasse B (wobei die Ausübung bargeldlos erfolgen kann, soweit die Instrumente, die diese Optionen oder Optionsscheine darstellen, eine bargeldlose Ausübung zulassen); (vi) im Zusammenhang mit dem Abschluss einer Liquidation, Fusion, eines Unternehmenszusammenschlusses, eines Aktientauschs, einer Umstrukturierung, eines Übernahmeangebots oder einer anderen ähnlichen Transaktion, die dazu führt, dass alle Aktionäre der Gesellschaft das Recht haben, ihre Gesellschaftsanteile gegen Bargeld, Wertpapiere oder andere Vermögenswerte einzutauschen; (vii) in Verbindung mit einer Hypothek, Belastung oder Verpfändung an ein Finanzinstitut im Zusammenhang mit einem Kredit, einer Schuldaufnahme oder deren Vollstreckung, einschliesslich deren Zwangsvollstreckung; oder (viii) an die Gesellschaft.

on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (vi) in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s equityholders having the right to exchange their shares in the Company for cash, securities or other property; (vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan, debt transaction or enforcement thereunder, including foreclosure thereof; or (viii) to the Company.

–   “Person” bedeutet jede natürliche Person, Unternehmung, Gesellschaft, Personengesellschaft, Gesellschaft mit beschränkter Haftung, eingetragene oder nicht eingetragene Vereinigung, Joint-Venture, Aktiengesellschaft, staatliche Behörde oder Einrichtung oder andere Einheit jeglicher Art.

–   “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

–   “Übertragung” bezeichnet (i) den Verkauf, das Verkaufsangebot, Vertrag oder die Vereinbarung über den Verkauf, die Hypothek oder das Pfand, die Einräumung einer Kaufoption oder die anderweitige Veräusserung oder die Vereinbarung über die Veräusserung, jeweils direkt oder indirekt, oder die Einräumung oder die Erhöhung einer gleichwertigen Verkaufsposition oder die Auflösung oder Verringerung einer gleichwertigen Kaufposition in Bezug auf Wertpapiere, (ii) den Abschluss eines Swaps oder einer anderen Vereinbarung,

–   “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise the disposition of, or the agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of durch die die wirtschaftlichen Folgen des Eigentums an einem Wertpapier ganz oder teilweise auf einen anderen übertragen werden, unabhängig davon, ob ein solches Geschäft durch die Lieferung dieser Wertpapiere, in bar oder auf andere Weise abgewickelt wird, oder (iii) die öffentliche Ankündigung der Absicht, ein unter Ziffer (i) oder (ii) genanntes Geschäft zu tätigen.

any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

[3] Der Verwaltungsrat kann die Ausübung des Stimmrechts eines Aktionärs über 3% der Gesamtzahl der Stimmrechte gemäss Eintrag im Handelsregister hinaus verweigern, sofern dieser die gesetzlichen oder regulatorischen Anforderungen gemäss Art. 5 Abs. 6 nicht erfüllt. Diese Stimmrechtsbeschränkung gilt auch für Aktien, die von einem Nominee für Rechnung von Personen gehalten werden, welche den in diesem Absatz 2 erwähnten Schwellenwert überschreiten.

[3] The Board of Directors may refuse a shareholder’s exercise of voting rights in excess of 3% of the total number of voting rights of the Company pursuant to the entry in the commercial register, if such shareholder does not meet the legal or regulatory requirements according to Art. 5 Para. 6. This restriction of voting rights shall also apply to shares held by a nominee for the account of a person exceeding the threshold set out in this Para 2.

[4] Personen die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind oder sich zum Erwerb von Aktien im Hinblick auf die Beherrschung der Gesellschaft zusammenschliessen, gelten als ein Erwerber für die Zwecke dieses Art. 7.

[4] Persons associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares with a view to control the Company shall be regarded as an acquirer for the purposes of this Art. 7.

[5] Die Stimmrechtsbeschränkungen gemäss Abs. 3 dieses Art. 7 findet keine Anwendung auf die KKCG Gruppe in Bezug auf Klasse A und/oder Klasse B Aktien, welche von der KKCG Gruppe am [expected date of listing] gehalten werden und Klasse B Aktien, welche nach diesem Datum durch Umwandlung von Klasse A Aktien zusätzlich durch die KKCG Gruppe gehalten werden (grandfathering).

[5] The restriction of voting rights pursuant to Para. 3 of this Art. 7 shall not apply to the KKCG Group in relation to Class A Shares and/or Class B Shares which are held by the KKCG Group on [expected date of listing] and Class B Shares which are held in addition to that by the KKCG Group after such date as a result of the conversion from Class A Shares (grandfathering).

[6] Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.

[6] A shareholder may only be represented at the Shareholders’ Meeting by the independent proxy, its legal representative or, by means of a written proxy, by any other proxy, which need not be a shareholder. All shares held by a shareholder may only be represented by one person.

7Ab Inkrafttreten des neuen Schweizer Aktienrechts am 1. Januar 2023, kann die Generalversammlung physisch oder virtuell stattfinden. Ausserdem kann die Generalversammlung ab dem 1. Januar 2023 auch an einem ausländischen Tagungsort stattfinden.

[7] Upon the effectiveness of the new Swiss corporate law on January 1, 2023, the Shareholders’ Meetings may be held physically or virtually. Additionally as of January 1, 2023, the Shareholders’ Meetings may also be held abroad.

[8] Die Generalversammlung wählt jährlich einen unabhängigen Stimmrechtsvertreter. Dessen Amtsdauer beginnt mit dem Tag der Wahl und endet mit dem Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist das Amt des unabhängigen Stimmrechtsvertreters vakant, so ernennt der Verwaltungsrat einen solchen für die nächste Generalversammlung.

[8] The Shareholders’ Meeting annually elects an independent proxy. The independent proxy’s term of office begins on the day of its selection and ends at the end of the following ordinary Shareholders’ Meeting. Re-election is possible. If the Company does not have an independent proxy, the Board of Directors shall appoint the independent proxy for the next Shareholders’ Meeting.

8. Beschlussfassung	8. Adoptions of Resolutions

[1] Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der abgegebenen Stimmen unter Ausschluss der Stimmenthaltungen sowie der leeren und ungültigen Stimmen.

[1] Except where the law or these Articles of Association provide otherwise, the Shareholders’ Meeting passes its resolutions and executes elections with the absolute majority of the votes cast excluding abstentions and blank and invalid votes.

[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen sowie die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt ist erforderlich für:

[2] A resolution of the Shareholders’ Meeting passed with a majority of at least two-thirds of the votes represented and the absolute majority of the par value of the shares represented shall be required for:

1. die Änderung des Gesellschaftszweckes;	1. any amendment of the Company’s corporate purpose;

2. die Einführung von Stimmrechtsaktien;	2. the creation of shares privileged by voting rights;

3. die Beschränkung der Übertragbarkeit von Namenaktien und die Erleichterung oder Aufhebung von Übertragungsbeschränkungen von Namenaktien;	3. any restrictions of the transferability of registered shares and any release or cancellation of transfer restrictions of registered shares;

4. die genehmigte oder bedingte Kapitalerhöhung;	4. any authorized or conditional share capital increase;

5. eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	5. any increase of capital against the Company’s equity, against a contribution-in-kind, or for the purpose of acquiring assets as well as the granting of special benefits;

6. die Einschränkung oder Aufhebung des Bezugsrechts;	6. any limitation or withdrawal of subscription rights;

7. die Verlegung des Sitzes der Gesellschaft;	7. any change of the registered office of the Company;

8. die Dekotierung der Klasse B Aktien bzw. deren Nachfolgeaktien von der New York Stock Exchange oder einer anderen Börse, an der Aktien der Gesellschaft kotiert sind; sowie	8. the delisting of the Class B Shares or their successor shares from the New York Stock Exchange or any other stock exchange on which shares of the Company are listed; and

9. die Auflösung der Gesellschaft.	9. the dissolution of the Company.

[3] Die Beschlussfassung über Fusion, Spaltung und Umwandlung richtet sich nach den Bestimmungen des Fusionsgesetzes.	[3] Any resolution related to a merger, demerger and conversion shall comply with the Swiss Merger Act.

[4] Statutenbestimmungen, die für die Fassung bestimmter Beschlüsse grössere Mehrheiten als die vom Gesetz oder von den Statuten vorgeschriebenen festlegen, können nur mit dem vorgesehenen Mehr eingeführt werden.

[4] Provisions of these Articles of Association, which require larger majorities for passing certain resolutions than those provided for by the law or by these Articles of Association, may only be adopted with the required majority.

9. Vorsitz und Protokoll; Teilnahme der Mitglieder der Verwaltungsräte	9. Chair and Minutes; Participation of Members of the Board of Directors

[1] Den Vorsitz der Generalversammlung führt der Präsident oder ein anderes Mitglied des Verwaltungsrates. Ist kein Mitglied des Verwaltungsrates anwesend, wird der Vorsitzende von der Generalversammlung bestimmt. Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen.

[1] The chair of the Shareholders’ Meeting shall be taken by the Chairman of the Board of Directors or any other member of the Board of Directors. If no member of the Board of Directors is present, the Shareholders’ Meeting shall appoint the chairman of the meeting. The chairman of the meeting shall appoint the secretary and the scrutineers, who do not have to be shareholders.

[2] Über die Generalversammlung wird ein Protokoll geführt, welches Anzahl, Art, Nennwert und Kategorie der von den Aktionären, von den Organen, von unabhängigen Stimmrechtsvertretern und von Depotvertretern vertretene Aktien festhält und Aufschluss über Beschlüsse, Wahlergebnisse,

[2] The Shareholders’ Meeting shall be minuted. The minutes shall contain the number, type, par value and class of the shares represented by the shareholders, the corporate bodies, the independent proxy holder of voting rights and the portfolio representatives, and shall contain the

Begehren um Auskunft und die darauf erteilten Auskünfte sowie die von den Aktionären zu Protokoll gegebenen Erklärungen gibt. Das Protokoll wird vom Vorsitzenden und vom Protokollführer der Generalversammlung unterzeichnet.

resolutions, results of elections, requests for information and respective replies, and the statements made for the record by the shareholders. The minutes shall be signed by the chairman and the secretary of the Shareholders’ Meeting.

[3] Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen, jedoch nicht abzustimmen. Sie können Anträge stellen.	[3] The members of the Board of Directors are entitled to participate, but not vote, in the Shareholders’ Meeting. They may submit proposals.

B. Verwaltungsrat	B. Board of Directors

10. Zusammensetzung und Organisation	10. Composition and Organization

[1] Der Verwaltungsrat besteht aus mindestens vier und nicht mehr als neun Mitgliedern, welche jeweils für die Dauer von einem Jahr gewählt werden. Besteht der Verwaltungsrat aus weniger als vier Mitgliedern, so müssen spätestens an der nächsten ordentlichen Generalversammlung die zusätzlich erforderlichen Verwaltungsratsmitglieder gewählt werden.

[1] The Board of Directors shall be composed of at least four and at most nine members who shall be elected for a tenure of one year each. Should the Board of Directors be composed of less than four members, the additional members of the Board of Directors required shall be elected at the latest at the next ordinary Shareholders’ Meeting.

[2] Die Verwaltungsratsmitglieder, der Präsident des Verwaltungsrats und die Mitglieder des Nominierungs- und Vergütungsausschusses werden je einzeln jährlich von der Generalversammlung gewählt. Die Amtsdauer endet mit dem Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

[2] The members of the Board of Directors, the Chairman of the Board of Directors and the members of the nomination and compensation committee are each elected individually and annually by the Shareholders’ Meeting. The term of office ends at the closing of the next ordinary Shareholders’ Meeting. Re-election is possible.

[3] Mit Ausnahme der Wahlen des Präsidenten des Verwaltungsrats und der Mitglieder des Nominierungs- und Vergütungsausschusses durch die Generalversammlung, konstituiert sich der Verwaltungsrat selbst. Er bezeichnet seinen Vizepräsidenten und den Sekretär. Der Sekretär muss dem Verwaltungsrat nicht angehören.

[3] Except for the election of the Chairman of the Board of Directors and the members of the nomination and compensation committee by the Shareholders’ Meeting, the Board of Directors shall constitute itself. It appoints its vice-chairman and a secretary. The secretary does not need to be a member of the Board of Directors.

[4] Wird das Amt des Präsidenten des Verwaltungsrats vakant, ernennt der Verwaltungsrat für die verbleibende Amtsdauer aus seiner Mitte einen neuen Präsidenten des Verwaltungsrats.

[4] If the office of the Chairman of the Board of Directors is vacant, then the Board of Directors shall appoint one of its members as Chairman of the Board of Directors until the next ordinary Shareholders’ Meeting.

[5] Bestehen in Bezug auf das Stimmrecht oder die vermögensrechtlichen Ansprüche verschiedene Aktienkategorien, so haben die Aktionäre jeder Aktienkategorie Anspruch auf Vertretung im Verwaltungsrat durch ein Mitglied. Der Verwaltungsrat trifft die notwendigen Anordnungen.

[5] If there are different categories of shares with respect to voting rights or proprietary rights, the shareholders of each category of shares are entitled to be represented by one member in the Board of Directors. The Board of Directors shall take the necessary measures.

11. Aufgaben	11. Duties

[1] Der Verwaltungsrat hat die folgenden unübertragbaren und unentziehbaren Aufgaben:	[1] The Board of Directors shall have the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. the ultimate management of the Company and the issuance of the necessary directives;

2. die Festlegung der Organisation;	2. the establishment of the organization;

3. die Ausgestaltung des Rechnungswesens und der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3. the structuring of the accounting system and the financial controls and the financial planning, insofar as this is required for the management of the Company;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen;	4. the appointment and removal of persons responsible for the management and the representation of the Company;

5. die Oberaufsicht über die Personen, denen Teile der Geschäftsführung übertragen sind, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

5.  the ultimate supervision of the persons responsible for the management, in particular, in view of compliance with the law, these Articles of Association and the regulations and directives enacted hereunder;

6. die Erstellung des Geschäftsberichtes und des Vergütungsberichts sowie die Vorbereitung der Generalversammlung sowie die Ausführung ihrer Beschlüsse;	6. the preparation of the business report and the compensation report as well as the preparation of the Shareholders’ Meeting, and the implementation of its resolutions;

7. die Benachrichtigung des Richters im Falle der Überschuldung.	7. the notification of the judge in the case of over-indebtedness.

[2] Der Verwaltungsrat ist zudem in allen Angelegenheiten und für alle Beschlüsse zuständig, die nicht nach zwingendem Recht oder den Statuten der Generalversammlung zugewiesen sind.	[2] The Board of Directors is furthermore authorized to decide on all matters that are not reserved by mandatory law or by these Articles of Association for the Shareholders’ Meeting.

[3] Der Verwaltungsrat kann die Vorbereitung und Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

[3] The Board of Directors may delegate the preparation and execution of its resolutions or the supervision of its businesses to committees or individual members. It shall ensure an adequate reporting to its members.

[4] Der Verwaltungsrat kann die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder zum Teil an einzelne Mitglieder oder an Dritte übertragen. Dieses Reglement ordnet die Geschäftsführung, bestimmt die hierfür erforderlichen Stellen, umschreibt deren Aufgaben und regelt insbesondere die Berichterstattung.

[4] The Board of Directors shall be authorized to fully or partially delegate the management of the Company to individual members or third parties based on organizational regulations. These organizational regulations shall regulate the management, determine the positions required therefor, define their duties and regulate, in particular, the reporting.

12. Sitzungen und Beschlussfassung	12. Meetings and Adoption of Resolutions

[1] Sitzungen des Verwaltungsrates sind so häufig einzuberufen, wie es die Geschäfte erfordern, jedoch mindestens vier Mal pro Jahr.	[1] Meetings of the Board of Directors shall be called as often as required by the business, and at least four times per year.

[2] Sitzungen des Verwaltungsrates werden durch den Präsidenten oder, im Verhinderungsfalle, durch ein anderes Mitglied schriftlich, elektronisch (E-Mail), per Telefon oder andere elektronische Medien einberufen. Jedes Mitglied kann unter Angabe der Gründe vom Präsidenten die Einberufung einer Sitzung verlangen.

[2] Meetings of the Board of Directors shall be called by means of a written notice, by electronic means (e-mail), by telephone or other electronic means by the Chairman or, in his absence by another member. Each member of the Board of Directors may, by specifying the reasons, request the Chairman of the Board of Directors to call a meeting.

[3] Der Verwaltungsrat fasst seine Beschlüsse an Sitzungen, oder, soweit der Vorschlag allen Mitgliedern des Verwaltungsrates unterbreitet worden ist und kein Mitglied mündliche Beratung im Rahmen einer Sitzung verlangt, über Telefon- oder Videokonferenz oder auf dem Zirkularweg (inklusive per E-Mail). Ein Zirkularbeschluss bedarf der Zustimmung der Mehrheit aller Mitglieder.

[3] The Board of Directors shall pass its resolutions in meetings or, provided the proposal has been submitted to all members of the Board of Directors and no member has requested an in-person meeting for oral deliberation, by telephone or video conferences or by circular resolution (including by e-mail). A circular resolution requires the consent of the majority of all members.

4 An Sitzungen, Telefon- oder Videokonferenzen kann der Verwaltungsrat gültig Beschlüsse fassen, wenn die Mehrheit seiner Mitglieder anwesend ist oder mittels Telefon- oder Videokonferenz oder anderen elektronischen Medien teilnimmt. Dieses Quorum ist nicht

[4] The Board of Directors may validly pass resolutions in meetings, telephone or video conferences, if the majority of its members is present or participates via telephone, video conference or other electronic means. This quorum is not required for the

notwendig für die Feststellung über die Kapitalerhöhung und die zugehörige Statutenänderung.	implementation of a capital increase and the related amendment of these Articles of Association.

[5] Soweit nicht ein höheres Zustimmungsquorum im Organisationsreglement festgelegt ist, fasst der Verwaltungsrat seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen.	[5] Subject to a higher approval quorum as provided for in the organizational regulations of the Company, the Board of Directors shall pass its resolutions by the majority of the votes cast.

[6] Über die Verhandlungen und Beschlüsse ist ein Protokoll zu führen, das vom Präsidenten bzw. vom Vorsitzenden und vom Sekretär unterzeichnet wird.

[6] The discussions and resolutions of the Board of Directors shall be minuted. The minutes shall be signed by the Chairman of the Board of Directors, or the chairman of the meeting, as the case may be, and the secretary.

13. Nominierungs- und Vergütungsausschuss und Grundsätze über Zuständigkeiten	13. Nomination and Compensation Committee and Principles regarding Powers and Duties

[1] Der Nominierungs- und Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrats.	[1] The nomination and compensation committee is composed of at least three members of the Board of Directors.

[2] Die Mitglieder des Nominierungs- und Vergütungsausschusses werden je einzeln jährlich durch die Generalversammlung gewählt. Die Amtsdauer endet mit dem Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

[2] The members of the nomination and compensation committee are each elected annually and individually by the Shareholders’ Meeting. Their tenure of office ends at the end of the next ordinary Shareholders’ Meeting. Re-election is possible.

[3] Bei Vakanzen im Nominierungs- und Vergütungsausschuss kann der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung ernennen.

[3] In case of vacancies in the nomination and compensation committee, the Board of Directors may appoint substitute members from among its members for a tenure of office until the end of the next ordinary Shareholders’ Meeting.

[4] Der Vorsitzende des Nominierungs- und Vergütungsausschusses wird vom Verwaltungsrat bestimmt.	[4] The chairperson of the nomination and compensation committee is appointed by the Board of Directors.

[5] Der Nominierungs- und Vergütungsausschuss hat folgende Aufgaben und Zuständigkeiten (Grundsätze):	[5] The powers and duties of the nomination and compensation committee are as follows (principles):

1. Vorbereitung und Planung von Nominierungen und Personalentscheiden auf den obersten Führungsebenen;	1. preparation and planning of nominations and staffing decisions on top management level;

2. Vorbereitung und periodische Überarbeitung des Vergütungssystems und der Leistungskriterien im Bereich Vergütung;	2. preparation and periodic review of the compensation policy and principles and the performance criteria related to compensation;

3. periodische Überprüfung der Umsetzung derselben sowie diesbezügliche Antragstellung und Abgabe von Empfehlungen an den Verwaltungsrat;	3. periodic review of their implementation as well as submission of proposals and recommendations to the Board of Directors;

4.  Vorbereitung aller relevanten Entscheide des Verwaltungsrats betreffend die Vergütung der Mitglieder des Verwaltungsrats und der Geschäftsleitung sowie diesbezügliche Antragstellung und Abgabe von Empfehlungen an den Verwaltungsrat.

4.  preparation of all relevant decisions of the Board of Directors relating to the compensation of the members of the Board of Directors and the Executive Management as well as submission of proposals and recommendations with respect to such decisions.

[6] Die Organisation, Arbeitsweise und Berichterstattung des Nominierungs- und Vergütungsausschusses werden vom Verwaltungsrat in einem Reglement geregelt.	[6] The organization, functioning and reporting of the nomination and compensation committee shall be governed by regulations enacted by the Board of Directors.

[7] Der Verwaltungsrat kann dem Nominierungs- und Vergütungsausschuss weitere Aufgaben zuweisen.	[7] The Board of Directors may delegate further powers to the nomination and compensation committee.

C. Revisionsstelle	C. Auditors

14. Revision	14. Audit

[1] Die Generalversammlung wählt für ein Geschäftsjahr eine Revisionsstelle. Wiederwahl ist zulässig.	[1] The Shareholders’ Meeting shall elect the Auditors for the tenure of one year. The tenure ends at the closing of the next ordinary Shareholders’ Meeting. Re-election shall be permitted.

[2] Als Revisionsstelle muss ein staatlich beaufsichtigtes Revisionsunternehmen nach den gesetzlichen Anforderungen gemäss Revisionsaufsichtsgesetz (RAG) gewählt werden.	[2] An audit firm under state oversight in accordance with the legal requirement of the Swiss Federal Act on the Supervision of Auditors (ASA) has to be appointed as Auditors.

IV. VERGÜTUNG DES VERWALTUNGSRATS UND DER GESCHÄFTSLEITUNG	IV. COMPENSATION OF THE BOARD OF DIRECTORS AND THE EXECUTIVE MANAGEMENT

15. Allgemeine Grundsätze	15. General Compensation Principles

[1] Die Vergütung der Mitglieder des Verwaltungsrats besteht aus einer fixen Vergütung. Sofern vom Verwaltungsrat nicht anders festgelegt, wird die fixe Vergütung in Geld und/oder Aktien ausgerichtet.

[1] The compensation of the members of the Board of Directors shall be a fixed compensation. Unless otherwise determined by the Board of Directors, such compensation will be paid in cash, or shares and/or other awards contemplated by the equity incentive plans of the Company.

[2] Die Vergütung der Mitglieder der Geschäftsleitung umfasst fixe und variable Vergütungselemente. Die fixe Vergütung besteht aus einem in Geld ausgerichteten Basissalär und weiteren Vergütungselementen. Die variable Vergütung enthält kurzfristige und/oder langfristige Vergütungselemente und kann von der Erreichung von einem oder mehreren Leistungskriterien abhängig gemacht werden.

[2] The compensation of the members of the Executive Management shall comprise fixed and variable compensation elements. The fixed compensation is composed of a base salary, payable in cash, and additional compensation elements. The variable compensation shall comprise short-term and/or long-term variable compensation elements and may be subject to the achievement of one or more performance metrics.

[3] Kurzfristige variable Vergütungselemente orientieren sich an vom Verwaltungsrat zu Beginn der entsprechenden Leistungsperiode festgelegte Leistungsziele, welche persönliche Ziele sowie unternehmens- und bereichsspezifische Ziele finanzieller und nichtfinanzieller Art beinhalten können. Sofern vom Verwaltungsrat oder, soweit an ihn delegiert, vom Nominierungs- und Vergütungsausschuss nicht anders festgelegt, werden kurzfristige variable Vergütungselemente in Geld ausgerichtet. Zusätzlich oder stattdessen kann vorgesehen werden, dass die Mitglieder der Geschäftsleitung einen Anteil ihres kurzfristigen variablen Vergütungsanteiles in Form von Aktien der Gesellschaft beziehen können oder müssen, wobei diese Aktien während einer gewissen Zeitperiode gesperrt werden können.

[3] Short-term variable compensation elements shall be based on performance metrics as defined by the Board of Directors at the beginning of the relevant performance period and may take into account individual targets as well as Company-specific or department-specific targets of a financial or non-financial nature. Unless otherwise determined by the Board of Directors or, to the extent delegated to it, the nomination and compensation committee, short-term variable compensation elements shall be paid in cash. In addition to or instead, it may be provided that members of the Executive Management can or have to receive a part of their variable short-term compensation in shares of the Company, whereby such shares may be blocked for a certain period of time.

[4] Langfristige variable Vergütungselemente richten sich nach vom Verwaltungsrat festgelegten strategischen Zielen unter Berücksichtigung des langfristigen Erfolgs der Gesellschaft und/oder der Gruppe und können auch Anbindungsanreize beinhalten. Sofern vom Verwaltungsrat oder, soweit an ihn delegiert, vom Nominierungs- und Vergütungsausschuss nicht anders festgelegt, werden langfristige variable Vergütungselemente in Form von Aktien, Optionsrechten oder ähnlichen Instrumenten ausgerichtet, wobei diese Aktien, Optionsrechte oder ähnlichen Instrumente während einer gewissen Zeitperiode gesperrt werden können.

[4] Long-term variable compensation elements shall be determined pursuant to the strategic goals as defined by the Board of Directors, which take into account the sustainable long-term performance of the Company and/or the group, and may also contain retention incentives. Unless otherwise determined by the Board of Directors or, to the extent delegated to it, the nomination and compensation committee, long-term variable compensation elements shall include shares, options or similar instruments, whereby such shares, options or similar instruments may be locked up for a certain period of time.

[5] Vergütungen können in Form von Geld, Aktien oder Sach- oder Dienstleistungen ausgerichtet werden. Vergütungen der Mitglieder der Geschäftsleitung können auch in Form von Optionen oder ähnlichen aktienbasierten Instrumenten oder Einheiten ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Nominierungs- und Vergütungsausschuss legt Zuteilungs-, Vesting-, Ausübungs- und/oder Verfallsbedingungen fest. Diese können vorsehen, dass aufgrund im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsvertrages, Vesting- und/oder Ausübungsbedingungen weitergelten, verkürzt oder aufgehoben werden, sowie Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben oder unter Verwendung von genehmigtem oder bedingtem Aktienkapital bereitstellen.

[5] Compensation may be paid or granted in the form of cash, shares, in kind or in form of other types of benefits. The compensation of members of the Executive Management may also be granted in form of options or similar share-based instruments and/or units. The Board of Directors or, to the extent delegated to it, the nomination and compensation committee, shall determine the conditions of granting, vesting, exercising and/or forfeiting. Such conditions may provide for a continuation, acceleration or removal of vesting and/or exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events, such as a change-of-control or termination of an employment or mandate agreement. The Company may source any required shares from the secondary market or by using authorized or conditional share capital.

[6] Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	[6] The compensation may be paid by the Company or companies controlled by it.

16. Genehmigung der maximalen Gesamtbeträge der Vergütungen des Verwaltungsrates und der Geschäftsleitung	16. Approval of the Maximum Aggregate Compensations of the Board of Directors and the Executive Management

[1] Die Generalversammlung stimmt jährlich gesondert wie folgt über die Genehmigung der folgenden Anträge des Verwaltungsrats zum maximalen Gesamtbetrag der Vergütungen ab:	[1] The Shareholders’ Meeting shall approve, annually and separately, the proposals of the Board of Directors in relation to the maximum aggregate compensation of:

1. des Verwaltungsrats für die Dauer bis zur nächsten ordentlichen Generalversammlung; und	1. the Board of Directors, for the period until the next ordinary Shareholders’ Meeting; and

2. der Geschäftsleitung für das kommende Geschäftsjahr.	2. the Executive Management, for the next business year.

[2] Der Verwaltungsrat kann den jeweiligen maximalen Gesamtbetrag in einen maximalen Gesamtbetrag für fixe und einen für variable Vergütungen unterteilen und die entsprechenden Anträge der Generalversammlung separat zur Genehmigung vorlegen. Er kann die entsprechenden Anträge zudem auch in einzelne Vergütungselemente aufteilen und/oder mit Bezug auf andere Zeitperioden der Generalversammlung zur Genehmigung vorlegen.

[2] The Board of Directors may sub-divide the respective maximum aggregate compensations to be proposed for approval into a maximum fixed and maximum variable compensation and submit the respective proposals for separate approval by the Shareholders’ Meeting. Further, the Board of Directors may sub-divide its respective proposals into other compensation elements and/or submit them for approval by the Shareholders’ Meeting with respect to different periods of time.

[3] Der Verwaltungsrat kann der Generalversammlung abweichende und zusätzliche Anträge in Bezug auf die gleichen oder anderen Zeitperioden vorlegen.	[3] The Board of Directors may submit to the Shareholders’ Meeting different or additional proposals with regard to the same or other timeframes.

[4] Verweigert die Generalversammlung die Genehmigung, kann der Verwaltungsrat einen neuen Antrag an derselben oder an einer nachfolgenden Generalversammlung stellen und die Gesellschaft darf Vergütungen unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten.

4 If the Shareholders’ Meeting denies approval, the Board of Directors may submit a new proposal at the same Shareholders’ Meeting or at a subsequent Shareholders’ Meeting and the Company may pay compensation subject to the subsequent approval by the Shareholders’ Meeting.

17. Zusatzbetrag für die Geschäftsleitung	17. Additional Amount for the Executive Management

[1] Wenn der durch die Generalversammlung bereits genehmigte maximale Gesamtbetrag der Vergütungen nach Art. 16 Abs. 1 Ziff. 2 nicht	[1] In case the maximum aggregate amount according to Art. 16 Para. 1 No. 2 already approved by the Shareholders’ Meeting is not ausreicht, sind die Gesellschaft oder von ihr kontrollierte Gesellschaften berechtigt, aus dem Zusatzbetrag eine Vergütung (einschliesslich Entschädigung für den Verlust von Vergütung oder für finanzielle Nachteile im Zusammenhang mit dem Arbeitswechsel) an solche Mitglieder der Geschäftsleitung zu bezahlen, die nach dem relevanten Genehmigungsbeschluss der Generalversammlung nach Art. 16 in die Geschäftsleitung eintreten oder innerhalb der Geschäftsleitung befördert werden.

sufficient, the Company or companies controlled by it may use an additional amount (Zusatzbetrag) for the compensation (including compensation for loss of remuneration or financial disadvantages incurred by a new member of the Executive Management as a result of his/her change of employment) of members of the Executive Management who are appointed or promoted within the Executive Management after the compensation for the Executive Management has been approved.

[2] Der Zusatzbetrag darf je Vergütungsperiode 40% des letzten von der Generalversammlung genehmigten maximalen Gesamtbetrages der Vergütungen für Mitglieder der Geschäftsleitung nicht übersteigen.	[2] The additional amount per compensation period shall not exceed 40% of the maximum aggregate amount of compensation of the Executive Management last approved.

V. ZULÄSSIGE TÄTIGKEITEN AUSSERHALB DES KONZERNS, VERTRÄGE ÜBER VERGÜTUNGEN	V. PERMITTED MANDATES OUTSIDE GROUP, AGREEMENTS ON REMUNERATION

18. Mandate von Mitgliedern des Verwaltungsrats und der Geschäftsleitung ausserhalb der Allwyn Gruppe	18. Mandates of Members of the Board of Directors and the Executive Management outside the Company

[1] Kein Mitglied des Verwaltungsrats darf mehr als vier zusätzliche Mandate in börsenkotierten Gesellschaften und mehr als zehn Mandate in nicht börsenkotierten Gesellschaften wahrnehmen.	[1] No member of the Board of Directors may hold more than four additional mandates in listed companies and more than ten mandates in non-listed companies.

[2] Kein Mitglied der Geschäftsleitung darf mehr als ein Mandat in einer börsenkotierten Gesellschaft und mehr als fünf Mandate in nicht börsenkotierten Gesellschaften wahrnehmen.	[2] No member of the Executive Management may hold more than one mandate in a listed company and more than five mandates in non-listed companies.

[3] Nicht unter die Beschränkung fallen:	[3] The following mandates are not subject to these limitations:

1. Mandate in Gesellschaften, die durch die Gesellschaft kontrolliert werden, die Gesellschaft kontrollieren oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen;	1. mandates in companies which are controlled by the Company or which control the Company or which are under common control with the Company;

2.  Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierter Gesellschaften wahrgenommen werden. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen; und

2. mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management may hold more than ten such mandates; and

3.  Mandate in Vereinen, gemeinnützigen Organisationen, Stiftungen, Trusts sowie Personalfürsorgestiftungen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen.

3.  mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations (no member of the Board of Directors or of the Executive Management may hold more than ten such mandates).

[4] Als Mandate im Sinne dieser Statutenbestimmung gelten Mandate in den obersten Leitungs- oder Verwaltungsorganen von Rechtseinheiten, die zur Eintragung ins Handelsregister oder in ein entsprechendes ausländisches Register verpflichtet sind. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein Mandat.

[4] Mandates within the meaning of this provision shall mean mandates in the supreme managing or administrative body of a legal entity which is required to be entered in the commercial register or a corresponding register abroad. Mandates in different legal entities under common control or owned by the same beneficial owner shall be deemed to constitute a single mandate.

[5] Die Annahme von Mandaten von Mitgliedern der Geschäftsleitung in Rechtseinheiten ausserhalb der Allwyn Gruppe erfordert die vorgängige Genehmigung des Verwaltungsrats bzw., sofern an diesen delegiert, des Nominierungs- und Vergütungsausschusses.

[5] Any mandate of a member of the Executive Management in a legal entity outside of the Company shall be subject to prior approval by the Board of Directors, or where delegated to it, the nomination and compensation committee.

[6] Mitglieder des Verwaltungsrates oder der Geschäftsleitung, welche im Zeitpunkt ihrer Wahl bzw. Ernennung bei der Gesellschaft oder welche durch die Annahme eines Mandates bei einer Rechtseinheit ausserhalb der Allwyn Gruppe, die Anforderungen dieser Statutenbestimmung nicht oder nicht mehr erfüllen, haben bis zum ordentlichen Rücktrittsdatum eines überzähligen Mandates, längstens aber innert zwölf Monaten seit dieser Wahl bzw. Ernennung oder Annahme, ihre Anzahl Mandate auf das erlaubte Mass zu reduzieren. Während dieser Zeit sind sie Mitglied des Verwaltungsrates oder der Geschäftsleitung mit allen Rechten und Pflichten.

[6] Members of the Board of Directors or the Executive Management, who at the time of their election/appointment to the Company, or who, because of the acceptance of a mandate in an entity outside the Allwyn Group, do not or no longer fulfil the requirements of this provision, shall, until the ordinary date of resignation for one of the excess mandates, but, in any event, within twelve months from election, appointment, or acceptance, respectively, reduce the number of their mandates to the number permitted under this provision. During this time, they are members of the Board of Directors or the Executive Management, respectively, with all powers and duties.

19. Verträge über die Vergütung	19. Agreements on Remuneration

[1] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrats Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.

[1] The Company or companies controlled by it may enter into remuneration agreements with members of the Board of Directors. The duration and termination thereof shall be subject to the member’s tenure of office and the applicable statutory legal provisions.

[2] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.

[2] The Company or companies controlled by it may enter into open-ended or fixed-term employment agreements with the members of the Executive Management. Fixed-term employment agreements shall have a term not exceeding one year. The agreement may be renewed. Open-ended employment agreements shall have a termination notice period not exceeding twelve months.

[3] Vereinbaren die Gesellschaft oder von ihr kontrollierte Gesellschaften ein nachvertragliches Konkurrenzverbot mit Mitgliedern der Geschäftsleitung für die Zeit nach Beendigung des Arbeitsverhältnisses, so darf die Entschädigung für ein solches Konkurrenzverbot den Durchschnitt der Vergütungen des betreffenden Mitglieds der letzten drei Geschäftsjahre vor dessen Ausscheiden nicht übersteigen.

[3] If the Company or companies controlled by it agree on a post-contractual non-compete agreement with members of the Executive Management for the period after the end of the employment relationship, the compensation for such non-compete undertaking may not exceed the average amount of compensation paid to such member in the three business years prior to that member leaving the Company.

VI. GESCHÄFTSJAHR, GEWINNVERWENDUNG	VI. BUSINESS YEAR, ALLOCATION OF PROFITS

20. Geschäftsjahr	20. Business Year

Der Verwaltungsrat legt das Geschäftsjahr fest.	The Board of Directors shall determine the business year.

21. Gewinnverwendung	21. Allocation of Profits

[1] Die Generalversammlung beschliesst nach Entgegennahme der Anträge des Verwaltungsrates und des Berichtes der Revisionsstelle unter Vorbehalt der gesetzlichen Bestimmungen über die Verwendung des Bilanzgewinnes und setzt die Dividende fest.

[1] The Shareholders’ Meeting resolves on the allocation of the retained earnings and determines any dividend distribution after receipt of the proposals of the Board of Directors and the Auditor’s report and subject to the legal provisions.

[2] Zusätzlich zu den gesetzlichen Reserven kann die Generalversammlung zusätzliche Reserven bereitstellen.	[2] In addition to the legal reserves, the Shareholders’ Meeting may create supplemental reserves.

[3] Dividenden, die nicht innerhalb von fünf Jahren nach dem Fälligkeitstag beansprucht werden, verbleiben bei der Gesellschaft und werden den allgemeinen Reserven zugeführt.	[3] Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.

VII. AUFLÖSUNG UND LIQUIDATION; BENACHRICHTIGUNG	VII. DISSOLUTION AND LIQUIDATION; NOTICES

22. Auflösung und Liquidation	22. Dissolution and Liquidation

Wird die Gesellschaft aufgelöst, so führt der Verwaltungsrat die Liquidation durch, sofern die Generalversammlung nicht etwas anderes beschliesst.	In the event the Company is dissolved, the liquidation shall be carried out by the Board of Directors, unless the Shareholders’ Meeting resolves otherwise.

23. Mitteilungen und Bekanntmachungen	23. Notices and Announcements

[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsmittel bezeichnen.

[2] Alle formellen Mitteilungen der Gesellschaft an die Aktionäre erfolgen durch Bekanntmachung in den Publikationsorganen. Mitteilungen an die Aktionäre können auch per Brief, E-Mail oder Telefax an die im Aktienbuch eingetragene Adresse erfolgen.

[1] Official publications of the Company shall be made in the Swiss Official Gazette of Commerce. The Board of Director may designate additional means of publication.

[2] Formal notices of the Company to the shareholders shall be made by official publications. Notices to shareholders may also be made by mail, e-mail or facsimile to the addresses recorded in the share register.

VIII. SACHEINLAGEN UND SACHÜBERNAHMEN	VIII. CONTRIBUTIONS-IN-KIND AND ACQUISITIONS-IN-KIND

24.  Sacheinlage

Die Gesellschaft übernimmt anlässlich der ordentlichen Aktienkapitalerhöhung vom [Datum] gemäss Sacheinlagevertrag vom [Datum] von [Exchange Agent], [Sitz], [Anzahl] Mitgliedschaftsanteile der Allwyn US HoldCo LLC, Delaware, zum Gesamtübernahmewert von [USD] [Betrag]. Als Gegenleistung erhält die Sacheinlegerin 2’015’069’102 Klasse A Aktien der Gesellschaft mit einem Nennwert von je CHF 0.01 und [Anzahl] Klasse B Aktien

24.  Contribution-in-Kind

At the occasion of the ordinary share capital increase dated as of [date], the Company acquires pursuant to the contribution-in-kind agreement dated as of [date] from [Exchange Agent], [registered office], [number] membership interests in Allwyn US HoldCo LLC, Delaware, at a total valuation of [USD] [amount]. In return, the transferor receives 2,015,069,102 Class A Shares of the Company with a par value of CHF 0.01 each

der Gesellschaft mit einem Nennwert von je CHF 0.04 zum Gesamtausgabebetrag von CHF [Betrag].	and [number] Class B Shares of the Company with a par value of CHF 0.04 each, for a total issue price of CHF [amount].

25.  Beabsichtigte Sachübernahme

Die Gesellschaft beabsichtigt nach der Durchführung der ordentlichen Aktienkapitalerhöhung vom [Datum] gemäss Zuschuss-/Sachübernahmevertrag vom [Datum] von [Exchange Agent], [Sitz], alle 10’010’000 Namenaktien (Stammaktien) der Allwyn AG (bisher SAZKA Entertainment AG), Luzern, mit einem Nennwert von je CHF 0.01 zu einem Kaufpreis von [EUR] [Betrag] zu erwerben.

25.  Intended Acquisition-in-Kind

Following the ordinary share capital increase dated as of [date], the Company intends to acquire pursuant to the contribution/acquisition-in-kind agreement dated as of [date] from [Exchange Agent], [registered office], all 10,010,000 registered shares (common shares) in Allwyn AG (formerly SAZKA Entertainment AG), Lucerne, with a par value of CHF 0.01 each, for a consideration of [EUR] [amount].

IX. SCHIEDSGERICHTSBARKEIT SKLAUSEL	IX. ARBITRATION CLAUSE

26.  Schiedsgerichtsbarkeit

[1] Mit Wirkung ab dem 1. Januar 2023 wird jede Streitigkeit (wie nachstehend definiert) einzig und allein durch ein verbindliches und endgültiges Schiedsverfahren gemäss der internationalen Schweizerischen Schiedsordnung des Swiss Arbitration Centre, einschliesslich der “Supplementary Rules for Corporate Disputes” (die “Schweizerische Schiedsordnung”), die zur Zeit der Einreichung der Einleitungsanzeige in Übereinstimmung mit dieser Schweizerischen Schiedsordnung in Kraft ist, zu entscheiden, es sei denn, die Gesellschaft stimmt ausdrücklich schriftlich etwas anderem zu.

26.  Arbitration

[1] Effective as of January 1, 2023, except to the extent the Company expressly agrees otherwise in writing, every Dispute (as defined below) shall be resolved solely and exclusively through binding and final arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center, including its “Supplementary Rules for Corporate Disputes” (the “Swiss Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Swiss Rules.

[2] Für die Zwecke dieses Art. 26 bedeutet “Streitigkeit” alle gesellschaftsrechtlichen Streitigkeiten, Meinungsverschiedenheiten, Fälle, Klagegründe, Verfahren, Ansprüche oder Klagen jeglicher Art (einschliesslich Sammelklagen oder vermeintlicher Sammelklagen), die (i) derivativ sind oder im Namen der Gesellschaft erhoben werden; (ii) eine Pflichtverletzung eines

[2] For purposes of this Art. 26, “Dispute” shall mean any corporate dispute, controversy, case, cause of action, suit, proceeding, claim, or action of any kind (including any class-action or putative class-action) that (i) is derivative or brought on behalf of the Company; (ii) asserts a breach of duty owed to the Company or its shareholders by any director, officer, auditors, or other employee

Verwaltungsratsmitglieds, Geschäftsführers, einer Revisionsstelle oder sonstigen Mitarbeiters der Gesellschaft gegenüber der Gesellschaft oder ihren Aktionären geltend machen; (iii) anderweitig von einem Aktionär gegen die Gesellschaft, die Organe der Gesellschaft, ein Mitglied der Organe der Gesellschaft oder von der Gesellschaft gegen einen Aktionär, ein Organ der Gesellschaft oder ein Mitglied eines Organs der Gesellschaft oder von einem Organ der Gesellschaft oder einem Mitglied eines solchen Organs gegen die Gesellschaft erhoben werden (z. B. Anfechtungs- und Nichtigkeitsklagen, Auflösungsklage, Klage auf (Nach-)Liberierung gegen Aktionäre, Rückerstattungsklage gegen Aktionäre wegen ungerechtfertigter Zuwendungen, Haftungs- und Verantwortlichkeitsklagen gegen den Verwaltungsrat, die Geschäftsleitung, die Revisionsstelle); oder (iv) die Anwendung oder Durchsetzung dieser Statuten betreffen.

of the Company; (iii) otherwise is brought by a shareholder against the Company, the Company’s corporate bodies, a member of the Company’s corporate bodies, or by the Company against a shareholder, a Company’s corporate body or a member the Company’s corporate body, or by a Company’s corporate body or member of such corporate body against the Company (e.g. claims challenging shareholders’ resolutions, dissolution claims, contribution claims against shareholders, restitution claims against shareholders with regard to undue benefits, liability claims against the Board of Directors, the Executive Management, the Auditors); or (iv) concerns the application or enforcement of these Articles of Association.

[3] Die Zahl der Schiedsrichter beträgt drei, wobei der Kläger oder die Gruppe von Klägern einerseits und der Beklagte oder die Gruppe von Beklagten andererseits jeweils einen Schiedsrichter ernennen und die beiden so ernannten Schiedsrichter den dritten Schiedsrichter benennen, der den Vorsitz des Schiedsgerichts führt.

[3] The number of arbitrators shall be three, with the claimant or group of claimants on the one hand and the respondent or group of respondents on the other hand each appointing one arbitrator and the two arbitrators thus appointed designating the third arbitrator who shall be the chairperson of the arbitral tribunal.

[4] Der Sitz des Schiedsgerichts befindet sich am Sitz der Gesellschaft.	[4] The seat of the arbitration shall be at the registered office of the Company.

[5] Das Schiedsverfahren und der Schiedsspruch werden in englischer Sprache geführt bzw. ausgestellt, wobei Beweise auch in deutscher Sprache vorgelegt werden können.	[5] The arbitral proceedings shall be conducted, and any award shall be rendered, in English, whereby evidence may also be submitted in German language.

[6] Beim Erlass eines Schiedsspruchs oder einer Entscheidung wenden die Schiedsrichter materielles schweizerisches Recht unter Ausschluss des schweizerischen internationalen Privatrechts und etwaiger internationaler Verträge an.

6 In rendering an award or decision, the arbitrators shall apply substantive Swiss law, to the exclusion of Swiss international private law and any international treaties.

[7] Die Schiedsrichter sind ausschliesslich befugt, über Fragen der Schiedsfähigkeit nach diesem Art. 26 zu urteilen.	[7] The arbitrators shall have exclusive authority to determine questions of arbitrability under this Art. 26.

[8] Die Gesellschaft stellt sicher, dass die Aktionäre und die Mitglieder der Gesellschaftsorgane, die von den Rechtswirkungen des Schiedsspruchs unmittelbar betroffen sein können, (i) über die Einleitung und den Abschluss eines solchen Schiedsverfahrens gemäss der Schweizerischen Schiedsordnung informiert werden (wobei die Benachrichtigung in der in diesen Statuten für Mitteilungen der Gesellschaft vorgesehenen Form zu erfolgen hat) und (ii) die Möglichkeit haben, an der Bestellung des Schiedsgerichts und als Intervenienten am Verfahren gemäss der Schweizerischen Schiedsordnung teilzunehmen.

[8] The Company shall ensure that the shareholders and members of the Company’s corporate bodies, who may be directly affected by the legal effects of the arbitral award, shall (i) be notified about the commencement and conclusion of such arbitration proceeding in accordance with the Swiss Rules (such notification to be delivered in the form provided for in these Articles of Association for notifications issued by the Company), and (ii) have the possibility to participate in the appointment of the arbitral tribunal and in the proceeding in accordance with the Swiss Rules.

* * * * *

Die englische Fassung der Statuten ist eine Übersetzung des deutschen Originaltextes und ist rechtlich nicht verbindlich.	The English version of these Articles of Association is a translation of the original German text and shall not have legal binding effect.

Zug, [•] 2022

Zug, [•] 2022

Der Vorsitzende:	Die Protokollführerin:

The Chairman:	The Secretary:

[Name]	[Name]

BEGLAUBIGUNG

LEGALISATION

Hiermit beglaubige ich, dass es sich bei den vorstehenden Statuten der Allwyn Entertainment AG, Luzern (Umfang: [●] Seiten), um die anlässlich der ausserordentlichen Generalversammlung und den Verwaltungsratssitzungen vom [Datum] 2022 in Kraft gesetzten Statuten der Gesellschaft handelt.

I hereby certify that the above mentioned articles of association of Allwyn Entertainment AG, Lucerne (consisting of [●] pages), were set in force during the extraordinary shareholder’s meeting and the meeting of the board of directors on [date], 2022.

Zug, [Datum] 2022	Die Urkundsperson:

Zug, [date], 2022	The Civil Law Notary:

[●]

Annex E

ORGANISATIONAL REGULATIONS

ORGANISATIONAL REGULATIONS

of

Allwyn Entertainment AG

with registered seat in Lucerne, Switzerland

ORGANISATIONAL REGULATIONS

CONTENT:

ORGANISATIONAL REGULATIONS

1.	GENERAL

These regulations (the “Organisational Regulations”) establish the internal organisation of Allwyn Entertainment AG (the “Company”).

The Company’s business shall be conducted in line with all applicable laws, the Company’s articles of association (the “Articles of Association”) and the Organisational Regulations.

The Organisational Regulations have been adopted by the Board of Directors of the Company based on Art. 716b of the Swiss Code of Obligations (“CO”) and Art. 11 para. 4 of the Articles of Association, enabling the Board to fully or partially delegate the management of the Company to individual members or third parties. The Board may adopt further regulations, guidelines and policies for specific areas.

The Company is an affiliate of the SAZKA group (the “Group”). In this function it performs tasks of management, organisation and financing not only for itself but also for the Group and all its subsidiaries (the “Subsidiaries”). To ensure proper functioning of the Group in the interests of the Company and its shareholders and to comply with applicable laws and regulations, the Board shall supervise and, where necessary and appropriate and always subject to applicable local laws and regulations and the articles of incorporation and by-laws of the local entities of the Group, coordinate the Group and its Subsidiaries by providing overall guidance and support.

2.	ORGANISATION OF THE COMPANY

2.1	The corporate organisation of the Company consists of the following corporate bodies:

a)	the board of directors of the Company (the “Board”);

b)	the chairperson of the Board (the “Chairperson”);

c)	the vice-chairperson of the Board (the “Vice-Chairperson”), if appointed by the Board;

d)	the corporate secretary of the Board (the “Corporate Secretary”), if appointed by the Board;

e)	the Committees of the Board, being the Audit Committee (the “AC”) and the Nomination and Compensation Committee (the “NCC” and together with the AC the “Committees”);

f)	the Chief Executive Officer (the “CEO”);

g)	the Chief Financial Officer (the “CFO”); and

h)	the executive management of the Company (the “Executive Management”).

3.	THE BOARD

3.1	Powers and Duties

The Board is the highest executive authority of the Company and is entrusted with the ultimate direction of the Company and shall have the ultimate responsibility for the business and affairs of the Company. The Board shall exercise powers and duties as required by law, the Articles of Association and the Organisational Regulations.

The Board shall be responsible for the overall direction of the Company’s and the Group´s business as well as the oversight of the operational management. It shall adopt guidelines and policies for the business and ensure that it is regularly informed on the course of business.

The Board shall be empowered to pass resolutions on all matters that are not expressly reserved to the general meeting of shareholders of the Company (the “General Meeting”) or another of the Company’s bodies by law, the Articles of Association or the Organisational Regulations.

ORGANISATIONAL REGULATIONS

3.2	Delegation of Power

The Board herewith delegates the operational management of the Company and the Group (Geschäftsführung) to the entire Executive Management under the leadership of the CEO within the limits permitted by law and subject to the powers and duties remaining with the Board pursuant to these Organisational Regulations.

The CEO´s powers and obligations are as defined by Art. 10 of these Organisational Regulations or as further regulated by law or the Articles of Association. The Board may give, from time to time, further guidelines to the Executive Management as to specific elements of the operations.

3.3	Internal Control and Risk Management Systems and Dealing with Compliance

The Board shall maintain appropriate and for the Company and the Group suitable internal control and risk management systems (financial, operational, regulatory and reputational risks), compliance functions and codes of conduct, in line with accepted industry standards and best practice rules.

3.4	Annual Evaluation and Review of Compliance

The Board, with the assistance of NCC, shall carry out an annual evaluation of its performance and of the performance of the Committees.

3.5	Composition and Constitution of the Board

The Board shall consist of at least four and in the maximum of nine members (the “Board Members”). The Board shall determine its own organisation.

The Board Members shall be elected for a tenure of one year. The tenure of office shall be the period between one annual general meeting of shareholders (the “AGM”) and the end of the AGM held in the business year in which the relevant tenure expires. Re-election is possible.

The Chairperson is elected by the AGM. In case the position as Chairperson becomes vacant, the Board appoints a Chairperson from amongst its members for the remaining term of office.

The Board may appoint a Corporate Secretary, who does not need to be a member of the Board, and a Vice-Chairperson. The Board elects the Vice-Chairperson and the members of the AC from amongst its members.

The Board may remove Board Members from their functions as Vice-Chairperson or member of the AC at any time.

The members of the NCC are elected by the AGM. In case a seat in the NCC becomes vacant, the Board may appoint from amongst its members another member to the NCC for the remaining term of office.

Unless the Board determines otherwise, the Corporate Secretary is entitled to communicate and confirm the contents of resolutions passed by the Board, whether in a Board meeting or via a circular resolution, to other bodies of the Company or third parties. This communication relates to legal acts addressed to third parties, such as the granting of authorisation or power of attorney to represent the Company, approvals of agreements and other contractual documents, entries in the commercial register and similar.

The exercise of the mandate as a Board Member shall be explicitly restricted to the elected members and no deputies or proxies shall be permitted.

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3.6	Irrevocable Powers of the Board

The Board has the following duties and powers which by law (Art. 716a CO) are inalienable and may not be delegated:

(a)	Ultimate direction, including the overall strategic orientation, of the Company and the Group as well as issuing the necessary instructions;

(b)	Establishment of the organisation and management structure of the Company and the Group;

(c)	Appointing and dismissing the persons entrusted with the management and representation, in particular the CEO and, upon motion by the CEO, the members of the Executive Management;

(d)	Structuring the Company’s and the Group’s accounting system, financial planning, reporting and controlling systems;

(e)

Supervising the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organisational Regulations or any directives, policies or guidelines;

(f)	Preparing the annual report as well as convening and preparing the AGM and implementing its resolutions;

(g)	Passing resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares (Art. 634a CO);

(h)	Passing resolutions confirming increases in share capital and amending the Articles of Association in that respect (Art. 651 al.4, 651a, 652g, 652h, 653g and 653h CO);

(i)	Any resolutions pursuant to Section 3.7 below; and

(j)	Informing the courts in the event of over-indebtedness (articles 725ff. CO).

3.7	Further Powers of the Board

In addition to the powers and duties set forth in Art. 3.6 of these Organisational Regulations the Board remains competent to resolve on the matters set forth in the table attached as Annex 1.

Further, the Board may, at any time on a case-by-case basis or according to a general reservation of powers provided in the Organisational Regulations, intervene in the tasks and powers of an executive body subordinated to it and resolve on the relevant matter itself.

The Board may obtain independent advice from external experts on important business matters at the Company’s expense.

3.8	Chairperson

The Chairperson (or, in his absence, any other Board Member) chairs the General Meeting and the Board. If no Board Member is present, the General Meeting shall appoint the chairperson of the meeting from any other person present at that meeting as provided in the Articles of Association.

The Chairperson is entrusted with leading and managing the Board and is responsible for establishing an appropriate structure and governance system of the Board enabling the Board to render its duties efficiently and in the best interest of the Company and the Group.

The Chairperson shall see to it that the information flow, meeting preparation, deliberations, the passing of resolutions and implementation of decisions of the Board are carried out properly and timely.

ORGANISATIONAL REGULATIONS

The Chairperson shall ensure, in cooperation with the CEO, that information on all aspects of the Company and the Group relevant for the decision-making and supervision is made available to all Board Members in good time.

In addition, the Chairperson has the following powers and duties:

(a)	Convening meetings of the Board and setting the agenda;

(b)	Supervision of compliance with and implementation of the resolutions of the Board;

(c)	Immediate information of all Board Members in case of extraordinary events;

(d)	Handling of information requests from other Board Members in accordance with Art. 715a CO;

(e)	All other matters reserved to the Chairperson by law, the Articles of Association or the Organisational Regulations;

(f)	Interacting with the CEO and the other members of the Executive Management outside of Board meetings;

(g)	Monitoring the implementation of the measures decided by the Board; and

(h)	Representing the Board internally and externally.

In case of emergency, when immediate action is required to safeguard the interests of the Company and the Group, and where a regular Board resolution cannot be reasonably passed in due time, the Chairperson, or in his/her absence, the Vice-Chairperson, has the power to take, together with the CEO or any other appropriate member of the Board or the Executive Management, all decisions and actions which otherwise would be reserved to the Board. The Chairperson shall promptly inform all members of the Board of such decisions and actions and they shall be confirmed and properly recorded in the minutes at the next meeting of the Board.

3.9	Vice-Chairperson

If the Chairperson is temporarily unable or unavailable to exercise his/her functions, the Vice-Chairperson assumes his/her functions.

3.10	Meetings of the Board

The Chairperson shall convene meetings of the Board as often as business requires. The Board shall meet at least four times a year. In the event that the Chairperson is unable to do so, the Vice-Chairperson or any other Board Member shall convene and chair the meeting.

Every Board Member shall have the right to demand that a meeting be convened promptly setting forth the reasons for the request.

Board meetings may be held in person, via telephone or video-conference or by means of other electronic media (the “Remote Participation”). A Board meeting at which all Board Members participate via Remote Participation is allowed.

The Chairperson shall set the agenda for each meeting taking into account any requests of other Board Members. Board Members must submit such requests at least five working days before the date of the meeting (or in case a shorter notice period for a Board meeting is given, within two days after receipt of such notice). Invitations including supporting materials for the agenda items that require a resolution to be passed shall be sent in writing or by e-mail or, if used, uploaded in a secured sharing platform, usually at the latest three working days before a meeting. The Chairperson may shorten this period in extraordinary situations. Supporting material for agenda items that are of informative character can be sent at any time before a meeting.

ORGANISATIONAL REGULATIONS

3.11	Resolutions by the Board

The Board may pass resolutions if the majority of all Board Members are present (in person or by phone or video conference or other electronic media) and

•	until the occurrence of any of the events in Art. 7 para. 5 of the Articles of Association, at least half of the present Board Members are representatives of KKCG AG;

•

as long as KKCG AG, together with its Affiliates (as defined in the Articles of Association), holds at least 10% of the Company’s issued share capital registered in the commercial register, and unless the preceding paragraph applies, two present Board Members are representatives of KKCG AG;

•

as long as KKCG AG, together with its Affiliates (as defined in the Articles of Association), holds at least 3% (but less than 10%) of the Company’s issued share capital registered in the commercial register, one present Board Member is a representative of KKCG AG and (iii) at least one independent director is present.

No such quorum is required for resolutions concerning the implementation of capital increases (namely for the capital increase resolution (Erhöhungsbeschluss) according to Art. 651 para. 4 CO and for the ascertainment resolution according to Art. 652g CO (Feststellungsbeschluss)) and corresponding amendments to the Articles of Association, or if a Board meeting needs to be repeated because the quorum was not reached in the first Board meeting and at least another five business days’ prior notice is given for the second Boarding meeting.

A Board Member who is not able to attend a Board meeting may not be represented by another Board Member or any other person.

Resolutions may also be passed in form of circular resolutions (including by e-mail), unless a Board Member demands by letter, or e-mail that the matter be discussed at a meeting. Any Board Member who wishes to object against taking a circular resolution shall request deliberations in a meeting as soon as possible and no later than three days after becoming aware of the proposed resolution. A circular resolution shall require the approval of the majority of all Board Members and shall be included in the minutes of the next Board meeting.

In all of the above forms of meetings decisions shall be taken with the majority of votes cast.

The Chairperson has the casting vote in the event of a tie.

3.12	Meeting Minutes

Meeting minutes shall reflect the deliberations and resolutions of the Board, including, if requested, dissenting opinions of and votes cast by Board Members. They shall be signed by the Chairperson or the person chairing the Board Meeting and the Corporate Secretary (or other person appointed as a minutes clerk for a particular Board meeting).

The Corporate Secretary shall make available to the Board Members a copy of the minutes once the minutes have been signed. Board Members may examine the Board minutes of any meeting at any time.

3.13	Attendance at Board Meetings

The Chairperson shall decide as to the participation of the CEO, other members of the Executive Management or other persons at Board meetings. The other Board Members may request that those responsible for the business attend. Further, third parties may be invited to participate in meetings of the Board on a consultative basis.

ORGANISATIONAL REGULATIONS

4.	EXTERNAL MANDATES

Any acceptance of mandates in legal entities outside the Group shall be governed by the Articles of Association.

Any acceptance of mandates outside the Group by members of the Board shall be subject to prior approval by the Board if such mandate could result in a conflict of interest. Members of the Executive Management have to obtain approval by the Board.

5.	DUTY TO PROVIDE INFORMATION

Each member of the Board and the Executive Management shall provide annually and at any time upon request by the Board information on (i) his/her participation in the Company (registered shares, participation certificates, options, etc.), (ii) any transactions with the Company or any of its Subsidiaries and (iii) all other matters that the Company has to request from the Board Member / Executive Management member in order to comply with its disclosure obligations.

6.	CONTACT WITH MEDIA AND SHAREHOLDERS

The Chairperson and the CEO are jointly responsible for the communication with the shareholders and other stakeholders as well as for the coordination of the public, investors and media relations. They shall make appropriate arrangements, and issue guidelines to ensure that all members of the Board and the Executive Management and any officers discipline in communication matters, speak with one voice and are aware of the internal regulations on insider trading and the risks of communication arbitrage.

In the day-to-day operations, the CEO shall be responsible for the direct communication with the public, media and investors but shall adhere to the communication strategy defined by the Board and regularly update the Chairperson on the communication with the public, media and investors.

The CEO shall coordinate with the Chairperson all material investor relations activities as well as the major statements to the shareholders, the public, NGOs or government authorities. The Board has to be informed immediately in case shareholders or group of shareholders, NGOs or government authorities make special proposals as to the business or the future of the Company including but not limited to corporate governance issues, ethical matters, strategy proposals or advancements of corporate finance transactions of any kind relating to the Group.

The Chairperson may, at any time, decide to personally take charge of major communication matters if this is in the best interest of the Company and the Group.

7.	REPORTING

The Chairperson, the CEO and any member of the Executive Board will meet whenever need arises and shall confer in appropriate ways on the key issues and the preparation of upcoming Board meetings.

Further, the CEO and the CFO shall keep the Board up to date in a “Monthly Reporting Package” on the current state and financial condition of business as well as on important events. The Board shall take from time to time decisions as to the content of these reports.

In addition, the CEO and the CFO shall provide the Board timely with quarterly financial reports (P&L, Balance Sheet and cash flow statements).

Significant changes in the shareholder structure of the Company, changes in key members of management and the Company’s or the Group’s organisation as well as all extraordinary events must be brought to the immediate attention of the Board

ORGANISATIONAL REGULATIONS

8.	CONFLICTS OF INTEREST/EXCLUSION

Each member of the Board or the Executive Management must conduct his/her/its personal and business/financial affairs in such a manner that conflicts with the interest of the Company are avoided.

If there is the possibility of a conflict of interest, the person in question shall inform the Chairperson (or in case the conflict of interest is with the Chairperson, the Vice-Chairperson) (e-mail is sufficient). The Chairperson (or in case the conflict of interest is with the Chairperson, the Vice-Chairperson) shall call for a decision by the Board depending on the severity of the conflict. The person in question may participate in the deliberations, but not in the decision-making, unless the Chairperson (or in case the conflict of interest is with the Chairperson, the Vice-Chairperson) decides otherwise.

Members of the Board or the Executive Management shall abstain from voting and participating in the deliberations on matters or transactions which affect their own interests or the interests of individuals or entities connected or close to them. Such members shall not count towards the basis for determining the presence quorum of Art. 3.11 para. 1 of these Organisational Regulations. No person who has a permanent conflict of interests may be a member of the Board or the Executive Management.

Transactions between the Company and the members of the Board, the Executive Management or persons close to them shall be subject to the arm’s length principle; they shall be approved by the Board in the absence of the person concerned.

9.	COMMITTEES

9.1	General

The Board may appoint committees (the “Committees”) from among its members and may assign powers and duties to them in accordance with the law, the Articles of Association, the Organisational Regulations and other regulations, directives, policies and guidelines. The Committees shall regularly report to the Board.

The overall responsibility for any powers and duties assigned to the Committees shall remain with the Board.

The Board may combine the functions of several Committees provided their members fulfil the respective qualifications.

For the time being, there are two standing Committees:

a)	Nomination and Compensation Committee (NCC)

b)	Audit Committee (AC)

The Board may appoint other Committees for specific areas and/or on an interim basis.

Each Committee shall appoint a secretary who needs not to be a member of the Board. Unless otherwise determined by a Committee, the secretary shall be the Corporate Secretary of the Board.

9.2	Audit Committee (AC)

The Board appoints a minimum of three of its members to compose the AC. Their term of office is one year until the end of the following AGM.

The Board aims for appointing non-executive and independent members within the meaning of the provisions of the Swiss Code of Best Practice for Corporate Governance. The majority of the members, including the AC Chairperson should be experienced in financial and accounting matters.

ORGANISATIONAL REGULATIONS

The Board shall appoint the Chairperson of the AC who shall be a Board Member other than the Chairperson.

The AC shall sit at least four times per year, and whenever the business requires so. The minutes of such meeting shall be recorded separately and distributed to all Board Members.

The AC has the powers and duties set forth in the Audit Committee Charter, which is regularly reviewed and approved by the Board.

9.3	Nomination and Compensation Committee (NCC)

The NCC shall be composed of at least three members of the Board. The members of the NCC are elected by the AGM. The Board appoints the Chairperson of the NCC.

The Board aims for proposing the following number of KKCG representative Board Members to be elected by the General Meeting as members of the NCC:

(a)

two, until the occurrence of any of the following events: (i) seven years from the date of the shareholding of KKCG together with its Affiliates (as defined in the Articles of Association), falls below 35% of the issued share capital of the Company as registered in the commercial register, (ii) KKCG, together with its Affiliates, holds less than 25% of the issued share capital of the Company as registered in the commercial register, (iii) the date of the death or permanent disability of Karel Komárek, (iv) the effective date of Karel Komárek’s resignation or removal from the Board of Directors; or

(b)	one, for as long as KKCG, together with its Affiliates (as defined in the Articles of Association), holds more than 3% of the Company’s issued share capital registered in the commercial register).

The Board shall propose for election by the General Meeting as the remaining member(s) of the NCC non-executive and independent Board Members within the meaning of the provisions of the Swiss Code of Best Practice for Corporate Governance, as well as independent from KKCG and its Affiliates (as defined in the Articles of Association).

The NCC shall sit at least three times per year, and whenever the situation so requires.

The NCC has the powers and duties set forth in the Nomination and Compensation Committee Charter, which is regularly reviewed and approved by the Board.

10.	CEO AND EXECUTIVE MANAGEMENT

10.1	Appointment and Dismissal

The CEO and the members of the Executive Management shall be appointed and dismissed by the Board.

10.2	Delegation of Power

The Board delegates the operational management (Geschäftsführung) of the Company and the Group to the entire Executive Management under the leadership of the CEO within the limits permitted by law and subject to the powers and duties remaining with the Board pursuant to these Organisational Regulations.

The CEO’s powers and obligations are as defined by the Organisational Regulations or as further required by law or the Articles of Association.

The Executive Management is empowered to further sub-delegate parts of the executive management of the Company delegated to the Executive Management pursuant to the Organisational Regulations, as deemed

ORGANISATIONAL REGULATIONS

necessary or appropriate, to individual members of the Executive Management. The Board may give, from time to time, further guidelines to the Executive Management as to specific elements of the operations.

10.3	Powers and Duties of the CEO

The CEO, together with the full Executive Management, is responsible for the operational management of the Company and the Group. The CEO is further responsible for the implementation of all resolutions of the Board and the supervision of all management levels in the Company.

The CEO is the head of the Executive Management. Within the Executive Management, the CEO is the primary contact person for the Chairperson and the other Board members. The CEO represents and coordinates the Executive Management vis-à-vis the Board. In case of matters requiring approval by the Board as a matter of law, the Articles of Association or the Organisational Regulations, the CEO submits corresponding proposals to the Board.

The CEO provides information to the other members of the Executive Management concerning the resolutions and suggestions of the Board. He ensures that resolutions are implemented and that suggestions are taken into account.

The CEO represents the Company and the Group internally and externally.

The CEO has further the powers and duties as set out in the table attached in Annex 1.

The CEO shall make appropriate arrangements for an acting deputy in case of absence or incapacity for work. The CEO shall inform the Board on these arrangements.

10.4	Powers and Duties of the CFO

The CFO is responsible for organising and overseeing the Company’s and the Group’s financial affairs.

The CFO has the powers and duties as set out in the competence ordinance as attached in Annex 1.

10.5	Powers and Duties of the Executive Management

The Executive Management consists of the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the Chief Operating Officer (COO), Chief Investment Officer (CIO), Chief Technology Officer (CTO), and the Chief Marketing Officer (CMO), and such other functions of senior management as the CEO shall decide from time to time in consultation with the Board.

The Executive Management shall conduct the business affairs of the Company and the Group under the leadership of the CEO. The Executive Management decides on any matter in the interests of the Company and the Group, which is not reserved to the Board, the CEO or any other body as defined by law, Articles of Association or these Organisational Regulations.

The CEO issues appropriate directives with respect to the powers and duties of each member of the Executive Management and the reporting. The members of the Executive Management report to the CEO.

11.	SIGNING POWERS

All Board Members, and all other persons to whom the Board has granted signatory power shall have the right to sign on behalf of the Company with joint signatory power by two (Kollektivzeichnungsberechtigung zu zweien).

ORGANISATIONAL REGULATIONS

12.	MISCELLANEOUS

12.1	Effective Date

The new Organisational Regulations shall come into force on [●] 2022.

12.2	Confidentiality

The members of the Board, the Executive Management, the Corporate Secretary as well as all members of other executive bodies and all officers addressed in the Organisational Regulations shall keep confidential all non-public information relating to the Company and the Group, which the member has obtained in the performance of his/her duties. Such confidentiality obligation shall continue after their term of office has expired. The Company may from time to time verify compliance with such confidentiality duty in an appropriate manner.

12.3	Returning of Files, Documents and Records

Upon termination of the Board or Executive Management membership, or other relationship with the Company, all business related files, documents and records relating to the Company or the Group must be returned to the Company.

12.4	Execution

The Board and the executive bodies shall swiftly take all actions which are necessary for a timely and efficient implementation of these Organisational Regulations.

12.5	Review

These Organisational Regulations have been approved by the Board at its meeting of [●] 2022. They shall be reviewed by the Board on an annual basis.

ORGANISATIONAL REGULATIONS

Signature Page to Organisational Regulations

Name:		Name:
Position:	Member of the Board of Directors	Position:	Member of the Board of Directors

ORGANISATIONAL REGULATIONS

Annex 1

Competence Ordinance

		Board	Committees	CEO	CFO
1.	General management and Group organisation

1.1	Conducting the daily business operations of the Company and the Group, and representing the Company and the Group in these matters, all in line with the law, the Articles of Association, the Organisational Regulations as well as the strategies, policies and guidelines set by the Board			D

1.2	Any action which will change the strategic direction of the Company and the Group	D		A

1.3	Entry in new business areas and countries as well as exit from existing business areas	D		A

1.4	All material policies, guidelines and directives in relation to the organisation of the Group, risk management and control	D	A	A

1.5	Issuing, regularly reviewing and amending the Organisational Regulations	D		A

2.	General Meetings (GM) and meetings of the Board

2.1	Resolutions of the GM required by the law or the Articles of Association	A to GM	A (as far as concerned)	A

2.2	Passing resolutions on the financials of the business, especially deciding on capital increases and floatation of the Company’s stock as well as submitting the relevant motions to the General Meeting;	A to GM	A (as far as concerned)	A	A

2.3	Issuing of bonds, other securities or options on shares or other securities as well as the use of equity securities	D		A	A

2.4	Passing resolutions on participations of major/strategic significance	D

2.5	Preparation of business to be deliberated in the Board meetings	D (Chairperson)		A

2.6	Implementation of the Board’s resolutions			P

2.7	Guidelines for the registration of shares with the share register	D

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
2.8	Monitoring of share register and registration of shares	D		A

2.9	Investor relations strategy	D (Chairperson)		A / P	A / P

3.	Corporate planning and financial policy

3.1	Strategic objectives and overall strategy of the Group	D		A / P

3.2	Fundamental long-term projects (investment planning)	D		A	C

3.3	Budget	D		A	C

3.4	Quarterly, half-year and annual financial statements and half-year and annual report	D	A (AC)	A	C / P

3.5	Review of opinions and reviews issued by the external auditors	D	A / C (AC)		C

3.6	Monthly reports	I		P	P

3.7	Dividend policy	D	A (AC)		A

3.8	Ensuring an appropriate accounting throughout the Group in line with all applicable law and standards, including determination of accounting standards and issuing guidelines for the financial policy	D	A (AC)	A	A / P
3.9	Preparing and maintaining an appropriate financial planning (including budgets for P&L, balance sheet and cash flow)	D	A (AC)		P

3.10	The financial reporting of the Group and the Company in line with all applicable law and standards	D / I	A (AC)		P

3.11	Maintaining a state of the art treasury operation including the management and hedging of currency risks (in line with the relevant guidelines defined by the board).	I	I	C	D

3.12	The adequate financing of the Group and all its member companies (in line with the relevant guidelines defined by the board).	I	I	C	D

3.13	Setting up and managing state of the art control mechanisms including a fully documented internal control system	I	A (AC)	C	D

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
3.14	The guidelines for issuing financial guarantees, sureties, financial indemnities and similar indentures to or for the benefit of subsidiaries, related parties or third parties as set out in the Treasury Policy	D	A (AC)	A	C

3.15	Regular reporting to the Board regarding the course of business, market developments, the financial situation of the Company and the Group, strategic risk, legal and compliance risk, operational risk	D	A (AC)	P	C

3.16	Reporting on overdue receivables to the Board on a monthly basis	I		I	P

3.17	Prompt communication to the Board of extraordinary events, material financial deterioration of the Company’s or the Group’s financial health or impending material risks	I		P

4.	Business activities

4.1	Any material agreements or transactions with shareholders or other related parties	D		A

4.2

One-time expenses, investments and recurring expenses:

•  Totalling more than CHF [5,000,000] or which are otherwise material in the context of the Group’s operations and have not already been approved in the annual budgets and, in the case of additional salary expenses, will lead to a material change in the EBITDA ratio

•  Totalling up to CHF [5,000,000] and/or have already been approved in the annual budgets

		D I		A D	[C] C

4.3	All expense or investments which have been provided for in the annual budgets for which the Board had reserved a specific additional approval	D		A	C

4.4	Taking out of new loans, or changing the financing structure or terms of loan facilities: • to the extent they are material in the context of the business • Totaling up to [15]% of the total financing	D I		A D	C C

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
4.5	Advising the CEO and the Board on the financial aspects of strategic projects and transactions	I		I	P

4.6	The management and supervision of the Group’s and Company’s tax matters				P

4.7

Decisions on entering into or refraining from litigation as well as the conclusion of settlement agreements with an amount in controversy:

•  Totalling more than CHF [5,000,000] or which are material in the context of the business

•  Totalling from CHF [2,500,000] up to CHF [5,000,000]

As a rule, the legal department must be consulted concerning all litigation against the Company or by the Company against third parties, except for collection cases in the ordinary course of business.

		D I		A D

4.8	Release/approval of supplementary budgets (cumulative per year): • Totalling more than CHF [10,000,000] in opex or investment each • Totalling up to CHF [10,000,000] in opex or investment each	D I		A D	C C

4.9	Changes in the stock of subsidiaries and investments that are not wholly owned by the Company: • Totalling more than CHF [2,000,000] • Totalling up to CHF [2,000,000]	D I		A D	C C

4.10

Acquisitions of, joint ventures or other forms of participations in new enterprises and divestitures (including asset deals):

•  Totalling more than CHF [20,000,000]

•  Totalling from CHF [5,000,000] up to CHF [20,000,000]

		D I		A D	C C

4.11	Guarantees, indemnities, parent company guarantees which is financial debt: • Totalling more than CHF [5,000,000] • less than CHF [5,000,000]	D		A D	C C

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
4.12	Entering into other agreements (without business sales and purchase agreement) with a total contract value of: • more than CHF [10,000,000] • from CHF [2,000,000] up to CHF [10,000,000]	D I		A D

5.	Internal control and risk management systems / internal and external audit

5.1	Establishment of an adequate internal organisation, risk management (for strategic risk, financial risk, legal and compliance risk, operational risk) and administration	D	A (AC)	C	C/P

5.2	Overriding supervision of internal and external auditing	D	A (AC)	C	C/P

5.3	Approval of the guidelines for the work of the internal and external audit department	D	A (AC)	C	C/P

5.4	Receipt and approval of reports by the internal and external auditors	D	A (AC)	C	C/P

5.5	Approval of the audit program, the fee arrangements with the external auditors and the effectiveness of the external auditors	D	D (AC)	C	C/P

5.6	Reviewing the requirements for specially authorised auditors	D	A (AC)	C	C/P

5.7	Nomination of the external auditors	D	A (AC)	C	C/A

5.8	Controlling and reviewing the strategic, financial, operational, legal and compliance risks of the Company and the Board	D	A (AC)	C	C/P

6.	Personnel

6.1	Deciding on who is entitled to sign on behalf of the Company	D		A

6.2	Issuing guidelines for granting of bank signature authorisations to people which have not been given corporate signatory powers	D		A

6.3	Deciding on long term incentive plans	D	A (NCC)

6.4	Annual review of the performance of the Board, the Board Members, the CEO and the Executive Management	I	D (NCC)

6.5	Appointment, dismissal of Board Members	A to the GM	A (NCC)

6.6	Appointment, dismissal of Chairperson of the Board	A to the GM	A (NCC)

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
6.7	Appointment, dismissal of Vice-Chairperson of the Board	D (after consultation of the Chairperson)	A (NCC)

6.8	Appointment, dismissal of Chairperson of committees and members of committees (without NCC)	D	A (NCC)

6.9	Appointment, dismissal of members of NCC	A to the GM	A (NCC)

6.10	Appointment, dismissal of CEO	D	A (NCC)

6.11	Appointment, dismissal of members of the Executive Management	D	A (NCC)

6.12	Appointment, dismissal of Corporate Secretary	D	A (NCC)

6.13	Recommend to the Board the terms of employment	D	A (NCC)
6.14	Annual assessment of the structure, size, composition and results of the Executive Management and recommendations of changes to the Board	D	A / P (NCC)

6.15	Compensation policy, including the long-term incentive plan	D	A (NCC)

6.16	Targets and evaluation criteria	D	A (NCC)

6.17	Evaluation of the performance of the Board	I	D (NCC)

6.18	Annual evaluation of the performance and achievement of the Executive Management	I	D (NCC)

6.19	Compensation of the Board and the Executive Management

	• Compensation report	D	A (NCC)

	• Maximum amount of compensation of the Board	A to GM	A (NCC)

	• Maximum amount of compensation of the Executive Management (including CEO)	A to GM	A (NCC)	C	A

	• Use of the additional amount (Zusatzbetrag) for new members of the Executive Management (including CEO)	D	A (NCC)	C	A

	• Decision on individual compensations of the Board Members (subject to approval of total compensation amount by GM)	D	A (NCC)

ORGANISATIONAL REGULATIONS

		Board	Committees	CEO	CFO
	• Decision on individual compensations of the members of the Executive Management (subject to approval of total compensation amount by GM)	D	A (NCC)	C	A

6.20	Mandates outside the Group by members of the Board (in case of potential conflict of interest only) or of the Executive Management	D	A (NCC)	A

6.21	Nomination of members of boards of directors of subsidiaries (in line with the relevant guidelines defined by the board).	I		D

6.22	Pension plan (principles)	D	A (NCC)	C	A

6.23	Supervising the Group’s pension funds and schemes in line with the applicable legal and statutory requirements	I		I	P

D = Decision         A = Applicant         I = Information         C = Consultation         P = Implementation/Processing

Annex F

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of January 20, 2022, by and among Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), KKCG AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company Shareholder”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”) and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholder is a holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of 10,010,000 shares of Company Capital Stock and 10,000,000 Swiss NewCo Ordinary Shares (all such shares of Company Capital Stock or Swiss NewCo Ordinary Shares, as applicable, together with any shares of Company Capital Stock or Swiss NewCo Ordinary Shares that are hereafter acquired by the Company Shareholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, on January 20, 2022, Acquiror, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein, including the merger of Acquiror with and into DE Merger Sub, with DE Merger Sub as the surviving company in the Merger (the “Merger” and any other documentation required to effect the Merger, the “Merger Documents”);

WHEREAS, as an inducement to Acquiror, Swiss NewCo and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Shareholder shall be bound by and comply with Section 7.5 (Acquisition Proposals) and 12.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.5 of the Business Combination Agreement (other than Section 7.5(a) or Section 7.5(c) or for purposes of the definition of Acquisition Proposal) also referred to the Company

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Shareholder and as if such clauses were incorporated in this Agreement (and therefore subject to all other provisions of this Agreement, including Section 3.2 and 3.3). For the avoidance of doubt, the foregoing extension to the Company Shareholder only relates to obligations of the Company, and not to any of the rights afforded to the Company which shall only be exercisable by the Company (and not by the Company Shareholder).

Section 1.2 No Transfer. Except as expressly contemplated by the Business Combination Agreement, during the period commencing on the date hereof and ending on the earlier to occur of (a) the Acquisition Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 thereof (the “Expiration Time”), the Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Company Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) the Company Shareholder acquires the right to vote any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by the Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Shareholder as of the date hereof.

Section 1.4 Shareholder Agreements:

The Company Shareholder undertakes:

(a) to approve and adopt, as applicable and as a holder of the Subject Shares, the Business Combination Agreement, the Merger Documents, the Company Share Contribution and the Transactions;

(b) in any other circumstances upon which a consenting vote or other approval of the Company Shareholder is required under the Company’s Governing Documents or Swiss NewCo’s Governing Documents or otherwise sought with respect to the Business Combination Agreement, the Merger Documents, the Company Share Contribution or the Transactions, to exercise its shareholder rights and vote, consent or approve (or cause to be voted, consented or approved) all of the Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) to exercise its shareholder rights and vote against any merger, purchase of all or substantially all of the Company’s or Swiss NewCo’s, as applicable, assets or other business combination transaction (other than the Business Combination Agreement, the Merger Documents, the Company Share Contribution and the Transactions); and

(d) to exercise its shareholder rights and vote against any proposal, action or agreement that would (i) reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement or the Merger Documents, once agreed, to be satisfied, or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company Shareholder, or an obligation or agreement of the Company or Swiss NewCo under the Business Combination Agreement or Merger Documents.

The Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

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Section 1.5 No Challenges. The Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Swiss NewCo, US HoldCo, DE Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the Merger Documents.

Section 1.6 Affiliate Agreements. The Company Shareholder hereby agrees and consents to the termination of all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter to which the Company Shareholder is a party, effective as of the Merger Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries, Swiss NewCo or Acquiror.

Section 1.7 Registration Rights Agreement. The Company Shareholder will deliver, substantially simultaneously with the Acquisition Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit B to the Business Combination Agreement.

Section 1.8 Relationship Agreement. The Company Shareholder will deliver, substantially simultaneously with the Acquisition Effective Time, a duly-executed copy of the Relationship Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

Section 1.9 Further Assurances. Without expanding or modifying any party’s obligations under the Business Combination Agreement, the Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) or reasonably requested by Acquiror or the Company to effect the transactions contemplated by this Agreement, the Company Share Contribution and consummate the Acquisition Transfer, in each case, on the terms and subject to the terms and conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement. The Company Shareholder hereby represents and covenants that the Company Shareholder has not entered into, and shall not enter into, any agreement or effect any transaction that would reasonably be expected to restrict, materially delay or prohibit the performance of the Company Shareholder’s obligations hereunder.

Section 1.11 Consent to Disclosure. The Company Shareholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Swiss NewCo or the Company to any Governmental Authority) of the Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Swiss NewCo or the Company, a copy of this Agreement. The Company Shareholder will promptly provide any relevant information reasonably requested by Acquiror, Swiss NewCo or the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Shareholders. The Company Shareholder represents and warrants as of the date hereof to Acquiror, Swiss NewCo and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. The Company Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Shareholder’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company Shareholder. This Agreement has been duly executed and delivered by the Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Shareholder.

(b) Ownership. Except as described on Section 4.6(a) of the Company Disclosure Letter, the Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has full legal title to, all of the Company Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act or under the articles of association of the Swiss NewCo and the Company)) affecting any such Subject Shares, other than Liens or general transfer restrictions pursuant to (i) this Agreement, (ii) the Company’s Governing Documents or Swiss NewCo’s Governing Documents, (iii) the Business Combination Agreement, (iv) the Merger Documents or (v) any applicable securities Laws. The Company Shareholder’s Subject Shares are the only equity securities in the Company and Swiss NewCo, as applicable, owned of record or beneficially by the Company Shareholder on the date of this Agreement, and none of the Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

(c) No Conflicts. Except as described in Section 4.5 of the Company Disclosure Letter¸ the execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company Shareholder or require any consent thereunder from any Person or (ii) require any consent or approval that has not been given by any Governmental Authority or under any Contract binding upon the Company Shareholder or the Company Shareholder’s Subject Shares to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Company Shareholder, or to the knowledge of the Company Shareholder, threatened against the Company Shareholder, before (or, in the case of threatened Actions, that would be, or would reasonably be expected to be, before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(e) Adequate Information. The Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Shareholder has deemed

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appropriate, made its own analysis and decision to enter into this Agreement. The Company Shareholder acknowledges that Acquiror, Swiss NewCo and the Company have not made and do not, and the Company Shareholder has not relied on, make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Shareholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Shareholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. The Company Shareholder understands and acknowledges that each of Acquiror, Swiss NewCo and the Company is entering into the Business Combination Agreement in reliance upon the Company Shareholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to the Company Shareholder, the written agreement of Acquiror, Swiss NewCo, the Company and the Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties (in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980; CISG).

Section 3.3 Jurisdiction. Any dispute arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be exclusively resolved by the ordinary courts of the City of Lucerne, Switzerland.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.6 Specific Performance. The parties hereto acknowledge that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled to.

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Section 3.7 Amendment; Waiver. This Agreement may only be amended, changed, supplemented, waived or otherwise modified or terminated by the execution and delivery of a written agreement signed by Acquiror, Swiss NewCo, the Company and the Company Shareholders.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing or in the form of text (i.e., without physical signature required) and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Cohn Robbins Holdings Corp. 1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Email:	charles@cohnrobbins.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

If to the Company:

SAZKA Entertainment AG
Weinmarkt 9 6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP 601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

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If to the Company Shareholder:

KKCG AG
Kappelgasse 21 6004 Luzern
Attention:	Josef Bartos
Email:	josef.bartos@kkcg.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP 601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

Section 3.9 Form, Counterparts. This Agreement shall be made in writing (Schriftform) and may be executed in two or more counterparts (any of which may be delivered by electronic transmission, including by DocuSign, portable document format or similar electronic means), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company Shareholder, Acquiror, Swiss NewCo and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDER:

KKCG AG

By:	/s/ Pavel Saroch
Name: Pavel Saroch
Title: Vice Chairman of the Board of Directors

By:	/s/ Katarina Kohlmayer
Name: Katarina Kohlmayer
Title: Authorized Person

[Signature Page to Shareholder Support Agreement]

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ACQUIROR:

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Co-Chairman

[Signature Page to Shareholder Support Agreement]

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COMPANY:

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name: Robert Chvatal
Title: Authorized Signatory

By:	/s/ Jan Matuska
Name: Jan Matuska
Title: Authorized Signatory

[Signature Page to Shareholder Support Agreement]

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SWISS NEWCO:

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
Name: Robert Chvatal
Title: Member of the Board of Directors

By:	/s/ Jan Matuska
Name: Jan Matuska
Title: Member of the Board of Directors

[Signature Page to Shareholder Support Agreement]

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Annex G

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 20, 2022, by and between Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“SPAC”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) with registered office at c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland and registered in the commercial register Lucerne under registration number CHE-157.119.805 (“Issuer”) and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SPAC, Issuer, Allwyn US Holdco LLC, a Delaware limited liability company and a wholly owned subsidiary of Issuer (the “Intermediate HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Intermediate HoldCo (“Merger Sub”), and SAZKA Entertainment AG (the “Company”), pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger (the “Company Merger”) and, after giving effect to such merger, becoming a direct or indirect wholly owned subsidiary of Issuer and, as a result of such merger, the shareholders of SPAC will be entitled to receive the Class B Ordinary Shares (as defined below) and (ii) following consummation of the Company Merger, KKCG AG, a Swiss stock corporation and the majority shareholder of the Company, will exchange its shares in the capital of the Company for a combination of cash, Class A Ordinary Shares (defined below) and Class B Ordinary Shares (defined below), following which the Company shall become a wholly-owned subsidiary of the Issuer, on the terms and subject to the conditions therein (all of the foregoing, the “Transaction”);

WHEREAS, upon Closing, the Issuer will have issued two classes of ordinary shares: the Class A ordinary shares, nominal value CHF 0.01 per share (the “Class A Ordinary Shares”), and the Class B ordinary shares, nominal value CHF 0.04 per share (the “Class B Ordinary Shares” or the “Shares”). The Class A Ordinary Shares and the Class B Ordinary Shares are each entitled to one vote per share, however, owing to the differences in nominal value, holders of Class A Ordinary Shares will have four times as many shares for a given economic holding in Issuer than the holders of the Class B Ordinary Shares. As a consequence, the holders of the Class A Ordinary Shares will have four times the voting power of the Class B Ordinary Shares. Upon completion of the Transaction, the Class B Ordinary Shares will be listed for trading upon the New York Stock Exchange and the Class A Ordinary Shares will not be listed;

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, substantially concurrently with the Company Merger and closing of the Transaction, Class B Ordinary Shares in a private placement for a purchase price of $10.00 per share (the “Per Base Share Subscription Price”);

WHEREAS, in connection with the SPAC merging with and into Merger Sub, the Issuer will issue a number of Class B Ordinary Shares to an exchange agent (the “Exchange Agent”);

WHEREAS, subject to the terms and conditions of this Subscription Agreement, the Investor desires to acquire from Issuer in exchange for a cash contribution, and Issuer desires to provide to the Investor, the number of Shares (the “Subscription Shares”) equal to (x) the number of Base Shares (as defined and set forth on the signature page of this Subscription Agreement) multiplied by (y) the Class B Exchange Ratio (as defined in the Transaction Agreement);

WHEREAS, the aggregate purchase price to be paid and contributed by the Investor for the Subscription Shares is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer and SPAC are entering into: (a) one or more separate subscription agreements for Shares (the “Insider PIPE Subscription Agreements”) with certain other investors that are existing directors, officers or equityholders (including, for the avoidance of doubt, holders of convertible securities) of the Company, SPAC, Cohn Robbins Sponsor LLC, a Delaware limited liability company (“SPAC Sponsor”), and/or their respective affiliates with an aggregate purchase price of $50.0 million (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); and (b) separate subscription agreements for Shares with certain other investors (other than the Insider PIPE Investors, the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) with an aggregate purchase price of $303.0 million (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, Issuer and SPAC acknowledges and agrees as follows:

1. Subscription and Contribution to Reserves. Subject to the terms and conditions of this Subscription Agreement, the Investor hereby irrevocably agrees to acquire from Issuer, and Issuer hereby agrees to issue and provide to the Investor, directly or indirectly through the Exchange Agent, the Subscription Shares. As consideration, and subject to the terms and conditions of this Subscription Agreement, the Investor undertakes to make an equity contribution of the Subscription Amount into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of the Issuer.

2. Closing.

(a) Subject to the terms and conditions of this Subscription Agreement, the closing of the acquisition of the Subscription Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and the Closing shall be conditioned upon the substantially concurrent consummation of the Transaction and the delivery prior to the Closing of certain Class B Ordinary Shares to the shareholders of the SPAC (the “Share Delivery”). Following delivery of written notice from (or on behalf of) Issuer to the Investor that specifies the number of Subscription Shares (the “Closing Notice”) that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and containing the wire instructions for delivery of the Subscription Amount to Issuer, the Investor shall deliver to the Issuer two (2) business days prior to the expected Closing Date (x) the Subscription Amount by wire transfer of U.S. dollars in immediately available funds to the Escrow Account (as defined below) specified by Issuer in the Closing Notice, to be held in such Escrow Account until the completion of the Share Delivery, and (y) a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 of the Investor. Subject to the Issuer receiving such deliverables from the Investor, the satisfaction or waiver of the conditions set forth in Section 3 below and the substantially concurrent consummation of the Transaction:

(i) On or prior to the Closing Date, the Issuer shall hold an extraordinary shareholders’ meeting in the presence of a notary and such extraordinary shareholders’ meeting will, inter alia, resolve on an increase of the Issuer’s nominal share capital in the amount as necessary to complete the Transaction and to issue, among other things, the Subscription Shares at nominal value to the Exchange Agent against contribution of shares of Intermediate HoldCo (the “Capital Increase”), whereby all statutory pre-emptive rights to which the shareholders of the Issuer are entitled under Swiss law or the Issuer’s articles of association will be excluded or waived; and

(ii) On or prior to the Closing Date, the board of directors of the Issuer will (A) issue the report on the Capital Increase (Kapitalerhöhungsbericht) in accordance with Swiss law (article 652e CO), (B) resolve in the form of a duly notarized deed on the Capital Increase as set forth in article 652g CO and make all amendments to the articles of association of the Issuer necessary in connection with the Capital Increase (Feststellungs- und Statutenänderungsbeschluss), and (C) promptly thereafter, and on the date of the Capital Increase, file the documents necessary for the registration of the Capital Increase with the Commercial Register of the Canton of Lucerne.

(b) As soon as the Capital Increase is registered with the Commercial Register of the Canton of Lucerne, the Issuer shall take all steps reasonably necessary to ensure that the Subscription Shares will be issued to the Exchange Agent, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and subsequently cause the Subscription Shares to be registered in uncertificated form in the name of the Exchange Agent on Issuer’s book of uncertificated securities (Wertrechtebuch) and share register and, upon the Investor’s request, shall provide to the Investor following the Closing, evidence of such issuance in the form of a certified excerpt of the journal entry or the certified excerpt from the Commercial Register of the Canton of Lucerne evidencing the Capital Increase.

(c) As soon as the (i) the preceding step and (ii) the Share Delivery is completed, the Issuer shall cause the Subscription Shares (or securities entitlements in the Subscription Shares) to be transferred by the Exchange Agent to the Investor (or its nominee in accordance with the Investor’s delivery instructions), free and clear of any liens or other restrictions (other than those arising under applicable securities laws)). Such transfer shall occur by way of written assignment, in which case the Issuer shall record such transfer in the Issuer’s share register (and the Issuer shall, upon the Investor’s request, provide to the Investor following the Closing, evidence of such registration in the form of a written confirmation).

(d) In the event that the Closing does not occur because the Transaction is not consummated for any reason on the expected Closing Date, the Issuer shall promptly (but not later than two (2) business days thereafter) cause the Exchange Agent to (i) release the Subscription Amount from the Escrow Account and (ii) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement and the Investor shall remain obligated (i) to redeliver funds to the Escrow Account following Issuer’s delivery to the Investor of a new Closing Notice in accordance with Section 2(a), and (ii) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction in accordance with Section 2(a).

3. Closing Conditions. The obligation of the parties hereto to consummate the acquisition and disposal of the Subscription Shares pursuant to this Subscription Agreement is subject to the following conditions:

(a) no suspension of the qualification of the Subscription Shares for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Subscription Shares on the stock exchange or initiation of any proceedings for any of such purposes, shall have occurred, and the Subscription Shares shall have been approved for listing on the stock exchange, subject to official notice of issuance;

(b) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Closing illegal or otherwise restraining or prohibiting the Closing;

(c) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been or are reasonably expected to be satisfied or waived by the party who is the beneficiary of such condition(s) in the Transaction Agreement (for the avoidance of doubt, the Investor shall have no right to refuse to perform its obligations hereunder: (x) if those conditions that by their nature may only be satisfied at the closing of the Transaction have not been satisfied prior to the Closing, but subject to the satisfaction of such conditions as of the Closing or (y) if the conditions set forth in Section 10.3(c) of the Transaction Agreement is waived in accordance therewith); and

(d) the Share Delivery shall have been completed; and

(e) solely with respect to Issuer’s and SPAC’s obligation to close (which may be waived by Issuer with the consent of SPAC (such consent not to be unreasonably conditioned, withheld or delayed)):

(i) the representations and warranties made by the Investor in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect, in each case without giving effect to the consummation of the Transaction; and

(ii) Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(f) solely with respect to the Investor’s obligation to close (which may be waived by Investor):

(i) the representations and warranties made by Issuer and SPAC in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer/SPAC Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect, in each case without giving effect to the consummation of the Transaction;

(ii) each of Issuer and SPAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) except (i) to the extent consented to in writing by Investor or (ii) to the extent that Section 10.3(c) of the Transaction Agreement is amended or waived, the terms of the Transaction Agreement (as entered into on the date of this Subscription Agreement) shall not have been amended or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement; and

(iv) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder unless the Investor has been offered the same benefits.

4. Further Assurances.

(a) SPAC shall open an escrow account prior to delivering the Closing Notice (the “Escrow Account”). The parties acknowledge and agree that for U.S. federal income tax purposes, Investor shall be deemed to be the owner of the funds transferred by Investor to any such Escrow Account unless and until such funds are disbursed to Issuer in accordance with the terms of this Subscription Agreement, which disbursement shall occur, for the avoidance of doubt, immediately following the Share Delivery.

(b) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Issuer and SPAC Representations and Warranties. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and Issuer, with respect only to the representations and warranties set forth below relating to Issuer, represents and warrants to the Investor that:

(a) SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, Issuer will be a stock corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland, with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) When issued pursuant to this Subscription Agreement, the Subscription Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscription Shares will be validly issued, fully paid, free and clear of all liens or other encumbrances (other than those arising under the articles of association of the Issuer, applicable securities laws or any liens or encumbrances resulting from actions by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s organizational documents (as in effect at such time of issuance) or under the laws of Switzerland.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Issuer and SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a legal, valid and binding obligation of Issuer and SPAC, enforceable against Issuer and SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the Investor’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement, including the issuance and disposal of the Subscription Shares pursuant to this Subscription Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer, SPAC or any of their respective subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer, SPAC or any of their respective subsidiaries is a party or by which Issuer, SPAC or any of their respective subsidiaries are bound or to which any of the property or assets of Issuer or SPAC are subject that would reasonably be expected to have a material adverse effect on the ability of Issuer to consummate the issuance and disposal of the Subscription Shares or the validity of the Subscription Shares (an “Issuer/SPAC Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Issuer or SPAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or SPAC or any of their respective properties that would reasonably be expected to have an Issuer/SPAC Material Adverse Effect.

(e) As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports, registration statements, proxy statements, schedules, prospectuses, and other documents filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC” and, such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder as of the date of such filing (as amended, as applicable). The SEC Reports include all reports, registration statements, proxy statements, schedules, prospectuses, and other documents required to have been filed by SPAC. None of the SEC Reports included, when filed or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that SPAC makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by Issuer and/or SPAC with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by SPAC from the SEC with respect to any of the SEC Reports. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. Notwithstanding the foregoing, none of the representations and warranties of either SPAC or Issuer set forth herein shall apply to any statement or information in the SEC Reports or in any filing made by Issuer in connection with the Transaction that relates to changes to historical accounting policies of SPAC in connection with any order, directive, guideline, comment or recommendation from the SEC or SPAC’s auditor or accountant that is applicable to SPAC (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of SPAC’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by SPAC or Issuer.

(f) Neither Issuer nor SPAC is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Subscription Shares pursuant to this Subscription Agreement, other than (i) the filing of the Capital Increase with the Commercial Register of the Canton of Lucerne, (ii) filings with the SEC, (iii) in connection with or as a result of the SEC Guidance, (iv) filings required by applicable state securities laws, (v) the filings required in accordance with Section 13 of this Subscription Agreement, (vi) filings required by the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market, as applicable, including with respect to obtaining approval of Issuer’s and/or SPAC’s shareholders, as applicable, (vi) filings required to be made by the Issuer in connection with the Transaction and (vii) any consent, waiver, authorization, order, notice or registration the failure of which to obtain, give or make, as applicable, would not be reasonably be expected to have, individually or in the aggregate, an Issuer/SPAC Material Adverse Effect.

(g) As of the date hereof, the authorized share capital of SPAC consists of 500,000,000 shares of Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), 50,000,000 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), and 5,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 82,800,000 Class A Shares (including those underlying SPAC’s units), 20,700,000 Class B Shares and no Preferred Shares were issued and outstanding; and (ii) 39,973,333 warrants, each exercisable to purchase one (1) Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 27,600,000 public warrants (including those underlying SPAC’s units) and 12,373,333 private placement warrants. No Warrants are exercisable on or prior to the Closing.

(h) Each of Issuer and SPAC is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect. As of the date hereof, neither Issuer nor SPAC has received any written communication from a governmental authority that alleges that Issuer or SPAC, as applicable, is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer/SPAC Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters or communications arise from or relate to the SEC Guidance and, in such case, such matters or communications shall not constitute a breach of any representation or warranty by Issuer or SPAC.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and disposal of the Subscription Shares by Issuer to the Investor.

(j) None of Issuer, SPAC or any person acting on their behalf has offered or sold the Subscription Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(k) As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed or the SEC with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed, excluding, for the purposes of clarity, the customary ongoing review by the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed in connection with the Transaction.

(l) Except for such matters as have not had and would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of Issuer and SPAC, as applicable, threatened in writing against Issuer or SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against Issuer or SPAC. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance and, in such case, such matters shall not constitute a breach of any representation or warranty by Issuer or SPAC.

(m) Neither Issuer nor SPAC is under any obligation to pay any broker’s fee or commission in connection with the offer and sale of the Subscription Shares other than to Citigroup Global Markets Inc. and PJT Partners LP in their capacities as placement agents for the offer and sale of the Subscription Shares (in such capacities, the “Placement Agents”). Neither Issuer nor SPAC has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person (including the Placement Agents) to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.

(n) The Other Subscription Agreements reflect the same Per Base Share Subscription Price and other terms and conditions with respect to the purchase of the Subscription Shares that are not materially more favorable to the investors thereunder than the terms of this Subscription Agreement, other than representations, warranties and terms particular to the regulatory requirements of such investor or its affiliates or related funds. For the avoidance of doubt, this Section 5(n) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of Subscription Shares being acquired by the Investor hereunder and at the same Per Base Share Subscription Price. None of the Issuer, the SPAC nor any of their affiliates shall have entered into any side letter or similar agreement with any public shareholder of Class A Shares for the primary purpose of providing consideration in exchange for an agreement by such public shareholder to not redeem its Class A Shares in connection with the consummation of the Transaction, unless such consideration is also offered to the Investor. Prior to the entry by the Issuer, the SPAC or any of its affiliates into any agreement providing for consideration to a third party (who may or may not be a public shareholder of Class A Shares, and other than the parties to the Transaction Agreement or their respective affiliates or the Placement Agents) payable in securities of the Issuer, the primary purpose of which is for such third party to engage in market transactions designed to limit the number of Class A Shares to be redeemed in connection with the consummation of the Transaction, the Issuer shall provide the Investor (provided that the Investor’s Subscription Amount is greater than $100 million) with a materially similar opportunity as that provided to such third party; upon written notice of such opportunity, the Investor shall have three (3) business days to notify the Issuer of its acceptance of such opportunity. If the Issuer enters into another subscription agreement for Shares (other than with parties to the

Transaction Agreement or their respective affiliates), the Issuer shall provide the Investor (provided that the Investor’s Subscription Amount is greater than $100 million) with a materially similar opportunity to invest additional money in exchange for Shares as is provided to such third party; upon written notice of such opportunity, the Investor shall have three (3) business days to notify the Issuer of its acceptance of such opportunity; provided, however, that if any subsequent subscription by Investor, together with the Subscription Shares subscribed for pursuant to this Agreement, in the aggregate would cause Investor to own greater than 4.9% of the outstanding Ordinary Shares of the Issuer at the Closing, such subsequent subscription shall be reduced such that Investor’s ownership will not exceed such percentage.

(o) Issuer is not, and immediately after receipt of payment for the Shares will not be, and “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. Investor Representations and Warranties. The Investor represents and warrants to Issuer and SPAC that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring all of the Subscription Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Subscription Shares as a fiduciary or agent for one or more investment accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Subscription Shares for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the laws of any jurisdiction (and shall provide the requested information set forth on Schedule A). Accordingly, the Investor understands that the offering of the Subscription Shares meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J), or (y) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and the institutional customer exemption under FINRA Rule 2111(b). Investor is either (a) an entity not formed for the specific purpose of acquiring the Subscription Shares or (b) a wholly owned subsidiary of an entity not formed for the specific purpose of acquiring the Subscription Shares.

(b) The Investor acknowledges and agrees that the Subscription Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscription Shares have not been registered under the Securities Act and that Issuer is not required to register the Subscription Shares except as set forth in Section 8 of this Subscription Agreement. The Investor acknowledges and agrees that the Subscription Shares may not be offered, resold, transferred or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Subscription Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscription Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscription Shares and may be required to bear the financial risk of an investment in the Subscription Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subscription Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) under the Securities Act will apply to the Subscription Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscription Shares.

(c) Assuming the accuracy of Issuer’s and SPAC’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect.

(d) The Investor acknowledges and agrees that the book-entry position representing the Subscription Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with Section 8(h) hereof):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(e) The Investor acknowledges and agrees that the Investor is purchasing the Subscription Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, SPAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer and SPAC expressly set forth in Section 5 of this Subscription Agreement.

(f) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction and such information as the Investor deems necessary in order to make an investment decision with respect to the Subscription Shares, including, with respect to Issuer and SPAC, such information regarding the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers from the Company directly and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscription Shares. The Investor has conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as Investor has deemed appropriate and without reliance upon the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives, the Investor has independently made its own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of Issuer and SPAC expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Transaction, the Subscription Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(g) The Investor became aware of this offering of the Subscription Shares solely by means of direct contact between the Investor and Issuer, SPAC, the Company or a representative of Issuer, SPAC or the Company and the Subscription Shares were offered to the Investor solely by direct contact between the Investor and Issuer, SPAC, the Company or a representative of Issuer, SPAC or the Company. The Investor did not become aware of this offering of the Subscription Shares, nor were the Subscription Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscription Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or the securities laws of any other applicable jurisdiction. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation concerning Issuer, SPAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscription Shares or the offer and sale of the Subscription Shares (including, without limitation, by the Issuer, SPAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer and SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer or SPAC. Moreover, the Investor acknowledges that PJT Partners LP is acting as a Placement Agent to the Issuer and PJT Partners (UK) Limited, an affiliate of PJT Partners LP, is acting as financial advisor to the Company in connection with the Transaction.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscription Shares, including those set forth in Issuer’s and SPAC’s filings with the SEC, if any. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscription Shares, and, without limiting the representations and warranties of Issuer and SPAC in Section 5, the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of SPAC, Issuer or the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(i) Investor has adequately analyzed and fully considered the risks of an investment in the Subscription Shares and determined that the Subscription Shares or an investment therein (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, and (iii) are suitable investment for it. The Investor is able to bear the economic risk of a total loss of the Investor’s investment in the Subscription Shares. The Investor acknowledges specifically that a possibility of total loss exists.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscription Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer and SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is, or for the past five (5) years has been, (i) a person, government, or governmental entity that is the target of economic or financial sanctions requirements, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person listed on any list of sanctioned persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable; (B) a person organized, incorporated, established, located, or resident in Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to comprehensive Sanctions; (C) any person directly or indirectly owned or controlled by any person or persons described in the foregoing clauses (A) and (B); (ii) a Designated National, as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (together with (i) and (ii), a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions, and that for the past five years, the Investor has been in compliance with applicable Sanctions and the BSA/PATRIOT Act, as applicable. The Investor further represents that it has no knowledge or reason to know that the funds held by the Investor and used to purchase the Subscription Shares were illegally derived or obtained, directly or indirectly, from a Prohibited Investor, in violation of Sanctions or the BSA/PATRIOT Act. The Investor further represents that for the past five years, the Investor has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to the Investor’s knowledge, threatened) civil, criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.

(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on Issuer, SPAC or any of its affiliates for investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscription Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Subscription Shares; and (B) its purchase of the Subscription Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o) The Investor acknowledges that no disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Subscription Shares.

(p) The Investor acknowledges that neither the Placement Agents nor any of their affiliates, control persons, officers, directors, employees, agents or representatives, has made any independent investigation with respect to Issuer, SPAC, the Company or their subsidiaries or any of their respective businesses, or the Subscription Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer, SPAC or the Company.

(q) The Investor hereby acknowledges that in connection with the issuance and purchase of the Subscription Shares, the Placement Agents are acting solely as SPAC’s placement agents and the Placement Agents have not acted and are not acting as underwriters or in any other capacity and are not and shall not be construed as advisors or fiduciaries for the Investor or any other person or entity in connection with the Transaction. Neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, agents or representatives has made and none of the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives will make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction (except as provided above in subsection (g) in respect of PJT Partners (UK) Limited), and neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, agents or representatives will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction.

(r) The Investor acknowledges that (i) the Placement Agents, and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company, Issuer and SPAC that is not known to the Investor and that may be material to a decision to purchase the Subscription Shares, (ii) the Investor has determined to purchase the Subscription Shares notwithstanding its lack of knowledge of such information, and (iii) none of the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Investor, and the Investor hereby to the extent permitted by law waives and releases any claims it may have against the Placement Agents and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(s) The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(t) The Investor agrees that the Placement Agents shall not be liable to the Investor (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by the Placement Agents in connection with the offering of the Subscription Shares. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements (“Losses”) related to the offering of the Subscription Shares, other than any Losses that are finally judicially determined to have resulted from the gross negligence or willful misconduct of one or more Placement Agents. The Investor agrees not to commence any litigation or bring any claim against the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the offering of the Subscription Shares. This undertaking by the Investor is given freely and after obtaining independent legal advice.

(u) When required to deliver payment to Issuer pursuant to Section 2 above, the Investor will have, sufficient funds to pay the Subscription Amount and consummate the contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of the Issuer and the acquisition and disposal of the Subscription Shares pursuant to this Subscription Agreement.

(v) The Investor acknowledges that any restatement, revision or other modification of the SEC Reports relating to or arising from the SEC Guidance shall be deemed not material for purposes of this Subscription Agreement.

7. No Hedging. The Investor hereby agrees that neither it, its controlled affiliates, nor any person or entity acting on its or its controlled affiliates’ behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Subscription Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management or that share an investment advisor with the Investor (including the Investor’s controlled affiliates and/or affiliates) from entering into any such short sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representation and limitation set forth above in this Section 7 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 7 shall not apply to any sale or hedging transaction (including the exercise of any redemption right) of securities of the Issuer (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement.

8. Registration Rights.

(a) Issuer agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form F-1 or Form F-3 (if Issuer is then eligible to use a Form F-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Subscription Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to Issuer such information regarding the Investor or its permitted assigns, the securities of Issuer held by the Investor and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Issuer to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as described in Section 8(e) herein; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Reasonably promptly after the filing of the Registration Statement and each amendment thereto, Issuer shall inquire of the SEC regarding the review status of such Registration Statement or amendment. Notwithstanding the foregoing, if the SEC prevents the Issuer from including any or all of the Registrable Shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Shares pursuant to this Section 8 by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Shares which is equal to the maximum number of Registrable Shares as is permitted to be registered by the SEC. In such event, the number of Registrable Shares to be registered for each selling shareholder named in such Registration Statement shall be reduced pro rata among all such selling shareholders. In the event Issuer amends the Registration Statement in accordance with the foregoing, Issuer will use its commercially reasonable efforts to promptly file with the SEC one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Registrable Shares from the Registration Statement. Further, upon the written request of the Investor, Issuer shall use its commercially reasonable efforts to provide a draft of the Registration Statement to Investor for review at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Investor’s review. For as long as the Investor holds Registrable Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Shares pursuant to Rule 144 under the Securities Act (in each case, when Rule 144 under the Securities Act is available to the Investor). Any failure by the Issuer to file the Registration Statement by the Filing Deadline or to cause such Registration Statement to become effective by the Effectiveness Deadline shall not otherwise relieve Issuer of its obligations to file or cause the Registration Statement to become effective as set forth above in this Section 8. In the case of the registration, qualification, exemption or compliance effected by Issuer pursuant to this Subscription Agreement, Issuer shall, upon reasonable request, respond to the Investor as to the status of such registration, qualification, exemption and compliance. For purposes of this Section 8, “Registrable Shares” shall include, as of the date of determination, the Subscription Shares and any other equity security issued or issuable with respect to the Subscription Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the Investor to which the rights under this Section 8 have been duly assigned pursuant to this Subscription Agreement.

(b) At its expense, the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the

Issuer is required or otherwise determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of: (A) the date the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144 under the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 under the Securities Act and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) under the Securities Act and (C) three (3) years from the date of effectiveness of the Registration Statement. The period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise the Investor, as expeditiously as possible (and in any event within two (2) business days):

(1) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(2) of the receipt by Issuer of any notification (which written notice from Issuer shall not contain any material non-public information regarding Issuer, excluding for the avoidance of doubt, any information relating to the suspension) with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(3) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (3) above constitutes material, nonpublic information regarding the Issuer;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 8(b)(ii)(3) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the Class B Ordinary Shares are then listed; and

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement, if requested by the Investor in writing.

(c) Demand Rights

(i) At any time during which the Registration Statement is effective, Investor may make a written request (which request shall specify the intended method of disposition thereof) (a “Shelf Takedown Request”) to the Issuer to effect a sale of all or a portion of its Registrable Shares that are covered by the Registration Statement, and the Issuer shall use commercially reasonable efforts to file a prospectus supplement (a “Shelf Takedown Prospectus Supplement”) for such purpose as soon as reasonably practicable following receipt of a Shelf Takedown Request. The Investors may request that any such sale be conducted as an underwritten public offering (an “Underwritten Shelf Takedown”).

(ii) The Issuer shall not be obligated to effect more than two Underwritten Shelf Takedowns initiated by Investor, and shall not be required to effect an Underwritten Shelf Takedown unless the expected aggregate value of the Registrable Shares to be sold by Investor pursuant thereto is reasonably expected to exceed $50 million. If the Investor withdraws a Shelf Takedown Request, it shall be deemed to have used one of its two Underwritten Shelf Takedowns, unless it shall have reimbursed the Issuer for all Registration Expenses (as defined below) within ten (10) business days of such withdrawal.

(iii) The Issuer shall have the right, after consultation with the Investor, to determine the plan of distribution, including the price at which the Registrable Shares are to be sold and the underwriting commissions, discounts and fees. The Issuer shall select the underwriters to administer the offering (provided that such underwriters shall be reasonably satisfactory to the Investor).

(iv) If the managing underwriter or underwriters, in good faith, advises the Issuer and the Investor pursuant to this Section 8(c)(iv) in writing that, in its opinion, the dollar amount or number of Class B Ordinary Shares or other equity securities that the Issuer desires to sell exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then the Class B Ordinary Shares or other securities to be included in such offering shall be those requested by (i) first, the Investor that initiated the request for the Underwritten Shelf Takedown; and (ii) second, the Issuer or any other holder of the Issuer’s securities entitled to include securities in such Underwritten Shelf Takedown pursuant to separate registration rights, to be determined by the Issuer in its discretion.

(v) The provisions of this Section 8(c) shall be available to the Investor for so long as it holds Subscription Shares with a market value of equal to or greater than $100 million.

(d) Piggyback Rights.

(i) If the Issuer proposes to file a registration statement under the Securities Act with respect to an offering of Class B Ordinary Shares or other equity securities exercisable or exchangeable for, or convertible into, Class B Ordinary Shares, for its own account or for the account of other shareholders, other than (1) a registration statement (i) filed in connection with any employee share option or other benefit plan, (ii) a registration statement on Form S-4, F-4 or S-8 (or any successor forms), (iii) for an exchange offer or offering of securities solely to the Issuers’ existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Issuer, (v) for a dividend reinvestment plan or similar plans, (vi) filed pursuant to a universal shelf registration statement on Form S-3 or Form F-3, (vii) filed pursuant to Section 8(a) hereunder or (viii) filed in connection with any business combination or acquisition by or involving the Issuer or its subsidiaries, or (2) the offering of securities of the Issuer in connection with an acquisition by or involving the Company, then the Issuer shall give written notice of such proposed offering to the Investor as soon as practicable (but not less than five (5) days prior to the anticipated filing by the Issuer with the SEC of any registration statement with respect thereto), which notice shall (A) describe the expected amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), the proposed date of filing of such registration statement with the SEC and the name of the proposed managing underwriter or underwriters, if any, in such offering, in each case to the extent then known, (B) describe such holder’s rights under this Section and (C) offer to the Investor the opportunity to include in such registered offering such number of Registrable Shares as it may request in writing within three (3) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 8(d)(ii), the Issuer shall, in good faith, cause such Registrable Shares so requested to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit such Registrable Shares to be included therein on the same terms and conditions as any similar securities of the Issuer or other shareholder(s) for whose account the registration statement is to be filed included in such registered offering and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. The inclusion of any of the Registrable Shares in a Piggyback Registration shall be subject to the agreement of the Investor to enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering, and such other agreements (including a power of attorney and custody agreement) customary for underwritten offerings.

(ii) If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises the Issuer and the Investor pursuant to this Section 8(d)(ii) in writing that, in its opinion, the dollar amount or number of Class B Ordinary Shares or other equity securities that the Issuer desires to sell, taken together with (a) the Class B Ordinary Shares or other equity securities, if any, as to which registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Shares hereunder and (b) the Registrable Shares as to which registration has been requested by the Investor pursuant to this Section 8(d) exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then

(1) if the registration or registered offering is undertaken for the Issuer’s account, the Issuer shall include in any such registration or registered offering (a) first, the Class B Ordinary Shares or other equity securities that the Issuer desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Shares requested to be included by the Investor, together with any other holder of the Issuer’s securities entitled to include securities in such Piggyback Registration pursuant to separate registration rights, pro rata based on the number Class B Ordinary Shares requested to be included by each such holder which can be sold without exceeding the Maximum Number of Securities; and

(2) if the registration or registered offering is undertaken pursuant to a request by persons or entities other than the Issuer, then the Issuer shall include in any such registration or registered offering (a) first, the Class B Ordinary Shares or other equity securities, if any, of such requesting persons or entities requested to be included in such Piggyback Registration, pro rata based on the number Class B Ordinary Shares requested to be included by each such person, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Class B Ordinary Shares or other equity securities that the Investor requests to include in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class B Ordinary Shares or other equity securities the Issuer desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities.

(iii) The Investor shall have the right to withdraw all or any portion of its Registrable Shares from a Piggyback Registration for any or no reason whatsoever upon written notification to the Issuer and the underwriter or underwriters (if any) of its intention to withdraw such Registrable Shares from such Piggyback Registration up to (a) in the case of a Piggyback Registration not involving an underwritten offering, three (3) days prior to the effective date of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an underwritten offering, three (3) days prior to the expected pricing date of such underwritten offering. The Issuer (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a registration statement filed with the Commission in connection with a Piggyback Registration at any time.

(iv) The provisions of this Section 8(d) shall be available to the Investor for so long as it holds Subscription Shares with a market value of equal to or greater than $75 million.

(e) Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines (i) that in order for the Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (y) in the good faith judgment of the Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Issuer and the Issuer’s board of directors concludes as a result that it is essential to defer such filing, or (ii) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or other accounting matters, or any related disclosure or other related matters (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 under the Securities Act) until the Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, the Investor will deliver to Issuer or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. The Issuer shall act in good faith to permit any suspension period contemplated by this paragraph to be concluded as promptly as reasonably possible. Notwithstanding anything to the contrary set forth herein, Issuer shall not, when advising the Investor of a Suspension Event, provide the Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to the Investor of the occurrence of a Suspension Event constitutes material, nonpublic information regarding Issuer.

(f) The Issuer shall pay all fees and expenses incident to the performance of or compliance with its obligation to prepare, file and maintain the Registration Statement and any prospectus supplement prepared in connection therewith. “Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Registrable Shares are then listed;

(ii) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Issuer;

(v) reasonable fees and disbursements of all independent registered public accountants of the Issuer incurred in connection with such registration;

(vi) reasonable fees and expenses of one (1) legal counsel selected by the Issuer to render any local counsel opinions in connection with the applicable registration; and

(vii) up to $50,000 in fees and expenses of one (1) legal counsel selected by investors whose Registrable Securities are included in an Underwritten Shelf Takedown.

(g) Indemnification.

(i) Issuer agrees to indemnify, to the extent permitted by law, the Investor (to the extent the Investor is a seller under the Registration Statement), its directors, officers, partners, managers, members, shareholders, agents, advisors, and each person or entity who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one (1) law firm and one (1) firm of local counsel) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of the Investor expressly for use therein.

(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to Issuer in writing such information as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, the Investor shall, severally and not jointly with any Other Investor or any Insider PIPE Investor, indemnify Issuer, its directors, officers, partners, managers, members, shareholders, agents, advisors, and each person or entity who controls Issuer (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm and one (1) firm of local counsel) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any Other Investor or any Insider PIPE Investor and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, delayed or conditioned). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside law firm and one (1) firm of local counsel for all parties indemnified by such indemnifying party with respect to such claim, unless counsel to any indemnified party advises such party that a conflict of interest actually exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 8(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(g)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably and actually incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(g)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(h) With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of Issuer, permit the Investor to sell Subscribed Shares to the public without registration, for so long as Investor holds Subscribed Shares, Issuer agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the Commission in a timely manner all reports and other documents required of Issuer under the Securities Act and the Exchange Act so long as Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

(i) If the Subscription Shares (i) are eligible to be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act, (ii) are transferred pursuant to an effective registration statement or Rule 144, or (iii) are sold to a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act) pursuant to an exemption from registration under the Securities Act (in each case, including any transfer of the Subscription Shares contemplated by Section 8(i) below), then at the Investor’s request, and subject to the Investor’s execution of customary representation letters, if applicable, and the Issuer’s receipt of customary broker representation letters, if applicable, Issuer will, (A) within two (2) trading days, provide all documentation and instruction required for the transfer agent for the Subscription Shares (the “Transfer Agent”), and (B) reasonably cooperate with the Investor and the Transfer Agent to effectuate such sale or transfer (including, if required by the Transfer Agent, delivering an opinion of Issuer’s counsel in a form reasonably acceptable to the Transfer Agent), and, except with respect to a transfer pursuant to clause (iii) above, to remove any remaining restrictive legend set forth on such Subscription Shares. Issuer shall be responsible for the fees of its legal counsel and the Transfer Agent associated with such legend removal and transfers.

(j) The Issuer acknowledges and agrees that the Investor may from time to time after the Closing pledge or grant a security interest in some or all of the Subscription Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Investor may transfer, pledge or secure Subscription Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Issuer and no opinion of counsel will be required by the Issuer; provided that the Investor and its pledgee shall be required to comply with other provisions of this Section 8 in order to effect a sale, transfer or assignment of the Subscription Shares to such pledgee. The Company will promptly execute and deliver such reasonable documentation (including, for the avoidance of doubt, an acknowledgment that the Subscription Shares are subject to a pledge and are not subject to any contractual prohibition on pledging or lock up) as a pledgee or secured party of Subscription Shares may reasonably request in connection with a pledge or transfer of the Subscription Shares, including, if the Subscription Shares are included in a registration pursuant to this Section 8, the preparation and filing of any required prospectus supplement under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, and (iii) 60 days after the Agreement End Date (as defined in the Transaction Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (iii) shall not be available to the Investor if the Investor’s or its assignee’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement) either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the such date) or (y) if the conditions to closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer or SPAC shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to the Escrow Account or SPAC in connection herewith shall be promptly (and in any event within two (2) business days after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s final prospectus relating to its initial public offering (the “IPO Prospectus”) available at www..sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriter(s) of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of the Class A Ordinary Shares of SPAC acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Without the prior written consent of Issuer and SPAC, neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Subscription Shares acquired hereunder, if any) may be transferred or assigned, other than, upon written notice to Issuer, SPAC and the Company, to a wholly owned subsidiary of Investor, to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, or to an investment adviser that manages the Investor or an affiliate thereof that controls, is controlled by or is under common control with such Investor or such investment manager or investment adviser), subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Subscription Shares contemplated hereby. Any purported transfer or assignment not in accordance with this Section 11(a) shall be void. Neither this Subscription Agreement nor any rights that may accrue to Issuer and SPAC hereunder or any of Issuer’s and SPAC’s obligations hereunder may be transferred or assigned other than pursuant to the Transaction.

(b) Issuer and SPAC may reasonably request from the Investor such additional information as Issuer and SPAC may deem necessary to evaluate the eligibility of the Investor to acquire the Subscription Shares and in connection with the inclusion of the Subscription Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Issuer and SPAC agree to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that Issuer or SPAC may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer or SPAC.

(c) The Investor acknowledges that (i) Issuer and SPAC will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agents will rely on, and are third party beneficiaries of the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 6, this Section 11 and Section 12 of this Subscription Agreement (on their own behalf and not, for the avoidance of doubt, on behalf of SPAC, Issuer or the Company). Prior to the Closing, each party agrees to promptly notify the other party and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of such party set forth herein are, to their knowledge, no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of Subscription Shares from Issuer or SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d) Issuer, SPAC, the Company, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f) This Subscription Agreement (including Schedule A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(d), Section 11(c), Section 11(d) and Section 12 with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns; provided that the Company is an express third-party beneficiary of this Subscription Agreement and shall be entitled to seek specific enforcement of the provisions hereof against the Investor or in the event of a breach of this Subscription Agreement by Investor to seek a damages recovery. No express acknowledgement by the Company of the third-party beneficiary rights conferred hereby shall be required in order for such rights to accrue to or be enforceable by the Company.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf or by DocuSign or similar electronic signature) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(k) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

(n) The obligations of the Investor and each Other Investor and each Insider PIPE Investors in connection with the PIPE Investment are several and not joint, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor or any Insider PIPE Investor in connection with the PIPE Investment. Nothing contained herein or in any Other Subscription Agreement or any Insider PIPE Subscription Agreement, and no action taken by Investor or any Other Investor or any Insider PIPE Investor, as applicable, pursuant hereto or thereto, shall be deemed to constitute the Investor and any Other Investor or any Insider PIPE Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors and Insider PIPE Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

(o) For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, United States or Zurich, Switzerland are authorized or required by law to close.

(p) For U.S. federal income tax purposes, the PIPE Investment taken together with the Company Merger is intended to qualify as a tax-deferred exchange under Section 351(a) of the Code and the Investor, the Issuer, the SPAC and the Company agree not to take any position for tax purposes inconsistent with such intended tax treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, SPAC, the Placement Agents or the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer and SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer or SPAC. The Investor acknowledges and agrees that none of (i) any Other Investor or any Insider PIPE Investor under any Other Subscription Agreement or any Insider PIPE Subscription Agreement, as applicable (including such Other Investor’s or such Insider PIPE Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, (iii) any party to the Transaction Agreement (other than Issuer and SPAC), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Issuer, SPAC, the Company or any other party to the Transaction Agreement (other than Issuer and SPAC) shall be liable (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, or have any liability or obligation, to the Investor or any person claiming through the Investor, related to the private placement of the Subscription Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscription Shares.

13. Press Releases. SPAC shall on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the Transaction and any other material, non-public information that Issuer or SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of Issuer and SPAC, the Investor shall not be in possession of any material, non-public information received from Issuer or SPAC or any of its officers, directors or employees, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Issuer, SPAC, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated hereby. All Disclosure Documents, press releases or other public communications relating to the transactions contemplated by this Subscription Agreement, and the method of the release for publication thereof, shall be subject to the prior written approval of (i) SPAC, and (ii) to the extent such

Disclosure Documents, press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor, which approval shall not be unreasonably withheld or conditioned; provided that none of Issuer, SPAC or the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable parties shall use its commercially reasonable efforts to consult with the other party in advance of such disclosure as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer or SPAC, to:

Allwyn Entertainment AG

c/o SAZKA Entertainment AG, Weinmarkt 9

6004 Lucerne

Switzerland

Attention:    Chief Operating Officer, SAZKA Entertainment AG

Email:          Jan.Matuska@sazkaent.com

Cohn Robbins Holdings Corp.
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Email:	charles@cohnrobbins.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June Dipchand
Shana Elberg
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com
Shana.Elberg@skadden.com

and

SAZKA Entertainment AG
Weinmarkt 9
6004 Lucerne
Switzerland
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	Pascal.Genoud@allwynent.com
Katarina.Kohlmayer@kkcg.com
Jonathan.Handyside@allwenyent.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Peter S. Seligson
Email:	peter.seligson@kirkland.com

or to such other address or addresses for a party as such party may from time to time designate in writing by notice to the other parties. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Subscription Shares are to be registered (if different):	Date: , 2022

Investor’s EIN:

Entity Type (e.g., corporation, partnership, trust, etc.):

Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Subscription Shares to be purchased: [●] (the “Base Shares”) multiplied by the Class B Exchange Ratio

Aggregate Subscription Amount: $	Per Base Share Subscription Price: $10.00

You must pay the Subscription Amount by wire transfer of U.S. dollars in immediately available funds to the Escrow Account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

Allwyn Entertainment AG

By:
Name:
Title:

By:
Name:
Title:

Date: , 2022

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.

Cohn Robbins Holdings Corp.

By:
Name: Clifton S. Robbins
Title: Co-Chairman

Date: , 2022

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B. ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. You have indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to you and under which you accordingly qualify as an “accredited investor.”

☐	Any bank or any savings and loan association, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506 under the Securities Act; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement

[Schedule A to Subscription Agreement]

Annex H

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 20, 2022, by and between Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“SPAC”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) with registered office at c/o SAZKA Entertainment AG, Weinmarkt 9, 6004 Lucerne, Switzerland and registered in the commercial register Lucerne under registration number CHE- 157.119.805 (“Issuer”) and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SPAC, Issuer, Allwyn US Holdco LLC, a Delaware limited liability company and a wholly owned subsidiary of Issuer (the “Intermediate HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Intermediate HoldCo (“Merger Sub”), and SAZKA Entertainment AG (the “Company”), pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger (the “Company Merger”) and, after giving effect to such merger, becoming a direct or indirect wholly owned subsidiary of Issuer and, as a result of such merger, the shareholders of SPAC will be entitled to receive the Class B Ordinary Shares (as defined below) and (ii) following consummation of the Company Merger, KKCG AG, a Swiss stock corporation and the majority shareholder of the Company, will exchange its shares in the capital of the Company for a combination of cash, Class A Ordinary Shares (defined below) and Class B Ordinary Shares (defined below), following which the Company shall become a wholly-owned subsidiary of the Issuer, on the terms and subject to the conditions therein (all of the foregoing, the “Transaction”);

WHEREAS, upon Closing, the Issuer will have issued two classes of ordinary shares: the Class A ordinary shares, nominal value CHF 0.01 per share (the “Class A Ordinary Shares”), and the Class B ordinary shares, nominal value CHF 0.04 per share (the “Class B Ordinary Shares” or the “Shares”). The Class A Ordinary Shares and the Class B Ordinary Shares are each entitled to one vote per share, however, owing to the differences in nominal value, holders of Class A Ordinary Shares will have four times as many shares for a given economic holding in Issuer than the holders of the Class B Ordinary Shares. As a consequence, the holders of the Class A Ordinary Shares will have four times the voting power of the Class B Ordinary Shares. Upon completion of the Transaction, the Class B Ordinary Shares will be listed for trading upon the New York Stock Exchange and the Class A Ordinary Shares will not be listed;

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, substantially concurrently with the Company Merger and closing of the Transaction, Class B Ordinary Shares in a private placement for a purchase price of $10.00 per share (the “Per Base Share Subscription Price”);

WHEREAS, in connection with the SPAC merging with and into Merger Sub, the Issuer will issue a number of Class B Ordinary Shares to an exchange agent (the “Exchange Agent”);

WHEREAS, subject to the terms and conditions of this Subscription Agreement, the Investor desires to acquire from Issuer in exchange for a cash contribution, and Issuer desires to provide to the Investor, the number of Shares (the “Subscription Shares”) equal to (x) the number of Base Shares (as defined and set forth on the signature page of this Subscription Agreement) multiplied by (y) 1.08;

WHEREAS, the aggregate purchase price to be paid and contributed by the Investor for the Subscription Shares is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer and SPAC are entering into separate subscription agreements for Shares with certain other investors (other than the Investor, the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) with an aggregate purchase price of $353.0 million (inclusive of the Subscription Amount) (together with the investment pursuant to this Agreement, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, Issuer and SPAC acknowledges and agrees as follows:

1. Subscription and Contribution to Reserves. Subject to the terms and conditions of this Subscription Agreement, the Investor hereby irrevocably agrees to acquire from Issuer, and Issuer hereby agrees to issue and provide to the Investor, directly or indirectly through the Exchange Agent, the Subscription Shares. As consideration, and subject to the terms and conditions of this Subscription Agreement, the Investor undertakes to make an equity contribution of the Subscription Amount into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of the Issuer.

2. Closing.

(a) Subject to the terms and conditions of this Subscription Agreement, the closing of the acquisition of the Subscription Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and the Closing shall be conditioned upon the substantially concurrent consummation of the Transaction and the delivery prior to the Closing of certain Class B Ordinary Shares to the shareholders of the SPAC (the “Share Delivery”). Following delivery of written notice from (or on behalf of) Issuer to the Investor that specifies the number of Subscription Shares (the “Closing Notice”) that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and containing the wire instructions for delivery of the Subscription Amount to Issuer, the Investor shall deliver to the Issuer two (2) business days prior to the expected Closing Date (x) the Subscription Amount by wire transfer of U.S. dollars in immediately available funds to the Escrow Account (as defined below) specified by Issuer in the Closing Notice, to be held in such Escrow Account until the completion of the Share Delivery, and (y) a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 of the Investor. Subject to the Issuer receiving such deliverables from the Investor, the satisfaction or waiver of the conditions set forth in Section 3 below and the substantially concurrent consummation of the Transaction:

(i) On or prior to the Closing Date, the Issuer shall hold an extraordinary shareholders’ meeting in the presence of a notary and such extraordinary shareholders’ meeting will, inter alia, resolve on an increase of the Issuer’s nominal share capital in the amount as necessary to complete the Transaction and to issue, among other things, the Subscription Shares at nominal value to the Exchange Agent against contribution of shares of Intermediate HoldCo (the “Capital Increase”), whereby all statutory pre-emptive rights to which the shareholders of the Issuer are entitled under Swiss law or the Issuer’s articles of association will be excluded or waived; and

(ii) On or prior to the Closing Date, the board of directors of the Issuer will (A) issue the report on the Capital Increase (Kapitalerhöhungsbericht) in accordance with Swiss law (article 652e CO), (B) resolve in the form of a duly notarized deed on the Capital Increase as set forth in article 652g CO and make all amendments to the articles of association of the Issuer necessary in connection with the Capital Increase (Feststellungs- und Statutenänderungsbeschluss), and (C) promptly thereafter, and on the date of the Capital Increase, file the documents necessary for the registration of the Capital Increase with the Commercial Register of the Canton of Lucerne.

(b) As soon as the Capital Increase is registered with the Commercial Register of the Canton of Lucerne, the Issuer shall take all steps reasonably necessary to ensure that the Subscription Shares will be issued to the Exchange Agent, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and subsequently cause the Subscription Shares to be registered in uncertificated form in the name of the Exchange Agent on Issuer’s book of uncertificated securities (Wertrechtebuch) and share register and, upon the Investor’s request, shall provide to the Investor following the Closing, evidence of such issuance in the form of a certified excerpt of the journal entry or the certified excerpt from the Commercial Register of the Canton of Lucerne evidencing the Capital Increase.

(c) As soon as the (i) the preceding step and (ii) the Share Delivery is completed, the Issuer shall cause the Subscription Shares (or securities entitlements in the Subscription Shares) to be transferred by the Exchange Agent to the Investor (or its nominee in accordance with the Investor’s delivery instructions), free and clear of any liens or other restrictions (other than those arising under applicable securities laws)). Such transfer shall occur by way of written assignment, in which case the Issuer shall record such transfer in the Issuer’s share register (and the Issuer shall, upon the Investor’s request, provide to the Investor following the Closing, evidence of such registration in the form of a written confirmation).

(d) In the event that the Closing does not occur because the Transaction is not consummated for any reason on the expected Closing Date, the Issuer shall promptly (but not later than two (2) business days thereafter) cause the Exchange Agent to (i) release the Subscription Amount from the Escrow Account and (ii) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement and the Investor shall remain obligated (i) to redeliver funds to the Escrow Account following Issuer’s delivery to the Investor of a new Closing Notice in accordance with Section 2(a), and (ii) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction in accordance with Section 2(a).

3. Closing Conditions. The obligation of the parties hereto to consummate the acquisition and disposal of the Subscription Shares pursuant to this Subscription Agreement is subject to the following conditions:

(a) no suspension of the qualification of the Subscription Shares for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Subscription Shares on the stock exchange or initiation of any proceedings for any of such purposes, shall have occurred, and the Subscription Shares shall have been approved for listing on the stock exchange, subject to official notice of issuance;

(b) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Closing illegal or otherwise restraining or prohibiting the Closing;

(c) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been or are reasonably expected to be satisfied or waived by the party who is the beneficiary of such condition(s) in the Transaction Agreement (for the avoidance of doubt, the Investor shall have no right to refuse to perform its obligations hereunder: (x) if those conditions that by their nature may only be satisfied at the closing of the Transaction have not been satisfied prior to the Closing, but subject to the satisfaction of such conditions as of the Closing or (y) if the conditions set forth in Section 10.3(c) of the Transaction Agreement is waived in accordance therewith); and

(d) the Share Delivery shall have been completed; and

(e) solely with respect to Issuer’s and SPAC’s obligation to close (which may be waived by Issuer with the consent of SPAC (such consent not to be unreasonably conditioned, withheld or delayed)):

(i) the representations and warranties made by the Investor in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Investor Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect, in each case without giving effect to the consummation of the Transaction; and

(ii) Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(f) solely with respect to the Investor’s obligation to close (which may be waived by Investor):

(i) the representations and warranties made by Issuer in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer/SPAC Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect, in each case without giving effect to the consummation of the Transaction; and

(ii) Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

4. Further Assurances.

(a) SPAC shall open an escrow account prior to delivering the Closing Notice (the “Escrow Account”). The parties acknowledge and agree that for U.S. federal income tax purposes, Investor shall be deemed to be the owner of the funds transferred by Investor to any such Escrow Account unless and until such funds are disbursed to Issuer in accordance with the terms of this Subscription Agreement, which disbursement shall occur, for the avoidance of doubt, immediately following the Share Delivery.

(b) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Issuer and SPAC Representations and Warranties. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and Issuer, with respect only to the representations and warranties set forth below relating to Issuer, represents and warrants to the Investor that:

(a) SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, Issuer will be a stock corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland, with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) When issued pursuant to this Subscription Agreement, the Subscription Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscription Shares will be validly issued, fully paid, free and clear of all liens or other encumbrances (other than those arising under the articles of association of the Issuer, applicable securities laws or any liens or encumbrances resulting from actions by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s organizational documents (as in effect at such time of issuance) or under the laws of Switzerland.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Issuer and SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a legal, valid and binding obligation of Issuer and SPAC, enforceable against Issuer and SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the Investor’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement, including the issuance and disposal of the Subscription Shares pursuant to this Subscription Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer, SPAC or any of their respective subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer, SPAC or any of their respective subsidiaries is a party or by which Issuer, SPAC or any of their respective subsidiaries are bound or to which any of the property or assets of Issuer or SPAC are subject that would reasonably be expected to have a material adverse effect on the ability of Issuer to consummate the issuance and disposal of the Subscription Shares or the validity of the Subscription Shares (an “Issuer/SPAC Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Issuer or SPAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or SPAC or any of their respective properties that would reasonably be expected to have an Issuer/SPAC Material Adverse Effect.

(e) As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports, registration statements, proxy statements, schedules, prospectuses, and other documents filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC” and, such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder as of the date of such filing (as amended, as applicable). The SEC Reports include all reports, registration statements, proxy statements, schedules, prospectuses, and other documents required to have been filed by SPAC. None of the SEC Reports included, when filed or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that SPAC makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by Issuer and/or SPAC with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by SPAC from the SEC with respect to any of the SEC Reports. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. Notwithstanding the foregoing, none of the representations and warranties of either SPAC or Issuer set forth herein shall apply to any statement or information in the SEC Reports or in any filing made by Issuer in connection with the Transaction that relates to changes to historical accounting policies of SPAC in connection with any order, directive, guideline, comment or recommendation from the SEC or SPAC’s auditor or accountant that is applicable to SPAC (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of SPAC’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by SPAC or Issuer.

(f) Neither Issuer nor SPAC is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Subscription Shares pursuant to this Subscription Agreement, other than (i) the filing of the Capital Increase with the Commercial Register of the Canton of Lucerne, (ii) filings with the SEC, (iii) in connection with or as a result of the SEC Guidance, (iv) filings required by applicable state securities laws, (v) the filings required in accordance with Section 13 of this Subscription Agreement, (vi) filings required by the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market, as applicable, including with respect to obtaining approval of Issuer’s and/or SPAC’s shareholders, as applicable, (vi) filings required to be made by the Issuer in connection with the Transaction and (vii) any consent, waiver, authorization, order, notice or registration the failure of which to obtain, give or make, as applicable, would not be reasonably be expected to have, individually or in the aggregate, an Issuer/SPAC Material Adverse Effect.

(g) As of the date hereof, the authorized share capital of SPAC consists of 500,000,000 shares of Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), 50,000,000 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), and 5,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 82,800,000 Class A Shares (including those underlying SPAC’s units), 20,700,000 Class B Shares and no Preferred Shares were issued and outstanding; and (ii) 39,973,333 warrants, each exercisable to purchase one (1) Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 27,600,000 public warrants (including those underlying SPAC’s units) and 12,373,333 private placement warrants. No Warrants are exercisable on or prior to the Closing.

(h) Each of Issuer and SPAC is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect. As of the date hereof, neither Issuer nor SPAC has received any written communication from a governmental authority that alleges that Issuer or SPAC, as applicable, is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer/SPAC Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters or communications arise from or relate to the SEC Guidance and, in such case, such matters or communications shall not constitute a breach of any representation or warranty by Issuer or SPAC.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and disposal of the Subscription Shares by Issuer to the Investor.

(j) None of Issuer, SPAC or any person acting on their behalf has offered or sold the Subscription Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(k) As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed or the SEC with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed, excluding, for the purposes of clarity, the customary ongoing review by the NYSE or such other applicable stock exchange on which SPAC’s or its successor’s common stock is then listed in connection with the Transaction.

(l) Except for such matters as have not had and would not reasonably be expected to have an Issuer/SPAC Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of Issuer and SPAC, as applicable, threatened in writing against Issuer or SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against Issuer or SPAC. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance and, in such case, such matters shall not constitute a breach of any representation or warranty by Issuer or SPAC.

(m) Neither Issuer nor SPAC is under any obligation to pay any broker’s fee or commission in connection with the offer and sale of the Subscription Shares other than to Citigroup Global Markets Inc. and PJT Partners LP in their capacities as placement agents for the offer and sale of the Subscription Shares (in such capacities, the “Placement Agents”). Neither Issuer nor SPAC has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person (including the Placement Agents) to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.

(n) [Reserved].

(o) Issuer is not, and immediately after receipt of payment for the Shares will not be, and “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. Investor Representations and Warranties. The Investor represents and warrants to Issuer and SPAC that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring all of the Subscription Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Subscription Shares as a fiduciary or agent for one or more investment accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Subscription Shares for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the laws of any jurisdiction (and shall provide the requested information set forth on Schedule A). Investor is either (a) an entity not formed for the specific purpose of acquiring the Subscription Shares or (b) a wholly owned subsidiary of an entity not formed for the specific purpose of acquiring the Subscription Shares.

(b) The Investor acknowledges and agrees that the Subscription Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscription Shares have not been registered under the Securities Act and that Issuer is not required to register the Subscription Shares except as set forth in Section 8 of this Subscription Agreement. The Investor acknowledges and agrees that the Subscription Shares may not be offered, resold, transferred or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Subscription Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscription Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscription Shares and may be required to bear the financial risk of an investment in the Subscription Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subscription Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) under the Securities Act will apply to the Subscription Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscription Shares.

(c) Assuming the accuracy of Issuer’s and SPAC’s representations and warranties in Section 5, the consummation of the transactions contemplated pursuant to this Subscription Agreement, including the Transaction, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect.

(d) The Investor acknowledges and agrees that the book-entry position representing the Subscription Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with Section 8(h) hereof):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(e) The Investor acknowledges and agrees that the Investor is purchasing the Subscription Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, SPAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer and SPAC expressly set forth in Section 5 of this Subscription Agreement.

(f) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction and such information as the Investor deems necessary in order to make an investment decision with respect to the Subscription Shares, including, with respect to Issuer and SPAC, such information regarding the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers from the Company directly and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscription Shares. The Investor has conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as

Investor has deemed appropriate and without reliance upon the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives, the Investor has independently made its own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of Issuer and SPAC expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Transaction, the Subscription Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(g) The Investor became aware of this offering of the Subscription Shares solely by means of direct contact between the Investor and Issuer, SPAC, the Company or a representative of Issuer, SPAC or the Company and the Subscription Shares were offered to the Investor solely by direct contact between the Investor and Issuer, SPAC, the Company or a representative of Issuer, SPAC or the Company. The Investor did not become aware of this offering of the Subscription Shares, nor were the Subscription Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscription Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or the securities laws of any other applicable jurisdiction. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation concerning Issuer, SPAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscription Shares or the offer and sale of the Subscription Shares (including, without limitation, by the Issuer, SPAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer and SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer or SPAC. Moreover, the Investor acknowledges that PJT Partners LP is acting as a Placement Agent to the Issuer and PJT Partners (UK) Limited, an affiliate of PJT Partners LP, is acting as financial advisor to the Company in connection with the Transaction.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscription Shares, including those set forth in Issuer’s and SPAC’s filings with the SEC, if any. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscription Shares, and, without limiting the representations and warranties of Issuer and SPAC in Section 5, the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of SPAC, Issuer or the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(i) Investor has adequately analyzed and fully considered the risks of an investment in the Subscription Shares and determined that the Subscription Shares or an investment therein (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, and (iii) are suitable investment for it. The Investor is able to bear the economic risk of a total loss of the Investor’s investment in the Subscription Shares. The Investor acknowledges specifically that a possibility of total loss exists.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscription Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer and SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is, or for the past five (5) years has been, (i) a person, government, or governmental entity that is the target of economic or financial sanctions requirements, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person listed on any list of sanctioned persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable; (B) a person organized, incorporated, established, located, or resident in Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to comprehensive Sanctions; (C) any person directly or indirectly owned or controlled by any person or persons described in the foregoing clauses (A) and (B); (ii) a Designated National, as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (together with (i) and (ii), a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions, and that for the past five years, the Investor has been in compliance with applicable Sanctions and the BSA/PATRIOT Act, as applicable. The Investor further represents that it has no knowledge or reason to know that the funds held by the Investor and used to purchase the Subscription Shares were illegally derived or obtained, directly or indirectly, from a Prohibited Investor, in violation of Sanctions or the BSA/PATRIOT Act. The Investor further represents that for the past five years, the Investor has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to the Investor’s knowledge, threatened) civil, criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.

(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) it has not relied on Issuer, SPAC or any of its affiliates for investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscription Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Subscription Shares; and (B) its purchase of the Subscription Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o) The Investor acknowledges that no disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Subscription Shares.

(p) The Investor acknowledges that neither the Placement Agents nor any of their affiliates, control persons, officers, directors, employees, agents or representatives, has made any independent investigation with respect to Issuer, SPAC, the Company or their subsidiaries or any of their respective businesses, or the Subscription Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer, SPAC or the Company.

(q) The Investor hereby acknowledges that in connection with the issuance and purchase of the Subscription Shares, the Placement Agents are acting solely as SPAC’s placement agents and the Placement Agents have not acted and are not acting as underwriters or in any other capacity and are not and shall not be construed as advisors or fiduciaries for the Investor or any other person or entity in connection with the Transaction. Neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, agents or representatives has made and none of the Placement Agents or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives will make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction (except as provided above in subsection (g) in respect of PJT Partners (UK) Limited), and neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, agents or representatives will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction.

(r) The Investor acknowledges that (i) the Placement Agents, and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company, Issuer and SPAC that is not known to the Investor and that may be material to a decision to purchase the Subscription Shares, (ii) the Investor has determined to purchase the Subscription Shares notwithstanding its lack of knowledge of such information, and (iii) neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Investor, and the Investor hereby to the extent permitted by law waives and releases any claims it may have against the Placement Agents and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(s) The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(t) The Investor agrees that the Placement Agents shall not be liable to the Investor (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by the Placement Agents in connection with the offering of the Subscription Shares. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements (“Losses”) related to the offering of the Subscription Shares, other than any Losses that are finally judicially determined to have resulted from the gross negligence or willful misconduct of one or more Placement Agents. The Investor agrees not to commence any litigation or bring any claim against the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the offering of the Subscription Shares. This undertaking by the Investor is given freely and after obtaining independent legal advice.

(u) When required to deliver payment to Issuer pursuant to Section 2 above, the Investor will have, sufficient funds to pay the Subscription Amount and consummate the contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of the Issuer and the acquisition and disposal of the Subscription Shares pursuant to this Subscription Agreement.

(v) The Investor acknowledges that any restatement, revision or other modification of the SEC Reports relating to or arising from the SEC Guidance shall be deemed not material for purposes of this Subscription Agreement.

7. No Hedging. The Investor hereby agrees that neither it, its controlled affiliates, nor any person or entity acting on its or its controlled affiliates’ behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Subscription Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management or that share an investment advisor with the Investor (including the Investor’s controlled affiliates and/or affiliates) from entering into any such short sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representation and limitation set forth above in this Section 7 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 7 shall not apply to any sale or hedging transaction (including the exercise of any redemption right) of securities of the Issuer (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement.

8. Registration Rights. The Issuer and Investor hereby acknowledge and agree that the Subscription Shares shall be treated as “Registrable Securities” under the Registration Rights Agreement (as defined in the Transaction Agreement).

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earlier to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms or (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (y) if the conditions to closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing (provided, that the right to terminate this Subscription Agreement pursuant to this clause (y) shall not be available to the Investor if the Investor’s or its assignee’s willfully breach any of its covenants or obligations under this Subscription Agreement, or if the SPAC’s or its affiliates’ willfully breach their respective covenants or obligations under the Transaction Agreement or the agreements contemplated thereby, either individually or in the aggregate, and such willful breach causes the failure of the consummation of the Transaction); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer or SPAC shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to the Escrow Account or SPAC in connection herewith shall be promptly (and in any event within two (2) business days after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s final prospectus relating to its initial public offering (the “IPO Prospectus”) available at www..sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriter(s) of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of the Class A Ordinary Shares of SPAC acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Upon written notice to Issuer and SPAC, this Subscription Agreement and any or all rights that may accrue to the Investor hereunder may be transferred or assigned to any member of Investor, any general or limited partner of Investor, any fund or account managed by the same investment manager as the Investor, any direct or indirect partners, members or equity holders of the Investor, or any Affiliates of the foregoing, subject to such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or, if such transfer or assignment is prior to Closing, either a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Subscription Shares contemplated hereby. “Affiliates” for the purpose of this Section 10(a) means persons directly or indirectly controlling, controlled by or under direct or indirect common control with, such person. Neither this Subscription Agreement nor any rights that may accrue to Issuer and SPAC hereunder or any of Issuer’s and SPAC’s obligations hereunder may be transferred or assigned other than pursuant to the Transaction.

(b) Issuer and SPAC may reasonably request from the Investor such additional information as Issuer and SPAC may deem necessary to evaluate the eligibility of the Investor to acquire the Subscription Shares and in connection with the inclusion of the Subscription Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Issuer and SPAC agree to keep any such information provided by Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that Issuer or SPAC may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer or SPAC.

(c) The Investor acknowledges that (i) Issuer and SPAC will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agents will rely on, and are third party beneficiaries of the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 6, this Section 11 and Section 12 of this Subscription Agreement (on their own behalf and not, for the avoidance of doubt, on behalf of SPAC, Issuer or the Company). Prior to the Closing, each party agrees to promptly notify the other party and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of such party set forth herein are, to their knowledge, no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of Subscription Shares from Issuer or SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d) Issuer, SPAC, the Company, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f) This Subscription Agreement (including Schedule A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, other than the Registration Rights Agreement and any other agreements entered or to be entered into in connection with the Transaction, with respect to the subject matter hereof. Except as set forth in Section 8(d), Section 11(c), Section 11(d) and Section 12 with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns; provided that the Company is an express third-party beneficiary of this Subscription Agreement and shall be entitled to seek specific enforcement of the provisions hereof against the Investor or in the event of a breach of this Subscription Agreement by Investor to seek a damages recovery. No express acknowledgement by the Company of the third-party beneficiary rights conferred hereby shall be required in order for such rights to accrue to or be enforceable by the Company.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf or by DocuSign or similar electronic signature) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(k) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

(n) The obligations of the Investor and each Other Investor in connection with the PIPE Investment are several and not joint, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor in connection with the PIPE Investment. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or any Other Investor, as applicable, pursuant hereto or thereto, shall be deemed to constitute the Investor and any Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

(o) For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, United States or Zurich, Switzerland are authorized or required by law to close.

(p) For U.S. federal income tax purposes, the PIPE Investment taken together with the Company Merger is intended to qualify as a tax-deferred exchange under Section 351(a) of the Code and the Investor, the Issuer, the SPAC and the Company agree not to take any position for tax purposes inconsistent with such intended tax treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(q) If any Other Subscription Agreement is amended, modified or waived after the date hereof to provide more advantageous economic terms to an Other Investor than those set forth in such Other Subscription Agreement on the date hereof, than the difference between (i) the economic terms of such amendment and (ii) the original economic terms of such Other Subscription Agreement shall be provided to Investor hereunder.

(r) If the Issuer, the SPAC or any of their affiliates enter into any side letter or similar agreement with any public shareholder of Class A Shares for the primary purpose of providing consideration in exchange for an agreement by such public shareholder to not redeem its Class A Shares in connection with the consummation of the Transaction, such consideration shall also be provided to the Investor hereunder.

(s) If any other agreement providing for an investment with respect to equity or equity-linked securities of the Issuer, the SPAC or any of their affiliates is entered into after the date hereof that provides more advantageous economic terms than this Subscription Agreement, the same economic benefits and consideration of such other investment shall be provided to Investor hereunder.

(t) If (a) the Transaction Agreement is amended, modified or waived in a way that provides additional consideration or economic benefits to any holder of Class A Shares and (b) the Issuer has less than $50,000,000 in commitments from Other Investors (not counting commitments from the Investor or Other Investors that are existing directors, officers or equityholders of SPAC or Cohn Robbins Sponsor LLC), the same economic benefits and consideration provided to any holder of Class A Shares pursuant to clause (a) shall be provided to the Investor hereunder.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, SPAC, the Placement Agents or the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer and SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer or SPAC. The Investor acknowledges and agrees that none of (i) any Other Investor under any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, (iii) any party to the Transaction Agreement (other than Issuer and SPAC), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Issuer, SPAC, the Company or any other party to the Transaction Agreement (other than Issuer and SPAC) shall be liable (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, or have any liability or obligation, to the Investor or any person claiming through the Investor, related to the private placement of the Subscription Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscription Shares.

13. Press Releases. SPAC shall on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the Transaction and any other material, non-public information that Issuer or SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of Issuer and SPAC, the Investor shall not be in possession of any material, non-public information received from Issuer or SPAC or any of its officers, directors or employees, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Issuer, SPAC, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated hereby. All Disclosure Documents, press releases or other public communications relating to the transactions contemplated by this Subscription Agreement, and the method of the release for publication thereof, shall be subject to the prior written approval of (i) SPAC, and (ii) to the extent such Disclosure Documents, press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor, which approval shall not be unreasonably withheld or conditioned; provided that none of Issuer, SPAC or the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable parties shall use its commercially reasonable efforts to consult with the other party in advance of such disclosure as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer or SPAC, to:

Allwyn Entertainment AG

c/o SAZKA Entertainment AG, Weinmarkt 9

6004 Lucerne

Switzerland

Attention:     Chief Operating Officer, SAZKA Entertainment AG

Email:           Jan.Matuska@sazkaent.com

Cohn Robbins Holdings Corp.

1000 N. West Street

Wilmington, Delaware 19801

Attention:     Charles Kwon

Email:           charles@cohnrobbins.com.

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:     Howard L. Ellin

                     June Dipchand

                     Shana Elberg

Email:          howard.ellin@skadden.com

                      june.dipchand@skadden.com

                      Shana.Elberg@skadden.com

and

SAZKA Entertainment AG

Weinmarkt 9

6004 Lucerne

Switzerland

Attention:     Pascal Genoud

                     Katarina Kohlmayer

                     Jonathan Handyside

Email:          Pascal.Genoud@allwynent.com

                      Katarina.Kohlmayer@kkcg.com

                      Jonathan.Handyside@allwenyent.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:    Peter S. Seligson

Email:          peter.seligson@kirkland.com

or to such other address or addresses for a party as such party may from time to time designate in writing by notice to the other parties. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Subscription Shares are to be registered (if different):	Date: , 2022
Investor’s EIN: Entity Type (e.g., corporation, partnership, trust, etc.):

Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Subscription Shares to be purchased: [●] (the “Base Shares”) multiplied by 1.08

Aggregate Subscription Amount: $	Per Base Share Subscription Price: $10.00

You must pay the Subscription Amount by wire transfer of U.S. dollars in immediately available funds to the Escrow Account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

Allwyn Entertainment AG

By:
Name:
Title:

By:
Name:
Title:

Date:                 , 2022

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.

Cohn Robbins Holdings Corp.

By:	/s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Co-Chairman

Date:                 , 2022

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B. ACCREDITED INVESTOR STATUS

(Please	check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. You have indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to you and under which you accordingly qualify as an “accredited investor.”

☐	Any bank or any savings and loan association, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐

Any “family office,” as defined in rule 202(a)(11)(g)-1 under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506 under the Securities Act; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

These pages should be completed by the Investor

and constitute a part of the Subscription Agreement

Annex I

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [    ] 2022 between Allwyn Sub LLC (the “Surviving Company”) and Cohn Robbins Holdings Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Delaware limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the managers of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 20 January 2022 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3

The registered office of the Surviving Company is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808, United States of America and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the sole membership interest of the Surviving Company will be issued to Allwyn US Holdco LLC.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into other property, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Limited Liability Company Agreement of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Limited Liability Company Agreement of the Surviving Company immediately prior to the Merger shall be its Limited Liability Company Agreement after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each manager of the surviving company are:

12.1	Pavel Saroch of Weinmarkt 9 6004 Lucerne, Switzerland; and

12.2	Katarina Kohlmayer of Weinmarkt 9 6004 Lucerne, Switzerland.

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors or managers, as applicable, of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors and managers, as applicable, of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature pages follow)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by:	)

Duly authorised for	)

and on behalf of	)	Name:

Allwyn Sub LLC	)	Title: Manager

SIGNED by:	)

Duly authorised for	)

and on behalf of	)	Name:

Cohn Robbins Holdings Corp.	)	Title: Director

Annexure 1

Business Combination Agreement

Annexure 2

Limited Liability Company Agreement of the Surviving Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

The Proposed Articles of Association do not provide for indemnification of the existing and former members of the board of directors or the executive committee against liabilities arising in connection with the performance of their duties in such capacity. However, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers, the form of which has been filed as an exhibit to this proxy statement/prospectus.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†*	Business Combination Agreement, dated as of January 20, 2022, by and among Cohn Robbins Acquisition Corp, SAZKA Entertainment AG, Allwyn Entertainment AG, Allwyn US HoldCo LLC and Allwyn Sub LLC (included as Annex A to the proxy statement/prospectus).

2.3**	Form of Plan of Merger (included as Annex I to the proxy statement/prospectus).

3.1*	Amended and Restated Memorandum and Articles of Association of Cohn Robbins Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Cohn Robbins Acquisition Corp. on September 11, 2020).

3.2**	Proposed Form of Articles of Association of Swiss NewCo (included as Annex D to the proxy statement/prospectus).

3.3*	Proposed Form of Organizational Regulations of Swiss NewCo (included as Annex E in the proxy statement/prospectus).

4.1*	Warrant Agreement, dated as of September 11, 2020, between Continental Stock Transfer & Trust Company and Cohn Robbins Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cohn Robbins Acquisition Corp. on September 11, 2020).

5.1**	Opinion of Lenz & Staehelin, as to the validity of Swiss NewCo Shares.

5.2**	Opinion of Kirkland & Ellis LLP, as to the validity of Swiss NewCo Public Warrants.

8.1*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1*	Sponsor Agreement, dated as of January 20, 2022, by and among Cohn Robbins Sponsor LLC, Cohn Robbins Acquisition Corp., Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson, Kathryn A. Hall and SAZKA Entertainment AG (included as Annex C to the proxy statement/prospectus).

Exhibit Number	Description

10.2*	Sponsor Support Agreement, dated as of January 20, 2022, by and among Cohn Robbins Sponsor LLC, Cohn Robbins Acquisition Corp., Swiss NewCo, Clifton S. Robbins, Gary D. Cohn, Charles S. Kwon, Anne Sheehan, C. Robert Kidder, Alexander T. Robertson, Kathryn A. Hall and SAZKA Entertainment AG (included as Annex B to the proxy statement/prospectus).

10.3*	Form of Third-Party PIPE Subscription Agreement (included as Annex G to the proxy statement/prospectus).

10.4*	Form of Insider Subscription Agreement (included as Annex H to the proxy statement/prospectus).

10.5*	Shareholder Support Agreement, dated as of January 20, 2022, by and among Cohn Robbins Acquisition Corp., SAZKA Entertainment AG, Swiss NewCo and KKCG AG (included as Annex F to the proxy statement/prospectus).

10.6*	Form of Registration Rights Agreement, by and among Swiss NewCo and certain individuals and entities to be party thereto.

10.7*	Form of Relationship Agreement, by and among Swiss NewCo and certain individuals and entities to be party thereto.

10.8*	Indenture, dated as of November 15, 2019, between Sazka Group a.s., as the Issuer (the “Issuer”), Lucid Trustee Services Limited, as Trustee (the “Trustee”), the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent, and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.9*	The First Supplemental Indenture, dated as of December 16, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of November 15, 2019, between the Issuer, the Trustee and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.10*	The Second Supplemental Indenture, dated as of December 23, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of November 15, 2019, between the Issuer, the Trustee and the guarantors party thereto, related to the Issuer’s €300,000,000 4 1/8% Senior Notes due 2024.

10.11*	Indenture, dated as of February 5, 2020, between Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”), the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.12*	The First Supplemental Indenture, dated as of December 16, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.13*	The Second Supplemental Indenture, dated as of December 23, 2020, among the guarantors party thereto, Sazka Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

Exhibit Number	Description

10.14*	The Third Supplemental Indenture, dated as of February 9, 2022, among the guarantors party thereto, SAZKA Group a.s., as the Issuer (the “Issuer”), and Lucid Trustee Services Limited, as Trustee (the “Trustee”) to that certain indenture, dated as of February 5, 2020, between the Issuer, the Trustee, and the guarantors party thereto, related to the Issuer’s €300,000,000 3 7/8% Senior Notes due 2027.

10.15*	Indenture, dated as of February 9, 2022, between Allwyn Entertainment Financings (UK) plc, as the Issuer, Lucid Trustee Services Limited, as the Trustee and Security Agent, the Bank of New York Mellon, London Branch, as Principal Paying Agent and Calculation Agent, the Bank of New York Mellon SA/NV, Dublin Branch, as the Registrar and Transfer Agent and the guarantors party thereto related to the Issuer’s €400,000,000 Senior Secured Floating Rate Notes due 2028.

10.16*	SAZKA Group a.s. prospectus of fixed rate notes in the anticipated total nominal amount of CZK 5,000,000,000 with the possibility of increase of up to CZK 6,000,000,000 due 2024.

21.1*	List of subsidiaries of Swiss NewCo.

23.1**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Cohn Robbins Holdings Corp.

23.2**	Consent of PricewaterhouseCoopers Slovensko, s.r.o., independent registered accounting firm for SAZKA Entertainment AG.

23.3**	Consent of PwC Wirtschaftsprüfung GmbH, independent accountants for Casinos Austria AG.

23.4**	Consent of Lenz & Staehelin (included as part of Exhibit 5.1).

23.5**	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.2).

23.6*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Consent of Clifton S. Robbins to be named as a director.

99.2*	Consent of Lord Sebastian Coe to be named as a director.

99.3*	Consent of Roland Ruprecht to be named as a director.

99.4*	Form of Proxy.

107**	Filing Fee Table.

*	Previously filed.
**	Filed herewith.
†

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(d) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 22. Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to: (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lucerne, Switzerland on August 9, 2022.

Allwyn Entertainment AG

By:	/s/ Robert Chvátal
Name:	Robert Chvátal
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following on August 9, 2022.

Signature	Title	Date

/s/ Robert Chvátal	Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2022
Robert Chvátal

*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2022
Kenneth Morton

*	Director	August 9, 2022
Karel Komárek

*	Director	August 9, 2022
Pavel Šaroch

*	Director	August 9, 2022
Katarína Kohlmayer

*By:	/s/ Robert Chvátal
Robert Chvátal Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Allwyn Entertainment AG has signed this registration statement in the City of Newark, State of Delaware, on August 9, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi Managing Director